PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MAY 26, 2005)

                           [BANK OF AMERICA LOGO](TM)

                       BANC OF AMERICA FUNDING CORPORATION
                                    DEPOSITOR

                             WELLS FARGO BANK, N.A.
                                 MASTER SERVICER

                                  $417,577,610
                                  (APPROXIMATE)

                      BANC OF AMERICA FUNDING 2005-3 TRUST
                MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2005-3
         PRINCIPAL AND INTEREST PAYABLE MONTHLY, COMMENCING IN JUNE 2005

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YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE S-23 OF THIS
PROSPECTUS SUPPLEMENT.

None of the Offered Certificates, the Mortgage Certificates, the Mortgage Loans
or the Underlying Mortgage Loans are insured or guaranteed by any governmental agency or instrumentality or any other entity.

The Offered Certificates will represent interests in the Trust only and will not represent interests in or obligations of Banc of America Funding Corporation or any other entity.

THIS PROSPECTUS SUPPLEMENT MAY BE USED TO OFFER AND SELL THE OFFERED
CERTIFICATES ONLY IF ACCOMPANIED BY THE PROSPECTUS.

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THE TRUST WILL ISSUE--

o    Two groups consisting of thirty-eight classes of Senior Certificates.

o    Six classes of Subordinate Certificates all of which are subordinated to, and provide credit enhancement for, the Senior Certificates of Group 1.
     Each class of Subordinate Certificates is also subordinated to each class of Subordinate Certificates, if any, with a lower number.

The classes of Offered Certificates are listed under the heading "Offered
Certificates" in the table beginning on page S-5.

The yield to maturity of the interest only certificates and the principal only certificates will be particularly sensitive to the rate of principal payments on certain mortgage loans or underlying mortgage loans, as applicable. If you are purchasing principal only certificates you should consider the risk that a slower than anticipated rate of principal payments on such mortgage loans may result in an actual yield that is lower than your expected yield. If you are purchasing interest only certificates you should consider the risk that a faster than anticipated rate of principal payments on the mortgage loans or the underlying mortgage loans, as applicable, may result in an actual yield that is lower than your expected yield and could result in a loss of all or part of your initial investment.

THE WEIGHTED AVERAGE LIVES OF THE CLASS 1-A-5 CERTIFICATES, WHICH ARE SPECIAL
RETAIL CERTIFICATES THAT ARE ALSO COMPANION CERTIFICATES, WILL BE EXTREMELY
SENSITIVE TO THE RATE OF PRINCIPAL PAYMENTS ON THE MORTGAGE LOANS IN GROUP 1.

THE ASSETS OF THE TRUST WILL INCLUDE--

o    A pool of fixed-rate, conventional, fully amortizing, one- to four-family, residential first mortgage loans, substantially all of which have original terms to stated maturity of approximately 20 to 30 years.

o    All or a portion of three classes of previously-issued senior mortgage-backed certificates, each of which represents a senior interest in a separate pool of mortgage loans.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED THE OFFERED CERTIFICATES OR DETERMINED THAT THIS
PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IS ACCURATE OR COMPLETE. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Offered Certificates will be offered by Banc of America Securities LLC, as underwriter, at varying prices to be determined at the time of sale to investors. The Offered Certificates are expected to be delivered on or about May
27, 2005. Total proceeds to the Depositor for the Offered Certificates will be approximately 100.048% of the initial principal balance of the Offered
Certificates, plus accrued interest, if applicable, before deducting expenses payable by the Depositor.

                         BANC OF AMERICA SECURITIES LLC
                                  May 26, 2005

   Foreclosure and Delinquency Experience of Bank of America, National

   Compensation and Payment of Expenses of the Master Servicer, the

   Restrictions on Transfer of the Class 1-A-R and Class 1-A-LR

                                      S-2

   Yield Considerations with Respect to the Class B-2 and Class B-3

Appendix A: Global Clearance, Settlement and Tax Documentation Procedures
Appendix B: Mortgage Loan Data
Appendix C: Underlying Mortgage Loan Data
Appendix D: Underlying Prospectuses
Appendix E: Principal Balance Schedules
Appendix F: Underlying May 2005 Distribution Date Statements

                                      S-3

                  IMPORTANT NOTICE ABOUT INFORMATION PRESENTED
                IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS

     The Offered Certificates are described in two separate documents that progressively provide more detail: (i) the accompanying Prospectus, which provides general information, some of which may not apply to a particular series of Certificates such as your Certificates; and (ii) this Prospectus Supplement, including the appendices hereto, which describes the specific terms of your
Certificates.

     Cross-references are included in this Prospectus Supplement and the
Prospectus to captions in these materials where you can find additional information. Additional cross-references to captions in each underlying prospectus and prospectus supplement are included in this Prospectus Supplement to provide additional information relating to the Mortgage Certificates included in the Trust. The foregoing Table of Contents, the Table of Contents in the
Prospectus and the Tables of Contents in each underlying prospectus and prospectus supplement provide the locations of these captions.

     The Index of Significant Prospectus Supplement Definitions beginning on page S-115 of this Prospectus Supplement and the Index to Defined Terms beginning on page 94 of the Prospectus direct you to the locations of the definitions of capitalized terms used in each of the documents. Any capitalized terms that are not defined in this Prospectus Supplement and that do not have obvious meanings are defined in the Prospectus.

     Banc of America Funding Corporation's principal offices are located at 214
North Tryon Street, Charlotte, North Carolina 28255 and its phone number is
(704) 386-2400.

                                   ----------

     This Prospectus Supplement and the accompanying Prospectus contain forward-looking statements within the meaning of Section 27A of the Securities
Act of 1933, as amended. Specifically, forward-looking statements, together with related qualifying language and assumptions, are found in the material
(including tables) under the headings "Risk Factors" and "Prepayment and Yield
Considerations" and in the appendices. Forward-looking statements are also found in other places throughout this Prospectus Supplement and the Prospectus, and may be identified by, among other things, accompanying language such as
"expects," "intends," "anticipates," "estimates" or analogous expressions, or by qualifying language or assumptions. These statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results or performance to differ materially from the forward-looking statements.
These risks, uncertainties and other factors include, among others, general economic and business conditions, competition, changes in political, social and economic conditions, regulatory initiatives and compliance with governmental regulations, customer preference and various other matters, many of which are beyond the Depositor's control. These forward-looking statements speak only as of the date of this Prospectus Supplement. The Depositor expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements to reflect changes in the Depositor's expectations with regard to those statements or any change in events, conditions or circumstances on which any forward-looking statement is based.

                                      S-4

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                         THE SERIES 2005-3 CERTIFICATES



                                                                                                     INITIAL
                                                                                                    RATING OF
                                    PASS-                                                        CERTIFICATES(3)
                  INITIAL CLASS    THROUGH                                                   ----------------------
     CLASS          BALANCE(1)       RATE         PRINCIPAL TYPES(2)     INTEREST TYPES(2)   FITCH   MOODY'S    S&P
---------------   -------------    -------     -----------------------   -----------------   -----   -------   ----

 OFFERED CERTIFICATES
Class 1-A-1....   $19,723,000      5.500%     Senior, Companion         Fixed Rate            AAA      Aaa      AAA
Class 1-A-2....   $ 2,547,000      5.500%     Senior, Companion         Fixed Rate            AAA      Aaa      AAA
Class 1-A-3....   $ 2,703,000      5.500%     Senior, Companion         Fixed Rate            AAA      Aaa      AAA
Class 1-A-4....   $ 2,684,000      5.500%     Senior, Companion         Fixed Rate            AAA      Aaa      AAA
Class 1-A-5....   $ 2,000,000      5.500%     Senior, Companion         Fixed Rate            AAA      Aaa      AAA
Class 1-A-6....   $ 4,490,000           (4)   Senior, Companion         Floating Rate         AAA      Aaa      AAA
Class 1-A-7....   $ 2,694,000           (5)   Senior, Companion         Inverse Floating      AAA      Aaa      AAA
                                                                        Rate
Class 1-A-8....   $ 1,982,000      5.250%     Senior, Sequential Pay    Fixed Rate            AAA      Aaa      AAA
Class 1-A-9....   $ 3,018,000      5.250%     Senior, Sequential Pay    Fixed Rate            AAA      Aaa      AAA
Class 1-A-10...   $ 7,502,000      5.250%     Senior, Sequential Pay    Fixed Rate            AAA      Aaa      AAA
Class 1-A-11...              (6)   5.500%     Senior, Notional Amount   Fixed Rate,           AAA      Aaa      AAA
                                                                        Interest Only
Class 1-A-12...              (6)   5.500%     Senior, Notional Amount   Fixed Rate,           AAA      Aaa      AAA
                                                                        Interest Only
Class 1-A-13...   $12,149,000      5.500%     Super Senior, Lockout     Fixed Rate            AAA      Aaa      AAA
Class 1-A-14...                    5.500%     Super Senior Support,     Fixed Rate            AAA      Aa1      AAA
                  $   851,000                 Lockout
Class 1-A-15...   $50,328,000      5.500%     Senior, Sequential Pay    Fixed Rate            AAA      Aaa      AAA
Class 1-A-16...   $25,000,000      5.250%     Senior, Sequential Pay    Fixed Rate            AAA      Aaa      AAA
Class 1-A-17...   $ 3,125,000      7.500%     Senior, Sequential Pay    Fixed Rate            AAA      Aaa      AAA
Class 1-A-18...   $10,000,000      5.500%     Senior, Sequential Pay    Fixed Rate            AAA      Aaa      AAA
Class 1-A-19...   $ 5,000,000      5.750%     Senior, Sequential Pay    Fixed Rate            AAA      Aaa      AAA
Class 1-A-20...   $ 3,609,000      5.500%     Senior, Sequential Pay    Fixed Rate            AAA      Aaa      AAA
Class 1-A-21...                    5.500%     Senior, Planned           Fixed Rate            AAA      Aaa      AAA
                  $33,990,000                 Amortization
Class 1-A-22...                    5.000%     Senior, Planned           Fixed Rate            AAA      Aaa      AAA
                  $24,662,000                 Amortization
Class 1-A-23...                    5.500%     Senior, Planned           Fixed Rate            AAA      Aaa      AAA
                  $19,528,000                 Amortization
Class 1-A-24...                    5.500%     Senior, Planned           Fixed Rate            AAA      Aaa      AAA
                  $   982,000                 Amortization
Class 1-A-25...   $ 6,780,000      5.500%     Senior, Scheduled         Fixed Rate            AAA      Aaa      AAA
                                              Amortization
Class 1-A-R....   $        50      5.500%     Senior, Sequential Pay    Fixed Rate            AAA      None     AAA
Class 1-A-LR...   $        50      5.500%     Senior, Sequential Pay    Fixed Rate            AAA      None     AAA
Class 30-IO....              (6)   5.500%     Senior, Notional Amount   Fixed Rate,           AAA      Aaa      AAA
                                                                        Interest Only
Class 30-PO....   $ 1,290,510           (7)   Senior, Ratio Strip       Principal Only        AAA      Aaa      AAA
Class 2-A-1....                    4.500%     Senior, Planned           Fixed Rate            AAA      None    None
                  $14,833,000                 Amortization
Class 2-A-2....   $ 3,399,500      4.500%     Senior, Scheduled         Fixed Rate            AAA      None    None
                                              Amortization
Class 2-A-3....                    5.500%     Senior, Planned           Fixed Rate            AAA      None    None
                  $33,580,000                 Amortization
Class 2-A-4....                    5.500%     Senior, Planned           Fixed Rate            AAA      None    None
                  $21,117,500                 Amortization
Class 2-A-5....   $63,653,730           (8)   Senior, Companion         Floating Rate         AAA      None    None
Class 2-A-6....   $25,643,170           (9)   Super Senior, Companion   Inverse Floating      AAA      None    None
                                                                        Rate
Class 2-A-7....   $ 1,637,000           (9)   Super Senior Support,     Inverse Floating      AAA      None    None
                                              Companion                 Rate
Class 2-A-8....              (10)  5.500%     Senior, Notional Amount   Fixed Rate,           AAA      None    None
                                                                        Interest Only
Class A-1/2....              (11)       (12)  Senior, Component         Variable Rate         AAA      None    None
Class B-1......   $ 4,726,000      5.500%     Subordinated              Fixed Rate            None     None     AA
Class B-2......   $ 1,533,000      5.500%     Subordinated              Fixed Rate            None     None      A
Class B-3......   $   767,000      5.500%     Subordinated              Fixed Rate            None     None     BBB

COMPONENTS
1-A-1/2........   $    25,025      5.500%     Companion                 Fixed Rate            N/A      N/A      N/A
2-A-1/2........   $    25,075      5.250%     Companion                 Fixed Rate            N/A      N/A      N/A

NON-OFFERED CERTI FICATES
Class B-4......   $   766,000      5.500%     Subordinated              Fixed Rate            None     None     BB
Class B-5......   $   639,000      5.500%     Subordinated              Fixed Rate            None     None      B
Class B-6......   $   383,403      5.500%     Subordinated              Fixed Rate            None     None    None


----------
(1)  Approximate. The initial class balance of the Offered Certificates may vary by a total of plus or minus 5%.

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                                      S-5

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(2)  See "Description of the Certificates--Categories of Classes of
     Certificates" in the Prospectus for a description of these principal and interest types and see "Description of the Certificates--Distributions on
     the Group 1 Certificates--Priority of Distributions" and "--Allocation of
     Losses to the Group 1 Certificates" in this Prospectus Supplement for a description of the effects of subordination.

(3)  See "Certificate Ratings" in this Prospectus Supplement.

(4)  During the initial Interest Accrual Period, interest will accrue on the
     Class 1-A-6 Certificates at the rate of 4.190% per annum. During each
     Interest Accrual Period thereafter, interest will accrue on the Class 1-A-6
     Certificates at a per annum rate equal to (i) 1.100% plus (ii) the arithmetic mean of the London interbank offered rate quotations for one-month U.S. dollar deposits ("LIBOR") determined monthly as set forth in this Prospectus Supplement, subject to a minimum rate of 1.100% and a maximum rate of 7.000%. See "Description of the Certificates--LIBOR" and
     "--Distributions on the Group 1 Certificates--Interest" in this Prospectus
     Supplement.

(5)  During the initial Interest Accrual Period, interest will accrue on the
     Class 1-A-7 Certificates at the rate of 7.68333332% per annum. During each
     Interest Accrual Period thereafter, interest will accrue on the Class 1-A-7
     Certificates at a per annum rate equal to (i) 12.83333333% minus (ii) the product of 1.66666667 and LIBOR determined monthly as set forth in this
     Prospectus Supplement, subject to a minimum rate of 3.000% and a maximum rate of 12.83333333%. See "Description of the Certificates--LIBOR" and
     "--Distributions on the Group 1 Certificates--Interest" in this Prospectus
     Supplement.

(6)  The Class 1-A-11, Class 1-A-12 and Class 30-IO Certificates are Interest
     Only Certificates, have no class balance and will bear interest on their notional amounts (initially approximately $341,000, $2,242,000 and
     $4,837,161, respectively) as described in this Prospectus Supplement under
     "Description of the Certificates--Distributions on the Group 1
     Certificates--Interest."

(7)  The Class 30-PO Certificates are Principal Only Certificates and will not be entitled to distributions in respect of interest.

(8)  During the initial LIBOR Based Interest Accrual Period, interest will accrue on the Class 2-A-5 Certificates at the rate of 3.350% per annum.
     During each LIBOR Based Interest Accrual Period thereafter, interest will accrue on the Class 2-A-5 Certificates at a per annum rate equal to (i)
     0.350% plus (ii) LIBOR determined monthly as set forth in this Prospectus
     Supplement, subject to a minimum rate of 0.350% and a maximum rate of
     7.500%. See "Description of the Certificates--LIBOR" and "--Distributions
     on the Group 2 Certificates--Interest" in this Prospectus Supplement.

(9)  During the initial LIBOR Based Interest Accrual Period, interest will accrue on the Class 2-A-6 and Class 2-A-7 Certificates at the rate of
     9.68333334% per annum. During each LIBOR Based Interest Accrual Period thereafter, interest will accrue on the Class 2-A-6 and Class 2-A-7
     Certificates at a per annum rate equal to (i) 16.68333333% minus (ii) the product of 2.33333333 and LIBOR determined monthly as set forth in this
     Prospectus Supplement, subject to a minimum rate of 0.000% and a maximum rate of 16.68333333%. See "Description of the Certificates--LIBOR" and
     "--Distributions on the Group 2 Certificates--Interest" in this Prospectus
     Supplement.

(10) The Class 2-A-8 Certificates are Interest Only Certificates, have no class balance and will bear interest on their notional amount (initially approximately $1,726,417) as described in this Prospectus Supplement under
     "Description of the Certificates--Distributions on the Group 2
     Certificates--Interest."

(11) The Class A-1/2 Certificates will be deemed for purposes of distributions of principal and interest to consist of two Components as described in the table. The Components are not severable. The initial class balance of the
     Class A-1/2 Certificates will be approximately $50,100.

(12) Interest will accrue on the Class A-1/2 Certificates for each Distribution
     Date at a per annum rate equal to the weighted average (based on the
     Component Balance of the each Component) of (i) 5.500% with respect to
     Class 1-A-1/2 Component and (ii) 5.250% with respect to the 2-A-1/2
     Component. For the initial Distribution Date in June 2005, this rate is expected to be approximately 5.37487834% per annum.

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                                      S-6

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                                SUMMARY OF TERMS

     This summary highlights selected information from this Prospectus
Supplement. It does not contain all of the information that you need to consider in making your investment decision. To understand the terms of the Offered
Certificates, you should read this entire Prospectus Supplement (including, if you purchase a Group 2 Certificate or the Class A-1/2 Certificate (which has a
Component in Group 2), the Underlying Prospectuses and Underlying Distribution
Date Statements attached to this Prospectus Supplement) and the Prospectus carefully.

TITLE OF SERIES:                 Banc of America Funding Corporation, Mortgage
                                 Pass-Through Certificates, Series 2005-3 (the
                                 "CERTIFICATES")

DEPOSITOR:                       Banc of America Funding Corporation

ISSUER:                          Banc of America Funding 2005-3 Trust (the
                                 "TRUST")

SELLER:                          Bank of America, National Association

MASTER SERVICER:                 Wells Fargo Bank, N.A.

SERVICERS:                       Bank of America, National Association, JPMorgan
                                 Chase Bank, N.A., Residential Funding
                                 Corporation, Wells Fargo Bank, N.A., National
                                 City Mortgage Co., SunTrust Mortgage, Inc. and
                                 Washington Mutual Bank

TRUSTEE:                         Wachovia Bank, National Association

SECURITIES ADMINISTRATOR:        Wells Fargo Bank, N.A.

DISTRIBUTION DATES:              The 25th day of each month (or, if not a
                                 business day, the next business day) beginning
                                 June 27, 2005

CLOSING DATE:                    On or about May 27, 2005

CUT-OFF DATE:                    May 1, 2005

RECORD DATE:                     The last business day of the month preceding a
                                 Distribution Date

                                 ----------

THE CERTIFICATES

     The Certificates will be issued pursuant to a Pooling and Servicing
Agreement (the "POOLING AGREEMENT") to be dated the Closing Date, among the
Depositor, the Master Servicer, the Securities Administrator and the Trustee. A
summary chart of the initial class balances, initial notional amounts, principal types, pass-through rates, interest types and ratings of the Certificates is set forth in the table beginning on page S-5.

     The Certificates represent all of the beneficial ownership interest in the
Trust.

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                                      S-7

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                   CLASSIFICATIONS OF CLASSES OF CERTIFICATES

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Offered Certificates:            1-A-1, 1-A-2, 1-A-3, 1-A-4, 1-A-5, 1-A-6,
                                 1-A-7, 1-A-8, 1-A-9, 1-A-10, 1-A-11, 1-A-12,
                                 1-A-13, 1-A-14, 1-A-15, 1-A-16, 1-A-17, 1-A-18,
                                 1-A-19, 1-A-20, 1-A-21, 1-A-22, 1-A-23, 1-A-24,
                                 1-A-25, 1-A-R, 1-A-LR, 30-IO, 30-PO, 2-A-1,
                                 2-A-2, 2-A-3, 2-A-4, 2-A-5, 2-A-6, 2-A-7,
                                 2-A-8, A-1/2, B-1, B-2 and B-3
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Non-Offered Certificates:        B-4, B-5 and B-6
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Group 1 Offered Certificates:    1-A-1, 1-A-2, 1-A-3, 1-A-4, 1-A-5, 1-A-6,
                                 1-A-7, 1-A-8, 1-A-9, 1-A-10, 1-A-11, 1-A-12,
                                 1-A-13, 1-A-14, 1-A-15, 1-A-16, 1-A-17, 1-A-18,
                                 1-A-19, 1-A-20, 1-A-21, 1-A-22, 1-A-23, 1-A-24,
                                 1-A-25, 1-A-R, 1-A-LR, 30-IO, 30-PO, B-1, B-2
                                 and B-3
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Senior Certificates:             1-A-1, 1-A-2, 1-A-3, 1-A-4, 1-A-5, 1-A-6,
                                 1-A-7, 1-A-8, 1-A-9, 1-A-10, 1-A-11, 1-A-12,
                                 1-A-13, 1-A-14, 1-A-15, 1-A-16, 1-A-17, 1-A-18,
                                 1-A-19, 1-A-20, 1-A-21, 1-A-22, 1-A-23, 1-A-24,
                                 1-A-25, 1-A-R, 1-A-LR, 30-IO, 30-PO, 2-A-1,
                                 2-A-2, 2-A-3, 2-A-4, 2-A-5, 2-A-6, 2-A-7, 2-A-8
                                 and A-1/2
--------------------------------------------------------------------------------
Subordinate Certificates:        B-1, B-2, B-3, B-4, B-5 and B-6
--------------------------------------------------------------------------------
Group 1 Senior Certificates      Classes: 1-A-1, 1-A-2, 1-A-3, 1-A-4, 1-A-5,
and Component:                   1-A-6, 1-A-7, 1-A-8, 1-A-9, 1-A-10, 1-A-11,
                                 1-A-12, 1-A-13, 1-A-14, 1-A-15, 1-A-16, 1-A-17,
                                 1-A-18, 1-A-19, 1-A-20, 1-A-21, 1-A-22, 1-A-23,
                                 1-A-24, 1-A-25, 1-A-R, 1-A-LR, 30-IO and 30-PO
                                 Component: 1-A-1/2
--------------------------------------------------------------------------------
Group 1 Certificates and         Classes: 1-A-1, 1-A-2, 1-A-3, 1-A-4, 1-A-5,
Component:                       1-A-6, 1-A-7, 1-A-8, 1-A-9, 1-A-10, 1-A-11,
                                 1-A-12, 1-A-13, 1-A-14, 1-A-15, 1-A-16, 1-A-17,
                                 1-A-18, 1-A-19, 1-A-20, 1-A-21, 1-A-22, 1-A-23,
                                 1-A-24, 1-A-25, 1-A-R, 1-A-LR, 30-IO, 30-PO,
                                 B-1, B-2, B-3, B-4, B-5 and B-6
                                 Component: 1-A-1/2
--------------------------------------------------------------------------------
Group 2 Certificates and         Classes: 2-A-1, 2-A-2, 2-A-3, 2-A-4, 2-A-5,
Component:                       2-A-6, 2-A-7 and 2-A-8
                                 Component: 2-A-1/2
--------------------------------------------------------------------------------
Group 1 Certificates:            1-A-1, 1-A-2, 1-A-3, 1-A-4, 1-A-5, 1-A-6,
                                 1-A-7, 1-A-8, 1-A-9, 1-A-10, 1-A-11, 1-A-12,
                                 1-A-13, 1-A-14, 1-A-15, 1-A-16, 1-A-17, 1-A-18,
                                 1-A-19, 1-A-20, 1-A-21, 1-A-22, 1-A-23, 1-A-24,
                                 1-A-25, 1-A-R, 1-A-LR, 30-IO, 30-PO, B-1, B-2,
                                 B-3, B-4, B-5 and B-6
--------------------------------------------------------------------------------
Component Certificates:          A-1/2
--------------------------------------------------------------------------------
Interest Only Certificates:      1-A-11, 1-A-12, 30-IO and 2-A-8
--------------------------------------------------------------------------------
Floating Rate Certificates:      1-A-6 and 2-A-5
--------------------------------------------------------------------------------
Inverse Floating Rate
Certificates:                    1-A-7, 2-A-6 and 2-A-7
--------------------------------------------------------------------------------
Group 1 Companion Certificates   Classes: 1-A-1, 1-A-2, 1-A-3, 1-A-4, 1-A-5,
and Component:                   1-A-6 and 1-A-7
                                 Component: 1-A-1/2
--------------------------------------------------------------------------------
Group 2 Companion Certificates   Classes: 2-A-5, 2-A-6 and 2-A-7
and Component:                   Component: 2-A-1/2
--------------------------------------------------------------------------------
Group 1 PAC Certificates:        1-A-21, 1-A-22, 1-A-23 and 1-A-24
--------------------------------------------------------------------------------
Group 2 PAC Certificates:        2-A-1, 2-A-3 and 2-A-4
--------------------------------------------------------------------------------
Group 1 Scheduled
Certificates:                    1-A-25
--------------------------------------------------------------------------------
Group 2 Scheduled
Certificates:                    2-A-2
--------------------------------------------------------------------------------
Principal Only Certificates:     30-PO
--------------------------------------------------------------------------------
Lockout Certificates:            1-A-13 and 1-A-14
--------------------------------------------------------------------------------
Special Retail Certificates:     1-A-5
--------------------------------------------------------------------------------
Group 1 Super Senior
Certificates:                    1-A-13
--------------------------------------------------------------------------------
Group 1 Super Senior Support
Certificates:                    1-A-14
--------------------------------------------------------------------------------
Group 2 Super Senior
Certificates:                    2-A-6
--------------------------------------------------------------------------------

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                                       S-8

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Group 2 Super Senior Support
Certificates:                    2-A-7
--------------------------------------------------------------------------------
Residual Certificates:           1-A-R and 1-A-LR
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                      S-9

--------------------------------------------------------------------------------

     The Senior Certificates and Components are divided into two groups (each, a
"GROUP"). The Group 1 Senior Certificates and Component and Subordinate
Certificates form "GROUP 1" and the Group 2 Certificates and Component form
"GROUP 2." The Subordinate Certificates are subordinate to, and provide credit enhancement for, the Group 1 Senior Certificates and Component.

     The Group 1 Senior Certificates and Component and the Subordinate
Certificates will represent interests solely in the Mortgage Loans (the "GROUP 1
ASSETS"). The Group 2 Certificates and Component will represent interests solely in all or a portion of three classes of previously-issued senior mortgage-backed certificates (the "MORTGAGE CERTIFICATES"), each representing a senior interest in separate pools of one- to four family residential, first lien, fixed-rate mortgage loans (the "GROUP 2 ASSETS").

     Only the Senior Certificates and the Class B-1, Class B-2 and Class B-3
Certificates are being offered by this Prospectus Supplement.

     The Class B-4, Class B-5 and Class B-6 Certificates are not offered by this
Prospectus Supplement. The Class B-4, Class B-5 and Class B-6 Certificates are
subordinated to the Group 1 Senior Certificates and Component and the Class B-1,
Class B-2 and Class B-3 Certificates for distributions of principal and interest and for allocations of losses on the Mortgage Loans.

     Information provided with respect to the Non-Offered Certificates is included solely to aid your understanding of the Offered Certificates.

THE GROUP 1 ASSETS

     The Group 1 Assets will consist of fixed-rate, conventional, fully-amortizing mortgage loans (the "MORTGAGE LOANS") secured by first liens on one- to four-family properties. The Mortgage Loans were originated or acquired by Bank of America, National Association ("BANK OF AMERICA"), JPMorgan Chase
Bank, N.A. ("JPMORGAN"), Residential Funding Corporation ("RFC"), Wells Fargo
Bank, N.A. ("WELLS FARGO BANK"), National City Mortgage Co. ("NATIONAL CITY
MORTGAGE"), SunTrust Mortgage, Inc. ("SUNTRUST MORTGAGE") and Washington Mutual
Bank ("WAMU" and collectively with Bank of America, JPMorgan, RFC, Wells Fargo
Bank, National City Mortgage and SunTrust Mortgage, the "ORIGINATORS"). The
percentage of the Mortgage Loans that were originated by each of the Originators is set forth in the table under "The Group 1 Assets--The Group 1 Mortgage Pool"
in this Prospectus Supplement.

--------------------------------------------------------------------------------

                                      S-10

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     The Depositor expects the Mortgage Loans to have the following approximate characteristics:

                  SELECTED MORTGAGE LOAN DATA AS OF MAY 1, 2005

                                        RANGE OR TOTAL         WEIGHTED AVERAGE
                                 ---------------------------   ----------------
Number of Mortgage Loans......               448                      --
Aggregate Unpaid Principal
   Balance....................         $255,477,039.93                --
Unpaid Principal Balance......   $59,883.06 to $2,497,451.13    $570,261.25(1)
Current Interest Rate.........         5.250% to 6.875%             5.856%
Administrative Fee Rate.......        0.2665% to 0.3465%            0.2794%
Remaining Terms to Stated
   Maturity...................        239 to 360 months           356 months
Original Term.................        240 to 360 months           359 months
Loan Age......................          0 to 14 months             2 months
Original Loan-to-Value
   Ratios.....................         14.10% to 98.24%             66.41%
Credit Scores.................            601 to 817                  737
Latest Maturity Date..........           May 1, 2035                  --
Number of Interest Only
   Mortgage Loans.............                84                      --
Aggregate Unpaid Principal
   Balance of Interest Only
   Mortgage Loans.............          $39,923,050.40                --
Unpaid Principal Balance of
   Interest Only Mortgage
   Loans......................    $120,000.00 to $992,000.00    $475,274.41(2)
Geographic Concentration in
   excess of 5.00% of the
   Aggregate Unpaid Principal
   Balance
      California..............              49.69%
      Virginia................               8.42%
      New York................               7.45%
Maximum Single Zip Code
   Concentration..............               1.19%

----------
(1)  The balance shown is the average unpaid principal balance of the Mortgage
     Loans.

(2)  The balance shown is the average unpaid principal balance of the Interest
     Only Mortgage Loans.

     The characteristics of the Mortgage Loans may change because:

     o    Prior to the issuance of the Certificates, the Depositor may remove
          Mortgage Loans from the Trust. The Depositor also may substitute new
          Mortgage Loans for Mortgage Loans prior to the Closing Date.

     o    After the issuance of the Certificates, the Mortgage Loans may be removed from the Trust because of repurchases by the Depositor, the
          Seller or an Originator, as applicable, for breaches of
          representations or failure to deliver required documents. Under certain circumstances, the Depositor, the Seller or an Originator
          (other than RFC), as applicable, may instead make substitutions for defective Mortgage Loans.

     These removals and/or substitutions may result in changes in the Mortgage
Loan characteristics shown above. These changes may affect the weighted average lives and yields to maturity of the Group 1 Offered Certificates.

     Additional information on the Mortgage Loans appears under "The Group 1
Assets--The Group 1 Mortgage Pool" in this Prospectus Supplement and in Appendix
B attached hereto.

THE GROUP 2 ASSETS

     The Group 2 Assets will consist of all or a portion of the following three previously issued mortgage-backed pass-through certificates:

     (1)  An approximate 99.00% Percentage Interest of Banc of America Mortgage
          Securities, Inc., Mortgage Pass-Through Certificates Series 2004-11,
          Class 1-A-13 Certificates (the "BOAMS 2004-11 CERTIFICATES");

--------------------------------------------------------------------------------

                                      S-11

--------------------------------------------------------------------------------

     (2)  An approximate 63.66% Percentage Interest of Banc of America Mortgage
          Securities, Inc., Mortgage Pass-Through Certificates Series 2005-1,
          Class 1-A-22 Certificates (the "BOAMS 2005-1 CERTIFICATES"); and

     (3)  A 100.00% Percentage Interest of Banc of America Mortgage Securities,
          Inc., Mortgage Pass-Through Certificates Series 2005-2, Class 1-A-7
          Certificates (the "BOAMS 2005-2 CERTIFICATES," and collectively with the BOAMS 2004-11 Certificates and the BOAMS 2005-1 Certificates, the
          "MORTGAGE CERTIFICATES").

     Each Mortgage Certificate represents an ownership interest in a trust
(each, an "UNDERLYING TRUST") which consists of a pool (each, an "UNDERLYING
MORTGAGE POOL") of fixed rate, conventional mortgage loans secured by first liens on one- to four-family residential properties.

     The mortgage loans underlying the BOAMS 2004-11 Certificates are referred to herein as the "BOAMS 2004-11 MORTGAGE LOANS," the mortgage loans underlying the BOAMS 2005-1 Certificates are referred to herein as the "BOAMS 2005-1
MORTGAGE LOANS" and the mortgage loans underlying the BOAMS 2005-2 Certificates are referred to herein as the "BOAMS 2005-2 MORTGAGE LOANS." The BOAMS 2004-11
Mortgage Loans, the BOAMS 2005-1 Mortgage Loans and the BOAMS 2005-2 Mortgage
Loans are referred to herein collectively as the "UNDERLYING MORTGAGE LOANS."

     The Underlying Mortgage Loans that were deposited by Banc of America
Mortgage Securities, Inc. (the "UNDERLYING DEPOSITOR") into each Underlying
Trust were originated or acquired by Bank of America, National Association, which is an affiliate of the Depositor and Banc of America Securities LLC. The
Depositor will purchase the Mortgage Certificates from Bank of America, National
Association pursuant to a certificate purchase agreement and deposit the
Mortgage Certificates into the Trust.

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                                      S-12

--------------------------------------------------------------------------------

     The Depositor expects the Underlying Mortgage Loans to have the following approximate characteristics:

           SELECTED BOAMS 2004-11 MORTGAGE LOAN DATA AS OF MAY 1, 2005

                                        RANGE OR TOTAL          WEIGHTED AVERAGE
                                 ----------------------------   ----------------
Number of BOAMS 2004-11
   Mortgage Loans.............                600                      --
Aggregate Unpaid Principal
   Balance....................          $317,081,544.05                --
Unpaid Principal Balance......   $310,277.73 to $1,276,520.53    $528,469.24(1)
Current Interest Rate.........         5.250% to 6.500%              5.857%
Administrative Fee Rate.......              0.2535%                    --
Remaining Terms to Stated
   Maturity...................        235 to 355 months            354 months
Original Term.................        240 to 360 months            360 months
Loan Age......................          5 to 8 months               6 months
Original Loan-to-Value
   Ratios.....................         17.24% to 95.00%              70.18%
Credit Scores.................            622 to 829                  744
Latest Maturity Date..........         December 1, 2034                --
Geographic Concentration in
   excess of 5.00% of the
   Aggregate Unpaid Principal
   Balance
      California..............              50.16%
      Florida.................               5.78%
      Virginia................               5.15%
Maximum Single Zip Code
   Concentration..............               1.14%

----------
(1)  The balance shown is the average unpaid principal balance of the BOAMS
     2004-11 Mortgage Loans.

           SELECTED BOAMS 2005-1 MORTGAGE LOAN DATA AS OF MAY 1, 2005

                                         RANGE OR TOTAL         WEIGHTED AVERAGE
                                 ----------------------------   ----------------
Number of BOAMS 2005-1
   Mortgage Loans.............                477                      --
Aggregate Unpaid Principal
   Balance....................          $234,275,351.66                --
Unpaid Principal Balance......   $148,205.58 to $1,392,792.97    $491,143.29(1)
Current Interest Rate.........         5.250% to 7.000%              5.806%
Administrative Fee Rate.......              0.2575%                    --
Remaining Terms to Stated
   Maturity...................        235 to 356 months            353 months
Original Term.................        240 to 360 months            357 months
Loan Age......................          4 to 8 months               5 months
Original Loan-to-Value
   Ratios.....................         24.55% to 95.00%              68.68%
Credit Scores.................            626 to 842                  750
Latest Maturity Date..........          January 1, 2035                --
Geographic Concentration in
   excess of 5.00% of the
   Aggregate Unpaid Principal
   Balance
      California..............              48.31%
      Florida.................               7.15%
      Virginia................               6.88%
      Maryland................               5.04%
Maximum Single Zip Code                      0.74%
   Concentration..............

----------
(1)  The balance shown is the average unpaid principal balance of the BOAMS
     2005-1 Mortgage Loans.

--------------------------------------------------------------------------------

                                      S-13

--------------------------------------------------------------------------------

           SELECTED BOAMS 2005-2 MORTGAGE LOAN DATA AS OF MAY 1, 2005

                                        RANGE OR TOTAL          WEIGHTED AVERAGE
                                 ----------------------------   ----------------
Number of BOAMS 2005-2
   Mortgage Loans.............                447                      --
Aggregate Unpaid Principal
   Balance....................          $236,521,917.55                --
Unpaid Principal Balance......   $324,788.86 to $1,246,157.93    $529,131.81(1)
Current Interest Rate.........         5.250% to 6.500%              5.804%
Administrative Fee Rate.......              0.2575%                    --
Remaining Terms to Stated
   Maturity...................        234 to 357 months            355 months
Original Term.................        240 to 360 months            359 months
Loan Age......................          3 to 6 months               4 months
Original Loan-to-Value
   Ratios.....................         9.04% to 95.00%               66.44%
Credit Scores.................            623 to 828                   746
Latest Maturity Date..........         February 1, 2035                --
Geographic Concentration in
   excess of 5.00% of the
   Aggregate Unpaid Principal
   Balance
      California..............              49.47%
      Florida.................               8.75%
      Virginia................               5.08%
Maximum Single Zip Code
   Concentration..............               1.35%

----------
(1)  The balance shown is the average unpaid principal balance of the BOAMS
     2005-2 Mortgage Loans.

     See "The Group 2 Assets" in this Prospectus Supplement for more information about the Mortgage Certificates and the Underlying Mortgage Loans.

OPTIONAL TERMINATION

     The Group 1 Assets

     At its option, subject to certain conditions, the Master Servicer may purchase all remaining Mortgage Loans in the Trust and effect an early retirement of the Group 1 Certificates and Component on any Distribution Date on
which the aggregate Stated Principal Balance of the Mortgage Loans is less than
1% of the initial aggregate Stated Principal Balance of the Mortgage Loans in the Trust.

     See "The Pooling and Servicing Agreement and the Servicing
Agreements--Optional Termination" in this Prospectus Supplement.

     IF THE MASTER SERVICER EXERCISES ITS RIGHT TO PURCHASE THE MORTGAGE LOANS,
THE GROUP 1 CERTIFICATES OUTSTANDING AT THAT TIME WILL BE RETIRED EARLIER THAN
WOULD OTHERWISE BE THE CASE.

     See "Prepayment and Yield Considerations" in this Prospectus Supplement.

     The Group 2 Assets

     Although there is no optional termination provision for the Group 2 Assets, the Underlying Depositor may, at its option and subject to certain conditions, purchase all remaining Underlying Mortgage Loans in each Underlying Trust and effect early retirement of the related Mortgage Certificate on any Distribution
Date on which the aggregate outstanding stated principal balance of the
Underlying Mortgage Loans of such Underlying Trust is less than 10% of the aggregate unpaid principal balance of the such Underlying Mortgage Loans as of the applicable cut-off date.

     Any termination of an Underlying Trust will result in the early prepayment of the related Underlying Mortgage Loans, which in turn will result in partial prepayment of the Group 2 Certificates and Component.

     For further information regarding the optional termination provisions of the Underlying Trusts, See "The Pooling and Servicing Agreement--Optional
Termination" in each Underlying Prospectus Supplement.

--------------------------------------------------------------------------------

                                      S-14

--------------------------------------------------------------------------------

PRIORITY OF DISTRIBUTIONS AMONG GROUP 1

     Distributions will be made on each Distribution Date from the Group 1 Pool
Distribution Amount in the following order of priority:

     o    First, to the Group 1 Senior Certificates and Component entitled to receive distributions of interest to pay interest;

     o    Second, to the Group 1 Senior Certificates and Component entitled to receive distributions of principal, as set forth in this Prospectus
          Supplement under "Description of the Certificates--Distributions on the Group 1 Certificates--Principal," to pay principal;

     o    Third, to the Class 30-PO Certificates to pay any Class PO Deferred
          Amounts, but only from amounts that would otherwise be distributable on such Distribution Date as principal of the Subordinate
          Certificates;

     o    Fourth, to the Subordinate Certificates, first to pay interest and then to pay principal in the order of numerical class designations, beginning with the Class B-1 Certificates; and

     o    Fifth, to the Class 1-A-R and Class 1-A-LR Certificates, any remaining amounts in the Upper-Tier REMIC and Lower-Tier REMIC, respectively.

     All of the distributions described above are subject to the limitations set forth in this Prospectus Supplement under "Description of the
Certificates--Distributions on the Group 1 Certificates--Interest" and "--
Principal."

PRIORITY OF DISTRIBUTIONS AMONG GROUP 2

     Distributions will be made on each Distribution Date from the Group 2
Interest Distribution Amount first to pay interest on the Group 2 Certificates and Component on a pro rata basis and then, from the Group 2 Principal
Distribution Amount, to pay principal to the Group 2 Certificates and Component entitled to receive distributions of principal in accordance with the priorities set forth in this Prospectus Supplement under "Description of the
Certificates--Distributions on the Group 2 Certificates--Principal."

     All of the distributions described above are subject to the limitations set forth in this Prospectus Supplement under "Description of the
Certificates--Distributions on the Group 2 Certificates--Interest" and "--
Principal."

INTEREST DISTRIBUTIONS

     The amount of interest that will accrue on each interest-bearing class of
Offered Certificates or, in the case of the Class A-1/2 Certificates, each applicable Component, during each interest accrual period is equal to:

     o    one-twelfth of the pass-through rate for each class or Component (as set forth or described beginning on page S-5) multiplied by the class balance or notional amount of such class or Component on the
          Distribution Date, minus

     o    with respect to the Group 1 Offered Certificates and Component, the
          amount allocated to such class or Component of certain interest shortfalls arising from the timing of prepayments on the Mortgage
          Loans, interest rate limitations applicable to certain military or similar personnel and interest losses allocated to such class or
          Component, as described under "Description of the
          Certificates--Distributions on the Group 1 Certificates--Interest" and
          "The Pooling and Servicing Agreement and the Servicing
          Agreements--Compensating Interest" in this Prospectus Supplement.

     o    with respect to the Group 2 Certificates and Component, the amount allocated to such class or Component of certain interest shortfalls arising from the timing of prepayments on the Underlying Mortgage
          Loans and interest rate limitations applicable to certain military or similar personnel and interest losses allocated to the Mortgage
          Certificates pursuant to the related underlying pooling and servicing agreement.

     The Class 30-PO Certificates are Principal Only Certificates and will not be entitled to distributions of interest.

--------------------------------------------------------------------------------

                                      S-15

--------------------------------------------------------------------------------

     See "Description of the Certificates--Distributions on the Group 1
Certificates--Interest" and "--Distributions on the Group 2
Certificates--Interest" in this Prospectus Supplement.

PRINCIPAL DISTRIBUTIONS

     On each Distribution Date, principal distributions to the Certificates will be made in the order and priority described under "Description of the
Certificates--Distributions on the Group 1 Certificates--Priority of
Distributions" and "--Distributions on the Group 2 Certificates--Priority of
Distributions" in this Prospectus Supplement.

     The Class 1-A-11, Class 1-A-12, Class 30-IO and Class 2-A-8 Certificates
are Interest Only Certificates and are not entitled to distributions of principal.

Distributions on the Class 1-A-5 Certificates

     If you are purchasing a Class 1-A-5 Certificate (the "SPECIAL RETAIL
CERTIFICATES"), you should consider the fact that the timing of principal distributions on this class is dependent on both:

     o    the priority of the class to receive distributions of principal relative to other classes of Group 1 Certificates and the Class
          1-A-1/2 Component, and

     o    the special procedures for allocation of principal among the holders of the Special Retail Certificates.

     As described under "Description of the Certificates--Distributions in
Reduction of the Special Retail Certificates" in this Prospectus Supplement, if you own a Special Retail Certificate you or your heirs may request that your
Certificate be repaid on a particular date. These requests will be paid in the following priority:

     o    Representatives of deceased holders will be paid first (up to a limit of approximately $100,000 per holder) out of principal distributions on the entire class, and

     o    Living holders will be paid second (up to a limit of approximately
          $10,000 per holder) out of principal distributions on the entire class.

     Whether a Special Retail Certificate will be paid in full on a requested date is highly uncertain. Principal distributions on the Special Retail
Certificates may not be sufficient to satisfy all requested distributions.
Conversely, principal distributions may exceed requests, in which case the excess amounts will be distributed by random lot. Because of these procedures, you may not receive principal distributions when requested or you may receive principal distributions even when you have not made requests for distributions.

--------------------------------------------------------------------------------

                                      S-16

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CREDIT SUPPORT FOR THE GROUP 1 CERTIFICATES

     Credit support for the Group 1 Certificates and Component is provided by subordination as follows:

                  SUBORDINATION OF SUBORDINATE CERTIFICATES (1)

                         -------------------------------
           Priority of   Group 1 Senior Certificates and
             Payment                Component
                             (Credit Support 3.45%)
                         -------------------------------
                                    Class B-1
                             (Credit Support 1.60%)
                         -------------------------------
                                    Class B-2
                             (Credit Support 1.00%)
                         -------------------------------
                                    Class B-3
                             (Credit Support 0.70%)
                         -------------------------------
                                    Class B-4
                             (Credit Support 0.40%)
                         -------------------------------
                                    Class B-5
                             (Credit Support 0.15%)
                         -------------------------------
                                    Class B-6                  Order of
                             (Credit Support 0.00%)        Loss Allocation
                         -------------------------------

----------
(1)  The credit support percentage set forth in this chart shows the initial balance of the classes of Certificates subordinate to a class or classes as a percentage of the initial aggregate Principal Balance of the Mortgage
     Loans.

     See "Description of the Certificates --Distributions on the Group 1
Certificates--Priority of Distributions" and "-- Allocation of Losses to the
Group 1 Certificates" in this Prospectus Supplement.

     After the Subordinate Certificates are no longer outstanding, any principal losses allocated to the Group 1 Super Senior Certificates will be borne by the
Group 1 Super Senior Support Certificates, for so long as such Group 1 Super
Senior Support Certificates are outstanding.

     Shifting Interest in Prepayments

     Additional credit enhancement is provided by the allocation of all principal prepayments and certain liquidation proceeds on the Mortgage Loans to the Group 1 Senior Certificates and Component (other than the Class 30-PO
Certificates) for the first five years and a disproportionately greater allocation of prepayments to such Group 1 Senior Certificates and Component over the following four years. The disproportionate allocation of prepayments on the
Mortgage Loans will accelerate the amortization of those Group 1 Senior
Certificates and Component relative to the amortization of the Subordinate
Certificates. As a result, the credit support percentage for the Group 1 Senior
Certificates and Component should be maintained and may be increased during the first nine years.

     See "Description of the Certificates -- Distributions on the Group 1
Certificates-- Principal" in this Prospectus Supplement.

CREDIT SUPPORT FOR THE GROUP 2 CERTIFICATES

     The Trust does not include any credit enhancement mechanism for the Group 2
Certificates. The only credit enhancement available to the Group 2 Certificates consists of the credit enhancement provided to each Mortgage Certificate by certain subordinate certificates issued by the related Underlying Trust and by the shifting interest in prepayments and certain other unscheduled principal collections on the related Underlying Mortgage Loans in the manner described in the related underlying prospectus supplement.

     In addition to issuing the Mortgage Certificates, each Underlying Trust issued a group of six subordinate classes of certificates that are subordinated to the related Mortgage Certificate. These subordinate certificates provide credit enhancement to the related Mortgage Certificate and to other more senior certificates issued by the Underlying Trust

--------------------------------------------------------------------------------

                                      S-17

--------------------------------------------------------------------------------

as described in the applicable Underlying Prospectus Supplement under the headings "Description of the Certificates--Priority of Distributions,"
"--Principal" and "--Allocation of Losses." This credit enhancement to each class of Mortgage Certificates is generally provided by allocation of realized losses to the applicable subordinate certificates of the related Underlying
Trust until the principal balances of such certificates are reduced to zero.
However, these subordinated certificates provide only limited protection against certain interest shortfalls and losses. After the principal balances of the applicable subordinate certificates of the related Underlying Trust are reduced to zero, any realized losses will be allocated to the related Mortgage
Certificate pro rata with certain other offered senior certificates of such
Underlying Trust.

PREPAYMENT AND YIELD CONSIDERATIONS

     The yield to maturity on your Offered Certificates will be sensitive to the rate and timing of principal payments (which will be affected by prepayments, defaults and liquidations) on the Mortgage Loans, in the case of the Group 1
Certificates, and on the Underlying Mortgage Loans, in the case of the Group 2
Certificates. The yield to maturity on the Class A-1/2 Certificates, which has a
Component in each Group, will be sensitive to the rate and timing of principal payments on both the Mortgage Loans and the Underlying Mortgage Loans. As a
result, your yield may fluctuate significantly.

     o    In general, if you purchased your Offered Certificate at a premium or if you purchased a Class 1-A-11, Class 1-A-12, Class 30-IO or Class
          2-A-8 Certificate (each of which has no class balance) and principal distributions for your Group occur at a rate faster than you assumed, your actual yield to maturity will be lower than anticipated.

     o    Conversely, if you purchased your Offered Certificate at a discount, especially a Class 30-PO Certificate, and principal distributions for your Group occur at a rate slower than you assumed, your actual yield to maturity will be lower than anticipated.

     Because the Class 30-PO Certificates represent only the right to receive a portion of the principal received with respect to the Mortgage Loans with Net
Mortgage Interest Rates as of the Cut-off Date lower than 5.500% (the "DISCOUNT
MORTGAGE LOANS"), the yield to maturity on the Class 30-PO Certificates will be extremely sensitive to the rate and timing of principal prepayments on the
Discount Mortgage Loans.

     Because the notional amount of the Class 30-IO Certificates as of any
Distribution Date will be based on the aggregate of the Stated Principal
Balances of the Mortgage Loans which are not Discount Mortgage Loans (the
"PREMIUM MORTGAGE LOANS") multiplied by a fraction, the numerator of which is equal to the weighted average of the Net Mortgage Interest Rates of the Premium
Mortgage Loans minus 5.500% and the denominator of which is equal to 5.500%, the yield to maturity on the Class 30-IO Certificates will be extremely sensitive to the rate and timing of principal payments on the Premium Mortgage Loans, particularly the Premium Mortgage Loans with higher mortgage interest rates.

     Because the notional amount of the Class 2-A-8 Certificates as of any
Distribution Date will be based on the principal balance of the BOAMS 2005-2
Certificates multiplied by a fraction, the numerator of which is equal to 0.25%
and the denominator of which is equal to 5.500%, the yield to maturity on the
Class 2-A-8 Certificates will be extremely sensitive to the rate and timing of principal payments on the BOAMS 2005-2 Mortgage Loans.

     Because the Group 1 Super Senior Support Certificates will bear principal losses allocated to the Group 1 Super Senior Certificates, as well as their own share of such losses once the Subordinate Certificates are no longer outstanding, the yield to maturity of the Group 1 Super Senior Support
Certificates will be more sensitive to the amount and timing of losses on the
Mortgage Loans than the Group 1 Super Senior Certificates. See "Description of
the Certificates--Allocation of Losses to the Group 1 Certificates" in this
Prospectus Supplement.

     Because the Group 2 Super Senior Support Certificates will bear principal losses allocated to the Group 2 Super Senior Certificates, as well as their own share of such losses, the yield to maturity of the Group 2 Super Senior Support
Certificates will be more sensitive to the amount and timing of losses on the
Underlying Mortgage Loans than the Group 2 Super Senior Certificates. See
"Description of the Certificates--Allocation of Losses to the Group 2
Certificates" in this Prospectus Supplement.

--------------------------------------------------------------------------------

                                      S-18

--------------------------------------------------------------------------------

     The yield to maturity on the Floating Rate Certificates will be sensitive to changes in the rate of LIBOR. The yield to maturity on the Inverse Floating
Rate Certificates will be extremely sensitive to changes in the rate of LIBOR and increases in LIBOR may result in a lower yield than you expected or a negative yield.

     The yield to maturity of the Class B-1, Class B-2 and Class B-3
Certificates will be increasingly sensitive to the amounts and timing of losses on the Mortgage Loans due to the fact that, once the aggregate class balance of the more junior classes of Subordinate Certificates has been reduced to zero, all losses will be allocated to the Class B-3, Class B-2 and Class B-1
Certificates, in that order, until the class balance of each class has been reduced to zero.

     Because the Mortgage Loans and the Underlying Mortgage Loans may be prepaid at any time, it is not possible to predict the rate at which you will receive distributions of principal. Since prevailing interest rates are subject to fluctuation, you may not be able to reinvest your distributions at yields equaling or exceeding the yields on the Offered Certificates. Yields on any reinvestments may be lower, and could be significantly lower, than the yields on your Offered Certificates.

     See "Prepayment and Yield Considerations" in this Prospectus Supplement and in the Prospectus.

--------------------------------------------------------------------------------

                                      S-19

--------------------------------------------------------------------------------

                       WEIGHTED AVERAGE LIFE (IN YEARS)(1)

                                                PSA(2)
                                 ------------------------------------
             CLASS                 0%     100%    300%    500%   800%
------------------------------   -----   -----   -----   -----   ----
1-A-1.........................   26.99   18.73    2.24    1.36   0.95
1-A-2.........................   28.98   25.73    4.37    2.27   1.58
1-A-3.........................   29.28   27.20    5.01    2.40   1.67
1-A-4.........................   29.61   28.86    6.12    2.55   1.75
1-A-5(3)......................   26.99   18.73    2.24    1.36   0.95
1-A-6.........................   26.99   18.73    2.24    1.36   0.95
1-A-7.........................   26.99   18.73    2.24    1.36   0.95
1-A-8.........................   25.74   15.83    6.06    3.90   2.73
1-A-9.........................   27.89   21.50    8.85    4.98   3.31
1-A-10........................   28.56   24.10   11.66    5.61   3.58
1-A-11........................   28.56   24.10   11.66    5.61   3.58
1-A-12........................   17.88    7.02    6.00    4.50   3.06
1-A-13........................   20.95   15.69   11.08    8.90   5.07
1-A-14........................   20.95   15.69   11.08    8.90   5.07
1-A-15........................   15.37    6.11    2.75    1.98   1.49
1-A-16........................   16.92    7.55    3.24    2.26   1.67
1-A-17........................   16.92    7.55    3.24    2.26   1.67
1-A-18........................   26.52   17.83    7.01    4.28   2.93
1-A-19........................   27.04   19.25    7.75    4.55   3.08
1-A-20........................   29.35   27.47   16.01    6.51   3.93
1-A-21........................    8.93    2.85    2.51    2.38   1.93
1-A-22........................   17.88    7.02    6.00    4.50   3.06
1-A-23........................   22.23   11.65   11.00    7.61   4.54
1-A-24........................   24.31   21.76   21.76   15.63   6.64
1-A-25........................   24.57   14.80   13.59    2.84   1.90
1-A-R.........................    0.08    0.08    0.08    0.08   0.08
1-A-LR........................    0.08    0.08    0.08    0.08   0.08
30-IO.........................   19.23   11.21    5.51    3.62   2.45
30-PO.........................   20.26   11.76    5.77    3.80   2.59
2-A-1.........................    9.16    3.07    3.07    2.62   1.96
2-A-2.........................   17.33    6.53    2.83    2.21   1.61
2-A-3.........................    7.32    2.41    2.01    1.93   1.57
2-A-4.........................   16.03    5.79    4.64    3.53   2.43
2-A-5.........................   22.25   11.71    3.10    1.54   1.03
2-A-6.........................   22.25   11.71    3.10    1.54   1.03
2-A-7.........................   22.25   11.71    3.10    1.54   1.03
2-A-8.........................   20.56   10.92    3.07    1.67   1.15
A-1/2.........................   24.62   15.22    2.67    1.45   0.99
B-1...........................   19.40   14.62   10.43    8.73   7.26
B-2...........................   19.40   14.62   10.43    8.73   7.26
B-3...........................   19.40   14.62   10.43    8.73   7.26

----------
(1)  Determined as described under "Prepayment and Yield
     Considerations--Weighted Average Lives of the Offered Certificates" in this
     Prospectus Supplement. Prepayments will not occur at any assumed rate shown or any other constant rate, and the actual weighted average lives of any or all of the classes of Offered Certificates are likely to differ from those shown, perhaps significantly.

(2)  "PSA" is the Prepayment Standard Assumption which is described under
     "Prepayment and Yield Considerations-- Weighted Average Lives of the
     Offered Certificates" in this Prospectus Supplement.

(3)  The weighted average life of a class of Special Retail Certificates applies to such class as a whole. Because of the special procedures for allocating principal distributions to the Special Retail Certificates, the weighted average life of an individual certificate may vary from the weighted average life of the class as a whole.

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                                      S-20

FEDERAL INCOME TAX CONSEQUENCES

     For federal income tax purposes, elections will be made to treat the Trust as two separate "real estate mortgage investment conduits" (the "UPPER-TIER
REMIC" and the "LOWER-TIER REMIC" and each, a "REMIC") in a tiered structure.

     The Offered Certificates (other than the Class A-1/2, Class 1-A-R and Class
1-A-LR Certificates) and each Component will constitute "regular interests" in the Upper-Tier REMIC and will be treated as debt instruments for federal income tax purposes.

     The Class 1-A-R and Class 1-A-LR Certificates each constitute the sole class of "residual interest" in the Upper-Tier REMIC and the Lower-Tier REMIC, respectively.

     Interest on the Offered Certificates must be included in your income under an accrual method of tax accounting, even if you are otherwise a cash method taxpayer.

     The Interest Only and Principal Only Certificates will, and certain other classes may, be issued with original issue discount for federal income tax purposes. If you hold such a Certificate, you will be required to include original issue discount in income as it accrues on a constant yield method, regardless of whether you receive concurrently the cash attributable to such original issue discount.

     The holders of the Class 1-A-R and Class 1-A-LR Certificates will be required to report as ordinary income or loss the net income or the net loss of the Upper-Tier REMIC and Lower-Tier REMIC, respectively, and will be required to fund tax liabilities with respect to any such net income although no cash distributions are expected to be made with respect to the Class 1-A-R and Class
1-A-LR Certificates other than the distribution of their class balances and interest on those balances.

     See "Federal Income Tax Consequences" in this Prospectus Supplement and in the Prospectus.

LEGAL INVESTMENT

     If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements or review by regulatory authorities, then you may be subject to restrictions on investment in the
Offered Certificates. You should consult your legal, tax and accounting advisers for assistance in determining the suitability of and consequences to you of the purchase, ownership and sale of Offered Certificates.

     o    The Senior Certificates and the Class B-1 Certificates will constitute
          "mortgage related securities" for purposes of the Secondary Mortgage
          Market Enhancement Act of 1984, as amended ("SMMEA"), so long as they are rated in one of the two highest rating categories by at least one nationally recognized rating agency.

     o    The Class B-2 and Class B-3 Certificates will not constitute "mortgage related securities" under SMMEA.

     See "Legal Investment Considerations" in the Prospectus.

ERISA CONSIDERATIONS

     If you are a fiduciary or other person acting on behalf of any employee benefit plan or arrangement, including an individual retirement account (an
"IRA"), subject to the Employee Retirement Income Security Act of 1974, as
amended ("ERISA"), the Internal Revenue Code of 1986, as amended (the "CODE"), or any federal, state or local law ("SIMILAR LAW") which is similar to ERISA or the Code (collectively, a "PLAN"), you should also carefully review with your legal advisors whether the purchase or holding of an Offered Certificate could give rise to a transaction prohibited or not otherwise permissible under ERISA, the Code or Similar Law.

     Subject to the considerations and conditions described under "ERISA
Considerations" in this Prospectus Supplement, it is expected that the Offered
Certificates (other than the Class 1-A-R and Class 1-A-LR Certificates) may be purchased by Plans. The Class 1-A-R and Class 1-A-LR Certificates may not be
acquired by Plans.

--------------------------------------------------------------------------------

                                      S-21

--------------------------------------------------------------------------------

     See "ERISA Considerations" in this Prospectus Supplement and "Benefit Plan
Considerations" in the Prospectus.

--------------------------------------------------------------------------------

                                      S-22

                                  RISK FACTORS

     o    The Offered Certificates are not suitable investments for all investors.

     o    The Offered Certificates are complex financial instruments, so you should not purchase any Offered Certificates unless you or your financial advisor possess the necessary expertise to analyze the potential risks associated with an investment in mortgage-backed securities.

     o    You should not purchase any Offered Certificates unless you understand, and are able to bear, the prepayment, credit, liquidity and market risks associated with those Offered Certificates.

     o    You should carefully consider the risk factors discussed below in addition to the other information contained in this Prospectus
          Supplement and the Prospectus.

     o    Because amounts distributable on the Group 2 Certificates and
          Component are payable solely from amounts received in respect of the
          Mortgage Certificates, you should also carefully consider the information set forth under "Risk Factors" in the Underlying
          Prospectus Supplements relating to the Mortgage Certificates that are attached to this Prospectus Supplement as Appendix D.

     The following Risk Factors are generally applicable to the Offered
Certificates.

THE RATE OF PRINCIPAL PAYMENTS ON THE MORTGAGE LOANS OR UNDERLYING MORTGAGE
LOANS WILL AFFECT THE YIELD ON THE OFFERED CERTIFICATES

     The rate of distributions of principal and the yield to maturity on the
Group 1 Offered Certificates and the Class A-1/2 Certificates (which have a
Component in Group 1) will be directly related to (i) the rate of payments of principal on the Mortgage Loans and (ii) the amount and timing of defaults by borrowers that result in losses on the Mortgage Loans. The rate of distributions of principal and the yield to maturity on the Group 2 Certificates and the Class
A-1/2 Certificates (which have a Component in Group 2) will be directly related to the distributions that are made on the Mortgage Certificates which, in turn, will depend primarily on (i) the amount of payments borrowers make on the
Underlying Mortgage Loans and (ii) the amount and timing of defaults by borrowers that result in losses on the Underlying Mortgage Loans. The rate of principal distributions on the Mortgage Certificates will be directly related to the rate of principal payments on the Underlying Mortgage Loans in the related
Underlying Trust. Borrowers are permitted to prepay their Mortgage Loans and the
Underlying Mortgage Loans, in whole or in part, at any time without penalty.

     The rate of principal payments on the Mortgage Loans and the Underlying
Mortgage Loans mainly will be affected by the following:

     o    the amortization schedules of the Mortgage Loans or the Underlying
          Mortgage Loans, as applicable;

     o    the rate of partial prepayments and full prepayments by borrowers due to refinancing, job transfer, changes in property values or other factors;

     o    liquidations of the properties that secure defaulted Mortgage Loans or
          Underlying Mortgage Loans, as applicable;

     o    purchases of Mortgage Loans by the Depositor, the Seller or the
          Originators, as applicable, as a result of defective documentation or breaches of representations or warranties or purchase of the
          Underlying Mortgage Loans by the Underlying Depositor for breaches of representations or failure to deliver certain required documents, as applicable;

     o    purchases by the Depositor of certain delinquent Mortgage Loans or purchases by the Underlying Depositor of certain delinquent Underlying
          Mortgage Loans; and

                                      S-23

     o    the optional repurchase of the Mortgage Loans by the Master Servicer or the optional purchase of an Underlying Mortgage Pool by the
          Underlying Depositor, which would cause the early retirement of the
          Mortgage Loans or the related Mortgage Certificate, as applicable, in each case as described under "The Pooling and Servicing Agreement and the Servicing Agreements--Optional Termination" in this Prospectus
          Supplement and "The Pooling and Servicing Agreement--Optional
          Termination" in each Underlying Prospectus Supplement.

     For a more detailed discussion of these factors, see "The Pooling and
Servicing Agreement and the Servicing Agreements--Repurchases of Mortgage
Loans," "--Optional Purchases of Certain Mortgage Loans," "--Optional
Termination" and "Prepayment and Yield Considerations" in this Prospectus
Supplement, "The Pooling and Servicing Agreement and the Servicing
Agreements--Assignment of Mortgage Loans to the Trustee" and "--Termination;
Repurchase of Mortgage Loans and Mortgage Certificates" and "Prepayment and
Yield Considerations" in the Prospectus and "The Pooling and Servicing
Agreement--Repurchases of Mortgage Loans," "Optional Repurchases of Certain
Mortgage Loans" and "Prepayment and Yield Considerations" in each Underlying
Prospectus Supplement.

     The rate of payments (including prepayments) on mortgage loans is influenced by a variety of economic, geographic, social and other factors, but depends greatly on the level of mortgage interest rates:

     o    If prevailing interest rates for similar mortgage loans fall below the interest rates on the Mortgage Loans or the Underlying Mortgage Loans,
          as applicable, the rate of prepayment would generally be expected to increase due to refinancings.

     o    Conversely, if prevailing interest rates for similar mortgage loans rise above the interest rates on the Mortgage Loans or the Underlying
          Mortgage Loans, as applicable, the rate of prepayment would generally be expected to decrease.

     Mortgage originators (including the Originators and Bank of America,
National Association in its capacity as servicer of the Underlying Mortgage
Loans) make general and, in some cases, targeted solicitations for refinancings.
Any such solicited refinancings may result in a rate of prepayment that is higher than you might otherwise expect.

     If you are purchasing Offered Certificates at a discount, and specifically if you are purchasing the Class 30-PO Certificates, you should consider the risk that if principal payments on the Mortgage Loans or the Underlying Mortgage
Loans, as applicable, or, in the case of the Class 30-PO Certificates, the
Discount Mortgage Loans, occur at a rate slower than you expected, your yield will be lower than you expected. See "Prepayment and Yield Considerations--Yield on the Class 30-PO Certificates" in this Prospectus Supplement for a more detailed description of risks associated with the purchase of the Class 30-PO
Certificates, including a table demonstrating the particular sensitivity of the
Class 30-PO Certificates to the rate of prepayments on the Mortgage Loans.

     If you are purchasing Offered Certificates at a premium, or are purchasing a Class 1-A-11, Class 1-A-12, Class 30-IO or Class 2-A-8 Certificate (each of which has no principal balance), you should consider the risk that if principal payments on the Mortgage Loans or the Underlying Mortgage Loans, as applicable, or, in the case of the Class 30-IO Certificates, the Premium Mortgage Loans,
occur at a rate faster than you expected, your yield may be lower than you expected. If you are purchasing Class 1-A-11, Class 1-A-12, Class 30-IO or Class
2-A-8 Certificates, you should consider the risk that a rapid rate of principal payments on the Mortgage Loans or the Underlying Mortgage Loans, as applicable, could result in your failure to recover your initial investment. See "Prepayment and Yield Considerations--Yield on the Class 1-A-11 and Class 1-A-12
Certificates," "--Yield on the Class 30-IO Certificates" and "--Yield on the
Class 2-A-8 Certificates" in this Prospectus Supplement for a more detailed description of risks associated with the purchase of the Class 1-A-11, Class
1-A-12, Class 30-IO or Class 2-A-8 Certificates, including tables demonstrating the particular sensitivities of the Class 1-A-11, Class 1-A-12 and Class 30-IO
Certificates to the rate of prepayments on the Mortgage Loans and a table demonstrating the particular sensitivities of the Class 2-A-8 Certificates to the rate of prepayments on the BOAMS 2005-2 Mortgage Loans.

     If you are purchasing the Inverse Floating Rate Certificates, you should also consider the risk that a high rate of LIBOR may result in a lower actual yield than you expected or a negative yield. See "Prepayment and Yield
Considerations--Yield on the Inverse Floating Rate Certificates" in this
Prospectus Supplement for a more detailed description of the risks associated with the purchase of the Inverse Floating Rate Certificates, including tables

                                      S-24

demonstrating the particular sensitivities of the Inverse Floating Rate
Certificates to the rate of prepayments on the Mortgage Loans or Underlying
Mortgage Loans, as applicable, and LIBOR.

     See "Summary of Terms--Prepayment and Yield Considerations" and "Prepayment
and Yield Considerations" in this Prospectus Supplement and "Prepayment and
Yield Considerations" in each of the Underlying Prospectus Supplements.

THERE IS A RISK THAT INTEREST PAYMENTS ON THE MORTGAGE LOANS OR UNDERLYING
MORTGAGE LOANS MAY BE INSUFFICIENT TO PAY INTEREST ON YOUR CERTIFICATES

     When a mortgage loan is prepaid in full, the mortgagor is charged interest only up to the date on which payment is made, rather than for an entire month.
When a mortgagor makes a partial principal prepayment on a mortgage loan, the mortgagor is not charged interest on the prepayment for the month in which the principal prepayment was received. This may result in a shortfall in interest collections available for payment on the next Distribution Date. The Servicers are required to cover a portion of the shortfall in interest collections that are attributable to prepayments in full and partial prepayments on the Mortgage
Loans, but in each case only up to the amount of Compensating Interest for such
Distribution Date as described herein under "The Pooling and Servicing Agreement and the Servicing Agreements--Compensating Interest." In addition, Bank of
America, National Association, as servicer of the Underlying Mortgage Loans, is required to cover a portion of the shortfalls in interest collections that are attributable to prepayments in full and partial prepayments on the Underlying
Mortgage Loans, but in each case only up to the amount of compensating interest for each underlying distribution date as described under "The Pooling and
Servicing Agreement--Compensating Interest" in each of the Underlying Prospectus
Supplements. To the extent these shortfalls from the Mortgage Loans or
Underlying Mortgage Loans are not covered by the amount of Compensating Interest
(as defined herein and in each Underlying Prospectus Supplement), they will be allocated pro rata to the related classes of interest-bearing Certificates as described herein under "Description of the Certificates--Distributions on the
Group 1 Certificates--Interest" and "--Distributions on the Group 2
Certificates--Interest."

CERTIFICATES MAY NOT BE APPROPRIATE FOR INDIVIDUAL INVESTORS

     If you are an individual investor who does not have sufficient resources or expertise to evaluate the particular characteristics of the applicable class of
Offered Certificates, the Offered Certificates may not be an appropriate investment for you. This may be the case because, among other things:

     o    if you purchase your Certificates at a price other than par, your yield to maturity will be sensitive to, in the case of the Group 1
          Certificates or the Class A-1/2 Certificates, which have a Component in Group 1, the uncertain rate and timing of principal prepayments on the Mortgage Loans, and in the case of the Group 2 Certificates or the
          Class A-1/2 Certificates, which have a Component in Group 2, the uncertain rate and timing of distributions on the Mortgage
          Certificates, which in turn depend primarily on the uncertain rate and timing of principal prepayments on the Underlying Mortgage Loans;

     o    the rate of principal distributions on, and the weighted average lives of, the Offered Certificates will be sensitive to the uncertain rate and timing of principal prepayments on the Mortgage Loans, in the case of the Group 1 Certificates or the Class A-1/2 Certificates, which have a Component in Group 1, and the uncertain rate and timing of principal distributions on the Mortgage Certificates, in the case of the Group 2 Certificates or the Class A-1/2 Certificates, which have a
          Component in Group 2, and the priority of principal distributions among the classes of Certificates, and as such, the Offered
          Certificates, and particularly the Special Retail Certificates, may be inappropriate investments for you if you require a distribution of a particular amount of principal on a specific date or an otherwise predictable stream of distributions;

     o    you may not be able to reinvest amounts distributed in respect of principal on your Certificates (which distributions, in general, are expected to be greater during periods of relatively low interest rates) at a rate at least as high as the applicable pass-through rate or your expected yield;

                                      S-25

     o    a secondary market for the Offered Certificates may not develop or provide you with liquidity of investment; and

     o    you must pay tax on any interest or original issue discount in the year it accrues, even if the cash is paid to you in a different year.

     If you are an individual investor considering the purchase of an Offered
Certificate, you should also carefully consider the other risk factors discussed in this Prospectus Supplement and the special considerations discussed under the headings "Summary of Terms--Prepayment and Yield Considerations" and "Prepayment
and Yield Considerations" in this Prospectus Supplement and "Prepayment and
Yield Considerations" in the Prospectus. If you are considering the purchase of a Group 2 Certificate or a Class A-1/2 Certificate, which has a Component in
Group 2, you should also carefully consider the risk factors discussed in each
Underlying Prospectus Supplement and the other special considerations under the heading "Prepayment and Yield Considerations" in each Underlying Prospectus
Supplement.

LIMITED SOURCE OF PAYMENTS -- NO RECOURSE TO DEPOSITOR, SELLER, MASTER SERVICER,
SERVICERS, SECURITIES ADMINISTRATOR OR TRUSTEE

     Proceeds of the Mortgage Loans will be the sole source of payments on the
Group 1 Certificates and Component and proceeds of the Mortgage Certificates will be the sole source of payments on the Group 2 Certificates and Component.
The Certificates do not represent an interest in or obligation of the Depositor, the Underlying Depositor, the Seller, the Master Servicer, the Servicers, the
Securities Administrator, the Trustee or any of their affiliates. There are, however, limited obligations of the Depositor, the Seller and certain
Originators with respect to certain breaches of representations and warranties relating to the Group 1 Mortgage Loans, and limited obligations of the Servicers with respect to their servicing obligations and the Master Servicer with respect to its master servicing obligations. Furthermore, there are limited obligations of the Underlying Depositor with respect to certain breaches of representations and warranties relating to the Underlying Mortgage Loans.

     None of the Certificates, the Mortgage Certificates, the Mortgage Loans nor
the Underlying Mortgage Loans will be guaranteed by or insured by any governmental agency or instrumentality, the Depositor, the Underlying Depositor, the Seller, the Master Servicer, the Servicers, the Securities Administrator,
the Trustee or any of their affiliates. Consequently, if payments on the
Mortgage Loans or distributions on the Mortgage Certificates, as applicable, are insufficient or otherwise unavailable to make all payments required on the related Certificates, there will be no recourse to the Depositor, the Underlying
Depositor, the Seller, the Master Servicer, the Servicers, the Securities
Administrator, the Trustee or any of their affiliates.

LIMITED LIQUIDITY

     The Underwriter intends to make a market for purchase and sale of the
Offered Certificates after their initial issuance, but the Underwriter has no obligation to do so. There is no assurance that such a secondary market will develop or, if it does develop, that it will provide you with liquidity of investment or that it will continue for the life of the Offered Certificates. As a result, you may not be able to sell your Certificates or you may not be able to sell your Certificates at a high enough price to produce your desired return on investment.

     The secondary market for mortgage-backed securities has experienced periods of illiquidity and can be expected to do so in the future. Illiquidity means that there may not be any purchasers for your class of Certificates. Although any class of Certificates may experience illiquidity, it is more likely that classes of Certificates that are more sensitive to prepayment, credit or interest rate risk (such as the Interest Only, Super Senior Support, Floating
Rate, Inverse Floating Rate, Principal Only or Subordinated Certificates) will experience illiquidity.

GEOGRAPHIC CONCENTRATION MAY INCREASE RISK OF LOSS DUE TO ADVERSE ECONOMIC
CONDITIONS OR NATURAL DISASTERS

     At various times, certain geographic regions will experience weaker economic conditions and housing markets and, consequently, will experience higher rates of delinquency and loss on mortgage loans generally. In addition,
California, Florida and several other states have experienced natural disasters, including earthquakes, fires, floods and hurricanes, which may adversely affect property values. Any concentration of mortgaged properties in a state or

                                      S-26

region may present unique risk considerations. See the table entitled
"Geographical Distribution of Mortgaged Properties" in Appendix B to this
Prospectus Supplement for a listing of the locations and concentrations of
Mortgaged Properties securing the Mortgage Loans and see the tables entitled
"Geographical Distribution of the Mortgaged Properties" in Appendix C for a
listing of the locations and concentrations of mortgaged properties securing the
Underlying Mortgage Loans as of the Cut-off Date.

     Any deterioration in housing prices in a state or region due to adverse economic conditions, natural disaster or other factors, and any deterioration of economic conditions in a state or region that adversely affects the ability of borrowers to make payments on Mortgage Loans or Underlying Mortgage Loans may result in losses on the Mortgage Loans or the Underlying Mortgage Loans,
respectively. Any losses may adversely affect the yield to maturity of the related Offered Certificates.

     See Appendix B and Appendix C in this Prospectus Supplement for further information regarding the geographic concentration of the Mortgage Loans and the
Underlying Mortgage Loans, respectively.

RIGHTS OF BENEFICIAL OWNERS MAY BE LIMITED BY BOOK-ENTRY SYSTEM

     All of the Offered Certificates, other than the Class 1-A-R and Class
1-A-LR Certificates, are Book-Entry Certificates and will be held through the book-entry system of The Depository Trust Company.

     Transactions in the Book-Entry Certificates generally can be effected only through DTC and Participants. As a result:

     o    your ability to pledge Book-Entry Certificates to entities that do not participate in the DTC system, or to otherwise act with respect to
          Book-Entry Certificates, may be limited due to the lack of a physical certificate for your Certificates; and

     o    under a book-entry format, you may experience delays in the receipt of payments, since distributions will be made by the Securities
          Administrator to DTC, and not directly to you.

     For a more detailed discussion of the Book-Entry Certificates, see
"Description of the Certificates--Book-Entry Certificates" in this Prospectus
Supplement.

TAX CONSEQUENCES OF THE RESIDUAL CERTIFICATE

     o    The Class 1-A-R and Class 1-A-LR Certificates will be the sole
          "residual interests" in the Upper-Tier REMIC and Lower-Tier REMIC, respectively, for federal income tax purposes.

     o    The holders of the Class 1-A-R and Class 1-A-LR Certificates must report as ordinary income or loss the net income or the net loss of the respective REMIC whether or not any cash distributions are made to
          it. This allocation of income or loss may result in a zero or negative after-tax return. No cash distributions are expected to be made with respect to the Class 1-A-R and Class 1-A-LR Certificates other than the distribution of its class balance and interest on that balance.

     o    Treasury regulations require a seller of the Class 1-A-R or Class
          1-A-LR Certificates to either pay the buyer an amount designed to compensate the buyer for assuming the tax liability or transfer only to certain eligible transferees should the seller wish to qualify for
          "safe harbor" protection from possible disregard of such a transfer.

     o    Due to their tax consequences, the Class 1-A-R and Class 1-A-LR
          Certificates will be subject to restrictions on transfer that may affect its liquidity. In addition, the Class 1-A-R and Class 1-A-LR
          Certificates may not be acquired by Plans.

     See "Description of the Certificate--Restrictions on Transfer of the Class
1-A-R and Class 1-A-LR Certificates," "Prepayment and Yield
Considerations--Yield on the Class 1-A-R and Class 1-A-LR Certificates," "ERISA
Considerations" and "Federal Income Tax Consequences" in this Prospectus
Supplement.

                                      S-27

UNITED STATES MILITARY OPERATIONS MAY INCREASE RISK OF RELIEF ACT SHORTFALLS

     As a result of the United States military operations in Afghanistan and
Iraq, the United States has placed a substantial number of armed forces reservists and members of the National Guard on active duty status. It is possible that the number of reservists and members of the National Guard placed on active duty status in the near future may remain at high levels for an extended time. To the extent that a member of the military, or a member of the armed forces reserves or National Guard who is called to active duty, is a mortgagor of a Mortgage Loan in the Trust or a mortgagor of an Underlying
Mortgage Loan, the interest rate limitation of the Servicemembers Civil Relief
Act and any comparable state law will apply. This may result in interest shortfalls on the Mortgage Loans, which will be borne by the classes of interest-bearing Group 1 Certificates and Component as described herein
(irrespective of the availability of credit enhancement) or on the Underlying
Mortgage Loans, which will be borne by the Mortgage Certificates, and in turn by the Group 2 Certificates and Component. The Depositor and the Underlying
Depositor have not taken any action to determine whether any of the Mortgage
Loans or Underlying Mortgage Loans, as applicable, would be affected by such interest rate limitation. See "Description of the Certificates--Distributions on
the Group 1 Certificates--Interest" and "--Distributions on the Group 2
Certificates--Interest" in this Prospectus Supplement, "Certain Legal Aspects of the Mortgage Loans--Servicemembers Civil Relief Act and Similar Laws" in the
Prospectus.

     The following additional Risk Factors generally relate to Group 1.

MORTGAGE LOANS PAYING INTEREST ONLY DURING THE FIRST TEN YEARS MAY HAVE A HIGHER
RISK OF DEFAULT OR RATES OF PREPAYMENT

     Some of the Mortgage Loans do not require any scheduled payments of principal during the first ten years after origination, but require scheduled payments of interest only during this time. See "Summary of Terms--The Group 1
Assets" for the percentages and balances of these Mortgage Loans included in the
Group 1 Mortgage Pool. During this ten year period, the payment due from the related mortgagor will be less than that of a traditional mortgage loan. In addition, the principal balance of the Mortgage Loan will not be reduced (except in the case of prepayments) because there will be no scheduled monthly payments of principal during this period. Accordingly, no principal payments will be distributed to the Group 1 Certificates and Component from these Mortgage Loans during their interest only period except in the case of a prepayment.

     After the initial interest only period, payments on an Interest Only
Mortgage Loan will be recalculated to amortize fully its unpaid principal balance over its remaining life and the mortgagor will be required to make scheduled payments of both principal and interest. The required payment of principal will increase the burden on the mortgagor and may increase the risk of default or prepayment under the related Mortgage Loan. In underwriting Interest
Only Mortgage Loans, the originators generally do not consider the ability of mortgagors to make payments of principal at the end of the interest only period.
Higher scheduled monthly payments may induce the related mortgagors to refinance their mortgage loans, which would result in higher prepayments. In addition, in default situations losses may be greater on these Mortgage Loans because they do not amortize during the initial period. Losses, to the extent not covered by credit enhancement, will be allocated to the related Group 1 Certificates and
Component.

     Mortgage loans with an initial interest only period are relatively new in the secondary mortgage market. The performance of these mortgage loans may be significantly different from mortgage loans that amortize from origination. In particular these mortgagors may be more likely to refinance their mortgage loans, which may result in higher prepayment speeds than would otherwise be the case.

INCLUSION OF MORTGAGE LOANS THAT HAVE BEEN DELINQUENT IN THE PAST MAY INCREASE
RISK OF LOSS

     Although all of the Mortgage Loans were current as of the Cut-off Date, approximately 0.40% of the Mortgage Loans (by aggregate Stated Principal Balance of the Mortgage Loans) have been 30 days delinquent more than once during the previous twelve months. Other than with respect to 1 Mortgage Loan which represents approximately 0.21% of all the Mortgage Loans (by aggregate Stated
Principal Balance of the Mortgage Loans), no Mortgage Loan has been delinquent more than twice during the previous twelve months. It is possible that a
Mortgage Loan that has been delinquent more than once in the recent past may be more likely than other Mortgage Loans to become delinquent in the future.

                                      S-28

SUBORDINATION OF THE GROUP 1 SUPER SENIOR SUPPORT CERTIFICATES AND THE
SUBORDINATE CERTIFICATES INCREASES RISK OF LOSS

     If you purchase a Subordinate Certificate, you are more likely to suffer losses as a result of losses or delinquencies on the Mortgage Loans than are holders of the Group 1 Senior Certificates and the Class A-1/2 Certificates
(which has a Component in Group 1).

     o    The rights of each class of Subordinate Certificates to receive distributions of interest and principal are subordinated to the rights of the Group 1 Senior Certificates and Component, and each class of
          Subordinate Certificates with a lower numerical designation. For example, the Class B-2 Certificates will not receive principal or interest on a Distribution Date until the Group 1 Senior Certificates and Component and Class B-1 Certificates have received the amounts to which they are entitled on that Distribution Date.

     o    The Non-PO Percentage of losses that are realized on the Mortgage
          Loans will be allocated first to the Class B-6 Certificates, then to the Class B-5 Certificates and so on, in reverse of the numerical order of the Subordinate Certificates until the outstanding class balances of those classes have been reduced to zero.

     o    The Class 30-PO Certificates will be entitled to reimbursement for certain losses allocated to them from amounts otherwise distributable as principal on the Subordinate Certificates in reverse numerical order.

     If you purchase a Group 1 Super Senior Support Certificate, you should consider the risk that after the Subordinate Certificates are no longer outstanding, the principal portion of losses realized on the Mortgage Loans that are allocated to the Group 1 Super Senior Certificates will be borne by the
Group 1 Super Senior Support Certificates, rather than the Group 1 Super Senior
Certificates, for so long as the Group 1 Super Senior Support Certificates are outstanding. See "Description of the Certificates--Allocation of Losses to the
Group 1 Certificates" in this Prospectus Supplement.

     For a more detailed description of the subordination feature of the
Subordinate Certificates, see "Description of the Certificates--Allocation of
Losses to the Group 1 Certificates" in this Prospectus Supplement.

SPECIAL RETAIL CERTIFICATES ARE COMPANION CERTIFICATES AND MAY BE HIGHLY
VOLATILE

     The Class 1-A-5 Certificates, which are Special Retail Certificates, are also Companion Certificates. As Companion Certificates, the amount distributable on any Distribution Date as principal to the Class 1-A-5 Certificates as a class and the weighted average life of the Class 1-A-5 Certificates as a class will be extremely sensitive to prepayments on the Mortgage Loans.

     Companion Certificates have been designed to stabilize PAC and Scheduled
Certificates. If principal payments on the Mortgage Loans fall below a certain level for a Distribution Date, the Companion Certificates will receive no distributions of principal and if principal payments on the Mortgage Loans exceed a certain level for a Distribution Date they will be paid in full before the PAC and Scheduled Certificates receive more than certain prescribed amounts.
This makes the amount of principal which the Class 1-A-5 Certificates will receive on any Distribution Date and the weighted average life of such class as a whole highly volatile. See "Description of the Certificates--Distributions on
the Group 1 Certificates--Principal--Principal Payment Characteristics of the
Group 1 PAC Certificates, Group 1 Scheduled Certificates and the Companion
Certificates" and "Prepayment and Yield Considerations--Weighted Average Lives
of the Offered Certificates" in this Prospectus Supplement.

DISTRIBUTIONS OF PRINCIPAL TO THE SPECIAL RETAIL CERTIFICATES

     Although, as described herein, there can be no assurance as to the rate at which principal distributions will be made on any class of Offered Certificates, the Special Retail Certificates, in particular, may be inappropriate investments for you if you require a distribution of a particular amount of principal on a specific date or an otherwise predictable stream of distributions. If you own
Special Retail Certificates, funds available for distributions of principal may not be sufficient to permit the distributions you request within any specific period of time after your request. During periods in which prevailing interest rates are generally higher than the pass-through rate for the Special Retail
Certificates, greater numbers of beneficial owners may request distributions of principal to take

                                      S-29

advantage of higher interest rates. During such periods there may, however, be a concurrent reduction in the rate of prepayments of the Mortgage Loans, thus limiting the funds available for such distributions.

     In addition, because of the random lot procedure for distributing principal, you may receive a principal distribution on your Special Retail
Certificates on a Distribution Date (even if you have not requested such a distribution) if the amount available for distribution in respect of principal on such Distribution Date on the Special Retail Certificates exceeds the aggregate amount requested for distribution of principal by all holders of
Special Retail Certificates. It is more likely that amounts will be distributed by random lot during the periods of the relatively low interest rates and, correspondingly, higher prepayment rates. Under such circumstances you may have difficulty reinvesting these principal distributions at rates as high as the pass-through rate of your Certificates or your expected yield.

     The following additional Risk Factors generally relate to Group 2.

SUBORDINATION OF GROUP 2 SUPER SENIOR SUPPORT CERTIFICATES INCREASES RISK OF
LOSS

     If you purchase a Group 2 Super Senior Support Certificate, you should consider the risk that the principal portion of losses realized on the
Underlying Mortgage Loans that are allocated to the Group 2 Super Senior
Certificates will be borne by the Group 2 Super Senior Support Certificates, rather than the Group 2 Super Senior Certificates, for so long as the Group 2
Super Senior Support Certificates is outstanding. See "Description of the
Certificates--Allocation of Losses to the Group 2 Certificates" in this
Prospectus Supplement.

THE RATINGS OF THE GROUP 2 CERTIFICATES ARE DEPENDENT ON THE RATINGS OF THE
MORTGAGE CERTIFICATES

     The ratings of the Group 2 Certificates by Fitch Ratings are based on its ratings of the Mortgage Certificates. Any negative change in its ratings of the
Mortgage Certificates may result in a negative change in the ratings of the
Group 2 Certificates.

                                      S-30

                               THE GROUP 1 ASSETS

THE GROUP 1 MORTGAGE POOL

     The following descriptions of the Mortgage Loans and the Mortgaged
Properties below and in Appendix B are based upon the expected characteristics of the Mortgage Loans as of the close of business on the Cut-off Date. The balances shown have been adjusted for the scheduled principal payments due on or before the Cut-off Date. Prior to the Closing Date, Mortgage Loans may be
removed from the Group 1 Mortgage Pool and other Mortgage Loans may be substituted for them. The Depositor believes that the information set forth in this Prospectus Supplement is representative of the characteristics of the
Mortgage Loans as they will be constituted on the Closing Date. Unless the context requires otherwise, references below and in Appendix B to percentages of the Mortgage Loans are approximate percentages of the aggregate Stated Principal
Balance of the Mortgage Loans as of the Cut-off Date.

     The Group 1 Assets will consist primarily of a pool (the "GROUP 1 MORTGAGE
POOL") of fixed-rate, conventional, fully-amortizing mortgage loans (the
"MORTGAGE LOANS") secured by first liens on one- to four-family residential properties. The Mortgage Loans will consist of mortgage loans substantially all of which have original terms to stated maturity of approximately 20 to 30 years.
Borrowers may, however, prepay their Mortgage Loans at any time. Accordingly, the actual date on which any Mortgage Loan is paid in full may be earlier than the stated maturity date due to unscheduled payments of principal. The Mortgage
Loans will have scheduled monthly payments of interest and principal due on the first day of each month.

     The Group 1 Mortgage Pool consists of Mortgage Loans either (i) originated by the Originators or (ii) purchased by the Originators from various entities that either originated the Mortgage Loans or acquired the Mortgage Loans pursuant to mortgage loan purchase programs operated by such entities.

     The table below sets forth the percentage of Mortgage Loans that were originated or acquired by each of the entities listed below:

ORIGINATOR                                                 GROUP 1 MORTGAGE POOL
----------                                                 ---------------------
Bank of America.........................................           39.33%
JPMorgan................................................           21.74%
RFC.....................................................           16.08%
Wells Fargo Bank........................................           10.42%
National City Mortgage..................................            4.38%
SunTrust................................................            4.11%
WAMU....................................................            3.95%

     The Mortgage Loans will be sold by the Seller to the Depositor on the
Closing Date pursuant to a mortgage loan purchase agreement between the Seller and the Depositor (the "MORTGAGE LOAN PURCHASE AGREEMENT"). See "The Pooling and
Servicing Agreement and the Servicing Agreements--Repurchases of Mortgage Loans"
in this Prospectus Supplement.

     For a description of the underwriting standards of certain of the
Originators, see "--Underwriting Standards of Bank of America, National
Association," "--Underwriting Standards of JPMorgan Chase Bank, N.A.,"
"--Underwriting Standards of Residential Funding Corporation" and
"--Underwriting Standards of Wells Fargo Bank, N.A." below.

     Approximately 26.00% of the Mortgage Loans were originated under Bank of
America's Accelerated Processing Programs. Mortgage Loans in the Accelerated
Processing Programs are subject to less stringent documentation requirements.
None of the Mortgage Loans were originated under Bank of America's All Ready
Home and Rate Reduction Refinance programs. See "--Underwriting Standards of
Bank of America, National Association" below.

     Although all of the Mortgage Loans were current as of the Cut-off Date, approximately 0.40% of the Mortgage Loans (by aggregate Stated Principal Balance of the Mortgage Loans) have been 30 days delinquent more than once during the previous twelve months. Other than with respect to one Mortgage Loan, which represents approximately

                                      S-31

0.21% of the Mortgage Loans (by aggregate Stated Principal Balance of the
Mortgage Loans), no Mortgage Loan has been delinquent more than twice during the previous twelve months.

     Certain of the Mortgage Loans are Interest Only Mortgage Loans. "INTEREST
ONLY MORTGAGE LOANS" are Mortgage Loans that require only payments of interest for the first ten years following origination. See "Summary of Terms--The Group
1 Assets" for the percentages of Interest Only Mortgage Loans included in the
Group 1 Mortgage Pool.

     None of the Mortgage Loans will be subject to a buydown agreement. See "The
Trust Funds--The Mortgage Loans--Payment Provisions of the Mortgage Loans" in
the Prospectus.

     As of the Cut-off Date (other than with respect to one Mortgage Loan with a
Loan-to-Value Ratio of 98.24%, representing approximately 0.22% of the Group 1
Mortgage Loans (by aggregate Stated Principal Balance of the Mortgage Loans)), no Mortgage Loan will have a Loan-to-Value Ratio of more than 95.00%. The
"LOAN-TO-VALUE RATIO" of a Mortgage Loan generally means the ratio, expressed as a percentage, of (i) the principal balance of the Mortgage Loan at origination divided by (ii) the lesser of (a) the value of the related Mortgaged Property, based on the lesser of any appraisal (or in certain cases, an automated valuation model or tax assessed value) made at the time of origination of the
Mortgage Loan or the purchase price; provided, however, that in the case of a refinanced Mortgage Loan, the value will be based solely on the appraisal (or automated valuation model or tax assessed value) made in connection with the origination of such refinanced Mortgage Loan. The value of any mortgaged property generally will change from the level that existed on the appraisal or sales date. If residential real estate values generally or in a particular geographic area decline, the Loan-to-Value Ratios might not be a reliable indicator of the rates of delinquencies, foreclosures and losses that could occur with respect to the Mortgage Loans. For more information on the
Loan-to-Value Ratios of the Mortgage Loans, see the "Original Loan-to-Value
Ratios" table in Appendix B attached hereto. Subject to minor exceptions permitted in the discretion of the Originator of the Mortgage Loan, each
Mortgage Loan with a Loan-to-Value Ratio at origination in excess of 80% will be covered by a primary mortgage guaranty insurance policy which conforms to the standards of Fannie Mae or Freddie Mac. No such primary mortgage insurance policy will be required with respect to any such Mortgage Loan after the date on which the related Loan-to-Value Ratio is less than 80%. Notwithstanding the foregoing, a Mortgage Loan which at origination was covered by a primary mortgage guaranty insurance policy may no longer be covered by such policy as a result of the mortgagor obtaining an appraisal after origination indicating a loan-to-value ratio at the time of such appraisal of less than 80%.

     The Originators may have used Credit Scores as part of their origination processes. "CREDIT SCORES" are statistical credit scores obtained by many mortgage lenders in connection with the loan application to help assess a borrower's creditworthiness. Credit Scores are generated by models developed by a third party and are made available to lenders through three national credit bureaus, Experian (FICO), Equifax (Beacon) and TransUnion (Empirica). The models were derived by analyzing data on consumers in order to establish patterns which are believed to be indicative of the borrower's probability of default. A Credit
Score is based on a borrower's historical credit data, including, among other things, payment history, delinquencies on accounts, levels of outstanding indebtedness, length of credit history, types of credit and bankruptcy experience. Credit Scores range from approximately 300 to approximately 850, with higher scores indicating an individual with a more favorable credit history compared to an individual with a lower score. However, a Credit Score purports only to be a measurement of the relative degree of risk a borrower represents to a lender, i.e., that a borrower with a higher score is statistically expected to be less likely to default in payment than a borrower with a lower score. In addition, it should be noted that Credit Scores were developed to indicate a level of default probability over a two-year period which does not correspond to the life of a mortgage loan. Furthermore, Credit Scores were not developed specifically for use in connection with mortgage loans, but for consumer loans in general. Therefore, a Credit Score does not take into consideration the effect of mortgage loan characteristics on the probability of repayment by the borrower. The Credit Scores set forth in the following tables were obtained at either the time of origination of the Mortgage Loan or more recently. None of the Depositor, the Seller or any Originator makes any representations or warranties as to the actual performance of any Mortgage Loan or that a particular Credit Score should be relied upon as a basis for an expectation that a borrower will repay its Mortgage Loan according to its terms.

                                      S-32

UNDERWRITING STANDARDS OF BANK OF AMERICA, NATIONAL ASSOCIATION

     All of the Mortgage Loans originated or acquired by Bank of America were underwritten in accordance with the following guidelines.

     Each mortgage loan underwritten by Bank of America under its general underwriting standards is underwritten in accordance with guidelines established in the Bank of America's Product and Policy Guides (the "PRODUCT GUIDES"). These
underwriting standards applied by Bank of America in originating or acquiring mortgage loans are intended to evaluate the applicants' repayment ability, credit standing and assets available for downpayment, closing costs and cash reserves. Additionally, guidelines are established regarding the adequacy of the property as collateral for the loan requested. The underwriting standards as established in the Product Guides are continuously updated to reflect prevailing conditions in the residential market, new mortgage products, and the investment market for residential mortgage loans.

     The use of standardized underwriting guidelines does not imply that each specific criterion was satisfied individually. Bank of America will consider a mortgage loan to be originated in accordance with a given set of guidelines if, based on an overall qualitative evaluation, the loan is in substantial compliance with such underwriting guidelines. Even if one or more specific criteria included in such underwriting guidelines were not satisfied, if other factors compensated for the standards that were not satisfied, the mortgage loan may be considered to be in substantial compliance with the underwriting guidelines.

     The real estate lending processes for one- to four-family mortgage loans follow standard procedures, designed to comply with applicable federal and state laws and regulations. Initially, a prospective borrower is required to complete an application designed to provide pertinent information about the prospective borrower, the property to be financed and the type of loan desired. Information regarding the property to be financed may be provided by the prospective borrower after Bank of America has approved, subject to review of the property to be financed, a loan to the prospective borrower. As part of the description of the prospective borrower's financial condition, Bank of America generally requires a description of income and obtains a credit report, which summarizes the prospective borrower's credit history with merchants and lenders and any public records, such as bankruptcy. If required by product guidelines, an employment verification providing current and historical income information and/or a telephonic employment confirmation is obtained. Such employment verification may be obtained, either through analysis of the prospective borrower's recent pay stub and/or W-2 forms for the most recent two years, relevant portions of the most recent two years' tax returns, or from the prospective borrower's employer, wherein the employer reports the length of employment and current salary with that organization. Self-employed prospective borrowers generally are required to submit relevant portions of their federal tax returns for the past two years.

     Bank of America may, as part of its overall evaluation of a prospective borrower's creditworthiness, use Credit Scores or a combination of Credit Scores and mortgage scores. Credit Scores were not developed to predict the likelihood of default on mortgage loans and, accordingly, may not be indicative of the ability of a mortgagor to repay its Mortgage Loan. A "mortgage score" takes into account not only a borrower's credit history but also uses statistics to predict how the majority of loans with common characteristics in a broad group of the population will perform in the future. The mortgage score used by Bank of
America will either have been developed by Bank of America or by a third party and approved by Bank of America. Some mortgage loans originated by Bank of
America may have no Credit Score or mortgage score or have a credit score that
Bank of America believes, as a result of other factors, is not predictive of a borrower's capacity and willingness to pay. In those cases, Bank of America will obtain an alternative credit history that has at least three credit references, one of which is housing related. A prospective borrower with (1) a higher Credit
Score or (2) a higher Credit Score and mortgage score, which, in either event, indicates a more favorable credit history, is eligible for one of Bank of
America's accelerated processing programs (the "ACCELERATED PROCESSING
PROGRAMS"). Loans in the Accelerated Processing Programs (which include, among others, the All-Ready Home and Rate Reduction Refinance programs described below) are subject to less stringent documentation requirements.

     Once the credit report and any applicable employment and deposit documentation are received, a determination is made as to whether the prospective mortgagor has sufficient monthly income available (i) to meet the mortgagor's monthly obligations on the proposed mortgage loan and other expenses related to the mortgaged property (such as property taxes and hazard insurance)
and (ii) to meet other financial obligations and monthly living expenses.

                                      S-33

     To determine the adequacy of the mortgaged property as collateral, generally an independent appraisal is made of each mortgaged property considered for financing. In certain instances the appraisal may be conducted by an employee of Bank of America or an affiliate. The evaluation is based on the appraiser's estimate of value, giving appropriate weight to both the market value of comparable housing, as well as the cost of replacing the mortgaged property. If the loan is a refinance of a loan currently serviced by Bank of
America, or carries a conforming loan amount, the collateral valuation of the property may be established by an automated valuation or the tax assessed value.

     Certain states where the mortgaged properties securing the mortgage loans are located are "anti-deficiency" states, where, in general, lenders providing credit on one-to-four family properties must look solely to the property for repayment in the event of foreclosure. Bank of America's underwriting guidelines in all states (including anti-deficiency states) require that the value of the mortgaged property being financed currently supports and is anticipated to support in the future the outstanding loan balance and provides sufficient value to mitigate the effects of adverse shifts in real estate values, although there can be no assurance that such value will support the outstanding loan balance in the future.

     Bank of America may provide secondary financing to a borrower contemporaneously with the origination of the first mortgage loan but only if the first mortgage loan does not have a loan-to-value ratio exceeding 80% and a combined loan-to-value ratio exceeding 95%. The underwriting guidelines applied to the first mortgage loan are based on the combined higher loan-to-value ratio with the exception of the requirement of primary mortgage insurance and loan amount limit. Secondary financing by a lender other than Bank of America is not prohibited but the terms of such financing are subject to review by Bank of
America and may not be as stringent as Bank of America's underwriting guidelines for secondary financing.

UNDERWRITING STANDARDS OF JPMORGAN CHASE BANK, N.A.

     All of the Mortgage Loans originated or acquired by JPMorgan were underwritten in accordance with the following guidelines.

     General Underwriting Guidelines

     The following is a description of the underwriting policies customarily employed by JPMorgan with respect to residential mortgage loans which it originated during the period of origination of the Mortgage Loans. JPMorgan has represented to the Seller that the Mortgage Loans were originated generally in accordance with such policies. References to JPMorgan Mortgage Loans in this section only refer to those Mortgage Loans originated or acquired by JPMorgan.

     JPMorgan's real estate lending process for one- to four-family residential mortgage loans follows procedures established to comply with applicable federal and state laws and regulations. JPMorgan's underwriting standards are designed to evaluate a borrower's credit standing and repayment ability and the value and adequacy of the mortgaged property as collateral.

     Certain of the JPMorgan Mortgage Loans were originated in a manner generally consistent with Fannie Mae or Freddie Mac published underwriting guidelines, except as to loan amounts. JPMorgan believes that each JPMorgan
Mortgage Loan originated in such a manner generally meets the credit, appraisal and underwriting standards described in such published underwriting guidelines, except for the original principal balances of such JPMorgan Mortgage Loans.
Certain other of the JPMorgan Mortgage Loans were not originated in a manner generally consistent with Fannie Mae or Freddie Mac published underwriting guidelines but generally satisfy the underwriting guidelines described in this section. Initially, a prospective borrower is required to fill out an application designed to provide pertinent information about the borrower's assets, liabilities, income and credit, the property to be financed and the type of loan desired. JPMorgan obtains a three-file merged credit report for each borrower, which summarizes each repository's credit score, credit history and depth, and any derogatory public records. The middle of three credit scores is used if there is a single applicant and the lowest of the three credit scores is used if there are joint applicants. In addition, JPMorgan verifies employment, income and assets. Self-employed prospective borrowers are generally required to submit their federal income tax returns for the last two years and in certain cases a separate statement of income and expenses independently verified by a third party.

                                      S-34

     Pursuant to JPMorgan's "Reduced Documentation Program," written verification of the borrower's income is not required. In order to qualify for the program, the borrower must satisfy a 25% down-payment requirement from the borrower's own assets. These assets are verified through bank statements and may be supplemented by third-party verification. A residential mortgage credit report, or "in file" report, is obtained and reviewed to determine the borrower's repayment history. The maximum loan-to-value ratio of any mortgage loan originated under this program is approximately 75% (65% for "cash out"
refinancings).

     Pursuant to JPMorgan's "Streamlined Refinance Program," verification and documentation of application information is reduced for borrowers who refinance fully amortizing fixed rate mortgage loans serviced by JPMorgan. In order to qualify for this refinance program, the borrower must have demonstrated overall creditworthiness as defined in the program guides. In addition, a documented servicing record with respect to such borrower of at least 24 months must be available. If there are multiple lenders during such 24 month period, JPMorgan must have been the servicer for at least the most recent 12 months.

     Once the necessary information is received, a determination is made as to whether the prospective borrower has sufficient monthly income available to meet the borrower's monthly obligations on the proposed loan and other expenses related to the residence (such as property taxes and insurance) as well as to meet other financial obligations and monthly living expenses. For loans with a loan-to-value ratio of 80% or less, JPMorgan's lending guidelines require that all current fixed obligations of the borrower (including mortgage payments based on JPMorgan's mortgage rates at the time of the application and other expenses related to the residence) generally may not exceed 40% of the borrower's gross income in the case of a borrower with income of under $75,000, 42% of the borrower's gross income in the case of a borrower with income of between $75,000 and $150,000 and 44% of the borrower's gross income in the case of a borrower with income in excess of $150,000. For loans with a loan-to-value ratio between
80.01% and 90%, JPMorgan's lending guidelines require that the mortgage payments
(based on JPMorgan's mortgage rates at the time of application) plus applicable real property taxes, any condominium common charges and hazard insurance, generally may not exceed 33% of the borrower's gross income and that all monthly payments, including those mentioned above and other fixed obligations, such as car payments, generally may not exceed 38% of the borrower's gross income. For loans with a loan-to-value ratio between 90.01% and 95%, JPMorgan's lending guidelines require that the mortgage payments (based on JPMorgan's mortgage rates at the time of application) plus applicable real property taxes, any condominium common charges and hazard insurance, generally may not exceed 28% of the borrower's gross income and that all monthly payments, including those mentioned above and other fixed obligations, such as car payments, generally may not exceed 36% of the borrower's gross income. Other credit considerations may cause JPMorgan to depart from these guidelines in certain cases. Where there are two individuals signing the mortgage note, the income and debts of both are included in the computation.

     JPMorgan requires an appraisal (which in certain circumstances may be a confirmation of an existing appraisal) to be made of each property to be financed. The appraisal is conducted by an independent fee appraiser who visits the property and estimates its market value. The independent appraisers do not receive any compensation dependent upon either the amount of the loan or its consummation. In normal practice, the lower of purchase price or appraised value determines the maximum amount which will be advanced against the property. For certain jumbo loans in high value markets, the lower value of two appraisals would be used if certain dollar amounts and loan-to-value thresholds are exceeded.

     From time to time, exceptions and/or variances to JPMorgan's underwriting policies may be made. Such exceptions and/or variances may be made only if specifically approved on a loan-by-loan basis by certain credit personnel of
JPMorgan who have the authority to make such exceptions and/or variances.
Exceptions and/or variances may be made only after careful consideration of certain mitigating factors such as borrower capacity, liquidity, employment and residential stability and local economic conditions.

     JPMorgan obtains a search of the liens of record to which the property being financed is subject at the time of origination. Title insurance is required in the case of all mortgage loans.

UNDERWRITING STANDARDS OF RESIDENTIAL FUNDING CORPORATION

     All of the Mortgage Loans originated or acquired by RFC were underwritten in accordance with the following guidelines.

                                      S-35

     RFC's underwriting standards with respect to the mortgage loans will generally conform to those published in RFC's Client Guide, as applicable to the
"Jumbo A" program. The underwriting standards contained in RFC's Client Guide are continuously revised based on opportunities and prevailing conditions in the residential mortgage market and the market for mortgage pass-through certificates. The mortgage loans may be underwritten by RFC, a seller that sold the mortgage loans to RFC, or a designated third party through the use of an automated underwriting system. RFC may perform only sample quality assurance reviews to determine whether the mortgage loans in any mortgage pool were underwritten in accordance with applicable standards. Any determination of underwriting eligibility using an automated system will only be based on the information entered into the system and the information that the system is programmed to review. Loans underwritten through the use of an automated underwriting system may not require delivery to RFC of all or a portion of the related credit files.

     RFC's underwriting standards include a set of specific criteria under which the underwriting evaluation is made. However, the application of underwriting standards does not imply that each specific criterion was satisfied individually. Rather, a mortgage loan will be considered to be originated in accordance with a given set of underwriting standards if, based on an overall qualitative evaluation, the loan is in substantial compliance with the underwriting standards.

     The following is a brief description of the underwriting standards set forth in RFC's Client Guide for full documentation loan programs. Generally, a prospective borrower is required to fill out a detailed application providing pertinent credit information. As part of the application, the borrower is required to provide a current balance sheet describing assets and liabilities and a statement of income and expenses, as well as an authorization to apply for a credit report which summarizes the borrower's credit history with merchants and lenders and any record of bankruptcy. In addition, an employment verification is obtained which reports the borrower's current salary and may contain the length of employment and an indication as to whether it is expected that the borrower will continue that employment in the future.

     In determining the adequacy of the mortgaged property as collateral, an appraisal is made of each property considered for financing. The appraiser is required to verify that the property is in good condition and that construction, if new, has been completed. The appraisal is based on various factors, including the market value of comparable homes and the cost of replacing the improvements.
Credit scores from credit reports provided by various credit reporting organizations may be obtained in connection with mortgage loan applications to help assess a borrower's credit-worthiness. The credit score is designed to assess a borrower's credit history at a single point in time, using objective information currently on file for the borrower at a particular credit reporting organization. Credit scores range from approximately 350 to approximately 840, with higher scores indicating an individual with a more favorable credit history compared to an individual with a lower score. However, a credit score purports only to be a measurement of the relative degree of risk a borrower represents to a lender, i.e., a borrower with a higher score is statistically expected to be less likely to default in payment than a borrower with a lower score. In most cases, a credit score does not take into consideration the differences between mortgage loans and consumer loans, or the specific characteristics of the related mortgage loan, including the LTV ratio, the collateral for the mortgage loan, or the debt to income ratio.

     Once all applicable employment, credit and property information is received, a determination is made as to whether the prospective borrower has sufficient monthly income available to meet the borrower's monthly obligations on the proposed mortgage loan and other expenses related to the home, including property taxes and hazard insurance, and other financial obligations and monthly living expenses.

     In addition, some mortgage loans may have been underwritten pursuant to a streamlined documentation refinancing program contained in RFC's Client Guide.
This program permits mortgage loans to be refinanced with only limited verification or updating of the underwriting information that was obtained at the time that the original mortgage loan was originated. For example, a new appraisal of the mortgaged property may not be required if the refinanced mortgage loan was originated up to approximately 24 months prior to the refinancing. In addition, the mortgagor's income may not be verified, although continued employment is required to be verified. In some cases, the mortgagor may be permitted to borrow up to 105% of the outstanding principal amount of the original mortgage loan. Each mortgage loan underwritten pursuant to this program will be treated as having been underwritten pursuant to the same underwriting documentation program as the mortgage loan that it refinanced.

                                      S-36

     The underwriting standards set forth in RFC's Client Guide may be varied in appropriate cases, including "limited" or "reduced loan documentation" mortgage loan programs. Some reduced loan documentation programs, for example, do not require income, employment or asset verifications. In most cases, in order to be eligible for a reduced loan documentation program, the LTV ratio must meet applicable guidelines, the borrower must have a good credit history and the borrower's eligibility for this type of program may be determined by use of a credit scoring model.

UNDERWRITING STANDARDS OF WELLS FARGO BANK, N.A.

     All of the Mortgage Loans originated or acquired by Wells Fargo Bank were underwritten in accordance with the following guidelines.

     The Wells Fargo Bank underwriting guidelines evaluate the applicant's credit standing and ability to repay the loan, as well as the value and adequacy of the mortgaged property as collateral. The Wells Fargo Bank underwriting guidelines represent a balancing of several factors that may affect the ultimate recovery of the loan amount, including, among others, the amount of the loan, the ratio of the loan amount to the property value (i.e., generally the lower of the appraised value of the mortgaged property and the purchase price), the borrower's means of support and the borrower's credit history. The Wells Fargo
Bank underwriting guidelines may vary according to the nature of the borrower or the type of loan, since differing characteristics may be perceived as presenting different levels of risk. In certain instances, exceptions to the Wells Fargo
Bank underwriting guidelines may have been granted by Wells Fargo Bank.

     Wells Fargo Bank supplements the mortgage loan underwriting process with either its own proprietary scoring system or scoring systems developed by third parties such as Freddie Mac's Loan Prospector, Fannie Mae's Desktop Underwriter
or scoring systems developed by private mortgage insurance companies. These scoring systems assist Wells Fargo Bank in the mortgage loan approval process by providing consistent, objective measures of borrower credit and certain loan attributes. Such objective measures are then used to evaluate loan applications and assign each application a "mortgage score."

     The portion of the mortgage score related to borrower credit history is generally based on computer models developed by a third party. These models evaluate information available from three major credit reporting bureaus regarding historical patterns of consumer credit behavior in relation to default experience for similar types of borrower profiles. A particular borrower's credit patterns are then considered in order to derive a "FICO Score" which indicates a level of default probability over a two-year period.

     The mortgage score is used to determine the type of underwriting process and which level of underwriter will review the loan file. For transactions that are determined to be low-risk transactions, based upon the mortgage score and other parameters (including the mortgage loan production source), the lowest underwriting authority is generally required. For moderate and higher risk transactions, higher level underwriters and a full review of the mortgage file are generally required. Borrowers who have a satisfactory mortgage score (based upon the mortgage loan production source) are generally subject to streamlined credit review (which relies on the scoring process for various elements of the underwriting assessments). Such borrowers may also be eligible for a reduced documentation program and are generally permitted greater latitude in the application of borrower total debt-to-income ratio.

     A prospective borrower applying for a mortgage loan is required to complete a detailed application. The loan application elicits pertinent information about the applicant, with particular emphasis on the applicant's financial health
(assets, liabilities, income and expenses), the property being financed and the type of loan desired. A self-employed applicant may be required to submit his or her most recent signed federal income tax returns. With respect to every applicant, credit reports are obtained from commercial reporting services, summarizing the applicant's credit history with merchants and lenders.
Generally, significant unfavorable credit information reported by the applicant or a credit reporting agency must be explained by the applicant. The credit review process generally is streamlined for borrowers with a qualifying credit score.

     Verifications of employment, income, assets or mortgages may be used to supplement the loan application and the credit report in reaching a determination as to the applicant's ability to meet his or her monthly obligations on the proposed mortgage loan, as well as his or her other mortgage payments (if any), living expenses and financial obligations. Mortgage verification involves obtaining information regarding the borrower's payment history with

                                      S-37

respect to any existing mortgage the applicant may have. Verifications of income, assets or mortgages may be waived under certain programs offered by
Wells Fargo Bank, but the Wells Fargo Bank underwriting guidelines require, in most instances, a verbal or written verification of employment to be obtained.
In addition, the loan applicant may be eligible for a loan approval process permitting reduced documentation. The above referenced reduced documentation options and waivers limit the amount of documentation required for an underwriting decision and have the effect of increasing the relative importance of the credit report and the appraisal.

     Documentation requirements vary based upon a number of factors, including the purpose of the loan, the amount of the loan, the ratio of the loan amount to the property value and the mortgage loan production source. Wells Fargo Bank accepts alternative methods of verification in those instances when verifications are part of the underwriting decision; for example, salaried income may be substantiated either by means of a form independently prepared and signed by the applicant's employer or by means of the applicant's most recent paystub and/or W-2. Loans underwritten using alternative verification methods are considered by Wells Fargo Bank to have been underwritten with "full documentation."

     In general, borrowers applying for loans must demonstrate that the ratio of their total monthly debt to their monthly gross income does not exceed certain maximum levels. In the case of adjustable-rate mortgage loans, the interest rate used to determine a mortgagor's monthly payment for purposes of such ratios may, in certain cases, be the initial mortgage interest rate or another interest rate, which, in either case, is lower than the sum of the index rate that would have been applicable at origination plus the applicable margin. In the case of a mortgage loan referred by Wells Fargo Bank's private mortgage banking division, for certain applicants referred by this division, qualifying income may be based on an "asset dissipation" approach under which future income is projected from the assumed liquidation of a portion of the applicant's specified assets.
Secondary financing is permitted on mortgage loans under certain circumstances.
In those cases, the payment obligations under both primary and secondary financing are included in the computation of the total debt to income ratio, and the combined amount of primary and secondary loans will be used to calculate the combined loan-to-value ratio. In evaluating an application with respect to a
"non-owner-occupied" property, which Wells Fargo Bank defines as a property leased to a third party by its owner (as distinct from a "second home," which
Wells Fargo Bank defines as an owner-occupied, non-rental property that is not the owner's principal residence), Wells Fargo Bank will include projected rental income net of certain mortgagor obligations and other assumed expenses or loss from such property to be included in the applicant's monthly gross income or total monthly debt in calculating the foregoing ratios. A mortgage loan secured by a two- to four-family mortgaged property is considered to be an owner-occupied property if the borrower occupies one of the units; rental income on the other units is generally taken into account in evaluating the borrower's ability to repay the mortgage loan.

     Mortgage loans will not generally have had at origination a loan-to-value ratio in excess of 95%. The "loan-to-value ratio" is the ratio, generally expressed as a percentage, of the principal amount of the mortgage loan at origination to the lesser of (i) the appraised value of the related mortgaged property, as established by an appraisal obtained by the originator generally no more than four months prior to origination (or, with respect to newly-constructed properties, no more than twelve months prior to origination), or (ii) the sale price for such property. In some instances, the loan-to-value ratio is based on an appraisal that was obtained by the originator more than four months prior to origination, provided that (i) a recertification of the original appraisal is obtained and (ii) the original appraisal was obtained no more than twelve months prior to origination. For the purpose of calculating the loan-to-value ratio of any mortgage loan that is the result of the refinancing of an existing mortgage loan, the appraised value of the related mortgaged property is generally determined by reference to an appraisal obtained in connection with the origination of the replacement loan. In connection with certain of its originations, Wells Fargo Bank currently obtains appraisals through Value Information Technology, Inc. ("VALUE I.T."), an entity jointly owned by Wells Fargo Bank and an entity unaffiliated with Wells Fargo Bank.

     Wells Fargo Bank originates mortgage loans with loan-to-value ratios in excess of 80% either with or without the requirement to obtain primary mortgage insurance. In some cases for which such primary mortgage insurance is obtained, the excess over 75% (or such lower percentage as Wells Fargo Bank may require at origination) will be covered by primary mortgage insurance (subject to certain standard policy exclusions for default arising from, among other things, fraud or negligence in the origination or servicing of a mortgage loan, including misrepresentation by the mortgagor or other persons involved in the origination thereof) from an approved primary mortgage insurance company until the unpaid principal balance of the mortgage loan is reduced to an amount that

                                      S-38

will result in a loan-to-value ratio less than or equal to 80%. In cases for which such primary mortgage insurance is not obtained, loans having loan-to-value ratios exceeding 80% are required to be secured by primary residences or second homes (excluding cooperatives). Generally, each loan originated without primary mortgage insurance will have been made at an interest rate that was higher than the rate would have been had the loan-to-value ratios been 80% or less or had primary mortgage insurance been obtained.

     A borrower whose mortgage loan is serviced by Wells Fargo Bank may be eligible for Wells Fargo Bank's retention program. Provided such a borrower is current in his or her mortgage payment obligations, Wells Fargo Bank may permit a refinancing of the mortgage loan to a current market interest rate without applying any significant borrower credit or property underwriting standards. As a result, borrowers who qualify under the retention program may not need to demonstrate that their total monthly debt obligations in relation to their monthly income level does not exceed a certain ratio; Wells Fargo Bank may not obtain a current credit report for the borrower or apply a new credit score to the refinanced loan; and the borrower may not be required to provide any verifications of current employment, income level or extent of assets. In addition, no current appraisal or indication of market value may be required with respect to the properties securing mortgage loans that are refinanced under the retention program.

     Wells Fargo Bank may also apply the retention program to its existing borrowers who obtain new purchase money mortgage loans secured by primary residences when the initial principal balance of the new loan would not exceed
200% of the original principal balance of the previous loan. Borrowers may be pre-approved under this program if they have a satisfactory payment history with
Wells Fargo Bank, as well as a satisfactory FICO score. Wells Fargo Bank may waive verifications of borrower income and assets under this program and may not impose any limitation on a borrower's total debt ratio. A new appraisal will be obtained with respect to the residence securing the new purchase money mortgage loan.

                      BANK OF AMERICA, NATIONAL ASSOCIATION

     Bank of America is an indirect wholly-owned subsidiary of Bank of America
Corporation and an affiliate of the Depositor, the Underlying Depositor and the
Underwriter. Bank of America is engaged in a general consumer banking, commercial banking and trust business, offering a wide range of commercial, corporate, international, financial market, retail and fiduciary banking services. Bank of America originates and services residential mortgage loans and performs subservicing functions for affiliates.

     Bank of America's headquarters and its executive offices are located at 101
South Tryon Street, Charlotte, North Carolina 28255. Bank of America is subject to regulation, supervision and examination by the Office of the Comptroller of the Currency and has been approved as a mortgagee and seller/servicer by the
Department of Housing and Urban Development, the Veterans Administration, the
Government National Mortgage Association, Fannie Mae and Freddie Mac.

                            JPMORGAN CHASE BANK, N.A.

     JPMorgan is a wholly-owned bank subsidiary of JPMorgan Chase & Co., a
Delaware corporation whose principal office is located in New York, New York.
JPMorgan is a commercial bank offering a wide range of banking services to its customers both domestically and internationally. It is chartered and its business is subject to examination and regulation, by the Office of the
Comptroller of the Currency. JPMorgan's main office is located in Columbus,
Ohio. It is a member of the Federal Reserve System and its deposits are insured by the Federal Deposit Insurance Corporation.

                         RESIDENTIAL FUNDING CORPORATION

     RFC, an indirect wholly-owned subsidiary of GMAC Mortgage Group, Inc., is engaged in the mortgage banking business, which consists of buying conventional mortgage loans under several loan purchase programs from mortgage loan originators or sellers nationwide, including affiliates, and servicing mortgage loans for its own account and for others. RFC's principal executive offices are located at 8400 Normandale Lake Boulevard, Suite

                                      S-39

250, Minneapolis, Minnesota 55437. Its telephone number is (952) 857-7000. RFC conducts operations from its headquarters in Minneapolis and from offices located in California, Texas, Pennsylvania, New York and Maryland.

                             WELLS FARGO BANK, N.A.

     Wells Fargo Bank is an indirect, wholly owned subsidiary of Wells Fargo &
Company. Wells Fargo Bank is engaged in the business of (i) originating, purchasing and selling residential mortgage loans in its own name and through its affiliates and (ii) servicing residential mortgage loans for its own account and for the account of others. The principal office for servicing functions is located at 1 Home Campus, Des Moines, Iowa 50328-0001 and its telephone number is (515) 213-7300. Wells Fargo Bank is an approved servicer of Fannie Mae,
Freddie Mac and the Government National Mortgage Association.

                         SERVICING OF THE MORTGAGE LOANS

     The table below sets forth the percentage of Mortgage Loans in the Group 1
Mortgage Pool that are serviced by the entities listed below:

SERVICER                                                   GROUP 1 MORTGAGE POOL
--------------------------------------------------------   ---------------------
Bank of America.........................................           39.33%
JPMorgan................................................           21.74%
RFC.....................................................           16.08%
Wells Fargo Bank........................................           10.42%
National City Mortgage..................................            4.38%
SunTrust................................................            4.11%
WAMU....................................................            3.95%

     Bank of America (in its capacity as servicer, a "SERVICER") will service the applicable Mortgage Loans pursuant to a servicing agreement, dated May 27,
2005 (the "BANK OF AMERICA SERVICING AGREEMENT"). JPMorgan (in its capacity as servicer, a "SERVICER" and successor in interest to Chase Home Finance LLC) will service the applicable Mortgage Loans pursuant to a mortgage loan purchase, warranties and servicing agreement, dated as of December 1, 2004 and a mortgage loan purchase, warranties and servicing agreement, dated as of February 1, 2005
(together, as amended from time to time, the "JPMORGAN SERVICING AGREEMENT").
RFC (in its capacity as servicer, a "SERVICER") will service the applicable
Mortgage Loans pursuant to a servicing agreement, dated November 1, 2004 (as amended from time to time, the "RFC SERVICING AGREEMENT"). Wells Fargo Bank (in its capacity as servicer, a "SERVICER") will service the applicable Mortgage
Loans pursuant to a master seller's warranties and servicing agreement, dated as of March 1, 2005 (as amended from time to time, the "WELLS FARGO SERVICING
AGREEMENT"). National City Mortgage (in its capacity as servicer, a "SERVICER")
will service the applicable Mortgage Loans pursuant to a master seller's warranties and servicing agreement, dated as of September 1, 2003 (as amended from time to time, the "NATIONAL CITY SERVICING AGREEMENT"). SunTrust Mortgage
(in its capacity as servicer, a "Servicer") will service the applicable Mortgage
Loans pursuant to a flow sale and servicing agreement dated as of February 1,
2004 (as amended from time to time, the "SUNTRUST SERVICING AGREEMENT"). WAMU
(in its capacity as servicer, a "SERVICER" and collectively with Bank of
America, JPMorgan, RFC, Wells Fargo Bank as a Servicer, National City Mortgage
and SunTrust Mortgage, the "SERVICERS") will service the applicable Mortgage
Loans pursuant to a servicing agreement, dated as of July 1, 2003 (as amended from time to time, and together with the related mortgage loan purchase and sale agreement, dated as of July 1, 2003, as amended from time to time, the "WAMU
SERVICING AGREEMENT" and collectively with the Bank of America Servicing
Agreement, the JPMorgan Servicing Agreement, the RFC Servicing Agreement, the
Wells Fargo Servicing Agreement, the National City Servicing Agreement and the
SunTrust Servicing Agreement, the "SERVICING AGREEMENTS").

     The Servicers may perform any of their obligations under the Servicing
Agreements through one or more subservicers. Despite the existence of subservicing arrangements, each Servicer will be liable for its servicing duties and obligations under the related Servicing Agreement as if such Servicer alone were servicing the related Mortgage Loans. All of the Mortgage Loans will be master serviced by Wells Fargo Bank, N.A. (in such capacity, the "MASTER
SERVICER") in accordance with the terms of the Pooling Agreement. The Master
Servicer will be required to supervise, monitor and oversee the performance of the Servicers, but will not be directly responsible for the

                                      S-40

servicing of the Mortgage Loans. In the event of a default by a Servicer under the related Servicing Agreement, the Master Servicer will be required to enforce any remedies against such Servicer and will be required to either find a successor servicer or (except if the default is by Wells Fargo Bank, in its capacity as a Servicer) assume the primary servicing obligations of the related
Mortgage Loans. In the event of a default by Wells Fargo Bank as a Servicer, if the Master Servicer is unable to appoint a successor servicer, the Trustee will be required to assume the primary servicing obligations of the related Mortgage
Loans. The duties of a "Master Servicer" described in the Prospectus will be performed by the Servicers for the Mortgage Loans in accordance with the
Servicing Agreements.

     The following paragraphs contain information regarding the recent delinquency and foreclosure experience of certain of the Servicers. Such information has been provided to the Depositor by such Servicers and has not been independently verified by the Depositor. Prospective investors in the Group
1 Offered Certificates and the Class A-1/2 Certificates, which have a Component in Group 1, should consider the fact that such information relates to servicing portfolios containing mortgage loans having a variety of payment characteristics and originated under a variety of underwriting programs and that the performance of such portfolios may have been influenced by the addition in recent years of large numbers of newly originated mortgage loans. In addition, the performance of a Servicer's servicing portfolio may have been influenced in the past by factors beyond such Servicer's control, such as general weakening in the national or regional economies or downturns in housing prices in the markets in which the related mortgaged properties are located. Therefore, the performance of the mortgage loans in these portfolios is not necessarily indicative of the future performance of the Mortgage Loans.

FORECLOSURE AND DELINQUENCY EXPERIENCE OF BANK OF AMERICA, NATIONAL ASSOCIATION

     The following table summarizes the delinquency and foreclosure experience on the portfolio of one- to four-family first mortgage loans originated or acquired by Bank of America or certain of its affiliates and serviced or subserviced by Bank of America, or serviced by Bank of America for others, other than (i) mortgage loans acquired through certain mergers with previously unaffiliated entities, (ii) mortgage loans with respect to which the servicing rights were acquired by Bank of America in bulk and (iii) certain mortgage loans originated at bank branches of Bank of America.

     The portfolio of mortgage loans serviced by Bank of America includes both fixed and adjustable interest rate mortgage loans, including "buydown" mortgage loans, loans with balances conforming to Freddie Mac's and Fannie Mae's limits as well as jumbo loans, loans with stated maturities of 10 to 40 years and other types of mortgage loans having a variety of payment characteristics, and includes mortgage loans secured by mortgaged properties in geographic locations that may not be representative of the geographic distribution or concentration of the mortgaged properties securing the Mortgage Loans serviced by Bank of
America. There can be no assurance that the delinquency, foreclosure and loss experience set forth below will be similar to the results that may be experienced with respect to the Mortgage Loans serviced by Bank of America.

                                      S-41

                      BANK OF AMERICA, NATIONAL ASSOCIATION
            DELINQUENCY AND FORECLOSURE EXPERIENCE ON MORTGAGE LOANS



                                          AT MARCH 31, 2005            AT DECEMBER 31, 2004          AT DECEMBER 31, 2003
                                     ---------------------------   ---------------------------   ---------------------------
                                                    OUTSTANDING                   OUTSTANDING                   OUTSTANDING
                                       NUMBER/%      PRINCIPAL       NUMBER/%      PRINCIPAL       NUMBER/%      PRINCIPAL
                                     OF MORTGAGE       AMOUNT      OF MORTGAGE       AMOUNT      OF MORTGAGE       AMOUNT
                                        LOANS      (IN MILLIONS)      LOANS      (IN MILLIONS)      LOANS      (IN MILLIONS)
                                     -----------   -------------   -----------   -------------   -----------   -------------

Total Portfolio ..................    1,307,776     $196,579.7      1,300,762     $194,743.4      1,229,050     $174,777.5
Delinquencies*
   One Installment Delinquent ....       16,384     $  1,864.0         16,251     $  1,802.3         20,406     $  2,219.3
   Percent Delinquent ............          1.3%           0.9%           1.2%           0.9%           1.7%           1.3%
   Two Installments Delinquent ...        4,176     $    425.6          4,224     $    428.3          5,399     $    549.9
   Percent Delinquent ............          0.3%           0.2%           0.3%           0.2%           0.4%           0.3%
   Three or More Installments
      Delinquent .................        5,135     $    494.6          4,935     $    484.0          6,294     $    615.8
   Percent Delinquent ............          0.4%           0.3%           0.4%           0.2%           0.5%           0.4%
In Foreclosure ...................        4,326     $    404.4          4,296     $    399.2          5,449     $    548.2
   Percent in Foreclosure ........          0.3%           0.2%           0.3%           0.2%           0.4%           0.3%
Delinquent and in Foreclosure ....       30,021     $  3,188.5         29,706     $  3,113.8         37,548     $  3,933.2
Percent Delinquent and in
   Foreclosure** .................          2.3%           1.6%           2.3%           1.6%           3.1%           2.3%


----------
*    A mortgage loan is deemed to have "one installment delinquent" if any scheduled payment of principal or interest is delinquent past the end of the month in which such payment was due, "two installments delinquent" if such delinquency persists past the end of the month following the month in which such payment was due, and so forth.

**   The sums of the Percent Delinquent and Percent in Foreclosure set forth in this table may not equal the Percent Delinquent and in Foreclosure due to rounding.

FORECLOSURE AND DELINQUENCY EXPERIENCE OF JPMORGAN CHASE BANK, N.A.

     Prior to January 1, 2005, JPMorgan formed Chase Home Finance LLC ("CHF"), a wholly-owned, limited liability company. Prior to January 1, 2005, Chase
Manhattan Mortgage Corporation ("CMMC"), was engaged in the mortgage origination and servicing businesses. On January 1, 2005, CMMC merged with and into CHF with
CHF as the surviving entity.

     In its capacity as a Servicer, JPMorgan will be responsible for servicing the Mortgage Loans in accordance with the terms set forth in its servicing agreement. JPMorgan may perform any or all of its obligations under its servicing agreement through one or more subservicers. JPMorgan has engaged CHF as its subservicer to perform loan servicing activities for the Mortgage Loans on its behalf. JPMorgan will remain liable for its servicing duties and obligations under its servicing agreement as if JPMorgan alone were servicing the Mortgage Loans.

     Chase Home Finance LLC. Due to the recent restructuring of its mortgage operations, JPMorgan does not have meaningful historical servicing data. As a result and due to JPMorgan's engagement of CHF as its subservicer, JPMorgan is providing below historical delinquency, foreclosure and loan loss data for CHF's portfolio of "prime" mortgage loans secured by one- to four-family residential properties which were originated by or for CHF (exclusive of any such mortgage loans as to which master servicing or subservicing arrangements exist)
(expressed as percentages of the total portfolio of such loans as of such date).
The sum of the columns below may not equal the total indicated due to rounding:

                                      S-42



                          AS OF MARCH 31, 2005      AS OF DECEMBER 31, 2004    AS OF DECEMBER 31, 2003
                        ------------------------   ------------------------   ------------------------
                        BY NUMBER   BY PRINCIPAL   BY NUMBER   BY PRINCIPAL   BY NUMBER   BY PRINCIPAL
PERIOD OF DELINQUENCY    OF LOANS      BALANCE      OF LOANS      BALANCE      OF LOANS      BALANCE
---------------------   ---------   ------------   ---------   ------------   ---------   ------------

30-59 Days ........       2.24%         1.73%        2.94%         2.30%        3.16%         2.48%
60-89 Days ........       0.52%         0.38%        0.70%         0.51%        0.75%         0.57%
90 days or more ...       0.34%         0.26%        0.48%         0.35%        0.46%         0.34%

   Total ..........       3.10%         2.37%        4.12%         3.16%        4.37%         3.39%

Foreclosure .......       0.81%         0.58%        0.82%         0.59%        1.16%         0.90%


     The following table presents, for the portfolio of mortgage loans secured by one- to- four-family residential properties which were originated by or for
CHF and which are owned by JPMorgan or Chase Mortgage Holdings, Inc. and serviced by CHF, the net gains (losses) as a percentage of the average principal amount of such portfolio on the disposition of properties acquired in foreclosure or by deed-in-lieu of foreclosure during the periods indicated.



                                        MONTH ENDED MARCH 31,   MONTH ENDED DECEMBER 31,   MONTH ENDED DECEMBER 31,
                                                 2005                     2004                       2003
                                        ---------------------   ------------------------   ------------------------
                                                                 (DOLLARS IN MILLIONS)

Average portfolio principal amount...          $27,338                   $29,990                    $28,474




                                        THREE MONTHS ENDED   TWELVE MONTHS ENDED   TWELVE MONTHS ENDED
                                          MARCH 31, 2005      DECEMBER 31, 2004     DECEMBER 31, 2003
                                        ------------------   -------------------   -------------------
                                                             (DOLLARS IN MILLIONS)

Net gains (losses)(1)................        (0.007%)              (0.002%)              (0.02%)


----------
(1)  Losses are defined as unrealized losses on properties acquired in foreclosure or by deed-in-lieu of foreclosure and proceeds from sale less outstanding book balance (after recognition of such unrealized losses) less certain capitalized costs related to disposition of the related property
     (exclusive of accrued interest). If accrued interest were included in the calculation of losses, the level of losses could substantially increase.

     There can be no assurance that the delinquency, foreclosures and loss experience on the Mortgage Loans will correspond to the delinquency, foreclosure and loss experience set forth in the foregoing tables. In general, during periods in which the residential real estate market is experiencing an overall decline in property values such that the principal balances of the Mortgage
Loans and any secondary financing on the related Mortgaged Properties become equal to or greater than the value of the related Mortgaged Properties, rates of delinquencies, foreclosure and losses could be significantly higher than might otherwise be the case. In addition, adverse economic conditions (which may affect real property values) may affect the timely payment by Mortgagors of monthly payments, and accordingly, the actual rates of delinquencies, foreclosures and losses with respect to the Mortgage Loans in the Trust.

                                      S-43

                               THE GROUP 2 ASSETS

THE MORTGAGE CERTIFICATES

     The Group 2 Assets will consist of three mortgage-backed pass-through certificates, each representing an ownership interest in a class of mortgage-backed pass-through certificates that were previously issued by Banc of
America Mortgage Securities, Inc. (the "UNDERLYING DEPOSITOR"). The underlying certificates consist of (1) an approximately 99.00% Percentage Interest of Banc of America Mortgage Securities, Inc., Mortgage Pass-Through Certificates Series
2004-11, Class 1-A-13 Certificates (the "BOAMS 2004-11 CERTIFICATES"), (2) an
approximately 63.66% Percentage Interest of Banc of America Mortgage Securities,
Inc., Mortgage Pass-Through Certificates Series 2005-1, Class 1-A-22
Certificates (the "BOAMS 2005-1 CERTIFICATES") and (3) a 100.00% Percentage
Interest of Banc of America Mortgage Securities, Inc., Mortgage Pass-Through
Certificates Series 2005-2, Class 1-A-7 Certificates (the "BOAMS 2005-2
CERTIFICATES," and collectively with the BOAMS 2004-11 Certificates and BOAMS
2005-1 Certificates, the "MORTGAGE CERTIFICATES").

     Each of the Mortgage Certificates were issued pursuant to a pooling and servicing agreement dated as of the related closing date, among the Underlying
Depositor, Bank of America, N.A., as servicer and Wells Fargo Bank, N.A., as trustee (the "UNDERLYING POOLING AGREEMENTS"). Each of the Mortgage Certificates
evidences a senior interest in a trust fund (the "UNDERLYING TRUST") created by the related Underlying Pooling Agreement and was issued together with certain other classes of senior certificates and certain classes of subordinate certificates. Each Underlying Trust consists of a pool of conventional, fixed-rate mortgage loans secured by first-liens on one- to four -family residential properties. The mortgage loans underlying the BOAMS 2004-11
Certificates are referred to herein as the "BOAMS 2004-11 MORTGAGE LOANS," the mortgage loans underlying the BOAMS 2005-1 Certificates are referred to herein as the "BOAMS 2005-1 MORTGAGE LOANS" and the mortgage loans underlying the BOAMS
2005-2 Certificates are referred to herein as the "BOAMS 2005-2 MORTGAGE LOANS."
Collectively, the BOAMS 2004-11 Mortgage Loans, BOAMS 2005-1 Mortgage Loans and
BOAMS 2005-2 Mortgage Loans are referred to herein as the "UNDERLYING MORTGAGE
LOANS." Distributions of principal and interest to the Mortgage Certificates are based on payments received or advanced on the related Underlying Mortgage Loans.

     Detailed information about the Mortgage Certificates and the Underlying
Mortgage Loans is contained in (i) the related prospectus supplement (each, an
"UNDERLYING PROSPECTUS SUPPLEMENT") and the accompanying prospectus (each, together with the related Underlying Prospectus Supplement, an "UNDERLYING
PROSPECTUS") for the Mortgage Certificates, each of which is attached to this
Prospectus Supplement as Appendix D, as updated by the information contained on pages S-13 and S-14 of this Prospectus Supplement and in Appendix C to this
Prospectus Supplement and (ii) the monthly distribution date statements for the
May 2005 Distribution Date relating to the Mortgage Certificates, which are attached to this Prospectus Supplement as Appendix F (the "UNDERLYING
DISTRIBUTION DATE STATEMENTS").

     After the distributions on the Mortgage Certificates in May 2005, the
Mortgage Certificates had the following characteristics:



-----------------------------------------------------------------------------------------------------------------------------
                                                                              PRINCIPAL      CERTIFICATE
                        CURRENT                   PRINCIPAL   CERTIFICATE   BALANCE AFTER   BALANCE AFTER
                         PASS-                   BALANCE AS    BALANCE AS     MAY 2005        MAY 2005
  MORTGAGE     ISSUE   THROUGHT    RATING AT     OF ISSUANCE  OF ISSUANCE   DISTRIBUTION    DISTRIBUTION
CERTIFICATE    DATE      RATE       ISSUANCE        DATE          DATE          DATE            DATE         PRINCIPAL TYPE
-----------------------------------------------------------------------------------------------------------------------------

BOAMS                                AAA by                                                                Senior, Sequential
2004-11      12/29/04   5.250%   Fitch and S&P  $100,000,000  $99,000,000  $85,172,375.48  $84,320,651.73          Pay
-----------------------------------------------------------------------------------------------------------------------------
                                  AAA by Fitch
BOAMS                              and Aaa by                                                              Senior, Sequential
2005-1        1/27/05   5.250%      Moody's     $ 70,177,000  $44,677,000  $65,323,548.58  $41,587,132.25          Pay
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                            Senior, Targeted
                                                                                                              Amortization,
BOAMS                             AAA by Fitch                                                                  Accretion
2005-2        2/25/05   5.500%      and S&P     $ 38,143,000  $38,143,000  $37,981,190.40  $37,981,190.40       Directed
-----------------------------------------------------------------------------------------------------------------------------


                                      S-44

     The Trust will be entitled to receive all of the distributions on the
Mortgage Certificates made after the May 2005 underlying distribution date.
Distributions of principal and interest on the Mortgage Certificates will be made on the 25th day of each month (or if that is not a business day, the first business day thereafter). On the Closing Date, Bank of America will sell the
Mortgage Certificates to the Depositor, who will, in turn, convey the Mortgage
Certificates to the Securities Administrator under the Pooling Agreement on behalf of the Trustee. The Securities Administrator will hold the Mortgage
Certificates on behalf of the Trustee through the book-entry facilities of DTC.

     For a further description of the Mortgage Certificates, see "Description of
the Offered Certificates" in each of the Underlying Prospectus Supplements attached hereto as Appendix D.

THE UNDERLYING MORTGAGE LOANS

     The tables in Appendix C summarize certain characteristics of the
Underlying Mortgage Loans as of the Cut-off Date. Additional information with respect to the Underlying Mortgage Loans as of the related underlying cut-off date can be found in the related Underlying Prospectus Supplement and the related Underlying Distribution Date Statements. Investors are cautioned, however, that changes to the composition of the Underlying Mortgage Loans have occurred since the dates of the Underlying Prospectus Supplements and investors should therefore rely primarily on the information in Appendix C to this
Prospectus Supplement for a more accurate description of the Underlying Mortgage
Loans as of the Cut-off Date.

     All of the Underlying Mortgage Loans were originated or acquired by Bank of
America. For a description of the underwriting standards generally applicable to the Underlying Mortgage Loans, see "The Mortgage Loan Programs--Mortgage Loan
Underwriting--Bank of America General Underwriting Standards" in the related underlying base prospectus. Furthermore, all of the Underlying Mortgage Loans
are serviced by Bank of America pursuant to the related Underlying Pooling
Agreements. For information regarding the foreclosure and delinquency of Bank of
America, see "Servicing of the Mortgage Loans--Foreclosure and Delinquency
Experience of Bank of America, National Association." Prospective investors in the Group 2 Offered Certificates and the Class A-1/2 Certificates, which have a
Component in Group 2, should consider the fact that such information regarding foreclosure and delinquency relates to servicing portfolios containing mortgage loans having a variety of payment characteristics and originated under a variety of underwriting programs and that the performance of such portfolios may have been influenced by the addition in recent years of large numbers of newly originated mortgage loans. In addition, the performance of Bank of America's servicing portfolio may have been influenced in the past by factors beyond its control, such as general weakening in the national or regional economies or downturns in housing prices in the markets in which the related mortgaged properties are located. Therefore, the performance of the mortgage loans in these portfolios is not necessarily indicative of the future performance of the
Underlying Mortgage Loans.

                                      S-45

        THE POOLING AND SERVICING AGREEMENT AND THE SERVICING AGREEMENTS

     The Certificates will be issued pursuant to the Pooling Agreement. The
Prospectus contains important additional information regarding the terms and conditions of the Pooling Agreement and the Certificates. See "The Pooling and
Servicing Agreement" in the Prospectus.

     The following summarizes certain provisions of the Pooling Agreement, the
Underlying Pooling Agreements and the Servicing Agreements. The Depositor plans to file a final copy of the Pooling Agreement with the Securities and Exchange
Commission as an exhibit to a Current Report on Form 8-K after the Closing Date.
In addition, the Underlying Depositor filed a final copy of each of the
Underlying Pooling Agreements with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K after the related closing date.

ASSIGNMENT OF THE ASSETS

     In connection with the transfer and assignment of the Mortgage Loans to the
Trustee, the Depositor will deliver or cause to be delivered to the Trustee, or a custodian for the Trustee, if required pursuant to the Pooling Agreement, among other things, with respect to each Mortgage Loan, (i) the mortgage note endorsed to the Trustee, (ii) the mortgage, (iii) except as described below, an assignment of the mortgage in recordable form and (iv) any applicable riders and modifications to the mortgage or mortgage note (collectively, the "MORTGAGE
FILE"). Furthermore, on the Closing Date, Bank of America, National Association
will convey the Mortgage Certificates, together with the right to receive all distributions due thereon after May 25, 2005, to the Depositor. In turn, the
Depositor will convey on the same date the Mortgage Certificates to the
Securities Administrator, on behalf of the Trustee. The Securities Administrator will hold the Mortgage Certificates on behalf of the Trustee through the book-entry facilities of DTC.

     Assignments of the Mortgage Loans to the Trustee (or its nominee) will not be recorded except in states where recordation is required by the rating agencies to obtain the initial ratings on the Certificates set forth in the table beginning on page S-5 in this Prospectus Supplement. In addition to the foregoing, assignments of the Mortgage Loans will not be recorded (i) in states where, in the opinion of counsel acceptable to the Securities Administrator and the Trustee, such recording is not required to protect the Trustee's interest in the Mortgage Loans against the claim of any subsequent transferee of any successor to or creditor of the Depositor or the originator of such Mortgage
Loan, or (ii) with respect to any Mortgage which has been recorded in the name of Mortgage Electronic Registration Systems, Inc. ("MERS") or its designee. With respect to any Mortgage which has been recorded in the name of MERS or its designee, no mortgage assignment in favor of the Trustee will be required to be prepared or delivered. Instead, the Servicers will be required to take all actions as are necessary to cause the Trust to be shown as the owner of the related Mortgage Loan on the records of MERS for purposes of the system of recording transfers of beneficial ownership of mortgages maintained by MERS. The
Trustee (or a custodian on behalf of the Trustee) will promptly review each
Mortgage File after the Closing Date (or promptly after the Trustee's (or a custodian's) receipt of any document permitted to be delivered after the Closing
Date) to determine if any of the documents in the Mortgage File is missing. If any portion of the Mortgage File is not delivered to the Trustee, or a custodian on behalf of the Trustee, and the Depositor does not cure such omission or defect within 90 days, the Depositor will be required to repurchase the related
Mortgage Loan (or any property acquired in respect thereof) at the Purchase
Price to the extent such omission or defect materially and adversely affects the value of such Mortgage Loan.

REPURCHASES OF MORTGAGE LOANS

     The Seller acquired the Mortgage Loans (other than the Mortgage Loans originated by Bank of America) from the Originators pursuant to the related
Servicing Agreements (other than the Bank of America Servicing Agreement). Under those Servicing Agreements, the Originators (other than Bank of America) made certain representations and warranties with respect to the related Mortgage
Loans, as of the date of transfer of such Mortgage Loans to the Seller, which will be assigned by the Seller to the Depositor, and by the Depositor to the
Trustee for the benefit of the Certificateholders. In addition, under the
Mortgage Loan Purchase Agreement, the Seller will make certain representations and warranties with respect to the Mortgage Loans serviced by Bank of America, which will be assigned by the Depositor to the Trustee for the benefit of the
Certificateholders.

                                      S-46

     To the extent that any fact, condition or event with respect to a Mortgage
Loan constitutes a breach of any of the representations made by an Originator or the Seller with respect thereto and such breach materially and adversely affects the value of such Mortgage Loan or the interest of the purchaser therein, such
Originator or the Seller, as applicable, will be obligated to cure such breach.
If the related Originator or the Seller, as applicable, does not cure such breach in accordance with the related Servicing Agreement or the Mortgage Loan
Purchase Agreement, as the case may be, such Originator or the Seller, as applicable, will be required to repurchase such Mortgage Loan (or any property acquired in respect thereof) at a price (the "PURCHASE PRICE") equal to 100% of the unpaid principal balance of such Mortgage Loan plus accrued and unpaid interest on such principal balance at the related mortgage interest rate minus, so long as the entity repurchasing the Mortgage Loan is the servicer of such
Mortgage Loan, the related Servicing Fee Rate. In addition, in the case of the breach of the representation made by an Originator or the Seller that a Mortgage
Loan complied with any applicable federal, state or local predatory or abusive lending laws, such Originator or the Seller, as applicable, will be required to pay any costs or damages incurred by the Trust as a result of a violation of such laws.

     Pursuant to the Mortgage Loan Purchase Agreement, in addition to the representations and warranties made by the Seller with respect to Mortgage Loans serviced by Bank of America (as discussed in the immediately preceding paragraph), the Seller will make to the Depositor (and the Depositor will assign to the Trustee for the benefit of Certificateholders) certain limited representations and warranties as of the Closing Date generally intended to address the accuracy of the mortgage loan schedule and the payment and delinquency status of each Mortgage Loan acquired by the Seller pursuant to the
Servicing Agreements (other than the Bank of America Servicing Agreement). In the event of a breach of any such representation or warranty that does not constitute a breach of any representation or warranty made by an Originator under a Servicing Agreement as described above, the Seller will be required to either (i) repurchase the related Mortgage Loan (or any property acquired in respect thereof) at the Purchase Price or (ii) substitute an Eligible Substitute
Mortgage Loan; however such substitution generally is permitted only within two years of the Closing Date.

     Any Mortgage Loan repurchased or subject to a substitution as described in this section is referred to as a "DELETED MORTGAGE Loan."

     An "ELIGIBLE SUBSTITUTE MORTGAGE LOAN" generally will:

     o    have a principal balance, after deduction of all Monthly Payments due in the month of substitution, not in excess of the Stated Principal
          Balance of the Deleted Mortgage Loan (the amount of any shortfall to be delivered to the Master Servicer by the entity obligated to repurchase such Mortgage Loan, and held for distribution to the
          Certificateholders on the related Distribution Date (a "SUBSTITUTION
          ADJUSTMENT AMOUNT"));

     o    have a Net Mortgage Interest Rate not less than and not more than 2%
          greater than that of the Deleted Mortgage Loan;

     o    be of the same type as the Deleted Mortgage Loan;

     o    have a Loan-to-Value Ratio not higher than that of the Deleted
          Mortgage Loan;

     o    have a FICO score not less than that of the Deleted Mortgage Loan;

     o    have a credit grade not lower in quality than that of the Deleted
          Mortgage Loan;

     o    have the same lien priority as the Deleted Mortgage Loan;

     o    have a remaining term to maturity not greater than (and not more than one year less than) that of the Deleted Mortgage Loan; and

     o    comply with all of the applicable representations and warranties in the applicable Servicing Agreement, the Mortgage Loan Purchase
          Agreement and Pooling Agreement, as applicable, as of the date of substitution.

                                      S-47

     To the extent that any fact, condition or event with respect to a Mortgage
Loan constitutes a breach of both a representation and warranty of an Originator under the applicable Servicing Agreement (other than the Bank of America
Servicing Agreement), and a breach of a representation and warranty of the
Seller under the Mortgage Loan Purchase Agreement, then the only right or remedy of the Trustee or any Certificateholder will be the Trustee's right to enforce the obligations of such Originator under the applicable Servicing Agreement, and there will be no remedy against the Seller for such breach (other than the
Seller's obligation to pay any costs or damages incurred by the Trust as a result of violation of any applicable federal, state or local predatory or abusive lending laws, to the extent not paid by the applicable Originator).

     This cure, repurchase or substitution obligation constitutes the sole remedy available to Certificateholders or the Trustee for omission of, or a material defect in, a Mortgage Loan document.

REPURCHASES OF MORTGAGE CERTIFICATES AND UNDERLYING MORTGAGE LOANS

     On the Closing Date, the Depositor, in addition to making certain other limited representations and warranties regarding the Mortgage Certificates, will represent in the Pooling Agreement that the Mortgage Certificates were acquired free of any lien, mortgage, pledge, charge, encumbrance, adverse claim or other security interest. Within 90 days of its discovery or its receipt of notice of a breach of these representations and warranties, the Depositor shall cure such breach in all material respects or shall repurchase the affected Mortgage
Certificate from the Securities Administrator at a price equal to the sum of (i)
the principal balance of such Mortgage Certificate as of the next Distribution
Date and (ii) one month's interest on such principal balance of such Mortgage
Certificate at the applicable pass-through rate for such Mortgage Certificate.
The purchase price for any repurchased Mortgage Certificates shall be deposited by the Securities Administrator in the Certificate Account. This cure or repurchase obligation of the Depositor constitutes the sole remedy available to the holders of Group 2 Certificates or to the Trustee on behalf of the
Certificateholders.

     In each Underlying Pooling Agreement, the Underlying Depositor made certain representations regarding the related Underlying Mortgage Loans and its ability to deliver certain mortgage loan documents. Under certain circumstances, the
Underlying Depositor may be required to repurchase or substitute a mortgage loan for an Underlying Mortgage Loan. The removal or substitutions of Underlying
Mortgage Loans may result in changes to the characteristics of the related
Underlying Mortgage Loans that are shown in Appendix C attached hereto or in the related Underlying Prospectus Supplement in Appendix D attached hereto. For a further description of the circumstances in which the Underlying Depositor may repurchase or substitute for a mortgage loan, see "The Pooling and Servicing
Agreement--Repurchase of Mortgage Loans" in the Underlying Prospectus
Supplements.

OPTIONAL PURCHASES OF CERTAIN MORTGAGE LOANS

     The Depositor, in its sole discretion, may purchase from the Trust any
Mortgage Loan that is at least 180 days delinquent. The Underlying Depositor, in its sole discretion, also has the option to purchase from the related Underlying
Trust any Underlying Mortgage Loan that is at least 180 days delinquent.

PAYMENTS ON MORTGAGE LOANS AND MORTGAGE CERTIFICATES; ACCOUNTS

     Each Servicing Agreement requires the related Servicer to establish a trust account, which account may contain funds relating to other mortgage loans serviced by such Servicer (each, a "SERVICER CUSTODIAL ACCOUNT"). With respect to each Servicer, funds credited to a Servicer Custodial Account may be invested for the benefit of and at the risk of the related Servicer in certain eligible investments, as described in the applicable Servicing Agreements. On the 18th day of each month (or if such day is not a business day, the preceding or following business day, as applicable) (the "REMITTANCE DATE"), each Servicer will withdraw from the applicable Servicer Custodial Account all amounts required to be remitted by such Servicer for such month pursuant to the applicable Servicing Agreement and will remit such amount to the Master Servicer for deposit in an account established by the Master Servicer on or prior to the
Closing Date (the "MASTER SERVICER CUSTODIAL ACCOUNT"). The Master Servicer
Custodial Account will be maintained as a separate trust account by the Master
Servicer in trust for the benefit of Certificateholders. Funds credited to the
Master Servicer Custodial Account may be invested at the direction of the Master
Servicer and for the benefit and at the risk of the Master Servicer in certain eligible investments, as described in the Pooling Agreement, that are scheduled to mature on or prior to the Distribution Date.

                                      S-48

     Not later than the business day prior to each Distribution Date (subject to the immediately following sentence), the Master Servicer will cause all amounts required to be remitted for such month pursuant to the Pooling Agreement with respect to the Mortgage Loans to be deposited into an account established by the
Securities Administrator on or prior to the Closing Date (the "CERTIFICATE
ACCOUNT"). For as long as the Securities Administrator is the same as, or an affiliate of, the Master Servicer, the Master Servicer has until each
Distribution Date (instead of the business day prior to each Distribution Date, as described in the immediately preceding sentence) to remit funds to the
Securities Administrator.

     Funds credited to the Certificate Account with respect to the Mortgage
Loans may be invested at the direction of the Securities Administrator and for the benefit and risk of the Securities Administrator in certain eligible investments, as described in the Pooling Agreement, that are scheduled to mature on or prior to the Distribution Date.

     On each Underlying Distribution Date, Wells Fargo Bank, N.A., as the
trustee of each Underlying Trust, will make distributions on the Mortgage
Certificates. The Securities Administrator will deposit or cause to be deposited in the Certificate Account all amounts that it receives in respect of the
Mortgage Certificates. The Securities Administrator will use all reasonable efforts to collect all payments due with respect to the Mortgage Certificates and will, consistent with such efforts, follow such normal and customary procedures as it deems necessary or desirable. It is anticipated that payments on the Mortgage Certificates will be received by the Securities Administrator on each Distribution Date and will then be used to make distributions on that same day to Certificateholders as described below. Pending distributions to
Certificateholders, the Securities Administrator will hold such collections on the Mortgage Certificates uninvested.

     If the Securities Administrator has not received a distribution with respect to the Mortgage Certificates by the second Business Day after the date on which such distribution was due and payable pursuant to the terms of the
Mortgage Certificates, the Securities Administrator will be required to notify the related Certificateholders, request such payment as promptly as possible in accordance with law and will take such legal action as directed by the holders of the Group 2 Certificates entitled to at least 51% of the aggregate voting rights of all Group 2 Certificates; provided, however, that in the event that the Securities Administrator has reason to believe that the proceeds of any such legal action may be insufficient to reimburse it for its projected legal fees and expenses, the Securities Administrator will be required to notify the related Certificateholders that it is not obligated to pursue any such available remedies unless adequate indemnity for its legal fees and expenses is provided by the related Certificateholders. In the event any such indemnity is provided to the Securities Administrator, the Securities Administrator shall take such action as shall be directed by the holders of Group 2 Certificates entitled to at least 51% of the aggregate voting rights of all Group 2 Certificates.

COMPENSATION AND PAYMENT OF EXPENSES OF THE MASTER SERVICER, THE SERVICERS, THE
SECURITIES ADMINISTRATOR AND THE TRUSTEE

     The Group 1 Administrative Fees are payable out of the interest payments received on each Mortgage Loan. The "GROUP 1 ADMINISTRATIVE FEES" consist of (a)
a servicing fee payable to each Servicer in respect of its servicing activities for each Mortgage Loan (the "SERVICING FEE") and (b) fees paid to the Securities
Administrator with respect to the Mortgage Loans (the "SECURITIES ADMINISTRATOR
FEE"). The Group 1 Administrative Fees will accrue on the Stated Principal
Balance of each Mortgage Loan as of the due date in the month preceding the month of the related Distribution Date at a rate (the "GROUP 1 ADMINISTRATIVE
FEE RATE") equal to the sum of (i) the Servicing Fee Rate and (ii) the
Securities Administrator Fee Rate. The "Servicing Fee Rate" with respect to each
Mortgage Loan (other than the Mortgage Loans serviced by RFC) will be 0.2500%
per annum and the "Servicing Fee Rate with respect to each Mortgage Loans serviced by RFC will be 0.3300% per annum. The "Securities Administrator Fee
Rate" with respect to each Mortgage Loan will be 0.0165% per annum.

     As compensation for its duties with respect to the Group 2 Certificates and
Component, the Securities Administrator will have been paid a one-time fee on or prior to the Closing Date.

     The Securities Administrator is obligated to pay certain ongoing expenses associated with the Trust and incurred by the Securities Administrator in connection with its responsibilities under the Pooling Agreement. Those amounts will be paid by the Securities Administrator from the Securities Administrator
Fee. The Master Servicer is obligated to pay certain ongoing expenses associated with the Trust and incurred by the Master Servicer in

                                      S-49

connection with its responsibilities under the Pooling Agreement without reimbursement from the Trust. Each Servicer is obligated to pay certain ongoing expenses incurred by such Servicer in connection with its responsibilities under the related Servicing Agreement. Those amounts will be paid by each Servicer out of its Servicing Fee. For each Mortgage Loan, the amount of the Servicing Fee for each Servicer is subject to adjustment with respect to certain prepayments, as described below under "--Compensating Interest." Each Servicer is also entitled to receive (i) all prepayment fees, late payment fees, assumption fees, prepayment premiums and other similar charges, (ii) all investment income earned on amounts on deposit in the related Servicer Custodial Account and (iii) the excess of the amount by which net Liquidation Proceeds on a Liquidated Mortgage
Loan exceeds the unpaid principal balance thereof plus accrued interest thereon at the Mortgage Interest Rate (such excess, "FORECLOSURE PROFITS").

     Compensation payable to the Trustee for its responsibilities under the
Pooling Agreement will be payable by the Securities Administrator, without reimbursement from the Trust. The Master Servicer will be entitled, as compensation for its duties under the Pooling Agreement, to any income from investments of funds on deposit in the Master Servicer Custodial Account. The
Securities Administrator will be entitled, as compensation for its duties under the Pooling Agreement, to any income from investments of funds on deposit in the
Certificate Account. The Securities Administrator, the Master Servicer and the
Trustee are entitled to be reimbursed from and indemnified by the Trust prior to distributions for Certificateholders for certain expenses incurred by such parties, in connection with their respective responsibilities under the Pooling
Agreement.

COMPENSATING INTEREST

     When a Mortgage Loan is subject to a partial prepayment or is prepaid in full between due dates, the mortgagor is required to pay interest on the amount prepaid only to the date of prepayment in the case of a prepayment in full or to the due date in the month in which a partial prepayment is made. No interest will be paid by the mortgagor on the amount prepaid after those dates.
Prepayments will be distributed to Certificateholders on the Distribution Date in the month following the month of receipt.

     To reduce the adverse effect on Certificateholders of Group 1 Certificates from the deficiency in interest payable as a result of prepayments on a Mortgage
Loan, the Servicers will pass through Compensating Interest to the Group 1
Certificateholders to the limited extent and in the manner described below.

     Pursuant to the applicable Servicing Agreement, the aggregate Servicing Fee payable to a Servicer for any Distribution Date will be reduced ((but not below zero) by an amount equal to the aggregate Prepayment Interest Shortfall for the
Mortgage Loans serviced by such Servicer for such Distribution Date (such amount, "COMPENSATING INTEREST"); provided, however, that Compensating Interest for any Distribution Date payable by RFC will be capped at 1/12th of 0.125% of the aggregate Stated Principal Balance of the Mortgage Loans serviced by RFC
(calculated as of the Remittance Date relating to such Distribution Date).

     A "Prepayment Interest Shortfall" on a Mortgage Loan for any Distribution
Date is equal to the excess of (x) 30 days' interest at the mortgage interest rate (less the Servicing Fee Rate) on the amount of each prepayment on such
Mortgage Loan over (y) the amount of interest actually paid by the related mortgagor on the amount of such prepayments during the preceding Prepayment
Period.

     The "PREPAYMENT PERIOD" with respect to any Distribution Date is the calendar month preceding the month of such Distribution Date.

     Any Prepayment Interest Shortfall on the Mortgage Loans in excess of the amount of Compensating Interest paid by the Servicers will reduce the amount of interest available to be distributed on the Group 1 Certificates from what would have been the case in the absence of such Prepayment Interest Shortfalls. See
"Description of the Certificates--Distributions on the Group 1
Certificates--Interest" in this Prospectus Supplement.

     Bank of America, National Association is also obligated as servicer of the
Underlying Mortgage Loans to pay compensating interest to the extent described under "The Pooling and Servicing Agreement--Compensating Interest" in each
Underlying Prospectus Supplement.

                                      S-50

ADVANCES

Advances on the Mortgage Loans

     Subject to the following limitations, each Servicer is required pursuant to the related Servicing Agreement to advance (any such advance, an "ADVANCE")
prior to each Remittance Date an amount equal to the aggregate of payments of principal and interest (net of the related Servicing Fee) which were due on the related due date on the Mortgage Loans serviced by such Servicer and which were delinquent on the related Determination Date. Advances made by each Servicer will be made from its own funds or funds in the related Servicer Custodial
Account that do not constitute a portion of the Pool Distribution Amount for such Distribution Date. The obligation to make an Advance with respect to any
Mortgage Loan will continue until the ultimate disposition of the REO Property or Mortgaged Property relating to such Mortgage Loan. An "REO PROPERTY" is a
Mortgaged Property that has been acquired by the Trust through foreclosure or grant of a deed in lieu of foreclosure. With respect to any Distribution Date, the "Determination Date" will be as set forth in the applicable Servicing
Agreement.

     Advances are intended to maintain a regular flow of scheduled interest and principal payments on the Group 1 Certificates rather than to guarantee or insure against losses. Each Servicer is obligated to make Advances if the
Advances are, in its good faith judgment, recoverable from future payments and collections or insurance payments or proceeds of liquidation of the related
Mortgage Loan. If a Servicer determines on any Determination Date to make an
Advance, such Advance will be included with the distribution to the applicable
Certificateholders on the related Distribution Date. In the event that a
Servicer determines that an Advance previously made is not recoverable from future payments and collections, it is entitled to reimbursement from funds in the related Servicer Custodial Account relating to any Mortgage Loans serviced by such Servicer. In the event a Servicer fails to make an Advance as required under the related Servicing Agreement, such failure will constitute an event of default under such agreement and the Master Servicer (or the Trustee, if Wells
Fargo Bank, as Servicer, fails to make an Advance) will be obligated to make the
Advance, in accordance with the terms of the Pooling Agreement.

Advances on the Underlying Mortgage Loans

     Subject to certain limitations, Bank of America, National Association, as servicer of the Underlying Mortgage Loans is required to advance certain payments of principal and interest which were due on the related due date on the
Underlying Mortgage Loans and which were delinquent on the related determination date. Bank of America, National Association, as servicer of the Underlying
Mortgage Loans, is obligated to make advances if the advances are, in its judgment, reasonably recoverable from future payments and collections or insurance payments or proceeds of liquidation of the related Underlying Mortgage
Loans believes the advance will be recoverable. For a further description of the advancing obligations of Bank of America, National Association, as servicer of the Underlying Mortgage Loans, see "The Pooling and Servicing
Agreement--Advances" in the Underlying Prospectus Supplements.

OPTIONAL TERMINATION

     Group 1 Assets

     The circumstances under which the obligations created by the Pooling
Agreement will terminate in respect of the Group 1 Certificates and Component are described in "The Pooling and Servicing Agreement--Termination; Repurchase
of Mortgage Loans and Mortgage Certificates" in the Prospectus. In addition, on any Distribution Date on which the aggregate Stated Principal Balance of the
Mortgage Loans is less than 1% of the aggregate unpaid principal balance of the
Mortgage Loans as of the Cut-Off Date, the Master Servicer will have the right to purchase the Mortgage Loans and any related Trust property. The purchase price will generally be equal to the sum of the unpaid principal balances of the
Mortgage Loans and the fair market value of any related REO Properties held by the Trust together with the amount of any accrued and unpaid interest on the
Mortgage Loans at the applicable mortgage interest rate. However, for so long as the Master Servicer is subject to regulation by the OCC, the FDIC, the Federal
Reserve or the OTS, the Master Servicer may exercise its purchase option only if the aggregate fair market value of the Mortgage Loans and REO Properties is greater than or equal to the purchase price described in the preceding sentence.

                                      S-51

     Distributions in respect of an optional purchase described above will be paid to Certificateholders in order of their priority of distribution as described below under "Description of the Certificates--Distributions on the
Group 1 Certificates--Priority of Distributions." The proceeds from such a distribution may not be sufficient to distribute the full amount to which each class is entitled if the purchase price is based in part on the fair market value of the REO Properties and such fair market value is less than the Stated
Principal Balances of the related Mortgage Loans.

     Group 2 Assets

     Although there is no optional termination provision in the Trust for the
Group 2 Assets, the Underlying Depositor has the right to repurchase all remaining Underlying Mortgage Loans and other assets in an Underlying Trust when the stated principal balance of the related underlying mortgage pool as of the distribution date on which the purchase proceeds are to be distributed is less than 10% of the initial balance of the related mortgage pool. There can be no assurance that the funds received upon the purchase of the Underlying Mortgage
Loans and other assets underlying a Mortgage Certificate will be sufficient to fully pay off the principal balance of the Mortgage Certificates and, therefore, to fully permit the distribution to the portion of the class balances or component balance of the Group 2 Certificates and Component, as applicable, evidenced by the principal balance of such Mortgage Certificate. See "Optional
Termination" in each of the Underlying Prospectus Supplements.

     In no event will the Trust created by the Pooling Agreement continue beyond the later of (a) the expiration of 21 years from the death of the survivor of the person named in the Pooling Agreement and (b) the final distribution to certificateholders of amounts received in respect of the assets of the Trust.
The termination of the Trust will be effected in a manner consistent with applicable federal income tax regulations and the REMIC status of the Trust.

THE TRUSTEE

     Wachovia Bank, National Association, a national banking association, will be the trustee (in such capacity, the "TRUSTEE") under the Pooling Agreement.
The Trustee's office is located at 401 South Tryon Street, Charlotte, NC 28288,
Attention: Structured Finance Trust Services. The Depositor, the Seller, the
Master Servicer, the Securities Administrator and the Servicers may maintain other banking relationships in the ordinary course of business with the Trustee.
The Trustee may appoint one or more co-trustees if necessary to comply with the fiduciary requirements imposed by any jurisdiction in which a mortgaged property is located.

THE SECURITIES ADMINISTRATOR

     Wells Fargo Bank, N.A. will be the securities administrator (in such capacity, the "SECURITIES ADMINISTRATOR") under the Pooling Agreement. The
Securities Administrator maintains an office for securities administration purposes at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 and also maintains an office for certificate transfer services purposes at Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479 (together, the "CORPORATE
TRUST OFFICE"). The telephone number of the Securities Administrator is (800)
344-5128. The Depositor, the Seller, the Trustee, the Master Servicer and the
Servicers may maintain other banking relationships in the ordinary course of business with the Securities Administrator.

VOTING RIGHTS

     Voting rights for certain actions specified in the Pooling Agreement will be allocated as follows:

     o    95% of all voting rights will be allocated among the holders of the
          Senior Certificates (other than the Class 1-A-11, Class 1-A-12, Class
          30-IO, Class 2-A-8, Class 1-A-R and Class 1-A-LR Certificates) and
          Subordinate Certificates based on the outstanding balances of their
          Certificates.

     o    1% of all voting rights will be allocated to the holders of the Class
          1-A-11 Certificates.

     o    1% of all voting rights will be allocated to the holders of the Class
          1-A-12 Certificates.

     o    1% of all voting rights will be allocated to the holders of the Class
          30-IO Certificates.

     o    1% of all voting rights will be allocated to the holders of the Class
          2-A-8 Certificates.

                                      S-52

     o    1% of all voting rights will be allocated to the holders of the Class
          1-A-R and Class 1-A-LR Certificates.

     The voting rights allocated to each class will be allocated among the
Certificates of such class based on their Percentage Interests.

     The "PERCENTAGE INTEREST" of a Certificate of a class (other than the class of Special Retail Certificates) is the percentage obtained by dividing the initial principal balance (or initial notional amount) of such Certificate by the initial class balance (or initial notional amount) of such class. The
Percentage Interest of a class of Special Retail Certificates is the percentage obtained by dividing the current principal balance of such Certificate by the current class balance of such class.

                         DESCRIPTION OF THE CERTIFICATES

     The Certificates will consist of (i) the forty-one classes of Offered
Certificates listed in the table beginning on page S-5 of this Prospectus
Supplement and (ii) the Class B-4, Class B-5 and Class B-6 Certificates, which are not offered by this Prospectus Supplement.

     The Class A-1/2 Certificates are divided into two Components for purposes of distributing principal: the Class 1-A-1/2 Component and the Class 2-A-1/2
Component. The Components of the Class A-1/2 Certificates are not severable.

     The Senior Certificates and Components are divided into two Groups.

     The Group 1 Senior Certificates and Component in the aggregate will evidence an initial beneficial ownership interest of approximately 96.55% in the
Group 1 Assets and the Subordinate Certificates will evidence the remaining initial beneficial ownership interest in the Group 1 Assets. The Group 2
Certificates and Component in the aggregate will evidence the entire initial beneficial ownership interest in the Group 2 Assets. The Class 30-PO
Certificates are Principal Only Certificates and are not entitled to distributions in respect of interest. The Class 1-A-11, Class 1-A-12, Class
30-IO and Class 2-A-8 Certificates are Interest Only Certificates and are not
entitled to distributions in respect of principal.

     The "FINAL SCHEDULED MATURITY DATE" for the Group 1 Offered Certificates
and the Class A-1/2 Certificates will be June 25, 2035. The Final Scheduled
Maturity Date for the Group 1 Offered Certificates represents the Distribution
Date in the month following the latest maturity date of any Mortgage Loan. The
"Final Scheduled Maturity Date" for the Group 2 Certificates will be March 25,
2035, which is the latest month of a final scheduled distribution date of any of the Mortgage Certificates. The actual final payment on your Certificates could occur earlier or later than the related Final Scheduled Maturity Date.

DENOMINATIONS AND FORM

     The Offered Certificates (other than the Class 1-A-R and Class 1-A-LR
Certificates) will be issuable in book-entry form only (the "BOOK-ENTRY
CERTIFICATES"). The Class 1-A-R and Class 1-A-LR Certificates will be issued in definitive, fully-registered form (such form, the "DEFINITIVE CERTIFICATES").
The following table sets forth the original Certificate form, the minimum denomination and the incremental denomination of the Offered Certificates. The
Offered Certificates are not intended to be and should not be directly or indirectly held or beneficially owned in amounts lower than such minimum denominations. A single certificate of each class may be issued in an amount different than described above.

                                      S-53

                 FORM AND DENOMINATIONS OF OFFERED CERTIFICATES



                                                                         ORIGINAL          MINIMUM      INCREMENTAL
CLASS                                                                CERTIFICATE FORM   DENOMINATION   DENOMINATION
------------------------------------------------------------------   ----------------   ------------   ------------

Classes 1-A-1, 1-A-2, 1-A-3, 1-A-4, 1-A-6, 1-A-7, 1-A-8, 1-A-9,
   1-A-10, 1-A-13, 1-A-14, 1-A-15, 1-A-16, 1-A-17, 1-A-18, 1-A-19,
   1-A-20, 1-A-21, 1-A-22, 1-A-23, 1-A-24, 1-A-25, 2-A-1, 2-A-2,
   2-A-3, 2-A-4, 2-A-5, 2-A-6, 2-A-7 and  A-1/2 ..................      Book-Entry       $    1,000       $    1
Class 1-A-5 ......................................................      Book-Entry       $    1,000       $1,000
Classes 1-A-R and Class 1-A-LR ...................................      Definitive       $       50          N/A
Class 1-A-11(1) ..................................................      Book-Entry       $  341,000          N/A
Classes 1-A-12(1), 30-IO(1) and 2-A-8(1) .........................      Book-Entry       $1,000,000       $    1
Classes 30-PO, B-1, B-2 and B-3 ..................................      Book-Entry       $   25,000       $    1


----------
(1)  Denomination expressed in initial notional amount.

BOOK-ENTRY CERTIFICATES

     Persons acquiring beneficial ownership interests in the Book-Entry
Certificates ("CERTIFICATE OWNERS") will hold such Certificates through The
Depository Trust Company ("DTC") in the United States, or Clearstream or
Euroclear in Europe if they are participants of such systems (the
"PARTICIPANTS"), or indirectly through organizations which are participants in such systems (the "INDIRECT PARTICIPANTS"). Each class of the Book-Entry
Certificates initially will be represented by one or more physical certificates registered in the name of Cede & Co., the nominee of DTC. Clearstream and
Euroclear will hold omnibus positions on behalf of their Participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their respective depositaries which in turn will hold such positions in customers' securities accounts in the depositaries' names on the books of DTC.
Citibank will act as depositary for Clearstream and JPMorgan Chase Bank, N.A.
will act as depositary for Euroclear (in such capacities, individually the
"RELEVANT DEPOSITARY" and collectively the "EUROPEAN DEPOSITARIES"). Investors may hold such beneficial interest in the Book-Entry Certificates in minimum denominations of $1,000. Except as described below, no person acquiring a
Book-Entry Certificate (each, a "BENEFICIAL OWNER") will be entitled to receive a Definitive Certificate. Unless and until Definitive Certificates are issued, it is anticipated that the only "CERTIFICATEHOLDER" of the Book-Entry
Certificates will be Cede & Co., as nominee of DTC. Certificate Owners will not be Certificateholders as that term is used in the Pooling Agreement. Certificate
Owners are only permitted to exercise their rights indirectly through
Participants and DTC.

     The beneficial owner's ownership of a Book-Entry Certificate will be recorded on the records of the brokerage firm, bank, thrift institution or other financial intermediary (each, a "FINANCIAL INTERMEDIARY") that maintains the beneficial owner's account for such purpose. In turn, the Financial
Intermediary's ownership of such Book-Entry Certificate will be recorded on the records of DTC (or of a participating firm that acts as agent for the Financial
Intermediary, whose interest will in turn be recorded on the records of DTC, if the beneficial owner's Financial Intermediary is not a DTC Participant, and on
the records of Clearstream or Euroclear, as appropriate).

     Certificate Owners will receive all distributions of principal of, and interest on, the Book-Entry Certificates from the Securities Administrator through DTC and DTC Participants. While the Book-Entry Certificates are
outstanding (except under the circumstances described below), under the rules, regulations and procedures creating and affecting DTC and its operations (the
"RULES"), DTC is required to make book-entry transfers among Participants on whose behalf it acts with respect to the Book-Entry Certificates and is required to receive and transmit distributions of principal of, and interest on, the
Book-Entry Certificates. Participants and Indirect Participants with whom
Certificate Owners have accounts with respect to Book-Entry Certificates are similarly required to make book-entry transfers and receive and transmit such distributions on behalf of their respective Certificate Owners. Accordingly, although Certificate Owners will not possess certificates representing their respective interests in the Book-Entry Certificates, the Rules provide a mechanism by which Certificate Owners will receive distributions and will be able to transfer their interest.

     Certificateholders will not receive or be entitled to receive certificates representing their respective interests in the Book-Entry Certificates, except under the limited circumstances described below. Unless and until Definitive
Certificates are issued, Certificateholders who are not Participants may transfer ownership of Book-Entry

                                      S-54

Certificates only through Participants and Indirect Participants by instructing such Participants and Indirect Participants to transfer Book-Entry Certificates, by book-entry transfer, through DTC, for the account of the purchasers of such
Book-Entry Certificates, which account is maintained with their respective
Participants. Under the Rules and in accordance with DTC's normal procedures, transfers of ownership of Book-Entry Certificates will be executed through DTC and the accounts of the respective Participants at DTC will be debited and credited. Similarly, the Participants and Indirect Participants will make debits or credits, as the case may be, on their records on behalf of the selling and purchasing Certificateholders.

     Because of time zone differences, credits of securities received in
Clearstream or Euroclear as a result of a transaction with a Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such securities settled during such processing will be reported to the relevant
Euroclear or Clearstream Participants on such business day. Cash received in
Clearstream or Euroclear as a result of sales of securities by or through a
Clearstream Participant or Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC. For information with respect to tax documentation procedures relating to the Certificates see "Federal Income Tax
Consequences--Federal Income Tax Consequences for REMIC Certificates--Taxation
of Certain Foreign Investors" and "--Backup Withholding" in the Prospectus and
"Global Clearance, Settlement and Tax Documentation Procedures--Certain U.S.
Federal Income Tax Documentation Requirements" in Appendix A to this Prospectus
Supplement.

     Transfers between Participants will occur in accordance with DTC Rules.
Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with their respective rules and operating procedures.

     Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream
Participants or Euroclear Participants, on the other, will be effected in accordance with DTC Rules on behalf of the relevant European international clearing system by the Relevant Depositary; however, such cross-market transfers will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within established deadlines (European time).

     The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the
Relevant Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same day funds settlement applicable to
DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the European Depositaries.

     DTC which is a New York-chartered limited purpose trust company, performs services for its Participants, some of which (and/or their representatives) own
DTC. In accordance with its normal procedures, DTC is expected to record the positions held by each DTC Participant in the Book-Entry Certificates, whether held for its own account or as a nominee for another person. In general, beneficial ownership of Book-Entry Certificates will be subject to the Rules, as in effect from time to time.

     Clearstream International ("CLEARSTREAM"), a Luxembourg limited liability company, was formed in January 2000 through the merger of Cedel International and Deutsche Boerse Clearing.

     Clearstream is registered as a bank in Luxembourg, and as such is subject to regulation by the Luxembourg Monetary Authority, which supervises Luxembourg banks.

     Clearstream holds securities for its customers ("CLEARSTREAM PARTICIPANTS")
and facilitates the clearance and settlement of securities transactions by electronic book-entry transfers between their accounts. Clearstream provides various services, including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream also deals with domestic securities markets in several countries through established depository and custodial relationships.
Clearstream has established an electronic bridge with Euroclear Bank S.A./N.V.
as the Euroclear Operator in Brussels to facilitate settlement of trades between systems. Clearstream currently accepts over 200,000 securities issues on its books.

                                      S-55

     Clearstream's customers are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Clearstream's United States customers are limited to securities brokers and dealers and banks. Currently, Clearstream has approximately 2,500 customers located in over 94 countries, including all major
European countries, Canada and the United States. Indirect access to Clearstream is available to other institutions which clear through or maintain custodial relationship with an account holder of Clearstream.

     The Euroclear System ("EUROCLEAR") was created in 1968 to hold securities for its participants ("EUROCLEAR PARTICIPANTS") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may be settled in a variety of currencies, including United States dollars. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank
S.A./N.V. (the "EUROCLEAR OPERATOR"). All operations are conducted by the
Euroclear Operator, and all Euroclear securities clearance accounts and
Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear plc establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear
Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries. Indirect access to
Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

     Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the
related Operating Procedures of the Euroclear System and applicable Belgian law
(collectively, the "TERMS AND CONDITIONS"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in
Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.
The Euroclear Operator acts under the Terms and Conditions only on behalf of
Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

     Distributions on the Book-Entry Certificates will be made on each
Distribution Date by the Securities Administrator to Cede & Co., as nominee of
DTC. DTC will be responsible for crediting the amount of such payments to the accounts of the applicable DTC Participants in accordance with DTC's normal procedures. Each DTC Participant will be responsible for disbursing such payments to the beneficial owners of the Book-Entry Certificates that it represents and to each Financial Intermediary for which it acts as agent. Each such Financial Intermediary will be responsible for disbursing funds to the beneficial owners of the Book-Entry Certificates that it represents.

     Under a book-entry format, beneficial owners of the Book-Entry Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the Securities Administrator to Cede & Co. Distributions with respect to Certificates held through Clearstream or Euroclear will be credited to the cash accounts of Clearstream Participants or Euroclear Participants in
accordance with the relevant system's rules and procedures, to the extent received by the Relevant Depositary. Such distributions will be subject to tax reporting in accordance with relevant United States tax laws and regulations.
See "Federal Income Tax Consequences--Federal Income Tax Consequences for REMIC
Certificates--Taxation of Certain Foreign Investors" and"--Backup Withholding"
in the Prospectus. Because DTC can only act on behalf of DTC Participants, the ability of a beneficial owner to pledge Book-Entry Certificates to persons or entities that do not participate in the depository system, or otherwise take actions in respect of such Book-Entry Certificates, may be limited due to the lack of physical certificates for such Book-Entry Certificates. In addition, issuance of the Book-Entry Certificates in book-entry form may reduce the liquidity of such Certificates in the secondary market since certain potential investors may be unwilling to purchase Certificates for which they cannot obtain physical certificates.

     DTC has advised the Securities Administrator that, unless and until
Definitive Certificates are issued, DTC will take any action the holders of the
Book-Entry Certificates are permitted to take under the Pooling Agreement only at the direction of one or more DTC Participants to whose DTC accounts the
Book-Entry Certificates are credited, to the extent that such actions are taken on behalf of Financial Intermediaries whose holdings include such Book-Entry
Certificates. Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be

                                      S-56

taken by a Certificateholder under the Pooling Agreement on behalf of a
Clearstream Participant or Euroclear Participant only in accordance with its relevant rules and procedures and subject to the ability of the Relevant
Depositary to effect such actions on its behalf through DTC. DTC may take actions, at the direction of the related Participants, with respect to some
Book-Entry Certificates which conflict with actions taken with respect to other
Book-Entry Certificates.

     Definitive Certificates will be issued to beneficial owners of the
Book-Entry Certificates, or their nominees, rather than to DTC, only if (a) DTC advises the Securities Administrator in writing that DTC is no longer willing, qualified or able to discharge properly its responsibilities as nominee and depository with respect to the Book-Entry Certificates and the Depositor or the
Securities Administrator is unable to locate a qualified successor or (b) in the case of the Special Retail Certificates, the circumstances, described under
"Distributions in Reduction of the Special Retail Certificates--Pro Rata
Distributions" have occurred.

     Upon the occurrence of the event described in the immediately preceding paragraph, the Securities Administrator will be required to notify all beneficial owners of the occurrence of such event and the availability through
DTC of Definitive Certificates. Upon surrender by DTC of the global certificate or certificates representing the Book-Entry Certificates and instructions for re-registration, the Securities Administrator will issue Definitive
Certificates, and thereafter the Securities Administrator will recognize the holders of such Definitive Certificates as Certificateholders under the Pooling
Agreement.

     Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Book-Entry Certificates among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

     None of the Depositor, the Master Servicer, any Servicer, the Securities
Administrator or the Trustee will have any responsibility for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Book-Entry Certificates held by Cede & Co., as nominee for DTC, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. In the event of the insolvency of DTC, a DTC
Participant or an Indirect DTC Participant in whose name Book-Entry Certificates are registered, the ability of the Beneficial Owners of such Book-Entry
Certificates to obtain timely payment and, if the limits of applicable insurance coverage by the Securities Investor Protection Corporation are exceeded or if such coverage is otherwise unavailable, ultimate payment, of amounts distributable with respect to such Book-Entry Certificates may be impaired.

DISTRIBUTIONS--GENERAL

     Distributions on the Certificates will be made by the Securities
Administrator on the 25th day of each month (or, if not a business day, the next business day), commencing in June 2005 (each, a "DISTRIBUTION DATE"), to the persons in whose names such Certificates are registered at the close of business on the last business day of the month preceding the month of such Distribution
Date (the "RECORD DATE").

     Distributions on each Distribution Date will be made by check mailed to your address as it appears on the applicable certificate register or, if you have notified the Securities Administrator in writing in accordance with the
Pooling Agreement, by wire transfer in immediately available funds to your account at a bank or other depository institution having appropriate wire transfer facilities. However, the final distribution in retirement of a
Certificate will be made only upon presentment and surrender of the Certificate at the Corporate Trust Office of the Securities Administrator in Minnesota. If
you own a Book-Entry Certificate, distributions will be made to you through the facilities of DTC, as described above under "--Book-Entry Certificates."

     Interest will accrue on each class of interest-bearing Certificates (other than the Class A-1/2, Class 2-A-5, Class 2-A-6 and Class 2-A-7 Certificates) and
each Class A-1/2 Component during each one-month period ending on the last day of the month preceding the month in which each Distribution Date occurs (each, a
"REGULAR INTEREST ACCRUAL PERIOD"). The initial Regular Interest Accrual Period will be deemed to have commenced on May 1, 2005. Interest which accrues on each class of Certificates and Component during a Regular Interest Accrual Period will be calculated on the assumption that distributions in reduction of the class balances or reduction in the notional amounts thereof on the Distribution
Date in that Regular Interest Accrual Period are made on the first day of the
Regular Interest Accrual Period. Interest will accrue on the Class 2-A-5, Class
2-A-6 and Class 2-A-7 Certificates

                                      S-57

during each one-month period commencing on the 25th day of the month preceding the month in which each Distribution Date occurs and ending on the 24th day of the month in which such Distribution Date occurs (each, a "LIBOR BASED INTEREST
ACCRUAL PERIOD" and, together with a Regular Interest Accrual Period, an
"INTEREST ACCRUAL PERIOD"). The initial LIBOR Based Interest Accrual Period will be deemed to have commenced on May 25, 2005.

     The pass-through rate for each class of interest-bearing Offered
Certificates (other than the Class A-1/2 Certificates) and each Class A-1/2
Component for each Distribution Date is as set forth or described in the table beginning on page S-5 of this Prospectus Supplement.

LIBOR

     The Floating Rate and Inverse Floating Rate Certificates will bear interest at their respective pass-through rates, which are each based on LIBOR determined by the Securities Administrator as described below. The Securities Administrator will determine LIBOR and the respective pass-through rates for the Floating Rate and Inverse Floating Rate Certificates for each Interest Accrual Period (after the first Interest Accrual Period) on the second London business day prior to the day on which such Interest Accrual Period commences (each, a "LIBOR
DETERMINATION DATE").

     On each LIBOR Determination Date, the Securities Administrator will determine LIBOR for the succeeding Interest Accrual Period on the basis of the
British Bankers' Association ("BBA") "INTEREST SETTLEMENT RATE" for one-month deposits in U.S. dollars as found on Telerate page 3750 as of 11:00 A.M. London time on such LIBOR Determination Date. Such Interest Settlement Rates currently are based on rates quoted by 16 BBA designated banks as being in the view of such banks, the offered rate at which deposits are being quoted to prime banks in the London interbank market. Such Interest Settlement Rates are calculated by eliminating the four highest rates and the four lowest rates, averaging the eight remaining rates, carrying the results (expressed as a percentage) out to six decimal places, and rounding to five decimal places. As used herein
"TELERATE PAGE 3750" means the display designated as page 3750 on the Moneyline
Telerate Service.

     If on any LIBOR Determination Date the Securities Administrator is unable to determine LIBOR on the basis of the method set forth in the preceding paragraph, LIBOR for the next Interest Accrual Period will be the higher of (i)
LIBOR as determined on the previous LIBOR Determination Date or (ii) the Reserve
Interest Rate. The "Reserve Interest Rate" will be the rate per annum which the
Securities Administrator determines to be either (a) the arithmetic mean
(rounding such arithmetic mean upwards if necessary to the nearest whole multiple of 1/16%) of the one-month U.S. dollar lending rate that New York City banks selected by the Securities Administrator are quoting on the relevant LIBOR
Determination Date to the principal London offices of at least two leading banks in the London interbank market or (b) in the event that the Securities
Administrator can determine no such arithmetic mean, the lowest one-month U.S.
dollar lending rate that the New York City banks selected by the Securities
Administrator are quoting on such LIBOR Determination Date to leading European banks.

     If on any LIBOR Determination Date the Securities Administrator is
required, but is unable to determine the Reserve Interest Rate in the manner provided in the preceding paragraph, LIBOR for the next Interest Accrual Period will be LIBOR as determined on the previous LIBOR Determination Date or, in the case of the first LIBOR Determination Date for which the Securities
Administrator is required to determine LIBOR, 3.09% with respect to the Class
1-A-6 and Class 1-A-7 Certificates, and 3.00% with respect to the Class 2-A-5,
Class 2-A-6 and Class 2-A-7 Certificates.

     The establishment of LIBOR on each LIBOR Determination Date by the
Securities Administrator and the Securities Administrator's calculation of the rate of interest applicable to the Floating Rate and Inverse Floating Rate
Certificates for the related Interest Accrual Period shall (in the absence of manifest error) be final and binding. Each such rate of interest may be obtained by telephoning the Securities Administrator at (301) 815-6600.

DISTRIBUTIONS ON THE GROUP 1 CERTIFICATES

     Pool Distribution Amount

                                      S-58

     The "GROUP 1 POOL DISTRIBUTION AMOUNT" with respect to any Distribution
Date, as more fully described in the Pooling Agreement, will equal the sum, for the Mortgage Loans, of the following (after deduction, without duplication, of any Group 1 Administrative Fees or certain indemnification payments and reimbursable expenses of the Securities Administrator, the Trustee, the Master
Servicer or any custodian, as applicable):

     (A) all scheduled installments of interest and principal due on the
Mortgage Loans on the due date in the calendar month in which such Distribution
Date occurs and received prior to the related Determination Date, together with any Advances in respect thereof or any Compensating Interest allocable to the
Mortgage Loans;

     (B) all Liquidation Proceeds received during the calendar month preceding the month of such Distribution Date (in each case, net of unreimbursed expenses incurred in connection with a liquidation or foreclosure and unreimbursed
Advances, if any);

     (C) all partial or full prepayments received on the Mortgage Loans during the Prepayment Period immediately preceding such Distribution Date (other than early prepayments of scheduled installments of principal and interest received during such period that are intended by the related mortgagor to be applied on subsequent due dates ("PAYAHEADS"));

     (D) amounts received with respect to such Distribution Date as the
Substitution Adjustment Amount or Purchase Price in respect of any Mortgage Loan that is a Deleted Mortgage Loan or amounts received in connection with the optional termination of the Group 1 Assets by the Master Servicer of the
Mortgage Loans as of such Distribution Date, reduced by amounts in reimbursement for Advances previously made and other amounts as to which each applicable
Servicer is entitled to be reimbursed pursuant to the applicable Servicing
Agreement; and

     (E) any amounts required to be paid by an Originator or the Seller to the
Trust during the prior calendar month with respect to the Mortgage Loans as a result of a breach of certain representations and warranties regarding compliance with predatory or abusive lending laws (the "LOAN REIMBURSEMENT
AMOUNT"), net of any portion thereof used to reimburse any class of Group 1
Certificates or Component that previously bore a loss as a result of such breach.

     "LIQUIDATION PROCEEDS" are, with respect to a Mortgage Loan, all proceeds of any primary mortgage guarantee insurance policies and any other insurance policies with respect to such Mortgage Loan, to the extent such proceeds are not applied to the restoration of the related mortgaged property or released by the mortgagor in accordance with normal servicing procedures and all other cash amounts received and retained in connection with the liquidation of such
Mortgage Loan, by foreclosure or otherwise.

     Priority Of Distributions

     The aggregate amount available for distribution to the Group 1 Senior
Certificates and Component and the Subordinate Certificates on each Distribution
Date will be the Group 1 Pool Distribution Amount.

     As more fully described herein, distributions to the Group 1 Certificates will be made on each Distribution Date from the Group 1 Pool Distribution Amount in the following order of priority (the "GROUP 1 POOL DISTRIBUTION AMOUNT
ALLOCATION"):

     (i) to each class of Group 1 Senior Certificates (other than the Class
30-PO Certificates) and the Class 1-A-1/2 Component entitled to receive distributions of interest to pay interest;

     (ii) pro rata (a) to the Class 30-PO Certificates, based on the PO
Principal Amount, and (b) to the classes of Group 1 Senior Certificates and the
Class 1-A-1/2 Component entitled to receive distributions of principal, based on the Group 1 Senior Principal Distribution Amount, as described below under
"--Principal," to pay principal; and

     (iii)to the Class 30-PO Certificates, to pay any Class PO Deferred Amounts
to such Certificates, but only from amounts that would otherwise be distributable on such Distribution Date as principal of the Subordinate
Certificates;

                                      S-59

     (iv) to the Subordinate Certificates, first to pay interest and then to pay principal in the order of their numerical class designations, beginning with the
Class B-1 Certificates; and

     (v) to the Class 1-A-R and Class 1-A-LR Certificates, any remaining amounts in the Upper-Tier REMIC and Lower-Tier REMIC, respectively, subject to the limitations set forth below under "-- Interest" and "-- Principal."

     Interest

     On each Distribution Date, to the extent of the Group 1 Pool Distribution
Amount, each class of Group 1 Certificates (other than the Class 30-PO
Certificates) and the Class 1-A-1/2 Component will be entitled to receive interest (as to each such class or Component, the "GROUP 1 INTEREST DISTRIBUTION
AMOUNt") with respect to the related Interest Accrual Period. The Interest
Distribution Amount for any class of Group 1 Certificates (other than the Class
30-PO Certificates) or the Class 1-A-1/2 Component will be equal to the sum of
(i) interest accrued during the related Interest Accrual Period at the applicable pass-through rate on the related class balance or notional amount or component balance and (ii) the sum of the amounts, if any, by which the amount described in clause (i) above on each prior Distribution Date exceeded the amount actually distributed in respect of interest on such prior Distribution
Dates and not subsequently distributed.

     The Class 30-PO Certificates are Principal Only Certificates and will not bear interest.

     The interest entitlement described in clause (i) of the definition of Group
1 Interest Distribution Amount for each class of Group 1 Certificates (other than the Class 30-PO Certificates) and the Class 1-A-1/2 Component will be reduced by the amount of Net Interest Shortfalls for such Distribution Date.
With respect to any Distribution Date, the "NET INTEREST SHORTFALL" for Group 1
is equal to the sum of (i) the shortfall in interest received with respect to any Mortgage Loan as a result of a Relief Act Reduction, and (ii) any
Non-Supported Interest Shortfalls. Net Interest Shortfalls will be allocated pro rata among all classes of interest-bearing Group 1 Certificates and Component, based on the amount of interest accrued on each such class of Certificates or
Component before taking into account any reduction in such amounts resulting from such amounts resulting from such Net Interest Shortfalls. A "RELIEF ACT
REDUCTION" is a reduction in the amount of the monthly interest payment on a
Mortgage Loan pursuant to the Servicemembers Civil Relief Act or similar state legislation. With respect to any Distribution Date, the "NON-SUPPORTED INTEREST
SHORTFALL" is the amount by which the aggregate of Prepayment Interest
Shortfalls for the Mortgage Loans for such Distribution Date exceeds the applicable Compensating Interest for such Distribution Date. See "The Pooling and Servicing Agreement and the Servicing Agreements--Compensating Interest" in
this Prospectus Supplement and "Certain Legal Aspects of the Mortgage
Loans--Servicemembers Civil Relief Act and Similar Laws" in the Prospectus.

     Allocations of the interest portion of Realized Losses on the Mortgage
Loans first to the Subordinate Certificates in reverse numerical order will result from the priority of distributions first to the Group 1 Senior
Certificates and Component and then to the classes of Subordinate Certificates, as applicable, in numerical order, of the Group 1 Pool Distribution Amount as described above under "-- Priority of Distributions." After the Senior Credit
Support Depletion Date, the interest-bearing Group 1 Senior Certificates and
Component will bear the interest portion of any Realized Losses on the Mortgage
Loans pro rata based on interest accrued.

     Accrued interest to be distributed on any Distribution Date will be calculated for each class of Group 1 Certificates and the Class 1-A-1/2
Component on the basis of the related class balance, notional amount or component balance immediately prior to such Distribution Date. Interest will be calculated and payable on the basis of a 360-day year consisting of twelve
30-day months, regardless of the actual number of days in the related Interest
Accrual Period.

     If on a particular Distribution Date, the amount available on a class of
Group 1 Certificates or the Class 1-A-1/2 Component applied in the order described above under "-- Priority of Distributions" is not sufficient to make a full distribution of the Interest Distribution Amount for each class or
Component entitled to distributions therefrom, interest will be distributed on each class and Component of equal priority pro rata based on the Group 1
Interest Distribution Amount the class or Component would otherwise have been entitled to receive in the absence of such shortfall. Any unpaid amount will be carried forward and added to the Interest Distribution Amount of that class or
Component on the next Distribution Date. No amounts will be payable on any class that is no longer outstanding.

                                      S-60

Such a shortfall could occur, for example, if Realized Losses on the Mortgage
Loans were exceptionally high or were concentrated in a particular month. Any such unpaid amount will not bear interest.

     The Class 1-A-11, Class 1-A-12 and Class 30-IO Certificates are Interest
Only Certificates and have no class balance.

     The "CLASS 1-A-11 NOTIONAL AMOUNT" with respect to each Distribution Date and the Class 1-A-11 Certificates will be equal to approximately 4.5454545455%
of the class balance of the Class 1-A-10 Certificates. Accordingly, any distribution in respect of principal made to, or losses in respect of principal allocated in reduction of, the class balances of the Class 1-A-10 Certificates will result in a proportional reduction in the Class 1-A-11 Notional Amount. See
"Description of the Certificates--Distributions on the Group 1 Certificates--
Principal" and "-- Allocation of Losses to the Group 1 Certificates" in this
Prospectus Supplement. The Class 1-A-11 Notional Amount with respect to the first Distribution Date will be approximately $341,000.

     The "CLASS 1-A-12 NOTIONAL AMOUNT" with respect to each Distribution Date and the Class 1-A-12 Certificates will be equal to approximately 9.0909090909%
of the class balance of the Class 1-A-22 Certificates. Accordingly, any distribution in respect of principal made to, or losses in respect of principal allocated in reduction of, the class balances of the Class 1-A-22 Certificates will result in a proportional reduction in the Class 1-A-12 Notional Amount. See
"Description of the Certificates--Distributions on the Group 1 Certificates--
Principal" and "-- Allocation of Losses to the Group 1 Certificates" in this
Prospectus Supplement. The Class 1-A-12 Notional Amount with respect to the first Distribution Date will be approximately $2,242,000.

     The "CLASS 30-IO NOTIONAL AMOUNT" with respect to each Distribution Date and the Class 30-IO Certificates will be equal to the product of (i) the aggregate of the Stated Principal Balances of the Premium Mortgage Loans as of
the due date in the month preceding the month of such Distribution Date and (ii)
a fraction, (a) the numerator of which is equal to the weighted average of the
Net Mortgage Interest Rates of the Premium Mortgage Loans (based on the Stated
Principal Balances of the Premium Mortgage Loans as of the due date in the month preceding the month of such Distribution Date) minus 5.500% and (b) the denominator of which is equal to 5.500%.

     The "CLASS BALANCE" of a class of Group 1 Certificates at any time will equal its initial class balance less (i) all distributions of principal made to such class, and (ii) losses allocated to such class as described under "--
Allocation of Losses to the Group 1 Certificates."

     The "COMPONENT BALANCE" of the Class 1-A-1/2 Component at any time will equal its initial component balance less (i) all distributions of principal made with respect to such Component and (ii) losses allocated to such Component as described under "-- Allocation of Losses to the Group 1 Certificates" below. The class balance of the Class A-1/2 Certificates will equal the sum of the component balances of the Class A-1/2 Components.

     After the Senior Credit Support Depletion Date, for so long as the Group 1
Super Senior Support Certificates are outstanding, the amount that would have reduced the class balance of the Group 1 Super Senior Certificates as a result of the adjustments described under "--Allocation of Losses to the Group 1
Certificates" will instead reduce the class balance of the Group 1 Super Senior
Support Certificates. As a result, after the Senior Credit Support Depletion
Date, the Group 1 Super Senior Support Certificates will bear the principal portion of all Realized Losses allocable to the Group 1 Super Senior
Certificates for so long as the Group 1 Super Senior Support Certificates are outstanding. For a description of the Group 1 Super Senior and Group 1 Super
Senior Support Certificates, see "--Allocation of Losses to the Group 1
Certificates."

     Principal

     On each Distribution Date, the Group 1 Certificates and Component (other than the Interest Only Certificates) will be entitled to receive principal distributions from the Group 1 Pool Distribution Amount to the extent described below and in accordance with the priorities set forth under "-- Priority of
Distributions" above. The principal distributions distributed to a class (other than the class of Special Retail Certificates) of Group 1 Certificates or
Component on any Distribution Date will be allocated among the holders of such class or Component pro rata in accordance with their respective Percentage
Interests. Distributions of principal on the Special Retail Certificates will be allocated among the holders of such class as described under "--Distributions in
Reduction of the Special

                                      S-61

Retail Certificates." The Class 1-A-11, Class 1-A-12 and Class 30-IO
Certificates are the Interest Only Certificates of Group 1 and are not entitled to distributions of principal.

     All payments and other amounts received in respect of principal of the
Mortgage Loans will be allocated between (i) the Group 1 Senior Certificates and
Component (other than the Class 30-PO Certificates) and the Subordinate
Certificates and (ii) the Class 30-PO Certificates, in each case based on the applicable Non-PO Percentage and the applicable PO Percentage, respectively, of such amounts.

     The "NON-PO PERCENTAGE" with respect to any Mortgage Loan with a Net
Mortgage Interest Rate as of the Cut-off Date less than 5.500% (each such
Mortgage Loan, a "DISCOUNT MORTGAGE LOAN") will be equal to the Net Mortgage
Interest Rate thereof as of the Cut-off Date divided by 5.500%. The Non-PO
Percentage with respect to any Mortgage Loan with a Net Mortgage Interest Rate as of the Cut-off Date greater than or equal to 5.500% (each such Mortgage Loan, a "PREMIUM MORTGAGE LOAN") will be 100%.

     The "PO PERCENTAGE" with respect to any Discount Mortgage Loan will be equal to 100% minus the Non-PO Percentage for such Mortgage Loan. The PO
Percentage with respect to any Premium Mortgage Loan will be zero.

     The "NET MORTGAGE INTEREST RATE" of a Mortgage Loan is the excess of its mortgage interest rate over the Group 1 Administrative Fee Rate.

     Non-PO Principal Amount

     On each Distribution Date, the Non-PO Principal Amount will be distributed
(i) as principal of the Group 1 Senior Certificates and Component (other than the Class 30-PO Certificates) in an amount up to the Group 1 Senior Principal
Distribution Amount and (ii) as principal of the Subordinate Certificates in an amount up to the Subordinate Principal Distribution Amount. The Non-PO Principal
Amount will not be distributed to the Class 30-PO Certificates.

     The "NON-PO PRINCIPAL AMOUNT" for any Distribution Date will equal the sum of the applicable Non-PO Percentage of:

     (a) all monthly payments of principal due on each Mortgage Loan on the related due date;

     (b) the principal portion of the Purchase Price of each Mortgage Loan that was purchased by the Depositor, the Seller or an Originator received during the calendar month preceding the month of that Distribution Date and the principal portion of any amount allocated to Group 1 in connection with the optional termination of the Group 1 Assets by the Master Servicer as described under "The
Pooling and Servicing Agreement and Servicing Agreements -- Optional
Termination;

     (c) any Substitution Adjustment Amount in connection with a Deleted
Mortgage Loan received in the calendar month preceding the month of that
Distribution Date;

     (d) any Liquidation Proceeds allocable to recoveries of principal of
Mortgage Loans that are not yet Liquidated Mortgage Loans received during the calendar month preceding the month of that Distribution Date;

     (e) with respect to each Mortgage Loan that became a Liquidated Mortgage
Loan during the calendar month preceding the month of that Distribution Date, the amount of the Liquidation Proceeds (other than Foreclosure Profits)
allocable to principal received with respect to that Mortgage Loan; and

     (f) all full and partial principal prepayments (other than Payaheads) by mortgagors on the Mortgage Loans received during the Prepayment Period relating to that Distribution Date.

     The amounts described in clauses (a) through (d) are referred to as
"SCHEDULED PRINCIPAL PAYMENTS." The amounts described in clauses (e) and (f) are referred to as "UNSCHEDULED PRINCIPAL PAYMENTS."

     Group 1 Senior Principal Distribution Amount

     With respect to the Group 1 Senior Certificates:

                                      S-62

     On each Distribution Date, an amount equal to the lesser of (a) the Group 1
Senior Principal Distribution Amount for such Distribution Date and (b) the product of (1) the Group 1 Pool Distribution Amount remaining after distributions of interest on the Group 1 Senior Certificates and Component and
(2) a fraction, the numerator of which is the Group 1 Senior Principal
Distribution Amount and the denominator of which is the sum of the PO Principal
Amount and the Group 1 Senior Principal Distribution Amount, will be distributed as principal to the following classes of Group 1 Senior Certificates and the
Class 1-A-1/2 Component, sequentially, as follows:

     first, concurrently, to the Class 1-A-R and Class 1-A-LR Certificates, pro
rata, until their class balances have been reduced to zero; and

     second, concurrently, as follows:

          (A)  approximately 50.04972564%, sequentially, as follows:

               (i) up to the Group 1 Scheduled Principal Amount for such
          Distribution Date, sequentially, as follows:

                    (a) sequentially, up to the Group 1 PAC Principal Amount, to the Class 1-A-21, Class 1-A-22, Class 1-A-23 and Class 1-A-24
               Certificates, in that order, until their class balances have been reduced to zero;

                    (b) to the Class 1-A-25 Certificates, until their class
               balance has been reduced to zero; and

                    (c) sequentially, to the Class 1-A-21, Class 1-A-22, Class
               1-A-23 and Class 1-A-24 Certificates, in that order, until their class balances have been reduced to zero;

               (ii) concurrently, as follows:

                    (a) approximately 0.0864979878% to the Class 1-A-1/2
               Component, until its component balance has been reduced to zero;
               and

                    (b) approximately 99.9135020122%, concurrently, to the Class
               1-A-1, Class 1-A-5, Class 1-A-6 and Class 1-A-7 Certificates, pro
               rata, until their class balances have been reduced to zero;

               (iii) sequentially, to the Class 1-A-2, Class 1-A-3 and Class
          1-A-4 Certificates, in that order, until their class balances have been reduced to zero;

               (iv) sequentially, up to the Group 1 PAC Principal Amount, to the
          Class 1-A-21, Class 1-A-22, Class 1-A-23 and Class 1-A-24
          Certificates, in that order, until their class balances have been reduced to zero;

               (v) to the Class 1-A-25 Certificates, until their class balance has been reduced to zero; and

               (vi) sequentially, to the Class 1-A-21, Class 1-A-22, Class
          1-A-23 and Class 1-A-24 Certificates, in that order, until their class balances have been reduced to zero; and

          (B)  approximately 49.95027436%, sequentially, as follows:

               (i) concurrently, to the Class 1-A-13 and Class 1-A-14
          Certificates, pro rata, up to the Priority Amount for such
          Distribution Date, until their class balances have been reduced to zero;

               (ii) concurrently, until the class balance of the Class 1-A-15
          Certificates has been reduced to zero, concurrently, as follows:

                                      S-63

                    (a) approximately 67.8197218064% to the Class 1-A-15
               Certificates, until their class balance has been reduced to zero;
               and

                    (b) approximately 32.1802781936%, concurrently, to the Class
               1-A-16 and Class 1-A-17 Certificates, pro rata; until their class balances have been reduced to zero and

               (iii) concurrently, until the class balances of the Class 1-A-16 and Class 1-A-17 Certificates have been reduced to zero, concurrently, as follows:

                    (a) approximately 32.1802781936%, concurrently, to the Class
               1-A-16 and Class 1-A-17 Certificates, pro rata, until their class balances have been reduced to zero;

                    (b) approximately 13.6812244562% to the Class 1-A-19
               Certificates, until their class balance has been reduced to zero;

                    (c) approximately 13.6812244562% to the Class 1-A-8
               Certificates, until their class balance has been reduced to zero;
               and

                    (d) approximately 40.4572728940% to the Class 1-A-18
               Certificates, until their class balance has been reduced to zero;
               and

               (iv) concurrently, until the class balance of the Class 1-A-8
          Certificates have been reduced to zero, concurrently, as follows:

                    (a) approximately 20.17292918905% to the Class 1-A-19
               Certificates, until their class balance has been reduced to zero;

                    (b) approximately 20.17292918905% to the Class 1-A-8
               Certificates, until their class balance has been reduced to zero;
               and

                    (c) approximately 59.6541416219% to the Class 1-A-18
               Certificates, until their class balance has been reduced to zero;
               and

               (v) concurrently, until the class balance of the Class 1-A-18
          Certificates is equal to 21.12% of its class balance as of the Cut-off
          Date, concurrently, as follows:

                    (a) approximately 20.17292918905% to the Class 1-A-19
               Certificates, until their class balance has been reduced to zero;

                    (b) approximately 20.17292918905% to the Class 1-A-9
               Certificates, until their class balance has been reduced to zero;
               and

                    (c) approximately 59.6541416219% to the Class 1-A-18
               Certificates, until their class balance has been reduced to zero;
               and

               (vi) concurrently, until the class balances of the Class 1-A-9 and Class 1-A-19 Certificates have been reduced to zero, concurrently, as follows:

                    (a) approximately 20.17292918905% to the Class 1-A-19
               Certificates, until their class balance has been reduced to zero;

                    (b) approximately 20.17292918905% to the Class 1-A-9
               Certificates, until their class balance has been reduced to zero;

                    (c) approximately 17.7156756443% to the Class 1-A-18
               Certificates, until their class balance has been reduced to zero;
               and

                                      S-64

                    (d) approximately 41.9384659777% to the Class 1-A-10
               Certificates, until their class balance has been reduced to zero;
               and

               (vii) concurrently, until the class balance of the Class 1-A-18
          Certificates has been reduced to zero, concurrently, as follows

                    (a) approximately 40.3458583781% to the Class 1-A-20
               Certificates, until their class balance has been reduced to zero;

                    (b) approximately 17.71567564430% to the Class 1-A-18
               Certificates, until their class balance has been reduced to zero;
               and

                    (c) approximately 41.93846597770% to the Class 1-A-10
               Certificates, until their class balance has been reduced to zero;
               and

               (viii) concurrently, until the class balances of the Class 1-A-10 and Class 1-A-20 Certificates have been reduced to zero, concurrently, as follows:

                    (a) approximately 58.0615340223% to the Class 1-A-20
               Certificates, until their class balance has been reduced to zero;
               and

                    (b) approximately 41.9384659777% to the Class 1-A-10
               Certificates, until their class balance has been reduced to zero;
               and

               (ix) concurrently, to the Class 1-A-13 and Class 1-A-14
          Certificates, pro rata, until their class balances have been reduced to zero.

     The preceding distribution priorities will not apply on any Distribution
Date on or after the Senior Credit Support Depletion Date. On each of those
Distribution Dates, the amount to be distributed as principal to the Group 1
Senior Certificates and Component (other than the Class 30-PO Certificates) will be distributed, concurrently, as principal of such classes of Group 1 Senior
Certificates and Component, pro rata, in accordance with their respective class balances or component balance immediately prior to that Distribution Date.

     The "SENIOR CREDIT SUPPORT DEPLETION DATE" is the date on which the aggregate class balance of the Subordinate Certificates has been reduced to zero.

     The "GROUP 1 SENIOR PRINCIPAL DISTRIBUTION AMOUNT" for any Distribution
Date will equal the sum of:

     (a) the Group 1 Senior Percentage of the applicable Non-PO Percentage of the Scheduled Principal Payments for that Distribution Date; and

     (b) the Group 1 Senior Prepayment Percentage of the applicable Non-PO
Percentage of the Unscheduled Principal Payments for that Distribution Date.

     "STATED PRINCIPAL BALANCE" means, as to any Mortgage Loan and due date, the unpaid principal balance of such Mortgage Loan as of such due date, as specified in the amortization schedule at the time relating thereto (before any adjustment to such amortization schedule by reason of any moratorium or similar waiver or grace period), after giving effect to any previous partial principal prepayments and Liquidation Proceeds received and to the payment of principal due on such due date and irrespective of any delinquency in payment by the related mortgagor and after giving effect to any Deficient Valuation.

     The "POOL PRINCIPAL BALANCE" with respect to any Distribution Date equals the aggregate Stated Principal Balances of the Mortgage Loans outstanding on the due date in the month preceding the month of such Distribution Date.

     The "POOL PRINCIPAL BALANCE (NON-PO PORTION)" with respect to any
Distribution Date equals the sum of the product, for each Mortgage Loan, of the
Non-PO Percentage of such Mortgage Loan multiplied by its Stated Principal
Balance on the due date in the month preceding the month of such Distribution
Date.

                                      S-65

     The "GROUP 1 SENIOR PERCENTAGE" for any Distribution Date will equal (i)
the sum of the class balances of the Group 1 Senior Certificates (other than the
Class 30-PO Certificates) and the component balance of the Class 1-A-1/2
Component immediately prior to such date, divided by (ii) the Pool Principal
Balance (Non-PO Portion) for such date. The class balance of the Class 30-PO
Certificates will not be used in the calculation of the Group 1 Senior
Percentage.

     The "SUBORDINATE PERCENTAGE" for any Distribution Date will equal 100%
minus the Group 1 Senior Percentage for such date.

     As of the Cut-off Date, the Group 1 Senior Percentage and the Subordinate
Percentage are expected to be approximately 96.5323% and 3.4677%, respectively.

     The "GROUP 1 SENIOR PREPAYMENT PERCENTAGE" for any Distribution Date
occurring during the periods set forth below will be as follows:

DISTRIBUTION DATE OCCURRING IN             SENIOR PREPAYMENT PERCENTAGE
------------------------------             ----------------------------
June 2005 through May 2010....   100%;
June 2010 through May 2011....   the Group 1 Senior Percentage, plus 70% of the
                                 Subordinate Percentage;
June 2011 through May 2012....   the Group 1 Senior Percentage, plus 60% of the
                                 Subordinate Percentage;
June 2012 through May 2013....   the Group 1 Senior Percentage, plus 40% of the
                                 Subordinate Percentage;
June 2013 through May 2014....   the Group 1 Senior Percentage, plus 20% of the
                                 Subordinate Percentage; and
June 2014 and thereafter......   the Group 1 Senior Percentage;

provided, however, that if on any Distribution Date the Group 1 Senior
Percentage exceeds such percentage as of the Closing Date, then the Group 1
Senior Prepayment Percentage for such Distribution Date will equal 100%.

     No decrease in the Group 1 Senior Prepayment Percentage will occur, however, if the following occurs as of any Distribution Date as to which any such decrease applied, (i) the outstanding principal balance of all Mortgage
Loans (including, for this purpose, any Mortgage Loans in foreclosure, any REO
Property and each Mortgage Loan for which the mortgagor has filed for bankruptcy after the Closing Date) delinquent 60 days or more (averaged over the preceding six-month period), as a percentage of the aggregate class balance of the
Subordinate Certificates is equal to or greater than 50%, or (ii) cumulative
Realized Losses with respect to the Mortgage Loans exceed the percentages of the aggregate balance of the Subordinate Certificates as of the Closing Date (with respect to the Subordinate Certificates, the "ORIGINAL SUBORDINATE PRINCIPAL
BALANCE") indicated below:

                                   PERCENTAGE OF
                                     ORIGINAL
                                    SUBORDINATE
DISTRIBUTION DATE OCCURRING IN   PRINCIPAL BALANCE
------------------------------   -----------------
June 2010 through May 2011....          30%
June 2011 through May 2012....          35%
June 2012 through May 2013....          40%
June 2013 through May 2014....          45%
June 2014 and thereafter......          50%

     This disproportionate allocation of certain unscheduled payments in respect of principal will have the effect of accelerating the amortization of the Group
1 Senior Certificates and Component while, in the absence of Realized Losses on the Mortgage Loans, increasing the relative interest in the Pool Principal
Balance evidenced by the Subordinate Certificates. Increasing the interest of the Subordinate Certificates relative to that of the Group 1 Senior Certificates and Component is intended to preserve the availability of the subordination provided by such Subordinate Certificates.

     The "SUBORDINATE PREPAYMENT PERCENTAGE" as of any Distribution Date will equal 100% minus the Group 1 Senior Prepayment Percentage for such date.

                                      S-66

     If on any Distribution Date the allocation to any class of Group 1 Senior
Certificates and the Class 1-A-1/2 Component then entitled to distributions of full and partial principal prepayments and other amounts to be allocated in accordance with the Group 1 Senior Prepayment Percentage, as described above, would reduce the outstanding class balance of such class or component balance of such Component below zero, the distribution to that class or Component of the
Group 1 Senior Prepayment Percentage of those amounts for such Distribution Date will be limited to the percentage necessary to reduce the related class balance or component balance to zero.

     Group 1 PAC Principal Amount and Group 1 Scheduled Principal Amount

     As used above, the "GROUP 1 PAC PRINCIPAL AMOUNT" for any Distribution Date
and for the Class 1-A-21, Class 1-A-22, Class 1-A-23 and Class 1-A-24
Certificates (the "GROUP 1 PAC CERTIFICATES" or "PAC 1 GROUP") means the amount, if any, that would reduce the aggregate class balance of such group to the balance shown in the applicable table set forth in Appendix E to this Prospectus
Supplement with respect to such Distribution Date.

     As used above, the "GROUP 1 SCHEDULED PRINCIPAL AMOUNT" for any
Distribution Date and for the Class 1-A-25 Certificates (the "GROUP 1 SCHEDULED
CERTIFICATES") and the Group 1 PAC Certificates means the amount, if any, that would reduce the sum of the aggregate class balance of the Group 1 PAC
Certificates and the Group 1 Scheduled Certificates (collectively, the
"SCHEDULED 1 GROUP") to the balance shown in the applicable table set forth in
Appendix E to this Prospectus Supplement with respect to such Distribution Date.

     Principal Payment Characteristics of the Group 1 PAC Certificates, the
     Group 1 Scheduled Certificates and the Group 1 Companion Certificates

     The balances of the PAC 1 Group and the Scheduled 1 Group set forth in the tables in Appendix E to this Prospectus Supplement were calculated using, among other things, the Modeling Assumptions. Based on such assumptions, the balances of the PAC 1 Group and the Scheduled 1 Group would be reduced to the balances indicated in the tables set forth in Appendix E to this Prospectus Supplement for each Distribution Date if prepayments on the Mortgage Loans occur (i) at a constant rate between approximately 125% PSA and approximately 350% PSA for the
PAC 1 Group and at a constant rate between approximately 125% PSA and approximately 300% PSA for the Scheduled 1 Group. It is highly unlikely, however, that the Mortgage Loans will prepay at a constant rate until maturity or that all the Mortgage Loans will prepay at the same rate or that they will have the characteristics assumed. Therefore, there can be no assurance that the balances of the PAC 1 Group and the Scheduled 1 Group after the payment of principal on any Distribution Date will be equal to the balances for such
Distribution Date specified in the tables set forth in Appendix E to this
Prospectus Supplement.

     The weighted average lives of the Group 1 PAC Certificates and Group 1
Scheduled Certificates will vary under different prepayment scenarios. If principal prepayments on the Mortgage Loans occur at a constant rate that is slower than approximately 125% PSA, the amount available to make principal payments to the PAC 1 Group or the Scheduled 1 Group may be insufficient to reduce the PAC 1 Group's or the Scheduled 1 Group's balance to their respective planned or scheduled balances for such Distribution Date. The weighted average lives of the Group 1 PAC Certificates and Group 1 Scheduled Certificates may
therefore be extended. If such principal prepayments on the Mortgage Loans occur at a constant rate that is faster than approximately 350% PSA for the PAC 1
Group and approximately 300% PSA for the Scheduled 1 Group, the weighted average lives of the Group 1 PAC Certificates and the Group 1 Scheduled Certificates may
be shortened.

     Because all amounts available for principal payments on any Distribution
Date will be distributed to holders on such Distribution Date, the ability to distribute the Group 1 PAC Principal Amount or the Group 1 Scheduled Principal
Amount on any Distribution Date will not be enhanced by the averaging of high and low principal prepayment rates on the Mortgage Loans over several
Distribution Dates, as might be the case if any principal payments were held for future applications and not distributed monthly.

     The extent to which the planned balances are achieved and the sensitivity of the Group 1 PAC Certificates to principal prepayments on the Mortgage Loans will depend in part on the period of time during which the classes which support the Group 1 PAC Certificates and Group 1 Scheduled Certificates remain outstanding. The Group 1 Companion Certificates support the PAC 1 Group and the
Group 1 Scheduled Certificates. The Group 1 Scheduled Certificates also support the PAC 1 Group. On each Distribution Date, after the PAC 1 Group has received its Group 1 PAC Principal Amount for such Distribution Date and after the
Scheduled 1 Group has received its Group 1

                                      S-67

Scheduled Principal Amount for such Distribution Date, no further principal payments will be made to the PAC 1 Group and the Scheduled 1 Group until the class balances of the class or classes supporting the PAC 1 Group and the
Scheduled 1 Group have been reduced to zero. This support is intended to decrease the likelihood that the balance of the PAC 1 Group will be reduced below its planned balance on a given Distribution Date or that the balance of the Scheduled 1 Group will be reduced below its scheduled balance on a given
Distribution Date. Once the applicable classes that provide support are no longer outstanding, the Group 1 PAC Certificates and the Group 1 Scheduled
Certificates, if outstanding, will become more sensitive to the rate of prepayments on the Mortgage Loans, as such classes will receive principal payments that otherwise would have been distributable to the classes which supported them.

     THE WEIGHTED AVERAGE LIVES OF THE GROUP 1 COMPANION CERTIFICATES WILL BE
EXTREMELY SENSITIVE TO THE RATE OF PRINCIPAL PAYMENTS ON THE MORTGAGE LOANS. SEE
"PREPAYMENT AND YIELD CONSIDERATIONS" HEREIN.

     There can be no assurance that the balance of the PAC 1 Group or the
Scheduled 1 Group, after payment of principal on any Distribution Date, will equal the balances for such Distribution Date specified in the tables set forth in Appendix E to this Prospectus Supplement.

     Priority Amount

     On each Distribution Date prior to the Senior Credit Support Depletion
Date, the Group 1 Pool Distribution Amount, up to the Priority Amount for such
Distribution Date, will be distributed as principal to the Class 1-A-13 and
Class 1-A-14 Certificates in accordance with the priorities described under "--
Group 1 Senior Principal Distribution Amount."

     The "PRIORITY AMOUNT" for any Distribution Date will equal the least of (i)
the aggregate class balance of the Class 1-A-13 and Class 1-A-14 Certificates, and (ii) the product of (a) the Shift Percentage, (b) the Priority Percentage
and (c) the Non-PO Principal Amount.

     The "PRIORITY PERCENTAGE" for any Distribution Date will equal (i) the aggregate class balance of the Class 1-A-13 and Class 1-A-14 Certificates divided by (ii) the Group 1 Pool Balance (Non-PO Portion) immediately prior to such date.

     The "SHIFT PERCENTAGE" for any Distribution Date will be the percentage indicated below:

DISTRIBUTION DATE OCCURRING IN   SHIFT PERCENTAGE
------------------------------   ----------------
June 2005 through May 2010....           0%
June 2010 through May 2011....          30%
June 2011 through May 2012....          40%
June 2012 through May 2013....          60%
June 2013 through May 2014....          80%
June 2014 and thereafter......         100%

     Class PO Principal Distribution Amount

     On each Distribution Date, distributions of principal of the Class 30-PO
Certificates will be made in an amount (the "CLASS PO PRINCIPAL DISTRIBUTION
AMOUNT") equal to the lesser of:

     (a) the applicable PO Principal Amount for such Distribution Date; and

     (b) the product of (1) the Group 1 Pool Distribution Amount remaining after distributions of interest on the Group 1 Senior Certificates and Component and
(2) a fraction, the numerator of which is the PO Principal Amount and the denominator of which is the sum of the PO Principal Amount and the Group 1
Senior Principal Distribution Amount.

     The "PO PRINCIPAL AMOUNT" for any Distribution Date will equal the sum of the applicable PO Percentage of:

     (a) all monthly payments of principal due on each Discount Mortgage Loan on the related due date;

                                      S-68

     (b) the principal portion of the Purchase Price of each Mortgage Loan that was repurchased by the Depositor, the Seller or an Originator received during the calendar month preceding the month of that Distribution Date and the principal portion of any amount in connection with the optional termination of the Group 1 Assets by the Master Servicer as described under "The Pooling and
Servicing Agreement and the Servicing Agreements--Optional Termination";

     (c) any Substitution Adjustment Amount in connection with a Deleted
Mortgage Loan that was a Discount Mortgage Loan received with respect to such
Distribution Date;

     (d) any Liquidation Proceeds allocable to recoveries of principal of
Discount Mortgage Loans that are not yet Liquidated Mortgage Loans received during the calendar month preceding the month of such Distribution Date;

     (e) with respect to each Discount Mortgage Loan that became a Liquidated
Mortgage Loan during the calendar month preceding the month of such Distribution
Date, the amount of Liquidation Proceeds (other than Foreclosure Profits)
allocable to principal received with respect to such Discount Mortgage Loan; and

     (f) all full and partial principal prepayments (other than Payaheads) by mortgagors on Discount Mortgage Loans received during the Prepayment Period relating to such Distribution Date.

     Subordinate Principal Distribution Amount

     On each Distribution Date, each class of Subordinate Certificates that is entitled to receive a principal distribution will receive its pro rata share
(based on the class balances of all the Subordinate Certificates that are entitled to receive a principal distribution) of the Subordinate Principal
Distribution Amount to the extent that the remaining Pool Distribution Amount are sufficient therefor. With respect to each class of Subordinate Certificates, if on any Distribution Date the Fractional Interest is less than the Fractional
Interest for that class on the Closing Date, no classes of the Subordinate
Certificates junior to such class will be entitled to receive a principal distribution.

     Distributions of principal on the Subordinate Certificates that are entitled to receive a principal distribution on a Distribution Date will be made sequentially to each class of Subordinate Certificates in the order of their numerical class designations, beginning with the Class B-1 Certificates until each such class has received its respective pro rata share for the Distribution
Date. However, the Class PO Deferred Amounts will be paid to the Class 30-PO
Certificates from amounts otherwise distributable as principal to the
Subordinate Certificates beginning with the amounts otherwise distributable as principal to the class of the Subordinate Certificates with the highest numerical designation.

     The "FRACTIONAL INTEREST" with respect to any Distribution Date and each class of Subordinate Certificates will equal (i) the aggregate of the class balances immediately prior to such Distribution Date of all classes of
Subordinate Certificates that have higher numerical class designations than such class, divided by (ii) the Pool Principal Balance (Non-PO Portion) immediately prior to such Distribution Date.

     The approximate Fractional Interests for the Subordinate Certificates on
the Closing Date are expected to be as follows:

Class B-1...........................   1.61%
Class B-2...........................   1.01%
Class B-3...........................   0.70%
Class B-4...........................   0.40%
Class B-5...........................   0.15%
Class B-6...........................    N/A

     The "SUBORDINATE PRINCIPAL DISTRIBUTION AMOUNT" for any Distribution Date
will equal the sum of:

     (a) the Subordinate Percentage of the applicable Non-PO Percentage of the
Scheduled Principal Payments for such Distribution Date; and

     (b) the Subordinate Prepayment Percentage of the applicable Non-PO
Percentage of the Unscheduled Principal Payments for such Distribution Date.

                                      S-69

     Residual Certificates

     The Residual Certificates will remain outstanding for so long as the Trust exists, whether or not they are receiving current distributions of principal or interest. In addition to distributions of interest and principal as described above, on each Distribution Date, the holder of the Class 1-A-LR Certificate will be entitled to receive any Group 1 Pool Distribution Amount remaining after the payment of (i) interest and principal on the Group 1 Senior Certificates and
Component, (ii) Class PO Deferred Amounts on the Class 30-PO Certificates and
(iii) interest and principal on the Subordinate Certificates, as described above. It is not anticipated that there will be any significant amounts remaining for any such distribution.

DISTRIBUTIONS IN REDUCTION OF THE SPECIAL RETAIL CERTIFICATES

     As to distributions of principal among holders of the Class 1-A-5
Certificates (the "SPECIAL RETAIL CERTIFICATES"), except as set forth below under "-- Pro Rata Distributions," Deceased Holders (as defined below) will be entitled to first priority (up to a limit of approximately $100,000, as described below) and beneficial owners other than Deceased Holders ("LIVING
HOLDERS") will be entitled to second priority (up to a limit of approximately
$10,000, as described below). Beneficial owners of the Special Retail
Certificates have the right to request that distributions of principal be made with respect to their Special Retail Certificates on each Distribution Date on which distributions of principal are made with respect to that class. All such requested distributions are subject to the priorities described below under "--
Priority of Requested Distributions" and to the limitations (i) that they be made only in lots equal to $1,000 of initial class balance and (ii) that aggregate distributions on the Special Retail Certificates on a Distribution
Date will (a) not exceed the portion of the Group 1 Senior Principal
Distribution Amount allocated to that class on that Distribution Date (plus, any amounts available from the Rounding Account, as described below). To the extent that amounts available for distributions of principal on the Special Retail
Certificates on any Distribution Date exceed the aggregate requests by Deceased
Holders and Living Holders for principal distributions applicable to that
Distribution Date, those excess amounts will be distributed to the beneficial owners of that class by random lot, as described below under "-- Mandatory
Distributions of Principal on the Special Retail Certificates."

     On each Distribution Date, except as set forth below under "-- Pro Rata
Distributions," on which amounts are available for distribution of principal the
Special Retail Certificates, the aggregate amount allocable to those distributions will be rounded upward, as necessary, to equal an integral multiple of $1,000, except as provided below, in accordance with the priorities and limitations set forth in this discussion. Rounding will be accomplished on the first Distribution Date on which distributions of principal the Special
Retail Certificates are made, by withdrawing, from a non-interest bearing account to be established on the Closing Date for the Special Retail
Certificates with a $999.99 deposit by the Underwriter (a "ROUNDING ACCOUNT"), the amount of funds, if any, needed to round the amounts otherwise available for distributions to such class upward to the next higher integral multiple of
$1,000. On each succeeding Distribution Date on which distributions of principal on such class of Special Retail Certificates are to be made, the aggregate amount allocable to that class will be applied first to repay any funds withdrawn from the Rounding Account on the prior Distribution Date, and then the remainder of such allocable amount, if any, will be similarly rounded upward through another withdrawal from the Rounding Account and distributed as principal on that class. This process will continue on succeeding Distribution
Dates with respect to the Special Retail Certificates until its class balance has been reduced to zero. Thus, the aggregate distribution made in reduction of the class balance of the Special Retail Certificates on each Distribution Date may be slightly more or less than would be the case in the absence of such rounding procedures, but such difference will be no more than $999.99 on that
Distribution Date. Under no circumstances will the sum of all distributions of principal on the Special Retail Certificates through any Distribution Date be less than the sum that would have resulted in the absence of such rounding procedures.

     A beneficial owner of a Special Retail Certificate who has submitted a request for a principal distribution may not receive a distribution at any particular time after its request, since there can be no assurance that funds will be available for making principal distributions on the Special Retail
Certificates on any particular Distribution Date. Even if funds are available, those distributions with respect to the Special Retail Certificates owned by any particular beneficial owner may not be made. Also, due to the procedure for mandatory distributions described below, there can be no assurance that on any
Distribution Date on which the funds available for distribution of principal on a class of Special Retail Certificates exceed the aggregate amount of distributions requested by

                                      S-70

beneficial owners of the class, any particular beneficial owner will not receive a principal distribution from such excess funds even if such beneficial owner has not submitted a request for distribution. Thus, the timing of distributions of principal with respect to any particular Special Retail Certificate is highly uncertain, and such distributions may be made earlier or later than the date that may be desired by a beneficial owner.

     Priority of Requested Distributions

     Subject to the limitations described herein, including the order of the receipt of the request for distributions as described below under "-- Procedure for Requesting Distributions," beneficial owners of the Special Retail
Certificates have the right to request that distributions of principal on their
Special Retail Certificates be made. On each Distribution Date, except as set forth below under "-- Pro Rata Distributions," on which distributions of principal on the Special Retail Certificates are made, priority of payment on the Special Retail Certificates will be given to beneficial owners for whom principal payment requests are in effect. For the Special Retail Certificates,
DTC will honor requests in the following order of priority:

     First, DTC will honor requests submitted on behalf of Deceased Holders in the order of their receipt by DTC, until those requests have been honored in an amount up to $100,000 for each requesting Deceased Holder; and

     Second, DTC will honor requests submitted on behalf of Living Holders in the order of their receipt by DTC, until those requests have been honored in an amount up to $10,000 for each requesting Living Holder.

     Thereafter, DTC will honor requests submitted on behalf of each Deceased
Holder as provided in step First up to a second $100,000 and requests submitted on behalf of each Living Holder as provided in step Second up to a second
$10,000. This sequence of priorities will be repeated until all principal payment requests for the Special Retail Certificates have been honored to the extent of amounts available in reduction of that class. In no event will distributions to the Special Retail Certificates exceed the amount of principal available for distribution to the Special Retail Certificates on such
Distribution Date. See "Description of the Certificates--Distributions on the
Group 1 Certificates--Principal" above. In no event will the beneficial owner of a Special Retail Certificate receive a distribution of principal in an amount greater than the principal balance of its Special Retail Certificate.

     If the amount of principal available for payment on a class of Special
Retail Certificates on a given Distribution Date is insufficient to honor all requests with respect to such class, such requests will be honored on succeeding
Distribution Dates as principal becomes available. A Special Retail Certificate principal payment request submitted on behalf of a Living Holder who later dies will become entitled to the priority of a newly submitted request on behalf of a
Deceased Holder. That priority will be effective for each subsequent
Distribution Date if DTC has received a certified copy of the death certificate and any additional appropriate evidence of death and any requested tax waivers by the last business day of the preceding calendar month.

     Procedure for Requesting Distributions

     A beneficial owner may request that distributions of principal on such beneficial owner's Special Retail Certificates be made on a Distribution Date by delivering a written request therefor to the Participant or Indirect Participant that maintains such beneficial owner's account in the Special Retail
Certificates so that the request for such distribution is received on or before the Record Date for such Distribution Date. In the case of a request on behalf of a Deceased Holder, a certified copy of the death certificate and any additional appropriate evidence of death and any tax waivers are required to be forwarded to the Participant under separate cover. Furthermore, such requests of
Deceased Holders that are incomplete may not be honored by the Participant and, if not honored, will lose their priority and must be rerequested. The
Participant will in turn make the request of DTC (or, in the case of an Indirect
Participant, such Indirect Participant must notify the related Participant of such request, and the Participant will make the request of DTC) on DTC's participant terminal system. Upon receipt of such request, DTC will date and time stamp such request and forward such request to the Securities
Administrator. DTC may establish such procedures as it deems fair and equitable to establish the order of receipt of requests for such distributions received by it on the same day. None of the Depositor, any Servicer, the Securities
Administrator or the Trustee will be liable for any delay by DTC, any
Participant or any Indirect Participant in the delivery of requests for distributions. Requests for distributions of principal received by DTC after the
Record Date for such Distribution Date and requests for distributions of principal received in a timely manner but not accepted with respect to a given
Distribution Date, will be treated as requests for distributions of principal on the next succeeding

                                      S-71

Distribution Date and each succeeding Distribution Date thereafter until each request is accepted or is withdrawn as described below. Each request for distributions of principal on a Special Retail Certificate submitted by a beneficial owner of a Special Retail Certificate will be held by the DTC until such request has been accepted or has been withdrawn in writing, in the manner set forth below. The principal amount covered by such request will continue to bear interest at the related pass-through rate through the last calendar date of the month preceding the month of the Distribution Date.

     With respect to Special Retail Certificates for which beneficial owners have requested distributions on a particular Distribution Date on which distributions of principal on the Special Retail Certificates are being made,
DTC will notify the Participants prior to such Distribution Date whether, and the extent to which, such requests for distributions on the Special Retail
Certificates have been accepted. Participants and Indirect Participants holding
Special Retail Certificates are required to forward such notices to the beneficial owners of such Certificates. Requested distributions on Special
Retail Certificates entitled to such distributions will be due and payable on the applicable Distribution Date and will cease to bear interest after the last calendar date of the month preceding the month of such Distribution Date.

     Any beneficial owner of a Special Retail Certificate that has requested a distribution may withdraw such request by so notifying in writing the
Participant or Indirect Participant that maintains such beneficial owner's account. The Participant will make the request of DTC on DTC's participant terminal system. In the event that such account is maintained by an Indirect
Participant, such Indirect Participant must notify the related Participant, which in turn must make the request of DTC on DTC's participant terminal system.
If such notice of withdrawal of a request for distribution has not been received by the DTC on or before the Record Date for the Distribution Date, the previously made request for distribution will be irrevocable with respect to the making of distributions of principal on the Special Retail Certificates on the applicable Distribution Date.

     Mandatory Distributions of Principal on the Special Retail Certificates

     If the amount available for principal distributions on the Special Retail
Certificates on a Distribution Date exceeds the aggregate amount of distribution requests for that class which have been received by DTC on or before the applicable Record Date, additional Special Retail Certificates of such class in lots equal to $1,000 will be selected to receive principal distributions in accordance with the then-applicable established random lot procedures of DTC, and the procedures of the Participants and Indirect Participants, which may or may not be by random lot. Investors in the Special Retail Certificates should ask Participants or Indirect Participants which allocation procedures they use.
Participants and Indirect Participants holding Special Retail Certificates selected for mandatory distributions of principal are required to provide notice of such mandatory distributions to the affected beneficial owners.

     Deceased Holders

     A "DECEASED HOLDER" is a beneficial owner of a Special Retail Certificate who was living at the time such interest was acquired and whose executor or other authorized representative causes to be furnished to the Participant a certified copy of the death certificate and any additional evidence of death satisfactory to the Participant and any tax waivers requested by the
Participant. Special Retail Certificates beneficially owned by tenants by the entirety, joint tenants or tenants in common will be considered to be beneficially owned by a single owner. The death of a tenant by the entirety, joint tenant or tenant in common will be deemed to be the death of the beneficial owner, and the Special Retail Certificates so owned will be eligible for priority with respect to distributions of principal, subject to the limitations described herein. Special Retail Certificates beneficially owned by a trust will be considered to be beneficially owned by each beneficiary of the trust to the extent of such beneficiary's interest therein, but in no event will a trust's beneficiaries collectively be deemed to be beneficial owners of a number of Special Retail Certificates greater than the number of Special Retail
Certificates of which the trust is the owner. The death of the beneficiary of a trust will be deemed to be the death of a beneficial owner of the Special Retail
Certificates beneficially owned by the trust to the extent of that beneficiary's interest in the trust. The death of an individual who was a tenant by the entirety, joint tenant or tenant in common in a tenancy that is the beneficiary of a trust will be deemed to be the death of the beneficiary of the trust. The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial ownership interest in a Special Retail Certificate will be deemed to be the death of the beneficial owner of the Special Retail Certificate regardless of the registration of the ownership, if

                                      S-72

the beneficial ownership interest can be established to the satisfaction of the
Participant. Beneficial interests will be deemed to exist in typical cases of street name or nominee ownership, ownership by a trustee, ownership under the
Uniform Gift to Minors Act and community property or other joint ownership arrangements between a husband and wife. Beneficial interests shall include the power to sell, transfer, or otherwise dispose of a Special Retail Certificate and the right to receive the proceeds therefrom, as well as interest payments and distributions in reduction of principal balance with respect thereto. As used in this Prospectus Supplement, a request for a distribution of principal of a Special Retail Certificate by a Deceased Holder shall mean a request by the personal representative, surviving tenant by the entirety, surviving joint tenant or surviving tenant in common of such Deceased Holder.

     Pro Rata Distributions

     On each Distribution Date on and after the date on which any Realized Loss would decrease the class balance of the Special Retail Certificates, distributions of principal on the affected class of Special Retail Certificates will be made pro rata among the holders of the Special Retail Certificates and will not be rounded up to an integral multiple of $1,000 or made in integral multiples of $1,000 nor will distributions be made pursuant to requested distributions or mandatory random lot distributions. If pro rata distributions cannot be made through the facilities of DTC, the Special Retail Certificates will be withdrawn from the facilities of DTC and Definitive Certificates will be issued to the beneficial owners of those Certificates.

     ALLOCATION OF LOSSES TO THE GROUP 1 CERTIFICATES

     On each Distribution Date, the applicable PO Percentage of any Realized
Loss on a Discount Mortgage Loan will be allocated in reduction of the class balance of the Class 30-PO Certificates until its class balance is reduced to zero. Such allocation will be effected on each Distribution Date by reducing the class balance of the Class 30-PO Certificates if and to the extent that such class balance (after taking into account the amount of all distributions to be made to such Group on such Distribution Date) exceeds the Group 1 Adjusted Pool
Amount (PO Portion) for such Distribution Date. The amount of any such Realized
Loss allocated to the Class 30-PO Certificates will be treated as a "CLASS PO
DEFERRED AMOUNT." To the extent funds are available on such Distribution Date or on any future Distribution Date from amounts that would otherwise be allocable to the Subordinate Principal Distribution Amount, the Class PO Deferred Amounts
will be paid on the Class 30-PO Certificates prior to distributions of principal on the Subordinate Certificates. Payments of the Class PO Deferred Amounts will be made from the principal payable to the Subordinate Certificates beginning with the principal payable to the class of Subordinate Certificates with the highest numerical class designation. Any distribution in respect of unpaid Class
PO Deferred Amounts will not further reduce the class balance of the Class 30-PO
Certificates. The Class PO Deferred Amounts will not bear interest. The class balance of the class of Subordinate Certificates then outstanding with the highest numerical class designation will be reduced by the amount of any payments in respect of Class PO Deferred Amounts. Any excess of these Class PO
Deferred Amounts over the class balance of that class will be allocated to the next most subordinate class of Subordinate Certificates to reduce its class balance and so on, as necessary.

     On each Distribution Date, the applicable Non-PO Percentage of any Realized
Loss will be allocated first to the Subordinate Certificates, in the reverse order of their numerical class designations (beginning with the class of
Subordinate Certificates then outstanding with the highest numerical class designation), in each case until the class balance of the respective class of
Certificates has been reduced to zero, and then to the Group 1 Senior
Certificates and Component (other than the Class 30-PO Certificates) pro rata based on their respective class balances and component balance.

     Such allocation will be effected on each such Distribution Date by reducing the class balance of the class of Subordinate Certificates then outstanding with the highest numerical class designation if and to the extent that the aggregate of the class balances of all classes of Group 1 Certificates (other than the
Class 30-PO Certificates) and the Class 1-A-1/2 Component (after taking into account the amount of all distributions to be made on such Distribution Date)
exceeds the Group 1 Adjusted Pool Amount (Non-PO Portion) for such Distribution
Date.

     After the Senior Credit Support Depletion Date, on each Distribution Date, the aggregate of the class balances of all classes of Group 1 Senior
Certificates and the component balance of the Class 1-A-1/2 Component (other than the class balance of the Class 30-PO Certificates) then outstanding will be reduced if and to the extent that such aggregate balance (after taking into account the amount of all distributions to be made on such Distribution Date)

                                      S-73

exceeds the Group 1 Adjusted Pool Amount (Non-PO Portion) for such Distribution
Date. The amount of any such reduction will be allocated among the Group 1
Senior Certificates and Component (other than the Class 30-PO Certificates), pro rata, based on their respective class balances or component balance, as the case may be.

     After the Senior Credit Support Depletion Date, the class balance of the
Group 1 Super Senior Support Certificates will be reduced not only by the principal portion of Realized Losses allocated to such class as provided in the preceding paragraph but also by the portion allocated to the Group 1 Super
Senior Certificates.

     In the event an amount is received with respect to a Mortgage Loan as to which a Realized Loss had previously been allocated to a class of Group 1
Certificates or the Class 1-A-1/2 Component (a "RECOVERY"), such Recovery will be distributed to the Class 30-PO Certificates in an amount equal to the applicable PO Percentage of such Recovery; provided that the aggregate amount distributed to the Class 30-PO Certificates in respect of Recoveries on any
Distribution Date will not exceed the Class PO Deferred Amount. The remaining portion of any Recovery not allocated to the Class 30-PO Certificates will be distributed to the Group 1 Senior Certificates and Component and the
then-outstanding Subordinate Certificates in the same manner as Liquidation
Proceeds are distributed.

     In general, a "REALIZED LOSS" means, (a) with respect to a Liquidated
Mortgage Loan, the amount by which the remaining unpaid principal balance of the
Mortgage Loan exceeds the amount of Liquidation Proceeds applied to the principal balance of the related Mortgage Loan and (b) a Bankruptcy Loss.

     "BANKRUPTCY LOSSES" are losses that are incurred as a result of Debt
Service Reductions or Deficient Valuations. As used in this Prospectus
Supplement, a "DEFICIENT VALUATION" occurs when a bankruptcy court establishes the value of a mortgaged property at an amount less than the then-outstanding principal balance of the Mortgage Loan secured by such Mortgaged Property or reduces the then-outstanding principal balance of a Mortgage Loan. In the case of a reduction in the value of the related Mortgaged Property, the amount of the secured debt could be reduced to such value, and the holder of such Mortgage
Loan thus would become an unsecured creditor to the extent the then-outstanding principal balance of such Mortgage Loan exceeds the value so assigned to the
Mortgaged Property by the bankruptcy court. In addition, certain other modifications of the terms of a Mortgage Loan can result from a bankruptcy proceeding, including the reduction (a "DEBT SERVICE REDUCTION") of the amount of the Monthly Payment on the related Mortgage Loan. However, none of these events will be considered a Debt Service Reduction or Deficient Valuation so
long as the applicable Servicer is pursuing any other remedies that may be available with respect to the related Mortgage Loan and (i) such Mortgage Loan is not in default with respect to any payment due thereunder or (ii) scheduled
Monthly Payments are being advanced by the applicable Servicer without giving effect to any Debt Service Reduction.

     A "LIQUIDATED MORTGAGE LOAN" is a defaulted Mortgage Loan as to which the
Master Servicer or the applicable Servicer has determined that all recoverable
Liquidation Proceeds have been received.

     With respect to any Distribution Date, the "GROUP 1 ADJUSTED POOL AMOUNT"
will equal the aggregate unpaid principal balance of the Mortgage Loans as of the Cut-off Date minus the sum of (i) all amounts in respect of principal received in respect of the Mortgage Loans (including amounts received as
Advances, principal prepayments and Liquidation Proceeds in respect of principal) and distributed on the Group 1 Certificates and Component on such
Distribution Date and all prior Distribution Dates and (ii) the principal portion of all Realized Losses (other than Debt Service Reductions) incurred on the Mortgage Loans from the Cut-off Date through the end of the month preceding such Distribution Date.

     With respect to any Distribution Date, the "GROUP 1 ADJUSTED POOL AMOUNT
(PO PORTION)" will equal the sum as to each Mortgage Loan outstanding as of the
Cut-off Date of the product of (A) the PO Percentage for such Mortgage Loan and
(B) the principal balance of such Mortgage Loan as of the Cut-off Date less the sum of (i) all amounts in respect of principal received in respect of such
Mortgage Loan (including amounts received as Advances, principal prepayments and
Liquidation Proceeds in respect of principal) and distributed on the Group 1
Certificates and Component on such Distribution Date and all prior Distribution
Dates and (ii) the principal portion of any Realized Loss (other than a Debt
Service Reduction) incurred on such Mortgage Loan from the Cut-off Date through the end of the month preceding the month in which such Distribution Date occurs.

     With respect to any Distribution Date, the "GROUP 1 ADJUSTED POOL AMOUNT
(NON-PO PORTION)" will equal the difference between the Group 1 Adjusted Pool
Amount and the Group 1 Adjusted Pool Amount (PO Portion).

                                      S-74

DISTRIBUTIONS ON THE GROUP 2 CERTIFICATES

     Distributions on the Mortgage Certificates are made on the 25th day of each month, or if the 25th day of a month is not a business day, then on the next business day. Distributions on the Group 2 Certificates and Component will be made from the Group 2 Distribution Amount on the same day. As more fully described in this Prospectus Supplement, distributions of interest on the Group
2 Certificates and Component will be made on each Distribution Date from the
Group 2 Interest Distribution Amount. Similarly, distributions of principal on the Group 2 Certificates and Component will be made, in the order and subject to the priorities set forth below under "--Principal" from the Group 2 Principal
Distribution Amount.

     The "GROUP 2 INTEREST DISTRIBUTION AMOUNT" with respect to any Distribution
Date will be equal to the sum of (a) the aggregate of all previously undistributed amounts received by the Securities Administrator on or prior to such Distribution Date as distributions of interest on the Mortgage Certificates plus (b) the interest portion of the purchase price received by the Securities
Administrator in connection with any repurchase of a Mortgage Certificate.

     The "GROUP 2 PRINCIPAL DISTRIBUTION AMOUNT" with respect to any
Distribution Date will be equal to the sum of (i) the aggregate of all previously undistributed amounts received by the Securities Administrator on or prior to such Distribution Date as distributions of principal on the Mortgage
Certificates and (b) the principal portion of the purchase price received by the
Securities Administrator in connection with any repurchase of a Mortgage
Certificate.

     The "GROUP 2 DISTRIBUTION AMOUNT" with respect to any Distribution Date will equal the sum of the Group 2 Interest Distribution Amount and Group 2
Principal Distribution Amount.

     Interest

     On each Distribution Date, each class of Group 2 Certificates and the Class
2-A-1/2 Component will be entitled to receive from the Group 2 Interest
Distribution Amount, to the extent of funds available therefor, interest in an amount equal to the Group 2 Interest Accrual Amount for such class. Interest distributions on any class of Group 2 Certificates on any Distribution Date will be allocated among the holders of such class pro rata in accordance with their respective Percentage Interests.

     The "GROUP 2 INTEREST ACCRUAL AMOUNT" for each class of Group 2
Certificates and the Class 2-A-1/2 Component for any Distribution Date will be the sum of (A) (i) the product of (x) one-twelfth of the applicable pass-through rate for such class or Component and (y) the class balance, notional amount or component balance of such class or Component on the Distribution Date less (ii)
such class' or Component's pro rata portion of any Group 2 Interest Reductions for such Distribution Date with respect to the Mortgage Certificates, allocated on the basis of the Group 2 Interest Accrual Amount of all Group 2 Certificates
and the Class 2-A-1/2 Component for such Distribution Date without giving effect to this clause (ii) and (B) the sum of the amounts, if any, by which the amount described in clause (A) above exceeded the amount actually distributed as interest on such class or Component on prior Distribution Dates and not subsequently distributed (such amount, the "GROUP 2 UNPAID INTEREST AMOUNT").

     The "GROUP 2 INTEREST REDUCTIONS" are the portion of prepayment interest shortfalls, interest shortfalls due to the application of the interest rate limitation of the Servicemembers Civil Relief Act and any other reduction in the interest entitlement of the Mortgage Certificates that are expressly allocated to the Mortgage Certificates pursuant to the related Underlying Pooling
Agreement.

     The Class 2-A-8 Certificates are Interest Only Certificates and have no class balance.

     The "CLASS 2-A-8 NOTIONAL AMOUNT" with respect to each Distribution Date and the Class 2-A-8 Certificates will be equal to the product of (i) the principal balance of the BOAMS 2005-2 Certificates as of the first day of the month preceding the month of such Distribution Date and (ii) a fraction, (a) the numerator of which is 0.25% and (b) the denominator of which is equal to 5.500%.

     On each Distribution Date, the Securities Administrator will distribute the
Group 2 Interest Distribution Amount to the Group 2 Certificates and Component
on a pro rata basis in accordance with their Group 2 Interest

                                      S-75

Accrual Amounts. If the Group 2 Interest Distribution Amount is not sufficient to make a full distribution of the interest entitlement on the Group 2
Certificates and Component, any Group 2 Unpaid Interest Amount will be carried forward and added to the amount such class of Group 2 Certificates or Component will be entitled to receive on the next Distribution Date. Any Group 2 Unpaid
Interest Amounts so carried forward will not bear interest.

     For so long as the Group 2 Super Senior Support Certificates are outstanding, the amount that would have reduced the class balance the Group 2
Super Senior Certificates as a result of the adjustments described under
"--Allocation of Losses to the Group 2 Certificates" will instead reduce the class balance of the Group 2 Super Senior Support Certificates. As a result, the
Group 2 Super Senior Support Certificates will bear the principal portion of all
Realized Losses allocable to the Group 2 Super Senior Certificates for so long as the Group 2 Super Senior Support Certificates are outstanding. For a description of the Group 2 Super Senior and Group 2 Super Senior Support
Certificates, see "--Allocation of Losses to the Group 2 Certificates."

     Principal

     On each Distribution Date, the Securities Administrator will distribute the
Group 2 Principal Distribution Amount, sequentially, in the following order of priority:

     first, concurrently, up to the Group 2 Aggregate Schedule Principal Amount,
as follows:

               (A) approximately 25.00%, sequentially, as follows:

                    (i) to the Class 2-A-1 Certificates up to the Class 2-A-1
               PAC Principal Amount, until their class balance has been reduced to zero; and

                    (ii) sequentially, to the Class 2-A-2 and Class 2-A-1
               Certificates, in that order, until their class balances have been reduced to zero;

               (B) approximately 75.00%, sequentially, to the Class 2-A-3 and
          Class 2-A-4 Certificates, in that order, until their class balances have been reduced to zero;

     second, concurrently, as follows:

               (A) approximately 0.0275666917% to the Class 2-A-1/2 Component, until its component balance has been reduced to zero; and

               (B) approximately 99.9724333083%, concurrently, to the Class
          2-A-5, Class 2-A-6 and Class 2-A-7 Certificates, pro rata, until their class balances have been reduced to zero;

     third, concurrently, as follows:

               (A) approximately 25.00%, sequentially, as follows:

                    (i) to the Class 2-A-1 Certificates up to the Class 2-A-1
               PAC Principal Amount, until their class balance has been reduced to zero; and

                    (ii) sequentially, to the Class 2-A-2 and Class 2-A-1
               Certificates, in that order, until their class balances have been reduced to zero; and

               (B) approximately 75.00%, sequentially, to the Class 2-A-3 and
          Class 2-A-4 Certificates, in that order, until their class balances have been reduced to zero.

     The "CLASS BALANCE" of a class of Group 2 Certificates (other than the
Class 2-A-8 Certificates) at any time will equal its initial class balance less
(i) all distributions of principal made to such class, and (ii) losses allocated to such class as described under "-- Allocation of Losses to the Group 2
Certificates." The Class 2-A-8 Certificates are Interest Only Certificates and
are not entitled to any distributions of principal.

                                      S-76

     The "COMPONENT BALANCE" of the Class 2-A-1/2 Component at any time will equal its initial component balance less (i) all distributions of principal made to such Component, and (ii) losses allocated to such Component as described under "-- Allocation of Losses to the Group 2 Certificates."

     After the class balance of any class of Group 2 Certificates or the component balance of the Class 2-A-1/2 Component has been reduced to zero, such class or Component will not be entitled to any further distributions of principal or interest.

     Class 2-A-1 PAC Principal Amount and Group 2 Aggregate Schedule Principal
Amount

     As used above, the "CLASS 2-A-1 PAC PRINCIPAL AMOUNT" for any Distribution
Date and for the Class 2-A-1 Certificates means the amount, if any, that would reduce the class balance of the Class 2-A-1 Certificates to the balance shown in the applicable table set forth in Appendix E to this Prospectus Supplement with respect to such Distribution Date.

     As used above, the "GROUP 2 AGGREGATE SCHEDULE PRINCIPAL AMOUNT" for any
Distribution Date means the amount, if any, that would reduce the aggregate class balance of the Class 2-A-1, Class 2-A-2, Class 2-A-3 and Class 2-A-4
Certificates (the "GROUP 2 AGGREGATE SCHEDULE CERTIFICATES") to the balance shown in the applicable table set forth in Appendix E to this Prospectus
Supplement with respect to such Distribution Date.

     Principal Payment Characteristics of the Group 2 PAC Certificates, the
Group 2 Scheduled Certificates and the Group 2

     Companion Certificates

     The balances of the Group 2 Aggregate Schedule Certificates (which includes the Group 2 PAC Certificates and the Group 2 Scheduled Certificates) and the
Class 2-A-1 Certificates set forth in the tables in Appendix E to this
Prospectus Supplement were calculated using, among other things, the Modeling
Assumptions. Based on such assumptions, the balances of the Group 2 Aggregate
Schedule Certificates and the Class 2-A-1 Certificates would be reduced to the balances indicated in the tables set forth in Appendix E to this Prospectus
Supplement for each Distribution Date if prepayments on the Underlying Mortgage
Loans occur (i) at a constant rate between approximately 125% PSA and approximately 350% PSA for the Group 2 Aggregate Schedule Certificates and at a
constant rate between approximately 100% PSA and approximately 350% PSA for the
Class 2-A-1 Certificates. It is highly unlikely, however, that the Underlying
Mortgage Loans will prepay at a constant rate until maturity or that all the
Underlying Mortgage Loans will prepay at the same rate or that they will have the characteristics assumed. Therefore, there can be no assurance that the balances of the Group 2 Aggregate Schedule Certificates and the Class 2-A-1
Certificates after the payment of principal on any Distribution Date will be equal to the balances for such Distribution Date specified in the tables set forth in Appendix E to this Prospectus Supplement.

     The weighted average lives of the Group 2 Aggregate Schedule Certificates and the Class 2-A-1 Certificates will vary under different prepayment scenarios.
If principal prepayments on the Underlying Mortgage Loans occur at a constant rate that is slower than approximately 125% PSA, with respect to the Group 2
Aggregate Schedule Certificates, and 100% PSA, with respect to the Class 2-A-1
Certificates, the amount available to make principal payments to the Group 2
Aggregate Schedule Certificates or the Class 2-A-1 Certificates may be
insufficient to reduce the Group 2 Aggregate Schedule Certificates' or the Class
2-A-1 Certificates' balance to their respective scheduled or planned balances for such Distribution Date. The weighted average lives of the Group 2 Aggregate
Schedule Certificates and the Class 2-A-1 Certificates may therefore be extended. If such principal prepayments on the Underlying Mortgage Loans occur at a constant rate that is faster than approximately 350% PSA, the weighted average lives of the Group 2 Aggregate Schedule Certificates and the Class 2-A-1
Certificates may be shortened.

     Because all amounts available for principal payments on any Distribution
Date will be distributed to holders on such Distribution Date, the ability to distribute the Class 2-A-1 PAC Principal Amount or the Group 2 Aggregate
Schedule Principal Amount on any Distribution Date will not be enhanced by the averaging of high and low principal prepayment rates on the Underlying Mortgage
Loans over several Distribution Dates, as might be the case if any principal payments were held for future applications and not distributed monthly.

     The extent to which the scheduled or planned balances are achieved and the sensitivity of the Group 2 PAC Certificates and Group 2 Scheduled Certificates
to principal prepayments on the Underlying Mortgage Loans will depend in part on the period of time during which the classes which support the Group 2 PAC
Certificates and

                                      S-77

Group 2 Scheduled Certificates remain outstanding. The Group 2 Companion
Certificates support the Group 2 PAC Certificates and the Group 2 Scheduled
Certificates. The Group 2 Scheduled Certificates also support the Class 2-A-1
Certificates. On each Distribution Date, after the Class 2-A-1 Certificates have received their Class 2-A-1 PAC Principal Amount for such Distribution Date, no further principal payments will be made to the Class 2-A-1 Certificates until the class balance of the Group 2 Scheduled Certificates has been reduced to zero. In addition, on each Distribution Date, after the Group 2 Aggregate
Schedule Certificates have received their Group 2 Aggregate Schedule Principal
Amount for such Distribution Date, no further principal payments will be made to the Group 2 Aggregate Schedule Certificates until the class balances of the
Companion Certificates have been reduced to zero. This support is intended to decrease the likelihood that the balances of the Group 2 Aggregate Schedule
Certificates will be reduced below their scheduled balance on a given
Distribution Date or that the balance of the Class 2-A-1 Certificates will be reduced below its planned balance on a given Distribution Date. Once the applicable classes that provide support are no longer outstanding, the Group 2
PAC Certificates and the Group 2 Scheduled Certificates, if outstanding, will become more sensitive to the rate of prepayments on the Underlying Mortgage
Loans, as such classes will receive principal payments that otherwise would have been distributable to the classes which supported them.

     THE WEIGHTED AVERAGE LIVES OF THE GROUP 2 COMPANION CERTIFICATES WILL BE
EXTREMELY SENSITIVE TO THE RATE OF PRINCIPAL PAYMENTS ON THE UNDERLYING MORTGAGE
LOANS. SEE "PREPAYMENT AND YIELD CONSIDERATIONS."

     There can be no assurance that the balance of the Group 2 Aggregate
Schedule Certificates or the Class 2-A-1 Certificates, after payment of principal on any Distribution Date, will equal the balances for such
Distribution Date specified in the tables set forth in Appendix E to this
Prospectus Supplement.

ALLOCATION OF LOSSES TO THE GROUP 2 CERTIFICATES

     There is no direct credit enhancement for the Group 2 Certificates.
However, the Group 2 Certificates benefit indirectly from the credit enhancement available to the Mortgage Certificates. The subordinate certificates issued by the Underlying Trust provide credit support to the related Mortgage Certificate to the extent described in the related Underlying Prospectus Supplement attached hereto as Appendix D. The protection afforded the Mortgage Certificates is accomplished by the preferential right on each underlying distribution date of the senior certificates of such series to receive distributions of interest and principal to which they are entitled before distributions of interest and principal to the subordinate certificates. Further protection is afforded the senior certificates by the allocations of certain losses to the subordinate certificates prior to the allocation of those losses to the senior certificates as described under "Allocation of Losses" in each Underlying Prospectus
Supplement.

     On each Distribution date, all Realized Losses (as defined in the related
Underlying Prospectus Supplement) that are allocated to the Mortgage
Certificates (collectively, "UNDERLYING REALIZED LOSSES") will be allocated to the classes of Group 2 Certificates and the Class 2-A-1/2 Component. Such
allocation of Underlying Realized Losses will be effected by reducing the class balances or component balance of the Group 2 Certificates and Component (on a pro rata basis in accordance with their class or component balance, as applicable) to the extent that the sum of the class balances and component balance of the Group 2 Certificates and Component exceeds the sum of the principal balances of the Mortgage Certificates (after taking into account the amount of all distributions to be made on such Distribution Date).

     The class balance of the Group 2 Super Senior Support Certificates will be reduced not only by the principal portion of Underlying Realized Losses allocated to such class as provided in the preceding paragraph but also by the portion allocated to the Group 2 Super Senior Certificates.

RESTRICTIONS ON TRANSFER OF THE CLASS 1-A-R AND CLASS 1-A-LR CERTIFICATES

     The Class 1-A-R and Class 1-A-LR Certificates will be subject to the following restrictions on transfer and will contain a legend describing such restrictions.

     The REMIC provisions of the Code impose certain taxes on (i) transferors of residual interests to, or agents that acquire residual interests on behalf of,
Disqualified Organizations (as defined in the Prospectus) and (ii) certain
Pass-Through Entities (as defined in the Prospectus) that have Disqualified
Organizations as beneficial owners. No tax will be imposed on a Pass-Through
Entity (other than an "electing large partnership" (as defined in the

                                      S-78

Prospectus)) with respect to the Class 1-A-R and Class 1-A-LR Certificates to the extent it has received an affidavit from each owner thereof that such owner is not a Disqualified Organization or a nominee for a Disqualified Organization.

     The Pooling Agreement will provide that no legal or beneficial interest in the Class 1-A-R or Class 1-A-LR Certificates may be transferred to or registered in the name of any person unless:

     o    the proposed purchaser provides to the Securities Administrator an affidavit to the effect that, among other items, such transferee is not a Disqualified Organization and is not purchasing the Class 1-A-R or Class 1-A-LR Certificates as an agent for a Disqualified
          Organization (i.e., as a broker, nominee or other middleman thereof);
          and

     o    the transferor states in writing to the Securities Administrator that it has no actual knowledge that such affidavit is false.

     Further, such affidavit will require the transferee to affirm that it (a)
historically has paid its debts as they have come due and intends to do so in the future, (b) understands that it may incur tax liabilities with respect to the Class 1-A-R or Class 1-A-LR Certificates in excess of cash flows generated thereby, (c) intends to pay taxes associated with holding the Class 1-A-R or
Class 1-A-LR Certificates as such taxes become due and (d) will not transfer the
Class 1-A-R or Class 1-A-LR Certificates to any person or entity that does not provide a similar affidavit. The transferor must certify in writing to the
Securities Administrator that, as of the date of the transfer, it had no knowledge or reason to know that the affirmations made by the transferee pursuant to the preceding sentence were false.

     Treasury regulations applicable to REMICs (the "REMIC REGULATIONS")
disregard certain transfers of a Residual Certificate, in which case the transferor would continue to be treated as the owner of the Residual Certificate and thus would continue to be subject to tax on its allocable portion of the net income of the REMIC. Under the REMIC Regulations, a transfer of a "noneconomic residual interest" (as defined below) to a holder generally is disregarded for all federal income tax purposes if a significant purpose of the transfer is to impede the assessment or collection of tax. A residual interest in a REMIC
(including a residual interest with a positive value at issuance) is a
"noneconomic residual interest" unless, at the time of the transfer, (i) the present value of the expected future distributions on the residual interest at least equals the product of the present value of the anticipated excess inclusions and the highest corporate income tax rate in effect for the year in which the transfer occurs, and (ii) the transferor reasonably expects that the transferee will receive distributions from the REMIC at or after the time at which taxes accrue on the anticipated excess inclusions in an amount sufficient to satisfy the accrued taxes on each excess inclusion. The REMIC Regulations explain that a significant purpose to impede the assessment or collection of tax exists if the transferor, at the time of the transfer, either knew or should have known that the transferee would be unwilling or unable to pay taxes due on its share of the taxable income of the REMIC. Under the REMIC Regulations, a safe harbor is provided if (i) the transferor conducted, at the time of the transfer, a reasonable investigation of the financial condition of the transferee and found that the transferee historically had paid its debts as they came due and found no significant evidence to indicate that the transferee would not continue to pay its debts as they came due in the future, (ii) the transferee represents to the transferor that it understands that, as the holder of the non-economic residual interest, the transferee may incur liabilities in excess of any cash flows generated by the interest and that the transferee intends to pay taxes associated with holding the residual interest as they become due and (iii) the transferee represents to the transferor that it will not cause income from the Class 1-A-R or Class 1-A-LR Certificates to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, and the Class 1-A-R or Class 1-A-LR
Certificates are, in fact, not transferred to such a permanent establishment or fixed base of the transferee or any other person. The Pooling Agreement will require the transferee of a Class 1-A-R or Class 1-A-LR Certificate to certify to the matters in the preceding sentence as part of the affidavit described above.

     In addition to the three conditions set forth above for the transferor of a noneconomic residual interest to be presumed not to have knowledge that the transferee would be unwilling or unable to pay taxes due on its share of the taxable income of the REMIC, the REMIC Regulations contain a fourth condition for the transferor to be presumed to lack such knowledge. This fourth condition requires that one of the two following tests be satisfied:

                                      S-79

     (a) the present value of the anticipated tax liabilities associated with holding the noneconomic residual interest not exceed the sum of:

          (i) the present value of any consideration given to the transferee to acquire the interest;

          (ii) the present value of the expected future distributions on the interest; and

          (iii) the present value of the anticipated tax savings associated with holding the interest as the REMIC generates losses; or

     (b) (i) the transferee must be a domestic "C" corporation (other than a corporation exempt from taxation or a regulated investment company or real estate investment trust) that meets certain asset tests;

          (ii) the transferee must agree in writing that any subsequent transfer of the residual interest would be to an eligible "C" corporation and would meet the requirements for a safe harbor transfer; and

          (iii) the facts and circumstances known to the transferor on or before the date of the transfer must not reasonably indicate that the taxes associated with ownership of the residual interest will not be paid by the transferee.

     For purposes of the computations in clause (a), the transferee is assumed to pay tax at the highest corporate rate of tax specified in the Code or, in certain circumstances, the alternative minimum tax rate. Further, present values generally are computed using a discount rate equal to the short-term Federal rate set forth in Section 1274(d) of the Code for the month of the transfer and the compounding period used by the transferee.

     The Pooling Agreement will not require that transfers of the Class 1-A-R or
Class 1-A-LR Certificates meet the fourth requirement above, and therefore such transfers may not meet the safe harbor. The holder of a Class 1-A-R or Class
1-A-LR Certificate is advised to consult its tax advisor regarding the advisability of meeting the safe harbor.

     In addition, neither the Class 1-A-R nor Class 1-A-LR Certificates may be purchased by or transferred to any person that is not a U.S. Person, unless:

     o    such person holds the Class 1-A-R or Class 1-A-LR Certificates in connection with the conduct of a trade or business within the United
          States and furnishes the transferor and the Securities Administrator with an effective Internal Revenue Service Form W-8ECI; or

     o    the transferee delivers to both the transferor and the Securities
          Administrator an opinion of a nationally-recognized tax counsel to the effect that such transfer is in accordance with the requirements of the Code and the regulations promulgated thereunder and that such transfer of the Class 1-A-R or Class 1-A-LR Certificates will not be disregarded for federal income tax purposes.

     The term "U.S. PERSON" means a citizen or resident of the United States, a corporation or partnership (unless, in the case of a partnership, Treasury regulations are adopted that provide otherwise) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, including an entity treated as a corporation or partnership for federal income tax purposes, an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury regulations, certain trusts in existence on August 20, 1996 which are eligible to elect to be treated as U.S. Persons).

     THE POOLING AGREEMENT WILL PROVIDE THAT ANY ATTEMPTED OR PURPORTED TRANSFER
IN VIOLATION OF THESE TRANSFER RESTRICTIONS WILL BE NULL AND VOID AND WILL VEST
NO RIGHTS IN ANY PURPORTED TRANSFEREE.

     Any transferor or agent to whom the Securities Administrator provides information as to any applicable tax imposed on such transferor or agent may be required to bear the cost of computing or providing such information.

                                      S-80

     See "Federal Income Tax Consequences--Federal Income Tax Consequences for
REMIC Certificates--Taxation of Residual Certificates--Tax-Related Restrictions
on Transfer of Residual Certificates" in the Prospectus.

     NEITHER THE CLASS 1-A-R NOR THE CLASS 1-A-LR CERTIFICATES MAY BE PURCHASED
BY OR TRANSFERRED TO ANY PLAN OR ANY PERSON ACTING ON BEHALF OF OR INVESTING THE
ASSETS OF SUCH PLAN.

     See "ERISA Considerations" in this Prospectus Supplement and "Benefit Plan
Considerations" in the Prospectus.

                       PREPAYMENT AND YIELD CONSIDERATIONS

     Generally, distributions to the Group 1 Certificates relate to payments on the Mortgage Loans and distributions to the Group 2 Certificates are directly related to the payments on the Mortgage Certificates, which in turn are directly related to the payments on the Underlying Mortgage Loans.

     Delinquencies on the Mortgage Loans or on the Underlying Mortgage Loans, as
the case may be, which are not advanced by or on behalf of the related servicer
(because amounts, if advanced, would be nonrecoverable), will adversely affect the yield on the Group 1 Certificates and Component, in the case of the Mortgage
Loans, and the Group 2 Certificates and Component, in the case of the Underlying
Mortgage Loans. Because of the priority of distributions, shortfalls resulting from delinquencies on the Mortgage Loans not so advanced will be borne first by the Subordinate Certificates (in the reverse order of their numerical designations), and then by the Group 1 Senior Certificates and Component.

     Net Interest Shortfalls (as defined herein and in each Underlying
Prospectus Supplement) will adversely affect the yields on the related
Certificates. In addition, losses on the Mortgage Loans generally will be borne first by the Subordinate Certificates, as described in this Prospectus
Supplement under "Description of the Certificates -- Allocation of Losses to the
Group 1 Certificates" and losses on the Underlying Mortgage Loans generally will be borne first by the related subordinate certificates, as described in each
Underlying Prospectus Supplement under "Description of the Certificates --
Allocation of Losses." The yields on the Group 1 Certificates and Subordinate
Certificates will depend on the rate and timing of Realized Losses on the
Mortgage Loans (or on the Discount Mortgage Loans in the case of the Class 30-PO
Certificates) and the yield on the Group 2 Offered Certificates will depend on the rate and timing of Underlying Realized Losses on the Underlying Mortgage
Loans and the allocation of such Underlying Realized Losses to the Mortgage
Certificates. The yield on the Class A-1/2 Certificates, which have a Component in each Group, will depend on the rate and timing of Realized Losses on the
Mortgage Loans and Underlying Realized Losses on the Underlying Mortgage Loans
and the allocation of such losses to the Mortgage Certificates.

     The effective yields to investors will be lower than the yields (other than with respect to the Class 2-A-5, Class 2-A-6 and Class 2-A-7 Certificates)
otherwise produced by the applicable rate at which interest is passed through to investors and the purchase price of their Certificates because monthly distributions will not be payable to investors until the 25th day (or, if not a business day, the next business day) of the month following the month in which interest accrues on the Mortgage Loans, in the case of the Group 1 Certificates, or on the Underlying Mortgage Loans, in the case of the Group 2 Certificates
(without any additional distribution of interest or earnings thereon in respect of such delay).

PREPAYMENT CONSIDERATIONS AND RISKS

     Because principal payments on the Mortgage Loans will be distributed currently on the Group 1 Certificates and Component and principal distributions on the Mortgage Certificates (which in turn are affected by principal payments on the Underlying Mortgage Loans) will be distributed currently on the Group 2
Certificates and Component, the rate of principal payments on the Offered
Certificates entitled to payments of principal, the aggregate amount of each interest payment on the Offered Certificates entitled to interest payments, and the yield to maturity of Offered Certificates purchased at a price other than par are directly related to the rate of payments of principal on the Mortgage
Loans or on the Underlying Mortgage Loans, as applicable. The principal payments on the Mortgage Loans or the Underlying Mortgage Loans may be in the form of scheduled principal payments or

                                      S-81

principal prepayments (for this purpose, the term "principal prepayment"
includes prepayments and any other recovery of principal in advance of its scheduled due date, including repurchases and liquidations due to default, casualty, condemnation and the like). Any such prepayments will result in distributions to you of amounts that would otherwise be distributed over the remaining term of the Mortgage Loans or the Underlying Mortgage Loans, as
applicable. See "Prepayment and Yield Considerations" in the Prospectus and in
each Underlying Prospectus Supplement.

     The rate at which mortgage loans in general prepay may be influenced by a number of factors, including general economic conditions, mortgage market interest rates, availability of mortgage funds and homeowner mobility.

     o    In general, if prevailing mortgage interest rates fall significantly below the mortgage interest rates on the Mortgage Loans or the
          Underlying Mortgage Loans, the Mortgage Loans or the Underlying
          Mortgage Loans, as applicable, are likely to prepay at higher rates than if prevailing mortgage interest rates remain at or above the mortgage interest rates on such mortgage loans.

     o    Conversely, if prevailing mortgage interest rates rise above the mortgage interest rates on the Mortgage Loans or the Underlying
          Mortgage Loans, as applicable, the rate of prepayment would be expected to decrease.

     o    Certain of the Mortgage Loans are Interest Only Mortgage Loans. At the
          end of the interest only period, the payments on these Mortgage Loans will be recalculated to fully amortize over the remaining life of the loan and the mortgagor will be required to make payments of principal and interest which may increase the burden of the mortgagor and may increase the rate of prepayment and the risk of default on the
          Mortgage Loan.

     The timing of changes in the rate of prepayments may significantly affect the actual yield to you, even if the average rate of principal prepayments is consistent with your expectations. In general, the earlier the payment of principal of the Mortgage Loans or the Underlying Mortgage Loans, as applicable, the greater the effect on your yield to maturity. As a result, the effect on your yield of principal prepayments occurring at a rate higher (or lower) than the rate you anticipate during the period immediately following the issuance of the related Certificates will not be offset by a subsequent like reduction (or increase) in the rate of principal prepayments. You should also consider the risk, in the case of an Offered Certificate purchased at a discount, particularly a Class 30-PO Certificate, that a slower than anticipated rate of payments in respect of principal (including prepayments) on the Mortgage Loans or the Underlying Mortgage Loans, as applicable, (or on the Discount Mortgage
Loans, in the case of the Class 30-PO Certificates), will have a negative effect on the yield to maturity of such Offered Certificate. You should also consider the risk, in the case of an Offered Certificate purchased at a premium, or in the case of a Class 1-A-11, Class 1-A-12, Class 30-IO or Class 2-A-8 Certificate
(each of which has no class balance), that a faster than anticipated rate of payments in respect of principal (including prepayments) on the Mortgage Loans or the Underlying Mortgage Loans, as applicable (or on the Premium Mortgage
Loans in the case of the Class 30-IO Certificates, particularly those Premium
Mortgage Loans with higher mortgage interest rates), will have a negative effect on the yield to maturity of such Offered Certificate. You must make your own decisions as to the appropriate prepayment assumptions to be used in deciding whether to purchase Offered Certificates.

     Mortgagors are permitted to prepay the Mortgage Loans and the Underlying
Mortgage Loans, in whole or in part, at any time without penalty. The rate of payment of principal on the Group 1 Certificates may also be affected by any purchase of the Mortgage Loans permitted or required by the Pooling Agreement, including any optional termination of the Group 1 Assets by the Master Servicer.
See "The Pooling and Servicing Agreement and the Servicing Agreements --
Optional Termination" in this Prospectus Supplement for a description of the
Master Servicer's option to purchase the Mortgage Loans when the Stated
Principal Balance of such Mortgage Loans is less than 1% of the Stated Principal
Balance of the Mortgage Loans as of the Cut-off Date. The Depositor, the Seller
or an Originator may be required to repurchase Mortgage Loans because of defective documentation or material breaches in its representations and warranties with respect to such Mortgage Loans. Any repurchases will shorten the weighted average lives of the related classes of the Group 1 Offered
Certificates.

     The rate of payment of principal on the Group 2 Certificates may also be affected by any purchase of the Underlying Mortgage Loans permitted or required by the Underlying Pooling Agreements, including any optional termination of the
Underlying Mortgage Loans by the Underlying Depositor. See "The Pooling and
Servicing

                                      S-82

Agreement and the Servicing Agreements -- Optional Termination" in this
Prospectus Supplement for a description of the Underlying Depositor's option to purchase the related Underlying Mortgage Loans. The Underlying Depositor may be
required to repurchase Underlying Mortgage Loans because of defective documentation or material breaches in its representations and warranties with respect to such Underlying Mortgage Loans. Any repurchases will shorten the weighted average lives of the Mortgage Certificates and in turn will shorten the weighted average lives of the Group 2 Certificates.

     All of the Mortgage Loans and the Underlying Mortgage Loans will include
"due-on-sale" clauses which allow the holder of the Mortgage Loan or the
Underlying Mortgage Loans, as applicable, to demand payment in full of the remaining principal balance upon sale or certain transfers of the property securing such mortgage loan. To the extent that the applicable servicer has knowledge of the conveyance or proposed conveyance of the underlying mortgaged property, such servicer generally will be required to enforce "due-on-sale"
clauses to the extent permitted by applicable law. However, the applicable servicer will not take any action in relation to the enforcement of any
"due-on-sale" provisions which would impair or threaten to impair any recovery under any related primary mortgage insurance policy. See "Prepayment and Yield
Considerations" in the Prospectus. Acceleration of the Mortgage Loans or the
Underlying Mortgage Loans as a result of enforcement of such "due-on-sale"
provisions in connection with transfers of the related mortgaged properties or the occurrence of certain other events resulting in acceleration would affect the level of prepayments on the Mortgage Loans or the Underlying Mortgage Loans,
as the case may be, thereby affecting the weighted average lives of the related classes of Offered Certificates.

     As described in this Prospectus Supplement under "Description of the
Certificates -- Distributions on the Group 1 Certificates--Principal," the Group
1 Senior Prepayment Percentage of the applicable Non-PO Percentage of all principal prepayments (excluding for this purpose, partial liquidations due to default, casualty, condemnation and the like) on the related Mortgage Loans initially will be distributed to the classes of the Group 1 Senior Certificates
(other than the Class 30-PO Certificates) and the Class 1-A-1/2 Component then entitled to receive principal prepayment distributions. This may result in all
(or a disproportionate percentage) of those principal prepayments being distributed to the Group 1 Senior Certificates (other than the Class 30-PO
Certificates) and the Class 1-A-1/2 Component and none (or less than their pro rata share) of such principal prepayments being distributed to holders of the
Subordinate Certificates during the periods of time described in the definition of "Group 1 Senior Prepayment Percentage."

     As described in each Underlying Prospectus Supplement under "Description of the Certificates--Principal," the senior prepayment percentage of the applicable non-PO percentage of all principal prepayments (excluding for this purpose, partial liquidations due to default, casualty, condemnation and the like) on the related Underlying Mortgage Loans initially will be distributed to the classes of the related senior certificates (other than any principal only certificates)
then entitled to receive principal prepayment distributions. This may result in all (or a disproportionate percentage) of those principal prepayments on the
Underlying Mortgage Loans being distributed to the related senior certificates of the related series (other than any principal only certificates), including the Mortgage Certificates, and none (or less than their pro rata share) of such principal prepayments being distributed to holders of the related subordinate certificates of such series during the periods of time described in the definition of "Senior Prepayment Percentage" in the related Underlying
Prospectus Supplement.

     Investors in the Class 1-A-6 Certificates should also understand that if
LIBOR is greater than or equal to 5.900% per annum, the pass-through rate will remain at its maximum rate of 7.000% per annum and investors in the Class 2-A-5
Certificates should also understand that if LIBOR is greater than or equal to
7.150% per annum, the pass-through rate will remain at its maximum rate of
7.500% per annum. Investors in the Floating Rate Certificates should consider the risk that if LIBOR is lower than anticipated, the actual yields to such investors will be lower than the anticipated yields. Conversely, investors in the Inverse Floating Rate Certificates should consider the risk that if LIBOR is higher than anticipated, the actual yields to such investors will be significantly lower than the anticipated yields or may be negative. Investors in the Class 1-A-7 Certificates should also understand that if LIBOR is greater than or equal to 5.900% per annum, the Class 1-A-7 Certificates will accrue interest at the minimum rate of 3.000% per annum. Investors in the Class 2-A-6 and Class 2-A-7 Certificates should also understand that if LIBOR is greater than or equal to 7.150% per annum, the Class 2-A-6 and Class 2-A-7 Certificates will accrue no interest. See "--Yield on the Inverse Floating Rate Certificates"
below.

     Investors in the Floating Rate and Inverse Floating Rate Certificates
should understand that the timing of changes in LIBOR may affect the actual yields to such investors even if the average rate of LIBOR is consistent

                                      S-83

with such investors' expectations. Each investor must make an independent decision as to the appropriate LIBOR assumptions to be used in deciding whether to purchase a Floating Rate or Inverse Floating Rate Certificate.

     As described herein under "Description of the Certificates--Distributions on the Group 1 Certificates--Principal," unless the class balances of the Class
1-A-8, Class 1-A-9, Class 1-A-10, Class 1-A-15, Class 1-A-16, Class 1-A-17,
Class 1-A-18, Class 1-A-19 and Class 1-A-20 Certificates have been reduced to zero, the Class 1-A-13 and Class 1-A-14 Certificates will not be entitled to any distributions of principal for five years following the Closing Date, and during the next five years the percentage of principal allocated to the Class 1-A-13 and Class 1-A-14 Certificates will gradually increase.

                                      S-84

ASSUMPTIONS RELATING TO TABLES

     The tables beginning on page S-87 (the "DECREMENT TABLES") have been prepared on the basis of the following assumptions (the "MODELING ASSUMPTIONS"):

     (a) the Mortgage Loans consists of the hypothetical mortgage loans presented below having the following characteristics:



                           ORIGINAL                  REMAINING
 CURRENT                    TERM TO     ORIGINAL      TERM TO
MORTGAGE       UNPAID       STATED    AMORTIZATION     STATED                                 INTEREST
INTEREST     PRINCIPAL     MATURITY       TERM        MATURITY   LOAN AGE   ADMINISTRATIVE   ONLY TERM
RATE (%)    BALANCE ($)    (MONTHS)     (MONTHS)      (MONTHS)   (MONTHS)       FEE (%)       (MONTHS)
--------   -------------   --------   ------------   ---------   --------   --------------   ---------

  5.250       607,599.86      360          360          358          2       0.2665000000         0
  5.375       409,861.30      360          360          357          3       0.2665000000         0
  5.500     2,292,358.62      360          360          357          3       0.2665000000         0
  5.625     7,494,977.63      360          360          357          3       0.2665000000         0
  5.750    93,996,842.30      358          358          356          2       0.2665000000         0
  5.875    64,316,293.20      359          359          357          2       0.2667087282         0
  6.000    18,929,591.88      358          358          354          4       0.2707134005         0
  6.125     7,985,655.53      358          358          355          3       0.2665000000         0
  6.250    11,900,467.89      359          359          355          4       0.2665000000         0
  6.375     5,344,145.41      360          360          355          5       0.2665000000         0
  6.500     1,478,149.87      354          354          349          5       0.2665000000         0
  6.625       593,344.19      360          360          355          5       0.2665000000         0
  6.750       102,770.84      360          360          347         13       0.2665000000         0
  6.875       101,931.01      360          360          357          3       0.2665000000         0
  5.500     1,845,000.00      360          240          359          1       0.3465000000       120
  5.625     6,970,300.00      360          240          359          1       0.3465000000       120
  5.750    12,620,818.85      360          240          359          1       0.3465000000       120
  5.875    13,707,443.33      360          240          358          2       0.3465000000       120
  6.000     2,179,900.00      360          240          358          2       0.3465000000       120
  6.125     1,768,140.00      360          240          357          3       0.3465000000       120
  6.250       394,001.00      360          240          359          1       0.3465000000       120
  6.375       317,447.22      360          240          359          1       0.3465000000       120
  6.500       120,000.00      360          240          359          1       0.3465000000       120


     (b) the Underlying Mortgage Loans relating to each of the Mortgage
Certificates have the characteristics reported by the underlying trustee to a third-party financial services provider after giving effect to distributions on such Mortgage Certificates in April 2005, as adjusted to give effect to scheduled payments due on such Underlying Mortgage Loans on May 1, 2005 and assuming that prepayments on such Underlying Mortgage Loans in April 2005 occurred ratably across such Underlying Mortgage Loans at the rate required to cause the principal balance of each Mortgage Certificate to equal the actual principal balance of such Mortgage Certificate after distributions on May 25,
2005, assuming that the assumed scheduled principal payments and prepayments were allocated to the Mortgage Certificates and the other classes of certificates issued by the related Underlying Trust in accordance with the priorities set forth in the related Underlying Prospectus Supplement;

     (c) the initial class balances, notional amounts and pass-through rates for the Offered Certificates are as set forth or described in the table beginning on page S-5;

     (d) there are no Net Interest Shortfalls, Relief Act Reductions, delinquencies or Realized Losses with respect to the Mortgage Loans and there are no defaults, losses or interest shortfalls on the Underlying Mortgage Loans after the April 2005 Distribution Date;

     (e) scheduled payments of principal and interest with respect to the
Mortgage Loans are received on the applicable due date beginning on June 1,
2005;

                                      S-85

     (f) prepayments are received on the Mortgage Loans, together with a 30 days' interest thereon, on the last day of each month beginning in May 2005 and prepayments are received on the Underlying Mortgage Loans, together with a 30 days' interest thereon, on the last day of each month beginning in April 2005;

     (g) the Mortgage Loans and the Underlying Mortgage Loans prepay at the indicated percentages of PSA;

     (h) optional termination of Group 1 does not occur and the optional termination of the Underlying Trusts does not occur;

     (i) no Mortgage Loans are required to be repurchased from the Trust and no mortgage loans are substituted for the Mortgage Loans included in the Trust on the Closing Date and, after the April 2005 underlying distribution date, no
Underlying Mortgage Loans are required to be repurchased from the related
Underlying Trust and no mortgage loans are substituted for the Underlying
Mortgage Loans;

     (j) the Certificates are issued on the Closing Date;

     (k) cash payments on the Certificates are received on the 25th day of each month beginning in June 2005 in accordance with the priorities and amounts described in this Prospectus Supplement under "Description of the Certificates";

     (l) payments of principal on the Mortgage Certificates and the other certificates issued by the related Underlying Trust are made in accordance with the methodologies and priorities set forth in the related Underlying Prospectus
Supplement; and

     (m) the Mortgage Certificates have the principal balances, after giving effect to the distributions made on the May 25, 2005 underlying distribution date, set forth on the related Underlying Distribution Date Statement.

     Although the characteristics of the mortgage loans for the Decrement Tables have been prepared on the basis of the weighted average characteristics of the
Mortgage Loans which are expected to be in the Group 1 Mortgage Pool, in the case of the Group 1 Certificates and Component, and the weighted average characteristics of the Mortgage Certificates, in the case of the Group 2
Certificates and Component, there is no assurance that the Modeling Assumptions will reflect the actual characteristics or performance of the Mortgage Loans or the Underlying Mortgage Loans or that the performance of the Offered
Certificates will conform to the results set forth in the tables.

WEIGHTED AVERAGE LIVES OF THE OFFERED CERTIFICATES

     Weighted average life of a class of Offered Certificates (other than the
Class 1-A-11, Class 1-A-12, Class 30-IO and Class 2-A-8 Certificates) refers to the average amount of time that will elapse from the date of issuance of the
Certificate until each dollar in reduction of its balance is distributed to investors. With respect to the Class 1-A-11, Class 1-A-12 and Class 2-A-8
Certificates, weighted average life refers to the average amount of time that will elapse from the date of issuance of the Offered Certificates until each dollar in reduction of the notional amount of the Class 1-A-11, Class 1-A-12 and
Class 2-A-8 Certificates, respectively, occurs. With respect to the Class 30-IO
Certificates, weighted average life refers to the average amount of time that will elapse from the date of issuance of the Offered Certificates until the date on which the aggregate Stated Principal Balance of the Premium Mortgage Loans
has been reduced to zero. The weighted average lives of classes of Offered
Certificates will be influenced by, among other things, the rate at which principal of the Mortgage Loans or the Underlying Mortgage Loans, as applicable, is paid, which may be in the form of scheduled principal payments or principal prepayments (for this purpose, the term "PREPAYMENTS" includes prepayments and liquidations due to default, casualty, condemnation and the like), the timing of changes in such rate of principal payments and the priority sequence of distributions of principal of such Offered Certificates. The interaction of the foregoing factors may have different effects on each class of Offered
Certificates and the effects on any such class may vary at different times during the life of such class. Accordingly, no assurance can be given as to the weighted average life of any such class of Offered Certificates. For an example of how the weighted average lives of the Offered Certificates are affected by the foregoing factors at various constant percentages of PSA, see the Decrement
Tables set forth below.

     Prepayments on mortgage loans are commonly measured relative to a prepayment standard or model. The prepayment model used in this Prospectus
Supplement is the Prepayment Standard Assumption ("PSA"), which

                                      S-86

represents an assumed rate of principal prepayment each month relative to the then-outstanding principal balance of a pool of mortgage loans for the life of such mortgage loans. A prepayment assumption of 100% PSA assumes constant prepayment rates of 0.2% per annum of the then-outstanding principal balance of such mortgage loans in the first month of the life of the mortgage loans and an additional 0.2% per annum in each month thereafter until the thirtieth month.
Beginning in the thirtieth month and in each month thereafter during the life of the mortgage loans, 100% PSA assumes a constant prepayment rate of 6% per annum each month. As used in the table below, "0% PSA" assumes prepayment rates equal to 0% of PSA, i.e., no prepayments. Correspondingly, "300% PSA" assumes prepayment rates equal to 300% of PSA, and so forth. PSA does not purport to be a historical description of prepayment experience or a prediction of the anticipated rate of prepayment of any pool of mortgage loans, including the
Mortgage Loans and the Underlying Mortgage Loans. The Depositor believes that no existing statistics of which it is aware provide a reliable basis for investors to predict the amount or the timing of receipt of prepayments on the Mortgage
Loans or the Underlying Mortgage Loans.

     The Decrement Tables set forth below have been prepared on the basis of the
Modeling Assumptions described above under "-- Assumptions Relating to Tables."
There will likely be discrepancies between the characteristics of the actual
Mortgage Loans and the characteristics of the mortgage loans assumed in preparing the Decrement Tables for the Group 1 Certificates and the Class A-1/2
Certificates (which has a Component in Group 1) and there will likely be discrepancies between the characteristics of the Underlying Mortgage Loans and the characteristics of the mortgage loans assumed in preparing the Decrement
Tables for the Group 2 Certificates and the Class A-1/2 Certificates (which has a Component in Group 2). Any such discrepancy may have an effect upon the percentages of initial class balances (or initial notional amount in the case of the Class 1-A-11, Class 1-A-12, Class 30-IO and Class 2-A-8 Certificates)
outstanding set forth in the Decrement Tables (and the weighted average lives of the Offered Certificates). In addition, to the extent that the Mortgage Loans or the Underlying Mortgage Loans, as applicable, have characteristics that differ from those assumed in preparing the following Decrement Tables, the class balance or notional amount of a class of related Offered Certificates could be reduced to zero earlier or later than indicated by such Decrement Tables.

     Furthermore, the information contained in the Decrement Tables with respect to the weighted average life of any Offered Certificate is not necessarily indicative of the weighted average life of that class of Offered Certificates that might be calculated or projected under different or varying prepayment assumptions.

     It is not likely that (i) all of the Mortgage Loans or the Underlying
Mortgage Loans will have the interest rates or remaining terms to maturity assumed or (ii) the Mortgage Loans or the Underlying Mortgage Loans will prepay at the indicated percentage of PSA until maturity. In addition, the diverse remaining terms to maturity of the Mortgage Loans and the Underlying Mortgage
Loans could produce slower or faster reductions of the class balances or notional amounts than indicated in the Decrement Tables at the various percentages of PSA specified.

     Based upon the Modeling Assumptions, the following Decrement Tables indicate the projected weighted average life of each class of the Offered
Certificates and set forth the percentages of the initial class balance or notional amount of each class that would be outstanding after each of the dates shown at various constant percentages of PSA.

                                      S-87

                 PERCENTAGE OF INITIAL CLASS BALANCE OUTSTANDING
              AT THE RESPECTIVE PERCENTAGES OF PSA SET FORTH BELOW:



                                   CLASS 1-A-1 AND CLASS 1-A-5(1)                 CLASS 1-A-2
                                 ----------------------------------   ----------------------------------
DISTRIBUTION DATE                  0%     100%   300%   500%   800%     0%     100%   300%   500%   800%
------------------------------   -----   -----   ----   ----   ----   -----   -----   ----   ----   ----

Initial Percentage............     100     100    100    100    100     100     100    100    100    100
May 25, 2006..................     100     100     86     71     47     100     100    100    100    100
May 25, 2007..................     100     100     58     11      0     100     100    100    100      0
May 25, 2008..................     100     100     25      0      0     100     100    100      0      0
May 25, 2009..................     100     100      1      0      0     100     100    100      0      0
May 25, 2010..................     100     100      0      0      0     100     100      0      0      0
May 25, 2011..................     100     100      0      0      0     100     100      0      0      0
May 25, 2012..................     100     100      0      0      0     100     100      0      0      0
May 25, 2013..................     100     100      0      0      0     100     100      0      0      0
May 25, 2014..................     100     100      0      0      0     100     100      0      0      0
May 25, 2015..................     100     100      0      0      0     100     100      0      0      0
May 25, 2016..................     100     100      0      0      0     100     100      0      0      0
May 25, 2017..................     100     100      0      0      0     100     100      0      0      0
May 25, 2018..................     100      99      0      0      0     100     100      0      0      0
May 25, 2019..................     100      91      0      0      0     100     100      0      0      0
May 25, 2020..................     100      82      0      0      0     100     100      0      0      0
May 25, 2021..................     100      73      0      0      0     100     100      0      0      0
May 25, 2022..................     100      64      0      0      0     100     100      0      0      0
May 25, 2023..................     100      55      0      0      0     100     100      0      0      0
May 25, 2024..................     100      46      0      0      0     100     100      0      0      0
May 25, 2025..................     100      38      0      0      0     100     100      0      0      0
May 25, 2026..................     100      29      0      0      0     100     100      0      0      0
May 25, 2027..................     100      22      0      0      0     100     100      0      0      0
May 25, 2028..................     100      14      0      0      0     100     100      0      0      0
May 25, 2029..................     100       7      0      0      0     100     100      0      0      0
May 25, 2030..................      99       *      0      0      0     100     100      0      0      0
May 25, 2031..................      75       0      0      0      0     100      27      0      0      0
May 25, 2032..................      50       0      0      0      0     100       0      0      0      0
May 25, 2033..................      23       0      0      0      0     100       0      0      0      0
May 25, 2034..................       0       0      0      0      0      30       0      0      0      0
May 25, 2035..................       0       0      0      0      0       0       0      0      0      0
Weighted Average Life
   (in years)(2)..............   26.99   18.73   2.24   1.36   0.95   28.98   25.73   4.37   2.27   1.58


----------
(1)  The weighted average lives shown for the Class 1-A-5 Certificates apply to such class taken as a whole. As a result of the distribution priorities and allocations described herein, the weighted average life of a Class 1-A-5
     Certificate beneficially owned by an investor may vary significantly from the weighted average life of the class taken as a whole.

(2)  The weighted average life of a class of Certificates is determined by (i)
     multiplying the amount of each distribution in reduction of the class balance or notional amount thereof by the number of years from the date of the issuance of such class to the related Distribution Date, (ii) adding the results and (iii) dividing the sum by the initial class balance or notional amount of that class.

*    Less than 0.5% but greater than zero.

                                      S-88

                 PERCENTAGE OF INITIAL CLASS BALANCE OUTSTANDING
              AT THE RESPECTIVE PERCENTAGES OF PSA SET FORTH BELOW:



                                             CLASS 1-A-3                          CLASS 1-A-4
                                 ----------------------------------   ----------------------------------
       DISTRIBUTION DATE           0%     100%   300%   500%   800%     0%     100%   300%   500%   800%
------------------------------   -----   -----   ----   ----   ----   -----   -----   ----   ----   ----

Initial Percentage............     100     100    100    100    100     100     100    100    100    100
May 25, 2006..................     100     100    100    100    100     100     100    100    100    100
May 25, 2007..................     100     100    100    100      0     100     100    100    100      0
May 25, 2008..................     100     100    100      0      0     100     100    100      0      0
May 25, 2009..................     100     100    100      0      0     100     100    100      0      0
May 25, 2010..................     100     100     44      0      0     100     100    100      0      0
May 25, 2011..................     100     100      0      0      0     100     100     49      0      0
May 25, 2012..................     100     100      0      0      0     100     100      5      0      0
May 25, 2013..................     100     100      0      0      0     100     100      *      0      0
May 25, 2014..................     100     100      0      0      0     100     100      *      0      0
May 25, 2015..................     100     100      0      0      0     100     100      *      0      0
May 25, 2016..................     100     100      0      0      0     100     100      *      0      0
May 25, 2017..................     100     100      0      0      0     100     100      *      0      0
May 25, 2018..................     100     100      0      0      0     100     100      *      0      0
May 25, 2019..................     100     100      0      0      0     100     100      *      0      0
May 25, 2020..................     100     100      0      0      0     100     100      *      0      0
May 25, 2021..................     100     100      0      0      0     100     100      *      0      0
May 25, 2022..................     100     100      0      0      0     100     100      *      0      0
May 25, 2023..................     100     100      0      0      0     100     100      *      0      0
May 25, 2024..................     100     100      0      0      0     100     100      *      0      0
May 25, 2025..................     100     100      0      0      0     100     100      *      0      0
May 25, 2026..................     100     100      0      0      0     100     100      *      0      0
May 25, 2027..................     100     100      0      0      0     100     100      *      0      0
May 25, 2028..................     100     100      0      0      0     100     100      *      0      0
May 25, 2029..................     100     100      0      0      0     100     100      *      0      0
May 25, 2030..................     100     100      0      0      0     100     100      *      0      0
May 25, 2031..................     100     100      0      0      0     100     100      *      0      0
May 25, 2032..................     100      60      0      0      0     100     100      *      0      0
May 25, 2033..................     100       0      0      0      0     100      98      *      0      0
May 25, 2034..................     100       0      0      0      0     100      39      *      0      0
May 25, 2035..................       0       0      0      0      0       0       0      0      0      0
Weighted Average Life
   (in years)(1)..............   29.28   27.20   5.01   2.40   1.67   29.61   28.86   6.12   2.55   1.75


----------
(1)  The weighted average life of a class of Certificates is determined by (i)
     multiplying the amount of each distribution in reduction of the class balance thereof by the number of years from the date of the issuance of such class to the related Distribution Date, (ii) adding the results and
     (iii) dividing the sum by the initial class balance of that class.

*    Less than 0.5% but greater than zero.

                                      S-89

                 PERCENTAGE OF INITIAL CLASS BALANCE OUTSTANDING
              AT THE RESPECTIVE PERCENTAGES OF PSA SET FORTH BELOW:



                                     CLASS 1-A-6 AND CLASS 1-A-7                 CLASS 1-A-8
                                 ----------------------------------   ----------------------------------
       DISTRIBUTION DATE           0%     100%   300%   500%   800%     0%     100%   300%   500%   800%
------------------------------   -----   -----   ----   ----   ----   -----   -----   ----   ----   ----

Initial Percentage............     100     100    100    100    100     100     100    100    100    100
May 25, 2006..................     100     100    86      71     47     100     100    100    100    100
May 25, 2007..................     100     100    58      11      0     100     100    100    100    100
May 25, 2008..................     100     100    25       0      0     100     100    100    100      0
May 25, 2009..................     100     100      1      0      0     100     100    100     34      0
May 25, 2010..................     100     100      0      0      0     100     100    100      0      0
May 25, 2011..................     100     100      0      0      0     100     100     50      0      0
May 25, 2012..................     100     100      0      0      0     100     100      0      0      0
May 25, 2013..................     100     100      0      0      0     100     100      0      0      0
May 25, 2014..................     100     100      0      0      0     100     100      0      0      0
May 25, 2015..................     100     100      0      0      0     100     100      0      0      0
May 25, 2016..................     100     100      0      0      0     100     100      0      0      0
May 25, 2017..................     100     100      0      0      0     100     100      0      0      0
May 25, 2018..................     100      99      0      0      0     100     100      0      0      0
May 25, 2019..................     100      91      0      0      0     100      89      0      0      0
May 25, 2020..................     100      82      0      0      0     100      66      0      0      0
May 25, 2021..................     100      73      0      0      0     100      45      0      0      0
May 25, 2022..................     100      64      0      0      0     100      25      0      0      0
May 25, 2023..................     100      55      0      0      0     100       4      0      0      0
May 25, 2024..................     100      46      0      0      0     100       0      0      0      0
May 25, 2025..................     100      38      0      0      0     100       0      0      0      0
May 25, 2026..................     100      29      0      0      0     100       0      0      0      0
May 25, 2027..................     100      22      0      0      0     100       0      0      0      0
May 25, 2028..................     100      14      0      0      0     100       0      0      0      0
May 25, 2029..................     100       7     0       0      0     100       0      0      0      0
May 25, 2030..................      99       *     0       0      0      81       0      0      0      0
May 25, 2031..................      75       0     0       0      0      38       0      0      0      0
May 25, 2032..................      50       0     0       0      0       0       0      0      0      0
May 25, 2033..................      23       0     0       0      0       0       0      0      0      0
May 25, 2034..................       0       0     0       0      0       0       0      0      0      0
May 25, 2035..................       0       0     0       0      0       0       0      0      0      0
Weighted Average Life
   (in years)(1)..............   26.99   18.73   2.24   1.36   0.95   25.74   15.83   6.06   3.90   2.73


----------
(1)  The weighted average life of a class of Certificates is determined by (i)
     multiplying the amount of each distribution in reduction of the class balance thereof by the number of years from the date of the issuance of such class to the related Distribution Date, (ii) adding the results and
     (iii) dividing the sum by the initial class balance of that class.

*    Less than 0.5% but greater than zero.

                                      S-90

               PERCENTAGE OF INITIAL CLASS BALANCE(1) OUTSTANDING
              AT THE RESPECTIVE PERCENTAGES OF PSA SET FORTH BELOW:



                                             CLASS 1-A-9                 CLASS 1-A-10 AND CLASS 1-A-11
                                 ----------------------------------   -----------------------------------
       DISTRIBUTION DATE           0%     100%   300%   500%   800%     0%     100%    300%   500%   800%
------------------------------   -----   -----   ----   ----   ----   -----   -----   -----   ----   ----

Initial Percentage ...........     100     100    100    100    100     100     100     100    100    100
May 25, 2006 .................     100     100    100    100    100     100     100     100    100    100
May 25, 2007 .................     100     100    100    100    100     100     100     100    100    100
May 25, 2008 .................     100     100    100    100     88     100     100     100    100    100
May 25, 2009 .................     100     100    100    100      0     100     100     100    100      9
May 25, 2010 .................     100     100    100     41      0     100     100     100     70      0
May 25, 2011 .................     100     100    100      0      0     100     100     100     29      0
May 25, 2012 .................     100     100     97      0      0     100     100     100      5      0
May 25, 2013 .................     100     100     63      0      0     100     100      88      0      0
May 25, 2014 .................     100     100     39      0      0     100     100      68      0      0
May 25, 2015 .................     100     100     23      0      0     100     100      55      0      0
May 25, 2016 .................     100     100     10      0      0     100     100      44      0      0
May 25, 2017 .................     100     100      0      0      0     100     100      35      0      0
May 25, 2018 .................     100     100      0      0      0     100     100      28      0      0
May 25, 2019 .................     100     100      0      0      0     100     100      22      0      0
May 25, 2020 .................     100     100      0      0      0     100     100      17      0      0
May 25, 2021 .................     100     100      0      0      0     100     100      13      0      0
May 25, 2022 .................     100     100      0      0      0     100     100      10      0      0
May 25, 2023 .................     100     100      0      0      0     100     100       8      0      0
May 25, 2024 .................     100      86      0      0      0     100     100       6      0      0
May 25, 2025 .................     100      70      0      0      0     100      94       5      0      0
May 25, 2026 .................     100      55      0      0      0     100      81       4      0      0
May 25, 2027 .................     100      41      0      0      0     100      69       3      0      0
May 25, 2028 .................     100      27      0      0      0     100      58       2      0      0
May 25, 2029 .................     100      15      0      0      0     100      48       1      0      0
May 25, 2030 .................     100       3      0      0      0     100      38       1      0      0
May 25, 2031 .................     100       0      0      0      0     100      29       1      0      0
May 25, 2032 .................      90       0      0      0      0     100      21       *      0      0
May 25, 2033 .................      43       0      0      0      0      72      13       *      0      0
May 25, 2034 .................       0       0      0      0      0      30       5       *      0      0
May 25, 2035 .................       0       0      0      0      0       0       0       0      0      0
Weighted Average Life (in
   years)(2) .................   27.89   21.50   8.85   4.98   3.31   28.56   24.10   11.66   5.61   3.58


----------
(1)  With respect to the Class 1-A-11 Certificates, percentages are expressed as percentages of their initial notional amount.

(2)  The weighted average life of a class of Certificates is determined by (i)
     multiplying the amount of each distribution in reduction of the class balance or notional amount thereof by the number of years from the date of the issuance of such class to the related Distribution Date, (ii) adding the results and (iii) dividing the sum by the initial class balance or notional amount of that class.

*    Less than 0.5% but greater than zero.

                                      S-91

               PERCENTAGE OF INITIAL CLASS BALANCE(1) OUTSTANDING
              AT THE RESPECTIVE PERCENTAGES OF PSA SET FORTH BELOW:



                                   CLASS 1-A-12 AND CLASS 1-A-22        CLASS 1-A-13 AND CLASS 1-A-14
                                 ---------------------------------   -----------------------------------
       DISTRIBUTION DATE           0%    100%   300%   500%   800%     0%     100%    300%   500%   800%
------------------------------   -----   ----   ----   ----   ----   -----   -----   -----   ----   ----

Initial Percentage ...........     100    100    100    100    100     100     100     100    100    100
May 25, 2006 .................     100    100    100    100    100     100     100     100    100    100
May 25, 2007 .................     100    100    100    100    100     100     100     100    100    100
May 25, 2008 .................     100    100    100    100     49     100     100     100    100    100
May 25, 2009 .................     100    100    100     74      0     100     100     100    100    100
May 25, 2010 .................     100    100     79     21      0     100     100     100    100     43
May 25, 2011 .................     100     74     48      0      0     100      98      94     90     12
May 25, 2012 .................     100     48     19      0      0      99      95      86     77      0
May 25, 2013 .................     100     24      0      0      0      98      90      76     55      0
May 25, 2014 .................     100      2      0      0      0      96      85      64     37      0
May 25, 2015 .................     100      0      0      0      0      94      78      51     25      0
May 25, 2016 .................     100      0      0      0      0      92      71      41     17      0
May 25, 2017 .................     100      0      0      0      0      89      65      32     12      0
May 25, 2018 .................     100      0      0      0      0      86      59      26      8      0
May 25, 2019 .................     100      0      0      0      0      83      53      20      5      0
May 25, 2020 .................      99      0      0      0      0      79      48      16      4      0
May 25, 2021 .................      83      0      0      0      0      76      43      12      2      0
May 25, 2022 .................      66      0      0      0      0      72      39      10      2      0
May 25, 2023 .................      48      0      0      0      0      68      34       8      1      0
May 25, 2024 .................      30      0      0      0      0      64      30       6      1      0
May 25, 2025 .................      10      0      0      0      0      60      27       4      *      0
May 25, 2026 .................       0      0      0      0      0      55      23       3      *      0
May 25, 2027 .................       0      0      0      0      0      50      20       2      *      0
May 25, 2028 .................       0      0      0      0      0      45      16       2      *      0
May 25, 2029 .................       0      0      0      0      0      39      14       1      *      0
May 25, 2030 .................       0      0      0      0      0      33      11       1      *      0
May 25, 2031 .................       0      0      0      0      0      27       8       1      *      0
May 25, 2032 .................       0      0      0      0      0      20       6       *      *      0
May 25, 2033 .................       0      0      0      0      0      13       4       *      *      0
May 25, 2034 .................       0      0      0      0      0       6       1       *      *      0
May 25, 2035 .................       0      0      0      0      0       0       0       0      0      0
Weighted Average Life (in
   years)(2) .................   17.88   7.02   6.00   4.50   3.06   20.95   15.69   11.08   8.90   5.07


----------
(1)  With respect to the Class 1-A-12 Certificates, percentages are expressed as percentages of their initial notional amount.

(2)  The weighted average life of a class of Certificates is determined by (i)
     multiplying the amount of each distribution in reduction of the class balance or notional amount thereof by the number of years from the date of the issuance of such class to the related Distribution Date, (ii) adding the results and (iii) dividing the sum by the initial class balance or notional amount of that class.

*    Less than 0.5% but greater than zero.

                                      S-92

                 PERCENTAGE OF INITIAL CLASS BALANCE OUTSTANDING
              AT THE RESPECTIVE PERCENTAGES OF PSA SET FORTH BELOW:



                                            CLASS 1-A-15               CLASS 1-A-16 AND CLASS 1-A-17
                                 ---------------------------------   ---------------------------------
       DISTRIBUTION DATE           0%    100%   300%   500%   800%     0%    100%   300%   500%   800%
------------------------------   -----   ----   ----   ----   ----   -----   ----   ----   ----   ----

Initial Percentage ...........     100    100    100    100    100     100    100    100    100    100
May 25, 2006 .................      98     95     89     83     74      98     96     91     86     78
May 25, 2007 .................      96     86     68     50     24      97     89     72     57     36
May 25, 2008 .................      94     75     42     13      0      95     79     50     26      0
May 25, 2009 .................      92     65     20      0      0      93     70     32      4      0
May 25, 2010 .................      90     55      3      0      0      91     62     18      0      0
May 25, 2011 .................      88     46      0      0      0      89     54      7      0      0
May 25, 2012 .................      85     38      0      0      0      87     47      0      0      0
May 25, 2013 .................      83     31      0      0      0      85     41      0      0      0
May 25, 2014 .................      80     24      0      0      0      83     36      0      0      0
May 25, 2015 .................      77     19      0      0      0      81     31      0      0      0
May 25, 2016 .................      74     13      0      0      0      78     26      0      0      0
May 25, 2017 .................      70      8      0      0      0      75     22      0      0      0
May 25, 2018 .................      66      3      0      0      0      71     17      0      0      0
May 25, 2019 .................      62      0      0      0      0      68     13      0      0      0
May 25, 2020 .................      58      0      0      0      0      64      9      0      0      0
May 25, 2021 .................      53      0      0      0      0      60      6      0      0      0
May 25, 2022 .................      48      0      0      0      0      56      3      0      0      0
May 25, 2023 .................      43      0      0      0      0      51      0      0      0      0
May 25, 2024 .................      37      0      0      0      0      47      0      0      0      0
May 25, 2025 .................      31      0      0      0      0      42      0      0      0      0
May 25, 2026 .................      25      0      0      0      0      36      0      0      0      0
May 25, 2027 .................      19      0      0      0      0      31      0      0      0      0
May 25, 2028 .................      12      0      0      0      0      25      0      0      0      0
May 25, 2029 .................       4      0      0      0      0      19      0      0      0      0
May 25, 2030 .................       0      0      0      0      0      12      0      0      0      0
May 25, 2031 .................       0      0      0      0      0       5      0      0      0      0
May 25, 2032 .................       0      0      0      0      0       0      0      0      0      0
May 25, 2033 .................       0      0      0      0      0       0      0      0      0      0
May 25, 2034 .................       0      0      0      0      0       0      0      0      0      0
May 25, 2035 .................       0      0      0      0      0       0      0      0      0      0
Weighted Average Life (in
   years)(1) .................   15.37   6.11   2.75   1.98   1.49   16.92   7.55   3.24   2.26   1.67


----------
(1)  The weighted average life of a class of Certificates is determined by (i)
     multiplying the amount of each distribution in reduction of the class balance thereof by the number of years from the date of the issuance of such class to the related Distribution Date, (ii) adding the results and
     (iii) dividing the sum by the initial class balance of that class.

                                      S-93

                 PERCENTAGE OF INITIAL CLASS BALANCE OUTSTANDING
              AT THE RESPECTIVE PERCENTAGES OF PSA SET FORTH BELOW:



                                            CLASS 1-A-18                         CLASS 1-A-19
                                 ----------------------------------   ----------------------------------
       DISTRIBUTION DATE           0%     100%   300%   500%   800%     0%     100%   300%   500%   800%
------------------------------   -----   -----   ----   ----   ----   -----   -----   ----   ----   ----

Initial Percentage ...........     100     100    100    100    100     100     100    100    100    100
May 25, 2006 .................     100     100    100    100    100     100     100    100    100    100
May 25, 2007 .................     100     100    100    100    100     100     100    100    100    100
May 25, 2008 .................     100     100    100    100     31     100     100    100    100     53
May 25, 2009 .................     100     100    100     61      0     100     100    100     74      0
May 25, 2010 .................     100     100    100     12      0     100     100    100     25      0
May 25, 2011 .................     100     100     70      0      0     100     100     80      0      0
May 25, 2012 .................     100     100     39      0      0     100     100     59      0      0
May 25, 2013 .................     100     100     17      0      0     100     100     38      0      0
May 25, 2014 .................     100     100     11      0      0     100     100     24      0      0
May 25, 2015 .................     100     100      7      0      0     100     100     14      0      0
May 25, 2016 .................     100     100      3      0      0     100     100      6      0      0
May 25, 2017 .................     100     100      *      0      0     100     100      0      0      0
May 25, 2018 .................     100     100      0      0      0     100     100      0      0      0
May 25, 2019 .................     100      93      0      0      0     100      96      0      0      0
May 25, 2020 .................     100      80      0      0      0     100      87      0      0      0
May 25, 2021 .................     100      68      0      0      0     100      78      0      0      0
May 25, 2022 .................     100      56      0      0      0     100      70      0      0      0
May 25, 2023 .................     100      44      0      0      0     100      62      0      0      0
May 25, 2024 .................     100      29      0      0      0     100      52      0      0      0
May 25, 2025 .................     100      19      0      0      0     100      42      0      0      0
May 25, 2026 .................     100      15      0      0      0     100      33      0      0      0
May 25, 2027 .................     100      11      0      0      0     100      25      0      0      0
May 25, 2028 .................     100       8      0      0      0     100      17      0      0      0
May 25, 2029 .................     100       5      0      0      0     100       9      0      0      0
May 25, 2030 .................      89       2      0      0      0      92       2      0      0      0
May 25, 2031 .................      64       0      0      0      0      75       0      0      0      0
May 25, 2032 .................      32       0      0      0      0      54       0      0      0      0
May 25, 2033 .................      12       0      0      0      0      26       0      0      0      0
May 25, 2034 .................       0       0      0      0      0       0       0      0      0      0
May 25, 2035 .................       0       0      0      0      0       0       0      0      0      0
Weighted Average Life
   (in years)(1) .............   26.52   17.83   7.01   4.28   2.93   27.04   19.25   7.75   4.55   3.08


----------
(1)  The weighted average life of a class of Certificates is determined by (i)
     multiplying the amount of each distribution in reduction of the class balance thereof by the number of years from the date of the issuance of such class to the related Distribution Date, (ii) adding the results and
     (iii) dividing the sum by the initial class balance of that class.

*    Less than 0.5% but greater than zero.

                                      S-94

                 PERCENTAGE OF INITIAL CLASS BALANCE OUTSTANDING
              AT THE RESPECTIVE PERCENTAGES OF PSA SET FORTH BELOW:



                                            CLASS 1-A-20                         CLASS 1-A-21
                                 -----------------------------------   --------------------------------
       DISTRIBUTION DATE           0%     100%    300%   500%   800%    0%    100%   300%   500%   800%
------------------------------   -----   -----   -----   ----   ----   ----   ----   ----   ----   ----

Initial Percentage............     100     100     100    100    100    100    100    100    100    100
May 25, 2006..................     100     100     100    100    100     96     90     88     88     88
May 25, 2007..................     100     100     100    100    100     92     70     65     65     63
May 25, 2008..................     100     100     100    100    100     87     46     36     36      0
May 25, 2009..................     100     100     100    100     27     83     23      9      0      0
May 25, 2010..................     100     100     100    100      0     78      1      0      0      0
May 25, 2011..................     100     100     100     83      0     73      0      0      0      0
May 25, 2012..................     100     100     100     15      0     67      0      0      0      0
May 25, 2013..................     100     100     100      0      0     61      0      0      0      0
May 25, 2014..................     100     100     100      0      0     55      0      0      0      0
May 25, 2015..................     100     100     100      0      0     48      0      0      0      0
May 25, 2016..................     100     100     100      0      0     39      0      0      0      0
May 25, 2017..................     100     100      99      0      0     30      0      0      0      0
May 25, 2018..................     100     100      79      0      0     20      0      0      0      0
May 25, 2019..................     100     100      63      0      0     10      0      0      0      0
May 25, 2020..................     100     100      49      0      0      0      0      0      0      0
May 25, 2021..................     100     100      39      0      0      0      0      0      0      0
May 25, 2022..................     100     100      30      0      0      0      0      0      0      0
May 25, 2023..................     100     100      23      0      0      0      0      0      0      0
May 25, 2024..................     100     100      18      0      0      0      0      0      0      0
May 25, 2025..................     100     100      14      0      0      0      0      0      0      0
May 25, 2026..................     100     100      10      0      0      0      0      0      0      0
May 25, 2027..................     100     100       8      0      0      0      0      0      0      0
May 25, 2028..................     100     100       6      0      0      0      0      0      0      0
May 25, 2029..................     100     100       4      0      0      0      0      0      0      0
May 25, 2030..................     100     100       3      0      0      0      0      0      0      0
May 25, 2031..................     100      84       2      0      0      0      0      0      0      0
May 25, 2032..................     100      59       1      0      0      0      0      0      0      0
May 25, 2033..................     100      36       1      0      0      0      0      0      0      0
May 25, 2034..................      88      14       *      0      0      0      0      0      0      0
May 25, 2035..................       0       0       0      0      0      0      0      0      0      0
Weighted Average Life
   (in years)(1)..............   29.35   27.47   16.01   6.51   3.93   8.93   2.85   2.51   2.38   1.93


----------
(1)  The weighted average life of a class of Certificates is determined by (i)
     multiplying the amount of each distribution in reduction of the class balance thereof by the number of years from the date of the issuance of such class to the related Distribution Date, (ii) adding the results and
     (iii) dividing the sum by the initial class balance of that class.

*    Less than 0.5% but greater than zero.

                                      S-95

                 PERCENTAGE OF INITIAL CLASS BALANCE OUTSTANDING
              AT THE RESPECTIVE PERCENTAGES OF PSA SET FORTH BELOW:



                                             CLASS 1-A-23                          CLASS 1-A-24
                                 -----------------------------------   ------------------------------------
       DISTRIBUTION DATE           0%     100%    300%   500%   800%     0%     100%    300%    500%   800%
------------------------------   -----   -----   -----   ----   ----   -----   -----   -----   -----   ----

Initial Percentage ...........     100     100     100    100    100    100      100     100     100    100
May 25, 2006 .................     100     100     100    100    100    100      100     100     100    100
May 25, 2007 .................     100     100     100    100    100    100      100     100     100    100
May 25, 2008 .................     100     100     100    100    100    100      100     100     100    100
May 25, 2009 .................     100     100     100    100     70    100      100     100     100    100
May 25, 2010 .................     100     100     100    100     23    100      100     100     100    100
May 25, 2011 .................     100     100     100     81      3    100      100     100     100    100
May 25, 2012 .................     100     100     100     51      0    100      100     100     100      0
May 25, 2013 .................     100     100      94     32      0    100      100     100     100      0
May 25, 2014 .................     100     100      71     20      0    100      100     100     100      0
May 25, 2015 .................     100      76      54     12      0    100      100     100     100      0
May 25, 2016 .................     100      50      40      6      0    100      100     100     100      0
May 25, 2017 .................     100      29      29      3      0    100      100     100     100      0
May 25, 2018 .................     100      21      21      *      0    100      100     100     100      0
May 25, 2019 .................     100      15      15      0      0    100      100     100      71      0
May 25, 2020 .................     100      10      10      0      0    100      100     100      48      0
May 25, 2021 .................     100       6       6      0      0    100      100     100      32      0
May 25, 2022 .................     100       4       4      0      0    100      100     100      21      0
May 25, 2023 .................     100       1       1      0      0    100      100     100      14      0
May 25, 2024 .................     100       0       0      0      0    100       95      95       9      0
May 25, 2025 .................     100       0       0      0      0    100       70      70       6      0
May 25, 2026 .................      85       0       0      0      0    100       51      51       4      0
May 25, 2027 .................      57       0       0      0      0    100       36      36       2      0
May 25, 2028 .................      26       0       0      0      0    100       26      26       2      0
May 25, 2029 .................       0       0       0      0      0     18       18      18       1      0
May 25, 2030 .................       0       0       0      0      0     12       12      12       1      0
May 25, 2031 .................       0       0       0      0      0      8        8       8       *      0
May 25, 2032 .................       0       0       0      0      0      4        4       4       *      0
May 25, 2033 .................       0       0       0      0      0      2        2       2       *      0
May 25, 2034 .................       0       0       0      0      0      1        1       1       *      0
May 25, 2035 .................       0       0       0      0      0      0        0       0       0      0
Weighted Average Life
   (in years)(1) .............   22.23   11.65   11.00   7.61   4.54   24.31   21.76   21.76   15.63   6.64


----------
(1)  The weighted average life of a class of Certificates is determined by (i)
     multiplying the amount of each distribution in reduction of the class balance thereof by the number of years from the date of the issuance of such class to the related Distribution Date, (ii) adding the results and
     (iii) dividing the sum by the initial class balance of that class.

*    Less than 0.5% but greater than zero.

                                      S-96

               PERCENTAGE OF INITIAL CLASS BALANCE(1) OUTSTANDING
              AT THE RESPECTIVE PERCENTAGES OF PSA SET FORTH BELOW:



                                             CLASS 1-A-25                CLASS 1-A-R AND CLASS 1-A-LR
                                 -----------------------------------   --------------------------------
DISTRIBUTION DATE                  0%     100%    300%   500%   800%    0%    100%   300%   500%   800%
------------------------------   -----   -----   -----   ----   ----   ----   ----   ----   ----   ----

Initial Percentage............     100     100     100    100    100    100    100    100    100    100
May 25, 2006..................     100     100     100    100    100      0      0      0      0      0
May 25, 2007..................     100     100     100    100      0      0      0      0      0      0
May 25, 2008..................     100     100     100      9      0      0      0      0      0      0
May 25, 2009..................     100     100     100      0      0      0      0      0      0      0
May 25, 2010..................     100     100     100      0      0      0      0      0      0      0
May 25, 2011..................     100     100     100      0      0      0      0      0      0      0
May 25, 2012..................     100     100     100      0      0      0      0      0      0      0
May 25, 2013..................     100     100      94      0      0      0      0      0      0      0
May 25, 2014..................     100     100      84      0      0      0      0      0      0      0
May 25, 2015..................     100     100      74      0      0      0      0      0      0      0
May 25, 2016..................     100     100      64      0      0      0      0      0      0      0
May 25, 2017..................     100      87      54      0      0      0      0      0      0      0
May 25, 2018..................     100      46      46      0      0      0      0      0      0      0
May 25, 2019..................     100      39      39      0      0      0      0      0      0      0
May 25, 2020..................     100      32      32      0      0      0      0      0      0      0
May 25, 2021..................     100      26      26      0      0      0      0      0      0      0
May 25, 2022..................     100      21      21      0      0      0      0      0      0      0
May 25, 2023..................     100      17      17      0      0      0      0      0      0      0
May 25, 2024..................     100      14      14      0      0      0      0      0      0      0
May 25, 2025..................     100      11      11      0      0      0      0      0      0      0
May 25, 2026..................     100       9       9      0      0      0      0      0      0      0
May 25, 2027..................     100       7       7      0      0      0      0      0      0      0
May 25, 2028..................     100       5       5      0      0      0      0      0      0      0
May 25, 2029..................      96       4       4      0      0      0      0      0      0      0
May 25, 2030..................       3       3       3      0      0      0      0      0      0      0
May 25, 2031..................       2       2       2      0      0      0      0      0      0      0
May 25, 2032..................       1       1       1      0      0      0      0      0      0      0
May 25, 2033..................       1       1       1      0      0      0      0      0      0      0
May 25, 2034..................       *       *       *      0      0      0      0      0      0      0
May 25, 2035..................       0       0       0      0      0      0      0      0      0      0
Weighted Average Life
   (in years)(1)..............   24.57   14.80   13.59   2.84   1.90   0.08   0.08   0.08   0.08   0.08


----------
(1)  The weighted average life of a class of Certificates is determined by (i)
     multiplying the amount of each distribution in reduction of the class balance thereof by the number of years from the date of the issuance of such class to the related Distribution Date, (ii) adding the results and
     (iii) dividing the sum by the initial class balance of that class.

*    Less than 0.5% but greater than zero.

                                      S-97

               PERCENTAGE OF INITIAL CLASS BALANCE(1) OUTSTANDING
              AT THE RESPECTIVE PERCENTAGES OF PSA SET FORTH BELOW:



                                             CLASS 30-PO                          CLASS 30-IO
                                 ----------------------------------   ----------------------------------
DISTRIBUTION DATE                  0%     100%   300%   500%   800%     0%     100%   300%   500%   800%
------------------------------   -----   -----   ----   ----   ----   -----   -----   ----   ----   ----

Initial Percentage............     100     100    100    100    100     100     100    100    100    100
May 25, 2006..................      99      98     94     91     86      99      97     93     89     83
May 25, 2007..................      99      93     82     72     57      98      91     80     68     53
May 25, 2008..................      98      87     67     50     30      96      85     65     47     27
May 25, 2009..................      97      81     55     35     16      95      79     52     33     14
May 25, 2010..................      96      75     44     24      8      93      73     42     23      7
May 25, 2011..................      95      70     36     17      4      92      67     34     16      4
May 25, 2012..................      94      65     29     12      2      90      62     27     11      2
May 25, 2013..................      93      61     24      8      1      88      57     22      7      1
May 25, 2014..................      92      56     19      6      1      86      53     18      5      *
May 25, 2015..................      91      52     16      4      *      84      48     14      3      *
May 25, 2016..................      88      48     12      3      *      82      44     11      2      *
May 25, 2017..................      85      44     10      2      *      80      40      9      2      *
May 25, 2018..................      83      40      8      1      *      77      37      7      1      *
May 25, 2019..................      80      36      6      1      *      74      33      6      1      *
May 25, 2020..................      76      32      5      1      *      71      30      4      *      *
May 25, 2021..................      73      29      4      *      *      68      27      3      *      *
May 25, 2022..................      69      26      3      *      *      65      24      3      *      *
May 25, 2023..................      66      23      2      *      *      61      21      2      *      *
May 25, 2024..................      62      20      2      *      *      58      19      2      *      *
May 25, 2025..................      57      18      1      *      *      54      17      1      *      *
May 25, 2026..................      53      15      1      *      *      49      14      1      *      *
May 25, 2027..................      48      13      1      *      *      45      12      1      *      *
May 25, 2028..................      43      11      1      *      *      40      10      1      *      *
May 25, 2029..................      38       9      *      *      *      35       8      *      *      *
May 25, 2030..................      32       7      *      *      *      30       7      *      *      *
May 25, 2031..................      26       6      *      *      *      24       5      *      *      *
May 25, 2032..................      20       4      *      *      *      18       4      *      *      *
May 25, 2033..................      13       2      *      *      0      11       2      *      *      *
May 25, 2034..................       6       1      *      *      0       4       1      *      *      0
May 25, 2035..................       0       0      0      0      0       0       0      0      0      0
Weighted Average Life
   (in years)(2)..............   20.26   11.76   5.77   3.80   2.59   19.23   11.21   5.51   3.62   2.45


----------
(1)  With respect to the Class 30-IO Certificates, percentages are expressed as percentages of their initial notional amount.

(2)  The weighted average life of a class of Certificates is determined by (i)
     multiplying the amount of each distribution in reduction of the class balance or notional amount thereof by the number of years from the date of the issuance of such class to the related Distribution Date, (ii) adding the results and (iii) dividing the sum by the initial class balance or notional amount of that class.

*    Less than 0.5% but greater than zero.

                                      S-98

                 PERCENTAGE OF INITIAL CLASS BALANCE OUTSTANDING
              AT THE RESPECTIVE PERCENTAGES OF PSA SET FORTH BELOW:



                                            CLASS 2-A-1                        CLASS 2-A-2
                                 --------------------------------   ---------------------------------
DISTRIBUTION DATE                  0%   100%   300%   500%   800%     0%    100%   300%   500%   800%
------------------------------   ----   ----   ----   ----   ----   -----   ----   ----   ----   ----

Initial Percentage............    100    100    100    100    100     100    100    100    100    100
May 25, 2006..................     96     89     89     89     89     100    100     89     89     89
May 25, 2007..................     91     71     71     71     56     100    100     67     67      0
May 25, 2008..................     87     50     50     46      0     100    100     43      0      0
May 25, 2009..................     82     31     31      4      0     100    100     23      0      0
May 25, 2010..................     76     13     13      0      0     100    100      8      0      0
May 25, 2011..................     71      *      *      0      0     100     86      *      0      0
May 25, 2012..................     65      0      0      0      0     100      7      0      0      0
May 25, 2013..................     60      0      0      0      0     100      0      0      0      0
May 25, 2014..................     54      0      0      0      0     100      0      0      0      0
May 25, 2015..................     48      0      0      0      0     100      0      0      0      0
May 25, 2016..................     41      0      0      0      0     100      0      0      0      0
May 25, 2017..................     34      0      0      0      0     100      0      0      0      0
May 25, 2018..................     27      0      0      0      0     100      0      0      0      0
May 25, 2019..................     19      0      0      0      0     100      0      0      0      0
May 25, 2020..................     11      0      0      0      0     100      0      0      0      0
May 25, 2021..................      2      0      0      0      0     100      0      0      0      0
May 25, 2022..................      0      0      0      0      0      67      0      0      0      0
May 25, 2023..................      0      0      0      0      0      10      0      0      0      0
May 25, 2024..................      0      0      0      0      0       0      0      0      0      0
May 25, 2025..................      0      0      0      0      0       0      0      0      0      0
May 25, 2026..................      0      0      0      0      0       0      0      0      0      0
May 25, 2027..................      0      0      0      0      0       0      0      0      0      0
May 25, 2028..................      0      0      0      0      0       0      0      0      0      0
May 25, 2029..................      0      0      0      0      0       0      0      0      0      0
May 25, 2030..................      0      0      0      0      0       0      0      0      0      0
May 25, 2031..................      0      0      0      0      0       0      0      0      0      0
May 25, 2032..................      0      0      0      0      0       0      0      0      0      0
May 25, 2033..................      0      0      0      0      0       0      0      0      0      0
May 25, 2034..................      0      0      0      0      0       0      0      0      0      0
May 25, 2035..................      0      0      0      0      0       0      0      0      0      0
Weighted Average Life
   (in years)(1)..............   9.16   3.07   3.07   2.62   1.96   17.33   6.53   2.83   2.21   1.61


----------
(1)  The weighted average life of a class of Certificates is determined by (i)
     multiplying the amount of each distribution in reduction of the class balance thereof by the number of years from the date of the issuance of such class to the related Distribution Date, (ii) adding the results and
     (iii) dividing the sum by the initial class balance of that class.

*    Less than 0.5% but greater than zero.

                                      S-99

                 PERCENTAGE OF INITIAL CLASS BALANCE OUTSTANDING
              AT THE RESPECTIVE PERCENTAGES OF PSA SET FORTH BELOW:



                                            CLASS 2-A-3                        CLASS 2-A-4
                                 --------------------------------   ---------------------------------
       DISTRIBUTION DATE           0%   100%   300%   500%   800%     0%    100%   300%   500%   800%
------------------------------   ----   ----   ----   ----   ----   -----   ----   ----   ----   ----

Initial Percentage ...........    100    100    100    100    100     100    100    100    100    100
May 25, 2006 .................     94     85     82     82     82     100    100    100    100    100
May 25, 2007 .................     89     61     51     51     12     100    100    100    100    100
May 25, 2008 .................     82     34     17      0      0     100    100    100     96      0
May 25, 2009 .................     76      8      0      0      0     100    100     76      7      0
May 25, 2010 .................     69      0      0      0      0     100     76     31      0      0
May 25, 2011 .................     62      0      0      0      0     100     42      1      0      0
May 25, 2012 .................     54      0      0      0      0     100      3      0      0      0
May 25, 2013 .................     47      0      0      0      0     100      0      0      0      0
May 25, 2014 .................     39      0      0      0      0     100      0      0      0      0
May 25, 2015 .................     31      0      0      0      0     100      0      0      0      0
May 25, 2016 .................     22      0      0      0      0     100      0      0      0      0
May 25, 2017 .................     13      0      0      0      0     100      0      0      0      0
May 25, 2018 .................      3      0      0      0      0     100      0      0      0      0
May 25, 2019 .................      0      0      0      0      0      88      0      0      0      0
May 25, 2020 .................      0      0      0      0      0      71      0      0      0      0
May 25, 2021 .................      0      0      0      0      0      52      0      0      0      0
May 25, 2022 .................      0      0      0      0      0      32      0      0      0      0
May 25, 2023 .................      0      0      0      0      0       5      0      0      0      0
May 25, 2024 .................      0      0      0      0      0       0      0      0      0      0
May 25, 2025 .................      0      0      0      0      0       0      0      0      0      0
May 25, 2026 .................      0      0      0      0      0       0      0      0      0      0
May 25, 2027 .................      0      0      0      0      0       0      0      0      0      0
May 25, 2028 .................      0      0      0      0      0       0      0      0      0      0
May 25, 2029 .................      0      0      0      0      0       0      0      0      0      0
May 25, 2030 .................      0      0      0      0      0       0      0      0      0      0
May 25, 2031 .................      0      0      0      0      0       0      0      0      0      0
May 25, 2032 .................      0      0      0      0      0       0      0      0      0      0
May 25, 2033 .................      0      0      0      0      0       0      0      0      0      0
May 25, 2034 .................      0      0      0      0      0       0      0      0      0      0
May 25, 2035 .................      0      0      0      0      0       0      0      0      0      0
Weighted Average Life
   (in years)(1) .............   7.32   2.41   2.01   1.93   1.57   16.03   5.79   4.64   3.53   2.43


----------
(1)  The weighted average life of a class of Certificates is determined by (i)
     multiplying the amount of each distribution in reduction of the class balance thereof by the number of years from the date of the issuance of such class to the related Distribution Date, (ii) adding the results and
     (iii) dividing the sum by the initial class balance of that class.

                                     S-100

               PERCENTAGE OF INITIAL CLASS BALANCE(1) OUTSTANDING
              AT THE RESPECTIVE PERCENTAGES OF PSA SET FORTH BELOW:



                                            CLASS 2-A-5,
                                     CLASS 2-A-6 AND CLASS 2-A-7                  CLASS 2-A-8
                                 ----------------------------------   ----------------------------------
       DISTRIBUTION DATE           0%     100%   300%   500%   800%     0%     100%   300%   500%   800%
------------------------------   -----   -----   ----   ----   ----   -----   -----   ----   ----   ----

Initial Percentage ...........     100     100    100    100    100     100     100    100    100    100
May 25, 2006 .................     100     100     88     74     53     100     100     90     78     61
May 25, 2007 .................     100     100     66     28      0      99      99     68     35      0
May 25, 2008 .................     100     100     43      0      0      99      99     43      0      0
May 25, 2009 .................     100     100     28      0      0      99      99     26      0      0
May 25, 2010 .................     100     100     19      0      0      98      98     15      0      0
May 25, 2011 .................     100     100     12      0      0      98      98     10      0      0
May 25, 2012 .................     100     100      *      0      0      98      91      0      0      0
May 25, 2013 .................     100      87      0      0      0      97      78      0      0      0
May 25, 2014 .................     100      75      0      0      0      97      67      0      0      0
May 25, 2015 .................     100      64      0      0      0      96      57      0      0      0
May 25, 2016 .................     100      54      0      0      0      96      47      0      0      0
May 25, 2017 .................     100      44      0      0      0      95      37      0      0      0
May 25, 2018 .................     100      35      0      0      0      95      29      0      0      0
May 25, 2019 .................     100      26      0      0      0      94      20      0      0      0
May 25, 2020 .................     100      18      0      0      0      94      13      0      0      0
May 25, 2021 .................     100      10      0      0      0      93       5      0      0      0
May 25, 2022 .................     100       4      0      0      0      92       0      0      0      0
May 25, 2023 .................     100       1      0      0      0      86       0      0      0      0
May 25, 2024 .................      91       0      0      0      0      76       0      0      0      0
May 25, 2025 .................      79       0      0      0      0      65       0      0      0      0
May 25, 2026 .................      67       0      0      0      0      53       0      0      0      0
May 25, 2027 .................      54       0      0      0      0      41       0      0      0      0
May 25, 2028 .................      41       0      0      0      0      27       0      0      0      0
May 25, 2029 .................      26       0      0      0      0      14       0      0      0      0
May 25, 2030 .................      12       0      0      0      0       0       0      0      0      0
May 25, 2031 .................       2       0      0      0      0       0       0      0      0      0
May 25, 2032 .................       0       0      0      0      0       0       0      0      0      0
May 25, 2033 .................       0       0      0      0      0       0       0      0      0      0
May 25, 2034 .................       0       0      0      0      0       0       0      0      0      0
May 25, 2035 .................       0       0      0      0      0       0       0      0      0      0
Weighted Average Life
   (in years)(2) .............   22.25   11.71   3.10   1.54   1.03   20.56   10.92   3.07   1.67   1.15


----------
(1)  With respect to the Class 2-A-8 Certificates, percentages are expressed as percentages of their initial notional amount.

(2)  The weighted average life of a class of Certificates is determined by (i)
     multiplying the amount of each distribution in reduction of the class balance or notional amount thereof by the number of years from the date of the issuance of such class to the related Distribution Date, (ii) adding the results and (iii) dividing the sum by the initial class balance or notional amount of that class.

*    Less than 0.5% but greater than zero.

                                     S-101

                 PERCENTAGE OF INITIAL CLASS BALANCE OUTSTANDING
              AT THE RESPECTIVE PERCENTAGES OF PSA SET FORTH BELOW:



                                             CLASS A-1/2               CLASS B-1, CLASS B-2 AND CLASS B-3
                                 ----------------------------------   -----------------------------------
       DISTRIBUTION DATE           0%     100%   300%   500%   800%     0%     100%   300%    500%   800%
------------------------------   -----   -----   ----   ----   ----   -----   -----   -----   ----   ----

Initial Percentage ...........     100     100    100    100    100     100     100     100    100    100
May 25, 2006 .................     100     100     87     73     50      99      99      99     99     99
May 25, 2007 .................     100     100     62     20      0      98      98      98     98     98
May 25, 2008 .................     100     100     34      0      0      97      97      97     97     97
May 25, 2009 .................     100     100     15      0      0      95      95      95     95     95
May 25, 2010 .................     100     100      9      0      0      94      94      94     94     94
May 25, 2011 .................     100     100      6      0      0      92      91      87     83     76
May 25, 2012 .................     100     100      *      0      0      91      87      79     71     58
May 25, 2013 .................     100      94      0      0      0      89      82      69     56     29
May 25, 2014 .................     100      88      0      0      0      87      77      58     42     15
May 25, 2015 .................     100      82      0      0      0      86      71      46     28      8
May 25, 2016 .................     100      77      0      0      0      83      65      37     19      4
May 25, 2017 .................     100      72      0      0      0      81      59      29     13      2
May 25, 2018 .................     100      67      0      0      0      78      53      23      9      1
May 25, 2019 .................     100      58      0      0      0      75      48      18      6      *
May 25, 2020 .................     100      50      0      0      0      72      44      14      4      *
May 25, 2021 .................     100      42      0      0      0      69      39      11      3      *
May 25, 2022 .................     100      34      0      0      0      66      35       9      2      *
May 25, 2023 .................     100      28      0      0      0      62      31       7      1      *
May 25, 2024 .................      95      23      0      0      0      58      28       5      1      *
May 25, 2025 .................      90      19      0      0      0      54      24       4      1      *
May 25, 2026 .................      84      15      0      0      0      50      21       3      *      *
May 25, 2027 .................      77      11      0      0      0      45      18       2      *      *
May 25, 2028 .................      70       7      0      0      0      41      15       2      *      *
May 25, 2029 .................      63       3      0      0      0      35      12       1      *      *
May 25, 2030 .................      55       *      0      0      0      30      10       1      *      *
May 25, 2031 .................      39       0      0      0      0      24       7       1      *      *
May 25, 2032 .................      25       0      0      0      0      18       5       *      *      *
May 25, 2033 .................      11       0      0      0      0      12       3       *      *      *
May 25, 2034 .................       0       0      0      0      0       5       1       *      *      *
May 25, 2035 .................       0       0      0      0      0       0       0       0      0      0
Weighted Average Life
   (in years)(1) .............   24.62   15.22   2.67   1.45   0.99   19.40   14.62   10.43   8.73   7.26


----------
(1)  The weighted average life of a class of Certificates is determined by (i)
     multiplying the amount of each distribution in reduction of the class balance thereof by the number of years from the date of the issuance of such class to the related Distribution Date, (ii) adding the results and
     (iii) dividing the sum by the initial class balance of that class.

*    Less than 0.5% but greater than zero.

                                     S-102

YIELD ON THE INVERSE FLOATING RATE CERTIFICATES

     The significance of the effects of prepayment on the Mortgage Loans or the
Underlying Mortgage Loans, as applicable, and changes in LIBOR on the Inverse
Floating Rate Certificates is illustrated in the following tables which show the pre-tax yield (on a corporate bond equivalent basis) to the holders of the
Inverse Floating Rate Certificates under different constant percentages of PSA and rates of LIBOR. The yields of such Certificates set forth in the following tables were calculated using the Modeling Assumptions and the additional assumptions that (i) on the first LIBOR Determination Date and on each LIBOR
Determination Date thereafter, LIBOR will be as indicated and (ii) the Class
1-A-7, Class 2-A-6 and Class 2-A-7 Certificates are purchased on the Closing
Date at assumed purchase prices equal to 98.25%, 98.00% and 97.50% of their respective initial class balances, plus, in the case of the Class 1-A-7
Certificates accrued interest from May 1, 2005 to (but not including) the
Closing Date, and in the case of the Class 2-A-6 and Class 2-A-7 Certificates accrued interest from May 25, 2005 to (but not including) the Closing Date.

     As indicated in the following tables, the yield to investors in the Inverse
Floating Rate Certificates will be extremely sensitive to changes in the rate of
LIBOR. Increases in LIBOR may have a negative effect on the yield to investors in Inverse Floating Rate Certificates.

     It is not likely that the Mortgage Loans or the Underlying Mortgage Loans will prepay at a constant rate until maturity, that all of the Mortgage Loans or the Underlying Mortgage Loans will prepay at the same rate or that they will have the characteristics assumed. There can be no assurance that the Mortgage
Loans or the Underlying Mortgage Loans will prepay at any of the rates shown in the tables below or at any other particular rate. The timing of changes in the rate of prepayments may affect significantly the yield realized by a holder of an Inverse Floating Rate Certificate and there can be no assurance that your pre-tax yield on the Inverse Floating Rate Certificates will correspond to any of the pre-tax yields shown in this Prospectus Supplement. You must make your own decision as to the appropriate prepayment assumptions to be used in deciding whether to purchase an Inverse Floating Rate Certificate.

     Changes in LIBOR may not correlate with changes in prevailing mortgage interest rates. Each investor must make its own decision as to the appropriate interest rate assumptions to be used in deciding whether to purchase an Inverse
Floating Rate Certificate.

        SENSITIVITY OF THE CLASS 1-A-7 CERTIFICATES TO CHANGES IN LIBOR
                          (PRE-TAX YIELDS TO MATURITY)

                                   PERCENTAGE OF PSA
                         -------------------------------------
LIBOR                      0%     100%    300%    500%    800%
----------------------   -----   -----   -----   -----   -----
0.00000% .............   13.30%  13.31%  13.65%  13.91%  14.19%
1.09000% .............   11.39   11.40   11.81   12.10   12.43
2.09000% .............    9.65    9.67   10.12   10.46   10.83
3.09000% .............    7.92    7.94    8.44    8.82    9.23
4.09000% .............    6.20    6.22    6.78    7.19    7.64
5.90000% and above ...    3.11    3.13    3.78    4.26    4.78

                                     S-103

        SENSITIVITY OF THE CLASS 2-A-6 CERTIFICATES TO CHANGES IN LIBOR
                          (PRE-TAX YIELDS TO MATURITY)

                                   PERCENTAGE OF PSA
                         -------------------------------------
LIBOR                      0%     100%    300%    500%    800%
----------------------   -----   -----   -----   -----   -----
0.00000% .............   17.55%  17.59%  17.98%  18.48%  18.99%
1.00000% .............   15.05   15.10   15.54   16.10   16.67
2.00000% .............   12.57   12.64   13.12   13.73   14.36
3.00000% .............   10.11   10.19   10.71   11.39   12.07
4.00000% .............    7.67    7.76    8.32    9.06    9.80
7.15000% and above ...    0.13    0.24    0.91    1.83    2.74

         SENSITIVITY OF THE CLASS 2-A-7 CERTIFICATES TO CHANGES IN LIBOR
                          (PRE-TAX YIELDS TO MATURITY)

                                   PERCENTAGE OF PSA
                         -------------------------------------
LIBOR                      0%     100%    300%    500%    800%
----------------------   -----   -----   -----   -----   -----
0.00000% .............   17.64%  17.70%  18.23%  18.89%  19.59%
1.00000% .............   15.13   15.20   15.77   16.50   17.25
2.00000% .............   12.64   12.73   13.34   14.13   14.94
3.00000% .............   10.17   10.27   10.92   11.77   12.63
4.00000% .............    7.72    7.83    8.52    9.43   10.35
7.15000% and above ...    0.15    0.28    1.07    2.17    3.25

     The yields set forth in the preceding tables were calculated by (i)
determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the Inverse Floating Rate Certificates would cause that discounted present value of such assumed streams of cash flows to equal the assumed purchase prices of the Inverse Floating Rate Certificates indicated
above plus, in the case of the Class 1-A-7 Certificates, accrued interest from
May 1, 2005 to (but not including) the Closing Date and, in the case of the
Class 2-A-6 and Class 2-A-7 Certificates, accrued interest from May 25, 2005 to
(but not including) the Closing Date and (ii) converting such monthly rates to corporate bond equivalent rates. Such calculation does not take into account variations that may occur in the interest rates at which you may be able to reinvest funds received as payments of interest on the Inverse Floating Rate
Certificates and consequently does not purport to reflect the return on any investment in the Inverse Floating Rate Certificates when such reinvestment rates are considered.

YIELD ON THE CLASS 1-A-11 AND CLASS 1-A-12 CERTIFICATES

     The Class 1-A-11 and Class 1-A-12 Certificates are Interest Only
Certificates and, as such, will not be entitled to receive distributions of principal in respect of the Mortgage Loans.

     The significance of the effects of prepayments on the Class 1-A-11 and
Class 1-A-12 Certificates is illustrated in the following tables which show the pre-tax yield (on a corporate bond equivalent basis) to the holders of the Class
1-A-11 and Class 1-A-12 Certificates under different constant percentages of
PSA. The yields set forth were calculated using the Modeling Assumptions and the additional assumption that (i) the Class 1-A-11 and Class 1-A-12 Certificates are purchased on the Closing Date at assumed purchase prices equal to 26.50% and
22.00%, respectively, of their initial notional amounts plus accrued interest from May 1, 2005 to (but not including) the Closing Date and (ii) that the notional amount for the Class 1-A-11 and Class 1-A-12 Certificates applicable to the Distribution Date in June 2005 will be approximately $341,000 and
$2,242,000, respectively.

     AS INDICATED IN THE FOLLOWING TABLES, INVESTORS IN THE CLASS 1-A-11 AND
CLASS 1-A-12 CERTIFICATES, WHICH ARE INTEREST ONLY CERTIFICATES AND HAVE NO
CLASS BALANCE, SHOULD CONSIDER CAREFULLY THE RISK THAT A RAPID RATE OF
PREPAYMENT ON THE MORTGAGE LOANS COULD RESULT IN THE FAILURE OF INVESTORS IN THE
CLASS 1-A-11 AND CLASS 1-A-12 CERTIFICATES TO FULLY RECOVER THEIR INITIAL
INVESTMENT.

                                     S-104

     It is not likely that the Mortgage Loans will prepay at a constant rate until maturity, that all of the Mortgage Loans will prepay at the same rate or that they will have the characteristics assumed. There can be no assurance that the Mortgage Loans will prepay at any of the rates shown in the tables below or at any other particular rate. The timing of changes in the rate of prepayments may affect significantly the yield realized by a holder of a Class 1-A-11 or
Class 1-A-12 Certificate and there can be no assurance that your pre-tax yields on the Class 1-A-11 and Class 1-A-12 Certificates will correspond to any of the pre-tax yields shown in this Prospectus Supplement. You must make your own decision as to the appropriate prepayment assumptions to be used in deciding whether to purchase a Class 1-A-11 or Class 1-A-12 Certificate.

           SENSITIVITY OF THE CLASS 1-A-11 CERTIFICATES TO PREPAYMENTS
                          (PRE-TAX YIELDS TO MATURITY)

                                          PERCENTAGE OF PSA
                                -------------------------------------
                                  0%     100%    300%   500%    800%
                                -----   -----   -----   ----   ------
Class 1-A-11 Certificates ...   21.29%  21.16%  17.78%  4.98%  (15.47)%

          SENSITIVITY OF THE CLASS 1-A-12 CERTIFICATES TO PREPAYMENTS
                          (PRE-TAX YIELDS TO MATURITY)

                                           PERCENTAGE OF PSA
                                -------------------------------------
                                  0%     100%    300%   500%    800%
                                -----   -----   -----   ----   ------
Class 1-A-12 Certificates ...   25.48%  17.45%  13.90%  4.47%  (16.54)%

     The yields set forth in the preceding tables were calculated by (i)
determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the Class 1-A-11 and Class 1-A-12 Certificates, would cause the discounted present value of such assumed streams of cash flows to equal the assumed purchase price of the Class 1-A-11 and Class 1-A-12
Certificates indicated above and (ii) converting such monthly rates to corporate bond equivalent rates. This calculation does not take into account variations that may occur in the interest rates at which you may be able to reinvest funds received as payments of interest of the Class 1-A-11 or Class 1-A-12
Certificates and consequently does not purport to reflect the return on any investment in the Class 1-A-11 or Class 1-A-12 Certificates when such reinvestment rates are considered.

YIELD ON THE CLASS 30-IO CERTIFICATES

     The Class 30-IO Certificates are Interest Only Certificates and, as such, will not be entitled to receive distributions of principal in respect of the
Mortgage Loans.

     The significance of the effects of prepayments on the Premium Mortgage
Loans on the Class 30-IO Certificates is illustrated in the following table, which show the pre-tax yield (on a corporate bond equivalent basis) to the holders of Class 30-IO Certificates under different constant percentages of PSA.
The yields set forth were calculated using the Modeling Assumptions and the additional assumption that the Class 30-IO Certificates are purchased on the
Closing Date at an assumed purchase price equal to 17.00% of the initial Class
30-IO Notional Amount plus, accrued interest from May 1, 2005 to (but not including) the Closing Date and that the initial Class 30-IO Notional Amount applicable to the Distribution Date in June 2005 will be approximately
$4,837,161.

     BECAUSE THE INTEREST ACCRUED ON EACH DISTRIBUTION DATE ON THE CLASS 30-IO
CERTIFICATES IS BASED ON THE AGGREGATE OF THE STATED PRINCIPAL BALANCES OF THE
PREMIUM MORTGAGE LOANS MULTIPLIED BY A FRACTION, THE NUMERATOR OF WHICH IS EQUAL
TO THE WEIGHTED AVERAGE OF THE NET MORTGAGE INTEREST RATES OF THE PREMIUM
MORTGAGE LOANS MINUS 5.500% AND THE DENOMINATOR OF WHICH IS EQUAL TO 5.500%, THE
YIELD TO MATURITY ON THE CLASS 30-IO CERTIFICATES WILL BE EXTREMELY SENSITIVE TO
THE RATE AND TIMING OF PRINCIPAL PAYMENTS (INCLUDING PREPAYMENTS) ON THE PREMIUM
MORTGAGE LOANS. THE PREMIUM MORTGAGE LOANS GENERALLY WILL HAVE HIGHER MORTGAGE
INTEREST RATES THAN THE OTHER MORTGAGE LOANS. IN GENERAL, MORTGAGE LOANS WITH
HIGHER MORTGAGE INTEREST RATES MAY TEND TO EXPERIENCE FASTER RATES OF PREPAYMENT
IN RESPECT OF PRINCIPAL THAN MORTGAGE LOANS WITH LOWER MORTGAGE INTEREST RATES
IN RESPONSE TO CHANGES IN MARKET INTEREST RATES. AS A RESULT, THE PREMIUM

                                     S-105

MORTGAGE LOANS MAY PREPAY AT A FASTER RATE THAN THE OTHER MORTGAGE LOANS,
RESULTING IN A LOWER YIELD ON THE CLASS 30-IO CERTIFICATES THAN WOULD BE THE
CASE IF THE PREMIUM MORTGAGE LOANS PREPAID AT THE SAME RATE AS THE OTHER
MORTGAGE LOANS. AN INVESTOR IN THE CLASS 30-IO CERTIFICATES SHOULD FULLY
CONSIDER THE ASSOCIATED RISKS, INCLUDING THE RISK THAT A RAPID RATE OF PRINCIPAL
PAYMENTS (INCLUDING PREPAYMENTS) COULD RESULT IN THE FAILURE OF SUCH INVESTOR TO
FULLY RECOVER ITS INITIAL INVESTMENT.

     It is not likely that the Premium Mortgage Loans will prepay at a constant rate until maturity, that all of the Premium Mortgage Loans will prepay at the same rate or that they will have the characteristics assumed. There can be no assurance that the Premium Mortgage Loans will prepay at any of the rates shown in the tables or at any other particular rate. The timing of changes in the rate of prepayments may affect significantly the yield realized by a holder of a
30-IO Certificate and your pre-tax yield on the Class 30-IO Certificates will likely not correspond to any of the pre-tax yields shown in this Prospectus
Supplement. You must make your own decision as to the appropriate prepayment assumptions to be used in deciding whether to purchase a Class 30-IO
Certificate.

           SENSITIVITY OF THE CLASS 30-IO CERTIFICATES TO PREPAYMENTS
                          (PRE-TAX YIELDS TO MATURITY)

                                          PERCENTAGE OF PSA
                               -------------------------------------
                                 0%     100%    300%   500%    800%
                               -----   -----   -----   ----   ------
Class 30-IO Certificates ...   32.13%  26.94%  16.24%  5.12%  (12.42)%

     The yields set forth in the preceding table were calculated by (i)
determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the Class 30-IO Certificates, would cause the discounted present value of such assumed streams of cash flows to equal the assumed purchase price of the Class 30-IO Certificates indicated above and (ii)
converting such monthly rates to corporate bond equivalent rates. This calculation does not take into account variations that may occur in the interest rates at which you may be able to reinvest funds received as payments of interest of the Class 30-IO Certificates and consequently does not purport to reflect the return on any investment in the Class 30-IO Certificates when such reinvestment rates are considered.

YIELD ON THE CLASS 2-A-8 CERTIFICATES

     The Class 2-A-8 Certificates are Interest Only Certificates and, as such, will not be entitled to receive distributions of principal in respect of the
Mortgage Certificates.

     The significance of the effects of prepayments on the BOAMS 2005-2 Mortgage
Loans on the Class 2-A-8 Certificates is illustrated in the following table, which show the pre-tax yield (on a corporate bond equivalent basis) to the holders of Class 2-A-8 Certificates under different constant percentages of PSA.
The yields set forth were calculated using the Modeling Assumptions and the additional assumption that the Class 2-A-8 Certificates are purchased on the
Closing Date at assumed purchase prices equal to 14.00% of the initial Class
2-A-8 Notional Amount plus, accrued interest from May 1, 2005 to (but not including) the Closing Date and that the initial Class 2-A-8 Notional Amount applicable to the Distribution Date in June 2005 will be approximately
$1,726,417.

     BECAUSE THE INTEREST ACCRUED ON EACH DISTRIBUTION DATE ON THE CLASS 2-A-8
CERTIFICATES IS BASED ON THE PRINCIPAL BALANCE OF THE BOAMS 2005-2 CERTIFICATES
MULTIPLIED BY A FRACTION, THE NUMERATOR OF WHICH IS EQUAL TO 0.25% AND THE
DENOMINATOR OF WHICH IS EQUAL TO 5.500%, THE YIELD TO MATURITY ON THE CLASS
2-A-8 CERTIFICATES WILL BE EXTREMELY SENSITIVE TO THE RATE AND TIMING OF
PRINCIPAL PAYMENTS ON THE BOAMS 2005-2 MORTGAGE LOANS. AN INVESTOR IN THE CLASS
2-A-8 CERTIFICATES SHOULD FULLY CONSIDER THE ASSOCIATED RISKS, INCLUDING THE
RISK THAT A RAPID RATE OF PRINCIPAL PAYMENTS (INCLUDING PREPAYMENTS) COULD
RESULT IN THE FAILURE OF SUCH INVESTOR TO FULLY RECOVER ITS INITIAL INVESTMENT.

     It is not likely that the Underlying Mortgage Loans will prepay at a constant rate until maturity, that all of the Underlying Mortgage Loans will prepay at the same rate or that they will have the characteristics assumed.
There can be no assurance that the Underlying Mortgage Loans will prepay at any of the rates shown in the table below or at any other particular rate. The timing of changes in the rate of prepayments may affect significantly the yield realized by a holder of a Class 2-A-8 Certificate and your pre-tax yield on the
Class 2-A-8 Certificates will likely

                                     S-106

not correspond to any of the pre-tax yields shown in this Prospectus Supplement.
You must make your own decision as to the appropriate prepayment assumptions to be used in deciding whether to purchase a Class 2-A-8 Certificate.

           SENSITIVITY OF THE CLASS 2-A-8 CERTIFICATES TO PREPAYMENTS
                          (PRE-TAX YIELDS TO MATURITY)

                                          PERCENTAGE OF PSA
                               ---------------------------------------
                                 0%     100%   300%    500%      800%
                               -----   -----   ----   ------    ------
Class 2-A-8 Certificates ...   41.06%  39.86%  8.34%  (36.40)%  (78.20)%

     The yields set forth in the preceding table were calculated by (i)
determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the Class 2-A-8 Certificates, would cause the discounted present value of such assumed streams of cash flows to equal the assumed purchase price of the Class 2-A-8 Certificates indicated above and (ii)
converting such monthly rates to corporate bond equivalent rates. This calculation does not take into account variations that may occur in the interest rates at which you may be able to reinvest funds received as payments of interest of the Class 2-A-8 Certificates and consequently does not purport to reflect the return on any investment in the Class 2-A-8 Certificates when such reinvestment rates are considered.

YIELD ON THE CLASS 30-PO CERTIFICATES

     The Class 30-PO Certificates are Principal Only Certificates and, as such, will not be entitled to receive distributions of interest in respect of the
Mortgage Loans. As a result, the Class 30-PO Certificates will be offered at a substantial discount to their original class balance.

     The significance of the effects of prepayments on the Class 30-PO
Certificates is illustrated in the following tables which show the pre-tax yields (on a corporate bond equivalent basis) to the holders of Class 30-PO
Certificates under different constant percentages of PSA. The yields set forth were calculated using the Modeling Assumptions and the additional assumption that the Class 30-PO Certificates are purchased on the Closing Date at an assumed purchase price equal to 72.00% of their original class balances.

     AS INDICATED IN THE FOLLOWING TABLE, BECAUSE THE CLASS 30-PO CERTIFICATES
REPRESENT THE RIGHT TO RECEIVE ONLY A PORTION OF THE PRINCIPAL RECEIVED WITH
RESPECT TO THE DISCOUNT MORTGAGE LOANS, THE YIELD TO MATURITY ON THE CLASS 30-PO
CERTIFICATES WILL BE EXTREMELY SENSITIVE TO THE RATE AND TIMING OF PRINCIPAL
PAYMENTS (INCLUDING PREPAYMENTS) ON THE DISCOUNT MORTGAGE LOANS.

     It is not likely that the Discount Mortgage Loans will prepay at a constant rate until maturity, that all of the Discount Mortgage Loans will prepay at the same rate or that they will have the characteristics assumed. There can be no assurance that the Discount Mortgage Loans will prepay at any of the rates shown in the table below or at any other particular rate. The timing of changes in the rate of prepayments may affect significantly the yield realized by holders of the Class 30-PO Certificates and there can be no assurance that your pre-tax yield on your Class 30-PO Certificates will correspond to any of the pre-tax yields shown in this Prospectus Supplement. You must make your own decision as to the appropriate prepayment assumptions to be used in deciding whether to purchase a Class 30-PO Certificate.

           SENSITIVITY OF THE CLASS 30-PO CERTIFICATES TO PREPAYMENTS
                          (PRE-TAX YIELDS TO MATURITY)

                                        PERCENTAGE OF PSA
                               ---------------------------------
                                0%    100%   300%   500%    800%
                               ----   ----   ----   ----   -----
Class 30-PO Certificates ...   1.66%  3.04%  6.41%  9.66%  14.03%

     The yields set forth in the preceding table were calculated by (i)
determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the Class 30-PO Certificates, would cause the discounted present value of such assumed streams of cash flows to equal the assumed purchase price of the Class

                                     S-107

30-PO Certificates indicated above and (ii) converting such monthly rates to corporate bond equivalent rates. This calculation does not take into account variations that may occur in the interest rates at which you may be able to reinvest funds received as payments of principal of the Class 30-PO Certificates and consequently does not purport to reflect the return on any investment in the
Class 30-PO Certificates when such reinvestment rates are considered.

YIELD ON THE CLASS 1-A-R AND CLASS 1-A-LR CERTIFICATES

     The after-tax rate of return to the holder of a Class 1-A-R or Class 1-A-LR
Certificate will reflect its pre-tax rate of return, reduced by the taxes required to be paid with respect to such Certificate. If you hold a Class 1-A-R or Class 1-A-LR Certificate, you may have tax liabilities during the early years of the applicable REMIC's term that substantially exceed any distributions payable thereon during any such period. In addition, the present value of the tax liabilities with respect to your Class 1-A-R or Class 1-A-LR Certificate may substantially exceed the present value of expected distributions on your Class
1-A-R or Class 1-A-LR Certificate and of any tax benefits that may arise with respect to it. Accordingly, the after-tax rate of return on a Class 1-A-R or
Class 1-A-LR Certificate may be negative or may be otherwise significantly adversely affected. The timing and amount of taxable income attributable to a
Class 1-A-R or Class 1-A-LR Certificate will depend on, among other things, the timing and amounts of prepayments and losses experienced with respect to the
Mortgage Loans.

     If you own a Class 1-A-R or Class 1-A-LR Certificate, you should consult your tax advisors regarding the effect of taxes and the receipt of any payments made in connection with the purchase of the Class 1-A-R or Class 1-A-LR
Certificate on your after-tax rate of return. See "Federal Income Tax
Consequences" in this Prospectus Supplement and in the Prospectus.

YIELD ON THE SUBORDINATE CERTIFICATES

     The weighted average life of, and the yield to maturity on, the Subordinate
Certificates in increasing order of their numerical class designation, will be progressively more sensitive to the rate and timing of mortgagor defaults and the severity of ensuing losses on the Mortgage Loans. If the actual rate and severity of losses on the Mortgage Loans is higher than those you assumed, the actual yield to maturity of your Subordinate Certificate may be lower than the yield you expected. The timing of losses on Mortgage Loans will also affect your actual yield to maturity, even if the rate of defaults and severity of losses over the life of the Trust are consistent with your expectations. In general, the earlier a loss occurs, the greater the effect on an investor's yield to maturity. The Non-PO Percentage of Realized Losses on the Mortgage Loans will be allocated to reduce the balance of the applicable class of Subordinate
Certificates (as described in this Prospectus Supplement under "Description of the Certificates -- Allocation of Losses to the Group 1 Certificates"), without the receipt of cash equal to the reduction. In addition, shortfalls in cash available for distributions on the Subordinate Certificates will result in a reduction in the balance of the class of Subordinate Certificates then outstanding with the highest numerical class designation if and to the extent that the aggregate balance of Certificates, following all distributions and the allocation of Realized Losses on a Distribution Date, exceeds the sum of the
Adjusted Pool Amount (Non-PO Portion). As a result of such reductions, less interest will accrue on that class of Subordinate Certificates than otherwise would be the case. The yield to maturity of the Subordinate Certificates will also be affected by the disproportionate allocation of principal prepayments to the Group 1 Senior Certificates and Component (other than the Class 30-PO
Certificates), Net Interest Shortfalls, other cash shortfalls in the Group 1
Pool Distribution Amount, distribution of funds to holders of the Class 30-PO
Certificates otherwise available for distribution on the Subordinate
Certificates to the extent of reimbursement for Class PO Deferred Amounts and, in the case of the Subordinate Certificates. See "Description of the
Certificates -- Allocation of Losses to the Group 1 Certificates" in this
Prospectus Supplement.

     If on any Distribution Date, the Fractional Interest for any class of
Subordinate Certificates is less than its original Fractional Interest, principal distributions on the Subordinate Certificates will be allocated solely to that class and all other classes of Subordinate Certificates with lower numerical class designations, thereby accelerating the amortization thereof relative to that of the classes junior to that class and reducing the weighted average lives of the classes of Subordinate Certificates receiving such distributions. Accelerating the amortization of the classes of Subordinate
Certificates with lower numerical class designations relative to the other classes of Subordinate Certificates is intended to preserve the availability of the subordination provided by those other classes.

                                     S-108

YIELD CONSIDERATIONS WITH RESPECT TO THE CLASS B-2 AND CLASS B-3 CERTIFICATES

     Defaults on mortgage loans may be measured relative to a default standard or model. The model used in this Prospectus Supplement, the standard default assumption ("SDA"), represents an assumed rate of default each month relative to the outstanding performing principal balance of a pool of new mortgage loans. A default assumption of 100% SDA assumes constant default rates of 0.02% per annum of the outstanding principal balance of such mortgage loans in the first month of the life of the mortgage loans and an additional 0.02% per annum in each month thereafter until the 30th month. Beginning in the 30th month and in each month thereafter through the 60th month of the life of the mortgage loans, 100%
SDA assumes a constant default rate of 0.60% per annum each month. Beginning in the 61st month and in each month thereafter through the 120th month of the life of the mortgage loans, 100% SDA assumes that the constant default rate declines each month by 0.0095% per annum, and that the constant default rate remains at
0.03% per annum in each month after the 120th month. For the following tables, it is assumed that there is no delay between the default and liquidation of the mortgage loans. As used in the following tables, "0% SDA" assumes no defaults.
SDA is not a historical description of default experience or a prediction of the rate of default of any pool of mortgage loans.

     The following tables indicate the sensitivity of the pre-tax yield to maturity on the Class B-2 and Class B-3 Certificates to various rates of prepayment and varying levels of Realized Losses. The tables set forth below are based upon, among other things, the Modeling Assumptions (other than the assumption that no defaults shall have occurred with respect to the Mortgage
Loans) and the additional assumption that liquidations (other than those scenarios indicated as 0% of SDA (no defaults)) occur monthly on the last day of the preceding month (other than on a due date) at the percentages of SDA set forth in the table.

     In addition, it was assumed that (i) Realized Losses on liquidations of 25%
or 50% of the outstanding principal balance of the Liquidated Mortgage Loans in the Group 1 Mortgage Pool, as indicated in the tables below (referred to as a
"LOSS SEVERITY Percentage"), will occur at the time of liquidation and (ii) the
Class B-2 and Class B-3 Certificates are purchased on the Closing Date at assumed purchase prices equal to 100.00% and 96.50%, in each case, of their balance plus accrued interest from May 1, 2005 to (but not including) the
Closing Date.

     It is highly unlikely that the Mortgage Loans will have the precise characteristics referred to in this Prospectus Supplement or that they will prepay or liquidate at any of the rates specified or that the Realized Losses will be incurred according to one particular pattern. The assumed percentages of
SDA and PSA and the Loss Severity Percentages shown below are for illustrative purposes only. Those assumptions may not be correct and the actual rates of prepayment and liquidation and loss severity experience of the Mortgage Loans may not correspond to any of the assumptions made in this Prospectus Supplement.
For these reasons, and because the timing of cash flows is critical to determining yield, the pre-tax yields to maturity on the Class B-2 and Class B-3
Certificates are likely to differ from the pre-tax yields to maturity shown below.

     The pre-tax yields to maturity set forth below were calculated by determining the monthly discount rates which, when applied to the assumed streams of cash flows to be paid on the Class B-2 and Class B-3 Certificates, would cause the discounted present value of those assumed streams of cash flows to equal the aggregate assumed purchase prices of the Class B-2 and Class B-3
Certificates set forth above plus, in each case, accrued interest from May 1,
2005 to (but not including) the Closing Date. In all cases, monthly rates were then converted to the corporate bond equivalent rates shown below. Implicit in the use of any discounted present value or internal rate of return calculations such as these is the assumption that intermediate cash flows are reinvested at the discount rates at which investors may be able to reinvest funds received by them as distributions on the Class B-2 and Class B-3 Certificates. Consequently,
these yields do not purport to reflect the total return on any investment in the
Class B-2 and Class B-3 Certificates when reinvestment rates are considered.

                                     S-109

           SENSITIVITY OF PRE-TAX YIELDS TO MATURITY OF THE CLASS B-2
                 CERTIFICATES TO PREPAYMENTS AND REALIZED LOSSES



                                    LOSS                PERCENTAGE OF PSA
PERCENTAGE                        SEVERITY    -------------------------------------
OF SDA                           PERCENTAGE     0%      100%     300%   500%   800%
------------------------------   ----------   ------   ------   -----   ----   ----

0%............................        0%        5.53%    5.52%   5.51%  5.51%  5.50%
50%...........................       25%        5.53     5.52    5.51   5.51   5.50
50%...........................       50%        5.54     5.53    5.51   5.51   5.50
75%...........................       25%        5.54     5.52    5.51   5.51   5.50
75%...........................       50%        0.26     4.19    5.51   5.51   5.50
100%..........................       25%        5.54     5.53    5.51   5.51   5.50
100%..........................       50%      (30.39)   (3.03)   5.08   5.51   5.50
150%..........................       25%        0.68     4.32    5.51   5.51   5.50
150%..........................       50%      (51.56)  (46.13)  (6.89)  3.65   5.50


           SENSITIVITY OF PRE-TAX YIELDS TO MATURITY OF THE CLASS B-3
                 CERTIFICATES TO PREPAYMENTS AND REALIZED LOSSES



                                    LOSS                  PERCENTAGE OF PSA
PERCENTAGE                        SEVERITY    ----------------------------------------
OF SDA                           PERCENTAGE     0%      100%     300%     500%    800%
------------------------------   ----------   ------   ------   ------   ------   ----

0%............................        0%        5.85%    5.91%    5.99%    6.05%  6.12%
50%...........................       25%        5.81     5.92     5.99     6.05   6.12
50%...........................       50%       (2.14)    4.70     6.00     6.05   6.12
75%...........................       25%        5.60     5.86     6.00     6.05   6.12
75%...........................       50%      (37.55)  (30.29)    3.73     6.05   6.12
100%..........................       25%       (1.40)    4.81     6.00     6.05   6.12
100%..........................       50%      (52.22)  (47.09)  (30.19)    4.80   6.11
150%..........................       25%      (37.19)  (29.75)    3.94     6.05   6.12
150%..........................       50%      (74.71)  (71.17)  (61.90)  (46.22)  5.81


     The following table sets forth the amount of Realized Losses that would be incurred with respect to the Mortgage Loans expressed as a percentage of the aggregate outstanding principal balance of the Mortgage Loans as of the Cut-off
Date.

                   AGGREGATE REALIZED LOSSES ON MORTGAGE LOANS



                                    LOSS                  PERCENTAGE OF PSA
PERCENTAGE                        SEVERITY    ----------------------------------------
OF SDA                           PERCENTAGE     0%      100%     300%     500%    800%
------------------------------   ----------   ------   ------   ------   ------   ----

50%...........................       25%       0.49%    0.38%    0.26%    0.18%   0.12%
50%...........................       50%       0.97     0.77     0.52     0.37    0.24
75%...........................       25%       0.73     0.57     0.39     0.28    0.18
75%...........................       50%       1.45     1.15     0.78     0.55    0.36
100%..........................       25%       0.96     0.76     0.52     0.37    0.24
100%..........................       50%       1.93     1.53     1.03     0.73    0.47
150%..........................       25%       1.43     1.14     0.77     0.55    0.35
150%..........................       50%       2.86     2.27     1.54     1.10    0.71


     You should make your investment decisions based on your determinations of anticipated rates of prepayment and Realized Losses under a variety of scenarios. If you are purchasing Class B-2 and Class B-3 Certificates you should fully consider the risk that Realized Losses on the Mortgage Loans could result in the failure to fully recover your investments.

                                     S-110

                                 USE OF PROCEEDS

     The Depositor will apply the net proceeds of the sale of the Offered
Certificates against the purchase price of the Mortgage Loans.

                         FEDERAL INCOME TAX CONSEQUENCES

     Elections will be made to treat the Trust as two separate "real estate mortgage investment conduits" (the "UPPER-TIER REMIC" and the "LOWER-TIER REMIC"
and each, a "REMIC") for federal income tax purposes under the Internal Revenue
Code of 1986, as amended (the "CODE").

     o    The Certificates (other than the A-1/2, Class 1-A-R and Class 1-A-LR
          Certificates) and each Component will be designated as "regular interests" in the REMIC. All the Certificates (other than the Class
          1-A-R and Class 1-A-LR Certificates) are "REGULAR CERTIFICATES" for
          purposes of the following discussion.

     o    The Class 1-A-R and Class 1-A-LR Certificates will be designated as the sole class of "residual interests" in the Upper-Tier REMIC and the
          Lower-Tier REMIC, respectively.

     The foregoing treatment assumes that all of the requirements of the
Underlying Pooling Agreements have been observed and that all REMIC elections made in the Underlying Pooling Agreements remain in effect. See "Federal Income
Tax Consequences -- Federal Income Tax Consequences for REMIC Certificates" in
the Prospectus.

REGULAR CERTIFICATES

     The Regular Certificates generally will be treated as debt instruments issued by the Upper-Tier REMIC for federal income tax purposes. Income on the
Regular Certificates must be reported under an accrual method of accounting.

     Although not free from doubt, the Class A-1/2 Certificates should each be treated as a single debt instrument having the cash flows equal to the cash flows of the related Components. The Class 1-A-11, Class 1-A-12, Class 30-IO,
Class 30-PO and Class 2-A-8 Certificates will, and the other classes of Offered
Certificates may, depending on their respective issue prices, be treated for federal income tax purposes as having been issued with original issue discount.
See "Federal Income Tax Consequences -- Federal Income Tax Consequences for
REMIC Certificates -- Taxation of Regular Certificates -- Original Issue
Discount" in the Prospectus. Certain classes of the Regular Certificates may be treated for federal income tax purposes as having been issued at a premium.
Whether any holder of such a class of Certificates will be treated as holding a
Certificate with amortizable bond premium will depend on such certificateholder's purchase price and the distributions remaining to be made on such Certificate at the time of its acquisition by such certificateholder.
Holders of such classes of Certificates should consult their own tax advisors regarding the possibility of making an election to amortize such premium. See
"Federal Income Tax Consequences -- Federal Income Tax Consequences for REMIC
Certificates -- Taxation of Regular Certificates -- Premium" in the Prospectus.
For purposes of determining the amount and the rate of accrual of original issue discount and market discount, the Depositor intends to assume that there will be prepayments on the Mortgage Loans and Underlying Mortgage Loans at a rate equal to 300% PSA. No representation is made as to the actual rate at which the
Mortgage Loans or the Underlying Mortgage Loans will be prepaid.

     Each Regular Certificate, or each Component comprising such Certificate, will be treated as a regular interest in a REMIC under Section 860G of the Code.
Accordingly, to the extent described in the Prospectus:

     o    the Regular Certificates will be treated as assets described in
          Section 7701(a)(19)(C) of the Code;

     o    the Regular Certificates will be treated as "real estate assets"
          within the meaning of Section 856(c)(4)(A) of the Code; and

     o    interest on the Regular Certificates will be treated as interest on obligations secured by mortgages on real property within the meaning of Section 856(c)(3)(B) of the Code.

                                     S-111

     See "Federal Income Tax Consequences -- Federal Income Tax Consequences for
REMIC Certificates -- Status of REMIC Certificates" in the Prospectus.

RESIDUAL CERTIFICATES

     If you hold the Class 1-A-R or Class 1-A-LR Certificate, you must include the taxable income of the Upper-Tier REMIC or Lower-Tier REMIC, respectively, in determining your federal taxable income. Your resulting tax liability may exceed cash distributions to you during certain periods. In addition, all or a portion of the taxable income you recognize from the Class 1-A-R or Class 1-A-LR
Certificate may be treated as "excess inclusion" income, which, among other consequences, will result in your inability to use net operating losses to offset such income from the Upper-Tier REMIC or Lower-Tier REMIC, respectively.

     You should consider carefully the tax consequences of any investment in the
Class 1-A-R or Class 1-A-LR Certificate discussed in the Prospectus and should consult your tax advisors with respect to those consequences. See "Federal
Income Tax Consequences" in the Prospectus. Specifically, you should consult your tax advisors regarding whether, at the time of acquisition, the Class 1-A-R or Class 1-A-LR Certificate will be treated as a "noneconomic" residual interest and "tax avoidance potential" residual interest. See "Federal Income Tax
Consequences -- Federal Income Tax Consequences for REMIC Certificates --
Taxation of Residual Certificates -- Tax-Related Restrictions on Transfer of
Residual Certificates -- Noneconomic Residual Interests," "-- Foreign Investors"
and "-- Mark to Market Regulations" in the Prospectus. Additionally, for
information regarding Prohibited Transactions, see "Federal Income Tax
Consequences -- Federal Income Tax Consequences for REMIC Certificates -- Taxes
That May Be Imposed on the REMIC Pool -- Prohibited Transactions" in the
Prospectus.

BACKUP WITHHOLDING AND REPORTING REQUIREMENTS

     Certain holders or other beneficial owners of Offered Certificates may be subject to backup withholding with respect to interest paid on the Offered
Certificates if those holders or beneficial owners, upon issuance, fail to supply the Securities Administrator or their broker with their taxpayer identification number, furnish an incorrect taxpayer identification number, fail to report interest, dividends or other "reportable payments" (as defined in the
Code) properly, or, under certain circumstances, fail to provide the Securities
Administrator or their broker with a certified statement, under penalty of perjury, that they are not subject to backup withholding. See "Federal Income
Tax Consequences -- Federal Income Tax Consequences for REMIC Certificates --
Backup Withholding" in the Prospectus.

     The Securities Administrator, on behalf of the Trustee, will be required to report annually to the Internal Revenue Service (the "IRS"), and to each certificateholder of record, the amount of interest paid (and original issue discount accrued, if any) on the Regular Certificates and the amount of interest withheld for federal income taxes, if any, for each calendar year, except as to exempt holders (generally, holders that are corporations, certain tax-exempt organizations or nonresident aliens who provide certification as to their status as nonresidents). As long as the only "certificateholder" of record of the
Offered Certificates (other than the Class 1-A-R and Class 1-A-LR Certificates)
is Cede & Co., as nominee for DTC, beneficial owners of the Offered Certificates and the IRS will receive tax and other information including the amount of interest paid on such Certificates from DTC Participants rather than from the
Securities Administrator. (The Securities Administrator, however, will respond to requests for necessary information to enable Participants and certain other persons to complete their reports.) See "Federal Income Tax Consequences --
Federal Income Tax Consequences for REMIC Certificates -- Reporting
Requirements" in the Prospectus.

     All investors should consult their tax advisors regarding the federal, state, local or foreign income tax consequences of the purchase, ownership and disposition of the Offered Certificates.

                                   STATE TAXES

     The Depositor makes no representations regarding the tax consequences of purchase, ownership or disposition of the Offered Certificates under the tax laws of any state. Investors considering an investment in the Offered
Certificates should consult their tax advisors regarding such tax consequences.

                                     S-112

                              ERISA CONSIDERATIONS

     A fiduciary or other person acting on behalf of any Plan should carefully review with its legal advisors whether the purchase or holding of an Offered
Certificate could give rise to a transaction prohibited or not otherwise permissible under ERISA, the Code or Similar Law. See "Benefit Plan
Considerations" in the Prospectus.

     The U.S. Department of Labor has extended Banc of America Securities LLC
("BANC OF AMERICA SECURITIES") an administrative exemption (the "EXEMPTION")
from certain of the prohibited transaction rules of ERISA and the related excise tax provisions of Section 4975 of the Code with respect to the initial purchase, the holding and the subsequent resale by certain Plans of certificates in pass-through trusts that consist of certain receivables, loans and other obligations that meet the conditions and requirements of the Exemption.

     For a general description of the Exemption and the conditions that must be satisfied for the Exemption to apply, see "Benefit Plan Considerations--ERISA
Administrative Exemptions--Individual Administrative Exemptions" in the
Prospectus.

     It is expected that the Exemption will cover the acquisition and holding of the Offered Certificates (other than the Class 1-A-R and Class 1-A-LR
Certificates) by Plans to which it applies to the extent that all conditions of the Exemption other than those within the control of the investors are met.

     Prospective Plan investors should consult with their legal advisors concerning the impact of ERISA, the Code and Similar Law, the applicability of
PTE 83-1 described under "Benefit Plan Considerations" in the Prospectus and the
Exemptions, and the potential consequences in their specific circumstances, prior to making an investment in the Offered Certificates. Moreover, each Plan fiduciary should determine whether under the governing plan instruments and the applicable fiduciary standards of investment prudence and diversification, an investment in the Offered Certificates is appropriate for the Plan, taking into account the overall investment policy of the Plan and the composition of the
Plan's investment portfolio.

     The Class 1-A-R and Class 1-A-LR Certificates may not be purchased by or transferred to a Plan or a person acting on behalf of or investing assets of a
Plan. See "Description of the Certificates--Restrictions on Transfer of the
1-A-R and Class 1-A-LR Certificates" in this Prospectus Supplement.

                             METHOD OF DISTRIBUTION

     Subject to the terms and conditions set forth in the Underwriting Agreement
(the "UNDERWRITING AGREEMENT") between the Depositor and Banc of America
Securities (the "UNDERWRITER"), the Depositor has agreed to sell to the
Underwriter, and the Underwriter has agreed to purchase from the Depositor, all of the Offered Certificates. Proceeds to the Depositor from the sale of the
Offered Certificates are expected to be approximately 100.048% of the initial balance of the Offered Certificates, plus accrued interest, if applicable, before deducting expenses estimated at approximately $805,888 payable by the
Depositor.

     Distribution of the Offered Certificates and the Mortgage Certificates
underlying the Group 2 Certificates and Component will be made by the
Underwriter from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale. The Mortgage Certificates are not offered hereby separately from the Group 2 Certificates and Component. For purposes of the Securities Act of 1933, as amended, the Trust, the Depositor, the Seller and the Underwriter may each be considered an underwriter of the
Mortgage Certificates. In connection with the purchase and sale of the Offered
Certificates, the Underwriter may be deemed to have received compensation from the Depositor in the form of underwriting discounts.

     The Depositor has been advised by the Underwriter that it intends to make a market in the Offered Certificates but has no obligation to do so. There can be no assurance that a secondary market for the Offered Certificates will develop or, if it does develop, that it will continue.

     The Depositor has agreed to indemnify the Underwriter against, or make contributions to the Underwriter with respect to, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

                                     S-113

     The Underwriter is an affiliate of the Depositor, the Underlying Depositor, the Seller and one of the Servicers, and is a registered broker/dealer. Any obligations of the Underwriter are the sole responsibility of the Underwriter and do not create any obligation or guarantee on the part of any affiliate of the Underwriter.

                                  LEGAL MATTERS

     The validity of and certain federal income tax matters with respect to the
Offered Certificates will be passed upon for the Depositor and the Underwriter by Cadwalader, Wickersham & Taft LLP, New York, New York.

                               CERTIFICATE RATINGS

     At their issuance, each class of Offered Certificates is required to receive from Fitch Ratings ("FITCH"), Moody's Investors Service, Inc.
("MOODY'S") and Standard & Poor's, a division of The McGraw-Hill Companies, Inc.
("S&P"), at least the rating set forth in the table beginning on page S-5 of this Prospectus Supplement.

     Ratings on mortgage pass-through certificates address the likelihood of receipt by Certificateholders of payments required under the Pooling Agreement.

     With respect to the Group 1 Certificates, Fitch's, Moody's and S&P's
ratings take into consideration the credit quality of the Group 1 Mortgage Pool, including any credit support, structural and legal aspects associated with the
Offered Certificates, and the extent to which the payment stream of the Group 1
Mortgage Pool is adequate to make payments required under the Offered
Certificates.

     With respect to the Group 2 Certificates, Fitch's ratings are based on its ratings of the Mortgage Certificates.

     Fitch's, Moody's and S&P's ratings on the Offered Certificates do not constitute a statement regarding frequency of prepayments on the Mortgage Loans or the Underlying Mortgage Loans.

     Fitch's, Moody's and S&P's ratings do not address the possibility that, because the Interest Only Certificates are extremely sensitive to principal prepayments, a holder of an Interest Only Certificate may not fully recover its initial investment. Fitch's, Moody's and S&P's ratings on the Principal Only
Certificates only address the return of the principal balance of such
Certificates and do not address the possibility that a slower than anticipated rate of prepayments may adversely affect the yield to investors. Fitch's and
S&P's ratings on the Residual Certificates do not address the likelihood of a return to investors other than to the extent of the principal balance and interest at the pass-through rate thereon.

     The Depositor has not requested a rating of any class of Offered
Certificates by any rating agency other than Fitch, Moody's and S&P. However, there can be no assurance as to whether any other rating agency will rate the
Offered Certificates or, if it does, what rating would be assigned by such other rating agency. The rating assigned by any such other rating agency to a class of
Offered Certificates may be lower than the ratings assigned by Fitch, Moody's and S&P.

     The rating of the Offered Certificates should be evaluated independently from similar ratings on other types of securities. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating agency.

                                     S-114

             INDEX OF SIGNIFICANT PROSPECTUS SUPPLEMENT DEFINITIONS

Accelerated Processing Programs.............................................S-33
Advance.....................................................................S-51
Banc of America Securities.................................................S-113
Bank of America.............................................................S-10
Bank of America Servicing Agreement.........................................S-40
Bankruptcy Losses...........................................................S-74
BBA.........................................................................S-58
Beneficial Owner............................................................S-54
BOAMS 2004-11 Certificates..................................................S-44
BOAMS 2004-11 Mortgage Loans................................................S-44
BOAMS 2005-1 Certificates...................................................S-44
BOAMS 2005-1 Mortgage Loans.................................................S-44
BOAMS 2005-2 Certificates...................................................S-44
BOAMS 2005-2 Mortgage Loans.................................................S-44
Book-Entry Certificates.....................................................S-53
Certificate Account.........................................................S-49
Certificate Owners..........................................................S-54
Certificateholder...........................................................S-54
Certificates.................................................................S-7
CHF.........................................................................S-42
Class 1-A-11 Notional Amount................................................S-61
Class 1-A-12 Notional Amount................................................S-61
Class 2-A-1 PAC Principal Amount............................................S-77
Class 2-A-8 Notional Amount.................................................S-75
Class 30-IO Notional Amount.................................................S-61
class balance...............................................................S-61
Class PO Deferred Amount....................................................S-73
Class PO Principal Distribution Amount......................................S-68
Clearstream.................................................................S-55
Clearstream Participants....................................................S-55
Closing Date.................................................................S-7
CMMC........................................................................S-42
Code.......................................................................S-111
Compensating Interest.......................................................S-50
component balance...........................................................S-61
Corporate Trust Office......................................................S-52
Credit Scores...............................................................S-32
Cut-off Date.................................................................S-7
Debt Service Reduction......................................................S-74
Deceased Holder.............................................................S-72
Decrement Tables............................................................S-85
Deficient Valuation.........................................................S-74
Definitive Certificates.....................................................S-53
Deleted Mortgage Loan.......................................................S-47
Discount Mortgage Loan......................................................S-62
Discount Mortgage Loans.....................................................S-18
Distribution Date...........................................................S-57
DTC.........................................................................S-54
Eligible Substitute Mortgage Loan...........................................S-47
ERISA.......................................................................S-21
Euroclear...................................................................S-56
Euroclear Operator..........................................................S-56

                                     S-115

Euroclear Participants......................................................S-56
European Depositaries.......................................................S-54
Exemption..................................................................S-113
Final Scheduled Maturity Date...............................................S-53
Financial Intermediary......................................................S-54
Fitch......................................................................S-114
Foreclosure Profits.........................................................S-50
Fractional Interest.........................................................S-69
Global Securities............................................................A-1
Group.......................................................................S-10
Group 1.....................................................................S-10
Group 1 Adjusted Pool Amount................................................S-74
Group 1 Adjusted Pool Amount (Non-PO Portion)...............................S-74
Group 1 Adjusted Pool Amount (PO Portion)...................................S-74
Group 1 Administrative Fee Rate.............................................S-49
Group 1 Administrative Fees.................................................S-49
Group 1 Assets..............................................................S-10
Group 1 Interest Distribution Amount........................................S-60
Group 1 PAC Certificates....................................................S-67
Group 1 PAC Principal Amount................................................S-67
Group 1 Pool Distribution Amount............................................S-59
Group 1 Scheduled Certificates..............................................S-67
Group 1 Scheduled Principal Amount..........................................S-67
Group 1 Senior Prepayment Percentage........................................S-66
Group 1 Senior Principal Distribution Amount................................S-65
Group 2.....................................................................S-10
Group 2 Aggregate Schedule Certificates.....................................S-77
Group 2 Aggregate Schedule Principal Amount.................................S-77
Group 2 Assets..............................................................S-10
Group 2 Distribution Amount.................................................S-75
Group 2 Interest Accrual Amount.............................................S-75
Group 2 Interest Distribution Amount........................................S-75
Group 2 Interest Reduction..................................................S-75
Group 2 Principal Distribution Amount.......................................S-75
Group 2 Unpaid Interest Amount..............................................S-75
Indirect Participants.......................................................S-54
Interest Accrual Period.....................................................S-58
Interest Only Mortgage Loans................................................S-32
Interest Settlement Rate....................................................S-58
IRA.........................................................................S-21
IRS........................................................................S-112
JPMorgan....................................................................S-10
JPMorgan Servicing Agreement................................................S-40
LIBOR Based Interest Accrual Period.........................................S-58
LIBOR Determination Date....................................................S-58
Liquidated Mortgage Loan....................................................S-74
Liquidation Proceeds........................................................S-59
Loan Reimbursement Amount...................................................S-59
Loan-to-Value Ratio.........................................................S-32
Loss Severity Percentage...................................................S-109
Lower-Tier REMIC...........................................................S-111
Master Servicer.............................................................S-40
Master Servicer Custodial Account...........................................S-48
MERS........................................................................S-46
Modeling Assumptions........................................................S-85
Moody's....................................................................S-114

                                      S-116

Mortgage Certificate........................................................S-44
Mortgage File...............................................................S-46
Mortgage Loan Purchase Agreement............................................S-31
Mortgage Loans..............................................................S-31
Mortgage Pool...............................................................S-31
National City Mortgage......................................................S-10
National City Servicing Agreement...........................................S-40
Net Interest Shortfall......................................................S-60
Net Mortgage Interest Rate..................................................S-62
Non-PO Percentage...........................................................S-62
Non-PO Principal Amount.....................................................S-62
Nonqualified Intermediary....................................................A-4
Non-Supported Interest Shortfall............................................S-60
Non-U.S. Holder..............................................................A-3
Original Subordinate Principal Balance......................................S-66
Originators.................................................................S-10
PAC 1 Group.................................................................S-67
Participants................................................................S-54
Payaheads...................................................................S-59
Percentage Interest.........................................................S-53
Plan........................................................................S-21
PO Percentage...............................................................S-62
PO Principal Amount.........................................................S-68
Pool Distribution Amount Allocation.........................................S-59
Pool Principal Balance (Non-PO Portion).....................................S-65
Pooling Agreement............................................................S-7
Premium Mortgage Loan.......................................................S-62
Premium Mortgage Loans......................................................S-18
Prepayment Period...........................................................S-50
prepayments.................................................................S-86
Principal Balance...........................................................S-65
Priority Amount.............................................................S-68
Priority Percentage.........................................................S-68
Product Guides..............................................................S-33
PSA.........................................................................S-86
Purchase Price..............................................................S-47
Qualified Intermediary.......................................................A-3
Realized Loss...............................................................S-74
Record Date.................................................................S-57
Recovery....................................................................S-74
Regular Certificates.......................................................S-111
Regular Interest Accrual Period.............................................S-57
Relevant Depositary.........................................................S-54
Relief Act Reduction........................................................S-60
REMIC......................................................................S-111
REMIC Regulations...........................................................S-79
Remittance Date.............................................................S-48
REO Property................................................................S-51
RFC.........................................................................S-10
RFC Servicing Agreement.....................................................S-40
Rules.......................................................................S-54
S&P........................................................................S-114
Scheduled Group.............................................................S-67
Scheduled Principal Payments................................................S-62
SDA........................................................................S-109
Securities Administrator....................................................S-52

                                      S-117

Securities Administrator Fee................................................S-49
Senior Credit Support Depletion Date........................................S-65
Senior Percentage...........................................................S-66
Servicer....................................................................S-40
Servicer Custodial Account..................................................S-48
Servicers...................................................................S-40
Servicing Agreements........................................................S-40
Servicing Fee...............................................................S-49
Shift Percentage............................................................S-68
Similar Law.................................................................S-21
SMMEA.......................................................................S-21
Special Retail Certificates.................................................S-70
Stated Principal Balance....................................................S-65
Subordinate Percentage......................................................S-66
Subordinate Prepayment Percentage...........................................S-66
Subordinate Principal Distribution Amount...................................S-69
Substitution Adjustment Amount..............................................S-47
SunTrust Mortgage...........................................................S-10
SunTrust Servicing Agreement................................................S-40
Telerate page 3750..........................................................S-58
Terms and Conditions........................................................S-56
Trust........................................................................S-7
Trustee.....................................................................S-52
U.S. Person.................................................................S-80
U.S. Withholding Agent.......................................................A-3
Underlying Depositor........................................................S-44
Underlying Distribution Date Statements.....................................S-44
Underlying Mortgage Loans...................................................S-44
Underlying Mortgage Pool....................................................S-12
Underlying Pooling Agreements...............................................S-44
Underlying Prospectus.......................................................S-44
Underlying Prospectus Supplement............................................S-44
Underlying Realized Losses..................................................S-78
Underlying Trust............................................................S-44
Underwriter................................................................S-113
Underwriting Agreement.....................................................S-113
Unscheduled Principal Payments..............................................S-62
Upper-Tier REMIC...........................................................S-111
Value I.T...................................................................S-38
WAMU........................................................................S-10
WAMU Servicing Agreement....................................................S-40
Wells Fargo Bank............................................................S-10
Wells Fargo Servicing Agreement.............................................S-40

                                     S-118

                                   APPENDIX A

          GLOBAL CLEARANCE, SETTLEMENT AND TAX DOCUMENTATION PROCEDURES

     Except in certain limited circumstances, the Offered Certificates (other than the Class 1-A-R and Class 1-A-LR Certificates) will be offered globally
(the "GLOBAL SECURITIES") and will be available only in book-entry form.
Investors in the Global Securities may hold such Global Securities through any of DTC, Clearstream or Euroclear. The Global Securities will be tradable as home market instruments in both the European and U.S. domestic markets. Initial settlement and all secondary trades will settle in same-day funds.

     Secondary market trading between investors holding Global Securities through Clearstream and Euroclear will be conducted in the ordinary way in accordance with their normal rules and operating procedures and in accordance with conventional eurobond practice (i.e., seven calendar day settlement).

     Secondary market trading between investors holding Global Securities through DTC will be conducted according to the rules and procedures applicable to U.S. corporate debt obligations.

     Secondary cross-market trading between Clearstream or Euroclear and DTC
Participants holding Certificates will be effected on a delivery-against-payment basis through the respective Depositaries of Clearstream and Euroclear (in such capacity) and as DTC Participants.

     Non-U.S. holders (as described below) of Global Securities will be subject to U.S. withholding taxes unless such holders meet certain requirements and deliver appropriate U.S. tax documents to the securities clearing organizations or their participants.

INITIAL SETTLEMENT

     All Global Securities will be held in book-entry form by DTC in the name of
Cede & Co., as nominee of DTC. Investors' interests in the Global Securities will be represented through financial institutions acting on their behalf as direct and indirect Participants in DTC. As a result, Clearstream and Euroclear will hold positions on behalf of their participants through their respective
Depositaries, which in turn will hold such positions in accounts as DTC
Participants.

     Investors electing to hold their Global Securities through DTC will follow the settlement practices applicable to conventional eurobonds, except that there will be no temporary global security and no "lock-up" or restricted period.
Investor securities custody accounts will be credited with their holdings against payment in same-day funds on the settlement date.

     Investors electing to hold their Global Securities through Clearstream or
Euroclear accounts will follow the settlement procedures applicable to conventional eurobonds, except that there will be no temporary global security and no `lock-up' or restricted period. Global Securities will be credited to the securities custody accounts on the settlement date against payment in same-day funds.

SECONDARY MARKET TRADING

     Since the purchaser determines the place of delivery, it is important to establish at the time of the trade where both the purchaser's and seller's accounts are located to ensure that settlement can be made on the desired value date.

     Trading between DTC Participants. Secondary market trading between DTC
Participants will be settled using the procedures applicable to prior mortgage loan asset backed certificates issues in same-day funds.

     Trading between Clearstream and/or Euroclear Participants. Secondary market trading between Clearstream Participants or Euroclear Participants will be settled using the procedures applicable to conventional eurobonds in same-day funds.

                                      A-1

     Trading between DTC seller and Clearstream or Euroclear purchaser. When
Global Securities are to be transferred from the account of a DTC Participant to the account of a Clearstream Participant or a Euroclear Participant, the
purchaser will send instructions to Clearstream or Euroclear through a
Clearstream Participant or Euroclear Participant at least one business day prior to settlement. Clearstream or Euroclear will instruct the respective Depositary, as the case may be, to receive the Global Securities against payment. Payment will include interest accrued on the Global Securities from and including the last coupon payment date to and excluding the settlement date, on the basis of either a 360-day year comprised of 30-day months or the actual number of days in such accrual period and a year assumed to consist of 360 days, as applicable.
For transactions settling on the 31st of the month, payment will include interest accrued to and excluding the first day of the following month. Payment will then be made by the respective Depositary of the DTC Participant's account against delivery of the Global Securities. After settlement has been completed, the Global Securities will be credited to the respective clearing system and by the clearing system, in accordance with its usual procedures, to the Clearstream
Participant's or Euroclear Participant's account. The securities credit will appear the next day (European time) and the cash debt will be back-valued to, and the interest on the Global Securities will accrue from, the value date
(which would be the preceding day when settlement occurred in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the Clearstream or Euroclear cash debt will be valued instead as of the actual settlement date.

     Clearstream Participants and Euroclear Participants will need to make available to the respective clearing systems the funds necessary to process same-day funds settlement. The most direct means of doing so is to preposition funds for settlement, either from cash on hand or existing lines of credit, as they would for any settlement occurring within Clearstream or Euroclear. Under this approach, they may take on credit exposure to Clearstream or Euroclear until the Global Securities are credited to their accounts one day later.

     As an alternative, if Clearstream or Euroclear has extended a line of credit to them, Clearstream Participants or Euroclear Participants can elect not to preposition funds and allow that credit line to be drawn upon the finance settlement. Under this procedure, Clearstream Participants or Euroclear
Participants purchasing Global Securities would incur overdraft charges for one day, assuming they cleared the overdraft when the Global Securities were credited to their accounts. However, interest on the Global Securities would accrue from the value date. Therefore, in many cases the investment income on the Global Securities earned during that one-day period may substantially reduce or offset the amount of such overdraft charges, although this result will depend on each Clearstream Participant's or Euroclear Participant's particular cost of funds.

     Since the settlement is taking place during New York business hours, DTC
Participants can employ their usual procedures for sending Global Securities to the respective European Depositary for the benefit of Clearstream Participants or Euroclear Participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC Participants a cross-market transaction will settle no differently than a trade between two DTC Participants.

     Trading between Clearstream or Euroclear Seller and DTC Purchaser. Due to
time zone differences in their favor, Clearstream Participants and Euroclear
Participants may employ their customary procedures for transactions in which
Global Securities are to be transferred by the respective clearing system, through the respective Depositary, to a DTC Participant. The seller will send instructions to Clearstream or Euroclear through a Clearstream Participant or
Euroclear Participant at least one business day prior to settlement. In these cases Clearstream or Euroclear will instruct the respective Depositary, as appropriate, to deliver the Global Securities to the DTC Participant's account against payment. Payment will include interest accrued on the Global Securities from and including the last coupon payment to and excluding the settlement date on the basis of either a 360-day year comprised of 30-day months or the actual number of days in such accrual period and a year assumed to consist of 360 days, as applicable. For transactions settling on the 31st of the month, payment will include interest accrued to and excluding the first day of the following month.
The payment will then be reflected in the account of the Clearstream Participant or Euroclear Participant the following day, and receipt of the cash proceeds in the Clearstream Participant's or Euroclear Participant's account would be back-valued to the value date (which would be the preceding day, when settlement occurred in New York). Should the Clearstream Participant or Euroclear
Participant have a line of credit with its respective clearing system and elect to be in debt in anticipation of receipt of the sale proceeds in its account, the back-valuation will extinguish any overdraft incurred over that one-day period. If settlement is not completed on the intended value date (i.e., the trade fails), receipt of the cash proceeds in the Clearstream Participant's or
Euroclear Participant's account would instead be valued as of the actual settlement date.

                                      A-2

     Finally, day traders that use Clearstream or Euroclear and that purchase
Global Securities from DTC Participants for delivery to Clearstream Participants or Euroclear Participants should note that these trades would automatically fail on the sale side unless affirmative action were taken. At least three techniques should be readily available to eliminate this potential problem:

          (a) borrowing through Clearstream or Euroclear for one day (until the purchase side of the day trade is reflected in their Clearstream or
     Euroclear accounts) in accordance with the clearing system's customary procedures;

          (b) borrowing the Global Securities in the U.S. from a DTC Participant no later than one day prior to settlement, which would give the Global
     Securities sufficient time to be reflected in their Clearstream or
     Euroclear account in order to settle the sale side of the trade; or

          (c) staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC Participant is at least one day prior to the value date for the sale to the Clearstream
     Participant or Euroclear Participant.

     Certain U.S. Federal Income Tax Documentation Requirements

     A beneficial owner of Global Securities that is not a U.S. Person within the meaning of Section 7701(a)(30) of the Code (a "NON-U.S. HOLDER") holding a
Book-Entry Certificate through Clearstream, Euroclear or DTC may be subject to
U.S. withholding tax unless such holder provides certain documentation to the issuer of such holder's Global Securities, the paying agent or any other entity required to withhold tax (any of the foregoing, a "U.S. WITHHOLDING AGENT")
establishing an exemption from withholding. A Non-U.S. Holder may be subject to withholding unless each U.S. Withholding Agent receives:

     (i) from a Non-U.S. Holder that is classified as a corporation for U.S.
federal income tax purposes or is an individual, and is eligible for the benefits of the portfolio interest exemption or an exemption (or reduced rate)
based on a treaty, a duly completed and executed IRS Form W-8BEN (or any successor form);

     (ii) from a Non-U.S. Holder that is eligible for an exemption on the basis that the holder's income from the Global Securities is effectively connected to its U.S. trade or business, a duly completed and executed IRS Form W-8ECI (or any successor form);

     (iii) from a Non-U.S. Holder that is classified as a partnership for U.S.
federal income tax purposes, a duly completed and executed IRS Form W-8IMY (or any successor form) with all supporting documentation (as specified in the U.S.
Treasury Regulations) required to substantiate exemptions from withholding on behalf of its partners; certain partnerships may enter into agreements with the
IRS providing for different documentation requirements and it is recommended that such partnerships consult their tax advisors with respect to these certification rules;

     (iv) from a Non-U.S. Holder that is an intermediary (i.e., a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of Global Securities):

          (1) if the intermediary is a "qualified intermediary" within the meaning of Section 1.1441-1(e)(5)(ii) of the U.S. Treasury Regulations (a
     "QUALIFIED INTERMEDIARY"), a duly completed and executed IRS Form W-8IMY
     (or any successor or substitute form)--

               (a)  stating the name, permanent residence address and employer identification number of the Qualified Intermediary and the country under the laws of which the Qualified Intermediary is created, incorporated or governed,

               (b)  certifying that the Qualified Intermediary has provided, or will provide, a withholding statement as required under
                    Section 1.1441-1(e)(5)(v) of the U.S. Treasury Regulations,

               (c)  certifying that, with respect to accounts it identifies on its withholding statement, the qualified intermediary is not acting for its own account but is acting as a qualified
                    intermediary, and

                                      A-3

               (d)  providing any other information, certifications, or
                    statements that may be required by the IRS Form W-8IMY or
                    accompanying instructions in addition to, or in lieu of, the information and certifications described in Section
                    1.1441-1(e)(3)(ii) or 1.1441-1(e)(5)(v) of the U.S. Treasury
                    Regulations; or

          (2) if the intermediary is not a qualified intermediary (a
     "NONQUALIFIED INTERMEDIARY"), a duly completed and executed IRS Form W-8IMY
     (or any successor or substitute form)--

               (a)  stating the name and permanent residence address of the
                    Nonqualified Intermediary and the country under the laws of which the Nonqualified Intermediary is created, incorporated or governed,

               (b)  certifying that the Nonqualified Intermediary is not acting for its own account,

               (c)  certifying that the Nonqualified Intermediary has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to
                    substantiate exemptions from withholding on behalf of such
                    Nonqualified Intermediary's beneficial owners, and

               (d)  providing any other information, certifications or
                    statements that may be required by the IRS Form W-8IMY or
                    accompanying instructions in addition to, or in lieu of, the information, certifications, and statements described in
                    Section 1.1441-1(e)(3)(iii) or (iv) of the U.S. Treasury
                    Regulations; or

     (v) from a Non-U.S. Holder that is a trust, depending on whether the trust is classified for U.S. federal income tax purposes as the beneficial owner of
Global Securities, either an IRS Form W-8BEN or W-8IMY; any Non-U.S. Holder that is a trust should consult its tax advisors to determine which of these forms it should provide.

     All Non-U.S. Holders will be required to update the above-listed forms and any supporting documentation in accordance with the requirements under the U.S.
Treasury Regulations. These forms generally remain in effect for a period starting on the date the form is signed and ending on the last day of the third succeeding calendar year, unless a change in circumstances makes any information on the form incorrect. Under certain circumstances, an IRS Form W-8BEN, if furnished with a taxpayer identification number, remains in effect until the status of the beneficial owner changes, or a change in circumstances makes any information on the form incorrect.

     In addition, all holders, including holders that are U.S. Persons, holding
Global Securities through Clearstream, Euroclear or DTC may be subject to backup withholding unless the holder--

               (a)  provides the appropriate IRS Form W-8 (or any successor or substitute form), duly completed and executed, if the holder is a Non-U.S. Holder;

               (b)  provides a duly completed and executed IRS Form W-9, if the
                    Holder is a U.S. Person; or

               (c)  can be treated as a "exempt recipient" within the meaning of
                    Section 1.6049-4(c)(1)(ii) of the U.S. Treasury Regulations
                    (e.g., a corporation or a financial institution such as a
                    bank).

     This summary does not deal with all of the aspects of U.S. federal income tax withholding or backup withholding that may be relevant to investors that are
Non-U.S. Holders. Such holders are advised to consult their own tax advisors for specific tax advice concerning their holding and disposing of Global Securities.

                                      A-4

                                   APPENDIX B

                               MORTGAGE LOAN DATA

     The following tables set forth certain characteristics of the Mortgage
Loans as of the Cut-off Date. The balances and percentages may not be exact due to rounding.



                                                           ALL GROUP 1      GROUP 1 DISCOUNT    GROUP 1 PREMIUM
                                                         MORTGAGE LOANS      MORTGAGE LOANS      MORTGAGE LOANS
                                                       -----------------   -----------------   -----------------

Number of Mortgage Loans............................          448                 221                 227
Aggregate Stated Principal Balance(1)...............      $255,477,040        $126,237,759        $129,239,281
Range of Original Terms to Stated Maturity..........   240 to 360 months   240 to 360 months   300 to 360 months
Range of Stated Principal Balances(1)...............       $59,883 to          $172,000 to         $59,883 to
                                                           $2,497,451          $1,835,582          $2,497,451
Average Stated Principal Balance(1).................        $570,261            $571,212            $569,336
Latest Stated Maturity Date.........................      May 1, 2035         May 1, 2035         May 1, 2035
Range of Mortgage Interest Rates....................    5.250% to 6.875%    5.250% to 5.750%    5.875% to 6.875%
Weighted Average Mortgage Interest Rate(1)..........         5.856%              5.724%              5.985%
Range of Remaining Terms to Stated Maturity.........   239 to 360 months   239 to 360 months   296 to 360 months
Weighted Average Remaining Term to Stated
   Maturity(1)......................................      356 months          357 months          356 months
Range of Original Loan-to-Value Ratios..............    14.10% to 98.24%    14.10% to 89.91%    18.29% to 98.24%
Weighted Average Original Loan-to-Value Ratio(1)             66.41              66.32%              66.51%
Geographic Concentration of Mortgaged Properties
   Securing Mortgage Loans in Excess of 5% of the
   Aggregate Stated Principal Balance(1)
      Arizona.......................................           *                   *                  6.51%
      California....................................         49.69%              63.14%              36.55%
      Florida.......................................           *                   *                  5.56%
      New York......................................          7.45%                *                 13.04%
      New Jersey....................................           *                   *                  5.09%
      Virginia......................................          8.42%               8.03%               8.80%


----------
(1)  Approximate.

*    Less than 5% of the aggregate Stated Principal Balance.

                                      B-1

                      OCCUPANCY OF MORTGAGED PROPERTIES(1)



                                                       AGGREGATE STATED      % OF GROUP 1
OCCUPANCY OF MORTGAGED           NUMBER OF MORTGAGE    PRINCIPAL BALANCE   CUT-OFF DATE POOL
PROPERTIES                              LOANS         AS OF CUT-OFF DATE   PRINCIPAL BALANCE
------------------------------   ------------------   ------------------   -----------------

Primary Residence.............           430            $243,923,742.53          95.48%
Second Home...................            18              11,553,297.40           4.52
                                         ---            ---------------         ------
   Total......................           448            $255,477,039.93         100.00%
                                         ===            ===============         ======


----------
(1)  Based solely on representations of the mortgagor at the time of origination of the related Group 1 Mortgage Loan.

                                 PROPERTY TYPES



                                                       AGGREGATE STATED      % OF GROUP 1
                                 NUMBER OF MORTGAGE    PRINCIPAL BALANCE   CUT-OFF DATE POOL
PROPERTY TYPE                           LOANS         AS OF CUT-OFF DATE   PRINCIPAL BALANCE
------------------------------   ------------------   ------------------   -----------------

Single Family Residence.......           306            $179,110,505.29          70.11%
PUD-Detached..................            62              32,053,630.90          12.55
PUD-Attached..................            32              18,463,588.99           7.23
Condominium...................            32              15,213,067.71           5.95
Cooperative...................             7               6,009,855.86           2.35
3-Family......................             2               1,574,299.66           0.62
Townhouse.....................             3               1,560,000.00           0.61
2-Family......................             2               1,221,512.91           0.48
Manufactured Housing..........             2                 270,578.61           0.11
                                         ---            ---------------         ------
   Total......................           448            $255,477,039.93         100.00%
                                         ===            ===============         ======


                             MORTGAGE LOAN PURPOSES



                                                       AGGREGATE STATED      % OF GROUP 1
                                 NUMBER OF MORTGAGE    PRINCIPAL BALANCE   CUT-OFF DATE POOL
MORTGAGE LOAN PURPOSE                   LOANS         AS OF CUT-OFF DATE   PRINCIPAL BALANCE
------------------------------   ------------------   ------------------   -----------------

Purchase......................           164            $ 98,821,454.34          38.68%
Refinance--Rate/Term..........           166              97,655,637.35          38.22
Refinance--Cashout............           118              58,999,948.24          23.09
                                         ---            ---------------         ------
   Total......................           448            $255,477,039.93         100.00%
                                         ===            ===============         ======


                                      B-2

              GEOGRAPHICAL DISTRIBUTION OF MORTGAGED PROPERTIES(1)



                                                       AGGREGATE STATED      % OF GROUP 1
                                 NUMBER OF MORTGAGE    PRINCIPAL BALANCE   CUT-OFF DATE POOL
GEOGRAPHIC AREA                         LOANS         AS OF CUT-OFF DATE   PRINCIPAL BALANCE
------------------------------   ------------------   ------------------   -----------------

Alabama.......................             1            $    383,757.83           0.15%
Arizona.......................            16              10,386,730.09           4.07
California....................           221             126,947,442.61          49.69
Colorado......................             7               3,208,128.68           1.26
Connecticut...................             6               5,057,208.87           1.98
Delaware......................             1                 475,000.00           0.19
District of Columbia..........             7               3,696,500.00           1.45
Florida.......................            19               9,767,774.05           3.82
Georgia.......................             4               4,029,625.99           1.58
Hawaii........................             1                 634,045.18           0.25
Idaho.........................             1                 281,751.25           0.11
Illinois......................             4               3,121,502.43           1.22
Louisiana.....................             2                 464,939.68           0.18
Maryland......................            17               8,628,530.33           3.38
Massachusetts.................             7               3,449,241.15           1.35
Minnesota.....................             1                 585,750.82           0.23
Mississippi...................             1                 556,703.49           0.22
Missouri......................             3               1,596,996.85           0.63
Nebraska......................             1                 648,792.74           0.25
Nevada........................             4               1,725,111.51           0.68
New Jersey....................            12               8,130,126.08           3.18
New Mexico....................             3                 886,842.66           0.35
New York......................            22              19,027,903.02           7.45
North Carolina................             1                 440,000.00           0.17
Ohio..........................             3               1,376,203.34           0.54
Oklahoma......................             3               1,443,380.35           0.56
Oregon........................             1                 139,200.00           0.05
Pennsylvania..................             7               3,355,732.21           1.31
South Carolina................             3                 701,401.94           0.27
Tennessee.....................             2               1,076,715.66           0.42
Texas.........................            13               6,548,625.94           2.56
Virginia......................            45              21,506,658.36           8.42
Washington....................             9               5,198,716.82           2.03
                                         ---            ---------------         ------
   Total......................           448            $255,477,039.93         100.00%
                                         ===            ===============         ======


----------
(1)  As of the Cut-off Date, no more than approximately 1.19% of the Group 1
     Mortgage Loans are expected to be secured by mortgaged properties located in any one five-digit postal zip code.

                                      B-3

                   CURRENT MORTGAGE LOAN PRINCIPAL BALANCES(1)



                                                          AGGREGATE STATED      % OF GROUP 1
CURRENT MORTGAGE LOAN               NUMBER OF MORTGAGE    PRINCIPAL BALANCE   CUT-OFF DATE POOL
PRINCIPAL BALANCES                         LOANS         AS OF CUT-OFF DATE   PRINCIPAL BALANCE
---------------------------------   ------------------   ------------------   -----------------

$50,000.01 to $100,000.00........             2            $    149,769.35           0.06%
$100,000.01 to $150,000.00.......             8                 941,835.18           0.37
$150,000.01 to $200,000.00.......            14               2,530,346.72           0.99
$200,000.01 to $250,000.00.......             4                 910,146.79           0.36
$250,000.01 to $300,000.00.......             6               1,632,738.29           0.64
$300,000.01 to $350,000.00.......            12               3,944,510.10           1.54
$350,000.01 to $400,000.00.......            48              18,405,082.84           7.20
$400,000.01 to $450,000.00.......            69              29,360,005.59          11.49
$450,000.01 to $500,000.00.......            62              29,736,390.82          11.64
$500,000.01 to $550,000.00.......            50              26,462,895.54          10.36
$550,000.01 to $600,000.00.......            46              26,353,648.19          10.32
$600,000.01 to $650,000.00.......            32              20,078,756.97           7.86
$650,000.01 to $700,000.00.......            12               8,187,041.68           3.20
$700,000.01 to $750,000.00.......            11               8,050,145.07           3.15
$750,000.01 to $800,000.00.......            10               7,875,056.17           3.08
$800,000.01 to $850,000.00.......             4               3,367,208.58           1.32
$850,000.01 to $900,000.00.......             7               6,100,606.65           2.39
$900,000.01 to $950,000.00.......             3               2,785,687.95           1.09
$950,000.01 to $1,000,000.00.....            27              26,776,289.98          10.48
$1,000,000.01 to $1,500,000.00...            12              15,262,814.54           5.97
$1,500,000.01 to $2,000,000.00...             8              14,068,611.80           5.51
$2,00,000.01 to $2,500,000.00....             1               2,497,451.13           0.98
                                            ---            ---------------         ------
   Total.........................           448            $255,477,039.93         100.00%
                                            ===            ===============         ======


----------
(1)  As of the Cut-off Date, the average outstanding principal balance of the
     Group 1 Mortgage Loans is expected to be approximately $570,261.

                        ORIGINAL LOAN-TO-VALUE RATIOS(1)



                                                       AGGREGATE STATED      % OF GROUP 1
                                 NUMBER OF MORTGAGE    PRINCIPAL BALANCE   CUT-OFF DATE POOL
ORIGINAL LOAN-TO-VALUE RATIOS           LOANS         AS OF CUT-OFF DATE   PRINCIPAL BALANCE
------------------------------   ------------------   ------------------   -----------------

10.01% to 15.00%..............             1            $    394,387.80           0.15%
15.01% to 20.00%..............             2               1,534,664.16           0.60
25.01% to 30.00%..............             6               4,339,154.08           1.70
30.01% to 35.00%..............             4               1,808,908.93           0.71
35.01% to 40.00%..............            14               8,195,011.08           3.21
40.01% to 45.00%..............            11               6,993,658.90           2.74
45.01% to 50.00%..............            15               8,681,150.70           3.40
50.01% to 55.00%..............            31              16,779,048.99           6.57
55.01% to 60.00%..............            38              24,068,602.13           9.42
60.01% to 65.00%..............            46              31,284,540.98          12.25
65.01% to 70.00%..............            73              42,733,782.40          16.73
70.01% to 75.00%..............            47              29,191,773.68          11.43
75.01% to 80.00%..............           135              70,514,481.59          27.60
80.01% to 85.00%..............             2                 963,204.21           0.38
85.01% to 90.00%..............            11               5,559,243.77           2.18
90.01% to 95.00%..............            11               1,878,723.04           0.74
95.01% to 100.00%.............             1                 556,703.49           0.22
                                         ---            ---------------         ------
   Total......................           448            $255,477,039.93         100.00%
                                         ===            ===============         ======


----------
(1)  As of the Cut-off Date, the weighted average Loan-to-Value Ratio at origination of the Group 1 Mortgage Loans is expected to be approximately
     66.41%.

                                      B-4

                       CURRENT MORTGAGE INTEREST RATES(1)



                                                          AGGREGATE STATED      % OF GROUP 1 CUT-OFF
CURRENT MORTGAGE                 NUMBER OF MORTGAGE   PRINCIPAL BALANCE AS OF    DATE POOL PRINCIPAL
INTEREST RATES                         LOANS                CUT-OFF DATE               BALANCE
------------------------------   ------------------   -----------------------   --------------------

5.001% to 5.250%..............             1              $    607,599.86                0.24%
5.251% to 5.500%..............             7                 4,547,219.92                1.78
5.501% to 5.750%..............           213               121,082,938.78               47.39
5.751% to 6.000%..............           170                99,133,228.41               38.80
6.001% to 6.250%..............            39                22,048,264.42                8.63
6.251% to 6.500%..............            14                 7,259,742.50                2.84
6.501% to 6.750%..............             3                   696,115.03                0.27
6.751% to 7.000%..............             1                   101,931.01                0.04
                                         ---              ---------------              ------
   Total......................           448              $255,477,039.93              100.00%
                                         ===              ===============              ======


----------
(1)  As of the Cut-off Date, the weighted average Current Mortgage Interest Rate of the Group 1 Mortgage Loans is expected to be approximately 5.856% per annum.

                               REMAINING TERMS(1)



                                                          AGGREGATE STATED      % OF GROUP 1 CUT-OFF
                                 NUMBER OF MORTGAGE   PRINCIPAL BALANCE AS OF    DATE POOL PRINCIPAL
REMAINING TERMS                        LOANS                CUT-OFF DATE               BALANCE
------------------------------   ------------------   -----------------------   --------------------

221 to 240 months.............             1              $    863,071.76                0.34%
281 to 300 months.............             5                 1,986,436.53                0.78
301 to 320 months.............             1                   427,803.19                0.17
321 to 340 months.............             3                 1,262,112.78                0.49
341 to 360 months.............           438               250,937,615.67               98.22
                                         ---              ---------------              ------
   Total......................           448              $255,477,039.93              100.00%
                                         ===              ===============              ======


----------
(1)  As of the Cut-off Date, the weighted average remaining term to stated
     maturity of the Group 1 Mortgage Loans is expected to be approximately 356 months.

                         CREDIT SCORES OF MORTGAGORS(1)



                                                          AGGREGATE STATED      % OF GROUP 1 CUT-OFF
                                 NUMBER OF MORTGAGE   PRINCIPAL BALANCE AS OF    DATE POOL PRINCIPAL
CREDIT SCORES OF MORTGAGES             LOANS                CUT-OFF DATE               BALANCE
------------------------------   ------------------   -----------------------   --------------------

801 to 850....................            20              $  9,553,834.62                3.74%
751 to 800....................           195               114,751,323.04               44.92
701 to 750....................           129                75,463,070.11               29.54
651 to 700....................            74                39,700,157.68               15.54
601 to 650....................            30                16,008,654.48                6.27
                                         ---              ---------------              ------
   Total......................           448              $255,477,039.93              100.00%
                                         ===              ===============              ======


----------
(1)  The scores shown are Credit Scores from Experian (FICO), Equifax (Beacon)
     and TransUnion (Empirica).

                                      B-5

                                   APPENDIX C

                          UNDERLYING MORTGAGE LOAN DATA

BOAMS 2004-11 MORTGAGE LOAN DATA

     The following tables set forth certain characteristics of the BOAMS 2004-11
Mortgage Loans as of the Cut-off Date. These tables supercede the tables contained on pages S-31 through S-34 of the Underlying Prospectus Supplement relating to the BOAMS 2004-11 Certificates. The balances and percentages may not be exact due to rounding.

                      OCCUPANCY OF MORTGAGED PROPERTIES(1)



                                  NUMBER OF BOAMS       AGGREGATE STATED      % OF BOAMS 2004-11
OCCUPANCY OF                     2004-11 MORTGAGE   PRINCIPAL BALANCE AS OF    CUT-OFF DATE POOL
MORTGAGED PROPERTIES                   LOANS              CUT-OFF DATE         PRINCIPAL BALANCE
------------------------------   ----------------   -----------------------   ------------------

Primary Residence.............          560             $297,584,463.75              93.85%
Second Home...................           40               19,497,080.30               6.15
                                        ---             ---------------             ------
   Total......................          600             $317,081,544.05             100.00%
                                        ===             ===============             ======


----------
(1)  Based solely on representations of the mortgagor at the time of origination of the related BOAMS 2004-11 Mortgage Loan.

                                 PROPERTY TYPES



                                  NUMBER OF BOAMS       AGGREGATE STATED      % OF BOAMS 2004-11
                                 2004-11 MORTGAGE   PRINCIPAL BALANCE AS OF    CUT-OFF DATE POOL
PROPERTY TYPE                          LOANS              CUT-OFF DATE         PRINCIPAL BALANCE
------------------------------   ----------------   -----------------------   ------------------

Single Family Residence.......          435             $232,519,902.88              73.33%
PUD-Detached..................          104               53,829,501.23              16.98
Condominium...................           34               15,997,821.27               5.05
2-Family......................           16                9,953,790.63               3.14
PUD-Attached..................            9                3,818,099.38               1.20
3-Family......................            2                  962,428.66               0.30
                                        ---             ---------------             ------
   Total......................          600             $317,081,544.05             100.00%
                                        ===             ===============             ======


                             MORTGAGE LOAN PURPOSES



                                  NUMBER OF BOAMS       AGGREGATE STATED      % OF BOAMS 2004-11
                                 2004-11 MORTGAGE   PRINCIPAL BALANCE AS OF    CUT-OFF DATE POOL
MORTGAGE LOAN PURPOSE                  LOANS              CUT-OFF DATE         PRINCIPAL BALANCE
------------------------------   ----------------   -----------------------   ------------------

Purchase......................          288             $149,556,331.26              47.17%
Refinance--Rate/Term..........          188              105,831,240.19              33.38
Refinance--Cashout............          124               61,693,972.60              19.46
                                        ---             ---------------             ------
   Total......................          600             $317,081,544.05             100.00%
                                        ===             ===============             ======


                                      C-1

              GEOGRAPHICAL DISTRIBUTION OF MORTGAGED PROPERTIES(1)



                                  NUMBER OF BOAMS       AGGREGATE STATED      % OF BOAMS 2004-11
                                 2004-11 MORTGAGE   PRINCIPAL BALANCE AS OF    CUT-OFF DATE POOL
GEOGRAPHIC AREA                        LOANS              CUT-OFF DATE         PRINCIPAL BALANCE
------------------------------   ----------------   -----------------------   ------------------

Arizona.......................            7             $  2,970,886.56               0.94%
Arkansas......................            1                  531,422.38               0.17
California....................          291              159,037,304.61              50.16
Colorado......................           14                8,007,047.17               2.53
Connecticut...................            9                5,472,899.59               1.73
Delaware......................            2                  771,312.36               0.24
District of Columbia..........            7                3,822,878.72               1.21
Florida.......................           34               18,326,257.32               5.78
Georgia.......................            6                2,862,752.44               0.90
Idaho.........................            2                1,058,123.51               0.33
Illinois......................           26               12,228,895.07               3.86
Indiana.......................            2                1,139,786.59               0.36
Kansas........................            3                1,825,383.78               0.58
Maine.........................            2                  855,676.22               0.27
Maryland......................           28               14,281,057.92               4.50
Massachusetts.................           18                9,150,968.80               2.89
Michigan......................            5                2,977,323.85               0.94
Minnesota.....................            1                  636,546.72               0.20
Missouri......................            4                1,830,431.19               0.58
Nevada........................            7                4,010,246.90               1.26
New Hampshire.................            2                1,024,043.67               0.32
New Jersey....................            6                2,873,832.07               0.91
New Mexico....................            1                  596,284.40               0.19
New York......................           18                9,675,690.68               3.05
North Carolina................           17                7,909,494.08               2.49
Oklahoma......................            1                  393,961.44               0.12
Oregon........................            6                2,740,850.74               0.86
Pennsylvania..................            2                  750,228.57               0.24
Rhode Island..................            4                1,950,764.65               0.62
South Carolina................            5                2,562,832.68               0.81
Tennessee.....................            3                1,552,846.77               0.49
Texas.........................           15                8,945,182.95               2.82
Utah..........................            1                  596,284.40               0.19
Vermont.......................            2                  861,062.60               0.27
Virginia......................           34               16,316,313.60               5.15
Washington....................           13                5,870,109.19               1.85
Wisconsin.....................            1                  664,559.86               0.21
                                        ---             ---------------             ------
   Total......................          600             $317,081,544.05             100.00%
                                        ===             ===============             ======


----------
(1)  As of the Cut-off Date, no more than approximately 1.14% of the BOAMS
     2004-11 Mortgage Loans are expected to be secured by mortgaged properties located in any one five-digit postal zip code.

                                      C-2

                   CURRENT MORTGAGE LOAN PRINCIPAL BALANCES(1)



                                            NUMBER OF BOAMS    AGGREGATE STATED    % OF BOAMS 2004-11
                                           2004-11 MORTGAGE    PRINCIPAL BALANCE    CUT-OFF DATE POOL
CURRENT MORTGAGE LOAN PRINCIPAL BALANCES         LOANS        AS OF CUT-OFF DATE    PRINCIPAL BALANCE
----------------------------------------   ----------------   ------------------   ------------------

$300,000.01 to $350,000.00..............           1            $    310,277.73            0.10%
$350,000.01 to $400,000.00..............         129              49,244,420.26           15.53
$400,000.01 to $450,000.00..............         109              46,494,876.73           14.66
$450,000.01 to $500,000.00..............          89              42,388,364.23           13.37
$500,000.01 to $550,000.00..............          79              41,440,094.26           13.07
$550,000.01 to $600,000.00..............          45              26,027,973.61            8.21
$600,000.01 to $650,000.00..............          50              31,479,619.22            9.93
$650,000.01 to $700,000.00..............          24              16,231,475.73            5.12
$700,000.01 to $750,000.00..............          21              15,315,752.77            4.83
$750,000.01 to $800,000.00..............          14              10,841,580.90            3.42
$800,000.01 to $850,000.00..............           5               4,180,573.02            1.32
$850,000.01 to $900,000.00..............           6               5,241,193.00            1.65
$900,000.01 to $950,000.00..............           8               7,374,575.33            2.33
$950,000.01 to $1,000,000.00............          14              13,727,687.80            4.33
$1,000,000.01 to $1,500,000.00..........           6               6,783,079.46            2.14
                                                 ---            ---------------          ------
   Total................................         600            $317,081,544.05          100.00%
                                                 ===            ===============          ======


----------
(1)  As of the Cut-off Date, the average outstanding principal balance of the
     BOAMS 2004-11 Mortgage Loans is expected to be approximately $528,469.

                        ORIGINAL LOAN-TO-VALUE RATIOS(1)



                                  NUMBER OF BOAMS    AGGREGATE STATED    % OF BOAMS 2004-11
                                 2004-11 MORTGAGE    PRINCIPAL BALANCE    CUT-OFF DATE POOL
ORIGINAL LOAN-TO-VALUE RATIOS          LOANS        AS OF CUT-OFF DATE    PRINCIPAL BALANCE
------------------------------   ----------------   ------------------   ------------------

15.01% to 20.00%..............            1           $    496,975.86            0.16%
25.01% to 30.00%..............            5              3,230,806.05            1.02
30.01% to 35.00%..............            2                827,023.61            0.26
35.01% to 40.00%..............            9              5,438,642.65            1.72
40.01% to 45.00%..............           12              8,221,811.94            2.59
45.01% to 50.00%..............           23             12,389,613.85            3.91
50.01% to 55.00%..............           15              7,650,076.44            2.41
55.01% to 60.00%..............           42             22,854,903.10            7.21
60.01% to 65.00%..............           45             24,067,680.16            7.59
65.01% to 70.00%..............           85             45,366,282.77           14.31
70.01% to 75.00%..............           70             37,987,320.14           11.98
75.01% to 80.00%..............          277            142,542,499.93           44.95
80.01% to 85.00%..............            4              1,629,041.38            0.51
85.01% to 90.00%..............            9              3,998,011.29            1.26
90.01% to 95.00%..............            1                380,854.88            0.12
                                        ---           ---------------          ------
   Total......................          600           $317,081,544.05          100.00%
                                        ===           ===============          ======


----------
(1)  As of the Cut-off Date, the weighted average Loan-to-Value Ratio at origination of BOAMS 2004-11 Mortgage Loans is expected to be approximately
     70.18%.

                                       C-3

                       CURRENT MORTGAGE INTEREST RATES(1)



                                  NUMBER OF BOAMS    AGGREGATE STATED    % OF BOAMS 2004-11
CURRENT MORTGAGE INTEREST        2004-11 MORTGAGE    PRINCIPAL BALANCE    CUT-OFF DATE POOL
RATES                                 LOANS         AS OF CUT-OFF DATE    PRINCIPAL BALANCE
------------------------------   ----------------   ------------------   ------------------

5.001% to 5.250%..............            2           $  1,043,422.53            0.33%
5.251% to 5.500%..............           21             11,413,973.88            3.60
5.501% to 5.750%..............          215            116,997,595.88           36.90
5.751% to 6.00%...............          306            159,734,709.11           50.38
6.001% to 6.250%..............           48             22,998,716.14            7.25
6.251% to 6.500%..............            8              4,893,126.51            1.54
                                        ---           ---------------          ------
   Total......................          600           $317,081,544.05          100.00%
                                        ===           ===============          ======


----------
(1)  As of the Cut-off Date, the weighted average Current Mortgage Interest Rate of the BOAMS 2004-11 Mortgage Loans is expected to be approximately 5.857%
     per annum.

                               REMAINING TERMS(1)



                                  NUMBER OF BOAMS    AGGREGATE STATED    % OF BOAMS 2004-11
                                 2004-11 MORTGAGE    PRINCIPAL BALANCE    CUT-OFF DATE POOL
REMAINING TERMS                       LOANS         AS OF CUT-OFF DATE    PRINCIPAL BALANCE
------------------------------   ----------------   ------------------   ------------------

221 to 240 months.............            1           $    370,780.03            0.12%
281 to 300 months.............            2                900,765.20            0.28
341 to 360 months.............          597            315,809,998.82           99.60
                                        ---           ---------------          ------
   Total......................          600           $317,081,544.05          100.00%
                                        ===           ===============          ======


----------
(1)  As of the Cut-off Date, the weighted average remaining term to stated
     maturity of the BOAMS 2004-11 Mortgage Loans is expected to be approximately 354 months.

                         CREDIT SCORES OF MORTGAGORS(1)



                                  NUMBER OF BOAMS    AGGREGATE STATED    % OF BOAMS 2004-11
                                 2004-11 MORTGAGE    PRINCIPAL BALANCE    CUT-OFF DATE POOL
CREDIT SCORES OF MORTGAGES             LOANS        AS OF CUT-OFF DATE    PRINCIPAL BALANCE
------------------------------   ----------------   ------------------   ------------------

801 to 850....................           26           $ 13,750,160.18            4.34%
751 to 800....................          280            149,920,461.13           47.28
701 to 750....................          183             96,783,497.78           30.52
651 to 700....................           90             45,384,359.44           14.31
601 to 650....................           18              9,627,424.73            3.04
Not Scored....................            3              1,615,640.79            0.51
                                        ---           ---------------          ------
   Total......................          600           $317,081,544.05          100.00%
                                        ===           ===============          ======


----------
(1)  The scores shown are Credit Scores from Experian (FICO), Equifax (Beacon)
     and TransUnion (Empirica).

                                      C-4

BOAMS 2005-1 MORTGAGE LOAN DATA

     The following tables set forth certain characteristics of the BOAMS 2005-1
Mortgage Loans as of the Cut-off Date. These tables supercede the tables contained on pages S-25 through S-28 of the Underlying Prospectus Supplement relating to the BOAMS 2005-1 Certificates. The balances and percentages may not be exact due to rounding.

                      OCCUPANCY OF MORTGAGED PROPERTIES(1)



                                 NUMBER OF BOAMS    AGGREGATE STATED    % OF BOAMS 2005-1
OCCUPANCY OF MORTGAGED           2005-1 MORTGAGE    PRINCIPAL BALANCE   CUT-OFF DATE POOL
PROPERTIES                            LOANS        AS OF CUT-OFF DATE   PRINCIPAL BALANCE
------------------------------   ---------------   ------------------   -----------------

Primary Residence.............          450          $220,991,184.58          94.33%
Second Home...................           27            13,284,167.08           5.67
                                        ---          ---------------         ------
   Total......................          477          $234,275,351.66         100.00%
                                        ===          ===============         ======


----------
(1)  Based solely on representations of the mortgagor at the time of origination of the related BOAMS 2005-1 Mortgage Loan.

                                 PROPERTY TYPES



                                 NUMBER OF BOAMS    AGGREGATE STATED    % OF BOAMS 2005-1
                                 2005-1 MORTGAGE    PRINCIPAL BALANCE   CUT-OFF DATE POOL
PROPERTY TYPE                         LOANS        AS OF CUT-OFF DATE   PRINCIPAL BALANCE
------------------------------   ---------------   ------------------   -----------------

Single Family Residence.......          340          $166,098,444.40          70.90%
PUD-Detached..................           95            49,621,992.03          21.18
Condominium...................           32            14,405,141.93           6.15
PUD-Attached..................            5             2,006,740.78           0.86
2-Family......................            3             1,272,476.80           0.54
3-Family......................            1               497,486.19           0.21
Townhouse.....................            1               373,069.53           0.16
                                        ---          ---------------         ------
  Total......................           477          $234,275,351.66         100.00%
                                        ===          ===============         ======


                             MORTGAGE LOAN PURPOSES



                                 NUMBER OF BOAMS    AGGREGATE STATED    % OF BOAMS 2005-1
                                 2005-1 MORTGAGE    PRINCIPAL BALANCE   CUT-OFF DATE POOL
MORTGAGE LOAN PURPOSE                 LOANS        AS OF CUT-OFF DATE   PRINCIPAL BALANCE
------------------------------   ---------------   ------------------   -----------------

Purchase......................          224          $110,481,130.16          47.16%
Refinance--Rate/Term..........          162            83,545,212.38          35.66
Refinance--Cashout............           91            40,249,009.12          17.18
                                        ---          ---------------         ------
   Total......................          477          $234,275,351.66         100.00%
                                        ===          ===============         ======


                                       C-5

              GEOGRAPHICAL DISTRIBUTION OF MORTGAGED PROPERTIES(1)



                                 NUMBER OF BOAMS    AGGREGATE STATED    % OF BOAMS 2005-1
                                 2005-1 MORTGAGE    PRINCIPAL BALANCE   CUT-OFF DATE POOL
GEOGRAPHIC AREA                       LOANS        AS OF CUT-OFF DATE   PRINCIPAL BALANCE
------------------------------   ---------------   ------------------   -----------------

Alabama.......................           2           $    726,290.33           0.31%
Arizona.......................           6              2,701,640.52           1.15
Arkansas......................           1                581,002.62           0.25
California....................         236            113,172,595.57          48.31
Colorado......................           3              2,215,485.21           0.95
Connecticut...................           3              1,157,532.59           0.49
District of Columbia..........           4              2,511,146.44           1.07
Florida.......................          33             16,761,250.88           7.15
Georgia.......................           9              3,688,281.57           1.57
Illinois......................          11              6,763,729.49           2.89
Indiana.......................           1                462,438.29           0.20
Kansas........................           2              1,100,555.68           0.47
Louisiana.....................           1                400,348.46           0.17
Maryland......................          22             11,799,038.81           5.04
Massachusetts.................          14              7,465,918.80           3.19
Minnesota.....................           2              1,039,620.41           0.44
Missouri......................           1                369,276.63           0.16
Nevada........................          10              5,085,992.30           2.17
New Jersey....................           6              2,909,380.39           1.24
New Mexico....................           1                621,008.61           0.27
New York......................          10              4,911,465.51           2.10
North Carolina................          17              8,310,504.71           3.55
Ohio..........................           2                874,698.06           0.37
Oklahoma......................           2              1,120,429.46           0.48
Oregon........................           6              2,781,853.69           1.19
Pennsylvania..................           4              2,057,720.62           0.88
Rhode Island..................           1                535,683.12           0.23
South Carolina................           8              3,910,960.63           1.67
Tennessee.....................           2              1,123,212.37           0.48
Texas.........................           8              4,056,558.35           1.73
Utah..........................           1                722,349.98           0.31
Vermont.......................           1                457,687.29           0.20
Virginia......................          34             16,122,342.79           6.88
Washington....................          13              5,757,351.48           2.46
                                       ---           ---------------         ------
   Total......................         477           $234,275,351.66         100.00%
                                       ===           ===============         ======


----------
(1)  As of the Cut-off Date, no more than approximately 0.74% of the BOAMS
     2005-1 Mortgage Loans are expected to be secured by mortgaged properties located in any one five-digit postal zip code.

                                      C-6

                   CURRENT MORTGAGE LOAN PRINCIPAL BALANCES(1)



                                 NUMBER OF BOAMS    AGGREGATE STATED    % OF BOAMS 2005-1
CURRENT MORTGAGE LOAN            2005-1 MORTGAGE    PRINCIPAL BALANCE   CUT-OFF DATE POOL
PRINCIPAL BALANCES                    LOANS        AS OF CUT-OFF DATE   PRINCIPAL BALANCE
------------------------------   ---------------   ------------------   -----------------

$100,000.01 to $150,000.00....           1           $    148,205.58           0.06%
$200,000.01 to $250,000.00....           1                235,091.75           0.10
$250,000.01 to $300,000.00....           1                272,789.72           0.12
$350,000.01 to $400,000.00....         132             50,021,275.38          21.35
$400,000.01 to $450,000.00....          94             40,062,650.24          17.10
$450,000.01 to $500,000.00....          90             42,836,112.81          18.28
$500,000.01 to $550,000.00....          58             30,361,539.78          12.96
$550,000.01 to $600,000.00....          30             17,189,850.18           7.34
$600,000.01 to $650,000.00....          23             14,413,264.97           6.15
$650,000.01 to $700,000.00....          10              6,825,630.75           2.91
$700,000.01 to $750,000.00....          17             12,444,120.15           5.31
$750,000.01 to $800,000.00....           5              3,919,934.11           1.67
$850,000.01 to $900,000.00....           2              1,744,199.33           0.74
$900,000.01 to $950,000.00....           2              1,848,207.19           0.79
$950,000.01 to $1,000,000.00..           7              6,939,588.26           2.96
$1,000,000.01 to $1,500,000.00           4              5,012,891.46           2.14
                                       ---           ---------------         ------
   Total......................         477           $234,275,351.66         100.00%
                                       ===           ===============         ======


----------
(1)  As of the Cut-off Date, the average outstanding principal balance of the
     BOAMS 2005-1 Mortgage Loans is expected to be approximately $491,143.

                        ORIGINAL LOAN-TO-VALUE RATIOS(1)



                                 NUMBER OF BOAMS    AGGREGATE STATED    % OF BOAMS 2005-1
                                 2005-1 MORTGAGE    PRINCIPAL BALANCE   CUT-OFF DATE POOL
ORIGINAL LOAN-TO-VALUE RATIOS         LOANS        AS OF CUT-OFF DATE   PRINCIPAL BALANCE
------------------------------   ---------------   ------------------   -----------------

20.01% to 25.00%..............           1           $    537,153.86           0.23%
25.01% to 30.00%..............           4              1,881,348.23           0.80
30.01% to 35.00%..............           3              1,330,288.57           0.57
35.01% to 40.00%..............          11              5,585,905.33           2.38
40.01% to 45.00%..............           8              4,683,837.88           2.00
45.01% to 50.00%..............          24             11,832,231.19           5.05
50.01% to 55.00%..............          24             12,508,831.85           5.34
55.01% to 60.00%..............          32             15,879,298.90           6.78
60.01% to 65.00%..............          41             20,460,652.26           8.73
65.01% to 70.00%..............          69             35,689,607.54          15.23
70.01% to 75.00%..............          40             20,274,773.33           8.65
75.01% to 80.00%..............         214            101,275,783.14          43.23
80.01% to 85.00%..............           1                380,483.98           0.16
85.01% to 90.00%..............           4              1,586,967.82           0.68
90.01% to 95.00%..............           1                368,187.78           0.16
                                       ---           ---------------         ------
   Total......................         477           $234,275,351.66         100.00%
                                       ===           ===============         ======


----------
(1)  As of the Cut-off Date, the weighted average Loan-to-Value Ratio at origination of BOAMS 2005-1 Mortgage Loans is expected to be approximately
     68.68%.

                                      C-7

                       CURRENT MORTGAGE INTEREST RATES(1)



                                 NUMBER OF BOAMS    AGGREGATE STATED    % OF BOAMS 2005-1
CURRENT MORTGAGE                 2005-1 MORTGAGE    PRINCIPAL BALANCE   CUT-OFF DATE POOL
INTEREST RATES                        LOANS        AS OF CUT-OFF DATE   PRINCIPAL BALANCE
------------------------------   ---------------   ------------------   -----------------

5.001% to 5.250%..............           5           $  2,219,065.37           0.95%
5.251% to 5.500%..............          31             15,484,615.45           6.61
5.501% to 5.750%..............         213            107,796,310.82          46.01
5.751% to 6.000%..............         202             95,328,091.53          40.69
6.001% to 6.250%..............          19             10,286,841.60           4.39
6.251% to 6.500%..............           5              2,411,847.93           1.03
6.751% to 7.000%..............           2                748,578.96           0.32
                                       ---           ---------------         ------
   Total......................         477           $234,275,351.66         100.00%
                                       ===           ===============         ======


----------
(1)  As of the Cut-off Date, the weighted average Current Mortgage Interest Rate of the BOAMS 2005-1 Mortgage Loans is expected to be approximately 5.806%
     per annum.

                               REMAINING TERMS(1)



                                 NUMBER OF BOAMS    AGGREGATE STATED    % OF BOAMS 2005-1
                                 2005-1 MORTGAGE    PRINCIPAL BALANCE   CUT-OFF DATE POOL
REMAINING TERMS                       LOANS        AS OF CUT-OFF DATE   PRINCIPAL BALANCE
------------------------------   ---------------   ------------------   -----------------

221 to 240 months.............           9           $  3,751,878.46           1.60%
281 to 300 months.............           5              2,315,988.37           0.99
341 to 360 months.............         463            228,207,484.83          97.41
                                       ---           ---------------         ------
   Total......................         477           $234,275,351.66         100.00%
                                       ===           ===============         ======


----------
(1)  As of the Cut-off Date, the weighted average remaining term to stated
     maturity of the BOAMS 2005-1 Mortgage Loans is expected to be approximately
     353 months.

                         CREDIT SCORES OF MORTGAGORS(1)



                                 NUMBER OF BOAMS    AGGREGATE STATED    % OF BOAMS 2005-1
                                 2005-1 MORTGAGE    PRINCIPAL BALANCE   CUT-OFF DATE POOL
CREDIT SCORES OF MORTGAGES            LOANS        AS OF CUT-OFF DATE   PRINCIPAL BALANCE
--------------------------       ---------------   ------------------   -----------------

801 to 850....................          42           $ 19,236,630.43           8.21%
751 to 800....................         221            110,367,899.89          47.11
701 to 750....................         147             72,164,231.05          30.80
651 to 700....................          61             30,015,087.04          12.81
601 to 650....................           6              2,491,503.25           1.06
                                       ---           ---------------         ------
   Total......................         477           $234,275,351.66         100.00%
                                       ===           ===============         ======


----------
(1)  The scores shown are Credit Scores from Experian (FICO), Equifax (Beacon)
     and TransUnion (Empirica).

                                      C-8

BOAMS 2005-2 MORTGAGE LOAN DATA

     The following tables set forth certain characteristics of the BOAMS 2005-2
Mortgage Loans as of the Cut-off Date. These tables supercede the tables contained on pages S-28 through S-31 of the Underlying Prospectus Supplement relating to the BOAMS 2005-2 Certificates. The balances and percentages may not be exact due to rounding.

                      OCCUPANCY OF MORTGAGED PROPERTIES(1)



                                 NUMBER OF BOAMS    AGGREGATE STATED    % OF BOAMS 2005-2
OCCUPANCY OF MORTGAGED           2005-2 MORTGAGE    PRINCIPAL BALANCE   CUT-OFF DATE POOL
PROPERTIES                            LOANS        AS OF CUT-OFF DATE   PRINCIPAL BALANCE
------------------------------   ---------------   ------------------   -----------------

Primary Residence.............         410           $216,770,558.57          91.65%
Second Home...................          37             19,751,358.98           8.35
                                       ---           ---------------         ------
   Total......................         447           $236,521,917.55         100.00%
                                       ===           ===============         ======


----------
(1)  Based solely on representations of the mortgagor at the time of origination of the related BOAMS 2005-2 Mortgage Loan.

                                 PROPERTY TYPES



                                 NUMBER OF BOAMS    AGGREGATE STATED    % OF BOAMS 2005-2
                                 2005-2 MORTGAGE    PRINCIPAL BALANCE   CUT-OFF DATE POOL
PROPERTY TYPE                         LOANS        AS OF CUT-OFF DATE   PRINCIPAL BALANCE
------------------------------   ---------------   ------------------   -----------------

Single Family Residence.......         324           $175,480,794.20          74.19%
PUD-Detached..................          82             41,750,921.56          17.65
Condominium...................          32             14,555,476.43           6.15
PUD-Attached..................           6              2,628,812.62           1.11
2-Family......................           2              1,601,393.92           0.68
Townhouse.....................           1                504,518.82           0.21
                                       ---           ---------------         ------
   Total......................         447           $236,521,917.55         100.00%
                                       ===           ===============         ======


                             MORTGAGE LOAN PURPOSES



                                 NUMBER OF BOAMS    AGGREGATE STATED    % OF BOAMS 2005-2
                                 2005-2 MORTGAGE    PRINCIPAL BALANCE   CUT-OFF DATE POOL
MORTGAGE LOAN PURPOSE                 LOANS        AS OF CUT-OFF DATE   PRINCIPAL BALANCE
------------------------------   ---------------   ------------------   -----------------

Purchase......................         192           $ 98,504,360.57          41.65%
Refinance--Rate/Term..........         152             87,635,302.19          37.05
Refinance--Cashout............         103             50,382,254.79          21.30
                                       ---           ---------------         ------
   Total......................         447           $236,521,917.55         100.00%
                                       ===           ===============         ======


                                       C-9

              GEOGRAPHICAL DISTRIBUTION OF MORTGAGED PROPERTIES(1)



                                 NUMBER OF BOAMS    AGGREGATE STATED    % OF BOAMS 2005-2
                                 2005-2 MORTGAGE    PRINCIPAL BALANCE   CUT-OFF DATE POOL
GEOGRAPHIC AREA                       LOANS        AS OF CUT-OFF DATE   PRINCIPAL BALANCE
------------------------------   ---------------   ------------------   -----------------

Arizona.......................           5           $  2,701,020.59           1.14%
California....................         208            116,997,032.65          49.47
Colorado......................           5              2,402,439.53           1.02
Connecticut...................           2                860,771.43           0.36
Delaware......................           1                717,334.75           0.30
District of Columbia..........           3              1,735,206.46           0.73
Florida.......................          45             20,700,995.67           8.75
Georgia.......................           6              2,895,303.20           1.22
Hawaii........................           1                688,087.98           0.29
Idaho.........................           1                375,635.89           0.16
Illinois......................           9              5,277,112.48           2.23
Kansas........................           1                580,221.88           0.25
Maine.........................           4              1,607,478.60           0.68
Maryland......................          22             11,123,458.42           4.70
Massachusetts.................          18              8,972,134.41           3.79
Michigan......................           3              1,713,302.00           0.72
Minnesota.....................           1                996,852.78           0.42
Missouri......................           1                438,647.59           0.19
Nevada........................           7              3,498,504.60           1.48
New Hampshire.................           2              1,729,281.10           0.73
New Jersey....................          11              5,133,767.68           2.17
New Mexico....................           2              1,044,862.69           0.44
New York......................           8              4,580,636.13           1.94
North Carolina................           7              3,087,964.62           1.31
Ohio..........................           1                995,419.48           0.42
Oklahoma......................           1                545,748.68           0.23
Oregon........................           4              2,141,665.26           0.91
Rhode Island..................           2              1,110,972.31           0.47
South Carolina................           7              3,800,345.89           1.61
Tennessee.....................           2                798,811.00           0.34
Texas.........................           9              4,956,072.12           2.10
Utah..........................           2              1,345,708.77           0.57
Vermont.......................           1                482,059.18           0.20
Virginia......................          26             12,020,275.02           5.08
Washington....................          14              5,967,397.82           2.52
Wisconsin.....................           5              2,499,388.89           1.06
                                       ---           ---------------         ------
   Total......................         447           $236,521,917.55         100.00%
                                       ===           ===============         ======


----------
(1)  As of the Cut-off Date, no more than approximately 1.35% of the BOAMS
     2005-2 Mortgage Loans are expected to be secured by mortgaged properties located in any one five-digit postal zip code.

                                      C-10

                   CURRENT MORTGAGE LOAN PRINCIPAL BALANCES(1)



                                    NUMBER OF BOAMS    AGGREGATE STATED    % OF BOAMS 2005-2
CURRENT MORTGAGE LOAN               2005-2 MORTGAGE    PRINCIPAL BALANCE   CUT-OFF DATE POOL
PRINCIPAL BALANCES                       LOANS        AS OF CUT-OFF DATE   PRINCIPAL BALANCE
---------------------------------   ---------------   ------------------   -----------------

$300,000.01 to $350,000.00.......           1           $    324,788.86           0.14%
$350,000.01 to $400,000.00.......          94             35,967,125.34          15.21
$400,000.01 to $450,000.00.......         102             43,339,630.30          18.32
$450,000.01 to $500,000.00.......          74             35,354,505.85          14.95
$500,000.01 to $550,000.00.......          45             23,702,992.77          10.02
$550,000.01 to $600,000.00.......          33             19,051,037.69           8.05
$600,000.01 to $650,000.00.......          21             13,184,002.10           5.57
$650,000.01 to $700,000.00.......          17             11,522,547.99           4.87
$700,000.01 to $750,000.00.......          11              8,019,121.53           3.39
$750,000.01 to $800,000.00.......          12              9,337,105.18           3.95
$800,000.01 to $850,000.00.......           5              4,114,700.19           1.74
$850,000.01 to $900,000.00.......           4              3,530,381.40           1.49
$900,000.01 to $950,000.00.......           3              2,779,046.41           1.17
$950,000.01 to $1,000,000.00.....          17             16,771,767.83           7.09
$1,000,000.01 to $1,500,000.00...           8              9,523,164.11           4.03
                                          ---           ---------------         ------
   Total.........................         447           $236,521,917.55         100.00%
                                          ===           ===============         ======


----------
(1)  As of the Cut-off Date, the average outstanding principal balance of the
     BOAMS 2005-2 Mortgage Loans is expected to be approximately $529,132.

                        ORIGINAL LOAN-TO-VALUE RATIOS(1)



                                 NUMBER OF BOAMS    AGGREGATE STATED    % OF BOAMS 2005-2
                                 2005-2 MORTGAGE    PRINCIPAL BALANCE   CUT-OFF DATE POOL
ORIGINAL LOAN-TO-VALUE RATIOS         LOANS        AS OF CUT-OFF DATE   PRINCIPAL BALANCE
------------------------------   ---------------   ------------------   -----------------

5.01% to 10.00%...............           1           $    433,662.97           0.18%
15.01% to 20.00%..............           2                870,780.57           0.37
20.01% to 25.00%..............           4              2,488,813.98           1.05
25.01% to 30.00%..............           2              1,334,004.58           0.56
30.01% to 35.00%..............           4              2,192,013.69           0.93
35.01% to 40.00%..............           7              3,920,984.86           1.66
40.01% to 45.00%..............          17              8,549,619.92           3.61
45.01% to 50.00%..............          24             15,632,771.11           6.61
50.01% to 55.00%..............          28             15,127,172.01           6.40
55.01% to 60.00%..............          37             21,945,685.54           9.28
60.01% to 65.00%..............          40             21,809,281.13           9.22
65.01% to 70.00%..............          59             31,552,305.00          13.34
70.01% to 75.00%..............          51             26,002,734.15          10.99
75.01% to 80.00%..............         157             79,111,799.66          33.45
80.01% to 85.00%..............           1                401,639.16           0.17
85.01% to 90.00%..............           6              2,357,962.84           1.00
90.01% to 95.00%..............           7              2,790,686.38           1.18
                                       ---           ---------------         ------
   Total......................         447           $236,521,917.55         100.00%
                                       ===           ===============         ======


----------
(1)  As of the Cut-off Date, the weighted average Loan-to-Value Ratio at origination of BOAMS 2005-2 Mortgage Loans is expected to be approximately
     66.44%.

                                      C-11

                       CURRENT MORTGAGE INTEREST RATES(1)



                                 NUMBER OF BOAMS    AGGREGATE STATED    % OF BOAMS 2005-2
CURRENT MORTGAGE INTEREST        2005-2 MORTGAGE    PRINCIPAL BALANCE   CUT-OFF DATE POOL
RATES                                 LOANS        AS OF CUT-OFF DATE   PRINCIPAL BALANCE
------------------------------   ---------------   ------------------   -----------------

5.001% to 5.250%..............           2           $  1,054,297.18           0.45%
5.251% to 5.500%..............          16              8,021,997.45           3.39
5.501% to 5.750%..............         212            112,856,883.13          47.72
5.751% to 6.000%..............         203            108,358,029.33          45.81
6.001% to 6.250%..............          13              5,583,080.10           2.36
6.251% to 6.500%..............           1                647,630.36           0.27
                                       ---           ---------------         ------
   Total......................         447           $236,521,917.55         100.00%
                                       ===           ===============         ======


----------
(1)  As of the Cut-off Date, the weighted average Current Mortgage Interest Rate of the BOAMS 2005-2 Mortgage Loans is expected to be approximately 5.804%
     per annum.

                               REMAINING TERMS(1)



                                 NUMBER OF BOAMS    AGGREGATE STATED    % OF BOAMS 2005-2
                                 2005-2 MORTGAGE    PRINCIPAL BALANCE   CUT-OFF DATE POOL
REMAINING TERMS                       LOANS        AS OF CUT-OFF DATE   PRINCIPAL BALANCE
------------------------------   ---------------   ------------------   -----------------

221 to 240 months.............           1           $    469,831.47           0.20%
281 to 300 months.............           8              3,830,571.96           1.62
341 to 360 months.............         438            232,221,514.12          98.18
                                       ---           ---------------         ------
   Total......................         447           $236,521,917.55         100.00%
                                       ===           ===============         ======


----------
(1)  As of the Cut-off Date, the weighted average remaining term to stated
     maturity of the BOAMS 2005-2 Mortgage Loans is expected to be approximately
     355 months.

                         CREDIT SCORES OF MORTGAGORS(1)



                                 NUMBER OF BOAMS    AGGREGATE STATED    % OF BOAMS 2005-2
                                 2005-2 MORTGAGE    PRINCIPAL BALANCE   CUT-OFF DATE POOL
CREDIT SCORES OF MORTGAGES            LOANS        AS OF CUT-OFF DATE   PRINCIPAL BALANCE
------------------------------   ---------------   ------------------   -----------------

801 to 850....................          22           $ 10,710,068.43           4.53%
751 to 800....................         207            113,280,399.88          47.89
701 to 750....................         143             74,395,509.33          31.45
651 to 700....................          62             32,525,175.86          13.75
601 to 650....................          13              5,610,764.05           2.37
                                       ---           ---------------         ------
   Total......................         447           $236,521,917.55         100.00%
                                       ===           ===============         ======


----------
(1)  The scores shown are Credit Scores from Experian (FICO), Equifax (Beacon)
     and TransUnion (Empirica).

                                      C-12

                                   APPENDIX D

                             UNDERLYING PROSPECTUSES

                                       D-1

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED NOVEMBER 22, 2004)

                           [BANK OF AMERICA LOGO](TM)

                    BANC OF AMERICA MORTGAGE SECURITIES, INC.
                                    DEPOSITOR
                              BANK OF AMERICA, N.A.
                               SELLER AND SERVICER
                                  $637,126,399
                                  (APPROXIMATE)

               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2004-11
       PRINCIPAL AND INTEREST PAYABLE MONTHLY, COMMENCING IN JANUARY 2005
  YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE S-21 OF THIS
                             PROSPECTUS SUPPLEMENT.

Neither the Offered Certificates nor the underlying mortgage loans are insured or guaranteed by any governmental agency or instrumentality.

The Offered Certificates will represent interests in the Trust only and will not represent interests in or obligations of Banc of America Mortgage Securities,
Inc. or any other entity.

This prospectus supplement may be used to offer and sell the Offered
Certificates only if accompanied by the prospectus.

THE TRUST WILL ISSUE--

o    Five groups consisting of thirty-one classes of Senior Certificates.

o    Three groups consisting of eighteen classes of Class B Certificates. Each group of Class B Certificates is subordinated to, and provides credit enhancement for, the group or groups of Senior Certificates described herein. Each class of Class B Certificates is also subordinated to each class of Class B Certificates within its group, if any, with a lower number.

The classes of Offered Certificates are listed under the heading "Offered
Certificates" in the table beginning on page S-4.

THE YIELD TO MATURITY OF THE INTEREST ONLY CERTIFICATES AND THE PRINCIPAL ONLY
CERTIFICATES WILL BE PARTICULARLY SENSITIVE TO THE RATE OF PRINCIPAL PAYMENTS ON
CERTAIN MORTGAGE LOANS, AS MORE FULLY DESCRIBED IN THIS PROSPECTUS SUPPLEMENT.
IF YOU ARE PURCHASING THE PRINCIPAL ONLY CERTIFICATES, YOU SHOULD CONSIDER THE
RISK THAT A SLOWER THAN ANTICIPATED RATE OF PRINCIPAL PAYMENTS ON THE APPLICABLE
MORTGAGE LOANS MAY RESULT IN AN ACTUAL YIELD THAT IS LOWER THAN YOUR EXPECTED
YIELD. IF YOU ARE PURCHASING THE INTEREST ONLY CERTIFICATES, YOU SHOULD CONSIDER
THE RISK THAT A FASTER THAN ANTICIPATED RATE OF PRINCIPAL PAYMENTS ON THE
APPLICABLE MORTGAGE LOANS MAY RESULT IN AN ACTUAL YIELD THAT IS LOWER THAN YOUR
EXPECTED YIELD AND COULD RESULT IN A LOSS OF ALL OR PART OF YOUR INITIAL
INVESTMENT.

THE ASSETS OF THE TRUST WILL INCLUDE--

o    Five loan groups of fully amortizing, one- to four-family, residential first mortgage loans, substantially all of which have original terms to stated maturity of approximately 10 to 30 years.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED THE OFFERED CERTIFICATES OR DETERMINED THAT THIS
PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IS ACCURATE OR COMPLETE. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Offered Certificates will be offered by Banc of America Securities LLC, as underwriter, at varying prices to be determined at the time of sale to investors. The Offered Certificates are expected to be issued on or about
December 29, 2004. Total proceeds to the Depositor for the Offered Certificates will be approximately 101.265% of the initial principal balance of the Offered
Certificates, before deducting expenses payable by the Depositor.

                         BANC OF AMERICA SECURITIES LLC

                                December 22, 2004

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Important Notice About Information Presented in this Prospectus
   Supplement and the Prospectus                                             S-3
Summary of Terms                                                             S-6
Risk Factors                                                                S-21
   The Rate of Principal Payments on the Mortgage Loans Will Affect the
      Yield on the Offered Certificates                                     S-21
   There is a Risk that Interest Payments on the Mortgage Loans May be
      Insufficient to Pay Interest on Your Certificates                     S-22
   Certificates May Not Be Appropriate For Individual Investors             S-23
   Subordination of Super Senior Support, Class X-B, Class 2-B and
      Class 5-B Certificates Increases Risk of Loss                         S-23
   Class X-B Certificates Provide Subordination for the Crossed Groups.     S-24
   Limited Source of Payments-- No Recourse to Depositor, Seller,
      Servicer or Trustee                                                   S-25
      Limited Liquidity                                                     S-25
   Geographic Concentration May Increase Risk of Loss Due to Adverse
      Economic Conditions or Natural Disasters                              S-25
   Rights of Beneficial Owners May Be Limited by Book-Entry System          S-26
   Tax Consequences of the Residual Certificates                            S-26
   United States Military Operations May Increase Risk of Relief
      Act Shortfalls                                                        S-27
The Mortgage Pool                                                           S-28
   Group 1 Mortgage Loan Data                                               S-30
   Group 2 Mortgage Loan Data                                               S-35
   Group 3 Mortgage Loan Data                                               S-39
   Group 4 Mortgage Loan Data                                               S-44
   Group 5 Mortgage Loan Data                                               S-49
   Crossed Loan Group Mortgage Loan Data                                    S-54
Bank of America, N.A.                                                       S-59
Servicing of Mortgage Loans                                                 S-59
   Foreclosure and Delinquency Experience of Bank of America                S-59
The Pooling and Servicing Agreement                                         S-60
   Assignment of Mortgage Loans                                             S-60
   Repurchases of Mortgage Loans                                            S-61
   Optional Repurchases of Certain Mortgage Loans                           S-61
   Payments on Mortgage Loans; Accounts                                     S-61
   Compensation and Payment of Expenses of the Servicer and the Trustee     S-62
   Compensating Interest                                                    S-62
   Advances                                                                 S-63
   Optional Termination                                                     S-64
   Special Servicing Agreements                                             S-64
   The Trustee                                                              S-64
   Voting Rights                                                            S-65
Description of the Certificates                                             S-66
   Denominations and Form                                                   S-66
   Book-Entry Certificates                                                  S-67
   Distributions                                                            S-71
   Pool Distribution Amount                                                 S-72
   Priority of Distributions                                                S-72
   Interest                                                                 S-73
   LIBOR                                                                    S-77
   Principal                                                                S-78
   Cross-Collateralization                                                  S-89
   Allocation of Losses                                                     S-90
   Restrictions on Transfer of the Class 1-A-R, Class 1-A-MR and
      Class 1-A-LR Certificates                                             S-93
Prepayment and Yield Considerations                                         S-96
   Prepayment Considerations and                                            S-96
   Risks
   Assumptions Relating to Tables                                           S-99
   Weighted Average Lives of the Offered Certificates                      S-101
   Yield on the Inverse Floating Rate Certificates                         S-117
   Yield on the Class 1-A-9 and Class 1-A-12 Certificates                  S-118
   Yield on the Class 30-IO, Class 20-IO, Class 15-IO and Class
      5-IO Certificates                                                    S-119
   Yield on the Class X-PO, Class 15-PO and Class 5-PO Certificates        S-121
   Yield on the Class 1-A-R, Class 1-A-MR and
      Class 1-A-LR Certificates                                            S-122
   Yield on the Subordinate Certificates                                   S-122
   Yield Considerations with Respect to the Class X-B-2, Class X-B-3,
      Class 2-B-2, Class 2-B-3, Class 5-B-2 and Class 5-B-3
      Certificates                                                         S-124
Use of Proceeds                                                            S-129
Federal Income Tax Consequences                                            S-129
   Regular Certificates                                                    S-129
   Residual Certificates                                                   S-130
   Backup Withholding and Reporting Requirements                           S-130
State Taxes                                                                S-131
ERISA Considerations                                                       S-131
Method of Distribution                                                     S-132
Legal Matters                                                              S-132
Certificate Ratings                                                        S-133
Index of Significant Prospectus Supplement Definitions                     S-134
Appendix A--Global Clearance, Settlement and Tax Documentation
   Procedures                                                                A-1

                                      S-2

                  IMPORTANT NOTICE ABOUT INFORMATION PRESENTED
                IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS

     The Offered Certificates are described in two separate documents that progressively provide more detail: (i) the accompanying Prospectus, which provides general information, some of which may not apply to a particular series of Certificates such as your Certificates; and (ii) this Prospectus Supplement, which describes the specific terms of your Certificates and may differ from information in the Prospectus.

     IF THE DESCRIPTION OF THE TERMS OF YOUR CERTIFICATES VARIES BETWEEN THIS
PROSPECTUS SUPPLEMENT AND THE PROSPECTUS, YOU SHOULD RELY ON THE INFORMATION IN
THIS PROSPECTUS SUPPLEMENT.

     Cross-references are included in this Prospectus Supplement and the
Prospectus to captions in these materials where you can find additional information. The foregoing Table of Contents and the Table of Contents in the
Prospectus provide the locations of these captions.

     The Index of Significant Prospectus Supplement Definitions beginning on page S-134 of this Prospectus Supplement and the Index of Significant
Definitions beginning on page 118 of the Prospectus direct you to the locations of the definitions of capitalized terms used in each of the documents. Any capitalized terms that are not defined in this Prospectus Supplement and that do not have obvious meanings are defined in the Prospectus.

     Banc of America Mortgage Securities, Inc.'s principal offices are located at 201 North Tryon Street, Charlotte, North Carolina 28255 and its phone number is (704) 387-8239.

                                   ----------

     This Prospectus Supplement and the accompanying Prospectus contain forward-looking statements within the meaning of Section 27A of the Securities
Act of 1933, as amended. Specifically, forward-looking statements, together with related qualifying language and assumptions, are found in the material
(including tables) under the headings "Risk Factors" and "Prepayment and Yield
Considerations." Forward-looking statements are also found in other places throughout this Prospectus Supplement and the Prospectus, and may be identified by, among other things, accompanying language such as "expects," "intends,"
"anticipates," "estimates" or analogous expressions, or by qualifying language or assumptions. These statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results or performance to differ materially from the forward-looking statements. These risks, uncertainties and other factors include, among others, general economic and business conditions, competition, changes in political, social and economic conditions, regulatory initiatives and compliance with governmental regulations, customer preference and various other matters, many of which are beyond the
Depositor's control. These forward-looking statements speak only as of the date of this Prospectus Supplement. The Depositor expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements to reflect changes in the Depositor's expectations with regard to those statements or any change in events, conditions or circumstances on which any forward-looking statement is based.

                                      S-3

                         THE SERIES 2004-11 CERTIFICATES



                                                                                                                  INITIAL
                                 INITIAL CLASS                                                                   RATING OF
                                   BALANCE OR                                                                 CERTIFICATES(3)
                                   COMPONENT     PASS-THROUGH                                                 ---------------
CLASS                              BALANCE(1)        RATE          PRINCIPAL TYPES(2)     INTEREST TYPES(2)     FITCH    S&P
------------------------------   -------------   ------------   -----------------------   -----------------     -----   ----

OFFERED CERTIFICATES
Class 1-A-1                       $ 19,758,000      5.500%      Super Senior, Lockout     Fixed Rate              AAA    AAA
Class 1-A-2                       $    241,000      5.500%      Super Senior Support,     Fixed Rate              AAA    AAA
                                                                Lockout
Class 1-A-3                       $147,466,000      5.500%      Senior, Sequential Pay    Fixed Rate              AAA    AAA
Class 1-A-4                       $  8,536,000      5.250%      Senior, Lockout           Fixed Rate              AAA    AAA
Class 1-A-5                       $  3,000,000      5.500%      Senior, Sequential Pay    Fixed Rate              AAA    AAA
Class 1-A-6                       $  3,000,000      5.500%      Senior, Sequential Pay    Fixed Rate              AAA    AAA
Class 1-A-7                       $  4,000,000      5.500%      Senior, Sequential Pay    Fixed Rate              AAA    AAA
Class 1-A-8                       $  7,000,000      5.500%      Senior, Lockout           Fixed Rate              AAA    AAA
Class 1-A-9                           (4)           5.500%      Senior, Notional Amount   Fixed Rate,             AAA    AAA
                                                                                          Interest Only
Class 1-A-10                      $ 24,486,000      5.250%      Senior, Accretion         Fixed Rate              AAA    AAA
                                                                Directed, Sequential
                                                                Pay
Class 1-A-11                      $ 16,100,000      5.500%      Super Senior,             Accrual, Fixed          AAA    AAA
                                                                Sequential Pay            Rate
Class 1-A-12                          (4)           5.500%      Senior, Notional Amount   Fixed Rate,             AAA    AAA
                                                                                          Interest Only
Class 1-A-13                      $100,000,000      5.250%      Senior, Sequential Pay    Fixed Rate              AAA    AAA
Class 1-A-14                      $ 10,000,000        (5)       Senior, Sequential Pay    Floating Rate           AAA    AAA
Class 1-A-15                          (4)             (6)       Senior, Notional Amount   Inverse                 AAA    AAA
                                                                                          Floating Rate,
                                                                                          Interest Only
Class 1-A-16                      $    197,000      5.500%      Super Senior Support,     Accrual, Fixed          AAA    AAA
                                                                Sequential Pay            Rate
Class 1-A-R                       $         50      5.500%      Senior, Sequential Pay    Fixed Rate              AAA    AAA
Class 1-A-MR                      $         25      5.500%      Senior, Sequential Pay    Fixed Rate              AAA    AAA
Class 1-A-LR                      $         25      5.500%      Senior, Sequential Pay    Fixed Rate              AAA    AAA
Class 2-A-1                       $119,688,000      5.750%      Super Senior,             Fixed Rate              AAA    AAA
                                                                Pass-Through
Class 2-A-2                       $  2,439,000      5.750%      Super Senior              Fixed Rate              AAA    AAA
                                                                Support, Pass-Through
Class 30-IO                           (7)             (7)       Senior, Component         Interest Only           AAA    AAA
Class 3-A-1                       $ 16,659,000      5.750%      Senior, Pass-Through      Fixed Rate              AAA    AAA
Class 20-IO                           (8)           5.750%      Senior, Notional Amount   Fixed Rate,             AAA    AAA
                                                                                          Interest Only
Class 4-A-1                       $ 55,446,000      5.000%      Senior, Pass-Through      Fixed Rate              AAA    AAA
Class 15-IO                           (8)           5.000%      Senior, Notional Amount   Fixed Rate,             AAA    AAA
                                                                                          Interest Only
Class 15-PO                       $    202,734        (9)       Senior, Ratio Strip       Principal Only          AAA    AAA
Class 5-A-1                       $ 78,068,000      6.500%      Senior, Pass-Through      Fixed Rate              AAA    AAA
Class 5-IO                            (8)           6.500%      Senior, Notional Amount   Fixed Rate,             AAA    AAA
                                                                                          Interest Only
Class 5-PO                        $  1,486,003        (9)       Senior, Ratio Strip       Principal Only          AAA    AAA
Class X-PO                            (10)           (10)       Senior, Component         Principal Only          AAA    AAA
Class X-B-1                       $  7,311,000       (11)       Subordinated              Variable Rate            AA   None
Class X-B-2                       $  1,935,000       (11)       Subordinated              Variable Rate             A   None
Class X-B-3                       $  1,290,000       (11)       Subordinated              Variable Rate           BBB   None
Class 2-B-1                       $  2,054,000      5.750%      Subordinated              Fixed Rate             None     AA
Class 2-B-2                       $    707,000      5.750%      Subordinated              Fixed Rate             None      A
Class 2-B-3                       $    449,000      5.750%      Subordinated              Fixed Rate              BBB    BBB
Class 5-B-1                       $  1,391,000      6.500%      Subordinated              Fixed Rate             None     AA
Class 5-B-2                       $    327,000      6.500%      Subordinated              Fixed Rate             None      A
Class 5-B-3                       $    205,000      6.500%      Subordinated              Fixed Rate             None    BBB
COMPONENT
Class 1-30-IO                         (12)          5.500%      Notional Amount           Fixed Rate,             N/A    N/A
                                                                                          Interest Only
Class 2-30-IO                         (12)          5.500%      Notional Amount           Fixed Rate,             N/A    N/A
                                                                                          Interest Only


                                      S-4



                                                                                                                  INITIAL
                                 INITIAL CLASS                                                                   RATING OF
                                   BALANCE OR                                                                 CERTIFICATES(3)
                                   COMPONENT     PASS-THROUGH                                                 ---------------
CLASS                              BALANCE(1)        RATE          PRINCIPAL TYPES(2)     INTEREST TYPES(2)     FITCH    S&P
------------------------------   -------------   ------------   -----------------------   -----------------     -----   ----

Class 1-X-PO                        $1,257,841       (13)       Ratio Strip               Principal Only          N/A    N/A
Class 2-X-PO                        $2,274,830       (13)       Ratio Strip               Principal Only          N/A    N/A
Class 3-X-PO                        $  151,890       (13)       Ratio Strip               Principal Only          N/A    N/A
NON-OFFERED CERTIFICATES
Class X-B-4                         $  645,000       (11)       Subordinated              Variable Rate            BB   None
Class X-B-5                         $  645,000       (11)       Subordinated              Variable Rate             B      B
Class X-B-6                         $  644,967       (11)       Subordinated              Variable Rate          None   None
Class 2-B-4                         $  321,000      5.750%      Subordinated              Fixed Rate               BB     BB
Class 2-B-5                         $  257,000      5.750%      Subordinated              Fixed Rate             None      B
Class 2-B-6                         $  192,707      5.750%      Subordinated              Fixed Rate             None   None
Class 5-B-4                         $  123,000      6.500%      Subordinated              Fixed Rate             None     BB
Class 5-B-5                         $  163,000      6.500%      Subordinated              Fixed Rate             None      B
Class 5-B-6                         $   82,730      6.500%      Subordinated              Fixed Rate             None   None


----------
(1)  Approximate. The initial class balance of the Offered Certificates may vary by a total of plus or minus 5%.
(2)  See "Description of the Certificates -- Categories of Classes of
     Certificates" in the Prospectus for a description of these principal and interest types and see "Description of the Certificates -- Priority of
     Distributions" and "-- Allocation of Losses" in this Prospectus Supplement for a description of the effects of subordination.
(3)  See "Certificate Ratings" in this Prospectus Supplement.
(4)  The Class 1-A-9, Class 1-A-12 and Class 1-A-15 Certificates are Interest
     Only Certificates, have no class balance and will bear interest on their notional amounts (initially approximately $388,000, $1,113,000 and
     $10,000,000, respectively) as described in this Prospectus Supplement under
     "Description of the Certificates--Interest."
(5)  During the initial LIBOR Based Interest Accrual Period, interest will accrue on the Class 1-A-14 Certificates at the rate of 2.810% per annum.
     During each LIBOR Based Interest Accrual Period thereafter, interest will accrue on the Class 1-A-14 Certificates at a per annum rate equal to (i)
     0.400% plus (ii) the arithmetic mean of the London interbank offered rate quotations for one-month U.S. dollar deposits ("LIBOR") determined monthly as set forth in this Prospectus Supplement, subject to a minimum rate of
     0.400% and a maximum rate of 8.000%. See "Description of the
     Certificates--Interest" in this Prospectus Supplement.
(6)  During the initial LIBOR Based Interest Accrual Period, interest will accrue on the Class 1-A-15 Certificates at the rate of 5.190% per annum.
     During each LIBOR Based Interest Accrual Period thereafter, interest will accrue on the Class 1-A-15 Certificates at a per annum rate equal to (i)
     7.600% minus (ii) LIBOR determined monthly as set forth in this Prospectus
     Supplement, subject to a minimum rate of 0.000% and a maximum rate of
     7.600%. See "Description of the Certificates--Interest" in this Prospectus
     Supplement.
(7)  The Class 30-IO Certificates are Interest Only Certificates and will be deemed for purposes of distributions of interest to consist of two
     Components. The Components of a class are not severable. The initial notional amount of the Class 30-IO Certificates will be approximately
     $10,327,426.
(8)  The Class 20-IO, Class 15-IO and Class 5-IO Certificates are Interest Only
     Certificates, have no class balance and will bear interest on their notional amounts (initially approximately $270,644, $1,599,470 and
     $980,096, respectively) as described in this Prospectus Supplement under
     "Description of the Certificates--Interest."
(9)  The Class 15-PO and Class 5-PO Certificates are Principal Only Certificates
     and will not be entitled to distributions in respect of interest.
(10) The Class X-PO Certificates are Principal Only Certificates and will be deemed for purposes of distributions to consist of three Components as described in the table. The Components of a class are not severable. The initial class balance of the Class X-PO Certificates will be approximately
     $3,684,561.
(11) Interest will accrue on the Class X-B Certificates for each Distribution
     Date at a per annum rate equal to the weighted average (based on the Group
     Subordinate Amount for each Loan Group) of (i) with respect to Loan Group
     1, 5.500%, (ii) with respect to Loan Group 3, 5.750%, and (iii) with respect to Loan Group 4, 5.000%. For the initial Distribution Date in
     January 2005, this rate is expected to be approximately 5.443418% per annum.
(12) The Class 1-30-IO and Class 2-30-IO Components are Interest Only
     Components, have no principal balance and will bear interest on their notional amounts (initially approximately $8,839,580 and $1,487,846, respectively) as described in this Prospectus Supplement under "Description of the Certificates--Interest."
(13) The Class 1-X-PO, Class 2-X-PO and Class 3-X-PO Components are Principal
     Only Components and will not be entitled to distributions in respect of interest.

                                      S-5

                                SUMMARY OF TERMS

     This summary highlights selected information from this Prospectus
Supplement. It does not contain all of the information that you need to consider in making your investment decision. To understand the terms of the Offered
Certificates, you should read this entire Prospectus Supplement and the
Prospectus carefully.

TITLE OF SERIES:     Banc of America Mortgage Securities, Inc., Mortgage
                     Pass-Through Certificates, Series 2004-11 (the
                     "CERTIFICATES")
DEPOSITOR:           Banc of America Mortgage Securities, Inc.
ISSUER:              Banc of America Mortgage Trust 2004-11 (the "TRUST")
SELLER:              Bank of America, N.A.

SERVICER:            Bank of America, N.A.
TRUSTEE:             Wells Fargo Bank, N.A.
DISTRIBUTION DATE:   The 25th day of each month
                     (or, if not a business day, the next business day)
                     beginning January 25, 2005
CLOSING DATE:        On or about December 29, 2004
CUT-OFF DATE:        December 1, 2004
RECORD DATE:         The last business day of the month preceding a Distribution
                     Date

                                   ----------

THE CERTIFICATES

     The Certificates will be issued pursuant to a Pooling and Servicing
Agreement, to be dated the Closing Date (the "POOLING AGREEMENT"), among the
Depositor, the Servicer and the Trustee. A summary chart of the initial class balances, initial component balances, initial notional amounts, principal types, pass-through rates, interest types and ratings of the Certificates is set forth beginning on page S-4.

     The Certificates represent all of the beneficial ownership interest in the
Trust.

                   CLASSIFICATIONS OF CLASSES OF CERTIFICATES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Offered Certificates:       1-A-1, 1-A-2, 1-A-3, 1-A-4, 1-A-5, 1-A-6, 1-A-7,
                            1-A-8, 1-A-9, 1-A-10, 1-A-11, 1-A-12, 1-A-13,
                            1-A-14, 1-A-15, 1-A-16, 1-A-R, 1-A-MR, 1-A-LR,
                            2-A-1, 2-A-2, 30-IO, 3-A-1, 20-IO, 4-A-1, 15-IO,
                            15-PO, 5-A-1, 5-IO, 5-PO, X-PO, X-B-1, X-B-2, X-B-3,
                            2-B-1, 2-B-2, 2-B-3, 5-B-1, 5-B-2 and 5-B-3
Non-Offered Certificates:   X-B-4, X-B-5, X-B-6, 2-B-4, 2-B-5, 2-B-6, 5-B-4,
                            5-B-5 and 5-B-6
Senior Certificates:        1-A-1, 1-A-2, 1-A-3, 1-A-4, 1-A-5, 1-A-6, 1-A-7,
                            1-A-8, 1-A-9, 1-A-10, 1-A-11, 1-A-12, 1-A-13,
                            1-A-14, 1-A-15, 1-A-16, 1-A-R, 1-A-MR, 1-A-LR,
                            2-A-1, 2-A-2, 30-IO, 3-A-1, 20-IO, 4-A-1, 15-IO,
                            15-PO, 5-A-1, 5-IO, 5-PO and X-PO
Subordinate Certificates:   X-B-1, X-B-2, X-B-3, X-B-4, X-B-5, X-B-6, 2-B-1,
                            2-B-2, 2-B-3, 2-B-4, 2-B-5, 2-B-6, 5-B-1, 5-B-2,
                            5-B-3, 5-B-4, 5-B-5 and 5-B-6
Class A Certificates:       1-A-1, 1-A-2, 1-A-3, 1-A-4, 1-A-5, 1-A-6, 1-A-7,
                            1-A-8, 1-A-9, 1-A-10, 1-A-11, 1-A-12, 1-A-13,
                            1-A-14, 1-A-15, 1-A-16, 1-A-R, 1-A-MR, 1-A-LR,
                            2-A-1, 2-A-2, 3-A-1, 4-A-1 and 5-A-1
Class B Certificates:       X-B-1, X-B-2, X-B-3, X-B-4, X-B-5, X-B-6, 2-B-1,
                            2-B-2, 2-B-3, 2-B-4, 2-B-5, 2-B-6, 5-B-1, 5-B-2,
                            5-B-3, 5-B-4, 5-B-5 and 5-B-6
--------------------------------------------------------------------------------
Group 1 Senior
   Certificates and
   Classes:                 1-A-1, 1-A-2, 1-A-3, 1-A-4, 1-A-5, 1-A-6, 1-A-7,
                            1-A-8,
   Components:              1-A-9, 1-A-10, 1-A-11, 1-A-12, 1-A-13, 1-A-14,
                            1-A-15, 1-A-16, 1-A-R, 1-A-MR and 1-A-LR
                            Components: 1-30-IO and 1-X-PO
--------------------------------------------------------------------------------

                                      S-6



Group 2 Senior Certificates and Components:   Classes: 2-A-1 and 2-A-2
                                              Components: 2-30-IO and 2-X-PO
Group 3 Senior Certificates and Component:    Classes: 3-A-1 and 20-IO
                                              Component: 3-X-PO
Group 4 Senior Certificates:                  Classes: 4-A-1, 15-IO and 15-PO
Group 5 Senior Certificates:                  Classes: 5-A-1, 5-IO and 5-PO
Class X-B Certificates:                       X-B-1, X-B-2, X-B-3, X-B-4, X-B-5 and X-B-6
Class 2-B Certificates:                       2-B-1, 2-B-2, 2-B-3, 2-B-4, 2-B-5 and 2-B-6
Class 5-B Certificates:                       5-B-1, 5-B-2, 5-B-3, 5-B-4, 5-B-5 and 5-B-6
Component Certificates:                       X-PO and 30-IO
Components:                                   1-30-IO, 2-30-IO, 1-X-PO, 2-X-PO and 3-X-PO
PO Components:                                1-X-PO, 2-X-PO and 3-X-PO
Class X-PO Components:                        1-X-PO, 2-X-PO and 3-X-PO
Class 30-IO Components:                       1-30-IO and 2-30-IO
IO Components:                                1-30-IO and 2-30-IO
Floating Rate Certificates:                   1-A-14
Inverse Floating Rate Certificates:           1-A-15
Interest Only Certificates:                   1-A-9, 1-A-12, 1-A-15, 30-IO, 20-IO, 15-IO and 5-IO
Principal Only Certificates:                  X-PO, 15-PO and 5-PO
Accrual Certificates:                         1-A-11 and 1-A-16
Accretion Directed Certificates:              1-A-10
Lockout Certificates:                         1-A-1, 1-A-2, 1-A-4 and 1-A-8
Residual Certificates:                        1-A-R, 1-A-MR and 1-A-LR
Super Senior Certificates:                    1-A-1, 1-A-11 and 2-A-1
Super Senior Support Certificates:            1-A-2, 1-A-16 and 2-A-2


     The Senior Certificates are divided into five groups (each, a "GROUP"). The
Group 1 Senior Certificates and Components form "GROUP 1," the Group 2 Senior
Certificates and Components form "GROUP 2," the Group 3 Senior Certificates and
Component form "GROUP 3," the Group 4 Senior Certificates form "GROUP 4" and the
Group 5 Senior Certificates form "GROUP 5." Because of the provisions relating to cross-collateralization, Group 1, Group 3 and Group 4 may each also be referred to as a "CROSSED GROUP." The Class X-B Certificates are subordinate to, and provide credit enhancement, for Group 1, Group 3 and Group 4. The Class 2-B
Certificates are subordinate to, and provide credit enhancement for, Group 2.
The Class 5-B Certificates are subordinate to, and provide credit enhancement for, Group 5.

     Except to the extent of cross-collateralization payments and payments of PO
Deferred Amounts as described herein, the Group 1 Senior Certificates and
Components represent interests solely in the Group 1 Mortgage Loans, the Group 2
Senior Certificates and Components represent interests solely in the Group 2
Mortgage Loans, the Group 3 Senior Certificates and Component represent interests solely in the Group 3 Mortgage Loans, the Group 4 Senior Certificates
represent interests solely in the Group 4 Mortgage Loans and the Group 5 Senior
Certificates represent interests solely in the Group 5 Mortgage Loans. The Class
X-B Certificates will represent interests solely in the Group 1 Mortgage Loans, the Group 3 Mortgage Loans and the Group 4 Mortgage Loans. The Class 2-B
Certificates will represent interests solely in the Group 2 Mortgage Loans. The
Class 5-B Certificates will represent interests solely in the Group 5 Mortgage
Loans.
                                      S-7

     Only the Senior Certificates and the Class X-B-1, Class X-B-2, Class X-B-3,
Class 2-B-1, Class 2-B-2, Class 2-B-3, Class 5-B-1, Class 5-B-2 and Class 5-B-3
Certificates are being offered by this Prospectus Supplement.

     The Class X-B-4, Class X-B-5, Class X-B-6, Class 2-B-4, Class 2-B-5, Class
2-B-6, Class 5-B-4, Class 5-B-5 and Class 5-B-6 Certificates are not offered by this Prospectus Supplement. The Class X-B-4, Class X-B-5 and Class X-B-6
Certificates are subordinated to the Senior Certificates and Components of the
Crossed Groups and the Class X-B-1, Class X-B-2 and Class X-B-3 Certificates for
distributions of principal and interest and for allocations of losses on the
Group 1 Mortgage Loans, the Group 3 Mortgage Loans and the Group 4 Mortgage
Loans. The Class 2-B-4, Class 2-B-5 and Class 2-B-6 Certificates are
subordinated to the Group 2 Senior Certificates and Components and the Class
2-B-1, Class 2-B-2 and Class 2-B-3 Certificates for distributions of principal and interest and for allocations of losses on the Group 2 Mortgage Loans. The
Class 5-B-4, Class 5-B-5 and Class 5-B-6 Certificates are subordinated to the
Group 5 Senior Certificates and the Class 5-B-1, Class 5-B-2 and Class 5-B-3
Certificates for distributions of principal and interest and for allocations of losses on the Group 5 Mortgage Loans.

     Information provided with respect to the non-offered Certificates is included solely to aid your understanding of the Offered Certificates.

                                      S-8

MORTGAGE POOL

     The "MORTGAGE POOL" will consist of five loan groups ("LOAN GROUP 1," "LOAN
GROUP 2," "LOAN GROUP 3," "LOAN GROUP 4" and "LOAN GROUP 5" and each a "LOAN
GROUP"). Because of the provisions relating to cross-collateralization, Loan
Group 1, Loan Group 3 and Loan Group 4 may each be referred to as a "CROSSED
LOAN GROUP." The mortgage loans in each Loan Group consist of fixed-rate, conventional, fully-amortizing mortgage loans (the "GROUP 1 MORTGAGE LOANS," the
"GROUP 2 MORTGAGE LOANS," the "GROUP 3 MORTGAGE LOANS," the "GROUP 4 MORTGAGE
LOANS" and the "GROUP 5 MORTGAGE LOANS" and, collectively, the "MORTGAGE LOANS")
secured by first liens on one- to four-family properties. The Group 1 Mortgage
Loans, Group 3 Mortgage Loans and Group 4 Mortgage Loans are referred to in the aggregate as the "CROSSED LOAN GROUP MORTGAGE LOANS." All of the Mortgage Loans
were originated or acquired by Bank of America, N.A., which is an affiliate of the Depositor and Banc of America Securities LLC.

     The Depositor expects the Mortgage Loans to have the following approximate characteristics:

           SELECTED GROUP 1 MORTGAGE LOAN DATA AS OF DECEMBER 1, 2004



                                               RANGE OR TOTAL          WEIGHTED AVERAGE
                                        ----------------------------   ----------------

Number of Group 1 Mortgage Loans                     657                      --
Aggregate Unpaid Principal Balance             $355,347,444.53                --
Unpaid Principal Balance                $360,373.35 to $1,393,675.52     $540,864(1)
Interest Rate                                 5.250% to 7.375%              5.871%
Administrative Fee Rate                            0.2535%                    --
Remaining Terms to Stated Maturity            240 to 360 months           359 months
Original Term                                 240 to 360 months           360 months
Number of Months Since Origination              0 to 4 months               1 month
Original Loan-to-Value Ratio                  17.24% to 95.00%              69.83%
Credit Scores                                    622 to 829                   744
Latest Maturity Date                          December 1, 2034                --

Geographic Concentration of Mortgaged Properties in Excess of 5.00% of the
Aggregate Unpaid Principal Balance
   California                                   49.71%
   Illinois                                      5.98%
   Florida                                       5.19%
Maximum Single Zip Code Concentration            1.04%                        --


(1)  The balance shown is the average unpaid principal balance of the Group 1
     Mortgage Loans.

           SELECTED GROUP 2 MORTGAGE LOAN DATA AS OF DECEMBER 1, 2004



                                               RANGE OR TOTAL          WEIGHTED AVERAGE
                                        ----------------------------   ----------------

Number of Group 2 Mortgage Loans                    229                       --
Aggregate Unpaid Principal Balance            $128,382,537.41                 --
Unpaid Principal Balance                $335,729.70 to $1,436,000.00     $560,622(1)
Interest Rate                                 5.500% to 6.375%             5.965%
Administrative Fee Rate                           0.2535%                     --
Remaining Terms to Stated Maturity           240 to 360 months           358 months
Original Term                                240 to 360 months           359 months
Number of Months Since Origination             0 to 3 months               1 month
Original Loan-to-Value Ratio                  19.24% to 88.24%             67.12%
Credit Scores                                    638 to 819                  748
Latest Maturity Date                          December 1, 2034                --

Geographic Concentration of Mortgaged Properties in Excess of 5.00% of the
Aggregate Unpaid Principal Balance
   California                                      100.00%
Maximum Single Zip Code Concentration               3.28%                     --


(1)  The balance shown is the average unpaid principal balance of the Group 2
     Mortgage Loans.

                                      S-9

           SELECTED GROUP 3 MORTGAGE LOAN DATA AS OF DECEMBER 1, 2004



                                               RANGE OR TOTAL          WEIGHTED AVERAGE
                                        ----------------------------   ----------------

Number of Group 3 Mortgage Loans                     35                       --
Aggregate Unpaid Principal Balance             $17,313,688.77                 --
Unpaid Principal Balance                $335,418.94 to $1,109,320.85      $494,677(1)
Interest Rate                                 5.750% to 6.625%               6.043%
Administrative Fee Rate                            0.2535%                    --
Remaining Terms to Stated Maturity            236 to 239 months            237 months
Original Term                                    240 months                240 months
Number of Months Since Origination              1 to 4 months               3 months
Original Loan-to-Value Ratio                  37.84% to 80.00%               65.91%
Credit Scores                                    656 to 808                   748
Latest Maturity Date                          November 1, 2024                --

Geographic Concentration of Mortgaged Properties in Excess of 5.00% of the
Aggregate Unpaid Principal Balance
California                                         48.62%
Virginia                                            9.50%
Florida                                             8.38%
Nevada                                              6.41%
Maximum Single Zip Code Concentration               6.41%                     --


(1)  The balance shown is the average unpaid principal balance of the Group 3
     Mortgage Loans.

           SELECTED GROUP 4 MORTGAGE LOAN DATA AS OF DECEMBER 1, 2004



                                               RANGE OR TOTAL         WEIGHTED AVERAGE
                                        ---------------------------   ----------------

Number of Group 4 Mortgage Loans                    108                       --
Aggregate Unpaid Principal Balance             $57,311,400.27                 --
Unpaid Principal Balance                $75,165.29 to $1,427,023.29      $530,661(1)
Interest Rate                                 4.875% to 5.875%              5.375%
Administrative Fee Rate                           0.2535%                     --
Remaining Terms to Stated Maturity           119 to 180 months            178 months
Original Term                                120 to 180 months            178 months
Number of Months Since Origination             0 to 4 months               1 month
Original Loan-to-Value Ratio                  22.99% to 80.00%              63.99%
Credit Scores                                    631 to 826                  746
Latest Maturity Date                          December 1, 2019                --

Geographic Concentration of Mortgaged Properties in Excess of 5.00% of the
Aggregate Unpaid Principal Balance
   California                                      38.44%
   Florida                                         14.10%
Maximum Single Zip Code Concentration               2.49%


(1)  The balance shown is the average unpaid principal balance of the Group 4
     Mortgage Loans.

           SELECTED GROUP 5 MORTGAGE LOAN DATA AS OF DECEMBER 1, 2004



                                              RANGE OR TOTAL        WEIGHTED AVERAGE
                                        -------------------------   ----------------

Number of Group 5 Mortgage Loans                   180                     --
Aggregate Unpaid Principal Balance           $81,845,733.67                --
Unpaid Principal Balance                $10,738.49 to $973,211.25     $454,699(1)
Interest Rate                               6.000% to 7.375%             6.713%
Administrative Fee Rate                          0.2535%                   --
Remaining Terms to Stated Maturity          91 to 331 months           287 months
Original Term                               120 to 360 months          319 months
Number of Months Since Origination           29 to 39 months           32 months
Original Loan-to-Value Ratio                17.78% to 80.00%             65.21%
Credit Scores                                  620 to 818                 733
Latest Maturity Date                          July 1, 2032                 --

Geographic Concentration of Mortgaged Properties in Excess of 5.00% of the
Aggregate Unpaid Principal Balance
   California                                      42.28%
   Florida                                         14.13%
   North Carolina                                   7.00%
   Texas                                            6.93%
Maximum Single Zip Code Concentration               1.80%                  --


(1)  The balance shown is the average unpaid principal balance of the Group 5
     Mortgage Loans.

                                      S-10

     SELECTED CROSSED LOAN GROUP MORTGAGE LOAN DATA AS OF DECEMBER 1, 2004



                                                     RANGE OR TOTAL         WEIGHTED AVERAGE
                                              ---------------------------   ----------------

Number of Crossed Loan Group Mortgage Loans               800                      --
Aggregate Unpaid Principal Balance                  $429,972,533.57                --
Unpaid Principal Balance                      $75,165.29 to $1,427,023.29      $537,466(1)
Interest Rate                                       4.875% to 7.375%             5.812%
Administrative Fee Rate                                 0.2535%                    --
Remaining Terms to Stated Maturity                 119 to 360 months           330 months
Original Term                                      120 to 360 months           331 months
Number of Months Since Origination                   0 to 4 months               1 month
Original Loan-to-Value Ratio                        17.24% to 95.00%             68.89%
Credit Scores                                          622 to 829                  744
Latest Maturity Date                                December 1, 2034               --

Geographic Concentration of Mortgaged Properties in Excess of 5.00% of the
Aggregate Unpaid Principal Balance
    California                                           48.17%
    Florida                                               6.51%
    Illinois                                              5.69%
Maximum Single Zip Code Concentration                     0.95%


(1)  The balance shown is the average unpaid principal balance of the Crossed
     Loan Group Mortgage Loans.

     The characteristics of the Loan Groups may change because:

     o    Prior to the issuance of the Certificates, the Depositor may remove
          Mortgage Loans from a Loan Group. The Depositor also may substitute new Mortgage Loans for Mortgage Loans in a Loan Group prior to the
          Closing Date.

     o    After the issuance of the Certificates, Mortgage Loans in a Loan Group may be removed from the Trust because of repurchases by the Depositor for breaches of representations or failure to deliver required documents. Under certain circumstances, the Depositor may instead make substitutions for defective Mortgage Loans.

                                      S-11

     These removals and/or substitutions may result in changes in the Loan Group characteristics shown above. These changes may affect the weighted average lives and yields to maturity of the related Offered Certificates.

     Additional information on the Mortgage Pool and each Loan Group appears under "The Mortgage Pool" in this Prospectus Supplement.

OPTIONAL TERMINATION

     At its option, the Depositor may, subject to certain conditions, purchase all remaining Mortgage Loans in the Trust and effect early retirement of the
Certificates on any Distribution Date on which the aggregate scheduled principal balance of the Mortgage Loans in the Trust is less than 10% of the initial aggregate scheduled principal balance of the Mortgage Loans in the Trust.

     See "The Pooling and Servicing Agreement-- Optional Termination" in this
Prospectus Supplement.

     IF THE DEPOSITOR EXERCISES ITS RIGHT TO REPURCHASE ALL OF THE MORTGAGE
LOANS, THE CERTIFICATES OUTSTANDING AT THAT TIME WILL BE RETIRED EARLIER THAN
WOULD OTHERWISE BE THE CASE.

     See "Prepayment and Yield Considerations" in this Prospectus Supplement.

PRIORITY OF DISTRIBUTIONS

     Distributions (i) to each Group will be made on each Distribution Date from the Pool Distribution Amount for the related Loan Group, (ii) to the Class X-B
Certificates will be made on each Distribution Date from the Pool Distribution
Amounts for the Crossed Loan Groups, (iii) to the Class 2-B Certificates will be made on each Distribution Date from the Pool Distribution Amount for Loan Group
2 and (iv) to the Class 5-B Certificates will be made on each Distribution Date from the Pool Distribution Amount for Loan Group 5 in the following order of priority:

     o    First, to the Trustee an amount in payment for its services for such
          Distribution Date;

     o    Second, to the classes of Senior Certificates and Component of the related Group entitled to receive distributions of interest to pay interest;

     o    Third, to the classes of Senior Certificates of the related Group and the PO Component of such Group entitled to receive distributions of principal, as set forth in this Prospectus Supplement under
          "Description of the Certificates -- Principal," to pay principal;

     o    Fourth, to the PO Component of the related Group and the Class 15-PO and Class 5-PO Certificates to pay any applicable PO Deferred Amounts, but only from amounts that would otherwise be distributable on such
          Distribution Date as principal of the related Subordinated
          Certificates;

     o    Fifth, subject to any payments described under "Description of the
          Certificates -- Cross-Collateralization" (with respect to the Class
          X-B Certificates only) and any payment of PO Deferred Amounts, to each class of Class X-B, Class 2-B and Class 5-B Certificates, first to pay interest and then to pay principal in the order of numerical class designations, beginning with the Class X-B-1, Class 2-B-1 or Class
          5-B-1 Certificates, as applicable; and

                                      S-12

     o    Sixth, to the Class 1-A-R, Class 1-A-MR and Class 1-A-LR Certificates,
          any remaining amounts in the Upper-Tier REMIC, Middle-Tier REMIC and
          Lower-Tier REMIC, respectively.

     All of the distributions described above are subject to the limitations set forth in this Prospectus Supplement under "Description of the Certificates --
Interest" and "-- Principal."

     If you are purchasing Class 1-A-11 or Class 1-A-16 Certificates, you will not receive current interest distributions with respect to your Class 1-A-11 or
Class 1-A-16 Certificates until the Accretion Termination Date. Prior to the
Accretion Termination Date, interest which would otherwise be distributed on your Class 1-A-11 or Class 1-A-16 Certificates will be distributed instead as principal to the holders of certain Senior Certificates of the same Group as described under "Description of the Certificates -- Principal" in this
Prospectus Supplement. Any interest not distributed on your Class 1-A-11 or
Class 1-A-16 Certificates as described in this paragraph will be added to the principal balance of your Class 1-A-11 or Class 1-A-16 Certificates. See
"Description of the Certificates -- Principal" in this Prospectus Supplement.

     Under certain circumstances described in this Prospectus Supplement, distributions that would otherwise be made on the Class X-B Certificates may be made on the interest-bearing Senior Certificates and Components of the Crossed
Groups instead. See "Description of the Certificates -- Cross-Collateralization"
in this Prospectus Supplement.

INTEREST DISTRIBUTIONS

     The amount of interest that will accrue on each interest bearing class of
Offered Certificates or, in the case of the Class 30-IO Certificates, each applicable Component, during each interest accrual period is equal to:

     o    one-twelfth of the pass-through rate for such class or Component (as set forth or described in the table beginning on page S-4) multiplied by the principal balance or notional amount of such class or Component on the Distribution Date, minus

     o    the amount allocated to such class or Component of certain interest shortfalls arising from the timing of prepayments on the Mortgage
          Loans, interest rate limitations applicable to certain military or similar personnel and interest losses allocated to such class or
          Component, as described under "The Pooling and Servicing Agreement --
          Compensating Interest" and "Description of the Certificates --
          Interest" in this Prospectus Supplement.

     The Class X-PO, Class 15-PO and Class 5-PO Certificates are Principal Only
Certificates and are not entitled to distributions of interest.

     See "Description of the Certificates -- Distributions" and "-- Interest" in
this Prospectus Supplement.

PRINCIPAL DISTRIBUTIONS

     On each Distribution Date, principal distributions to the Certificates will be made in the order and priority described under "Description of the
Certificates -- Priority of Distributions" in this Prospectus Supplement.

     The Class 1-A-9, Class 1-A-12, Class 1-A-15, Class 30-IO, Class 20-IO,
Class 15-IO and Class 5-IO Certificates are Interest Only Certificates and are
not entitled to distributions of principal.

                                      S-13

CREDIT SUPPORT

     Credit support for the Offered Certificates and Components of each Group is provided by subordination as follows:

                   SUBORDINATION OF CLASS X-B CERTIFICATES (1)

                         ------------------------------
           Priority of   Group 1 Senior, Group 3 Senior
             Payment           and Group 4 Senior
                             (Credit Support 2.90%)
                         ------------------------------
                                   Class X-B-1
                             (Credit Support 1.20%)
                         ------------------------------
                                   Class X-B-2
                             (Credit Support 0.75%)
                         ------------------------------
                                   Class X-B-3
                             (Credit Support 0.45%)
                         ------------------------------
                                   Class X-B-4
                             (Credit Support 0.30%)
                         ------------------------------
                                   Class X-B-5
                             (Credit Support 0.15%)
                         ------------------------------
                                   Class X-B-6                Order of
                             (Credit Support 0.00%)       Loss Allocation
                         ------------------------------

----------
(1)  The credit support percentage set forth in this chart shows the initial balance of the classes of Class B Certificates subordinate to a class or classes as a percentage of the initial aggregate scheduled principal balance of the related Loan Groups.

                   SUBORDINATION OF CLASS 2-B CERTIFICATES(1)

                             ----------------------
               Priority of       Group 2 Senior
                 Payment     (Credit Support 3.10%)
                             ----------------------
                                   Class 2-B-1
                             (Credit Support 1.50%)
                             ----------------------
                                   Class 2-B-2
                             (Credit Support 0.95%)
                             ----------------------
                                   Class 2-B-3
                             (Credit Support 0.60%)
                             ----------------------
                                   Class 2-B-4
                             (Credit Support 0.35%)
                             ----------------------
                                   Class 2-B-5
                             (Credit Support 0.15%)
                             ----------------------
                                   Class 2-B-6            Order of
                             (Credit Support 0.00%)   Loss Allocation
                             ----------------------

----------
(1)  The credit support percentage set forth in this chart shows the initial balance of the classes of Class B Certificates subordinate to a class or classes as a percentage of the initial aggregate scheduled principal balance of the related Loan Group.

                                      S-14

                   SUBORDINATION OF CLASS 5-B CERTIFICATES(1)

                             ----------------------
               Priority of       Group 5 Senior
                 Payment     (Credit Support 2.80%)
                             ----------------------
                                   Class 5-B-1
                             (Credit Support 1.10%)
                             ----------------------
                                   Class 5-B-2
                             (Credit Support 0.70%)
                             ----------------------
                                   Class 5-B-3
                             (Credit Support 0.45%)
                             ----------------------
                                   Class 5-B-4
                             (Credit Support 0.30%)
                             ----------------------
                                   Class 5-B-5
                             (Credit Support 0.10%)
                             ----------------------
                                   Class 5-B-6            Order of
                             (Credit Support 0.00%)   Loss Allocation
                             ----------------------

----------
(1)  The credit support percentage set forth in this chart shows the initial balance of the classes of Class B Certificates subordinate to a class or classes as a percentage of the initial aggregate scheduled principal balance of the related Loan Group.

     See "Description of the Certificates -- Priority of Distributions" and "--
Allocation of Losses" in this Prospectus Supplement.

     After the related Class B Certificates are no longer outstanding, any principal losses allocated to a class of Super Senior Certificates will be borne by the related class of Super Senior Support Certificates, for so long as such class of Super Senior Support Certificates is outstanding.

     Under certain circumstances, certain principal payments on the Mortgage
Loans in a Crossed Loan Group otherwise distributable to the Class X-B
Certificates may be allocated to an unrelated Crossed Group of Senior
Certificates and Components (but not the PO Component of such unrelated Group or the Class 15-PO Certificates) as discussed in "Description of the Certificates
-- Cross-Collateralization" in this Prospectus Supplement.

Shifting Interest in Prepayments

     Additional credit enhancement is provided by the allocation of all applicable Non-PO Percentages of principal prepayments on the Mortgage Loans in a Loan Group to the Senior Certificates of the related Group (but not the PO
Component of such Group or the Class 15-PO or Class 5-PO Certificates) for the
first five years and the disproportionately greater allocation of prepayments to such Senior Certificates over the following four years. The disproportionate allocation of prepayments on the Mortgage Loans in a Loan Group will accelerate the amortization of those Senior Certificates relative to the amortization of the related Subordinate Certificates. As a result, the credit support percentage for the Senior Certificates of a Group should be maintained and may be increased during the first nine years.

     See "Description of the Certificates -- Principal" in this Prospectus
Supplement.

                                      S-15

PREPAYMENT AND YIELD CONSIDERATIONS

     The yield to maturity on your Offered Certificates will be sensitive to the rate and timing of principal payments (which will be affected by prepayments, defaults and liquidations) on the applicable Mortgage Loans in the related Loan
Group or Loan Groups. As a result, your yield may fluctuate significantly.

     o    In general, if you purchased your Offered Certificate at a premium or if you purchased a Class 1-A-9, Class 1-A-12, Class 1-A-15, Class
          30-IO, Class 20-IO, Class 15-IO or Class 5-IO Certificate (each of which has no principal balance) and principal distributions occur at a rate faster than you assumed, your actual yield to maturity will be lower than anticipated.

     o    Conversely, if you purchased your Offered Certificate at a discount, especially a Class X-PO, Class 15-PO or Class 5-PO Certificate, and
          principal distributions occur at a rate slower than you assumed, your actual yield to maturity will be lower than anticipated.

     Because each PO Component and the Class 15-PO and Class 5-PO Certificates
represents only the right to receive a portion of the principal received with respect to the Mortgage Loans in the related Loan Group with Net Mortgage
Interest Rates as of the Cut-off Date lower than 5.500% for Loan Group 1, 5.750%
for Loan Group 2 and Loan Group 3, 5.000% for Loan Group 4 and 6.500% for Loan
Group 5 (the "DISCOUNT MORTGAGE LOANS"), the yield to maturity on the Class X-PO
Certificates will be extremely sensitive to the rate and timing of principal prepayments on the Discount Mortgage Loans in Loan Group 1, Loan Group 3 and
Loan Group 4, the yield to maturity on the Class 15-PO Certificates will be extremely sensitive to the rate and timing of principal prepayments on the
Discount Mortgage Loans in Loan Group 4 and the yield to maturity on the Class
5-PO Certificates will be extremely sensitive to the rate and timing of principal prepayments on the Discount Mortgage Loans in Loan Group 5.

     Because the interest accrued on each Distribution Date on each IO Component and the Class 20-IO, Class 15-IO and Class 5-IO Certificates will be based on the aggregate of the Stated Principal Balances of the Mortgage Loans in the
related Loan Group which are not Discount Mortgage Loans (the "PREMIUM MORTGAGE
LOANS") multiplied by a fraction, the numerator of which is equal to the weighted average of the Net Mortgage Interest Rates of the Premium Mortgage
Loans in the related Loan Group minus 5.500% for Loan Group 1, 5.750% for Loan
Group 2 and Loan Group 3, 5.000% for Loan Group 4 and 6.500% for Loan Group 5
and the denominator of which is equal to 5.500% for Loan Group 1 and Loan Group
2, 5.750% for Loan Group 3, 5.000% for Loan Group 4 and 6.500% for Loan Group 5,
the yield to maturity on the Class 30-IO, Class 20-IO, Class 15-IO and Class
5-IO Certificates will be extremely sensitive to the rate and timing of principal payments on the Premium Mortgage Loans in the related Loan Group or
Loan Groups, particularly the Premium Mortgage Loans with higher mortgage interest rates.

     Because each class of Super Senior Support Certificates will bear principal losses allocated to the related class of Super Senior Certificates, as well as their own shares of such losses, once the related Class B Certificates are no longer outstanding, the yield to maturity of such class of Super Senior Support
Certificates will be more sensitive to the amount and timing of losses on the
Mortgage Loans in the related Loan Group than the related class of Super Senior
Certificates. See "Description of the Certificates -- Allocation of Losses" in
this Prospectus Supplement.

     The yield to maturity on the Floating Rate Certificates will be sensitive to changes in the rate of LIBOR. The yield to maturity on the Inverse Floating
Rate Certificates will be extremely sensitive to changes in the rate of LIBOR and increases in LIBOR may result in a lower yield than you expected or a negative yield. In particular, if you are purchasing an Inverse Floating Rate
Certificate, which is also an Interest Only Certificate, you should consider the risk that high constant rates of LIBOR combined with high constant prepayment rates on the Mortgage Loans in the related Loan Group may result in the failure to recover your initial investment.

                                      S-16

     The yield to maturity of the Class X-B-1, Class X-B-2, Class X-B-3, Class
2-B-1, Class 2-B-2, Class 2-B-3, Class 5-B-1, Class 5-B-2 and Class 5-B-3
Certificates will be increasingly sensitive to the amounts and timing of losses on the Mortgage Loans in the Crossed Loan Groups, in the case of the Class X-B
Certificates, the Group 2 Mortgage Loans, in the case of the Class 2-B
Certificates, or the Group 5 Mortgage Loans, in the case of the Class 5-B
Certificates, due to the fact that, once the total balance of the more junior classes of Class X-B Certificates, Class 2-B Certificates or Class 5-B
Certificates have been reduced to zero, all losses on the related Loan Group or
Loan Groups will be allocated to the Class X-B-3, Class X-B-2 and Class X-B-1
Certificates, the Class 2-B-3, Class 2-B-2 and Class 2-B-1 Certificates or the
Class 5-B-3, Class 5-B-2 and Class 5-B-1 Certificates, as the case may be, in that order, until the balance of each class has been reduced to zero.

     Because the Mortgage Loans may be prepaid at any time, it is not possible to predict the rate at which you will receive distributions of principal. Since prevailing interest rates are subject to fluctuation, you may not be able to reinvest your distributions at yields equaling or exceeding the yields on the
Offered Certificates. Yields on any reinvestments may be lower, and could be significantly lower, than the yields on your Offered Certificates.

     See "Prepayment and Yield Considerations" in this Prospectus Supplement and in the Prospectus.

                                      S-17

                       WEIGHTED AVERAGE LIFE (IN YEARS)(1)

                                                PSA(2)
                                 -----------------------------------
CLASS                              0%     100%    300%   500%   800%
------------------------------   -----   -----   -----   ----   ----
1-A-1                            20.95   15.66   11.05   9.06   5.33
1-A-2                            20.95   15.66   11.05   9.06   5.33
1-A-3                            17.01    7.98    3.51   2.46   1.83
1-A-4                            20.95   15.66   11.05   9.06   5.33
1-A-5                            29.19   25.84   12.62   6.18   3.90
1-A-6                            29.46   27.17   14.51   6.60   4.04
1-A-7                            29.77   28.89   19.41   7.33   4.23
1-A-8                            20.95   15.66   11.05   9.06   5.33
1-A-9                            20.95   15.66   11.05   9.06   5.33
1-A-10                            9.65    9.65    6.84   4.51   3.18
1-A-11                           28.51   23.28   12.11   6.11   3.87
1-A-12                            9.65    9.65    6.84   4.51   3.18
1-A-13                           17.01    7.98    3.51   2.46   1.83
1-A-14                           17.01    7.98    3.51   2.46   1.83
1-A-15                           17.01    7.98    3.51   2.46   1.83
1-A-16                           28.51   23.28   12.11   6.11   3.87
1-A-R                             0.07    0.07    0.07   0.07   0.07
1-A-MR                            0.07    0.07    0.07   0.07   0.07
1-A-LR                            0.07    0.07    0.07   0.07   0.07
2-A-1                            19.16   11.15    5.49   3.61   2.45
2-A-2                            19.16   11.15    5.49   3.61   2.45
30-IO                            19.28   11.30    5.64   3.77   2.60
3-A-1                            11.84    8.33    4.85   3.34   2.29
20-IO                            11.89    8.40    4.94   3.44   2.38
X-PO                             18.65   11.08    5.64   3.80   2.65
4-A-1                             8.39    6.58    4.40   3.24   2.33
15-IO                             8.39    6.61    4.47   3.33   2.43
15-PO                             8.46    6.68    4.53   3.40   2.50
X-B-1                            17.40   13.39    9.82   8.35   7.18
X-B-2                            17.44   13.39    9.82   8.35   7.18
X-B-3                            17.44   13.39    9.82   8.35   7.18
2-B-1                            19.16   14.43   10.30   8.64   7.31
2-B-2                            19.16   14.43   10.30   8.64   7.31
2-B-3                            19.16   14.43   10.30   8.64   7.31

                                               CPR(3)
                                 ----------------------------------
CLASS                              0%     15%     25%    40%    50%
------------------------------   -----   -----   ----   ----   ----
5-A-1                            15.11    5.05   3.07   1.74   1.30
5-IO                             16.94    5.38   3.30   1.93   1.44
5-PO                             12.74    4.93   3.15   1.89   1.42
5-B-1                            15.11   10.13   8.74   7.61   6.14
5-B-2                            15.11   10.13   8.74   7.61   6.14
5-B-3                            15.11   10.13   8.74   7.61   6.14

----------
(1)  Determined as described under "Prepayment and Yield Considerations --
     Weighted Average Lives of the Offered Certificates" in this Prospectus
     Supplement. Prepayments will not occur at any assumed rate shown or any other constant rate, and the actual weighted average lives of any or all of the classes of Offered Certificates are likely to differ from those shown, perhaps significantly.

(2)  "PSA" is the Prepayment Standard Assumption which is described under
     "Prepayment and Yield Considerations -- Weighted Average Lives of the
     Offered Certificates" in this Prospectus Supplement.

(3)  "CPR" is the Constant Prepayment Rate which is described under "Prepayment and Yield Considerations -- Weighted Average Lives of the Offered
     Certificates" in this Prospectus Supplement.

                                      S-18

FEDERAL INCOME TAX CONSEQUENCES

     For federal income tax purposes, elections will be made to treat the Trust as three separate "real estate mortgage investment conduits" (the "UPPER-TIER
REMIC," the "MIDDLE-TIER REMIC" and the "LOWER-TIER REMIC" and each, a "REMIC").

     o    The Offered Certificates (other than the Class X-PO, Class 30-IO,
          Class 1-A-R, Class 1-A-MR and Class 1-A-LR Certificates) and each
          Component will constitute "regular interests" in the REMIC and will be treated as debt instruments for federal income tax purposes.

     o    The Class 1-A-R, Class 1-A-MR and Class 1-A-LR Certificates will constitute the sole class of "residual interest" in the Upper-Tier
          REMIC, Middle-Tier REMIC and Lower-Tier REMIC, respectively.

     Interest on the Offered Certificates must be included in your income under an accrual method of tax accounting, even if you are otherwise a cash method taxpayer.

     The Interest Only Certificates, Principal Only Certificates and Accrual
Certificates will, and certain other classes may, be issued with original issue discount for federal income tax purposes. If you hold such a Certificate, you will be required to include original issue discount in income as it accrues on a constant yield method, regardless of whether you receive concurrently the cash attributable to such original issue discount.

     The holders of the Class 1-A-R, Class 1-A-MR and Class 1-A-LR Certificates
will be required to report as ordinary income or loss the net income or the net loss of the Upper-Tier REMIC, Middle-Tier REMIC and Lower-Tier REMIC,
respectively, and will be required to fund tax liabilities with respect to any such net income although no cash distributions are expected to be made with respect to the Class 1-A-R, Class 1-A-MR and Class 1-A-LR Certificates other than the distribution of their respective class balances and interest on those balances.

     See "Federal Income Tax Consequences" in this Prospectus Supplement and in the Prospectus.

LEGAL INVESTMENT

     If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements or review by regulatory authorities, then you may be subject to restrictions on investment in the
Offered Certificates. You should consult your legal, tax and accounting advisers for assistance in determining the suitability of and consequences to you of the purchase, ownership and sale of Offered Certificates.

     o    The offered Senior Certificates and the Class X-B-1, Class 2-B-1 and
          Class 5-B-1 Certificates will constitute "mortgage related securities"
          for purposes of the Secondary Mortgage Market Enhancement Act of 1984,
          as amended ("SMMEA"), so long as they are rated in one of the two highest rating categories by at least one nationally recognized rating agency.

     o    The Class X-B-2, Class X-B-3, Class 2-B-2, Class 2-B-3, Class 5-B-2
          and Class 5-B-3 Certificates will not constitute "mortgage related securities" under SMMEA.

     See "Legal Investment" in the Prospectus.

                                      S-19

ERISA CONSIDERATIONS

     If you are a fiduciary or other person acting on behalf of any employee benefit plan or arrangement, including an individual retirement account (an
"IRA"), subject to the Employee Retirement Income Security Act of 1974, as
amended ("ERISA"), the Internal Revenue Code of 1986, as amended (the "CODE"), or any federal, state or local law ("SIMILAR LAW") which is similar to ERISA or the Code (collectively, a "PLAN"), you should carefully review with your legal advisors whether the purchase or holding of an Offered Certificate could give rise to a transaction prohibited or not otherwise permissible under ERISA, the
Code or Similar Law.

     Subject to the considerations and conditions described under "ERISA
Considerations" in this Prospectus Supplement, it is expected that the Offered
Certificates (other than the Class 1-A-R, Class 1-A-MR and Class 1-A-LR
Certificates) may be purchased by Plans. THE CLASS 1-A-R, CLASS 1-A-MR AND CLASS
1-A-LR CERTIFICATES MAY NOT BE ACQUIRED BY PLANS.

     See "ERISA Considerations" in this Prospectus Supplement and in the
Prospectus.

                                      S-20

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RISK FACTORS

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     o    The Offered Certificates are not suitable investments for all investors.

     o    The Offered Certificates are complex financial instruments, so you should not purchase any Offered Certificates unless you or your financial advisor possess the necessary expertise to analyze the potential risks associated with an investment in mortgage-backed securities.

     o    You should not purchase any Offered Certificates unless you understand, and are able to bear, the prepayment, credit, liquidity and market risks associated with those Offered Certificates.

     o    You should carefully consider the risk factors discussed below in addition to the other information contained in this Prospectus
          Supplement and the Prospectus.

THE RATE OF PRINCIPAL PAYMENTS ON THE MORTGAGE LOANS WILL AFFECT THE YIELD ON
THE OFFERED CERTIFICATES

     The rate of distributions of principal and the yield to maturity on your
Certificates will be directly related to (i) the rate of payments of principal on the applicable Mortgage Loans and (ii) the amount and timing of defaults by borrowers that result in losses on such Mortgage Loans. Borrowers are permitted to prepay their Mortgage Loans, in whole or in part, at any time without penalty.

     The rate of principal payments on the Mortgage Loans mainly will be affected by the following:

     o    the amortization schedules of the Mortgage Loans;

     o    the rate of partial prepayments and full prepayments by borrowers due to refinancing, job transfer, changes in property values or other factors;

     o    liquidations of the properties that secure defaulted Mortgage Loans;

     o    repurchases of Mortgage Loans by the Depositor as a result of defective documentation or breaches of representations or warranties;

     o    purchases by the Depositor of certain delinquent Mortgage Loans; and

     o    the optional repurchase of all the Mortgage Loans by the Depositor to effect a termination of the trust.

     For a more detailed discussion of these factors, see "The Pooling and
Servicing Agreement -- Repurchases of Mortgage Loans," "-- Optional Repurchases
of Certain Mortgage Loans" and "--Optional Termination" and "Prepayment and
Yield Considerations" in this Prospectus Supplement and "The Pooling and
Servicing Agreement -- Assignment of Mortgage Loans to the Trustee" and "--
Termination; Optional Purchase of Mortgage Loans" and "Prepayment and Yield
Considerations" in the Prospectus.

     The rate of payments (including prepayments) on mortgage loans is influenced by a variety of economic, geographic, social and other factors, but depends greatly on the level of mortgage interest rates:

     o    If prevailing interest rates for similar mortgage loans fall below the interest rates on the Mortgage Loans, the rate of prepayment would generally be expected to increase due to refinancings.

     o    Conversely, if prevailing interest rates for similar mortgage loans rise above the interest rates on the Mortgage Loans, the rate of prepayment would generally be expected to decrease.

                                      S-21

     Mortgage originators (including Bank of America, N.A.) make general and targeted solicitations for refinancings. Any such solicited refinancings may result in a rate of prepayment that is higher than you might otherwise expect.

     If you are purchasing Offered Certificates at a discount, and specifically if you are purchasing the Class X-PO, Class 15-PO or Class 5-PO Certificates,
you should consider the risk that if principal payments on the applicable
Mortgage Loans, or, in the case of the Class X-PO, Class 15-PO or Class 5-PO
Certificates, the Discount Mortgage Loans in the related Loan Group or Loan
Groups, occur at a rate slower than you expected, your yield will be lower than you expected. See "Prepayment and Yield Considerations --Yield on the Class
X-PO, Class 15-PO and Class 5-PO Certificates" in this Prospectus Supplement for a more detailed description of risks associated with the purchase of the Class
X-PO, Class 15-PO and Class 5-PO Certificates, including tables demonstrating the particular sensitivities of the Class X-PO, Class 15-PO and Class 5-PO
Certificates to the rate of prepayments.

     If you are purchasing Offered Certificates at a premium, or are purchasing a Class 1-A-9, Class 1-A-12, Class 1-A-15, Class 30-IO, Class 20-IO, Class 15-IO
or Class 5-IO Certificate (each of which has no principal balance), you should consider the risk that if principal payments on the Mortgage Loans in the related Loan Group or, in the case of the Class 30-IO, Class 20-IO, Class 15-IO and Class 5-IO Certificates, the Premium Mortgage Loans in the related Loan
Group or Loan Groups, occur at a rate faster than you expected, your yield may be lower than you expected. IF YOU ARE PURCHASING CLASS 1-A-9, CLASS 1-A-12,
CLASS 1-A-15, CLASS 30-IO, CLASS 20-IO, CLASS 15-IO OR CLASS 5-IO CERTIFICATES,
YOU SHOULD CONSIDER THE RISK THAT A RAPID RATE OF PRINCIPAL PAYMENTS ON THE
APPLICABLE MORTGAGE LOANS IN THE RELATED LOAN GROUP OR LOAN GROUPS COULD RESULT
IN YOUR FAILURE TO RECOVER YOUR INITIAL INVESTMENT. See "Prepayment and Yield
Considerations -- Yield on the Inverse Floating Rate Certificates," "--Yield on
the Class 1-A-9 and Class 1-A-12 Certificates" and "--Yield on the Class 30-IO,
Class 20-IO, Class 15-IO and Class 5-IO Certificates" in this Prospectus
Supplement for a more detailed description of risks associated with the purchase of the Class 1-A-9, Class 1-A-12, Class 1-A-15, Class 30-IO, Class 20-IO, Class
15-IO or Class 5-IO Certificates, including tables demonstrating the particular sensitivities of the Class 1-A-9, Class 1-A-12, Class 1-A-15, Class 30-IO, Class
20-IO, Class 15-IO and Class 5-IO Certificates to the rate of prepayments on the applicable Mortgage Loans in the related Loan Group or Loan Groups.

     If you are purchasing the Inverse Floating Rate Certificates, you should also consider the risk that a high rate of LIBOR may result in a lower actual yield than you expected or a negative yield. In particular, you should consider the risk that high constant rates of LIBOR or high constant prepayment rates on the applicable Mortgage Loans may result in the failure to recover your initial investment. See "Prepayment and Yield Considerations -- Yield on the Inverse
Floating Rate Certificates" in this Prospectus Supplement for a more detailed description of the risks associated with the purchase of the Inverse Floating
Rate Certificates, including a table demonstrating the particular sensitivity of the Inverse Floating Rate Certificates to the rate of prepayments on the related
Mortgage Loans.

     See "Summary of Terms -- Prepayment and Yield Considerations" and
"Prepayment and Yield Considerations" in this Prospectus Supplement.

THERE IS A RISK THAT INTEREST PAYMENTS ON THE MORTGAGE LOANS MAY BE INSUFFICIENT
TO PAY INTEREST ON YOUR CERTIFICATES

     When a Mortgage Loan is prepaid in full, the mortgagor is charged interest only up to the date on which payment is made, rather than for an entire month.
When a mortgagor makes a partial principal

                                      S-22

prepayment on a Mortgage Loan, the mortgagor is not charged interest on the prepayment for the month in which received. This may result in a shortfall in interest collections available for payment on the next Distribution Date. The
Servicer is required to cover a portion of the shortfall in interest collections that are attributable to prepayments in full and partial prepayments on the applicable Mortgage Loans, but only up to the amount of Compensating Interest for such Distribution Date as described herein under "The Pooling and Servicing
Agreement -- Compensating Interest." To the extent these shortfalls from the
Mortgage Loans are not covered by the amount of Compensating Interest, they will be allocated pro rata to the related interest-bearing classes of Certificates and Components as described herein under "Description of the Certificates --
Interest."

CERTIFICATES MAY NOT BE APPROPRIATE FOR INDIVIDUAL INVESTORS

     If you are an individual investor who does not have sufficient resources or expertise to evaluate the particular characteristics of the applicable class of
Offered Certificates, the Offered Certificates may not be an appropriate investment for you. This may be the case because, among other things:

     o    if you purchase your Certificates at a price other than par, your yield to maturity will be sensitive to the uncertain rate and timing of principal prepayments on the applicable Mortgage Loans in the related Loan Group or Loan Groups;

     o    the rate of principal distributions on, and the weighted average lives of, the Offered Certificates will be sensitive to the uncertain rate and timing of principal prepayments on the applicable Mortgage Loans in the related Loan Group or Loan Groups and the priority of principal distributions among the classes of Certificates, and as such, the
          Offered Certificates may be inappropriate investments for you if you require a distribution of a particular amount of principal on a specific date or an otherwise predictable stream of distributions;

     o    you may not be able to reinvest amounts distributed in respect of principal on your Certificates which distributions, in general, are expected to be greater during periods of relatively low interest rates) at a rate at least as high as the applicable pass-through rate or your expected yield;

     o    a secondary market for the Offered Certificates may not develop or provide you with liquidity of investment; and

     o    you must pay tax on any interest or original issue discount in the year it accrues, even if the cash is paid to you in a different year.

     If you are an individual investor considering the purchase of an Offered
Certificate, you should also carefully consider the other risk factors discussed in this Prospectus Supplement and the special considerations discussed under the headings "Summary of Terms -- Prepayment and Yield Considerations" and
"Prepayment and Yield Considerations" in this Prospectus Supplement and
"Prepayment and Yield Considerations" in the Prospectus.

SUBORDINATION OF SUPER SENIOR SUPPORT, CLASS X-B, CLASS 2-B AND CLASS 5-B
CERTIFICATES INCREASES RISK OF LOSS

     If you purchase Class B Certificates, you are more likely to suffer losses as a result of losses or delinquencies on the applicable Mortgage Loans than are holders of the Senior Certificates of the related Group or Groups.

     o    The rights of each class of Class X-B Certificates to receive distributions of interest and principal are subordinated to the rights of the Senior Certificates and the Components of the Crossed Groups

                                      S-23

          and each class of Class X-B Certificates with a lower numerical designation. For example, the Class X-B-2 Certificates will not receive principal or interest on a Distribution Date until the Senior
          Certificates and Components in the Crossed Groups and Class X-B-1
          Certificates have received the amounts to which they are entitled on that Distribution Date.

     o    The rights of each class of Class 2-B Certificates to receive distributions of interest and principal are subordinated to the rights of the Group 2 Senior Certificates and Components and each class of
          Class 2-B Certificates with a lower numerical designation. For example, the Class 2-B-2 Certificates will not receive principal or interest on a Distribution Date until the Group 2 Senior Certificates and Components and Class 2-B-1 Certificates have received the amounts to which they are entitled on that Distribution Date.

     o    The rights of each class of Class 5-B Certificates to receive distributions of interest and principal are subordinated to the rights of the Group 5 Senior Certificates and each class of Class 5-B
          Certificates with a lower numerical designation. For example, the
          Class 5-B-2 Certificates will not receive principal or interest on a
          Distribution Date until the Group 5 Senior Certificates and Class
          5-B-1 Certificates have received the amounts to which they are entitled on that Distribution Date.

     o    The Non-PO Percentage of losses that are realized on the Mortgage
          Loans in the Crossed Loan Groups, Loan Group 2 or Loan Group 5,
          respectively, will be allocated first to the Class X-B-6, Class 2-B-6 or Class 5-B-6 Certificates, as appropriate, then to the Class X-B-5,
          Class 2-B-5 or Class 5-B-5 Certificates and so on, in reverse of the numerical order of the applicable Class B Certificates until the outstanding balances of those classes have been reduced to zero.

     o    The Class 1-X-PO and Class 3-X-PO Components and the Class 15-PO
          Certificates will be entitled to reimbursement for certain losses allocated to it from amounts otherwise distributable as principal on the Class X-B Certificates, in reverse numerical order, regardless of the Crossed Loan Group from which such amounts are received. The Class
          2-X-PO Component will be entitled to reimbursement for certain losses allocated to it from amounts otherwise distributable as principal on the Class 2-B Certificates, in reverse numerical order. The Class 5-PO
          Certificates will be entitled to reimbursement for certain losses allocated to them from amounts otherwise distributable as principal on the Class 5-B Certificates, in reverse numerical order.

     If you purchase a class of Super Senior Support Certificates, you should consider the risk that after the related Class B Certificates are no longer outstanding, the principal portion of losses realized on the Mortgage Loans in the related Loan Group that are allocated to the related class of Super Senior
Certificates will be borne by your class of Super Senior Support Certificates, rather than the related class of Super Senior Certificates, for so long as your class of Super Senior Support Certificates is outstanding. See "Description of the Certificates -- Allocation of Losses" in this Prospectus Supplement.

     For a more detailed description of the subordination feature of the Class B
Certificates, see "Description of the Certificates -- Allocation of Losses" and
"-- Cross-Collateralization" in this Prospectus Supplement.

CLASS X-B CERTIFICATES PROVIDE SUBORDINATION FOR THE CROSSED GROUPS

     Because the Class X-B Certificates provide credit support for all the
Crossed Groups, the outstanding balances of the Class X-B Certificates could be reduced to zero as a result of a disproportionate amount of Realized Losses on the Mortgage Loans in one or more Crossed Loan Groups. Therefore, Realized
Losses on the Mortgage Loans in a Crossed Loan Group, will reduce the subordination provided by Class X-B Certificates to the other Crossed Groups of
Senior Certificates and Components and increase the likelihood that Realized
Losses may be allocated to such other Crossed Groups. See "Description of the
Certificates -- Allocation of Losses" herein.

                                      S-24

     Under certain circumstances, principal otherwise payable to the Class X-B
Certificates will be paid to the interest-bearing Senior Certificates and
Components of the Crossed Groups as described under "Description of the
Certificates -- Cross-Collateralization" in this Prospectus Supplement.

LIMITED SOURCE OF PAYMENTS - NO RECOURSE TO DEPOSITOR, SELLER, SERVICER OR
TRUSTEE

     Proceeds of the Mortgage Loans will be the sole source of payments on the
Certificates. The Certificates do not represent an interest in or obligation of the Depositor, the Seller, the Servicer, the Trustee or any of their affiliates.
There are, however, limited obligations of the Depositor with respect to certain breaches of its representations and warranties, and limited obligations of the
Servicer with respect to its servicing obligations.

     Neither the Certificates nor the Mortgage Loans will be guaranteed by or insured by any governmental agency or instrumentality, the Depositor, the
Seller, the Servicer, the Trustee or any of their affiliates. Consequently, if payments on the Mortgage Loans are insufficient or otherwise unavailable to make all payments required on the Certificates, there will be no recourse to the
Depositor, the Seller, the Servicer, the Trustee or any of their affiliates.

LIMITED LIQUIDITY

     The Underwriter intends to make a market for purchase and sale of the
Offered Certificates after their initial issuance, but the Underwriter has no obligation to do so. There is no assurance that such a secondary market will develop or, if it does develop, that it will provide you with liquidity of investment or that it will continue for the life of the Offered Certificates. As a result, you may not be able to sell your Certificates or you may not be able to sell your Certificates at a high enough price to produce your desired return on investment.

     The secondary market for mortgage-backed securities has experienced periods of illiquidity and can be expected to do so in the future. Illiquidity means that there may not be any purchasers for your class of Certificates. Although any class of Certificates may experience illiquidity, it is more likely that classes of Certificates that are more sensitive to prepayment, credit or interest rate risk (such as the Interest Only, Inverse Floating Rate, Principal
Only, Subordinated or Super Senior Support Certificates) will experience illiquidity.

GEOGRAPHIC CONCENTRATION MAY INCREASE RISK OF LOSS DUE TO ADVERSE ECONOMIC
CONDITIONS OR NATURAL DISASTERS

     At various times, certain geographic regions will experience weaker economic conditions and housing markets and, consequently, will experience higher rates of delinquency and loss on mortgage loans generally. In addition, certain states have experienced natural disasters, including earthquakes, fires, floods and hurricanes, which may adversely affect property values. Any concentration of mortgaged properties in a state or region may present unique risk considerations. All of the Mortgage Loans in Loan Group 2 are located in
California. Due to the high concentration of Mortgage Loans in California, the
Group 2 Certificates and Components and the Class 2-B Certificates may
experience greater losses than those in other Groups if California experiences weaker economic conditions or natural disasters. See the tables entitled
"Distribution of the Mortgaged Properties" under the heading "The Mortgage Pool"
in this Prospectus Supplement for a listing of the locations and concentrations of Mortgaged Properties.

                                      S-25

     Any deterioration in housing prices in a state or region due to adverse economic conditions, natural disaster or other factors, and any deterioration of economic conditions in a state or region that adversely affects the ability of borrowers to make payments on the Mortgage Loans of a Loan Group, may result in losses on such Mortgage Loans. Any losses may adversely affect the yield to maturity of the related Offered Certificates.

     See "The Mortgage Pool" in this Prospectus Supplement for further information regarding the geographic concentration of the Mortgage Loans.

RIGHTS OF BENEFICIAL OWNERS MAY BE LIMITED BY BOOK-ENTRY SYSTEM

     All of the Offered Certificates, other than the Class 1-A-R, Class 1-A-MR and Class 1-A-LR Certificates, are Book-Entry Certificates and will be held through the book-entry system of The Depository Trust Company. Transactions in the Book-Entry Certificates generally can be effected only through DTC and
Participants. As a result:

     o    your ability to pledge Book-Entry Certificates to entities that do not participate in the DTC system, or to otherwise act with respect to
          Book-Entry Certificates, may be limited due to the lack of a physical certificate for your Certificates; and

     o    under a book-entry format, you may experience delays in the receipt of payments, since distributions will be made by the Trustee to DTC, and not directly to you.

     For a more detailed discussion of the Book-Entry Certificates, see
"Description of the Certificates --Book-Entry Certificates" in this Prospectus
Supplement.

TAX CONSEQUENCES OF THE RESIDUAL CERTIFICATES

     o    The Class 1-A-R, Class 1-A-MR and Class 1-A-LR Certificates will be the sole "residual interest" in the Upper-Tier REMIC, Middle-Tier
          REMIC and Lower-Tier REMIC, respectively, for federal income tax purposes.

     o    The holders of the Class 1-A-R, Class 1-A-MR and Class 1-A-LR
          Certificates must report as ordinary income or loss the net income or the net loss of the respective REMIC whether or not any cash distributions are made to it. This allocation of income or loss may result in a zero or negative after-tax return. No cash distributions are expected to be made with respect to the Class 1-A-R, Class 1-A-MR and Class 1-A-LR Certificates other than the distribution of their respective class balances and interest on those balances.

     o    Treasury regulations have been issued, generally effective February 4,
          2000, that require a seller of the Class 1-A-R, Class 1-A-MR or Class
          1-A-LR Certificate to either pay the buyer an amount designed to compensate the buyer for assuming the tax liability or transfer only to certain eligible transferees should the seller wish to qualify for
          "safe harbor" protection from possible disregard of such a transfer.

                                      S-26

     o    Due to their tax consequences, the Class 1-A-R, Class 1-A-MR and Class
          1-A-LR Certificates will be subject to restrictions on transfer that may affect their liquidity. In addition, the Class 1-A-R, Class 1-A-MR and Class 1-A-LR Certificates may not be acquired by Plans.

     See "Description of the Certificates -- Restrictions on Transfer of the
Class 1-A-R, Class 1-A-MR and Class 1-A-LR Certificates," "Prepayment and Yield
Considerations -- Yield on the Class 1-A-R, Class 1-A-MR and Class 1-A-LR
Certificates," "ERISA Considerations" and "Federal Income Tax Consequences" in
this Prospectus Supplement.

UNITED STATES MILITARY OPERATIONS MAY INCREASE RISK OF RELIEF ACT SHORTFALLS

     In response to the previously executed and threatened terrorist attacks in the United States and foreign countries, the United States has initiated military operations and has placed a substantial number of armed forces reservists and members of the National Guard on active duty status. It is possible that the number of reservists and members of the National Guard placed on active duty status in the near future may increase. To the extent that a member of the military, or a member of the armed forces reserves or National
Guard who is called to active duty, is a mortgagor of a Mortgage Loan in the
Trust, the interest rate limitation of Servicemembers Civil Relief Act and any comparable state law, will apply. This may result in interest shortfalls on the
Mortgage Loans, which will be borne by the related interest-bearing classes of
Certificates and Components as described herein. The Depositor has not taken any action to determine whether any of the Mortgage Loans would be affected by such interest rate limitation. See "Description of the Certificates -- Interest" in
this Prospectus Supplement and "Certain Legal Aspects of the Mortgage Loans --
Servicemembers Civil Relief Act and Similar Laws" in the Prospectus.

                                      S-27

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THE MORTGAGE POOL

--------------------------------------------------------------------------------

     The following descriptions of the Mortgage Loans and the Mortgaged
Properties are based upon the expected characteristics of the Mortgage Loans as of the close of business on the Cut-off Date. The balances shown have been adjusted for the scheduled principal payments due on or before the Cut-off Date.
Prior to the Closing Date, Mortgage Loans may be removed from the Loan Groups and other Mortgage Loans may be substituted for them. The Depositor believes that the information set forth in this Prospectus Supplement is representative of the characteristics of the Loan Groups as they will be constituted on the
Closing Date. Unless the context requires otherwise, references below to percentages of the Mortgage Loans in a Loan Group and the Crossed Loan Groups
are approximate percentages of the aggregate Stated Principal Balance of the
Mortgage Loans in such Loan Group or Loan Groups as of the Cut-off Date.

     The Trust will consist primarily of a pool (the "MORTGAGE POOL") of fixed-rate, conventional, fully-amortizing mortgage loans (the "MORTGAGE LOANS")
secured by first liens on one- to four-family residential properties. The
Mortgage Loans have been divided into five loan groups ("LOAN GROUP 1," "LOAN
GROUP 2," "LOAN GROUP 3," "LOAN GROUP 4" and "LOAN GROUP 5" and each a "LOAN
GROUP"). Because of the provisions relating to cross-collateralization, Loan
Group 1, Loan Group 3 and Loan Group 4 may each also be referred to as a
"CROSSED LOAN GROUP." The Mortgage Loans in Loan Group 1 will consist of mortgage loans substantially all of which have original terms to maturity of approximately 20 to 30 years and are referred to as the "GROUP 1 MORTGAGE
LOANS." The Mortgage Loans in Loan Group 2 will consist of mortgage loans substantially all of which have original terms to maturity of approximately 20 to 30 years and are located in the State of California and are referred to as the "GROUP 2 MORTGAGE LOANS." The Mortgage Loans in Group 3 will consist of mortgage loans substantially all of which have original terms to maturity of approximately 20 years and are referred to as the "GROUP 3 MORTGAGE LOANS." The
Mortgage Loans in Loan Group 4 will consist of mortgage loans substantially all of which have original terms to maturity of approximately 10 to 15 years and are referred to as the "GROUP 4 MORTGAGE LOANS." The Mortgage Loans in Loan Group 5
will consist of mortgage loans substantially all of which have original terms to maturity of approximately 10 to 30 years and are referred to as the "GROUP 5
MORTGAGE LOANS." The Group 1 Mortgage Loans, the Group 3 Mortgage Loans and the
Group 4 Mortgage Loans are referred to in the aggregate as the "CROSSED LOAN
GROUP MORTGAGE LOANS." Borrowers may prepay their Mortgage Loans at any time without penalty. Accordingly, the actual date on which any Mortgage Loan is paid in full may be earlier than the stated maturity date due to unscheduled payments of principal. The Mortgage Loans will have scheduled monthly payments of interest and principal due on the first day of each month. Each Mortgage Loan bears interest at a fixed rate.

     The Mortgage Pool consists of Mortgage Loans either (i) originated by the
Seller or (ii) purchased by the Seller from various entities that either originated the Mortgage Loans or acquired the Mortgage Loans pursuant to mortgage loan purchase programs operated by such entities. For a description of the underwriting standards generally applicable to the Mortgage Loans, see "The
Mortgage Loan Programs -- Mortgage Loan Underwriting --Bank of America General
Underwriting Standards" in the Prospectus. The Mortgage Loans will be sold by the Seller to the Depositor on the Closing Date pursuant to a mortgage loan purchase agreement between the Seller and the Depositor (the "MORTGAGE LOAN
PURCHASE AGREEMENT"). The Mortgage Loan Purchase Agreement will provide the
Depositor with remedies against the Seller for breaches of representations and warranties made by the Depositor with respect to the Mortgage Loans in the
Pooling Agreement and for the failure to deliver documentation with respect to the Mortgage Loans under the Pooling Agreement.

                                      S-28

     As of the Cut-off Date, no Mortgage Loan was delinquent and no Mortgage
Loan has been more than 30 days delinquent more than once during the preceding twelve months. As of the Cut-off Date, approximately 0.26% of the Group 1
Mortgage Loans, none of the Group 2 Mortgage Loans, Group 3 Mortgage Loans or
Group 4 Mortgage Loans, approximately 0.51% of the Group 5 Mortgage Loans and approximately 0.21% of the Crossed Loan Group Mortgage Loans were Buy-Down Loans subject to Buy-Down Funds. See "The Trust Estates -- Mortgage Loans -- Buy-Down
Loans" in the Prospectus.

     Approximately 70.69% of the Group 1 Mortgage Loans, approximately 66.39% of the Group 2 Mortgage Loans, approximately 76.62% of the Group 3 Mortgage Loans, approximately 76.00% of the Group 4 Mortgage Loans, approximately 66.88% of the
Group 5 Mortgage Loans and approximately 71.64% of the Crossed Loan Group
Mortgage Loans have been originated under the Accelerated Processing Programs.
Mortgage Loans in the Accelerated Processing Programs are subject to less stringent documentation requirements. Approximately 0.95% of the Group 1
Mortgage Loans, none of the Group 2 Mortgage Loans, Group 3 Mortgage Loans or
Group 4 Mortgage Loans, approximately 4.48% of the Group 5 Mortgage Loans and approximately 0.78% of the Crossed Loan Group Mortgage Loans were originated under the Accelerated Processing Programs of All-Ready Home and Rate Reduction
Refinance. See "The Mortgage Loan Programs -- Mortgage Loan Underwriting -- Bank
of America General Underwriting Standards" in the Prospectus.

     As of the Cut-off Date, no Mortgage Loan will have a Loan-to-Value Ratio of more than 95.00%. For more information on the Loan-to-Value Ratios of the
Mortgage Loans, see the "Original Loan-to-Value Ratios" tables below. Subject to minor exceptions permitted in the Seller's discretion, each Mortgage Loan with a
Loan-to-Value Ratio at origination in excess of 80% generally will be covered by a primary mortgage guaranty insurance policy which conforms to the standards of
Fannie Mae ("FNMA") or the Federal Home Loan Mortgage Corporation ("FHLMC"). No
such primary mortgage insurance policy will be required with respect to any such
Mortgage Loan after the date on which the related Loan-to-Value Ratio is less than 80%. Notwithstanding the foregoing, a Mortgage Loan which at origination was covered by a primary mortgage guaranty insurance policy may no longer be covered by such policy as a result of the mortgagor obtaining an appraisal after origination indicating a loan-to-value ratio at the time of such appraisal of less than 80%.

     The "LOAN-TO-VALUE RATIO" of a Mortgage Loan at any time is the percentage equal to (i) the principal balance of the related Mortgage Loan divided by (ii)
the lesser of (a) the appraised value of the related Mortgaged Property determined in an appraisal obtained by the originator at origination of the
Mortgage Loan or an automated valuation model or tax assessed value (if permitted by the applicable mortgage loan program) and (b) except for Mortgage
Loans made for refinancing purposes, the sales price for the Mortgaged Property.
The value of any mortgaged property generally will change from the level that existed on the appraisal or sales date. If residential real estate values generally or in a particular geographic area decline, the Loan-to-Value Ratios might not be a reliable indicator of the rates of delinquencies, foreclosures and losses that could occur with respect to the Mortgage Loans.

                                      S-29

GROUP 1 MORTGAGE LOAN DATA

     The following tables set forth certain characteristics of the Group 1
Mortgage Loans as of the Cut-off Date. The balances and percentages may not be exact due to rounding.



                                       ALL GROUP 1           GROUP 1 DISCOUNT          GROUP 1 PREMIUM
                                     MORTGAGE LOANS           MORTGAGE LOANS           MORTGAGE LOANS
                                 ----------------------   ----------------------   ----------------------

Number of Mortgage Loans                   657                      249                      408
Aggregate Stated Principal
   Balance(1)                         $355,347,445             $137,942,169             $217,405,275
Range of Original Terms to
   Stated Maturity                  240 to 360 months        240 to 360 months        300 to 360 months
Range of Stated Principal
   Balances(1)                   $360,373 to $1,393,676   $360,373 to $1,208,737   $360,641 to $1,393,676
Average Stated Principal
   Balance(1)                           $540,864                 $553,985                 $532,856
Latest Stated Maturity Date         December 1, 2034         December 1, 2034         December 1, 2034
Range of Mortgage Interest
   Rates                            5.250% to 7.375%         5.250% to 5.750%         5.875% to 7.375%
Weighted Average Mortgage
   Interest Rate(1)                      5.871%                   5.703%                   5.977%
Range of Remaining Terms to
   Stated Maturity                  240 to 360 months        240 to 360 months        299 to 360 months
Weighted Average Remaining
   Term to Stated Maturity(1)          359 months               359 months               359 months
Range of Original Loan-to-
   Value Ratios                     17.24% to 95.00%         28.95% to 95.00%         17.24% to 90.00%
Weighted Average Original
   Loan-to-Value Ratio(1)                69.83%                   69.21%                   70.22%
Geographic Concentration of
   Mortgaged Properties
   Securing Mortgage Loans in
   Excess of 5% of the
   Aggregate Stated Principal
   Balance(1)
      California                         49.71%                   48.87%                   50.24%
      Illinois                            5.98%                      *                      7.07%
      Florida                             5.19%                      *                      6.12%
      Virginia                              *                      5.86%                      *


----------
(1)  Approximate.
*    Less than 5% of the aggregate Stated Principal Balance.

                                      S-30

                      OCCUPANCY OF MORTGAGED PROPERTIES(1)

                                 NUMBER OF       AGGREGATE       % OF GROUP 1
                                  GROUP 1    STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
OCCUPANCY                          LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
Primary Residence                   616       $335,149,395.15        94.32%
Second Home                          41         20,198,049.38         5.68
                                    ---       ---------------       -------
   Total                            657       $355,347,444.53       100.00%
                                    ===       ===============       ======

----------
(1)  Based solely on representations of the mortgagor at the time of origination of the related Group 1 Mortgage Loan.

                                 PROPERTY TYPES

                                 NUMBER OF       AGGREGATE       % OF GROUP 1
                                  GROUP 1    STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
PROPERTY TYPE                      LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
Single Family Residence             481       $264,018,697.53        74.30%
PUD-Detached                        111         57,617,269.10        16.21
Condominium                          38         18,895,175.17         5.32
2-Family                             16         10,007,467.66         2.82
PUD-Attached                          9          3,841,835.07         1.08
3-Family                              2            967,000.00         0.27
                                    ---       ---------------       ------
   Total                            657       $355,347,444.53       100.00%
                                    ===       ===============       ======

                             MORTGAGE LOAN PURPOSES

                                 NUMBER OF       AGGREGATE       % OF GROUP 1
                                  GROUP 1    STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
PURPOSE                            LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
Purchase                            300       $158,362,115.18        44.57%
Refinance--Rate/Term                225        130,084,247.16        36.61
Refinance--Cashout                  132         66,901,082.19        18.83
                                    ---       ---------------       ------
   Total                            657       $355,347,444.53       100.00%
                                    ===       ===============       ======

                                      S-31

            GEOGRAPHICAL DISTRIBUTION OF THE MORTGAGED PROPERTIES(1)

                                 NUMBER OF       AGGREGATE       % OF GROUP 1
                                  GROUP 1    STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
GEOGRAPHIC AREA                    LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
Arizona                               8       $  3,352,932.91         0.94%
Arkansas                              1            534,271.34         0.15
California                          317        176,646,795.27        49.71
Colorado                             15          8,462,671.72         2.38
Connecticut                           9          5,505,433.27         1.55
Delaware                              2            775,157.83         0.22
District of Columbia                  7          3,843,353.50         1.08
Florida                              34         18,449,372.91         5.19
Georgia                               7          3,362,352.43         0.95
Idaho                                 2          1,063,610.53         0.30
Illinois                             40         21,253,906.80         5.98
Indiana                               2          1,150,000.00         0.32
Kansas                                3          1,838,138.35         0.52
Kentucky                              1            459,519.73         0.13
Maine                                 2            864,911.80         0.24
Maryland                             30         15,297,235.99         4.30
Massachusetts                        19         10,592,608.52         2.98
Michigan                             10          6,580,303.01         1.85
Minnesota                             2          1,639,004.49         0.46
Missouri                              4          1,841,570.25         0.52
Nevada                                7          4,031,271.21         1.13
New Hampshire                         2          1,029,136.85         0.29
New Jersey                            6          3,040,162.33         0.86
New Mexico                            2          1,113,388.27         0.31
New York                             18          9,727,896.21         2.74
North Carolina                       18          8,353,663.79         2.35
Oklahoma                              1            396,000.00         0.11
Oregon                                6          2,756,004.91         0.78
Pennsylvania                          2            754,250.00         0.21
Rhode Island                          4          1,960,985.44         0.55
South Carolina                        6          3,078,524.00         0.87
Tennessee                             3          1,560,910.43         0.44
Texas                                15          8,998,916.26         2.53
Utah                                  1            599,388.27         0.17
Vermont                               2            865,637.56         0.24
Virginia                             35         16,994,181.75         4.78
Washington                           13          5,905,874.87         1.66
Wisconsin                             1            668,101.73         0.19
                                    ---       ---------------       ------
   Total                            657       $355,347,444.53       100.00%
                                    ===       ===============       ======

----------
(1)  As of the Cut-off Date, no more than approximately 1.04% of the Group 1
     Mortgage Loans are expected to be secured by mortgaged properties in any one five-digit postal zip code.

                                      S-32

                   CURRENT MORTGAGE LOAN PRINCIPAL BALANCES(1)

                                 NUMBER OF       AGGREGATE       % OF GROUP 1
                                  GROUP 1    STATED PRINCIPAL    CUT-OFF DATE
CURRENT MORTGAGE LOAN             MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
PRINCIPAL BALANCES                 LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
$350,000.01 to $400,000.00          128       $ 49,078,344.53        13.81%
$400,000.01 to $450,000.00          116         49,450,667.10        13.92
$450,000.01 to $500,000.00          107         51,041,821.74        14.36
$500,000.01 to $550,000.00           84         44,266,557.15        12.46
$550,000.01 to $600,000.00           51         29,546,614.92         8.31
$600,000.01 to $650,000.00           57         36,033,071.03        10.14
$650,000.01 to $700,000.00           24         16,326,366.63         4.59
$700,000.01 to $750,000.00           24         17,587,793.88         4.95
$750,000.01 to $800,000.00           16         12,473,529.31         3.51
$800,000.01 to $850,000.00            5          4,202,389.55         1.18
$850,000.01 to $900,000.00            6          5,272,129.35         1.48
$900,000.01 to $950,000.00            8          7,403,334.50         2.08
$950,000.01 to $1,000,000.00         20         19,800,441.28         5.57
$1,000,000.01 to $1,500,000.00       11         12,864,383.56         3.62
                                    ---       ---------------       ------
   Total                            657       $355,347,444.53       100.00%
                                    ===       ===============       ======

----------
(1)  As of the Cut-off Date, the average outstanding principal balance of the
     Group 1 Mortgage Loans is expected to be approximately $540,864.

                        ORIGINAL LOAN-TO-VALUE RATIOS(1)

                                 NUMBER OF       AGGREGATE       % OF GROUP 1
                                  GROUP 1    STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
ORIGINAL LOAN-TO-VALUE RATIOS      LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
15.01% to 20.00%                      1       $    499,502.24         0.14%
25.01% to 30.00%                      5          3,247,833.54         0.91
30.01% to 35.00%                      2            831,431.07         0.23
35.01% to 40.00%                     10          5,898,313.84         1.66
40.01% to 45.00%                     15         10,698,830.51         3.01
45.01% to 50.00%                     26         15,084,526.35         4.25
50.01% to 55.00%                     21         12,091,552.97         3.40
55.01% to 60.00%                     43         24,182,846.97         6.81
60.01% to 65.00%                     48         25,413,912.31         7.15
65.01% to 70.00%                     97         53,701,283.82        15.11
70.01% to 75.00%                     76         42,231,396.84        11.88
75.01% to 80.00%                    297        154,377,792.88        43.44
80.01% to 85.00%                      4          1,639,331.61         0.46
85.01% to 90.00%                     11          5,065,968.58         1.43
90.01% to 95.00%                      1            382,921.00         0.11
                                    ---       ---------------       ------
   Total                            657       $355,347,444.53       100.00%
                                    ===       ===============       ======

----------
(1)  As of the Cut-off Date, the weighted average Loan-to-Value Ratio at origination of the Group 1 Mortgage Loans is expected to be approximately
     69.83%.

                                      S-33

                           MORTGAGE INTEREST RATES(1)

                                 NUMBER OF       AGGREGATE       % OF GROUP 1
                                  GROUP 1    STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
MORTGAGE INTEREST RATES            LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
5.001% to 5.250%                      2       $  1,053,384.00         0.30%
5.251% to 5.500%                     22         11,996,256.27         3.38
5.501% to 5.750%                    225        124,892,528.99        35.15
5.751% to 6.000%                    341        181,994,210.20        51.22
6.001% to 6.250%                     55         28,417,040.28         8.00
6.251% to 6.500%                     10          5,901,867.22         1.66
7.001% to 7.250%                      1            559,563.14         0.16
7.251% to 7.500%                      1            532,594.43         0.15
                                    ---       ---------------       ------
   Total                            657       $355,347,444.53       100.00%
                                    ===       ===============       ======

----------
(1)  As of the Cut-off Date, the weighted average mortgage interest rate of the
     Group 1 Mortgage Loans is expected to be approximately 5.871% per annum.

                               REMAINING TERMS(1)

                                 NUMBER OF       AGGREGATE       % OF GROUP 1
                                  GROUP 1    STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
REMAINING TERMS                    LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
221 to 240 months                     1       $    375,000.00         0.11%
281 to 300 months                     2            907,643.97         0.26
341 to 360 months                   654        354,064,800.56        99.64
                                    ---       ---------------       ------
   Total                            657       $355,347,444.53       100.00%
                                    ===       ===============       ======

----------
(1)  As of the Cut-off Date, the weighted average remaining term of the Group 1
     Mortgage Loans is expected to be approximately 359 months.

                         CREDIT SCORES OF MORTGAGORS(1)

                                 NUMBER OF       AGGREGATE       % OF GROUP 1
                                  GROUP 1    STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
CREDIT SCORES                      LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
801 to 850                           27       $ 14,222,565.95         4.00%
751 to 800                          304        165,723,358.47        46.64
701 to 750                          208        113,704,341.84        32.00
651 to 700                           96         49,938,226.06        14.05
601 to 650                           19         10,135,214.82         2.85
Not Scored                            3          1,623,737.39         0.46
                                    ---       ---------------       ------
   Total                            657       $355,347,444.53       100.00%
                                    ===       ===============       ======

----------
(1)  The scores shown are Bureau Credit Scores from Experian (FICO), Equifax
     (Beacon) and TransUnion (Empirica).

                                      S-34

GROUP 2 MORTGAGE LOAN DATA

     The following tables set forth certain characteristics of the Group 2
Mortgage Loans as of the Cut-off Date. The balances and percentages may not be exact due to rounding.



                                       ALL GROUP 2           GROUP 2 DISCOUNT          GROUP 2 PREMIUM
                                     MORTGAGE LOANS           MORTGAGE LOANS           MORTGAGE LOANS
                                 ----------------------   ----------------------   ----------------------

Number of Mortgage Loans                   229                    151                        78
Aggregate Stated Principal
   Balance(1)                         $128,382,537              $87,480,059              $40,902,479
Range of Original Terms to
   Stated Maturity                  240 to 360 months        240 to 360 months        300 to 360 months
Range of Stated Principal
   Balances(1)                   $335,730 to $1,436,000   $358,820 to $1,436,000   $335,730 to $1,096,853
Average Stated Principal
   Balance(1)                           $560,622                 $579,338                 $524,391
Latest Stated Maturity Date         December 1, 2034         December 1, 2034         December 1, 2034
Range of Mortgage Interest
   Rates                            5.500% to 6.375%         5.500% to 6.000%         6.125% to 6.375%
Weighted Average Mortgage
   Interest Rate(1)                      5.965%                   5.854%                   6.204%
Range of Remaining Terms to
   Stated Maturity                  240 to 360 months        240 to 360 months        299 to 360 months
Weighted Average Remaining
   Term to Stated Maturity(1)          358 months               359 months               357 months
Range of Original Loan-to-
   Value Ratios                     19.24% to 88.24%         19.24% to 80.00%         22.38% to 88.24%
Weighted Average Original
   Loan-to-Value Ratio(1)                67.12%                   67.12%                   67.13%
Geographic Concentration of
   Mortgaged Properties
   Securing Mortgage Loans
   in Excess of 5% of the
   Aggregate Stated Principal
   Balance
                                         100.00%                  100.00%                  100.00%
      California


----------
(1)  Approximate.

                                      S-35

                      OCCUPANCY OF MORTGAGED PROPERTIES(1)

                                 NUMBER OF       AGGREGATE       % OF GROUP 2
                                  GROUP 2    STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
OCCUPANCY                          LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
Primary Residence                   219       $122,583,236.81        95.48%
Second Home                          10          5,799,300.60         4.52
                                    ---       ---------------       ------
   Total                            229       $128,382,537.41       100.00%
                                    ===       ===============       ======

----------
(1)  Based solely on representations of the mortgagor at the time of origination of the related Group 2 Mortgage Loan.

                                 PROPERTY TYPES

                                 NUMBER OF       AGGREGATE       % OF GROUP 2
                                  GROUP 2    STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
PROPERTY TYPE                      LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
Single Family Residence             165       $ 93,305,999.34        72.68%
PUD-Detached                         42         22,246,045.87        17.33
Condominium                          14          7,565,436.20         5.89
2-Family                              5          3,168,292.46         2.47
3-Family                              2          1,648,051.16         1.28
PUD-Attached                          1            448,712.38         0.35
                                    ---       ---------------       ------
   Total                            229       $128,382,537.41       100.00%
                                    ===       ===============       ======

                             MORTGAGE LOAN PURPOSES

                                 NUMBER OF       AGGREGATE       % OF GROUP 2
                                  GROUP 2    STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
PURPOSE                            LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
Purchase                             91       $ 53,411,614.89        41.60%
Refinance--Rate/Term                 66         40,726,937.64        31.72
Refinance--Cashout                   72         34,243,984.88        26.67
                                    ---       ---------------       ------
   Total                            229       $128,382,537.41       100.00%
                                    ===       ===============       ======

              GEOGRAPHICAL DISTRIBUTION OF MORTGAGED PROPERTIES(1)

                                 NUMBER OF       AGGREGATE       % OF GROUP 2
                                  GROUP 2    STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
GEOGRAPHIC AREA                    LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
California                          229       $128,382,537.41       100.00%
                                    ---       ---------------       ------
   Total                            229       $128,382,537.41       100.00%
                                    ===       ===============       ======

----------
(1)  As of the Cut-off Date, no more than approximately 3.28% of the Group 2
     Mortgage Loans are expected to be secured by mortgaged properties located in any one five-digit postal zip code.

                                      S-36

                   CURRENT MORTGAGE LOAN PRINCIPAL BALANCES(1)

                                 NUMBER OF       AGGREGATE       % OF GROUP 2
                                  GROUP 2    STATED PRINCIPAL    CUT-OFF DATE
CURRENT MORTGAGE LOAN             MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
PRINCIPAL BALANCE                  LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
$300,000.01 to $350,000.00            3       $  1,024,065.59         0.80%
$350,000.01 to $400,000.00           40         15,360,513.81        11.96
$400,000.01 to $450,000.00           44         18,945,161.98        14.76
$450,000.01 to $500,000.00           38         18,196,410.91        14.17
$500,000.01 to $550,000.00           30         15,779,042.37        12.29
$550,000.01 to $600,000.00           10          5,762,180.79         4.49
$600,000.01 to $650,000.00           10          6,274,410.27         4.89
$650,000.01 to $700,000.00            9          6,087,609.03         4.74
$700,000.01 to $750,000.00            8          5,937,185.66         4.62
$750,000.01 to $800,000.00            5          3,873,260.70         3.02
$800,000.01 to $850,000.00            7          5,850,097.52         4.56
$850,000.01 to $900,000.00            5          4,405,171.09         3.43
$900,000.01 to $950,000.00            3          2,826,161.31         2.20
$950,000.01 to $1,000,000.00         12         11,876,929.28         9.25
$1,000,000.01 to $1,500,000.00        5          6,184,337.10         4.82
                                    ---       ---------------       ------
   Total                            229       $128,382,537.41       100.00%
                                    ===       ===============       ======

----------
(1)  As of the Cut-off Date, the average outstanding principal balance of the
     Group 2 Mortgage Loans is expected to be approximately $560,622.

                        ORIGINAL LOAN-TO-VALUE RATIOS(1)

                                 NUMBER OF       AGGREGATE       % OF GROUP 2
                                  GROUP 2    STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
ORIGINAL LOAN-TO-VALUE RATIOS      LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
15.01% to 20.00%                      1       $    961,019.19         0.75%
20.01% to 25.00%                      1            895,000.00         0.70
25.01% to 30.00%                      3          2,042,984.72         1.59
35.01% to 40.00%                      3          1,498,503.52         1.17
40.01% to 45.00%                      7          3,902,243.73         3.04
45.01% to 50.00%                     12          6,399,358.13         4.98
50.01% to 55.00%                     15          9,395,191.45         7.32
55.01% to 60.00%                     18          8,407,819.14         6.55
60.01% to 65.00%                     23         12,094,899.40         9.42
65.01% to 70.00%                     33         20,081,185.11        15.64
70.01% to 75.00%                     23         13,192,441.27        10.28
75.01% to 80.00%                     89         48,763,453.89        37.98
85.01% to 90.00%                      1            748,437.86         0.58
                                    ---       ---------------       ------
   Total                            229       $128,382,537.41       100.00%
                                    ===       ===============       ======

----------
(1)  As of the Cut-off Date, the weighted average Loan-to-Value Ratio at origination of Group 2 Mortgage Loans is expected to be approximately
     67.12%.

                                      S-37

                           MORTGAGE INTEREST RATES(1)

                                 NUMBER OF       AGGREGATE       % OF GROUP 2
                                  GROUP 2    STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
MORTGAGE INTEREST RATES            LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
5.251% to 5.500%                      7       $  4,080,794.24         3.18%
5.501% to 5.750%                     50         27,775,970.12        21.64
5.751% to 6.000%                     94         55,623,294.30        43.33
6.001% to 6.250%                     68         35,813,075.47        27.90
6.251% to 6.500%                     10          5,089,403.28         3.96
                                    ---       ---------------       ------
   Total                            229       $128,382,537.41       100.00%
                                    ===       ===============       ======

----------
(1)  As of the Cut-off Date, the weighted average mortgage interest rate of the
     Group 2 Mortgage Loans is expected to be approximately 5.965% per annum.

                               REMAINING TERMS(1)

                                 NUMBER OF       AGGREGATE       % OF GROUP 2
                                  GROUP 2    STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
REMAINING TERMS                    LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
221 to 240 months                     1       $    452,000.00         0.35%
281 to 300 months                     1            488,807.12         0.38
341 to 360 months                   227        127,441,730.29        99.27
                                    ---       ---------------       ------
   Total                            229       $128,382,537.41       100.00%
                                    ===       ===============       ======

----------
(1)  As of the Cut-off Date, the weighted average remaining term to stated
     maturity of the Group 2 Mortgage Loans is expected to be approximately 358 months.

                         CREDIT SCORES OF MORTGAGORS(1)

                                 NUMBER OF       AGGREGATE       % OF GROUP 2
                                  GROUP 2    STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
CREDIT SCORES                      LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
801 to 850                           11       $  6,819,642.91         5.31%
751 to 800                          114         65,315,071.04        50.88
701 to 750                           65         35,360,651.93        27.54
651 to 700                           34         18,828,828.34        14.67
601 to 650                            4          1,623,343.19         1.26
Not Scored                            1            435,000.00         0.34
                                    ---       ---------------       ------
   Total                            229       $128,382,537.41       100.00%
                                    ===       ===============       ======

----------
(1)  The scores shown are Bureau Credit Scores from Experian (FICO), Equifax
     (Beacon) and TransUnion (Empirica).

                                      S-38

GROUP 3 MORTGAGE LOAN DATA

     The following tables set forth certain characteristics of the Group 3
Mortgage Loans as of the Cut-off Date. The balances and percentages may not be exact due to rounding.



                                                 ALL GROUP 3          GROUP 3 DISCOUNT         GROUP 3 PREMIUM
                                               MORTGAGE LOANS          MORTGAGE LOANS          MORTGAGE LOANS
                                           ----------------------   --------------------   ---------------------

Number of Mortgage Loans                             35                      20                      15
Aggregate Stated Principal
   Balance(1)                                    $17,313,689             $10,285,832             $7,027,857
Original Terms to
   Stated Maturity                               240 months              240 months              240 months
Range of Stated Principal
   Balances(1)                             $335,419 to $1,109,321   $358,403 to $695,432   $335,419 to $1,109,321
Average Stated Principal
   Balance(1)                                     $494,677                $514,292                $468,524
Latest Stated Maturity Date                   November 1, 2024        November 1, 2024        November 1, 2024
Range of Mortgage Interest
   Rates                                      5.750% to 6.625%        5.750% to 6.000%        6.125% to 6.625%
Weighted Average Mortgage
   Interest Rate(1)                                6.043%                  5.919%                  6.225%
Range of Remaining Terms to
   Stated Maturity                            236 to 239 months       236 to 239 months       236 to 239 months
Weighted Average Remaining
   Term to Stated Maturity(1)                    237 months              237 months              237 months
Range of Original Loan-to-Value
   Ratios                                     37.84% to 80.00%        37.84% to 80.00%        39.33% to 80.00%
Weighted Average Original
   Loan-to-Value Ratio(1)                          65.91%                  63.67%                  69.20%
Geographic Concentration of
   Mortgaged Properties Securing
   Mortgage Loans in Excess of 5% of the
   Aggregate Stated Principal Balance(1)
      California                                   48.62%                  57.82%                  35.16%
      Nevada                                        6.41%                     *                    15.78%
      Virginia                                      9.50%                  12.59%                     *
      Arizona                                         *                       *                    11.46%
      Washington                                      *                       *                     9.93%
      Florida                                       8.38%                   9.86%                   6.22%
      Alabama                                         *                       *                     5.86%
      North Carolina                                  *                       *                     5.85%
      Maine                                           *                     5.81%                     *
      Tennessee                                       *                     5.18%                     *


----------
(1)  Approximate.

*    Less than 5% of the aggregate Stated Principal Balance.

                                      S-39

                      OCCUPANCY OF MORTGAGED PROPERTIES(1)

                                 NUMBER OF       AGGREGATE       % OF GROUP 3
                                  GROUP 3    STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
OCCUPANCY                          LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
Primary Residence                    32       $15,190,985.75         87.74%
Second Home                           3         2,122,703.02         12.26
                                    ---       --------------        ------
   Total                             35       $17,313,688.77        100.00%
                                    ===       ==============        ======

----------
(1)  Based solely on representations of the mortgagor at the time of origination of the related Group 3 Mortgage Loan.

                                 PROPERTY TYPES

                                 NUMBER OF       AGGREGATE       % OF GROUP 3
                                  GROUP 3    STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
PROPERTY TYPE                      LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
Single Family Residence              25       $11,842,555.47         68.40%
PUD-Detached                          8         4,457,751.13         25.75
Condominium                           2         1,013,382.17          5.85
                                    ---       --------------        ------
   Total                             35       $17,313,688.77        100.00%
                                    ===       ==============        ======

                             MORTGAGE LOAN PURPOSES

                                 NUMBER OF       AGGREGATE       % OF GROUP 3
                                  GROUP 3    STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
PURPOSE                            LOANS       CUT-OFF DATE         BALANCE
-------                          ---------   ----------------   --------------
Refinance--Cashout                   14       $ 6,372,748.89         36.81%
Purchase                             10         5,542,490.45         32.01
Refinance--Rate/Term                 11         5,398,449.43         31.18
                                    ---       --------------        ------
   Total                             35       $17,313,688.77        100.00%
                                    ===       ==============        ======

                                      S-40

              GEOGRAPHICAL DISTRIBUTION OF MORTGAGED PROPERTIES(1)

                                 NUMBER OF       AGGREGATE       % OF GROUP 3
                                  GROUP 3    STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
GEOGRAPHIC AREA                    LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------

Alabama                               1       $   411,734.90          2.38%
Arizona                               2           805,478.43          4.65
California                           17         8,417,867.30         48.62
Florida                               3         1,451,404.90          8.38
Illinois                              1           414,140.88          2.39
Maine                                 1           597,357.67          3.45
Maryland                              2           820,469.90          4.74
Nevada                                1         1,109,320.85          6.41
North Carolina                        1           411,432.92          2.38
Tennessee                             1           532,643.93          3.08
Virginia                              4         1,643,984.79          9.50
Washington                            1           697,852.30          4.03
                                    ---       --------------        ------
   Total                             35       $17,313,688.77        100.00%
                                    ===       ==============        ======

----------
(1)   As of the Cut-off Date, no more than approximately 6.41% of the Group 3
      Mortgage Loans are expected to be secured by mortgaged properties located in any one five-digit postal zip code.

                   CURRENT MORTGAGE LOAN PRINCIPAL BALANCES(1)

                                 NUMBER OF       AGGREGATE       % OF GROUP 3
                                  GROUP 3    STATED PRINCIPAL    CUT-OFF DATE
CURRENT MORTGAGE LOAN             MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
PRINCIPAL BALANCES                 LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
$300,000.01 to $350,000.00            2       $   683,944.45          3.95%
$350,000.01 to $400,000.00            7         2,692,758.13         15.55
$400,000.01 to $450,000.00            9         3,816,310.03         22.04
$450,000.01 to $500,000.00            5         2,387,816.85         13.79
$500,000.01 to $550,000.00            2         1,065,882.10          6.16
$550,000.01 to $600,000.00            4         2,318,246.13         13.39
$600,000.01 to $650,000.00            3         1,846,125.76         10.66
$650,000.01 to $700,000.00            2         1,393,284.47          8.05
$1,000,000.01 to $1,500,000.00        1         1,109,320.85          6.41
                                    ---       --------------        ------
   Total                             35       $17,313,688.77        100.00%
                                    ===       ==============        ======

----------
(1)  As of the Cut-off Date, the average outstanding principal balance of the
     Group 3 Mortgage Loans is expected to be approximately $494,677.

                                      S-41

                        ORIGINAL LOAN-TO-VALUE RATIOS(1)

                                 NUMBER OF       AGGREGATE       % OF GROUP 3
                                  GROUP 3    STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
ORIGINAL LOAN-TO-VALUE RATIOS      LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
35.01% to 40.00%                      2       $ 1,043,957.68          6.03%
40.01% to 45.00%                      5         2,289,493.82         13.22
55.01% to 60.00%                      3         1,450,294.80          8.38
60.01% to 65.00%                      3         1,551,887.23          8.96
65.01% to 70.00%                      7         4,002,296.87         23.12
70.01% to 75.00%                      4         2,092,790.03         12.09
75.01% to 80.00%                     11         4,882,968.34         28.20
                                    ---       --------------        ------
   Total                             35       $17,313,688.77        100.00%
                                    ===       ==============        ======

----------
(1)  As of the Cut-off Date, the weighted average Loan-to-Value Ratio at origination of Group 3 Mortgage Loans is expected to be approximately
     65.91%.

                           MORTGAGE INTEREST RATES(1)

                                 NUMBER OF       AGGREGATE       % OF GROUP 3
                                  GROUP 3    STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
MORTGAGE INTEREST RATES            LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
5.501% to 5.750%                      2       $   893,070.87          5.16%
5.751% to 6.000%                     18         9,392,761.03         54.25
6.001% to 6.250%                     12         5,494,531.50         31.74
6.251% to 6.500%                      2           835,473.07          4.83
6.501% to 6.750%                      1           697,852.30          4.03
                                    ---       --------------        ------
   Total                             35       $17,313,688.77        100.00%
                                    ===       ==============        ======

----------
(1)  As of the Cut-off Date, the weighted average mortgage interest rate of the
     Group 3 Mortgage Loans is expected to be approximately 6.043% per annum.

                                      S-42

                               REMAINING TERMS(1)

                                 NUMBER OF       AGGREGATE       % OF GROUP 3
                                  GROUP 3    STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
REMAINING TERMS                    LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
221 to 240 months                    35       $17,313,688.77        100.00%
                                    ---       --------------        ------
   Total                             35       $17,313,688.77        100.00%
                                    ===       ==============        ======

----------
(1)  As of the Cut-off Date, the weighted average remaining term to stated
     maturity of the Group 3 Mortgage Loans is expected to be approximately 237 months.

                         CREDIT SCORES OF MORTGAGORS(1)

                                 NUMBER OF       AGGREGATE       % OF GROUP 3
                                  GROUP 3    STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
CREDIT SCORES                      LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
801 to 850                            1       $   475,020.21          2.74%
751 to 800                           19         9,821,998.39         56.73
701 to 750                            7         3,341,264.14         19.30
651 to 700                            8         3,675,406.03         21.23
                                    ---       --------------        ------
   Total                             35       $17,313,688.77        100.00%
                                    ===       ==============        ======

----------
(1)  The scores shown are Bureau Credit Scores from Experian (FICO), Equifax
     (Beacon) and TransUnion (Empirica).

                                      S-43

GROUP 4 MORTGAGE LOAN DATA

     The following tables set forth certain characteristics of the Group 4
Mortgage Loans as of the Cut-off Date. The balances and percentages may not be exact due to rounding.



                                                    ALL GROUP 4         GROUP 4 DISCOUNT        GROUP 4 PREMIUM
                                                  MORTGAGE LOANS         MORTGAGE LOANS          MORTGAGE LOANS
                                              ---------------------   --------------------   ---------------------

Number of Mortgage Loans                                108                    51                     57
Aggregate Stated Principal Balance(1)               $57,311,400            $27,029,930            $30,281,470
Original Terms to Stated Maturity                120 to 180 months      120 to 180 months      120 to 180 months
Range of Stated Principal Balances(1)         $75,165 to $1,427,023   $363,634 to $797,069   $75,165 to $1,427,023
Average Stated Principal Balance(1)                  $530,661               $529,999               $531,254
Latest Stated Maturity Date                      December 1, 2019       December 1, 2019       December 1, 2019
Range of Mortgage Interest Rates                 4.875% to 5.875%       4.875% to 5.250%       5.375% to 5.875%
Weighted Average Mortgage Interest Rate(1)            5.375%                 5.216%                 5.518%
Range of Remaining Terms to Stated Maturity      119 to 180 months      120 to 180 months      119 to 180 months
Weighted Average Remaining
   Term to Stated Maturity(1)                       178 months             179 months             177 months
Range of Original Loan-to-Value Ratios           22.99% to 80.00%       27.28% to 80.00%       22.99% to 80.00%
Weighted Average Original
   Loan-to-Value Ratio(1)                             63.99%                 65.53%                 62.62%
Geographic Concentration of Mortgaged
   Properties Securing Mortgage Loans in
   Excess of 5% of the Aggregate Stated
   Principal Balance
      California                                      38.44%                 39.05%                 37.90%
      Florida                                         14.10%                 16.93%                 11.58%
      Missouri                                           *                    6.13%                    *
      Maryland                                           *                      *                    5.53%
      Arizona                                            *                      *                    5.32%
      Illinois                                           *                      *                    5.11%


----------
(1)  Approximate.

*    Less than 5% of the aggregate Stated Principal Balance.

                                      S-44

                      OCCUPANCY OF MORTGAGED PROPERTIES(1)

                                 NUMBER OF       AGGREGATE       % OF GROUP 4
                                  GROUP 4    STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
OCCUPANCY                          LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
Primary Residence                    93       $47,521,976.32         82.92%
Second Home                          15         9,789,423.95         17.08
                                    ---       --------------        ------
   Total                            108       $57,311,400.27        100.00%
                                    ===       ==============        ======

----------
(1)  Based solely on representations of the mortgagor at the time of origination of the related Group 4 Mortgage Loan.

                                 PROPERTY TYPES

                                 NUMBER OF       AGGREGATE       % OF GROUP 4
                                  GROUP 4    STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
PROPERTY TYPE                      LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
Single Family Residence              68       $36,031,011.79         62.87%
PUD-Detached                         26        14,731,871.00         25.70
Condominium                          11         5,702,951.39          9.95
Townhouse                             1           403,721.00          0.70
PUD-Attached                          1           366,679.80          0.64
Cooperative                           1            75,165.29          0.13
                                    ---       --------------        ------
   Total                            108       $57,311,400.27        100.00%
                                    ===       ==============        ======

                             MORTGAGE LOAN PURPOSES

                                 NUMBER OF       AGGREGATE       % OF GROUP 4
                                  GROUP 4    STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
PURPOSE                            LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
Purchase                             38       $21,700,874.40         37.86%
Refinance--Rate/Term                 38        19,585,288.21         34.17
Refinance--Cashout                   32        16,025,237.66         27.96
                                    ---       --------------        ------
   Total                            108       $57,311,400.27        100.00%
                                    ===       ==============        ======

                                      S-45

              GEOGRAPHICAL DISTRIBUTION OF MORTGAGED PROPERTIES(1)

                                 NUMBER OF       AGGREGATE       % OF GROUP 4
                                  GROUP 4    STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
GEOGRAPHIC AREA                    LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
Alabama                               1       $   600,000.00          1.05%
Arizona                               3         1,610,552.31          2.81
California                           43        22,032,359.87         38.44
Colorado                              1           747,252.16          1.30
District of Columbia                  2           511,610.47          0.89
Florida                              15         8,080,985.89         14.10
Illinois                              5         2,782,287.17          4.85
Maine                                 1           647,643.43          1.13
Maryland                              5         2,699,481.51          4.71
Massachusetts                         2         1,406,614.73          2.45
Missouri                              3         1,657,441.97          2.89
Montana                               1         1,427,023.29          2.49
Nevada                                3         1,707,948.28          2.98
New Hampshire                         1           600,000.00          1.05
New Mexico                            1           418,461.21          0.73
New York                              2           941,161.07          1.64
North Carolina                        4         1,987,615.94          3.47
South Carolina                        3         1,727,912.15          3.01
Tennessee                             2           852,099.93          1.49
Texas                                 3         1,541,402.68          2.69
Virginia                              5         2,534,948.74          4.42
Washington                            2           796,597.47          1.39
                                    ---       --------------        ------
   Total                            108       $57,311,400.27        100.00%
                                    ===       ==============        ======

----------
(1)  As of the Cut-off Date, no more than approximately 2.49% of the Group 4
     Mortgage Loans are expected to be secured by mortgaged properties located in any one five-digit postal zip code.

                                      S-46

                   CURRENT MORTGAGE LOAN PRINCIPAL BALANCES(1)

                                 NUMBER OF       AGGREGATE       % OF GROUP 4
                                  GROUP 4    STATED PRINCIPAL    CUT-OFF DATE
CURRENT MORTGAGE LOAN             MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
PRINCIPAL BALANCE                  LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
$50,000.01 to $100,000.00             1       $    75,165.29          0.13%
$300,000.01 to $350,000.00            1           340,909.82          0.59
$350,000.01 to $400,000.00           15         5,701,946.60          9.95
$400,000.01 to $450,000.00           19         8,106,964.31         14.15
$450,000.01 to $500,000.00           23        11,160,943.31         19.47
$500,000.01 to $550,000.00           12         6,311,089.94         11.01
$550,000.01 to $600,000.00           13         7,639,835.46         13.33
$600,000.01 to $650,000.00            8         5,081,237.84          8.87
$650,000.01 to $700,000.00            4         2,666,384.70          4.65
$700,000.01 to $750,000.00            4         2,901,721.36          5.06
$750,000.01 to $800,000.00            5         3,898,662.13          6.80
$900,000.01 to $950,000.00            1           906,451.71          1.58
$1,000,000.01 to $1,500,000.00        2         2,520,087.80          4.40
                                    ---       --------------        ------
   Total                            108       $57,311,400.27        100.00%
                                    ===       ==============        ======

----------
(1)  As of the Cut-off Date, the average outstanding principal balance of the
     Group 4 Mortgage Loans is expected to be approximately $530,661.

                        ORIGINAL LOAN-TO-VALUE RATIOS(1)

                                 NUMBER OF       AGGREGATE       % OF GROUP 4
                                  GROUP 4    STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
ORIGINAL LOAN-TO-VALUE RATIOS      LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
20.01% to 25.00%                      1       $   498,187.25          0.87%
25.01% to 30.00%                      2         1,056,916.91          1.84
30.01% to 35.00%                      1           615,000.00          1.07
35.01% to 40.00%                      3         1,689,000.00          2.95
40.01% to 45.00%                      9         4,682,479.82          8.17
45.01% to 50.00%                      8         4,028,164.42          7.03
50.01% to 55.00%                      7         3,985,486.52          6.95
55.01% to 60.00%                      8         3,565,621.19          6.22
60.01% to 65.00%                     11         5,395,566.54          9.41
65.01% to 70.00%                     13         7,604,993.37         13.27
70.01% to 75.00%                     12         6,059,244.34         10.57
75.01% to 80.00%                     33        18,130,739.91         31.64
                                    ---       --------------        ------
   Total                            108       $57,311,400.27        100.00%
                                    ===       ==============        ======

----------
(1)  As of the Cut-off Date, the weighted average Loan-to-Value Ratio at origination of Group 4 Mortgage Loans is expected to be approximately
     63.99%.

                                      S-47

                           MORTGAGE INTEREST RATES(1)

                                 NUMBER OF       AGGREGATE       % OF GROUP 4
                                  GROUP 4    STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
MORTGAGE INTEREST RATES            LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
4.751% to 5.000%                      4       $ 1,966,234.43          3.43%
5.001% to 5.250%                     47        25,063,696.06         43.73
5.251% to 5.500%                     45        23,511,927.09         41.02
5.501% to 5.750%                      9         4,797,074.20          8.37
5.751% to 6.000%                      3         1,972,468.49          3.44
                                    ---       --------------        ------
   Total                            108       $57,311,400.27        100.00%
                                    ===       ==============        ======

----------
(1)  As of the Cut-off Date, the weighted average mortgage interest rate of the
     Group 4 Mortgage Loans is expected to be approximately 5.375% per annum.

                               REMAINING TERMS(1)

                                 NUMBER OF       AGGREGATE       % OF GROUP 4
                                  GROUP 4    STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
REMAINING TERMS                    LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
101 to 120 months                     3       $ 1,563,964.76          2.73%
161 to 180 months                   105        55,747,435.51         97.27
                                    ---       --------------        ------
   Total                            108       $57,311,400.27        100.00%
                                    ===       ==============        ======

----------
(1)  As of the Cut-off Date, the weighted average remaining term to stated
     maturity of the Group 4 Mortgage Loans is expected to be approximately 178 months.

                         CREDIT SCORES OF MORTGAGORS(1)

                                 NUMBER OF       AGGREGATE       % OF GROUP 4
                                  GROUP 4    STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
CREDIT SCORES                      LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
801 to 850                            7       $ 3,632,192.67          6.34%
751 to 800                           45        24,910,842.55         43.47
701 to 750                           35        18,714,540.14         32.65
651 to 700                           16         7,972,228.92         13.91
601 to 650                            5         2,081,595.99          3.63
                                    ---       --------------        ------
   Total                            108       $57,311,400.27        100.00%
                                    ===       ==============        ======

----------
(1)  The scores shown are Bureau Credit Scores from Experian (FICO), Equifax
     (Beacon) and TransUnion (Empirica).

                                      S-48

GROUP 5 MORTGAGE LOAN DATA

     The following tables set forth certain characteristics of the Group 5
Mortgage Loans as of the Cut-off Date. The balances and percentages may not be exact due to rounding.



                                     ALL GROUP 5         GROUP 5 DISCOUNT       GROUP 5 PREMIUM
                                    MORTGAGE LOANS        MORTGAGE LOANS        MORTGAGE LOANS
                                 -------------------   -------------------   --------------------

Number of Mortgage Loans                 180                   115                    65
Aggregate Stated Principal
   Balance(1)                        $81,845,734           $51,312,486            $30,533,247
Range of Original Terms to
   Stated Maturity                120 to 360 months     120 to 360 months      180 to 360 months
Range of Stated Principal
   Balances(1)                   $10,738 to $973,211   $10,738 to $804,818   $339,728 to $973,211
Average Stated Principal
   Balance(1)                          $454,699              $446,196               $469,742
Latest Stated Maturity Date          July 1, 2032          July 1, 2032           July 1, 2032
Range of Mortgage Interest
   Rates                          6.000% to 7.375%      6.000% to 6.750%       6.875% to 7.375%
Weighted Average Mortgage
   Interest Rate(1)                    6.713%                6.565%                 6.962%
Range of Remaining Terms to
   Stated Maturity                 91 to 331 months      91 to 331 months       145 to 331 months
Weighted Average Remaining
   Term to Stated Maturity(1)          287 months            271 months             312 months
Range of Original Loan-to-
   Value Ratios                    17.78% to 80.00%      17.78% to 80.00%       18.18% to 80.00%
Weighted Average Original
   Loan-to-Value Ratio(1)               65.21%                64.82%                 65.86%
Geographic Concentration of
   Mortgaged Properties
   Securing Mortgage Loans in
   Excess of 5% of the
   Aggregate Stated Principal
   Balance(1)

      California                       42.28%                42.36%                 42.14%
      Florida                          14.13%                13.09%                 15.88%
      North Carolina                    7.00%                 7.97%                  5.36%
      Texas                             6.93%                 7.75%                  5.56%


----------
(1)  Approximate.

                      OCCUPANCY OF MORTGAGED PROPERTIES(1)

                                 NUMBER OF       AGGREGATE       % OF GROUP 5
                                  GROUP 5    STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
OCCUPANCY                          LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
Primary Residence                   154       $69,199,236.06         84.55%
Second Home                          23        11,468,232.14         14.01
Investor Property                     3         1,178,265.47          1.44
                                    ---       --------------        ------
   Total                            180       $81,845,733.67        100.00%
                                    ===       ==============        ======

----------
(1)  Based solely on representations of the mortgagor at the time of origination of the related Group 5 Mortgage Loan.

                                      S-49

                                 PROPERTY TYPES

                                 NUMBER OF       AGGREGATE       % OF GROUP 5
                                  GROUP 5    STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
PROPERTY TYPE                      LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
Single Family Residence             122       $55,644,788.23         67.99%
PUD-Detached                         50        22,234,785.38         27.17
Condominium                           5         2,574,858.44          3.15
2-Family                              2           962,148.40          1.18
PUD-Attached                          1           429,153.22          0.52
                                    ---       --------------        ------
   Total                            180       $81,845,733.67        100.00%
                                    ===       ==============        ======

                             MORTGAGE LOAN PURPOSES

                                 NUMBER OF       AGGREGATE       % OF GROUP 5
                                  GROUP 5    STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
PURPOSE                            LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
Refinance--Rate/Term                 82       $38,117,921.74         46.57%
Purchase                             53        24,751,305.20         30.24
Refinance--Cashout                   45        18,976,506.73         23.19
                                    ---       --------------        ------
   Total                            180       $81,845,733.67        100.00%
                                    ===       ==============        ======

                                      S-50

              GEOGRAPHICAL DISTRIBUTION OF MORTGAGED PROPERTIES(1)

                                 NUMBER OF       AGGREGATE       % OF GROUP 5
                                  GROUP 5    STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
GEOGRAPHIC AREA                    LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
Alabama                               1       $   382,226.06          0.47%
Arizona                               3         1,202,287.06          1.47
Arkansas                              2           943,623.72          1.15
California                           75        34,605,575.60         42.28
Colorado                              3         1,383,268.48          1.69
District of Columbia                  1           447,478.81          0.55
Florida                              25        11,565,371.64         14.13
Georgia                               5         2,097,058.91          2.56
Idaho                                 1           355,130.92          0.43
Illinois                              6         2,671,646.22          3.26
Maryland                              3         1,179,793.59          1.44
Massachusetts                         1           420,809.60          0.51
Michigan                              1           605,351.77          0.74
Minnesota                             4         1,784,948.12          2.18
Missouri                              2           503,569.46          0.62
Nevada                                3         1,673,077.83          2.04
New Hampshire                         1           411,440.81          0.50
New Jersey                            2           878,005.33          1.07
New Mexico                            1           455,538.62          0.56
New York                              4         1,570,785.68          1.92
North Carolina                       11         5,726,955.37          7.00
Ohio                                  2           681,452.06          0.83
Oregon                                1           479,508.71          0.59
Pennsylvania                          1           738,044.99          0.90
South Carolina                        1           351,846.54          0.43
Texas                                12         5,673,104.14          6.93
Virginia                              7         2,473,613.28          3.02
Washington                            1           584,220.35          0.71
                                    ---       --------------        ------
   Total                            180       $81,845,733.67        100.00%
                                    ===       ==============        ======

----------
(1)  As of the Cut-Off Date, no more than approximately 1.80% of the Group 5
     Mortgage Loans are expected to be secured by mortgaged properties in any one five-digit postal zip code.

                                      S-51

                   CURRENT MORTGAGE LOAN PRINCIPAL BALANCES(1)

                                 NUMBER OF       AGGREGATE       % OF GROUP 5
                                  GROUP 5    STATED PRINCIPAL    CUT-OFF DATE
CURRENT MORTGAGE LOAN             MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
PRINCIPAL BALANCE                  LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
$0.01 to $50,000.00                   1       $    10,738.49          0.01%
$100,000.01 to $150,000.00            1           123,516.78          0.15
$300,000.01 to $350,000.00           24         8,051,394.28          9.84
$350,000.01 to $400,000.00           54        20,175,850.57         24.65
$400,000.01 to $450,000.00           34        14,497,979.26         17.71
$450,000.01 to $500,000.00           19         8,993,477.87         10.99
$500,000.01 to $550,000.00           16         8,407,138.07         10.27
$550,000.01 to $600,000.00            9         5,183,050.84          6.33
$600,000.01 to $650,000.00            6         3,732,554.63          4.56
$650,000.01 to $700,000.00            3         2,017,500.15          2.47
$700,000.01 to $750,000.00            4         2,923,497.23          3.57
$750,000.01 to $800,000.00            4         3,128,033.39          3.82
$800,000.01 to $850,000.00            1           804,817.76          0.98
$850,000.01 to $900,000.00            1           894,009.29          1.09
$950,000.01 to $1,000,000.00          3         2,902,175.06          3.55
                                    ---       --------------        ------
   Total                            180       $81,845,733.67        100.00%
                                    ===       ==============        ======

----------
(1)  As of the Cut-off Date, the average outstanding principal balance of the
     Group 5 Mortgage Loans is expected to be approximately $454,699.

                        ORIGINAL LOAN-TO-VALUE RATIOS(1)

                                 NUMBER OF       AGGREGATE       % OF GROUP 5
                                  GROUP 5    STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
ORIGINAL LOAN-TO-VALUE RATIOS      LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
15.01% to 20.00%                      2       $ 1,318,381.08          1.61%
20.01% to 25.00%                      2           980,488.62          1.20
25.01% to 30.00%                      2         1,109,926.88          1.36
35.01% to 40.00%                      5         2,231,819.97          2.73
40.01% to 45.00%                      8         3,608,862.60          4.41
45.01% to 50.00%                      9         4,463,910.10          5.45
50.01% to 55.00%                     12         5,588,644.76          6.83
55.01% to 60.00%                     12         5,410,876.43          6.61
60.01% to 65.00%                     12         6,293,288.42          7.69
65.01% to 70.00%                     29        14,382,546.10         17.57
70.01% to 75.00%                     26        11,112,450.68         13.58
75.01% to 80.00%                     61        25,344,538.03         30.97
                                    ---       --------------        ------
   Total                            180       $81,845,733.67        100.00%
                                    ===       ==============        ======

----------
(1)  As of the Cut-off Date, the weighted average Loan-to-Value Ratio at origination of Group 5 Mortgage Loans is expected to be approximately
     65.21%.

                                      S-52

                           MORTGAGE INTEREST RATES(1)

                                 NUMBER OF       AGGREGATE       % OF GROUP 5
                                  GROUP 5    STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
MORTGAGE INTEREST RATES            LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
5.751% to 6.000%                      2       $   923,536.40          1.13%
6.001% to 6.250%                     11         4,317,621.52          5.28
6.251% to 6.500%                     40        17,585,415.77         21.49
6.501% to 6.750%                     62        28,485,912.70         34.80
6.751% to 7.000%                     56        26,653,473.65         32.57
7.001% to 7.250%                      5         2,004,503.35          2.45
7.251% to 7.500%                      4         1,875,270.28          2.29
                                    ---       --------------        ------
   Total                            180       $81,845,733.67        100.00%
                                    ===       ==============        ======

----------
(1)  As of the Cut-off Date, the weighted average mortgage interest rate of the
     Group 5 Mortgage Loans is expected to be approximately 6.713% per annum.

                               REMAINING TERMS(1)

                                 NUMBER OF       AGGREGATE       % OF GROUP 5
                                  GROUP 5    STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
REMAINING TERMS                    LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
81 to 100 months                      1       $   441,773.00          0.54%
141 to 160 months                    41        17,599,809.62         21.50
261 to 280 months                     2         1,368,571.18          1.67
321 to 340 months                   136        62,435,579.87         76.28
                                    ---       --------------        ------
   Total                            180       $81,845,733.67        100.00%
                                    ===       ==============        ======

----------
(1)  As of the Cut-off Date, the weighted average remaining term to stated
     maturity of the Group 5 Mortgage Loans is expected to be approximately 287 months.

                         CREDIT SCORES OF MORTGAGORS(1)

                                 NUMBER OF       AGGREGATE       % OF GROUP 5
                                  GROUP 5    STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
CREDIT SCORES                      LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
801 to 850                            7       $ 3,142,808.04          3.84%
751 to 800                           71        32,869,999.98         40.16
701 to 750                           51        24,095,794.54         29.44
651 to 700                           38        16,596,968.63         20.28
601 to 650                           13         5,140,162.48          6.28
                                    ---       --------------        ------
   Total                            180       $81,845,733.67        100.00%
                                    ===       ==============        ======

----------
(1)  The scores shown are Bureau Credit Scores from Experian (FICO), Equifax
     (Beacon) and TransUnion (Empirica). Substantially all of the scores were obtained within 90 days of the Cut-off Date.

                                      S-53

CROSSED LOAN GROUP MORTGAGE LOAN DATA

     The following tables set forth certain characteristics of the Crossed Loan
Group Mortgage Loans as of the Cut-off Date. The balances and percentages may not be exact due to rounding.



                                                                                                        CROSSED LOAN GROUP
                                                    ALL CROSSED LOAN GROUP      CROSSED LOAN GROUP            PREMIUM
                                                        MORTGAGE LOANS       DISCOUNT MORTGAGE LOANS       MORTGAGE LOANS
                                                    ----------------------   -----------------------   ---------------------

Number of Mortgage Loans                                      800                      320                      480
Aggregate Stated Principal Balance(1)                    $429,972,534              $175,257,932             $254,714,602
Range of Original Terms to Stated Maturity             120 to 360 months        120 to 360 months        120 to 360 months
Range of Stated Principal
   Balances(1)                                       $75,165 to $1,427,023    $358,403 to $1,208,737   $75,165 to $1,427,023
Average Stated Principal
   Balance(1)                                              $537,466                  $547,681                 $530,655
Latest Stated Maturity Date                            December 1, 2034          December 1, 2034         December 1, 2034
Range of Mortgage Interest Rates                       4.875% to 7.375%          4.875% to 6.000%         5.375% to 7.375%
Weighted Average Mortgage Interest Rate(1)                  5.812%                    5.641%                   5.929%
Range of Remaining Terms to Stated Maturity            119 to 360 months        120 to 360 months        119 to 360 months
Weighted Average Remaining Term to Stated
   Maturity(1)                                            330 months                324 months               334 months
Range of Original Loan-to-Value Ratios                 17.24% to 95.00%          27.28% to 95.00%         17.24% to 90.00%
Weighted Average Original Loan-to-Value Ratio(1)            68.89%                    68.32%                   69.29%
Geographic Concentration of Mortgaged Properties
   Securing Mortgage Loans in Excess of 5% of the
   Aggregate Stated Principal Balance(1)
      California                                            48.17%                    47.88%                   48.36%
      Florida                                                6.51%                     6.12%                    6.77%
      Illinois                                               5.69%                        *                     6.64%
      Virginia                                                  *                      6.11%                       *


----------
(1)  Approximate.

*    Less than 5% of the aggregate Stated Principal Balance.

                                      S-54

                      OCCUPANCY OF MORTGAGED PROPERTIES(1)



                                                                       % OF
                                  NUMBER OF                         CROSSED
                                   CROSSED        AGGREGATE        LOAN GROUP
                                 LOAN GROUP   STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE      BALANCE AS OF    POOL PRINCIPAL
OCCUPANCY                           LOANS       CUT-OFF DATE        BALANCE
------------------------------   ----------   ----------------   --------------

Primary Residence                    741       $397,862,357.22        92.53%
Second Home                           59         32,110,176.35         7.47
                                     ---       ---------------       ------
   Total                             800       $429,972,533.57       100.00%
                                     ===       ===============       ======


----------
(1)  Based solely on representations of the mortgagor at the time of origination of the related Crossed Loan Group Mortgage Loan.

                                 PROPERTY TYPES



                                                                      % OF
                                  NUMBER OF                         CROSSED
                                   CROSSED        AGGREGATE        LOAN GROUP
                                 LOAN GROUP   STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE      BALANCE AS OF    POOL PRINCIPAL
PROPERTY TYPE                       LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------    ----------------   --------------

Single Family Residence              574       $311,892,264.79        72.54%
PUD-Detached                         145         76,806,891.23        17.86
Condominium                           51         25,611,508.73         5.96
2-Family                              16         10,007,467.66         2.33
PUD-Attached                          10          4,208,514.87         0.98
3-Family                               2            967,000.00         0.22
Townhouse                              1            403,721.00         0.09
Cooperative                            1             75,165.29         0.02
                                     ---       ---------------       ------
   Total                             800       $429,972,533.57       100.00%
                                     ===       ===============       ======


                             MORTGAGE LOAN PURPOSES



                                                                      % OF
                                  NUMBER OF                         CROSSED
                                   CROSSED        AGGREGATE        LOAN GROUP
                                 LOAN GROUP   STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE      BALANCE AS OF    POOL PRINCIPAL
PURPOSE                             LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------    ----------------   --------------

Purchase                             348       $185,605,480.03        43.17%
Refinance--Rate/Term                 274        155,067,984.80        36.06
Refinance--Cashout                   178         89,299,068.74        20.77
                                     ---       ---------------       ------
   Total                             800       $429,972,533.57       100.00%
                                     ===       ===============       ======


                                      S-55

              GEOGRAPHICAL DISTRIBUTION OF MORTGAGED PROPERTIES(1)



                                                                      % OF
                                  NUMBER OF                         CROSSED
                                   CROSSED        AGGREGATE        LOAN GROUP
                                 LOAN GROUP   STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE      BALANCE AS OF    POOL PRINCIPAL
GEOGRAPHIC AREA                     LOANS       CUT-OFF DATE         BALANCE
------------------------------   ----------   ----------------   --------------

Alabama                                2       $  1,011,734.90         0.24%
Arizona                               13          5,768,963.65         1.34
Arkansas                               1            534,271.34         0.12
California                           377        207,097,022.44        48.17
Colorado                              16          9,209,923.88         2.14
Connecticut                            9          5,505,433.27         1.28
Delaware                               2            775,157.83         0.18
District of Columbia                   9          4,354,963.97         1.01
Florida                               52         27,981,763.70         6.51
Georgia                                7          3,362,352.43         0.78
Idaho                                  2          1,063,610.53         0.25
Illinois                              46         24,450,334.85         5.69
Indiana                                2          1,150,000.00         0.27
Kansas                                 3          1,838,138.35         0.43
Kentucky                               1            459,519.73         0.11
Maine                                  4          2,109,912.90         0.49
Maryland                              37         18,817,187.40         4.38
Massachusetts                         21         11,999,223.25         2.79
Michigan                              10          6,580,303.01         1.53
Minnesota                              2          1,639,004.49         0.38
Missouri                               7          3,499,012.22         0.81
Montana                                1          1,427,023.29         0.33
Nevada                                11          6,848,540.34         1.59
New Hampshire                          3          1,629,136.85         0.38
New Jersey                             6          3,040,162.33         0.71
New Mexico                             3          1,531,849.48         0.36
New York                              20         10,669,057.28         2.48
North Carolina                        23         10,752,712.65         2.50
Oklahoma                               1            396,000.00         0.09
Oregon                                 6          2,756,004.91         0.64
Pennsylvania                           2            754,250.00         0.18
Rhode Island                           4          1,960,985.44         0.46
South Carolina                         9          4,806,436.15         1.12
Tennessee                              6          2,945,654.29         0.69
Texas                                 18         10,540,318.94         2.45
Utah                                   1            599,388.27         0.14
Vermont                                2            865,637.56         0.20
Virginia                              44         21,173,115.28         4.92
Washington                            16          7,400,324.64         1.72
Wisconsin                              1            668,101.73         0.16
                                    -----      ---------------       ------
   Total                             800       $429,972,533.57       100.00%
                                    ======     ===============       ======


----------
(1)  As of the Cut-off Date, no more than approximately 0.95% of the Crossed
     Loan Group Mortgage Loans are expected to be secured by mortgaged properties located in any one five-digit postal zip code.

                                      S-56

                   CURRENT MORTGAGE LOAN PRINCIPAL BALANCES(1)



                                                                      % OF
                                  NUMBER OF                         CROSSED
                                   CROSSED        AGGREGATE        LOAN GROUP
                                 LOAN GROUP   STATED PRINCIPAL    CUT-OFF DATE
CURRENT MORTGAGE LOAN             MORTGAGE      BALANCE AS OF    POOL PRINCIPAL
PRINCIPAL BALANCE                   LOANS       CUT-OFF DATE         BALANCE
------------------------------   ----------   ----------------   --------------

$50,000.01 to $100,000.00              1       $     75,165.29         0.02%
$300,000.01 to $350,000.00             3          1,024,854.27         0.24
$350,000.01 to $400,000.00           150         57,473,049.26        13.37
$400,000.01 to $450,000.00           144         61,373,941.44        14.27
$450,000.01 to $500,000.00           135         64,590,581.90        15.02
$500,000.01 to $550,000.00            98         51,643,529.19        12.01
$550,000.01 to $600,000.00            68         39,504,696.51         9.19
$600,000.01 to $650,000.00            68         42,960,434.63         9.99
$650,000.01 to $700,000.00            30         20,386,035.80         4.74
$700,000.01 to $750,000.00            28         20,489,515.24         4.77
$750,000.01 to $800,000.00            21         16,372,191.44         3.81
$800,000.01 to $850,000.00             5          4,202,389.55         0.98
$850,000.01 to $900,000.00             6          5,272,129.35         1.23
$900,000.01 to $950,000.00             9          8,309,786.21         1.93
$950,000.01 to $1,000,000.00          20         19,800,441.28         4.61
$1,000,000.01 to $1,500,000.00        14         16,493,792.21         3.84
                                     ---       ---------------       ------
   Total                             800       $429,972,533.57       100.00%
                                     ===       ===============       ======


----------
(1)  As of the Cut-off Date, the average outstanding principal balance of the
     Crossed Loan Group Mortgage Loans is expected to be approximately $537,466.



                         ORIGINAL LOAN-TO-VALUE RATIOS(1)
                                                                      % OF
                                  NUMBER OF                         CROSSED
                                   CROSSED        AGGREGATE        LOAN GROUP
                                 LOAN GROUP   STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE      BALANCE AS OF    POOL PRINCIPAL
ORIGINAL LOAN-TO-VALUE RATIOS       LOANS       CUT-OFF DATE         BALANCE
------------------------------   ----------   ----------------   --------------

15.01% to 20.00%                       1       $    499,502.24         0.12%
20.01% to 25.00%                       1            498,187.25         0.12
25.01% to 30.00%                       7          4,304,750.45         1.00
30.01% to 35.00%                       3          1,446,431.07         0.34
35.01% to 40.00%                      15          8,631,271.52         2.01
40.01% to 45.00%                      29         17,670,804.15         4.11
45.01% to 50.00%                      34         19,112,690.77         4.45
50.01% to 55.00%                      28         16,077,039.49         3.74
55.01% to 60.00%                      54         29,198,762.96         6.79
60.01% to 65.00%                      62         32,361,366.08         7.53
65.01% to 70.00%                     117         65,308,574.06        15.19
70.01% to 75.00%                      92         50,383,431.21        11.72
75.01% to 80.00%                     341        177,391,501.13        41.26
80.01% to 85.00%                       4          1,639,331.61         0.38
85.01% to 90.00%                      11          5,065,968.58         1.18
90.01% to 95.00%                       1            382,921.00         0.09
                                     ---       ---------------       ------
   Total                             800       $429,972,533.57       100.00%
                                     ===       ===============       ======


----------
(1)  As of the Cut-off Date, the weighted average Loan-to-Value Ratio at origination of Crossed Loan Group Mortgage Loans is expected to be approximately 68.89%.

                                      S-57

                           MORTGAGE INTEREST RATES(1)

                                  NUMBER OF                        % OF CROSSED
                                   CROSSED        AGGREGATE        LOAN GROUP
                                 LOAN GROUP   STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE      BALANCE AS OF    POOL PRINCIPAL
MORTGAGE INTEREST RATES             LOANS       CUT-OFF DATE         BALANCE
------------------------------   ----------   ----------------   --------------
4.751% to 5.000%                       4       $  1,966,234.43         0.46%
5.001% to 5.250%                      49         26,117,080.06         6.07
5.251% to 5.500%                      67         35,508,183.36         8.26
5.501% to 5.750%                     236        130,582,674.06        30.37
5.751% to 6.000%                     362        193,359,439.72        44.97
6.001% to 6.250%                      67         33,911,571.78         7.89
6.251% to 6.500%                      12          6,737,340.29         1.57
6.501% to 6.750%                       1            697,852.30         0.16
7.001% to 7.250%                       1            559,563.14         0.13
7.251% to 7.500%                       1            532,594.43         0.12
                                     ---       ---------------       ------
   Total                             800       $429,972,533.57       100.00%
                                     ===       ===============       ======

----------
(1)  As of the Cut-off Date, the weighted average mortgage interest rate of the
     Crossed Loan Group Mortgage Loans is expected to be approximately 5.812%
     per annum.

                               REMAINING TERMS(1)

                                  NUMBER OF                        % OF CROSSED
                                   CROSSED        AGGREGATE        LOAN GROUP
                                 LOAN GROUP   STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE      BALANCE AS OF    POOL PRINCIPAL
REMAINING TERMS                     LOANS       CUT-OFF DATE         BALANCE
------------------------------   ----------   ----------------   --------------
101 to 120 months                      3       $  1,563,964.76         0.36%
161 to 180 months                    105         55,747,435.51        12.97
221 to 240 months                     36         17,688,688.77         4.11
281 to 300 months                      2            907,643.97         0.21
341 to 360 months                    654        354,064,800.56        82.35
                                     ---       ---------------       ------
   Total                             800       $429,972,533.57       100.00%
                                     ===       ===============       ======

----------
(1)  As of the Cut-off Date, the weighted average remaining term to stated
     maturity of the Crossed Loan Group Mortgage Loans is expected to be approximately 330 months.

                         CREDIT SCORES OF MORTGAGORS(1)

                                  NUMBER OF                        % OF CROSSED
                                   CROSSED        AGGREGATE        LOAN GROUP
                                 LOAN GROUP   STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE      BALANCE AS OF    POOL PRINCIPAL
CREDIT SCORES                       LOANS       CUT-OFF DATE         BALANCE
------------------------------   ----------   ----------------   --------------
801 to 850                            35       $ 18,329,778.83         4.26%
751 to 800                           368        200,456,199.41        46.62
701 to 750                           250        135,760,146.12        31.57
651 to 700                           120         61,585,861.01        14.32
601 to 650                            24         12,216,810.81         2.84
Not Scored                             3          1,623,737.39         0.38
                                     ---       ---------------       ------
   Total                             800       $429,972,533.57       100.00%
                                     ===       ===============       ======

----------
(1)  The scores shown are Bureau Credit Scores from Experian (FICO), Equifax
     (Beacon) and TransUnion (Empirica).

                                      S-58

BANK OF AMERICA, N.A.
--------------------------------------------------------------------------------

     Bank of America, N.A. ("BANK OF AMERICA") is an indirect wholly-owned subsidiary of Bank of America Corporation. Bank of America is engaged in a general commercial banking business, offering a wide range of commercial, corporate, international, financial and retail banking services to corporations, governments and individuals. Bank of America originates and services residential mortgage loans and performs subservicing functions for affiliates.

     Bank of America's headquarters and its executive offices are located at 101
South Tryon Street, Charlotte, North Carolina 28255, and the telephone number is
(704) 386-5478. Bank of America is subject to regulation, supervision and examination by the Office of the Comptroller of the Currency and has been approved as a mortgagee and seller/servicer by the Department of Housing and
Urban Development, the Veterans Administration, the Government National Mortgage
Association, FNMA and FHLMC.

--------------------------------------------------------------------------------
SERVICING OF MORTGAGE LOANS
--------------------------------------------------------------------------------

     All of the Mortgage Loans will be serviced by Bank of America (in its capacity as servicer, the "SERVICER") in accordance with the terms of the
Pooling Agreement. The Servicer may perform any of its obligations under the
Pooling Agreement through one or more subservicers. Despite the existence of subservicing arrangements, the Servicer will be liable for its servicing duties and obligations under the Pooling Agreement as if the Servicer alone were servicing the Mortgage Loans. See "The Pooling and Servicing Agreement" in the
Prospectus.

FORECLOSURE AND DELINQUENCY EXPERIENCE OF BANK OF AMERICA

     Certain information concerning recent delinquency and foreclosure experience on the portfolio of one- to four-family first mortgage loans originated or acquired by Bank of America or certain of its affiliates and serviced or subserviced by Bank of America, or serviced by Bank of America for others, other than (i) mortgage loans acquired through certain mergers with previously unaffiliated entities, (ii) mortgage loans with respect to which the servicing rights were acquired by Bank of America in bulk and (iii) certain mortgage loans originated at bank branches of Bank of America is set forth in the table under "Foreclosure and Delinquency Experience of Bank of America" in
the Prospectus. There can be no assurance that the delinquency and foreclosure experience set forth in the table will be representative of the results that may be experienced with respect to the Mortgage Loans included in the Trust.

                                      S-59

--------------------------------------------------------------------------------
THE POOLING AND SERVICING AGREEMENT
--------------------------------------------------------------------------------

     The Certificates will be issued pursuant to a Pooling and Servicing
Agreement to be dated the Closing Date (the "POOLING AGREEMENT"), among the
Depositor, the Servicer and the Trustee. The Prospectus contains important additional information regarding the terms and conditions of the Pooling
Agreement and the Certificates. See "The Pooling and Servicing Agreement" in the
Prospectus.

     The following summaries do not purport to be complete and are subject to the provisions of the Pooling Agreement which are incorporated by reference. The
Depositor plans to file a final copy of the Pooling Agreement with the
Securities and Exchange Commission pursuant to a Current Report on Form 8-K after the Closing Date.

ASSIGNMENT OF MORTGAGE LOANS

     In connection with the transfer and assignment of the Mortgage Loans to the
Trustee, the Depositor will deliver or cause to be delivered to the Trustee, or a custodian for the Trustee, among other things, with respect to each Mortgage
Loan (collectively, the "MORTGAGE FILE"):

     o    the original Mortgage Note endorsed without recourse in blank or to the order of the Trustee (or its nominee) or an affidavit signed by an officer of the Seller certifying that the related original Mortgage
          Note has been lost;

     o    the original or a certified copy of the Mortgage with evidence of recording indicated thereon (except for any Mortgage not returned from the public recording office, which will be delivered to the Trustee as soon as the same is available to the Depositor);

     o    except as described below, an assignment in recordable form of the
          Mortgage (or a copy, if such assignment has been submitted for recording); and

     o    if applicable, any riders or modifications to such Mortgage Note and
          Mortgage.

     Assignments of the Mortgage Loans to the Trustee (or its nominee) will not be recorded except in states where recordation is required by either rating agency to obtain the initial ratings on the Certificates described under
"Certificate Ratings" in this Prospectus Supplement. In addition to the foregoing, assignments of the Mortgage Loans will not be recorded (i) in states where, in the opinion of counsel acceptable to the Trustee, such recording is not required to protect the Trustee's interests in the Mortgage Loan against the claim of any subsequent transferee or any successor to or creditor of the
Depositor or the Seller, or (ii) with respect to any Mortgage which has been recorded in the name of Mortgage Electronic Registration Systems, Inc. ("MERS")
or its designee. With respect to any Mortgage which has been recorded in the name of MERS or its designee, no mortgage assignment in favor of the Trustee will be required to be prepared or delivered. Instead, the Servicer will be required to take all actions as are necessary to cause the Trust to be shown as the owner of the related Mortgage Loan on the records of MERS for purposes of the system of recording transfers of beneficial ownership of mortgages maintained by MERS. The Trustee will promptly review each Mortgage File after the Closing Date (or promptly after the Trustee's receipt of any document permitted to be delivered after the Closing Date) to determine if any of the foregoing documents is missing.

                                      S-60

REPURCHASES OF MORTGAGE LOANS

     If any portion of the Mortgage File is not delivered to the Trustee or if a
Mortgage Loan breaches any of the representations made by the Depositor in the
Pooling Agreement in any material respect and the Depositor does not cure such omission or defect within 90 days, the Depositor will be required on the
Distribution Date in the month following the expiration of the 90-day period either (i) to repurchase the related Mortgage Loan (or any property acquired in respect thereof) at a price (the "PURCHASE PRICE") equal to 100% of the unpaid principal balance of such Mortgage Loan plus accrued and unpaid interest on such principal balance at the related mortgage interest rate, or (ii) to substitute an Eligible Substitute Mortgage Loan; provided however, such substitution generally is permitted only within two years of the Closing Date. Any Mortgage
Loan repurchased or subject to a substitution as described in this paragraph is referred to as a "DELETED MORTGAGE LOAN." In the case of the breach of the representation made by the Depositor that a Mortgage Loan at the time of its origination complied with any applicable federal, state or local predatory or abusive lending laws, the Depositor will be required to pay any costs or damages incurred by the Trust as a result of a violation of such laws.

     An "ELIGIBLE SUBSTITUTE MORTGAGE LOAN" generally will:

     o    have a principal balance, after deduction of all Monthly Payments due in the month of substitution, not in excess of, and not more than 10%
          less than, the Stated Principal Balance of the Deleted Mortgage Loan
          (the amount of any shortfall to be deposited by the Seller and held for distribution to the certificateholders on the related Distribution
          Date (a "SUBSTITUTION ADJUSTMENT AMOUNT"));

     o    have a Net Mortgage Interest Rate equal to that of the Deleted
          Mortgage Loan;

     o    have a Loan-to-Value Ratio not higher than that of the Deleted
          Mortgage Loan;

     o    have a remaining term to maturity not greater than (and not more than one year less than) that of the Deleted Mortgage Loan; and

     o    comply with all of the representations and warranties in the Pooling
          Agreement as of the date of substitution.

     This cure, repurchase or substitution obligation constitutes the sole remedy available to certificateholders or the Trustee for omission of, or a material defect in, a Mortgage Loan document.

OPTIONAL REPURCHASES OF CERTAIN MORTGAGE LOANS

     The Depositor, in its sole discretion, may repurchase from the Trust:

     o    any Mortgage Loan that is at least 180 days delinquent; and

     o    any Mortgage Loan as to which the originator or prior owner of such
          Mortgage Loan has breached a representation or warranty to the Seller regarding the characteristics of such Mortgage Loan.

     Any such repurchase will be at the Purchase Price.

PAYMENTS ON MORTGAGE LOANS; ACCOUNTS

     On or prior to the Closing Date, the Servicer will establish an account
(the "SERVICER CUSTODIAL ACCOUNT"), which will be maintained as a separate trust account by the Servicer in trust for the benefit of certificateholders. Funds credited to the Servicer Custodial Account may be invested for the benefit and at the risk of the Servicer in certain eligible investments, as described in the
Pooling Agreement, that are scheduled to mature on or prior to the business day preceding the next Distribution Date. On or prior to the business day immediately preceding each Distribution Date, the Servicer will withdraw from the Servicer Custodial Account the Pool Distribution Amount for each Loan Group and will deposit such amounts in an account established and maintained with the
Trustee on behalf of certificateholders (the "CERTIFICATE ACCOUNT"). Funds credited to the Certificate Account may be invested for the benefit and at the risk of the Trustee in certain eligible investments, as described in the Pooling
Agreement.

                                      S-61

COMPENSATION AND PAYMENT OF EXPENSES OF THE SERVICER AND THE TRUSTEE

     The Administrative Fees with respect to a Loan Group are payable out of the interest payments received on each Mortgage Loan in the related Loan Group. The
"ADMINISTRATIVE FEES" consist of (a) servicing compensation payable to the
Servicer in respect of its servicing activities (the "SERVICING FEE") and (b)
fees paid to the Trustee. The Administrative Fees will accrue on the Stated
Principal Balance of each Mortgage Loan as of the due date in the month preceding the month of the related Distribution Date at a rate (the
"ADMINISTRATIVE FEE RATE") equal to the sum of the Servicing Fee Rate for such
Mortgage Loan and the Trustee Fee Rate. The "TRUSTEE FEE RATE" will be 0.0035%
per annum. The "SERVICING FEE RATE" with respect to each Mortgage Loan will be
0.250% per annum.

     The "SERVICING COMPENSATION" to the Servicer will equal the sum of (i) the
Servicing Fee, (ii) any Ancillary Income, (iii) net income from the investment of funds in the Servicer Custodial Account and (iv) Foreclosure Profits (as
defined in the Prospectus under "Description of the Certificates --
Distributions to Certificateholders").

     "ANCILLARY INCOME" includes all late payment fees, assumption fees and other similar charges.

     The Servicer is obligated to pay certain ongoing expenses associated with the Trust and incurred by the Servicer in connection with its responsibilities under the Pooling Agreement. Those amounts will be paid by the Servicer out of its Servicing Compensation. The amount of the Servicer's Servicing Compensation is subject to adjustment with respect to prepaid Mortgage Loans, as described below under "-- Compensating Interest."

     The Trustee is also entitled to receive all investment income earned on amounts on deposit in the Certificate Account. In addition to its compensation, the Trustee is entitled to be reimbursed from and indemnified by the Trust for certain expenses incurred by the Trustee in connection with its responsibilities under the Pooling Agreement.

COMPENSATING INTEREST

     When a Mortgage Loan is subject to a partial prepayment or is prepaid in full between due dates, the mortgagor is required to pay interest on the amount prepaid only to the date of prepayment in the case of a prepayment in full or to the due date in the month in which a partial prepayment is made. No interest will be paid by the mortgagor on the amount prepaid after those dates.
Prepayments will be distributed to certificateholders on the Distribution Date in the month following the month of receipt.

     Pursuant to the Pooling Agreement, the aggregate Servicing Fee payable to the Servicer for any month and the Crossed Loan Groups in the aggregate, Loan
Group 2 or Loan Group 5 will be reduced (but not below zero) by an amount equal to the lesser of (i) the Prepayment Interest Shortfall for such Distribution
Date and the Crossed Loan

                                      S-62

Groups in the aggregate, Loan Group 2 or Loan Group 5 and (ii) one-twelfth of
0.25% of the aggregate Stated Principal Balance of the Mortgage Loans in the
Crossed Loan Groups, Loan Group 2 or Loan Group 5, as applicable, as of the due date in the month preceding the month of such Distribution Date (such amount with respect to the Crossed Loan Group in the aggregate, Loan Group 2 or Loan
Group 5, as the case may be, the "COMPENSATING INTEREST").

     The "PREPAYMENT INTEREST SHORTFALL" for each Crossed Loan Group, Loan Group
2 or Loan Group 5 is equal to the difference between (x) 30 days' interest at the mortgage interest rate (less the Servicing Fee Rate) on the amount of each prepayment on the Mortgage Loans in such Crossed Loan Group, Loan Group 2 or
Loan Group 5, as applicable, minus (y) the amount of interest actually paid by the related mortgagors on the amount of such prepayments during the preceding month.

     Any Prepayment Interest Shortfalls as a result of prepayments on the
Mortgage Loans in the Crossed Loan Groups in excess of the amount of the
Compensating Interest for the Crossed Loan Groups for a month will reduce the amount of interest available to be distributed on the Group 1 Senior
Certificates, the Class 1-30-IO Component, the Group 3 Senior Certificates, the
Group 4 Senior Certificates and the Class X-B Certificates from what would have been the case in the absence of such Prepayment Interest Shortfalls, any
Prepayment Interest Shortfalls as a result of prepayments on the Group 2
Mortgage Loans in excess of the amount of the Compensating Interest for Loan
Group 2 for a month will reduce the amount of interest available to be distributed on the Group 2 Senior Certificates, the Class 2-30-IO Component and
the Class 2-B Certificates from what would have been the case in the absence of such Prepayment Interest Shortfalls and any Prepayment Interest Shortfalls as a
result of prepayments on the Group 5 Mortgage Loans in excess of the amount of the Compensating Interest for Loan Group 5 for a month will reduce the amount of interest available to be distributed on the Group 5 Senior Certificates and the
Class 5-B Certificates from what would have been the case in the absence of such
Prepayment Interest Shortfalls. See "Description of the Certificates --
Interest" in this Prospectus Supplement.

ADVANCES

     Subject to the following limitations, the Servicer will be required to advance (any such advance, an "ADVANCE") prior to each Distribution Date an amount equal to the aggregate of payments of principal and interest (net of the related Servicing Fee) which were due on the related due date on the Mortgage
Loans and which were delinquent on the related Determination Date. Advances by the Servicer will be made from its own funds or funds in the Servicer Custodial
Account that do not constitute a portion of the applicable Pool Distribution
Amount for such Distribution Date. The obligation to make an Advance with respect to any Mortgage Loan will continue until the ultimate disposition of the
REO Property or Mortgaged Property relating to such Mortgage Loan. An "REO
PROPERTY" is a Mortgaged Property that has been acquired by the Servicer on behalf of the Trust through foreclosure or grant of a deed in lieu of foreclosure. With respect to any Distribution Date, the "DETERMINATION DATE"
will be the sixteenth day of the month in which such Distribution Date occurs or, if such day is not a business day, the immediately preceding business day.

     Advances are intended to maintain a regular flow of scheduled interest and principal payments on the Certificates rather than to guarantee or insure against losses. The Servicer is obligated to make Advances if the Advances are, in its judgment, reasonably recoverable from future payments and collections or insurance payments or proceeds of liquidation of the related Mortgage Loan. If the Servicer determines on any Determination Date to make an Advance, such
Advance will be included with the distribution to certificateholders on the related Distribution Date. Any failure by the Servicer to make a required
Advance will constitute an event of default and the Trustee (if it succeeds to the obligations of the Servicer under the Pooling Agreement) or the successor servicer will be obligated to make the Advance, in accordance with the terms of the Pooling Agreement.

                                      S-63

OPTIONAL TERMINATION

     The circumstances under which the obligations created by the Pooling
Agreement will terminate in respect of the Certificates are described in "The
Pooling and Servicing Agreement -- Termination; Optional Purchase of Mortgage
Loans" in the Prospectus. In addition, the Depositor will have the option to purchase all remaining Mortgage Loans and other assets in the Trust when the scheduled balance of the Mortgage Pool as of the Distribution Date on which the purchase proceeds are to be distributed is less than 10% of the initial balance of the Mortgage Pool. This percentage may be reduced through an amendment to the
Pooling Agreement under the circumstances described below. The purchase price will generally be equal to the sum of (a) the Stated Principal Balances of the
Mortgage Loans and (b) the fair market value of any REO Properties held by the
Trust together with the amount of any unpaid interest shortfalls on the
Certificates and one month's interest on the Stated Principal Balance of each
Mortgage Loan. However, for so long as the Depositor is subject to regulation by the OCC, the FDIC, the Federal Reserve or the OTS, the Depositor may exercise its purchase option only if the aggregate fair market value of the Mortgage
Loans and REO Properties is greater than or equal to the purchase price described in the preceding sentence.

     Distributions in respect of an optional purchase described above will be paid to certificateholders in order of their priority of distribution as described below under "Description of the Certificates -- Priority of
Distributions." The proceeds from such a distribution may not be sufficient to distribute the full amount to which each class is entitled if the purchase price is based in part on the fair market value of the REO Property and such fair market value is less than the scheduled balance of the related Mortgage Loan.

     The Pooling Agreement may be amended without the consent of certificateholders in order to reduce the percentage of the initial balance of the Mortgage Pool at which the Depositor will have the option to purchase all the remaining Mortgage Loans, if such reduction is considered necessary by the
Depositor, as evidenced by an officer's certificate delivered to the Trustee, to preserve the treatment of the transfer of the Mortgage Loans to the Depositor by the Seller or to the Trust by the Depositor as a sale for accounting purposes.

     In no event will the Trust created by the Pooling Agreement continue beyond the later of (a) the repurchase described above, if it results in the Trust no longer owning any Mortgage Loans, (b) the expiration of 21 years from the death of the survivor of the person named in the Pooling Agreement and (c) the final distribution to certificateholders of amounts received in respect of the assets of the Trust. The termination of the Trust will be effected in a manner consistent with applicable federal income tax regulations and the status of the
Trust as three separate REMICs.

SPECIAL SERVICING AGREEMENTS

     The Pooling Agreement will permit the Servicer to enter into a special servicing agreement with an unaffiliated holder of a class of Class B
Certificates or of a class of securities representing interests in one or more classes of Class B Certificates alone or together with other subordinated mortgage pass-through certificates. Pursuant to such an agreement, such holder may instruct the Servicer to commence or delay foreclosure proceedings with respect to delinquent Mortgage Loans.

THE TRUSTEE

     Wells Fargo Bank, N.A., a national banking association ("WELLS FARGO") will be the Trustee under the Pooling Agreement. Wells Fargo's principal corporate trust offices are located at 9062 Old Annapolis Road, Columbia, Maryland
21045-1951 and the office for certificate transfer services is located at Sixth
Street and Marquette Avenue, Minneapolis, Minnesota 55479 (together, the
"CORPORATE TRUST OFFICE").

                                      S-64

The telephone number of the Trustee is (800) 344-5128. The Depositor, the Seller
and the Servicer may maintain other banking relationships in the ordinary course of business with the Trustee. The Trustee may appoint one or more co-trustees if necessary to comply with the fiduciary requirements imposed by any jurisdiction in which a Mortgaged Property is located.

VOTING RIGHTS

     Voting rights for certain actions specified in the Pooling Agreement will be allocated as follows:

     o    92% of all voting rights will be allocated among the holders of the
          Senior Certificates (other than the Class 1-A-9, Class 1-A-12, Class
          1-A-15, Class 30-IO, Class 20-IO, Class 15-IO, Class 5-IO, Class
          1-A-R, Class 1-A-MR and Class 1-A-LR Certificates) and Subordinate
          Certificates based on the outstanding balances of their Certificates.

     o    1% of all voting rights will be allocated to the holders of the Class
          1-A-9 Certificates.

     o    1% of all voting rights will be allocated to the holders of the Class
          1-A-12 Certificates.

     o    1% of all voting rights will be allocated to the holders of the Class
          1-A-15 Certificates.

     o    1% of all voting rights will be allocated to the holders of the Class
          30-IO Certificates.

     o    1% of all voting rights will be allocated to the holders of the Class
          20-IO Certificates.

     o    1% of all voting rights will be allocated to the holders of the Class
          15-IO Certificates.

     o    1% of all voting rights will be allocated to the holders of the Class
          5-IO Certificates.

     o    1% of all voting rights will be allocated collectively to the holders of the Class 1-A-R, Class 1-A-MR and Class 1-A-LR Certificates.

     The voting rights allocated to each class will be allocated among the
Certificates of such class based on their Percentage Interests.

     The "PERCENTAGE INTEREST" of a Certificate of a class is the percentage obtained by dividing the initial principal balance (or notional amount) of such
Certificate by the initial class balance (or initial notional amount) of such class.

                                      S-65

--------------------------------------------------------------------------------
DESCRIPTION OF THE CERTIFICATES
--------------------------------------------------------------------------------

     The Certificates will consist of (i) the forty classes of Offered
Certificates listed in the table beginning on page S-4 of this Prospectus
Supplement and (ii) the Class X-B-4, Class X-B-5, Class X-B-6, Class 2-B-4,
Class 2-B-5, Class 2-B-6, Class 5-B-4, Class 5-B-5 and Class 5-B-6 Certificates,
which are not offered by this Prospectus Supplement.

     The Class X-PO Certificates are divided into three Principal Only
Components for purposes of distributing principal: the Class 1-X-PO Component, the Class 2-X-PO Component and the Class 3-X-PO Component. The Components are
not severable.

     The Class 30-IO Certificates are divided into two Interest Only Components for purposes of distributing interest: the Class 1-30-IO Component and the Class
2-30-IO Component. The Components are not severable.

     The Senior Certificates and Components are divided into five Groups.

     The Group 1 Senior Certificates and Components in the aggregate will evidence an initial beneficial ownership interest of approximately 97.10% in
Loan Group 1. The Group 2 Senior Certificates and Components in the aggregate will evidence an initial beneficial ownership interest of approximately 96.90%
in Loan Group 2. The Group 3 Senior Certificates and Component in the aggregate will evidence an initial beneficial ownership interest of approximately 97.10%
in Loan Group 3. The Group 4 Senior Certificates in the aggregate will evidence an initial beneficial ownership interest of approximately 97.10% in Loan Group
4. The Group 5 Senior Certificates in the aggregate will evidence an initial beneficial ownership interest of approximately 97.20% in Loan Group 5. The Class
X-B Certificates in the aggregate will evidence the remaining undivided interest in Loan Group 1, Loan Group 3 and Loan Group 4. The Class 2-B Certificates in
the aggregate will evidence the remaining undivided interest in Loan Group 2.
The Class 5-B Certificates in the aggregate will evidence the remaining undivided interest in Loan Group 5. The Class X-PO, Class 15-PO and Class 5-PO
Certificates are Principal Only Certificates and are not entitled to distributions in respect of interest. The Class 1-A-9, Class 1-A-12, Class
1-A-15, Class 30-IO, Class 20-IO, Class 15-IO and Class 5-IO Certificates are
Interest Only Certificates and are not entitled to distributions in respect of principal.

     The "FINAL SCHEDULED MATURITY DATE" for the Group 1 Senior Certificates,
Group 2 Senior Certificates, Class 30-IO Certificates, Class X-PO Certificates,
Class X-B Certificates and Class 2-B Certificates will be January 25, 2035. The
Final Scheduled Maturity Date for the Group 3 Senior Certificates will be
December 25, 2024. The Final Scheduled Maturity Date for the Group 4 Senior
Certificates will be January 25, 2020. The Final Scheduled Maturity Date for the
Group 5 Senior Certificates and Class 5-B Certificates will be August 25, 2032.
The Final Scheduled Maturity Date represents the Distribution Date in the month following the latest maturity date of any applicable Mortgage Loan in the related Loan Group or Loan Groups. The actual final payment on your Certificates could occur earlier or later than the Final Scheduled Maturity Date.

DENOMINATIONS AND FORM

     The Offered Certificates (other than the Class 1-A-R, Class 1-A-MR and
Class 1-A-LR Certificates) will be issuable in book-entry form only (the
"BOOK-ENTRY CERTIFICATES"). The Class 1-A-R, Class 1-A-MR AND CLASS

                                      S-66

1-A-LR CERTIFICATES WILL BE ISSUED IN DEFINITIVE, FULLY-REGISTERED FORM (SUCH
FORM, THE "DEFINITIVE CERTIFICATES"). The following table sets forth the original Certificate form, the minimum denomination and the incremental denomination of the Offered Certificates. The Offered Certificates are not
intended to be and should not be directly or indirectly held or beneficially owned in amounts lower than such minimum denominations. A single certificate of each class may be issued in an amount different than described above.

                 FORM AND DENOMINATIONS OF OFFERED CERTIFICATES



                                                                               ORIGINAL          MINIMUM      INCREMENTAL
                                  CLASS                                    CERTIFICATE FORM   DENOMINATION   DENOMINATION
------------------------------------------------------------------------   ----------------   ------------   ------------

Classes: 1-A-1, 1-A-2, 1-A-3, 1-A-4, 1-A-5, 1-A-6, 1-A-7, 1-A-8, 1-A-10,
   1-A-11, 1-A-13, 1-A-14, 1-A-16, 2-A-1, 2-A-2, 3-A-1, 4-A-1 and 5-A-1       Book-Entry       $    1,000        $  1
Class: 1-A-R                                                                  Definitive       $       50         N/A
Classes: 1-A-MR and 1-A-LR                                                    Definitive       $       25         N/A
Class: 1-A-9(1)                                                               Book-Entry       $  388,000         N/A
Classes: 1-A-12(1), 1-A-15(1), 30-IO(1) and 15-IO(1)                          Book-Entry       $1,000,000        $  1
Class: 20-IO(1)                                                               Book-Entry       $  270,644         N/A
Class: 5-IO(1)                                                                Book-Entry       $  980,096         N/A
Classes: X-PO, 15-PO, 5-PO, X-B-1, X-B-2, X-B-3, 2-B-1, 2-B-2, 2-B-3,
   5-B-1, 5-B-2 and 5-B-3                                                     Book-Entry       $   25,000        $  1


----------
(1)  Denomination expressed in initial notional amount.

BOOK-ENTRY CERTIFICATES

     Persons acquiring beneficial ownership interests in the Book-Entry
Certificates ("CERTIFICATE OWNERS") will hold such Certificates through The
Depository Trust Company ("DTC") in the United States, or Clearstream or
Euroclear (in Europe) if they are participants of such systems (the
"PARTICIPANTS"), or indirectly through organizations which are participants in such systems (the "INDIRECT PARTICIPANTS"). Each class of the Book-Entry
Certificates initially will be represented by one or more physical certificates registered in the name of Cede & Co., the nominee of DTC. Clearstream and
Euroclear will hold omnibus positions on behalf of their Participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their respective depositaries which in turn will hold such positions in customers' securities accounts in the depositaries' names on the books of DTC.
Citibank will act as depositary for Clearstream and JPMorgan Chase Bank will act as depositary for Euroclear (in such capacities, individually the "RELEVANT
DEPOSITARY" and collectively the "EUROPEAN DEPOSITARIES"). Investors may hold such beneficial interest in the Book-Entry Certificates in minimum denominations of $1,000. Except as described below, no person acquiring a Book-Entry
Certificate (each, a "BENEFICIAL OWNER") will be entitled to receive a
Definitive Certificate. Unless and until Definitive Certificates are issued, it is anticipated that the only "CERTIFICATEHOLDER" of the Book-Entry Certificates will be Cede & Co., as nominee of DTC. Certificate Owners will not be
Certificateholders as that term is used in the Pooling Agreement. Certificate
Owners are only permitted to exercise their rights indirectly through
Participants and DTC.

     The beneficial owner's ownership of a Book-Entry Certificate will be recorded on the records of the brokerage firm, bank, thrift institution or other financial intermediary (each, a "FINANCIAL INTERMEDIARY") that maintains the beneficial owner's account for such purpose. In turn, the Financial
Intermediary's ownership of such Book-Entry Certificate will be recorded on the records of DTC (or of a participating firm that acts as agent for the Financial
Intermediary, whose interest will in turn be recorded on the records of DTC, if the beneficial owner's Financial Intermediary is not a DTC Participant, and on
the records of Clearstream or Euroclear, as appropriate).

                                      S-67

     Certificate Owners will receive all distributions of principal of, and interest on, the Book-Entry Certificates from the Trustee through DTC and DTC
Participants. While the Book-Entry Certificates are outstanding (except under the circumstances described below), under the rules, regulations and procedures creating and affecting DTC and its operations (the "RULES"), DTC is required to make book-entry transfers among Participants on whose behalf it acts with respect to the Book-Entry Certificates and is required to receive and transmit distributions of principal of, and interest on, the Book-Entry Certificates.
Participants and Indirect Participants with whom Certificate Owners have accounts with respect to Book-Entry Certificates are similarly required to make book-entry transfers and receive and transmit such distributions on behalf of their respective Certificate Owners. Accordingly, although Certificate Owners will not possess certificates representing their respective interests in the
Book-Entry Certificates, the Rules provide a mechanism by which Certificate
Owners will receive distributions and will be able to transfer their interest.

     Certificateholders will not receive or be entitled to receive certificates representing their respective interests in the Book-Entry Certificates, except under the limited circumstances described below. Unless and until Definitive
Certificates are issued, Certificateholders who are not Participants may transfer ownership of Book-Entry Certificates only through Participants and
Indirect Participants by instructing such Participants and Indirect Participants to transfer Book-Entry Certificates, by book-entry transfer, through DTC, for the account of the purchasers of such Book-Entry Certificates, which account is maintained with their respective Participants. Under the Rules and in accordance with DTC's normal procedures, transfers of ownership of Book-Entry Certificates will be executed through DTC and the accounts of the respective Participants at
DTC will be debited and credited. Similarly, the Participants and Indirect
Participants will make debits or credits, as the case may be, on their records on behalf of the selling and purchasing Certificateholders.

     Because of time zone differences, credits of securities received in
Clearstream or Euroclear as a result of a transaction with a Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such securities settled during such processing will be reported to the relevant
Euroclear or Clearstream Participants on such business day. Cash received in
Clearstream or Euroclear as a result of sales of securities by or through a
Clearstream Participant or Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC. For information with respect to tax documentation procedures relating to the Certificates see "Federal Income Tax
Consequences--Federal Income Tax Consequences for REMIC Certificates--Taxation
of Certain Foreign Investors" and "--Backup Withholding" in the Prospectus and
"Global Clearance, Settlement and Tax Documentation Procedures--Certain U.S.
Federal Income Tax Documentation Requirements" in Appendix B to this Prospectus
Supplement.

     Transfers between Participants will occur in accordance with DTC Rules.
Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with their respective rules and operating procedures.

                                      S-68

     Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream
Participants or Euroclear Participants, on the other, will be effected in accordance with DTC Rules on behalf of the relevant European international clearing system by the Relevant Depositary; however, such cross-market transfers will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within established deadlines (European time). The relevant
European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the Relevant Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same day funds settlement applicable to DTC. Clearstream
Participants and Euroclear Participants may not deliver instructions directly to the European Depositaries.

     DTC which is a New York-chartered limited purpose trust company, performs services for its Participants, some of which (and/or their representatives) own
DTC. In accordance with its normal procedures, DTC is expected to record the positions held by each DTC Participant in the Book-Entry Certificates, whether held for its own account or as a nominee for another person. In general, beneficial ownership of Book-Entry Certificates will be subject to the Rules, as in effect from time to time.

     Clearstream International ("CLEARSTREAM"), a Luxembourg limited liability company, was formed in January 2000 through the merger of Cedel International and Deutsche Boerse Clearing.

     Clearstream is registered as a bank in Luxembourg, and as such is subject to regulation by the Banque centrale du Luxembourg, which supervises Luxembourg banks.

     Clearstream holds securities for its customers ("CLEARSTREAM PARTICIPANTS")
and facilitates the clearance and settlement of securities transactions by electronic book-entry transfers between their accounts. Clearstream provides various services, including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream also deals with domestic securities markets in several countries through established depository and custodial relationships.
Clearstream has established an electronic bridge with Euroclear Bank S.A./N.V.
as the Euroclear Operator in Brussels to facilitate settlement of trades between systems. Clearstream currently accepts over 200,000 securities issues on its books.

     Clearstream's customers are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Clearstream's United States customers are limited to securities brokers and dealers and banks. Currently, Clearstream has approximately 2,500 customers located in 94 countries, including all major
European countries, Canada and the United States. Indirect access to Clearstream is available to other institutions which clear through or maintain custodial relationship with an account holder of Clearstream.

     The Euroclear System ("EUROCLEAR") was created in 1968 to hold securities for its participants ("EUROCLEAR PARTICIPANTS") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may be settled in a variety of currencies, including United States dollars. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by
Euroclear Bank S.A./N.V. (the "EUROCLEAR OPERATOR"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator.
Euroclear plc establishes policy for Euroclear on behalf of Euroclear
Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries.
Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

                                      S-69

     Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the
related Operating Procedures of the Euroclear System and applicable Belgian law
(collectively, the "TERMS AND CONDITIONS"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in
Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.
The Euroclear Operator acts under the Terms and Conditions only on behalf of
Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

     Distributions on the Book-Entry Certificates will be made on each
Distribution Date by the Trustee to Cede & Co., as nominee of DTC. DTC will be responsible for crediting the amount of such payments to the accounts of the applicable DTC Participants in accordance with DTC's normal procedures. Each DTC
Participant will be responsible for disbursing such payments to the beneficial owners of the Book-Entry Certificates that it represents and to each Financial
Intermediary for which it acts as agent. Each such Financial Intermediary will be responsible for disbursing funds to the beneficial owners of the Book-Entry
Certificates that it represents.

     Under a book-entry format, beneficial owners of the Book-Entry Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the Trustee to Cede & Co. Distributions with respect to
Certificates held through Clearstream or Euroclear will be credited to the cash accounts of Clearstream Participants or Euroclear Participants in accordance with the relevant system's rules and procedures, to the extent received by the
Relevant Depositary. Such distributions will be subject to tax reporting in accordance with relevant United States tax laws and regulations. See "Federal
Income Tax Consequences--Federal Income Tax Consequences for REMIC
Certificates--Taxation of Certain Foreign Investors" and"--Backup Withholding"
in the Prospectus. Because DTC can only act on behalf of DTC Participants, the ability of a beneficial owner to pledge Book-Entry Certificates to persons or entities that do not participate in the depository system, or otherwise take actions in respect of such Book-Entry Certificates, may be limited due to the lack of physical certificates for such Book-Entry Certificates. In addition, issuance of the Book-Entry Certificates in book-entry form may reduce the liquidity of such Certificates in the secondary market since certain potential investors may be unwilling to purchase Certificates for which they cannot obtain physical certificates.

     DTC has advised the Trustee that, unless and until Definitive Certificates are issued, DTC will take any action the holders of the Book-Entry Certificates are permitted to take under the Pooling Agreement only at the direction of one or more Financial Intermediaries to whose DTC accounts the Book-Entry
Certificates are credited, to the extent that such actions are taken on behalf of Financial Intermediaries whose holdings include such Book-Entry Certificates.
Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a Certificateholder under the Pooling Agreement on behalf of a Clearstream Participant or Euroclear Participant only in accordance with its relevant rules and procedures and subject to the ability of the Relevant Depositary to effect such actions on its behalf through DTC. DTC may take actions, at the direction of the related Participants, with respect to some Book-Entry Certificates which conflict with actions taken with respect to other Book-Entry Certificates.

                                      S-70

     Definitive Certificates will be issued to beneficial owners of the
Book-Entry Certificates, or their nominees, rather than to DTC, only if DTC advises the Trustee in writing that DTC is no longer willing, qualified or able to discharge properly its responsibilities as nominee and depository with respect to the Book-Entry Certificates and the Depositor or the Trustee is
unable to locate a qualified successor.

     Upon the occurrence of any of the events described in the immediately preceding paragraph, the Trustee will be required to notify all beneficial owners of the occurrence of such event and the availability through DTC of
Definitive Certificates. Upon surrender by DTC of the global certificate or certificates representing the Book-Entry Certificates and instructions for re-registration, the Trustee will issue Definitive Certificates, and thereafter the Trustee will recognize the holders of such Definitive Certificates as
Certificateholders under the Pooling Agreement.

     Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Book-Entry Certificates among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

     None of the Depositor, the Servicer or the Trustee will have any responsibility for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Book-Entry Certificates held by
Cede & Co., as nominee for DTC, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. In the event of the insolvency of DTC, a DTC Participant or an Indirect DTC Participant in whose name Book-Entry Certificates are registered, the ability of the Beneficial
Owners of such Book-Entry Certificates to obtain timely payment and, if the limits of applicable insurance coverage by the Securities Investor Protection
Corporation are exceeded or if such coverage is otherwise unavailable, ultimate payment, of amounts distributable with respect to such Book-Entry Certificates may be impaired.

DISTRIBUTIONS

     Distributions on the Certificates will be made by the Trustee on the 25th day of each month (or, if not a business day, the next business day), commencing in January 2005 (each, a "DISTRIBUTION DATE"), to the persons in whose names such Certificates are registered at the close of business on the last business day of the month preceding the month of such Distribution Date (the "RECORD
DATE").

     Distributions on each Distribution Date will be made by check mailed to your address as it appears on the applicable certificate register or, if you have notified the Trustee in writing in accordance with the Pooling Agreement, by wire transfer in immediately available funds to your account at a bank or other depository institution having appropriate wire transfer facilities.
However, the final distribution in retirement of a Certificate will be made only upon presentment and surrender of the Certificate at the Corporate Trust Office of the Trustee in Minnesota. If you own a Book-Entry Certificate, distributions will be made to you through the facilities of DTC, as described above under "--
Book-Entry Certificates."

                                      S-71

POOL DISTRIBUTION AMOUNT

     The "POOL DISTRIBUTION AMOUNT" for each Loan Group with respect to any
Distribution Date will be determined by reference to amounts received and expenses incurred in connection with the Mortgage Loans in such Loan Group and will be equal to the sum of:

          (i) all scheduled installments of interest (net of the related
     Servicing Fee) and principal due on the Mortgage Loans in such Loan Group on the due date in the month in which such Distribution Date occurs and received prior to the related Determination Date, together with any
     Advances in respect thereof and any Compensating Interest allocable to the
     Mortgage Loans in such Loan Group;

          (ii) all proceeds of any primary mortgage guaranty insurance policies and any other insurance policies with respect to the Mortgage Loans in such
     Loan Group, to the extent such proceeds are not applied to the restoration of the related Mortgaged Property or released to the mortgagor in accordance with the Servicer's normal servicing procedures and all other cash amounts received and retained in connection with the liquidation of defaulted Mortgage Loans in such Loan Group, by foreclosure or otherwise
     (collectively, "LIQUIDATION PROCEEDS"), during the calendar month preceding the month of such Distribution Date (in each case, net of unreimbursed expenses incurred in connection with a liquidation or foreclosure and unreimbursed Advances, if any);

          (iii) all partial or full prepayments received on the Mortgage Loans in such Loan Group during the calendar month preceding the month of such
     Distribution Date; and

          (iv) amounts received with respect to such Distribution Date as the
     Substitution Adjustment Amount or Purchase Price in respect of any Deleted
     Mortgage Loan in such Loan Group or amounts received in connection with the optional termination of the Trust as of such Distribution Date, reduced by amounts in reimbursement for Advances previously made and other amounts as to which the Servicer is entitled to be reimbursed pursuant to the Pooling
     Agreement.

     The Pool Distribution Amounts will not include any amounts constituting
Servicing Compensation.

PRIORITY OF DISTRIBUTIONS

     The aggregate amount available for distribution to the Senior Certificates and Component or Components of a Group on each Distribution Date (except to the extent of cross-collateralization payments and applicable PO Deferred Amounts)
will be the Pool Distribution Amount for the related Loan Group. The Class X-B
Certificates will be entitled to distributions from the Pool Distribution
Amounts for Loan Group 1, Loan Group 3 and Loan Group 4. The Class 2-B
Certificates will be entitled to distributions from the Pool Distribution Amount for Loan Group 2. The Class 5-B Certificates will be entitled to distributions from the Pool Distribution Amount for Loan Group 5.

     On each Distribution Date, the Pool Distribution Amount or Amounts for each
Loan Group or Loan Groups will be allocated in the following order of priority
(the "POOL DISTRIBUTION AMOUNT ALLOCATION"):

     (a) with respect to each Group of Senior Certificates and Component or
Components from the Pool Distribution Amount for Loan Group 1, Loan Group 2,
Loan Group 3, Loan Group 4 or Loan Group 5, as applicable, as follows:

          (i) to the Trustee an amount in payment for its services with respect to the related Loan Group for such Distribution Date;

                                      S-72

          (ii) to each class of Senior Certificates and Component of such Group entitled to receive distributions of interest to pay interest, but until the Accretion Termination Date, amounts that would have been distributed pursuant to this clause to the Class 1-A-11 and Class 1-A-16 Certificates will be distributed instead as principal to certain Senior Certificates of
     Group 1 as described below under "-- Principal";

          (iii) pro rata (a) in the case of Group 1, Group 2 and Group 3 to the
     Class X-PO Component of such Group, in the case of Group 4, to the Class
     15-PO Certificates and in the case of Group 5, to the Class 5-PO
     Certificates, based on the applicable PO Principal Amount, and (b) to the classes of Senior Certificates of such Group (but not the Class 15-PO or
     Class 5-PO Certificates) entitled to receive distributions of principal, based on the applicable Senior Principal Distribution Amount, as described below under "-- Principal," to pay principal;

          (iv) in the case of Group 1, Group 2 and Group 3, to the applicable
     Class X-PO Component, in the case of Group 4, to the Class 15-PO
     Certificates, and in the case of Group 5, to the Class 5-PO Certificates, to pay any applicable Class PO Deferred Amounts to such Components or
     Certificates, but only from amounts that would otherwise be distributable on such Distribution Date as principal to the Class X-B Certificates, in the case of the Class 1-X-PO and Class 3-X-PO Components and the Class
     15-PO Certificates, the Class 2-B Certificates in the case of the Class
     2-X-PO Component or the Class 5-B Certificates in the case of the Class
     5-PO Certificates; and

     (b) to the Class X-B Certificates, from the Pool Distribution Amounts for
Loan Group 1, Loan Group 3 and Loan Group 4, to the Class 2-B Certificates, from the Pool Distribution Amount for Loan Group 2, and to the Class 5-B
Certificates, from the Pool Distribution Amount for Loan Group 5, first to pay interest and then to pay principal in the order of their numerical class designations, beginning with the Class X-B-1 Certificates, Class 2-B-1
Certificates or Class 5-B-1 Certificates, as the case may be.

     The Class 1-A-R, Class 1-A-MR and Class 1-A-LR Certificates will be entitled to any remaining amounts in the Upper-Tier REMIC, Middle-Tier REMIC and
Lower-Tier REMIC, respectively, subject to the limitations set forth below under
"-- Interest" and "-- Principal."

     Certain amounts otherwise distributable on the Class X-B Certificates may be used to pay other classes or Components of Group 1, Group 3 or Group 4, as described under "Description of the Certificates -- Cross-Collateralization"
herein.

INTEREST

     The pass-through rate for each class of interest-bearing Offered
Certificates (other than the Class 30-IO Certificates) and each Class 30-IO
Component for each Distribution Date is as set forth or described in the table beginning on page S-4 of this Prospectus Supplement.

     On each Distribution Date, to the extent of the applicable Pool
Distribution Amount or Amounts, each class of Certificates (other than the Class
30-IO, Class X-PO, Class 15-PO and Class 5-PO Certificates) and each IO
Component will be entitled to receive interest (as to each such class and
Component, the "INTEREST DISTRIBUTION AMOUNT") with respect to the related
Interest Accrual Period. The Interest Distribution Amount for any class of
Certificates or IO Component will be equal to the sum of (i) interest accrued during the related Interest Accrual Period at the applicable pass-through rate on the related class balance or notional amount and (ii) the sum of the amounts, if any, by which the amount described in clause (i) above on each prior
Distribution Date exceeded the amount actually distributed in respect of interest on such prior Distribution Dates (including, prior to the Accretion
Termination Date, any amounts accrued as interest on the Class 1-A-11 or Class
1-A-16 Certificates but distributed instead as principal to certain Senior
Certificates of Group 1) and not subsequently distributed.

                                      S-73

     The Class X-PO, Class 15-PO and Class 5-PO Certificates are Principal Only
Certificates and will not bear interest.

     The interest entitlement described in clause (i) of the Interest
Distribution Amount for each class of Group 1 Senior Certificates, Group 3
Senior Certificates, Group 4 Senior Certificates and Class X-B Certificates and
the Class 1-30-IO Component will be reduced by the aggregate amount of Net
Interest Shortfalls for the Crossed Loan Groups (regardless of which Loan Group the shortfall is attributable to) for such Distribution Date. The interest entitlement described in clause (i) of the Interest Distribution Amount for each class of Group 2 Senior Certificates and Class 2-B Certificates and the Class
2-30-IO Component will be reduced by the aggregate amount of Net Interest
Shortfalls for Loan Group 2 for such Distribution Date. The interest entitlement described in clause (i) of the Interest Distribution Amount for each class of
Group 5 Senior Certificates and Class 5-B Certificates will be reduced by the amount of Net Interest Shortfalls for Loan Group 5 for such Distribution Date.
With respect to any Distribution Date, the "NET INTEREST SHORTFALL" for the
Crossed Loan Groups in the aggregate, Loan Group 2 or Loan Group 5 is equal to the sum of (i) the shortfall in interest received with respect to any Mortgage
Loan in such Loan Group or Loan Groups as a result of a Relief Act Reduction and
(ii) any Non-Supported Interest Shortfalls for such Loan Group or Loan Groups.
Net Interest Shortfalls for the Crossed Loan Groups on any Distribution Date
will be allocated pro rata among the classes of Group 1 Senior Certificates,
Group 3 Senior Certificates, Group 4 Senior Certificates and Class X-B
Certificates and the Class 1-30-IO Component, any Net Interest Shortfalls for
Loan Group 2 on any Distribution Date will be allocated pro rata among the classes of Group 2 Senior Certificates and Class 2-B Certificates and the Class
2-30-IO Component and any Net Interest Shortfalls for Loan Group 5 on any
Distribution Date will be allocated pro rata among the classes of Group 5 Senior
Certificates and Class 5-B Certificates and based on the amount of interest accrued on each such class of Certificates or Component on such Distribution
Date before taking into account any reduction in such amounts resulting from such Net Interest Shortfalls. A "RELIEF ACT REDUCTION" is a reduction in the amount of monthly interest payment on a Mortgage Loan pursuant to the
Servicemembers Civil Relief Act or similar state legislation. See "Certain Legal
Aspects of the Mortgage Loans -- Servicemembers Civil Relief Act and Similar
Laws" in the Prospectus. With respect to any Distribution Date, the
"NON-SUPPORTED INTEREST SHORTFALL" for the Crossed Loan Groups in the aggregate,
Loan Group 2 and Loan Group 5 is the amount by which the aggregate of Prepayment
Interest Shortfalls for the Mortgage Loans in the Crossed Loan Groups, Loan
Group 2 and Loan Group 5, as applicable, during the calendar month preceding the month of such Distribution Date exceeds the applicable Compensating Interest for such period.

     Allocations of the interest portion of Realized Losses on the Mortgage
Loans in the Crossed Loan Groups, Loan Group 2 and Loan Group 5 first to the
Class X-B Certificates, Class 2-B Certificates and Class 5-B Certificates,
respectively, in reverse numerical order will result from the priority of distributions first to the Senior Certificates and Components of the related
Group and then to the classes of Class X-B Certificates, Class 2-B Certificates and Class 5-B Certificates in numerical order of the applicable Pool
Distribution Amount as described above under "-- Priority of Distributions."
After the applicable Senior Credit Support Depletion Date, the interest-bearing
Senior Certificates and IO Component, if any, of a Group will bear the interest portion of any Realized Losses pro rata based on interest accrued.

     Accrued interest to be distributed on any Distribution Date will be calculated for each class of Certificates or Component on the basis of the related class balance or notional amount with respect to such Distribution Date.
Interest will be calculated and payable on the basis of a 360-day year consisting of twelve 30-day months.

                                      S-74

     If on a particular Distribution Date, the applicable Pool Distribution
Amount applied in the order described above under "-- Priority of Distributions"
is not sufficient to make a full distribution of the Interest Distribution
Amount for each class and Component entitled to distributions therefrom, interest will be distributed on each class and Component of such Group of equal priority pro rata based on the Interest Distribution Amount the class or
Component would otherwise have been entitled to receive in the absence of such shortfall. Any unpaid amount will be carried forward and added to the Interest
Distribution Amount of that class or Component, as the case may be, on the next
Distribution Date. Such a shortfall could occur, for example, if Realized Losses on the Mortgage Loans in a Loan Group were exceptionally high or were concentrated in a particular month. Any such unpaid amount will not bear interest.

     Under certain circumstances, the unpaid interest amounts for a Crossed
Group of Senior Certificates and IO Component, if any, will be payable from amounts otherwise distributable as principal on the Class X-B Certificates in reverse order of numerical designation. See "-- Cross-Collateralization" in this
Prospectus Supplement.

     Interest will accrue on each class of Certificates (other than the Class
1-A-14, Class 1-A-15, Class 30-IO, Class X-PO, Class 15-PO and Class 5-PO
Certificates) and each Class 30-IO Component during each one-month period ending on the last day of the month preceding the month in which each Distribution Date occurs (each, a "REGULAR INTEREST ACCRUAL Period"). The initial Regular Interest
Accrual Period will be deemed to have commenced on December 1, 2004. Interest which accrues on each class of Certificates during a Regular Interest Accrual
Period will be calculated on the assumption that distributions in reduction of the principal balances thereof on the Distribution Date in that Regular Interest
Accrual Period are made on the first day of the Regular Interest Accrual Period.
Interest will accrue on the Class 1-A-14 and Class 1-A-15 Certificates during each one-month period commencing on the 25th day of the month preceding the month in which each Distribution Date occurs and ending on the 24th day of the month in which such Distribution Date occurs (each, a "LIBOR BASED INTEREST
ACCRUAL PERIOD" and, together with a Regular Interest Accrual Period, an
"INTEREST ACCRUAL Period"). The initial LIBOR Based Interest Accrual Period will be deemed to have commenced on December 25, 2004.

     The Class 1-A-9 Certificates are Interest Only Certificates and have no class balance. The "CLASS 1-A-9 NOTIONAL AMOUNT" with respect to each
Distribution Date and the Class 1-A-9 Certificates will be equal to approximately 4.5454545455% of the class balance of the Class 1-A-4
Certificates. Accordingly, any distribution in respect of principal made to, or losses in respect of principal allocated in reduction of, the class balance of the Class 1-A-4 Certificates will result in a proportional reduction in the
Class 1-A-9 Notional Amount. See "--Principal" and "--Allocation of Losses" in
this Prospectus Supplement. The Class 1-A-9 Notional Amount with respect to the first Distribution Date will be approximately $388,000.

     The Class 1-A-12 Certificates are Interest Only Certificates and have no class balance. The "CLASS 1-A-12 NOTIONAL AMOUNT" with respect to each
Distribution Date and the Class 1-A-12 Certificates will be equal to approximately 4.5454545455% of the class balance of the Class 1-A-10
Certificates. Accordingly, any distribution in respect of principal made to, or losses in respect of principal allocated in reduction of, the class balance of the Class 1-A-10 Certificates will result in a proportional reduction in the
Class 1-A-12 Notional Amount. See "--Principal" and "--Allocation of Losses" in
this Prospectus Supplement. The Class 1-A-12 Notional Amount with respect to the first Distribution Date will be approximately $1,113,000.

                                      S-75

     The Class 1-A-15 Certificates are Interest Only Certificates and have no class balance. The "CLASS 1-A-15 NOTIONAL AMOUNT" with respect to each
Distribution Date and the Class 1-A-15 Certificates will be equal to the class balance of the Class 1-A-14 Certificates. Accordingly, any distribution in respect of principal made to, or losses in respect of principal allocated in reduction of, the class balance of the Class 1-A-14 Certificates will result in a proportional reduction in the Class 1-A-15 Notional Amount. See "--Principal"
and "--Allocation of Losses" in this Prospectus Supplement. The Class 1-A-15
Notional Amount with respect to the first Distribution Date will be approximately $10,000,000.

     The Class 1-30-IO Component is an Interest Only Component and has no
principal balance. The "CLASS 1-30-IO NOTIONAL AMOUNT" with respect to each
Distribution Date and the Class 1-30-IO Component will be equal to the product of (i) the aggregate of the Stated Principal Balances of the Group 1 Premium
Mortgage Loans as of the due date in the month preceding the month of such
Distribution Date and (ii) a fraction, (a) the numerator of which is equal to the weighted average of the Net Mortgage Interest Rates of the Group 1 Premium
Mortgage Loans (based on the Stated Principal Balances of the Group 1 Premium
Mortgage Loans as of the due date in the month preceding the month of such
Distribution Date) minus 5.500% and (b) the denominator of which is equal to
5.500%. The Class 1-30-IO Notional Amount with respect to the first Distribution
Date will be approximately $8,839,580.

     The Class 2-30-IO Component is an Interest Only Component and has no
principal balance. The "CLASS 2-30-IO NOTIONAL AMOUNT" with respect to each
Distribution Date and the Class 2-30-IO Component will be equal to the product of (i) the aggregate of the Stated Principal Balances of the Group 2 Premium
Mortgage Loans as of the due date in the month preceding the month of such
Distribution Date and (ii) a fraction, (a) the numerator of which is equal to the weighted average of the Net Mortgage Interest Rates of the Group 2 Premium
Mortgage Loans (based on the Stated Principal Balances of the Group 2 Premium
Mortgage Loans as of the due date in the month preceding the month of such
Distribution Date) minus 5.750% and (b) the denominator of which is equal to
5.500%. The Class 2-30-IO Notional Amount with respect to the first Distribution
Date will be approximately $1,487,846.

     The notional amount of the Class 30-IO Certificates will equal the sum of the notional amounts of the Class 1-30-IO and Class 2-30-IO Components.

     The Class 20-IO Certificates are Interest Only Certificates and have no class balance. The "CLASS 20-IO NOTIONAL AMOUNT" with respect to each
Distribution Date and the Class 20-IO Certificates will be equal to the product of (i) the aggregate of the Stated Principal Balances of the Group 3 Premium
Mortgage Loans as of the due date in the month preceding the month of such
Distribution Date and (ii) a fraction, (a) the numerator of which is equal to the weighted average of the Net Mortgage Interest Rates of the Group 3 Premium
Mortgage Loans (based on the Stated Principal Balances of the Group 3 Premium
Mortgage Loans as of the due date in the month preceding the month of such
Distribution Date) minus 5.750% and (b) the denominator of which is equal to
5.750%. The Class 20-IO Notional Amount with respect to the first Distribution
Date will be approximately $270,644.

     The Class 15-IO Certificates are Interest Only Certificates and have no class balance. The "CLASS 15-IO NOTIONAL AMOUNT" with respect to each
Distribution Date and the Class 15-IO Certificates will be equal to the product of (i) the aggregate of the Stated Principal Balances of the Group 4 Premium
Mortgage Loans as of the due date in the month preceding the month of such
Distribution Date and (ii) a fraction, (a) the numerator of which is equal to the weighted average of the Net Mortgage Interest Rates of the Group 4 Premium
Mortgage Loans (based on the Stated Principal Balances of the Group 4 Premium
Mortgage Loans as of the due date in the month preceding the month of such
Distribution Date) minus 5.000% and (b) the denominator of which is equal to
5.000%. The Class 15-IO Notional Amount with respect to the first Distribution
Date will be approximately $1,599,470.

                                      S-76

     The Class 5-IO Certificates are Interest Only Certificates and have no class balance. The "CLASS 5-IO NOTIONAL AMOUNT" with respect to each
Distribution Date and the Class 5-IO Certificates will be equal to the product of (i) the aggregate of the Stated Principal Balances of the Group 5 Premium
Mortgage Loans as of the due date in the month preceding the month of such
Distribution Date and (ii) a fraction, (a) the numerator of which is equal to the weighted average of the Net Mortgage Interest Rates of the Group 5 Premium
Mortgage Loans (based on the Stated Principal Balances of the Group 5 Premium
Mortgage Loans as of the due date in the month preceding the month of such
Distribution Date) minus 6.500% and (b) the denominator of which is equal to
6.500%. The Class 5-IO Notional Amount with respect to the first Distribution
Date will be approximately $980,096.

     The "CLASS BALANCE" of a class of Certificates (other than the Class X-PO
Certificates) at any time will equal (a) its initial class balance less (i) all distributions of principal made to such class and (ii) losses allocated to such class as described under "--Allocation of Losses" below, plus (b) in the case of the Class 1-A-11 and Class 1-A-16 Certificates, the Class 1-A-11 Accrual
Distribution Amount and the Class 1-A-16 Accrual Distribution Amount,
respectively, as described under "--Principal" below, previously added to the class balances of the Class 1-A-11 and Class 1-A-16 Certificates, respectively.

     The principal balance of a PO Component at any time will equal its initial principal balance less (i) all distributions of principal made with respect to such Component and (ii) losses allocated to such Component as described under
"--Allocation of Losses" below. The class balance of the Class X-PO Certificates will equal the sum of the principal balances of the Class X-PO Components.

     Prior to the Accretion Termination Date, interest in an amount equal to the
Interest Distribution Amount for the Class 1-A-11 or Class 1-A-16 Certificates,
as the case may be, will accrue on such class, but such amount will not be distributed as interest to such class. Prior to such time, an amount equal to the accrued and unpaid interest on such class will be added to the class balance thereof and distributed as described under "--Principal--Senior Principal
Distribution Amount" below.

     The "ACCRETION TERMINATION DATE" for the Class 1-A-11 and Class 1-A-16
Certificates will be the earlier to occur of (i) the Distribution Date following the Distribution Date on which the class balance of the Class 1-A-10
Certificates has been reduced to zero or (ii) the Senior Credit Support
Depletion Date for Group 1.

     After the applicable Senior Credit Support Depletion Date, for so long as a class of Super Senior Support Certificates is outstanding, the amount that would have reduced the class balance of the related class of Super Senior Certificates as a result of the adjustments described under "--Allocation of Losses" will instead reduce the class balance of the related class of Super Senior Support
Certificates. As a result, after the applicable Senior Credit Support Depletion
Date, such class of Super Senior Support Certificates will bear the principal portion of all Realized Losses allocable to the related class of Super Senior
Certificates for so long as such class of Super Senior Support Certificates is outstanding. For a description of the related classes of Super Senior and Super
Senior Support Certificates see "--Allocation of Losses."

                                      S-77

LIBOR

     The Floating Rate and Inverse Floating Rate Certificates will bear interest at their respective pass-through rates, which are each based on LIBOR determined by the Trustee as described below. The Trustee will determine LIBOR and the respective pass-through rates for the Floating Rate and Inverse Floating Rate
Certificates for each Interest Accrual Period (after the first Interest Accrual
Period) on the second London business day prior to the day on which such
Interest Accrual Period commences (each, a "LIBOR DETERMINATION DATE").

     On each LIBOR Determination Date, the Trustee will determine LIBOR for the succeeding Interest Accrual Period on the basis of the British Bankers'
Association ("BBA") "INTEREST SETTLEMENT RATE" for one-month deposits in U.S.
dollars as found on Telerate page 3750 as of 11:00 A.M. London time on such
LIBOR Determination Date. Such Interest Settlement Rates currently are based on rates quoted by 16 BBA designated banks as being in the view of such banks, the offered rate at which deposits are being quoted to prime banks in the London interbank market. Such Interest Settlement Rates are calculated by eliminating the four highest rates and the four lowest rates, averaging the eight remaining rates, carrying the results (expressed as a percentage) out to six decimal places, and rounding to five decimal places. As used herein "TELERATE PAGE 3750"
means the display designated as page 3750 on the Moneyline Telerate Service.

     If on any LIBOR Determination Date the Trustee is unable to determine LIBOR on the basis of the method set forth in the preceding paragraph, LIBOR for the next Interest Accrual Period will be the higher of (i) LIBOR as determined on the previous LIBOR Determination Date or (ii) the Reserve Interest Rate. The
"RESERVE INTEREST RATE" will be the rate per annum which the Trustee determines to be either (a) the arithmetic mean (rounding such arithmetic mean upwards if necessary to the nearest whole multiple of 1/16%) of the one-month U.S. dollar lending rate that New York City banks selected by the Trustee are quoting on the relevant LIBOR Determination Date to the principal London offices of at least two leading banks in the London interbank market or (b) in the event that the
Trustee can determine no such arithmetic mean, the lowest one-month U.S. dollar lending rate that the New York City banks selected by the Trustee are quoting on such LIBOR Determination Date to leading European banks.

     If on any LIBOR Determination Date the Trustee is required, but is unable to determine the Reserve Interest Rate in the manner provided in the preceding paragraph, LIBOR for the next Interest Accrual Period will be LIBOR as determined on the previous LIBOR Determination Date or, in the case of the first
LIBOR Determination Date for which the Trustee is required to determine LIBOR,
2.41%.

     The establishment of LIBOR on each LIBOR Determination Date by the Trustee and the Trustee's calculation of the rate of interest applicable to the Floating
Rate and Inverse Floating Rate Certificates for the related Interest Accrual
Period shall (in the absence of manifest error) be final and binding. Each such rate of interest may be obtained by telephoning the Trustee at (301) 815-6600.

PRINCIPAL

     On each Distribution Date, certificateholders will be entitled to receive principal distributions from the applicable Pool Distribution Amount or Amounts to the extent described below and in accordance with the priorities set forth under "-- Priority of Distributions" above. The principal distributions distributed to a class on any Distribution Date will be allocated among the holders of such class pro rata in accordance with their respective Percentage
Interests. The Class 1-A-9, Class 1-A-12, Class 1-A-15, Class 30-IO, Class
20-IO, Class 15-IO and Class 5-IO Certificates are Interest Only Certificates
and are not entitled to distributions of principal.

     All payments and other amounts received in respect of principal of the
Mortgage Loans in a Crossed Loan Group will be allocated between (i) the Senior
Certificates of the related Crossed Group (other than the Class 15-PO
Certificates in the case of Group 4) and the Class X-B Certificates and (ii) the
PO

                                      S-78

Component, in the case of Group 1 and Group 3, and the Class 15-PO Certificates
in the case of Group 4, in each case based upon the applicable Non-PO Percentage and the applicable PO Percentage, respectively, of such amounts. All payments and other amounts received in respect of principal of the Group 2 Mortgage Loans will be allocated between (i) the Group 2 Senior Certificates and the Class 2-B
Certificates and (ii) the Class 2-X-PO Component, in each case based on the applicable Non-PO Percentage and the applicable PO Percentage, respectively, of such amounts. All payments and other amounts received in respect of principal of the Group 5 Mortgage Loans will be allocated between (i) the Group 5 Senior
Certificates (other than the Class 5-PO Certificates) and the Class 5-B
Certificates and (ii) the Class 5-PO Certificates, in each case based upon the applicable Non-PO Percentage and the applicable PO Percentage, respectively, of such amounts.

     The "NON-PO PERCENTAGE" with respect to any Group 1 Mortgage Loan with a
Net Mortgage Interest Rate as of the Cut-off Date less than 5.500% (each such
Mortgage Loan, a "GROUP 1 DISCOUNT MORTGAGE LOAN") will be equal to the Net
Mortgage Interest Rate as of the Cut-off Date divided by 5.500%. The Non-PO
Percentage with respect to any Group 1 Mortgage Loan with a Net Mortgage
Interest Rate as of the Cut-off Date greater than or equal to 5.500% (each such
Mortgage Loan, a "GROUP 1 PREMIUM MORTGAGE LOAN") will be 100%.

     The "NON-PO PERCENTAGE" with respect to any Group 2 Mortgage Loan with a
Net Mortgage Interest Rate as of the Cut-off Date less than 5.750% (each such
Mortgage Loan, a "GROUP 2 DISCOUNT MORTGAGE LOAN") will be equal to the Net
Mortgage Interest Rate as of the Cut-off Date divided by 5.750%. The Non-PO
Percentage with respect to any Group 2 Mortgage Loan with a Net Mortgage
Interest Rate as of the Cut-off Date greater than or equal to 5.750% (each such
Mortgage Loan, a "GROUP 2 PREMIUM MORTGAGE LOAN") will be 100%.

     The "NON-PO PERCENTAGE" with respect to any Group 3 Mortgage Loan with a
Net Mortgage Interest Rate as of the Cut-off Date less than 5.750% (each such
Mortgage Loan, a "GROUP 3 DISCOUNT MORTGAGE LOAN") will be equal to the Net
Mortgage Interest Rate thereof as of the Cut-off Date divided by 5.750%. The
Non-PO Percentage with respect to any Group 3 Mortgage Loan with a Net Mortgage
Interest Rate as of the Cut-off Date greater than or equal to 5.750% (each such
Mortgage Loan, a "GROUP 3 PREMIUM MORTGAGE LOAN") will be 100%.

     The "NON-PO PERCENTAGE" with respect to any Group 4 Mortgage Loan with a
Net Mortgage Interest Rate as of the Cut-off Date less than 5.000% (each such
Mortgage Loan, a "GROUP 4 DISCOUNT MORTGAGE LOAN") will be equal to the Net
Mortgage Interest Rate thereof as of the Cut-off Date divided by 5.000%. The
Non-PO Percentage with respect to any Group 4 Mortgage Loan with a Net Mortgage
Interest Rate as of the Cut-off Date greater than or equal to 5.000% (each such
Mortgage Loan, a "GROUP 4 PREMIUM MORTGAGE LOAN") will be 100%.

     The "NON-PO PERCENTAGE" with respect to any Group 5 Mortgage Loan with a
Net Mortgage Interest Rate as of the Cut-off Date less than 6.500% (each such
Mortgage Loan, a "GROUP 5 DISCOUNT MORTGAGE LOAN," and together with the Group 1
Discount Mortgage Loans, the Group 2 Discount Mortgage Loans, the Group 3
Discount Mortgage Loans and the Group 4 Discount Mortgage Loans, the "DISCOUNT
MORTGAGE LOANS") will be equal to the Net Mortgage Interest Rate thereof as of the Cut-off Date divided by 6.500%. The Non-PO Percentage with respect to any
Group 5 Mortgage Loan with a Net Mortgage Interest Rate as of the Cut-off Date greater than or equal to 6.500% (each such Mortgage Loan, a "GROUP 5 PREMIUM
MORTGAGE LOAN," and together with the Group 1 Premium Mortgage Loans, the Group
2 Premium Mortgage Loans, the Group 3 Premium Mortgage Loans and the Group 4
Premium Mortgage Loans, the "PREMIUM MORTGAGE LOANS") will be 100%.

                                      S-79

     The "PO PERCENTAGE" with respect to any Discount Mortgage Loan will be equal to 100% minus the Non-PO Percentage for such Mortgage Loan. The PO
Percentage with respect to any Premium Mortgage Loan will be 0%.

     The "GROUP SUBORDINATE AMOUNT" for any Distribution Date and any Loan Group
is equal to the excess of the Pool Principal Balance (Non-PO Portion) for such
Loan Group over the aggregate class balance of the Class A Certificates of the related Group immediately prior to such date.

     The "NET MORTGAGE INTEREST RATE" of a Mortgage Loan is the excess of its mortgage interest rate over the the applicable Administrative Fee Rate.

     The "CLASS 1-A-11 ACCRUAL DISTRIBUTION AMOUNT" with respect to any
Distribution Date will be equal to amounts allocated but not currently distributable to the Class 1-A-11 Certificates in respect of interest in respect of clause (a) (ii) of the definition of Pool Distribution Amount Allocation.

     The "CLASS 1-A-16 ACCRUAL DISTRIBUTION AMOUNT" with respect to any
Distribution Date will be equal to amounts allocated but not currently distributable to the Class 1-A-16 Certificates in respect of interest in respect of clause (a) (ii) of the definition of Pool Distribution Amount Allocation.

Non-PO Principal Amount

     On each Distribution Date, the Non-PO Principal Amount for a Loan Group
will be distributed (i) as principal of the Senior Certificates (other than the
Class 15-PO and Class 5-PO Certificates) of the related Group in an amount up to the Senior Principal Distribution Amount for such Loan Group and (ii) (a) in the case of a Crossed Loan Group, as principal of the Class X-B Certificates in an amount up to the Subordinate Principal Distribution Amount for such Crossed Loan
Group, (b) in the case of Loan Group 2, as principal of the Class 2-B
Certificates in an amount up to the Subordinate Principal Distribution Amount for Loan Group 2 and (c) in the case of Loan Group 5, as principal of the Class
5-B Certificates in an amount up to the Subordinate Principal Distribution
Amount for Loan Group 5. The Non-PO Principal Amount for a Loan Group will not be distributed to the PO Component of the related Group, the Class 15-PO
Certificates or the Class 5-PO Certificates.

     The "NON-PO PRINCIPAL AMOUNT" for any Distribution Date and any Loan Group
will equal the sum of the applicable Non-PO Percentage of:

          (a) all monthly payments of principal due on each Mortgage Loan in such Loan Group on the related Due Date;

          (b) the principal portion of the Purchase Price of each Mortgage Loan in such Loan Group that was repurchased by the Depositor pursuant to the
     Pooling Agreement as of that Distribution Date;

          (c) any Substitution Adjustment Amount in connection with a Deleted
     Mortgage Loan in such Loan Group received with respect to that Distribution
     Date;

          (d) any Liquidation Proceeds allocable to recoveries of principal of
     Mortgage Loans in such Loan Group that are not yet Liquidated Mortgage
     Loans received during the calendar month preceding the month of that
     Distribution Date;

          (e) with respect to each Mortgage Loan in such Loan Group that became a Liquidated Mortgage Loan during the calendar month preceding the month of that Distribution Date, the amount of the Liquidation Proceeds (other than any Foreclosure Profits) allocable to principal received with respect to that Mortgage Loan; and

          (f) all partial and full principal prepayments on the Mortgage Loans in such Loan Group by mortgagors received during the calendar month preceding the month of that Distribution Date.

                                      S-80

     The amounts described in clauses (a) through (d) are referred to as
"SCHEDULED PRINCIPAL PAYMENTS." The amounts described in clauses (e) and (f) are referred to as "UNSCHEDULED PRINCIPAL PAYMENTS."

Senior Principal Distribution Amount

     With respect to the Group 1 Senior Certificates:

     I. On each Distribution Date occurring prior to the Accretion Termination
Date, the Class 1-A-11 Accrual Distribution Amount and Class 1-A-16 Accrual
Distribution Amount will be allocated, sequentially, as follows:

          (i) to the Class 1-A-10 Certificates, until their class balance has been reduced to zero; and

          (ii) concurrently, to the Class 1-A-11 and Class 1-A-16 Certificates,
     pro rata, until their class balances have been reduced to zero.

     II. On each Distribution Date, an amount equal to the lesser of (a) the
Senior Principal Distribution Amount for Loan Group 1 for such Distribution Date and (b) the product of (1) the Pool Distribution Amount for Loan Group 1 remaining after payment of funds due to the Trustee and distributions of interest on the Group 1 Senior Certificates and the Class 1-30-IO Component and
(2) a fraction, the numerator of which is the Senior Principal Distribution
Amount for Loan Group 1 and the denominator of which is the sum of the PO
Principal Amount for Loan Group 1 and the Senior Principal Distribution Amount
for Loan Group 1, will be distributed as principal, sequentially, as follows:

     first, concurrently, to the Class 1-A-R, Class 1-A-MR and Class 1-A-LR
Certificates, pro rata, until their class balances have been reduced to zero;

     second, concurrently, to the Class 1-A-1, Class 1-A-2, Class 1-A-4 and
Class 1-A-8 Certificates, pro rata, up to the Priority Amount for such
Distribution Date, until their class balances have been reduced to zero;

     third, concurrently, to the Class 1-A-3, Class 1-A-13 and Class 1-A-14
Certificates, pro rata, until their class balances have been reduced to zero;

     fourth, sequentially, as follows:

     (1) If the sum of the class balances of the Class 1-A-11 and Class 1-A-16
Certificates is greater than or equal to $8,723,223.83, sequentially, as follows:

          (i) to the Class 1-A-10 Certificates, until their class balance has been reduced to zero; and

          (ii) concurrently, to the Class 1-A-11 and Class 1-A-16 Certificates,
     pro rata;

     (2) after the sum of the class balances of the Class 1-A-11 and Class
1-A-16 Certificates is less than $8,723,223.83, concurrently, as follows:

          (i) approximately 46.5903944233%, concurrently, to the Class 1-A-11 and Class 1-A-16 Certificates, pro rata, until their class balances have been reduced to zero; and

          (ii) approximately 53.4096055767%, sequentially, to the Class 1-A-5,
     Class 1-A-6 and Class 1-A-7 Certificates, in that order, until their class balances have been reduced to zero; and

                                      S-81

     fifth, concurrently, to the Class 1-A-1, Class 1-A-2, Class 1-A-4 and Class
1-A-8 Certificates, pro rata, until their class balances have been reduced to zero.

     With respect to the Group 2 Senior Certificates:

     On each Distribution Date, an amount equal to the lesser of (a) the Senior
Principal Distribution Amount for Loan Group 2 for such Distribution Date and
(b) the product of (1) the Pool Distribution Amount for Loan Group 2 remaining after payment of funds due to the Trustee and distributions of interest on the
Group 2 Senior Certificates and the Class 2-30-IO Component and (2) a fraction, the numerator of which is the Senior Principal Distribution Amount for Loan
Group 2 and the denominator of which is the sum of the PO Principal Amount for
Loan Group 2 and the Senior Principal Distribution Amount for Loan Group 2, will be distributed as principal, concurrently, to the Class 2-A-1 and Class 2-A-2
Certificates, pro rata, until their class balances have been reduced to zero.

     With respect to the Group 3 Senior Certificates:

     On each Distribution Date, an amount equal to the lesser of (a) the Senior
Principal Distribution Amount for Loan Group 3 for such Distribution Date and
(b) the product of (1) the Pool Distribution Amount for Loan Group 3 remaining after payment of funds due to the Trustee and distributions of interest on the
Group 3 Senior Certificates and (2) a fraction, the numerator of which is the
Senior Principal Distribution Amount for Loan Group 3 and the denominator of which is the sum of the PO Principal Amount for Loan Group 3 and the Senior
Principal Distribution Amount for Loan Group 3, will be distributed as principal to the Class 3-A-1 Certificates, until their class balance has been reduced to zero.

     With respect to the Group 4 Senior Certificates:

     On each Distribution Date, an amount equal to the lesser of (a) the Senior
Principal Distribution Amount for Loan Group 4 for such Distribution Date and
(b) the product of (1) the Pool Distribution Amount for Loan Group 4 remaining after payment of funds due to the Trustee and distributions of interest on the
Group 4 Senior Certificates and (2) a fraction, the numerator of which is the
Senior Principal Distribution Amount for Loan Group 4 and the denominator of which is the sum of the PO Principal Amount for Loan Group 4 and the Senior
Principal Distribution Amount for Loan Group 4, will be distributed as principal to the Class 4-A-1 Certificates, until their class balance has been reduced to zero.

     With respect to the Group 5 Certificates:

     On each Distribution Date, an amount equal to the lesser of (a) the Senior
Principal Distribution Amount for Loan Group 5 for such Distribution Date and
(b) the product of (1) the Pool Distribution Amount for Loan Group 5 remaining after payment of funds due to the Trustee and distributions of interest on the
Group 5 Senior Certificates and (2) a fraction, the numerator of which is the
Senior Principal Distribution Amount for Loan Group 5 and the denominator of which is the sum of the PO Principal Amount for Loan Group 5 and the Senior
Principal Distribution Amount for Loan Group 5, will be distributed as principal to the Class 5-A-1 Certificates, until their class balance has been reduced to zero.

     The preceding distribution priorities for a Group will not apply on any
Distribution Date on or after the applicable Senior Credit Support Depletion
Date. On each of those Distribution Dates, the amount to be distributed as principal to the Senior Certificates (other than the Class 15-PO and Class 5-PO
Certificates) of such Group will be distributed, concurrently, as principal of the classes of Senior Certificates of such Group, pro rata, in accordance with their respective class balances immediately prior to that Distribution Date.

                                      S-82

     The "SENIOR CREDIT SUPPORT DEPLETION DATE" (i) for the Crossed Groups, is
the date on which the aggregate class balance of the Class X-B Certificates has been reduced to zero, (ii) for Loan Group 2, is the date on which the aggregate class balance of the Class 2-B Certificates has been reduced to zero and (iii)
for the Loan Group 5, is the date on which the aggregate class balance of the
Class 5-B Certificates has been reduced to zero.

     The "SENIOR PRINCIPAL DISTRIBUTION AMOUNT" for a Loan Group for any
Distribution Date will equal the sum of:

          (a) the Senior Percentage for such Loan Group of the applicable Non-PO
     Percentage of the Scheduled Principal Payments for that Distribution Date;
     and

          (b) the Senior Prepayment Percentage for such Loan Group of the applicable Non-PO Percentage of the Unscheduled Principal Payments for that
     Distribution Date.

     "STATED PRINCIPAL BALANCE" means, as to any Mortgage Loan and due date, the unpaid principal balance of such Mortgage Loan as of such due date, as specified in the amortization schedule at the time relating thereto (before any adjustment to such amortization schedule by reason of any moratorium or similar waiver or grace period), after giving effect to any previous partial principal prepayments and Liquidation Proceeds received and to the payment of principal due on such due date and irrespective of any delinquency in payment by the related mortgagor and after giving effect to any Deficient Valuation.

     The "POOL PRINCIPAL BALANCE" for a Loan Group with respect to any
Distribution Date equals the aggregate of the Stated Principal Balances of the
Mortgage Loans in such Loan Group outstanding on the due date in the month preceding the month of such Distribution Date.

     The "POOL PRINCIPAL BALANCE (NON-PO PORTION)" for a Loan Group with respect to any Distribution Date equals the sum of the product, for each Mortgage Loan in such Loan Group, of the Non-PO Percentage of such Mortgage Loan multiplied by its Stated Principal Balance on the due date in the month preceding the month of such Distribution Date.

     The "SENIOR PERCENTAGE" for a Loan Group for any Distribution Date will equal (i) the aggregate class balance of the Senior Certificates of the related
Group (but not the PO Component with respect to such Group, the Class 15-PO
Certificates and the Class 5-PO Certificates) immediately prior to such date, divided by (ii) the Pool Principal Balance (Non-PO Portion) of such Loan Group immediately prior to such date. The principal balance of the PO Component of a
Group, the Class 15-PO Certificates and the Class 5-PO Certificates will not be used in the calculation of the Senior Percentage of the related Loan Group.

     The "SUBORDINATE PERCENTAGE" for a Loan Group for any Distribution Date
will equal 100% minus the Senior Percentage for such Loan Group for such date.

                                      S-83

     As of the Cut-off Date, the Senior Percentage and the Subordinate
Percentage for Loan Group 1 are expected to be approximately 97.0896% and
2.9104%, respectively, the Senior Percentage and the Subordinate Percentage for
Loan Group 2 are expected to be approximately 96.8434% and 3.1566%, respectively, the Senior Percentage and the Subordinate Percentage for Loan
Group 3 are expected to be approximately 97.0702% and 2.9298%, respectively, the
Senior Percentage and the Subordinate Percentage for Loan Group 4 are expected to be approximately 97.0886% and 2.9114%, respectively, and the Senior
Percentage and the Subordinate Percentage for Loan Group 5 are expected to be approximately 97.1482% and 2.8518%, respectively.

     The "SENIOR PREPAYMENT PERCENTAGE" for a Loan Group for any Distribution
Date occurring during the periods set forth below will be as follows:



  DISTRIBUTION DATE OCCURRING IN                SENIOR PREPAYMENT PERCENTAGE
----------------------------------   -------------------------------------------------

January 2005 through December 2009   100%;
January 2010 through December 2010   the applicable Senior Percentage, plus 70% of the
                                     applicable Subordinate Percentage;
January 2011 through December 2011   the applicable Senior Percentage, plus 60% of the
                                     applicable Subordinate Percentage;
January 2012 through December 2012   the applicable Senior Percentage, plus 40% of the
                                     applicable Subordinate Percentage;
January 2013 through December 2013   the applicable Senior Percentage, plus 20% of the
                                     applicable Subordinate Percentage; and
January 2014 and thereafter          the applicable Senior Percentage;


provided, however, that (A) if on any Distribution Date the percentage equal to
(x) the sum of the class balances of the Senior Certificates of Loan Group 1,
Loan Group 3 and Loan Group 4 (but not the PO Components of such Groups or the
Class 15-PO Certificates) divided by (y) the sum of the Pool Principal Balances
(Non-PO Portion) for Loan Group 1, Loan Group 3 and Loan Group 4 (such percentage the "CROSSED GROUP TOTAL SENIOR PERCENTAGE") exceeds such percentage as of the Closing Date, the Senior Prepayment Percentages for Loan Group 1, Loan
Group 3 and Loan Group 4 for such Distribution Date will equal 100%, (B) if on any Distribution Date the percentage equal to (x) the sum of the class balances of the Group 2 Senior Certificates (but not the PO Component of such Group)
divided by (y) the Pool Principal Balance (Non-PO Portion) for Loan Group 2
(such percentage the "GROUP 2 TOTAL SENIOR PERCENTAGE") exceeds such percentage as of the Closing Date, the Senior Prepayment Percentage for Loan Group 2 for
such Distribution Date will equal 100% and (C) if on any Distribution Date the percentage equal to (x) the sum of the class balances of the Group 5 Senior
Certificates (but not the Class 5-PO Certificates) divided by (y) the sum of the
Pool Principal Balance (Non-PO Portion) for Loan Group 5 (such percentage the
"GROUP 5 TOTAL SENIOR PERCENTAGE") exceeds such percentage as of the Closing
Date, the Senior Prepayment Percentage for Loan Group 5 for such Distribution
Date will equal 100%.

     No decrease in the Senior Prepayment Percentages for the Crossed Loan
Groups will occur if the following occurs as of any Distribution Date as to which any such decrease applied with respect to the Crossed Loan Group Mortgage
Loans, no decrease in the Senior Prepayment Percentages for Loan Group 2 will occur if the following occurs as of any Distribution Date as to which any such decrease applied with respect to the Group 2 Mortgage Loans, and no decrease in the Senior Prepayment Percentages for Loan Group 5 will occur if the following occurs as of any Distribution Date as to which any such decrease applied with respect to the Group 5 Mortgage Loans (i) the outstanding principal balance of all Mortgage Loans in the related Loan Group or Loan Groups (including, for this purpose, any Mortgage Loans in such Loan Group or Loan Groups in foreclosure, any REO Property in such Loan Group or Loan Groups and any Mortgage Loan in such
Loan Group or Loan Groups for which the mortgagor has filed for bankruptcy after the Closing Date) delinquent 60 days or more (averaged over the preceding six-month period), as a percentage of the aggregate class balance of the Class
X-B Certificates, with respect to the Crossed Loan Groups, the Class 2-B
Certificates, with respect to Loan Group 2, or the Class 5-B Certificates, with respect to Loan Group 5, is

                                      S-84

equal to or greater than 50%, or (ii) cumulative Realized Losses with respect to the Mortgage Loans in the related Loan Group or Loan Groups exceed the percentages of the aggregate class balance of the Class X-B Certificates, with respect to the Crossed Loan Groups, the Class 2-B Certificates, with respect to
Loan Group 2, or the Class 5-B Certificates, with respect to Loan Group 5, as of the Closing Date (with respect to the Class X-B Certificates, the Class 2-B
Certificates or the Class 5-B Certificates, as the case may be, the "ORIGINAL
SUBORDINATE PRINCIPAL BALANCE") indicated below:

                                        PERCENTAGE OF
                                     ORIGINAL SUBORDINATE
  DISTRIBUTION DATE OCCURRING IN      PRINCIPAL BALANCE
----------------------------------   --------------------
January 2010 through December 2010            30%
January 2011 through December 2011            35%
January 2012 through December 2012            40%
January 2013 through December 2013            45%
January 2014 and thereafter                   50%

     This disproportionate allocation of certain unscheduled payments in respect of principal will have the effect of accelerating the amortization of the Senior
Certificates (other than the Class 15-PO and Class 5-PO Certificates) of a Group while, in the absence of Realized Losses on the Mortgage Loans in the related
Loan Group, increasing the relative interest in the applicable Pool Principal
Balance evidenced by the Class X-B Certificates, the Class 2-B Certificates or
the Class 5-B Certificates, as the case may be. Increasing the respective interest of such Subordinate Certificates relative to that of the applicable
Senior Certificates is intended to preserve the availability of the subordination provided by such Subordinate Certificates.

     The "SUBORDINATE PREPAYMENT PERCENTAGE" for a Loan Group as of any
Distribution Date will equal 100% minus the Senior Prepayment Percentage for such Loan Group for such date.

     If on any Distribution Date the allocation to any class of Senior
Certificates then entitled to distributions of full and partial principal prepayments and other amounts to be allocated in accordance with the applicable
Senior Prepayment Percentage, as described above, would reduce the outstanding class balance of such class below zero, the distribution to that class of the applicable Senior Prepayment Percentage of those amounts for such Distribution
Date will be limited to the percentage necessary to reduce the related class balance to zero.

Priority Amount

     On each Distribution Date prior to the Senior Credit Support Depletion Date for Group 1, to the extent funds are available, an amount up to the Priority
Amount for such Distribution Date, will be distributed as principal to the Class
1-A-1, Class 1-A-2, Class 1-A-4 and Class 1-A-8 Certificates in accordance with the priorities described above under "--Senior Principal Distribution Amount."

     The "PRIORITY AMOUNT" for any Distribution Date will be equal to the lesser of (i) the sum of the class balances of the Class 1-A-1, Class 1-A-2, Class
1-A-4 and Class 1-A-8 Certificates and (ii) the product of (a) the Non-PO
Principal Amount for Loan Group 1, (b) the Shift Percentage and (c) the Priority
Percentage.

                                      S-85

     The "PRIORITY PERCENTAGE" for any Distribution Date will equal (i) the sum of the class balances of the Class 1-A-1, Class 1-A-2, Class 1-A-4 and Class
1-A-8 Certificates immediately prior to such Distribution Date divided by (ii)
the Pool Principal Balance (Non-PO Portion) for Loan Group 1.

     The "SHIFT PERCENTAGE" for any Distribution Date will be the percentage indicated below:

                                        SHIFT
DISTRIBUTION DATE OCCURRING IN       PERCENTAGE
----------------------------------   ----------
January 2005 through December 2009        0%
January 2010 through December 2010       30%
January 2011 through December 2011       40%
January 2012 through December 2012       60%
January 2013 through December 2013       80%
January 2014 and thereafter             100%

Class PO Principal Distribution Amount

     On each Distribution Date, distributions of principal of the PO Component for the related Group, the Class 15-PO Certificates, in the case of Group 4, and
Class 5-PO Certificates, in the case of Group 5, will be made in an amount (the
"CLASS PO PRINCIPAL DISTRIBUTION AMOUNT") equal to the lesser of:

          (a) the applicable PO Principal Amount for the related Loan Group for such Distribution Date; and

          (b) the product of (1) the Pool Distribution Amount for the related
     Loan Group remaining after distribution of funds due to the Trustee and interest on the Senior Certificates and IO Component, if any, of the
     related Group and (2) a fraction, the numerator of which is the PO
     Principal Amount for such Loan Group and the denominator of which is the sum of the PO Principal Amount for such Loan Group and the Senior Principal
     Distribution Amount for such Loan Group.

     The "PO PRINCIPAL AMOUNT" for any Distribution Date and any Loan Group will equal the sum of the applicable PO Percentage of:

          (a) all monthly payments of principal due on each Discount Mortgage
     Loan in such Loan Group on the related Due Date;

          (b) the principal portion of the Purchase Price of each Discount
     Mortgage Loan in such Loan Group that was repurchased by the Depositor pursuant to the Pooling Agreement as of such Distribution Date;

          (c) any Substitution Adjustment Amount in connection with a Deleted
     Mortgage Loan in such Loan Group that was a Discount Mortgage Loan received with respect to such Distribution Date;

          (d) any Liquidation Proceeds allocable to recoveries of principal of
     Discount Mortgage Loans in such Loan Group that are not yet Liquidated
     Mortgage Loans received during the calendar month preceding the month of such Distribution Date;

          (e) with respect to each Discount Mortgage Loan in such Loan Group that became a Liquidated Mortgage Loan during the calendar month preceding the month of such Distribution Date, the amount of Liquidation Proceeds
     (other than any Foreclosure Profits) allocable to principal received with respect to such Discount Mortgage Loan; and

          (f) all partial and full principal prepayments by mortgagors on
     Discount Mortgage Loans in such Loan Group received during the calendar month preceding such Distribution Date.

                                      S-86

Subordinate Principal Distribution Amount

     On each Distribution Date, each class of Class X-B Certificates, each class of Class 2-B Certificates and each class of Class 5-B Certificates that is entitled to receive a principal distribution will receive its pro rata share
(based on the class balances of all the Class X-B Certificates, Class 2-B
Certificates or Class 5-B Certificates, as the case may be, that are entitled to receive a principal distribution) of the Subordinate Principal Distribution
Amounts for the related Loan Group or Loan Groups, to the extent that the remaining Pool Distribution Amount or Amounts for such Loan Group or Loan Groups is sufficient therefor. With respect to each class of Class X-B Certificates, each class of Class 2-B Certificates and each class of Class 5-B Certificates, if on any Distribution Date the Fractional Interest is less than the Fractional
Interest for that class on the Closing Date, no classes of the Class X-B
Certificates, Class 2-B Certificates or Class 5-B Certificates, as applicable, junior to such class will be entitled to receive a principal distribution.

     Distributions of principal on the Class X-B Certificates, the Class 2-B
Certificates or the Class 5-B Certificates that are entitled to receive a principal distribution on a Distribution Date will be made sequentially to each class of Class X-B Certificates, Class 2-B Certificates or Class 5-B
Certificates, as applicable, in the order of their numerical class designations, beginning with the Class X-B-1 Certificates, the Class 2-B-1 Certificates or the
Class 5-B-1 Certificates, as the case may be, until each such class has received its respective pro rata share for the Distribution Date. However, the PO
Deferred Amounts will be paid to the PO Components of the Crossed Groups and the
Class 15-PO Certificates from amounts otherwise payable as principal to the
Class X-B Certificates, the PO Deferred Amounts will be paid to the PO Component of Group 2 from amounts otherwise distributable as principal to the Class 2-B
Certificates and the PO Deferred Amounts will be paid to the Class 5-PO
Certificates from amounts otherwise distributable as principal to the Class 5-B
Certificates beginning with the amounts otherwise distributable as principal to the class of Class X-B Certificates, Class 2-B Certificates or Class 5-B
Certificates, as applicable, with the highest numerical designation.

     The "FRACTIONAL INTEREST" with respect to any Distribution Date and each class of Class X-B Certificates, Class 2-B Certificates or Class 5-B
Certificates will equal (i) the aggregate of the class balances immediately prior to such Distribution Date of all classes of Class X-B Certificates, Class
2-B Certificates or Class 5-B Certificates that have higher numerical class designations than such class, divided by (ii) the aggregate Pool Principal
Balance (Non-PO Portion) for the Crossed Loan Groups in the case of the Class
X-B Certificates, the Pool Principal Balance (Non-PO Portion) for Loan Group 2
in the case of the Class 2-B Certificates and the Pool Principal Balance (Non-PO
Portion) for Loan Group 5 in the case of the Class 5-B Certificates.

                                      S-87

     The approximate Fractional Interests for the Subordinate Certificates on
the Closing Date are expected to be as follows:

              Class X-B Certificates

Class X-B-1            1.20%
Class X-B-2            0.75%
Class X-B-3            0.45%
Class X-B-4            0.30%
Class X-B-5            0.15%
Class X-B-6            0.00%

              Class 2-B Certificates

Class 2-B-1            1.53%
Class 2-B-2            0.97%
Class 2-B-3            0.61%
Class 2-B-4            0.36%
Class 2-B-5            0.15%
Class 2-B-6            0.00%

              Class 5-B Certificates

Class 5-B-1            1.12%
Class 5-B-2            0.71%
Class 5-B-3            0.46%
Class 5-B-4            0.31%
Class 5-B-5            0.10%
Class 5-B-6            0.00%

     The "SUBORDINATE PRINCIPAL DISTRIBUTION AMOUNT" for a Loan Group for any
Distribution Date will equal the sum of:

          (a) the Subordinate Percentage for such Loan Group of the applicable
     Non-PO Percentage of the Scheduled Principal Payments for such Distribution
     Date; and

          (b) the Subordinate Prepayment Percentage for such Loan Group of the applicable Non-PO Percentage of the Unscheduled Principal Payments for such
     Distribution Date.

Residual Certificates

     The Residual Certificates will remain outstanding for so long as the Trust exists, whether or not they are receiving current distributions of principal or interest. In addition to distributions of interest and principal as described above, on each Distribution Date, the holder of the Class 1-A-LR Certificate will be entitled to receive any Pool Distribution Amount for a Loan Group remaining after the payment of (i) interest and principal on the Senior
Certificates and Components of the related Group, (ii) PO Deferred Amounts on, in the case of Group 1, Group 2 and Group 3, the PO Component of the related
Group, in the case of Group 4, the Class 15-PO Certificates, and in the case of
Group 5, the Class 5-PO Certificates and (iii) interest and principal on the applicable Subordinate Certificates, as described above. It is not anticipated that there will be any significant amounts remaining for any such distribution.

                                      S-88

CROSS-COLLATERALIZATION

     On each Distribution Date prior to the Senior Credit Support Depletion Date for the Crossed Groups but on or after the date on which the class balances of the Senior Certificates of a Crossed Group (not including the PO Component of such Group or the Class 15-PO Certificates) have been reduced to zero, amounts otherwise distributable as principal payments on the Class X-B Certificates will be paid as principal to the remaining classes of Senior Certificates of the other Crossed Groups (but not the PO Component of such Groups or the Class 15-PO
Certificates) in accordance with the priorities set forth for the applicable
Crossed Group under "--Principal--Senior Principal Distribution Amount,"
provided that on such Distribution Date (a) the Crossed Group Aggregate
Subordinate Percentage for such Distribution Date is less than twice the initial
Crossed Group Aggregate Subordinate Percentage or (b) the average outstanding principal balance of the Mortgage Loans in the Crossed Loan Groups (including, for this purpose, any Mortgage Loan in such Loan Groups in foreclosure, any REO
Property in such Loan Groups and any Mortgage Loan in such Loan Groups for which the mortgagor has filed for bankruptcy after the Closing Date) delinquent 60 days or more over the last six months as a percentage of the aggregate class balance of the Class X-B Certificates is greater than or equal to 50%. If the
Senior Certificates of two Crossed Groups (not including the Class 15-PO
Certificates) remain outstanding, the distributions described above will be made to the Senior Certificates of such Groups, pro rata, in proportion to the aggregate class balance of the Senior Certificates of each such Group.

     The "CROSSED GROUP AGGREGATE SUBORDINATE PERCENTAGE" for any Distribution
Date will be the percentage equal to the aggregate class balance of the Class
X-B Certificates divided by the aggregate Pool Principal Balance (Non-PO
Portion) of the Crossed Loan Groups.

     In addition, if on any Distribution Date the aggregate class balance of the
Senior Certificates of a Crossed Group (but not the PO Component of such Group or the Class 15-PO Certificates) after giving effect to distributions to be made on such Distribution Date is greater than the Adjusted Pool Amount (Non-PO
Portion) of the related Crossed Loan Group (any such Group, the
"UNDERCOLLATERALIZED GROUP" and any such excess, the "UNDERCOLLATERALIZED
AMOUNT"), all amounts otherwise distributable as principal on the Class X-B
Certificates, in reverse order of their numerical designations, will be paid as principal to the Senior Certificates (but not the PO Component of such Group or the Class 15-PO Certificates) of the Undercollateralized Group in accordance with the priorities set forth under "--Principal--Senior Principal Distribution
Amount," until the aggregate class balance of the Senior Certificates (but not the PO Component or the Class 15-PO Certificates) of the Undercollateralized
Group equals the Adjusted Pool Amount (Non-PO Portion) of the related Crossed
Loan Group. If two Crossed Groups are Undercollateralized Groups, the
distributions described above will be made, pro rata, in proportion to the amount by which the aggregate class balance of the Senior Certificates of each such Group exceeds the Pool Principal Balance (Non-PO Portion) of the related
Crossed Loan Group.

     The amount of any unpaid interest shortfall amounts with respect to the
Undercollateralized Group (including any interest shortfall amount for such
Distribution Date) will be paid to the Undercollateralized Group, including the
IO Component of such Group, if any, in accordance with clause (a)(ii) in the definition of "Pool Distribution Amount Allocation" prior to the payment of any
Undercollateralized Amount from amounts otherwise distributable as principal on the Class X-B Certificates, in reverse order of their numerical designations.

     The PO Deferred Amounts for each PO Component of the Crossed Groups and the
Class 15-PO Certificates will be paid from amounts otherwise distributable as principal on the Class X-B Certificates before any payments are made pursuant to the preceding paragraphs.

                                      S-89

ALLOCATION OF LOSSES

     On each Distribution Date, the applicable PO Percentage of any Realized
Loss on a Discount Mortgage Loan in a Loan Group will be allocated to the PO
Component of the related Group in the case of Group 1, Group 2 and Group 3, the
Class 15-PO Certificates, in the case of Group 4 and the Class 5-PO
Certificates, in the case of Group 5, until the principal balance is reduced to zero. Such allocation will be effected on each Distribution Date by reducing the principal balance of the PO Component of such Group in the case of Group 1,
Group 2 and Group 3, the principal balance of the Class 15-PO Certificates, in the case of Group 4 and the principal balance of the Class 5-PO Certificates, in the case of Group 5, if and to the extent that such principal balance (after taking into account the amount of all distributions to be made to such Group on such Distribution Date) exceeds the related Adjusted Pool Amount (PO Portion)
for the related Loan Group for such Distribution Date. The amount of any such
Realized Loss allocated to a PO Component or the Class 15-PO or Class 5-PO
Certificates will be treated as a "PO DEFERRED AMOUNT." To the extent funds are available on such Distribution Date or on any future Distribution Date from amounts that would otherwise be allocable to the Subordinate Principal
Distribution Amounts for Loan Group 1, Loan Group 3 and Loan Group 4, in the
case of the Class 1-X-PO Component, the Class 3-X-PO Component and the Class
15-PO Certificates, to the Subordinate Principal Distribution Amount for Loan
Group 2, in the case of the Class 2-X-PO Component, or to the Subordinate
Principal Distribution Amount for Loan Group 5 in the case of the Class 5-PO
Certificates, the PO Deferred Amounts for the PO Component of a Group, the Class
15-PO Certificates with respect to Group 4 and the Class 5-PO Certificates with respect to Group 5 will be paid on such PO Component or class prior to distributions of principal on the Class X-B Certificates, in the case of the
Class 1-X-PO Component, the Class 3-X-PO Component and the Class 15-PO
Certificates, the Class 2-B Certificates, in the case of the Class 2-X-PO
Component, or the Class 5-B Certificates, in the case of the Class 5-PO
Certificates. Payments of the PO Deferred Amounts will be made from the principal payable to the applicable Subordinate Certificates beginning with the principal payable to the class of applicable Subordinate Certificates with the highest numerical class designation. Any distribution in respect of unpaid PO
Deferred Amounts for a PO Component or a Class of Ratio Strip Principal Only
Certificates will not further reduce the principal balance of such PO Component or such class. The PO Deferred Amounts will not bear interest. The class balance of the class of Class X-B Certificates, in the case of the Class 1-X-PO
Component, the Class 3-X-PO Component and the Class 15-PO Certificates, the
Class 2-B Certificates, in the case of the Class 2-X-PO Component, or the Class
5-B Certificates, in the case of the Class 5-PO Certificates, then outstanding with the highest numerical class designation will be reduced by the amount of any payments in respect of PO Deferred Amounts for the applicable PO Component or the Class 15-PO or Class 5-PO Certificates. Any excess of these PO Deferred
Amounts over the class balance of that class will be allocated to the next most subordinate class of Class X-B Certificates, Class 2-B Certificates or Class 5-B
Certificates, as applicable, to reduce its class balance and so on, as necessary.

     On each Distribution Date, the applicable Non-PO Percentage of any Realized
Loss will be allocated first to the Class X-B Certificates, with respect to a
Realized Loss on a Group 1 Mortgage Loan, Group 3 Mortgage Loan or Group 4
Mortgage Loan, the Class 2-B Certificates with respect to a Realized Loss on a
Group 2 Mortgage Loan or the Class 5-B Certificates with respect to a Realized
Loss on a Group 5 Mortgage Loan in the reverse order of their numerical class designations (beginning with the class of Class X-B Certificates, Class 2-B
Certificates or Class 5-B Certificates then outstanding with the highest numerical class designation), in each case until the class balance of the respective class of Certificates has been reduced to zero, and then to the
Senior Certificates of the related Group (but not the PO Component of such
Group, in the case of Group 1, Group 2 and Group 3, or the Class 15-PO or Class
5-PO Certificates) pro rata based on their respective class balances.

                                      S-90

     Such allocation will be effected for the Crossed Groups on each such
Distribution Date by reducing the class balance of the class of Class X-B
Certificates then outstanding with the highest numerical class designation if and to the extent that the aggregate of the class balances of all classes of the
Group 1 Senior Certificates, Group 3 Senior Certificates and Group 4 Senior
Certificates (but not the PO Component of Group 1 and Group 3 or the Class 15-PO
Certificates) and the Class X-B Certificates (after taking into account the amount of all distributions to be made on such Distribution Date) exceeds the sum of the Adjusted Pool Amounts (Non-PO Portion) for such Distribution Date for the Crossed Loan Groups.

     In addition, such allocation will be effected for Loan Group 2 on each such
Distribution Date by reducing the class balance of the class of Class 2-B
Certificates then outstanding with the highest numerical class designation if and to the extent that the aggregate of the class balances of all classes of the
Group 2 Senior Certificates and the Class 2-B Certificates (but not the Class
2-X-PO Component) (after taking into account the amount of all distributions to be made on such Distribution Date) exceeds the Adjusted Pool Amount (Non-PO
Portion) for such Distribution Date for Loan Group 2.

     Furthermore, such allocation will be effected for Loan Group 5 on each such
Distribution Date by reducing the class balance of the class of Class 5-B
Certificates then outstanding with the highest numerical class designation if and to the extent that the aggregate of the class balances of all classes of the
Group 5 Senior Certificates and the Class 5-B Certificates (but not the Class
5-PO Certificates) (after taking into account the amount of all distributions to be made on such Distribution Date) exceeds the Adjusted Pool Amount (Non-PO
Portion) for such Distribution Date for Loan Group 5.

     After the applicable Senior Credit Support Depletion Date, on each
Distribution Date, the aggregate of the class balances of all classes of Senior
Certificates (but not the principal balance of the PO Component or the Class
15-PO or Class 5-PO Certificates) of each related Group then outstanding will be reduced if and to the extent that such aggregate balance (after taking into account the amount of all distributions to be made on such Distribution Date)
exceeds the Adjusted Pool Amount (Non-PO Portion) for the related Loan Group for such Distribution Date. The amount of any such reduction will be allocated among the Senior Certificates (but not the PO Component or the Class 15-PO or Class
5-PO Certificates) of such Group pro rata based on their respective class balances or, in the case of the Class 1-A-11 and Class 1-A-16 Certificates, their respective initial class balances, if lower.

     After the applicable Senior Credit Support Depletion Date, the class balance of a class of Super Senior Support Certificates will be reduced not only by the principal portion of Realized Losses allocated to such class as provided in the preceding paragraph, but also by the portion allocated to the related class of Super Senior Certificates indicated in the following table.

     The related classes of Super Senior and Super Senior Support Certificates
are as follows:

SUPER SENIOR CLASSES   SUPER SENIOR SUPPORT CLASSES
--------------------   ----------------------------
        1-A-1                      1-A-2
       1-A-11                     1-A-16
        2-A-1                      2-A-2

     In the event an amount is received with respect to a Mortgage Loan in a
Loan Group as to which a Realized Loss had previously been allocated to a class of Certificates (a "RECOVERY"), such Recovery will be distributed to the PO
Component of the related Group, with respect to Group 1, Group 2 and Group 3, the Class 15-PO Certificates, with respect to Group 4, and the Class 5-PO
Certificates, with respect to Group 5, in an amount equal to the applicable PO
Percentage of such Recovery, provided that the

                                      S-91

aggregate amount distributed to such Component or class in respect of Recoveries on any Distribution Date will not exceed the related PO Deferred Amount. The remaining portion of any Recovery will be distributed to the Senior Certificates of the related Group (but not the Class 15-PO or Class 5-PO Certificates) and
the then-outstanding related Class B Certificates in the same manner as
Liquidation Proceeds are distributed.

     In general, a "REALIZED LOSS" means, (a) with respect to a Liquidated
Mortgage Loan, the amount by which the remaining unpaid principal balance of the
Mortgage Loan exceeds the amount of Liquidation Proceeds applied to the principal balance of the related Mortgage Loan and (b) a Bankruptcy Loss.

     "BANKRUPTCY LOSSES" are losses that are incurred as a result of Debt
Service Reductions or Deficient Valuations. As used in this Prospectus
Supplement, a "DEFICIENT VALUATION" occurs when a bankruptcy court establishes the value of a mortgaged property at an amount less than the then-outstanding principal balance of the Mortgage Loan secured by such mortgaged property or reduces the then-outstanding principal balance of a Mortgage Loan. In the case of a reduction in the value of the related mortgaged property, the amount of the secured debt could be reduced to such value, and the holder of such Mortgage
Loan thus would become an unsecured creditor to the extent the then-outstanding principal balance of such Mortgage Loan exceeds the value so assigned to the mortgaged property by the bankruptcy court. In addition, certain other modifications of the terms of a Mortgage Loan can result from a bankruptcy proceeding, including the reduction (a "DEBT SERVICE REDUCTION") of the amount of the Monthly Payment on the related Mortgage Loan. However, none of these events shall be considered a Debt Service Reduction or Deficient Valuation so
long as the Servicer is pursuing any other remedies that may be available with respect to the related Mortgage Loan and (i) such Mortgage Loan is not in default with respect to any payment due thereunder or (ii) scheduled Monthly
Payments are being advanced by the Servicer without giving effect to any Debt
Service Reduction.

     A "LIQUIDATED MORTGAGE LOAN" is a defaulted Mortgage Loan as to which the
Servicer has determined that all recoverable Liquidation Proceeds have been received.

     With respect to any Distribution Date, the "ADJUSTED POOL AMOUNT" for a
Loan Group will equal the aggregate unpaid principal balance of the Mortgage
Loans in such Loan Group as of the Cut-off Date minus the sum of (i) all amounts in respect of principal received in respect of the Mortgage Loans in such Loan
Group (including amounts received as Advances, principal prepayments and
Liquidation Proceeds in respect of principal) and distributed on the
Certificates on such Distribution Date and all prior Distribution Dates and (ii)
the principal portion of all Realized Losses (other than Debt Service
Reductions) incurred on the Mortgage Loans in such Loan Group from the Cut-off
Date through the end of the month preceding such Distribution Date.

     With respect to any Distribution Date, the "ADJUSTED POOL AMOUNT (PO
PORTION)" for a Loan Group will equal the sum as to each Mortgage Loan outstanding in such Loan Group at the Cut-off Date of the product of (A) the PO
Percentage for such Mortgage Loan and (B) the principal balance of such Mortgage
Loan as of the Cut-off Date less the sum of (i) all amounts in respect of principal received in respect of such Mortgage Loan (including amounts received as Advances, principal prepayments and Liquidation Proceeds in respect of principal) and distributed on the Certificates on such Distribution Date and all prior Distribution Dates and (ii) the principal portion of any Realized Loss
(other than a Debt Service Reduction) incurred on such Mortgage Loan from the
Cut-off Date through the end of the month preceding the month in which such
Distribution Date occurs.

                                      S-92

     With respect to any Distribution Date, the "ADJUSTED POOL AMOUNT (NON-PO
PORTION)" for a Loan Group will equal the difference between the Adjusted Pool
Amount for such Loan Group and the Adjusted Pool Amount (PO Portion) for such
Loan Group.

RESTRICTIONS ON TRANSFER OF THE CLASS 1-A-R, CLASS 1-A-MR AND CLASS 1-A-LR
CERTIFICATES

     The Class 1-A-R, Class 1-A-MR and Class 1-A-LR Certificates will be subject to the following restrictions on transfer and will contain a legend describing such restrictions.

     The REMIC provisions of the Code impose certain taxes on (i) transferors of residual interests to, or agents that acquire residual interests on behalf of,
Disqualified Organizations (as defined in the Prospectus) and (ii) certain
Pass-Through Entities (as defined in the Prospectus) that have Disqualified
Organizations as beneficial owners. No tax will be imposed on a Pass-Through
Entity (other than an "electing large partnership" (as defined in the
Prospectus)) with respect to the Class 1-A-R, Class 1-A-MR or Class 1-A-LR
Certificate to the extent it has received an affidavit from the owner thereof that such owner is not a Disqualified Organization or a nominee for a
Disqualified Organization.

     The Pooling Agreement will provide that no legal or beneficial interest in the Class 1-A-R, Class 1-A-MR or Class 1-A-LR Certificate may be transferred to or registered in the name of any person unless:

     o    the proposed purchaser provides to the Trustee an affidavit to the effect that, among other items, such transferee is not a Disqualified
          Organization and is not purchasing the Class 1-A-R, Class 1-A-MR or
          Class 1-A-LR Certificate as an agent for a Disqualified Organization
          (i.e., as a broker, nominee or other middleman thereof); and

     o    the transferor states in writing to the Trustee that it has no actual knowledge that such affidavit is false.

     Further, such affidavit will require the transferee to affirm that it (a)
historically has paid its debts as they have come due and intends to do so in the future, (b) understands that it may incur tax liabilities with respect to the Class 1-A-R, Class 1-A-MR or Class 1-A-LR Certificate in excess of cash flows generated thereby, (c) intends to pay taxes associated with holding the
Class 1-A-R, Class 1-A-MR or Class 1-A-LR Certificate as such taxes become due,
(d) will not cause income from the Class 1-A-R, Class 1-A-MR or Class 1-A-LR
Certificate to be attributable to a foreign permanent establishment or fixed base (within the meaning of an applicable income tax treaty) of itself or of any other person, and (e) will not transfer the Class 1-A-R, Class 1-A-MR or Class
1-A-LR Certificate to any person or entity that does not provide a similar affidavit. The transferor must certify in writing to the Trustee that, as of the date of the transfer, it had no knowledge or reason to know that the affirmations made by the transferee pursuant to the preceding sentence were false.

     Treasury regulations applicable to REMICs (the "REMIC REGULATIONS")
disregard certain transfers of Residual Certificates, in which case the transferor would continue to be treated as the owner of the Residual Certificate and thus would continue to be subject to tax on its allocable portion of the net income of the applicable REMIC. Under the REMIC Regulations, a transfer of a
"noneconomic residual interest" (as defined below) to a holder generally is disregarded for all federal income tax purposes if a significant purpose of the transfer is to impede the assessment or collection of tax. A residual interest in a REMIC

                                      S-93

(including a residual interest with a positive value at issuance) is a
"noneconomic residual interest" unless, at the time of the transfer, (i) the present value of the expected future distributions on the residual interest at least equals the product of the present value of the anticipated excess inclusions and the highest corporate income tax rate in effect for the year in which the transfer occurs, and (ii) the transferor reasonably expects that the transferee will receive distributions from the REMIC at or after the time at which taxes accrue on the anticipated excess inclusions in an amount sufficient to satisfy the accrued taxes on each excess inclusion. The REMIC Regulations explain that a significant purpose to impede the assessment or collection of tax exists if the transferor, at the time of the transfer, either knew or should have known that the transferee would be unwilling or unable to pay taxes due on its share of the taxable income of the REMIC. Under the REMIC Regulations as amended on July 19, 2002, a safe harbor is provided if (i) the transferor conducted, at the time of the transfer, a reasonable investigation of the financial condition of the transferee and found that the transferee historically had paid its debts as they came due and found no significant evidence to indicate that the transferee would not continue to pay its debts as they came due in the future, (ii) the transferee represents to the transferor that it understands that, as the holder of the non-economic residual interest, the transferee may incur liabilities in excess of any cash flows generated by the interest and that the transferee intends to pay taxes associated with holding the residual interest as they become due and (iii) the transferee represents to the transferor that it will not cause income from the Class 1-A-R, Class 1-A-MR or Class 1-A-LR Certificate to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, and the Class 1-A-R, Class 1-A-MR or Class 1-A-LR Certificate is, in
fact, not transferred to such a permanent establishment or fixed base of the transferee or any other person. The Pooling Agreement will require the transferee of a Class 1-A-R, Class 1-A-MR or Class 1-A-LR Certificate to certify to the matters in the preceding sentence as part of the affidavit described above.

     In addition to the three conditions set forth above for the transferor of a noneconomic residual interest to be presumed not to have knowledge that the transferee would be unwilling or unable to pay taxes due on its share of the taxable income of the applicable REMIC, the REMIC Regulations contain a fourth condition for the transferor to be presumed to lack such knowledge. This fourth condition requires that one of the two following tests be satisfied:

     (a)  the present value of the anticipated tax liabilities associated with holding the noneconomic residual interest not exceed the sum of:

          (i)  the present value of any consideration given to the transferee to acquire the interest;

          (ii) the present value of the expected future distributions on the interest; and

          (iii) the present value of the anticipated tax savings associated with holding the interest as the applicable REMIC generates losses; or

     (b)  (i)  the transferee must be a domestic "C" corporation (other than a corporation exempt from taxation or a regulated investment company or real estate investment trust) that meets certain asset tests;

          (ii) the transferee must agree in writing that any subsequent transfer of the residual interest would be to an eligible "C" corporation and would meet the requirements for a safe harbor transfer; and

          (iii) the facts and circumstances known to the transferor on or before the date of the transfer must not reasonably indicate that the taxes associated with ownership of the residual interest will not be paid by the transferee.

     For purposes of the computations in clause (a), the transferee is assumed to pay tax at the highest corporate rate of tax specified in the Code or, in certain circumstances, the alternative minimum tax rate. Further, present values generally are computed using a discount rate equal to the short-term Federal rate set forth in Section 1274(d) of the Code for the month of the transfer and the compounding period used by the transferee.

                                      S-94

     The Pooling Agreement will not require that transfers of the Class 1-A-R,
Class 1-A-MR or Class 1-A-LR Certificate meet the fourth requirement above, and therefore such transfers may not meet the safe harbor. A holder of the Class
1-A-R, Class 1-A-MR or Class 1-A-LR Certificate is advised to consult its tax advisor regarding the advisability of meeting the safe harbor.

     In addition, none of the Class 1-A-R, Class 1-A-MR or Class 1-A-LR
Certificate may be purchased by or transferred to any person that is not a U.S.
Person, unless:

     o    such person holds the Class 1-A-R, Class 1-A-MR or Class 1-A-LR
          Certificate in connection with the conduct of a trade or business within the United States and furnishes the transferor and the Trustee with an effective Internal Revenue Service Form W-8ECI; or

     o    the transferee delivers to both the transferor and the Trustee an opinion of a nationally-recognized tax counsel to the effect that such transfer is in accordance with the requirements of the Code and the regulations promulgated thereunder and that such transfer of the Class
          1-A-R, Class 1-A-MR or Class 1-A-LR Certificate will not be disregarded for federal income tax purposes.

     The term "U.S. PERSON" means a citizen or resident of the United States, a corporation or partnership (unless, in the case of a partnership, Treasury regulations are adopted that provide otherwise) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, including an entity treated as a corporation or partnership for federal income tax purposes, an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury regulations, certain trusts in existence on August 20, 1996 which are eligible to elect to be treated as U.S. Persons).

     THE POOLING AGREEMENT WILL PROVIDE THAT ANY ATTEMPTED OR PURPORTED TRANSFER
IN VIOLATION OF THESE TRANSFER RESTRICTIONS WILL BE NULL AND VOID AND WILL VEST
NO RIGHTS IN ANY PURPORTED TRANSFEREE.

     Any transferor or agent to whom the Trustee provides information as to any applicable tax imposed on such transferor or agent may be required to bear the cost of computing or providing such information.

     See "Federal Income Tax Consequences -- Federal Income Tax Consequences for
REMIC Certificates -- Taxation of Residual Certificates -- Tax-Related
Restrictions on Transfer of Residual Certificates" in the Prospectus.

     NONE OF THE CLASS 1-A-R, CLASS 1-A-MR OR CLASS 1-A-LR CERTIFICATE MAY BE
PURCHASED BY OR TRANSFERRED TO ANY PLAN OR ANY PERSON ACTING ON BEHALF OF OR
INVESTING THE ASSETS OF SUCH PLAN.

     See "ERISA Considerations" in this Prospectus Supplement and in the
Prospectus.

                                      S-95

--------------------------------------------------------------------------------
PREPAYMENT AND YIELD CONSIDERATIONS
--------------------------------------------------------------------------------

     Delinquencies on the Mortgage Loans in a Loan Group which are not advanced by or on behalf of the Servicer (because amounts, if advanced, would be nonrecoverable), will adversely affect the yield on the Senior Certificates, IO
Component, if any, and PO Component, if any, of the related Group, the Class X-B
Certificates with respect to the Crossed Loan Groups, the Class 2-B Certificates
with respect to the Loan Group 2 and the Class 5-B Certificates with respect to
Loan Group 5. Because of the priority of distributions, shortfalls resulting from delinquencies on the Mortgage Loans of a Loan Group not so advanced will be borne first by the Class X-B Certificates, Class 2-B Certificates or Class 5-B
Certificates, as applicable (in the reverse order of their numerical designations), and then by the Senior Certificates, IO Component, if any, and the PO Component, if any, of the related Group.

     Net Interest Shortfalls for the Crossed Loan Groups will adversely affect the yields on the Senior Certificates of the Crossed Groups, the Class 1-30-IO
Component and the Class X-B Certificates, Net Interest Shortfalls for Loan Group
2 will adversely affect the yields on the Group 2 Senior Certificates, the Class
2-30-IO Component and the Class 2-B Certificates and Net Interest Shortfalls for
Loan Group 5 will adversely affect the yields on the Group 5 Senior Certificates and the Class 5-B Certificates. In addition, losses generally will be borne by the Class X-B Certificates with respect to the Crossed Loan Groups, the Class
2-B Certificates with respect to the Loan Group 2 and the Class 5-B Certificates with respect to Loan Group 5 as described in this Prospectus Supplement under
"Description of the Certificates -- Allocation of Losses." The yields on the
Offered Certificates will depend on the rate and timing of Realized Losses on the applicable Mortgage Loans in the related Loan Groups.

     The effective yields to investors (other than with respect to the Class
1-A-14 and Class 1-A-15 Certificates) will be lower than the yields otherwise produced by the applicable rate at which interest is passed through to investors and the purchase price of their Certificates because monthly distributions will not be payable to investors until the 25th day (or, if not a business day, the next business day) of the month following the month in which interest accrues on the Mortgage Loans (without any additional distribution of interest or earnings thereon in respect of such delay).

PREPAYMENT CONSIDERATIONS AND RISKS

     Because principal payments on the Mortgage Loans in a Loan Group will be distributed currently on the Senior Certificates and the PO Component, if any,
of the related Group, the Class X-B Certificates with respect to the Crossed
Loan Groups, the Class 2-B Certificates with respect to Loan Group 2 and the
Class 5-B Certificates with respect to Loan Group 5, the rate of principal payments on the Offered Certificates, the aggregate amount of each interest payment on the Offered Certificates entitled to interest payments, and the yield to maturity of Offered Certificates purchased at a price other than par are directly related to the rate of payments of principal on the applicable Mortgage
Loans in the related Loan Group or Loan Groups. The principal payments on the
Mortgage Loans may be in the form of scheduled principal payments or principal prepayments (for this purpose, the term "principal prepayment" includes prepayments and any other recovery of principal in advance of its scheduled due date, including repurchases and liquidations due to default, casualty, condemnation and the like). Any such prepayments will result in distributions to you of amounts that would otherwise be distributed over the remaining term of the Mortgage Loans. See "Prepayment and Yield Considerations" in the Prospectus.

     The rate at which mortgage loans in general prepay may be influenced by a number of factors, including general economic conditions, mortgage market interest rates, availability of mortgage funds and homeowner mobility.

                                      S-96

     o    In general, if prevailing mortgage interest rates fall significantly below the mortgage interest rates on the Mortgage Loans, the Mortgage
          Loans are likely to prepay at higher rates than if prevailing mortgage interest rates remain at or above the mortgage interest rates on the
          Mortgage Loans.

     o    Conversely, if prevailing mortgage interest rates rise above the mortgage interest rates on the Mortgage Loans, the rate of prepayment would be expected to decrease.

     The timing of changes in the rate of prepayments may significantly affect the actual yield to you, even if the average rate of principal prepayments is consistent with your expectations. In general, the earlier the payment of principal of the Mortgage Loans the greater the effect on your yield to maturity. As a result, the effect on your yield of principal prepayments occurring at a rate higher (or lower) than the rate you anticipate during the period immediately following the issuance of the Certificates will not be offset by a subsequent like reduction (or increase) in the rate of principal prepayments. You should also consider the risk, in the case of an Offered
Certificate purchased at a discount, particularly a Principal Only Certificate, that a slower than anticipated rate of payments in respect of principal
(including prepayments) on the applicable Mortgage Loans in the related Loan
Group or Loan Groups will have a negative effect on the yield to maturity of such Offered Certificate. You should also consider the risk, in the case of an
Offered Certificate purchased at a premium or in the case of the Interest Only
Certificates (which have no principal balance), that a faster than anticipated rate of payments in respect of principal (including prepayments) on the applicable Mortgage Loans in the related Loan Group or Loan Groups
(particularly, in the case of the Class 30-IO, Class 20-IO, Class 15-IO and
Class 5-IO Certificates, the Premium Mortgage Loans in the related Loan Group or
Loan Groups with higher mortgage interest rates) will have a negative effect on the yield to maturity of such Offered Certificate. You must make your own decisions as to the appropriate prepayment assumptions to be used in deciding whether to purchase Offered Certificates.

     Mortgagors are permitted to prepay the Mortgage Loans, in whole or in part, at any time without penalty. The rate of payment of principal may also be affected by any repurchase of the Mortgage Loans permitted or required by the
Pooling Agreement, including any optional termination of the Trust Fund by the
Depositor. See "The Pooling and Servicing Agreement -- Optional Termination" in
this Prospectus Supplement for a description of the Depositor's option to repurchase the Mortgage Loans when the scheduled balance of the Mortgage Loans is less than 10% of the initial balance of the Mortgage Loans. The Depositor may be required to repurchase Mortgage Loans because of defective documentation or material breaches in its representations and warranties with respect to such
Mortgage Loans. Any repurchases will shorten the weighted average lives of the related classes of Offered Certificates.

     All of the Mortgage Loans will include "due-on-sale" clauses which allow the holder of the Mortgage Loan to demand payment in full of the remaining principal balance upon sale or certain transfers of the property securing such
Mortgage Loan. To the extent that the Servicer has knowledge of the conveyance or proposed conveyance of the underlying Mortgaged Property, the Servicer will enforce "due-on-sale" clauses to the extent permitted by applicable law.
However, the Servicer will not take any action in relation to the enforcement of any "due-on-sale" provisions which would impair or threaten to impair any recovery under any related primary mortgage insurance policy. See "Prepayment and Yield Considerations" in the Prospectus. Acceleration of Mortgage Loans as a
result of enforcement of such "due-on-sale" provisions in connection with transfers of the related Mortgaged Properties or the occurrence of certain other events resulting in acceleration would affect the level of prepayments on the
Mortgage Loans, thereby affecting the weighted average lives of the related classes of the Offered Certificates.

                                      S-97

     As described in this Prospectus Supplement under "Description of the
Certificates -- Principal," the Senior Prepayment Percentage for a Loan Group of
the applicable Non-PO Percentage of all principal prepayments (excluding for this purpose, partial liquidations due to default, casualty, condemnation and the like) initially will be distributed to the classes of Senior Certificates
(but not the PO Component or the Class 15-PO or Class 5-PO Certificates) of such
Group then entitled to receive principal prepayment distributions. This may result in all (or a disproportionate percentage) of those principal prepayments being distributed to the Senior Certificates (but not the PO Component or the
Class 15-PO or Class 5-PO Certificates) of such Group and none (or less than their pro rata share) of such principal prepayments being distributed to holders of the Class X-B Certificates, Class 2-B Certificates or Class 5-B Certificates,
as applicable, during the periods of time described in the definition of "Senior
Prepayment Percentage."

     Investors in the Class 1-A-14 Certificates should also understand if LIBOR is greater than or equal to 7.600% per annum, the pass-through rate will remain at its maximum rate of 8.000% per annum. Investors in the Floating Rate
Certificates should consider the risk that if LIBOR is lower than anticipated, the actual yields to such investors will be lower than the anticipated yields.
Conversely, investors in the Inverse Floating Rate Certificates should consider the risk that if LIBOR is higher than anticipated, the actual yields to such investors will be significantly lower than the anticipated yields or may be negative. Investors in the Class 1-A-15 Certificates should also understand that if LIBOR is greater than or equal to 7.600% per annum, the Class 1-A-15
Certificates will accrue interest at the minimum rate of 0.000% per annum. See
"--Yield on the Inverse Floating Rate Certificates" below.

     Investors in the Floating Rate and Inverse Floating Rate Certificates
should understand that the timing of changes in LIBOR may affect the actual yields to such investors even if the average rate of LIBOR is consistent with such investors' expectations. Each investor must make an independent decision as to the appropriate LIBOR assumptions to be used in deciding whether to purchase a Floating Rate or Inverse Floating Rate Certificate.

     As described herein under "Description of the Certificates--Principal,"
unless the class balances of the other Group 1 Senior Certificates have been reduced to zero, the Class 1-A-1, Class 1-A-2, Class 1-A-4 and Class 1-A-8
Certificates will not be entitled to any distributions of principal for five years following the Closing Date, and during the next five years the percentage of principal allocated to the Class 1-A-1, Class 1-A-2, Class 1-A-4 and Class
1-A-8 Certificates will gradually increase.

                                      S-98

ASSUMPTIONS RELATING TO TABLES

     The tables beginning on page S-103 (the "DECREMENT TABLES") have been prepared on the basis of the following assumptions (the "MODELING ASSUMPTIONS"):

          (a) each Loan Group consists of the hypothetical mortgage loans having the following characteristics:

                                                            REMAINING
                             UNPAID            MORTGAGE        TERM        AGE
                       PRINCIPAL  BALANCE   INTEREST RATE    (MONTHS)   (MONTHS)
                       ------------------   -------------   ---------   --------
Loan Group 1             $  1,053,384.00    5.2500000000%      360          0
                         $  1,882,299.65    5.3750000000%      360          0
                         $ 10,113,956.62    5.5000000000%      360          0
                         $ 21,394,290.66    5.6250000000%      358          0
                         $103,498,238.33    5.7500000000%      359          1
                         $109,501,251.40    5.8750000000%      359          1
                         $ 72,492,958.80    6.0000000000%      359          1
                         $ 17,396,420.82    6.1250000000%      359          1
                         $ 11,020,619.46    6.2500000000%      359          1
                         $  4,779,726.60    6.3750000000%      359          1
                         $  1,122,140.62    6.5000000000%      357          3
                         $    559,563.14    7.2500000000%      359          1
                         $    532,594.43    7.3750000000%      359          1

Loan Group 2             $  4,080,794.24    5.5000000000%      346          1
                         $  5,542,256.04    5.6250000000%      360          0
                         $ 22,233,714.08    5.7500000000%      359          1
                         $ 24,775,373.57    5.8750000000%      360          0
                         $ 30,847,920.73    6.0000000000%      359          1
                         $ 20,283,834.27    6.1250000000%      356          2
                         $ 15,529,241.20    6.2500000000%      358          2
                         $  5,089,403.28    6.3750000000%      358          2

Loan Group 3             $    893,070.87    5.7500000000%      239          1
                         $  4,912,797.31    5.8750000000%      238          2
                         $  4,479,963.72    6.0000000000%      237          3
                         $  4,338,300.40    6.1250000000%      237          3
                         $  1,156,231.10    6.2500000000%      237          3
                         $    835,473.07    6.3750000000%      237          3
                         $    697,852.30    6.6250000000%      236          4

Loan Group 4             $    600,000.00    4.8750000000%      180          0
                         $  1,366,234.43    5.0000000000%      180          0
                         $  2,820,085.95    5.1250000000%      180          0
                         $ 22,243,610.11    5.2500000000%      178          1
                         $  9,104,541.66    5.3750000000%      179          1
                         $ 14,407,385.43    5.5000000000%      174          1
                         $  2,143,232.79    5.6250000000%      179          1
                         $  2,653,841.41    5.7500000000%      178          2
                         $  1,972,468.49    5.8750000000%      179          1

Loan Group 5             $    923,536.40    6.0000000000%      242         35
                         $    303,170.29    6.1250000000%      151         29
                         $  4,014,451.23    6.2500000000%      250         32
                         $  4,866,353.65    6.3750000000%      227         32
                         $ 12,719,062.12    6.5000000000%      256         33
                         $ 12,683,374.53    6.6250000000%      280         33
                         $ 15,802,538.17    6.7500000000%      299         32
                         $ 18,101,865.90    6.8750000000%      314         32
                         $  8,551,607.75    7.0000000000%      303         32
                         $    779,505.97    7.1250000000%      326         34
                         $  1,224,997.38    7.2500000000%      325         35
                         $  1,875,270.28    7.3750000000%      327         33

                                      S-99

          (b) the initial balances, notional amounts and pass-through rates for the Offered Certificates and Components are as set forth or described in the table beginning on page S-4;

          (c) there are no Net Interest Shortfalls, delinquencies or Realized
     Losses with respect to the Mortgage Loans;

          (d) scheduled payments of principal and interest with respect to the
     Mortgage Loans are received on the applicable due date beginning on January
     1, 2005;

          (e) prepayments are received, together with a 30 days' interest thereon, on the last day of each month beginning in December 2004;

          (f) the Mortgage Loans prepay at the indicated percentages of PSA or
     CPR, as applicable;

          (g) optional termination of the Trust does not occur;

          (h) no Mortgage Loans are required to be repurchased from the Trust and no Mortgage Loans are substituted for the Mortgage Loans included in the Trust on the Closing Date;

          (i) the Certificates are issued on the Closing Date;

          (j) cash payments on the Certificates are received on the 25th day of each month beginning in January 2005 in accordance with the priorities and amounts described in this Prospectus Supplement under "Description of the
     Certificates"; and

          (k) the Administrative Fee Rate is 0.2535% for each Mortgage Loan;

     Although the characteristics of the mortgage loans for the Decrement Tables have been prepared on the basis of the weighted average characteristics of the
Mortgage Loans which are expected to be in the Mortgage Pool, there is no assurance that the Modeling Assumptions will reflect the actual characteristics or performance of the Mortgage Loans or that the performance of the Offered
Certificates will conform to the results set forth in the tables.

                                     S-100

WEIGHTED AVERAGE LIVES OF THE OFFERED CERTIFICATES

     Weighted average life of a class of Offered Certificates (other than the
Interest Only Certificates) refers to the average amount of time that will elapse from the date of issuance of the Certificate until each dollar in reduction of its balance is distributed to investors. With respect to the Class
1-A-9 Certificates, weighted average life refers to the average amount of time that will elapse from the date of issuance of the Offered Certificates until each dollar in reduction of the class balance of the Class 1-A-4 Certificates is distributed to investors. With respect to the Class 1-A-12 Certificates, weighted average life refers to the average amount of time that will elapse from the date of issuance of the Offered Certificates until each dollar in reduction of the class balance of the Class 1-A-10 Certificates is distributed to investors. With respect to the Class 1-A-15 Certificates, weighted average life refers to the average amount of time that will elapse from the date of issuance of the Offered Certificates until each dollar in reduction of the class balance of the Class 1-A-14 Certificates is distributed to investors. With respect to the Class 30-IO Certificates, weighted average life refers to the average amount of time that will elapse from the date of issuance of the Offered Certificates until the date on which the aggregate Stated Principal Balance of the Premium
Mortgage Loans in Loan Group 1 and Loan Group 2 as of the due date in the month preceding the month of such Distribution Date has been reduced to zero. With respect to the Class 20-IO Certificates, weighted average life refers to the average amount of time that will elapse from the date of the Issuance of the
Offered Certificates until the date on which the aggregate Stated Principal
Balance of the Premium Mortgage Loans in Loan Group 3 as of the due date in the month preceding the month of such Distribution Date has been reduced to zero.
With respect to the Class 15-IO Certificates, weighted average life refers to the average amount of time that will elapse from the date of issuance of the
Offered Certificates until the date on which the aggregate Stated Principal
Balance of the Premium Mortgage Loans in Loan Group 4 as of the due date in the month preceding the month of such Distribution Date has been reduced to zero.
With respect to the Class 5-IO Certificates, weighted average life refers to the average amount of time that will elapse from the date of the issuance of the
Offered Certificates until the date on which the aggregate Stated Principal
Balance of the Premium Mortgage Loans in Loan Group 5 as of the due date in the month preceding the month of such Distribution Date has been reduced to zero.
The weighted average lives of classes of Offered Certificates will be influenced by, among other things, the rate at which principal of the applicable Mortgage
Loans in the related Loan Group or Loan Groups is paid, which may be in the form of scheduled principal payments or principal prepayments (for this purpose, the term "prepayments" includes prepayments and liquidations due to default, casualty, condemnation and the like), the timing of changes in such rate of principal payments and the priority sequence of distributions of principal of such Offered Certificates. The interaction of the foregoing factors may have different effects on each class of Offered Certificates and the effects on any such class may vary at different times during the life of such class.
Accordingly, no assurance can be given as to the weighted average life of any such class of Offered Certificates. For an example of how the weighted average lives of the Offered Certificates are affected by the foregoing factors at various constant percentages of PSA or CPR, as applicable, see the Decrement
Tables set forth below.

     Prepayments on mortgage loans are commonly measured relative to a prepayment standard or model. The prepayment models used in this Prospectus
Supplement for the Group 1, Group 2, Group 3 and Group 4 Mortgage Loans is the
Prepayment Standard Assumption ("PSA") which represents an assumed rate of principal prepayment each month relative to the then-outstanding principal balance of a pool of mortgage loans for the life of such mortgage loans. A prepayment assumption of 100% PSA assumes constant prepayment rates of 0.2% per annum of the then-outstanding principal balance of such mortgage loans in the first month of the life of the mortgage loans and an additional 0.2% per annum in each month thereafter until the thirtieth month. Beginning in the thirtieth month and in each month thereafter during the life of the mortgage loans, 100%
PSA assumes a constant prepayment rate of 6% per annum each month.

                                     S-101

As used in the table below, "0% PSA" assumes prepayment rates equal to 0% of
PSA, i.e., no prepayments. Correspondingly, "300% PSA" assumes prepayment rates equal to 300% of PSA, and so forth. PSA does not purport to be a historical description of prepayment experience or a prediction of the anticipated rate of prepayment of any pool of mortgage loans, including the Mortgage Loans. The
Depositor believes that no existing statistics of which it is aware provide a reliable basis for investors to predict the amount or the timing of receipt of prepayments on the Mortgage Loans.

     The prepayment model used in this Prospectus Supplement for the Group 5
Mortgage Loans is the Constant Prepayment Rate ("CPR"), which represents an assumed rate of principal prepayment each year relative to the then outstanding principal balance of a pool of mortgage loans for the life of such mortgage loans. A prepayment assumption of 10% CPR assumes constant prepayment rates of
10% per annum of the then outstanding principal balance of such mortgage loans.
As used in the table below, "0% CPR" assumes prepayment rates equal to 0% of
CPR, i.e., no prepayments. Correspondingly, "25% CPR" assumes prepayment rates equal to 25% of CPR, and so forth. CPR does not purport to be a historical description of prepayment experience or a prediction of the anticipated rate of prepayment of any pool of mortgage loans, including the Group 5 Mortgage Loans.
The Depositor believes that no existing statistics of which it is aware provide a reliable basis for investors to predict the amount or the timing of receipt of prepayments on the Group 5 Mortgage Loans.

     The Decrement Tables set forth below have been prepared on the basis of the
Modeling Assumptions described above under "-- Assumptions Relating to Tables."
There will likely be discrepancies between the characteristics of the actual
Mortgage Loans included in each Loan Group and the characteristics of the
Mortgage Loans assumed in preparing the Decrement Tables. Any such discrepancy may have an effect upon the percentages of initial class balances (or initial notional amount, in the case of the Interest Only Certificates) outstanding set forth in the Decrement Tables (and the weighted average lives of the Offered
Certificates). In addition, to the extent that the Mortgage Loans that actually are included in a Loan Group have characteristics that differ from those assumed in preparing the following Decrement Tables, the class balance or notional amount of a class of Offered Certificates could be reduced to zero earlier or later than indicated by such Decrement Tables.

     Furthermore, the information contained in the Decrement Tables with respect to the weighted average life of any Offered Certificate is not necessarily indicative of the weighted average life of that class of Offered Certificates that might be calculated or projected under different or varying prepayment assumptions.

     It is not likely that (i) all of the Mortgage Loans in a Loan Group will have the interest rates or remaining terms to maturity assumed or (ii) the
Mortgage Loans in a Loan Group will prepay at the indicated percentage of PSA or
CPR until maturity. In addition, the diverse remaining terms to maturity of the
Mortgage Loans in a Loan Group (which include many recently originated Mortgage
Loans) could produce slower or faster reductions of the class balances or notional amount than indicated in the Decrement Tables at the various percentages of PSA and CPR specified.

     Based upon the Modeling Assumptions, the following Decrement Tables indicate the projected weighted average life of each class of the Offered
Certificates and set forth the percentages of the initial class balance or notional amount of each class that would be outstanding after each of the dates shown at various constant percentages of PSA and CPR.

                                     S-102

               PERCENTAGE OF INITIAL CLASS BALANCE(1) OUTSTANDING
              AT THE RESPECTIVE PERCENTAGES OF PSA SET FORTH BELOW:



                                 CLASS 1-A-1, CLASS 1-A-2 CLASS 1-A-4,       CLASS 1-A-3, CLASS 1-A-13,
                                       CLASS 1-A-8 AND CLASS 1-A-9         CLASS 1-A-14 AND CLASS 1-A-15
                                 -------------------------------------   ---------------------------------
DISTRIBUTION DATE                   0%     100%    300%   500%   800%      0%    100%   300%   500%   800%
------------------------------    -----   -----   -----   ----   ----    -----   ----   ----   ----   ----

Initial Percentage                  100     100     100    100    100      100    100    100    100    100
December 25, 2005                   100     100     100    100    100       98     96     92     88     82
December 25, 2006                   100     100     100    100    100       97     89     76     62     44
December 25, 2007                   100     100     100    100    100       95     80     55     32      5
December 25, 2008                   100     100     100    100    100       93     72     37     11      0
December 25, 2009                   100     100     100    100     54       90     63     23      0      0
December 25, 2010                    99      98      94     89     19       88     56     12      0      0
December 25, 2011                    99      94      86     77      4       86     49      4      0      0
December 25, 2012                    97      90      75     61      0       84     43      0      0      0
December 25, 2013                    96      84      63     41      0       81     38      0      0      0
December 25, 2014                    93      77      50     28      0       79     33      0      0      0
December 25, 2015                    91      70      40     19      0       76     29      0      0      0
December 25, 2016                    88      64      32     13      0       73     24      0      0      0
December 25, 2017                    85      58      25      9      0       70     20      0      0      0
December 25, 2018                    82      53      20      6      0       67     17      0      0      0
December 25, 2019                    79      48      16      4      0       63     13      0      0      0
December 25, 2020                    75      43      12      3      0       60     10      0      0      0
December 25, 2021                    72      38      10      2      0       56      7      0      0      0
December 25, 2022                    68      34       8      1      0       52      4      0      0      0
December 25, 2023                    64      30       6      1      0       48      1      0      0      0
December 25, 2024                    60      27       4      1      0       43      0      0      0      0
December 25, 2025                    55      23       3      *      0       38      0      0      0      0
December 25, 2026                    50      20       3      *      0       33      0      0      0      0
December 25, 2027                    45      17       2      *      0       28      0      0      0      0
December 25, 2028                    40      14       1      *      0       22      0      0      0      0
December 25, 2029                    34      11       1      *      0       16      0      0      0      0
December 25, 2030                    28       9       1      *      0       10      0      0      0      0
December 25, 2031                    21       6       *      *      0        3      0      0      0      0
December 25, 2032                    14       4       *      *      0        0      0      0      0      0
December 25, 2033                     7       2       *      *      0        0      0      0      0      0
December 25, 2034                     0       0       0      0      0        0      0      0      0      0
Weighted Average Life
   (in years)(2)                  20.95   15.66   11.05   9.06   5.33    17.01   7.98   3.51   2.46   1.83


----------
(1)  With respect to the Class 1-A-9 and Class 1-A-15 Certificates, percentages are expressed as percentages of the initial notional amount.

(2)  The weighted average life of a class of Certificates is determined by (i)
     multiplying the amount of each distribution in reduction of the class balance or notional amount thereof by the number of years from the date of the issuance of such class to the related Distribution Date, (ii) adding the results and (iii) dividing the sum by the initial class balance or notional amount of that class.

*    Less than 0.5%, but greater than zero.

                                     S-103

                 PERCENTAGE OF INITIAL CLASS BALANCE OUTSTANDING
              AT THE RESPECTIVE PERCENTAGES OF PSA SET FORTH BELOW:



                                              CLASS 1-A-5                          CLASS 1-A-6
                                 -----------------------------------   -----------------------------------
DISTRIBUTION DATE                  0%     100%    300%   500%   800%     0%     100%    300%   500%   800%
------------------------------   -----   -----   -----   ----   ----   -----   -----   -----   ----   ----

Initial Percentage                 100     100     100    100    100     100     100     100    100    100
December 25, 2005                  100     100     100    100    100     100     100     100    100    100
December 25, 2006                  100     100     100    100    100     100     100     100    100    100
December 25, 2007                  100     100     100    100    100     100     100     100    100    100
December 25, 2008                  100     100     100    100      0     100     100     100    100     59
December 25, 2009                  100     100     100    100      0     100     100     100    100      0
December 25, 2010                  100     100     100     91      0     100     100     100    100      0
December 25, 2011                  100     100     100      0      0     100     100     100      0      0
December 25, 2012                  100     100     100      0      0     100     100     100      0      0
December 25, 2013                  100     100     100      0      0     100     100     100      0      0
December 25, 2014                  100     100     100      0      0     100     100     100      0      0
December 25, 2015                  100     100     100      0      0     100     100     100      0      0
December 25, 2016                  100     100      90      0      0     100     100     100      0      0
December 25, 2017                  100     100      23      0      0     100     100     100      0      0
December 25, 2018                  100     100       0      0      0     100     100      69      0      0
December 25, 2019                  100     100       0      0      0     100     100      26      0      0
December 25, 2020                  100     100       0      0      0     100     100       0      0      0
December 25, 2021                  100     100       0      0      0     100     100       0      0      0
December 25, 2022                  100     100       0      0      0     100     100       0      0      0
December 25, 2023                  100     100       0      0      0     100     100       0      0      0
December 25, 2024                  100     100       0      0      0     100     100       0      0      0
December 25, 2025                  100     100       0      0      0     100     100       0      0      0
December 25, 2026                  100     100       0      0      0     100     100       0      0      0
December 25, 2027                  100     100       0      0      0     100     100       0      0      0
December 25, 2028                  100     100       0      0      0     100     100       0      0      0
December 25, 2029                  100     100       0      0      0     100     100       0      0      0
December 25, 2030                  100      35       0      0      0     100     100       0      0      0
December 25, 2031                  100       0       0      0      0     100      60       0      0      0
December 25, 2032                  100       0       0      0      0     100       0       0      0      0
December 25, 2033                  100       0       0      0      0     100       0       0      0      0
December 25, 2034                    0       0       0      0      0       0       0       0      0      0
Weighted Average Life
   (in years)(1)                 29.19   25.84   12.62   6.18   3.90   29.46   27.17   14.51   6.60   4.04


----------
(1)  The weighted average life of a class of Certificates is determined by (i)
     multiplying the amount of each distribution in reduction of the class balance thereof by the number of years from the date of the issuance of such class to the related Distribution Date, (ii) adding the results and
     (iii) dividing the sum by the initial class balance of that class.

                                     S-104

               PERCENTAGE OF INITIAL CLASS BALANCE(1) OUTSTANDING
              AT THE RESPECTIVE PERCENTAGES OF PSA SET FORTH BELOW:



                                             CLASS 1-A-7                 CLASS 1-A-10 AND CLASS 1-A-12
                                 -----------------------------------   --------------------------------
DISTRIBUTION DATE                  0%     100%    300%   500%   800%    0%    100%   300%   500%   800%
------------------------------   -----   -----   -----   ----   ----   ----   ----   ----   ----   ----

Initial Percentage                 100     100     100    100    100    100    100    100    100    100
December 25, 2005                  100     100     100    100    100     96     96     96     96     96
December 25, 2006                  100     100     100    100    100     92     92     92     92     92
December 25, 2007                  100     100     100    100    100     88     88     88     88     88
December 25, 2008                  100     100     100    100    100     84     84     84     84      0
December 25, 2009                  100     100     100    100      0     79     79     79     35      0
December 25, 2010                  100     100     100    100      0     74     74     74      0      0
December 25, 2011                  100     100     100     74      0     69     69     69      0      0
December 25, 2012                  100     100     100      0      0     63     63     45      0      0
December 25, 2013                  100     100     100      0      0     57     57      0      0      0
December 25, 2014                  100     100     100      0      0     51     51      0      0      0
December 25, 2015                  100     100     100      0      0     45     45      0      0      0
December 25, 2016                  100     100     100      0      0     38     38      0      0      0
December 25, 2017                  100     100     100      0      0     31     31      0      0      0
December 25, 2018                  100     100     100      0      0     23     23      0      0      0
December 25, 2019                  100     100     100      0      0     15     15      0      0      0
December 25, 2020                  100     100      94      0      0      6      6      0      0      0
December 25, 2021                  100     100      73      0      0      0      0      0      0      0
December 25, 2022                  100     100      57      0      0      0      0      0      0      0
December 25, 2023                  100     100      44      0      0      0      0      0      0      0
December 25, 2024                  100     100      34      0      0      0      0      0      0      0
December 25, 2025                  100     100      25      0      0      0      0      0      0      0
December 25, 2026                  100     100      19      0      0      0      0      0      0      0
December 25, 2027                  100     100      14      0      0      0      0      0      0      0
December 25, 2028                  100     100      10      0      0      0      0      0      0      0
December 25, 2029                  100     100       7      0      0      0      0      0      0      0
December 25, 2030                  100     100       5      0      0      0      0      0      0      0
December 25, 2031                  100     100       3      0      0      0      0      0      0      0
December 25, 2032                  100      92       2      0      0      0      0      0      0      0
December 25, 2033                  100      42       1      0      0      0      0      0      0      0
December 25, 2034                    0       0       0      0      0      0      0      0      0      0
Weighted Average Life
   (in years)(2)                 29.77   28.89   19.41   7.33   4.23   9.65   9.65   6.84   4.51   3.18


----------
(1)  With respect to the Class 1-A-12 Certificates, percentages are expressed as percentages of the initial notional amount.

(2)  The weighted average life of a class of Certificates is determined by (i)
     multiplying the amount of each distribution in reduction of the class balance or notional amount thereof by the number of years from the date of the issuance of such class to the related Distribution Date, (ii) adding the results and (iii) dividing the sum by the initial class balance or notional amount of that class.

                                     S-105

                 PERCENTAGE OF INITIAL CLASS BALANCE OUTSTANDING
              AT THE RESPECTIVE PERCENTAGES OF PSA SET FORTH BELOW:



                                                                           CLASS 1-A-R, CLASS 1-A-MR
                                    CLASS 1-A-11 AND CLASS 1-A-16              AND CLASS 1-A-LR
                                 -----------------------------------   --------------------------------
DISTRIBUTION DATE                  0%     100%    300%   500%   800%    0%    100%   300%   500%   800%
------------------------------   -----   -----   -----   ----   ----   ----   ----   ----   ----   ----

Initial Percentage                 100     100     100    100    100    100    100    100    100    100
December 25, 2005                  106     106     106    106    106      0      0      0      0      0
December 25, 2006                  112     112     112    112    112      0      0      0      0      0
December 25, 2007                  118     118     118    118    118      0      0      0      0      0
December 25, 2008                  125     125     125    125     31      0      0      0      0      0
December 25, 2009                  132     132     132    132      0      0      0      0      0      0
December 25, 2010                  139     139     139     52      0      0      0      0      0      0
December 25, 2011                  147     147     147     16      0      0      0      0      0      0
December 25, 2012                  155     155     155      0      0      0      0      0      0      0
December 25, 2013                  164     164     158      0      0      0      0      0      0      0
December 25, 2014                  173     173     114      0      0      0      0      0      0      0
December 25, 2015                  183     183      79      0      0      0      0      0      0      0
December 25, 2016                  193     193      52      0      0      0      0      0      0      0
December 25, 2017                  204     204      41      0      0      0      0      0      0      0
December 25, 2018                  216     216      33      0      0      0      0      0      0      0
December 25, 2019                  228     228      26      0      0      0      0      0      0      0
December 25, 2020                  241     241      20      0      0      0      0      0      0      0
December 25, 2021                  250     250      16      0      0      0      0      0      0      0
December 25, 2022                  250     250      12      0      0      0      0      0      0      0
December 25, 2023                  250     250       9      0      0      0      0      0      0      0
December 25, 2024                  250     226       7      0      0      0      0      0      0      0
December 25, 2025                  250     188       5      0      0      0      0      0      0      0
December 25, 2026                  250     153       4      0      0      0      0      0      0      0
December 25, 2027                  250     119       3      0      0      0      0      0      0      0
December 25, 2028                  250      88       2      0      0      0      0      0      0      0
December 25, 2029                  250      59       2      0      0      0      0      0      0      0
December 25, 2030                  250      43       1      0      0      0      0      0      0      0
December 25, 2031                  250      31       1      0      0      0      0      0      0      0
December 25, 2032                  178      20       *      0      0      0      0      0      0      0
December 25, 2033                   56       9       *      0      0      0      0      0      0      0
December 25, 2034                    0       0       0      0      0      0      0      0      0      0
Weighted Average Life
   (in years)(1)                 28.51   23.28   12.11   6.11   3.87   0.07   0.07   0.07   0.07   0.07


----------
(1)  The weighted average life of a class of Certificates is determined by (i)
     multiplying the amount of each distribution in reduction of the class balance thereof by the number of years from the date of the issuance of such class to the related Distribution Date, (ii) adding the results and
     (iii) dividing the sum by the initial class balance of that class.

*    Less than 0.5%, but greater than zero.

                                     S-106

               PERCENTAGE OF INITIAL CLASS BALANCE(1) OUTSTANDING
              AT THE RESPECTIVE PERCENTAGES OF PSA SET FORTH BELOW:



                            CLASS 2-A-1 AND CLASS 2-A-2                  CLASS 30-IO
                        ----------------------------------   ----------------------------------
DISTRIBUTION DATE         0%     100%   300%   500%   800%     0%     100%   300%   500%   800%
---------------------   -----   -----   ----   ----   ----   -----   -----   ----   ----   ----

Initial Percentage        100     100    100    100    100     100     100    100    100    100
December 25, 2005          99      97     94     91     86      99      97     94     91     86
December 25, 2006          97      92     82     71     57      97      92     82     72     58
December 25, 2007          96      85     66     49     29      96      86     67     50     31
December 25, 2008          95      79     52     33     13      95      79     54     35     16
December 25, 2009          93      73     42     22      5      93      73     43     24      8
December 25, 2010          91      67     33     14      2      91      68     35     16      4
December 25, 2011          89      61     26      9      *      90      62     28     11      2
December 25, 2012          88      56     21      6      0      88      57     23      8      1
December 25, 2013          86      52     17      4      0      86      53     18      5      1
December 25, 2014          83      48     13      3      0      84      48     14      4      *
December 25, 2015          81      43     11      2      0      82      44     12      2      *
December 25, 2016          79      40      9      1      0      79      40      9      2      *
December 25, 2017          76      36      7      1      0      77      37      7      1      *
December 25, 2018          74      33      5      1      0      74      33      6      1      *
December 25, 2019          71      30      4      *      0      71      30      5      1      *
December 25, 2020          68      27      3      *      0      68      27      4      *      *
December 25, 2021          64      24      3      *      0      65      24      3      *      *
December 25, 2022          61      21      2      *      0      62      22      2      *      *
December 25, 2023          57      19      2      *      0      58      19      2      *      *
December 25, 2024          53      16      1      *      0      54      17      1      *      *
December 25, 2025          49      14      1      *      0      50      15      1      *      *
December 25, 2026          45      12      1      *      0      46      13      1      *      *
December 25, 2027          40      10      *      *      0      41      11      1      *      *
December 25, 2028          35       8      *      *      0      36       9      *      *      *
December 25, 2029          30       7      *      *      0      31       7      *      *      *
December 25, 2030          25       5      *      *      0      25       5      *      *      *
December 25, 2031          19       4      *      *      0      19       4      *      *      *
December 25, 2032          13       2      *      *      0      13       2      *      *      *
December 25, 2033           6       1      *      *      0       6       1      *      *      *
December 25, 2034           0       0      0      0      0       0       0      0      0      0
Weighted Average Life
   (in years)(2)        19.16   11.15   5.49   3.61   2.45   19.28   11.30   5.64   3.77   2.60


----------
(1)  With respect to the Class 30-IO Certificates, percentages are expressed as percentages of the initial notional amount.

(2)  The weighted average life of a class of Certificates is determined by (i)
     multiplying the amount of each distribution in reduction of the class balance or notional amount thereof by the number of years from the date of the issuance of such class to the related Distribution Date, (ii) adding the results and (iii) dividing the sum by the initial class balance or notional amount of that class.

*    Less than 0.5%, but greater than zero.

                                     S-107

               PERCENTAGE OF INITIAL CLASS BALANCE(1) OUTSTANDING
              AT THE RESPECTIVE PERCENTAGES OF PSA SET FORTH BELOW:



                                   CLASS 3-A-1                         CLASS 20-IO
                        ---------------------------------   ---------------------------------
DISTRIBUTION DATE         0%    100%   300%   500%   800%     0%    100%   300%   500%   800%
---------------------   -----   ----   ----   ----   ----   -----   ----   ----   ----   ----

Initial Percentage        100    100    100    100    100     100    100    100    100    100
December 25, 2005          97     95     92     88     82      97     95     92     88     82
December 25, 2006          94     89     77     67     52      95     89     77     67     52
December 25, 2007          91     80     61     45     25      92     81     62     45     26
December 25, 2008          88     73     48     29     11      88     73     49     31     13
December 25, 2009          85     66     37     19      4      85     66     38     21      7
December 25, 2010          81     59     29     12      1      81     60     30     14      3
December 25, 2011          77     53     22      8      *      78     53     24      9      2
December 25, 2012          73     47     17      5      0      73     48     18      6      1
December 25, 2013          69     41     13      3      0      69     42     14      4      *
December 25, 2014          64     36     10      2      0      64     37     11      3      *
December 25, 2015          59     31      8      1      0      59     32      8      2      *
December 25, 2016          54     27      6      1      0      54     27      6      1      *
December 25, 2017          48     23      4      1      0      49     23      4      1      *
December 25, 2018          42     19      3      *      0      43     19      3      *      *
December 25, 2019          36     15      2      *      0      36     15      2      *      *
December 25, 2020          29     11      1      *      0      29     12      1      *      *
December 25, 2021          22      8      1      *      0      22      8      1      *      *
December 25, 2022          15      5      *      *      0      15      5      *      *      *
December 25, 2023           7      2      *      *      0       6      2      *      *      *
December 25, 2024           0      0      0      0      0       0      0      0      0      0
Weighted Average Life
   (in years)(2)        11.84   8.33   4.85   3.34   2.29   11.89   8.40   4.94   3.44   2.38


----------
(1)  With respect to the Class 20-IO Certificates, percentages are expressed as percentages of the initial notional amount.

(2)  The weighted average life of a class of Certificates is determined by (i)
     multiplying the amount of each distribution in reduction of the class balance or notional amount thereof by the number of years from the date of the issuance of such class to the related Distribution Date, (ii) adding the results and (iii) dividing the sum by the initial class balance or notional amount of that class.

*    Less than 0.5%, but greater than zero.

                                     S-108

                 PERCENTAGE OF INITIAL CLASS BALANCE OUTSTANDING
              AT THE RESPECTIVE PERCENTAGES OF PSA SET FORTH BELOW:

                                    CLASS X-PO
                        ----------------------------------
DISTRIBUTION DATE         0%     100%   300%   500%   800%
---------------------   -----   -----   ----   ----   ----
Initial Percentage        100     100    100    100    100
December 25, 2005          99      97     94     92     87
December 25, 2006          97      92     82     73     60
December 25, 2007          96      85     67     51     32
December 25, 2008          94      79     54     35     16
December 25, 2009          92      73     43     24      8
December 25, 2010          90      67     35     17      4
December 25, 2011          88      62     28     11      2
December 25, 2012          86      57     22      8      1
December 25, 2013          84      52     18      5      1
December 25, 2014          82      47     14      4      *
December 25, 2015          79      43     11      2      *
December 25, 2016          77      39      9      2      *
December 25, 2017          74      36      7      1      *
December 25, 2018          71      32      6      1      *
December 25, 2019          68      29      4      1      *
December 25, 2020          65      26      3      *      *
December 25, 2021          62      23      3      *      *
December 25, 2022          58      20      2      *      *
December 25, 2023          54      18      2      *      *
December 25, 2024          50      16      1      *      *
December 25, 2025          46      14      1      *      *
December 25, 2026          42      12      1      *      *
December 25, 2027          38      10      *      *      *
December 25, 2028          33       8      *      *      *
December 25, 2029          28       6      *      *      *
December 25, 2030          23       5      *      *      *
December 25, 2031          17       4      *      *      *
December 25, 2032          12       2      *      *      0
December 25, 2033           6       1      *      *      0
December 25, 2034           0       0      0      0      0
Weighted Average Life
   (in years)(1)        18.65   11.08   5.64   3.80   2.65

----------
(1)  The weighted average life of a class of Certificates is determined by (i)
     multiplying the amount of each distribution in reduction of the class balance thereof by the number of years from the date of the issuance of such class to the related Distribution Date, (ii) adding the results and
     (iii) dividing the sum by the initial class balance of that class.

*    Less than 0.5%, but greater than zero.

                                     S-109

                 PERCENTAGE OF INITIAL CLASS BALANCE OUTSTANDING
              AT THE RESPECTIVE PERCENTAGES OF PSA SET FORTH BELOW:

                                   CLASS 4-A-1
                        --------------------------------
DISTRIBUTION DATE        0%    100%   300%   500%   800%
---------------------   ----   ----   ----   ----   ----
Initial Percentage       100    100    100    100    100
December 25, 2005         95     94     91     88     84
December 25, 2006         91     86     76     67     54
December 25, 2007         86     76     59     44     26
December 25, 2008         80     67     45     28     11
December 25, 2009         75     58     34     18      4
December 25, 2010         69     50     25     11      1
December 25, 2011         62     43     19      7      *
December 25, 2012         56     36     14      4      0
December 25, 2013         49     30     10      2      0
December 25, 2014         41     24      7      1      0
December 25, 2015         34     18      4      1      0
December 25, 2016         25     13      3      *      0
December 25, 2017         17      8      1      *      0
December 25, 2018          7      3      1      *      0
December 25, 2019          0      0      0      0      0
Weighted Average Life
   (in years)(1)        8.39   6.58   4.40   3.24   2.33

----------
(1)  The weighted average life of a class of Certificates is determined by (i)
     multiplying the amount of each distribution in reduction of the class balance thereof by the number of years from the date of the issuance of such class to the related Distribution Date, (ii) adding the results and
     (iii) dividing the sum by the initial class balance of that class.

*    Less than 0.5%, but greater than zero.

                                     S-110

               PERCENTAGE OF INITIAL CLASS BALANCE(1) OUTSTANDING
              AT THE RESPECTIVE PERCENTAGES OF PSA SET FORTH BELOW:



                                   CLASS 15-IO                        CLASS 15-PO
                        --------------------------------   --------------------------------
DISTRIBUTION DATE        0%    100%   300%   500%   800%     0%   100%   300%   500%   800%
---------------------   ----   ----   ----   ----   ----   ----   ----   ----   ----   ----

Initial Percentage       100    100    100    100    100    100    100    100    100    100
December 25, 2005         95     94     91     88     84     95     94     92     89     85
December 25, 2006         91     86     76     67     54     91     86     77     69     57
December 25, 2007         86     76     59     45     27     86     77     60     46     29
December 25, 2008         80     67     46     29     13     80     67     46     30     14
December 25, 2009         75     59     35     19      6     75     59     35     20      7
December 25, 2010         69     51     26     12      3     69     51     27     13      3
December 25, 2011         62     43     20      8      1     62     44     20      8      2
December 25, 2012         56     36     14      5      1     56     37     15      5      1
December 25, 2013         49     30     10      3      *     49     30     11      3      *
December 25, 2014         41     24      7      2      *     42     24      7      2      *
December 25, 2015         33     18      5      1      *     34     19      5      1      *
December 25, 2016         25     13      3      1      *     26     14      3      1      *
December 25, 2017         16      8      2      *      *     18      9      2      *      *
December 25, 2018          7      3      1      *      *      9      4      1      *      *
December 25, 2019          0      0      0      0      0      0      0      0      0      0
Weighted Average Life
   (in years)(2)        8.39   6.61   4.47   3.33   2.43   8.46   6.68   4.53   3.40   2.50


----------
(1)  With respect to the Class 15-IO Certificates, percentages are expressed as percentages of the initial notional amount.

(2)  The weighted average life of a class of Certificates is determined by (i)
     multiplying the amount of each distribution in reduction of the class balance or notional amount thereof by the number of years from the date of the issuance of such class to the related Distribution Date, (ii) adding the results and (iii) dividing the sum by the initial class balance or notional amount of that class.

*    Less than 0.5%, but greater than zero.

                                     S-111

               PERCENTAGE OF INITIAL CLASS BALANCE(1) OUTSTANDING
              AT THE RESPECTIVE PERCENTAGES OF CPR SET FORTH BELOW:



                                   CLASS 5-A-1                          CLASS 5-IO
                        ---------------------------------   ---------------------------------
DISTRIBUTION DATE         0%     15%    25%    40%    50%     0%     15%    25%    40%    50%
---------------------   -----   ----   ----   ----   ----   -----   ----   ----   ----   ----

Initial Percentage        100    100    100    100    100     100    100    100    100    100
December 25, 2005          98     83     73     58     48      99     84     74     59     49
December 25, 2006          96     69     53     33     22      97     70     55     35     24
December 25, 2007          94     57     38     18      9      96     59     40     21     12
December 25, 2008          92     47     27     10      3      94     49     30     12      6
December 25, 2009          90     38     19      5      *      92     41     22      7      3
December 25, 2010          87     31     14      2      0      90     34     16      4      1
December 25, 2011          85     26     10      1      0      88     28     12      2      1
December 25, 2012          82     21      7      *      0      86     23      9      1      *
December 25, 2013          79     17      5      *      0      83     19      6      1      *
December 25, 2014          75     14      3      *      0      81     16      5      *      *
December 25, 2015          72     11      2      *      0      78     13      3      *      *
December 25, 2016          68      9      2      *      0      75     11      2      *      *
December 25, 2017          64      7      1      *      0      72      9      2      *      *
December 25, 2018          60      6      1      *      0      68      7      1      *      *
December 25, 2019          55      5      1      *      0      65      6      1      *      *
December 25, 2020          51      4      *      *      0      61      5      1      *      *
December 25, 2021          45      3      *      *      0      56      4      *      *      *
December 25, 2022          40      2      *      *      0      52      3      *      *      *
December 25, 2023          34      1      *      *      0      47      2      *      *      *
December 25, 2024          28      1      *      *      0      42      2      *      *      *
December 25, 2025          22      1      *      *      0      36      1      *      *      *
December 25, 2026          17      *      *      *      0      30      1      *      *      *
December 25, 2027          12      *      *      *      0      24      1      *      *      *
December 25, 2028           7      *      *      *      0      17      *      *      *      *
December 25, 2029           3      *      *      *      0       9      *      *      *      0
December 25, 2030           1      *      *      *      0       4      *      *      *      0
December 25, 2031           *      *      *      0      0       1      *      *      *      0
December 25, 2032           0      0      0      0      0       0      0      0      0      0
December 25, 2033           0      0      0      0      0       0      0      0      0      0
December 25, 2034           0      0      0      0      0       0      0      0      0      0
Weighted Average Life
   (in years)(2)        15.11   5.05   3.07   1.74   1.30   16.94   5.38   3.30   1.93   1.44


----------
(1)  With respect to the Class 5-IO Certificates, percentages are expressed as percentages of the initial notional amount.

(2)  The weighted average life of a class of Certificates is determined by (i)
     multiplying the amount of each distribution in reduction of the class balance or notional amount thereof by the number of years from the date of the issuance of such class to the related Distribution Date, (ii) adding the results and (iii) dividing the sum by the initial class balance or notional amount of that class.

*    Less than 0.5%, but greater than zero.

                                     S-112

                 PERCENTAGE OF INITIAL CLASS BALANCE OUTSTANDING
              AT THE RESPECTIVE PERCENTAGES OF CPR SET FORTH BELOW:

                                             CLASS 5-PO
                                 ---------------------------------
DISTRIBUTION DATE                  0%     15%    25%    40%    50%
------------------------------    -----   ----   ----   ----   ----
Initial Percentage                 100    100    100    100    100
December 25, 2005                   98     83     73     59     49
December 25, 2006                   95     69     53     34     24
December 25, 2007                   92     57     39     20     12
December 25, 2008                   89     47     28     12      6
December 25, 2009                   86     38     20      7      3
December 25, 2010                   83     31     15      4      1
December 25, 2011                   79     25     11      2      1
December 25, 2012                   76     21      8      1      *
December 25, 2013                   72     17      5      1      *
December 25, 2014                   67     13      4      *      *
December 25, 2015                   63     11      3      *      *
December 25, 2016                   58      8      2      *      *
December 25, 2017                   53      6      1      *      *
December 25, 2018                   48      5      1      *      *
December 25, 2019                   42      4      1      *      *
December 25, 2020                   36      3      *      *      *
December 25, 2021                   30      2      *      *      *
December 25, 2022                   23      1      *      *      *
December 25, 2023                   16      1      *      *      *
December 25, 2024                   10      *      *      *      *
December 25, 2025                    4      *      *      *      *
December 25, 2026                    2      *      *      *      *
December 25, 2027                    1      *      *      *      0
December 25, 2028                    *      *      *      0      0
December 25, 2029                    0      0      0      0      0
December 25, 2030                    0      0      0      0      0
December 25, 2031                    0      0      0      0      0
December 25, 2032                    0      0      0      0      0
December 25, 2033                    0      0      0      0      0
December 25, 2034                    0      0      0      0      0
Weighted Average Life
   (in years)(1)                 12.74   4.93   3.15   1.89   1.42

----------
(1)  The weighted average life of a class of Certificates is determined by (i)
     multiplying the amount of each distribution in reduction of the class balance thereof by the number of years from the date of the issuance of such class to the related Distribution Date, (ii) adding the results and
     (iii) dividing the sum by the initial class balance of that class.

*    Less than 0.5%, but greater than zero.

                                     S-113

                 PERCENTAGE OF INITIAL CLASS BALANCE OUTSTANDING
              AT THE RESPECTIVE PERCENTAGES OF PSA SET FORTH BELOW:



                                             CLASS X-B-1                  CLASS X-B-2 AND CLASS X-B-3
                                 ----------------------------------   ----------------------------------
DISTRIBUTION DATE                  0%     100%   300%   500%   800%     0%     100%   300%   500%   800%
------------------------------   -----   -----   ----   ----   ----   -----   -----   ----   ----   ----

Initial Percentage                 100     100    100    100    100     100     100    100    100    100
December 25, 2005                   98      98     98     98     98      98      98     98     98     98
December 25, 2006                   96      96     96     96     96      97      96     96     96     96
December 25, 2007                   94      94     94     94     94      95      94     94     94     94
December 25, 2008                   92      92     92     92     92      92      92     92     92     92
December 25, 2009                   90      90     90     90     90      90      90     90     90     90
December 25, 2010                   88      86     83     79     72      88      86     83     79     72
December 25, 2011                   85      82     74     67     54      85      82     74     67     54
December 25, 2012                   83      76     64     52     35      83      76     64     52     35
December 25, 2013                   80      70     53     38     17      80      70     53     38     17
December 25, 2014                   77      63     42     26      9      77      63     42     26      9
December 25, 2015                   74      57     33     17      4      74      57     33     17      4
December 25, 2016                   70      51     26     11      2      71      51     26     11      2
December 25, 2017                   67      46     20      8      1      67      46     20      8      1
December 25, 2018                   63      41     15      5      1      63      41     15      5      1
December 25, 2019                   60      36     12      3      *      60      36     12      3      *
December 25, 2020                   57      32      9      2      *      57      32      9      2      *
December 25, 2021                   54      29      7      1      *      54      29      7      1      *
December 25, 2022                   51      26      6      1      *      51      26      6      1      *
December 25, 2023                   47      22      4      1      *      48      22      4      1      *
December 25, 2024                   44      20      3      *      *      44      20      3      *      *
December 25, 2025                   41      17      2      *      *      41      17      2      *      *
December 25, 2026                   37      15      2      *      *      37      15      2      *      *
December 25, 2027                   33      12      1      *      *      33      12      1      *      *
December 25, 2028                   29      10      1      *      *      29      10      1      *      *
December 25, 2029                   25       8      1      *      *      25       8      1      *      *
December 25, 2030                   20       6      *      *      *      21       6      *      *      *
December 25, 2031                   16       5      *      *      *      16       5      *      *      *
December 25, 2032                   11       3      *      *      *      11       3      *      *      *
December 25, 2033                    5       1      *      *      *       5       1      *      *      *
December 25, 2034                    0       0      0      0      0       0       0      0      0      0
Weighted Average Life
   (in years)(1)                 17.40   13.39   9.82   8.35   7.18   17.44   13.39   9.82   8.35   7.18


----------
(1)  The weighted average life of a class of Certificates is determined by (i)
     multiplying the amount of each distribution in reduction of the class balance thereof by the number of years from the date of the issuance of such class to the related Distribution Date, (ii) adding the results and
     (iii) dividing the sum by the initial class balance of that class.

*    Less than 0.5%, but greater than zero.

                                     S-114

                 PERCENTAGE OF INITIAL CLASS BALANCE OUTSTANDING
              AT THE RESPECTIVE PERCENTAGES OF PSA SET FORTH BELOW:

                                     CLASS 2-B-1, CLASS 2-B-2 AND
                                             CLASS 2-B-3
                                 -----------------------------------
DISTRIBUTION DATE                  0%     100%    300%   500%   800%
------------------------------   -----   -----   -----   ----   ----
Initial Percentage                 100     100     100    100    100
December 25, 2005                   99      99      99     99     99
December 25, 2006                   97      97      97     97     97
December 25, 2007                   96      96      96     96     96
December 25, 2008                   95      95      95     95     95
December 25, 2009                   93      93      93     93     93
December 25, 2010                   91      90      86     82     75
December 25, 2011                   89      86      78     70     57
December 25, 2012                   88      81      68     55     34
December 25, 2013                   86      75      56     41     17
December 25, 2014                   83      69      45     28      9
December 25, 2015                   81      63      36     19      4
December 25, 2016                   79      57      29     13      2
December 25, 2017                   76      52      23      9      1
December 25, 2018                   74      47      18      6      1
December 25, 2019                   71      43      14      4      *
December 25, 2020                   68      38      11      3      *
December 25, 2021                   64      34       9      2      *
December 25, 2022                   61      31       7      1      *
December 25, 2023                   57      27       5      1      *
December 25, 2024                   53      24       4      1      *
December 25, 2025                   49      21       3      *      *
December 25, 2026                   45      18       2      *      *
December 25, 2027                   40      15       2      *      *
December 25, 2028                   35      12       1      *      *
December 25, 2029                   30      10       1      *      *
December 25, 2030                   25       8       1      *      *
December 25, 2031                   19       5       *      *      *
December 25, 2032                   13       3       *      *      *
December 25, 2033                    6       2       *      *      *
December 25, 2034                    0       0       0      0      0
Weighted Average Life
   (in years)(1)                 19.16   14.43   10.30   8.64   7.31

----------
(1)  The weighted average life of a class of Certificates is determined by (i)
     multiplying the amount of each distribution in reduction of the class balance thereof by the number of years from the date of the issuance of such class to the related Distribution Date, (ii) adding the results and
     (iii) dividing the sum by the initial class balance of that class.

*    Less than 0.5%, but greater than zero.

                                     S-115

                 PERCENTAGE OF INITIAL CLASS BALANCE OUTSTANDING
              AT THE RESPECTIVE PERCENTAGES OF CPR SET FORTH BELOW:

                                      CLASS 5-B-1, CLASS 5-B-2
                                           AND CLASS 5-B-3
                                 ----------------------------------
DISTRIBUTION DATE                  0%     15%     25%    40%    50%
------------------------------   -----   -----   ----   ----   ----
Initial Percentage                 100     100    100    100    100
December 25, 2005                   98      98     98     98     98
December 25, 2006                   96      96     96     96     96
December 25, 2007                   94      94     94     94     94
December 25, 2008                   92      92     92     92     92
December 25, 2009                   90      90     90     90     90
December 25, 2010                   87      83     80     75     48
December 25, 2011                   85      75     69     59     23
December 25, 2012                   82      66     56     42     11
December 25, 2013                   79      56     43     27      5
December 25, 2014                   75      46     31     16      3
December 25, 2015                   72      37     22      9      1
December 25, 2016                   68      30     16      5      1
December 25, 2017                   64      24     11      3      *
December 25, 2018                   60      19      8      2      *
December 25, 2019                   55      15      5      1      *
December 25, 2020                   51      12      4      *      *
December 25, 2021                   45       9      2      *      *
December 25, 2022                   40       7      2      *      *
December 25, 2023                   34       5      1      *      *
December 25, 2024                   28       3      1      *      *
December 25, 2025                   22       2      *      *      *
December 25, 2026                   17       1      *      *      *
December 25, 2027                   12       1      *      *      *
December 25, 2028                    7       *      *      *      *
December 25, 2029                    3       *      *      *      *
December 25, 2030                    1       *      *      *      *
December 25, 2031                    *       *      *      *      0
December 25, 2032                    0       0      0      0      0
December 25, 2033                    0       0      0      0      0
December 25, 2034                    0       0      0      0      0
Weighted Average Life
   (in years)(1)                 15.11   10.13   8.74   7.61   6.14

----------
(1)  The weighted average life of a class of Certificates is determined by (i)
     multiplying the amount of each distribution in reduction of the class balance thereof by the number of years from the date of the issuance of such class to the related Distribution Date, (ii) adding the results and
     (iii) dividing the sum by the initial class balance of that class.

*    Less than 0.5%, but greater than zero.

                                     S-116

YIELD ON THE INVERSE FLOATING RATE CERTIFICATES

     The significance of the effects of prepayment on the applicable Mortgage
Loans and changes in LIBOR on the Inverse Floating Rate Certificates is
illustrated in the following table, which shows the pre-tax yield (on a corporate bond equivalent basis) to the holders of the Inverse Floating Rate
Certificates under different constant percentages of PSA and rates of LIBOR. The yields of such Certificates set forth in the following table were calculated using the Modeling Assumptions and the additional assumptions that (i) on the first LIBOR Determination Date and on each LIBOR Determination Date thereafter,
LIBOR will be as indicated, (ii) the Class 1-A-15 Certificates are purchased on the Closing Date at an assumed purchase price equal to 7.75% of their initial notional amount, plus accrued interest from December 25, 2004 to (but not including) the Closing Date and (iii) the initial notional amount of the Class
1-A-15 Certificates applicable to the Distribution Date in January 2005 will be approximately $10,000,000.

     AS INDICATED IN THE FOLLOWING TABLE, THE YIELD TO INVESTORS IN THE INVERSE
FLOATING RATE CERTIFICATES WILL BE EXTREMELY SENSITIVE TO CHANGES IN THE RATE OF
LIBOR. INCREASES IN LIBOR MAY HAVE A NEGATIVE EFFECT ON THE YIELD TO INVESTORS
IN INVERSE FLOATING RATE CERTIFICATES. IN ADDITION, INVESTORS IN THE INVERSE
FLOATING RATE CERTIFICATES, WHICH ARE ALSO INTEREST ONLY CERTIFICATES AND HAVE
NO CLASS BALANCE, SHOULD CONSIDER THE RISK THAT A RAPID RATE OF PREPAYMENT ON
THE APPLICABLE MORTGAGE LOANS OR A HIGH LEVEL OF LIBOR COULD RESULT IN A FAILURE
OF SUCH INVESTORS TO FULLY RECOVER THEIR INITIAL INVESTMENT.

     It is not likely that the applicable Mortgage Loans will prepay at a constant rate until maturity, that all of the applicable Mortgage Loans will prepay at the same rate or that they will have the characteristics assumed.
There can be no assurance that the applicable Mortgage Loans will prepay at any of the rates shown in the table below or at any other particular rate.
The timing of changes in the rate of prepayments may affect significantly the yield realized by a holder of an Inverse Floating Rate Certificate and there can be no assurance that your pre-tax yield on the Inverse Floating Rate
Certificates will correspond to any of the pre-tax yields shown in this
Prospectus Supplement. You must make your own decision as to the appropriate prepayment assumptions to be used in deciding whether to purchase an Inverse
Floating Rate Certificate.

     Changes in LIBOR may not correlate with changes in prevailing mortgage interest rates. Each investor must make its own decision as to the appropriate interest rate assumptions to be used in deciding whether to purchase an Inverse
Floating Rate Certificate.

        SENSITIVITY OF THE CLASS 1-A-15 CERTIFICATES TO CHANGES IN LIBOR
                          (PRE-TAX YIELDS TO MATURITY)

                                             PERCENTAGE OF PSA
                                 -----------------------------------------
LIBOR                              0%      100%     300%    500%     800%
------------------------------   ------   ------   -----   ------   ------
0.00000%                         114.78%  109.36%  97.77%   85.32%   66.79%
1.41000%                          90.90    85.19   72.67    59.16    39.60
2.41000%                          74.58    68.58   55.11    40.57    20.11
3.41000%                          58.75    52.39   37.57    21.67     0.12
5.41000%                          28.38    20.86    0.84   (19.35)  (43.87)
7.6% and above                       **       **      **       **       **

----------
**   Pre-tax yield to maturity is less than approximately (99.99)%

     The yields set forth in the preceding table were calculated by (i)
determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the Inverse Floating Rate Certificates would cause that discounted present value of such assumed streams of cash flows to equal the assumed purchase prices of the Inverse Floating Rate Certificates indicated
above, plus accrued interest from December 25, 2004 to (but not including) the
Closing Date and (ii) converting such monthly rates to corporate bond equivalent rates. Such calculation does not take into account variations that may occur in the interest rates at which you may be able to reinvest funds received as payments of interest on the Inverse Floating Rate Certificates and consequently does not purport to reflect the return on any investment in the Inverse Floating
Rate Certificates when such reinvestment rates are considered.

                                     S-117

YIELD ON THE CLASS 1-A-9 AND CLASS 1-A-12 CERTIFICATES

     The Class 1-A-9 and Class 1-A-12 Certificates are Interest Only
Certificates and, as such, will not be entitled to receive distributions of principal in respect of the Mortgage Loans.

     The significance of the effects of prepayments on the Class 1-A-9 and Class
1-A-12 Certificates is illustrated in the following tables, which show the pre-tax yield (on a corporate bond equivalent basis) to the holders of Class
1-A-9 and Class 1-A-12 Certificates under different constant percentages of PSA.
The yields set forth were calculated using the Modeling Assumptions and the additional assumption that (i) the Class 1-A-9 and Class 1-A-12 Certificates are purchased on the Closing Date at assumed purchase prices equal to 32.25% and
23.50% of their initial notional amounts, respectively, plus, in each case, accrued interest from December 1, 2004 to (but not including) the Closing Date and (ii) that the notional amounts for the Class 1-A-9 and Class 1-A-12
Certificates applicable to the Distribution Date in January 2005 will be approximately $388,000 and $1,113,000, respectively.

     AS INDICATED IN THE FOLLOWING TABLES, INVESTORS IN THE CLASS 1-A-9 AND
CLASS 1-A-12 CERTIFICATES, WHICH ARE INTEREST ONLY CERTIFICATES AND HAVE NO
CLASS BALANCE, SHOULD CONSIDER CAREFULLY THE RISK THAT A RAPID RATE OF
PREPAYMENT ON THE APPLICABLE MORTGAGE LOANS COULD RESULT IN THE FAILURE OF
INVESTORS IN THE CLASS 1-A-9 AND CLASS 1-A-12 CERTIFICATES TO FULLY RECOVER
THEIR INITIAL INVESTMENT.

     It is not likely that the applicable Mortgage Loans will prepay at a constant rate until maturity, that all of the applicable Mortgage Loans will prepay at the same rate or that they will have the characteristics assumed.
There can be no assurance that the applicable Mortgage Loans will prepay at any of the rates shown in the tables below or at any other particular rate. The timing of changes in the rate of prepayments may affect significantly the yield realized by a holder of a Class 1-A-9 or Class 1-A-12 Certificate and there can be no assurance that your pre-tax yields on the Class 1-A-9 and Class 1-A-12
Certificates will correspond to any of the pre-tax yields shown in this
Prospectus Supplement. You must make your own decision as to the appropriate prepayment assumptions to be used in deciding whether to purchase a Class 1-A-9 and Class 1-A-12 Certificate.

         SENSITIVITY OF THE CLASS 1-A-9 CERTIFICATES TO THE PREPAYMENTS
                          (PRE-TAX YIELDS TO MATURITY)

                                           PERCENTAGE OF PSA
                                 -------------------------------------
                                   0%     100%    300%   500%    800%
                                 -----   -----   -----   ----   ------
Class 1-A-9                      16.31%  14.71%  12.00%  9.64%  (3.73)%

         SENSITIVITY OF THE CLASS 1-A-12 CERTIFICATES TO THE PREPAYMENTS
                          (PRE-TAX YIELDS TO MATURITY)

                                           PERCENTAGE OF PSA
                                 -------------------------------------
                                   0%     100%    300%   500%    800%
                                 -----   -----   -----   ----   ------
Class 1-A-12                     17.26%  17.26%  13.34%  1.60%  (16.63)%

                                     S-118

     The yields set forth in the preceding tables were calculated by (i)
determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the Class 1-A-9 and Class 1-A-12 Certificates, would cause the discounted present value of such assumed streams of cash flows to equal the assumed purchase prices of the Class 1-A-9 and Class 1-A-12
Certificates indicated above plus, in each case, accrued interest from December
1, 2004 to (but not including) the Closing Date and (ii) converting such monthly rates to corporate bond equivalent rates. This calculation does not take into account variations that may occur in the interest rates at which you may be able to reinvest funds received as payments of interest on the Class 1-A-9 and Class
1-A-12 Certificates and consequently does not purport to reflect the return on any investment in the Class 1-A-9 and Class 1-A-12 Certificates when such reinvestment rates are considered.

YIELD ON THE CLASS 30-IO, CLASS 20-IO, CLASS 15-IO AND CLASS 5-IO CERTIFICATES

     The Class 30-IO, Class 20-IO, Class 15-IO and Class 5-IO Certificates are
Interest Only Certificates and, as such, will not be entitled to receive distributions of principal in respect of the Mortgage Loans.

     The significance of the effects of prepayments on the Premium Mortgage
Loans in the related Loan Group or Loan Groups on the Class 30-IO, Class 20-IO,
Class 15-IO and Class 5-IO Certificates is illustrated in the following tables, which show the pre-tax yield (on a corporate bond equivalent basis) to the holders of Class 30-IO, Class 20-IO, Class 15-IO and Class 5-IO Certificates
under different constant percentages of PSA or CPR, as applicable. The yields set forth were calculated using the Modeling Assumptions and the additional assumption that the Class 30-IO, Class 20-IO, Class 15-IO and Class 5-IO
Certificates are purchased on the Closing Date at assumed purchase prices equal to 15.98%, 13.50%, 9.90% and 12.50% of their initial notional amounts, respectively, plus, in each case, accrued interest from December 1, 2004 to (but not including) the Closing Date and that the initial notional amounts of the
Class 30-IO, Class 20-IO, Class 15-IO and Class 5-IO Certificates applicable to the Distribution Date in January 2005 will be approximately $10,327,426,
$270,644, $1,599,470 and $980,096, respectively.

     As indicated in the following tables, because interest accrued on each
Distribution Date on the Class 30-IO, Class 20-IO, Class 15-IO and Class 5-IO
Certificates is based on the aggregate of the Stated Principal balances of the
Premium Mortgage Loans in the related Loan Group multiplied by a fraction, the numerator of which is equal to the weighted average of the Net Mortgage Interest
Rates of the Premium Mortgage Loans in the related Loan Group minus 5.750%, with respect to the Class 20-IO Certificates, 5.000% with respect to the Class 15-IO
Certificates and 6.500% with respect to the Class 5-IO Certificates and the denominator of which is equal to 5.750% with respect to the Class 20-IO
Certificates, 5.000% with respect to the Class 15-IO Certificates and 6.500%
with respect to the Class 5-IO Certificates, the yield to maturity on the Class
20-IO, Class 15-IO and Class 5-IO Certificates will be extremely sensitive to the rate and timing of principal payments (including prepayments) on the Premium
Mortgage Loans in the related Loan Group.

     The interest accrued on each Distribution Date on the Class 30-IO
Certificates is based on the interest accrued on such Distribution Date on two
Components: the Class 1-30-IO Component and the Class 2-30-IO Component. Because
the interest accrued on the Class 1-30-IO Component and Class 2-30-IO Component
is based on the aggregate of the Stated Principal Balances of the Premium
Mortgage Loans in the related Loan Group multiplied by a fraction, the numerator of which is equal to the weighted average of the Net Mortgage Interest Rates of the Premium Mortgage Loans in the related Loan Group minus 5.500%, with respect to the Class 1-30-IO Component and 5.750%, with respect to the Class 2-30-IO
Component, and the denominator of which is equal to 5.500% with respect to the
Class 1-30-IO Component and Class 2-30-IO Component, the yield to maturity on the Class 30-IO Certificates will be extremely sensitive to the rate and timing of principal payments (including prepayments) on such Premium Mortgage Loans in
Loan Group 1 and Loan Group 2.

                                     S-119

     The Premium Mortgage Loans in each Loan Group will have higher Mortgage
Interest Rates than the other Mortgage Loans in such Loan Group. In general, mortgage loans with higher mortgage interest rates may tend to experience faster rates of prepayment in respect of principal than mortgage loans with lower mortgage interest rates in response to changes in market interest rates. As a result, the Premium Mortgage Loans in each Loan Group may prepay at a faster rate than the other Mortgage Loans in such Loan Group, resulting in a lower yield on the Class 30-IO, Class 20-IO, Class 15-IO and Class 5-IO Certificates
than would be the case if the Premium Mortgage Loans in each Loan Group prepaid at the same rate as the other Mortgage Loans in each Loan Group.

     An investor in the Class 30-IO, Class 20-IO, Class 15-IO and Class 5-IO
Certificates should fully consider the associated risks, including the risk that a rapid rate of principal payments (including prepayments) could result in the failure of such investor to fully recover its initial investment.

     It is not likely that the applicable Mortgage Loans in each Loan Group will prepay at a constant rate until maturity, that all of the applicable Mortgage
Loans in each Loan Group will prepay at the same rate or that they will have the characteristics assumed. There can be no assurance that the applicable Mortgage
Loans in each Loan Group will prepay at any of the rates shown in the tables below or at any other particular rate. The timing of changes in the rate of prepayments may affect significantly the yield realized by a holder of a Class
30-IO, Class 20-IO, Class 15-IO and Class 5-IO Certificate and your pre-tax yield on the Class 30-IO, Class 20-IO, Class 15-IO and Class 5-IO Certificates
will likely not correspond to any of the pre-tax yields shown in this Prospectus
Supplement. You must make your own decision as to the appropriate prepayment assumptions to be used in deciding whether to purchase a Class 30-IO, Class
20-IO, Class 15-IO or Class 5-IO Certificate.

           SENSITIVITY OF THE CLASS 30-IO CERTIFICATES TO PREPAYMENTS
                          (PRE-TAX YIELDS TO MATURITY)

                                           PERCENTAGE OF PSA
                                 ------------------------------------
                                   0%     100%    300%   500%    800%
                                 -----   -----   -----   ----   -----
Class 30-IO Certificates         34.34%  29.46%  19.48%  9.20%  (6.75)%

           SENSITIVITY OF THE CLASS 20-IO CERTIFICATES TO PREPAYMENTS
                          (PRE-TAX YIELDS TO MATURITY)

                                           PERCENTAGE OF PSA
                                 -------------------------------------
                                   0%     100%    300%    500%    800%
                                 -----   -----   -----   -----   -----
Class 20-IO Certificates         41.22%  36.29%  26.16%  15.68%  (0.77)%

           SENSITIVITY OF THE CLASS 15-IO CERTIFICATES TO PREPAYMENTS
                          (PRE-TAX YIELDS TO MATURITY)

                                           PERCENTAGE OF PSA
                                 -------------------------------------
                                   0%     100%    300%    500%    800%
                                 -----   -----   -----   -----   -----
Class 15-IO Certificates         47.21%  42.84%  33.94%  24.81%  10.72%

            SENSITIVITY OF THE CLASS 5-IO CERTIFICATES TO PREPAYMENTS
                          (PRE-TAX YIELDS TO MATURITY)

                                            PERCENTAGE OF PSA
                                 ---------------------------------------
                                   0%     100%    300%    500%     800%
                                 -----   -----   -----   -----    ------
Class 5-IO Certificates          53.84%  34.70%  20.96%  (1.57)%  (18.25)%

                                     S-120

     The yields set forth in the preceding tables were calculated by (i)
determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the Class 30-IO, Class 20-IO, Class 15-IO and Class
5-IO Certificates, would cause the discounted present value of such assumed streams of cash flows to equal the assumed purchase prices of the Class 30-IO,
Class 20-IO, Class 15-IO and Class 5-IO Certificates indicated above plus in each case accrued interest from December 1, 2004 to (but not including) the
Closing Date and (ii) converting such monthly rates to corporate bond equivalent rates. This calculation does not take into account variations that may occur in the interest rates at which you may be able to reinvest funds received as payments of interest on the Class 30-IO, Class 20-IO, Class 15-IO and Class 5-IO
Certificates and consequently does not purport to reflect the return on any investment in the Class 30-IO, Class 20-IO, Class 15-IO and Class 5-IO
Certificates when such reinvestment rates are considered.

YIELD ON THE CLASS X-PO, CLASS 15-PO AND CLASS 5-PO CERTIFICATES

     The Class X-PO, Class 15-PO and Class 5-PO Certificates are Principal Only
Certificates and, as such, will not be entitled to receive distributions of interest in respect of the Mortgage Loans.

     The significance of the effects of prepayments on the Class X-PO, Class
15-PO and Class 5-PO Certificates is illustrated in the following tables which show the pre-tax yields (on a corporate bond equivalent basis) to the holders of
Class X-PO, Class 15-PO and Class 5-PO Certificates under different constant percentages of PSA or CPR. The yields set forth were calculated using the
Modeling Assumptions and the additional assumption that the Class X-PO, Class
15-PO and Class 5-PO Certificates are purchased on the Closing Date at assumed purchase prices equal to 72.04%, 73.62% and 76.13%, respectively, of their initial class balances.

     AS INDICATED IN THE FOLLOWING TABLES, BECAUSE THE CLASS X-PO, CLASS 15-PO
AND CLASS 5-PO CERTIFICATES REPRESENT THE RIGHT TO RECEIVE ONLY A PORTION OF THE
PRINCIPAL RECEIVED WITH RESPECT TO THE DISCOUNT MORTGAGE LOANS IN THE RELATED
LOAN GROUP OR LOAN GROUPS, THE YIELD TO MATURITY ON THE CLASS X-PO, CLASS 15-PO
AND CLASS 5-PO CERTIFICATES WILL BE EXTREMELY SENSITIVE TO THE RATE AND TIMING
OF PRINCIPAL PAYMENTS (INCLUDING PREPAYMENTS) ON THE DISCOUNT MORTGAGE LOANS IN
THE RELATED LOAN GROUP OR LOAN GROUPS.

     It is not likely that the applicable Discount Mortgage Loans will prepay at a constant rate until maturity, that all of the applicable Discount Mortgage
Loans will prepay at the same rate or that they will have the characteristics assumed. There can be no assurance that the applicable Discount Mortgage Loans will prepay at any of the rates shown in the tables below or at any other particular rate. The timing of changes in the rate of prepayments may affect significantly the yield realized by holders of the Class X-PO, Class 15-PO or
Class 5-PO Certificates and there can be no assurance that your pre-tax yield on your Class X-PO, Class 15-PO and Class 5-PO Certificates will correspond to any of the pre-tax yields shown in this Prospectus Supplement. You must make your own decision as to the appropriate prepayment assumptions to be used in deciding whether to purchase a Class X-PO, Class 15-PO or Class 5-PO Certificate.

            SENSITIVITY OF THE CLASS X-PO CERTIFICATES TO PREPAYMENTS
                          (PRE-TAX YIELDS TO MATURITY)

                                         PERCENTAGE OF PSA
                                 ---------------------------------
                                  0%    100%   300%   500%    800%
                                 ----   ----   ----   ----   -----
Class X-PO Certificates          1.83%  3.24%  6.53%  9.60%  13.64%

                                     S-121

           SENSITIVITY OF THE CLASS 15-PO CERTIFICATES TO PREPAYMENTS
                          (PRE-TAX YIELDS TO MATURITY)

                                         PERCENTAGE OF PSA
                                 ---------------------------------
                                  0%    100%   300%   500%    800%
                                 ----   ----   ----   ----   -----
Class 15-PO Certificates         3.81%  4.94%  7.43%  9.93%  13.41%

            SENSITIVITY OF THE CLASS 5-PO CERTIFICATES TO PREPAYMENTS
                          (PRE-TAX YIELDS TO MATURITY)

                                          PERCENTAGE OF PSA
                                 -----------------------------------
                                  0%    100%    300%    500%    800%
                                 ----   ----   -----   -----   -----
Class 5-PO Certificates          2.22%  6.28%  10.08%  17.20%  23.15%

     The yields set forth in the preceding tables were calculated by (i)
determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the Class X-PO, Class 15-PO and Class 5-PO
Certificates, would cause the discounted present values of such assumed streams of cash flows to equal the assumed purchase prices of the Class X-PO, Class
15-PO and Class 5-PO Certificates indicated above and (ii) converting such monthly rates to corporate bond equivalent rates. This calculation does not take into account variations that may occur in the interest rates at which you may be able to reinvest funds received as payments of principal of the Class X-PO,
Class 15-PO and Class 5-PO Certificates and consequently does not purport to reflect the return on any investment in the Class X-PO, Class 15-PO and Class
5-PO Certificates when such reinvestment rates are considered.

YIELD ON THE CLASS 1-A-R, CLASS 1-A-MR AND CLASS 1-A-LR CERTIFICATES

     The after-tax rate of return to the holder of the Class 1-A-R, Class 1-A-MR or Class 1-A-LR Certificate will reflect its pre-tax rate of return, reduced by the taxes required to be paid with respect to such Certificate. If you hold the
Class 1-A-R, Class 1-A-MR or Class 1-A-LR Certificate, you may have tax liabilities during the early years of the applicable REMIC's term that substantially exceed any distributions payable thereon during any such period.
In addition, the present value of the tax liabilities with respect to your Class
1-A-R, Class 1-A-MR or Class 1-A-LR Certificate may substantially exceed the present value of expected distributions on your Class 1-A-R, Class 1-A-MR or
Class 1-A-LR Certificate and of any tax benefits that may arise with respect to
it. Accordingly, the after-tax rate of return on the Class 1-A-R, Class 1-A-MR or Class 1-A-LR Certificate may be negative or may be otherwise significantly adversely affected. The timing and amount of taxable income attributable to the
Class 1-A-R, Class 1-A-MR or Class 1-A-LR Certificate will depend on, among other things, the timing and amounts of prepayments and losses experienced with respect to the Mortgage Loans.

     If you own the Class 1-A-R, Class 1-A-MR or Class 1-A-LR Certificate, you
should consult your tax advisors regarding the effect of taxes and the receipt of any payments made in connection with the purchase of the Class 1-A-R, Class
1-A-MR or Class 1-A-LR Certificate on your after-tax rate of return. See
"Federal Income Tax Consequences" in this Prospectus Supplement and in the
Prospectus.

YIELD ON THE SUBORDINATE CERTIFICATES

     The weighted average life of, and the yield to maturity on, the Class X-B
Certificates, the Class 2-B Certificates and the Class 5-B Certificates in
increasing order of their numerical class designation, will be progressively more sensitive to the rate and timing of mortgagor defaults and the severity of ensuing losses

                                     S-122

on the Mortgage Loans in the related Loan Group or Loan Groups. If the actual rate and severity of losses on the Mortgage Loans in the related Loan Group or
Loan Groups is higher than those you assumed, the actual yield to maturity of your Class X-B Certificate, Class 2-B Certificate or Class 5-B Certificate may
be lower than the yield you expected. The timing of losses on Mortgage Loans in the related Loan Group or Loan Groups will also affect your actual yield to maturity, even if the rate of defaults and severity of losses over the life of the Trust are consistent with your expectations. In general, the earlier a loss occurs, the greater the effect on an investor's yield to maturity. The Non-PO
Percentage of Realized Losses on the Mortgage Loans in a Loan Group will be allocated to reduce the balance of the applicable class of Class X-B
Certificates, Class 2-B Certificates or Class 5-B Certificates (as described in this Prospectus Supplement under "Description of the Certificates -- Allocation of Losses"), without the receipt of cash equal to the reduction. In addition, shortfalls in cash available for distributions on the Class X-B Certificates,
Class 2-B Certificates or Class 5-B Certificates will result in a reduction in the balance of the class of Class X-B Certificates, Class 2-B Certificates or
Class 5-B Certificates then outstanding with the highest numerical class designation if and to the extent that the aggregate balance of all classes of the Group 1 Senior Certificates, Group 3 Senior Certificates, Group 4 Senior
Certificates (other than the Class 15-PO Certificates) and the Class X-B
Certificates, with respect to the Class X-B Certificates, the Group 2 Senior
Certificates and the Class 2-B Certificates, with respect to the Class 2-B
Certificates, and the Group 5 Senior Certificates (other than the Class 5-PO
Certificates) and the Class 5-B Certificates, with respect to the Class 5-B
Certificates, following all distributions and the allocation of Realized Losses on a Distribution Date, exceeds the sum of the Adjusted Pool Amounts (Non-PO
Portion) of the Crossed Loan Groups with respect to the Class X-B Certificates, the Adjusted Pool Amount (Non-PO Portion) of Loan Group 2 with respect to the
Class 2-B Certificates or the Adjusted Pool Amount (Non-PO Portion) of Loan
Group 5 with respect to the Class 5-B Certificates. As a result of such reductions, less interest will accrue on that class of Subordinate Certificates than otherwise would be the case. The yield to maturity of the Class X-B
Certificates, the Class 2-B Certificates or Class 5-B Certificates will also be affected by the disproportionate allocation of principal prepayments to the
Senior Certificates (other than the Class 15-PO Certificates) of Group 1, Group
3 and Group 4, the Senior Certificates of Group 2 or the Senior Certificates of
Group 5 (other than the Class 5-PO Certificates), as the case may be, Net
Interest Shortfalls for the related Loan Group or Loan Groups, other cash shortfalls in the Pool Distribution Amount or Pool Distribution Amounts for the
related Loan Group or Loan Groups, distribution of funds to holders of the Class
X-PO Certificates in respect of the applicable PO Component and the Class 15-PO and Class 5-PO Certificates otherwise available for distribution on the Class
X-B Certificates, the Class 2-B Certificates or Class 5-B Certificates to the
extent of reimbursement for PO Deferred Amounts and distribution of funds to the
Senior Certificates (other than the Class 15-PO Certificates) and the IO
Components, if any, of the Crossed Groups as a result of cross-collateralization otherwise available for distribution on the related Class B Certificates. See
"Description of the Certificates -- Allocation of Losses" in this Prospectus
Supplement.

     If on any Distribution Date, the Fractional Interest for any class of Class
X-B Certificates, Class 2-B Certificates or Class 5-B Certificates is less than its original Fractional Interest, distributions on the Class X-B Certificates,
Class 2-B Certificates or Class 5-B Certificates will be allocated solely to that class and all other classes of Class X-B Certificates, Class 2-B
Certificates or Class 5-B Certificates with lower numerical class designations, thereby accelerating the amortization thereof relative to that of the classes junior to that class and reducing the weighted average lives of the classes of
Class X-B Certificates, Class 2-B Certificates or Class 5-B Certificates
receiving such distributions. Accelerating the amortization of the classes of
Class X-B Certificates, Class 2-B Certificates or Class 5-B Certificates with lower numerical class designations relative to the other classes of Class X-B
Certificates, Class 2-B Certificates or Class 5-B Certificates is intended to preserve the availability of the subordination provided by those other classes.

                                     S-123

YIELD CONSIDERATIONS WITH RESPECT TO THE CLASS X-B-2, CLASS X-B-3, CLASS 2-B-2,
CLASS 2-B-3, CLASS 5-B-2 AND CLASS 5-B-3 CERTIFICATES

     Defaults on mortgage loans may be measured relative to a default standard or model. The model used in this Prospectus Supplement, the standard default assumption ("SDA"), represents an assumed rate of default each month relative to the outstanding performing principal balance of a pool of new mortgage loans. A default assumption of 100% SDA assumes constant default rates of 0.02% per annum of the outstanding principal balance of such mortgage loans in the first month of the life of the mortgage loans and an additional 0.02% per annum in each month thereafter until the 30th month. Beginning in the 30th month and in each month thereafter through the 60th month of the life of the mortgage loans, 100%
SDA assumes a constant default rate of 0.60% per annum each month. Beginning in the 61st month and in each month thereafter through the 120th month of the life of the mortgage loans, 100% SDA assumes that the constant default rate declines each month by 0.0095% per annum, and that the constant default rate remains at
0.03% per annum in each month after the 120th month. For the following tables, it is assumed that there is no delay between the default and liquidation of the mortgage loans. As used in the following tables, "0% SDA" assumes no defaults.
SDA is not a historical description of default experience or a prediction of the rate of default of any pool of mortgage loans.

     The following tables indicate the sensitivity of the pre-tax yield to maturity on the Class X-B-2, Class X-B-3, Class 2-B-2, Class 2-B-3, Class 5-B-2
and Class 5-B-3 Certificates to various rates of prepayment and varying levels of Realized Losses. The tables set forth below are based upon, among other things, the Modeling Assumptions (other than the assumption that no defaults shall have occurred with respect to the Mortgage Loans) and the additional assumption that liquidations (other than those scenarios indicated as 0% of SDA
(no defaults)) occur monthly on the last day of the preceding month (other than on a due date) at the percentages of SDA set forth in the table.

     In addition, it was assumed that (i) Realized Losses on liquidations of 25%
or 50% of the outstanding principal balance of the Liquidated Mortgage Loans in each Loan Group, as indicated in the tables below (referred to as a "LOSS
SEVERITY PERCENTAGE"), will occur at the time of liquidation and (ii) the Class
X-B-2, Class X-B-3, Class 2-B-2, Class 2-B-3, Class 5-B-2 and Class 5-B-3
Certificates are purchased on the Closing Date at assumed purchase prices equal to 98.75%, 94.25%, 96.00%, 92.50%, 102.00% and 100.00%, in each case, of their initial class balance plus accrued interest from December 1, 2004 to (but not including) the Closing Date.

     It is highly unlikely that the Mortgage Loans of a Loan Group will have the precise characteristics referred to in this Prospectus Supplement or that they will prepay or liquidate at any of the rates specified or that the Realized
Losses will be incurred according to one particular pattern. The assumed percentages of SDA and PSA, with respect to the Class X-B and Class 2-B
Certificates, and SDA and CPR, with respect to the Class 5-B Certificates and the Loss Severity Percentages shown below are for illustrative purposes only.
Those assumptions may not be correct and the actual rates of prepayment and liquidation and loss severity experience of the Mortgage Loans of a Loan Group may not correspond to any of the assumptions made in this Prospectus Supplement.
For these reasons, and because the timing of cash flows is critical to determining yield, the pre-tax yield to maturity of the Class X-B-2, Class
X-B-3, Class 2-B-2, Class 2-B-3, Class 5-B-2 and Class 5-B-3 Certificates are
likely to differ from the pre-tax yields to maturity shown below.

                                     S-124

     The pre-tax yields to maturity set forth below were calculated by determining the monthly discount rates which, when applied to the assumed streams of cash flows to be paid on the Class X-B-2, Class X-B-3, Class 2-B-2,
Class 2-B-3, Class 5-B-2 and Class 5-B-3 Certificates, would cause the discounted present value of those assumed streams of cash flows to equal the aggregate assumed purchase prices set forth above of the Class X-B-2, Class
X-B-3, Class 2-B-2, Class 2-B-3, Class 5-B-2 and Class 5-B-3 Certificates plus in each case accrued interest from December 1, 2004 to (but not including) the
Closing Date. In all cases, monthly rates were then converted to the semi-annual corporate bond equivalent yields shown below. Implicit in the use of any discounted present value or internal rate of return calculations such as these is the assumption that intermediate cash flows are reinvested at the discount rates at which investors may be able to reinvest funds received by them as distributions on the Class X-B-2, Class X-B-3, Class 2-B-2, Class 2-B-3, Class
5-B-2 and Class 5-B-3 Certificates. Consequently, these yields do not purport to reflect the total return on any investment in the Class X-B-2, Class X-B-3,
Class 2-B-2, Class 2-B-3, Class 5-B-2 and Class 5-B-3 Certificates when reinvestment rates are considered.

          SENSITIVITY OF PRE-TAX YIELDS TO MATURITY OF THE CLASS X-B-2
                 CERTIFICATES TO PREPAYMENTS AND REALIZED LOSSES



                                                           PERCENTAGE OF PSA
                                    LOSS      ------------------------------------------
PERCENTAGE                        SEVERITY
OF SDA                           PERCENTAGE     0%      100%      300%     500%     800%
------------------------------   ----------   ------   ------   -------   ------   -----

  0%                                  0%        5.62%    5.63%    5.64%    5.66%   5.67%
 50%                                 25%        5.61     5.63     5.65     5.66    5.67
 50%                                 50%        3.66     5.61     5.65     5.66    5.67
 75%                                 25%        5.60     5.62     5.65     5.66    5.67
 75%                                 50%      (28.13)   (1.23)    5.58     5.66    5.67
100%                                 25%        3.78     5.61     5.65     5.66    5.67
100%                                 50%      (43.07)  (36.87)   (0.56)    5.66    5.67
150%                                 25%      (27.58)   (0.79)    5.65     5.66    5.67
150%                                 50%      (64.23)  (60.14)  (48.87)   (6.87)   5.67


          SENSITIVITY OF PRE-TAX YIELDS TO MATURITY OF THE CLASS X-B-3
                 CERTIFICATES TO PREPAYMENTS AND REALIZED LOSSES



                                                            PERCENTAGE OF PSA
                                    LOSS      --------------------------------------------
PERCENTAGE                        SEVERITY
OF SDA                           PERCENTAGE     0%      100%      300%     500%      800%
------------------------------   ----------   ------   ------   -------   ------   -------

  0%                                 0%         6.08%    6.17%    6.31%     6.40%    6.49%
 50%                                 25%        5.84     6.10     6.32      6.40     6.49
 50%                                 50%      (31.43)   (6.93)    4.47      6.40     6.49
 75%                                 25%       (0.43)    3.86     6.32      6.40     6.49
 75%                                 50%      (51.96)  (47.03)  (29.20)     2.36     6.49
100%                                 25%      (31.13)   (5.58)    4.59      6.40     6.49
100%                                 50%      (67.32)  (63.54)  (53.39)   (11.59)    5.85
150%                                 25%      (51.71)  (46.74)  (13.52)     2.57     6.49
150%                                 50%      (89.17)  (86.83)  (81.06)   (72.66)  (15.84)


                                     S-125

          SENSITIVITY OF PRE-TAX YIELDS TO MATURITY OF THE CLASS 2-B-2
                 CERTIFICATES TO PREPAYMENTS AND REALIZED LOSSES



                                                          PERCENTAGE OF PSA
                                    LOSS      -----------------------------------------
PERCENTAGE                        SEVERITY
OF SDA                           PERCENTAGE     0%      100%      300%    500%     800%
------------------------------   ----------   ------   ------   -------   -----   -----

  0%                                 0%         6.17%    6.24%    6.33%   6.39%   6.47%
 50%                                 25%        6.13     6.25     6.33    6.39    6.47
 50%                                 50%        6.06     6.19     6.34    6.40    6.46
 75%                                 25%        6.11     6.25     6.33    6.39    6.47
 75%                                 50%       (1.59)    4.15     6.34    6.40    6.46
100%                                 25%        6.09     6.20     6.34    6.40    6.46
100%                                 50%      (30.65)  (16.70)    5.11    6.40    6.46
150%                                 25%       (0.81)    4.31     6.34    6.40    6.47
150%                                 50%      (50.71)  (45.83)  (29.10)   3.38    6.46


          SENSITIVITY OF PRE-TAX YIELDS TO MATURITY OF THE CLASS 2-B-3
                 CERTIFICATES TO PREPAYMENTS AND REALIZED LOSSES



                                                           PERCENTAGE OF PSA
                                    LOSS      ------------------------------------------
PERCENTAGE                        SEVERITY
OF SDA                           PERCENTAGE     0%      100%      300%     500%     800%
------------------------------   ----------   ------   ------   -------   ------   -----

  0%                                  0%        6.53%    6.66%    6.85%     6.98%  7.12%
 50%                                 25%        6.40     6.65     6.86      6.98   7.12
 50%                                 50%      (10.26)    3.51     6.86      6.98   7.12
 75%                                 25%        4.89     6.51     6.86      6.98   7.12
 75%                                 50%      (38.33)  (32.04)    1.67      6.97   7.12
100%                                 25%       (8.73)    3.64     6.86      6.98   7.12
100%                                 50%      (52.59)  (47.97)  (33.92)     1.98   7.12
150%                                 25%      (38.01)  (31.59)    1.89      6.97   7.12
150%                                 50%      (74.19)  (71.09)  (63.06)   (49.94)  2.61


          SENSITIVITY OF PRE-TAX YIELDS TO MATURITY OF THE CLASS 5-B-2
                 CERTIFICATES TO PREPAYMENTS AND REALIZED LOSSES



                                                           PERCENTAGE OF CPR
                                    LOSS      -------------------------------------------
PERCENTAGE                        SEVERITY
OF SDA                           PERCENTAGE     0%        15%      25%       40%     50%
------------------------------   ----------   ------   -------   -------   ------   -----

  0%                                  0%        6.32%    6.24%     6.21%    6.17%   6.09%
 50%                                 25%        6.36     6.24      6.21     6.17    6.10
 50%                                 50%        5.90     6.24      6.20     6.17    6.10
 75%                                 25%        6.37     6.24      6.20     6.17    6.10
 75%                                 50%      (19.24)    5.88      6.21     6.17    6.10
100%                                 25%        5.97     6.24      6.20     6.17    6.10
100%                                 50%      (62.72)   (1.46)     5.05     6.17    6.10
150%                                 25%      (16.47)    6.00      6.21     6.17    6.10
150%                                 50%       **      (82.91)   (51.85)    3.60    6.11


----------
**   The pre-tax yield to maturity will be less than (99.99)%.

                                     S-126

          SENSITIVITY OF PRE-TAX YIELDS TO MATURITY OF THE CLASS 5-B-3
                 CERTIFICATES TO PREPAYMENTS AND REALIZED LOSSES



                                                           PERCENTAGE OF CPR
                                    LOSS      ------------------------------------------
PERCENTAGE                        SEVERITY
OF SDA                           PERCENTAGE     0%       15%      25%       40%     50%
------------------------------   ----------   ------   ------   -------   ------   -----

  0%                                  0%        6.54%    6.53%    6.52%     6.51%   6.50%
 50%                                 25%        6.55     6.53     6.52      6.51    6.50
 50%                                 50%      (34.05)    5.43     6.52      6.51    6.50
 75%                                 25%        3.77     6.53     6.52      6.51    6.50
 75%                                 50%      (78.84)  (46.65)    0.46      6.51    6.50
100%                                 25%      (32.42)    5.52     6.52      6.51    6.50
100%                                 50%       **      (88.28)  (63.47)     2.49    6.50
150%                                 25%      (78.40)  (45.22)    0.70      6.51    6.50
150%                                 50%       **       **       **       (93.74)  (9.39)


----------
**   The pre-tax yield to maturity will be less than (99.99)%.

     The following table sets forth the amount of Realized Losses that would be incurred with respect to the Crossed Group Mortgage Loans, expressed as a percentage of the aggregate outstanding principal balance of the Crossed Group
Mortgage Loans as of the Cut-off Date.

              AGGREGATE REALIZED LOSSES FOR THE CROSSED LOAN GROUPS



                                                          PERCENTAGE OF PSA
                                    LOSS      ----------------------------------------
PERCENTAGE                        SEVERITY
OF SDA                           PERCENTAGE    0%      100%     300%     500%     800%
------------------------------   ----------   -----   ------   ------   ------   -----

 50%                                 25%      0.46%    0.37%    0.25%    0.18%   0.12%
 50%                                 50%      0.93     0.74     0.50     0.36    0.23
 75%                                 25%      0.69     0.55     0.38     0.27    0.17
 75%                                 50%      1.38     1.11     0.75     0.54    0.35
100%                                 25%      0.92     0.73     0.50     0.36    0.23
100%                                 50%      1.84     1.47     1.00     0.72    0.46
150%                                 25%      1.37     1.09     0.75     0.54    0.35
150%                                 50%      2.73     2.18     1.49     1.07    0.69


     The following table sets forth the amount of Realized Losses that would be incurred with respect to the Group 2 Mortgage Loans expressed as a percentage of the Group 2 Mortgage Loans as of the Cut-off Date.

                   AGGREGATE REALIZED LOSSES FOR LOAN GROUP 2



                                                          PERCENTAGE OF PSA
                                    LOSS      -----------------------------------------
PERCENTAGE                        SEVERITY
OF SDA                           PERCENTAGE    0%      100%      300%     500%     800%
------------------------------   ----------   -----   ------   -------   ------   -----

  50%                                25%      0.48%    0.38%    0.26%     0.18%   0.12%
  50%                                50%      0.96     0.76     0.51      0.37    0.24
  75%                                25%      0.72     0.57     0.38      0.27    0.18
  75%                                50%      1.44     1.14     0.77      0.55    0.35
100%                                 25%      0.95     0.76     0.51      0.36    0.24
100%                                 50%      1.91     1.51     1.02      0.73    0.47
150%                                 25%      1.42     1.12     0.76      0.54    0.35
150%                                 50%      2.83     2.25     1.53      1.09    0.70


                                     S-127

     The following table sets forth the amount of Realized Losses that would be incurred with respect to the Group 5 Mortgage Loans as a percentage of the Group
5 Mortgage Loans as of the Cut-off Date.

                   AGGREGATE REALIZED LOSSES FOR LOAN GROUP 5



                                                          PERCENTAGE OF CPR
                                    LOSS      ----------------------------------------
PERCENTAGE                        SEVERITY
OF SDA                           PERCENTAGE    0%       15%      25%      40%     50%
------------------------------   ----------   -----   ------   -------   -----   -----

 50%                                 25%      0.38%    0.24%    0.19%    0.13%   0.10%
 50%                                 50%      0.75     0.48     0.37     0.26    0.21
 75%                                 25%      0.56     0.36     0.28     0.19    0.15
 75%                                 50%      1.12     0.72     0.56     0.39    0.31
100%                                 25%      0.75     0.48     0.37     0.26    0.20
100%                                 50%      1.49     0.96     0.74     0.52    0.41
150%                                 25%      1.11     0.71     0.55     0.39    0.31
150%                                 50%      2.22     1.43     1.11     0.77    0.61


     You should make your investment decisions based on your determinations of anticipated rates of prepayment and Realized Losses under a variety of scenarios. If you are purchasing Class X-B-2, Class X-B-3, Class 2-B-2, Class
2-B-3, Class 5-B-2 or Class 5-B-3 Certificates you should fully consider the risk that Realized Losses on the Mortgage Loans in the related Loan Group or
Loan Groups could result in the failure to fully recover your investments.

                                     S-128

--------------------------------------------------------------------------------
USE OF PROCEEDS
--------------------------------------------------------------------------------

     The Depositor will apply the net proceeds of the sale of the Offered
Certificates against the purchase price of the Mortgage Loans.

--------------------------------------------------------------------------------
FEDERAL INCOME TAX CONSEQUENCES
--------------------------------------------------------------------------------

     Elections will be made to treat the Trust as three separate "real estate mortgage investment conduits" (the "UPPER-TIER REMIC," the "MIDDLE-TIER REMIC"
and the "LOWER-TIER REMIC" and each, a "REMIC") for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "CODE").

     o    The Certificates (other than the Class 30-IO, Class X-PO, Class 1-A-R,
          Class 1-A-MR and Class 1-A-LR Certificates) and each Component will be designated as "regular interests" in the REMIC. All the Certificates
          (other than the Class 1-A-R, Class 1-A-MR and Class 1-A-LR
          Certificates) are "REGULAR CERTIFICATES" for purposes of the following discussion.

     o    The Class 1-A-R, Class 1-A-MR and Class 1-A-LR Certificates will be designated as the sole class of "residual interest" in the Upper-Tier
          REMIC, Middle-Tier REMIC and Lower-Tier REMIC, respectively.

     See "Federal Income Tax Consequences -- Federal Income Tax Consequences for
REMIC Certificates" in the Prospectus.

REGULAR CERTIFICATES

     The Regular Certificates generally will be treated as debt instruments issued by the Upper-Tier REMIC for federal income tax purposes. Income on the
Regular Certificates must be reported under an accrual method of accounting.

     Although not free from doubt, the Class X-PO and Class 30-IO Certificates should each be treated as a single debt instrument having the cash flows equal to the cash flows of the related Components. The Interest Only Certificates,
Principal Only Certificates and Accrual Certificates will, and the other classes of Offered Certificates may, depending on their respective issue prices, be treated for federal income tax purposes as having been issued with original issue discount. See "Federal Income Tax Consequences -- Federal Income Tax
Consequences for REMIC Certificates -- Taxation of Regular Certificates --
Original Issue Discount" in the Prospectus. Certain classes of the Regular
Certificates may be treated for federal income tax purposes as having been issued at a premium. Whether any holder of such a class of Certificates will be treated as holding a Certificate with amortizable bond premium will depend on such certificateholder's purchase price and the distributions remaining to be made on such Certificate at the time of its acquisition by such certificateholder. Holders of such classes of Certificates should consult their own tax advisors regarding the possibility of making an election to amortize such premium. See "Federal Income Tax Consequences -- Federal Income Tax
Consequences for REMIC Certificates -- Taxation of Regular Certificates --
Premium" in the Prospectus. For purposes of determining the amount and the rate of accrual of original issue discount and market discount, the Depositor intends to assume that there will be prepayments on the Group 1 Mortgage Loans, Group 2
Mortgage Loans, Group 3 Mortgage Loans and Group 4 Mortgage Loans at a rate equal to 300% PSA and on the Group 5 Mortgage Loans at a rate of 25% CPR. No representation is made as to the actual rate at which the Mortgage Loans will be prepaid.

                                     S-129

     The Regular Certificates will be treated as regular interests in a REMIC under Section 860G of the Code. Accordingly, to the extent described in the
Prospectus:

     o    the Regular Certificates will be treated as assets described in
          Section 7701(a)(19)(C) of the Code;

     o    the Regular Certificates will be treated as "real estate assets"
          within the meaning of Section 856(c)(4)(A) of the Code; and

     o    interest on the Regular Certificates will be treated as interest on obligations secured by mortgages on real property within the meaning of Section 856(c)(3)(B) of the Code.

     See "Federal Income Tax Consequences -- Federal Income Tax Consequences for
REMIC Certificates -- Status of REMIC Certificates" in the Prospectus.

RESIDUAL CERTIFICATES

     If you hold the Class 1-A-R, Class 1-A-MR or Class 1-A-LR Certificate, you
must include the taxable income or loss of the Upper-Tier REMIC, Middle-Tier
REMIC or Lower-Tier REMIC, respectively, in determining your federal taxable income. Your resulting tax liability may exceed cash distributions to you during certain periods. In addition, all or a portion of the taxable income you recognize from the Class 1-A-R, Class 1-A-MR or Class 1-A-LR Certificate may be
treated as "excess inclusion" income, which, among other consequences, will result in your inability to use net operating losses to offset such income from the REMIC.

     You should consider carefully the tax consequences of any investment in the
Class 1-A-R, Class 1-A-MR or Class 1-A-LR Certificate discussed in the
Prospectus and should consult your tax advisors with respect to those consequences. See "Federal Income Tax Consequences" in the Prospectus.
Specifically, you should consult your tax advisors regarding whether, at the time of acquisition, the Class 1-A-R, Class 1-A-MR or Class 1-A-LR Certificate
will be treated as a "noneconomic" residual interest and "tax avoidance potential" residual interest. See "Federal Income Tax Consequences -- Federal
Income Tax Consequences for REMIC Certificates -- Taxation of Residual
Certificates -- Tax-Related Restrictions on Transfer of Residual Certificates --
Noneconomic Residual Interests," "-- Foreign Investors" and "-- Mark to Market
Regulations" in the Prospectus. Additionally, for information regarding
Prohibited Transactions, see "Federal Income Tax Consequences -- Federal Income
Tax Consequences for REMIC Certificates -- Taxes That May Be Imposed on the
REMIC Pool -- Prohibited Transactions" in the Prospectus.

BACKUP WITHHOLDING AND REPORTING REQUIREMENTS

     Certain holders or other beneficial owners of Offered Certificates may be subject to backup withholding at a rate of 28% (increasing to 31% after 2010)
with respect to interest paid on the Offered Certificates if those holders or beneficial owners, upon issuance, fail to supply the Trustee or their broker with their taxpayer identification number, furnish an incorrect taxpayer identification number, fail to report interest, dividends or other "reportable payments" (as defined in the Code) properly, or, under certain circumstances, fail to provide the Trustee or their broker with a certified statement, under penalty of perjury, that they are not subject to backup withholding. See
"Federal Income Tax Consequences --Federal Income Tax Consequences for REMIC
Certificates -- Backup Withholding" in the Prospectus.

                                     S-130

     The Trustee will be required to report annually to the Internal Revenue
Service (the "IRS"), and to each certificateholder of record, the amount of interest paid (and original issue discount accrued, if any) on the Regular
Certificates and the amount of interest withheld for federal income taxes, if any, for each calendar year, except as to exempt holders (generally, holders that are corporations, certain tax-exempt organizations or nonresident aliens who provide certification as to their status as nonresidents). As long as the only "certificateholder" of record of the Offered Certificates (other than the
Class 1-A-R, Class 1-A-MR and Class 1-A-LR Certificates) is Cede & Co., as
nominee for DTC, beneficial owners of the Offered Certificates and the IRS will receive tax and other information including the amount of interest paid on such
Certificates from DTC Participants rather than from the Trustee. (The Trustee, however, will respond to requests for necessary information to enable
Participants and certain other persons to complete their reports.) See "Federal
Income Tax Consequences -- Federal Income Tax Consequences for REMIC
Certificates -- Reporting Requirements" in the Prospectus.

     All investors should consult their tax advisors regarding the federal, state, local or foreign income tax consequences of the purchase, ownership and disposition of the Offered Certificates.

--------------------------------------------------------------------------------
STATE TAXES
--------------------------------------------------------------------------------

     The Depositor makes no representations regarding the tax consequences of purchase, ownership or disposition of the Offered Certificates under the tax laws of any state. Investors considering an investment in the Offered
Certificates should consult their tax advisors regarding such tax consequences.

--------------------------------------------------------------------------------
ERISA CONSIDERATIONS
--------------------------------------------------------------------------------

     A fiduciary or other person acting on behalf of any employee benefit plan or arrangement, including an individual retirement account (an "IRA"), subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code or any federal, state or local law ("SIMILAR LAW") which is similar to
ERISA or the Code (collectively, a "PLAN") should carefully review with its legal advisors whether the purchase or holding of an Offered Certificate could give rise to a transaction prohibited or not otherwise permissible under ERISA, the Code or Similar Law. See "ERISA Considerations" in the Prospectus.

     The U.S. Department of Labor has extended to Banc of America Securities LLC an administrative exemption (the "EXEMPTION") from certain of the prohibited transaction rules of ERISA and the related excise tax provisions of Section 4975 of the Code with respect to the initial purchase, the holding and the subsequent resale by certain Plans of certificates in pass-through trusts that consist of certain receivables, loans and other obligations that meet the conditions and requirements of the Exemption. The Exemption applies to mortgage loans such as the Mortgage Loans, but does not cover certain IRAs and certain employee benefit plans covering only self-employed individuals which are subject to the prohibited transaction provisions of the Code.

     For a general description of the Exemption and the conditions that must be satisfied for the Exemption to apply, see "ERISA Considerations --
Administrative Exemptions -- Individual Administrative Exemptions" in the
Prospectus.

     The Exemption may cover the acquisition and holding of the Offered
Certificates (other than the Class 1-A-R, Class 1-A-MR and Class 1-A-LR
Certificates) by the Plans to which it applies provided that all conditions of the Exemption other than those within the control of the investors are met. In addition, as of the date hereof, there is no single mortgagor that is the obligor on 5% of the initial balance of the Mortgage Pool.

                                     S-131

     Prospective Plan investors should consult with their legal advisors concerning the impact of ERISA, the Code and Similar Law, the applicability of
PTE 83-1 described under "ERISA Considerations" in the Prospectus and the
Exemption, and the potential consequences in their specific circumstances, prior to making an investment in the Offered Certificates. Moreover, each Plan fiduciary should determine whether under the governing plan instruments and the applicable fiduciary standards of investment prudence and diversification, an investment in the Offered Certificates is appropriate for the Plan, taking into account the overall investment policy of the Plan and the composition of the
Plan's investment portfolio.

     The Class 1-A-R, Class 1-A-MR and Class 1-A-LR Certificates may not be
purchased by or transferred to a Plan or a person acting on behalf of or investing assets of a Plan. See "Description of the Certificates -- Restrictions
on Transfer of the Class 1-A-R, Class 1-A-MR and Class 1-A-LR Certificates" in
this Prospectus Supplement.

--------------------------------------------------------------------------------
METHOD OF DISTRIBUTION
--------------------------------------------------------------------------------

     Subject to the terms and conditions set forth in the Underwriting Agreement
(the "UNDERWRITING AGREEMENT") among the Depositor, Banc of America Securities
LLC (the "UNDERWRITER"), and Bank of America, the Depositor has agreed to sell to the Underwriter, and the Underwriter has agreed to purchase from the
Depositor, all of the Offered Certificates. Proceeds to the Depositor from the sale of the Offered Certificates are expected to be approximately 101.265% of the initial balance of those Certificates, before deducting expenses estimated at approximately $450,275 payable by the Depositor.

     Distribution of the Offered Certificates will be made by the Underwriter from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale. In connection with the purchase and sale of the Offered Certificates, the Underwriter may be deemed to have received compensation from the Depositor in the form of underwriting discounts.

     The Depositor has been advised by the Underwriter that it intends to make a market in the Offered Certificates but has no obligation to do so. There can be no assurance that a secondary market for the Offered Certificates will develop or, if it does develop, that it will continue.

     The Depositor has agreed to indemnify the Underwriter against, or make contributions to the Underwriter with respect to, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     The Underwriter is an affiliate of the Depositor, the Seller and the
Servicer, and is a registered broker/dealer. Any obligations of the Underwriter are the sole responsibility of the Underwriter and do not create any obligation or guarantee on the part of any affiliate of the Underwriter. This Prospectus
Supplement and the Prospectus may be used by the Underwriter in connection with offers and sales related to market-making transactions in the Offered
Certificates. The Underwriter may act as principal or agent in such transactions.

--------------------------------------------------------------------------------
LEGAL MATTERS
--------------------------------------------------------------------------------

     The validity of and certain federal income tax matters with respect to the
Offered Certificates will be passed upon for the Depositor and Underwriter by
Cadwalader, Wickersham & Taft LLP, New York, New York.

                                     S-132

--------------------------------------------------------------------------------
CERTIFICATE RATINGS
--------------------------------------------------------------------------------

     At their issuance, each class of Offered Certificates is required to receive from Standard & Poor's, a division of The McGraw-Hill Companies, Inc.
("S&P") and Fitch Ratings ("FITCH") at least the rating set forth in the table beginning on page S-4 of this Prospectus Supplement.

     Ratings on mortgage pass-through certificates address the likelihood of receipt by certificateholders of payments required under the Pooling Agreement.

     S&P's and Fitch's ratings take into consideration the credit quality of the
Mortgage Pool, including any credit support, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Pool is adequate to make payments required under the
Offered Certificates. S&P's and Fitch's ratings on the Offered Certificates do not, however, constitute a statement regarding frequency of prepayments on the
Mortgage Loans.

     S&P's and Fitch's ratings do not address the possibility that, because the
Interest Only Certificates are extremely sensitive to principal prepayments, a holder of an Interest Only Certificate may not fully recover its initial investment. S&P's and Fitch's ratings on the Principal Only Certificates only address the return of the principal balance of such Certificates and do not address the possibility that a slower than anticipated rate of prepayments may adversely affect the yield to investors. S&P's and Fitch's ratings on a Residual
Certificate does not address the likelihood of a return to investors other than to the extent of the principal balance and interest at the pass-through rate thereon.

     The Depositor has not requested a rating of any class of Offered
Certificates by any rating agency other than S&P and Fitch. However, there can be no assurance as to whether any other rating agency will rate the Offered
Certificates or, if it does, what rating would be assigned by such other rating agency. The rating assigned by any such other rating agency to a class of
Offered Certificates may be lower than the ratings assigned by S&P and Fitch.

     The rating of the Offered Certificates should be evaluated independently from similar ratings on other types of securities. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating agency.

                                     S-133

--------------------------------------------------------------------------------
INDEX OF SIGNIFICANT PROSPECTUS SUPPLEMENT DEFINITIONS
--------------------------------------------------------------------------------

                                                                            PAGE
                                                                           -----
Accretion Termination Date                                                 S-77
Accrual Certificates                                                       S-7
Accretion Directed Certificates                                            S-7
Adjusted Pool Amount                                                       S-92
Adjusted Pool Amount (Non-PO Portion)                                      S-93
Adjusted Pool Amount (PO Portion)                                          S-92
Administrative Fee Rate                                                    S-62
Administrative Fees                                                        S-62
Advance                                                                    S-63
Ancillary Income                                                           S-62
Bank of America                                                            S-59
Bankruptcy Losses                                                          S-92
BBA                                                                        S-78
beneficial owner                                                           S-67
Book-Entry Certificates                                                    S-66
Certificate Account                                                        S-62
Certificateholder                                                          S-67
Certificate Owners                                                         S-67
Certificates                                                               S-6
Class 1-30-IO Notional Amount                                              S-76
Class 2-30-IO Notional Amount                                              S-76
Class 1-A-9 Notional Amount                                                S-75
Class 1-A-11 Accrual Distribution Amount                                   S-80
Class 1-A-12 Notional Amount                                               S-75
Class 1-A-15 Notional Amount                                               S-76
Class 1-A-16 Accrual Distribution Amount                                   S-80
Class 5-IO Notional Amount                                                 S-77
Class 15-IO Notional Amount                                                S-76
Class 15-IO Notional Amount                                                S-76
Class 20-IO Notional Amount                                                S-76
Class 30-IO Components                                                     S-7
Class A Certificates                                                       S-6
Class B Certificates                                                       S-6
Class PO Principal Distribution Amount                                     S-86
Class X-PO Components                                                      S-7
class balance                                                              S-77
Class X-B Certificates                                                     S-7
Clearstream                                                                S-69
Clearstream Participants                                                   S-69
Closing Date                                                               S-6
Code                                                                       S-20
Compensating Interest                                                      S-63
Components                                                                 S-7
Corporate Trust Office                                                     S-64
CPR                                                                        S-102
Crossed Group                                                              S-7
Crossed Group Aggregate Subordinate Percentage                             S-89
Crossed Group Total Senior Percentage                                      S-84
Crossed Loan Group                                                         S-9

                                     S-134

                                                                            PAGE
                                                                           -----
Crossed Loan Group Mortgage Loans                                          S-9
Cut-off Date                                                               S-6
Debt Service Reduction                                                     S-92
Decrement Tables                                                           S-99
Deficient Valuation                                                        S-92
Definitive Certificates                                                    S-67
Deleted Mortgage Loan                                                      S-61
Depositor                                                                  S-6
Determination Date                                                         S-63
Discount Mortgage Loans                                                    S-16
Distribution Date                                                          S-71
DTC                                                                        S-67
Eligible Substitute Mortgage Loan                                          S-61
ERISA                                                                      S-20
Euroclear                                                                  S-69
Euroclear Operator                                                         S-69
Euroclear Participants                                                     S-69
European Depositaries                                                      S-67
Exemption                                                                  S-131
FHLMC                                                                      S-29
Final Scheduled Maturity Date                                              S-66
Financial Intermediary                                                     S-67
Fitch                                                                      S-133
Floating Rate Certificate                                                  S-7
FNMA                                                                       S-29
Fractional Interest                                                        S-87
Global Securities                                                          A-1
Group                                                                      S-7
Group 1                                                                    S-7
Group 1 Discount Mortgage Loan                                             S-9
Group 1 Mortgage Loans                                                     S-9
Group 1 Premium Mortgage Loan                                              S-79
Group 1 Senior Certificates and Components                                 S-6
Group 2                                                                    S-7
Group 2 Discount Mortgage Loan                                             S-79
Group 2 Mortgage Loans                                                     S-9
Group 2 Premium Mortgage Loan                                              S-79
Group 2 Senior Certificates and Components                                 S-7
Group 2 Total Senior Senior Percentage                                     S-84
Group 3                                                                    S-7
Group 3 Discount Mortgage Loan                                             S-79
Group 3 Mortgage Loans                                                     S-9
Group 3 Premium Mortgage Loan                                              S-79
Group 3 Senior Certificates and Components                                 S-7
Group 4                                                                    S-7
Group 4 Discount Mortgage Loan                                             S-79
Group 4 Mortgage Loans                                                     S-9
Group 4 Premium Mortgage Loan                                              S-79
Group 4 Senior Certificates                                                S-7
Group 5                                                                    S-7
Group 5 Discount Mortgage Loan                                             S-79

                                     S-135

                                                                            PAGE
                                                                           -----
Group 5 Mortgage Loan                                                      S-9
Group 5 Premium Mortgage Loan                                              S-79
Group 5 Senior Certificates                                                S-7
Group 5 Total Senior Percentage                                            S-84
Group Subordinate Amount                                                   S-80
Indirect Participants                                                      S-67
Interest Accrual Period                                                    S-75
Interest Distribution Amount                                               S-73
Interest Only Certificates                                                 S-7
Inverse Floating Rate Certificates                                         S-7
Interest Settlement Rate                                                   S-78
IO Components                                                              S-7
IRA                                                                        S-20
IRS                                                                        S-130
Issuer                                                                     S-6
LIBOR                                                                      S-5
LIBOR Based Interest Accrual Period                                        S-75
LIBOR Determination Date                                                   S-78
Liquidated Mortgage Loan                                                   S-92
Liquidation Proceeds                                                       S-72
Loan Group                                                                 S-9
Loan Group 1                                                               S-9
Loan Group 2                                                               S-9
Loan Group 3                                                               S-9
Loan Group 4                                                               S-9
Loan Group 5                                                               S-9
Loan-to-Value Ratio                                                        S-29
Lockout Certificates                                                       S-7
Loss Severity Percentage                                                   S-124
Lower-Tier REMIC                                                           S-19
MERS                                                                       S-60
Middle-Tier REMIC                                                          S-19
Modeling Assumptions                                                       S-99
Mortgage File                                                              S-60
Mortgage Loan Purchase Agreement                                           S-28
Mortgage Loans                                                             S-9
Mortgage Pool                                                              S-9
Net Interest Shortfall                                                     S-74
Net Mortgage Interest Rate                                                 S-80
Non-Offered Certificates                                                   S-6
Non-PO Percentage                                                          S-79
Non-PO Principal Amount                                                    S-80
Non-Supported Interest Shortfall                                           S-74
Offered Certificates                                                       S-6
Original Subordinate Principal Balance                                     S-85
Participants                                                               S-67
Percentage Interest                                                        S-65
Plan                                                                       S-20
Pool Distribution Amount                                                   S-72
Pool Distribution Amount Allocation                                        S-72
Pool Principal Balance                                                     S-83

                                     S-136

                                                                            PAGE
                                                                           -----
Pool Principal Balance (Non-PO Portion)                                    S-83
Pooling Agreement                                                          S-6
PO Deferred Amount                                                         S-190
PO Percentage                                                              S-80
PO Principal Amount                                                        S-86
Premium Mortgage Loans                                                     S-16
Prepayment Interest Shortfall                                              S-63
Principal Only Certificates                                                S-7
Priority Amount                                                            S-85
Priority Percentage                                                        S-85
PSA                                                                        S-101
Purchase Price                                                             S-61
Realized Loss                                                              S-92
Record Date                                                                S-71
Recovery                                                                   S-91
Regular Interest Accrual Period                                            S-75
Regular Certificates                                                       S-129
Relevant Depositary                                                        S-67
Relief Act Reduction                                                       S-74
REMIC                                                                      S-19
REMIC Regulations                                                          S-93
REO Property                                                               S-63
Reserve Interest Rate                                                      S-78
Residual Certificates                                                      S-7
Rules                                                                      S-68
Scheduled Principal Payments                                               S-81
SDA                                                                        S-124
Seller                                                                     S-6
Senior Certificates                                                        S-6
Senior Credit Support Depletion Date                                       S-83
Senior Percentage                                                          S-83
Senior Prepayment Percentage                                               S-84
Senior Principal Distribution Amount                                       S-83
Servicer                                                                   S-59
Servicer Custodial Account                                                 S-61
Servicing Compensation                                                     S-62
Servicing Fee                                                              S-62
Servicing Fee Rate                                                         S-62
Similar Law                                                                S-20
Shift Percentage                                                           S-86
SMMEA                                                                      S-19
S&P                                                                        S-133
Stated Principal Balance                                                   S-83
Subordinate Certificates                                                   S-6
Subordinate Percentage                                                     S-83
Subordinate Prepayment Percentage                                          S-85
Subordinate Principal Distribution Amount                                  S-88
Substitution Adjustment Amount                                             S-61
Super Senior Certificates                                                  S-7
Super Senior Support Certificates                                          S-7
Telerate page 3750                                                         S-78

                                                                            PAGE
                                                                           -----
Terms and Conditions                                                       S-70
Trust                                                                      S-6
Trustee                                                                    S-6
Trustee Fee Rate                                                           S-62
Undercollateralized Amount                                                 S-89
Undercollateralized Group                                                  S-89
Underwriter                                                                S-132
Underwriting Agreement                                                     S-132
Unscheduled Principal Payments                                             S-81
Upper-Tier REMIC                                                           S-19
U.S. Person                                                                S-95
Wells Fargo                                                                S-64
Withholding Regulations                                                    A-4

                                     S-137

                                   APPENDIX A

          GLOBAL CLEARANCE, SETTLEMENT AND TAX DOCUMENTATION PROCEDURES

     Except in certain limited circumstances, the Offered Certificates (other than the Class 1-A-R, Class 1-A-MR and Class 1-A-LR Certificates) will be offered globally (the "GLOBAL SECURITIES") and will be available only in book-entry form. Investors in the Global Securities may hold such Global
Securities through any of DTC, Clearstream or Euroclear. The Global Securities
will be tradable as home market instruments in both the European and U.S.
domestic markets. Initial settlement and all secondary trades will settle in same-day funds.

     Secondary market trading between investors holding Global Securities through Clearstream and Euroclear will be conducted in the ordinary way in accordance with their normal rules and operating procedures and in accordance with conventional eurobond practice (i.e., seven calendar day settlement).

     Secondary market trading between investors holding Global Securities through DTC will be conducted according to the rules and procedures applicable to U.S. corporate debt obligations.

     Secondary cross-market trading between Clearstream or Euroclear and DTC
Participants holding Certificates will be effected on a delivery-against-payment basis through the respective Depositaries of Clearstream and Euroclear (in such capacity) and as DTC Participants.

     Non-U.S. holders (as described below) of Global Securities will be subject to U.S. withholding taxes unless such holders meet certain requirements and deliver appropriate U.S. tax documents to the securities clearing organizations or their participants.

INITIAL SETTLEMENT

     All Global Securities will be held in book-entry form by DTC in the name of
Cede & Co., as nominee of DTC. Investors' interests in the Global Securities will be represented through financial institutions acting on their behalf as direct and indirect Participants in DTC. As a result, Clearstream and Euroclear will hold positions on behalf of their participants through their respective
Depositaries, which in turn will hold such positions in accounts as DTC
Participants.

     Investors electing to hold their Global Securities through DTC will follow the settlement practices applicable to conventional eurobonds, except that there will be no temporary global security and no "lock-up" or restricted period.
Investor securities custody accounts will be credited with their holdings against payment in same-day funds on the settlement date.

     Investors electing to hold their Global Securities through Clearstream or
Euroclear accounts will follow the settlement procedures applicable to conventional eurobonds, except that there will be no temporary global security and no 'lock-up' or restricted period. Global Securities will be credited to the securities custody accounts on the settlement date against payment in same-day funds.

SECONDARY MARKET TRADING

     Since the purchaser determines the place of delivery, it is important to establish at the time of the trade where both the purchaser's and seller's accounts are located to ensure that settlement can be made on the desired value date.

                                     A-1

     Trading between DTC Participants. Secondary market trading between DTC
Participants will be settled using the procedures applicable to prior mortgage loan asset backed certificates issues in same-day funds.

     Trading between Clearstream and/or Euroclear Participants. Secondary market trading between Clearstream Participants or Euroclear Participants will be settled using the procedures applicable to conventional eurobonds in same-day funds.

     Trading between DTC seller and Clearstream or Euroclear purchaser. When
Global Securities are to be transferred from the account of a DTC Participant to the account of a Clearstream Participant or a Euroclear Participant, the
purchaser will send instructions to Clearstream or Euroclear through a
Clearstream Participant or Euroclear Participant at least one business day prior to settlement. Clearstream or Euroclear will instruct the respective Depositary, as the case may be, to receive the Global Securities against payment. Payment will include interest accrued on the Global Securities from and including the last coupon payment date to and excluding the settlement date, on the basis of either a 360-day year comprised of 30-day months or the actual number of days in such accrual period and a year assumed to consist of 360 days, as applicable.
For transactions settling on the 31st of the month, payment will include interest accrued to and excluding the first day of the following month. Payment will then be made by the respective Depositary of the DTC Participant's account against delivery of the Global Securities. After settlement has been completed, the Global Securities will be credited to the respective clearing system and by the clearing system, in accordance with its usual procedures, to the Clearstream
Participant's or Euroclear Participant's account. The securities credit will appear the next day (European time) and the cash debt will be back-valued to, and the interest on the Global Securities will accrue from, the value date
(which would be the preceding day when settlement occurred in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the Clearstream or Euroclear cash debt will be valued instead as of the actual settlement date.

     Clearstream Participants and Euroclear Participants will need to make available to the respective clearing systems the funds necessary to process same-day funds settlement. The most direct means of doing so is to preposition funds for settlement, either from cash on hand or existing lines of credit, as they would for any settlement occurring within Clearstream or Euroclear. Under this approach, they may take on credit exposure to Clearstream or Euroclear until the Global Securities are credited to their accounts one day later.

     As an alternative, if Clearstream or Euroclear has extended a line of credit to them, Clearstream Participants or Euroclear Participants can elect not to preposition funds and allow that credit line to be drawn upon the finance settlement. Under this procedure, Clearstream Participants or Euroclear
Participants purchasing Global Securities would incur overdraft charges for one day, assuming they cleared the overdraft when the Global Securities were credited to their accounts. However, interest on the Global Securities would accrue from the value date. Therefore, in many cases the investment income on the Global Securities earned during that one-day period may substantially reduce or offset the amount of such overdraft charges, although this result will depend on each Clearstream Participant's or Euroclear Participant's particular cost of funds.

     Since the settlement is taking place during New York business hours, DTC
Participants can employ their usual procedures for sending Global Securities to the respective European Depositary for the benefit of Clearstream Participants or Euroclear Participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC Participants a cross-market transaction will settle no differently than a trade between two DTC Participants.

                                     A-2

     Trading between Clearstream or Euroclear Seller and DTC Purchaser. Due to
time zone differences in their favor, Clearstream Participants and Euroclear
Participants may employ their customary procedures for transactions in which
Global Securities are to be transferred by the respective clearing system, through the respective Depositary, to a DTC Participant. The seller will send instructions to Clearstream or Euroclear through a Clearstream Participant or
Euroclear Participant at least one business day prior to settlement. In these cases Clearstream or Euroclear will instruct the respective Depositary, as appropriate, to deliver the Global Securities to the DTC Participant's account against payment. Payment will include interest accrued on the Global Securities from and including the last coupon payment to and excluding the settlement date on the basis of either a 360-day year comprised of 30-day months or the actual number of days in such accrual period and a year assumed to consist of 360 days, as applicable. For transactions settling on the 31st of the month, payment will include interest accrued to and excluding the first day of the following month.
The payment will then be reflected in the account of the Clearstream Participant or Euroclear Participant the following day, and receipt of the cash proceeds in the Clearstream Participant's or Euroclear Participant's account would be back-valued to the value date (which would be the preceding day, when settlement occurred in New York). Should the Clearstream Participant or Euroclear
Participant have a line of credit with its respective clearing system and elect to be in debt in anticipation of receipt of the sale proceeds in its account, the back-valuation will extinguish any overdraft incurred over that one-day period. If settlement is not completed on the intended value date (i.e., the trade fails), receipt of the cash proceeds in the Clearstream Participant's or
Euroclear Participant's account would instead be valued as of the actual settlement date.

     Finally, day traders that use Clearstream or Euroclear and that purchase
Global Securities from DTC Participants for delivery to Clearstream Participants or Euroclear Participants should note that these trades would automatically fail on the sale side unless affirmative action were taken. At least three techniques should be readily available to eliminate this potential problem:

          (a) borrowing through Clearstream or Euroclear for one day (until the purchase side of the day trade is reflected in their Clearstream or
     Euroclear accounts) in accordance with the clearing system's customary procedures;

          (b) borrowing the Global Securities in the U.S. from a DTC Participant no later than one day prior to settlement, which would give the Global
     Securities sufficient time to be reflected in their Clearstream or
     Euroclear account in order to settle the sale side of the trade; or

          (c) staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC Participant is at least one day prior to the value date for the sale to the Clearstream
     Participant or Euroclear Participant.

Certain U.S. Federal Income Tax Documentation Requirements

     A beneficial owner of Global Securities holding securities through
Clearstream or Euroclear (or through DTC if the holder has an address outside the U.S.) will be subject to the 30% U.S. withholding tax that generally applies to payments of interest (including original issue discount) on registered debt issued by U.S. Persons, unless (i) each clearing system, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business in the chain of intermediaries between such beneficial owner and the
U.S. entity required to withhold tax complies with applicable certification requirements and (ii) such beneficial owner takes one of the following steps to obtain an exemption or reduced tax rate:

     Exemption for non-U.S. Persons (Form W-8BEN). Beneficial owners of Global
Securities that are non-U.S. Persons can obtain a complete exemption from the withholding tax by filing a signed Form W-8BEN (Certificate of Foreign Status of
Beneficial Owner for United States Tax Withholding). If the information shown on
Form W-8BEN changes, a new Form W-8BEN must be filed within 30 days of such change.

                                     A-3

     Exemption for non-U.S. Persons with effectively connected income (Form
W-8ECI). A non-U.S. Person, including a non-U.S. corporation or bank with a U.S.
branch, for which the interest income is effectively connected with its conduct of a trade or business in the United States, can obtain an exemption from the withholding tax by filing Form W-8ECI (Certificate of Foreign Person's Claim for
Exemption from Withholding of Tax on Income Effectively Connected with the
Conduct of a Trade or Business in the United States).

     Exemption or reduced rate for non-U.S. Persons resident in treaty countries
(Form W-8BEN). Non-U.S. Persons that are Certificate Owners residing in a country that has a tax treaty with the United States can obtain an exemption or reduced tax rate (depending on the treaty terms) by filing Form W-8BEN.

     Exemption for U.S. Persons (Form W-9). U.S. Persons can obtain a complete exemption from the withholding tax by filing Form W-9 (Payer's Request for
Taxpayer Identification Number and Certification).

     U.S. Federal Income Tax Reporting Procedure. The Certificate Owner of a
Global Security or, in the case of a Form W-8ECI filer, his agent, files by submitting the appropriate form to the person through whom it holds (the clearing agency, in the case of persons holding directly on the books of the clearing agency). Form W-8BEN and Form W-8ECI are effective until the third succeeding calendar year from the date the form is signed.

     Final withholding regulations (the "WITHHOLDING REGULATIONS") effective
January 1, 2001 affect the documentation required from non-U.S. Persons. The
Withholding Regulations replace a number of prior tax certification forms with a new series of IRS Forms W-8 and generally standardize the period of time for which withholding agents can rely on such forms (although certain of the new forms may remain valid indefinitely if the beneficial owner provides a United
States taxpayer identification number and the information on the form does not change).

     This summary does not deal with all aspects of U.S. Federal income tax withholding that may be relevant to foreign holders of the Global Securities.
Investors are advised to consult their own tax advisors for specific tax advice concerning their holding and disposing of the Global Securities.

                                       A-4

                    BANC OF AMERICA MORTGAGE SECURITIES, INC.
                                    DEPOSITOR

                       MORTGAGE PASS-THROUGH CERTIFICATES
                     (ISSUABLE IN SERIES BY SEPARATE TRUSTS)

                                   ----------

--------------------------------------------------------------------------------
YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 11 OF THIS
PROSPECTUS.

Neither the certificates of any series nor the related underlying mortgage loans will be insured or guaranteed by any governmental agency or instrumentality.

The certificates of each series will represent interests in the related Trust only and will not represent interests in or obligations of the Depositor or any other entity.

This prospectus may be used to offer and sell any series of certificates only if accompanied by the prospectus supplement for that series.
--------------------------------------------------------------------------------

EACH TRUST--

o    will issue a series of mortgage pass-through certificates, which will consist of one or more classes of certificates; and

o    will own--

          o    a pool or pools of fixed or adjustable interest rate,
               conventional mortgage loans, each of which is secured by a first lien on a one- to four-family residential property; and

          o    other assets described in this prospectus and the accompanying prospectus supplement.

EACH POOL OF MORTGAGE LOANS--

o    will be sold to the related Trust by the Depositor, who will have in turn purchased them from affiliated or unaffiliated sellers;

o    will be underwritten to such standards as described in this prospectus or the accompanying prospectus supplement; and

o    will be serviced by servicers affiliated or unaffiliated with the
     Depositor.

EACH SERIES OF CERTIFICATES--

o    will represent interests in the related Trust;

o    may provide credit support by "subordinating" certain classes to other classes of certificates; any subordinated classes will be entitled to payment subject to the payment of more senior classes and may bear losses before more senior classes;

o    may be entitled to one or more of the other types of credit support described in this prospectus; and

o    will be paid only from the assets of the related Trust.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED THE CERTIFICATES OR DETERMINED THAT THIS PROSPECTUS IS
ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

                THE DATE OF THIS PROSPECTUS IS NOVEMBER 22, 2004.

                                   PROSPECTUS

                                                                            PAGE
                                                                            ----
IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS AND THE

   Bankruptcy of the Depositor or a Seller May Delay or Reduce
      Collections on Mortgage Loans......................................     14
   Book-Entry System for Certain Classes of Certificates May Decrease

   Enforcement of "Due-on-Sale Clauses"; Realization Upon Defaulted
      Mortgage Loans.....................................................     51
   Insurance Policies....................................................     53
   Fixed Retained Yield, Servicing Compensation and Payment of
      Expenses...........................................................     54

                                        2

                                                                            PAGE
                                                                            ----

   Anti-Deficiency Legislation, the Bankruptcy Code and Other

   Federal Income Tax Consequences for Certificates as to Which No

                                        3

                                                                            PAGE
                                                                            ----

                                        4

                  IMPORTANT NOTICE ABOUT INFORMATION PRESENTED
                IN THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT

     Information is provided to you about the Certificates in two separate documents that progressively provide more detail: (a) this Prospectus, which provides general information, some of which may not apply to a particular Series of Certificates, including your Series, and (b) the accompanying Prospectus
Supplement, which will describe the specific terms of your Series of
Certificates, including:

     o    the principal balances and/or interest rates of each Class;

     o    the timing and priority of interest and principal payments;

     o    statistical and other information about the Mortgage Loans;

     o    information about credit enhancement, if any, for each Class;

     o    the ratings for each Class; and

     o    the method for selling the Certificates.

     IF THE TERMS OF A PARTICULAR SERIES OF CERTIFICATES VARY BETWEEN THIS
PROSPECTUS AND THE PROSPECTUS SUPPLEMENT, YOU SHOULD RELY ON THE INFORMATION IN
THE PROSPECTUS SUPPLEMENT.

     You should rely only on the information provided in this Prospectus and the accompanying Prospectus Supplement including the information incorporated by reference. No one has been authorized to provide you with different information.
The Certificates are not being offered in any state where the offer is not permitted. The Depositor does not claim the accuracy of the information in this
Prospectus or the accompanying Prospectus Supplement as of any date other than the dates stated on their respective covers.

     Cross-references are included in this Prospectus and in the accompanying
Prospectus Supplement to captions in these materials where you can find further related discussions. The foregoing Table of Contents and the Table of Contents included in the accompanying Prospectus Supplement provide the pages on which these captions are located.

     You can find a listing of the pages where capitalized terms used in this
Prospectus are defined under the caption "Index of Significant Definitions"
beginning on page 118 in this Prospectus.

                                   ----------

                                       5

--------------------------------------------------------------------------------

                              SUMMARY OF PROSPECTUS

o    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT, BUT DOES
     NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER IN MAKING YOUR
     INVESTMENT DECISION. TO UNDERSTAND ALL OF THE TERMS OF A SERIES OF
     CERTIFICATES, PLEASE READ THIS ENTIRE DOCUMENT AND THE ACCOMPANYING
     PROSPECTUS SUPPLEMENT CAREFULLY.

o    THIS SUMMARY PROVIDES AN OVERVIEW OF CERTAIN CALCULATIONS, CASH FLOWS AND
     OTHER INFORMATION TO AID YOUR UNDERSTANDING OF THE TERMS OF THE
     CERTIFICATES AND IS QUALIFIED BY THE FULL DESCRIPTION OF THESE
     CALCULATIONS, CASH FLOWS AND OTHER INFORMATION IN THIS PROSPECTUS AND THE
     ACCOMPANYING PROSPECTUS SUPPLEMENT.

RELEVANT PARTIES FOR EACH SERIES OF CERTIFICATES

ISSUER

     Each series (each, a "SERIES") of certificates (the "CERTIFICATES") will be issued by a separate trust (a "TRUST" and the assets owned by such Trust, a
"TRUST ESTATE"). Each Trust will be formed pursuant to a pooling and servicing agreement (each, a "POOLING AND SERVICING AGREEMENT") among the Depositor, one or more Servicers and/or the Master Servicer and the Trustee specified in the applicable Prospectus Supplement.

DEPOSITOR

     With respect to each Trust Estate, Banc of America Mortgage Securities,
Inc. (the "DEPOSITOR") will acquire the Mortgage Loans from affiliated or unaffiliated mortgage loan originators or sellers (each, a "SELLER") and will transfer the Mortgage Loans to the Trust. The Depositor is a direct, wholly-owned subsidiary of Bank of America, N.A.

SERVICER(S)

     One or more entities affiliated or unaffiliated with the Depositor specified in the applicable Prospectus Supplement (each, a "SERVICER") will service the Mortgage Loans in each Trust. Each Servicer will perform certain servicing functions with respect to the Mortgage Loans serviced by it pursuant to the related Pooling and Servicing Agreement or a related servicing agreement
(each, an "UNDERLYING SERVICING AGREEMENT").

MASTER SERVICER

     To the extent specified in the related Prospectus Supplement, if there is more than one Servicer of the Mortgage Loans related to a Series or the sole
Servicer is not an affiliate of the Depositor, a master servicer, affiliated or unaffiliated with the Depositor, (the "MASTER SERVICER") may be appointed to supervise the Servicers. In addition, the Master Servicer will generally be required to make Periodic Advances with respect to the Mortgage Loans in each
Trust Estate if the related Servicer fails to make a required Periodic Advance.

THE MORTGAGE LOANS

     Each Trust will own the related Mortgage Loans (other than the Fixed
Retained Yield described in this Prospectus, if any) and certain other related property, as specified in the applicable Prospectus Supplement.

     The Mortgage Loans in each Trust Estate:

     o    will be conventional, fixed or adjustable interest rate, mortgage loans secured by first liens on some or all of the following types of property, to the extent set forth in the applicable Prospectus
          Supplement: (i) one-family attached or detached residences, (ii) two-
          to four-family units, (iii) row houses, (iv) townhouses, (v)
          condominium units, (vi) units within planned unit developments, (vii)
          longterm leases with respect to any of the foregoing, and (viii)
          shares issued by private non-profit housing corporations and the related proprietary leases or occupancy agreements granting exclusive rights

--------------------------------------------------------------------------------

                                       6

--------------------------------------------------------------------------------

          to occupy specified units in such cooperatives' buildings.

     o    will have been acquired by the Depositor, either directly or indirectly through an affiliate from the Sellers;

     o    will have been originated by mortgage loan originators which are either affiliated or unaffiliated with the Depositor; and

     o    will have been underwritten to the standards specified herein or in the applicable Prospectus Supplement.

     See "The Trust Estates" and "The Mortgage Loan Programs--Mortgage Loan
Underwriting."

     You should refer to the applicable Prospectus Supplement for the precise characteristics or expected characteristics of the Mortgage Loans and a description of the other property, if any, included in a particular Trust
Estate.

DISTRIBUTIONS ON THE CERTIFICATES

     Each Series of Certificates will include one or more classes (each, a
"CLASS"). A Class of Certificates will be entitled, to the extent of funds available, to either:

     o    principal and interest payments in respect of the related Mortgage
          Loans;

     o    principal distributions, with no interest distributions;

     o    interest distributions, with no principal distributions; or

     o    such other distributions as are described in the applicable Prospectus
          Supplement.

INTEREST DISTRIBUTIONS

     With respect to each Series of Certificates, interest on the related
Mortgage Loans at the weighted average of their mortgage interest rates (net of servicing fees and certain other amounts as described in this Prospectus or in the applicable Prospectus Supplement), will be passed through to holders of the related Classes of Certificates in accordance with the particular terms of each such Class of Certificates. The terms of each Class of Certificates will be described in the related Prospectus Supplement. See "Description of the
Certificates--Distributions to Certificateholders--Distributions of Interest."

     Except as otherwise specified in the applicable Prospectus Supplement, interest will accrue at the pass-through rate for each Class indicated in the applicable Prospectus Supplement (each, a "PASS-THROUGH RATE") on its outstanding principal balance or notional amount.

PRINCIPAL DISTRIBUTIONS

     With respect to a Series of Certificates, principal payments (including prepayments) on the related Mortgage Loans will be passed through to holders of the related Certificates or otherwise applied in accordance with the related
Pooling and Servicing Agreement on each Distribution Date. Distributions in reduction of principal balance will be allocated among the Classes of
Certificates of a Series in the manner specified in the applicable Prospectus
Supplement. See "Description of the Certificates--Distributions to
Certificateholders--Distributions of Principal."

DISTRIBUTION DATES

     Distributions on the Certificates will generally be made on the 25th day
(or, if such day is not a business day, the business day following the 25th day)
of each month, commencing with the month following the month in which the applicable Cut-Off Date occurs (each, a "DISTRIBUTION DATE"). The "CUT-OFF DATE"
for each Series will be the date specified in the applicable Prospectus
Supplement.

     If so specified in the applicable Prospectus Supplement, distributions on
Certificates may be made on a different day of each month or may be made quarterly, or semi-annually, on the dates specified in such Prospectus
Supplement.

RECORD DATES

     Distributions will be made on each Distribution Date to Certificateholders of record at the close of business on (unless a different date is specified in the applicable Prospectus Supplement) the last business day of the month

--------------------------------------------------------------------------------

                                       7

--------------------------------------------------------------------------------

preceding the month in which such Distribution Date occurs (each, a "RECORD
DATE").

CREDIT ENHANCEMENT

SUBORDINATION

     A Series of Certificates may include one or more Classes of senior certificates (the "SENIOR CERTIFICATES") and one or more Classes of subordinated certificates (the "SUBORDINATED CERTIFICATES"). The rights of the holders of
Subordinated Certificates of a Series to receive distributions will be subordinated to such rights of the holders of the Senior Certificates of the same Series to the extent and in the manner specified in the applicable
Prospectus Supplement.

     Subordination is intended to enhance the likelihood of the timely receipt by the Senior Certificateholders of their proportionate share of scheduled monthly principal and interest payments on the related Mortgage Loans and to protect them from losses. This protection will be effected by:

     o    the preferential right of the Senior Certificateholders to receive, prior to any distribution being made in respect of the related
          Subordinated Certificates on each Distribution Date, current distributions on the related Mortgage Loans of principal and interest due them on each Distribution Date out of the funds available for distributions on such date;

     o    the right of such holders to receive future distributions on the
          Mortgage Loans that would otherwise have been payable to the holders of Subordinated Certificates; and/or

     o    the prior allocation to the Subordinated Certificates of all or a portion of losses realized on the underlying Mortgage Loans.

OTHER TYPES OF CREDIT ENHANCEMENT

     If so specified in the applicable Prospectus Supplement, the Certificates of anyy Series, or any one or more Classes of a Series, may be entitled to the benefits of other types of credit enhancement, including but not limited to:

     o    limited guarantee

     o    financial guaranty insurance policy surety bond

     o    letter of credit

     o    mortgage pool insurance policy

     o    reserve fund

     o    cross-support

     Any credit support will be described in the applicable Prospectus
Supplement.

     See "Description of the Certificates--Other Credit Enhancement."

PERIODIC ADVANCES ON DELINQUENT PAYMENTS

     In the event that a payment on a Mortgage Loan is delinquent, the Servicer of the Mortgage Loan will be obligated to make cash advances ("PERIODIC
ADVANCES") to the Servicer Custodial Account or the Certificate Account if the
Servicer determines that it will be able to recover such amounts from future payments and collections on such Mortgage Loan. A Servicer who makes Periodic
Advances will be reimbursed for such Periodic Advances as described in this
Prospectus and in the applicable Prospectus Supplement. In certain circumstances, the Master Servicer or Trustee will be required to make Periodic
Advances upon a Servicer default.

     See "Servicing of the Mortgage Loans--Periodic Advances and Limitations
Thereon."

FORMS OF CERTIFICATES

     The Certificates will be issued either:

     o    in book-entry form ("BOOK-ENTRY CERTIFICATES") through the facilities of The Depository Trust Company ("DTC"); or

     o    in fully-registered, certificated form ("DEFINITIVE CERTIFICATES").

     If you own Book-Entry Certificates, you will not receive a physical certificate representing your ownership interest in such Book-Entry

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                                       8

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Certificates, except under extraordinary circumstances which are discussed in
"Description of the Certificates--Definitive Form" in this Prospectus. Instead,
DTC will effect payments and transfers by means of its electronic recordkeeping services, acting through certain participating organizations. This may result in certain delays in your receipt of distributions and may restrict your ability to pledge your securities. Your rights with respect to Book-Entry Certificates may generally only be exercised through DTC and its participating organizations.

     See "Description of the Certificates--Book- Entry Form."

OPTIONAL PURCHASE OF ALL MORTGAGE LOANS

     If so specified in the Prospectus Supplement with respect to a Series, all, but not less than all, of the Mortgage Loans in the related Trust and any property acquired with respect to such Mortgage Loans may be purchased by the
Depositor or such other party as is specified in the applicable Prospectus
Supplement. Any such purchase must be made in the manner and at the price specified in such Prospectus Supplement.

     If an election is made to treat the related Trust Estate (or one or more segregated pools of assets in the Trust Estate) as a "real estate mortgage investment conduit" (a "REMIC"), any such purchase will be effected only pursuant to a "qualified liquidation," as defined under Section 860F(a)(4)(A) of the Internal Revenue Code of 1986, as amended (the "CODE").

     Exercise of the right of purchase will effect the early retirement of the
Certificates of that Series.

     See "Prepayment and Yield Considerations."

ERISA LIMITATIONS

     If you are a fiduciary of any employee benefit plan or another type of retirement plan or arrangement subject to the Employee Retirement Income
Security Act of 1974, as amended ("ERISA"), the Code or similar law, you should carefully review with your legal advisors whether the purchase or holding of
Certificates could give rise to a transaction prohibited or otherwise impermissible under ERISA or the Code.

     Certain Classes of Certificates may not be transferred unless the Trustee and the Depositor are furnished with a letter of representation or an opinion of counsel to the effect that such transfer will not result in a violation of the prohibited transaction provisions of ERISA or the Code and will not subject the
Trustee, the Depositor, any Servicers or the Master Servicer to additional obligations.

     See "ERISA Considerations."

TAX STATUS

     The treatment of the Certificates for federal income tax purposes will depend on:

     o    whether a REMIC election is made with respect to a Series of
          Certificates; and

     o    if a REMIC election is made, whether the Certificates are Regular
          Interests or Residual Interests.

     See "Federal Income Tax Consequences."

LEGAL INVESTMENT

     The applicable Prospectus Supplement will specify whether the Class or
Classes of Certificates offered will constitute "mortgage related securities"
for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as
amended. If your investment authority is subject to legal restrictions you should consult your own legal advisors to determine whether and to what extent such Certificates constitute legal investments for you.

     See "Legal Investment" in this Prospectus and "Summary of Terms--Legal
Investment" in the applicable Prospectus Supplement.

RATING

     Certificates of any Series will not be offered pursuant to this Prospectus and a Prospectus Supplement unless each offered Class is rated in one of the four highest rating categories by at least one nationally recognized statistical rating organization (a "RATING AGENCY").

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                                       9

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     o    A security rating is not a recommendation to buy, sell or hold the
          Certificates of any Series and is subject to revision or withdrawal at any time by the assigning rating agency.

     o    Ratings do not address the effect of prepayments on the yield you may anticipate when you purchase your Certificates.

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                                       10

                                  RISK FACTORS

     Investors should consider, among other things, the following description of the material risks associated with the purchase of Certificates.

LIMITED LIQUIDITY

     The liquidity of your Certificates may be limited. You should consider that:

     o    a secondary market for the Certificates of any Series may not develop, or if it does, it may not provide you with liquidity of investment, or it may not continue for the life of the Certificates of any Series;

     o    the Prospectus Supplement for any Series of Certificates may indicate that an underwriter intends to establish a secondary market in such
          Certificates, but no underwriter will be obligated to do so; and

     o    unless specified in the applicable Prospectus Supplement, the
          Certificates will not be listed on any securities exchange.

LIMITED ASSETS FOR PAYMENT OF CERTIFICATES

     Except for any related insurance policies and any reserve fund or credit enhancement described in the applicable Prospectus Supplement:

     o    Mortgage Loans included in the related Trust Estate will be the sole source of payments on the Certificates of a Series;

     o    the Certificates of any Series will not represent an interest in or obligation of the Depositor, the Trustee or any of their affiliates, except for the Depositor's limited obligations with respect to certain breaches of its representations and warranties and, to the extent an affiliate of the Depositor acts as such, its obligations as a Servicer or Master Servicer, if applicable; and

     o    neither the Certificates of any Series nor the related Mortgage Loans will be guaranteed or insured by any governmental agency or instrumentality, the Depositor, the Trustee, any of their affiliates or any other person.

     Consequently, in the event that payments on the Mortgage Loans underlying your Series of Certificates are insufficient or otherwise unavailable to make all payments required on your Certificates, there will be no recourse to the
Depositor, the Trustee or any of their affiliates or, except as specified in the applicable Prospectus Supplement, any other entity.

CREDIT ENHANCEMENT IS LIMITED IN AMOUNT AND COVERAGE

     With respect to each Series of Certificates, credit enhancement may be provided in limited amounts to cover certain types of losses on the underlying
Mortgage Loans. Credit enhancement will be provided in one or more of the forms referred to in this Prospectus, including, but not limited to: subordination of other Classes of Certificates of the same Series; a limited guarantee; a financial guaranty insurance policy; a surety bond; a letter of credit; a pool insurance policy; a special hazard insurance policy; a mortgagor bankruptcy bond; a reserve fund; cross-support; and any combination of the preceding types of credit enhancement. See "Description of the Certificates--Other Credit
Enhancement."

     Regardless of the form of credit enhancement provided:

     o    the amount of coverage will be limited in amount and in most cases will be subject to periodic reduction in accordance with a schedule or formula;

                                       11

     o    may provide only very limited coverage as to certain types of losses, and may provide no coverage as to certain other types of losses; and

     o    all or a portion of the credit enhancement for any Series of
          Certificates will generally be permitted to be reduced, terminated or substituted for, in the sole discretion of the Servicer or the Master
          Servicer, if each applicable Rating Agency indicates that the then-current ratings will not be adversely affected.

     If losses exceed the amount of coverage provided by any credit enhancement or losses of a type not covered by any credit enhancement occur, such losses will be borne by the holders of the related Certificates (or certain Classes).

     The rating of any Class of Certificates by a Rating Agency may be lowered following its issuance as a result of the downgrading of the obligations of any applicable credit support provider, or as a result of losses on the related
Mortgage Loans in excess of the levels contemplated by such Rating Agency at the time of its initial rating analysis.

     Neither the Depositor nor any of its affiliates will have any obligation to replace or supplement any credit enhancement, or to take any other action to maintain any rating of any Class of Certificates.

     See "Description of the Certificates--Other Credit Enhancement."

REAL ESTATE MARKET CONDITIONS AFFECT MORTGAGE LOAN PERFORMANCE

     An investment in securities such as the Certificates, which generally represent interests in pools of residential mortgage loans, may be affected by a decline in real estate values and changes in the mortgagor's financial condition. There is no assurance that the values of the Mortgaged Properties securing the Mortgage Loans underlying any Series of Certificates have remained or will remain at their levels on the dates of origination of the related
Mortgage Loans.

     If the residential real estate market should experience an overall decline in property values such that the outstanding balances of the Mortgage Loans contained in a particular Trust Estate and any secondary financing on the
Mortgaged Properties, become equal to or greater than the value of the Mortgaged
Properties, delinquencies, foreclosures and losses could be higher than those now generally experienced in the mortgage lending industry and those experienced in a Servicer's servicing portfolio.

     If losses on Mortgage Loans underlying a Series are not covered by credit enhancement, Certificateholders of the Series will bear all risk of loss resulting from default by mortgagors and will have to look primarily to the value of the Mortgaged Properties for recovery of the outstanding principal and unpaid interest on the defaulted Mortgage Loans. See "The Trusts
Estates--Mortgage Loans" and "The Mortgage Loan Programs--Mortgage Loan
Underwriting."

GEOGRAPHIC CONCENTRATION MAY INCREASE RISK OF LOSS

     The Mortgage Loans underlying certain Series of Certificates may be concentrated in certain regions. Such concentration may present risk considerations in addition to those generally present for similar mortgage-backed securities without such concentration. Certain geographic regions of the United States from time to time will experience weaker regional economic conditions and housing markets or be directly or indirectly affected by natural disasters or civil disturbances such as earthquakes, hurricanes, floods, eruptions or riots. Mortgage loans in such areas will experience higher rates of loss and delinquency than on mortgage loans generally. Although Mortgaged
Properties located in certain identified flood zones will be required to be covered, to the maximum extent available, by flood insurance, as described under
"Servicing of the Mortgage Loans--Insurance Policies," no Mortgaged Properties
will otherwise be required to be insured against earthquake damage or any other loss not covered by Standard Hazard Insurance Policies, as described under
"Servicing of the Mortgage Loans--Insurance Policies."

                                       12

     See "The Mortgage Pool" in the related Prospectus Supplement for further information regarding the geographic concentration of the Mortgage Loans underlying the Certificates of any Series. See also "The Mortgage Loan
Programs--Mortgage Loan Underwriting" and "Prepayment and Yield
Considerations--Weighted Average Life of Certificates."

GENERAL ECONOMIC CONDITIONS MAY INCREASE RISK OF LOSS

     Adverse economic conditions generally, in particular geographic areas or industries, or affecting particular segments of the borrowing community (such as mortgagors relying on commission income and self-employed mortgagors) and other factors which may or may not affect real property values (including the purposes for which the Mortgage Loans were made and the uses of the Mortgaged Properties)
may affect the timely payment by mortgagors of scheduled payments of principal and interest on the Mortgage Loans and, accordingly, the actual rates of delinquencies, foreclosures and losses with respect to any Trust Estate. See
"The Mortgage Loan Programs--Mortgage Loan Underwriting" and "Prepayment and
Yield Considerations--Weighted Average Life of Certificates." If such losses are not covered by the applicable credit enhancement, holders of Certificates of the
Series evidencing interests in the related Trust Estate will bear all risk of loss resulting from default by mortgagors and will have to look primarily to the value of the Mortgaged Properties for recovery of the outstanding principal and unpaid interest on the defaulted Mortgage Loans. See "The Trust
Estates--Mortgage Loans" and "The Mortgage Loan Programs--Mortgage Loan
Underwriting."

YIELD IS SENSITIVE TO RATE OF PRINCIPAL PREPAYMENT

     The yield on the Certificates of each Series will depend in part on the rate of principal payment on the Mortgage Loans (including prepayments, liquidations due to defaults and mortgage loan repurchases). Such yield may be adversely affected, depending upon whether a particular Certificate is purchased at a premium or a discount, by a higher or lower than anticipated rate of prepayments on the related Mortgage Loans. In particular:

     o    the yield on Classes of Certificates entitling their holders primarily or exclusively to payments of interest or primarily or exclusively to payments of principal will be extremely sensitive to the rate of prepayments on the related Mortgage Loans; and

     o    the yield on certain Classes of Certificates may be relatively more sensitive to the rate of prepayment of specified Mortgage Loans than other Classes of Certificates.

     The rate of prepayments on Mortgage loans is influenced by a number of factors, including:

     o    prevailing mortgage market interest rates;

     o    local and national economic conditions;

     o    homeowner mobility; and

     o    the ability of the borrower to obtain refinancing.

     In addition, your yield may be adversely affected by interest shortfalls which may result from the timing of the receipt of prepayments or liquidations to the extent that such interest shortfalls are not covered by aggregate
Servicing Fees or other mechanisms specified in the applicable Prospectus
Supplement. Your yield will be also adversely affected to the extent that losses on the Mortgage Loans in the related Trust Estate are allocated to your
Certificates and may be adversely affected to the extent of unadvanced delinquencies on the Mortgage Loans in the related Trust. Classes of
Certificates identified in the applicable Prospectus Supplement as Subordinated
Certificates are more likely to be affected by delinquencies and losses than other Classes of Certificates.

     See "Prepayment and Yield Considerations."

                                       13

BANKRUPTCY OF THE DEPOSITOR OR A SELLER MAY DELAY OR REDUCE COLLECTIONS ON
MORTGAGE LOANS

     Neither the United States Bankruptcy Code nor similar applicable state laws
(the "INSOLVENCY LAWS") prohibit the Depositor from filing a voluntary application for relief under the Insolvency Laws. However, the transactions contemplated hereby and by the related Prospectus Supplement will be structured such that the voluntary or involuntary application for relief under the
Insolvency Laws by the Depositor is unlikely and such filings by a Seller which is an affiliate of the Depositor from whom the Depositor acquires the Mortgage
Loans should not result in consolidation of the assets and liabilities of the
Depositor with those of such Seller. These steps include the creation of the
Depositor as a separate, limited purpose subsidiary, the certificate of incorporation of which contains limitations on the nature of the Depositor's business and restrictions on the ability of the Depositor to commence voluntary or involuntary cases or proceedings under the Insolvency Laws without the prior unanimous affirmative vote of all its directors. However, there can be no assurance that the activities of the Depositor would not result in a court concluding that the assets and liabilities of the Depositor should be consolidated with those of such Seller.

     Each Seller will transfer its related Mortgage Loans to the Depositor and the Depositor will transfer the Mortgage Loans to the related Trust Estate. If a
Seller were to become a debtor in a bankruptcy case, a creditor or trustee (or the debtor itself) may take the position that the contribution or transfer of the Mortgage Loans by the Seller to the Depositor should be characterized as a pledge of such Mortgage Loans to secure a borrowing of such debtor, with the result that the Depositor is deemed to be a creditor of such Seller, secured by a pledge of the applicable Mortgage Loans. If such an attempt were successful, delays in payments of collections on the Mortgage Loans could occur or reductions in the amount of such payments could result, or such a trustee in bankruptcy could elect to accelerate payment of the obligation to the Depositor and liquidate the Mortgage Loans.

BOOK-ENTRY SYSTEM FOR CERTAIN CLASSES OF CERTIFICATES MAY DECREASE LIQUIDITY AND
DELAY PAYMENT

     Since transactions in the Classes of Book-Entry Certificates of any Series
generally can be effected only through DTC, DTC Participants and Indirect DTC
Participants:

     o    your ability to pledge Book-Entry Certificates to someone who does not participate in the DTC system, or to otherwise act with respect to such Book-Entry Certificates, may be limited due to the lack of a physical certificate;

     o    you may experience delays in your receipt of payments on Book-Entry
          Certificates because distributions will be made by the Trustee, or a
          Paying Agent on behalf of the Trustee, to Cede, as nominee for DTC;
          and

     o    the liquidity of Book-Entry Certificates in any secondary trading market that may develop may be limited because investors may be unwilling to purchase securities for which they cannot obtain delivery of physical certificates.

     See "Description of the Certificates--Book-Entry Form."

CASH FLOW AGREEMENTS ARE SUBJECT TO COUNTERPARTY RISK

     The assets of a Trust Estate may, if specified in the related Prospectus
Supplement, include agreements, such as interest rate swap, cap, floor or similar agreements (each, a "CASH FLOW AGREEMENT"), which will require the provider of such instrument (the "COUNTERPARTY") to make payments to the Trust
Estate under the circumstances described in the Prospectus Supplement. If payments on the Certificates of the related Series depend in part on payments to be received under a Cash Flow Agreement, the ability of the Trust Estate to make payments on the Certificates will be subject to

                                       14

the credit risk of the Counterparty. The Prospectus Supplement for a Series of
Certificates will describe any mechanism, such as the payment of "breakage fees," which may exist to facilitate replacement of a Cash Flow Agreement upon the default or credit impairment of the related Counterparty. However, there can be no assurance that any such mechanism will result in the ability of the Master
Servicer to obtain a replacement Cash Flow Agreement.

CONSUMER PROTECTION LAWS MAY LIMIT REMEDIES

     There are various federal and state laws, public policies and principles of equity that protect consumers. Among other things, these laws, policies and principles:

     o    regulate interest rates and other charges;

     o    require certain disclosures;

     o    require licensing of mortgage loan originators;

     o    require the lender to provide credit counseling and/or make affirmative determinations regarding the borrower's ability to repay the mortgage loan;

     o    prohibit discriminatory lending practices;

     o    limit or prohibit certain mortgage loan features, such as prepayment penalties or balloon payments;

     o    regulate the use of consumer credit information; and

     o    regulate debt collection practices.

     Violation of certain provisions of these laws, policies and principles:

     o    may limit a Servicer's ability to collect all or part of the principal of or interest on the Mortgage Loans;

     o    may entitle the borrower to a refund of amounts previously paid; and

     o    could subject a Servicer to damages and administrative sanctions.

     The Seller of the Mortgage Loans to the Depositor will generally be required to repurchase any Mortgage Loan which, at the time of origination, did not comply with federal and state laws and regulations. Such remedy, however, may not be adequate to fully compensate the related Trust Estate. See "The
Mortgage Loan Programs--Representations and Warranties."

     See "Certain Legal Aspects of the Mortgage Loans."

     In addition, certain of the Mortgage Loans secured by Mortgaged Properties located in Texas may be subject to the provisions of Texas laws which regulate loans other than purchase money loans. These laws provide for certain disclosure requirements, caps on allowable fees, required loan closing procedures and other restrictions. Failure to comply with any requirement may render the Mortgage
Loan unenforceable and/or the lien on the Mortgaged Property invalid. There are also similar risks involved in servicing such Mortgage Loans (such as the failure to comply with an obligation to the borrower within a reasonable time after receiving notification from the borrower) that can result in the forfeiture of all principal and interest due on the Mortgage Loan.

     See "Certain Legal Aspects of the Mortgage Loans--Anti-Deficiency
Legislation, the Bankruptcy Code and Other Limitations on Lenders," "--Texas
Home Equity Loans" and "--Homeowners Protection Act of 1998."

                                       15

                                THE TRUST ESTATES

GENERAL

     The Trust Estate for each Series of Certificates will consist primarily of mortgage loans (the "MORTGAGE LOANS") evidenced by promissory notes (the
"MORTGAGE NOTES") secured by mortgages, deeds of trust or other instruments creating first liens (the "MORTGAGES") on some or all of the following eight types of property (as so secured, the "MORTGAGED PROPERTIES"), to the extent set forth in the applicable Prospectus Supplement: (i) one-family attached or detached residences, (ii) two- to four-family units, (iii) row houses, (iv)
townhouses, (v) condominium units, (vi) units within planned unit developments,
(vii) long-term leases with respect to any of the foregoing, and (viii) shares issued by private non-profit housing corporations ("COOPERATIVES") and the related proprietary leases or occupancy agreements granting exclusive rights to occupy specified units in such cooperatives' buildings. In addition, a Trust
Estate will also include (i) amounts held from time to time in the related
Certificate Account, (ii) the Depositor's interest in any primary mortgage insurance, hazard insurance, title insurance or other insurance policies relating to a Mortgage Loan, (iii) any property which initially secured a
Mortgage Loan and which has been acquired by foreclosure or trustee's sale or deed in lieu of foreclosure or trustee's sale, (iv) if applicable, and to the extent set forth in the applicable Prospectus Supplement, any reserve fund or funds, (v) if applicable, and to the extent set forth in the applicable
Prospectus Supplement, contractual obligations of any person to make payments in respect of any form of credit enhancement or any interest subsidy agreement and
(vi) such other assets of the kind described herein as may be specified in the applicable Prospectus Supplement. The Trust Estate will not include the portion of interest on the Mortgage Loans which constitutes the Fixed Retained Yield, if any. See "Servicing of the Mortgage Loans--Fixed Retained Yield, Servicing
Compensation and Payment of Expenses."

MORTGAGE LOANS

     The Mortgage Loans will have been acquired by the Depositor from affiliates of the Depositor or unaffiliated mortgage loan originators or sellers (each, a
"SELLER"). The Mortgage Loans will have been originated by affiliated or unaffiliated mortgage loan originators. Each Mortgage Loan will have been underwritten either to the standards set forth herein or to such other standards set forth in the applicable Prospectus Supplement. See "The Mortgage Loan
Programs--Mortgage Loan Underwriting."

     Each of the Mortgage Loans will be secured by a Mortgage on a Mortgaged
Property located in any of the 50 states or the District of Columbia.

     If specified in the applicable Prospectus Supplement, the Mortgage Loans may be secured by leases on real property under circumstances that the applicable Seller determines in its discretion are commonly acceptable to institutional mortgage investors. A Mortgage Loan secured by a lease on real property is secured not by a fee simple interest in the Mortgaged Property but rather by a lease under which the mortgagor has the right, for a specified term, to use the related real estate and the residential dwelling located thereon.
Generally, a Mortgage Loan will be secured by a lease only if the use of leasehold estates as security for mortgage loans is customary in the area where the Mortgaged Property is located, the lease is not subject to any prior lien that could result in termination of the lease and the term of the lease ends at least five years beyond the maturity date of the related Mortgage Loan. The provisions of each lease securing a Mortgage Loan will expressly permit (i)
mortgaging of the leasehold estate, (ii) assignment of the lease without the lessor's consent and (iii) acquisition by the holder of the Mortgage, in its own or its nominee's name, of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure, unless alternative arrangements provide the holder of the Mortgage with substantially similar protections. No lease will contain provisions which (i) provide for termination upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (ii) provide for termination in the event of damage or destruction as long as the Mortgage is in existence

                                       16

or (iii) prohibit the holder of the Mortgage from being insured under the hazard insurance policy or policies related to the premises.

     The Prospectus Supplement will set forth the geographic distribution of
Mortgaged Properties and the number and aggregate unpaid principal balances of the Mortgage Loans by category of Mortgaged Property. The Prospectus Supplement for each Series will also set forth the range of original terms to maturity of the Mortgage Loans in the Trust Estate, the weighted average remaining term to stated maturity at the Cut-Off Date of such Mortgage Loans, the earliest and latest months of origination of such Mortgage Loans, the range of Mortgage
Interest Rates borne by such Mortgage Loans, if such Mortgage Loans have varying
Net Mortgage Interest Rates, the weighted average Net Mortgage Interest Rate at the Cut-Off Date of such Mortgage Loans, the range of loan-to-value ratios at the time of origination of such Mortgage Loans and the range of principal balances at origination of such Mortgage Loans.

     A Mortgage Loan will generally provide for level monthly installments
(except, in the case of Balloon Loans, the final payment) consisting of interest equal to one-twelfth of the applicable Mortgage Interest Rate times the unpaid principal balance, with the remainder of such payment applied to principal (an
"ACTUARIAL MORTGAGE LOAN"). No adjustment is made if payment on an Actuarial
Mortgage Loan is made earlier or later than the Due Date, although the mortgagor may be subject to a late payment charge. If so specified in the applicable
Prospectus Supplement, some Mortgage Loans may provide for payments that are allocated to principal and interest according to the daily simple interest method (each, a "SIMPLE INTEREST MORTGAGE LOAN"). A Simple Interest Mortgage
Loan provides for the amortization of the amount financed under the Mortgage
Loan over a series of equal monthly payments (except, in the case of a Balloon
Loan, the final payment). Each monthly payment consists of an installment of interest which is calculated on the basis of the outstanding principal balance of the Mortgage Loan multiplied by the stated Mortgage Interest Rate and further multiplied by a fraction, the numerator of which is the number of days in the period elapsed since the preceding payment of interest was made and the denominator of which is the number of days in the annual period for which interest accrues on such Mortgage Loan. As payments are received under a Simple
Interest Mortgage Loan, the amount received is applied first to interest accrued to the date of payment and the balance is applied to reduce the unpaid principal balance. Accordingly, if a borrower pays a fixed monthly installment on a Simple
Interest Mortgage Loan before its scheduled due date, the portion of the payment allocable to interest for the period since the preceding payment was made will be less than it would have been had the payment been made as scheduled, and the portion of the payment applied to reduce the unpaid principal balance will be correspondingly greater. The next scheduled payment, however, will result in an allocation of a greater amount to interest if such payment is made on its scheduled due date. Conversely, if a borrower pays a fixed monthly installment after its scheduled due date, the portion of the payment allocable to interest for the period since the preceding payment was made will be greater than it would have been had the payment been made as scheduled, and the remaining portion, if any, of the payment applied to reduce the unpaid principal balance will be correspondingly less. Accordingly, if the borrower consistently makes scheduled payments after the scheduled due date, the Mortgage Loan will amortize more slowly than scheduled. If a Mortgage Loan is prepaid, the borrower is required to pay interest only to the date of prepayment.

     The information with respect to the Mortgage Loans and Mortgaged Properties described in the preceding three paragraphs may be presented in the Prospectus
Supplement for a Series as ranges in which the actual characteristics of such
Mortgage Loans and Mortgaged Properties are expected to fall. In all such cases, information as to the final characteristics of the Mortgage Loans and Mortgaged
Properties will be available in a Current Report on Form 8-K which will be filed with the Commission within 15 days of the initial issuance of the related
Series.

     The Mortgage Loans in a Trust Estate will generally have monthly payments due on the first of each month (each, a "DUE DATE") but may, if so specified in the applicable Prospectus Supplement, have payments due on a different day of each month and will be of one of the following types of mortgage loans:

                                       17

     a. Fixed Rate Loans. If so specified in the applicable Prospectus
Supplement, a Trust Estate may contain fixed-rate, fully-amortizing Mortgage
Loans providing for level monthly payments of principal and interest and terms at origination or modification of not more than 30 years. If specified in the applicable Prospectus Supplement, fixed rates on certain Mortgage Loans may be converted to adjustable rates after origination of such Mortgage Loans and upon the satisfaction of other conditions specified in the applicable Prospectus
Supplement. If so specified in the applicable Prospectus Supplement, the Pooling and Servicing Agreement will require the Depositor or another party to repurchase each such converted Mortgage Loan at the price set forth in the applicable Prospectus Supplement. A Trust Estate containing fixed-rate Mortgage
Loans may contain convertible Mortgage Loans which have converted from an adjustable interest rate prior to the formation of the Trust Estate and which are subject to no further conversions.

     b. Adjustable Rate Loans. If so specified in the applicable Prospectus
Supplement, a Trust Estate may contain adjustable-rate, fully-amortizing
Mortgage Loans having an original or modified term to maturity of not more than
40 years with a related Mortgage Interest Rate which generally adjusts initially either one, three or six months, one, three, five, seven or ten years subsequent to the initial Due Date, and thereafter at either one-month, six-month, one-year or other intervals over the term of the Mortgage Loan to equal the sum of a fixed margin set forth in the related Mortgage Note (the "NOTE MARGIN") and an index. The applicable Prospectus Supplement will set forth the relevant index and the highest, lowest and weighted average Note Margin with respect to the adjustable-rate Mortgage Loans in the related Trust Estate. The applicable
Prospectus Supplement will also indicate any periodic or lifetime limitations on the adjustment of any Mortgage Interest Rate.

     If specified in the applicable Prospectus Supplement, adjustable rates on certain Mortgage Loans may be converted to fixed rates after origination of such
Mortgage Loans and upon the satisfaction of the conditions specified in the applicable Prospectus Supplement. If specified in the applicable Prospectus
Supplement, the Depositor or another party will generally be required to repurchase each such converted Mortgage Loan at the price set forth in the applicable Prospectus Supplement. A Trust Estate containing adjustable-rate
Mortgage Loans may contain convertible Mortgage Loans which have converted from a fixed interest rate prior to the formation of the Trust Estate.

     If so specified in the applicable Prospectus Supplement, a Trust Estate may contain adjustable-rate Mortgage Loans which have Mortgage Interest Rates that generally adjust monthly or may adjust at other intervals as specified in the applicable Prospectus Supplement. The scheduled monthly payment will be adjusted as and when described in the applicable Prospectus Supplement (at intervals which may be different from those at which the Mortgage Interest Rate is adjusted) to an amount that would fully amortize the Mortgage Loan over its remaining term on a level debt service basis. Increases in the scheduled monthly payment may be subject to certain limitations, as specified in the applicable
Prospectus Supplement, which may result in negative amortization of principal.
If an adjustment to the Mortgage Interest Rate on such a Mortgage Loan causes the amount of interest accrued thereon in any month to exceed the current scheduled monthly payment on such mortgage loan, the resulting amount of interest that has accrued but is not then payable ("DEFERRED INTEREST") will be added to the principal balance of such Mortgage Loan.

     c. Net 5 Loans. If so specified in the applicable Prospectus Supplement, a
Trust Estate may contain Mortgage Loans having an original term to maturity of not more than 30 years with a Mortgage Interest Rate which adjusts initially five years subsequent to the initial payment date, and thereafter at one-month, six-month, one-year or other intervals (with corresponding adjustments in the amount of monthly payments) over the term of the mortgage loan to equal the sum of the related Note Margin and index, and providing for monthly payments of interest only prior to the date of the initial Mortgage Interest Rate adjustment and monthly payments of principal and interest thereafter sufficient to fully-amortize the Mortgage Loans over their remaining terms to maturity ("NET 5
LOANS").

                                       18

     d. Graduated Payment Loans. If so specified in the applicable Prospectus
Supplement, a Trust Estate may contain fixed-rate, graduated-payment Mortgage
Loans having original or modified terms to maturity of not more than 30 years with monthly payments during the first year calculated on the basis of an assumed interest rate which is a specified percentage below the Mortgage
Interest Rate on such Mortgage Loan. Such monthly payments increase at the beginning of the second year by a specified percentage of the monthly payment during the preceding year and each year specified thereafter to the extent necessary to amortize the Mortgage Loan over the remainder of its term or other shorter period. Mortgage Loans incorporating such graduated payment features may include (i) "GRADUATED PAY MORTGAGE LOANS," pursuant to which amounts constituting Deferred Interest are added to the principal balances of such
Mortgage Loans, (ii) "TIERED PAYMENT MORTGAGE LOANS," pursuant to which, if the amount of interest accrued in any month exceeds the current scheduled payment for such month, such excess amounts are paid from a subsidy account (usually funded by a home builder or family member) established at closing and (iii)
"GROWING EQUITY MORTGAGE LOANS," for which the monthly payments increase at a rate which has the effect of amortizing the loan over a period shorter than the stated term.

     e. Subsidy Loans. If so specified in the applicable Prospectus Supplement, a Trust Estate may contain Mortgage Loans subject to temporary interest subsidy agreements ("SUBSIDY LOANS") pursuant to which the monthly payments made by the related mortgagors will be less than the scheduled monthly payments on such
Mortgage Loans with the present value of the resulting difference in payment
("SUBSIDY PAYMENTS") being provided by the employer of the mortgagor, generally on an annual basis. Subsidy Payments will generally be placed in a custodial account ("SUBSIDY ACCOUNT") by the related Servicer. Despite the existence of a subsidy program, a mortgagor remains primarily liable for making all scheduled payments on a Subsidy Loan and for all other obligations provided for in the related Mortgage Note and Mortgage Loan.

     Subsidy Loans are offered by employers generally through either a graduated or fixed subsidy loan program, or a combination thereof. The terms of the subsidy agreements relating to Subsidy Loans generally range from one to ten years. The subsidy agreements relating to Subsidy Loans made under a graduated program generally will provide for subsidy payments that result in effective subsidized interest rates between three percentage points and five percentage points below the Mortgage Interest Rates specified in the related Mortgage
Notes. Generally, under a graduated program, the subsidized rate for a Mortgage
Loan will increase approximately one percentage point per year until it equals the full Mortgage Interest Rate. For example, if the initial subsidized interest rate is five percentage points below the Mortgage Interest Rate in year one, the subsidized rate will increase to four percentage points below the Mortgage
Interest Rate in year two, and likewise until year six, when the subsidized rate will equal the Mortgage Interest Rate. Where the subsidy agreements relating to
Subsidy Loans are in effect for longer than five years, the subsidized interest rates generally increase at smaller percentage increments for each year. The subsidy agreements relating to Subsidy Loans made under a fixed program generally will provide for subsidized interest rates at fixed percentages
(generally one percentage point to two percentage points) below the Mortgage
Interest Rates for specified periods, generally not in excess of ten years.
Subsidy Loans are also offered pursuant to combination fixed/graduated programs.
The subsidy agreements relating to such Subsidy Loans generally will provide for an initial fixed subsidy of up to five percentage points below the related
Mortgage Interest Rate for up to five years, and then a periodic reduction in the subsidy for up to five years, at an equal fixed percentage per year until the subsidized rate equals the Mortgage Interest Rate.

     Generally, employers may terminate subsidy programs in the event of (i) the mortgagor's death, retirement, resignation or termination of employment, (ii)
the full prepayment of the Subsidy Loan by the mortgagor, (iii) the sale or transfer by the mortgagor of the related Mortgaged Property as a result of which the mortgagee is entitled to accelerate the Subsidy Loan pursuant to the
"due-on-sale" clause contained in the Mortgage, or (iv) the commencement of foreclosure proceedings or the acceptance of a deed in lieu of foreclosure. In addition, some subsidy programs provide that if prevailing market rates of interest on mortgage loans similar to a Subsidy Loan are less than the Mortgage
Interest Rate of such

                                       19

Subsidy Loan, the employer may request that the mortgagor refinance such Subsidy
Loan and may terminate the related subsidy agreement if the mortgagor fails to refinance such Subsidy Loan. In the event the mortgagor refinances such Subsidy
Loan, the new loan will not be included in the Trust Estate. See "Prepayment and
Yield Considerations." In the event a subsidy agreement is terminated, the amount remaining in the Subsidy Account will be returned to the employer, and the mortgagor will be obligated to make the full amount of all remaining scheduled payments, if any. The mortgagor's reduced monthly housing expense as a consequence of payments under a subsidy agreement is used by certain Sellers in determining certain expense-to-income ratios utilized in underwriting a Subsidy
Loan. See "The Mortgage Loan Programs--Mortgage Loan Underwriting."

     f. Buy-Down Loans. If so specified in the applicable Prospectus Supplement, a Trust Estate may contain Mortgage Loans subject to temporary buy-down plans
("BUY-DOWN LOANS") pursuant to which the monthly payments made by the mortgagor during the early years of the Mortgage Loan will be less than the scheduled monthly payments on the Mortgage Loan. The resulting difference in payment will be compensated for from an amount contributed by the seller of the related
Mortgaged Property or another source, including the originator of the Mortgage
Loan (generally on a present value basis) and, if so specified in the applicable
Prospectus Supplement, placed in a custodial account (the "BUY-DOWN FUND") by the related Servicer. If the mortgagor on a Buy-Down Loan prepays such Mortgage
Loan in its entirety, or defaults on such Mortgage Loan and the Mortgaged
Property is sold in liquidation thereof, during the period when the mortgagor is not obligated, by virtue of the buy-down plan, to pay the full monthly payment otherwise due on such loan, the unpaid principal balance of such Buy-Down Loan will be reduced by the amounts remaining in the Buy-Down Fund with respect to such Buy-Down Loan, and such amounts will be deposited in the Servicer Custodial
Account or the Certificate Account, net of any amounts paid with respect to such
Buy-Down Loan by any insurer, guarantor or other person pursuant to a credit enhancement arrangement described in the applicable Prospectus Supplement.

     g. Balloon Loans. If so specified in the applicable Prospectus Supplement, a Trust Estate may contain Mortgage Loans which are amortized over a fixed period not exceeding 30 years but which have shorter terms to maturity ("BALLOON
LOANS") that causes the outstanding principal balance of the related Mortgage
Loan to be due and payable at the end of a certain specified period (the
"BALLOON PERIOD"). The borrower of such Balloon Loan will be obligated to pay the entire outstanding principal balance of the Balloon Loan at the end of the related Balloon Period. In the event the related mortgagor refinances a Balloon
Loan at maturity, the new loan will not be included in the Trust Estate. See
"Prepayment and Yield Considerations" herein.

     h. Pledged Asset Mortgage Loans. If so specified in the applicable
Prospectus Supplement, a Trust Estate may contain fixed-rate mortgage loans having original terms to stated maturity of not more than 30 years which are either (i) secured by a security interest in additional collateral (normally securities) owned by the borrower or (ii) supported by a third party guarantee
(usually a parent of the borrower); which is in turn secured by a security interest in collateral (usually securities) owned by such guarantor (any such loans, "PLEDGED ASSET MORTGAGE LOANS," and any such collateral, "ADDITIONAL
COLLATERAL"). Generally, the amount of such Additional Collateral will not exceed 30% of the amount of such loan, and the requirement to maintain
Additional Collateral will terminate when the principal amount of the loan is paid down to a predetermined amount.

     A Trust Estate may also include other types of first-lien, residential
Mortgage Loans to the extent set forth in the applicable Prospectus Supplement.

                                  THE DEPOSITOR

     Banc of America Mortgage Securities, Inc. (the "DEPOSITOR") was
incorporated in the State of Delaware on November 26, 2002 under the name BA
Residential Securities, Inc. and filed a Certificate of Amendment of Certificate of Incorporation changing its name to "Banc of America Mortgage Securities,

                                       20

Inc." on December 4, 2002. The Depositor is a wholly-owned subsidiary of Bank of
America, N.A. ("BANK OF AMERICA"). It is not expected that the Depositor will have any business operations other than offering Certificates and related activities.

     The Depositor maintains its principal executive office at 201 North Tryon
Street, Charlotte, North Carolina 28255. Its telephone number is 704-387-8239.

                           THE MORTGAGE LOAN PROGRAMS

MORTGAGE LOAN UNDERWRITING

     The Depositor will purchase the Mortgage Loans, either directly or through its affiliates, from Sellers. The Sellers may be affiliated or unaffiliated with the Depositor and may include its direct parent, Bank of America. The Mortgage
Loans will have been underwritten in accordance with one or more of the following: (i) the underwriting standards set forth below under "-- General,"
(ii) Bank of America's general underwriting standards set forth below under "--
Bank of America General Underwriting Standards," (iii) Bank of America's
alternative underwriting standards set forth below under "--Bank of America
Alternative Underwriting Standards" or (iv) the underwriting standards set forth in the applicable Prospectus Supplement.

General

     The underwriting guidelines described below are applied by Sellers other than Bank of America and are intended to evaluate the mortgagor's credit standing and repayment ability and the value and adequacy of the mortgaged property as collateral. The underwriting guidelines are applied in a standard procedure which is intended to comply with applicable federal and state laws and regulations. With respect to the underwriting guidelines described below, as well as any other underwriting guidelines that may be applicable to the Mortgage
Loans, such underwriting standards generally include a set of specific criteria pursuant to which the underwriting evaluation is made. However, the application of such underwriting guidelines does not imply that each specific criteria was satisfied individually. A Seller will have considered a Mortgage Loan to be originated in accordance with a given set of underwriting guidelines if, based on an overall qualitative evaluation, the loan is in substantial compliance with such underwriting guidelines. A Mortgage Loan may be considered to comply with a set of underwriting standards, even if one or more specific criteria included in such underwriting standards were not satisfied, if other factors compensated for the criteria that were not satisfied or the Mortgage Loan is considered to be in substantial compliance with the underwriting standards.

     Initially, a prospective mortgagor is required to complete an application designed to provide pertinent information on the prospective borrower, the property to be financed, and the type of loan desired. As part of the description of the prospective mortgagor's financial condition, the applicant is required to provide current information describing income, as well as an authorization to apply for a credit report which summarizes the applicant's credit history with merchants and lenders and any record of bankruptcy. If required by product guidelines, an employment verification is obtained either from the applicant's employer wherein the employer reports the length of employment with that organization, the current salary and an indication as to whether it is expected that the applicant will continue such employment in the future or through analysis of copies of federal withholding (IRS W-2) forms and/or current payroll earnings statements of the applicant. If a prospective mortgagor is self-employed, the applicant may be required to submit copies of signed tax returns. If required by the product guidelines, the applicant is required to authorize deposit verification at all financial institutions where the applicant has accounts. A Seller may, as part of its overall evaluation of the applicant's creditworthiness, use a credit scoring system or mortgage scoring system to evaluate in a statistical manner the expected performance of a
Mortgage Loan based on the pertinent credit information concerning the applicant provided through

                                       21

national credit bureaus, certain other information provided by the applicant and an assessment of specific mortgage loan characteristics, including loan-to-value ratio and type of loan product.

     Certain Sellers may use an automated process to assist in making credit decisions on certain mortgage loans. A prospective borrower's credit history is assigned a score based on standard criteria designed to predict the possibility of a default by the prospective borrower on a mortgage loan. An application from a prospective borrower whose score indicates a high probability of default will receive scrutiny from an underwriter who may override a decision based on the credit score. An application from a prospective borrower whose score indicates a lower probability of default is subject to less stringent underwriting guidelines and documentation standards to verify the information in the application.

     In addition, certain Sellers may maintain alternative underwriting guidelines for certain qualifying Mortgage Loans underwritten through an underwriting program ("LIMITED OR REDUCED DOCUMENTATION GUIDELINES") designed to streamline the loan underwriting process. Certain reduced loan documentation programs may not require income, employment or asset verifications. Generally, in order to be eligible for a reduced loan documentation program, the Mortgaged
Property must have a loan-to-value ratio which supports the amount of the
Mortgage Loan and the mortgagor must have a good credit history. Eligibility for such program may be determined by use of a credit scoring model.

     Once the credit report and any applicable employment and deposit documentation are received, a determination is made as to whether the prospective mortgagor has sufficient monthly income available to meet the mortgagor's monthly obligations on the proposed mortgage loan and other expenses related to the mortgaged property (such as property taxes and hazard insurance)
and to meet other financial obligations and monthly living expenses.

     To determine the adequacy of the Mortgaged Property as collateral, generally an appraisal is made of each property considered for financing. The appraisal is conducted by either a staff appraiser of the applicable Seller or an independent appraiser. The appraisal is based on various factors including the appraiser's estimate of values, giving appropriate weight to both the market value of comparable housing, as well as the cost of replacing the property. The collateral valuation of the property may also be established by an automated valuation model or be based on the tax assessed value.

     Appraisers may be required by a Seller to note on their appraisal any environmental hazard the appraiser becomes aware of while appraising the property. Properties with contaminated water or septic may be ineligible for financing by certain originators. EPA Lead Paint requirements for notice and an inspection period are standard for properties built before 1978. Properties containing other hazards may be eligible for financing if the appraiser can value the property showing the impact of the hazard, and the borrower executes a
"hold harmless" letter to the lender.

     If required, the title insurance policy may include Environmental
Protection Lien Endorsement coverage (ALTA Form 8.1 or its equivalent) excepting only Superliens which may arise after the loan is made. See "Certain Legal
Aspects of the Mortgage Loans--Environmental Considerations."

     With respect to certain mortgage loans, the underwriting of such mortgage loans may be based on data obtained by parties, other than the applicable
Seller, that are involved at various stages in the mortgage origination or acquisition process. This typically occurs under circumstances in which loans are subject to more than one approval process, as when correspondents, certain mortgage brokers or similar entities that have been approved by a Seller to process loans on its behalf, or independent contractors hired by such Seller to perform underwriting services on its behalf make initial determinations as to the consistency of loans with such Seller's underwriting guidelines. The underwriting of mortgage loans acquired by a Seller pursuant to a delegated underwriting arrangement with a correspondent may not be reviewed prior to acquisition of the mortgage loan by such Seller although the mortgage loan file may be reviewed by such Seller to confirm that certain documents are included in the file. Instead, such Seller may rely on (i) the correspondent's representations that such mortgage loan was underwritten in

                                       22

accordance with such Seller's underwriting standards and (ii) a post-purchase review of a sampling of all mortgage loans acquired from such originator. In addition, in order to be eligible to sell mortgage loans to such Seller pursuant to a delegated underwriting arrangement, the originator must meet certain requirements including, among other things, certain quality, operational and financial guidelines.

     Certain states where the Mortgaged Properties securing the Mortgage Notes are located are "antideficiency" states where, in general, lenders providing credit on one-to-four-family properties must look solely to the property for repayment in the event of foreclosure, see "Certain Legal Aspects of the
Mortgage Loans--Anti-Deficiency Legislation, the Bankruptcy Code and Other
Limitations on Lenders." The underwriting guidelines in all states (including anti-deficiency states) require that the value of the property being financed, as indicated by the appraisal, currently supports and is anticipated to support in the future the outstanding loan balance and provides sufficient value to mitigate the effects of adverse shifts in real estate values, although there can be no assurance that such value will support the outstanding loan balance in the future.

     Mortgage Loans originated with Loan-to-Value Ratios in excess of 80% may be covered by primary mortgage insurance. The "LOAN-TO-VALUE RATIO" is the ratio, expressed as a percentage, of the principal amount of the Mortgage Loan at origination to the lesser of (i) the appraised value of the related Mortgaged
Property, as established by an appraisal obtained by the originator prior to origination or an automated valuation model or tax assessed value (if permitted within program guidelines as an appraisal alternative), or (ii) the sale price for such property. For the purpose of calculating the Loan-to-Value Ratio of any
Mortgage Loan that is the result of the refinancing (including a refinancing for
"equity take out" purposes) of an existing mortgage loan, the appraised value of the related Mortgaged Property may be determined by reference to an appraisal obtained in connection with the origination of the replacement loan.

     Certain of the Mortgage Loans may be purchased by the Depositor either directly or through an affiliate in negotiated transactions, and such negotiated transactions may be governed by contractual agreements. The contractual agreements with Sellers may provide the commitment by the Depositor or an affiliate to accept the delivery of a certain dollar amount of mortgage loans over a specific period of time; this commitment may allow for the delivery of mortgage loans one at a time or in multiples as aggregated by the Seller. Many of the contractual agreements allow the delegation of all underwriting functions to the Seller, who will represent that the Mortgage Loans have been originated in accordance with underwriting standards agreed to by the Depositor or its affiliate. In the event such standards differ naturally from those set forth above, the related Prospectus Supplement will describe such standards.

Bank of America General
Underwriting Standards

     Each mortgage loan underwritten by Bank of America under its general underwriting standards is underwritten in accordance with guidelines established in the Bank of America's Product and Policy Guides (the "PRODUCT GUIDES"). These
underwriting standards applied by Bank of America in originating or acquiring mortgage loans are intended to evaluate the applicants' repayment ability, credit standing and assets available for downpayment, closing costs and cash reserves. Additionally, guidelines are established regarding the adequacy of the property as collateral for the loan requested. The underwriting standards as established in the Product Guides are continuously updated to reflect prevailing conditions in the residential market, new mortgage products, and the investment market for residential mortgage loans.

     The use of standardized underwriting guidelines does not imply that each specific criterion was satisfied individually. Bank of America will consider a mortgage loan to be originated in accordance with a given set of guidelines if, based on an overall qualitative evaluation, the loan is in substantial compliance with such underwriting guidelines. Even if one or more specific criteria included in such underwriting guidelines were not satisfied, if other factors compensated for the standards that were not

                                       23

satisfied, the mortgage loan may be considered to be in substantial compliance with the underwriting guidelines.

     The real estate lending processes for one- to four-family mortgage loans follow standard procedures, designed to comply with applicable federal and state laws and regulations. Initially, a prospective borrower is required to complete an application designed to provide pertinent information about the prospective borrower, the property to be financed and the type of loan desired. Information regarding the property to be financed may be provided by the prospective borrower after Bank of America has approved, subject to review of the property to be financed, a loan to the prospective borrower. As part of the description of the prospective borrower's financial condition, Bank of America generally requires a description of income and obtains a credit report, which summarizes the prospective borrower's credit history with merchants and lenders and any public records, such as bankruptcy. If required by product guidelines, an employment verification providing current and historical income information and/or a telephonic employment confirmation is obtained. Such employment verification may be obtained, either through analysis of the prospective borrower's recent pay stub and/or W-2 forms for the most recent two years, relevant portions of the most recent two years' tax returns, or from the prospective borrower's employer, wherein the employer reports the length of employment and current salary with that organization. Self-employed prospective borrowers generally are required to submit relevant portions of their federal tax returns for the past two years.

     Bank of America may, as part of its overall evaluation of a prospective borrower's creditworthiness, use Credit Scores or a combination of Credit Scores and Mortgage Scores. "CREDIT SCORES" are statistical credit scores designed to assess a borrower's creditworthiness and likelihood to default on a consumer obligation over a two-year period based on a borrower's credit history. Credit
Scores were not developed to predict the likelihood of default on mortgage loans and, accordingly, may not be indicative of the ability of a mortgagor to repay its Mortgage Loan. A "MORTGAGE SCORE" takes into account not only a borrower's credit history but also uses statistics to predict how the majority of loans with common characteristics in a broad group of the population will perform in the future. The Mortgage Score used by Bank of America will either have been developed by Bank of America or by a third party and approved by Bank of
America. Some mortgage loans originated by Bank of America may have no Credit
Score or Mortgage Score or have a Credit Score that Bank of America believes, as a result of other factors, is not predictive of a borrower's capacity and willingness to pay. In those cases, Bank of America will obtain an alternative credit history that has at least three credit references, one of which is housing related. A prospective borrower with (1) a higher Credit Score or (2) a higher Credit Score and Mortgage Score, which, in either event, indicates a more favorable credit history, is eligible for one of Bank of America's accelerated processing programs (the "ACCELERATED PROCESSING PROGRAMS"). Loans in the
Accelerated Processing Programs (which include, among others, the All-Ready Home and Rate Reduction Refinance programs described below) are subject to less stringent documentation requirements.

     Once the credit report and any applicable employment and deposit documentation are received, a determination is made as to whether the prospective mortgagor has sufficient monthly income available (i) to meet the mortgagor's monthly obligations on the proposed mortgage loan and other expenses related to the mortgaged property (such as property taxes and hazard insurance)
and (ii) to meet other financial obligations and monthly living expenses.

     To determine the adequacy of the mortgaged property as collateral, generally an independent appraisal is made of each mortgaged property considered for financing. In certain instances the appraisal may be conducted by an employee of Bank of America or an affiliate. The evaluation is based on the appraiser's estimate of value, giving appropriate weight to both the market value of comparable housing, as well as the cost of replacing the mortgaged property. If the loan is a refinance of a loan currently serviced by Bank of
America, or carries a conforming loan amount, the collateral valuation of the property may be established by an automated valuation or the tax assessed value.

                                       24

     Mortgage loans will generally be covered by an appropriate standard form
American Land Title Association ("ALTA") title insurance policy, or a substantially similar policy or form of insurance acceptable to FNMA or FHLMC, or if the related mortgaged property is located in a jurisdiction where such policies are generally not available, an opinion of counsel of the type customarily rendered in such jurisdiction in lieu of title insurance will be obtained instead. Notwithstanding the foregoing, certain mortgage loans that are not purchase money mortgage loans or that have principal balances less than certain specified amounts may not be covered by title insurance policies, although title searches are performed in connection with the origination of such mortgage loans. The Depositor will represent and warrant to the Trustee of any
Trust Estate that the Mortgaged Property related to each Mortgage Loan
(including each Mortgage Loan for which a title search is performed in lieu of obtaining a title insurance policy) is free and clear of all encumbrances and liens having priority over the first lien of the related Mortgage, subject to certain limited exceptions. However, in the event that a lien senior to the lien of the Mortgage related to a Mortgage Loan for which a title search is performed in lieu of obtaining a title insurance policy is found to exist, the sole recourse of the Trustee will be against the Depositor for breach of its representation and warranty. The Trustee will not have recourse against any title insurance company or other party.

     Certain states where the mortgaged properties securing the mortgage loans are located are "antideficiency" states, where, in general, lenders providing credit on one-to-four family properties must look solely to the property for repayment in the event of foreclosure. See "Certain Legal Aspects of the
Mortgage Loans -- Anti-Deficiency Legislation, the Bankruptcy Code and Other
Limitations on Lenders" in this Prospectus. Bank of America's underwriting guidelines in all states (including anti-deficiency states) require that the value of the mortgaged property being financed currently supports and is anticipated to support in the future the outstanding loan balance and provides sufficient value to mitigate the effects of adverse shifts in real estate values, although there can be no assurance that such value will support the outstanding loan balance in the future.

     Bank of America may provide secondary financing to a borrower contemporaneously with the origination of the first mortgage loan but only if the first mortgage loan does not have a Loan-to-Value Ratio exceeding 80% and a combined loan-to-value ratio exceeding 95%. The underwriting guidelines applied to the first mortgage loan are based on the combined higher loan-to-value ratio with the exception of the requirement of primary mortgage insurance and loan amount limit. Secondary financing by a lender other than Bank of America is not prohibited but the terms of such financing are subject to review by Bank of
America and may not be as stringent as the Bank of America's underwriting guidelines for secondary financing.

     Bank of America may originate new mortgage loans under its "ALL-READY HOME"
mortgage refinance program. Under this program, a borrower whose mortgage loan is serviced by Bank of America may be eligible for a reduced documentation refinancing if the borrower's mortgage loan has had no delinquent payments in the previous twelve months and the only change is to the mortgage interest rate or term of the mortgage loan. In addition, under its "RATE REDUCTION REFINANCE"
program, Bank of America may offer to refinance a mortgage loan to reduce the mortgage interest rate and/or change the amortization schedule for a borrower who has indicated an interest in refinancing or who has requested payoff information, through the extension of a replacement mortgage loan or the modification of the existing mortgage loan, provided the borrower has had no delinquent mortgage loan payments in the previous twelve months. In such cases,
Bank of America will not apply any significant borrower credit or property underwriting standards. Mortgage Loans initially included in the Trust Estate for a particular Series may have been the subject of a refinancing described above. To the extent a borrower becomes eligible for such a refinancing after his or her Mortgage Loan has been included in a particular Trust Estate, such
Mortgage Loan could be refinanced resulting in a prepayment of such Mortgage
Loan. See "Prepayment and Yield Considerations--Weighed Average Life of
Certificates."

                                       25

Bank of America Alternative
Underwriting Standards

     In addition to the general underwriting standards described above under
"--Bank of America General Underwriting Standards," Bank of America provides for certain alternative underwriting programs for qualified borrowers, some of which are Accelerated Processing Programs.

     Bank of America's "STATED INCOME PROGRAM" provides applicants with a strong credit and asset base the ability to obtain home loans with no income verification and a debt-to-income ratio calculation based on income the applicant discloses on the application. Under the Stated Income Program, applicants who have steady employment and complex sources of income or rapidly expanding incomes may be eligible. The Stated Income Program is designed to meet the needs of applicants who have demonstrated a high regard for their financial obligations as evidenced by a minimum Credit Score. Salaried and self-employed applicants must have a minimum of two years of continuous employment with the same employer or in the same line of work. A verbal verification of employment confirming the applicant's date of employment, job status and title is required.

     Bank of America's "NO RATIO LOAN PROGRAM" provides applicants with a strong credit and asset base ability to obtain home loans with no income verification or debt-to-income ratio calculation. Under this program, the borrower does not state his income at the time of loan application. The applicant must evidence a propensity and capacity to save and to maintain stable employment, defined as a minimum of two years in the same line of work. A verbal verification of employment information provided in the application, without reference to income, takes place under this program. While income information is not provided, the borrower must continue to provide documentation of his assets used for down payment, closing costs, and reserves.

     Bank of America's "100% LTV PROGRAM" provides applicants with a consistent, responsible regard for their financial obligations, as evidenced by a minimum
Credit Score, the ability to obtain a home loan with no down payment. The 100%
LTV Program also permits Loan-to-Value Ratios of up to 103% (including closing costs and prepaid items in an amount up to 3% of the value of the mortgaged property). Under this program, Bank of America verifies income, assets and employment.

     In addition, Bank of America may provide secondary financing to a borrower contemporaneously with the origination of the first mortgage loan but only if the first mortgage loan does not have a Loan-to- Value Ratio exceeding 80% and a combined loan-to-value ratio exceeding 100%. The alternative underwriting guidelines applied to the first mortgage loan are based on the combined higher loan-to-value ratio with the exception of the requirement of primary mortgage insurance and loan amount limit.

REPRESENTATIONS AND WARRANTIES

     In connection with the transfer of the Mortgage Loans related to any Series by the Depositor to the Trust Estate, the Depositor will generally make certain representations and warranties regarding the Mortgage Loans. If so indicated in the applicable Prospectus Supplement, the Depositor may, rather than itself making representations and warranties, cause the representations and warranties made by the Seller in connection with its sale of Mortgage Loans to the
Depositor or to another affiliate of the Depositor to be assigned to the Trust
Estate. In such cases, the Seller's representations and warranties may have been made as of a date prior to the date of execution of the Pooling and Servicing
Agreement. Such representations and warranties (whether made by the Depositor or another party) will generally include the following with respect to the Mortgage
Loans, or each Mortgage Loan, as the case may be: (i) the schedule of Mortgage
Loans appearing as an exhibit to such Pooling and Servicing Agreement is correct in all material respects at the date or dates respecting which such information is furnished as specified therein; (ii) immediately prior to the transfer and assignment contemplated by the Pooling and Servicing Agreement, the Depositor is
the sole owner and holder of the Mortgage Loan, free and clear of any and all

                                       26

liens, pledges, charges or security interests of any nature and has full right and authority to sell and assign the same; (iii) to the knowledge of the representing party, no Mortgage Note or Mortgage is subject to any right of rescission, set-off, counterclaim or defense; (iv) the Mortgage Loan (a) is covered by a title insurance policy, (b) a title search has been done showing no lien, subject to certain limited exceptions, senior to the first lien of the
Mortgage or (c) in the case of any Mortgage Loan secured by a Mortgaged Property located in a jurisdiction where such policies are generally not available, an opinion of counsel of the type customarily rendered in such jurisdiction in lieu of title insurance is instead received; (v) subject to certain limited exceptions, the Mortgage is a valid, subsisting and enforceable first lien on the related Mortgaged Property; (vi) the Mortgaged Property is undamaged by water, fire, earthquake or earth movement, windstorm, flood, tornado or similar casualty (excluding casualty from the presence of hazardous wastes or hazardous substances, as to which no representation is made), so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended; (vii) all payments required to be made up to the Due Date immediately preceding the Cut-Off Date for such Mortgage Loan under the terms of the related Mortgage Note have been made and no Mortgage Loan had more than one delinquency in the 12 months preceding the Cut-Off Date; and
(viii) any and all requirements of any federal, state or local law with respect to the origination of the Mortgage Loans including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, all applicable predatory and abusive lending laws, equal credit opportunity or disclosure laws applicable to the Mortgage Loans have been complied with.

     No representations or warranties are made by the Depositor or any other party as to the environmental condition of any Mortgaged Property including the absence, presence or effect of hazardous wastes or hazardous substances on such
Mortgaged Property or any effect from the presence or effect of hazardous wastes or hazardous substances on, near or emanating from such Mortgaged Property. See
"Certain Legal Aspects of the Mortgage Loans--Environmental Considerations."

     See "The Pooling and Servicing Agreement--Assignment of Mortgage Loans to
the Trustee" for a description of the limited remedies available in connection with breaches of the foregoing representations and warranties. In addition to those remedies, in the case of a breach of the representation that a Mortgage
Loan at the time of its origination complied with any applicable federal, state or local predatory or abusive lending laws, the Depositor (or other party making such representation) will be required to pay any costs or damages incurred by the Trust as a result of the violation of such laws.

                         DESCRIPTION OF THE CERTIFICATES

GENERAL

     Each Series of Certificates will include one or more Classes. Any Class of
Certificates may consist of two or more non-severable components, each of which may exhibit any of the principal or interest payment characteristics described herein with respect to a Class of Certificates. A Series may include one or more
Classes of Certificates entitled, to the extent of funds available, to (i)
principal and interest distributions in respect of the related Mortgage Loans,
(ii) principal distributions, with no interest distributions, (iii) interest distributions, with no principal distributions or (iv) such other distributions as are described in the applicable Prospectus Supplement.

     Each Series of Certificates will be issued on the date specified in the applicable Prospectus Supplement (the "CLOSING DATE") pursuant to a Pooling and
Servicing Agreement (the "POOLING AND SERVICING AGREEMENT") among the Depositor, the Servicer(s) (or, if applicable, the Master Servicer), and the Trustee named in the applicable Prospectus Supplement. An illustrative form of Pooling and
Servicing Agreement has been filed as an exhibit to the registration statement of which this Prospectus is a part. The following summaries describe material provisions common to the Certificates and to each Pooling and Servicing
Agreement. The summaries are subject to, and are qualified by reference to, the further material provisions of the Pooling and Servicing Agreement for each specific Series of Certificates, as described in

                                       27

the applicable Prospectus Supplement. Wherever particular sections or defined terms of the Pooling and Servicing Agreement are referred to, such sections or defined terms are thereby incorporated herein by reference from the form of
Pooling and Servicing Agreement filed as an exhibit to the registration statement.

     Distributions to holders of Certificates (the "CERTIFICATEHOLDERS") of all
Series (other than the final distribution in retirement of the Certificates)
will be made by check mailed to the address of the person entitled thereto
(which in the case of Book-Entry Certificates will be Cede as nominee for DTC)
as it appears on the certificate register, except that, with respect to any holder of a Certificate evidencing not less than a certain minimum denomination set forth in the applicable Prospectus Supplement, distributions will be made by wire transfer in immediately available funds, provided that the Trustee or the
Paying Agent acting on behalf of the Trustee shall have been furnished with appropriate wiring instructions not less than seven business days prior to the related Distribution Date. The final distribution in retirement of Certificates will be made only upon presentation and surrender of the Certificates at the office or agency maintained by the Trustee or other entity for such purpose, as specified in the final distribution notice to Certificateholders.

     Each Series of Certificates will represent ownership interests in the related Trust Estate. An election may be made to treat the Trust Estate (or one or more segregated pools of assets therein) with respect to a Series of
Certificates as a REMIC. If such an election is made, such Series will consist of one or more Classes of Certificates that will represent "regular interests"
within the meaning of Code Section 860G(a)(1) (such Class or Classes collectively referred to as the "REGULAR CERTIFICATES") and one Class of
Certificates with respect to each REMIC that will be designated as the "residual interest" within the meaning of Code Section 860G(a)(2) (the "RESIDUAL
CERTIFICATES") representing the right to receive distributions as specified in the Prospectus Supplement for such Series. See "Federal Income Tax
Consequences."

     The Depositor may sell certain Classes of the Certificates of a Series, including one or more Classes of Subordinated Certificates, in privately negotiated transactions exempt from registration under the Securities Act.
Alternatively, if so specified in a Prospectus Supplement relating to such
Subordinated Certificates, the Depositor may offer one or more Classes of the
Subordinated Certificates of a Series by means of this Prospectus and such
Prospectus Supplement.

DEFINITIVE FORM

     Certificates of a Series that are issued in fully-registered, certificated form are referred to herein as "DEFINITIVE CERTIFICATES." Distributions of principal of, and interest on, the Definitive Certificates will be made directly to holders of Definitive Certificates in accordance with the procedures set forth in the Pooling and Servicing Agreement. The Definitive Certificates of a
Series offered hereby and by means of the applicable Prospectus Supplements will be transferable and exchangeable at the office or agency maintained by the
Trustee or such other entity for such purpose set forth in the applicable
Prospectus Supplement. No service charge will be made for any transfer or exchange of Definitive Certificates, but the Trustee or such other entity may require payment of a sum sufficient to cover any tax or other governmental charge in connection with such transfer or exchange.

     In the event that an election is made to treat the Trust Estate (or one or more segregated pools of assets therein) as a REMIC, the "residual interest"
thereof will be issued as a Definitive Certificate. No legal or beneficial interest in all or any portion of any "residual interest" may be transferred without the receipt by the transferor and the Trustee of an affidavit signed by the transferee stating, among other things, that the transferee (i) is not a disqualified organization within the meaning of Code Section 860E(e) or an agent
(including a broker, nominee or middleman) thereof and (ii) understands that it may incur tax liabilities in excess of any cash flows generated by the residual interest. Further, the transferee must state in the affidavit that it (a)
historically has paid its debts as they have come due, (b) intends to

                                       28

pay its debts as they come due in the future and (c) intends to pay taxes associated with holding the residual interest as they become due. The transferor must certify to the Trustee that, as of the time of the transfer, it has no actual knowledge that any of the statements made in the transferee affidavit are false and no reason to know that the statements made by the transferee pursuant to clauses (a), (b) and (c) of the preceding sentence are false. See "Federal
Income Tax Consequences--Federal Income Tax Consequences for REMIC
Certificates--Taxation of Residual Certificates--Tax-Related Restrictions on
Transfer of Residual Certificates."

BOOK-ENTRY FORM

     Each Class of the Book-Entry Certificates of a Series initially will be represented by one or more physical certificates registered in the name of Cede
& Co. ("CEDE"), as nominee of DTC, which will be the "holder" or
"Certificateholder" of such Certificates, as such terms are used herein. No person acquiring an interest in a Book-Entry Certificate (a "BENEFICIAL OWNER")
will be entitled to receive a Definitive Certificate representing such person's interest in the Book-Entry Certificate, except as set forth below. Unless and until Definitive Certificates are issued under the limited circumstances described herein, all references to actions taken by Certificateholders or holders shall, in the case of the Book-Entry Certificates, refer to actions taken by DTC upon instructions from its DTC Participants, and all references herein to distributions, notices, reports and statements to Certificateholders or holders shall, in the case of the Book-Entry Certificates, refer to distributions, notices, reports and statements to DTC or Cede, as the registered holder of the Book-Entry Certificates, as the case may be, for distribution to
Beneficial Owners in accordance with DTC procedures.

     DTC is a limited purpose trust company organized under the laws of the
State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a
"clearing agency" registered pursuant to Section 17A of the Securities Exchange
Act of 1934, as amended. DTC was created to hold securities for its participating organizations ("DTC PARTICIPANTS") and to facilitate the clearance and settlement of securities transactions among DTC Participants through electronic book entries, thereby eliminating the need for physical movement of certificates. DTC Participants include securities brokers and dealers (which may include any underwriter identified in the Prospectus Supplement applicable to any Series), banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to banks, brokers, dealers, trust companies and other institutions that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly ("INDIRECT DTC
PARTICIPANTS").

     Under the rules, regulations and procedures creating and affecting DTC and its operations (the "RULES"), DTC is required to make book-entry transfers of
Book-Entry Certificates among DTC Participants on whose behalf it acts with respect to the Book-Entry Certificates and to receive and transmit distributions of principal of and interest on the Book-Entry Certificates. DTC Participants and Indirect DTC Participants with which Beneficial Owners have accounts with respect to the Book-Entry Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective
Beneficial Owners.

     Beneficial Owners that are not DTC Participants or Indirect DTC
Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, Book-Entry Certificates may do so only through DTC
Participants and Indirect DTC Participants. In addition, Beneficial Owners will receive all distributions of principal and interest from the Trustee, or a
Paying Agent on behalf of the Trustee, through DTC Participants. DTC will forward such distributions to its DTC Participants, which thereafter will forward them to Indirect DTC Participants or Beneficial Owners. Beneficial
Owners will not be recognized by the Trustee, any Servicer, or the Master
Servicer or any Paying Agent as Certificateholders, as such term is used in the
Pooling and Servicing Agreement, and Beneficial Owners will be permitted to exercise the rights of Certificateholders only indirectly through DTC and its
DTC Participants.

                                       29

     Because DTC can only act on behalf of DTC Participants, who in turn act on behalf of Indirect DTC Participants and certain banks, the ability of a
Beneficial Owner to pledge Book-Entry Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such
Book- Entry Certificates, may be limited due to the lack of a physical certificate for such Book-Entry Certificates. In addition, under a book-entry format, Beneficial Owners may experience delays in their receipt of payments, since distributions will be made by the Trustee, or a Paying Agent on behalf of the Trustee, to Cede, as nominee for DTC.

     DTC has advised the Depositor that it will take any action permitted to be taken by a Certificateholder under the Pooling and Servicing Agreement only at the direction of one or more DTC Participants to whose accounts with DTC the
Book-Entry Certificates are credited. Additionally, DTC has advised the
Depositor that it will take such actions with respect to specified Voting
Interests only at the direction of and on behalf of DTC Participants whose holdings of Book-Entry Certificates evidence such specified Voting Interests.
DTC may take conflicting actions with respect to Voting Interests to the extent that DTC Participants whose holdings of Book-Entry Certificates evidence such
Voting Interests authorize divergent action.

     None of the Depositor, any Servicer, the Master Servicer or the Trustee
will have any responsibility for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Book-Entry
Certificates held by Cede, as nominee for DTC, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. In the event of the insolvency of DTC, a DTC Participant or an Indirect DTC Participant
in whose name Book-Entry Certificates are registered, the ability of the
Beneficial Owners of such Book-Entry Certificates to obtain timely payment and, if the limits of applicable insurance coverage by the Securities Investor
Protection Corporation are exceeded or if such coverage is otherwise unavailable, ultimate payment, of amounts distributable with respect to such
Book-Entry Certificates may be impaired.

     The Book-Entry Certificates will be converted to Definitive Certificates and reissued to Beneficial Owners or their nominees, rather than to DTC or its nominee, only if DTC advises the Trustee in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the Book-Entry Certificates and the Trustee is unable to locate a qualified successor or under such other circumstances as described in the related Prospectus Supplement.

     Upon the occurrence of any event described in the immediately preceding paragraph, the Trustee will be required to notify all Beneficial Owners through
DTC Participants of the availability of Definitive Certificates. Upon surrender by DTC of the physical certificates representing the Book-Entry Certificates and receipt of instructions for re-registration, the Trustee will reissue the
Book-Entry Certificates as Definitive Certificates to Beneficial Owners. The
procedures relating to payment on and transfer of Certificates initially issued as Definitive Certificates will thereafter apply to those Book-Entry
Certificates that have been reissued as Definitive Certificates.

DISTRIBUTIONS TO CERTIFICATEHOLDERS

     General. On each Distribution Date, each holder of a Certificate of a Class will be entitled to receive its Certificate's Percentage Interest of the portion of the Pool Distribution Amount allocated to such Class. Generally, the undivided percentage interest (the "PERCENTAGE INTEREST") represented by any
Certificate of a Class in distributions to such Class will be equal to the percentage obtained by dividing the initial principal balance (or notional amount) of such Certificate by the aggregate initial principal balance (or notional amount) of all Certificates of such Class.

     In general, the funds available for distribution to Certificateholders of a
Series of Certificates with respect to each Distribution Date for such Series
(the "POOL DISTRIBUTION AMOUNT") will be the sum of all previously undistributed payments or other receipts on account of principal (including principal prepayments and Liquidation Proceeds, if any) and interest on or in respect of the related Mortgage Loans

                                       30

received by the related Servicer after the Cut-Off Date (except for amounts due on or prior to the Cut-Off Date), or received by the related Servicer on or prior to the Cut-Off Date but due after the Cut-Off Date, in either case received on or prior to the business day preceding the Determination Date in the month in which such Distribution Date occurs, plus all Periodic Advances with respect to payments due to be received on the Mortgage Loans on the Due Date preceding such Distribution Date, but excluding the following:

          (a) amounts received as late payments of principal or interest respecting which one or more unreimbursed Periodic Advances has been made;

          (b) that portion of Liquidation Proceeds with respect to a Mortgage
     Loan which represents any unreimbursed Periodic Advances;

          (c) those portions of each payment of interest on a particular
     Mortgage Loan which represent (i) the Fixed Retained Yield, if any, (ii)
     the applicable Servicing Fee, (iii) the applicable Master Servicing Fee, if any, (iv) the Trustee Fee and (v) any other amounts described in the applicable Prospectus Supplement;

          (d) all amounts representing scheduled payments of principal and interest due after the Due Date occurring in the month in which such
     Distribution Date occurs;

          (e) all proceeds (including Liquidation Proceeds other than, in certain cases as specified in the applicable Prospectus Supplement,
     Liquidation Proceeds which were received prior to the related Servicer's determination that no further recoveries on a defaulted Mortgage Loan will be forthcoming ("PARTIAL LIQUIDATION PROCEEDS")) of any Mortgage Loans, or
     property acquired in respect thereof, that were liquidated, foreclosed, purchased or repurchased pursuant to the applicable Pooling and Servicing
     Agreement, which proceeds were received on or after the Due Date occurring in the month in which such Distribution Date occurs and all principal prepayments in full, partial principal prepayments and Partial Liquidation
     Proceeds received by the related Servicer on or after the Determination
     Date (or, with respect to any such amount, and if specified in the applicable Prospectus Supplement, the Due Date) occurring in the month in which such Distribution Date occurs, and all related payments of interest on such amounts;

          (f) that portion of Liquidation Proceeds which represents any unpaid
     Servicing Fees, Master Servicing Fee or any Trustee Fee to which the related Servicer, the Trustee or the Master Servicer, respectively, is entitled and any unpaid Fixed Retained Yield;

          (g) if an election has been made to treat the applicable Trust Estate as a REMIC, any Liquidation Profits with respect to such Distribution Date;

          (h) all amounts representing certain expenses reimbursable to the
     Master Servicer or any Servicer and other amounts permitted to be withdrawn by the Master Servicer or such Servicer from the Certificate Account, in each case pursuant to the applicable Pooling and Servicing Agreement;

          (i) all amounts in the nature of late fees, assumption fees, prepayment fees and similar fees which the related Servicer is entitled to retain pursuant to the applicable Underlying Servicing Agreement or applicable Pooling and Servicing Agreement;

          (j) reinvestment earnings on payments received in respect of the
     Mortgage Loans; and

          (k) any recovery of an amount in respect of principal which had previously been allocated as a realized loss to such Series of
     Certificates.

     The applicable Prospectus Supplement for a Series will describe any variation in the calculation of the Pool Distribution Amount for such Series.

                                       31

     "FORECLOSURE PROFITS" with respect to a Distribution Date and a liquidated
Mortgage Loan will be the excess of the amount by which net Liquidation Proceeds on such liquidated Mortgage Loan exceed the unpaid principal balance thereof plus accrued interest thereon at the Mortgage Interest Rate.

     Distributions of Interest. With respect to each Series of Certificates, interest on the related Mortgage Loans at the weighted average of the applicable
Net Mortgage Interest Rates thereof, will be passed through monthly to holders of the related Classes of Certificates in the aggregate, in accordance with the particular terms of each such Class of Certificates. The "NET MORTGAGE INTEREST
RATE" for each Mortgage Loan in a given period will equal the mortgage interest rate for such Mortgage Loan in such period, as specified in the related Mortgage
Note (the "MORTGAGE INTEREST RATE"), less the portion thereof, if any, not contained in the Trust Estate (the "FIXED RETAINED YIELD"), and less amounts payable to the Servicer for servicing the Mortgage Loan (the "SERVICING FEE"), the fee payable to the Master Servicer, if any (the "MASTER SERVICING FEE"), the
fee payable to the Trustee (the "TRUSTEE FEE") and any related expenses specified in the applicable Prospectus Supplement.

     Interest will accrue on the principal balance (or notional amount, as described below) of each Class of Certificates entitled to interest at the
Pass-Through Rate for such Class indicated in the applicable Prospectus
Supplement (which may be a fixed rate or an adjustable rate) from the date and for the periods specified in such Prospectus Supplement. To the extent the Pool
Distribution Amount is available therefor, interest accrued during each such specified period on each Class of Certificates entitled to interest (other than a Class that provides for interest that accrues, but is not currently payable, referred to hereinafter as "ACCRUAL CERTIFICATES") will be distributable on the
Distribution Dates specified in the applicable Prospectus Supplement until the principal balance (or notional amount) of such Class has been reduced to zero.
Distributions allocable to interest on each Certificate that is not entitled to distributions allocable to principal will generally be calculated based on the notional amount of such Certificate. The notional amount of a Certificate will not evidence an interest in or entitlement to distributions allocable to principal but will be solely for convenience in expressing the calculation of interest and for certain other purposes.

     With respect to any Class of Accrual Certificates, any interest that has accrued but is not paid on a given Distribution Date will be added to the principal balance of such Class of Certificates on that Distribution Date.
Distributions of interest on each Class of Accrual Certificates will commence only after the occurrence of the events or the existence of the circumstance specified in such Prospectus Supplement and, prior to such time, or in the absence of such circumstances, the principal balance of such Class will increase on each Distribution Date by the amount of interest that accrued on such Class during the preceding interest accrual period but that was not required to be distributed to such Class on such Distribution Date. Any such Class of Accrual
Certificates will thereafter accrue interest on its outstanding principal balance as so adjusted.

     Distributions of Principal. The principal balance of any Class of
Certificates entitled to distributions of principal will generally be the original principal balance of such Class specified in such Prospectus
Supplement, reduced by all distributions reported to the holders of such
Certificates as allocable to principal and any losses on the related Mortgage
Loans allocated to such Class of Certificates and (i) in the case of Accrual
Certificates, increased by all interest accrued but not then distributable on such Accrual Certificates and (ii) in the case of a Series of Certificates representing interests in a Trust Estate containing adjustable-rate Mortgage
Loans, increased by any Deferred Interest allocable to such Class. The principal balance of a Class of Certificates generally represents the maximum specified dollar amount (exclusive of any interest that may accrue on such Class to which the holder thereof is entitled from the cash flow on the related Mortgage Loans at such time) and will decline to the extent of distributions in reduction of the principal balance of, and allocations of losses to, such Class. Certificates with no principal balance will not receive distributions in respect of principal. The applicable Prospectus Supplement will specify the method by which the amount of principal to be distributed on the Certificates

                                       32

on each Distribution Date will be calculated and the manner in which such amount will be allocated among the Classes of Certificates entitled to distributions of principal.

     If so provided in the applicable Prospectus Supplement, one or more Classes of Senior Certificates will be entitled to receive all or a disproportionate percentage of the payments of principal that are received from borrowers in advance of their scheduled due dates and are not accompanied by amounts representing scheduled interest due after the months of such payments or of other unscheduled principal receipts or recoveries in the percentages and under the circumstances or for the periods specified in such Prospectus Supplement.
Any such allocation of principal prepayments or other unscheduled receipts or recoveries in respect of principal to such Class or Classes of Senior
Certificates will have the effect of accelerating the amortization of such
Senior Certificates while increasing the interests evidenced by the Subordinated
Certificates in the Trust Estate. Increasing the interests of the Subordinated
Certificates relative to that of the Senior Certificates is intended to preserve the availability of the subordination provided by the Subordinated Certificates.

     If specified in the applicable Prospectus Supplement, the rights of the holders of the Subordinated Certificates of a Series of Certificates for which credit enhancement is provided through subordination to receive distributions with respect to the Mortgage Loans in the related Trust Estate will be subordinated to such rights of the holders of the Senior Certificates of the same Series to the extent described below, except as otherwise set forth in such
Prospectus Supplement. This subordination is intended to enhance the likelihood of regular receipt by holders of Senior Certificates of the full amount of scheduled monthly payments of principal and interest due them and to provide limited protection to the holders of the Senior Certificates against losses due to mortgagor defaults.

     The protection afforded to the holders of Senior Certificates of a Series of Certificates for which credit enhancement is provided by the subordination feature described above will be effected by (i) the preferential right of such holders to receive, prior to any distribution being made in respect of the related Subordinated Certificates on each Distribution Date, current distributions on the related Mortgage Loans of principal and interest due them on each Distribution Date out of the funds available for distribution on such date in the related Certificate Account, (ii) by the right of such holders to receive future distributions on the Mortgage Loans that would otherwise have been payable to the holders of Subordinated Certificates and/or iii) by the prior allocation to the Subordinated Certificates of all or a portion of losses realized on the related Mortgage Loans.

     Losses realized on liquidated Mortgage Loans (other than, if specified in the applicable Prospectus Supplement, Excess Special Hazard Losses, Excess Fraud
Losses and Excess Bankruptcy Losses as described below) will be allocated to the holders of Subordinated Certificates through a reduction of the amount of principal payments on the Mortgage Loans to which such holders are entitled before any corresponding reduction is made in respect of the Senior Certificate.

     A "SPECIAL HAZARD LOSS" is a loss on a liquidated Mortgage Loan occurring as a result of a hazard not insured against under a standard hazard insurance policy of the type described herein under "Servicing of the Mortgage
Loans--Insurance Policies." A "FRAUD LOSS" is a loss on a liquidated Mortgage
Loan as to which there was fraud in the origination of such Mortgage Loan. A
"BANKRUPTCY LOSS" is a loss on a liquidated Mortgage Loan attributable to certain actions which may be taken by a bankruptcy court in connection with a
Mortgage Loan, including a reduction by a bankruptcy court of the principal balance of or the interest rate on a Mortgage Loan or an extension of its maturity. Special Hazard Losses in excess of the amount specified in the applicable Prospectus Supplement (the "SPECIAL HAZARD LOSS AMOUNT") are "EXCESS
SPECIAL HAZARD LOSSES." Fraud Losses in excess of the amount specified in the applicable Prospectus Supplement (the "FRAUD LOSS AMOUNT") are "EXCESS FRAUD
LOSSES." Bankruptcy losses in excess of the amount specified in the applicable
Prospectus Supplement (the "BANKRUPTCY LOSS AMOUNT") are "EXCESS BANKRUPTCY
LOSSES." Any Excess Special Hazard Losses, Excess Fraud Losses or Excess
Bankruptcy Losses with respect to a Series will be allocated on a

                                       33

pro rata basis among the related Classes of Senior and Subordinated
Certificates. An allocation of a loss on a "pro rata basis" among two or more
Classes of Certificates means an allocation on a pro rata basis to each such
Class of Certificates on the basis of their then-outstanding principal balances in the case of the principal portion of a loss or based on the accrued interest thereon in the case of an interest portion of a loss.

     Since the Special Hazard Loss Amount, Fraud Loss Amount and Bankruptcy Loss
Amount for a Series of Certificates are each expected to be less than the amount of principal payments on the Mortgage Loans to which the holders of the
Subordinated Certificates of such Series are initially entitled (such amount being subject to reduction, as described above, as a result of allocation of losses on liquidated Mortgage Loans that are not Special Hazard Losses, Fraud
Losses or Bankruptcy Losses), the holders of Subordinated Certificates of such
Series will bear the risk of Special Hazard Losses, Fraud Losses and Bankruptcy
Losses to a lesser extent than they will bear other losses on liquidated
Mortgage Loans.

     Although the subordination feature described above is intended to enhance the likelihood of timely payment of principal and interest to the holders of
Senior Certificates, shortfalls could result in certain circumstances. For example, a shortfall in the payment of principal otherwise due the holders of
Senior Certificates could occur if losses realized on the Mortgage Loans in a
Trust Estate were exceptionally high and were concentrated in a particular month.

     The holders of Subordinated Certificates will not be required to refund any amounts previously properly distributed to them, regardless of whether there are sufficient funds on a subsequent Distribution Date to make a full distribution to holders of each Class of Senior Certificates of the same Series.

CATEGORIES OF CLASSES OF CERTIFICATES

     The Certificates of any Series may be comprised of one or more Classes.
Such Classes, in general, fall into different categories. The following chart identifies and generally defines certain of the more typical categories. The
Prospectus Supplement for a Series of Certificates may identify the Classes which comprise such Series by reference to the following categories or another category specified in the Prospectus Supplement.

                                       34

                                 PRINCIPAL TYPES

CATEGORIES OF CLASSES                 DEFINITIONS

ACCRETION DIRECTED
   CERTIFICATES....................   A Class of Certificates that receives
                                      principal payments from amounts that would
                                      otherwise be distributed as interest on
                                      specified Accrual Certificates. Such
                                      principal payments may be in lieu of or in
                                      addition to principal payments from
                                      principal receipts on the Mortgage Loans
                                      for the related Series.

COMPANION CERTIFICATES (ALSO
   SOMETIMES REFERRED TO AS
   "SUPPORT CERTIFICATES").........   A Class of Certificates that is entitled
                                      to receive principal payments on any
                                      Distribution Date only if scheduled
                                      payments have been made on specified
                                      Planned Amortization Certificates,
                                      Targeted Amortization Certificates and/or
                                      Scheduled Amortization Certificates.

COMPONENT CERTIFICATES.............   A Class of Certificates consisting of two
                                      or more specified components (each, a
                                      "COMPONENT"), as described in the
                                      applicable Prospectus Supplement. The
                                      Components of a Class of Component
                                      Certificates may have different principal
                                      and/or interest payment characteristics
                                      but together constitute a single class and
                                      do not represent severable interests. Each
                                      Component of a Class of Component
                                      Certificates may be identified as falling
                                      into one or more of the categories in this
                                      chart.

LOCKOUT CERTIFICATES...............   A Class of Senior Certificates that is
                                      designed not to participate in or to
                                      participate to a limited extent in (i.e.,
                                      to be "locked out" of ), for a specified
                                      period, the receipt of (1) principal
                                      prepayments on the Mortgage Loans that are
                                      allocated disproportionately to the
                                      Classes of Senior Certificates of such
                                      Series as a group pursuant to a "shifting
                                      interest" structure and/or (2) scheduled
                                      principal payments on the Mortgage Loans
                                      that are allocated to the senior Classes
                                      as a group. A Class of Lockout
                                      Certificates will typically not be
                                      entitled to receive, or will be entitled
                                      to receive only a restricted portion of,
                                      distributions of principal prepayments
                                      and/or scheduled principal prepayments, as
                                      applicable, for a period of several years,
                                      during which time all or a portion of such
                                      principal payments that it would otherwise
                                      be entitled to receive in the absence of a
                                      "lockout" structure will be distributed in
                                      reduction of the Principal Balances of
                                      other Senior Certificates. Lockout
                                      Certificates are designed to minimize
                                      weighted average life volatility during
                                      the lockout period.

NOTIONAL AMOUNT CERTIFICATES.......   A Class of Certificates having no
                                      principal balance and bearing interest on
                                      the related notional amount. The notional
                                      amount is a hypothetical balance used for
                                      calculating interest distributions.

PASS-THROUGH CERTIFICATES..........   A Class of Senior Certificates that is
                                      entitled to receive a specified percentage
                                      of the principal payments that are
                                      distributable to the Senior Certificates
                                      or applicable group of Senior Certificates
                                      (other

                                       35

                                      than any Ratio Strip Certificates) in the
                                      aggregate on a Distribution Date and that
                                      is not designated as a Class of Sequential
                                      Pay Certificates.

PLANNED AMORTIZATION CERTIFICATES
   (ALSO SOMETIMES REFERRED TO AS
   "PAC CERTIFICATES").............   A Class of Certificates that is designed
                                      to receive principal payments using a
                                      predetermined principal balance schedule
                                      derived by assuming two constant
                                      prepayment rates for the underlying
                                      Mortgage Loans. These two rates are the
                                      endpoints for the "structuring range" for
                                      a Class of Planned Amortization
                                      Certificates. The Classes of Planned
                                      Amortization Certificates in any Series
                                      may be subdivided into different
                                      categories (e.g., Planned Amortization I
                                      Certificates ("PAC I CERTIFICATES"),
                                      Planned Amortization II Certificates ("PAC
                                      II CERTIFICATES") and so forth) derived
                                      using different structuring ranges and/or
                                      payment priorities. A Class of PAC
                                      Certificates is designed to provide
                                      protection against prepayments occurring
                                      at a constant rate within the structuring
                                      range.

RATIO STRIP CERTIFICATES...........   A Class of Certificates that is entitled
                                      to receive a constant proportion, or
                                      "ratio strip," of the principal payments
                                      on the underlying Mortgage Loans.

SCHEDULED AMORTIZATION
   CERTIFICATES....................   A Class of Certificates that is designed
                                      to receive principal payments using a
                                      predetermined principal balance schedule
                                      but is not designated as a Class of
                                      Planned Amortization Certificates or
                                      Targeted Amortization Certificates. The
                                      schedule is derived by assuming either two
                                      constant prepayment rates or a single
                                      constant prepayment rate for the
                                      underlying Mortgage Loans. In the former
                                      case, the two rates are the endpoints for
                                      the "structuring range" for a Class of
                                      Scheduled Amortization Certificates and
                                      such range generally is narrower than that
                                      for a Class of Planned Amortization
                                      Certificates. Typically, the Companion
                                      Certificates for the applicable Series of
                                      Certificates generally will represent a
                                      smaller percentage of a Class of Scheduled
                                      Amortization Certificates than the
                                      Companion Certificates generally would
                                      represent in relation to a Class of
                                      Planned Amortization Certificates or
                                      Targeted Amortization Certificates. A
                                      Class of Scheduled Amortization
                                      Certificates is generally less sensitive
                                      to prepayments than a Class of Companion
                                      Certificates, but more sensitive than a
                                      Class of Planned Amortization Certificates
                                      or Targeted Amortization Certificates.

SENIOR CERTIFICATES................   A Class of Certificates that is entitled
                                      to receive payments of principal and
                                      interest on each Distribution Date prior
                                      to the Classes of Subordinated
                                      Certificates.

SEQUENTIAL PAY CERTIFICATES........   Classes of Certificates that are entitled
                                      to receive principal payments in a
                                      prescribed sequence, that do not have
                                      predetermined principal

                                       36

                                      balance schedules and that, in most cases,
                                      are entitled to receive payments of
                                      principal continuously from the first
                                      Distribution Date on which they receive
                                      principal until they are retired. A Class
                                      of Sequential Pay Certificates may receive
                                      principal payments concurrently with one
                                      or more other Classes of Sequential Pay
                                      Certificates.

SUBORDINATED CERTIFICATES..........   A Class of Certificates that is entitled
                                      to receive payments of principal and
                                      interest on each Distribution Date only
                                      after the Senior Certificates and Classes
                                      of Subordinated Certificates with higher
                                      priority of distributions have received
                                      their full principal and interest
                                      entitlements.

SUPER SENIOR CERTIFICATES..........   A Class of Senior Certificates that will
                                      not bear its share of certain losses after
                                      the Classes of Subordinated Certificates
                                      are no longer outstanding for so long as
                                      one or more specified Classes of Senior
                                      Certificates are outstanding.

SUPER SENIOR SUPPORT
   CERTIFICATES....................   A Class of Senior Certificates that bears
                                      certain losses allocated to one or more
                                      Classes of Super Senior Certificates.

TARGETED AMORTIZATION CERTIFICATES
   (ALSO SOMETIMES REFERRED TO AS
   "TAC CERTIFICATES").............   A Class of Certificates that is designed
                                      to receive principal payments using a
                                      predetermined principal balance schedule
                                      derived by assuming a single constant
                                      prepayment rate for the underlying
                                      Mortgage Loans. A Class of TAC
                                      Certificates is designed to provide some
                                      protection against prepayments at a rate
                                      exceeding the assumed constant prepayment
                                      rate used to derive such Class's principal
                                      balance schedule.

                                 INTEREST TYPES

CATEGORIES OF CLASS                   DEFINITIONS

ACCRUAL CERTIFICATES...............   A Class of Certificates that accretes the
                                      amount of accrued interest otherwise
                                      distributable on such Class, which amount
                                      will be added as principal to the
                                      principal balance of such Class on each
                                      applicable Distribution Date. Such
                                      accretion may continue until some
                                      specified event has occurred or until the
                                      Class of Accrual Certificates is retired.

FIXED RATE CERTIFICATES............   A Class of Certificates with an interest
                                      rate that is fixed throughout the life of
                                      the Class.

FLOATING RATE CERTIFICATES.........   A Class of Certificates with an interest
                                      rate that resets periodically based upon a
                                      designated index and that varies directly
                                      with changes in such index.

                                       37

INTEREST ONLY CERTIFICATES.........   A Class of Certificates that is entitled
                                      to receive some or all of the interest
                                      payments made on the Mortgage Loans and
                                      little or no principal. Interest Only
                                      Certificates have either a nominal
                                      principal balance or a notional amount. A
                                      nominal principal balance represents
                                      actual principal that will be paid on the
                                      Class. It is referred to as nominal since
                                      it is extremely small compared to other
                                      Classes. A notional amount is the amount
                                      used as a reference to calculate the
                                      amount of Interest due on a Class of
                                      Interest Only Certificates that is not
                                      entitled to any distributions in respect
                                      of principal.

INVERSE FLOATING RATE
   CERTIFICATES....................   A Class of Certificates with an interest
                                      rate that resets periodically based upon a
                                      designated index and that varies inversely
                                      with changes in such index and with
                                      changes in the interest rate payable on
                                      the related Class of Floating Rate
                                      Certificates.

PRINCIPAL ONLY CERTIFICATES........   A Class of Certificates that does not bear
                                      interest and is entitled to receive only
                                      distributions in respect of principal.

STEP COUPON CERTIFICATES...........   A Class of Certificates with a fixed
                                      interest rate that is reduced to a lower
                                      fixed rate after a specified period of
                                      time. The difference between the initial
                                      interest rate and the lower interest rate
                                      will be supported by a reserve fund
                                      established on the Closing Date.

VARIABLE RATE CERTIFICATES.........   A Class of Certificates with an interest
                                      rate that resets periodically and is
                                      calculated by reference to the rate or
                                      rates of interest applicable to the
                                      Mortgage Loans.

OTHER CREDIT ENHANCEMENT

     In addition to, or in substitution for, the subordination discussed above, credit enhancement may be provided with respect to any Series of Certificates in any other manner which may be described in the applicable Prospectus Supplement, including, but not limited to, credit enhancement through an alternative form of subordination and/or one or more of the methods described below.

     Limited Guarantee. If so specified in the Prospectus Supplement with respect to a Series of Certificates, credit enhancement may be provided in the form of a limited guarantee issued by a guarantor named therein.

                                       38

     Financial Guaranty Insurance Policy or Surety Bond. If so specified in the
Prospectus Supplement with respect to a Series of Certificates, credit enhancement may be provided in the form of a financial guaranty insurance policy or a surety bond issued by an insurer named therein.

     Letter of Credit. Alternative credit support with respect to a Series of
Certificates may be provided by the issuance of a letter of credit by the bank or financial institution specified in the applicable Prospectus Supplement. The coverage, amount and frequency of any reduction in coverage provided by a letter of credit issued with respect to a Series of Certificates will be set forth in the Prospectus Supplement relating to such Series.

     Pool Insurance Policy. If so specified in the Prospectus Supplement relating to a Series of Certificates, the Seller will obtain a pool insurance policy for the Mortgage Loans in the related Trust Estate. The pool insurance policy will cover any loss (subject to the limitations described in the applicable Prospectus Supplement) by reason of default to the extent a related
Mortgage Loan is not covered by any primary mortgage insurance policy. The amount and principal terms of any such coverage will be set forth in the
Prospectus Supplement.

     Special Hazard Insurance Policy. If so specified in the applicable
Prospectus Supplement, for each Series of Certificates as to which a pool insurance policy is provided, the Depositor will also obtain a special hazard insurance policy for the related Trust Estate in the amount set forth in such
Prospectus Supplement. The special hazard insurance policy will, subject to the limitations described in the applicable Prospectus Supplement, protect against loss by reason of damage to Mortgaged Properties caused by certain hazards not insured against under the standard form of hazard insurance policy for the respective states in which the Mortgaged Properties are located. The amount and principal terms of any such coverage will be set forth in the Prospectus
Supplement.

     Mortgagor Bankruptcy Bond. If so specified in the applicable Prospectus
Supplement, losses resulting from a bankruptcy proceeding relating to a mortgagor affecting the Mortgage Loans in a Trust Estate with respect to a
Series of Certificates will be covered under a mortgagor bankruptcy bond (or any other instrument that will not result in a downgrading of the rating of the
Certificates of a Series by the Rating Agency or Rating Agencies that rated such
Series). Any mortgagor bankruptcy bond or such other instrument will provide for coverage in an amount meeting the criteria of the Rating Agency or Rating
Agencies rating the Certificates of the related Series, which amount will be set forth in the applicable Prospectus Supplement. The principal terms of any such coverage will be set forth in the Prospectus Supplement.

     Reserve Fund. If so specified in the applicable Prospectus Supplement, credit enhancement with respect to a Series of Certificates may be provided by the establishment of one or more reserve funds (each, a "RESERVE FUND") for such
Series.

     The Reserve Fund for a Series may be funded (i) by the deposit therein of cash, U.S. Treasury securities or instruments evidencing ownership of principal or interest payments thereon, letters of credit, demand notes, certificates of deposit or a combination thereof in the aggregate amount specified in the applicable Prospectus Supplement, (ii) by the deposit therein from time to time of certain amounts, as specified in the applicable Prospectus Supplement, to which the certain Classes of Certificates would otherwise be entitled or (iii)
in such other manner as may be specified in the applicable Prospectus
Supplement.

     Cross Support. If specified in the applicable Prospectus Supplement, the beneficial ownership of separate groups of Mortgage Loans included in a Trust
Estate may be evidenced by separate Classes of Certificates. In such case, credit support may be provided by a cross support feature which requires that distributions be made with respect to certain Classes from mortgage loan payments that would otherwise be distributed to Subordinated Certificates evidencing a beneficial ownership interest in other loan groups

                                       39

within the same Trust Estate. As a result, the amount of credit enhancement available to a Class of Certificates against future losses on the Mortgage Loans in which such Class represents an interest may be reduced as the result of losses on a group of Mortgage Loans in which such Class has no interest. The applicable Prospectus Supplement for a Series that includes a cross support feature will describe the specific operation of any such cross support feature.

CASH FLOW AGREEMENTS

     If specified in the Prospectus Supplement, the Trust Estate may include guaranteed investment contracts pursuant to which moneys held in the funds and accounts established for the related Series of Certificates will be invested at a specified rate. The Trust Estate may also include certain other agreements, such as interest rate exchange or swap agreements, interest rate cap or floor agreements, or similar agreements provided to reduce the effects of interest rate fluctuations on the assets or on one or more Classes of Certificates. The principal terms of any such guaranteed investment contract or other agreement
(any such agreement, a "CASH FLOW AGREEMENT"), including, without limitation, provisions relating to the timing, manner and amount of payments thereunder and provisions relating to the termination thereof, will be described in the
Prospectus Supplement for the related Series of Certificates. In addition, the related Prospectus Supplement will provide certain information with respect to the obligor under any such Cash Flow Agreement.

                       PREPAYMENT AND YIELD CONSIDERATIONS

PASS-THROUGH RATES

     Any Class of Certificates of a Series may have a fixed Pass-Through Rate, or a Pass-Through Rate which varies based on changes in an index or based on changes with respect to the underlying Mortgage Loans (such as, for example, varying on the basis of changes in the weighted average Net Mortgage Interest
Rate of the underlying Mortgage Loans).

     The Prospectus Supplement for each Series will specify the range and the weighted average of the Mortgage Interest Rates and, if applicable, Net Mortgage
Interest Rates for the Mortgage Loans underlying such Series as of the Cut-Off
Date. If the Trust Estate includes adjustable-rate Mortgage Loans or Net 5 Loans or includes Mortgage Loans with different Net Mortgage Interest Rates, the weighted average Net Mortgage Interest Rate may vary from time to time as set forth below. See "The Trust Estates." The Prospectus Supplement for a Series
will also specify the initial Pass-Through Rate for each Class of Certificates of such Series and will specify whether each such Pass-Through Rate is fixed or is variable.

     The Net Mortgage Interest Rate for any adjustable-rate Mortgage Loan will change with any changes in the index specified in the applicable Prospectus
Supplement on which such Mortgage Interest Rate adjustments are based, subject to any applicable periodic or aggregate caps or floors on the related Mortgage
Interest Rate. The weighted average Net Mortgage Interest Rate with respect to any Series may vary due to changes in the Net Mortgage Interest Rates of adjustable-rate Mortgage Loans, to the timing of the Mortgage Interest Rate readjustments of such Mortgage Loans and to different rates of payment of principal of fixed- or adjustable-rate Mortgage Loans bearing different Mortgage
Interest Rates.

SCHEDULED DELAYS IN DISTRIBUTIONS

     At the date of initial issuance of the Certificates of each Series offered hereby, the initial purchasers of a Class of Certificates may be required to pay accrued interest at the applicable Pass-Through Rate for such Class from the
Cut-Off Date for such Series to, but not including, the date of issuance. The effective yield to Certificateholders will be below the yield otherwise produced by the applicable Pass-Through Rate because the distribution of principal and interest which is due on each Due Date will not be made

                                       40

until the 25th day (or, if such day is not a business day, the first business day following the 25th day) of the month in which such Due Date occurs (or until such other Distribution Date specified in the applicable Prospectus Supplement).

EFFECT OF PRINCIPAL PREPAYMENTS

     When a Mortgage Loan is prepaid in full, the mortgagor pays interest on the amount prepaid only to the date of prepayment and not thereafter. Liquidation
Proceeds and amounts received in settlement of insurance claims are also likely to include interest only to the time of payment or settlement. When a Mortgage
Loan is prepaid in full or in part, an interest shortfall may result depending on the timing of the receipt of the prepayment and the timing of when those prepayments are passed through to Certificateholders. To partially mitigate this reduction in yield, the Pooling and Servicing Agreement and/or Underlying
Servicing Agreements relating to a Series may provide, to the extent specified in the applicable Prospectus Supplement, that with respect to certain principal prepayments received, the applicable Servicer or the Master Servicer will be obligated, on or before each Distribution Date, to pay an amount equal to the lesser of (i) the aggregate interest shortfall with respect to such Distribution
Date resulting from such principal prepayments by mortgagors and (ii) all or a portion of the Servicer's or the Master Servicer's, as applicable, servicing compensation for such Distribution Date specified in the applicable Prospectus
Supplement. No comparable interest shortfall coverage will be provided by the
Servicer or the Master Servicer with respect to liquidations of any Mortgage
Loans. Any interest shortfall arising from liquidations will be covered by means of the subordination of the rights of Subordinated Certificateholders or any other credit support arrangements.

     A lower rate of principal prepayments than anticipated would negatively affect the total return to investors in any Certificates of a Series that are offered at a discount to their principal amount and a higher rate of principal prepayments than anticipated would negatively affect the total return to investors in the Certificates of a Series that are offered at a premium to their principal amount. The yield on Certificates that are entitled solely or disproportionately to distributions of principal or interest may be particularly sensitive to prepayment rates, and further information with respect to yield on such Certificates will be included in the applicable Prospectus Supplement.

WEIGHTED AVERAGE LIFE OF CERTIFICATES

     The Mortgage Loans may be prepaid in full or in part at any time. The
Mortgage Loans generally will not provide for a prepayment penalty but may so provide if indicated in the related Prospectus Supplement. Fixed-rate Mortgage
Loans generally will contain due-on-sale clauses permitting the mortgagee to accelerate the maturities of the Mortgage Loans upon conveyance of the related
Mortgaged Properties, and adjustable-rate Mortgage Loans generally will permit creditworthy borrowers to assume the then-outstanding indebtedness on the
Mortgage Loans.

     Prepayments on Mortgage Loans are commonly measured relative to a prepayment standard or model. The Prospectus Supplement for each Series of
Certificates may describe one or more such prepayment standards or models and contain tables setting forth the weighted average life of each Class and the percentage of the original aggregate principal balance of each Class that would be outstanding on specified Distribution Dates for such Series and the projected yields to maturity on certain Classes thereof, in each case based on the assumptions stated in such Prospectus Supplement, including assumptions that prepayments on the Mortgage Loans are made at rates corresponding to various percentages of the prepayment standard or model specified in such Prospectus
Supplement.

     There is no assurance that prepayment of the Mortgage Loans underlying a
Series of Certificates will conform to any level of the prepayment standard or model specified in the applicable Prospectus Supplement. A number of factors, including but not limited to homeowner mobility, economic conditions, natural disasters, changes in mortgagors' housing needs, job transfers, unemployment or, in the case of

                                       41

borrowers relying on commission income and self-employed borrowers, significant fluctuations in income or adverse economic conditions, mortgagors' net equity in the properties securing the mortgage loans, including the use of second or "home equity" mortgage loans by mortgagors or the use of the properties as second or vacation homes, servicing decisions, enforceability of due-on-sale clauses, mortgage market interest rates, mortgage recording taxes, competition among mortgage loan originators resulting in reduced refinancing costs, reduction in documentation requirements and willingness to accept higher loan-to-value ratios, and the availability of mortgage funds, may affect prepayment experience. In general, however, if prevailing mortgage interest rates fall below the Mortgage Interest Rates borne by the Mortgage Loans underlying a
Series of Certificates, the prepayment rates of such Mortgage Loans are likely to be higher than if prevailing rates remain at or above the rates borne by such
Mortgage Loans. Conversely, if prevailing mortgage interest rates rise above the
Mortgage Interest Rates borne by the Mortgage Loans, the Mortgage Loans are likely to experience a lower prepayment rate than if prevailing rates remain at or below such Mortgage Interest Rates. However, there can be no assurance that prepayments will rise or fall according to such changes in mortgage interest rates. It should be noted that Certificates of a Series may evidence an interest in a Trust Estate with different Mortgage Interest Rates. Accordingly, the prepayment experience of such Certificates will to some extent be a function of the mix of interest rates of the Mortgage Loans. In addition, the terms of the
Underlying Servicing Agreements will require the related Servicer to enforce any due-on-sale clause to the extent it has knowledge of the conveyance or the proposed conveyance of the underlying Mortgaged Property; provided, however, that any enforcement action that the Servicer determines would jeopardize any recovery under any related primary mortgage insurance policy will not be required and provided, further, that the Servicer may permit the assumption of defaulted Mortgage Loans. See "Servicing of the Mortgage Loans--Enforcement of
"Due-on-Sale" Clauses; Realization Upon Defaulted Mortgage Loans" and "Certain
Legal Aspects of the Mortgage Loans--"Due-On-Sale" Clauses" for a description of certain provisions of each Pooling and Servicing Agreement and certain legal developments that may affect the prepayment experience on the Mortgage Loans.

     At the request of a borrower, a Servicer, including Bank of America, may allow the refinancing of a Mortgage Loan in any Trust Estate serviced by such
Servicer by accepting prepayments thereon and permitting a new mortgage loan secured by a mortgage on the same property. Upon such refinancing, the new mortgage loan will not be included in the Trust Estate. A borrower may be legally entitled to require the Servicer to allow such a refinancing. Any such refinancing will have the same effect as a prepayment in full of the related
Mortgage Loan. In this regard a Servicer, including Bank of America, may, from time to time, implement programs designed to encourage refinancing through such
Servicer, including but not limited to general or targeted solicitations, or the offering of pre-approved applications, reduced or nominal origination fees or closing costs, or other financial incentives. A Servicer may also encourage refinancing of defaulted Mortgage Loans, or may encourage the assumption of defaulted Mortgage Loans by creditworthy borrowers.

     Provided that a borrower has been current in his or her mortgage loan payment obligations in the previous twelve months, Bank of America may agree to refinance a mortgage loan in order to reduce the borrower's mortgage interest rate or change the term of the mortgage loan through a reduced documentation refinancing. In addition, in the case of certain borrowers who have indicated an interest in refinancing or who have requested payoff information, Bank of
America may refinance the existing mortgage loan through the extension of a replacement mortgage loan or the modification of the existing mortgage loan, with minimal new borrower credit or property underwriting standards. Any such refinancing will have the same effect as a prepayment in full of the related mortgage loan. See "The Mortgage Loan Programs--Mortgage Loan Underwriting--Bank
of America General Underwriting Standards." The streamlined procedures, minimal borrower cost and minimal underwriting standards associated with Bank of
America's refinancing programs may result in an increase in the number of mortgage loans eligible for refinancing and a narrowing of the mortgage interest rate differential that may otherwise need to exist before a refinancing is practical and economical for the borrower. These factors,

                                       42

together with generally increased borrower sophistication regarding the benefits of refinancing, may also result in a significant increase in the rate of prepayments on the Mortgage Loans.

     The Depositor will be obligated, under certain circumstances, to repurchase certain of the Mortgage Loans. In addition, if specified in the applicable
Prospectus Supplement, the Pooling and Servicing Agreement will permit, but not require, the Depositor, and the terms of certain insurance policies relating to the Mortgage Loans may permit the applicable insurer, to purchase any Mortgage
Loan which is in default or as to which default is reasonably foreseeable. The proceeds of any such purchase or repurchase will be deposited in the related
Certificate Account and such purchase or repurchase will have the same effect as a prepayment in full of the related Mortgage Loan. See "The Pooling and
Servicing Agreement--Assignment of Mortgage Loans to the Trustee" and
"--Optional Purchases." In addition, if so specified in the applicable
Prospectus Supplement, the Depositor or another person identified therein will have the option to purchase all, but not less than all, of the Mortgage Loans in any Trust Estate under the limited conditions specified in such Prospectus
Supplement. For any Series of Certificates for which an election has been made to treat the Trust Estate (or one or more segregated pools of assets therein) as a REMIC, any such purchase or repurchase may be effected only pursuant to a
"qualified liquidation," as defined in Code Section 860F(a)(4)(A). See "The
Pooling and Servicing Agreement--Termination; Optional Purchase of Mortgage
Loans."

                         SERVICING OF THE MORTGAGE LOANS

     The following includes a summary of the material provisions of the form of
Pooling and Servicing Agreement that has been filed as an exhibit to the registration statement of which this Prospectus forms a part. Such summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Pooling and Servicing Agreement for each Series of Certificates and the applicable Prospectus Supplement.

THE MASTER SERVICER

     In the event that there is more than one Servicer with respect to the
Mortgage Loans related to a Series or the sole Servicer is not an affiliate of the Depositor, a master servicer may act as the Master Servicer with respect to such Series of Certificates. The Master Servicer may be affiliated or unaffiliated with the Depositor. The Master Servicer generally will be responsible under each Pooling and Servicing Agreement for, among other things,
(i) administering and supervising the performance by the Servicers of their duties and responsibilities under the Underlying Servicing Agreements, (ii)
oversight of payments received on Mortgage Loans, (iii) preparation of periodic reports to the Trustee with respect to the foregoing matters, (iv) performing certain of the servicing obligations of a terminated Servicer as described below under "--The Servicers" and (v) making advances of delinquent payments of principal and interest on the Mortgage Loans to the limited extent described below under the heading "--Periodic Advances and Limitations Thereon," if such amounts are not advanced by a Servicer. The Master Servicer will also perform additional duties as described in the applicable Pooling and Servicing
Agreement. The Master Servicer will be entitled to receive a portion of the interest payments on the Mortgage Loans included in the Trust Estate for such a
Series to cover its fees as Master Servicer. The Master Servicer may subcontract with any other entity the obligations of the Master Servicer under any Pooling and Servicing Agreement. The Master Servicer will remain primarily liable for any such contractor's performance in accordance with the applicable Pooling and
Servicing Agreement. The Master Servicer may be released from its obligations in certain circumstances. See "Certain Matters Regarding the Master Servicer."

THE SERVICERS

     With respect to any Series, one or more Servicers, including Bank of
America, will provide certain customary servicing functions with respect to the
Mortgage Loans pursuant to the related Pooling and

                                       43

Servicing Agreement or separate Underlying Servicing Agreements with the
Depositor or an affiliate thereof. Such Servicers are expected to be the Sellers of the Mortgage Loans or affiliates of such Sellers. The rights of the Depositor or such affiliate under the applicable Underlying Servicing Agreements in respect of the Mortgage Loans included in the Trust Estate for any such Series will be assigned (directly or indirectly) to the Trustee for the benefit of
Certificateholders of such Series. The Servicers may be entitled to withhold their Servicing Fees and certain other fees and charges from remittances of payments received on Mortgage Loans serviced by them.

     Each Servicer generally will be approved by Fannie Mae ("FNMA") or The
Federal Home Loan Mortgage Corporation ("FHLMC") as a servicer of mortgage loans.

     The duties to be performed by each Servicer include collection and remittance of principal and interest payments on the Mortgage Loans, administration of mortgage escrow accounts, collection of insurance claims, foreclosure procedures, and, if necessary, the advance of funds to the extent certain payments are not made by the mortgagor and have not been determined by the Servicer to be not recoverable under the applicable insurance policies with respect to such Series, from proceeds of liquidation of such Mortgage Loans or otherwise. Each Servicer also will provide such accounting and reporting services as are necessary to provide required information to the Trustee or to enable the Master Servicer to provide required information to the Trustee with respect to the Mortgage Loans included in the Trust Estate for such Series. Each
Servicer is entitled to a periodic Servicing Fee equal to a specified percentage of the outstanding principal balance of each Mortgage Loan serviced by such
Servicer. The servicing obligations of a Servicer may be delegated to another person as provided in the Pooling and Servicing Agreement or Underlying
Servicing Agreement.

     The Trustee, or if so provided in the applicable Pooling and Servicing
Agreement, the Master Servicer, may terminate a Servicer who has failed to comply with its covenants or breached one of its representations contained in the Underlying Servicing Agreement or in certain other circumstances. Upon termination of a Servicer by the Trustee or the Master Servicer, the Master
Servicer will assume certain servicing obligations of the terminated Servicer, or, at its option, may appoint a substitute Servicer acceptable to the Trustee to assume the servicing obligations of the terminated Servicer. The Master
Servicer's obligations to act as substitute Servicer following the termination of an Underlying Servicing Agreement will not, however, require the Master
Servicer to purchase a Mortgage Loan from the Trust Estate due to a breach by the terminated Servicer of a representation or warranty in respect of such
Mortgage Loan.

     If Bank of America is not the sole Servicer, the Prospectus Supplement relating to such a Series of Certificates will contain information concerning recent delinquency, foreclosure and loan loss experience on the mortgage loans in any other Servicer's servicing portfolio to the extent such information is material and reasonably available to the Depositor.

FORECLOSURE AND DELINQUENCY EXPERIENCE OF BANK OF AMERICA

     The following table summarizes the delinquency and foreclosure experience on the portfolio of oneto four-family first mortgage loans originated or acquired by Bank of America or certain of its affiliates and serviced or subserviced by Bank of America, or serviced by Bank of America for others, other than (i) mortgage loans acquired through certain mergers with previously unaffiliated entities, (ii) mortgage loans with respect to which the servicing rights were acquired by Bank of America in bulk and (iii) certain mortgage loans originated at bank branches of Bank of America.

     The portfolio of mortgage loans serviced by Bank of America includes both fixed and adjustable interest rate mortgage loans, including "buydown" mortgage loans, loans with balances conforming to FHLMC's and FNMA's limits as well as jumbo loans, loans with stated maturities of 10 to 40 years and other types of mortgage loans having a variety of payment characteristics, and includes mortgage loans secured by mortgaged properties in geographic locations that may not be representative of the geographic

                                       44

distribution or concentration of the mortgaged properties securing the Mortgage
Loans in any Series. There can be no assurance that the delinquency, foreclosure and loss experience set forth below will be similar to the results that may be experienced with respect to the Mortgage Loans in a Series.

                              BANK OF AMERICA, N.A
            DELINQUENCY AND FORECLOSURE EXPERIENCE ON MORTGAGE LOANS



                                                 AT SEPTEMBER 31, 2004        AT DECEMBER 31, 2003        AT DECEMBER 31, 2002
                                               -------------------------   -------------------------   -------------------------
                                                NUMBER/     OUTSTANDING     NUMBER/     OUTSTANDING      NUMBER/    OUTSTANDING
                                                 % OF       PRINCIPAL         % OF       PRINCIPAL        % OF       PRINCIPAL
                                                MORTGAGE      AMOUNT        MORTGAGE      AMOUNT        MORTGAGE       AMOUNT
                                                 LOANS     (IN MILLIONS)     LOANS     (IN MILLIONS)      LOANS    (IN MILLIONS)
                                               ---------   -------------   ---------   -------------   ---------   -------------

Total Portfolio.............................   1,286,755    $190.647.9     1,229,050     $174,777.5    1,202,522     $168,063.2
Delinquencies*
   One Installment delinquent...............      17,810    $  1,961.6        20,406     $  2,219.3       25,415     $  2,971.5
   Percent Delinquent.......................         1.4%          1.0%          1.7%           1.3%         2.1%           1.8%
   Two Installments delinquent..............       4,374    $    447.5         5,399     $    549.9        5,952     $    625.2
   Percent Delinquent.......................         0.3%          0.2%          0.4%           0.3%         0.5%           0.4%
   Three or more installments delinquent....       5,240    $    502.4         6,294     $    615.8        6,373     $    649.5
   Percent Delinquent.......................         0.4%          0.3%          0.5%           0.4%         0.5%           0.4%
In Foreclosure..............................       4,054    $    397.0         5,449     $    548.2        5,855     $    590.1
   Percent in Foreclosure...................         0.3%          0.2%          0.4%           0.3%         0.5%           0.4%
Delinquent and in Foreclosure...............      31,478    $  3,308.5        37,548     $  3,933.2       43,595     $  4,836.4
Percent Delinquent and in Foreclosure**.....         2.4%          1.7%          3.1%           2.3%         3.6%           2.9%


----------
*    A mortgage loan is deemed to have "one installment delinquent" if any scheduled payment of principal or interest is delinquent past the end of the month in which such payment was due, "two installments delinquent" if such delinquency persists past the end of the month following the month in which such payment was due, and so forth.

**   The sums of the Percent Delinquent and Percent in Foreclosure set forth in this table may not equal the Percent Delinquent and in Foreclosure due to rounding.

PAYMENTS ON MORTGAGE LOANS

     The Trustee for each Series will establish and maintain a separate trust account in the name of the Trustee (the "CERTIFICATE ACCOUNT"). Each such account must be maintained with a depository institution (the "DEPOSITORY")
either (i) whose long-term debt obligations (or, in the case of a Depository which is part of a holding company structure, the long-term debt obligations of such parent holding company) are, at the time of any deposit therein rated in at least one of the two highest rating categories by the Rating Agency or Rating
Agencies rating the Certificates of such Series, or (ii) that is otherwise acceptable to the Rating Agency or Rating Agencies rating the Certificates of such Series and, if a REMIC election has been made, that would not cause the related Trust Estate (or one or more segregated pools of assets therein) to fail to qualify as a REMIC. To the extent that the portion of funds deposited in the
Certificate Account at any time exceeds the limit of insurance coverage established by the Federal Deposit Insurance Corporation (the "FDIC"), such excess will be subject to loss in the event of the failure of the Depository.
Such insurance coverage will be based on the number of holders of Certificates, rather than the number of underlying mortgagors. Holders of the Subordinated
Certificates of a Series will bear any such loss up to the amount of principal payments on the related Mortgage Loans to which such holders are entitled.

     Pursuant to the applicable Pooling and Servicing Agreement or the
Underlying Servicing Agreements, if any, with respect to a Series, each Servicer will be required to establish and maintain one or more accounts (collectively, the "SERVICER CUSTODIAL Account") into which the Servicer will be required to deposit on a daily basis amounts received with respect to Mortgage Loans serviced by such Servicer included in the Trust Estate for such Series, as more fully described below. Each Servicer Custodial Account must be a separate custodial account insured to the available limits by the FDIC or otherwise acceptable to the applicable Rating Agencies (such acceptable account, an
"ELIGIBLE CUSTODIAL

                                       45

ACCOUNT") and limited to funds held with respect to a particular Series, unless the Pooling and Servicing Agreement or the Underlying Servicing Agreement
specifies that a Servicer may establish an account which is an eligible account to serve as a unitary Servicer Custodial Account both for such Series and for other Series of Certificates as well as other Mortgage Loans serviced by such
Servicer.

     Each Servicer will be required to deposit in the Certificate Account for each Series of Certificates on the date the Certificates are issued any amounts representing scheduled payments of principal and interest on the Mortgage Loans serviced by such Servicer due after the applicable Cut-Off Date but received on or prior thereto. Each Servicer will be required, not later than the 24th calendar day of each month or such earlier day as may be specified in the
Pooling and Servicing Agreement or the applicable Underlying Servicing Agreement
(the "REMITTANCE DATE"), to remit to the Master Servicer for deposit in an
Eligible Custodial Account maintained by the Master Servicer in the name of the
Trustee (the "MASTER SERVICER CUSTODIAL ACCOUNT") or, if there is no Master
Servicer, to remit to the Trustee for deposit in the Certificate Account, the following payments and collections received or made by such Servicer with respect to the Mortgage Loans serviced by such Servicer subsequent to the applicable Cut-Off Date (other than (a) payments due on or before the Cut-Off
Date and (b) amounts held for future distribution):

          (i) all payments on account of principal, including prepayments, and interest;

          (ii) all amounts received by the Servicer in connection with the liquidation of defaulted Mortgage Loans or property acquired in respect thereof, whether through foreclosure sale or otherwise, including payments in connection with defaulted Mortgage Loans received from the mortgagor other than amounts required to be paid to the mortgagor pursuant to the terms of the applicable Mortgage Loan or otherwise pursuant to law
     ("LIQUIDATION PROCEEDS") less, to the extent permitted under the applicable
     Underlying Servicing Agreement, the amount of any expenses incurred in connection with the liquidation of such Mortgage Loans;

          (iii) all proceeds received by the Servicer under any title, hazard or other insurance policy covering any such Mortgage Loan, other than proceeds to be applied to the restoration or repair of the property subject to the related Mortgage or released to the mortgagor in accordance with the
     Underlying Servicing Agreement;

          (iv) all Periodic Advances made by the Servicer;

          (v) all amounts withdrawn from Buy-Down Funds or Subsidy Funds, if any, with respect to such Mortgage Loans, in accordance with the terms of the respective agreements applicable thereto;

          (vi) all proceeds of any such Mortgage Loans or property acquired in respect thereof purchased or repurchased pursuant to the Pooling and
     Servicing Agreement or the Underlying Servicing Agreement; and

          (vii) all other amounts required to be deposited therein pursuant to the applicable Pooling and Servicing Agreement or the Underlying Servicing
     Agreement.

     Notwithstanding the foregoing, if at any time the sums in (a) any Servicer
Custodial Account, other than any Eligible Custodial Account, exceed $100,000 or
(b) any such Servicer Custodial Account, in certain circumstances, exceed such amount less than $100,000 as shall have been specified by the Trustee, each
Servicer will be required within one business day to withdraw such excess funds from such account and remit such amounts to the Master Servicer Custodial
Account or the Certificate Account.

     Notwithstanding the foregoing, each Servicer will be entitled, at its election, either (a) to withhold and pay itself the applicable Servicing Fee from any payment or other recovery on account of interest as received and prior to deposit in the Servicer Custodial Account or (b) to withdraw from the
Servicer Custodial Account the applicable Servicing Fee after the entire payment or recovery has been deposited in such account.

                                       46

     The Master Servicer or Trustee will deposit in the Certificate Account any
Periodic Advances made by the Master Servicer or Trustee, as applicable, in the event of a Servicer default not later than the Distribution Date on which such amounts are required to be distributed. All other amounts deposited in the
Master Servicer Custodial Account (other than Master Servicing Fees and, to the extent the Master Servicer is entitled thereto under the applicable Pooling and
Servicing Agreement, interest on amounts in the Master Servicer Custodial
Account) are required to be remitted by the Master Servicer to the Trustee for deposit in the Certificate Account not later than the business day preceding the applicable Distribution Date. On each Distribution Date, the Trustee will withdraw from the Certificate Account and remit to Certificateholders all amounts allocable to the Pool Distribution Amount for such Distribution Date.

     If a Servicer, the Master Servicer or the Trustee deposits in the
Certificate Account for a Series any amount not required to be deposited therein, the Trustee may at any time withdraw such amount from such account for itself or for remittance to such Servicer or the Master Servicer, as applicable.
Funds on deposit in the Certificate Account may be invested in certain investments acceptable to the Rating Agencies ("ELIGIBLE INVESTMENTS") maturing in general not later than the business day preceding the next Distribution Date.
In the event that an election has been made to treat the Trust Estate (or one or more segregated pools of assets therein) with respect to a Series as a REMIC, no such Eligible Investments will be sold or disposed of at a gain prior to maturity unless the Trustee has received an opinion of counsel or other evidence satisfactory to it that such sale or disposition will not cause the Trust Estate
(or segregated pool of assets) to be subject to the tax on "prohibited transactions" imposed by Code Section 860F(a)(1), otherwise subject the Trust
Estate (or segregated pool of assets) to tax, or cause the Trust Estate (or any segregated pool of assets) to fail to qualify as a REMIC while any Certificates of the Series are outstanding. All income and gain realized from any such investment will generally be for the account of the Trustee as additional compensation and all losses from any such investment will be deposited by the
Trustee out of its own funds to the Certificate Account immediately as realized.

     The Trustee is permitted, from time to time, to make withdrawals from the
Certificate Account for the following purposes, to the extent permitted in the applicable Pooling and Servicing Agreement (and, in the case of Servicer or
Master Servicer reimbursements by the Trustee, only to the extent funds in the respective Servicer Custodial Account or Master Servicer Custodial Account are
not sufficient therefor):

          (i) to reimburse the Master Servicer, itself or any Servicer for
     Advances;

          (ii) to reimburse any Servicer for liquidation expenses and for amounts expended by the Master Servicer or any Servicer, as applicable, in connection with the restoration of damaged property;

          (iii) to pay to the Master Servicer the applicable Master Servicing
     Fee and any other amounts constituting additional master servicing compensation, to pay itself the applicable Trustee Fee, to pay any other fees described in the applicable Prospectus Supplement; and to pay to the owner thereof any Fixed Retained Yield;

          (iv) to reimburse the Master Servicer or any Servicer for certain expenses (including taxes paid on behalf of the Trust Estate) incurred by and recoverable by or reimbursable to the Master Servicer or the Servicer, as applicable;

          (v) to pay to the Depositor, a Servicer or the Master Servicer with respect to each Mortgage Loan or property acquired in respect thereof that has been repurchased by the Depositor or purchased by a Servicer or the
     Master Servicer all amounts received thereon and not distributed as of the date as of which the purchase price of such Mortgage Loan was determined;

          (vi) to pay to itself any interest earned on or investment income earned with respect to funds in the Certificate Account (all such interest or income to be withdrawn not later than the next Distribution Date);

                                       47

          (vii) to pay to the Master Servicer, the Servicer and itself from net
     Liquidation Proceeds allocable to interest, the amount of any unpaid Master
     Servicing Fee, Servicing Fees or Trustee Fees and any unpaid assumption fees, late payment charges or other mortgagor charges on the related
     Mortgage Loan;

          (viii) to withdraw from the Certificate Account any amount deposited in such account that was not required to be deposited therein; and

          (ix) to clear and terminate the Certificate Account.

     The Trustee will be authorized to appoint a paying agent (the "PAYING
AGENT") to make distributions, as agent for the Trustee, to Certificateholders of a Series. If the Paying Agent for a Series is not the Trustee for such
Series, the Trustee will, on each Distribution Date, deposit in immediately available funds in an account designated by any such Paying Agent the amount required to be distributed to the Certificateholders on such Distribution Date.

     The Trustee will cause any Paying Agent to execute and deliver to the
Trustee an instrument in which such Paying Agent agrees with the Trustee that such Paying Agent will hold all amounts deposited with it by the Trustee for distribution to Certificateholders in trust for the benefit of
Certificateholders until such amounts are distributed to Certificateholders or otherwise disposed of as provided in the applicable Pooling and Servicing
Agreement.

PERIODIC ADVANCES AND LIMITATIONS THEREON

     Generally each Servicer will be required to make (i) Periodic Advances to cover delinquent payments of principal and interest on such Mortgage Loan and
(ii) other advances of cash ("OTHER ADVANCES" and, collectively with Periodic
Advances, "ADVANCES") to cover (a) delinquent payments of taxes, insurance premiums, and other escrowed items and (b) rehabilitation expenses and foreclosure costs, including reasonable attorneys' fees, in either case unless such Servicer has determined that any subsequent payments on that Mortgage Loan or from the borrower will ultimately not be available to reimburse such Servicer for such amounts. The failure of the Servicer to make any required Periodic
Advances or Other Advances under an Underlying Servicing Agreement constitutes a default under such agreement for which the Servicer will be subject to termination. Upon default by a Servicer, the Master Servicer or the Trustee may,
in each case if so provided in the Pooling and Servicing Agreement, be required to make Periodic Advances to the extent necessary to make required distributions on certain Certificates or certain Other Advances, provided that the Master
Servicer or Trustee, as applicable, determines that funds will ultimately be available to reimburse it from proceeds of the related Mortgaged Property. In the case of Certificates of any Series for which credit enhancement is provided in the form of a mortgage pool insurance policy, the Depositor may obtain an endorsement to the mortgage pool insurance policy which obligates the pool insurer to advance delinquent payments of principal and interest. The pool insurer would only be obligated under such endorsement to the extent the mortgagor fails to make such payment and the Master Servicer or Trustee fails to make a required advance.

     The advance obligation of the Master Servicer and Trustee may be further limited to an amount specified by the Rating Agency rating the Certificates. Any such Periodic Advances by the Servicers, the Master Servicer or Trustee, as the
case may be, must be deposited into the applicable Servicer Custodial Account or the Certificate Account and will be due no later than the business day before the Distribution Date to which such delinquent payment relates. Advances by the
Servicers, the Master Servicer or Trustee, as the case may be, will be reimbursable out of insurance proceeds or Liquidation Proceeds of, or, except for Other Advances, future payments on, the Mortgage Loans for which such amounts were advanced. If an Advance made by a Servicer, the Master Servicer or the Trustee later proves, or is deemed by the Servicer, the Master Servicer or the Trustee, to be unrecoverable, such Servicer, the Master Servicer or the
Trustee, as the case may be, will be entitled to reimbursement from funds in the

                                       48

Certificate Account prior to the distribution of payments to the
Certificateholders to the extent provided in the Pooling and Servicing
Agreement.

     Any Periodic Advances made by a Servicer, the Master Servicer or the
Trustee with respect to Mortgage Loans included in the Trust Estate for any
Series are intended to enable the Trustee to make timely payment of the scheduled distributions of principal and interest on the Certificates of such
Series. However, none of the Master Servicer, the Trustee, any Servicer or any
other person will, except as specified in the applicable Prospectus Supplement with respect to credit enhancement described therein, insure or guarantee the
Certificates of any Series or the Mortgage Loans included in the Trust Estate for any Certificates.

COLLECTION AND OTHER SERVICING PROCEDURES

     Each Servicer will be required by the related Underlying Servicing
Agreement to make reasonable efforts to collect all payments called for under the Mortgage Loans and, consistent with the applicable Underlying Servicing
Agreement or the Pooling and Servicing Agreement and any applicable agreement governing any form of credit enhancement, to follow such collection procedures as it follows with respect to mortgage loans serviced by it that are comparable to the Mortgage Loans. Consistent with the above, the Servicer may, in its discretion, (i) waive any prepayment charge, assumption fee, late payment charge or any other charge in connection with the prepayment of a Mortgage Loan and
(ii) arrange with a mortgagor a schedule for the liquidation of deficiencies running for not more than 120 days (or such longer period to which the Master
Servicer and any applicable pool insurer or primary mortgage insurer have consented) after the applicable Due Date.

     Under each Underlying Servicing Agreement or the Pooling and Servicing
Agreement, each Servicer, to the extent permitted by law, will establish and maintain one or more escrow accounts (each such account, an "ESCROW ACCOUNT") in which each such Servicer will be required to deposit any payments made by mortgagors in advance for taxes, assessments, primary mortgage (if applicable)
and hazard insurance premiums and other similar items. Withdrawals from the
Escrow Account may be made to effect timely payment of taxes, assessments, mortgage and hazard insurance, to refund to mortgagors amounts determined to be overages, to pay interest to mortgagors on balances in the Escrow Account, if required, and to clear and terminate such account. Each Servicer will be responsible for the administration of its Escrow Account. A Servicer will be obligated to advance certain amounts which are not timely paid by the mortgagors, to the extent that it determines, in good faith, that they will be recoverable out of insurance proceeds, liquidation proceeds, or otherwise.
Alternatively, in lieu of establishing a Escrow Account, a Servicer may procure a performance bond or other form of insurance coverage, in an amount acceptable to the Master Servicer and each Rating Agency rating the related Series of
Certificates, covering loss occasioned by the failure to escrow such amounts.

ENFORCEMENT OF "DUE-ON-SALE CLAUSES"; REALIZATION UPON DEFAULTED MORTGAGE LOANS

     With respect to each Mortgage Loan having a fixed interest rate, the applicable Underlying Servicing Agreement or Pooling and Servicing Agreement
will generally provide that, when any Mortgaged Property is about to be conveyed by the mortgagor, the Servicer will, to the extent it has knowledge of such prospective conveyance, exercise its rights to accelerate the maturity of such
Mortgage Loan under the "due-on-sale" clause applicable thereto, if any, unless it is not exercisable under applicable law or if such exercise would result in loss of insurance coverage with respect to such Mortgage Loan or would, in the
Servicer's judgment, be reasonably likely to result in litigation by the mortgagor and such Servicer, if applicable, has not obtained the Master
Servicer's consent to such exercise. In either case, the Servicer is authorized to take or enter into an assumption and modification agreement from or with the person to whom such Mortgaged Property has been or is about to be conveyed, pursuant to which such person becomes liable under the Mortgage Note and, unless prohibited

                                       49

by applicable state law, the mortgagor remains liable thereon, provided that the
Mortgage Loan will continue to be covered by any pool insurance policy and any related primary mortgage insurance policy and the Mortgage Interest Rate with respect to such Mortgage Loan and the payment terms shall remain unchanged. The
Servicer will also be authorized, with the prior approval of the pool insurer and the primary mortgage insurer, if any, to enter into a substitution of liability agreement with such person, pursuant to which the original mortgagor is released from liability and such person is substituted as mortgagor and becomes liable under the Mortgage Note.

     Each Underlying Servicing Agreement and Pooling and Servicing Agreement
with respect to a Series will require the Servicer or the Master Servicer, as the case may be, to present claims to the insurer under any insurance policy applicable to the Mortgage Loans included in the Trust Estate for such Series and to take such reasonable steps as are necessary to permit recovery under such insurance policies with respect to defaulted Mortgage Loans, or losses on the
Mortgaged Property securing the Mortgage Loans.

     Each Servicer is obligated to realize upon defaulted Mortgage Loans in accordance with its normal servicing practices, which will conform generally to those of prudent mortgage lending institutions which service mortgage loans of the same type in the same jurisdictions. Notwithstanding the foregoing, each
Servicer is authorized to permit the assumption of a defaulted Mortgage Loan rather than to foreclose or accept a deed-in-lieu of foreclosure if, in the
Servicer's judgment, the default is unlikely to be cured and the assuming borrower meets the applicable underwriting guidelines. In connection with any such assumption, the Mortgage Interest Rate and the payment terms of the related
Mortgage Note will not be changed. Each Servicer may also, with the consent of the Master Servicer, modify the payment terms of Mortgage Loans that are in default, or as to which default is reasonably foreseeable, that remain in the
Trust Estate rather than foreclose on such Mortgage Loans; provided that no such modification shall forgive principal owing under such Mortgage Loan or permanently reduce the interest rate on such Mortgage Loan. Any such modification will be made only upon the determination by the Servicer and, if applicable, the Master Servicer that such modification is likely to increase the proceeds of such Mortgage Loan over the amount expected to be collected pursuant to foreclosure. See also "The Pooling and Servicing Agreement--Optional
Purchases," with respect to the Seller's right to repurchase Mortgage Loans that are in default, or as to which default is reasonably foreseeable. Further, a
Servicer may encourage the refinancing of such defaulted Mortgage Loans, including Mortgage Loans that would permit creditworthy borrowers to assume the outstanding indebtedness.

     In the case of foreclosure or of damage to a Mortgaged Property from an uninsured cause, the Servicer will not be required to expend its own funds to foreclose or restore any damaged property, unless it reasonably determines (i)
that such foreclosure or restoration will increase the proceeds to
Certificateholders of such Series of liquidation of the Mortgage Loan after reimbursement to the related Servicer for its expenses and (ii) that such expenses will be recoverable to it through Liquidation Proceeds or any applicable insurance policy in respect of such Mortgage Loan. In the event that
Servicer has expended its own funds for foreclosure or to restore damaged property, it will be entitled to be reimbursed from the Certificate Account for such Series an amount equal to all costs and expenses incurred by it.

     No Servicer will be obligated to foreclose on any Mortgaged Property which it believes may be contaminated with or affected by hazardous wastes or hazardous substances. See "Certain Legal Aspects of the Mortgage
Loans--Environmental Considerations." If a Servicer does not foreclose on a
Mortgaged Property, the Certificateholders of the related Series may experience a loss on the related Mortgage Loan. A Servicer will not be liable to the
Certificateholders if it fails to foreclose on a Mortgaged Property which it believes may be so contaminated or affected, even if such Mortgaged Property is, in fact, not so contaminated or affected. Conversely, a Servicer will not be liable to the Certificateholders if, based on its belief that no such contamination or effect exists, the Servicer forecloses on a Mortgaged Property and takes title to such Mortgaged Property, and thereafter such Mortgaged
Property is determined to be so contaminated or affected.

                                       50

     The Servicer may foreclose against property securing a defaulted Mortgage
Loan either by foreclosure, by sale or by strict foreclosure and in the event a deficiency judgment is available against the mortgagor or other person (see
"Certain Legal Aspects of the Mortgage Loans--Anti-Deficiency Legislation, the
Bankruptcy Code and Other Limitations on Lenders" for a discussion of the availability of deficiency judgments), may proceed for the deficiency. It is anticipated that in most cases the Servicer will not seek deficiency judgments, and will not be required under the applicable Underlying Servicing Agreement to seek deficiency judgments. In lieu of foreclosure, each Servicer may arrange for the sale by the borrower of the Mortgaged Property related to a defaulted
Mortgage Loan to a third party, rather than foreclosing upon and selling such
Mortgaged Property.

     With respect to a Trust Estate (or any segregated pool of assets therein)
as to which a REMIC election has been made, if the Trustee acquires ownership of any Mortgaged Property as a result of a default or reasonably foreseeable default of any Mortgage Loan secured by such Mortgaged Property, the Trustee or
Master Servicer will be required to dispose of such property prior to the close of the third calendar year following the year the Trust Estate acquired such property (or such shorter period as is provided in the applicable Underlying
Servicing Agreement) unless the Trustee (a) receives an opinion of counsel to the effect that the holding of the Mortgaged Property by the Trust Estate will not cause the Trust Estate to be subject to the tax on "prohibited transactions"
imposed by Code Section 860F(a)(1) or cause the Trust Estate (or any segregated pool of assets therein as to which one or more REMIC elections have been made or will be made) to fail to qualify as a REMIC or (b) applies for and is granted an extension of the applicable period in the manner contemplated by Code Section
856(e)(3). The Servicer also will be required to administer the Mortgaged
Property in a manner which does not cause the Mortgaged Property to fail to qualify as "foreclosure property" within the meaning of Code Section 860G(a)(8)
or result in the receipt by the Trust Estate of any "net income from foreclosure property" within the meaning of Code Section 860G(c)(2), respectively. In general, this would preclude the holding of the Mortgaged Property by a party acting as a dealer in such property or the receipt of rental income based on the profits of the lessee of such property. See "Federal Income Tax Consequences."

INSURANCE POLICIES

     Each Servicer will generally be required to cause to be maintained for each
Mortgage Loan (other than Mortgage Loans secured by cooperative shares and condominium apartments) a standard hazard insurance policy issued by a generally acceptable insurer insuring the improvements on the Mortgaged Property underlying such Mortgage Loan against loss by fire, with extended coverage (a
"STANDARD HAZARD INSURANCE POLICY"). Such Standard Hazard Insurance Policy will be required to be in an amount at least equal to the lesser of 100% of the insurable value of the improvements on the Mortgaged Property or the principal balance of such Mortgage Loan; provided, however, that such insurance may not be less than the minimum amount required to avoid the application of any coinsurance clause. Each Servicer will also generally maintain on property acquired upon foreclosure, or deed in lieu of foreclosure, of any Mortgage Loan, a Standard Hazard Insurance Policy in an amount that is at least equal to the lesser of 100% of the insurable value of the improvements which are a part of such property plus liability insurance and, if applicable, flood insurance as described below. Any amounts collected under any such policies (other than amounts to be applied to the restoration or repair of the Mortgaged Property or released to the borrower in accordance with normal servicing procedures) will be deposited in the Servicer Custodial Account for remittance to the Certificate
Account by the applicable Servicer.

     The Standard Hazard Insurance Policies covering the Mortgage Loans generally will cover physical damage to, or destruction of, the improvements on the Mortgaged Property caused by fire, lightning, explosion, smoke, windstorm, hail, riot, strike and civil commotion, subject to the conditions and exclusions particularized in each policy. Because the Standard Hazard Insurance Policies relating to such Mortgage Loans will be underwritten by different insurers and will cover Mortgaged Properties located in various states, such policies will not contain identical terms and conditions. The most significant terms thereof, however, generally will be determined by state law and generally will be similar. Most such

                                       51

policies typically will not cover any physical damage resulting from the following: war, revolution, governmental actions, floods and other water-related causes, earth movement (including earthquakes, landslides and mudflows), nuclear reaction, wet or dry rot, vermin, rodents, insects or domestic animals, hazardous wastes or hazardous substances, theft and, in certain cases, vandalism. The foregoing list is merely indicative of certain kinds of uninsured risks and is not all-inclusive.

     In general, if the improvements on a Mortgaged Property are located in an area identified in the Federal Register by the Federal Emergency Management
Agency as having special flood hazards (and such flood insurance has been made available) each Underlying Servicing Agreement will require the related Servicer to cause to be maintained a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration and the requirements of FNMA or FHLMC with a generally acceptable insurance carrier.

     Each Servicer may maintain a blanket policy insuring against hazard losses on all of the Mortgaged Properties in lieu of maintaining the required Standard
Hazard Insurance Policies and may maintain a blanket policy insuring against special hazards in lieu of maintaining any required flood insurance. Each
Servicer will be liable for the amount of any deductible under a blanket policy if such amount would have been covered by a required Standard Hazard Insurance
Policy or flood insurance, had it been maintained.

     Any losses incurred with respect to Mortgage Loans due to uninsured risks
(including earthquakes, mudflows, floods and hazardous wastes or hazardous substances) or insufficient hazard insurance proceeds will adversely affect distributions to the Certificateholders.

FIXED RETAINED YIELD, SERVICING COMPENSATION AND PAYMENT OF EXPENSES

     Fixed Retained Yield with respect to any Mortgage Loan is that portion, if any, of interest at the Mortgage Interest Rate that is not included in the related Trust Estate and is retained by the Depositor or a Seller. The
Prospectus Supplement for a Series will describe the Fixed Retained Yield, if any, with respect to the Mortgage Loans of such Series. If so, the Fixed
Retained Yield will be established on a loan-by-loan basis and will be specified in the schedule of Mortgage Loans attached as an exhibit to the applicable
Pooling and Servicing Agreement. If the Seller retaining the Fixed Retained
Yield is a Servicer, such Servicer may deduct the Fixed Retained Yield from mortgagor payments as received or deposit such payments in the Servicer
Custodial Account or Certificate Account for such Series and then request the
Master Servicer or the Trustee to withdraw the Fixed Retained Yield from the
Master Servicer Custodial Account or the Certificate Account for remittance to such Servicer. In the case of any Fixed Retained Yield with respect to other
Mortgage Loans, serviced by the Master Servicer or the Trustee will make withdrawals from the Master Servicer Custodial Account or the Certificate
Account for the purpose of remittances to the Owner of the Fixed Retained Yield.
Notwithstanding the foregoing, with respect to any payment of interest received relating to a Mortgage Loan (whether paid by the mortgagor or received as
Liquidation Proceeds, insurance proceeds or otherwise) which is less than the full amount of interest then due with respect to such Mortgage Loan, the owner of the Fixed Retained Yield with respect to such Mortgage Loan will bear a ratable share of such interest shortfall.

     For each Series of Certificates, each Servicer will be entitled to be paid the Servicing Fee on the related Mortgage Loans serviced by such Servicer until termination of the applicable Underlying Servicing Agreement, or the Pooling and
Servicing Agreement. A Servicer, at its election, will pay itself the Servicing
Fee for a Series with respect to each Mortgage Loan by (a) withholding the
Servicing Fee from any scheduled payment of interest prior to deposit of such payment in the Servicer Custodial Account for such Series or (b) withdrawing the
Servicing Fee from the Servicer Custodial Account after the entire interest payment has been deposited in such account. A Servicer may also pay itself out of the Liquidation Proceeds of a Mortgage Loan or other recoveries with respect thereto, or withdraw from the Servicer Custodial Account or request the Master
Servicer or the Trustee to withdraw from the Master Servicer Custodial Account or the Certificate Account for remittance to the Servicer such amounts after

                                       52

the deposit thereof in such accounts. The Servicing Fee or the range of
Servicing Fees with respect to the Mortgage Loans underlying the Certificates of a Series will be specified in the applicable Prospectus Supplement.

Additional servicing compensation in the form of prepayment charges, assumption fees, late payment charges, Liquidation Profits or otherwise will be retained by the Servicers.

     Each Servicer will pay all expenses incurred in connection with the servicing of the Mortgage Loans serviced by such Servicer underlying a Series, including, without limitation, payment of the Standard Hazard Insurance Policy premiums. The Servicer will be entitled, in certain circumstances, to reimbursement from the Certificate Account of Periodic Advances, of Other
Advances made by it to pay taxes, insurance premiums and similar items with respect to any Mortgaged Property or for expenditures incurred by it in connection with the restoration, foreclosure or liquidation of any Mortgaged
Property (to the extent of Liquidation Proceeds or insurance policy proceeds in respect of such Mortgaged Property) and of certain losses against which it is indemnified by the Trust Estate.

     As set forth in the preceding paragraph, a Servicer may be entitled to reimbursement for certain expenses incurred by it, and payment of additional fees for certain extraordinary services rendered by it (provided that such fees do not exceed those which would be charged by third parties for similar services) in connection with the liquidation of defaulted Mortgage Loans and related Mortgaged Properties. In the event that claims are either not made or are not fully paid from any applicable form of credit enhancement, the related
Trust Estate will suffer a loss to the extent that Liquidation Proceeds, after reimbursement of the Servicing Fee and the expenses of the Servicer, are less than the principal balance of the related Mortgage Loan.

EVIDENCE AS TO COMPLIANCE

     Each Servicer will deliver annually to the Trustee or Master Servicer, as applicable, on or before the date specified in the applicable Pooling and
Servicing Agreement or Underlying Servicing Agreement, an Officer's Certificate
stating that (i) a review of the activities of such Servicer during the preceding calendar year and of performance under the applicable Pooling and
Servicing Agreement or Underlying Servicing Agreement has been made under the supervision of such officer, and (ii) to the best of such officer's knowledge, based on such review, such Servicer has fulfilled all its obligations under the applicable Pooling and Servicing Agreement or Underlying Servicing Agreement
throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof. Such Officer's Certificate shall be accompanied by a statement of a firm of independent public accountants to the effect that, on the basis of an examination of certain documents and records relating to a random sample of the mortgage loans being serviced by such Servicer pursuant to such
Pooling and Servicing Agreement or Underlying Servicing Agreement and/or other similar agreements, conducted substantially in compliance with the Uniform
Single Attestation Program for Mortgage Bankers, the servicing of such mortgage loans was conducted in compliance with the provisions of the applicable
Underlying Servicing Agreement and other similar agreements, except for (i) such exceptions as such firm believes to be immaterial and (ii) such other exceptions as are set forth in such statement.

     The Master Servicer will deliver annually to the Trustee, on or before the date specified in the applicable Pooling and Servicing Agreement, an Officer's
Certificate stating that such officer has received, with respect to each
Servicer, the Officer's Certificate and accountant's statement described in the preceding paragraph, and, that on the basis of such officer's review of such information, each Servicer has fulfilled all its obligations under the applicable Underlying Servicing Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof.

                                       53

                  CERTAIN MATTERS REGARDING THE MASTER SERVICER

     In the event there is a Master Servicer with respect to a Series of
Certificates, such Master Servicer may not resign from its obligations and duties under the Pooling and Servicing Agreement for each Series without the consent of the Trustee, except upon its determination that its duties thereunder are no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities of a type and nature carried on by it. No such resignation will become effective until the Trustee for such
Series or a successor master servicer has assumed the Master Servicer's obligations and duties under the Pooling and Servicing Agreement. If the Master
Servicer resigns for any of the foregoing reasons and the Trustee is unable or unwilling to assume responsibility for its duties under the Pooling and
Servicing Agreement, it may appoint another institution to so act as described under "The Pooling and Servicing Agreement--Rights Upon Event of Default" below.

     The Pooling and Servicing Agreement will also provide that neither the
Master Servicer nor any subcontractor, nor any partner, director, officer, employee or agent of any of them, will be under any liability to the Trust
Estate or the Certificateholders, for the taking of any action or for refraining from the taking of any action in good faith pursuant to the Pooling and
Servicing Agreement, or for errors in judgment; provided, however, that neither the Master Servicer, any subcontractor, nor any such person will be protected against any liability that would otherwise be imposed by reason of willful misfeasance, bad faith or gross negligence in the performance of his or its duties or by reason of reckless disregard of his or its obligations and duties thereunder. The Pooling and Servicing Agreement will further provide that the
Master Servicer, any subcontractor, and any partner, director, officer, employee or agent of either of them shall be entitled to indemnification by the Trust
Estate and will be held harmless against any loss, liability or expense incurred in connection with any legal action relating to the Pooling and Servicing
Agreement or the Certificates, other than any loss, liability or expense incurred by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties thereunder or by reason of reckless disregard of its obligations and duties thereunder. In addition, the Pooling and Servicing
Agreement will provide that the Master Servicer will not be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its duties under the Pooling and Servicing Agreement and that in its opinion may involve it in any expense or liability. The Master Servicer may, however, in its discretion, undertake any such action deemed by it necessary or desirable with respect to the Pooling and Servicing Agreement and the rights and duties of the parties thereto and the interests of the Certificateholders thereunder. In such event, the legal expenses and costs of such action and any liability resulting therefrom will be expenses, costs and liabilities of the Trust Estate and the
Master Servicer will be entitled to be reimbursed therefor out of the
Certificate Account, and any loss to the Trust Estate arising from such right of reimbursement will be allocated first to the Subordinated Certificate of a
Series before being allocated to the related Senior Certificates, or if such
Series does not contain Subordinated Certificates, pro rata among the various
Classes of Certificates unless otherwise specified in the applicable Pooling and
Servicing Agreement.

     Any person into which the Master Servicer may be merged or consolidated, or any person resulting from any merger, conversion or consolidation to which the
Master Servicer is a party, or any person succeeding to the business through the transfer of substantially all of its assets or all assets relating to such business, or otherwise, of the Master Servicer will be the successor of the
Master Servicer under the Pooling and Servicing Agreement for each Series provided that such successor or resulting entity has a net worth of not less than $15,000,000 and is qualified to service mortgage loans for FNMA or FHLMC.

     The Master Servicer also has the right to assign its rights and delegate its duties and obligations under the Pooling and Servicing Agreement for each
Series; provided that, if the Master Servicer desires to be released from its obligations under the Pooling and Servicing Agreement, (i) the purchaser or transferee accepting such assignment or delegation is qualified to service mortgage loans for FNMA or FHLMC, (ii) the purchaser is satisfactory to the
Trustee for such Series, in the reasonable exercise of its judgment, and executes and delivers to the Trustee an agreement, in form and substance reasonably

                                       54

satisfactory to the Trustee, which contains an assumption by such purchaser or transferee of the due and punctual performance and observance of each covenant and condition to be performed or observed by the Master Servicer under the
Pooling and Servicing Agreement from and after the date of such agreement; and
(iii) each applicable Rating Agency's rating of any Certificates for such Series in effect immediately prior to such assignment, sale or transfer would not be qualified, downgraded or withdrawn as a result of such assignment, sale or transfer and the Certificates would not be placed on credit review status by any such Rating Agency. The Master Servicer will be released from its obligations under the Pooling and Servicing Agreement upon any such assignment and delegation, except that the Master Servicer will remain liable for all liabilities and obligations incurred by it prior to the time that the conditions contained in clauses (i), (ii) and (iii) above are met.

                       THE POOLING AND SERVICING AGREEMENT

ASSIGNMENT OF MORTGAGE LOANS TO THE TRUSTEE

     The Depositor will have acquired the Mortgage Loans included in each Trust
Estate pursuant to one or more agreements (each, a "SALE AGREEMENT"). In connection with the conveyance of the Mortgage Loans to the Depositor, a Seller will (i) agree to deliver to the Depositor all of the documents which the
Depositor is required to deliver to the Trustee; (ii) make certain representations and warranties to the Depositor which will be the basis of certain of the Depositor's representations and warranties to the Trustee or assign the representations and warranties made by the originator of the Mortgage
Loans; and (iii) agree to repurchase or substitute (or assign rights to a comparable agreement of the originator of the Mortgage Loans) for any Mortgage
Loan for which any document is not delivered or is found to be defective in any material respect, or which Mortgage Loan is discovered at any time not to be in conformance with the representations and warranties the Seller has made to the
Depositor and the breach of such representations and warranties materially and adversely affects the interests of the Certificateholders in the related
Mortgage Loan, if the Seller cannot deliver such document or cure such defect or breach within 60 days after notice thereof. Such agreement will inure to the benefit of the Trustee and is intended to help ensure the Depositor's performance of its limited obligation to repurchase or substitute for Mortgage
Loans. See "The Mortgage Loan Programs--Representations and Warranties" above.
To the extent specified in the related Prospectus Supplement, the applicable
Seller or other entity specified therein rather than the Depositor will have the limited obligation to repurchase or substitute for Mortgage Loans.

     At the time of issuance of each Series of Certificates, the Mortgage Loans in the related Trust Estate will, pursuant to the applicable Pooling and
Servicing Agreement, be assigned to the Trustee for the benefit of the
Certificateholders, together with all principal and interest received on or with respect to such Mortgage Loans after the applicable Cut-Off Date other than principal and interest due and payable on or before such Cut-Off Date and interest attributable to the Fixed Retained Yield on such Mortgage Loans, if any. See "Servicing of the Mortgage Loans--Fixed Retained Yield, Servicing
Compensation and Payment of Expenses." The Trustee or its agent will, concurrently with such assignment, authenticate and deliver the Certificates evidencing such Series to the Depositor in exchange for the Mortgage Loans. Each
Mortgage Loan will be identified in a schedule appearing as an exhibit to the applicable Pooling and Servicing Agreement. Each such schedule will include, among other things, the unpaid principal balance as of the close of business on the applicable Cut-Off Date, the maturity date and the Mortgage Interest Rate for each Mortgage Loan in the related Trust Estate.

     In addition, with respect to each Mortgage Loan in a Trust Estate, the mortgage or other promissory note, any assumption, modification or conversion to fixed interest rate agreement, a mortgage assignment in recordable form and the recorded Mortgage (or other documents as are required under applicable law to create perfected security interest in the Mortgaged Property in favor of the
Trustee) will be delivered to the Trustee or, if indicated in the applicable
Prospectus Supplement, to a custodian; provided that, in

                                       55

instances where recorded documents cannot be delivered due to delays in connection with recording, copies thereof, certified by the Depositor to be true and complete copies of such documents sent for recording, may be delivered and the original recorded documents will be delivered promptly upon receipt. The assignment of each Mortgage will be recorded promptly after the initial issuance of Certificates for the related Trust Estate, except in states where, in the opinion of counsel acceptable to the Trustee, such recording is not required to protect the Trustee's interest in the Mortgage Loan against the claim of any subsequent transferee or any successor to or creditor of the Depositor, or another affiliate that sold the Mortgage Loan to the Depositor, or the originator of such Mortgage Loan. Notwithstanding the foregoing, with respect to any Mortgage which has been recorded in the name of Mortgage Electronic
Registration Systems, Inc. ("MERS") or its designee, no mortgage assignment in favor of the Trustee will be required to be prepared or delivered. Instead, the applicable Servicers will be required to take all actions as are necessary to cause the applicable Trust Estate to be shown as the owner of the related
Mortgage Loan on the records of MERS for purposes of the system of recording transfers of beneficial ownership of mortgages maintained by MERS.

     The Trustee or custodian will hold such documents in trust for the benefit of Certificateholders of the related Series and will review such documents within 90 days of the date of the applicable Pooling and Servicing Agreement. If any document is not delivered or is found to be defective in any material respect, or if the Depositor or other representing party is in breach of any of its representations and warranties, and such breach materially and adversely affects the interests of the Certificateholders in a Mortgage Loan, and the
Depositor or other entity specified in the related Prospectus Supplement cannot deliver such document or cure such defect or breach within 90 days after written notice thereof, the Depositor or other entity specified in the related
Prospectus Supplement will, within 90 days of such notice, either repurchase the related Mortgage Loan from the Trustee at a price equal to the then unpaid principal balance thereof, plus accrued and unpaid interest at the applicable
Mortgage Interest Rate (minus any Fixed Retained Yield) through the last day of the month in which such repurchase takes place, or (in the case of a Series for which one or more REMIC elections have been or will be made, unless the maximum period as may be provided by the Code or applicable regulations of the
Department of the Treasury ("TREASURY REGULATIONS") shall have elapsed since the execution of the applicable Pooling and Servicing Agreement) substitute for such
Mortgage Loan a new mortgage loan having characteristics such that the representations and warranties of the Depositor or other representing party made pursuant to the applicable Pooling and Servicing Agreement (except for representations and warranties as to the correctness of the applicable schedule of mortgage loans) would not have been incorrect had such substitute Mortgage
Loan originally been a Mortgage Loan. In the case of a repurchased Mortgage
Loan, the purchase price will be deposited by the Seller in the related
Certificate Account. In the case of a substitute Mortgage Loan, the mortgage file relating thereto will be delivered to the Trustee or the custodian and the
Depositor or other entity specified in the related Prospectus Supplement will deposit in the Certificate Account, an amount equal to the excess of (i) the unpaid principal balance of the Mortgage Loan for which it is being substituted
(the "REMOVED MORTGAGE LOAN"), over (ii) the unpaid principal balance of the substitute Mortgage Loan, together with interest on such excess at the Mortgage
Interest Rate (minus any Fixed Retained Yield) to the next scheduled Due Date of the Removed Mortgage Loan. In no event will any substitute Mortgage Loan have
(i) an unpaid principal balance greater than the scheduled principal balance calculated in accordance with the amortization schedule (the "SCHEDULED
PRINCIPAL BALANCE") of the Mortgage Loan for which it is substituted (after giving effect to the scheduled principal payment due in the month of substitution on the Removed Mortgage Loan), or (ii) a term greater than, a
Mortgage Interest Rate less than, a Mortgage Interest Rate more than two percent per annum greater than or a loan-to-value ratio greater than, the Removed
Mortgage Loan. If substitution is to be made for an adjustable-rate Mortgage
Loan, the substitute Mortgage Loan will have (i) an unpaid principal balance no greater than the Scheduled Principal Balance of the Removed Mortgage Loan (after giving effect to the scheduled principal payment due in the month of substitution on the Removed Mortgage Loan), (ii) a loan-to-value ratio less than or equal to, and a Mortgage Interest Rate at least equal to, that of the Removed
Mortgage Loan, and (iii) will bear interest based on the same index, margin and

                                       56

frequency of adjustment as the Removed Mortgage Loan. The repurchase obligation and the mortgage substitution referred to above will constitute the sole remedies available to the Certificateholders or the Trustee with respect to missing or defective documents or breach of the Depositor's or other representing entity's representations and warranties.

     If no custodian is named in the related Pooling and Servicing Agreement, the Trustee will be authorized to appoint a custodian to maintain possession of the documents relating to the Mortgage Loans and to conduct the review of such documents described above. Any custodian so appointed will keep and review such documents as the Trustee's agent under a custodial agreement.

OPTIONAL PURCHASES

     Subject to the provisions of the applicable Pooling and Servicing
Agreement, the Depositor or the Master Servicer may, at such party's option, repurchase (i) any Mortgage Loan which is in default or as to which default is reasonably foreseeable if, in the Depositor's or the Master Servicer's judgment, the related default is not likely to be cured by the borrower or default is not likely to be averted, up to the limit, if any, specified in such Pooling and
Servicing Agreement and (ii) any Mortgage Loan as to which the originator of such Mortgage Loan breached a representation or warranty to a Seller regarding the characteristics of such Mortgage Loan, at a price equal to the unpaid principal balance thereof plus accrued interest thereon and under the conditions set forth in the applicable Prospectus Supplement.

REPORTS TO CERTIFICATEHOLDERS

     Unless otherwise specified or modified in the related Pooling and Servicing
Agreement for each Series, the Trustee will prepare and include with each distribution to Certificateholders of record of such Series a statement setting forth the following information, if applicable:

          (i) the amount of such distribution allocable to principal of the related Mortgage Loans, separately identifying the aggregate amount of any principal prepayments included therein, the amount of such distribution allocable to interest on the related Mortgage Loans and the aggregate unpaid principal balance of the Mortgage Loans evidenced by each Class after giving effect to the principal distributions on such Distribution
     Date;

          (ii) the amount of servicing compensation with respect to the related
     Trust Estate and such other customary information as is required to enable
     Certificateholders to prepare their tax returns;

          (iii) the amount by which the Servicing Fee or Master Servicing Fee, as applicable, for the related Distribution Date has been reduced by interest shortfalls due to prepayments;

          (iv) the aggregate amount of any Periodic Advances by the Servicer, the Master Servicer or the Trustee included in the amounts actually distributed to the Certificateholders;

          (v) to each holder of a Certificate entitled to the benefits of payments under any form of credit enhancement:

               (a) the amounts so distributed under any such form of credit enhancement on the applicable Distribution Date; and

               (b) the amount of coverage remaining under any such form of credit enhancement, after giving effect to any payments thereunder and other amounts charged thereto on the Distribution Date;

          (vi) in the case of a Class of Certificates with a variable
     Pass-Through Rate, such Pass-Through Rate;

                                       57

          (vii) the book value of any collateral acquired by the Trust Estate through foreclosure or otherwise;

          (viii) the unpaid principal balance of any Mortgage Loan as to which the Servicer has notified the Master Servicer and/or the Trustee that such
     Servicer has determined not to foreclose because it believes the related
     Mortgaged Property may be contaminated with or affected by hazardous wastes or hazardous substances; and

          (ix) the number and aggregate principal amount of Mortgage Loans one month, two months and three or more months delinquent.

     In addition, within a reasonable period of time after the end of each calendar year, the Trustee will furnish a report to each Certificateholder of record at any time during such calendar year such information as required by the
Code and applicable regulations thereunder to enable Certificateholders to prepare their tax returns. In the event that an election has been made to treat the Trust Estate (or one or more segregated pools of assets therein) as a REMIC, the Trustee will be required to prepare and sign the federal and applicable state and local income tax returns of the REMIC. See "Federal Income Tax
Consequences-- Federal Income Tax Consequences for REMIC
Certificates--Administrative Matters."

LIST OF CERTIFICATEHOLDERS

     The Pooling and Servicing Agreement for each Series will require the
Trustee to provide access to the most current list of names and addresses of
Certificateholders of such Series to any group of five or more
Certificateholders who advise the Trustee in writing that they desire to communicate with other Certificateholders with respect to their rights under the
Pooling and Servicing Agreement or under the Certificates.

EVENTS OF DEFAULT

     Events of Default under the Pooling and Servicing Agreement for each Series include (i) any failure by the Master Servicer or, if a Servicer has executed the Pooling and Servicing Agreement, such Servicer, to make a required deposit which continues unremedied for five days; (ii) any failure by the Master
Servicer or a Servicer that has executed the Pooling and Servicing Agreement duly to observe or perform in any material respect any other of its covenants or agreements in the Pooling and Servicing Agreement which continues unremedied for
30 days after the giving of written notice of such failure to the Master
Servicer or such Servicer by the Trustee, or to the Master Servicer or such
Servicer and the Trustee by the holders of Certificates of such Series having voting rights allocated to such Certificates ("VOTING INTERESTS") aggregating not less than 25% of the Voting Interests allocated to all Certificates for such
Series; and (iii) certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings and certain action by the
Master Servicer or a Servicer that has executed the Pooling and Servicing
Agreement indicating its insolvency, reorganization or inability to pay its obligations.

RIGHTS UPON EVENT OF DEFAULT

     So long as an Event of Default remains unremedied under the Pooling and
Servicing Agreement for a Series, the Trustee for such Series or holders of
Certificates of such Series evidencing not less than 51% of the Voting Interests in the Trust Estate for such Series may terminate all of the rights and obligations of the Master Servicer or a Servicer executing the Pooling and
Servicing Agreement, under the Pooling and Servicing Agreement and in and to the
Mortgage Loans (other than the Master Servicer's or such Servicer's right to recovery of the aggregate Servicing Fees or Master Servicing Fees, as applicable, due prior to the date of termination, and other expenses and amounts advanced pursuant to the terms of the Pooling and Servicing Agreement, which rights the Master Servicer or such Servicer will retain under all circumstances), whereupon the Trustee will succeed to all the responsibilities, duties and liabilities of the Master Servicer or such Servicer under the Pooling and Servicing Agreement and will be entitled to

                                       58

monthly compensation not to exceed the aggregate fees together with the other compensation to which the Master Servicer or such Servicer is entitled under the
Pooling and Servicing Agreement. In the event that the Trustee is unwilling or unable so to act, it may select, pursuant to the public bid procedure described in the applicable Pooling and Servicing Agreement, or petition a court of competent jurisdiction to appoint, a housing and home finance institution, bank or mortgage servicing institution with a net worth of at least $10,000,000 to act as successor to the Master Servicer or such Servicer, under the provisions of the Pooling and Servicing Agreement; provided however, that until such a successor Master Servicer or Servicer is appointed and has assumed the responsibilities, duties and liabilities of the Master Servicer or such Servicer under the Pooling and Servicing Agreement, the Trustee shall continue as the successor to the Master Servicer or such Servicer as described above. In the event such public bid procedure is utilized, the successor would be entitled to compensation in an amount equal to the aggregate fees, together with the other compensation to which the Master Servicer or such Servicer, is entitled under the Pooling and Servicing Agreement, and the Master Servicer or such Servicer would be entitled to receive the net profits, if any, realized from the sale of its rights and obligations under the Pooling and Servicing Agreement.

     During the continuance of any Event of Default under the Pooling and
Servicing Agreement for a Series, the Trustee for such Series will have the right to take action to enforce its rights and remedies and to protect and enforce the rights and remedies of the Certificateholders of such Series, and holders of Certificates evidencing not less than 25% of the Voting Interests for such Series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee. However, the Trustee will not be under any obligation to pursue any such remedy or to exercise any of such trusts or powers unless such Certificateholders have offered the Trustee reasonable security or indemnity against the cost, expenses and liabilities which may be incurred by the Trustee thereby. Also, the Trustee may decline to follow any such direction if the Trustee determines that the action or proceeding so directed may not lawfully be taken or would involve it in personal liability or be unjustly prejudicial to the non-assenting Certificateholders.

     No Certificateholder of a Series, solely by virtue of such holder's status as a Certificateholder, will have any right under the Pooling and Servicing
Agreement for such Series to institute any proceeding with respect to the
Pooling and Servicing Agreement, unless (i) such holder previously has given to the Trustee for such Series written notice of default and (ii) the holders of
Certificates evidencing not less than 25% of the Voting Interests for such
Series have made written request upon the Trustee to institute such proceeding in its own name as Trustee thereunder and have offered to the Trustee reasonable indemnity and the Trustee for 60 days has neglected or refused to institute any such proceeding.

AMENDMENT

     Each Pooling and Servicing Agreement may be amended by the Depositor, the
Servicer(s) (or the Master Servicer, if applicable) and the Trustee without the consent of the Certificateholders, (i) to cure any ambiguity or mistake, (ii) to correct or supplement any provision therein that may be inconsistent with any other provision of the Pooling and Servicing Agreement or the related Prospectus
Supplement, (iii) if a REMIC election has been made, to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust Estate (or one or more segregated pools of assets therein) as a REMIC at all times that any Certificates are outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Estate pursuant to the Code that would be a claim against the Trust Estate, provided that the Trustee has received an opinion of counsel to the effect that such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and such action will not, as evidenced by such opinion of counsel, adversely affect in any material respect the interests of any Certificateholder, (iv) to change the timing and/or nature of deposits into the Certificate Account, provided that such change will not, as evidenced by an opinion of counsel, adversely affect in any material respect the interests of any Certificateholder and that such change will not adversely affect the then current rating assigned to any Certificates, as

                                       59

evidenced by a letter from each Rating Agency to such effect, (v) if a REMIC election has been made, to add to, modify or eliminate any provisions therein restricting transfers of Residual Certificates to certain disqualified organizations described below under "Federal Income Tax Consequences--Federal
Income Tax Consequences for REMIC Certificates--Taxation of Residual
Certificates--Tax-Related Restrictions on Transfer of Residual Certificates,"
(vi) to make certain provisions with respect to the denominations of, and the manner of payments on, certain Classes of Certificates initially retained by the
Depositor or an affiliate, or (vii) to make any other provisions with respect to matters or questions arising under such Pooling and Servicing Agreement that are not inconsistent with the provisions thereof, provided that such action will not, as evidenced by an opinion of counsel, adversely affect in any material respect the interests of the Certificateholders of the related Series provided that such action will not be considered to adversely affect in any material respect the interests of the Certificateholders and no opinion of counsel will be required if each Rating Agency rating the Certificates states in writing that such action will not result in the downgrading or withdrawal of the ratings then assigned to the Certificates. The Pooling and Servicing Agreement may also be amended by the Depositor, the Servicer(s) (or the Master Servicer, if
applicable) and the Trustee with the consent of the holders of Certificates evidencing interests aggregating not less than 662/3% of the Voting Interests evidenced by the Certificates of each Class affected thereby, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of such Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment may (i) reduce in any manner the amount of, or delay the timing of, any payments received on or with respect to Mortgage Loans that are required to be distributed on any Certificate, without the consent of the holder of such
Certificate, (ii) adversely affect in any material respect the interests of the holders of a Class of Certificates of a Series in a manner other than that set forth in (i) above without the consent of the holders of Certificates aggregating not less than 662/3% of the Voting Interests evidenced by such
Class, or (iii) reduce the aforesaid percentage of Certificates of any Class, the holders of which are required to consent to such amendment, without the consent of the holders of all Certificates of such affected Class then outstanding. Notwithstanding the foregoing, the Trustee will not consent to any such amendment if such amendment would subject the Trust Estate (or any segregated pool of assets therein) to tax or, if a REMIC election has been made, cause the Trust Estate (or any segregated pool of assets therein) to fail to qualify as a REMIC.

TERMINATION; OPTIONAL PURCHASE OF MORTGAGE LOANS

     The obligations created by the Pooling and Servicing Agreement for a Series of Certificates will terminate on the Distribution Date following the final payment or other liquidation of the last Mortgage Loan subject thereto and the disposition of all property acquired upon foreclosure of any such Mortgage Loan.
In no event, however, will the trust created by the Pooling and Servicing
Agreement continue beyond the expiration of 21 years from the death of the last survivor of certain persons named in such Pooling and Servicing Agreement. For each Series of Certificates, the Trustee will give written notice of termination of the Pooling and Servicing Agreement to each Certificateholder, and the final distribution will be made only upon surrender and cancellation of the
Certificates at an office or agency appointed by the Depositor and specified in the notice of termination.

     If so provided in the applicable Prospectus Supplement, the Pooling and
Servicing Agreement for each Series of Certificates will permit, but not require, the Depositor or such other party as is specified in the applicable
Prospectus Supplement, to purchase from the Trust Estate for such Series all remaining Mortgage Loans at the time and price specified in such Prospectus
Supplement. In the event that such party has caused the related Trust Estate (or any segregated pool of assets therein) to be treated as a REMIC, any such purchase will be effected only pursuant to either (a) a "clean up call" as defined in Treasury Regulations Section 1.860G-2(j) or (b) a "qualified liquidation" as defined in Code Section 860F(a)(4)(A). Any qualified liquidation will effect early retirement of the Certificates of that Series, but the right so to purchase may be exercised only after the aggregate principal balance of the Mortgage Loans for such Series at the time of purchase is less than a specified percentage, not exceeding 10%, of

                                       60

the aggregate principal balance at the Cut-Off Date for the Series, or after the date set forth in the applicable Prospectus Supplement. A clean up call will result in the early retirement of one or more Classes of Certificates as specified in the related Prospectus Supplement.

THE TRUSTEE

     The Trustee under each Pooling and Servicing Agreement (the "TRUSTEE") will be named in the applicable Prospectus Supplement. The commercial bank or trust company serving as Trustee may have normal banking relationships with the
Depositor or any of its affiliates.

     The Trustee generally will be responsible under each Pooling and Servicing
Agreement for providing general administrative services for the Trust Estate for any such Series, including, among other things, (i) monitoring the amounts on deposit in various trust accounts; (ii) calculation of the amounts payable to
Certificateholders on each Distribution Date; (iii) preparation of federal and applicable state and local tax and information returns; (iv) preparation of reports, if any, required under the Securities and Exchange Act of 1934, as amended; (v) maintaining any mortgage pool insurance policy, mortgagor bankruptcy bond, special hazard insurance policy or other form of credit enhancement that may be required with respect to any Series; and (vi) making
Periodic Advances on the Mortgage Loans to the limited extent described under
"Servicing of the Mortgage Loans--Periodic Advances and Limitations Thereon," if
such amounts are not advanced by a Servicer or the Master Servicer.

     The Trustee may resign at any time, in which event the Master Servicer or, if there is no Master Servicer, the Servicer(s) will be obligated to appoint a successor trustee. The Master Servicer or, if there is no Master Servicer, the
Servicer(s) may also remove the Trustee if the Trustee ceases to be eligible to act as Trustee under the Pooling and Servicing Agreement, if the Trustee becomes insolvent or in order to change the situs of the Trust Estate for state tax reasons. Upon becoming aware of such circumstances, the Master Servicer or, if there is no Master Servicer, the Servicer(s) will become obligated to appoint a successor trustee. The Trustee may also be removed at any time by the holders of
Certificates evidencing not less than 50% of the Voting Interests in the Trust
Estate, except that any Certificate registered in the name of the Depositor or any affiliate thereof will not be taken into account in determining whether the requisite Voting Interest in the Trust Estate necessary to effect any such removal has been obtained. Any resignation and removal of the Trustee, and the appointment of a successor trustee, will not become effective until acceptance of such appointment by the successor trustee. The Trustee, and any successor trustee, must have a combined capital and surplus of at least $50,000,000, or be a member of a bank holding system, the aggregate combined capital and surplus of which is at least $50,000,000, provided that the Trustee's and any such successor trustee's separate capital and surplus shall at all times be at least the amount specified in Section 310(a)(2) of the Trust Indenture Act of 1939, as
amended, and will be subject to supervision or examination by federal or state authorities.

                  CERTAIN LEGAL ASPECTS OF THE MORTGAGE LOANS

     The following discussion contains summaries of certain legal aspects of mortgage loans which are general in nature. Because such legal aspects are governed by applicable state law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular state or to encompass the laws of all states in which the security for the
Mortgage Loans is situated. The summaries are qualified in their entirety by reference to the applicable federal and state laws governing the Mortgage Loans.

GENERAL

     The Mortgage Loans will be secured by either first mortgages, first deeds of trust or similar security devices creating a first lien, depending upon the prevailing practice in the state in which the underlying property is located. A mortgage creates a lien upon the real property described in the mortgage. There are

                                       61

two parties to a mortgage: the mortgagor, who is the borrower (or, in the case of a Mortgage Loan secured by a property that has been conveyed to an inter vivos revocable trust, the settlor of such trust); and the mortgagee, who is the lender. In a mortgage instrument state, the mortgagor delivers to the mortgagee a note or bond evidencing the loan and the mortgage. Although a deed of trust is similar to a mortgage, a deed of trust has three parties: a borrower called the trustor (similar to a mortgagor), a lender called the beneficiary (similar to a mortgagee), and a third-party grantee called the trustee. Under a deed of trust, the borrower grants the property, irrevocably until the debt is paid, in trust, generally with a power of sale, to the trustee to secure payment of the loan.
The trustee's authority under a deed of trust and the mortgagee's authority under a mortgage are governed by the express provisions of the deed of trust or mortgage, applicable law, and, in some cases, with respect to the deed of trust, the directions of the beneficiary.

FORECLOSURE

     Foreclosure of a mortgage is generally accomplished by judicial action.
Generally, the action is initiated by the service of legal pleadings upon all parties having an interest of record in the real property. Delays in completion of the foreclosure occasionally may result from difficulties in locating necessary parties defendant. When the mortgagee's right of foreclosure is contested, the legal proceedings necessary to resolve the issue can be time-consuming. After the completion of a judicial foreclosure proceeding, the court may issue a judgment of foreclosure and appoint a receiver or other officer to conduct the sale of the property. In some states, mortgages may also be foreclosed by advertisement, pursuant to a power of sale provided in the mortgage. Foreclosure of a mortgage by advertisement is essentially similar to foreclosure of a deed of trust by non-judicial power of sale.

     Foreclosure of a deed of trust is generally accomplished by a non-judicial trustee's sale under a specific provision in the deed of trust that authorizes the trustee to sell the property to a third party upon any default by the borrower under the terms of the note or deed of trust. In certain states, such foreclosure also may be accomplished by judicial action in the manner provided for foreclosure of mortgages. In some states, the trustee must record a notice of default and send a copy to the borrower-trustor and to any person who has recorded a request for a copy of a notice of default and notice of sale. In addition, the trustee must provide notice in some states to any other individual having an interest of record in the real property, including any junior lienholders. If the deed of trust is not reinstated within any applicable cure period, a notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. In addition, some state laws require that a copy of the notice of sale be posted on the property and sent to all parties having an interest of record in the property.

     In some states, the borrower-trustor has the right to reinstate the loan at any time following default until shortly before the trustee's sale. In general, the borrower, or any other person having a junior encumbrance on the real estate, may, during a reinstatement period, cure the default by paying the entire amount in arrears plus the costs and expenses incurred in enforcing the obligation. Certain state laws control the amount of foreclosure expenses and costs, including attorneys' fees, which may be recovered by a lender.

     In case of foreclosure under either a mortgage or a deed of trust, the sale by the receiver or other designated officer, or by the trustee, is a public sale. However, because of the difficulty a potential buyer at the sale would have in determining the exact status of title and because the physical condition of the property may have deteriorated during the foreclosure proceedings, it is uncommon for a third party to purchase the property at the foreclosure sale.
Rather, it is common for the lender to purchase the property from the trustee or receiver for an amount equal to the unpaid principal amount of the note, accrued and unpaid interest and the expenses of foreclosure. Thereafter, subject to the right of the borrower in some states to remain in possession during the redemption period, the lender will assume the burdens of ownership, including obtaining hazard insurance and making such repairs at its own expense as are necessary to render the property suitable for sale. The lender commonly will obtain the services of a real

                                       62

estate broker and pay the broker a commission in connection with the sale of the property. Depending upon market conditions, the ultimate proceeds of the sale of the property may not equal the lender's investment in the property. Any loss may be reduced by the receipt of mortgage insurance proceeds, if any, or by judicial action against the borrower for the deficiency, if such action is permitted by law. See "--Anti-Deficiency Legislation, the Bankruptcy Code and Other
Limitations on Lenders" below.

FORECLOSURE ON SHARES OF COOPERATIVES

     The cooperative shares owned by the tenant-stockholder and pledged to the lender are, in almost all cases, subject to restrictions on transfer as set forth in the cooperative's certificate of incorporation and by-laws, as well as in the proprietary lease or occupancy agreement, and may be canceled by the cooperative for failure by the tenant-stockholder to pay rent or other obligations or charges owed by such tenant-stockholder, including mechanics'
liens against the cooperative apartment building incurred by such tenant-stockholder. The proprietary lease or occupancy agreement generally permits the cooperative to terminate such lease or agreement in the event an obligor fails to make payments or defaults in the performance of covenants required thereunder. Typically, the lender and the cooperative enter into a recognition agreement which establishes the rights and obligations of both parties in the event of a default by the tenant-stockholder on its obligations under the proprietary lease or occupancy agreement. A default by the tenant-stockholder under the proprietary lease or occupancy agreement will usually constitute a default under the security agreement between the lender and the tenant-stockholder.

     The recognition agreement generally provides that, in the event that the tenant-stockholder has defaulted under the proprietary lease or occupancy agreement, the cooperative will take no action to terminate such lease or agreement until the lender has been provided an opportunity to cure the default.
The recognition agreement typically provides that if the proprietary lease or occupancy agreement is terminated, the cooperative will recognize the lender's lien against proceeds from a sale of the cooperative apartment, subject, however, to the cooperative's right to sums due under such proprietary lease or occupancy agreement. The total amount owed to the cooperative by the tenant-stockholder, which the lender generally cannot restrict and does not monitor, could reduce the value of the collateral below the outstanding principal balance of the cooperative loan and accrued and unpaid interest thereon.

     Recognition agreements also provide that in the event of a foreclosure on a cooperative loan, the lender must obtain the approval or consent of the cooperative as required by the proprietary lease before transferring the cooperative shares or assigning the proprietary lease. Generally, the lender is not limited by the agreement in any rights it may have to dispossess the tenant-stockholders.

     Foreclosure on the cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the Uniform Commercial Code (the
"UCC") and the security agreement relating to those shares. Article 9 of the UCC requires that a sale be conducted in a "commercially reasonable" manner. Whether a foreclosure sale has been conducted in a "commercially reasonable" manner will depend on the facts in each case. In determining commercial reasonableness, a court will look to the notice given the debtor and the method, manner, time, place and terms of the foreclosure. Generally, a sale conducted according to the usual practice of banks selling similar collateral will be considered reasonably conducted.

     Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender's security interest. The recognition agreement, however, generally provides that the lender's right to reimbursement is subject to the right of the cooperative corporation to receive sums due under the proprietary lease or occupancy agreement. If there are proceeds remaining, the lender must account to the tenant-stockholder for the surplus. Conversely, if a portion of the indebtedness remains unpaid, the tenant-stockholder is generally responsible for the deficiency. See "--Anti-Deficiency Legislation, the Bankruptcy Code and Other Limitations on Lenders" below.

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RIGHTS OF REDEMPTION

     In some states, after sale pursuant to a deed of trust and/or foreclosure of a mortgage, the borrower and certain foreclosed junior lienors are given a statutory period in which to redeem the property from the foreclosure sale. In most states where the right of redemption is available, statutory redemption may occur upon payment of the foreclosure purchase price, accrued interest and taxes. In some states, the right to redeem is an equitable right. The effect of a right of redemption is to delay the ability of the lender to sell the foreclosed property. The exercise of a right of redemption would defeat the title of any purchaser at a foreclosure sale, or of any purchaser from the lender subsequent to judicial foreclosure or sale under a deed of trust.
Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has run.

ANTI-DEFICIENCY LEGISLATION, THE BANKRUPTCY CODE AND OTHER LIMITATIONS ON
LENDERS

     Certain states have imposed statutory prohibitions which limit the remedies of a beneficiary under a deed of trust or a mortgagee under a mortgage. In some states, statutes limit the right of the beneficiary or mortgagee to obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust. A deficiency judgment would be a personal judgment against the former borrower equal in most cases to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes require the beneficiary or mortgagee to exhaust the security afforded under a deed of trust or mortgage by foreclosure in an attempt to satisfy the full debt before bringing a personal action against the borrower.
Finally, other statutory provisions limit any deficiency judgment against the former borrower following a judicial sale to the excess of the outstanding debt over the fair market value of the property at the time of public sale. The purpose of these statutes is generally to prevent a beneficiary or a mortgagee from obtaining a large deficiency judgment against the former borrower as a result of low or no bids at the judicial sale.

     Generally, Article 9 of the UCC governs foreclosure on cooperative shares and the related proprietary lease or occupancy agreement and foreclosure on the beneficial interest in a land trust. Some courts have interpreted Section 9-504 of the UCC to prohibit a deficiency award unless the creditor establishes that the sale of the collateral (which, in the case of a Mortgage Loan secured by shares of a cooperative, would be such shares and the related proprietary lease or occupancy agreement) was conducted in a commercially reasonable manner.

     A Servicer generally will not be required under the Pooling and Servicing
Agreement or applicable Underlying Servicing Agreement to pursue deficiency judgments on the Mortgage Loans even if permitted by law.

     In addition to anti-deficiency and related legislation, numerous other federal and state statutory provisions, including the United States Bankruptcy
Code, 11 U.S.C. Sections 101 et seq. (the "BANKRUPTCY CODE"), and state laws affording relief to debtors may interfere with or affect the ability of a secured mortgage lender to obtain payment of a mortgage loan, to realize upon collateral and/or enforce a deficiency judgment. For example, under the
Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. Foreclosure of an interest in real property of a debtor in a case under the Bankruptcy Code can typically occur only if the bankruptcy court vacates the stay, an action, the court may be reluctant to take, particularly if the debtor has the prospect of restructuring his or her debts and the mortgage collateral is not deteriorating in value. The delay and the consequences thereof caused by such automatic stay can be significant. Also, under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a junior lienor (a subordinate lender secured by a mortgage on the property) may stay a senior lender from taking action to foreclose.

                                       64

     A homeowner may file for relief under the Bankruptcy Code under any of three different chapters of the Bankruptcy Code. Under Chapter 7, the assets of the debtor are liquidated and a lender secured by a lien may "bid in" (i.e., bid up to the amount of the debt) at the sale of the asset. See "--Foreclosure." A homeowner may also file for relief under Chapter 11 of the Bankruptcy Code and reorganize his or her debts through his or her reorganization plan.
Alternatively, a homeowner may file for relief under Chapter 13 of the
Bankruptcy Code and address his or her debts in a rehabilitation plan. (Chapter
13 is often referred to as the "wage earner chapter" or "consumer chapter"
because most individuals seeking to restructure their debts file for relief under Chapter 13 rather than Chapter 11).

     The Bankruptcy Code permits a mortgage loan that is secured by property that does not consist solely of the debtor's principal residence to be modified without the consent of the lender provided certain substantive and procedural safeguards are met. Under the Bankruptcy Code, the lender's security interest may be reduced to the then-current value of the property as determined by the court if the value is less than the amount due on the loan, thereby leaving the lender as a general unsecured creditor for the difference between the value of the collateral and the outstanding balance of the mortgage loan. A borrower's unsecured indebtedness will typically be discharged in full upon payment of a substantially reduced amount. Other modifications to a mortgage loan may include a reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest, an alteration of the repayment schedule, an extension of the final maturity date, and/or a reduction in the outstanding balance of the secured portion of the loan. In certain circumstances, subject to the court's approval, a debtor in a case under Chapter
11 of the Bankruptcy Code may have the power to grant liens senior to the lien of a mortgage.

     A reorganization plan under Chapter 11 and a rehabilitation plan under
Chapter 13 of the Bankruptcy Code may each allow a debtor to cure a default with respect to a mortgage loan on such debtor's residence by paying arrearages over a period of time and to deaccelerate and reinstate the original mortgage loan payment schedule, even though the lender accelerated the loan and a final judgment of foreclosure had been entered in state court (provided no sale of the property had yet occurred) prior to the filing of the debtor's petition under the Bankruptcy Code. Under a Chapter 13 plan, curing of defaults must be accomplished within the five year maximum term permitted for repayment plans, such term commencing when repayment plan becomes effective, while defaults may be cured over a longer period of time under a Chapter 11 plan of reorganization.

     Generally, a repayment plan in a case under Chapter 13 and a plan of reorganization under Chapter 11 may not modify the claim of a mortgage lender if the borrower elects to retain the property, the property is the borrower's principal residence and the property is the lender's only collateral. Certain courts have allowed modifications when the mortgage loan is secured both by the debtor's principal residence and by collateral that is not "inextricably bound"
to the real property, such as appliances, machinery, or furniture.

     The general protection for mortgages secured only by the debtor's principal residence is not applicable in a case under Chapter 13 if the last payment on the original payment schedule is due before the final date for payment under the debtor's Chapter 13 plan (which date could be up to five years after the debtor emerges from bankruptcy). Under several recently decided cases, the terms of such a loan can be modified in the manner described above. While these decisions are contrary to the holding in a prior case by a senior appellate court, it is possible that the later decisions will become the accepted interpretation in view of the language of the applicable statutory provision. If this interpretation is adopted by a court considering the treatment in a Chapter 13 repayment plan of a Mortgage Loan, it is possible that the Mortgage Loan could be modified.

     State statutes and general principles of equity may also provide a mortgagor with means to halt a foreclosure proceeding or sale and to force a restructuring of a mortgage loan on terms a lender would not otherwise accept.

                                       65

     In a bankruptcy or similar proceeding of a mortgagor, action may be taken seeking the recovery, as a preferential transfer or on other grounds, of any payments made by the mortgagor under the related mortgage loan prior to the bankruptcy or similar proceeding. Payments on long-term debt may be protected from recovery as preferences if they are payments in the ordinary course of business made on debts incurred in the ordinary course of business or if the value of the collateral exceeds the debt at the time of payment. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

     A trustee in bankruptcy, in some cases, may be entitled to collect its costs and expenses in preserving or selling the mortgaged property ahead of a payment to the lender. Moreover, the laws of certain states also give priority to certain tax and mechanics liens over the lien of a mortgage. Under the
Bankruptcy Code, if the court finds that actions of the mortgagee have been unreasonable and inequitable, the lien of the related mortgage may be subordinated to the claims of unsecured creditors.

     Bankruptcy reform legislation that was passed by the Senate on September
23, 1998 would have amended the Bankruptcy Code (such amendment, the "TILA
AMENDMENT") to authorize bankruptcy court judges to disallow claims based on secured debt if the creditor failed to comply with certain provisions of the federal Truth in Lending Act. As proposed, such provision would apply retroactively to secured debt incurred by a debtor prior to the date of effectiveness of such legislation, including the Mortgage Loans. The House bill and the conference report did not have a similar provision, and Congress adjourned from its last session without acting on the proposed legislation.
However, such legislation may be reintroduced in the current session. If the
TILA Amendment were to become law, a violation of the Truth in Lending Act with respect to a Mortgage Loan could result in a total loss with respect to such loan in a bankruptcy proceeding. Any such violation would be a breach of representation and warranty of the depositor, and the depositor would be obligated to repurchase such Mortgage Loan as described herein.

     Various proposals to amend the Bankruptcy Code in ways that could adversely affect the value of the Mortgage Loans in a trust have been considered by
Congress, and more such proposed legislation may be considered in the future. No assurance can be given that any particular proposal will or will not be enacted into law, or that any provision so enacted will not differ materially from the proposals described above.

     The Code provides priority to certain tax liens over the lien of the mortgage. In addition, substantive requirements are imposed upon mortgage lenders in connection with the origination and the servicing of mortgage loans by numerous federal and some state consumer protection laws. These laws include the federal Trust-in-Lending Act, Real Estate Settlement Procedures Act, Equal
Credit Opportunity Act, Fair Credit Billing Act, Fair Credit Reporting Act, and
related statutes. These federal laws impose specific statutory liabilities upon lenders who originate mortgage loans and who fail to comply with the provisions of the applicable laws. In some cases, this liability may affect assignees of the Mortgage Loans.

FORFEITURE FOR DRUG, RICO AND MONEY LAUNDERING VIOLATIONS

     Federal law provides that property purchased or improved with assets derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, can be seized and ordered forfeited to the United States of
America. The offenses which can trigger such a seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations
Act, the Bank Secrecy Act, the anti-money laundering laws and regulations, including the USA Patriot Act of 2001 and the regulations issued thereunder, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

     In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (i) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before any other crime upon which the forfeiture is based, or (2) the lender, at the time of the execution of the mortgage, "did not

                                       66

know or was reasonably without cause to believe that the property was subject to forfeiture." However, there can be no assurance that such a defense will be successful.

HOMEOWNERS PROTECTION ACT OF 1998

     The Homeowners Protection Act of 1998 ("HOPA") provides for certain disclosure and termination requirements for primary mortgage insurance ("PMI").
The termination provisions of HOPA apply only to mortgage loans relating to single-family primary residences originated on or after July 29, 1999. Such termination provisions govern when a mortgagor may cancel the requirement to maintain PMI and when the requirement to maintain PMI is automatically terminated. In general, voluntary termination is permitted and automatic termination occurs when the principal balance of the mortgage loan is reduced to
80% or 78%, respectively, of the original property value. The disclosure requirements of HOPA vary depending on whether the mortgage loan was originated before or after July 29, 1999. Such disclosure requirements include notification of the circumstances whereby a mortgagor may cancel PMI, the date when PMI automatically terminates and servicer contact information. In addition, HOPA provides that no later than 30 days after cancellation or termination of PMI, the servicer shall provide written notification that such PMI is terminated and no further payments are due or payable. Any servicer, mortgagee or mortgage insurer that violates provisions of HOPA is subject to possible liability which includes, but is not limited to, actual damages, statutory damages and reasonable attorney's fees.

TEXAS HOME EQUITY LOANS

     Generally, any "cash-out" refinance or other non-purchase money transaction
(except for certain rate/term refinance loans and certain other narrow exceptions) secured by a Texas resident's principal residence is subject to the provisions set forth in Section 50(a)(6) of Article XVI of the Constitution of
Texas (the "TEXAS HOME EQUITY LAWS"). The Texas Home Equity Laws provide for certain disclosure requirements, caps on allowable fees, required loan closing procedures and other restrictions. Failure, inadvertent or otherwise, to comply with any requirement may render the Mortgage Loan unenforceable and/or the lien on the Mortgaged Property invalid. Because mortgage loans which are subject to the Texas Home Equity Laws can be foreclosed only pursuant to court order, rather than non-judicial foreclosure as is available for other types of mortgage loans in Texas, delays and increased losses may result in connection with foreclosures of such loans. If a court were to find that any requirement of the
Texas Home Equity Laws was not complied with, the court could refuse to allow foreclosure to proceed, declare the lien on the Mortgaged Property to be invalid, and/or require the originating lender or the holder of the note to forfeit some or all principal and interest of the related Mortgage Loan. Title insurance generally available on such Mortgage Loans may exclude coverage for some of the risks described in this paragraph.

SERVICEMEMBERS CIVIL RELIEF ACT AND SIMILAR LAWS

     Generally, under the terms of the Servicemembers Civil Relief Act (the
"RELIEF ACT"), a borrower who enters military service after the origination of such borrower's Mortgage Loan, including a borrower who is a member of the
National Guard or is in reserve status at the time of the origination of the
Mortgage Loan and is later called to active duty, may not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower's active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% per annum, unless a court or administrative agency orders otherwise upon application of the lender. It is possible that such action could have an effect, for an indeterminate period of time, on the ability of the Servicer to collect full amounts of interest on certain of the Mortgage Loans in a Trust Estate. Any shortfall in interest collections resulting from the application of the Relief Act or any amendment thereto could result in losses to the holders of the Certificates of the related
Series. Further, the Relief Act imposes limitations which would impair the ability of the Servicer to foreclose on an affected Mortgage Loan during the

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borrower's period of active duty status. Thus, in the event that such a Mortgage
Loan goes into default, there may be delays and losses occasioned by the inability to realize upon the Mortgaged Property in a timely fashion. In addition, the Relief Act provides broad discretion for a court to modify a mortgage loan upon application of the mortgagor. Certain states have enacted comparable legislation which may lead to the modification of a mortgage loan or interfere with or affect the ability of the Servicer to timely collect payments of principal and interest on, or to foreclose on, Mortgage Loans of borrowers in such states who are active or reserve members of the armed services or national guard. For example, California has extended legislation providing protection substantially similar to that provided by the Relief Act to California national guard members called up for active service by the Governor or President and reservists called to active duty.

ENVIRONMENTAL CONSIDERATIONS

     A lender may be subject to unforeseen environmental risks when taking a security interest in real or personal property. Property subject to such a security interest may be subject to federal, state, and local laws and regulations relating to environmental protection. Such laws may regulate, among other things: emissions of air pollutants; discharges of wastewater or storm water; generation, transport, storage or disposal of hazardous waste or hazardous substances; operation, closure and removal of underground storage tanks; removal and disposal of asbestos-containing materials; management of electrical or other equipment containing polychlorinated biphenyls ("PCBS").
Failure to comply with such laws and regulations may result in significant penalties, including civil and criminal fines. Under the laws of certain states, environmental contamination on a property may give rise to a lien on the property to ensure the availability and/or reimbursement of cleanup costs.
Generally all subsequent liens on such property are subordinated to such a lien and, in some states, even prior recorded liens are subordinated to such liens
("Superliens"). In the latter states, the security interest of the Trustee in a property that is subject to such a Superlien could be adversely affected.
Environmental contamination on a property is likely to have a negative impact on the value of such property, which may lead to losses on the related Series of
Certificates.

     Under the federal Comprehensive Environmental Response Compensation and
Liability Act, as amended ("CERCLA"), and under state law in certain states, a secured party which takes a deed in lieu of foreclosure, purchases a mortgaged property at a foreclosure sale, operates a mortgaged property or undertakes certain types of activities that may constitute management of the mortgaged property may become liable in certain circumstances for the costs of remedial action ("CLEANUP COSTS") if hazardous wastes or hazardous substances have been released or disposed of on the property. Such Cleanup Costs may be substantial.
CERCLA imposes strict, as well as joint and several liability for environmental remediation and/or damage costs on several classes of "potentially responsible parties," including current "owners and/or operators" of property, irrespective of whether those owners or operators caused or contributed to contamination on the property. In addition, owners and operators of properties that generate hazardous substances that are disposed of at other "off-site" locations may held strictly, jointly and severally liable for environmental remediation and/or damages at those off-site locations. Many states also have laws that are similar to CERCLA. Liability under CERCLA or under similar state law could exceed the value of the property itself as well as the aggregate assets of the property owner.

     The law is unclear as to whether and under what precise circumstances cleanup costs, or the obligation to take remedial actions, could be imposed on a secured lender such as the Trust Estate. Under the laws of some states and under
CERCLA, a lender may be liable as an "owner or operator" for costs of addressing releases or threatened releases of hazardous substances on a mortgaged property if such lender or its agents or employees have "participated in the management"
of the operations of the borrower, even though the environmental damage or threat was caused by a prior owner or current owner or operator or other third party. Excluded from CERCLA's definition of "owner or operator," is a person
"who without participating in the management of . . . [the] facility, holds indicia of ownership primarily to protect his security interest" (the
"secured-creditor exemption"). This exemption for holders of a security interest

                                       68

such as a secured lender applies only to the extent that a lender seeks to protect its security interest in the contaminated facility or property. Thus, if a lender's activities begin to encroach on the actual management of such facility or property, the lender faces potential liability as an "owner or operator" under CERCLA. Similarly, when a lender forecloses and takes title to a contaminated facility or property, the lender may incur potential CERCLA liability in various circumstances, including among others, when it holds the facility or property as an investment (including leasing the facility or property to a third party), fails to market the property in a timely fashion or fails to properly address environmental conditions at the property or facility.

     The Resource Conservation and Recovery Act, as amended ("RCRA"), contains a similar secured-creditor exemption for those lenders who hold a security interest in a petroleum underground storage tank ("UST") or in real estate containing a UST, or that acquire title to a petroleum UST or facility or property on which such a UST is located. As under CERCLA, a lender may lose its secured-creditor exemption and be held liable under RCRA as a UST owner or operator if such lender or its employees or agents participate in the management of the UST. In addition, if the lender takes title to or possession of the UST or the real estate containing the UST, under certain circumstances the secured-creditor exemption may be deemed to be unavailable.

     A decision in May 1990 of the United States Court of Appeals for the
Eleventh Circuit in United States v. Fleet Factors Corp. very narrowly construed
CERCLA's secured-creditor exemption. The court's opinion suggested that a lender need not have involved itself in the day-to-day operations of the facility or participated in decisions relating to hazardous waste to be liable under CERCLA;
rather, liability could attach to a lender if its involvement with the management of the facility were broad enough to support the inference that the lender had the capacity to influence the borrower's treatment of hazardous waste. The court added that a lender's capacity to influence such decisions could be inferred from the extent of its involvement in the facility's financial management. A subsequent decision by the United States Court of Appeals for the
Ninth Circuit in In re Bergsoe Metal Corp., apparently disagreeing with, but not expressly contradicting, the Fleet Factors court, held that a secured lender had no liability absent "some actual management of the facility" on the part of the lender.

     Court decisions have taken varying views of the scope of the secured-creditor exemption, leading to administrative and legislative efforts to provide guidance to lenders on the scope of activities that would trigger CERCLA and/or RCRA liability. Until recently, these efforts have failed to provide substantial guidance.

     On September 30, 1996 the President signed into law (the Asset
Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the
"ASSET CONSERVATION ACT"). The Asset Conservation Act was intended to clarify the scope of the secured creditor exemption under both CERCLA and RCRA. The
Asset Conservation Act more clearly defined the kinds of "participation in management" that would trigger liability under CERCLA and specified certain activities that would not constitute "participation in management" or otherwise result in a forfeiture of the secured-creditor exemption prior to foreclosure or during a workout period. The Asset Conservation Act also clarified the extent of protection against liability under CERCLA in the event of foreclosure and authorized certain regulatory clarifications of the scope of the secured-creditor exemption for purposes of RCRA, similar to the statutory protections under CERCLA. However, since the courts have not yet had the opportunity to interpret the new statutory provisions, the scope of the additional protections offered by the Asset Conservation Act is not fully defined. It also is important to note that the Asset Conservation Act does not offer complete protection to lenders and that the risk of liability remains.

     If a secured lender does become liable, it may be entitled to bring an action for contribution against the owner or operator who created the environmental contamination or against some other liable party, but that person or entity may be bankrupt or otherwise judgment-proof. It is therefore possible that cleanup or other environmental liability costs could become a liability of the Trust Estate and occasion a

                                       69

loss to the Trust Estate and to Certificateholders in certain circumstances. The new secured creditor amendments to CERCLA, also, would not necessarily affect the potential for liability in actions by either a state or a private party under other federal or state laws which may impose liability on "owners or operators" but do not incorporate the secured-creditor exemption.

     Traditionally, residential mortgage lenders have not taken steps to evaluate whether hazardous wastes or hazardous substances are present with respect to any mortgaged property prior to the origination of the mortgage loan or prior to foreclosure or accepting a deed-in-lieu of foreclosure. Accordingly, at the time the Mortgage Loans were originated no such evaluations were required, nor were any such evaluations required prior to foreclosure or accepting a deed-in-lieu of foreclosure. Neither the Depositor nor any other entity makes any representations or warranties or assumes any liability with respect to: the environmental condition of such Mortgaged Property; the absence, presence or effect of hazardous wastes or hazardous substances on any Mortgaged
Property; any casualty resulting from the presence or effect of hazardous wastes or hazardous substances on, near or emanating from such Mortgaged Property; the impact on Certificateholders of any environmental condition or presence of any substance on or near such Mortgaged Property; or the compliance of any Mortgaged
Property with any environmental laws, nor is any agent, person or entity otherwise affiliated with the Depositor authorized or able to make any such representation, warranty or assumption of liability relative to any such
Mortgaged Property. See "The Mortgage Loan Programs--Representations and
Warranties" and "Servicing of the Mortgage Loans--Enforcement of "Due-on-Sale"
Clauses; Realization Upon Defaulted Mortgage Loans" above.

"DUE-ON-SALE" CLAUSES

     The forms of note, mortgage and deed of trust relating to conventional
Mortgage Loans may contain a "due-on-sale" clause permitting acceleration of the maturity of a loan if the borrower transfers its interest in the property. In recent years, court decisions and legislative actions placed substantial restrictions on the right of lenders to enforce such clauses in many states.
However, effective October 15, 1982, Congress enacted the Garn-St Germain
Depository Institutions Act of 1982 (the "GARN ACT") which purports to preempt state laws which prohibit the enforcement of "due-on-sale" clauses by providing among other matters, that "due-on-sale" clauses in certain loans (which loans may include the Mortgage Loans) made after the effective date of the Garn Act are enforceable, within certain limitations as set forth in the Garn Act and the regulations promulgated thereunder. "DUE-ON-SALE" clauses contained in mortgage loans originated by federal savings and loan associations or federal savings banks are fully enforceable pursuant to regulations of the Office of Thrift
Supervision ("OTS"), as successor to the Federal Home Loan Bank Board ("FHLBB"), which preempt state law restrictions on the enforcement of such clauses.
Similarly, "due-on-sale" clauses in mortgage loans made by national banks and federal credit unions are now fully enforceable pursuant to preemptive regulations of the Comptroller of the Currency and the National Credit Union
Administration, respectively.

     The Garn Act created a limited exemption from its general rule of enforceability for "due-on-sale" clauses in certain mortgage loans ("WINDOW
PERIOD LOANS") which were originated by non-federal lenders and made or assumed in certain states ("WINDOW PERIOD STATES") during the period, prior to October
15, 1982, in which that state prohibited the enforcement of "due-on-sale"
clauses by constitutional provision, statute or statewide court decision (the
"WINDOW PERIOD"). Though neither the Garn Act nor the OTS regulations actually names the Window Period States, FHLMC has taken the position, in prescribing mortgage loan servicing standards with respect to mortgage loans which it has purchased, that the Window Period States were: Arizona, Arkansas, California,
Colorado, Georgia, Iowa, Michigan, Minnesota, New Mexico, Utah and Washington.
Under the Garn Act, unless a Window Period State took action by October 15,
1985, the end of the Window Period, to further regulate enforcement of
"due-on-sale" clauses in Window Period Loans, "due-on-sale" clauses would become enforceable even in Window Period Loans. Five of the Window Period States
(Arizona, Minnesota, Michigan, New Mexico and Utah) have taken actions which restrict the enforceability of "due-on-sale" clauses in Window Period Loans beyond October 15, 1985. The actions taken vary among such states.

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     By virtue of the Garn Act, a Servicer may generally be permitted to accelerate any conventional Mortgage Loan which contains a "due-on-sale" clause upon transfer of an interest in the property subject to the mortgage or deed of trust. With respect to any Mortgage Loan secured by a residence occupied or to be occupied by the borrower, this ability to accelerate will not apply to certain types of transfers, including (i) the granting of a leasehold interest which has a term of three years or less and which does not contain an option to purchase; (ii) a transfer to a relative resulting from the death of a borrower, or a transfer where the spouse or children become an owner of the property in each case where the transferee(s) will occupy the property; (iii) a transfer resulting from a decree of dissolution of marriage, legal separation agreement or from an incidental property settlement agreement by which the spouse becomes an owner of the property; (iv) the creation of a lien or other encumbrance subordinate to the lender's security instrument which does not relate to a transfer of rights of occupancy in the property (provided that such lien or encumbrance is not created pursuant to a contract for deed); (v) a transfer by devise, descent or operation of law on the death of a joint tenant or tenant by the entirety; (vi) a transfer into an inter vivos trust in which the borrower is the beneficiary and which does not relate to a transfer of rights of occupancy;
and (vii) other transfers as set forth in the Garn Act and the regulations thereunder. Regulations promulgated under the Garn Act also prohibit the imposition of a prepayment penalty upon the acceleration of a loan pursuant to a due-on-sale clause. The extent of the effect of the Garn Act on the average lives and delinquency rates of the Mortgage Loans cannot be predicted. See
"Prepayment and Yield Considerations."

APPLICABILITY OF USURY LAWS

     Title V of the Depository Institutions Deregulation and Monetary Control
Act of 1980, enacted in March 1980 ("TITLE V"), provides that state usury limitations shall not apply to certain types of residential first mortgage loans originated by certain lenders after March 31, 1980. The OTS as successor to the
FHLBB is authorized to issue rules and regulations and to publish interpretations governing implementation of Title V. The statute authorized any state to reimpose interest rate limits by adopting before April 1, 1983, a law or constitutional provision which expressly rejects application of the federal law. Fifteen states have adopted laws reimposing or reserving the right to reimpose interest rate limits. In addition, even where Title V is not so rejected, any state is authorized to adopt a provision limiting certain other loan charges.

     The Depositor or other entity specified in the related Prospectus
Supplement will represent and warrant in the Pooling and Servicing Agreement to the Trustee for the benefit of Certificateholders that all Mortgage Loans are originated in full compliance with applicable state laws, including usury laws.
See "The Pooling and Servicing Agreement--Assignment of Mortgage Loans to the
Trustee."

ENFORCEABILITY OF CERTAIN PROVISIONS

     Standard forms of note, mortgage and deed of trust generally contain provisions obligating the borrower to pay a late charge if payments are not timely made and in some circumstances may provide for prepayment fees or penalties if the obligation is paid prior to maturity. In certain states, there are or may be specific limitations upon late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. Under the Pooling and Servicing Agreement, late charges and prepayment fees (to the extent permitted by law and not waived by the Servicer) will be retained by the Servicer as additional servicing compensation.

     Courts have imposed general equitable principles upon foreclosure. These equitable principles are generally designed to relieve the borrower from the legal effect of defaults under the loan documents. Examples of judicial remedies that may be fashioned include judicial requirements that the lender undertake affirmative and expensive actions to determine the causes for the borrower's default and the likelihood that the borrower will be able to reinstate the loan.
In some cases, courts have substituted their

                                       71

judgment for the lender's judgment and have required lenders to reinstate loans or recast payment schedules to accommodate borrowers who are suffering from temporary financial disability. In some cases, courts have limited the right of lenders to foreclose if the default under the mortgage instrument is not monetary, such as the borrower failing to adequately maintain the property or the borrower executing a second mortgage or deed of trust affecting the property. In other cases, some courts have been faced with the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that borrowers under the deeds of trust receive notices in addition to the statutorily-prescribed minimum requirements. For the most part, these cases have upheld the notice provisions as being reasonable or have found that the sale by a trustee under a deed of trust or under a mortgage having a power of sale does not involve sufficient state action to afford constitutional protections to the borrower.

                           CERTAIN REGULATORY MATTERS

     Under the Federal Deposit Insurance Act, federal bank regulatory authorities, including the OCC, have the power to determine if any activity or contractual obligation of a bank constitutes an unsafe or unsound practice or violates a law, rule or regulation applicable to such bank. If Bank of America is a Servicer and/or a Seller for a Series and the OCC, which has primary regulatory authority over Bank of America, were to find that any obligation of
Bank of America under the related Pooling and Servicing Agreement, Underlying
Servicing Agreement or other agreement or any activity of Bank of America constituted an unsafe or unsound practice or violated any law, rule or regulation applicable to it, the OCC could order Bank of America, among other things, to rescind such contractual obligation or terminate such activity.

     In March 2003, the OCC issued a temporary cease and desist order against a national bank (as to which no conservator or receiver had been appointed)
asserting that, contrary to safe and sound banking practices, the bank was receiving inadequate servicing compensation in connection with several credit card securitizations sponsored by its affiliates because of the size and subordination of the contractual servicing fee, and ordered the bank, among other things, to immediately resign as servicer, to cease all servicing activity within 120 days and to immediately withhold funds from collections in an amount sufficient to compensate it for its actual costs and expenses of servicing
(notwithstanding the priority of payments in the related securitization agreements).

     While the Depositor does not believe that the OCC would consider, with respect to any Series, (i) provisions relating to Bank of America acting as a
Servicer under the related Pooling and Servicing Agreement or any Underlying
Servicing Agreement, (ii) the payment or amount of the servicing compensation payable to Bank of America or (iii) any other obligation of Bank of America under the related Pooling and Servicing Agreement, Underlying Servicing
Agreement or other contractual agreement under which the Depositor may purchase
Mortgage Loans from Bank of America, to be unsafe or unsound or violative of any law, rule or regulation applicable to it, there can be no assurance that the OCC in the future would not conclude otherwise. If the OCC did reach such a conclusion, and ordered Bank of America to rescind or amend any such agreement, distributions on Certificates of the related Series could be delayed or reduced.

                         FEDERAL INCOME TAX CONSEQUENCES

     The following discussion represents the opinion of Cadwalader, Wickersham &
Taft LLP as to the material federal income tax consequences of the purchase, ownership and disposition of Certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors, some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Code, as

                                       72

well as regulations (the "REMIC REGULATIONS") promulgated by the U.S. Department of the Treasury. Investors should consult their own tax advisors in determining the federal, state, local and any other tax consequences to them of the purchase, ownership and disposition of Certificates.

     For purposes of this discussion, where the applicable Prospectus Supplement provides for a Fixed Retained Yield with respect to the Mortgage Loans of a
Series of Certificates, references to the Mortgage Loans will be deemed to refer to that portion of the Mortgage Loans held by the Trust Estate that does not include the Fixed Retained Yield. References to a "holder" or
"Certificateholder" in this discussion generally mean the Beneficial Owner of a
Certificate.

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             FEDERAL INCOME TAX CONSEQUENCES FOR REMIC CERTIFICATES

GENERAL

     With respect to a particular Series of Certificates, an election may be made to treat the Trust Estate or one or more segregated pools of assets therein as one or more REMICs within the meaning of Code Section 860D. A Trust Estate or a portion thereof as to which a REMIC election will be made will be referred to as a "REMIC POOL." For purposes of this discussion, Certificates of a Series as to which one or more REMIC elections are made are referred to as "REMIC
CERTIFICATES" and will consist of one or more Classes of "REGULAR CERTIFICATES"
and one Class of "RESIDUAL CERTIFICATES" in the case of each REMIC Pool.
Qualification as a REMIC requires ongoing compliance with certain conditions.
With respect to each Series of REMIC Certificates, Cadwalader, Wickersham & Taft
LLP, counsel to the Depositor, has advised the Depositor that in its opinion, assuming (i) the making of an appropriate election, (ii) compliance with the
Pooling and Servicing Agreement, and (iii) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, each REMIC Pool will qualify as a REMIC. In such case, the Regular
Certificates will be considered to be "regular interests" in the REMIC Pool and generally will be treated for federal income tax purposes as if they were newly originated debt instruments, and the Residual Certificates will be considered to be "residual interests" in the REMIC Pool. The Prospectus Supplement for each
Series of Certificates will indicate whether one or more REMIC elections with respect to the related Trust Estate will be made, in which event references to
"REMIC" or "REMIC POOL" herein shall be deemed to refer to each such REMIC Pool.

STATUS OF REMIC CERTIFICATES

     REMIC Certificates held by a domestic building and loan association will constitute "a regular or residual interest in a REMIC" within the meaning of
Code Section 7701(a)(19)(C)(xi) in the same proportion that the assets of the
REMIC Pool would be treated as "loans . . . secured by an interest in real property which is . . . residential real property" within the meaning of Code
Section 7701(a)(19)(C)(v) or as other assets described in Code Section
7701(a)(19)(C). REMIC Certificates held by a real estate investment trust will constitute "real estate assets" within the meaning of Code Section 856(c)(4)(A), and interest on the Regular Certificates and income with respect to Residual
Certificates will be considered "interest on obligations secured by mortgages on real property or on interests in real property" within the meaning of Code
Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the REMIC Pool would be so treated. If at all times 95% or more of the assets of the REMIC Pool qualify for each of the foregoing treatments, the REMIC
Certificates will qualify for the corresponding status in their entirety. For purposes of Code Section 856(c)(4)(A), payments of principal and interest on the
Mortgage Loans that are reinvested pending distribution to holders of REMIC
Certificates qualify for such treatment.

     Where two REMIC Pools are a part of a tiered structure they will be treated as one REMIC for purposes of the tests described above respecting asset ownership of more or less than 95%. In addition, if the assets of the REMIC include Buy-Down Loans, it is possible that the percentage of such assets constituting "loans . . . secured by an interest in real property which is . . .
residential real property" for purposes of Code Section 7701(a)(19)(C)(v), may be required to be reduced by the amount of the related Buy-Down Funds. REMIC
Certificates held by a regulated investment company will not constitute
"Government securities" within the meaning of Code Section 851(b)(3)(A)(i).
REMIC Certificates held by certain financial institutions will constitute an
"evidence of indebtedness" within the meaning of Code Section 582(c)(1).

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QUALIFICATION AS A REMIC

     In order for the REMIC Pool to qualify as a REMIC, there must be ongoing compliance on the part of the REMIC Pool with the requirements set forth in the
Code. The REMIC Pool must fulfill an asset test, which requires that no more than a de minimis portion of the assets of the REMIC Pool, as of the close of the third calendar month beginning after the "STARTUP DAY" (which for purposes of this discussion is the date of issuance of the REMIC Certificates) and at all times thereafter, may consist of assets other than "qualified mortgages" and
"permitted investments." The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirement will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all the REMIC Pool's assets. An entity that fails to meet the safe harbor may nevertheless demonstrate that it holds no more than a de minimis amount of nonqualified assets. A REMIC Pool also must provide "reasonable arrangements" to prevent its residual interests from being held by "disqualified organizations" or agents thereof and must furnish applicable tax information to transferors or agents that violate this requirement. See "--Taxation of Residual
Certificates--Tax-Related Restrictions on Transfer of Residual
Certificates--Disqualified Organizations."

     A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to the REMIC Pool on the Startup Day or is purchased by the REMIC Pool within a three-month period thereafter pursuant to a fixed price contract in effect on the Startup Day.
Qualified mortgages include whole mortgage loans, such as the Mortgage Loans, and, generally, certificates of beneficial interest in a grantor trust that holds mortgage loans, regular interests in another REMIC, such as lower-tier regular interests in a tiered REMIC. The REMIC Regulations specify that loans secured by timeshare interests and shares held by a tenant stockholder in a cooperative housing corporation can be qualified mortgages. A qualified mortgage includes a qualified replacement mortgage, which is any property that would have been treated as a qualified mortgage if it were transferred to the REMIC Pool on the Startup Day and that is received either (i) in exchange for any qualified mortgage within a three-month period thereafter or (ii) in exchange for a
"defective obligation" within a two-year period thereafter. A "defective obligation" includes (i) a mortgage in default or as to which default is reasonably foreseeable, (ii) a mortgage as to which a customary representation or warranty made at the time of transfer to the REMIC Pool has been breached,
(iii) a mortgage that was fraudulently procured by the mortgagor, and (iv) a mortgage that was not in fact principally secured by real property (but only if such mortgage is disposed of within 90 days of discovery). A Mortgage Loan that is "defective" as described in clause (iv) that is not sold or, if within two years of the Startup Day, exchanged, within 90 days of discovery, ceases to be a qualified mortgage after such 90-day period.

     Permitted investments include cash flow investments, qualified reserve assets, and foreclosure property. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC Pool.
A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC Pool to provide for payments of expenses of the REMIC Pool or amounts due on the regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, prepayment interest shortfalls and certain other contingencies. The reserve fund will be disqualified if more than 30% of the gross income from the assets in such fund for the year is derived from the sale or other disposition of property held for less than three months, unless required to prevent a default on the regular interests caused by a default on one or more qualified mortgages. A reserve fund must be reduced "promptly and appropriately" as payments on the Mortgage Loans are received. Foreclosure property is real property acquired by the REMIC Pool in connection with the default or imminent default of a qualified mortgage and generally not held beyond the close of the third calendar year following the year in which such property is acquired with an extension that may be granted by the Internal Revenue Service.

                                       75

     In addition to the foregoing requirements, the various interests in a REMIC
Pool also must meet certain requirements. All of the interests in a REMIC Pool must be either of the following: (i) one or more classes of regular interests or
(ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC Pool that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on qualified mortgages. Such a specified portion may consist of a fixed number of basis points, a fixed percentage of the total interest, or a qualified variable rate, inverse variable rate or difference between two fixed or qualified variable rates on some or all of the qualified mortgages. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. A residual interest is an interest in a REMIC Pool other than a regular interest that is issued on the Startup Day and that is designated as a residual interest. An interest in a REMIC Pool may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC Pool, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, unanticipated expenses incurred by the REMIC Pool or prepayment interest shortfalls.
Accordingly, the Regular Certificates of a Series will constitute one or more classes of regular interests, and the Residual Certificates with respect to that
Series will constitute a single class of residual interests on which distributions are made pro rata.

     If an entity, such as the REMIC Pool, fails to comply with one or more of the ongoing requirements of the Code for REMIC status during any taxable year, the Code provides that the entity will not be treated as a REMIC for such year and thereafter. In this event, an entity with multiple classes of ownership interests may be treated as a separate association taxable as a corporation under Treasury regulations, and the Regular Certificates may be treated as equity interests therein. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith, and disqualification of the REMIC Pool would occur absent regulatory relief.
Investors should be aware, however, that the Conference Committee Report to the
Tax Reform Act of 1986 (the "1986 ACT") indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of the REMIC Pool's income for the period of time in which the requirements for REMIC status are not satisfied.

TAXATION OF REGULAR CERTIFICATES

General

     In general, interest, original issue discount, and market discount on a
Regular Certificate will be treated as ordinary income to a holder of the
Regular Certificate (the "REGULAR CERTIFICATEHOLDER"), and principal payments on a Regular Certificate will be treated as a return of capital to the extent of the Regular Certificateholder's basis in the Regular Certificate allocable thereto (other than accrued market discount not previously reported as income).
Regular Certificateholders must use the accrual method of accounting with regard to Regular Certificates, regardless of the method of accounting otherwise used by such Regular Certificateholders.

Original Issue Discount

     Compound Interest Certificates will be, and other classes of Regular
Certificates may be, issued with "ORIGINAL ISSUE DISCOUNT" within the meaning of
Code Section 1273(a). Holders of any Class of Regular Certificates having original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues, in accordance with a constant interest

                                       76

method that takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations issued on February 2,
1994, as amended, (the "OID REGULATIONS") under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the 1986 Act. Regular
Certificateholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the
Regular Certificates. To the extent such issues are not addressed in such regulations, it is anticipated that the Trustee will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided that the Internal Revenue Service will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an antiabuse rule allowing the Internal Revenue
Service to apply or depart from the OID Regulations where necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule in the absence of a substantial effect on the present value of a taxpayer's tax liability. Investors are advised to consult their own tax advisors as to the discussion herein and the appropriate method for reporting interest and original issue discount with respect to the Regular Certificates.

     Each Regular Certificate (except to the extent described below with respect to a Regular Certificate on which principal is distributed in a single installment or by lots of specified principal amounts upon the request of a
Certificateholder or by random lot (a "NON-PRO RATA CERTIFICATE")) will be treated as a single installment obligation for purposes of determining the original issue discount includible in a Regular Certificateholder's income. The total amount of original issue discount on a Regular Certificate is the excess of the "stated redemption price at maturity" of the Regular Certificate over its
"issue price." The issue price of a Class of Regular Certificates offered pursuant to this Prospectus generally is the first price at which a substantial amount of such Class is sold to the public (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, it is anticipated that the Trustee will treat the issue price of a Class as to which there is no substantial sale as of the issue date or that is retained by the Seller as the fair market value of that Class as of the issue date. The issue price of a
Regular Certificate also includes any amount paid by an initial Regular
Certificateholder for accrued interest that relates to a period prior to the issue date of the Regular Certificate, unless the Regular Certificateholder elects on its federal income tax return to exclude such amount from the issue price and to recover it on the first Distribution Date. The stated redemption price at maturity of a Regular Certificate always includes the original principal amount of the Regular Certificate, but generally will not include distributions of interest if such distributions constitute "qualified stated
interest." Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate (as described below) provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the Regular
Certificate. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Certificate, it is possible that no interest on any Class of Regular Certificates will be treated as qualified stated interest. However, except as provided in the following three sentences or in the applicable Prospectus Supplement, because the underlying
Mortgage Loans provide for remedies in the event of default, it is anticipated that the Trustee will treat interest with respect to the Regular Certificates as qualified stated interest. Distributions of interest on a Compound Interest
Certificate, or on other Regular Certificates with respect to which deferred interest will accrue, will not constitute qualified stated interest, in which case the stated redemption price at maturity of such Regular Certificates includes all distributions of interest as well as principal thereon. Likewise, it is anticipated that the Trustee will treat an interest-only Class or a Class on which interest is substantially disproportionate to its principal amount (a so-called "super-premium" Class) as having no qualified stated interest. Where the interval between the issue date and the first Distribution Date on a Regular
Certificate is shorter than the interval between subsequent Distribution Dates, the interest attributable to the additional days will be included in the stated
redemption price at maturity.

     Under a de minimis rule, original issue discount on a Regular Certificate will be considered to be zero if such original issue discount is less than 0.25%
of the stated redemption price at maturity of the

                                       77

Regular Certificate multiplied by the weighted average maturity of the Regular
Certificate. For this purpose, the weighted average maturity of the Regular
Certificate is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular
Certificate and the denominator of which is the stated redemption price at maturity of the Regular Certificate. The Conference Committee Report to the 1986
Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment of the Mortgage Loans (the
"PREPAYMENT ASSUMPTION") and the anticipated reinvestment rate, if any, relating to the Regular Certificates. The Prepayment Assumption with respect to a Series of Regular Certificates will be set forth in the applicable Prospectus
Supplement. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Certificate is held as a capital asset. Under the OID Regulations, however, Regular Certificateholders may elect to accrue all de minimis original issue discount as well as market discount and market premium, under the constant yield method. See "--Election to Treat All Interest Under the Constant Yield
Method."

     A Regular Certificateholder generally must include in gross income for any taxable year the sum of the "daily portions," as defined below, of the original issue discount on the Regular Certificate accrued during an accrual period for each day on which it holds the Regular Certificate, including the date of purchase but excluding the date of disposition. The Trustee will treat the monthly period ending on the day before each Distribution Date as the accrual period. With respect to each Regular Certificate, a calculation will be made of the original issue discount that accrues during each successive full accrual period (or shorter period from the date of original issue) that ends on the day before the related Distribution Date on the Regular Certificate. The Conference
Committee Report to the 1986 Act states that the rate of accrual of original issue discount is intended to be based on the Prepayment Assumption. Other than as discussed below with respect to a Non-Pro Rata Certificate, the original issue discount accruing in a full accrual period would be the excess, if any, of
(i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Certificate as of the end of that accrual period, and (b)
the distributions made on the Regular Certificate during the accrual period that are included in the Regular Certificate's stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Certificate at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Certificate at the issue date, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period, and
(iii) the Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Certificate at the beginning of any accrual period equals the issue price of the Regular Certificate, increased by the aggregate amount of original issue discount with respect to the Regular Certificate that accrued in all prior accrual periods and reduced by the amount of distributions included in the
Regular Certificate's stated redemption price at maturity that were made on the
Regular Certificate in such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period. With respect to an initial accrual period shorter than a full accrual period, the daily portions of original issue discount must be determined according to an appropriate allocation under any reasonable method.

     Under the method described above, the daily portions of original issue discount required to be included in income by a Regular Certificateholder generally will increase to take into account prepayments on the Regular
Certificates as a result of prepayments on the Mortgage Loans that exceed the
Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. An increase in prepayments on the Mortgage Loans with respect to a Series of
Regular Certificates can result in both a change in the priority of

                                       78

principal payments with respect to certain Classes of Regular Certificates and either an increase or decrease in the daily portions of original issue discount with respect to such Regular Certificates.

     In the case of a Non-Pro Rata Certificate, it is anticipated that the
Trustee will determine the yield to maturity of such Certificate based upon the anticipated payment characteristics of the Class as a whole under the Prepayment
Assumption. In general, the original issue discount accruing on each Non-Pro
Rata Certificate in a full accrual period would be its allocable share of the original issue discount with respect to the entire Class, as determined in accordance with the preceding paragraph. However, in the case of a distribution in retirement of the entire unpaid principal balance of any Non-Pro Rata
Certificate (or portion of such unpaid principal balance), (a) the remaining unaccrued original issue discount allocable to such Certificate (or to such portion) will accrue at the time of such distribution, and (b) the accrual of original issue discount allocable to each remaining Certificate of such Class
(or the remaining unpaid principal balance of a partially redeemed Non-Pro Rata
Certificate after a distribution of principal has been received) will be adjusted by reducing the present value of the remaining payments on such Class and the adjusted issue price of such Class to the extent attributable to the portion of the unpaid principal balance thereof that was distributed. The
Depositor believes that the foregoing treatment is consistent with the "pro rata prepayment" rules of the OID Regulations, but with the rate of accrual of original issue discount determined based on the Prepayment Assumption for the
Class as a whole. Investors are advised to consult their tax advisors as to this treatment.

Acquisition Premium

     A purchaser of a Regular Certificate at a price greater than its adjusted issue price but less than its stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Certificate reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated
redemption price at maturity over the adjusted issue price. Alternatively, such a subsequent purchaser may elect to treat all such acquisition premium under the constant yield method, as described below under the heading "--Election to Treat
All Interest Under the Constant Yield Method."

Variable Rate Regular Certificates

     Regular Certificates may provide for interest based on a variable rate.
Under the OID Regulations, interest is treated as payable at a variable rate if, generally, (i) the issue price does not exceed the original principal balance by more than a specified amount and (ii) the interest compounds or is payable at least annually at current values of (a) one or more "qualified floating rates,"
(b) a single fixed rate and one or more qualified floating rates, (c) a single
"objective rate," or (d) a single fixed rate and a single objective rate that is a "qualified inverse floating rate." A floating rate is a qualified floating rate if variations in the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds, where such rate is subject to a fixed multiple that is greater than 0.65 but not more than 1.35.
Such rate may also be increased or decreased by a fixed spread or subject to a fixed cap or floor, or a cap or floor that is not reasonably expected as of the issue date to affect the yield of the instrument significantly. An objective rate is any rate (other than a qualified floating rate) that is determined using a single fixed formula and that is based on objective financial or economic information, provided that such information is not (i) within the control of the issuer or a related party or (ii) unique to the circumstances of the issuer or a related party. A qualified inverse floating rate is a rate equal to a fixed rate minus a qualified floating rate that inversely reflects contemporaneous variations in the cost of newly borrowed funds; an inverse floating rate that is not a qualified inverse floating rate may nevertheless be an objective rate. A
Class of Regular Certificates may be issued under this Prospectus that does not have a variable rate under the foregoing rules, for example, a Class that bears different rates at different times during the period it is outstanding such that it is considered significantly "front-loaded" or "back-loaded" within the meaning of the OID Regulations. It is possible that such a Class may be considered to bear "contingent interest" within the meaning of the OID
Regulations. The OID Regulations, as they relate to the treatment of

                                       79

contingent interest, are by their terms not applicable to Regular Certificates.
However, if final regulations dealing with contingent interest with respect to
Regular Certificates apply the same principles as the OID Regulations, such regulations may lead to different timing of income inclusion than would be the case under the OID Regulations for non-contingent debt instruments. Furthermore, application of such principles could lead to the characterization of gain on the sale of contingent interest Regular Certificates as ordinary income. Investors should consult their tax advisors regarding the appropriate treatment of any
Regular Certificate that does not pay interest at a fixed rate or variable rate as described in this paragraph.

     Under the REMIC Regulations, a Regular Certificate (i) bearing a rate that qualifies as a variable rate under the OID Regulations that is tied to current values of a variable rate (or the highest, lowest or average of two or more variable rates, including a rate based on the average cost of funds of one or more financial institutions), or a positive or negative multiple of such a rate
(plus or minus a specified number of basis points), or that represents a weighted average of rates on some or all of the Mortgage Loans, including such a rate that is subject to one or more caps or floors, or (ii) bearing one or more such variable rates for one or more periods, or one or more fixed rates for one or more periods, and a different variable rate or fixed rate for other periods, qualifies as a regular interest in a REMIC. Accordingly, unless otherwise indicated in the applicable Prospectus Supplement, it is anticipated that the
Trustee will treat Regular Certificates that qualify as regular interests under this rule in the same manner as obligations bearing a variable rate for original issue discount reporting purposes.

     The amount of original issue discount with respect to a Regular Certificate bearing a variable rate of interest will accrue in the manner described above under "--Original Issue Discount," with the yield to maturity and future payments on such Regular Certificate generally to be determined by assuming that interest will be payable for the life of the Regular Certificate based on the initial rate (or, if different, the value of the applicable variable rate as of the pricing date) for the relevant Class. Unless required otherwise by applicable final regulations, it is anticipated that the Trustee will treat such variable interest as qualified stated interest, other than variable interest on an interest-only or super-premium Class, which will be treated as non-qualified stated interest includible in the stated redemption price at maturity. Ordinary income reportable for any period will be adjusted based on subsequent changes in the applicable interest rate index.

     Although unclear under the OID Regulations, unless required otherwise by applicable final regulations, it is anticipated that the Trustee will treat
Regular Certificates bearing an interest rate that is a weighted average of the net interest rates on Mortgage Loans as having qualified stated interest, except to the extent that initial "teaser" rates cause sufficiently "back-loaded"
interest to create more than de minimis original issue discount. The yield on such Regular Certificates for purposes of accruing original issue discount will be a hypothetical fixed-rate based on the fixed rates, in the case of fixed rate
Mortgage Loans, and initial "teaser rates" followed by fully indexed rates, in the case of adjustable-rate Mortgage Loans. In the case of adjustable-rate
Mortgage Loans, the applicable index used to compute interest on the Mortgage
Loans in effect on the pricing date (or possibly the issue date) will be deemed to be in effect beginning with the period in which the first weighted average adjustment date occurring after the issue date occurs. Adjustments will be made in each accrual period either increasing or decreasing the amount of ordinary income reportable to reflect the actual Pass-Through Rate on the Regular
Certificates.

Market Discount

     A purchaser of a Regular Certificate also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these sections and the principles applied by the OID Regulations in the context of original issue discount, "market discount" is the amount by which the purchaser's original basis in the Regular Certificate (i) is exceeded by the then-current principal amount of the Regular Certificate, or (ii) in the case of a Regular Certificate having original issue discount, is exceeded by the adjusted issue price of such
Regular Certificate at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular

                                       80

Certificate as distributions includible in the stated redemption price at maturity thereof are received, in an amount not exceeding any such distribution.
Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The
Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue either (i) on the basis of a constant interest rate, or (ii) in the ratio of stated interest allocable to the relevant period to the sum of the interest for such period plus the remaining interest as of the end of such period, or in the case of a Regular Certificate issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount as of the end of such period. A purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Certificate as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated
redemption price at maturity were received. A purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry a Regular Certificate over the interest distributable thereon. The deferred portion of the interest expense in any taxable year generally will not exceed the accrued market discount on the
Regular Certificate for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Certificate is disposed of.
As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Certificateholder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Regular Certificateholder in that taxable year or thereafter, in which case the interest deferral rule will not apply. See "--Election to Treat All Interest
Under the Constant Yield Method" below regarding an alternative manner in which such election may be deemed to be made.

     By analogy to the OID Regulations, market discount with respect to a
Regular Certificate will be considered to be zero if the market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular
Certificate multiplied by the weighted average maturity of the Regular
Certificate (determined as described above in the third paragraph under
"--Original Issue Discount") remaining after the date of purchase. It appears that de minimis market discount would be reported in a manner similar to de minimis original issue discount. See "--Original Issue Discount" above. Treasury regulations implementing the market discount rules have not yet been issued, and therefore investors should consult their own tax advisors regarding the application of these rules. Investors should also consult Revenue Procedure
92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

     A Regular Certificate purchased at a cost greater than its remaining stated
redemption price at maturity generally is considered to be purchased at a premium. If the Regular Certificateholder holds such Regular Certificate as a
"capital asset" within the meaning of Code Section 1221, the Regular
Certificateholder may elect under Code Section 171 to amortize such premium under the constant yield method. Such election will apply to all debt obligations acquired by the Regular Certificateholder at a premium held in that taxable year or thereafter, unless revoked with the permission of the Internal
Revenue Service. Final Treasury Regulations issued under Code Section 171 do not by their terms apply to prepayable debt instruments such as the Regular
Certificates. However, the Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular
Certificates, although it is unclear whether the alternatives to the constant interest method described above under "--Market Discount" are available.
Amortizable bond premium will be treated as an offset to interest income on a
Regular Certificate, rather than as a separate deduction item. See "--Election to Treat All Interest Under the Constant Yield

                                       81

Method" below regarding an alternative manner in which the Code Section 171 election may be deemed to be made.

Election to Treat All Interest Under the Constant Yield Method

     A holder of a debt instrument such as a Regular Certificate may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest.
For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) "interest" includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder's acquisition date in the amount of the holder's adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder's acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes this election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all premium bonds held or market discount bonds acquired by the holder in the same taxable year or thereafter. The election is made on the holder's federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the
Internal Revenue Service. Investors should consult their own tax advisors regarding the advisability of making this election.

Treatment of Losses

     Regular Certificateholders will be required to report income with respect to Regular Certificates on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such amounts are uncollectible. Accordingly, the holder of a Regular
Certificate, particularly a Subordinated Certificate, may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they may generally cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the Internal
Revenue Service may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. To the extent the rules of Code Section 166 regarding bad debts are applicable, it appears that Regular Certificateholders that are corporations or that otherwise hold the Regular Certificates in connection with a trade or business should in general be allowed to deduct as an ordinary loss such loss with respect to principal sustained during the taxable year on account of any such Regular Certificates becoming wholly or partially worthless, and that, in general, Regular Certificateholders that are not corporations and do not hold the Regular Certificates in connection with a trade or business should be allowed to deduct as a short-term capital loss any loss sustained during the taxable year on account of a portion of any such Regular Certificates becoming wholly worthless. Although the matter is not free from doubt, such non-corporate
Regular Certificateholders should be allowed a bad debt deduction at the time the principal balance of such Regular Certificates is reduced to reflect losses resulting from any liquidated Mortgage Loans. The Internal Revenue Service, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after all the Mortgage Loans remaining in the Trust Estate have been liquidated or the applicable Class of
Regular Certificates has been otherwise retired. The Internal Revenue Service could also assert that losses on the Regular Certificates are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount.
This may have the effect of creating "negative" original

                                       82

issue discount which would be deductible only against future positive original issue discount or otherwise upon termination of the Class. Regular
Certificateholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Certificates. While losses attributable to interest previously reported as income should be deductible as ordinary losses by both corporate and non-corporate holders, the Internal Revenue Service may take the position that losses attributable to accrued original issue discount may only be deducted as capital losses in the case of non-corporate holders who do not hold the Regular
Certificates in connection with a trade or business. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on Regular Certificates.

Sale or Exchange of Regular Certificates

     If a Regular Certificateholder sells or exchanges a Regular Certificate, the Regular Certificateholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the
Regular Certificate. The adjusted basis of a Regular Certificate generally will equal the cost of the Regular Certificate to the seller, increased by any original issue discount or market discount previously included in the seller's gross income with respect to the Regular Certificate and reduced by amounts included in the stated redemption price at maturity of the Regular Certificate that were previously received by the seller, by any amortized premium and by any recognized losses.

     Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a
Regular Certificate realized by an investor who holds the Regular Certificate as a capital asset will be capital gain or loss and will be long-term or short-term depending on whether the Regular Certificate has been held for the applicable holding period (as described below). Such gain will be treated as ordinary income (i) if a Regular Certificate is held as part of a "conversion transaction" as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Certificateholder's net investment in the conversion transaction at 120% of the appropriate applicable federal rate under
Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction,
(ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates, or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the holder if its yield on such Regular
Certificate were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such holder with respect to such Regular Certificate. In addition, gain or loss recognized from the sale of a Regular Certificate by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section
582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income or short-term capital gains of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains.

     Regular Certificateholders that recognize a loss on a sale or exchange of a
Regular Certificate for federal income tax purposes in excess of certain threshold amounts should consult their tax advisors as to the need to file IRS
Form 8886 (disclosing certain potential tax shelters) on their federal income tax returns.

                                       83

TAXATION OF RESIDUAL CERTIFICATES

Taxation of REMIC Income

     Generally, the "daily portions" of REMIC taxable income or net loss will be includible as ordinary income or loss in determining the federal taxable income of holders of Residual Certificates ("RESIDUAL HOLDERS"), and will not be taxed separately to the REMIC Pool. The daily portions of REMIC taxable income or net loss of a Residual Holder are determined by allocating the REMIC Pool's taxable income or net loss for each calendar quarter ratably to each day in such quarter and by allocating such daily portion among the Residual Holders in proportion to their respective holdings of Residual Certificates in the REMIC Pool on such day. REMIC taxable income is generally determined in the same manner as the taxable income of an individual using the accrual method of accounting, except, in addition to certain other adjustments, that (i) the limitations on deductibility of investment interest expense and expenses for the production of income do not apply, (ii) all bad loans will be deductible as business bad debts and (iii) the limitation on the deductibility of interest and expenses related to tax-exempt income will apply. The REMIC Pool's gross income includes interest, original issue discount income and market discount income, if any, on the Mortgage Loans, reduced by amortization of any premium on the Mortgage
Loans, plus income from amortization of issue premium, if any, on the Regular
Certificates, plus income on reinvestment of cash flows and reserve assets, plus any cancellation of indebtedness income upon allocation of realized losses to the Regular Certificates. The REMIC Pool's deductions include interest and original issue discount expense on the Regular Certificates, servicing fees on the Mortgage Loans, other administrative expenses of the REMIC Pool and realized losses on the Mortgage Loans. The requirement that Residual Holders report their pro rata share of taxable income or net loss of the REMIC Pool will continue until there are no Certificates of any Class of the related Series outstanding.

     The taxable income recognized by a Residual Holder in any taxable year will be affected by, among other factors, the relationship between the timing of recognition of interest and original issue discount or market discount income or amortization of premium with respect to the Mortgage Loans, on the one hand, and the timing of deductions for interest (including original issue discount) or income from amortization of issue premium on the Regular Certificates on the other hand. In the event that an interest in the Mortgage Loans is acquired by the REMIC Pool at a discount, and one or more of such Mortgage Loans is prepaid, the Residual Holder may recognize taxable income without being entitled to receive a corresponding amount of cash because (i) the prepayment may be used in whole or in part to make distributions in reduction of principal on the Regular
Certificates and (ii) the discount on the Mortgage Loans which is includible in income may exceed the deduction allowed upon such distributions on those Regular
Certificates on account of any unaccrued original issue discount relating to those Regular Certificates. When there is more than one Class of Regular
Certificates that distribute principal sequentially, this mismatching of income and deductions is particularly likely to occur in the early years following issuance of the Regular Certificates when distributions in reduction of principal are being made in respect of earlier Classes of Regular Certificates to the extent that such Classes are not issued with substantial discount or are issued at a premium. If taxable income attributable to such a mismatching is realized, in general, losses would be allowed in later years as distributions on the later maturing Classes of Regular Certificates are made. Taxable income may also be greater in earlier years than in later years as a result of the fact that interest expense deductions, expressed as a percentage of the outstanding principal amount of such a Series of Regular Certificates, may increase over time as distributions in reduction of principal are made on the lower yielding
Classes of Regular Certificates, whereas, to the extent the REMIC Pool consists of fixedrate Mortgage Loans, interest income with respect to any given Mortgage
Loan will remain constant over time as a percentage of the outstanding principal amount of that loan. Consequently, Residual Holders must have sufficient other sources of cash to pay any federal, state, or local income taxes due as a result of such mismatching or unrelated deductions against which to offset such income, subject to the discussion of "excess inclusions" below under "--Limitations on
Offset or Exemption of REMIC Income." The timing of such mismatching of income and deductions described in

                                       84

this paragraph, if present with respect to a Series of Certificates, may have a significant adverse effect upon a Residual Holder's after-tax rate of return. In addition, a Residual Holder's taxable income during certain periods may exceed the income reflected by such Residual Holder for such periods in accordance with generally accepted accounting principles. Investors should consult their own accountants concerning the accounting treatment of their investment in Residual
Certificates.

Basis and Losses

     The amount of any net loss of the REMIC Pool that may be taken into account by the Residual Holder is limited to the adjusted basis of the Residual
Certificate as of the close of the quarter (or time of disposition of the
Residual Certificate if earlier), determined without taking into account the net loss for the quarter. The initial adjusted basis of a purchaser of a Residual
Certificate is the amount paid for such Residual Certificate. Such adjusted basis will be increased by the amount of taxable income of the REMIC Pool reportable by the Residual Holder and will be decreased (but not below zero), first, by a cash distribution from the REMIC Pool and, second, by the amount of loss of the REMIC Pool reportable by the Residual Holder. Any loss that is disallowed on account of this limitation may be carried over indefinitely with respect to the Residual Holder as to whom such loss was disallowed and may be used by such Residual Holder only to offset any income generated by the same
REMIC Pool.

     A Residual Holder will not be permitted to amortize directly the cost of its Residual Certificate as an offset to its share of the taxable income of the related REMIC Pool. However, that taxable income will not include cash received by the REMIC Pool that represents a recovery of the REMIC Pool's basis in its assets. This recovery of basis by the REMIC Pool will have the effect of amortization of the issue price of the Residual Certificates over their life.
However, in view of the possible acceleration of the income of Residual Holders described above under "--Taxation of REMIC Income," the period of time over which such issue price is effectively amortized may be longer than the economic life of the Residual Certificates.

     A Residual Certificate may have a negative value if the net present value of anticipated tax liabilities exceeds the present value of anticipated cash flows. The REMIC Regulations appear to treat the issue price of such a residual interest as zero rather than such negative amount for purposes of determining the REMIC Pool's basis in its assets. Regulations have been issued addressing the federal income tax treatment of "inducement fees" received by transferees of noneconomic residual interests. These regulations require inducement fees to be included in income over a period reasonably related to the period in which a
Residual Certificate is expected to generate taxable income or net loss to its holder. Under two safe harbor methods, inducement fees are permitted to be included in income: (i) in the same amounts and over the same period that the
Residual Holder uses for financial reporting purposes, provided that such period is not shorter than the period the related REMIC is expected to generate taxable income or (ii) ratably over the remaining anticipated weighted average life of all the regular and residual interests issued by the related REMIC, determined based on actual distributions projected as remaining to be made on such interests under the applicable prepayment assumption. If the Residual Holder sells or otherwise disposes of the residual interest, any unrecognized portion of the inducement fee generally is required to be taken into account at the time of the sale or disposition. A prospective purchaser of a Residual Certificate should consult with its tax counsel regarding the effect of these regulations.

     Further, to the extent that the initial adjusted basis of a Residual Holder
(other than an original holder) in the Residual Certificate is greater than the corresponding portion of the REMIC Pool's basis in the Mortgage Loans, the
Residual Holder will not recover a portion of its basis until termination of the
REMIC Pool unless future Treasury regulations provide for periodic adjustments to the REMIC income otherwise reportable by such holder. The REMIC Regulations currently in effect do not so provide. See "--Treatment of Certain Items of
REMIC Income and Expense" and "Market Discount" below regarding the basis of
Mortgage Loans to the REMIC Pool and "--Sale or Exchange of a Residual
Certificate" below regarding possible treatment of a loss upon termination of the REMIC Pool as a capital loss.

                                       85

Treatment of Certain Items of REMIC Income and Expense

     It is anticipated that the Trustee will compute REMIC income and expense in accordance with the Code and applicable regulations. However, the authorities regarding the determination of specific items of income and expense are subject to differing interpretations. The Trustee makes no representation as to the specific method that the Trustee will use for reporting income with respect to the Mortgage Loans and expenses with respect to the Regular Certificates and different methods could result in different timing of reporting of taxable income or net loss to Residual Holders or differences in capital gain versus ordinary income.

     Original Issue Discount and Premium. Generally, the REMIC Pool's deductions for original issue discount and income from amortization of issue premium will be determined in the same manner as original issue discount income on Regular
Certificates as described above under "--Taxation of Regular
Certificates--Original Issue Discount" and "--Variable Rate Regular
Certificates," without regard to the de minimis rule described therein, and
"--Premium."

     Market Discount. The REMIC Pool will have market discount income in respect of Mortgage Loans if, in general, the basis of the REMIC Pool in such Mortgage
Loans is exceeded by their unpaid principal balances. The REMIC Pool's basis in such Mortgage Loans is generally the fair market value of the Mortgage Loans immediately after the transfer thereof to the REMIC Pool. The REMIC Regulations provide that such basis is equal in the aggregate to the issue prices of all regular and residual interests in the REMIC Pool. The accrued portion of such market discount would be recognized currently as an item of ordinary income in a manner similar to original issue discount. Market discount income generally should accrue in the manner described above under "--Taxation of Regular
Certificates--Market Discount."

     Premium. Generally, if the basis of the REMIC Pool in the Mortgage Loans exceed their unpaid principal balances, the REMIC Pool will be considered to have acquired such Mortgage Loans at a premium equal to the amount of such excess. As stated above, the REMIC Pool's basis in Mortgage Loans is the fair market value of the Mortgage Loans, based on the aggregate of the issue prices of the regular and residual interests in the REMIC Pool immediately after the transfer thereof to the REMIC Pool. In a manner analogous to the discussion above under "--Taxation of Regular Certificates--Premium," a person that holds a
Mortgage Loan as a capital asset under Code Section 1221 may elect under Code
Section 171 to amortize premium on Mortgage Loans originated after September 27,
1985 under the constant yield method. Amortizable bond premium will be treated as an offset to interest income on the Mortgage Loans, rather than as a separate deduction item. Because substantially all of the mortgagors on the Mortgage
Loans are expected to be individuals, Code Section 171 will not be available for premium on Mortgage Loans originated on or prior to September 27, 1985. Premium with respect to such Mortgage Loans may be deductible in accordance with a reasonable method regularly employed by the holder thereof. The allocation of such premium pro rata among principal payments should be considered a reasonable method; however, the Internal Revenue Service may argue that such premium should be allocated in a different manner, such as allocating such premium entirely to the final payment of principal.

Limitations on Offset or Exemption of REMIC Income

     A portion (or all) of the REMIC taxable income includible in determining the federal income tax liability of a Residual Holder will be subject to special treatment. That portion, referred to as the "excess inclusion," is equal to the excess of REMIC taxable income for the calendar quarter allocable to a Residual
Certificate over the daily accruals for such quarterly period of (i) 120% of the long-term applicable federal rate that would have applied to the Residual
Certificate (if it were a debt instrument) on the Startup Day under Code Section
1274(d), multiplied by (ii) the adjusted issue price of such Residual
Certificate at the beginning of such quarterly period. For this purpose, the adjusted issue price of a

                                       86

Residual Certificate at the beginning of a quarter is the issue price of the
Residual Certificate, plus the amount of such daily accruals of REMIC income described in this paragraph for all prior quarters, decreased by any distributions made with respect to such Residual Certificate prior to the beginning of such quarterly period. Accordingly, the portion of the REMIC Pool's taxable income that will be treated as excess inclusions will be a larger portion of such income as the adjusted issue price of the Residual Certificates diminishes.

     The portion of a Residual Holder's REMIC taxable income consisting of the excess inclusions generally may not be offset by other deductions, including net operating loss carryforwards, on such Residual Holder's return. However, net operating loss carryovers are determined without regard to excess inclusion income. Further, if the Residual Holder is an organization subject to the tax on unrelated business income imposed by Code Section 511, the Residual Holder's excess inclusions will be treated as unrelated business taxable income of such
Residual Holder for purposes of Code Section 511. In addition, REMIC taxable income is subject to 30% withholding tax with respect to certain persons who are not U.S. Persons (as defined below under "--Tax-Related Restrictions on Transfer of Residual Certificates--Foreign Investors"), and the portion thereof attributable to excess inclusions is not eligible for any reduction in the rate of withholding tax (by treaty or otherwise). See "--Taxation of Certain Foreign
Investors--Residual Certificates" below. Finally, if a real estate investment trust or a regulated investment company owns a Residual Certificate, a portion
(allocated under Treasury regulations yet to be issued) of dividends paid by the real estate investment trust or regulated investment company could not be offset by net operating losses of its shareholders, would constitute unrelated business taxable income for tax-exempt shareholders, and would be ineligible for reduction of withholding to certain persons who are not U.S. Persons.

     There are three rules for determining the effect of excess inclusions on the alternative minimum taxable income of a Residual Holder. First, alternative minimum taxable income for a Residual Holder is determined without regard to the special rule, discussed above, that taxable income cannot be less than excess inclusions. Second, a Residual Holder's alternative minimum taxable income for a taxable year cannot be less than the excess inclusions for the year. Third, the amount of any alternative minimum tax net operating loss deduction must be computed without regard to any excess inclusions. These rules are effective for taxable years beginning after December 31, 1986, unless a Residual Holder elects to have such rules apply only to taxable years beginning after August 20, 1996.

Tax-Related Restrictions on Transfer of Residual Certificates

     Disqualified Organizations. If any legal or beneficial interest in a
Residual Certificate is transferred to a Disqualified Organization (as defined below), a tax would be imposed in an amount equal to the product of (i) the present value of the total anticipated excess inclusions with respect to such
Residual Certificate for periods after the transfer and (ii) the highest marginal federal income tax rate applicable to corporations. The REMIC
Regulations provide that the anticipated excess inclusions are based on actual prepayment experience to the date of the transfer and projected payments based on the Prepayment Assumption. The present value rate equals the applicable federal rate under Code Section 1274(d) as of the date of the transfer for a term ending with the last calendar quarter in which excess inclusions are expected to accrue. Such rate is applied to the anticipated excess inclusions from the end of the remaining calendar quarters in which they arise to the date of the transfer. Such a tax generally would be imposed on the transferor of the
Residual Certificate, except that where such transfer is through an agent
(including a broker, nominee or other middleman) for a Disqualified
Organization, the tax would instead be imposed on such agent. However, a transferor of a Residual Certificate would in no event be liable for such tax with respect to a transfer if the transferee furnishes to the transferor an affidavit stating that the transferee is not a Disqualified Organization and, as of the time of the transfer, the transferor does not have actual knowledge that such affidavit is false. The tax also may be waived by the Internal Revenue
Service if the Disqualified Organization promptly disposes of the Residual
Certificate and the transferor pays income

                                       87

tax at the highest corporate rate on the excess inclusion for the period the
Residual Certificate is actually held by the Disqualified Organization.

     In addition, if a Pass-Through Entity (as defined below) has excess inclusion income with respect to a Residual Certificate during a taxable year and a Disqualified Organization is the record holder of an equity interest in such entity, then a tax is imposed on such entity equal to the product of (i)
the amount of excess inclusions that are allocable to the interest in the
Pass-Through Entity during the period such interest is held by such Disqualified
Organization, and (ii) the highest marginal federal corporate income tax rate.
Such tax would be deductible from the ordinary gross income of the Pass-Through
Entity for the taxable year. The Pass-Through Entity would not be liable for such tax if it has received an affidavit from such record holder that it is not a Disqualified Organization or stating such holder's taxpayer identification number and, during the period such person is the record holder of the Residual
Certificate, the Pass- Through Entity does not have actual knowledge that such affidavit is false.

     For taxable years beginning on or after January 1, 1998, if an "electing large partnership" holds a Residual Certificate, all interests in the electing large partnership are treated as held by Disqualified Organizations for purposes of the tax imposed upon a Pass-Through Entity by Section 860E(c) of the Code. An
exception to this tax, otherwise available to a Pass-Through Entity that is furnished certain affidavits by record holders of interests in the entity and that does not know such affidavits are false, is not available to an electing large partnership.

     For these purposes, (i) "DISQUALIFIED ORGANIZATION" means the United
States, any state or political subdivision thereof, any foreign government, any international organization, any agency or instrumentality of any of the foregoing (provided, that such term does not include an instrumentality if all of its activities are subject to tax and a majority of its board of directors is not selected by any such governmental entity), any cooperative organization furnishing electric energy or providing telephone service to persons in rural areas as described in Code Section 1381(a)(2)(C), and any organization (other than a farmers' cooperative described in Code Section 521) that is exempt from taxation under the Code unless such organization is subject to the tax on unrelated business income imposed by Code Section 511, (ii) "PASS-THROUGH
ENTITY" means any regulated investment company, real estate investment trust, common trust fund, partnership, trust or estate and certain corporations operating on a cooperative basis, and (iii) an "ELECTING LARGE PARTNERSHIP"
means any partnership having more than 100 members during the preceding tax year
(other than certain service partnerships and commodity pools), which elect to apply simplified reporting provisions under the Code. Except as may be provided in Treasury regulations, any person holding an interest in a Pass-Through Entity as a nominee for another will, with respect to such interest, be treated as a
Pass-Through Entity.

     The Pooling and Servicing Agreement with respect to a Series will provide that no legal or beneficial interest in a Residual Certificate may be transferred or registered unless (i) the proposed transferee furnishes to the
Depositor and the Trustee an affidavit providing its taxpayer identification number and stating that such transferee is the beneficial owner of the Residual
Certificate and is not a Disqualified Organization and is not purchasing such
Residual Certificate on behalf of a Disqualified Organization (i.e., as a broker, nominee or middleman thereof) and (ii) the transferor provides a statement in writing to the Depositor and the Trustee that it has no actual knowledge that such affidavit is false. Moreover, the Pooling and Servicing
Agreement will provide that any attempted or purported transfer in violation of these transfer restrictions will be null and void and will vest no rights in any purported transferee. Each Residual Certificate with respect to a Series will bear a legend referring to such restrictions on transfer, and each Residual
Holder will be deemed to have agreed, as a condition of ownership thereof, to any amendments to the related Pooling and Servicing Agreement required under the
Code or applicable Treasury regulations to effectuate the foregoing restrictions. Information necessary to compute an applicable excise tax must be furnished to the Internal Revenue Service and to the requesting party within 60 days of the request, and the Seller or the Trustee may charge a fee for computing and providing such information.

                                       88

     Noneconomic Residual Interests. The REMIC Regulations would disregard certain transfers of Residual Certificates, in which case the transferor would continue to be treated as the owner of the Residual Certificates and thus would continue to be subject to tax on its allocable portion of the net income of the
REMIC Pool. Under the REMIC Regulations, a transfer of a noneconomic residual interest (as defined below) to a Residual Holder (other than a Residual Holder who is not a U.S. Person, as defined below under "--Foreign Investors") is disregarded for all federal income tax purposes if a significant purpose of the transferor is to impede the assessment or collection of tax. A residual interest in a REMIC (including a residual interest with a positive value at issuance) is a "noneconomic residual interest" unless, at the time of the transfer, (x) the present value of the expected future distributions on the residual interest at least equals the product of the present value of the anticipated excess inclusions and the highest federal corporate income tax rate in effect for the year in which the transfer occurs, and (y) the transferor reasonably expects that the transferee will receive distributions from the REMIC at or after the time at which taxes accrue on the anticipated excess inclusions in an amount sufficient to satisfy the accrued taxes on each excess inclusion. The anticipated excess inclusions and the present value rate are determined in the same manner as set forth above under "--Disqualified Organizations." The REMIC
Regulations explain that a significant purpose to impede the assessment or collection of tax exists if the transferor, at the time of the transfer, either knew or should have known that the transferee would be unwilling or unable to pay taxes due on its share of the taxable income of the REMIC. A safe harbor is provided if (i) the transferor conducted, at the time of the transfer, a reasonable investigation of the financial condition of the transferee and found that the transferee historically had paid its debts as they came due and found no significant evidence to indicate that the transferee would not continue to pay its debts as they came due in the future, (ii) the transferee represents to the transferor that it understands that, as the holder of the non-economic residual interest, the transferee may incur tax liabilities in excess of any cash flows generated by the interest and that the transferee intends to pay taxes associated with holding the residual interest as they become due, (iii)
the transferee represents to the transferor that it will not cause income from the residual certificate to be attributable to a foreign permanent establishment or fixed base (within the meaning of an applicable income tax treaty) of the transferee or of any other person, and (iv) one of the two following tests is satisfied: either

     (a)  the present value of the anticipated tax liabilities associated with holding the noneconomic residual interest will not exceed the sum of:

          (1)  the present value of any consideration given to the transferee to acquire the residual interest;

          (2)  the present value of the expected future distributions on the residual interest; and

          (3)  the present value of the anticipated tax savings associated with holding the residual interest as the REMIC generates losses; or

     (b)  (1)  the transferee must be a domestic "C" corporation (other than a corporation exempt from taxation or a regulated investment company or real estate investment trust) that meets certain gross and net asset tests (generally, $100 million of gross assets and
               $10 million of net assets for the current year and the two preceding fiscal years);

          (2)  the transferee must agree in writing that any subsequent transfer of the residual interest would be to an eligible "C" corporation and would meet the requirement for a safe harbor transfer; and

          (3)  the facts and circumstances known to the transferor on or before the date of the transfer must not reasonably indicate that the taxes associated with ownership of the residual interest will not be paid by the transferee.

     For purposes of the computation in clause (a), the transferee is assumed to pay tax at the highest corporate rate of tax specified in the Code or, in certain circumstances, the alternative minimum tax rate. Further, present values generally are computed using a discount rate equal to the short-term Federal rate

                                       89

set forth in Section 1274(d) of the Code for the month of the transfer and the compounding period used by the transferee.

     The Pooling and Servicing Agreement with respect to each Series of
Certificates will require the transferee of a Residual Certificate to certify to the matters in requirements (i) through (iii) above as part of the affidavit described above under "--Disqualified Organizations." Unless otherwise indicated
in the applicable Prospectus Supplement, the Pooling and Servicing Agreement
will not require that transfers of the Residual Certificates meet requirement
(iv) above. Consequently, such transfers may not meet the safe harbor. Persons considering the purchase of the Residual Certificates of a Series should consult their advisors regarding the advisability of meeting the safe harbor in any transfer of the Residual Certificates.

     Foreign Investors. The REMIC Regulations provide that the transfer of a
Residual Certificate that has "tax avoidance potential" to a "foreign person"
will be disregarded for all federal tax purposes. This rule appears intended to apply to a transferee who is not a U.S. Person (as defined below), unless such transferee's income is effectively connected with the conduct of a trade or business within the United States. A Residual Certificate is deemed to have tax avoidance potential unless, at the time of the transfer, (i) the future value of expected distributions equals at least 30% of the anticipated excess inclusions after the transfer, and (ii) the transferor reasonably expects that the transferee will receive sufficient distributions from the REMIC Pool at or after the time at which the excess inclusions accrue and prior to the end of the next succeeding taxable year for the accumulated withholding tax liability to be paid. If the non-U.S. Person transfers the Residual Certificate back to a U.S.
Person, the transfer will be disregarded and the foreign transferor will continue to be treated as the owner unless arrangements are made so that the transfer does not have the effect of allowing the transferor to avoid tax on accrued excess inclusions.

     The Prospectus Supplement relating to the Certificates of a Series may provide that a Residual Certificate may not be purchased by or transferred to any person that is not a U.S. Person or may describe the circumstances and restrictions pursuant to which such a transfer may be made. The term "U.S.
PERSON" means a citizen or resident of the United States, a corporation or partnership (unless, in the case of a partnership, Treasury regulations are adopted that provide otherwise) created or organized in or under the laws of the
United States, any state or the District of Columbia, including an entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such
U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury regulations, certain trusts in existence on August 20, 1996 which are eligible to elect to be treated as U.S. Persons).

Sale or Exchange of a Residual Certificate

     Upon the sale or exchange of a Residual Certificate, the Residual Holder will recognize gain or loss equal to the excess, if any, of the amount realized over the adjusted basis (as described above under "-- Basis and Losses") of such
Residual Holder in such Residual Certificate at the time of the sale or exchange. In addition to reporting the taxable income of the REMIC Pool, a
Residual Holder will have taxable income to the extent that any cash distribution to it from the REMIC Pool exceeds such adjusted basis on that
Distribution Date. Such income will be treated as gain from the sale or exchange of the Residual Certificate. It is possible that the termination of the REMIC
Pool may be treated as a sale or exchange of a Residual Holder's Residual
Certificate, in which case, if the Residual Holder has an adjusted basis in its
Residual Certificate remaining when its interest in the REMIC Pool terminates, and if it holds such Residual Certificate as a capital asset under Code Section
1221, then it will recognize a capital loss at that time in the amount of such remaining adjusted basis.

     Any gain on the sale of a Residual Certificate will be treated as ordinary income (i) if a Residual Certificate is held as part of a "conversion transaction" as defined in Code Section 1258(c), up to the

                                       90

amount of interest that would have accrued on the Residual Certificateholder's net investment in the conversion transaction at 120% of the appropriate applicable Federal rate in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as a part of such transaction or (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates. In addition, gain or loss recognized from the sale of a Residual Certificate or termination of the REMIC Pool by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c).

     The Conference Committee Report to the 1986 Act provides that, except as provided in Treasury regulations yet to be issued, the wash sale rules of Code
Section 1091 will apply to dispositions of Residual Certificates where the seller of the Residual Certificate, during the period beginning six months before the sale or disposition of the Residual Certificate and ending six months after such sale or disposition, acquires (or enters into any other transaction that results in the application of Code Section 1091) any residual interest in any REMIC or any interest in a "taxable mortgage pool" (such as a non-REMIC owner trust) that is economically comparable to a Residual Certificate.

     Residual Holders that recognize a loss on a sale or exchange of a Residual
Certificate for federal income tax purposes in excess of certain threshold amounts should consult their tax advisors as to the need to file IRS Form 8886
(disclosing certain potential tax shelters) on their federal income tax returns.

Mark to Market Regulations

     The Internal Revenue Service has issued final regulations (the "MARK TO
MARKET REGULATIONS") under Code Section 475 relating to the requirement that a securities dealer mark to market securities held for sale to customers. This mark-to-market requirement applies to all securities of a dealer, except to the extent that the dealer has specifically identified a security as held for investment. The Mark to Market Regulations provide that, for purposes of this mark-to-market requirement, a Residual Certificate is not treated as a security and thus may not be marked to market.

TAXES THAT MAY BE IMPOSED ON THE REMIC POOL

Prohibited Transactions

     Income from certain transactions by the REMIC Pool, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of Residual Holders, but rather will be taxed directly to the REMIC Pool at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a)
substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective
(including a defaulted) obligation at any time) or for any qualified mortgage within three months of the Startup Day, (b) foreclosure, default, or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC Pool, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC Pool is permitted to hold, (iii) the receipt of compensation for services, or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv) of the preceding sentence, it is not a prohibited transaction to sell REMIC Pool property to prevent a default on Regular Certificates as a result of a default on qualified mortgages or to facilitate a clean-up call (generally, an optional prepayment of the remaining principal balance of a Class of Regular Certificates to save administrative costs when no more than a small percentage of the Certificates is outstanding). The REMIC Regulations indicate that the modification of a qualified mortgage generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of the
Mortgage Loan, the waiver of a due-on-sale or due-on-encumbrance clause, or the conversion of an interest rate by a mortgagor pursuant to the terms of a convertible adjustable rate Mortgage Loan.

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Contributions to the REMIC Pool After the Startup Day

     In general, the REMIC Pool will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC Pool after the Startup Day.
Exceptions are provided for cash contributions to the REMIC Pool (i) during the three months following the Startup Day, (ii) made to a qualified reserve fund by a Residual Holder, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or cleanup call, and (v) as otherwise permitted in
Treasury regulations yet to be issued. It is not anticipated that there will be any contributions to the REMIC Pool after the Startup Day.

Net Income from Foreclosure Property

     The REMIC Pool will be subject to federal income tax at the highest corporate rate on "net income from foreclosure property," determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by deed in lieu of foreclosure would be treated as
"foreclosure property" for a period not exceeding the close of the third calendar year after the year in which the REMIC Pool acquired such property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust. It is not anticipated that the REMIC Pool will have any taxable net income from foreclosure property.

LIQUIDATION OF THE REMIC POOL

     If a REMIC Pool adopts a plan of complete liquidation, within the meaning of Code Section 860F(a)(4)(A)(i), which may be accomplished by designating in the REMIC Pool's final tax return a date on which such adoption is deemed to occur, and sells all of its assets (other than cash) within a 90-day period beginning on such date, the REMIC Pool will not be subject to the prohibited transaction rules on the sale of its assets, provided that the REMIC Pool credits or distributes in liquidation all of the sale proceeds plus its cash
(other than amounts retained to meet claims) to holders of Regular Certificates and Residual Holders within the 90-day period.

ADMINISTRATIVE MATTERS

     The REMIC Pool will be required to maintain its books on a calendar year basis and to file federal income tax returns for federal income tax purposes in a manner similar to a partnership. The form for such income tax return is Form
1066, U.S. Real Estate Mortgage Investment Conduit Income Tax Return. The
Trustee will be required to sign the REMIC Pool's returns. Treasury regulations provide that, except where there is a single Residual Holder for an entire taxable year, the REMIC Pool will be subject to the procedural and administrative rules of the Code applicable to partnerships, including the determination by the Internal Revenue Service of any adjustments to, among other things, items of REMIC income, gain, loss, deduction, or credit in a unified administrative proceeding. A Servicer or the Master Servicer will be obligated to act as "tax matters person," as defined in applicable Treasury regulations, with respect to the REMIC Pool, in its capacity as either Residual Holder or agent of the Residual Holders. If the Code or applicable Treasury regulations do not permit a Servicer or the Master Servicer, as applicable, to act as tax matters person in its capacity as agent of the Residual Holders, the Residual
Holder chosen by the Residual Holders or such other person specified pursuant to
Treasury regulations will be required to act as tax matters person.

LIMITATIONS ON DEDUCTION OF CERTAIN EXPENSES

     An investor who is an individual, estate, or trust will be subject to limitation with respect to certain itemized deductions described in Code Section
67, to the extent that such itemized deductions, in the aggregate, do not exceed
2% of the investor's adjusted gross income. In addition, Code Section 68

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provides that itemized deductions otherwise allowable for a taxable year of an individual taxpayer will be reduced by the lesser of (i) 3% of the excess, if any, of adjusted gross income over a statutory threshold amount or (ii) 80% of the amount of itemized deductions otherwise allowable for such year. These limitations will be phased out and eliminated by 2010. In the case of a REMIC
Pool, such deductions may include deductions under Code Section 212 for the
Servicing Fee and all administrative and other expenses relating to the REMIC
Pool, or any similar expenses allocated to the REMIC Pool with respect to a regular interest it holds in another REMIC. Such investors who hold REMIC
Certificates either directly or indirectly through certain pass-through entities may have their pro rata share of such expenses allocated to them as additional gross income, but may be subject to such limitation on deductions. In addition, such expenses are not deductible at all for purposes of computing the alternative minimum tax, and may cause such investors to be subject to significant additional tax liability. Temporary Treasury regulations provide that the additional gross income and corresponding amount of expenses generally are to be allocated entirely to the holders of Residual Certificates in the case of a REMIC Pool that would not qualify as a fixed investment trust in the absence of a REMIC election. However, such additional gross income and limitation on deductions will apply to the allocable portion of such expenses to holders of Regular Certificates, as well as holders of Residual Certificates, where such Regular Certificates are issued in a manner that is similar to pass-through certificates in a fixed investment trust. Unless indicated
otherwise in the applicable Prospectus Supplement, all such expenses will be allocable to the Residual Certificates. In general, such allocable portion will be determined based on the ratio that a REMIC Certificateholder's income, determined on a daily basis, bears to the income of all holders of Regular
Certificates and Residual Certificates with respect to a REMIC Pool. As a result, individuals, estates or trusts holding REMIC Certificates (either directly or indirectly through a grantor trust, partnership, S corporation,
REMIC or certain other pass-through entities described in the foregoing temporary Treasury regulations) may have taxable income in excess of the interest income at the pass-through rate on Regular Certificates that are issued in a single class or otherwise consistently with fixed investment trust status or in excess of cash distributions for the related period on Residual
Certificates.

TAXATION OF CERTAIN FOREIGN INVESTORS

Regular Certificates

     Interest, including original issue discount, distributable to Regular
Certificateholders who are non-resident aliens, foreign corporations, or other
Non-U.S. Persons (as defined below), will be considered "portfolio interest"
and, therefore, generally will not be subject to 30% United States withholding tax, provided that such Non-U.S. Person (i) is not a "10-percent shareholder"
within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) and (ii) provides the
Trustee, or the person who would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Certificate is a
Non-U.S. Person, and the Non-U.S. Person provides the Trustee, or the person who would otherwise be required to withhold tax from such distributions under Code
Section 1441 or 1442, with the appropriate Internal Revenue Service form establishing the applicability of either of these two exemptions. If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Certificate is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Person.
In the latter case, such Non-U.S. Person will be subject to United States federal income tax at regular rates. Investors who are Non-U.S. Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Certificate. The term "NON-U.S. PERSON" means any person who is not a U.S. Person.

     Final Treasury regulations (the "WITHHOLDING REGULATIONS") provide alternative methods of satisfying the beneficial ownership certification requirement described above effective January 1, 2001.

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The Withholding Regulations provide for a new series of withholding certificates that must be used for all payments after December 31, 2000. The Withholding
Regulations require, in the case of Regular Certificates held by a foreign partnership, that (x) the certification described above be provided by the partners rather than by the foreign partnership and (y) the partnership provide certain information, including a United States taxpayer identification number in certain circumstances. A look-through rule would apply in the case of tiered partnerships. Non-U.S. Persons should consult their own tax advisors concerning the application of the certification requirements in the Withholding
Regulations.

Residual Certificates

     The Conference Committee Report to the 1986 Act indicates that amounts paid to Residual Holders who are Non-U.S. Persons generally should be treated as interest for purposes of the 30% (or lower treaty rate) United States withholding tax. Treasury regulations provide that amounts distributed to
Residual Holders may qualify as "portfolio interest," subject to the conditions described in "Regular Certificates" above, but only to the extent that (i) the
Mortgage Loans were issued after July 18, 1984 and (ii) the Trust Estate or segregated pool of assets therein (as to which a separate REMIC election will be made), to which the Residual Certificate relates, consists of obligations issued in "registered form" within the meaning of Code Section 163(f)(1). Generally,
Mortgage Loans will not be, but regular interests in another REMIC Pool will be, considered obligations issued in registered form. Furthermore, a Residual Holder will not be entitled to any exemption from the 30% withholding tax (or lower treaty rate) to the extent of that portion of REMIC taxable income that constitutes an "excess inclusion." See "--Taxation of Residual
Certificates--Limitations on Offset or Exemption of REMIC Income." If the
amounts paid to Residual Holders who are Non-U.S. Persons are effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Persons, 30% (or lower treaty rate) withholding will not apply.
Instead, the amounts paid to such Non-U.S. Persons will be subject to United
States federal income tax at regular rates. If 30% (or lower treaty rate)
withholding is applicable, such amounts generally will be taken into account for purposes of withholding only when paid or otherwise distributed (or when the
Residual Certificate is disposed of) under rules similar to withholding upon disposition of debt instruments that have original issue discount. See
"--Taxation of Residual Certificates--Tax-Related Restrictions on Transfer of
Residual Certificates--Foreign Investors" above concerning the disregard of certain transfers having "tax avoidance potential." Investors who are Non-U.S.
Persons should consult their own tax advisors regarding the specific tax consequences to them of owning Residual Certificates.

BACKUP WITHHOLDING

     Distributions made on the Regular Certificates, and proceeds from the sale of the Regular Certificates to or through certain brokers, may be subject to a
"backup" withholding tax under Code Section 3406 on "reportable payments"
(including interest distributions, original issue discount, and, under certain circumstances, principal distributions) unless the Regular Certificateholder complies with certain reporting and/or certification procedures, including the provision of its taxpayer identification number to the Trustee, its agent or the broker who effected the sale of the Regular Certificate, or such
Certificateholder is otherwise an exempt recipient under applicable provisions of the Code. Any amounts to be withheld from distribution on the Regular
Certificates would be refunded by the Internal Revenue Service or allowed as a credit against the Regular Certificateholder's federal income tax liability. The
Withholding Regulations change certain of the rules relating to certain presumptions currently available relating to information reporting and backup withholding. Non-U.S. Persons are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

REPORTING REQUIREMENTS

     Reports of accrued interest, original issue discount and information necessary to compute the accrual of market discount will be made annually to the
Internal Revenue Service and to individuals, estates, non-exempt and non-charitable trusts, and partnerships who are either holders of record of

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Regular Certificates or beneficial owners who own Regular Certificates through a broker or middleman as nominee. All brokers, nominees and all other non-exempt holders of record of Regular Certificates (including corporations, non-calendar year taxpayers, securities or commodities dealers, real estate investment trusts, investment companies, common trust funds, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in Internal Revenue
Service Publication 938 with respect to a particular Series of Regular
Certificates. Holders through nominees must request such information from the nominee.

     The Internal Revenue Service's Form 1066 has an accompanying Schedule Q,
Quarterly Notice to Residual Interest Holders of REMIC Taxable Income or Net
Loss Allocation. Treasury regulations require that Schedule Q be furnished by the REMIC Pool to each Residual Holder by the end of the month following the close of each calendar quarter (41 days after the end of a quarter under proposed Treasury regulations) in which the REMIC Pool is in existence.

     Treasury regulations require that, in addition to the foregoing requirements, information must be furnished quarterly to Residual Holders, furnished annually, if applicable, to holders of Regular Certificates, and filed annually with the Internal Revenue Service concerning Code Section 67 expenses
(see "Limitations on Deduction of Certain Expenses" above) allocable to such holders. Furthermore, under such regulations, information must be furnished quarterly to Residual Holders, furnished annually to holders of Regular
Certificates and filed annually with the Internal Revenue Service concerning the percentage of the REMIC Pool's assets meeting the qualified asset tests described above under "Status of REMIC Certificates."

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             FEDERAL INCOME TAX CONSEQUENCES FOR CERTIFICATES AS TO
                         WHICH NO REMIC ELECTION IS MADE

GENERAL

     In the event that no election is made to treat a Trust Estate (or a segregated pool of assets therein) with respect to a Series of Certificates as a
REMIC, the Trust Estate will be classified as a grantor trust under subpart E,
Part 1 of subchapter J of the Code and not as an association taxable as a corporation or a "taxable mortgage pool" within the meaning of Code Section
7701(i). Where there is no Fixed Retained Yield with respect to the Mortgage
Loans underlying the Certificates of a Series, and where such Certificates are not designated as "Stripped Certificates," the holder of each such Certificate in such Series will be treated as the owner of a pro rata undivided interest in the ordinary income and corpus portions of the Trust Estate represented by its
Certificate and will be considered the beneficial owner of a pro rata undivided interest in each of the Mortgage Loans, subject to the discussion below under
"--Recharacterization of Servicing Fees." Accordingly, the holder of a
Certificate of a particular Series will be required to report on its federal income tax return its pro rata share of the entire income from the Mortgage
Loans represented by its Certificate, including interest at the coupon rate on such Mortgage Loans, original issue discount (if any), prepayment fees, assumption fees, and late payment charges received by the Servicer, in accordance with such Certificateholder's method of accounting. A
Certificateholder generally will be able to deduct its share of the Servicing
Fee and all administrative and other expenses of the Trust Estate in accordance with its method of accounting, provided that such amounts are reasonable compensation for services rendered to that Trust Estate. However, investors who are individuals, estates or trusts who own Certificates, either directly or indirectly through certain pass-through entities, will be subject to limitation with respect to certain itemized deductions described in Code Section 67, including deductions under Code Section 212 for the Servicing Fee and all such administrative and other expenses of the Trust Estate, to the extent that such deductions, in the aggregate, do not exceed two percent of an investor's adjusted gross income. In addition, Code Section 68 provides that itemized deductions otherwise allowable for a taxable year of an individual taxpayer will be reduced by the lesser of (i) 3% of the excess, if any, of adjusted gross income over a statutory threshold amount or (ii) 80% of the amount of itemized deductions otherwise allowable for such year. These limitations will be phased out and eliminated by 2010. As a result, such investors holding Certificates, directly or indirectly through a pass-through entity, may have aggregate taxable income in excess of the aggregate amount of cash received on such Certificates with respect to interest at the pass-through rate or as discount income on such
Certificates. In addition, such expenses are not deductible at all for purposes of computing the alternative minimum tax, and may cause such investors to be subject to significant additional tax liability. Moreover, where there is Fixed
Retained Yield with respect to the Mortgage Loans underlying a Series of
Certificates or where the servicing fees are in excess of reasonable servicing compensation, the transaction will be subject to the application of the
"stripped bond" and "stripped coupon" rules of the Code, as described below under "--Stripped Certificates" and "--Recharacterization of Servicing Fees,"
respectively.

TAX STATUS

     Cadwalader, Wickersham & Taft LLP has advised the Depositor that, except as described below with respect to Stripped Certificates:

          (i) A Certificate owned by a "domestic building and loan association"
     within the meaning of Code Section 7701(a)(19) will be considered to represent "loans . . . secured by an interest in real property which is . .
     . residential real property" within the meaning of Code Section
     7701(a)(19)(C)(v), provided that the real property securing the Mortgage
     Loans represented by that Certificate is of the type described in such section of the Code.

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          (ii) A Certificate owned by a real estate investment trust will be considered to represent "real estate assets" within the meaning of Code
     Section 856(c)(4)(A) to the extent that the assets of the related Trust
     Estate consist of qualified assets, and interest income on such assets will be considered "interest on obligations secured by mortgages on real property" to such extent within the meaning of Code Section 856(c)(3)(B).

          (iii) A Certificate owned by a REMIC will be considered to represent an "obligation (including any participation or certificate of beneficial ownership therein) which is principally secured by an interest in real property" within the meaning of Code Section 860G(a)(3)(A) to the extent that the assets of the related Trust Estate consist of "qualified mortgages" within the meaning of Code Section 860G(a)(3).

     An issue arises as to whether Buy-Down Loans may be characterized in their entirety under the Code provisions cited in clauses (i) and (ii) of the immediately preceding paragraph. There is indirect authority supporting treatment of an investment in a Buy-Down Loan as entirely secured by real property if the fair market value of the real property securing the loan exceeds the principal amount of the loan at the time of issuance or acquisition, as the case may be. There is no assurance that the treatment described above is proper.
Accordingly, Certificateholders are urged to consult their own tax advisors concerning the effects of such arrangements on the characterization of such
Certificateholder's investment for federal income tax purposes.

PREMIUM AND DISCOUNT

     Certificateholders are advised to consult with their tax advisors as to the federal income tax treatment of premium and discount arising either upon initial acquisition of Certificates or thereafter.

Premium

     The treatment of premium incurred upon the purchase of a Certificate will be determined generally as described above under "--Federal Income Tax
Consequences for REMIC Certificates--Taxation of Residual
Certificates--Treatment of Certain Items of REMIC Income and Expense--Premium."

Original Issue Discount

     The original issue discount rules of Code Sections 1271 through 1275 will be applicable to a Certificateholder's interest in those Mortgage Loans as to which the conditions for the application of those sections are met. Rules regarding periodic inclusion of original issue discount income are applicable to mortgages of corporations originated after May 27, 1969, mortgages of noncorporate mortgagors (other than individuals) originated after July 1, 1982, and mortgages of individuals originated after March 2, 1984. Under the OID
Regulations, such original issue discount could arise by the charging of points by the originator of the mortgages in an amount greater than the statutory de minimis exception, including a payment of points that is currently deductible by the borrower under applicable Code provisions or, under certain circumstances, by the presence of "teaser" rates on the Mortgage Loans. See "--Stripped
Certificates" below regarding original issue discount on Stripped Certificates.

     Original issue discount generally must be reported as ordinary gross income as it accrues under a constant interest method that takes into account the compounding of interest, in advance of the cash attributable to such income.
Unless indicated otherwise in the applicable Prospectus Supplement, no prepayment assumption will be assumed for purposes of such accrual. However,
Code Section 1272 provides for a reduction in the amount of original issue discount includible in the income of a holder of an obligation that acquires the obligation after its initial issuance at a price greater than the sum of the original issue price and the previously accrued original issue discount, less prior payments of principal. Accordingly, if such Mortgage Loans acquired by a
Certificateholder are purchased at a price equal to the then unpaid principal amount of such Mortgage Loans, no original issue discount attributable to the

                                       97

difference between the issue price and the original principal amount of such
Mortgage Loans (i.e., points) will be includible by such holder.

Market Discount

     Certificateholders also will be subject to the market discount rules to the extent that the conditions for application of those sections are met. Market discount on the Mortgage Loans will be determined and will be reported as ordinary income generally in the manner described above under "--Federal Income
Tax Consequences for REMIC Certificates--Taxation of Regular
Certificates--Market Discount," except that the ratable accrual methods described therein will not apply. Rather, the holder will accrue market discount pro rata over the life of the Mortgage Loans, unless the constant yield method is elected. Unless indicated otherwise in the applicable Prospectus Supplement, no prepayment assumption will be assumed for purposes of such accrual.

RECHARACTERIZATION OF SERVICING FEES

     If the servicing fees paid to a Servicer were deemed to exceed reasonable servicing compensation, the amount of such excess would represent neither income nor a deduction to Certificateholders. In this regard, there are no authoritative guidelines for federal income tax purposes as to either the maximum amount of servicing compensation that may be considered reasonable in the context of this or similar transactions or whether, in the case of the
Certificate, the reasonableness of servicing compensation should be determined on a weighted average or loan-by-loan basis. If a loan-by-loan basis is appropriate, the likelihood that such amount would exceed reasonable servicing compensation as to some of the Mortgage Loans would be increased. Internal
Revenue Service guidance indicates that a servicing fee in excess of reasonable compensation ("excess servicing") will cause the Mortgage Loans to be treated under the "stripped bond" rules. Such guidance provides safe harbors for servicing deemed to be reasonable and requires taxpayers to demonstrate that the value of servicing fees in excess of such amounts is not greater than the value of the services provided.

     Accordingly, if the Internal Revenue Service's approach is upheld, a
Servicer who receives a servicing fee in excess of such amounts would be viewed as retaining an ownership interest in a portion of the interest payments on the
Mortgage Loans. Under the rules of Code Section 1286, the separation of ownership of the right to receive some or all of the interest payments on an obligation from the right to receive some or all of the principal payments on the obligation would result in treatment of such Mortgage Loans as "stripped coupons" and "stripped bonds." Subject to the de minimis rule discussed below under "--Stripped Certificates," each stripped bond or stripped coupon could be considered for this purpose as a non-interest bearing obligation issued on the date of issue of the Certificates, and the original issue discount rules of the
Code would apply to the holder thereof. While Certificateholders would still be treated as owners of beneficial interests in a grantor trust for federal income tax purposes, the corpus of such trust could be viewed as excluding the portion of the Mortgage Loans the ownership of which is attributed to the Servicer, or as including such portion as a second class of equitable interest. Applicable
Treasury regulations treat such an arrangement as a fixed investment trust, since the multiple classes of trust interests should be treated as merely facilitating direct investments in the trust assets and the existence of multiple classes of ownership interests is incidental to that purpose. In general, such a recharacterization should not have any significant effect upon the timing or amount of income reported by a Certificateholder, except that the income reported by a cash method holder may be slightly accelerated. See
"--Stripped Certificates" below for a further description of the federal income tax treatment of stripped bonds and stripped coupons.

SALE OR EXCHANGE OF CERTIFICATES

     Upon sale or exchange of a Certificate, a Certificateholder will recognize gain or loss equal to the difference between the amount realized on the sale and its aggregate adjusted basis in the Mortgage Loans

                                       98

and other assets represented by the Certificate. In general, the aggregate adjusted basis will equal the Certificateholder's cost for the Certificate, increased by the amount of any income previously reported with respect to the
Certificate and decreased by the amount of any losses previously reported with respect to the Certificate and the amount of any distributions received thereon.
Except as provided above with respect to market discount on any Mortgage Loans, and except for certain financial institutions subject to the provisions of Code
Section 582(c), any such gain or loss generally would be capital gain or loss if the Certificate was held as a capital asset. However, gain on the sale of a
Certificate will be treated as ordinary income (i) if a Certificate is held as part of a "conversion transaction" as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Certificateholder's net investment in the conversion transaction at 120% of the appropriate applicable
Federal rate in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as a part of such transaction or (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates. Long-term capital gains of certain noncorporate taxpayers generally are subject to a lower maximum tax rate than ordinary income or short-term capital gains of such taxpayers for property held more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains.

     Certificateholders that recognize a loss on a sale or exchange of a
Certificate for federal income tax purposes in excess of certain threshold amounts should consult their tax advisors as to the need to file IRS Form 8886
(disclosing certain potential tax shelters) on their federal income tax returns.

STRIPPED CERTIFICATES

General

     Pursuant to Code Section 1286, the separation of ownership of the right to receive some or all of the principal payments on an obligation from ownership of the right to receive some or all of the interest payments results in the creation of "stripped bonds" with respect to principal payments and "stripped coupons" with respect to interest payments. For purposes of this discussion,
Certificates that are subject to those rules will be referred to as "STRIPPED
CERTIFICATES." The Certificates will be subject to those rules if (i) the
Depositor or any of its affiliates retains (for its own account or for purposes of resale), in the form of Fixed Retained Yield or otherwise, an ownership interest in a portion of the payments on the Mortgage Loans, (ii) the Depositor or any of its affiliates is treated as having an ownership interest in the
Mortgage Loans to the extent it is paid (or retains) servicing compensation in an amount greater than reasonable consideration for servicing the Mortgage Loans
(see "--Recharacterization of Servicing Fees" above), and (iii) a Class of
Certificates issued in two or more Classes or subclasses representing the right to non-pro rata percentages of the interest and principal payments on the
Mortgage Loans.

     In general, a holder of a Stripped Certificate will be considered to own
"stripped bonds" with respect to its pro rata share of all or a portion of the principal payments on each Mortgage Loan and/or "stripped coupons" with respect to its pro rata share of all or a portion of the interest payments on each
Mortgage Loan, including the Stripped Certificate's allocable share of the servicing fees paid to a Servicer, to the extent that such fees represent reasonable compensation for services rendered. See the discussion above under
"--Recharacterization of Servicing Fees." Although not free from doubt, for purposes of reporting to Stripped Certificateholders, the servicing fees will be allocated to the Stripped Certificates in proportion to the respective entitlements to distributions of each Class of Stripped Certificates for the related period or periods. The holder of a Stripped Certificate generally will be entitled to a deduction each year in respect of the servicing fees, as described above under "Federal Income Tax Consequences for Certificates as to
Which No REMIC Election Is Made--General," subject to the limitation described therein.

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     Code Section 1286 treats a stripped bond or a stripped coupon generally as an obligation issued at an original issue discount on the date that such stripped interest is purchased. Although the treatment of Stripped Certificates for federal income tax purposes is not clear in certain respects at this time, particularly where such Stripped Certificates are issued with respect to a
Mortgage Pool containing variable-rate Mortgage Loans, the Seller has been advised by counsel that (i) the Trust Estate will be treated as a grantor trust under subpart E, Part I of subchapter J of the Code and not as an association taxable as a corporation or a "taxable mortgage pool" within the meaning of Code
Section 7701(i), and (ii) each Stripped Certificate should be treated as a single installment obligation for purposes of calculating original issue discount and gain or loss on disposition. This treatment is based on the interrelationship of Code Section 1286, Code Sections 1272 through 1275, and the
OID Regulations. Although it is possible that computations with respect to
Stripped Certificates could be made in one of the ways described below under
"--Taxation of Stripped Certificates--Possible Alternative Characterizations,"
the OID Regulations state, in general, that two or more debt instruments issued by a single issuer to a single investor in a single transaction should be treated as a single debt instrument. Accordingly, for OID purposes, all payments on any Stripped Certificates should be aggregated and treated as though they were made on a single debt instrument. The Pooling and Servicing Agreement will require that the Trustee make and report all computations described below using this aggregate approach, unless substantial legal authority requires otherwise.

     Furthermore, Treasury regulations issued December 28, 1992 provide for treatment of a Stripped Certificate as a single debt instrument issued on the date it is purchased for purposes of calculating any original issue discount. In addition, under these regulations, a Stripped Certificate that represents a right to payments of both interest and principal may be viewed either as issued with original issue discount or market discount (as described below), at a de minimis original issue discount, or, presumably, at a premium. This treatment indicates that the interest component of such a Stripped Certificate would be treated as qualified stated interest under the OID Regulations, assuming it is not an interest-only or super-premium Stripped Certificate. Further, these final regulations provide that the purchaser of such a Stripped Certificate will be required to account for any discount as market discount rather than original issue discount if either (i) the initial discount with respect to the Stripped
Certificate was treated as zero under the de minimis rule, or (ii) no more than
100 basis points in excess of reasonable servicing is stripped off the related
Mortgage Loans. Any such market discount would be reportable as described above under "Federal Income Tax Consequences for REMIC Certificates--Taxation of
Regular Certificates--Market Discount," without regard to the de minimis rule therein, assuming that a prepayment assumption is employed in such computation.

Status of Stripped Certificates

     No specific legal authority exists as to whether the character of the
Stripped Certificates, for federal income tax purposes, will be the same as that of the Mortgage Loans. Although the issue is not free from doubt, counsel has advised the Seller that Stripped Certificates owned by applicable holders should be considered to represent "real estate assets" within the meaning of Code
Section 856(c)(4)(A), "obligation[s] . . . principally secured by an interest in real property" within the meaning of Code Section 860G(a)(3)(A), and "loans . .
.. secured by an interest in real property" within the meaning of Code Section
7701(a)(19)(C)(v), and interest (including original issue discount) income attributable to Stripped Certificates should be considered to represent
"interest on obligations secured by mortgages on real property" within the meaning of Code Section 856(c)(3)(B), provided that in each case the Mortgage
Loans and interest on such Mortgage Loans qualify for such treatment. The application of such Code provisions to Buy-Down Loans is uncertain. See "--Tax
Status" above.

Taxation of Stripped Certificates

     Original Issue Discount. Except as described above under "--General," each
Stripped Certificate will be considered to have been issued at an original issue discount for Federal income tax purposes.

                                       100

Original issue discount with respect to a Stripped Certificate must be included in ordinary income as it accrues, in accordance with a constant interest method that takes into account the compounding of interest, which may be prior to the receipt of the cash attributable to the related income. Based in part on the OID
Regulations and the amendments to the original issue discount sections of the
Code made by the 1986 Act, the amount of original issue discount required to be included in the income of a holder of a Stripped Certificate (referred to in this discussion as a "STRIPPED CERTIFICATEHOLDER") in any taxable year likely will be computed generally as described above under " Federal Income Tax
Consequences for REMIC Certificates--Taxation of Regular Certificates--Original
Issue Discount" and "--Variable Rate Regular Certificates." However, with the apparent exception of a Stripped Certificate qualifying as a market discount obligation as described above under "--General," the issue price of a Stripped
Certificate will be the purchase price paid by each holder thereof, and the stated redemption price at maturity will include the aggregate amount of the payments to be made on the Stripped Certificate to such Stripped
Certificateholder, presumably under the Prepayment Assumption, other than qualified stated interest.

     If the Mortgage Loans prepay at a rate either faster or slower than that under the Prepayment Assumption, a Stripped Certificateholder's recognition of original issue discount will be either accelerated or decelerated and the amount of such original issue discount will be either increased or decreased depending on the relative interests in principal and interest on each Mortgage Loan represented by such Stripped Certificateholder's Stripped Certificate. While the
matter is not free from doubt, the holder of a Stripped Certificate should be entitled in the year that it becomes certain (assuming no further prepayments)
that the holder will not recover a portion of its adjusted basis in such
Stripped Certificate to recognize a loss (which may be a capital loss) equal to such portion of unrecoverable basis.

     As an alternative to the method described above, the fact that some or all of the interest payments with respect to the Stripped Certificates will not be made if the Mortgage Loans are prepaid could lead to the interpretation that such interest payments are "contingent" within the meaning of the OID
Regulations. The OID Regulations, as they relate to the treatment of contingent interest, are by their terms not applicable to prepayable securities such as the
Stripped Certificates. However, if final regulations dealing with contingent interest with respect to the Stripped Certificates apply the same principles as the OID Regulations, such regulations may lead to different timing of income inclusion than would be the case under the OID Regulations for non-contingent debt instruments. Furthermore, application of such principles could lead to the characterization of gain on the sale of contingent interest Stripped
Certificates as ordinary income. Investors should consult their tax advisors regarding the appropriate tax treatment of Stripped Certificates.

     Sale or Exchange of Stripped Certificates. Sale or exchange of a Stripped
Certificate prior to its maturity will result in gain or loss equal to the difference, if any, between the amount received and the Stripped
Certificateholder's adjusted basis in such Stripped Certificate, as described above under "-- Federal Income Tax Consequences for REMIC Certificates--Taxation
of Regular Certificates--Sale or Exchange of Regular Certificates." To the
extent that a subsequent purchaser's purchase price is exceeded by the remaining payments on the Stripped Certificates, such subsequent purchaser will be required for federal income tax purposes to accrue and report such excess as if it were original issue discount in the manner described above. It is not clear for this purpose whether the assumed prepayment rate that is to be used in the case of a Stripped Certificateholder other than an original Stripped
Certificateholder should be the Prepayment Assumption or a new rate based on the circumstances at the date of subsequent purchase.

     Purchase of More Than One Class of Stripped Certificates. When an investor purchases more than one Class of Stripped Certificates, it is currently unclear whether for federal income tax purposes such Classes of Stripped Certificates should be treated separately or aggregated for purposes of the rules described above.

     Possible Alternative Characterizations. The characterizations of the
Stripped Certificates discussed above are not the only possible interpretations of the applicable Code provisions. For example, the

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Stripped Certificateholder may be treated as the owner of (i) one installment obligation consisting of such Stripped Certificate's pro rata share of the payments attributable to principal on each Mortgage Loan and a second installment obligation consisting of such Stripped Certificate's pro rata share of the payments attributable to interest on each Mortgage Loan, (ii) as many stripped bonds or stripped coupons as there are scheduled payments of principal and/or interest on each Mortgage Loan, or (iii) a separate installment obligation for each Mortgage Loan, representing the Stripped Certificate's pro rata share of payments of principal and/or interest to be made with respect thereto. Alternatively, the holder of one or more Classes of Stripped
Certificates may be treated as the owner of a pro rata fractional undivided interest in each Mortgage Loan to the extent that such Stripped Certificate, or
Classes of Stripped Certificates in the aggregate, represent the same pro rata portion of principal and interest on each such Mortgage Loan, and a stripped bond or stripped coupon (as the case may be), treated as an installment obligation or contingent payment obligation, as to the remainder. Final regulations issued on December 28, 1992 regarding original issue discount on stripped obligations make the foregoing interpretations less likely to be applicable. The preamble to those regulations states that they are premised on the assumption that an aggregation approach is appropriate for determining whether original issue discount on a stripped bond or stripped coupon is de minimis, and solicits comments on appropriate rules for aggregating stripped bonds and stripped coupons under Code Section 1286.

     Because of these possible varying characterizations of Stripped
Certificates and the resultant differing treatment of income recognition,
Stripped Certificateholders are urged to consult their own tax advisors regarding the proper treatment of Stripped Certificates for federal income tax purposes.

REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

     The Trustee will furnish, within a reasonable time after the end of each calendar year, to each Certificateholder or Stripped Certificateholder at any time during such year, such information (prepared on the basis described above)
as is necessary to enable such Certificateholders to prepare their federal income tax returns. Such information will include the amount of original issue discount accrued on Certificates held by persons other than Certificateholders exempted from the reporting requirements. The amount required to be reported by the Trustee may not be equal to the proper amount of original issue discount required to be reported as taxable income by a Certificateholder, other than an original Certificateholder that purchased at the issue price. In particular, in the case of Stripped Certificates, unless provided otherwise in the applicable
Prospectus Supplement, such reporting will be based upon a representative initial offering price of each Class of Stripped Certificates. The Trustee will also file such original issue discount information with the Internal Revenue
Service. If a Certificateholder fails to supply an accurate taxpayer identification number or if the Secretary of the Treasury determines that a
Certificateholder has not reported all interest and dividend income required to be shown on his federal income tax return, backup withholding may be required in respect of any reportable payments, as described above under "--Federal Income
Tax Consequences for REMIC Certificates--Backup Withholding."

TAXATION OF CERTAIN FOREIGN INVESTORS

     To the extent that a Certificate evidences ownership in Mortgage Loans that are issued on or before July 18, 1984, interest or original issue discount paid by the person required to withhold tax under Code Section 1441 or 1442 to nonresident aliens, foreign corporations, or other non-U.S. persons ("FOREIGN
PERSONS") generally will be subject to 30% United States withholding tax, or such lower rate as may be provided for interest by an applicable tax treaty.
Accrued original issue discount recognized by the Certificateholder on the sale or exchange of such a Certificate also will be subject to federal income tax at the same rate.

     Treasury regulations provide that interest or original issue discount paid by the Trustee or other withholding agent to a foreign person evidencing ownership interest in Mortgage Loans issued after July

                                       102

18, 1984 will be "portfolio interest" and will be treated in the manner, and such persons will be subject to the same certification requirements, described above under "--Federal Income Tax Consequences for REMIC Certificates--Taxation
of Certain Foreign Investors--Regular Certificates."

                              ERISA CONSIDERATIONS

GENERAL

     The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and Section 4975 of the Code impose certain requirements on those employee benefit plans and arrangements to which they apply and on those persons who are fiduciaries with respect to such employee benefit plans and arrangements. The following is a general discussion of such requirements, and certain applicable exceptions to and administrative exemptions from such requirements. For purposes of this discussion, employee benefit plans and arrangements to which both ERISA and the Code apply are referred to as "ERISA PLANS." An individual retirement account established under Code Section 408 (an "IRA") is an ERISA Plan if the
IRA is endorsed by or contributed to by the IRA participant's employer or employee organization. Other IRAs, as well as certain employee benefit plans covering only self-employed individuals (collectively, "NON-ERISA PLANS"), are not considered ERISA Plans, but such Non-ERISA Plans are subject to ERISA-like requirements as well as the prohibited transaction provisions of the Code.
Employee benefit plans that are governmental plans (as defined in Section 3(32)
of ERISA) and certain church plans (as defined in Section 3(33) of ERISA)
(collectively, "EXEMPT PLANS") are exempt from the provisions of Title I of
ERISA and the prohibited transaction provisions of the Code. Accordingly, Exempt
Plans also are not considered ERISA Plans, but such Exempt Plans may be subject to the provisions and special requirements of other applicable federal, state and local law. Exempt Plans, ERISA Plans and Non- ERISA Plans are collectively referred to as "BENEFIT PLANS."

     Before purchasing any Certificates, an ERISA Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to such purchase under the requirements of ERISA or the Code, whether prohibited transaction exemptions such as PTE 83-1 or any individual administrative exemption (as described below) applies, including whether the appropriate conditions set forth therein would be met, or whether any statutory prohibited transaction exemption is applicable, and further should consult the applicable
Prospectus Supplement relating to such Series of Certificates.

CERTAIN REQUIREMENTS UNDER ERISA AND THE CODE

General

     In accordance with ERISA's general fiduciary standards, before investing in a Certificate, an ERISA Plan fiduciary should determine whether to do so is permitted under the governing ERISA Plan instruments and is appropriate for the
ERISA Plan in view of its overall investment policy and the composition and diversification of its portfolio. An ERISA Plan fiduciary should especially consider the ERISA requirement of investment prudence and the sensitivity of the return on the Certificates to the rate of principal repayments (including prepayments) on the Mortgage Loans, as discussed in "Prepayment and Yield
Considerations" herein.

Parties in Interest/Disqualified Persons

     Other provisions of ERISA (and corresponding provisions of the Code)
prohibit certain transactions involving the assets of an ERISA Plan and persons who have certain specified relationships to the ERISA Plan (so-called "parties in interest" within the meaning of ERISA or "disqualified persons" within the meaning of the Code). The Depositor, the Master Servicer, any Servicer or the
Trustee or certain affiliates thereof might be considered or might become
"parties in interest" or "disqualified persons" with respect to an ERISA Plan.
If so, the acquisition or holding of Certificates by or on behalf of such ERISA
Plan

                                      103

could be considered to give rise to a "prohibited transaction" within the meaning of ERISA and the Code unless an administrative exemption described below or some other exemption is available.

     Special caution should be exercised before the assets of an ERISA Plan
(including assets that may be held in an insurance company's separate or general accounts where assets in such accounts may be deemed plan assets for purposes of
ERISA) are used to purchase a Certificate if, with respect to such assets, the
Depositor, any Servicer, the Master Servicer or the Trustee or an affiliate thereof either: (a) has investment discretion with respect to the investment of such assets of such ERISA Plan; or (b) has authority or responsibility to give, or regularly gives, investment advice with respect to such assets for a fee and pursuant to an agreement or understanding that such advice will serve as a primary basis for investment decisions with respect to such assets and that such advice will be based on the particular investment needs of the ERISA Plan.

Delegation of Fiduciary Duty

     Further, if the assets included in a Trust Estate were deemed to constitute assets of an ERISA Plan, it is possible that an ERISA Plan's investment in the
Certificates might be deemed to constitute a delegation, under ERISA, of the duty to manage plan assets by the fiduciary deciding to invest in the
Certificates, and certain transactions involved in the operation of the Trust
Estate might be deemed to constitute prohibited transactions under ERISA and the
Code. Neither ERISA nor the Code define the term "plan assets."

     The U.S. Department of Labor (the "DEPARTMENT") has issued regulations (the
"REGULATIONS") concerning whether or not an ERISA Plan's assets would be deemed to include an interest in the underlying assets of an entity (such as a Trust
Estate) for purposes of the reporting and disclosure and general fiduciary responsibility provisions of ERISA, as well as for the prohibited transaction provisions of ERISA and the Code, if the ERISA Plan acquires an "equity interest" (such as a Certificate) in such an entity.

     Certain exceptions are provided in the Regulations whereby an investing
ERISA Plan's assets would be deemed merely to include its interest in the
Certificates instead of being deemed to include an interest in the assets of a
Trust Estate. However, it cannot be predicted in advance nor can there be any continuing assurance whether such exceptions may be met, because of the factual nature of certain of the rules set forth in the Regulations. For example, one of the exceptions in the Regulations states that the underlying assets of an entity will not be considered "plan assets" if less than 25% of the value of all classes of equity interests are held by "benefit plan investors," which term is defined to include ERISA Plans, Non-ERISA Plans and Exempt Plans and any entity whose assets include "plan assets" by reason of benefit plan investments in such entity, but this exception is tested immediately after each acquisition of an equity interest in the entity whether upon initial issuance or in the secondary market.

Applicability to Non-ERISA Plans

     Since Non-ERISA Plans are subject to the prohibited transaction provisions of the Code, the discussion above with respect to "disqualified persons,"
prohibited transactions, delegation of fiduciary duty and plan assets applies to
Non-ERISA Plans as well as ERISA Plans. However, the administrative exemptions discussed below are not applicable to Non-ERISA Plans.

ADMINISTRATIVE EXEMPTIONS

Individual Administrative Exemptions.

     Several underwriters of mortgage-backed securities have applied for and obtained individual administrative prohibited transaction exemptions (each, an
"UNDERWRITER'S EXEMPTION") which are in some respects broader than Prohibited
Transaction Class Exemption 83-1 (described below). Such

                                      104

exemptions can only apply to mortgage-backed securities which, among other conditions, are sold in an offering with respect to which such underwriter serves as the sole or a managing underwriter, or as a selling or placement agent. If such an Underwriter's Exemption might be applicable to a Series of
Certificates, the applicable Prospectus Supplement will refer to such possibility.

     Among the conditions that must be satisfied for an Underwriter's Exemption to apply are the following:

          (1) The acquisition of Certificates by an ERISA Plan is on terms
     (including the price for the Certificates) that are at least as favorable to the ERISA Plan as they would be in an arm's length transaction with an unrelated party.

          (2) The Certificates acquired by the ERISA Plan have received a rating at the time of such acquisition that is one of the four highest generic rating categories from either Standard & Poor's, a division of The
     McGraw-Hill Companies ("S&P"), Moody's Investors Service, Inc. ("MOODY'S")
     or Fitch Ratings ("FITCH").

          (3) The Trustee must not be an affiliate of any other member of the
     Restricted Group (as defined below) other than an underwriter.

          (4) The sum of all payments made to and retained by the underwriter in connection with the distribution of Certificates represents not more than reasonable compensation for underwriting the Certificates. The sum of all payments made to and retained by the Depositor pursuant to the assignment of the Mortgage Loans to the Trust Estate represents not more than the fair market value of such Mortgage Loans. The sum of all payments made to and retained by the Servicer (and any other servicer) represents not more than reasonable compensation for such person's services under the Pooling and
     Servicing Agreement and reimbursement of such person's reasonable expenses in connection therewith.

          (5) The ERISA Plan investing in the Certificates is an "accredited investor" as defined in Rule 501(a)(1) of Regulation D of the Commission under the Securities Act of 1933, as amended (the "SECURITIES ACT").

     The Trust Estate must also meet the following requirements:

          (i) the assets of the Trust Estate must consist solely of assets of the type that have been included in other investment pools in the marketplace;

          (ii) certificates in such other investment pools must have been rated in one of the four highest rating categories of S&P, Moody's, or Fitch for at least one year prior to the ERISA Plan's acquisition of the
     Certificates; and

          (iii) certificates evidencing interests in such other investment pools must have been purchased by investors other than ERISA Plans for at least one year prior to any ERISA Plan's acquisition of the Certificates.

     If the conditions to an Underwriter's Exemption are met, whether or not an
ERISA Plan's assets would be deemed to include an ownership interest in the
Mortgage Loans in a mortgage pool, the acquisition, holding and resale of the
Certificates by ERISA Plans would be exempt from certain of the prohibited transaction provisions of ERISA and the Code.

     Moreover, an Underwriter's Exemption can provide relief from certain self-dealing/conflict of interest prohibited transactions that may occur if an
ERISA Plan fiduciary causes an ERISA Plan to acquire and hold Certificates in a
Trust Estate in which the fiduciary (or its affiliate) is an obligor on the
Mortgage Loans held in the Trust Estate provided that, among other requirements:
(i) in the case of an acquisition in connection with the initial issuance of
Certificates, at least fifty percent of each class of

                                      105

Certificates in which ERISA Plans have invested is acquired by persons independent of the Restricted Group (as defined below) and at least fifty percent of the aggregate interest in the Trust Estate is acquired by persons independent of the Restricted Group; (ii) such fiduciary (or its affiliate) is an obligor with respect to five percent or less of the fair market value of the
Mortgage Loans contained in the Trust Estate; (iii) the ERISA Plan's investment in Certificates of any Class does not exceed twenty-five percent of all of the
Certificates of that Class outstanding at the time of the acquisition and (iv)
immediately after the acquisition no more than twenty-five percent of the assets of the ERISA Plan with respect to which such person is a fiduciary are invested in Certificates representing an interest in one or more trusts containing assets sold or serviced by the same entity.

     An Underwriter's Exemption does not apply to ERISA Plans sponsored by the
Depositor, the underwriter specified in the applicable Prospectus Supplement, the Master Servicer, the Trustee, any Servicer, any insurer with respect to the
Mortgage Loans, any obligor with respect to Mortgage Loans included in the Trust
Estate constituting more than five percent of the aggregate unamortized principal balance of the assets in the Trust Estate, or any affiliate of such parties (the "RESTRICTED GROUP").

PTE 83-1

     Prohibited Transaction Class Exemption 83-1 for Certain Transactions
Involving Mortgage Pool Investment Trusts ("PTE 83-1") permits certain transactions involving the creation, maintenance and termination of certain residential mortgage pools and the acquisition and holding of certain residential mortgage pool pass-through certificates by ERISA Plans, whether or not the ERISA Plan's assets would be deemed to include an ownership interest in the mortgages in such mortgage pools, and whether or not such transactions would otherwise be prohibited under ERISA or the Code.

     The term "mortgage pool pass-through certificate" is defined in PTE 83-1 as
"a certificate representing a beneficial undivided fractional interest in a mortgage pool and entitling the holder of such a certificate to pass-through payment of principal and interest from the pooled mortgage loans, less any fees retained by the pool sponsor." It appears that, for purposes of PTE 83-1, the term "mortgage pool pass-through certificate" would include Certificates issued in a single Class or in multiple Classes that evidence the beneficial ownership of both a specified percentage of future interest payments (after permitted deductions) and a specified percentage of future principal payments on a Trust
Estate.

     However, it appears that PTE 83-1 does or might not apply to the purchase and holding of (a) Certificates that evidence the beneficial ownership only of a specified percentage of future interest payments (after permitted deductions) on a Trust Estate or only of a specified percentage of future principal payments on a Trust Estate, (b) Residual Certificates, (c) Certificates evidencing ownership interests in a Trust Estate which includes Mortgage Loans secured by multifamily residential properties or shares issued by cooperative housing corporations, or
(d) Certificates which are subordinated to other Classes of Certificates of such
Series. Accordingly, unless exemptive relief other than PTE 83-1 applies, Plans should not purchase any such Certificates.

     PTE 83-1 sets forth "general conditions" and "specific conditions" to its applicability. Section II of PTE 83-1 sets forth the following general conditions to the application of the exemption: (i) the maintenance of a system of insurance or other protection for the pooled mortgage loans or the property securing such loans, and for indemnifying certificateholders against reductions in pass-through payments due to property damage or defaults in loan payments;
(ii) the existence of a pool trustee who is not an affiliate of the pool sponsor; and (iii) a requirement that the sum of all payments made to and retained by the pool sponsor, and all funds inuring to the benefit of the pool sponsor as a result of the administration of the mortgage pool, must represent not more than adequate consideration for selling the mortgage loans plus reasonable compensation for services provided by the pool sponsor to the pool.
The system of insurance or protection referred to in clause (i) above must provide such protection and indemnification up to an amount not less than the greater of one percent of the aggregate unpaid principal balance of the

                                      106

pooled mortgages or the unpaid principal balance of the largest mortgage in the pool. It should be noted that in promulgating PTE 83-1 (and a predecessor exemption), the Department did not have under its consideration interests in pools of the exact nature as some of the Certificates described herein.

NON-ERISA PLANS AND EXEMPT PLANS

     Although Non-ERISA Plans and Exempt Plans are not considered ERISA Plans for purposes of the above discussion, Non-ERISA Plans are subject to the prohibited transaction provisions of the Code, and both Non-ERISA Plans and
Exempt Plans may be subject to certain other ERISA-like requirements of applicable law. Therefore, before purchasing any Certificates by or on behalf of a Non-ERISA Plan or any Exempt Plan, the prospective purchaser should exercise special caution and should consult with its legal counsel concerning the propriety and implications of such investment under the Code or other applicable law.

UNRELATED BUSINESS TAXABLE INCOME--RESIDUAL CERTIFICATES

     The purchase of a Residual Certificate by an IRA or any employee benefit plan qualified under Code Section 401(a) and exempt from taxation under Code
Section 501(a), including most varieties of Benefit Plans, may give rise to
"unrelated business taxable income" as described in Code Sections 511 through
515 and 860E. Further, prior to the purchase of Residual Certificates, a prospective transferee may be required to provide an affidavit to a transferor that it is not, nor is it purchasing a Residual Certificate on behalf of, a
"Disqualified Organization," which term as defined above includes certain tax-exempt entities not subject to Code Section 511 such as certain governmental plans, as discussed above under the caption "Federal Income Tax
Consequences--Federal Income Tax Consequences for REMIC Certificates--Taxation
of Residual Certificates--Tax-Related Restrictions on Transfer of Residual
Certificates--Disqualified Organizations." In addition, prior to the transfer of a Residual Certificate, the Trustee or the Depositor may require an opinion of counsel to the effect that the transferee is not a Disqualified Organization and that such transfer will not subject the Trustee, the Depositor, the Master
Servicer or any Servicer to additional obligations imposed by ERISA or the Code.

     DUE TO THE COMPLEXITY OF THESE RULES AND THE PENALTIES IMPOSED UPON PERSONS
INVOLVED IN PROHIBITED TRANSACTIONS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL
INVESTORS WHO ARE ACTING ON BEHALF OF A BENEFIT PLAN OR ANY OTHER EMPLOYEE
BENEFIT PLAN OR ARRANGEMENT CONSULT WITH THEIR COUNSEL REGARDING THE
CONSEQUENCES UNDER ERISA, THE CODE OR OTHER APPLICABLE LAW OF THEIR ACQUISITION
AND OWNERSHIP OF CERTIFICATES.

     THE SALE OF CERTIFICATES TO A BENEFIT PLAN OR ANY OTHER EMPLOYEE BENEFIT
PLAN OR ARRANGEMENT IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR THE
APPLICABLE UNDERWRITER THAT THIS INVESTMENT MEETS ALL RELEVANT LEGAL
REQUIREMENTS WITH RESPECT TO INVESTMENTS BY EMPLOYEE BENEFIT PLANS GENERALLY OR
ANY PARTICULAR PLAN OR ARRANGEMENT, OR THAT THIS INVESTMENT IS APPROPRIATE FOR
EMPLOYEE BENEFIT PLANS GENERALLY OR ANY PARTICULAR PLAN OR ARRANGEMENT.

--------------------------------------------------------------------------------
LEGAL INVESTMENT
--------------------------------------------------------------------------------

     If so specified in the related Prospectus Supplement, certain Classes of
Certificates will constitute "mortgage related securities" for purposes of the
Secondary Mortgage Market Enhancement Act of 1984, as amended ("SMMEA").
Generally, the only Classes of Certificates offered pursuant to this Prospectus and the related Prospectus Supplement which will qualify as "mortgage related securities" will be those that (i) are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization and (ii) are part of a Series representing interests in a Trust Estate consisting of Mortgage Loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate. The appropriate characterization of those Certificates not qualifying as "mortgage related securities" for purposes of SMMEA ("NON-SMMEA CERTIFICATES") under various legal investment

                                      107

restrictions, and thus the ability of investors subject to these restrictions to purchase such Certificates, may be subject to significant interpretive uncertainties. Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements or review by regulatory authorities should consult with their own legal advisors in determining whether and to what extent the Non-SMMEA
Certificates constitute legal investments for them.

     Those Classes of Certificates qualifying as "mortgage related securities"
will constitute legal investments for persons, trusts, corporations, partnerships, associations, business trusts and business entities (including depository institutions, insurance companies, trustees and pension funds)
created pursuant to or existing under the laws of the United States or of any state (including the District of Columbia and Puerto Rico) whose authorized investments are subject to state regulation, to the same extent that, under applicable law, obligations issued by or guaranteed as to principal and interest by the United States or any of its agencies or instrumentalities constitute legal investments for those entities.

     Under SMMEA, a number of states enacted legislation, on or before the
October 3, 1991 cut-off for those enactments, limiting to varying extents the ability of certain entities (in particular, insurance companies) to invest in
"mortgage related securities" secured by liens on residential, or mixed residential and commercial properties, in most cases by requiring the affected investors to rely solely upon existing state law, and not SMMEA.

     SMMEA also amended the legal investment authority of federally-chartered depository institutions as follows: federal savings and loan associations and federal savings banks may invest in, sell or otherwise deal in "mortgage related securities" without limitation as to the percentage of their assets represented thereby, federal credit unions may invest in those securities, and national banks may purchase those securities for their own account without regard to the limitations generally applicable to investment securities set forth in 12 U.S.C.
Section 24 (Seventh), subject in each case to such regulations as the applicable federal regulatory authority may prescribe. In this connection, the Office of the Comptroller of the Currency (the "OCC") has amended 12 C.F.R. Part 1 to authorize national banks to purchase and sell for their own account, without limitation as to a percentage of the bank's capital and surplus (but subject to compliance with certain general standards in 12 C.F.R. Section 1.5 concerning
"safety and soundness" and retention of credit information) certain "Type IV securities," defined in 12 C.F.R. Section 1.2(m) to include certain "residential mortgage-related securities." As so defined, "residential mortgage-related security" means, in relevant part, "mortgage related security" within the meaning of SMMEA. The National Credit Union Administration ("NCUA") has adopted rules, codified at 12 C.F.R. Part 703 which permit federal credit unions to invest in "mortgage related securities," other than stripped mortgage related securities (unless the credit union complies with the requirements of 12 C.F.R
Section 703.16(e) for investing in those securities) and residual interests in mortgage related securities, subject to compliance with general rules governing investment policies and practices; however, credit unions approved for the
NCUA's "investment pilot program" under 12 C.F.R. Section 703.19 may be able to invest in those prohibited forms of securities. The OTS has issued Thrift
Bulletin 13a (December 1, 1998), "Management of Interest Rate Risk, Investment
Securities, and Derivative Activities" and Thrift Bulletin 73a (December 18,
2001), "Investing in Complex Securities," which thrift institutions subject to the jurisdiction of the OTS should consider before investing in any
Certificates.

     All depository institutions considering an investment in the Certificates should review the "Supervisory Policy Statement on Investment Securities and
End-User Derivatives Activities" (the "1998 POLICY STATEMENT") of the Federal
Financial Institutions Examination Council ("FFIEC"), which has been adopted by the Board of Governors of the Federal Reserve System, the Federal Deposit
Insurance Corporation, the OCC and the OTS, effective May 26, 1998, and by the
NCUA, effective October 1, 1998. The 1998 Policy Statement sets forth general guidelines which depository institutions must follow in managing risks
(including market, credit, liquidity, operational (transaction), and legal risks) applicable to all securities (including mortgage pass-through securities and mortgage-derivative products) used for investment purposes.

                                      108

     Institutions whose investment activities are subject to regulation by federal or state authorities should review rules, policies and guidelines adopted from time to time by those authorities before purchasing any of the
Certificates, as certain Classes may be deemed unsuitable investments, or may otherwise be restricted, under those rules, policies or guidelines (in certain instances irrespective of SMMEA).

     The foregoing does not take into consideration the applicability of statutes, rules, regulations, orders, guidelines or agreements generally governing investments made by a particular investor, including, but not limited to, "prudent investor" provisions, percentage-of-assets limits, provisions which may restrict or prohibit investment in securities which are not
"interest-bearing" or "income-paying," and, with regard to any Certificates issued in book-entry form, provisions which may restrict or prohibit investments in securities which are issued in book-entry form.

     Except as to the status of certain Classes of the Certificates as "mortgage related securities," no representations are made as to the proper characterization of the Certificates for legal investment purposes, financial institution regulatory purposes, or other purposes, or as to the ability of particular investors to purchase Certificates under applicable legal investment restrictions. The uncertainties described above (and any unfavorable future determinations concerning legal investment or financial institution regulatory characteristics of the Certificates) may adversely affect the liquidity of the
Certificates.

     Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements or review by regulatory authorities should consult with their own legal advisors in determining whether and to what extent the Certificates constitute legal investments or are subject to investment, capital or other restrictions and, if applicable, whether SMMEA has been overridden in any jurisdiction relevant to that investor.

                              PLAN OF DISTRIBUTION

     The Certificates are being offered hereby in Series through one or more of the methods described below. The applicable Prospectus Supplement for each
Series will describe the method of offering being utilized for that Series and will state the public offering or purchase price of each Class of Certificates of such Series, or the method by which such price is to be determined, and the net proceeds to the Depositor from such sale.

     The Certificates will be offered through the following methods from time to time and offerings may be made concurrently through more than one of these methods or an offering of a particular Series of Certificates may be made through a combination of two or more of these methods:

          1. By negotiated firm commitment underwriting and public re-offering by underwriters specified in the applicable Prospectus Supplement;

          2. By placements by the Depositor with investors through dealers; and

          3. By direct placements by the Depositor with investors.

     If underwriters are used in a sale of any Certificates, such Certificates will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale or at the time of commitment therefor. Firm commitment underwriting and public reoffering by underwriters may be done through underwriting syndicates or through one or more firms acting alone. The specific managing underwriter or underwriters, if any, with respect to the offer and sale of a particular Series of Certificates will be set forth on the cover of the Prospectus Supplement applicable to such Series and the members of the underwriting syndicate, if any, will be named in such Prospectus

                                      109

Supplement. The Prospectus Supplement will describe any discounts and commissions to be allowed or paid by the Depositor to the underwriters, any other items constituting underwriting compensation and any discounts and commissions to be allowed or paid to the dealers. The obligations of the underwriters will be subject to certain conditions precedent. The underwriters with respect to a sale of any Class of Certificates will be obligated to purchase all such Certificates if any are purchased. The Depositor, and, if specified in the applicable Prospectus Supplement, an affiliate of the
Depositor, will indemnify the applicable underwriters against certain civil liabilities, including liabilities under the Securities Act.

     Banc of America Securities LLC ("BANC OF AMERICA SECURITIES") is an
affiliate of the Depositor. This Prospectus may be used by Banc of America
Securities, to the extent required, in connection with market making transactions in Certificates. Banc of America Securities may act as a principal or agent in such transactions.

     The Prospectus Supplement with respect to any Series of Certificates offered other than through underwriters will contain information regarding the nature of such offering and any agreements to be entered into between the
Depositor and dealers and/or the Depositor and purchasers of Certificates of such Series.

     Purchasers of Certificates, including dealers, may, depending on the facts and circumstances of such purchases, be deemed to be "underwriters" within the meaning of the Securities Act in connection with reoffers and sales by them of
Certificates. Certificateholders should consult with their legal advisors in this regard prior to any such reoffer or sale.

     If specified in the Prospectus Supplement relating to a Series of
Certificates, the Depositor or any affiliate thereof may purchase some or all of one or more Classes of Certificates of such Series from the underwriter or underwriters at a price specified or described in such Prospectus Supplement.
Such purchaser may thereafter from time to time offer and sell, pursuant to this
Prospectus, some or all of such Certificates so purchased directly, through one or more underwriters to be designated at the time of the offering of such
Certificates or through dealers acting as agent and/or principal. Such offering may be restricted in the matter specified in such Prospectus Supplement. Such transactions may be effected at market prices prevailing at the time of sale, at negotiated prices or at fixed prices. The underwriters and dealers participating in such purchaser's offering of such Certificates may receive compensation in the form of underwriting discounts or commissions from such purchaser and such dealers may receive commissions from the investors purchasing such Certificates for whom they may act as agent (which discounts or commissions will not exceed those customary in those types of transactions involved). Any dealer that participates in the distribution of such Certificates may be deemed to be an
"underwriter" within the meaning of the Securities Act, and any commissions and discounts received by such dealer and any profit on the resale of such
Certificates by such dealer might be deemed to be underwriting discounts and commissions under the Securities Act.

                                 USE OF PROCEEDS

     The net proceeds from the sale of each Series of Certificates will be used by the Depositor for the purchase of the Mortgage Loans represented by the
Certificates of such Series.

                                  LEGAL MATTERS

     Certain legal matters, including the federal income tax consequences to
Certificateholders of an investment in the Certificates of a Series, will be passed upon for the Depositor by Cadwalader, Wickersham & Taft LLP, New York,
New York.

                                      110

                                     RATING

     It is a condition to the issuance of the Certificates of any Series offered pursuant to this Prospectus and a Prospectus Supplement that they be rated in one of the four highest categories by at least one Rating Agency.

     A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning Rating
Agency. Each securities rating should be evaluated independently of any other rating.

                          REPORTS TO CERTIFICATEHOLDERS

     The Trustee will prepare and forward to the Certificateholders of each
Series statements containing information with respect to principal and interest payments and the related Trust Estate, as described herein and in the applicable
Prospectus Supplement for such Series. No information contained in such reports will have been examined or reported upon by an independent public accountant.
See "The Pooling and Servicing Agreement--Reports to Certificateholders." In
addition, each Servicer for each Series will furnish to the Trustee an annual statement from a firm of independent public accountants with respect to the examination of certain documents and records relating to a random sample of mortgage loans serviced by such Servicer pursuant to the related Underlying
Servicing Agreement and/or other similar agreements. See "Servicing of the
Mortgage Loans--Evidence as to Compliance." Copies of the statements provided to the Trustee will be furnished to Certificateholders of each Series upon request addressed to the Trustee.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The SEC allows the Depositor to "incorporate by reference" information it files with the SEC, which means that the Depositor can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus.
Information that the Depositor files later with the SEC will automatically update the information in this Prospectus. In all cases, you should rely on the later information rather than on any different information included in this
Prospectus or the accompanying Prospectus Supplement. The Seller incorporates by reference any future annual, monthly and special SEC reports filed by or on behalf of the Trust until the termination of the offering of the related Series of Certificates offered hereby (including market making transactions by Banc of
America Securities, an affiliate of the Depositor and the Servicer, with respect to such Series of Certificates, unless such transactions are exempt from the registration provisions of the Securities Act).

     As a recipient of this Prospectus, you may request a copy of any document the Depositor incorporates by reference, except exhibits to the documents
(unless the exhibits are specifically incorporated by reference), at no cost, by writing or calling the Depositor at 201 North Tryon Street, Charlotte, North
Carolina 28255, Attention: Senior Vice President, telephone number (704)
387-8239.

                       WHERE YOU CAN FIND MORE INFORMATION

     The Depositor filed a registration statement relating to the Certificates with the Securities and Exchange Commission ("SEC" or the "COMMISSION"). This
Prospectus is part of the registration statement, but the registration statement includes additional information.

     Copies of the registration statement and any other materials the Depositor files with the Commission may be read and copied at the Commission's Public
Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. Information
concerning the operation of the Commission's Public Reference Room may be obtained by calling the Commission at (800)SEC-0330. The Commission also

                                      111

maintains a site on the World Wide Web at "http://www.sec.gov" at which you can view and download copies of reports, proxy and information statements and other information filed electronically through the Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system. The Depositor has filed the registration statement, including all exhibits, through the EDGAR system and therefore such materials should be available by logging onto the Commission's Web site. The
Commission maintains computer terminals providing access to the EDGAR system at each of the offices referred to above. Copies of any documents incorporated to this Prospectus by reference will be provided to each person to whom a
Prospectus is delivered upon written or oral request directed to Banc of America
Mortgage Securities, Inc., 201 North Tryon Street, Charlotte, North Carolina
28255, Attention: Senior Vice President, telephone number (704) 387-8239.

                                      112

--------------------------------------------------------------------------------
INDEX OF SIGNIFICANT DEFINITIONS
--------------------------------------------------------------------------------

                                   PROSPECTUS

1

A

Accelerated Processing Programs ..........................................    25
Accretion Directed Certificates ..........................................    36
Accrual Certificates .....................................................    33
Actuarial Mortgage Loan ..................................................    17
Additional Collateral ....................................................    21
Advances .................................................................    50
All-Ready Home ...........................................................    26
ALTA .....................................................................    25
Asset Conservation Act ...................................................    72

B

Balloon Loans ............................................................    20
Balloon Period ...........................................................    20
Banc of America Securities ...............................................   115
Bank of America ..........................................................    21
Bankruptcy Code ..........................................................    67
Bankruptcy Loss ..........................................................    35
Bankruptcy Loss Amount ...................................................    35
Beneficial Owner .........................................................    30
Benefit Plans ............................................................   107
Book-Entry Certificates ..................................................     9
Buy-Down Fund ............................................................    20
Buy-Down Loans ...........................................................    20

C

Cash Flow Agreement ......................................................    15
Cede .....................................................................    30
CERCLA ...................................................................    71
Certificate Account ......................................................    46
Certificateholders .......................................................    29
Certificates .............................................................     6
Class ....................................................................     7
Cleanup Costs ............................................................    71
Closing Date .............................................................    28
Code .....................................................................     9
Commission ...............................................................   116
Companion Certificates ...................................................    36
Component ................................................................    36
Component Certificates ...................................................    36
Cooperatives .............................................................    16
Counterparty .............................................................    15
Credit Scores ............................................................    25
Cut-Off Date .............................................................     8

D

Deferred Interest ........................................................    19
Definitive Certificates ..................................................    29
Department ...............................................................   109
Depositor ................................................................    21
Depository ...............................................................    46
Disqualified Organization ................................................    91
Distribution Date ........................................................     8
DTC ......................................................................     9
DTC Participants .........................................................    30
Due Date .................................................................    18
Due-on-sale ..............................................................    73

E

EDGAR ....................................................................   117
electing large partnership ...............................................    92
Eligible Custodial Account ...............................................    47
Eligible Investments .....................................................    48
ERISA ....................................................................   107
ERISA Plans ..............................................................   107
Escrow Account ...........................................................    51
Excess Bankruptcy Losses .................................................    35
Excess Fraud Losses ......................................................    35
Excess Special Hazard Losses .............................................    35
Exempt Plans .............................................................   107

F

FDIC .....................................................................    47
FFIEC ....................................................................   113
FHLBB ....................................................................    73
FHLMC ....................................................................    45
Fitch ....................................................................   109
Fixed Rate Certificates ..................................................    39
Fixed Retained Yield .....................................................    33
Floating Rate Certificates ...............................................    39
FNMA .....................................................................    45
Foreclosure Profits ......................................................    33
foreign persons ..........................................................   107
Fraud Loss ...............................................................    35
Fraud Loss Amount ........................................................    35

G

Garn Act .................................................................    73
Graduated Pay Mortgage Loans .............................................    19
Growing Equity Mortgage Loans ............................................    19

H

HOPA .....................................................................    70

                                       113

I

Indirect DTC Participants ................................................    30
Insolvency Laws ..........................................................    14
Interest Only Certificates ...............................................    39
Inverse Floating Rate Certificates .......................................    39
IRA ......................................................................   107

L

Limited or Reduced Documentation Guidelines ..............................    22
Liquidation Proceeds .....................................................    47
Loan-to-Value Ratio ......................................................    23
Lockout Certificates .....................................................    36

M

Mark to Market Regulations ...............................................    95
Master Servicer ..........................................................     6
Master Servicer Custodial Account ........................................    47
Master Servicing Fee .....................................................    33
MERS .....................................................................    58
Moody's ..................................................................   109
Mortgage Interest Rate ...................................................    33
Mortgage Loans ...........................................................    16
Mortgage Notes ...........................................................    16
Mortgaged Properties .....................................................    16
Mortgages ................................................................    16
Mortgage Score ...........................................................    25

N

NCUA .....................................................................   113
Net 5 Loans ..............................................................    19
Net Mortgage Interest Rate ...............................................    33
Non-ERISA Plans ..........................................................   107
Non-Pro Rata Certificate .................................................    80
Non-SMMEA Certificate ....................................................   112
Non-U.S. Person ..........................................................    97
No Ratio Loan Program ....................................................    27
Note Margin ..............................................................    18
Notional Amount Certificates .............................................    36

O

OCC ......................................................................   113
OID Regulations ..........................................................    80
Original issue discount ..................................................    80
Other Advances ...........................................................    49
OTS ......................................................................    73

P

PAC Certificates .........................................................    37
PAC I Certificates .......................................................    37
PAC II Certificates ......................................................    37
Partial Liquidation Proceeds .............................................    32
Pass-Through Certificates ................................................    37
Pass-Through Entity ......................................................    92
Pass-Through Rate ........................................................     7
Paying Agent .............................................................    49
PCBs .....................................................................    71
Percentage Interest ......................................................    32
Periodic Advances ........................................................     9
Planned Amortization Certificates ........................................    37
Pledged Asset Mortgage Loans .............................................    21
PMI ......................................................................    70
Pool Distribution Amount .................................................    32
Pooling and Servicing Agreement ..........................................    28
Prepayment Assumption ....................................................    81
Principal Only Certificates ..............................................    39
Product Guides ...........................................................    24
PTE 83-1 .................................................................   111

R

Rate Reduction Refinance .................................................    26
Rating Agency ............................................................    10
Ratio Strip Certificates .................................................    37
RCRA .....................................................................    72
Record Date ..............................................................     8
Regular Certificateholder ................................................    79
Regular Certificates .....................................................    29
Regulations ..............................................................   109
Relief Act ...............................................................    70
REMIC ....................................................................    77
REMIC Certificates .......................................................    77
REMIC Pool ...............................................................    77
REMIC Regulations ........................................................    76
Remittance Date ..........................................................    47
Removed Mortgage Loan ....................................................    59
Reserve Fund .............................................................    40
Residual Certificates ....................................................    29
Residual Holders .........................................................    87
Restricted Group .........................................................   110
Rules ....................................................................    30

S

S&P ......................................................................   109
Sale Agreement ...........................................................    57
Scheduled Amortization Certificates ......................................    37
Scheduled Principal Balance ..............................................    59
SEC ......................................................................   116
Securities Act ...........................................................   110
Seller ...................................................................    16
Senior Certificates ......................................................    38
Sequential Pay Certificates ..............................................    38
Series ...................................................................     6
Servicer .................................................................     6
Servicer Custodial Account ...............................................    47
Servicing Fee ............................................................    33
Simple Interest Mortgage Loan ............................................    17
SMMEA ....................................................................   112
Special Hazard Loss ......................................................    35

                                       114

Special Hazard Loss Amount ...............................................    35
Standard Hazard Insurance Policy .........................................    53
Startup Day ..............................................................    78
Stated Income Program ....................................................    26
Step Coupon Certificates .................................................    39
Stripped Certificateholder ...............................................   105
Stripped Certificates ....................................................   103
Subordinated Certificates ................................................    38
Subsidy Account ..........................................................    19
Subsidy Loans ............................................................    19
Subsidy Payments .........................................................    19
Superliens ...............................................................    71
Super Senior Certificates ................................................    38
Super Senior Support Certificates ........................................    38
Support Certificates .....................................................    36

T

TAC Certificates .........................................................    38
Targeted Amortization Certificates .......................................    38
Texas Home Equity Laws ...................................................    70
Tiered Payment Mortgage Loans ............................................    19
TILA Amendment ...........................................................    69
Title V ..................................................................    74
Treasury Regulations .....................................................    58
Trust ....................................................................     6
Trust Estate .............................................................     6
Trustee ..................................................................    63
Trustee Fee ..............................................................    33

U

UCC ......................................................................    66
Underlying Servicing Agreement ...........................................     6
Underwriter's Exemption ..................................................   109
U.S. Person ..............................................................    94
UST ......................................................................    72

V

Variable Rate Certificates ...............................................    39
Voting Interests .........................................................    61

W

                                       115

                           [BANK OF AMERICA LOGO] (TM)

                    BANC OF AMERICA MORTGAGE SECURITIES, INC.
                                    Depositor

                              BANK OF AMERICA, N.A.
                               Seller and Servicer

                                  $637,126,399

                                  (Approximate)

                              MORTGAGE PASS-THROUGH
                          CERTIFICATES, SERIES 2004-11

                                   ----------

                              PROSPECTUS SUPPLEMENT

                                   ----------

You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. No one has been authorized to provide you with different information.

The Offered Certificates are not being offered in any state where the offer is not permitted.

The Depositor does not claim the accuracy of the information in this Prospectus
Supplement and the accompanying Prospectus as of any date other than the dates stated on their respective covers.

Dealers will deliver a Prospectus Supplement and Prospectus when acting as underwriters of the Offered Certificates and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the Offered
Certificates will deliver a Prospectus Supplement and Prospectus until ninety days following the date of this Prospectus Supplement.

                         BANC OF AMERICA SECURITIES LLC

                                December 22, 2004

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED NOVEMBER 22, 2004)

                           [BANK OF AMERICA LOGO](TM)

                    BANC OF AMERICA MORTGAGE SECURITIES, INC.
                                    DEPOSITOR
                              BANK OF AMERICA, N.A.
                               SELLER AND SERVICER
                                  $323,229,276
                                  (APPROXIMATE)

                MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2005-1
       PRINCIPAL AND INTEREST PAYABLE MONTHLY, COMMENCING IN FEBRUARY 2005

YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE S-16 OF THIS
PROSPECTUS SUPPLEMENT.

Neither the Offered Certificates nor the underlying mortgage loans are insured or guaranteed by any governmental agency or instrumentality.

The Offered Certificates will represent interests in the Trust only and will not represent interests in or obligations of Banc of America Mortgage Securities,
Inc. or any other entity.

This prospectus supplement may be used to offer and sell the Offered
Certificates only if accompanied by the prospectus.

THE TRUST WILL ISSUE--

o    Two groups consisting of thirty-one classes of Senior Certificates.

o    Two groups consisting of twelve classes of Class B Certificates. Each group of Class B Certificates is subordinated to, and provides credit enhancement for, the corresponding group of Senior Certificates described herein. Each class of Class B Certificates is also subordinated to each class of Class B
     Certificates within its group, if any, with a lower number.

The classes of Offered Certificates are listed under the heading "Offered
Certificates" in the table beginning on page S-4.

THE YIELD TO MATURITY OF THE INTEREST ONLY CERTIFICATES AND THE PRINCIPAL ONLY
CERTIFICATES WILL BE PARTICULARLY SENSITIVE TO THE RATE OF PRINCIPAL PAYMENTS ON
CERTAIN MORTGAGE LOANS, AS MORE FULLY DESCRIBED IN THIS PROSPECTUS SUPPLEMENT.
IF YOU ARE PURCHASING THE PRINCIPAL ONLY CERTIFICATES YOU SHOULD CONSIDER THE
RISK THAT A SLOWER THAN ANTICIPATED RATE OF PRINCIPAL PAYMENTS ON THE APPLICABLE
MORTGAGE LOANS MAY RESULT IN AN ACTUAL YIELD THAT IS LOWER THAN YOUR EXPECTED
YIELD. IF YOU ARE PURCHASING THE INTEREST ONLY CERTIFICATES YOU SHOULD CONSIDER
THE RISK THAT A FASTER THAN ANTICIPATED RATE OF PRINCIPAL PAYMENTS ON THE
APPLICABLE MORTGAGE LOANS MAY RESULT IN AN ACTUAL YIELD THAT IS LOWER THAN YOUR
EXPECTED YIELD AND COULD RESULT IN A LOSS OF ALL OR PART OF YOUR INITIAL
INVESTMENT.

THE ASSETS OF THE TRUST WILL INCLUDE--

o    Two loan groups of fully amortizing, one- to four-family, residential first mortgage loans, substantially all of which have original terms to stated
     maturity of approximately 10 to 30 years.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED THE OFFERED CERTIFICATES OR DETERMINED THAT THIS
PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IS ACCURATE OR COMPLETE. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Offered Certificates will be offered by Banc of America Securities LLC, as underwriter, at varying prices to be determined at the time of sale to investors. The Offered Certificates are expected to be issued on or about
January 27, 2005. Total proceeds to the Depositor for the Offered Certificates will be approximately 101.026% of the initial principal balance of the Offered
Certificates, before deducting expenses payable by the Depositor.

                         BANC OF AMERICA SECURITIES LLC

                                January 26, 2005

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Important Notice About Information Presented in this Prospectus
    Supplement and the Prospectus                                            S-3
Summary of Terms                                                             S-6
Risk Factors                                                                S-16
   The Rate of Principal Payments on the Mortgage Loans Will Affect the
      Yield on the Offered Certificates                                     S-16
   There is a Risk that Interest Payments on the Mortgage Loans
      May be Insufficient to Pay Interest on Your Certificates              S-17
   Certificates May Not Be Appropriate
      For Individual Investors                                              S-18
   Subordination of Super Senior Support and Class B
      Certificates Increases Risk of Loss                                   S-18
   Limited Source of Payments -- No Recourse to Depositor, Seller,
      Servicer or Trustee                                                   S-19
      Limited Liquidity                                                     S-19
   Geographic Concentration May Increase Risk of Loss Due to
      Adverse Economic Conditions or Natural Disasters                      S-20
   Rights of Beneficial Owners May Be Limited by Book-Entry System          S-20
   Tax Consequences of the Residual Certificates                            S-20
   United States Military Operations May Increase Risk of Relief Act
      Shortfalls                                                            S-21
The Mortgage Pool                                                           S-22
   Group 1 Mortgage Loan Data                                               S-24
   Group 2 Mortgage Loan Data                                               S-29
Bank of America, N.A.                                                       S-34
Servicing of Mortgage Loans                                                 S-34
   Foreclosure and Delinquency Experience of Bank of America                S-34
The Pooling and Servicing Agreement                                         S-34
   Assignment of Mortgage Loans                                             S-35
   Repurchases of Mortgage Loans                                            S-35
   Optional Repurchases of Certain Mortgage Loans                           S-36
   Payments on Mortgage Loans;
      Accounts                                                              S-36
   Compensation and Payment of Expenses of the Servicer and the Trustee     S-36
   Compensating Interest                                                    S-37
   Advances                                                                 S-38
   Optional Termination                                                     S-38
   Special Servicing Agreements                                             S-39
   The Trustee                                                              S-39
   Voting Rights                                                            S-39
Description of the Certificates                                             S-40
   Denominations and Form                                                   S-40
   Book-Entry Certificates                                                  S-41
   Distributions                                                            S-45
   Pool Distribution Amount                                                 S-45
   Priority of Distributions                                                S-46
   Interest                                                                 S-46
   LIBOR                                                                    S-49
   Principal                                                                S-50
   Allocation of Losses                                                     S-60
   Restrictions on Transfer of the Class 1-A-R and Class 1-A-LR
      Certificates                                                          S-63
Prepayment and Yield Considerations                                         S-66
   Prepayment Considerations and Risks                                      S-66
   Assumptions Relating to Tables                                           S-69
   Weighted Average Lives of the Offered Certificates                       S-70
   Yield on the Inverse Floating Rate Certificates                          S-88
   Yield on the Class 1-A-19 and
      Class 1-A-20 Certificates                                             S-89
   Yield on the Class 15-IO and Class 30-IO Certificates                    S-91
   Yield on the Class 30-PO and Class 15-PO Certificates                    S-92
   Yield on the Class 1-A-R and Class 1-A-LR Certificates                   S-93
   Yield on the Subordinate Certificates                                    S-94
   Yield Considerations with Respect to the Class 30-B-2,
      Class 30-B-3, Class 15-B-2 and Class 15-B-3 Certificates              S-94
Use of Proceeds                                                             S-98
Federal Income Tax Consequences                                             S-98
   Regular Certificates                                                     S-98
   Residual Certificates                                                    S-99
   Backup Withholding and Reporting Requirements                            S-99
State Taxes                                                                S-100
ERISA Considerations                                                       S-100
Method of Distribution                                                     S-101
Legal Matters                                                              S-101
Certificate Ratings                                                        S-102
Index of Significant Prospectus Supplement Definitions                     S-103
Appendix A--Principal Balance Schedules                                      A-1
Appendix B--Global Clearance, Settlement and Tax Documentation Procedures    B-1

                                      S-2

                  IMPORTANT NOTICE ABOUT INFORMATION PRESENTED
                IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS

     The Offered Certificates are described in two separate documents that progressively provide more detail: (i) the accompanying Prospectus, which provides general information, some of which may not apply to a particular series of Certificates such as your Certificates; and (ii) this Prospectus Supplement, which describes the specific terms of your Certificates and may differ from information in the Prospectus.

     IF THE DESCRIPTION OF THE TERMS OF YOUR CERTIFICATES VARIES BETWEEN THIS
PROSPECTUS SUPPLEMENT AND THE PROSPECTUS, YOU SHOULD RELY ON THE INFORMATION IN
THIS PROSPECTUS SUPPLEMENT.

     Cross-references are included in this Prospectus Supplement and the
Prospectus to captions in these materials where you can find additional information. The foregoing Table of Contents and the Table of Contents in the
Prospectus provide the locations of these captions.

     The Index of Significant Prospectus Supplement Definitions beginning on page S-103 of this Prospectus Supplement and the Index of Significant
Definitions beginning on page 118 of the Prospectus direct you to the locations of the definitions of capitalized terms used in each of the documents. Any capitalized terms that are not defined in this Prospectus Supplement and that do not have obvious meanings are defined in the Prospectus.

     Banc of America Mortgage Securities, Inc.'s principal offices are located at 201 North Tryon Street, Charlotte, North Carolina 28255 and its phone number is (704) 387-8239.

                                   ----------

     This Prospectus Supplement and the accompanying Prospectus contain forward-looking statements within the meaning of Section 27A of the Securities
Act of 1933, as amended. Specifically, forward-looking statements, together with related qualifying language and assumptions, are found in the material
(including tables) under the headings "Risk Factors" and "Prepayment and Yield
Considerations." Forward-looking statements are also found in other places throughout this Prospectus Supplement and the Prospectus, and may be identified by, among other things, accompanying language such as "expects," "intends,"
"anticipates," "estimates" or analogous expressions, or by qualifying language or assumptions. These statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results or performance to differ materially from the forward-looking statements. These risks, uncertainties and other factors include, among others, general economic and business conditions, competition, changes in political, social and economic conditions, regulatory initiatives and compliance with governmental regulations, customer preference and various other matters, many of which are beyond the
Depositor's control. These forward-looking statements speak only as of the date of this Prospectus Supplement. The Depositor expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements to reflect changes in the Depositor's expectations with regard to those statements or any change in events, conditions or circumstances on which any forward-looking statement is based.

                                      S-3

                         THE SERIES 2005-1 CERTIFICATES



                                                                                                                       INITIAL
                                                                                                                      RATING OF
                                                                                                                   CERTIFICATES(3)
                           INITIAL CLASS   PASS-THROUGH                                                            ---------------
CLASS                       BALANCE (1)        RATE                PRINCIPAL TYPES(2)        INTEREST TYPES(2)     FITCH   MOODY'S
------------------------   -------------   ------------   ------------------------------   ---------------------   -----   -------

OFFERED CERTIFICATES
Class 1-A-1                $ 6,774,000       5.500%       Senior, Companion                Fixed Rate                AAA       Aaa
Class 1-A-2                $ 2,384,000       5.500%       Senior, Companion                Fixed Rate                AAA       Aaa
Class 1-A-3                $ 4,592,000       5.500%       Senior, Companion                Fixed Rate                AAA       Aaa
Class 1-A-4                $   890,000       5.500%       Senior, Companion                Fixed Rate                AAA       Aaa
Class 1-A-5                $ 2,000,000       5.500%       Senior, Companion                Fixed Rate                AAA       Aaa
Class 1-A-6                $ 2,000,000       5.500%       Senior, Companion                Fixed Rate                AAA       Aaa
Class 1-A-7                $ 5,850,000            (4)     Senior, Companion                Floating Rate             AAA       Aaa
Class 1-A-8                $ 3,510,000            (5)     Senior, Companion                Inverse Floating Rate     AAA       Aaa
Class 1-A-9                $13,029,133            (6)     Senior, Accretion Directed,      Floating Rate             AAA       Aaa
                                                          Targeted Amortization
Class 1-A-10               $ 3,272,090            (7)     Senior, Accretion Directed,      Inverse Floating Rate     AAA       Aaa
                                                          Targeted Amortization
Class 1-A-11               $ 1,465,777            (8)     Senior, Accretion Directed,      Inverse Floating Rate     AAA       Aaa
                                                          Targeted Amortization
Class 1-A-12               $ 4,233,000       5.500%       Senior, Companion                Accrual, Fixed Rate       AAA       Aaa
Class 1-A-13               $65,604,000       4.750%       Senior, Planned                  Fixed Rate                AAA       Aaa
                                                          Amortization
Class 1-A-14               $10,332,000       5.250%       Senior, Planned                  Fixed Rate                AAA       Aaa
                                                          Amortization
Class 1-A-15               $13,948,000       5.500%       Super Senior, Planned            Fixed Rate                AAA       Aaa
                                                          Amortization
Class 1-A-16               $ 4,229,000       5.500%       Super Senior, Planned            Fixed Rate                AAA       Aaa
                                                          Amortization
Class 1-A-17               $   504,000       5.500%       Super Senior Support, Planned    Fixed Rate                AAA       Aa1
                                                          Amortization
Class 1-A-18               $ 4,467,000       5.250%       Senior, Sequential Pay           Fixed Rate                AAA       Aaa
Class 1-A-19                          (9)    5.250%       Senior, Notional Amount          Fixed Rate, Interest      AAA       Aaa
                                                                                           Only
Class 1-A-20                          (9)    5.500%       Senior, Notional Amount          Fixed Rate, Interest      AAA       Aaa
                                                                                           Only
Class 1-A-21               $10,000,000       5.250%       Senior, Lockout                  Fixed Rate                AAA       Aaa
Class 1-A-22               $70,177,000       5.250%       Senior, Sequential Pay           Fixed Rate                AAA       Aaa
Class 1-A-23               $ 4,467,000       5.250%       Senior, Sequential Pay           Fixed Rate                AAA       Aaa
Class 1-A-24               $ 4,467,000       5.250%       Senior, Sequential Pay           Fixed Rate                AAA       Aaa
Class 1-A-R                $        50       5.500%       Senior, Sequential Pay           Fixed Rate                AAA      None
Class 1-A-LR               $        50       5.500%       Senior, Sequential Pay           Fixed Rate                AAA      None
Class 30-IO                           (9)    5.500%       Senior, Notional Amount          Fixed Rate, Interest      AAA       Aaa
                                                                                           Only
Class 30-PO                $ 1,829,524            (10)    Senior, Ratio Strip              Principal Only            AAA       Aaa
Class 2-A-1                $76,143,000       5.000%       Senior, Pass-Through             Fixed Rate                AAA       Aaa
Class 15-IO                           (9)    5.000%       Senior, Notional Amount          Fixed Rate, Interest      AAA       Aaa
                                                                                           Only
Class 15-PO                $   580,652            (10)    Senior, Ratio Strip              Principal Only            AAA       Aaa
Class 30-B-1               $ 3,454,000       5.500%       Subordinated                     Fixed Rate                 AA      None
Class 30-B-2               $ 1,233,000       5.500%       Subordinated                     Fixed Rate                  A      None
Class 30-B-3               $   740,000       5.500%       Subordinated                     Fixed Rate                BBB      None
Class 15-B-1               $   507,000       5.000%       Subordinated                     Fixed Rate                 AA       Aa2
Class 15-B-2               $   351,000       5.000%       Subordinated                     Fixed Rate                  A        A2
Class 15-B-3               $   196,000       5.000%       Subordinated                     Fixed Rate               None      Baa2

NON-OFFERED CERTIFICATES
Class 30-B-4               $   494,000       5.500%       Subordinated                     Fixed Rate                 BB      None
Class 30-B-5               $   370,000       5.500%       Subordinated                     Fixed Rate                  B      None
Class 30-B-6               $   370,076       5.500%       Subordinated                     Fixed Rate               None      None
Class 15-B-4               $    78,000       5.000%       Subordinated                     Fixed Rate                 BB       Ba2
Class 15-B-5               $    78,000       5.000%       Subordinated                     Fixed Rate                  B        B2
Class 15-B-6               $   117,234       5.000%       Subordinated                     Fixed Rate               None      None


                                      S-4

----------
(1)  Approximate. The initial class balance of the Offered Certificates may vary by a total of plus or minus 5%.

(2)  See "Description of the Certificates -- Categories of Classes of
     Certificates" in the Prospectus for a description of these principal and interest types and see "Description of the Certificates -- Priority of
     Distributions" and "-- Allocation of Losses" in this Prospectus Supplement for a description of the effects of subordination.

(3)  See "Certificate Ratings" in this Prospectus Supplement.

(4)  During the initial Regular Interest Accrual Period, interest will accrue on the Class 1-A-7 Certificates at the rate of 3.700% per annum. During each
     Regular Interest Accrual Period thereafter, interest will accrue on the
     Class 1-A-7 Certificates at a per annum rate equal to (i) 1.300% plus (ii)
     the arithmetic mean of the London interbank offered rate quotations for one-month U.S. dollar deposits ("LIBOR") determined monthly as set forth in this Prospectus Supplement, subject to a minimum rate of 1.300% and a maximum rate of 7.000%. See "Description of the Certificates--Interest" in
     this Prospectus Supplement.

(5)  During the initial Regular Interest Accrual Period, interest will accrue on the Class 1-A-8 Certificates at the rate of 8.49999999% per annum. During each Regular Interest Accrual Period thereafter, interest will accrue on the Class 1-A-8 Certificates at a per annum rate equal to (i) 12.500% minus
     (ii) the product of 1.66666667 and LIBOR determined monthly as set forth in this Prospectus Supplement, subject to a minimum rate of 3.000% and a maximum rate of 12.500%. See "Description of the Certificates--Interest" in
     this Prospectus Supplement.

(6)  During the initial LIBOR Based Interest Accrual Period, interest will accrue on the Class 1-A-9 Certificates at the rate of 3.010% per annum.
     During each LIBOR Based Interest Accrual Period thereafter, interest will accrue on the Class 1-A-9 Certificates at a per annum rate equal to (i)
     0.600% plus (ii) LIBOR determined monthly as set forth in this Prospectus
     Supplement, subject to a minimum rate of 0.600% and a maximum rate of
     7.500%. See "Description of the Certificates--Interest" in this Prospectus
     Supplement.

(7)  During the initial LIBOR Based Interest Accrual Period, interest will accrue on the Class 1-A-10 Certificates at the rate of 14.29501974% per annum. During each LIBOR Based Interest Accrual Period thereafter, interest will accrue on the Class 1-A-10 Certificates at a per annum rate equal to
     (i) 23.89139790% minus (ii) the product of 3.98189965 and LIBOR determined monthly as set forth in this Prospectus Supplement, subject to a minimum rate of 0.000% and a maximum rate of 23.89139790%. See "Description of the
     Certificates--Interest" in this Prospectus Supplement.

(8)  During the initial LIBOR Based Interest Accrual Period, interest will accrue on the Class 1-A-11 Certificates at the rate of 8.000% per annum.
     During each LIBOR Based Interest Accrual Period thereafter, interest will accrue on the Class 1-A-11 Certificates at a per annum rate equal to (i)
     61.33332268% minus (ii) the product of 8.88888711 and LIBOR determined monthly as set forth in this Prospectus Supplement, subject to a minimum rate of 0.000% and a maximum rate of 8.000%. See "Description of the
     Certificates--Interest" in this Prospectus Supplement.

(9)  The Class 1-A-19, Class 1-A-20, Class 30-IO and Class 15-IO Certificates
     are Interest Only Certificates, have no class balance and will bear interest on their notional amounts (initially approximately $9,864,000,
     $4,253,545, $4,256,043 and $1,561,667, respectively) as described in the
     Prospectus Supplement under "Description of the Certificates--Interest."

(10) The Class 30-PO and Class 15-PO Certificates are Principal Only
     Certificates and will not be entitled to distributions in respect of interest.

                                      S-5

                                SUMMARY OF TERMS

     This summary highlights selected information from this Prospectus
Supplement. It does not contain all of the information that you need to consider in making your investment decision. To understand the terms of the Offered
Certificates, you should read this entire Prospectus Supplement and the
Prospectus carefully.

TITLE OF SERIES:     Banc of America Mortgage Securities, Inc., Mortgage
                     Pass-Through Certificates, Series 2005-1 (the
                     "CERTIFICATES")
DEPOSITOR:           Banc of America Mortgage Securities, Inc.
ISSUER:              Banc of America Mortgage Trust 2005-1 (the "TRUST")
SELLER:              Bank of America, N.A.

SERVICER:               Bank of America, N.A.
TRUSTEE:                Wells Fargo Bank, N.A.
DISTRIBUTION DATE:      The 25th day of each month
                        (or, if not a business day, the
                        next business day) beginning
                        February 25, 2005
CLOSING DATE:           On or about January 27, 2005
CUT-OFF DATE:           January 1, 2005
RECORD DATE:            The last business day of the month preceding a
                        Distribution Date

                                   ----------

THE CERTIFICATES

     The Certificates will be issued pursuant to a Pooling and Servicing
Agreement, to be dated the Closing Date (the "POOLING AGREEMENT"), among the
Depositor, the Servicer and the Trustee. A summary chart of the initial class balances, initial notional amounts, principal types, pass-through rates, interest types and ratings of the Certificates is set forth beginning on page
S-4.

     The Certificates represent all of the beneficial ownership interest in the Trust.

                   CLASSIFICATIONS OF CLASSES OF CERTIFICATES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Offered Certificates:            1-A-1, 1-A-2, 1-A-3, 1-A-4, 1-A-5, 1-A-6,
                                 1-A-7, 1-A-8, 1-A-9, 1-A-10, 1-A-11, 1-A-12,
                                 1-A-13, 1-A-14, 1-A-15, 1-A-16, 1-A-17, 1-A-18,
                                 1-A-19, 1-A-20, 1-A-21, 1-A-22, 1-A-23, 1-A-24,
                                 1-A-R, 1-A-LR, 30-IO, 30-PO, 2-A-1, 15-IO,
                                 15-PO, 30-B-1, 30-B-2, 30-B-3, 15-B-1, 15-B-2
                                 and 15-B-3
Non-Offered Certificates:        30-B-4, 30-B-5, 30-B-6, 15-B-4, 15-B-5
                                 and 15-B-6
Senior Certificates:             1-A-1, 1-A-2, 1-A-3, 1-A-4, 1-A-5, 1-A-6,
                                 1-A-7, 1-A-8, 1-A-9, 1-A-10, 1-A-11, 1-A-12,
                                 1-A-13, 1-A-14, 1-A-15, 1-A-16, 1-A-17, 1-A-18,
                                 1-A-19, 1-A-20, 1-A-21, 1-A-22, 1-A-23, 1-A-24,
                                 1-A-R, 1-A-LR, 30-IO, 30-PO, 2-A-1, 15-IO and
                                 15-PO
Subordinate Certificates:        30-B-1, 30-B-2, 30-B-3, 30-B-4, 30-B-5, 30-B-6,
                                 15-B-1, 15-B-2, 15-B-3, 15-B-4, 15-B-5 and
                                 15-B-6
Class A Certificates:            1-A-1, 1-A-2, 1-A-3, 1-A-4, 1-A-5, 1-A-6,
                                 1-A-7, 1-A-8, 1-A-9, 1-A-10, 1-A-11, 1-A-12,
                                 1-A-13, 1-A-14, 1-A-15, 1-A-16, 1-A-17, 1-A-18,
                                 1-A-19, 1-A-20, 1-A-21, 1-A-22, 1-A-23, 1-A-24,
                                 1-A-R, 1-A-LR and 2-A-1
Class B Certificates:            30-B-1, 30-B-2, 30-B-3, 30-B-4, 30-B-5, 30-B-6,
                                 15-B-1, 15-B-2, 15-B-3, 15-B-4, 15-B-5 and
                                 15-B-6
Group 1 Senior Certificates:     1-A-1, 1-A-2, 1-A-3, 1-A-4, 1-A-5, 1-A-6,
                                 1-A-7, 1-A-8, 1-A-9, 1-A-10, 1-A-11, 1-A-12,
                                 1-A-13, 1-A-14, 1-A-15, 1-A-16, 1-A-17, 1-A-18,
                                 1-A-19, 1-A-20, 1-A-21, 1-A-22, 1-A-23, 1-A-24,
                                 1-A-R, 1-A-LR, 30-IO and 30-PO
--------------------------------------------------------------------------------
Group 2 Senior Certificates:     2-A-1, 15-IO and 15-PO

                                      S-6

--------------------------------------------------------------------------------
Class 30-B Certificates:         30-B-1, 30-B-2, 30-B-3, 30-B-4, 30-B-5 and
                                 30-B-6
--------------------------------------------------------------------------------
Class 15-B Certificates:         15-B-1, 15-B-2, 15-B-3, 15-B-4, 15-B-5 and
                                 15-B-6
--------------------------------------------------------------------------------
Floating Rate Certificates:      1-A-7 and 1-A-9
--------------------------------------------------------------------------------
Inverse Floating Rate
   Certificates:                 1-A-8, 1-A-10 and 1-A-11
--------------------------------------------------------------------------------
Interest Only Certificates:      1-A-19, 1-A-20, 30-IO and 15-IO
--------------------------------------------------------------------------------
PAC Certificates:                1-A-13, 1-A-14, 1-A-15, 1-A-16 and 1-A-17
--------------------------------------------------------------------------------
TAC Certificates:                1-A-9, 1-A-10 and 1-A-11
--------------------------------------------------------------------------------
Companion Certificates:          1-A-1, 1-A-2, 1-A-3, 1-A-4, 1-A-5, 1-A-6,
                                 1-A-7, 1-A-8 and 1-A-12
--------------------------------------------------------------------------------
Principal Only Certificates:     30-PO and 15-PO
--------------------------------------------------------------------------------
Accrual Certificates:            1-A-12
--------------------------------------------------------------------------------
Accretion Directed
   Certificates:                 1-A-9, 1-A-10 and 1-A-11
--------------------------------------------------------------------------------
Lockout Certificates:            1-A-21
--------------------------------------------------------------------------------
Residual Certificates:           1-A-R and 1-A-LR
--------------------------------------------------------------------------------
Super Senior Certificates:       1-A-15 and 1-A-16
--------------------------------------------------------------------------------
Super Senior Support
   Certificates:                 1-A-17
--------------------------------------------------------------------------------

     The Certificates are divided into two groups (each, a "GROUP"). The Group 1
Senior Certificates and Class 30-B Certificates form "GROUP 1" and the Group 2
Senior Certificates and Class 15-B Certificates form "GROUP 2."

     The Certificates in Group 1 will represent interests solely in the Group 1
Mortgage Loans. The Certificates in Group 2 will represent interests solely in the Group 2 Mortgage Loans.

     The Class B Certificates of a Group are subordinated to the Senior
Certificates of such Group and the Class B Certificates of a Group with higher numerical designations are subordinated to the Class B Certificates of such
Group with lower numerical designations for distributions of principal and interest and for allocations of losses on the Mortgage Loans in the related Loan
Group.

     Only the Senior Certificates and the Class 30-B-1, Class 30-B-2, Class
30-B-3, Class 15-B-1, Class 15-B-2 and Class 15-B-3 Certificates are being offered by this Prospectus Supplement.

     The Class 30-B-4, Class 30-B-5, Class 30-B-6, Class 15-B-4, Class 15-B-5
and Class 15-B-6 Certificates are not offered by this Prospectus Supplement.

     Information provided with respect to the non-offered Certificates is included solely to aid your understanding of the Offered Certificates.

MORTGAGE POOL

     The "MORTGAGE POOL" will consist of two loan groups ("LOAN GROUP 1" and
"LOAN GROUP 2" and each a "LOAN GROUP"). The mortgage loans in each Loan Group consist of fixed- rate, conventional, fully-amortizing mortgage loans (the
"GROUP 1 MORTGAGE LOANS" and the "GROUP 2 MORTGAGE LOANS" and, collectively, the
"MORTGAGE LOANS") secured by first liens on one- to four-family properties. All of the Mortgage Loans were originated or acquired by Bank of America, N.A., which is an affiliate of the Depositor and Banc of America Securities LLC.

                                      S-7

     The Depositor expects the Mortgage Loans to have the following approximate characteristics:

            SELECTED GROUP 1 MORTGAGE LOAN DATA AS OF JANUARY 1, 2005

--------------------------------------------------------------------------------
                                         RANGE OR TOTAL         WEIGHTED AVERAGE
--------------------------------------------------------------------------------
Number of Group 1 Mortgage
   Loans                                      498                      --
--------------------------------------------------------------------------------
Aggregate Unpaid Principal
   Balance                              $246,685,700.83                --
--------------------------------------------------------------------------------
Unpaid Principal Balance         $358,574.70 to $1,398,572.64      $495,353(1)
--------------------------------------------------------------------------------
Interest Rate                          5.250% to 7.000%              5.812%
--------------------------------------------------------------------------------
Administrative Fee Rate                     0.2575%                    --
--------------------------------------------------------------------------------
Remaining Terms to Stated
   Maturity                            239 to 360 months           357 months
--------------------------------------------------------------------------------
Original Term                          240 to 360 months           358 months
--------------------------------------------------------------------------------
Number of Months Since
   Origination                           0 to 6 months               1 month
--------------------------------------------------------------------------------
Original Loan-to-Value Ratio           24.55% to 95.00%              68.69%
--------------------------------------------------------------------------------
Credit Scores                             626 to 842                   751
--------------------------------------------------------------------------------
Latest Maturity Date                    January 1, 2035                --
--------------------------------------------------------------------------------
Geographic Concentration of
   Mortgaged Properties in
   Excess of 5.00% of the
   Aggregate Unpaid Principal
   Balance
      California                            49.22%
      Florida                                6.82%
      Virginia                               6.72%
--------------------------------------------------------------------------------
Maximum Single Zip Code
   Concentration                             0.79%                     --
--------------------------------------------------------------------------------

(1)  The balance shown is the average unpaid principal balance of the Group 1
     Mortgage Loans.

            SELECTED GROUP 2 MORTGAGE LOAN DATA AS OF JANUARY 1, 2005

--------------------------------------------------------------------------------
                                        RANGE OR TOTAL          WEIGHTED AVERAGE
--------------------------------------------------------------------------------
Number of Group 2 Mortgage
   Loans                                      137                      --
--------------------------------------------------------------------------------
Aggregate Unpaid Principal
   Balance                              $78,050,886.80                 --
--------------------------------------------------------------------------------
Unpaid Principal Balance         $358,706.14 to $1,328,064.73      $569,715(1)
--------------------------------------------------------------------------------
Interest Rate                          4.750% to 6.375%              5.320%
--------------------------------------------------------------------------------
Administrative Fee Rate                     0.2575%                    --
--------------------------------------------------------------------------------
Remaining Terms to Stated
   Maturity                            118 to 180 months           178 months
--------------------------------------------------------------------------------
Original Term                          120 to 180 months           179 months
--------------------------------------------------------------------------------
Number of Months Since
   Origination                           0 to 3 months               1 month
--------------------------------------------------------------------------------
Original Loan-to-Value Ratio           21.98% to 84.41%              61.30%
--------------------------------------------------------------------------------
Credit Scores                             625 to 822                   746
--------------------------------------------------------------------------------
Latest Maturity Date                    January 1, 2020                --
--------------------------------------------------------------------------------
Geographic Concentration of
   Mortgaged Properties in
   Excess of 5.00% of the
   Aggregate Unpaid Principal
   Balance
      California                            43.73%
      Florida                               13.14%
      Illinois                               7.72%
--------------------------------------------------------------------------------
Maximum Single Zip Code
   Concentration                             3.22%                     --
--------------------------------------------------------------------------------

(1)  The balance shown is the average unpaid principal balance of the Group 2
     Mortgage Loans.

     The characteristics of the Loan Groups may change because:

     o    Prior to the issuance of the Certificates, the Depositor may remove
          Mortgage Loans from a Loan Group. The Depositor also may substitute new Mortgage Loans for Mortgage Loans in a Loan Group prior to the
          Closing Date.

     o    After the issuance of the Certificates, Mortgage Loans in a Loan Group may be removed from the Trust because of repurchases by the Depositor for breaches of representations or failure to deliver required documents. Under certain circumstances, the Depositor may instead make substitutions for defective Mortgage Loans.

                                      S-8

     These removals and/or substitutions may result in changes in the Loan Group characteristics shown above. These changes may affect the weighted average lives and yields to maturity of the related Offered Certificates.

     Additional information on the Mortgage Pool and each Loan Group appears under "The Mortgage Pool" in this Prospectus Supplement.

OPTIONAL TERMINATION

     At its option, the Depositor may, subject to certain conditions, purchase all remaining Mortgage Loans in the Trust and effect early retirement of the
Certificates on any Distribution Date on which the aggregate scheduled principal balance of the Mortgage Loans in the Trust is less than 10% of the initial aggregate scheduled principal balance of the Mortgage Loans in the Trust.

     See "The Pooling and Servicing Agreement-- Optional Termination" in this
Prospectus Supplement.

     IF THE DEPOSITOR EXERCISES ITS RIGHT TO REPURCHASE ALL OF THE MORTGAGE
LOANS, THE CERTIFICATES OUTSTANDING AT THAT TIME WILL BE RETIRED EARLIER THAN
WOULD OTHERWISE BE THE CASE.

     See "Prepayment and Yield Considerations" in this Prospectus Supplement.

PRIORITY OF DISTRIBUTIONS

     Distributions to each Group will be made on each Distribution Date from the
Pool Distribution Amount for the related Loan Group in the following order of priority:

     o    First, to the Trustee an amount in payment for its services for such
          Distribution Date;

     o    Second, to the classes of Senior Certificates of the related Group entitled to receive distributions of interest, to pay interest;

     o    Third, to the classes of Senior Certificates of the related Group entitled to receive distributions of principal, as set forth in this
          Prospectus Supplement under "Description of the Certificates --
          Principal," to pay principal;

     o    Fourth, to the Class 30-PO and Class 15-PO Certificates to pay any
          applicable PO Deferred Amounts, but only from amounts that would otherwise be distributable on such Distribution Date as principal of the related Subordinated Certificates;

     o    Fifth, subject to any payment of PO Deferred Amounts, to each class of
          Subordinate Certificates of a Group, first to pay interest and then to pay principal in the order of the numerical class designations, beginning with the Class 30-B-1 or Class 15-B-1 Certificates, as applicable; and

     o    Sixth, to the Class 1-A-R and Class 1-A-LR Certificates, any remaining amounts in the Upper-Tier REMIC and Lower-Tier REMIC, respectively.

     All of the distributions described above are subject to the limitations set forth in this Prospectus Supplement under "Description of the Certificates --
Interest" and "-- Principal."

     If you are purchasing Class 1-A-12 Certificates, you will not receive current interest distributions with respect to your Class 1-A-12 Certificates until the Accretion Termination Date. Prior to the Accretion

                                      S-9

Termination Date, interest which would otherwise be distributed on your Class
1-A-12 Certificates will be distributed instead as principal to the holders of certain Senior Certificates of the same Group as described under "Description of the Certificates -- Principal" in this Prospectus Supplement. Any interest not distributed on your Class 1-A-12 Certificates as described in this paragraph will be added to the class balance of your Class 1-A-12 Certificates. See
"Description of the Certificates -- Principal" in this Prospectus Supplement.

INTEREST DISTRIBUTIONS

     The amount of interest that will accrue on each interest bearing class of
Offered Certificates during each interest accrual period is equal to:

     o    one-twelfth of the pass-through rate for such class (as set forth or described in the table beginning on page S-4) multiplied by the class balance or notional amount of such class on the Distribution Date, minus

     o    the amount allocated to such class of certain interest shortfalls arising from the timing of prepayments on the related Mortgage Loans, interest rate limitations applicable to certain military or similar personnel and interest losses allocated to such class, as described under "The Pooling and Servicing Agreement -- Compensating Interest"
          and "Description of the Certificates -- Interest" in this Prospectus
          Supplement.

     The Class 30-PO and Class 15-PO Certificates are Principal Only
Certificates and are not entitled to distributions of interest.

     See "Description of the Certificates -- Distributions" and "-- Interest" in
this Prospectus Supplement.

PRINCIPAL DISTRIBUTIONS

     On each Distribution Date, principal distributions to the Certificates will be made in the order and priority described under "Description of the
Certificates -- Priority of Distributions" in this Prospectus Supplement.

     The Class 1-A-19, Class 1-A-20, Class 30-IO and Class 15-IO Certificates
are Interest Only Certificates and are not entitled to distributions of principal.

                                      S-10

CREDIT SUPPORT

     Credit support for the Offered Certificates of each Group is provided by subordination as follows:

                   SUBORDINATION OF CLASS 30-B CERTIFICATES(1)

                             ----------------------
               Priority of       Group 1 Senior
                 Payment     (Credit Support 2.70%)
                             ----------------------
                                  Class 30-B-1
                              (Class Support 1.30%)
                             ----------------------
                                  Class 30-B-2
                              (Class Support 0.80%)
                             ----------------------
                                  Class 30-B-3
                              (Class Support 0.50%)
                             ----------------------
                                  Class 30-B-4
                              (Class Support 0.30%)
                             ----------------------
                                  Class 30-B-5
                              (Class Support 0.15%)
                             ----------------------
                                  Class 30-B-6            Order of
                              (Class Support 0.00%)   Loss Allocation
                             ----------------------

                   SUBORDINATION OF CLASS 15-B CERTIFICATES(1)

                             ----------------------
               Priority of       Group 2 Senior
                 Payment     (Credit Support 1.70%)
                             ----------------------
                                  Class 15-B-1
                              (Class Support 1.05%)
                             ----------------------
                                  Class 15-B-2
                              (Class Support 0.60%)
                             ----------------------
                                  Class 15-B-3
                              (Class Support 0.35%)
                             ----------------------
                                  Class 15-B-4
                              (Class Support 0.25%)
                             ----------------------
                                  Class 15-B-5
                              (Class Support 0.15%)
                             ----------------------
                                  Class 15-B-6            Order of
                              (Class Support 0.00%)   Loss Allocation
                             ----------------------

----------
(1)  The credit support percentage set forth in this chart shows the initial balance of the classes of Class B Certificates subordinate to a class or classes as a percentage of the initial aggregate scheduled principal balance of the related Loan Group.

                                      S-11

     See "Description of the Certificates -- Priority of Distributions" and "--
Allocation of Losses" in this Prospectus Supplement.

     After the related Class B Certificates are no longer outstanding, any principal losses allocated to the Super Senior Certificates will be borne by the
Super Senior Support Certificates, for so long as the Super Senior Support
Certificates are outstanding.

Shifting Interest in Prepayments

     Additional credit enhancement is provided by the allocation of the applicable Non-PO Percentages of principal prepayments on the Mortgage Loans in a Loan Group to the Senior Certificates of the related Group (but not the Class
30-PO or Class 15-PO Certificates ) for the first five years and the disproportionately greater allocation of prepayments to such Senior Certificates over the following four years. The disproportionate allocation of the applicable
Non-PO Percentages of prepayments on the Mortgage Loans in a Loan Group will accelerate the amortization of those Senior Certificates relative to the amortization of the related Subordinate Certificates. As a result, the credit support percentage for the Senior Certificates of a Group should be maintained and may be increased during the first nine years.

     See "Description of the Certificates -- Principal" in this Prospectus
Supplement.

PREPAYMENT AND YIELD CONSIDERATIONS

     The yield to maturity on your Offered Certificates will be sensitive to the rate and timing of principal payments (which will be affected by prepayments, defaults and liquidations) on the applicable Mortgage Loans in the related Loan
Group or Loan Groups. As a result, your yield may fluctuate significantly.

     o    In general, if you purchased your Offered Certificate at a premium or if you purchased a Class 1-A-19, Class 1-A-20, Class 30-IO or Class
          15-IO Certificate (each of which has no principal balance) and principal distributions occur at a rate faster than you assumed, your actual yield to maturity will be lower than anticipated.

     o    Conversely, if you purchased your Offered Certificate at a discount, especially a Class 30-PO or Class 15-PO Certificate, and principal distributions occur at a rate slower than you assumed, your actual yield to maturity will be lower than anticipated.

     Because the Class 30-PO and Class 15-PO Certificates represent only the right to receive a portion of the principal received with respect to the
Mortgage Loans in the related Loan Group with Net Mortgage Interest Rates as of the Cut-off Date lower than 5.500% for Loan Group 1 and 5.000% for Loan Group 2
(the "DISCOUNT MORTGAGE LOANS"), the yield to maturity on the Class 30-PO and
Class 15-PO Certificates will be extremely sensitive to the rate and timing of principal prepayments on the Discount Mortgage Loans in the related Loan Group.

                                      S-12

     Because the interest accrued on each Distribution Date on the Class 30-IO and Class 15-IO Certificates will be based on the aggregate of the Stated
Principal Balances of the Mortgage Loans in the related Loan Group which are not
Discount Mortgage Loans (the "PREMIUM MORTGAGE LOANS") multiplied by a fraction, the numerator of which is equal to the weighted average of the Net Mortgage
Interest Rates of the Premium Mortgage Loans in the related Loan Group minus
5.500% for Loan Group 1 and 5.000% for Loan Group 2 and the denominator of which is equal to 5.500% for Loan Group 1 and 5.000% for Loan Group 2, the yield to maturity on the Class 30-IO and Class 15-IO Certificates will be extremely sensitive to the rate and timing of principal payments on the Premium Mortgage
Loans in the related Loan Group, particularly the Premium Mortgage Loans with higher mortgage interest rates.

     Because the Super Senior Support Certificates will bear principal losses allocated to the Super Senior Certificates, as well as their own shares of such losses, once the related Class B Certificates are no longer outstanding, the yield to maturity of the Super Senior Support Certificates will be more sensitive to the amount and timing of losses on the Mortgage Loans in the related Loan Group than the Super Senior Certificates. See "Description of the
Certificates -- Allocation of Losses" in this Prospectus Supplement.

     The yield to maturity on the Floating Rate Certificates will be sensitive to changes in the rate of LIBOR. The yield to maturity on the Inverse Floating
Rate Certificates will be extremely sensitive to changes in the rate of LIBOR and increases in LIBOR may result in a lower yield than you expected or a negative yield.

     The yield to maturity of the Class 30-B-1, Class 30-B-2, Class 30-B-3,
Class 15-B-1, Class 15-B-2 and Class 15-B-3 Certificates will be increasingly sensitive to the amounts and timing of losses on the Mortgage Loans in the related Loan Group due to the fact that, once the total balance of the more junior classes of Certificates in the Group has been reduced to zero, all losses on the related Loan Group will be allocated to the Class 30-B-3, Class 30-B-2 and Class 30-B-1 Certificates or the Class 15-B-3, Class 15-B-2 and Class 15-B-1
Certificates, as the case may be, in that order, until the balance of each class has been reduced to zero.

     Because the Mortgage Loans may be prepaid at any time, it is not possible to predict the rate at which you will receive distributions of principal. Since prevailing interest rates are subject to fluctuation, you may not be able to reinvest your distributions at yields equaling or exceeding the yields on the
Offered Certificates. Yields on any reinvestments may be lower, and could be significantly lower, than the yields on your Offered Certificates.

     See "Prepayment and Yield Considerations" in this Prospectus Supplement and in the Prospectus.

                                      S-13

                       WEIGHTED AVERAGE LIFE (IN YEARS)(1)

                                                PSA(2)
                                 ------------------------------------
CLASS                              0%     100%    300%    500%   800%
------------------------------   -----   -----   -----   -----   ----
1-A-1                            26.40   17.54    2.63    1.58   1.13
1-A-2                            28.71   24.50    5.55    2.57   1.81
1-A-3                            29.07   26.06    8.29    2.74   1.90
1-A-4                            29.56   28.44   16.26    3.01   2.04
1-A-5                            29.43   27.78   13.06    2.94   1.99
1-A-6                            29.69   29.10   19.46    3.08   2.08
1-A-7                            26.40   17.54    2.63    1.58   1.13
1-A-8                            26.40   17.54    2.63    1.58   1.13
1-A-9                            18.09   12.86    2.99    1.79   1.28
1-A-10                           18.09   12.86    2.99    1.79   1.28
1-A-11                           18.09   12.86    2.99    1.79   1.28
1-A-12                           26.95   20.53    1.11    0.68   0.47
1-A-13                           11.57    4.35    3.80    3.20   2.41
1-A-14                           20.40    9.20    8.00    5.77   3.81
1-A-15                           22.36   11.49   11.00    7.71   4.75
1-A-16                           23.82   17.69   17.69   12.53   6.50
1-A-17                           22.70   12.93   12.55    8.83   5.16
1-A-18                           29.40   27.58   16.34    6.81   4.10
1-A-19                           12.01    4.59    4.01    3.33   2.48
1-A-20                           18.99   11.12    5.52    3.65   2.49
1-A-21                           20.82   15.61   11.04    9.03   5.35
1-A-22                           16.90    8.00    3.52    2.47   1.85
1-A-23                           27.75   20.86    8.47    4.99   3.38
1-A-24                           28.60   23.86   10.70    5.67   3.70
1-A-R                             0.08    0.08    0.08    0.08   0.08
1-A-LR                            0.08    0.08    0.08    0.08   0.08
30-PO                            18.77   11.13    5.65    3.81   2.65
30-IO                            19.18   11.27    5.65    3.78   2.61
2-A-1                             8.41    6.61    4.44    3.29   2.38
15-PO                             8.42    6.64    4.49    3.35   2.46
15-IO                             8.36    6.60    4.48    3.34   2.44
30-B-1                           18.99   14.34   10.27    8.62   7.40
30-B-2                           18.99   14.34   10.27    8.62   7.40
30-B-3                           18.99   14.34   10.27    8.62   7.40
15-B-1                            8.41    7.97    7.27    6.75   6.20
15-B-2                            8.41    7.97    7.27    6.75   6.20
15-B-3                            8.41    7.97    7.27    6.75   6.20

----------
(1)  Determined as described under "Prepayment and Yield Considerations --
     Weighted Average Lives of the Offered Certificates" in this Prospectus
     Supplement. Prepayments will not occur at any assumed rate shown or any other constant rate, and the actual weighted average lives of any or all of the classes of Offered Certificates are likely to differ from those shown, perhaps significantly.

(2)  "PSA" is the Prepayment Standard Assumption which is described under
     "Prepayment and Yield Considerations-- Weighted Average Lives of the
     Offered Certificates" in this Prospectus Supplement.

     The weighted average lives of the Companion Certificates will be particularly sensitive to the rate of prepayments on the Group 1 Mortgage Loans.

FEDERAL INCOME TAX CONSEQUENCES

     For federal income tax purposes, elections will be made to treat the Trust as two separate "real estate mortgage investment conduits" (the "UPPER-TIER
REMIC" and the "LOWER-TIER REMIC" and each, a "REMIC").

     o    The Offered Certificates (other than the Class 1-A-R and Class 1-A-LR
          Certificates) will constitute "regular interests" in the REMIC and will be treated as debt instruments for federal income tax purposes.

     o    The Class 1-A-R and Class 1-A-LR Certificates will constitute the sole class of "residual interest" in the Upper-Tier REMIC and Lower-Tier
          REMIC, respectively.

     Interest on the Offered Certificates must be included in your income under an accrual method of tax accounting, even if you are otherwise a cash method taxpayer.

                                      S-14

     The Interest Only Certificates, Principal Only Certificates and Accrual
Certificates will, and certain other classes may, be issued with original issue discount for federal income tax purposes. If you hold such a Certificate, you will be required to include original issue discount in income as it accrues on a constant yield method, regardless of whether you receive concurrently the cash attributable to such original issue discount.

     The holders of the Class 1-A-R and Class 1-A-LR Certificates will be required to report as ordinary income or loss the net income or the net loss of the Upper-Tier REMIC and Lower-Tier REMIC, respectively, and will be required to fund tax liabilities with respect to any such net income although no cash distributions are expected to be made with respect to the Class 1-A-R and Class
1-A-LR Certificates other than the distribution of their respective class balances and interest on those balances.

     See "Federal Income Tax Consequences" in this Prospectus Supplement and in the Prospectus.

LEGAL INVESTMENT

     If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements or review by regulatory authorities, then you may be subject to restrictions on investment in the
Offered Certificates. You should consult your legal, tax and accounting advisers for assistance in determining the suitability of and consequences to you of the purchase, ownership and sale of Offered Certificates.

     o    The offered Senior Certificates and the Class 30-B-1 and Class 15-B-1
          Certificates will constitute "mortgage related securities" for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as
          amended ("SMMEA"), so long as they are rated in one of the two highest rating categories by at least one nationally recognized rating agency.

     o    The Class 30-B-2, Class 30-B-3, Class 15-B-2 and Class 15-B-3
          Certificates will not constitute "mortgage related securities" under
          SMMEA.

     See "Legal Investment" in the Prospectus.

ERISA CONSIDERATIONS

     If you are a fiduciary or other person acting on behalf of any employee benefit plan or arrangement, including an individual retirement account (an
"IRA"), subject to the Employee Retirement Income Security Act of 1974, as
amended ("ERISA"), the Internal Revenue Code of 1986, as amended (the "CODE"), or any federal, state or local law ("SIMILAR LAW") which is similar to ERISA or the Code (collectively, a "PLAN"), you should carefully review with your legal advisors whether the purchase or holding of an Offered Certificate could give rise to a transaction prohibited or not otherwise permissible under ERISA, the
Code or Similar Law.

     Subject to the considerations and conditions described under "ERISA
Considerations" in this Prospectus Supplement, it is expected that the Offered
Certificates (other than the Class 1-A-R and Class 1-A-LR Certificates) may be purchased by Plans. THE CLASS 1-A-R AND CLASS 1-A-LR CERTIFICATES MAY NOT BE
ACQUIRED BY PLANS.

     See "ERISA Considerations" in this Prospectus Supplement and in the
Prospectus.

                                      S-15

--------------------------------------------------------------------------------
RISK FACTORS
--------------------------------------------------------------------------------

     o    The Offered Certificates are not suitable investments for all investors.

     o    The Offered Certificates are complex financial instruments, so you should not purchase any Offered Certificates unless you or your financial advisor possess the necessary expertise to analyze the potential risks associated with an investment in mortgage-backed securities.

     o    You should not purchase any Offered Certificates unless you understand, and are able to bear, the prepayment, credit, liquidity and market risks associated with those Offered Certificates.

     o    You should carefully consider the risk factors discussed below in addition to the other information contained in this Prospectus
          Supplement and the Prospectus.

THE RATE OF PRINCIPAL PAYMENTS ON THE MORTGAGE LOANS WILL AFFECT THE YIELD ON
THE OFFERED CERTIFICATES

     The rate of distributions of principal and the yield to maturity on your
Certificates will be directly related to (i) the rate of payments of principal on the applicable Mortgage Loans and (ii) the amount and timing of defaults by borrowers that result in losses on such Mortgage Loans. Borrowers are permitted to prepay their Mortgage Loans, in whole or in part, at any time without penalty.

     The rate of principal payments on the Mortgage Loans mainly will be affected by the following:

     o    the amortization schedules of the Mortgage Loans;

     o    the rate of partial prepayments and full prepayments by borrowers due to refinancing, job transfer, changes in property values or other factors;

     o    liquidations of the properties that secure defaulted Mortgage Loans;

     o    repurchases of Mortgage Loans by the Depositor as a result of defective documentation or breaches of representations or warranties;

     o    purchases by the Depositor of certain delinquent Mortgage Loans; and

     o    the optional repurchase of all the Mortgage Loans by the Depositor to effect a termination of the trust.

     For a more detailed discussion of these factors, see "The Pooling and
Servicing Agreement -- Repurchases of Mortgage Loans," "-- Optional Repurchases
of Certain Mortgage Loans" and "--Optional Termination" and "Prepayment and
Yield Considerations" in this Prospectus Supplement and "The Pooling and
Servicing Agreement -- Assignment of Mortgage Loans to the Trustee" and "--
Termination; Optional Purchase of Mortgage Loans" and "Prepayment and Yield
Considerations" in the Prospectus.

     The rate of payments (including prepayments) on mortgage loans is influenced by a variety of economic, geographic, social and other factors, but depends greatly on the level of mortgage interest rates:

     o    If prevailing interest rates for similar mortgage loans fall below the interest rates on the Mortgage Loans, the rate of prepayment would generally be expected to increase due to refinancings.

     o    Conversely, if prevailing interest rates for similar mortgage loans rise above the interest rates on the Mortgage Loans, the rate of prepayment would generally be expected to decrease.

                                      S-16

     Mortgage originators (including Bank of America, N.A.) make general and targeted solicitations for refinancings. Any such solicited refinancings may result in a rate of prepayment that is higher than you might otherwise expect.

     If you are purchasing Offered Certificates at a discount, and specifically if you are purchasing the Class 30-PO or Class 15-PO Certificates, you should consider the risk that if principal payments on the applicable Mortgage Loans, or, in the case of the Class 30-PO or Class 15-PO Certificates, the Discount
Mortgage Loans in the related Loan Group, occur at a rate slower than you expected, your yield will be lower than you expected. See "Prepayment and Yield
Considerations--Yield on the Class 30-PO and Class 15-PO Certificates" in this
Prospectus Supplement for a more detailed description of risks associated with the purchase of the Class 30-PO and Class 15-PO Certificates, including tables demonstrating the particular sensitivities of the Class 30-PO and Class 15-PO
Certificates to the rate of prepayments.

     If you are purchasing Offered Certificates at a premium, or are purchasing a Class 1-A-19, Class 1-A-20, Class 15-IO or Class 30-IO Certificate (each of which has no principal balance), you should consider the risk that if principal payments on the Mortgage Loans in the related Loan Group or, in the case of the
Class 15-IO and Class 30-IO Certificates, the Premium Mortgage Loans in the
related Loan Group, occur at a rate faster than you expected, your yield may be lower than you expected. IF YOU ARE PURCHASING CLASS 1-A-19, CLASS 1-A-20, CLASS
15-IO OR CLASS 30-IO CERTIFICATES, YOU SHOULD CONSIDER THE RISK THAT A RAPID
RATE OF PRINCIPAL PAYMENTS ON THE APPLICABLE MORTGAGE LOANS IN THE RELATED LOAN
GROUP COULD RESULT IN YOUR FAILURE TO RECOVER YOUR INITIAL INVESTMENT. See
"Prepayment and Yield Considerations --Yield on the Class 1-A-19 and Class
1-A-20 Certificates" and "--Yield on the Class 15-IO and ClasS 30-IO
Certificates" in this Prospectus Supplement for a more detailed description of risks associated with the purchase of the Class 1-A-19, Class 1-A-20, Class
15-IO or Class 30-IO Certificates, including tables demonstrating the particular sensitivities of the Class 1-A-19, Class 1-A-20, Class 15-IO or Class 30-IO
Certificates to the rate of prepayments on the applicable Mortgage Loans in the related Loan Group.

     If you are purchasing the Inverse Floating Rate Certificates, you should also consider the risk that a high rate of LIBOR may result in a lower actual yield than you expected or a negative yield. See "Prepayment and Yield
Considerations--Yield on the Inverse Floating Rate Certificates" in this
Prospectus Supplement for a more detailed description of the risks associated with the purchase of the Inverse Floating Rate Certificates, including tables demonstrating the particular sensitivities of the Inverse Floating Rate
Certificates to the rate of prepayments on the applicable Mortgage Loans and
LIBOR.

     See "Summary of Terms--Prepayment and Yield Considerations" and "Prepayment
and Yield Considerations" in this Prospectus Supplement.

THERE IS A RISK THAT INTEREST PAYMENTS ON THE MORTGAGE LOANS MAY BE INSUFFICIENT
TO PAY INTEREST ON YOUR CERTIFICATES

     When a Mortgage Loan is prepaid in full, the mortgagor is charged interest only up to the date on which payment is made, rather than for an entire month.
When a mortgagor makes a partial principal prepayment on a Mortgage Loan, the mortgagor is not charged interest on the prepayment for the month in which received. This may result in a shortfall in interest collections available for payment on the next Distribution Date. The Servicer is required to cover a portion of the shortfall in interest collections that are attributable to prepayments in full and partial prepayments on the applicable Mortgage Loans, but only up to the amount of Compensating Interest for such Distribution Date as described herein under "The Pooling and Servicing Agreement--Compensating
Interest." To the extent these shortfalls from the Mortgage Loans are not covered by the amount of Compensating Interest, they will be allocated pro rata to the related classes of interest-bearing Certificates as described herein under "Description of the Certificates--Interest."

                                      S-17

CERTIFICATES MAY NOT BE APPROPRIATE FOR INDIVIDUAL INVESTORS

     If you are an individual investor who does not have sufficient resources or expertise to evaluate the particular characteristics of the applicable class of
Offered Certificates, the Offered Certificates may not be an appropriate investment for you. This may be the case because, among other things:

     o    if you purchase your Certificates at a price other than par, your yield to maturity will be sensitive to the uncertain rate and timing of principal prepayments on the applicable Mortgage Loans in the related Loan Group;

     o    the rate of principal distributions on, and the weighted average lives of, the Offered Certificates will be sensitive to the uncertain rate and timing of principal prepayments on the applicable Mortgage Loans in the related Loan Group and the priority of principal distributions among the classes of Certificates, and as such, the Offered
          Certificates may be inappropriate investments for you if you require a distribution of a particular amount of principal on a specific date or an otherwise predictable stream of distributions;

     o    you may not be able to reinvest amounts distributed in respect of principal on your Certificates which distributions, in general, are expected to be greater during periods of relatively low interest rates) at a rate at least as high as the applicable pass-through rate or your expected yield;

     o    a secondary market for the Offered Certificates may not develop or provide you with liquidity of investment; and

     o    you must pay tax on any interest or original issue discount in the year it accrues, even if the cash is paid to you in a different year.

     If you are an individual investor considering the purchase of an Offered
Certificate, you should also carefully consider the other risk factors discussed in this Prospectus Supplement and the special considerations discussed under the headings "Summary of Terms -- Prepayment and Yield Considerations" and
"Prepayment and Yield Considerations" in this Prospectus Supplement and
"Prepayment and Yield Considerations" in the Prospectus.

SUBORDINATION OF SUPER SENIOR SUPPORT AND CLASS B CERTIFICATES INCREASES RISK OF
LOSS

     If you purchase Class B Certificates of a Group, you are more likely to suffer losses as a result of losses or delinquencies on the applicable Mortgage
Loans than are holders of the Senior Certificates of the such Group.

     o    The rights of each class of Class B Certificates of a Group to receive distributions of interest and principal are subordinated to the rights of the Senior Certificates in such Group and each class of Class B
          Certificates of such Group with a lower numerical designation. For example, the Class 30-B-2 Certificates will not receive principal or interest on a Distribution Date until the Senior Certificates and
          Class 30-B-1 Certificates have received the amounts to which they are entitled on that Distribution Date.

     o    The Non-PO Percentage of losses that are realized on the Mortgage
          Loans in a Loan Group will be allocated first to the Class 30-B-6 or
          Class 15-B-6 Certificates, as appropriate, then to the Class 30-

                                      S-18

          B-5 or Class 15-B-5 Certificates and so on, in reverse of the numerical order of the applicable Class B Certificates until the outstanding balances of those classes have been reduced to zero.

     o    The Class 30-PO Certificates will be entitled to reimbursement for certain losses allocated to them from amounts otherwise distributable as principal on the Class 30-B Certificates, in reverse numerical order. The Class 15-PO Certificates will be entitled to reimbursement for certain losses allocated to them from amounts otherwise distributable as principal on the Class 15-B Certificates, in reverse numerical order.

     If you purchase the Super Senior Support Certificates, you should consider the risk that after the related Class B Certificates are no longer outstanding, the principal portion of losses realized on the Mortgage Loans in the related
Loan Group that are allocated to the Super Senior Certificates will be borne by your Super Senior Support Certificates, rather than the Super Senior
Certificates, for so long as your Super Senior Support Certificates are outstanding. See "Description of the Certificates -- Allocation of Losses" in
this Prospectus Supplement.

     For a more detailed description of the subordination feature of the Class B
Certificates, see "Description of the Certificates -- Allocation of Losses" in
this Prospectus Supplement.

LIMITED SOURCE OF PAYMENTS - NO RECOURSE TO DEPOSITOR, SELLER SERVICER OR
TRUSTEE

     Proceeds of the Mortgage Loans will be the sole source of payments on the
Certificates. The Certificates do not represent an interest in or obligation of the Depositor, the Seller, the Servicer, the Trustee or any of their affiliates.
There are, however, limited obligations of the Depositor with respect to certain breaches of its representations and warranties, and limited obligations of the
Servicer with respect to its servicing obligations.

     Neither the Certificates nor the Mortgage Loans will be guaranteed by or insured by any governmental agency or instrumentality, the Depositor, the
Seller, the Servicer, the Trustee or any of their affiliates. Consequently, if payments on the Mortgage Loans are insufficient or otherwise unavailable to make all payments required on the Certificates, there will be no recourse to the
Depositor, the Seller, the Servicer, the Trustee or any of their affiliates.

LIMITED LIQUIDITY

     The Underwriter intends to make a market for purchase and sale of the
Offered Certificates after their initial issuance, but the Underwriter has no obligation to do so. There is no assurance that such a secondary market will develop or, if it does develop, that it will provide you with liquidity of investment or that it will continue for the life of the Offered Certificates. As a result, you may not be able to sell your Certificates or you may not be able to sell your Certificates at a high enough price to produce your desired return on investment.

     The secondary market for mortgage-backed securities has experienced periods of illiquidity and can be expected to do so in the future. Illiquidity means that there may not be any purchasers for your class of Certificates. Although any class of Certificates may experience illiquidity, it is more likely that classes of Certificates that are more sensitive to prepayment, credit or interest rate risk (such as the Companion, Interest Only, Inverse Floating Rate,
Principal Only, Subordinated or Super Senior Support Certificates) will experience illiquidity.

                                      S-19

GEOGRAPHIC CONCENTRATION MAY INCREASE RISK OF LOSS DUE TO ADVERSE ECONOMIC
CONDITIONS OR NATURAL DISASTERS

     At various times, certain geographic regions will experience weaker economic conditions and housing markets and, consequently, will experience higher rates of delinquency and loss on mortgage loans generally. In addition, certain states have experienced natural disasters, including earthquakes, fires, floods and hurricanes, which may adversely affect property values. Any concentration of mortgaged properties in a state or region may present unique risk considerations. See the tables entitled "Distribution of the Mortgaged
Properties" under the heading "The Mortgage Pool" in this Prospectus Supplement for a listing of the locations and concentrations of Mortgaged Properties.

     Any deterioration in housing prices in a state or region due to adverse economic conditions, natural disaster or other factors, and any deterioration of economic conditions in a state or region that adversely affects the ability of borrowers to make payments on the Mortgage Loans of a Loan Group, may result in losses on such Mortgage Loans. Any losses may adversely affect the yield to maturity of the related Offered Certificates.

     See "The Mortgage Pool" in this Prospectus Supplement for further information regarding the geographic concentration of the Mortgage Loans.

RIGHTS OF BENEFICIAL OWNERS MAY BE LIMITED BY BOOK-ENTRY SYSTEM

     All of the Offered Certificates, other than the Class 1-A-R and Class
1-A-LR Certificates, are Book-Entry Certificates and will be held through the book-entry system of The Depository Trust Company. Transactions in the
Book-Entry Certificates generally can be effected only through DTC and
Participants. As a result:

     o    your ability to pledge Book-Entry Certificates to entities that do not participate in the DTC system, or to otherwise act with respect to
          Book-Entry Certificates, may be limited due to the lack of a physical certificate for your Certificates; and

     o    under a book-entry format, you may experience delays in the receipt of payments, since distributions will be made by the Trustee to DTC, and not directly to you.

     For a more detailed discussion of the Book-Entry Certificates, see
"Description of the Certificates --Book-Entry Certificates" in this Prospectus
Supplement.

TAX CONSEQUENCES OF THE RESIDUAL CERTIFICATES

     o    The Class 1-A-R and Class 1-A-LR Certificates will be the sole
          "residual interest" in the Upper-Tier REMIC and Lower-Tier REMIC, respectively, for federal income tax purposes.

     o    The holders of the Class 1-A-R and Class 1-A-LR Certificates must report as ordinary income or loss the net income or the net loss of the respective REMIC whether or not any cash distributions are made to
          it. This allocation of income or loss may result in a zero or negative after-tax return. No cash distributions are expected to be made with respect to the Class 1-A-R and Class 1-A-LR Certificates other than the distribution of their respective class balances and interest on those balances.

                                      S-20

     o    Treasury regulations require a seller of the Class 1-A-R or Class
          1-A-LR Certificate to either pay the buyer an amount designed to compensate the buyer for assuming the tax liability or transfer only to certain eligible transferees should the seller wish to qualify for
          "safe harbor" protection from possible disregard of such a transfer.

     o    Due to their tax consequences, the Class 1-A-R and Class 1-A-LR
          Certificates will be subject to restrictions on transfer that may affect their liquidity. In addition, the Class 1-A-R and Class 1-A-LR
          Certificates may not be acquired by Plans.

     See "Description of the Certificates -- Restrictions on Transfer of the
Class 1-A-R and Class 1-A-LR Certificates," "Prepayment and Yield Considerations
-- Yield on the Class 1-A-R and Class 1-A-LR Certificates," "ERISA
Considerations" and "Federal Income Tax Consequences" in this Prospectus
Supplement.

UNITED STATES MILITARY OPERATIONS MAY INCREASE RISK OF RELIEF ACT SHORTFALLS

     In response to the previously executed and threatened terrorist attacks in the United States and foreign countries, the United States has initiated military operations and has placed a substantial number of armed forces reservists and members of the National Guard on active duty status. It is possible that the number of reservists and members of the National Guard placed on active duty status in the near future may increase. To the extent that a member of the military, or a member of the armed forces reserves or National
Guard who is called to active duty, is a mortgagor of a Mortgage Loan in the
Trust, the interest rate limitation of Servicemembers Civil Relief Act and any comparable state law, will apply. This may result in interest shortfalls on the
Mortgage Loans, which will be borne by the related classes of interest-bearing
Certificates as described herein. The Depositor has not taken any action to determine whether any of the Mortgage Loans would be affected by such interest rate limitation. See "Description of the Certificates -- Interest" in this
Prospectus Supplement and "Certain Legal Aspects of the Mortgage Loans --
Servicemembers Civil Relief Act and Similar Laws" in the Prospectus.

                                      S-21

--------------------------------------------------------------------------------
THE MORTGAGE POOL
--------------------------------------------------------------------------------

     The following descriptions of the Mortgage Loans and the Mortgaged
Properties are based upon the expected characteristics of the Mortgage Loans as of the close of business on the Cut-off Date. The balances shown have been adjusted for the scheduled principal payments due on or before the Cut-off Date.
Prior to the Closing Date, Mortgage Loans may be removed from the Loan Groups and other Mortgage Loans may be substituted for them. The Depositor believes that the information set forth in this Prospectus Supplement is representative of the characteristics of the Loan Groups as they will be constituted on the
Closing Date. Unless the context requires otherwise, references below to percentages of the Mortgage Loans in a Loan Group are approximate percentages of the aggregate Stated Principal Balance of the Mortgage Loans in such Loan Group as of the Cut-off Date.

     The Trust will consist primarily of a pool (the "MORTGAGE POOL") of fixed-rate, conventional, fully-amortizing mortgage loans (the "MORTGAGE LOANS")
secured by first liens on one- to four-family residential properties. The
Mortgage Loans have been divided into two loan groups ("LOAN GROUP 1" and "LOAN
GROUP 2" and each a "LOAN GROUP"). The Mortgage Loans in Loan Group 1 will consist of mortgage loans substantially all of which have original terms to maturity of approximately 20 to 30 years and are referred to as the "GROUP 1
MORTGAGE LOANS." The Mortgage Loans in Loan Group 2 will consist of mortgage loans substantially all of which have original terms to maturity of approximately 10 to 15 years and are referred to as the "GROUP 2 MORTGAGE
LOANS." Borrowers may prepay their Mortgage Loans at any time without penalty.
Accordingly, the actual date on which any Mortgage Loan is paid in full may be earlier than the stated maturity date due to unscheduled payments of principal.
The Mortgage Loans will have scheduled monthly payments of interest and principal due on the first day of each month. Each Mortgage Loan bears interest at a fixed rate.

     The Mortgage Pool consists of Mortgage Loans either (i) originated by the
Seller or (ii) purchased by the Seller from various entities that either originated the Mortgage Loans or acquired the Mortgage Loans pursuant to mortgage loan purchase programs operated by such entities. For a description of the underwriting standards generally applicable to the Mortgage Loans, see "The
Mortgage Loan Programs -- Mortgage Loan Underwriting --Bank of America General
Underwriting Standards" in the Prospectus. The Mortgage Loans will be sold by the Seller to the Depositor on the Closing Date pursuant to a mortgage loan purchase agreement between the Seller and the Depositor (the "MORTGAGE LOAN
PURCHASE AGREEMENT"). The Mortgage Loan Purchase Agreement will provide the
Depositor with remedies against the Seller for breaches of representations and warranties made by the Depositor with respect to the Mortgage Loans in the
Pooling Agreement and for the failure to deliver documentation with respect to the Mortgage Loans under the Pooling Agreement.

     As of the Cut-off Date, no Mortgage Loan was delinquent and no Mortgage
Loan has been more than 30 days delinquent more than once during the preceding twelve months. As of the Cut-off Date, approximately 0.22% of the Group 1
Mortgage Loans and none of the Group 2 Mortgage Loans were Buy-Down Loans subject to Buy-Down Funds. See "The Trust Estates -- Mortgage Loans -- Buy-Down
Loans" in the Prospectus.

     Approximately 83.03% of the Group 1 Mortgage Loans and approximately 76.47%
of the Group 2 Mortgage Loans have been originated under the Accelerated
Processing Programs. Mortgage Loans in the foregoing programs are subject to less stringent documentation requirements. See "The Mortgage Loan Programs --
Mortgage Loan Underwriting -- Bank of America General Underwriting Standards" in
the Prospectus. Approximately 1.18% of the Group 1 Mortgage Loans and
approximately 1.74% of the

                                      S-22

Group 2 Mortgage Loans were originated under the Accelerated Processing Programs of All-Ready Home and Rate Reduction Refinance. See "The Mortgage Loan Programs
-- Mortgage Loan Underwriting -- Bank of America General Underwriting Standards"
in the Prospectus.

     As of the Cut-off Date, no Mortgage Loan will have a Loan-to-Value Ratio of more than 95.00%. For more information on the Loan-to-Value Ratios of the
Mortgage Loans, see the "Original Loan-to-Value Ratios" tables below. Subject to minor exceptions permitted in the Seller's discretion, each Mortgage Loan with a
Loan-to-Value Ratio at origination in excess of 80% generally will be covered by a primary mortgage guaranty insurance policy which conforms to the standards of
Fannie Mae ("FNMA") or the Federal Home Loan Mortgage Corporation ("FHLMC"). No
such primary mortgage insurance policy will be required with respect to any such
Mortgage Loan after the date on which the related Loan-to-Value Ratio is less than 80%. Notwithstanding the foregoing, a Mortgage Loan which at origination was covered by a primary mortgage guaranty insurance policy may no longer be covered by such policy as a result of the mortgagor obtaining an appraisal after origination indicating a loan-to-value ratio at the time of such appraisal of less than 80%.

     The "LOAN-TO-VALUE RATIO" of a Mortgage Loan at any time is the percentage equal to (i) the principal balance of the related Mortgage Loan divided by (ii)
the lesser of (a) the appraised value of the related Mortgaged Property determined in an appraisal obtained by the originator at origination of the
Mortgage Loan or an automated valuation model or tax assessed value (if permitted by the applicable mortgage loan program) and (b) except for Mortgage
Loans made for refinancing purposes, the sales price for the Mortgaged Property.
The value of any mortgaged property generally will change from the level that existed on the appraisal or sales date. If residential real estate values generally or in a particular geographic area decline, the Loan-to-Value Ratios might not be a reliable indicator of the rates of delinquencies, foreclosures and losses that could occur with respect to the Mortgage Loans.

                                      S-23

GROUP 1 MORTGAGE LOAN DATA

     The following tables set forth certain characteristics of the Group 1
Mortgage Loans as of the Cut-off Date. The balances and percentages may not be exact due to rounding.



                                        ALL GROUP 1           GROUP 1 DISCOUNT         GROUP 1 PREMIUM
                                      MORTGAGE LOANS           MORTGAGE LOANS           MORTGAGE LOANS
                                  ----------------------   ----------------------   ----------------------

Number of Mortgage Loans                   498                      254                      244
Aggregate Stated Principal
   Balance(1)                          $246,685,701             $129,168,192             $117,517,509
Range of Original Terms to
   Stated Maturity                   240 to 360 months        240 to 360 months       240 to 360 months
Range of Stated Principal
   Balances(1)                    $358,575 to $1,398,573   $358,838 to $1,250,000   $358,575 to $1,398,573
Average Stated Principal
   Balance(1)                            $495,353                 $508,536                 $481,629
Latest Stated Maturity Date           January 1, 2035          January 1, 2035         January 1, 2035
Range of Mortgage Interest
   Rates                             5.250% to 7.000%         5.250% to 5.750%         5.875% to 7.000%
Weighted Average Mortgage
   Interest Rate(1)                       5.812%                   5.680%                   5.957%
Range of Remaining Terms to
   Stated Maturity                   239 to 360 months        239 to 360 months       239 to 360 months
Weighted Average Remaining
   Term to Stated Maturity(1)           357 months               356 months               357 months
Range of Original Loan-to-Value
   Ratios                            24.55% to 95.00%         24.55% to 90.00%         25.07% to 95.00%
Weighted Average Original
   Loan-to-Value Ratio(1)                 68.69%                   69.53%                   67.78%
Geographic Concentration of
   Mortgaged Properties
   Securing Mortgage Loans in
   Excess of 5% of the
   Aggregate Stated Principal
   Balance(1)
      California                          49.22%                   43.70%                   55.28%
      Florida                              6.82%                    6.24%                    7.47%
      Virginia                             6.72%                    8.12%                    5.20%
      Maryland                              *                       5.55%                     *


----------
(1)  Approximate.
*    Less than 5% of the aggregate Stated Principal Balance.

                      OCCUPANCY OF MORTGAGED PROPERTIES(1)

                                 NUMBER OF       AGGREGATE       % OF GROUP 1
                                  GROUP 1    STATED PRINCIPAL    CUT-OFF DATE
                                 MORTGAGE      BALANCE AS OF    POOL PRINCIPAL
OCCUPANCY                          LOANS       CUT-OFF DATE        BALANCE
------------------------------   ---------   ----------------   --------------
Primary Residence                      471    $233,343,726.95            94.59%
Second Home                             27      13,341,973.88             5.41
                                       ---    ---------------           ------
   Total                               498    $246,685,700.83           100.00%
                                       ===    ===============           ======

----------
(1)  Based solely on representations of the mortgagor at the time of origination of the related Group 1 Mortgage Loan.

                                      S-24

                                 PROPERTY TYPES

                                 NUMBER OF       AGGREGATE       % OF GROUP 1
                                  GROUP 1    STATED PRINCIPAL    CUT-OFF DATE
                                 MORTGAGE      BALANCE AS OF    POOL PRINCIPAL
PROPERTY TYPE                      LOANS       CUT-OFF DATE        BALANCE
------------------------------   ---------   ----------------   --------------
Single Family Residence             356       $175,388,207.25        71.10%
PUD-Detached                         97         50,896,900.08        20.63
Condominium                          35         16,233,322.61         6.58
PUD-Attached                          5          2,015,282.70         0.82
2-Family                              3          1,277,868.28         0.52
3-Family                              1            499,502.24         0.20
Townhouse                             1            374,617.67         0.15
                                    ---       ---------------       ------
   Total                            498       $246,685,700.83       100.00%
                                    ===       ===============       ======

                             MORTGAGE LOAN PURPOSES

                                 NUMBER OF       AGGREGATE       % OF GROUP 1
                                  GROUP 1    STATED PRINCIPAL    CUT-OFF DATE
                                 MORTGAGE      BALANCE AS OF    POOL PRINCIPAL
PURPOSE                            LOANS       CUT-OFF DATE        BALANCE
------------------------------   ---------   ----------------   --------------
Purchase                            230       $114,768,868.82        46.52%
Refinance--Rate/Term                175         90,750,411.95        36.79
Refinance--Cashout                   93         41,166,420.06        16.69
                                    ---       ---------------       ------
  Total                             498       $246,685,700.83       100.00%
                                    ===       ===============       ======

                                      S-25

            GEOGRAPHICAL DISTRIBUTION OF THE MORTGAGED PROPERTIES(1)

                                 NUMBER OF       AGGREGATE       % OF GROUP 1
                                  GROUP 1    STATED PRINCIPAL    CUT-OFF DATE
                                 MORTGAGE      BALANCE AS OF    POOL PRINCIPAL
GEOGRAPHIC AREA                    LOANS       CUT-OFF DATE        BALANCE
------------------------------   ---------   ----------------   --------------
Alabama                               2       $    729,746.39         0.30%
Arizona                               6          2,713,000.00         1.10
Arkansas                              1            586,918.22         0.24
California                          250        121,410,819.44        49.22
Colorado                              3          2,224,719.40         0.90
Connecticut                           3          1,162,506.86         0.47
District of Columbia                  4          2,522,928.12         1.02
Florida                              33         16,834,253.19         6.82
Georgia                               9          3,722,746.59         1.51
Illinois                             12          7,681,284.52         3.11
Indiana                               1            465,013.88         0.19
Kansas                                2          1,105,523.90         0.45
Louisiana                             1            402,000.00         0.16
Maryland                             23         12,234,398.73         4.96
Massachusetts                        15          7,892,943.09         3.20
Minnesota                             2          1,043,934.57         0.42
Missouri                              1            370,800.00         0.15
Nevada                               10          5,228,329.23         2.12
New Jersey                            6          2,924,032.51         1.19
New Mexico                            1            623,407.92         0.25
New York                             11          5,295,795.65         2.15
North Carolina                       17          8,346,543.77         3.38
Ohio                                  2            878,568.47         0.36
Oklahoma                              2          1,125,057.18         0.46
Oregon                                6          2,793,355.91         1.13
Pennsylvania                          4          2,068,624.47         0.84
Rhode Island                          1            538,000.00         0.22
South Carolina                        8          3,930,150.18         1.59
Tennessee                             2          1,128,000.00         0.46
Texas                                 9          4,505,079.17         1.83
Utah                                  1            725,277.26         0.29
Vermont                               1            459,542.06         0.19
Virginia                             35         16,589,602.68         6.72
Washington                           14          6,422,797.47         2.60
                                    ---       ---------------       ------
   Total                            498       $246,685,700.83       100.00%
                                    ===       ===============       ======

----------
(1)  As of the Cut-off Date, no more than approximately 0.79% of the Group 1
     Mortgage Loans are expected to be secured by Mortgaged Properties in any one five-digit postal zip code.

                                      S-26

                   CURRENT MORTGAGE LOAN PRINCIPAL BALANCES(1)

                                 NUMBER OF       AGGREGATE       % OF GROUP 1
                                  GROUP 1    STATED PRINCIPAL    CUT-OFF DATE
CURRENT MORTGAGE LOAN             MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
PRINCIPAL BALANCES                 LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
$350,000.01 to $400,000.00          138       $ 52,502,263.03        21.28%
$400,000.01 to $450,000.00           97         41,389,965.51        16.78
$450,000.01 to $500,000.00           96         45,752,453.05        18.55
$500,000.01 to $550,000.00           58         30,406,705.55        12.33
$550,000.01 to $600,000.00           34         19,549,408.94         7.92
$600,000.01 to $650,000.00           26         16,353,743.04         6.63
$650,000.01 to $700,000.00           10          6,856,501.20         2.78
$700,000.01 to $750,000.00           17         12,499,479.28         5.07
$750,000.01 to $800,000.00            5          3,936,675.20         1.60
$850,000.01 to $900,000.00            3          2,638,940.30         1.07
$900,000.01 to $950,000.00            3          2,797,076.60         1.13
$950,000.01 to $1,000,000.00          7          6,968,926.06         2.83
$1,000,000.01 to $1,500,000.00        4          5,033,563.07         2.04
                                    ---       ---------------       ------
   Total                            498       $246,685,700.83       100.00%
                                    ===       ===============       ======

----------
(1)  As of the Cut-off Date, the average outstanding principal balance of the
     Group 1 Mortgage Loans is expected to be approximately $495,353.

                        ORIGINAL LOAN-TO-VALUE RATIOS(1)

                                 NUMBER OF       AGGREGATE       % OF GROUP 1
                                  GROUP 1    STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
ORIGINAL LOAN-TO-VALUE RATIOS      LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
20.01% to 25.00%                      1       $    539,436.20         0.22%
25.01% to 30.00%                      4          1,895,311.31         0.77
30.01% to 35.00%                      3          1,342,529.83         0.54
35.01% to 40.00%                     12          5,995,287.57         2.43
40.01% to 45.00%                      8          4,733,808.55         1.92
45.01% to 50.00%                     27         13,346,331.45         5.41
50.01% to 55.00%                     24         12,566,037.34         5.09
55.01% to 60.00%                     34         16,897,795.78         6.85
60.01% to 65.00%                     42         21,491,616.53         8.71
65.01% to 70.00%                     71         36,813,960.07        14.92
70.01% to 75.00%                     43         21,811,525.88         8.84
75.01% to 80.00%                    222        106,544,554.98        43.19
80.01% to 85.00%                      1            382,100.64         0.15
85.01% to 90.00%                      5          1,955,282.44         0.79
90.01% to 95.00%                      1            370,122.26         0.15
                                    ---       ---------------       ------
   Total                            498       $246,685,700.83       100.00%
                                    ===       ===============       ======

----------
(1)  As of the Cut-off Date, the weighted average Loan-to-Value Ratio at origination of the Group 1 Mortgage Loans is expected to be approximately
     68.69%.

                                      S-27

                           MORTGAGE INTEREST RATES(1)

                                 NUMBER OF       AGGREGATE       % OF GROUP 1
                                  GROUP 1    STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
MORTGAGE INTEREST RATES            LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
5.001% to 5.250%                      5       $  2,229,836.04         0.90%
5.251% to 5.500%                     31         15,556,991.51         6.31
5.501% to 5.750%                    218        111,381,364.75        45.15
5.751% to 6.000%                    215        102,847,099.38        41.69
6.001% to 6.250%                     20         10,751,839.53         4.36
6.251% to 6.500%                      6          2,805,716.09         1.14
6.751% to 7.000%                      3          1,112,853.53         0.45
                                    ---       ---------------       ------
   Total                            498       $246,685,700.83       100.00%
                                    ===       ===============       ======

----------
(1)  As of the Cut-off Date, the weighted average mortgage interest rate of the
     Group 1 Mortgage Loans is expected to be approximately 5.812% per annum.

                               REMAINING TERMS(1)

                                 NUMBER OF       AGGREGATE       % OF GROUP 1
                                  GROUP 1    STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
REMAINING TERMS                    LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
221 to 240 months                     9       $  3,787,374.70         1.54%
281 to 300 months                     5          2,330,024.49         0.94
341 to 360 months                   484        240,568,301.64        97.52
                                    ---       ---------------       ------
   Total                            498       $246,685,700.83       100.00%
                                    ===       ===============       ======

----------
(1)  As of the Cut-off Date, the weighted average remaining term of the Group 1
     Mortgage Loans is expected to be approximately 357 months.

                         CREDIT SCORES OF MORTGAGORS(1)

                                 NUMBER OF       AGGREGATE       % OF GROUP 1
                                  GROUP 1    STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
CREDIT SCORES                      LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
801 to 850                           42       $ 19,326,047.72         7.83%
751 to 800                          232        117,703,913.56        47.71
701 to 750                          154         75,799,339.03        30.73
651 to 700                           64         31,354,842.26        12.71
601 to 650                            6          2,501,558.26         1.01
                                    ---       ---------------       ------
   Total                            498       $246,685,700.83       100.00%
                                    ===       ===============       ======

----------
(1)  The scores shown are Bureau Credit Scores from Experian (FICO), Equifax
     (Beacon) and TransUnion (Empirica).

                                      S-28

GROUP 2 MORTGAGE LOAN DATA

     The following tables set forth certain characteristics of the Group 2
Mortgage Loans as of the Cut-off Date. The balances and percentages may not be exact due to rounding.



                                       ALL GROUP 2           GROUP 2 DISCOUNT          GROUP 2 PREMIUM
                                     MORTGAGE LOANS           MORTGAGE LOANS           MORTGAGE LOANS
                                 ----------------------   ----------------------   ----------------------

Number of Mortgage Loans                   137                      72                       65
Aggregate Stated Principal
   Balance(1)                          $78,050,887              $40,742,323              $37,308,563
Original Terms to
   Stated Maturity                  120 to 180 months        120 to 180 months        120 to 180 months
Range of Stated Principal
   Balances(1)                   $358,706 to $1,328,065   $358,706 to $1,328,065   $371,913 to $1,295,287
Average Stated Principal
   Balance(1)                           $569,715                 $565,866                 $573,978
Latest Stated Maturity Date          January 1, 2020          January 1, 2020          January 1, 2020
Range of Mortgage Interest
   Rates                            4.750% to 6.375%         4.750% to 5.250%         5.375% to 6.375%
Weighted Average Mortgage
   Interest Rate(1)                      5.320%                   5.186%                   5.467%
Range of Remaining Terms to
   Stated Maturity                  118 to 180 months        119 to 180 months        118 to 180 months
Weighted Average Remaining
   Term to Stated Maturity(1)          178 months               179 months               177 months
Range of Original
   Loan-to-Value Ratios             21.98% to 84.41%         21.98% to 80.00%         23.81% to 84.41%
Weighted Average Original
   Loan-to-Value Ratio(1)                61.30%                   61.30%                   61.30%
Geographic Concentration of
   Mortgaged Properties
   Securing Mortgage Loans in
   Excess of 5% of the
   Aggregate Stated Principal
   Balance
      California                         43.73%                   42.94%                   44.58%
      Florida                            13.14%                   15.37%                   10.70%
      Illinois                            7.72%                    6.37%                    9.19%
      Maryland                              *                      6.62%                      *


----------
(1)  Approximate.

*    Less than 5% of the aggregate Stated Principal Balance.

                                      S-29

                      OCCUPANCY OF MORTGAGED PROPERTIES(1)

                                 NUMBER OF       AGGREGATE       % OF GROUP 2
                                  GROUP 2    STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
OCCUPANCY                          LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
Primary Residence                   119       $68,323,395.11         87.54%
Second Home                          18         9,727,491.69         12.46
                                    ---       --------------        ------
   Total                            137       $78,050,886.80        100.00%
                                    ===       ==============        ======

----------
(1)  Based solely on representations of the mortgagor at the time of origination of the related Group 2 Mortgage Loan.

                                 PROPERTY TYPES

                                 NUMBER OF       AGGREGATE       % OF GROUP 2
                                  GROUP 2    STATED PRINCIPAL   CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
PROPERTY TYPE                      LOANS       CUT-OFF DATE        BALANCE
------------------------------   ---------   ----------------   --------------
Single Family Residence              93       $53,767,419.36         68.89%
PUD-Detached                         36        20,228,568.46         25.92
Condominium                           7         3,359,898.98          4.30
PUD-Attached                          1           695,000.00          0.89
                                    ---       --------------        ------
   Total                            137       $78,050,886.80        100.00%
                                    ===       ==============        ======

                             MORTGAGE LOAN PURPOSES

                                 NUMBER OF       AGGREGATE       % OF GROUP 2
                                  GROUP 2    STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
PURPOSE                            LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
Refinance--Rate/Term                 55       $34,021,451.45         43.59%
Purchase                             45        25,849,924.26         33.12
Refinance--Cashout                   37        18,179,511.09         23.29
                                    ---       --------------        ------
   Total                            137       $78,050,886.80        100.00%
                                    ===       ==============        ======

                                      S-30

              GEOGRAPHICAL DISTRIBUTION OF MORTGAGED PROPERTIES(1)

                                 NUMBER OF       AGGREGATE      % OF GROUP 2
                                  GROUP 2    STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
GEOGRAPHIC AREA                    LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
Arizona                               4       $ 1,682,047.68          2.16%
California                           58        34,128,020.32         43.73
Colorado                              1           403,516.17          0.52
District of Columbia                  2         1,561,656.39          2.00
Florida                              20        10,253,940.56         13.14
Georgia                               1           983,000.00          1.26
Illinois                             11         6,023,369.40          7.72
Kansas                                1           757,031.20          0.97
Maryland                              5         3,074,692.21          3.94
Massachusetts                         1           747,309.37          0.96
Minnesota                             1           569,904.31          0.73
Missouri                              1           600,647.27          0.77
Nevada                                2         1,280,539.52          1.64
New Jersey                            3         1,717,275.10          2.20
North Carolina                        2         1,282,175.98          1.64
Ohio                                  1           464,310.52          0.59
Oklahoma                              1           572,000.00          0.73
Oregon                                2         1,158,187.25          1.48
Pennsylvania                          1           860,000.00          1.10
South Carolina                        2         1,274,885.78          1.63
Tennessee                             2           966,089.03          1.24
Texas                                 4         1,824,380.41          2.34
Vermont                               2           863,296.34          1.11
Virginia                              5         2,504,591.30          3.21
Washington                            3         1,277,415.39          1.64
Wisconsin                             1         1,220,605.30          1.56
                                    ---       --------------        ------
   Total                            137       $78,050,886.80        100.00%
                                    ===       ==============        ======

----------

(1)  As of the Cut-off Date, no more than approximately 3.22% of the Group 2
     Mortgage Loans are expected to be secured by Mortgaged Properties located in any one five-digit postal zip code.

                                      S-31

                   CURRENT MORTGAGE LOAN PRINCIPAL BALANCES(1)

                                 NUMBER OF       AGGREGATE       % OF GROUP 2
                                  GROUP 2    STATED PRINCIPAL    CUT-OFF DATE
CURRENT MORTGAGE LOAN             MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
PRINCIPAL BALANCES                 LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
$350,000.01 to $400,000.00           25       $ 9,586,916.38         12.28%
$400,000.01 to $450,000.00           26        11,146,516.22         14.28
$450,000.01 to $500,000.00           18         8,643,953.62         11.07
$500,000.01 to $550,000.00           15         7,920,104.81         10.15
$550,000.01 to $600,000.00           14         8,119,335.68         10.40
$600,000.01 to $650,000.00            8         5,008,921.92          6.42
$650,000.01 to $700,000.00            7         4,766,412.14          6.11
$700,000.01 to $750,000.00            3         2,240,171.42          2.87
$750,000.01 to $800,000.00            3         2,339,193.42          3.00
$800,000.01 to $850,000.00            2         1,693,836.40          2.17
$850,000.01 to $900,000.00            3         2,622,580.69          3.36
$950,000.01 to $1,000,000.00          9         8,873,471.59         11.37
$1,000,000.01 to $1,500,000.00        4         5,089,472.51          6.52
                                    ---       --------------        ------
   Total                            137       $78,050,886.80        100.00%
                                    ===       ==============        ======

----------
(1)  As of the Cut-off Date, the average outstanding  principal  balance of the
     Group 2 Mortgage Loans is expected to be approximately $569,715.

                        ORIGINAL LOAN-TO-VALUE RATIOS(1)

                                 NUMBER OF       AGGREGATE       % OF GROUP 2
                                  GROUP 2    STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
ORIGINAL LOAN-TO-VALUE RATIOS      LOANS       CUT-OFF DATE        BALANCE
------------------------------   ---------   ----------------   --------------
20.01% to 25.00%                      4       $ 2,394,875.37          3.07%
25.01% to 30.00%                      3         2,343,368.87          3.00
30.01% to 35.00%                      2         1,041,190.42          1.33
35.01% to 40.00%                      5         2,590,329.84          3.32
40.01% to 45.00%                      7         3,201,577.95          4.10
45.01% to 50.00%                      9         4,790,415.67          6.14
50.01% to 55.00%                     14         9,330,912.99         11.95
55.01% to 60.00%                     13         8,964,285.10         11.49
60.01% to 65.00%                     15         8,848,321.08         11.34
65.01% to 70.00%                     16         9,154,468.73         11.73
70.01% to 75.00%                     11         6,051,396.32          7.75
75.01% to 80.00%                     37        18,954,070.19         24.28
80.01% to 85.00%                      1           385,674.27          0.49
                                    ---       --------------        ------
   Total                            137       $78,050,886.80        100.00%
                                    ===       ==============        ======

----------
(1)  As of the Cut-off Date, the weighted average Loan-to-Value Ratio at origination of the Group 2 Mortgage Loans is expected to be approximately
     61.30%.

                                      S-32

                           MORTGAGE INTEREST RATES(1)

                                 NUMBER OF       AGGREGATE       % OF GROUP 2
                                  GROUP 2    STATED PRINCIPAL    CUT-OFF DATE
                                 MORTGAGE      BALANCE AS OF    POOL PRINCIPAL
MORTGAGE INTEREST RATES            LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
4.501% to 4.750%                      2       $ 1,091,000.00          1.40%
4.751% to 5.000%                      7         4,263,179.60          5.46
5.001% to 5.250%                     63        35,388,143.84         45.34
5.251% to 5.500%                     54        31,299,562.06         40.10
5.501% to 5.750%                      8         4,654,052.43          5.96
5.751% to 6.000%                      2           969,274.60          1.24
6.251% to 6.500%                      1           385,674.27          0.49
                                    ---       --------------        ------
   Total                            137       $78,050,886.80        100.00%
                                    ===       ==============        ======

----------
(1)  As of the Cut-off Date, the weighted average mortgage interest rate of the
     Group 2 Mortgage Loans is expected to be approximately 5.320% per annum.

                               REMAINING TERMS(1)

                                 NUMBER OF       AGGREGATE       % OF GROUP 2
                                  GROUP 2    STATED PRINCIPAL    CUT-OFF DATE
                                 MORTGAGE      BALANCE AS OF    POOL PRINCIPAL
REMAINING TERMS                    LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
101 to 120 months                     4       $ 1,883,224.06          2.41%
161 to 180 months                   133        76,167,662.74         97.59
                                    ---       --------------        ------
   Total                            137       $78,050,886.80        100.00%
                                    ===       ==============        ======

----------
(1)  As of the Cut-off Date, the weighted average remaining term to stated
     maturity of the Group 2 Mortgage Loans is expected to be approximately 178 months.

                         CREDIT SCORES OF MORTGAGORS(1)

                                 NUMBER OF       AGGREGATE       % OF GROUP 2
                                  GROUP 2    STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
CREDIT SCORES                      LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
801 to 850                            5       $ 2,739,058.59          3.51%
751 to 800                           68        38,435,266.38         49.24
701 to 750                           43        24,987,208.49         32.01
651 to 700                           16         9,171,443.69         11.75
601 to 650                            5         2,717,909.65          3.48
                                    ---       --------------        ------
   Total                            137       $78,050,886.80        100.00%
                                    ===       ==============        ======

----------
(1)  The scores shown are Bureau Credit Scores from Experian (FICO), Equifax
     (Beacon) and TransUnion (Empirica).

                                      S-33

--------------------------------------------------------------------------------
BANK OF AMERICA, N.A.
--------------------------------------------------------------------------------

     Bank of America, N.A. ("BANK OF AMERICA") is an indirect wholly-owned subsidiary of Bank of America Corporation. Bank of America is engaged in a general commercial banking business, offering a wide range of commercial, corporate, international, financial and retail banking services to corporations, governments and individuals. Bank of America originates and services residential mortgage loans and performs subservicing functions for affiliates.

     Bank of America's headquarters and its executive offices are located at 101
South Tryon Street, Charlotte, North Carolina 28255, and the telephone number is
(704) 386-5478. Bank of America is subject to regulation, supervision and examination by the Office of the Comptroller of the Currency and has been approved as a mortgagee and seller/servicer by the Department of Housing and
Urban Development, the Veterans Administration, the Government National Mortgage
Association, FNMA and FHLMC.

--------------------------------------------------------------------------------
SERVICING OF MORTGAGE LOANS
--------------------------------------------------------------------------------

     All of the Mortgage Loans will be serviced by Bank of America (in its capacity as servicer, the "SERVICER") in accordance with the terms of the
Pooling Agreement. The Servicer may perform any of its obligations under the
Pooling Agreement through one or more subservicers. Despite the existence of subservicing arrangements, the Servicer will be liable for its servicing duties and obligations under the Pooling Agreement as if the Servicer alone were servicing the Mortgage Loans. See "The Pooling and Servicing Agreement" in the
Prospectus.

FORECLOSURE AND DELINQUENCY EXPERIENCE OF BANK OF AMERICA

     Certain information concerning recent delinquency and foreclosure experience on the portfolio of one- to four-family first mortgage loans originated or acquired by Bank of America or certain of its affiliates and serviced or subserviced by Bank of America, or serviced by Bank of America for others, other than (i) mortgage loans acquired through certain mergers with previously unaffiliated entities, (ii) mortgage loans with respect to which the servicing rights were acquired by Bank of America in bulk and (iii) certain mortgage loans originated at bank branches of Bank of America is set forth in the table under "Foreclosure and Delinquency Experience of Bank of America" in
the Prospectus. There can be no assurance that the delinquency and foreclosure experience set forth in the table will be representative of the results that may be experienced with respect to the Mortgage Loans included in the Trust.

--------------------------------------------------------------------------------
THE POOLING AND SERVICING AGREEMENT
--------------------------------------------------------------------------------

     The Certificates will be issued pursuant to a Pooling and Servicing
Agreement to be dated the Closing Date (the "POOLING AGREEMENT"), among the
Depositor, the Servicer and the Trustee. The Prospectus contains important additional information regarding the terms and conditions of the Pooling
Agreement and the Certificates. See "The Pooling and Servicing Agreement" in the
Prospectus.

     The following summaries do not purport to be complete and are subject to the provisions of the Pooling Agreement which are incorporated by reference. The
Depositor plans to file a final copy of the

                                      S-34

Pooling Agreement with the Securities and Exchange Commission pursuant to a
Current Report on Form 8-K after the Closing Date.

ASSIGNMENT OF MORTGAGE LOANS

     In connection with the transfer and assignment of the Mortgage Loans to the
Trustee, the Depositor will deliver or cause to be delivered to the Trustee, or a custodian for the Trustee, among other things, with respect to each Mortgage
Loan (collectively, the "MORTGAGE FILE"):

     o    the original Mortgage Note endorsed without recourse in blank or to the order of the Trustee (or its nominee) or an affidavit signed by an officer of the Seller certifying that the related original Mortgage
          Note has been lost;

     o    the original or a certified copy of the Mortgage with evidence of recording indicated thereon (except for any Mortgage not returned from the public recording office, which will be delivered to the Trustee as soon as the same is available to the Depositor);

     o    except as described below, an assignment in recordable form of the
          Mortgage (or a copy, if such assignment has been submitted for recording); and

     o    if applicable, any riders or modifications to such Mortgage Note and
          Mortgage.

     Assignments of the Mortgage Loans to the Trustee (or its nominee) will not be recorded except in states where recordation is required by either rating agency to obtain the initial ratings on the Certificates described under
"Certificate Ratings" in this Prospectus Supplement. In addition to the foregoing, assignments of the Mortgage Loans will not be recorded (i) in states where, in the opinion of counsel acceptable to the Trustee, such recording is not required to protect the Trustee's interests in the Mortgage Loan against the claim of any subsequent transferee or any successor to or creditor of the
Depositor or the Seller, or (ii) with respect to any Mortgage which has been recorded in the name of Mortgage Electronic Registration Systems, Inc. ("MERS")
or its designee. With respect to any Mortgage which has been recorded in the name of MERS or its designee, no mortgage assignment in favor of the Trustee will be required to be prepared or delivered. Instead, the Servicer will be required to take all actions as are necessary to cause the Trust to be shown as the owner of the related Mortgage Loan on the records of MERS for purposes of the system of recording transfers of beneficial ownership of mortgages maintained by MERS. The Trustee will promptly review each Mortgage File after the Closing Date (or promptly after the Trustee's receipt of any document permitted to be delivered after the Closing Date) to determine if any of the foregoing documents is missing.

REPURCHASES OF MORTGAGE LOANS

     If any portion of the Mortgage File is not delivered to the Trustee or if a
Mortgage Loan breaches any of the representations made by the Depositor in the
Pooling Agreement in any material respect and the Depositor does not cure such omission or defect within 90 days, the Depositor will be required on the
Distribution Date in the month following the expiration of the 90-day period either (i) to repurchase the related Mortgage Loan (or any property acquired in respect thereof) at a price (the "PURCHASE PRICE") equal to 100% of the unpaid principal balance of such Mortgage Loan plus accrued and unpaid interest on such principal balance at the related mortgage interest rate, or (ii) to substitute an Eligible Substitute Mortgage Loan; provided however, such substitution generally is permitted only within two years of the Closing Date. Any Mortgage
Loan repurchased or subject to a substitution as described in this paragraph is referred to as a "DELETED MORTGAGE LOAN." In the case of the breach of the representation made by the

                                      S-35

Depositor that a Mortgage Loan at the time of its origination complied with any applicable federal, state or local predatory or abusive lending laws, the
Depositor will be required to pay any costs or damages incurred by the Trust as a result of a violation of such laws.

     An "ELIGIBLE SUBSTITUTE MORTGAGE LOAN" generally will:

     o    have a principal balance, after deduction of all Monthly Payments due in the month of substitution, not in excess of, and not more than 10%
          less than, the Stated Principal Balance of the Deleted Mortgage Loan
          (the amount of any shortfall to be deposited by the Seller and held for distribution to the certificateholders on the related Distribution
          Date (a "SUBSTITUTION ADJUSTMENT AMOUNT"));

     o    have a Net Mortgage Interest Rate equal to that of the Deleted
          Mortgage Loan;

     o    have a Loan-to-Value Ratio not higher than that of the Deleted
          Mortgage Loan;

     o    have a remaining term to maturity not greater than (and not more than one year less than) that of the Deleted Mortgage Loan; and

     o    comply with all of the representations and warranties in the Pooling
          Agreement as of the date of substitution.

     This cure, repurchase or substitution obligation constitutes the sole remedy available to certificateholders or the Trustee for omission of, or a material defect in, a Mortgage Loan document.

OPTIONAL REPURCHASES OF CERTAIN MORTGAGE LOANS

     The Depositor, in its sole discretion, may repurchase from the Trust:

     o    any Mortgage Loan that is at least 180 days delinquent; and

     o    any Mortgage Loan as to which the originator or prior owner of such
          Mortgage Loan has breached a representation or warranty to the Seller regarding the characteristics of such Mortgage Loan.

     Any such repurchase will be at the Purchase Price.

PAYMENTS ON MORTGAGE LOANS; ACCOUNTS

     On or prior to the Closing Date, the Servicer will establish an account
(the "SERVICER CUSTODIAL ACCOUNT"), which will be maintained as a separate trust account by the Servicer in trust for the benefit of certificateholders. Funds credited to the Servicer Custodial Account may be invested for the benefit and at the risk of the Servicer in certain eligible investments, as described in the
Pooling Agreement, that are scheduled to mature on or prior to the business day preceding the next Distribution Date. On or prior to the business day immediately preceding each Distribution Date, the Servicer will withdraw from the Servicer Custodial Account the Pool Distribution Amount for each Loan Group and will deposit such amounts in an account established and maintained with the
Trustee on behalf of certificateholders (the "CERTIFICATE ACCOUNT"). Funds credited to the Certificate Account may be invested for the benefit and at the risk of the Trustee in certain eligible investments, as described in the Pooling
Agreement.

COMPENSATION AND PAYMENT OF EXPENSES OF THE SERVICER AND THE TRUSTEE

     The Administrative Fees with respect to a Loan Group are payable out of the interest payments received on each Mortgage Loan in the related Loan Group. The
"ADMINISTRATIVE FEES" consist of (a)

                                      S-36

servicing compensation payable to the Servicer in respect of its servicing activities (the "SERVICING FEE") and (b) fees paid to the Trustee. The
Administrative Fees will accrue on the Stated Principal Balance of each Mortgage
Loan as of the due date in the month preceding the month of the related
Distribution Date at a rate (the "ADMINISTRATIVE FEE RATE") equal to the sum of the Servicing Fee Rate for such Mortgage Loan and the Trustee Fee Rate. The
"TRUSTEE FEE RATE" will be 0.0075% per annum. The "SERVICING FEE RATE" with respect to each Mortgage Loan will be 0.250% per annum.

     The "SERVICING COMPENSATION" to the Servicer will equal the sum of (i) the
Servicing Fee, (ii) any Ancillary Income, (iii) net income from the investment of funds in the Servicer Custodial Account and (iv) Foreclosure Profits (as
defined in the Prospectus under "Description of the Certificates --
Distributions to Certificateholders").

     "ANCILLARY INCOME" includes all late payment fees, assumption fees, and other similar charges.

     The Servicer is obligated to pay certain ongoing expenses associated with the Trust and incurred by the Servicer in connection with its responsibilities under the Pooling Agreement. Those amounts will be paid by the Servicer out of its Servicing Compensation. The amount of the Servicer's Servicing Compensation is subject to adjustment with respect to prepaid Mortgage Loans, as described below under "-- Compensating Interest."

     The Trustee is also entitled to receive all investment income earned on amounts on deposit in the Certificate Account. In addition to its compensation, the Trustee is entitled to be reimbursed from and indemnified by the Trust for certain expenses incurred by the Trustee in connection with its responsibilities under the Pooling Agreement.

COMPENSATING INTEREST

     When a Mortgage Loan is subject to a partial prepayment or is prepaid in full between due dates, the mortgagor is required to pay interest on the amount prepaid only to the date of prepayment in the case of a prepayment in full or to the due date in the month in which a partial prepayment is made. No interest will be paid by the mortgagor on the amount prepaid after those dates.
Prepayments will be distributed to certificateholders on the Distribution Date in the month following the month of receipt.

     Pursuant to the Pooling Agreement, the aggregate Servicing Fee payable to the Servicer for any month and Loan Group will be reduced (but not below zero)
by an amount equal to the lesser of (i) the Prepayment Interest Shortfall for such Distribution Date and Loan Group and (ii) one-twelfth of 0.25% of the aggregate Stated Principal Balance of the Mortgage Loans in such Loan Group as of the due date in the month preceding the month of such Distribution Date (such amount with respect to each Loan Group, the "COMPENSATING INTEREST").

     The "PREPAYMENT INTEREST SHORTFALL" with respect to each Loan Group is equal to the difference between (x) 30 days' interest at the mortgage interest rate (less the Servicing Fee Rate) on the amount of each prepayment on the
Mortgage Loans in such Loan Group minus (y) the amount of interest actually paid by the related mortgagors on the amount of such prepayments during the preceding month.

     Any Prepayment Interest Shortfalls as a result of prepayments on the
Mortgage Loans in a Loan Group in excess of the amount of the Compensating
Interest for such Loan Group for a month will reduce the amount of interest available to be distributed on the Senior Certificates and the Class B
Certificates of the related Group from what would have been the case in the absence of such Prepayment Interest Shortfalls. See "Description of the
Certificates -- Interest" in this Prospectus Supplement.

                                      S-37

ADVANCES

     Subject to the following limitations, the Servicer will be required to advance (any such advance, an "ADVANCE") prior to each Distribution Date an amount equal to the aggregate of payments of principal and interest (net of the related Servicing Fee) which were due on the related due date on the Mortgage
Loans and which were delinquent on the related Determination Date. Advances by the Servicer will be made from its own funds or funds in the Servicer Custodial
Account that do not constitute a portion of the applicable Pool Distribution
Amount for such Distribution Date. The obligation to make an Advance with respect to any Mortgage Loan will continue until the ultimate disposition of the
REO Property or Mortgaged Property relating to such Mortgage Loan. An "REO
PROPERTY" is a Mortgaged Property that has been acquired by the Servicer on behalf of the Trust through foreclosure or grant of a deed in lieu of foreclosure. With respect to any Distribution Date, the "DETERMINATION DATE"
will be the sixteenth day of the month in which such Distribution Date occurs or, if such day is not a business day, the immediately preceding business day.

     Advances are intended to maintain a regular flow of scheduled interest and principal payments on the Certificates rather than to guarantee or insure against losses. The Servicer is obligated to make Advances if the Advances are, in its judgment, reasonably recoverable from future payments and collections or insurance payments or proceeds of liquidation of the related Mortgage Loan. If the Servicer determines on any Determination Date to make an Advance, such
Advance will be included with the distribution to certificateholders on the related Distribution Date. Any failure by the Servicer to make a required
Advance will constitute an event of default and the Trustee (if it succeeds to the obligations of the Servicer under the Pooling Agreement) or the successor servicer will be obligated to make the Advance, in accordance with the terms of the Pooling Agreement.

OPTIONAL TERMINATION

     The circumstances under which the obligations created by the Pooling
Agreement will terminate in respect of the Certificates are described in "The
Pooling and Servicing Agreement -- Termination; Optional Purchase of Mortgage
Loans" in the Prospectus. In addition, the Depositor will have the option to purchase all remaining Mortgage Loans and other assets in the Trust when the scheduled balance of the Mortgage Pool as of the Distribution Date on which the purchase proceeds are to be distributed is less than 10% of the initial balance of the Mortgage Pool. This percentage may be reduced through an amendment to the
Pooling Agreement under the circumstances described below. The purchase price will generally be equal to the sum of (a) the Stated Principal Balances of the
Mortgage Loans and (b) the fair market value of any REO Properties held by the
Trust together with the amount of any unpaid interest shortfalls on the
Certificates and one month's interest on the Stated Principal Balance of each
Mortgage Loan. However, for so long as the Depositor is subject to regulation by the OCC, the FDIC, the Federal Reserve or the OTS, the Depositor may exercise its purchase option only if the aggregate fair market value of the Mortgage
Loans and REO Properties is greater than or equal to the purchase price described in the preceding sentence.

     Distributions in respect of an optional purchase described above will be paid to certificateholders in order of their priority of distribution as described below under "Description of the Certificates -- Priority of
Distributions." The proceeds from such a distribution may not be sufficient to distribute the full amount to which each class is entitled if the purchase price is based in part on the fair market value of the REO Property and such fair market value is less than the scheduled balance of the related Mortgage Loan.

     The Pooling Agreement may be amended without the consent of certificateholders in order to reduce the percentage of the initial balance of the Mortgage Pool at which the Depositor will have the option to purchase all the remaining Mortgage Loans, if such reduction is considered necessary by the
Depositor, as evidenced by an officer's certificate delivered to the Trustee, to preserve the treatment of the transfer of the Mortgage Loans to the Depositor by the Seller or to the Trust by the Depositor as a sale for accounting purposes.

                                      S-38

     In no event will the Trust created by the Pooling Agreement continue beyond the later of (a) the repurchase described above, if it results in the Trust no longer owning any Mortgage Loans, (b) the expiration of 21 years from the death of the survivor of the person named in the Pooling Agreement and (c) the final distribution to certificateholders of amounts received in respect of the assets of the Trust. The termination of the Trust will be effected in a manner consistent with applicable federal income tax regulations and the status of the
Trust as two separate REMICs.

SPECIAL SERVICING AGREEMENTS

     The Pooling Agreement will permit the Servicer to enter into a special servicing agreement with an unaffiliated holder of a class of Class B
Certificates or of a class of securities representing interests in one or more classes of Class B Certificates alone or together with other subordinated mortgage pass-through certificates. Pursuant to such an agreement, such holder may instruct the Servicer to commence or delay foreclosure proceedings with respect to delinquent Mortgage Loans.

THE TRUSTEE

     Wells Fargo Bank, N.A., a national banking association ("WELLS FARGO") will be the Trustee under the Pooling Agreement. Wells Fargo's principal corporate trust offices are located at 9062 Old Annapolis Road, Columbia, Maryland
21045-1951 and the office for certificate transfer services is located at Sixth
Street and Marquette Avenue, Minneapolis, Minnesota 55479 (together, the
"CORPORATE TRUST OFFICE"). The telephone number of the Trustee is (800)
344-5128. The Depositor, the Seller and the Servicer may maintain other banking relationships in the ordinary course of business with the Trustee. The Trustee may appoint one or more co-trustees if necessary to comply with the fiduciary requirements imposed by any jurisdiction in which a Mortgaged Property is located.

VOTING RIGHTS

     Voting rights for certain actions specified in the Pooling Agreement will be allocated as follows:

     o    95% of all voting rights will be allocated among the holders of the
          Senior Certificates (other than the Class 1-A-19, Class 1-A-20, Class
          15-IO, Class 30-IO, Class 1-A-R and Class 1-A-LR Certificates) and
          Subordinate Certificates based on the outstanding balances of their
          Certificates.

     o    1% of all voting rights will be allocated to the holders of the Class
          1-A-19 Certificates.

     o    1% of all voting rights will be allocated to the holders of the Class
          1-A-20 Certificates.

     o    1% of all voting rights will be allocated to the holders of the Class
          15-IO Certificates.

     o    1% of all voting rights will be allocated to the holders of the Class
          30-IO Certificates.

     o    1% of all voting rights will be allocated collectively to the holders of the Class 1-A-R and Class 1-A-LR Certificates.

     The voting rights allocated to each class will be allocated among the
Certificates of such class based on their Percentage Interests.

     The "PERCENTAGE INTEREST" of a Certificate of a class is the percentage obtained by dividing the initial principal balance (or notional amount) of such
Certificate by the initial class balance (or initial notional amount) of such class.

                                      S-39

--------------------------------------------------------------------------------
DESCRIPTION OF THE CERTIFICATES
--------------------------------------------------------------------------------

     The Certificates will consist of (i) the thirty-seven classes of Offered
Certificates listed in the table beginning on page S-4 of this Prospectus
Supplement and (ii) the Class 30-B-4, Class 30-B-5, Class 30-B-6, Class 15-B-4,
Class 15-B-5 and Class 15-B-6 Certificates, which are not offered by this
Prospectus Supplement.

     The Certificates are divided into two Groups.

     The Group 1 Senior Certificates in the aggregate will evidence an initial beneficial ownership interest of approximately 97.30% in Loan Group 1 and the
Class 30-B Certificates will evidence the remaining undivided interest in Loan
Group 1. The Group 2 Senior Certificates in the aggregate will evidence an initial beneficial ownership interest of approximately 98.30% in Loan Group 2 and the Class 15-B Certificates will evidence the remaining undivided interest in Loan Group 2. The Class 30-PO and Class 15-PO Certificates are Principal Only
Certificates and are not entitled to distributions in respect of interest. The
Class 1-A-19, Class 1-A-20, Class 15-IO and Class 30-IO Certificates are
Interest Only Certificates and are not entitled to distributions in respect of principal.

     The "FINAL SCHEDULED MATURITY DATE" for the Group 1 Senior Certificates and
Class 30-B Certificates will be February 25, 2035. The Final Scheduled Maturity
Date for the Group 2 Senior Certificates and Class 15-B Certificates will be
February 25, 2020. The Final Scheduled Maturity Date represents the Distribution
Date in the month following the latest maturity date of any applicable Mortgage
Loan in the related Loan Group. The actual final payment on your Certificates could occur earlier or later than the Final Scheduled Maturity Date.

DENOMINATIONS AND FORM

     The Offered Certificates (other than the Class 1-A-R and Class 1-A-LR
Certificates) will be issuable in book-entry form only (the "BOOK-ENTRY
CERTIFICATES"). The Class 1-A-R and Class 1-A-LR Certificates will be issued in definitive, fully-registered form (such form, the "DEFINITIVE Certificates").
The following table sets forth the original Certificate form, the minimum denomination and the incremental denomination of the Offered Certificates. The
Offered Certificates are not intended to be and should not be directly or indirectly held or beneficially owned in amounts lower than such minimum denominations. A single certificate of each class may be issued in an amount different than described above.

                                      S-40

                 FORM AND DENOMINATIONS OF OFFERED CERTIFICATES



                                                                        ORIGINAL          MINIMUM      INCREMENTAL
                             CLASS                                  CERTIFICATE FORM   DENOMINATION   DENOMINATION
-----------------------------------------------------------------   ----------------   ------------   ------------

Classes: 1-A-1, 1-A-2, 1-A-3, 1-A-4, 1-A-5, 1-A-6, 1-A-7, 1-A-8,
   1-A-9, 1-A-10, 1-A-11, 1-A-12, 1-A-13, 1-A-14, 1-A-15, 1-A-16,
   1-A-17, 1-A-18, 1-A-21, 1-A-22, 1-A-23, 1-A-24 and 2-A-1            Book-Entry       $    1,000        $  1
Classes: 1-A-R and 1-A-LR                                              Definitive       $       50         N/A
Classes: 1-A-19(1), 1-A-20(1), 15-IO(1) and 30-IO(1)                   Book-Entry       $1,000,000        $  1
Classes: 30-PO, 15-PO, 30-B-1, 30-B-2, 30-B-3, 15-B-1,
   15-B-2 and 15-B-3                                                   Book-Entry       $   25,000        $  1


----------
(1)  Denomination expressed in initial notional amount.

BOOK-ENTRY CERTIFICATES

     Persons acquiring beneficial ownership interests in the Book-Entry
Certificates ("CERTIFICATE OWNERS") will hold such Certificates through The
Depository Trust Company ("DTC") in the United States, or Clearstream or
Euroclear (in Europe) if they are participants of such systems (the
"PARTICIPANTS"), or indirectly through organizations which are participants in such systems (the "INDIRECT PARTICIPANTS"). Each class of the Book-Entry
Certificates initially will be represented by one or more physical certificates registered in the name of Cede & Co., the nominee of DTC. Clearstream and
Euroclear will hold omnibus positions on behalf of their Participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their respective depositaries which in turn will hold such positions in customers' securities accounts in the depositaries' names on the books of DTC.
Citibank will act as depositary for Clearstream and JPMorgan Chase Bank,
National Association will act as depositary for Euroclear (in such capacities, individually the "RELEVANT DEPOSITARY" and collectively the "EUROPEAN
DEPOSITARIES"). Investors may hold such beneficial interest in the Book-Entry
Certificates in minimum denominations of $1,000. Except as described below, no person acquiring a Book-Entry Certificate (each, a "BENEFICIAL OWNER") will be entitled to receive a Definitive Certificate. Unless and until Definitive
Certificates are issued, it is anticipated that the only "CERTIFICATEHOLDER" of the Book-Entry Certificates will be Cede & Co., as nominee of DTC. Certificate
Owners will not be Certificateholders as that term is used in the Pooling
Agreement. Certificate Owners are only permitted to exercise their rights indirectly through Participants and DTC.

     The beneficial owner's ownership of a Book-Entry Certificate will be recorded on the records of the brokerage firm, bank, thrift institution or other financial intermediary (each, a "FINANCIAL INTERMEDIARY") that maintains the beneficial owner's account for such purpose. In turn, the Financial
Intermediary's ownership of such Book-Entry Certificate will be recorded on the records of DTC (or of a participating firm that acts as agent for the Financial
Intermediary, whose interest will in turn be recorded on the records of DTC, if the beneficial owner's Financial Intermediary is not a DTC Participant, and on
the records of Clearstream or Euroclear, as appropriate).

     Certificate Owners will receive all distributions of principal of, and interest on, the Book-Entry Certificates from the Trustee through DTC and DTC
Participants. While the Book-Entry Certificates are outstanding (except under the circumstances described below), under the rules, regulations and procedures creating and affecting DTC and its operations (the "RULES"), DTC is required to make book-entry transfers among Participants on whose behalf it acts with respect to the Book-Entry Certificates and is required to receive and transmit distributions of principal of, and interest on, the Book-Entry Certificates.
Participants and Indirect Participants with whom Certificate Owners have accounts with respect to Book-Entry

                                      S-41

Certificates are similarly required to make book-entry transfers and receive and transmit such distributions on behalf of their respective Certificate Owners.
Accordingly, although Certificate Owners will not possess certificates representing their respective interests in the Book-Entry Certificates, the
Rules provide a mechanism by which Certificate Owners will receive distributions and will be able to transfer their interest.

     Certificateholders will not receive or be entitled to receive certificates representing their respective interests in the Book-Entry Certificates, except under the limited circumstances described below. Unless and until Definitive
Certificates are issued, Certificateholders who are not Participants may transfer ownership of Book-Entry Certificates only through Participants and
Indirect Participants by instructing such Participants and Indirect Participants to transfer Book-Entry Certificates, by book-entry transfer, through DTC, for the account of the purchasers of such Book-Entry Certificates, which account is maintained with their respective Participants. Under the Rules and in accordance with DTC's normal procedures, transfers of ownership of Book-Entry Certificates will be executed through DTC and the accounts of the respective Participants at
DTC will be debited and credited. Similarly, the Participants and Indirect
Participants will make debits or credits, as the case may be, on their records on behalf of the selling and purchasing Certificateholders.

     Because of time zone differences, credits of securities received in
Clearstream or Euroclear as a result of a transaction with a Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such securities settled during such processing will be reported to the relevant
Euroclear or Clearstream Participants on such business day. Cash received in
Clearstream or Euroclear as a result of sales of securities by or through a
Clearstream Participant or Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC. For information with respect to tax documentation procedures relating to the Certificates see "Federal Income Tax
Consequences--Federal Income Tax Consequences for REMIC Certificates--Taxation
of Certain Foreign Investors" and "--Backup Withholding" in the Prospectus and
"Global Clearance, Settlement and Tax Documentation Procedures--Certain U.S.
Federal Income Tax Documentation Requirements" in Appendix B to this Prospectus
Supplement.

     Transfers between Participants will occur in accordance with DTC Rules.
Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with their respective rules and operating procedures.

     Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream
Participants or Euroclear Participants, on the other, will be effected in accordance with DTC Rules on behalf of the relevant European international clearing system by the Relevant Depositary; however, such cross-market transfers will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within established deadlines (European time). The relevant
European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the Relevant Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same day funds settlement applicable to DTC. Clearstream
Participants and Euroclear Participants may not deliver instructions directly to the European Depositaries.

                                      S-42

     DTC which is a New York-chartered limited purpose trust company, performs services for its Participants, some of which (and/or their representatives) own
DTC. In accordance with its normal procedures, DTC is expected to record the positions held by each DTC Participant in the Book-Entry Certificates, whether held for its own account or as a nominee for another person. In general, beneficial ownership of Book-Entry Certificates will be subject to the Rules, as in effect from time to time.

     Clearstream International ("CLEARSTREAM"), a Luxembourg limited liability company, was formed in January 2000 through the merger of Cedel International and Deutsche Boerse Clearing.

     Clearstream is registered as a bank in Luxembourg, and as such is subject to regulation by the Banque centrale du Luxembourg, which supervises Luxembourg banks.

     Clearstream holds securities for its customers ("CLEARSTREAM PARTICIPANTS")
and facilitates the clearance and settlement of securities transactions by electronic book-entry transfers between their accounts. Clearstream provides various services, including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream also deals with domestic securities markets in several countries through established depository and custodial relationships.
Clearstream has established an electronic bridge with Euroclear Bank S.A./N.V.
as the Euroclear Operator in Brussels to facilitate settlement of trades between systems. Clearstream currently accepts over 200,000 securities issues on its books.

     Clearstream's customers are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Clearstream's United States customers are limited to securities brokers and dealers and banks. Currently, Clearstream has approximately 2,500 customers located in 94 countries, including all major
European countries, Canada and the United States. Indirect access to Clearstream is available to other institutions which clear through or maintain custodial relationship with an account holder of Clearstream.

     The Euroclear System ("EUROCLEAR") was created in 1968 to hold securities for its participants ("EUROCLEAR PARTICIPANTS") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may be settled in a variety of currencies, including United States dollars. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank
S.A./N.V. (the "EUROCLEAR OPERATOR"). All operations are conducted by the
Euroclear Operator, and all Euroclear securities clearance accounts and
Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear plc establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear
Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries. Indirect access to
Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

     Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the
related Operating Procedures of the Euroclear System and applicable Belgian law
(collectively, the "TERMS AND CONDITIONS"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in
Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.
The Euroclear Operator acts under the Terms and Conditions only on behalf of
Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

                                      S-43

     Distributions on the Book-Entry Certificates will be made on each
Distribution Date by the Trustee to Cede & Co., as nominee of DTC. DTC will be responsible for crediting the amount of such payments to the accounts of the applicable DTC Participants in accordance with DTC's normal procedures. Each DTC
Participant will be responsible for disbursing such payments to the beneficial owners of the Book-Entry Certificates that it represents and to each Financial
Intermediary for which it acts as agent. Each such Financial Intermediary will be responsible for disbursing funds to the beneficial owners of the Book-Entry
Certificates that it represents.

     Under a book-entry format, beneficial owners of the Book-Entry Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the Trustee to Cede & Co. Distributions with respect to
Certificates held through Clearstream or Euroclear will be credited to the cash accounts of Clearstream Participants or Euroclear Participants in accordance with the relevant system's rules and procedures, to the extent received by the
Relevant Depositary. Such distributions will be subject to tax reporting in accordance with relevant United States tax laws and regulations. See "Federal
Income Tax Consequences--Federal Income Tax Consequences for REMIC
Certificates--Taxation of Certain Foreign Investors" and"--Backup Withholding"
in the Prospectus. Because DTC can only act on behalf of DTC Participants, the ability of a beneficial owner to pledge Book-Entry Certificates to persons or entities that do not participate in the depository system, or otherwise take actions in respect of such Book-Entry Certificates, may be limited due to the lack of physical certificates for such Book-Entry Certificates. In addition, issuance of the Book-Entry Certificates in book-entry form may reduce the liquidity of such Certificates in the secondary market since certain potential investors may be unwilling to purchase Certificates for which they cannot obtain physical certificates.

     DTC has advised the Trustee that, unless and until Definitive Certificates are issued, DTC will take any action the holders of the Book-Entry Certificates are permitted to take under the Pooling Agreement only at the direction of one or more Financial Intermediaries to whose DTC accounts the Book-Entry
Certificates are credited, to the extent that such actions are taken on behalf of Financial Intermediaries whose holdings include such Book-Entry Certificates.
Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a Certificateholder under the Pooling Agreement on behalf of a Clearstream Participant or Euroclear Participant only in accordance with its relevant rules and procedures and subject to the ability of the Relevant Depositary to effect such actions on its behalf through DTC. DTC may take actions, at the direction of the related Participants, with respect to some Book-Entry Certificates which conflict with actions taken with respect to other Book-Entry Certificates.

     Definitive Certificates will be issued to beneficial owners of the
Book-Entry Certificates, or their nominees, rather than to DTC, only if DTC advises the Trustee in writing that DTC is no longer willing, qualified or able to discharge properly its responsibilities as nominee and depository with respect to the Book-Entry Certificates and the Depositor or the Trustee is
unable to locate a qualified successor.

     Upon the occurrence of any of the events described in the immediately preceding paragraph, the Trustee will be required to notify all beneficial owners of the occurrence of such event and the availability through DTC of
Definitive Certificates. Upon surrender by DTC of the global certificate or certificates representing the Book-Entry Certificates and instructions for re-registration, the Trustee will issue Definitive Certificates, and thereafter the Trustee will recognize the holders of such Definitive Certificates as
Certificateholders under the Pooling Agreement.

     Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Book-Entry Certificates among participants of DTC, Clearstream and Euroclear, they

                                      S-44

are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

     None of the Depositor, the Servicer or the Trustee will have any responsibility for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Book-Entry Certificates held by
Cede & Co., as nominee for DTC, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. In the event of the insolvency of DTC, a DTC Participant or an Indirect DTC Participant in whose name Book-Entry Certificates are registered, the ability of the Beneficial
Owners of such Book-Entry Certificates to obtain timely payment and, if the limits of applicable insurance coverage by the Securities Investor Protection
Corporation are exceeded or if such coverage is otherwise unavailable, ultimate payment, of amounts distributable with respect to such Book-Entry Certificates may be impaired.

DISTRIBUTIONS

     Distributions on the Certificates will be made by the Trustee on the 25th day of each month (or, if not a business day, the next business day), commencing in February 2005 (each, a "DISTRIBUTION DATE"), to the persons in whose names such Certificates are registered at the close of business on the last business day of the month preceding the month of such Distribution Date (the "RECORD
DATE").

     Distributions on each Distribution Date will be made by check mailed to your address as it appears on the applicable certificate register or, if you have notified the Trustee in writing in accordance with the Pooling Agreement, by wire transfer in immediately available funds to your account at a bank or other depository institution having appropriate wire transfer facilities.
However, the final distribution in retirement of a Certificate will be made only upon presentment and surrender of the Certificate at the Corporate Trust Office of the Trustee in Minnesota. If you own a Book-Entry Certificate, distributions will be made to you through the facilities of DTC, as described above under "--
Book-Entry Certificates."

POOL DISTRIBUTION AMOUNT

     The "POOL DISTRIBUTION AMOUNT" for each Loan Group with respect to any
Distribution Date will be determined by reference to amounts received and expenses incurred in connection with the Mortgage Loans in such Loan Group and will be equal to the sum of:

          (i) all scheduled installments of interest (net of the related
     Servicing Fee) and principal due on the Mortgage Loans in such Loan Group on the due date in the month in which such Distribution Date occurs and received prior to the related Determination Date, together with any
     Advances in respect thereof and any Compensating Interest allocable to the
     Mortgage Loans in such Loan Group;

          (ii) all proceeds of any primary mortgage guaranty insurance policies and any other insurance policies with respect to the Mortgage Loans in such
     Loan Group, to the extent such proceeds are not applied to the restoration of the related Mortgaged Property or released to the mortgagor in accordance with the Servicer's normal servicing procedures and all other cash amounts received and retained in connection with the liquidation of defaulted Mortgage Loans in such Loan Group, by foreclosure or otherwise
     (collectively, "LIQUIDATION PROCEEDS"), during the calendar month preceding the month of such Distribution Date (in each case, net of unreimbursed expenses incurred in connection with a liquidation or foreclosure and unreimbursed Advances, if any);

          (iii) all partial or full prepayments received on the Mortgage Loans in such Loan Group during the calendar month preceding the month of such
     Distribution Date; and

                                      S-45

          (iv) amounts received with respect to such Distribution Date as the
     Substitution Adjustment Amount or Purchase Price in respect of any Deleted
     Mortgage Loan in such Loan Group or amounts received in connection with the optional termination of the Trust as of such Distribution Date, reduced by amounts in reimbursement for Advances previously made and other amounts as to which the Servicer is entitled to be reimbursed pursuant to the Pooling
     Agreement.

     The Pool Distribution Amounts will not include any amounts constituting
Servicing Compensation.

PRIORITY OF DISTRIBUTIONS

     The aggregate amount available for distribution to each Group on each
Distribution Date will be the Pool Distribution Amount for the related Loan
Group.

     On each Distribution Date, the Pool Distribution Amount for each Loan Group will be allocated in the following order of priority (the "POOL DISTRIBUTION
AMOUNT ALLOCATION"):

          (i) to the Trustee an amount in payment for its services with respect to the related Loan Group for such Distribution Date;

          (ii) to each class of Senior Certificates of such Group entitled to receive distributions of interest to pay interest, but until the Accretion
     Termination Date, amounts that would have been distributed pursuant to this clause to the Class 1-A-12 Certificates will be distributed instead as principal to certain Senior Certificates of Group 1 as described below under "--Principal";

          (iii) pro rata (a) to the Class 30-PO or Class 15-PO Certificates, based on the applicable PO Principal Amount, and (b) to the classes of
     Senior Certificates of such Group (but not the Class 30-PO or Class 15-PO
     Certificates) entitled to receive distributions of principal, based on the applicable Senior Principal Distribution Amount, as described below under
     "-- Principal," to pay principal;

          (iv) to the Class 30-PO and Class 15-PO Certificates, to pay any
     applicable Class PO Deferred Amounts to such Certificates, but only from amounts that would otherwise be distributable on such Distribution Date as principal of the Subordinate Certificates of the related Group; and

          (v) to each class of Subordinate Certificates of such Group, first to pay interest and then to pay principal in order of their numerical class designations, beginning with the Class 30-B-1 Certificates or Class 15-B-1
     Certificates, as the case may be.

     The Class 1-A-R and Class 1-A-LR Certificates will be entitled to any remaining amounts in the Upper-Tier REMIC and Lower-Tier REMIC, respectively, subject to the limitations set forth below under "-- Interest" and "--
Principal."

INTEREST

     The pass-through rate for each class of interest-bearing Offered
Certificates for each Distribution Date is as set forth or described in the table beginning on page S-4 of this Prospectus Supplement.

     On each Distribution Date, to the extent of the applicable Pool
Distribution Amount, each class of interest-bearing Certificates will be entitled to receive interest (as to each such class, the "INTEREST DISTRIBUTION
AMOUNT") with respect to the related Interest Accrual Period. The Interest
Distribution Amount for any class of Certificates will be equal to the sum of
(i) interest accrued during the related Interest Accrual Period at the applicable pass-through rate on the related class balance or notional amount and
(ii) the sum of the amounts, if any, by which the amount described in clause (i)
above on each prior Distribution Date exceeded the amount actually distributed in respect of interest on such prior Distribution Dates (including, prior to the
Accretion Termination Date, any amounts accrued as interest on the Class 1-A-12
Certificates but distributed instead as principal to certain Senior Certificates of Group 1) and not subsequently distributed.

                                      S-46

     The Class 30-PO and Class 15-PO Certificates are Principal Only
Certificates and will not bear interest.

     The interest entitlement described in clause (i) of the Interest
Distribution Amount for each class of Certificates of a Group will be reduced by the amount of Net Interest Shortfalls for the related Loan Group for such
Distribution Date. With respect to any Distribution Date, the "NET INTEREST
SHORTFALL" for a Loan Group is equal to the sum of (i) the shortfall in interest received with respect to any Mortgage Loan in such Loan Group as a result of a
Relief Act Reduction and (ii) any Non-Supported Interest Shortfalls for such
Loan Group. Net Interest Shortfalls for a Loan Group on any Distribution Date
will be allocated pro rata among all classes of interest-bearing Certificates of the related Group based on the amount of interest accrued on each such class of
Certificates on such Distribution Date before taking into account any reduction in such amounts resulting from such Net Interest Shortfalls. A "RELIEF ACT
REDUCTION" is a reduction in the amount of monthly interest payment on a
Mortgage Loan pursuant to the Servicemembers Civil Relief Act or similar state legislation. See "Certain Legal Aspects of the Mortgage Loans -- Servicemembers
Civil Relief Act and Similar Laws" in the Prospectus. With respect to any
Distribution Date, the "NON-SUPPORTED INTEREST SHORTFALL" for a Loan Group is
the amount by which the aggregate of Prepayment Interest Shortfalls for the
Mortgage Loans in such Loan Group during the calendar month preceding the month of such Distribution Date exceeds the applicable Compensating Interest for such period.

     Allocations of the interest portion of Realized Losses on the Mortgage
Loans in a Loan Group first to the Subordinate Certificates of the related Group in reverse numerical order will result from the priority of distributions first to the Senior Certificates of such Group and then to the classes of Subordinate
Certificates of such Group in numerical order of the applicable Pool
Distribution Amount as described above under "-- Priority of Distributions."
After the applicable Senior Credit Support Depletion Date, the interest-bearing
Senior Certificates of a Group will bear the interest portion of any Realized
Losses pro rata based on interest accrued.

     Accrued interest to be distributed on any Distribution Date will be calculated for each class of Certificates on the basis of the related class balance or notional amount with respect to such Distribution Date. Interest will be calculated and payable on the basis of a 360-day year consisting of twelve
30-day months.

     If on a particular Distribution Date, the applicable Pool Distribution
Amount applied in the order described above under "-- Priority of Distributions"
is not sufficient to make a full distribution of the Interest Distribution
Amount for each class entitled to distributions therefrom, interest will be distributed on each class of such Group of equal priority pro rata based on the
Interest Distribution Amount the class would otherwise have been entitled to receive in the absence of such shortfall. Any unpaid amount will be carried forward and added to the Interest Distribution Amount of that class, on the next
Distribution Date. Such a shortfall could occur, for example, if Realized Losses on the Mortgage Loans in a Loan Group were exceptionally high or were concentrated in a particular month. Any such unpaid amount will not bear interest.

     Interest will accrue on each class of interest-bearing Certificates (other than the Class 1-A-9, Class 1-A-10 and Class 1-A-11 Certificates) during each one-month period ending on the last day of the month preceding the month in which each Distribution Date occurs (each, a "REGULAR INTEREST ACCRUAL PERIOD").

                                      S-47

The initial Regular Interest Accrual Period will be deemed to have commenced on
January 1, 2005. Interest which accrues on each class of Certificates during a
Regular Interest Accrual Period will be calculated on the assumption that distributions in reduction of the principal balances thereof on the Distribution
Date in that Regular Interest Accrual Period are made on the first day of the
Regular Interest Accrual Period. Interest will accrue on the Class 1-A-9, Class
1-A-10 and Class 1-A-11 Certificates during each one-month period commencing on the 25th day of the month preceding the month in which each Distribution Date occurs and ending on the 24th day of the month in which such Distribution Date occurs (each, a "LIBOR BASED INTEREST ACCRUAL PERIOD" and, together with a
Regular Interest Accrual Period, an "INTEREST ACCRUAL PERIOD"). The initial
LIBOR Based Interest Accrual Period will be deemed to have commenced on January
25, 2005.

     The Class 1-A-19 Certificates are Interest Only Certificates and have no class balance. The "CLASS 1-A-19 NOTIONAL AMOUNT" with respect to each
Distribution Date and the Class 1-A-19 Certificates will be equal to the sum of
(i) approximately 14.2857142857% of the class balance of the Class 1-A-13
Certificates and (ii) approximately 4.7619047619% of the class balance of the
Class 1-A-14 Certificates. Accordingly, any distribution in respect of principal made to, or losses in respect of principal allocated in reduction of, the class balances of the Class 1-A-13 and Class 1-A-14 Certificates will result in a proportional reduction in the Class 1-A-19 Notional Amount. See "--Principal"
and "--Allocation of Losses" in this Prospectus Supplement. The Class 1-A-19
Notional Amount with respect to the first Distribution Date will be approximately $9,864,000.

     The Class 1-A-20 Certificates are Interest Only Certificates and have no class balance. The "CLASS 1-A-20 NOTIONAL AMOUNT" with respect to each
Distribution Date and the Class 1-A-20 Certificates will be equal to approximately 4.5454545455% of the sum of the class balances of the Class
1-A-18, Class 1-A-21, Class 1-A-22, Class 1-A-23 and Class 1-A-24 Certificates.
Accordingly, any distribution in respect of principal made to, or losses in respect of principal allocated in reduction of, the class balances of the Class
1-A-18, Class 1-A-21, Class 1-A-22, Class 1-A-23 and Class 1-A-24 Certificates
will result in a proportional reduction in the Class 1-A-20 Notional Amount. See
"--Principal" and "--Allocation of Losses" in this Prospectus Supplement. The
Class 1-A-20 Notional Amount with respect to the first Distribution Date will be approximately $4,253,545.

     The Class 30-IO Certificates are Interest Only Certificates and have no class balance. The "CLASS 30-IO NOTIONAL AMOUNT" with respect to each
Distribution Date and the Class 30-IO Certificates will be equal to the product of (i) the aggregate of the Stated Principal Balances of the Group 1 Premium
Mortgage Loans as of the due date in the month preceding the month of such
Distribution Date and (ii) a fraction, (a) the numerator of which is equal to the weighted average of the Net Mortgage Interest Rates of the Group 1 Premium
Mortgage Loans (based on the Stated Principal Balances of the Group 1 Premium
Mortgage Loans as of the due date in the month preceding the month of such
Distribution Date) minus 5.500% and (b) the denominator of which is equal to
5.500%. The Class 30-IO Notional Amount with respect to the first Distribution
Date will be approximately $4,256,043.

     The Class 15-IO Certificates are Interest Only Certificates and have no class balance. The "CLASS 15-IO NOTIONAL AMOUNT" with respect to each
Distribution Date and the Class 15-IO Certificates will be equal to the product of (i) the aggregate of the Stated Principal Balances of the Group 2 Premium
Mortgage Loans as of the due date in the month preceding the month of such
Distribution Date and (ii) a fraction, (a) the numerator of which is equal to the weighted average of the Net Mortgage Interest Rates of the Group 2 Premium
Mortgage Loans (based on the Stated Principal Balances of the Group 2 Premium
Mortgage Loans as of the due date in the month preceding the month of such
Distribution Date) minus 5.000% and (b) the denominator of which is equal to
5.000%. The Class 15-IO Notional Amount with respect to the first Distribution
Date will be approximately $1,561,667.

                                      S-48

     The "CLASS BALANCE" of a class of Certificates at any time will equal (a)
its initial class balance less (i) all distributions of principal made to such class and (ii) losses allocated to such class as described under "--Allocation of Losses" below, plus (b) in the case of the Class 1-A-12 Certificates, the
Class 1-A-12 Accrual Distribution Amount, as described under "--Principal"
below, previously added to the class balance of the Class 1-A-12 Certificates.

     Prior to the Accretion Termination Date, interest in an amount equal to the
Interest Distribution Amount for the Class 1-A-12 Certificates will accrue on such class, but such amount will not be distributed as interest to such class.
Prior to such time, an amount equal to the accrued and unpaid interest on such class will be added to the class balance thereof and distributed as described under "--Principal--Senior Principal Distribution Amount" below.

     The "ACCRETION TERMINATION DATE" for the Class 1-A-12 Certificates will be the earlier to occur of (i) the Distribution Date following the Distribution
Date on which the class balances of the Class 1-A-9, Class 1-A-10 and Class
1-A-11 Certificates have been reduced to zero or (ii) the Senior Credit Support
Depletion Date for Group I.

     After the Senior Credit Support Depletion Date for Group 1, for so long as the Super Senior Support Certificates are outstanding, the amount that would have reduced the class balances of the classes of Super Senior Certificates as a result of the adjustments described under "--Allocation of Losses" will instead reduce the class balance of the Super Senior Support Certificates. As a result, after the Senior Credit Support Depletion Date for Group 1, the Super Senior
Support Certificates will bear the principal portion of all Realized Losses allocable to the Super Senior Certificates for so long as the Super Senior
Support Certificates are outstanding. For a description of the Super Senior and
Super Senior Support Certificates see "--Allocation of Losses."

LIBOR

     The Floating Rate and Inverse Floating Rate Certificates will bear interest at their respective pass-through rates, which are each based on LIBOR determined by the Trustee as described below. The Trustee will determine LIBOR and the respective pass-through rates for the Floating Rate and Inverse Floating Rate
Certificates for each Interest Accrual Period (after the first Interest Accrual
Period) on the second London business day prior to the day on which such
Interest Accrual Period commences (each, a "LIBOR DETERMINATION DATE").

     On each LIBOR Determination Date, the Trustee will determine LIBOR for the succeeding Interest Accrual Period on the basis of the British Bankers'
Association ("BBA") "INTEREST SETTLEMENT RATE" for one-month deposits in U.S.
dollars as found on Telerate page 3750 as of 11:00 A.M. London time on such
LIBOR Determination Date. Such Interest Settlement Rates currently are based on rates quoted by 16 BBA designated banks as being in the view of such banks, the offered rate at which deposits are being quoted to prime banks in the London interbank market. Such Interest Settlement Rates are calculated by eliminating the four highest rates and the four lowest rates, averaging the eight remaining rates, carrying the results (expressed as a percentage) out to six decimal places, and rounding to five decimal places. As used herein "TELERATE PAGE 3750"
means the display designated as page 3750 on the Moneyline Telerate Service.

     If on any LIBOR Determination Date the Trustee is unable to determine LIBOR on the basis of the method set forth in the preceding paragraph, LIBOR for the next Interest Accrual Period will be the higher of (i) LIBOR as determined on the previous LIBOR Determination Date or (ii) the Reserve Interest Rate.

                                      S-49

The "RESERVE INTEREST RATE" will be the rate per annum which the Trustee determines to be either (a) the arithmetic mean (rounding such arithmetic mean upwards if necessary to the nearest whole multiple of 1/16%) of the one-month
U.S. dollar lending rate that New York City banks selected by the Trustee are quoting on the relevant LIBOR Determination Date to the principal London offices of at least two leading banks in the London interbank market or (b) in the event that the Trustee can determine no such arithmetic mean, the lowest one-month
U.S. dollar lending rate that the New York City banks selected by the Trustee are quoting on such LIBOR Determination Date to leading European banks.

     If on any LIBOR Determination Date the Trustee is required, but is unable to determine the Reserve Interest Rate in the manner provided in the preceding paragraph, LIBOR for the next Interest Accrual Period will be LIBOR as determined on the previous LIBOR Determination Date or, in the case of the first
LIBOR Determination Date for which the Trustee is required to determine LIBOR,
2.40% with respect to the Class 1-A-7 and Class 1-A-8 Certificates and 2.41%
with respect to the Class 1-A-9, Class 1-A-10 and Class 1-A-11 Certificates.

     The establishment of LIBOR on each LIBOR Determination Date by the Trustee and the Trustee's calculation of the rate of interest applicable to the Floating
Rate and Inverse Floating Rate Certificates for the related Interest Accrual
Period shall (in the absence of manifest error) be final and binding. Each such rate of interest may be obtained by telephoning the Trustee at (301) 815-6600.

PRINCIPAL

     On each Distribution Date, certificateholders will be entitled to receive principal distributions from the applicable Pool Distribution Amount to the extent described below and in accordance with the priorities set forth under "--
Priority of Distributions" above. The principal distributions distributed to a class on any Distribution Date will be allocated among the holders of such class pro rata in accordance with their respective Percentage Interests. The Class
1-A-19, Class 1-A-20, Class 15-IO and Class 30-IO Certificates are Interest Only
Certificates and are not entitled to distributions of principal.

     All payments and other amounts received in respect of principal of the
Group 1 Mortgage Loans will be allocated between (i) the Group 1 Senior
Certificates (other than the Class 30-PO Certificates) and the Class 30-B
Certificates and (ii) the Class 30-PO Certificates, in each case based upon the applicable Non-PO Percentage and the applicable PO Percentage, respectively, of such amounts. All payments and other amounts received in respect of principal of the Group 2 Mortgage Loans will be allocated between (i) the Group 2 Senior
Certificates (other than the Class 15-PO Certificates) and the Class 15-B
Certificates and (ii) the Class 15-PO Certificates, in each case based on the applicable Non-PO Percentage and the applicable PO Percentage, respectively, of such amounts.

     The "NON-PO PERCENTAGE" with respect to any Group 1 Mortgage Loan with a
Net Mortgage Interest Rate as of the Cut-off Date less than 5.500% (each such
Mortgage Loan, a "GROUP 1 DISCOUNT MORTGAGE LOAN") will be equal to the Net
Mortgage Interest Rate as of the Cut-off Date divided by 5.500%. The

                                      S-50

Non-PO Percentage with respect to any Group 1 Mortgage Loan with a Net Mortgage
Interest Rate as of the Cut-off Date greater than or equal to 5.500% (each such
Mortgage Loan, a "GROUP 1 PREMIUM MORTGAGE LOAN") will be 100%.

     The "NON-PO PERCENTAGE" with respect to any Group 2 Mortgage Loan with a
Net Mortgage Interest Rate as of the Cut-off Date less than 5.000% (each such
Mortgage Loan, a "GROUP 2 DISCOUNT MORTGAGE LOAN") will be equal to the Net
Mortgage Interest Rate as of the Cut-off Date divided by 5.000%. The Non-PO
Percentage with respect to any Group 2 Mortgage Loan with a Net Mortgage
Interest Rate as of the Cut-off Date greater than or equal to 5.000% (each such
Mortgage Loan, a "GROUP 2 PREMIUM MORTGAGE LOAN") will be 100%.

     The "PO PERCENTAGE" with respect to any Discount Mortgage Loan will be equal to 100% minus the Non-PO Percentage for such Mortgage Loan. The PO
Percentage with respect to any Premium Mortgage Loan will be 0%.

     The "NET MORTGAGE INTEREST RATE" of a Mortgage Loan is the excess of its mortgage interest rate over the the applicable Administrative Fee Rate.

     The "CLASS 1-A-12 ACCRUAL DISTRIBUTION AMOUNT" with respect to any
Distribution Date will be equal to amounts allocated but not currently distributable to the Class 1-A-12 Certificates in respect of interest in respect of clause (ii) of the definition of Pool Distribution Amount Allocation.

Non-PO Principal Amount

     On each Distribution Date, the Non-PO Principal Amount for a Loan Group
will be distributed (i) as principal of the Senior Certificates of the related
Group (other than the Class 30-PO or Class 15-PO Certificates) in an amount up to the Senior Principal Distribution Amount for such Loan Group and (ii) as principal of the Subordinate Certificates of the related Group in an amount up to the Subordinate Principal Distribution Amount for such Loan Group. The Non-PO
Principal Amount for a Loan Group will not be distributed to the Class 30-PO or
Class 15-PO Certificates.

     The "NON-PO PRINCIPAL AMOUNT" for any Distribution Date and any Loan Group
will equal the sum of the applicable Non-PO Percentage of:

          (a) all monthly payments of principal due on each Mortgage Loan in such Loan Group on the related Due Date;

          (b) the principal portion of the Purchase Price of each Mortgage Loan in such Loan Group that was repurchased by the Depositor pursuant to the
     Pooling Agreement as of that Distribution Date;

          (c) any Substitution Adjustment Amount in connection with a Deleted
     Mortgage Loan in such Loan Group received with respect to that Distribution
     Date;

          (d) any Liquidation Proceeds allocable to recoveries of principal of
     Mortgage Loans in such Loan Group that are not yet Liquidated Mortgage
     Loans received during the calendar month preceding the month of that
     Distribution Date;

          (e) with respect to each Mortgage Loan in such Loan Group that became a Liquidated Mortgage Loan during the calendar month preceding the month of that Distribution Date, the amount of the Liquidation Proceeds (other than any Foreclosure Profits) allocable to principal received with respect to that Mortgage Loan; and

          (f) all partial and full principal prepayments on the Mortgage Loans in such Loan Group by mortgagors received during the calendar month preceding the month of that Distribution Date.

     The amounts described in clauses (a) through (d) are referred to as
"SCHEDULED PRINCIPAL PAYMENTS." The amounts described in clauses (e) and (f) are referred to as "UNSCHEDULED PRINCIPAL PAYMENTS."

                                      S-51

Senior Principal Distribution Amount

     With respect to the Group 1 Senior Certificates:

     I. On each Distribution Date occurring prior to the Accretion Termination
Date, the Class 1-A-12 Accrual Distribution Amount will be allocated, sequentially, as follows:

          first, up to the TAC Principal Amount for such Distribution Date, concurrently, as follows:

               (a) approximately 73.3333314572% to the Class 1-A-9 Certificates,
          until their class balance has been reduced to zero; and

               (b) approximately 26.6666685428%, concurrently, to the Class
          1-A-10 and Class 1-A-11 Certificates, pro rata, until their class balances have been reduced to zero; and

          second, to the Class 1-A-12 Certificates, until their class balance has been reduced to zero.

     II. On each Distribution Date, an amount equal to the lesser of (a) the
Senior Principal Distribution Amount for Loan Group 1 for such Distribution Date and (b) the product of (1) the Pool Distribution Amount for Loan Group 1 remaining after payment of funds due to the Trustee and distributions of interest on the Group 1 Senior Certificates and (2) a fraction, the numerator of which is the Senior Principal Distribution Amount for Loan Group 1 and the
denominator of which is the sum of the PO Principal Amount for Loan Group 1 and
the Senior Principal Distribution Amount for Loan Group 1, will be distributed as principal, sequentially, as follows:

     first, concurrently, to the Class 1-A-R and Class 1-A-LR Certificates, pro
rata, until their class balances have been reduced to zero;

     second, concurrently, as follows:

          (a) approximately 60.7137009593%, sequentially, as follows:

               (i) up to the PAC Principal Amount for such Distribution Date, sequentially, as follows:

                    (A) to the Class l-A-13 Certificates, until their class
               balance has been reduced to zero;

                    (B) to the Class 1-A-14 Certificates, until their class
               balance has been reduced to zero;

                    (C) concurrently, until the class balance of the Class
               1-A-15 Certificates has been reduced to zero, as follows:

                         (1) approximately 97.300313917% to the Class 1-A-15
                    Certificates; and

                         (2) approximately 2.699686083% to the Class 1-A-17
                    Certificates;

                    (D) concurrently, to the Class 1-A-16 and Class 1-A-17
               Certificates, pro rata, until their class balances have been reduced to zero;

               (ii) concurrently, as follows:

                    (A) approximately 75.4549745634%, sequentially as follows:

                         (1) concurrently, as follows:

                              (aa) approximately 23.542086606% to the Class
                         1-A-1 Certificates, until their class balance has been
                         reduced to zero; and

                              (bb) approximately 76.457913394%, sequentially, as
                         follows:

                                      S-52

                                   (AA) up to the TAC Principal Amount for such
                              Distribution Date, concurrently, as follows:

                                        (I) approximately 73.3333314572% to the
                                   Class 1-A-9 Certificates, until their class
                                   balance has been reduced to zero; and

                                        (II) approximately 26.6666685428%,
                                   concurrently, to the Class 1-A-10 and Class
                                   1-A-11 Certificates, pro rata, until their
                                   class balances have been reduced to zero;

                                   (BB) to the Class 1-A-12 Certificates, until
                              their class balance has been reduced to zero; and

                                   (CC) concurrently, as follows:

                                        (I) approximately 73.3333314572% to the
                                   Class 1-A-9 Certificates, until their class
                                   balance has been reduced to zero; and

                                        (II) approximately 26.6666685428%,
                                   concurrently, to the Class 1-A-10 and Class
                                   1-A-11 Certificates, pro rata, until their
                                   class balances have been reduced to zero; and

                    (B) approximately 24.5450254366%, concurrently, to the Class
               1-A-7 and Class 1-A-8 Certificates, pro rata, until their class balances have been reduced to zero; and

               (iii) sequentially, to the Class 1-A-2 and Class 1-A-3
          Certificates, in that order, until their class balances have been reduced to zero;

               (iv) concurrently, as follows:

                         (A) approximately 18.200408998% to the Class 1-A-4
                    Certificates, until their class balance has been reduced to zero; and

                         (B) approximately 81.799591002%, sequentially, to the
                    Class 1-A-5 and Class 1-A-6 Certificates, in that order,
                    until their class balances have been reduced to zero; and

          (v) sequentially as follows:

                         (A) to the Class 1-A-13 Certificates, until their class
                    balance has been reduced to zero;

                         (B) to the Class 1-A-14 Certificates, until their class
                    balance has been reduced to zero;

                         (C) concurrently, until the class balance of the Class
                    1-A-15 Certificates has been reduced to zero, as follows:

                              (1) approximately 97.300313917% to the Class
                         1-A-15 Certificates; and

                              (2) approximately 2.699686083% to the Class 1-A-17
                         Certificates; and

                         (D) concurrently, to the Class 1-A-16 and Class 1-A-17
                    Certificates, pro rata, until their class balances have been reduced to zero; and

                                      S-53

     (b) approximately 39.2862990407%, sequentially, as follows:

          (i) to the Class 1-A-21 Certificates, up to the Priority Amount for
     such Distribution Date, until their class balance has been reduced to zero;

          (ii) to the Class 1-A-22 Certificates, until their class balance has been reduced to zero;

          (iii) sequentially, to the Class 1-A-23, Class 1-A-24 and Class 1-A-18
     Certificates, in that order, until their class balances have been reduced to zero: and

          (iv) to the Class 1-A-21 Certificates, until their class balance has been reduced to zero.

     With respect to the Group 2 Senior Certificates:

     On each Distribution Date, an amount equal to the lesser of (a) the Senior
Principal Distribution Amount for Loan Group 2 for such Distribution Date and
(b) the product of (1) the Pool Distribution Amount for Loan Group 2 remaining after payment of funds due to the Trustee and distributions of interest on the
Group 2 Senior Certificates and (2) a fraction, the numerator of which is the
Senior Principal Distribution Amount for Loan Group 2 and the denominator of which is the sum of the PO Principal Amount for Loan Group 2 and the Senior
Principal Distribution Amount for Loan Group 2, will be distributed as principal to the Class 2-A-1 Certificates, until their class balance has been reduced to zero.

     The preceding distribution priorities for a Group will not apply on any
Distribution Date on or after the applicable Senior Credit Support Depletion
Date. On each of those Distribution Dates, the amount to be distributed as principal to the Senior Certificates of such Group will be distributed, concurrently, as principal of the classes of Senior Certificates of such Group, pro rata, in accordance with their respective class balances immediately prior to that Distribution Date.

     The "SENIOR CREDIT SUPPORT DEPLETION DATE" for a Group is the date on which the aggregate class balance of the Subordinate Certificates of such Group has been reduced to zero.

     The "SENIOR PRINCIPAL DISTRIBUTION AMOUNT" for a Loan Group for any
Distribution Date will equal the sum of:

          (a) the Senior Percentage for such Loan Group of the applicable Non-PO
     Percentage of the Scheduled Principal Payments for that Distribution Date;
     and

          (b) the Senior Prepayment Percentage for such Loan Group of the applicable Non-PO Percentage of the Unscheduled Principal Payments for that
     Distribution Date.

     "STATED PRINCIPAL BALANCE" means, as to any Mortgage Loan and due date, the unpaid principal balance of such Mortgage Loan as of such due date, as specified in the amortization schedule at the time relating thereto (before any adjustment to such amortization schedule by reason of any moratorium or similar waiver or grace period), after giving effect to any previous partial principal prepayments and Liquidation Proceeds received and to the payment of principal due on such due date and irrespective of any delinquency in payment by the related mortgagor and after giving effect to any Deficient Valuation.

     The "POOL PRINCIPAL BALANCE" for a Loan Group with respect to any
Distribution Date equals the aggregate of the Stated Principal Balances of the
Mortgage Loans in such Loan Group outstanding on the due date in the month preceding the month of such Distribution Date.

                                      S-54

     The "POOL PRINCIPAL BALANCE (NON-PO PORTION)" for a Loan Group with respect to any Distribution Date equals the sum of the product, for each Mortgage Loan in such Loan Group, of the Non-PO Percentage of such Mortgage Loan multiplied by its Stated Principal Balance on the due date in the month preceding the month of such Distribution Date.

     The "SENIOR PERCENTAGE" for a Loan Group for any Distribution Date will equal (i) the aggregate class balance of the Senior Certificates of the related
Group (but not (a) in the case of Group 1, the Class 30-PO Certificates or (b)
in the case of Group 2, the Class 15-PO Certificates), divided by (ii) the Pool
Principal Balance (Non-PO Portion) of such Loan Group. The principal balance of the Class 30-PO or Class 15-PO Certificates will not be used in the calculation of the Senior Percentage of the related Loan Group.

     The "SUBORDINATE PERCENTAGE" for a Loan Group for any Distribution Date
will equal 100% minus the Senior Percentage for such Loan Group for such date.

     As of the Cut-off Date, the Senior Percentage and the Subordinate
Percentage for Loan Group 1 are expected to be approximately 97.2796% and
2.7204%, respectively, and the Senior Percentage and the Subordinate Percentage
for Loan Group 2 are expected to be approximately 98.2868% and 1.7132%, respectively.

       The "SENIOR PREPAYMENT PERCENTAGE" for a Loan Group for any Distribution
Date occurring during the periods set forth below will be as follows:

DISTRIBUTION DATE OCCURRING IN                SENIOR PREPAYMENT PERCENTAGE
----------------------------------    ------------------------------------------
February 2005 through January 2010    100%;
February 2010 through January 2011    the applicable Senior Percentage, plus 70%
                                      of the applicable Subordinate Percentage;
February 2011 through January 2012    the applicable Senior Percentage, plus 60%
                                      of the applicable Subordinate Percentage;
February 2012 through January 2013    the applicable Senior Percentage, plus 40%
                                      of the applicable Subordinate Percentage;
February 2013 through January 2014    the applicable Senior Percentage, plus 20%
                                      of the applicable Subordinate Percentage;
                                      and
February 2014 and thereafter          the applicable Senior Percentage;

provided, however, that (A) if on any Distribution Date the Senior Percentage for a Loan Group exceeds such percentage as of the Closing Date, the Senior
Prepayment Percentage for such Loan Group for such Distribution Date will equal
100%.

                                      S-55

     No decrease in the Senior Prepayment Percentage for a Loan Group will occur, however, if as of any Distribution Date as to which any such decrease applied (i) the outstanding principal balance of all Mortgage Loans in such Loan
Group (including, for this purpose, any Mortgage Loans in such Loan Group in foreclosure, any REO Property in such Loan Group and any Mortgage Loan in such
Loan Group for which the mortgagor has filed for bankruptcy after the Closing
Date) delinquent 60 days or more (averaged over the preceding six-month period), as a percentage of the aggregate class balance of the Subordinate Certificates of the related Group is equal to or greater than 50%, or (ii) cumulative
Realized Losses with respect to the Mortgage Loans in such Loan Group exceed the percentages of the aggregate class balance of the Subordinate Certificates of such Group as of the Closing Date (for each Group, the "ORIGINAL SUBORDINATE
PRINCIPAL BALANCE") indicated below:

                                         PERCENTAGE OF
                                     ORIGINAL SUBORDINATE
DISTRIBUTION DATE OCCURRING IN         PRINCIPAL BALANCE
----------------------------------   --------------------
February 2010 through January 2011            30%
February 2011 through January 2012            35%
February 2012 through January 2013            40%
February 2013 through January 2014            45%
February 2014 and thereafter                  50%

     This disproportionate allocation of certain unscheduled payments in respect of principal will have the effect of accelerating the amortization of the Senior
Certificates of a Group (other than the Class 30-PO and Class 15-PO
Certificates) while, in the absence of Realized Losses on the Mortgage Loans in the related Loan Group, increasing the relative interest in the applicable Pool
Principal Balance evidenced by the Class 30-B Certificates or the Class 15-B
Certificates, as the case may be. Increasing the respective interest of such
Subordinate Certificates relative to that of the applicable Senior Certificates is intended to preserve the availability of the subordination provided by such
Subordinate Certificates.

     The "SUBORDINATE PREPAYMENT PERCENTAGE" for a Loan Group as of any
Distribution Date will equal 100% minus the Senior Prepayment Percentage for such Loan Group for such date.

     If on any Distribution Date the allocation to any class of Senior
Certificates then entitled to distributions of full and partial principal prepayments and other amounts to be allocated in accordance with the applicable
Senior Prepayment Percentage, as described above, would reduce the outstanding class balance of such class below zero, the distribution to that class of the applicable Senior Prepayment Percentage of those amounts for such Distribution
Date will be limited to the percentage necessary to reduce the related class balance to zero.

PAC Principal Amounts and TAC Principal Amounts

     As used above, the "PAC PRINCIPAL AMOUNT" for any Distribution Date and for
the Class 1-A-13, Class 1-A-14, Class 1-A-15, Class 1-A-16 and Class 1-A-17
Certificates (the "PAC GROUP") means the amount, if any, that would reduce the aggregate class balance of such group to the balance shown in the applicable table set forth in Appendix A to this Prospectus Supplement with respect to such
Distribution Date.

     As used above, the "TAC PRINCIPAL AMOUNT" for any Distribution and the
Class 1-A-9, Class 1-A-10 and Class 1-A-11 Certificates (the "TAC GROUP") means the amount, if any, that would reduce the aggregate class balance of such group to the balance shown in the applicable table set forth in Appendix A to this
Prospectus Supplement with respect to such Distribution Date.

                                      S-56

Principal Payment Characteristics of the PAC Certificates, the TAC Certificates
and the Companion Certificates

     The balances of the PAC Group and the TAC Group set forth in the tables in
Appendix A to this Prospectus Supplement were calculated using, among other things, the Modeling Assumptions. Based on such assumptions, the balances of the
PAC Group and the TAC Group would be reduced to the balances indicated in the tables set forth in Appendix A to this Prospectus Supplement for each
Distribution Date if prepayments on the Group 1 Mortgage Loans occur (i) at a constant rate between approximately 125% PSA and approximately 350% PSA for the
PAC Group and (ii) at a constant rate of approximately 150% PSA for the TAC
Group. It is highly unlikely, however, that the Group 1 Mortgage Loans will prepay at a constant rate until maturity or that all the Group 1 Mortgage Loans will prepay at the same rate or that they will have the characteristics assumed.
Therefore, there can be no assurance that the balances of the PAC Group and the
TAC Group after the payment of principal on any Distribution Date will be equal to the balances for such Distribution Date specified in the tables set forth in
Appendix A to this Prospectus Supplement.

     The weighted average lives of the PAC Certificates and TAC Certificates will vary under different prepayment scenarios. If principal prepayments on the
Group 1 Mortgage Loans occur at a constant rate that is slower than approximately 125% PSA for the PAC Group or approximately 150% PSA for the TAC
Group, the amount available to make principal payments to the PAC Group or the
TAC Group may be insufficient to reduce the PAC Group's or the TAC Group's balance to their respective planned or targeted balances for such Distribution
Date. The weighted average lives of the PAC Certificates and TAC Certificates may therefore be extended. If such principal prepayments on the Group 1 Mortgage
Loans occur at a constant rate that is faster than approximately 350% PSA for the PAC Group or approximately 150% PSA for the TAC Certificates, the weighted average lives of the PAC Certificates and TAC Certificates may be shortened.

     Because all amounts available for principal payments on any Distribution
Date will be distributed to holders on such Distribution Date, the ability to distribute the PAC Principal Amount or the TAC Principal Amount on any
Distribution Date will not be enhanced by the averaging of high and low principal prepayment rates on the Group 1 Mortgage Loans over several
Distribution Dates, as might be the case if any principal payments were held for future applications and not distributed monthly.

     The extent to which the planned and targeted balances are achieved and the sensitivity of the PAC Certificates and TAC Certificates to principal prepayments on the Group 1 Mortgage Loans will depend in part on the period of time during which the classes which support the PAC Certificates and TAC
Certificates remain outstanding. The TAC Certificates and the Companion
Certificates support the PAC Group. The Class 1-A-12 Certificates, which are
Companion Certificates, also support the TAC Group. On each Distribution Date, after the PAC Group has received its PAC Principal Amount or the TAC Group has received its TAC Principal Amount for such Distribution Date, no further principal payments will be made to such group until the class balances of the class or classes supporting such group have been reduced to zero. This support is intended to decrease the likelihood that the balance of the PAC Group will be reduced below its planned balance on a given Distribution Date or that the balance of the TAC Group will be reduced below its targeted balance on a given
Distribution Date. In addition, once the class balance of the Companion
Certificates has been reduced to zero, after the PAC Group has received its PAC
Principal Amount for a Distribution Date, no further principal payments will be made to the PAC Group until the balance of the TAC Group has been reduced to zero. Once the applicable classes that provide support are no longer outstanding, the PAC Certificates and TAC Certificates, if outstanding, will become more sensitive to the rate of prepayments on

                                      S-57

the Group 1 Mortgage Loans, as such classes will receive principal payments that otherwise would have been distributable to the classes which supported them.

     The weighted average lives of the Companion Certificates will be extremely sensitive to the rate of principal payments on the Group 1 Mortgage Loans.

     There can be no assurance that the balance of the PAC Group or the TAC
Group, after payment of principal on any Distribution Date, will equal the balances for such Distribution Date specified in the tables set forth in
Appendix A to this Prospectus Supplement.

Priority Amount

     On each Distribution Date prior to the Senior Credit Support Depletion Date for Group 1, to the extent funds are available, an amount up to the Priority
Amount for such Distribution Date, will be distributed as principal to the Class
1-A-21 Certificates in accordance with the priorities described above under
"--Senior Principal Distribution Amount."

     The "PRIORITY AMOUNT" for any Distribution Date will be equal to the lesser of (i) the class balance of the Class 1-A-21 Certificates and (ii) the product of (a) the Non-PO Principal Amount for Loan Group 1, (b) the Shift Percentage
and (c) the Priority Percentage.

     The "PRIORITY PERCENTAGE" for any Distribution Date will equal (i) the class balance of the Class 1-A-21 Certificates immediately prior to such
Distribution Date divided by (ii) the Pool Principal Balance (Non-PO Portion)
for Loan Group 1.

     The "SHIFT PERCENTAGE" for any Distribution Date will be the percentage indicated below:

                                        SHIFT
DISTRIBUTION DATE OCCURRING IN       PERCENTAGE
----------------------------------   ----------
February 2005 through January 2010        0%
February 2010 through January 2011       30%
February 2011 through January 2012       40%
February 2012 through January 2013       60%
February 2013 through January 2014       80%
February 2014 and thereafter            100%

Class PO Principal Distribution Amount

     On each Distribution Date, distributions of principal to the Class 30-PO or
Class 15-PO Certificates will be made in an amount with respect to each Group
(the "CLASS PO PRINCIPAL DISTRIBUTION AMOUNT") equal to the lesser of:

          (a) the applicable PO Principal Amount for the related Loan Group for such Distribution Date; and

          (b) the product of (1) the Pool Distribution Amount for the related
     Loan Group remaining after distribution of funds due to the Trustee and interest on the Senior Certificates and (2) a fraction, the numerator of which is the PO Principal Amount for such Loan Group and the denominator of which is the sum of the PO Principal Amount for such Loan Group and the
     Senior Principal Distribution Amount for such Loan Group.

                                      S-58

     The "PO PRINCIPAL AMOUNT" for any Distribution Date and any Loan Group will equal the sum of the applicable PO Percentage of:

          (a) all monthly payments of principal due on each Discount Mortgage
     Loan in such Loan Group on the related Due Date;

          (b) the principal portion of the Purchase Price of each Discount
     Mortgage Loan in such Loan Group that was repurchased by the Depositor pursuant to the Pooling Agreement as of such Distribution Date;

          (c) any Substitution Adjustment Amount in connection with a Deleted
     Mortgage Loan in such Loan Group that was a Discount Mortgage Loan received with respect to such Distribution Date;

          (d) any Liquidation Proceeds allocable to recoveries of principal of
     Discount Mortgage Loans in such Loan Group that are not yet Liquidated
     Mortgage Loans received during the calendar month preceding the month of such Distribution Date;

          (e) with respect to each Discount Mortgage Loan in such Loan Group that became a Liquidated Mortgage Loan during the calendar month preceding the month of such Distribution Date, the amount of Liquidation Proceeds
     (other than any Foreclosure Profits) allocable to principal received with respect to such Discount Mortgage Loan; and

          (f) all partial and full principal prepayments by mortgagors on
     Discount Mortgage Loans in such Loan Group received during the calendar month preceding such Distribution Date.

Subordinate Principal Distribution Amount

     On each Distribution Date, each class of Subordinate Certificates of a
Group that is entitled to receive a principal distribution will receive its pro rata share (based on the class balances of all the Subordinate Certificates of such Group that are entitled to receive a principal distribution) of the
Subordinate Principal Distribution Amount for the related Loan Group, to the extent that the remaining Pool Distribution Amount for such Loan Group is sufficient therefor. With respect to each class of Subordinate Certificates of a
Group, if on any Distribution Date the Fractional Interest is less than the
Fractional Interest for that class on the Closing Date, no classes of
Subordinate Certificates of such Group junior to such class will be entitled to receive a principal distribution.

     Distributions of principal on the Subordinate Certificates of a Group that are entitled to receive a principal distribution on a Distribution Date will be made sequentially to each class of Subordinate Certificates of such Group, in the order of their numerical class designations, beginning with the Class 30-B-1
Certificates or the Class 15-B-1 Certificates, as the case may be, until each such class has received its respective pro rata share for the Distribution Date.
However, the PO Deferred Amounts will be paid to the Class 30-PO Certificates from amounts otherwise payable as principal to the Class 30-B Certificates and the PO Deferred Amounts will be paid to the Class 15-PO Certificates from amounts otherwise distributable as principal to the Class 15-B Certificates beginning with the amounts otherwise distributable as principal to the class of
Subordinate Certificates of such Group with the highest numerical designation.

     The "FRACTIONAL INTEREST" with respect to any Distribution Date and each class of Subordinate Certificates of a Group will equal (i) the aggregate of the class balances immediately prior to such Distribution Date of all classes of
Subordinate Certificates of such Group that have higher numerical class designations than such class, divided by (ii) the Pool Principal Balance (Non-PO
Portion) for the related Loan Group for such Distribution Date.

                                      S-59

     The approximate Fractional Interests for the Subordinate Certificates on
the Closing Date are expected to be as follows:

                             Class 30-B Certificates

Class 30-B-1                                                               1.31%
Class 30-B-2                                                               0.81%
Class 30-B-3                                                               0.50%
Class 30-B-4                                                               0.30%
Class 30-B-5                                                               0.15%
Class 30-B-6                                                               0.00%

                             Class 15-B Certificates

Class 15-B-1                                                               1.06%
Class 15-B-2                                                               0.61%
Class 15-B-3                                                               0.35%
Class 15-B-4                                                               0.25%
Class 15-B-5                                                               0.15%
Class 15-B-6                                                               0.00%

     The "SUBORDINATE PRINCIPAL DISTRIBUTION AMOUNT" for a Loan Group for any
Distribution Date will equal the sum of:

          (a) the Subordinate Percentage for such Loan Group of the applicable
     Non-PO Percentage of the Scheduled Principal Payments for such Distribution
     Date; and

          (b) the Subordinate Prepayment Percentage for such Loan Group of the applicable Non-PO Percentage of the Unscheduled Principal Payments for such
     Distribution Date.

Residual Certificates

     The Residual Certificates will remain outstanding for so long as the Trust exists, whether or not they are receiving current distributions of principal or interest. In addition to distributions of interest and principal as described above, on each Distribution Date, the holder of the Class 1-A-LR Certificate will be entitled to receive any Pool Distribution Amount for a Loan Group remaining after the payment of (i) interest and principal on the Senior
Certificates, (ii) PO Deferred Amounts on the Class 30-PO Certificates, in the
case of Group 1, and the Class 15-PO Certificates, in the case of Group 2 and
(iii) interest and principal on the applicable Subordinate Certificates, as described above. It is not anticipated that there will be any significant amounts remaining for any such distribution.

ALLOCATION OF LOSSES

     On each Distribution Date, the applicable PO Percentage of any Realized
Loss on a Discount Mortgage Loan in a Loan Group will be allocated, in the case of Group 1, to the Class 30-PO Certificates, and in the case of Group 2, to the
Class 15-PO Certificates, until their class balances are reduced to zero. Such allocation will be effected on each Distribution Date by reducing the class balance of the Class 30-PO or Class 15-PO Certificates, as appropriate, if and to the extent that such class balance (after taking into account the amount of all distributions to be made to such Group on such Distribution Date) exceeds the Adjusted Pool Amount (PO Portion) for the related Loan Group for such
Distribution Date. The amount of any such Realized Loss allocated to the Class
30-PO or Class 15-PO Certificates will be treated as a "PO DEFERRED AMOUNT." To the extent funds are available on such Distribution Date or on any future
Distribution Date from amounts that would otherwise be allocable to the
Subordinate Principal Distribution Amount for Loan Group 1, in the case of the
Class 30-PO Certificates or to the Subordinate Principal Distribution

                                      S-60

Amount for Loan Group 2, in the case of the Class 15-PO Certificates, PO
Deferred Amounts for the Class 30-PO or Class 15-PO Certificates will be paid on the Class 30-PO or Class 15-PO Certificates, as applicable, prior to distributions of principal on the Subordinate Certificates of such Group.
Payments of the PO Deferred Amounts will be made from the principal payable to the applicable Subordinate Certificates of such Group beginning with the principal payable to the class of applicable Subordinate Certificates of such
Group with the highest numerical class designation. Any distribution in respect of unpaid PO Deferred Amounts for the Class 30-PO or Class 15-PO Certificates
will not further reduce the class balance of such Certificates. The PO Deferred
Amounts will not bear interest. The class balance of the class of Class 30-B
Certificates, in the case of the Class 30-PO Certificates and the Class 15-B
Certificates, in the case of the Class 15-PO Certificates, then outstanding with the highest numerical class designation will be reduced by the amount of any payments in respect of PO Deferred Amounts for the Class 30-PO or Class 15-PO
Certificates. Any excess of these PO Deferred Amounts over the class balance of that class will be allocated to the next most subordinate class of Class 30-B
Certificates or Class 15-B Certificates, as applicable, to reduce its class balance and so on, as necessary.

     On each Distribution Date, the applicable Non-PO Percentage of any Realized
Loss on the Mortgage Loans in a Loan Group will be allocated first to the
Subordinate Certificates of the related Group, in the reverse order of their numerical class designations (beginning with the class of Subordinate
Certificates then outstanding with the highest numerical class designation), in each case until the class balance of the respective class of Certificates has been reduced to zero, and then to the Senior Certificates of such Group (but not the Class 30-PO or Class 15-PO Certificates) pro rata based on their respective class balances or, in the case of the Class 1-A-12 Certificates, their initial class balance, if lower.

     Such allocation will be effected for Loan Group 1 on each such Distribution
Date by reducing the class balance of the class of Class 30-B Certificates then outstanding with the highest numerical class designation if and to the extent that the aggregate of the class balances of all classes of the Group 1 Senior
Certificates (but not the Class 30-PO Certificates) and the Class 30-B
Certificates (after taking into account the amount of all distributions to be made on such Distribution Date) exceeds the Adjusted Pool Amount (Non-PO
Portion) for such Distribution Date for Loan Group 1.

     In addition, such allocation will be effected for Loan Group 2 on each such
Distribution Date by reducing the class balance of the class of Class 15-B
Certificates then outstanding with the highest numerical class designation if and to the extent that the aggregate of the class balances of all classes of the
Group 2 Senior Certificates (but not the Class 15-PO Certificates) and the Class
15-B Certificates (after taking into account the amount of all distributions to be made on such Distribution Date) exceeds the Adjusted Pool Amount (Non-PO
Portion) for such Distribution Date for Loan Group 2.

     After the applicable Senior Credit Support Depletion Date, on each
Distribution Date, the aggregate of the class balances of all classes of Senior
Certificates (but not the principal balance of the Class 30-PO or Class 15-PO
Certificates) of each related Group then outstanding will be reduced if and to the extent that such aggregate balance (after taking into account the amount of all distributions to be made on such Distribution Date) exceeds the Adjusted
Pool Amount (Non-PO Portion) for the related Loan Group for such Distribution
Date. The amount of any such reduction will be allocated among the Senior
Certificates (but not the Class 30-PO or Class 15-PO Certificates) of such Group pro rata based on their respective class balances or, in the case of the Class
1-A-12 Certificates, their initial class balance, if lower.

     After the Senior Credit Support Depletion Date for Group 1, the class balance of the Super Senior Support Certificates will be reduced not only by the principal portion of Realized Losses allocated to such class as provided in the preceding paragraph but also by the portion allocated to the Super Senior
Certificates.

                                      S-61

     In the event an amount is received with respect to a Mortgage Loan in a
Loan Group as to which a Realized Loss had previously been allocated to a class of Certificates (a "RECOVERY"), such Recovery will be distributed to the Class
30-PO or Class 15-PO Certificates, as applicable, in an amount equal to the applicable PO Percentage of such Recovery, provided that the aggregate amount distributed to any such Certificates in respect of Recoveries on any
Distribution Date will not exceed the related PO Deferred Amount. The remaining portion of any Recovery will be distributed to the Senior Certificates of the related Group (but not the Class 30-PO or Class 15-PO Certificates) and the
then-outstanding related Class B Certificates in the same manner as Liquidation
Proceeds are distributed.

     In general, a "REALIZED LOSS" means, (a) with respect to a Liquidated
Mortgage Loan, the amount by which the remaining unpaid principal balance of the
Mortgage Loan exceeds the amount of Liquidation Proceeds applied to the principal balance of the related Mortgage Loan and (b) a Bankruptcy Loss.

     "BANKRUPTCY LOSSES" are losses that are incurred as a result of Debt
Service Reductions or Deficient Valuations. As used in this Prospectus
Supplement, a "DEFICIENT VALUATION" occurs when a bankruptcy court establishes the value of a mortgaged property at an amount less than the then-outstanding principal balance of the Mortgage Loan secured by such mortgaged property or reduces the then-outstanding principal balance of a Mortgage Loan. In the case of a reduction in the value of the related mortgaged property, the amount of the secured debt could be reduced to such value, and the holder of such Mortgage
Loan thus would become an unsecured creditor to the extent the then-outstanding principal balance of such Mortgage Loan exceeds the value so assigned to the mortgaged property by the bankruptcy court. In addition, certain other modifications of the terms of a Mortgage Loan can result from a bankruptcy proceeding, including the reduction (a "DEBT SERVICE REDUCTION") of the amount of the Monthly Payment on the related Mortgage Loan. However, none of these events shall be considered a Debt Service Reduction or Deficient Valuation so
long as the Servicer is pursuing any other remedies that may be available with respect to the related Mortgage Loan and (i) such Mortgage Loan is not in default with respect to any payment due thereunder or (ii) scheduled Monthly
Payments are being advanced by the Servicer without giving effect to any Debt
Service Reduction.

     A "LIQUIDATED MORTGAGE LOAN" is a defaulted Mortgage Loan as to which the
Servicer has determined that all recoverable Liquidation Proceeds have been received.

     With respect to any Distribution Date, the "ADJUSTED POOL AMOUNT" for a
Loan Group will equal the aggregate unpaid principal balance of the Mortgage
Loans in such Loan Group as of the Cut-off Date minus the sum of (i) all amounts in respect of principal received in respect of the Mortgage Loans in such Loan
Group (including amounts received as Advances, principal prepayments and
Liquidation Proceeds in respect of principal) and distributed on the
Certificates on such Distribution Date and all prior Distribution Dates and (ii)
the principal portion of all Realized Losses (other than Debt Service
Reductions) incurred on the Mortgage Loans in such Loan Group from the Cut-off
Date through the end of the month preceding such Distribution Date.

     With respect to any Distribution Date, the "ADJUSTED POOL AMOUNT (PO
PORTION)" for a Loan Group will equal the sum as to each Mortgage Loan outstanding in such Loan Group at the Cut-off Date of the product of (A) the PO
Percentage for such Mortgage Loan and (B) the principal balance of such Mortgage
Loan as of the Cut-off Date less the sum of (i) all amounts in respect of principal received in respect of

                                      S-62

such Mortgage Loan (including amounts received as Advances, principal prepayments and Liquidation Proceeds in respect of principal) and distributed on the Certificates on such Distribution Date and all prior Distribution Dates and
(ii) the principal portion of any Realized Loss (other than a Debt Service
Reduction) incurred on such Mortgage Loan from the Cut-off Date through the end of the month preceding the month in which such Distribution Date occurs.

     With respect to any Distribution Date, the "ADJUSTED POOL AMOUNT (NON-PO
PORTION)" for a Loan Group will equal the difference between the Adjusted Pool
Amount for such Loan Group and the Adjusted Pool Amount (PO Portion) for such
Loan Group.

RESTRICTIONS ON TRANSFER OF THE CLASS 1-A-R AND CLASS 1-A-LR CERTIFICATES

     The Class 1-A-R and Class 1-A-LR Certificates will be subject to the following restrictions on transfer and will contain a legend describing such restrictions.

     The REMIC provisions of the Code impose certain taxes on (i) transferors of residual interests to, or agents that acquire residual interests on behalf of,
Disqualified Organizations (as defined in the Prospectus) and (ii) certain
Pass-Through Entities (as defined in the Prospectus) that have Disqualified
Organizations as beneficial owners. No tax will be imposed on a Pass-Through
Entity (other than an "electing large partnership" (as defined in the
Prospectus)) with respect to the Class 1-A-R or Class 1-A-LR Certificate to the
extent it has received an affidavit from the owner thereof that such owner is not a Disqualified Organization or a nominee for a Disqualified Organization.

     The Pooling Agreement will provide that no legal or beneficial interest in the Class 1-A-R or Class 1-A-LR Certificate may be transferred to or registered in the name of any person unless:

     o    the proposed purchaser provides to the Trustee an affidavit to the effect that, among other items, such transferee is not a Disqualified
          Organization and is not purchasing the Class 1-A-R or Class 1-A-LR
          Certificate as an agent for a Disqualified Organization (i.e., as a broker, nominee or other middleman thereof); and

     o    the transferor states in writing to the Trustee that it has no actual knowledge that such affidavit is false.

     Further, such affidavit will require the transferee to affirm that it (a)
historically has paid its debts as they have come due and intends to do so in the future, (b) understands that it may incur tax liabilities with respect to the Class 1-A-R or Class 1-A-LR Certificate in excess of cash flows generated thereby, (c) intends to pay taxes associated with holding the Class 1-A-R or
Class 1-A-LR Certificate as such taxes become due, (d) will not cause income from the Class 1-A-R or Class 1-A-LR Certificate to be attributable to a foreign permanent establishment or fixed base (within the meaning of an applicable income tax treaty) of itself or of any other person, and (e) will not transfer the Class 1-A-R or Class 1-A-LR Certificate to any person or entity that does not provide a similar affidavit. The transferor must certify in writing to the
Trustee that, as of the date of the transfer, it had no knowledge or reason to know that the affirmations made by the transferee pursuant to the preceding sentence were false.

     Treasury regulations applicable to REMICs (the "REMIC REGULATIONS")
disregard certain transfers of Residual Certificates, in which case the transferor would continue to be treated as the owner of the Residual Certificate and thus would continue to be subject to tax on its allocable portion of the net income

                                      S-63

of the applicable REMIC. Under the REMIC Regulations, a transfer of a
"noneconomic residual interest" (as defined below) to a holder generally is disregarded for all federal income tax purposes if a significant purpose of the transfer is to impede the assessment or collection of tax. A residual interest in a REMIC (including a residual interest with a positive value at issuance) is a "noneconomic residual interest" unless, at the time of the transfer, (i) the present value of the expected future distributions on the residual interest at least equals the product of the present value of the anticipated excess inclusions and the highest corporate income tax rate in effect for the year in which the transfer occurs, and (ii) the transferor reasonably expects that the transferee will receive distributions from the REMIC at or after the time at which taxes accrue on the anticipated excess inclusions in an amount sufficient to satisfy the accrued taxes on each excess inclusion. The REMIC Regulations explain that a significant purpose to impede the assessment or collection of tax exists if the transferor, at the time of the transfer, either knew or should have known that the transferee would be unwilling or unable to pay taxes due on its share of the taxable income of the REMIC. Under the REMIC Regulations, a safe harbor is provided if (i) the transferor conducted, at the time of the transfer, a reasonable investigation of the financial condition of the transferee and found that the transferee historically had paid its debts as they came due and found no significant evidence to indicate that the transferee would not continue to pay its debts as they came due in the future, (ii) the transferee represents to the transferor that it understands that, as the holder of the non-economic residual interest, the transferee may incur liabilities in excess of any cash flows generated by the interest and that the transferee intends to pay taxes associated with holding the residual interest as they become due and (iii) the transferee represents to the transferor that it will not cause income from the Class 1-A-R or Class 1-A-LR Certificate to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, and the Class 1-A-R or Class 1-A-LR
Certificate is, in fact, not transferred to such a permanent establishment or fixed base of the transferee or any other person. The Pooling Agreement will require the transferee of a Class 1-A-R or Class 1-A-LR Certificate to certify to the matters in the preceding sentence as part of the affidavit described above.

     In addition to the three conditions set forth above for the transferor of a noneconomic residual interest to be presumed not to have knowledge that the transferee would be unwilling or unable to pay taxes due on its share of the taxable income of the applicable REMIC, the REMIC Regulations contain a fourth condition for the transferor to be presumed to lack such knowledge. This fourth condition requires that one of the two following tests be satisfied:

     (a)  the present value of the anticipated tax liabilities associated with holding the noneconomic residual interest not exceed the sum of:

          (i)  the present value of any consideration given to the transferee to acquire the interest;

          (ii) the present value of the expected future distributions on the interest; and

          (iii) the present value of the anticipated tax savings associated with holding the interest as the applicable REMIC generates losses; or

     (b)  (i) the transferee must be a domestic "C" corporation (other than a corporation exempt from taxation or a regulated investment company or real estate investment trust) that meets certain asset tests;

          (ii) the transferee must agree in writing that any subsequent transfer of the residual interest would be to an eligible "C" corporation and would meet the requirements for a safe harbor transfer; and

          (iii) the facts and circumstances known to the transferor on or before the date of the transfer must not reasonably indicate that the taxes associated with ownership of the residual interest will not be paid by the transferee.

                                      S-64

     For purposes of the computations in clause (a), the transferee is assumed to pay tax at the highest corporate rate of tax specified in the Code or, in certain circumstances, the alternative minimum tax rate. Further, present values generally are computed using a discount rate equal to the short-term Federal rate set forth in Section 1274(d) of the Code for the month of the transfer and the compounding period used by the transferee.

     The Pooling Agreement will not require that transfers of the Class 1-A-R or
Class 1-A-LR Certificate meet the fourth requirement above, and therefore such transfers may not meet the safe harbor. A holder of the Class 1-A-R or Class
1-A-LR Certificate is advised to consult its tax advisor regarding the advisability of meeting the safe harbor.

     In addition, none of the Class 1-A-R or Class 1-A-LR Certificate may be purchased by or transferred to any person that is not a U.S. Person, unless:

     o    such person holds the Class 1-A-R or Class 1-A-LR Certificate in connection with the conduct of a trade or business within the United
          States and furnishes the transferor and the Trustee with an effective
          Internal Revenue Service Form W-8ECI; or

     o    the transferee delivers to both the transferor and the Trustee an opinion of a nationally-recognized tax counsel to the effect that such transfer is in accordance with the requirements of the Code and the regulations promulgated thereunder and that such transfer of the Class
          1-A-R or Class 1-A-LR Certificate will not be disregarded for federal income tax purposes.

     The term "U.S. PERSON" means a citizen or resident of the United States, a corporation or partnership (unless, in the case of a partnership, Treasury regulations are adopted that provide otherwise) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, including an entity treated as a corporation or partnership for federal income tax purposes, an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury regulations, certain trusts in existence on August 20, 1996 which are eligible to elect to be treated as U.S. Persons).

     THE POOLING AGREEMENT WILL PROVIDE THAT ANY ATTEMPTED OR PURPORTED TRANSFER
IN VIOLATION OF THESE TRANSFER RESTRICTIONS WILL BE NULL AND VOID AND WILL VEST
NO RIGHTS IN ANY PURPORTED TRANSFEREE.

     Any transferor or agent to whom the Trustee provides information as to any applicable tax imposed on such transferor or agent may be required to bear the cost of computing or providing such information.

     See "Federal Income Tax Consequences -- Federal Income Tax Consequences for
REMIC Certificates -- Taxation of Residual Certificates -- Tax-Related
Restrictions on Transfer of Residual Certificates" in the Prospectus.

     NEITHER THE CLASS 1-A-R OR CLASS 1-A-LR CERTIFICATE MAY BE PURCHASED BY OR
TRANSFERRED TO ANY PLAN OR ANY PERSON ACTING ON BEHALF OF OR INVESTING THE
ASSETS OF SUCH PLAN.

     See "ERISA Considerations" in this Prospectus Supplement and in the
Prospectus.

                                      S-65

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PREPAYMENT AND YIELD CONSIDERATIONS
--------------------------------------------------------------------------------

     Delinquencies on the Mortgage Loans in a Loan Group which are not advanced by or on behalf of the Servicer (because amounts, if advanced, would be nonrecoverable), will adversely affect the yield on the Certificates of the related Group. Because of the priority of distributions, shortfalls resulting from delinquencies on the Mortgage Loans of a Loan Group not so advanced will be borne first by the Subordinate Certificates of the related Group (in the reverse order of their numerical designations), and then by the Senior Certificates of such Group.

     Net Interest Shortfalls for a Loan Group will adversely affect the yields on the Senior Certificates and the Subordinate Certificates of the related
Group. In addition, losses generally will be borne by the Subordinate
Certificates of a Group, as described in this Prospectus Supplement under
"Description of the Certificates -- Allocation of Losses." The yields on the
Offered Certificates will depend on the rate and timing of Realized Losses on the applicable Mortgage Loans in the related Loan Group.

     The effective yields to investors will be lower than the yields (other than with respect to the Class 1-A-9, Class 1-A-10 and Class 1-A-11 Certificates)
otherwise produced by the applicable rate at which interest is passed through to investors and the purchase price of their Certificates because monthly distributions will not be payable to investors until the 25th day (or, if not a business day, the next business day) of the month following the month in which interest accrues on the Mortgage Loans (without any additional distribution of interest or earnings thereon in respect of such delay).

PREPAYMENT CONSIDERATIONS AND RISKS

     Because principal payments on the Mortgage Loans in a Loan Group will be distributed currently on the Certificates of the related Group, the rate of principal payments on the Offered Certificates, the aggregate amount of each interest payment on the Offered Certificates entitled to interest payments, and the yield to maturity of Offered Certificates purchased at a price other than par are directly related to the rate of payments of principal on the applicable
Mortgage Loans in the related Loan Group. The principal payments on the Mortgage
Loans may be in the form of scheduled principal payments or principal prepayments (for this purpose, the term "principal prepayment" includes prepayments and any other recovery of principal in advance of its scheduled due date, including repurchases and liquidations due to default, casualty, condemnation and the like). Any such prepayments will result in distributions to you of amounts that would otherwise be distributed over the remaining term of the Mortgage Loans. See "Prepayment and Yield Considerations" in the Prospectus.

     The rate at which mortgage loans in general prepay may be influenced by a number of factors, including general economic conditions, mortgage market interest rates, availability of mortgage funds and homeowner mobility.

     o    In general, if prevailing mortgage interest rates fall significantly below the mortgage interest rates on the Mortgage Loans, the Mortgage
          Loans are likely to prepay at higher rates than if prevailing mortgage interest rates remain at or above the mortgage interest rates on the
          Mortgage Loans.

     o    Conversely, if prevailing mortgage interest rates rise above the mortgage interest rates on the Mortgage Loans, the rate of prepayment would be expected to decrease.

                                      S-66

     The timing of changes in the rate of prepayments may significantly affect the actual yield to you, even if the average rate of principal prepayments is consistent with your expectations. In general, the earlier the payment of principal of the Mortgage Loans the greater the effect on your yield to maturity. As a result, the effect on your yield of principal prepayments occurring at a rate higher (or lower) than the rate you anticipate during the period immediately following the issuance of the Certificates will not be offset by a subsequent like reduction (or increase) in the rate of principal prepayments. You should also consider the risk, in the case of an Offered
Certificate purchased at a discount, particularly a Principal Only Certificate, that a slower than anticipated rate of payments in respect of principal
(including prepayments) on the applicable Mortgage Loans in the related Loan
Group will have a negative effect on the yield to maturity of such Offered
Certificate. You should also consider the risk, in the case of an Offered
Certificate purchased at a premium or in the case of the Interest Only
Certificates (which have no principal balance), that a faster than anticipated rate of payments in respect of principal (including prepayments) on the applicable Mortgage Loans in the related Loan Group (particularly, in the case of the Class 15-IO and Class 30-IO Certificates, the Premium Mortgage Loans in
the related Loan Group with higher mortgage interest rates) will have a negative effect on the yield to maturity of such Offered Certificate. You must make your own decisions as to the appropriate prepayment assumptions to be used in deciding whether to purchase Offered Certificates.

     Mortgagors are permitted to prepay the Mortgage Loans, in whole or in part, at any time without penalty. The rate of payment of principal may also be affected by any repurchase of the Mortgage Loans permitted or required by the
Pooling Agreement, including any optional termination of the Trust Fund by the
Depositor. See "The Pooling and Servicing Agreement -- Optional Termination" in
this Prospectus Supplement for a description of the Depositor's option to repurchase the Mortgage Loans when the scheduled balance of the Mortgage Loans is less than 10% of the initial balance of the Mortgage Loans. The Depositor may be required to repurchase Mortgage Loans because of defective documentation or material breaches in its representations and warranties with respect to such
Mortgage Loans. Any repurchases will shorten the weighted average lives of the related classes of Offered Certificates.

     All of the Mortgage Loans will include "due-on-sale" clauses which allow the holder of the Mortgage Loan to demand payment in full of the remaining principal balance upon sale or certain transfers of the property securing such
Mortgage Loan. To the extent that the Servicer has knowledge of the conveyance or proposed conveyance of the underlying Mortgaged Property, the Servicer will enforce "due-on-sale" clauses to the extent permitted by applicable law.
However, the Servicer will not take any action in relation to the enforcement of any "due-on-sale" provisions which would impair or threaten to impair any recovery under any related primary mortgage insurance policy. See "Prepayment and Yield Considerations" in the Prospectus. Acceleration of Mortgage Loans as a
result of enforcement of such "due-on-sale" provisions in connection with transfers of the related Mortgaged Properties or the occurrence of certain other events resulting in acceleration would affect the level of prepayments on the
Mortgage Loans, thereby affecting the weighted average lives of the related classes of the Offered Certificates.

     As described in this Prospectus Supplement under "Description of the
Certificates -- Principal," the Senior Prepayment Percentage for a Loan Group of
the applicable Non-PO Percentage of all principal prepayments (excluding for this purpose, partial liquidations due to default, casualty, condemnation and the like) initially will be distributed to the classes of Senior Certificates
(but not the Class 30-PO or Class 15-PO Certificates) of such Group then entitled to receive principal prepayment distributions. This may result in all
(or a disproportionate percentage) of those principal prepayments being distributed to the Senior Certificates (but not the Class 30-PO or Class 15-PO
Certificates) of such Group and none (or less than their pro rata share) of such principal prepayments being distributed to holders of the Class 30-B

                                      S-67

Certificates or Class 15-B Certificates, as applicable, during the periods of time described in the definition of "Senior Prepayment Percentage."

     Investors in the Class 1-A-7 Certificates should also understand that if
LIBOR is greater than or equal to 5.700% per annum, the pass-through rate will remain at its maximum rate of 7.000% per annum. Investors in the Class 1-A-9
Certificates should also understand that if LIBOR is greater than or equal to
6.900% per annum, the pass-through rate will remain at its maximum rate of
7.500% per annum. Investors in the Floating Rate Certificates should consider the risk that if LIBOR is lower than anticipated, the actual yields to such investors will be lower than the anticipated yields. Conversely, investors in the Inverse Floating Rate Certificates should consider the risk that if LIBOR is higher than anticipated, the actual yields to such investors will be significantly lower than the anticipated yields or may be negative. Investors in the Class 1-A-8 Certificates should also understand that if LIBOR is greater than or equal to 5.70% per annum, the Class 1-A-8 Certificates will accrue interest at the minimum rate of 3.000% per annum. Investors in the Class 1-A-10
Certificates should also understand that if LIBOR is greater than or equal to
6.00% per annum, the Class 1-A-10 Certificates will accrue interest at the minimum rate of 0.000% per annum. See "--Yield on the Inverse Floating Rate
Certificates" below. Investors in the Class 1-A-11 Certificates should also understand that if LIBOR is greater than or equal to 6.90% per annum, the Class
1-A-11 Certificates will accrue interest at the minimum rate of 0.000% per annum. See "--Yield on the Inverse Floating Rate Certificates" below. See
"--Yield on the Inverse Floating Rate Certificates" below.

     Investors in the Floating Rate and Inverse Floating Rate Certificates
should understand that the timing of changes in LIBOR may affect the actual yields to such investors even if the average rate of LIBOR is consistent with such investors' expectations. Each investor must make an independent decision as to the appropriate LIBOR assumptions to be used in deciding whether to purchase a Floating Rate or Inverse Floating Rate Certificate.

     As described herein under "Description of the Certificates--Principal,"
unless the class balances of the Class 1-A-18, Class 1-A-22, Class 1-A-23 and
Class 1-A-24 Certificates have been reduced to zero, the Class 1-A-21
Certificates will not be entitled to any distributions of principal for five years following the Closing Date, and during the next five years the percentage of principal allocated to the Class 1-A-21 Certificates will gradually increase.

                                      S-68

ASSUMPTIONS RELATING TO TABLES

     The tables beginning on page S-72 (the "DECREMENT TABLES") have been prepared on the basis of the following assumptions (the "MODELING ASSUMPTIONS"):

          (a) each Loan Group consists of the hypothetical mortgage loans having the following characteristics:



                                                                      REMAINING
                                       UNPAID            MORTGAGE        TERM        AGE
                                 PRINCIPAL  BALANCE   INTEREST RATE    (MONTHS)   (MONTHS)
                                 ------------------   -------------   ---------   --------

Loan Group 1                       $ 2,229,836.04     5.2500000000%      360          0
                                   $ 3,806,572.78     5.3750000000%      359          1
                                   $11,750,418.73     5.5000000000%      356          1
                                   $28,909,075.00     5.6250000000%      355          0
                                   $82,472,289.75     5.7500000000%      357          1
                                   $70,607,130.24     5.8750000000%      358          1
                                   $32,239,969.14     6.0000000000%      356          1
                                   $ 8,566,392.49     6.1250000000%      359          1
                                   $ 2,185,447.04     6.2500000000%      359          1
                                   $ 2,421,064.14     6.3750000000%      359          1
                                   $   384,651.95     6.5000000000%      359          1
                                   $   752,853.53     6.8750000000%      356          4
                                   $   360,000.00     7.0000000000%      360          0
Loan Group 2                       $ 1,091,000.00     4.7500000000%      180          0
                                   $   985,803.24     4.8750000000%      179          1
                                   $ 3,277,376.36     5.0000000000%      179          1
                                   $ 6,905,403.97     5.1250000000%      179          1
                                   $28,482,739.87     5.2500000000%      179          1
                                   $20,703,387.50     5.3750000000%      176          1
                                   $10,596,174.56     5.5000000000%      179          1
                                   $ 4,124,174.43     5.6250000000%      179          1
                                   $   529,878.00     5.7500000000%      180          0
                                   $   969,274.60     5.8750000000%      153          1
                                   $   385,674.27     6.3750000000%      178          2


          (b) the initial class balances, notional amounts and pass-through rates for the Offered Certificates are as set forth or described in the table beginning on page S-4;

          (c) there are no Net Interest Shortfalls, delinquencies or Realized
     Losses with respect to the Mortgage Loans;

          (d) scheduled payments of principal and interest with respect to the
     Mortgage Loans are received on the applicable due date beginning on
     February 1, 2005;

          (e) prepayments are received, together with a 30 days' interest thereon, on the last day of each month beginning in January 2005;

          (f) the Mortgage Loans prepay at the indicated percentages of PSA;

          (g) optional termination of the Trust does not occur;

          (h) no Mortgage Loans are required to be repurchased from the Trust and no Mortgage Loans are substituted for the Mortgage Loans included in the Trust on the Closing Date;

          (i) the Certificates are issued on the Closing Date;

                                      S-69

          (j) cash payments on the Certificates are received on the 25th day of each month beginning in February 2005 in accordance with the priorities and amounts described in this Prospectus Supplement under "Description of the
     Certificates"; and

          (k) the Administrative Fee Rate is 0.2575% for each Mortgage Loan.

     Although the characteristics of the mortgage loans for the Decrement Tables have been prepared on the basis of the weighted average characteristics of the
Mortgage Loans which are expected to be in the Mortgage Pool, there is no assurance that the Modeling Assumptions will reflect the actual characteristics or performance of the Mortgage Loans or that the performance of the Offered
Certificates will conform to the results set forth in the tables.

WEIGHTED AVERAGE LIVES OF THE OFFERED CERTIFICATES

     Weighted average life of a class of Offered Certificates (other than the
Interest Only Certificates) refers to the average amount of time that will elapse from the date of issuance of the Certificate until each dollar in reduction of its balance is distributed to investors. With respect to the Class
1-A-19 Certificates, weighted average life refers to the average amount of time that will elapse from the date of issuance of the Offered Certificates until each dollar in reduction of the class balances of the Class 1-A-13 and Class
1-A-14 Certificates is distributed to investors. With respect to the Class
1-A-20 Certificates, weighted average life refers to the average amount of time that will elapse from the date of issuance of the Offered Certificates until each dollar in reduction of the class balances of the Class 1-A-18, Class
1-A-21, Class 1-A-22, Class 1-A-23 and Class 1-A-24 Certificates is distributed to investors. With respect to the Class 15-IO Certificates, weighted average life refers to the average amount of time that will elapse from the date of issuance of the Offered Certificates until the date on which the aggregate
Stated Principal Balance of the Premium Mortgage Loans in Loan Group 2 as of the
due date in the month preceding the month of such Distribution Date has been reduced to zero. With respect to the Class 30-IO Certificates, weighted average life refers to the average amount of time that will elapse from the date of issuance of the Offered Certificates until the date on which the aggregate
Stated Principal Balance of the Premium Mortgage Loans in Loan Group 1 as of the
due date in the month preceding the month of such Distribution Date has been reduced to zero. The weighted average lives of classes of Offered Certificates will be influenced by, among other things, the rate at which principal of the applicable Mortgage Loans in the related Loan Group is paid, which may be in the form of scheduled principal payments or principal prepayments (for this purpose, the term "prepayments" includes prepayments and liquidations due to default, casualty, condemnation and the like), the timing of changes in such rate of principal payments and the priority sequence of distributions of principal of such Offered Certificates. The interaction of the foregoing factors may have different effects on each class of Offered Certificates and the effects on any such class may vary at different times during the life of such class.
Accordingly, no assurance can be given as to the weighted average life of any such class of Offered Certificates. For an example of how the weighted average lives of the Offered Certificates are affected by the foregoing factors at various constant percentages of PSA, see the Decrement Tables set forth below.

     Prepayments on mortgage loans are commonly measured relative to a prepayment standard or model. The prepayment model used in this Prospectus
Supplement is the Prepayment Standard Assumption ("PSA"), which represents an assumed rate of principal prepayment each month relative to the then-outstanding principal balance of a pool of mortgage loans for the life of such mortgage loans. A prepayment assumption of 100% PSA assumes constant prepayment rates of
0.2% per annum of the then-outstanding principal balance of such mortgage loans in the first month of the life of the mortgage loans and an additional 0.2% per annum in each month thereafter until the thirtieth month. Beginning in the thirtieth month and in each month thereafter during the life of the mortgage loans, 100% PSA assumes a

                                      S-70

constant prepayment rate of 6% per annum each month. As used in the table below,
"0% PSA" assumes prepayment rates equal to 0% of PSA, i.e., no prepayments.
Correspondingly, "300% PSA" assumes prepayment rates equal to 300% of PSA, and so forth. PSA does not purport to be a historical description of prepayment experience or a prediction of the anticipated rate of prepayment of any pool of mortgage loans, including the Mortgage Loans. The Depositor believes that no existing statistics of which it is aware provide a reliable basis for investors to predict the amount or the timing of receipt of prepayments on the Mortgage
Loans.

     The Decrement Tables set forth below have been prepared on the basis of the
Modeling Assumptions described above under "-- Assumptions Relating to Tables."
There will likely be discrepancies between the characteristics of the actual
Mortgage Loans included in each Loan Group and the characteristics of the
Mortgage Loans assumed in preparing the Decrement Tables. Any such discrepancy may have an effect upon the percentages of initial class balances (or initial notional amount, in the case of the Interest Only Certificates) outstanding set forth in the Decrement Tables (and the weighted average lives of the Offered
Certificates). In addition, to the extent that the Mortgage Loans that actually are included in a Loan Group have characteristics that differ from those assumed in preparing the following Decrement Tables, the class balance or notional amount of a class of Offered Certificates could be reduced to zero earlier or later than indicated by such Decrement Tables.

     Furthermore, the information contained in the Decrement Tables with respect to the weighted average life of any Offered Certificate is not necessarily indicative of the weighted average life of that class of Offered Certificates that might be calculated or projected under different or varying prepayment assumptions.

     It is not likely that (i) all of the Mortgage Loans in a Loan Group will have the interest rates or remaining terms to maturity assumed or (ii) the
Mortgage Loans in a Loan Group will prepay at the indicated percentage of PSA until maturity. In addition, the diverse remaining terms to maturity of the
Mortgage Loans in a Loan Group (which include many recently originated Mortgage
Loans) could produce slower or faster reductions of the class balances or notional amount than indicated in the Decrement Tables at the various percentages of PSA specified.

     Based upon the Modeling Assumptions, the following Decrement Tables indicate the projected weighted average life of each class of the Offered
Certificates and set forth the percentages of the initial class balance or notional amount of each class that would be outstanding after each of the dates shown at various constant percentages of PSA.

                                      S-71

                 PERCENTAGE OF INITIAL CLASS BALANCE OUTSTANDING
              AT THE RESPECTIVE PERCENTAGES OF PSA SET FORTH BELOW:



                                             CLASS 1-A-1                          CLASS 1-A-2
                                 ----------------------------------   ----------------------------------
DISTRIBUTION DATE                  0%     100%   300%   500%   800%     0%     100%   300%   500%   800%
------------------------------   -----   -----   ----   ----   ----   -----   -----   ----   ----   ----

Initial Percentage                 100     100    100    100    100     100     100    100    100    100
January 25, 2006                   100     100     90     78     61     100     100    100    100    100
January 25, 2007                   100     100     66     28      0     100     100    100    100      0
January 25, 2008                   100     100     37      0      0     100     100    100      0      0
January 25, 2009                   100     100     16      0      0     100     100    100      0      0
January 25, 2010                   100     100      2      0      0     100     100    100      0      0
January 25, 2011                   100     100      0      0      0     100     100      0      0      0
January 25, 2012                   100     100      0      0      0     100     100      0      0      0
January 25, 2013                   100     100      0      0      0     100     100      0      0      0
January 25, 2014                   100     100      0      0      0     100     100      0      0      0
January 25, 2015                   100     100      0      0      0     100     100      0      0      0
January 25, 2016                   100     100      0      0      0     100     100      0      0      0
January 25, 2017                   100      97      0      0      0     100     100      0      0      0
January 25, 2018                   100      89      0      0      0     100     100      0      0      0
January 25, 2019                   100      80      0      0      0     100     100      0      0      0
January 25, 2020                   100      71      0      0      0     100     100      0      0      0
January 25, 2021                   100      62      0      0      0     100     100      0      0      0
January 25, 2022                   100      53      0      0      0     100     100      0      0      0
January 25, 2023                   100      44      0      0      0     100     100      0      0      0
January 25, 2024                   100      36      0      0      0     100     100      0      0      0
January 25, 2025                   100      28      0      0      0     100     100      0      0      0
January 25, 2026                   100      20      0      0      0     100     100      0      0      0
January 25, 2027                   100      13      0      0      0     100     100      0      0      0
January 25, 2028                   100       6      0      0      0     100     100      0      0      0
January 25, 2029                    99       0      0      0      0     100      97      0      0      0
January 25, 2030                    80       0      0      0      0     100       0      0      0      0
January 25, 2031                    59       0      0      0      0     100       0      0      0      0
January 25, 2032                    37       0      0      0      0     100       0      0      0      0
January 25, 2033                    13       0      0      0      0     100       0      0      0      0
January 25, 2034                     0       0      0      0      0       0       0      0      0      0
January 25, 2035                     0       0      0      0      0       0       0      0      0      0
Weighted Average Life
   (in years)(1)                 26.40   17.54   2.63   1.58   1.13   28.71   24.50   5.55   2.57   1.81


----------
(1)  The weighted average life of a class of Certificates is determined by (i)
     multiplying the amount of each distribution in reduction of the class balance thereof by the number of years from the date of the issuance of such class to the related Distribution Date, (ii) adding the results and
     (iii) dividing the sum by the initial class balance of that class.

                                      S-72

                 PERCENTAGE OF INITIAL CLASS BALANCE OUTSTANDING
              AT THE RESPECTIVE PERCENTAGES OF PSA SET FORTH BELOW:



                                             CLASS 1-A-3                          CLASS 1-A-4
                                 ----------------------------------   -----------------------------------
DISTRIBUTION DATE                  0%     100%   300%   500%   800%     0%     100%    300%   500%   800%
------------------------------   -----   -----   ----   ----   ----   -----   -----   -----   ----   ----

Initial Percentage                 100     100    100    100    100     100     100     100    100    100
January 25, 2006                   100     100    100    100    100     100     100     100    100    100
January 25, 2007                   100     100    100    100      0     100     100     100    100     50
January 25, 2008                   100     100    100      0      0     100     100     100     38      0
January 25, 2009                   100     100    100      0      0     100     100     100      0      0
January 25, 2010                   100     100    100      0      0     100     100     100      0      0
January 25, 2011                   100     100     98      0      0     100     100     100      0      0
January 25, 2012                   100     100     68      0      0     100     100     100      0      0
January 25, 2013                   100     100     53      0      0     100     100     100      0      0
January 25, 2014                   100     100     37      0      0     100     100     100      0      0
January 25, 2015                   100     100     19      0      0     100     100     100      0      0
January 25, 2016                   100     100      3      0      0     100     100     100      0      0
January 25, 2017                   100     100      0      0      0     100     100      88      0      0
January 25, 2018                   100     100      0      0      0     100     100      74      0      0
January 25, 2019                   100     100      0      0      0     100     100      62      0      0
January 25, 2020                   100     100      0      0      0     100     100      52      0      0
January 25, 2021                   100     100      0      0      0     100     100      43      0      0
January 25, 2022                   100     100      0      0      0     100     100      35      0      0
January 25, 2023                   100     100      0      0      0     100     100      28      0      0
January 25, 2024                   100     100      0      0      0     100     100      23      0      0
January 25, 2025                   100     100      0      0      0     100     100      18      0      0
January 25, 2026                   100     100      0      0      0     100     100      14      0      0
January 25, 2027                   100     100      0      0      0     100     100      11      0      0
January 25, 2028                   100     100      0      0      0     100     100       8      0      0
January 25, 2029                   100     100      0      0      0     100     100       6      0      0
January 25, 2030                   100      99      0      0      0     100     100       4      0      0
January 25, 2031                   100      51      0      0      0     100     100       3      0      0
January 25, 2032                   100       5      0      0      0     100     100       2      0      0
January 25, 2033                   100       0      0      0      0     100      65       1      0      0
January 25, 2034                    57       0      0      0      0     100      27       *      0      0
January 25, 2035                     0       0      0      0      0       0       0       0      0      0
Weighted Average Life
   (in years)(1)                 29.07   26.06   8.29   2.74   1.90   29.56   28.44   16.26   3.01   2.04


----------
(1)  The weighted average life of a class of Certificates is determined by (i)
     multiplying the amount of each distribution in reduction of the class balance thereof by the number of years from the date of the issuance of such class to the related Distribution Date, (ii) adding the results and
     (iii) dividing the sum by the initial class balance of that class.

*    Less than 0.5%, but greater than zero.

                                      S-73

                 PERCENTAGE OF INITIAL CLASS BALANCE OUTSTANDING
              AT THE RESPECTIVE PERCENTAGES OF PSA SET FORTH BELOW:



                                             CLASS 1-A-5                          CLASS 1-A-6
                                 -----------------------------------   -----------------------------------
DISTRIBUTION DATE                  0%     100%    300%   500%   800%     0%     100%    300%   500%   800%
------------------------------   -----   -----   -----   ----   ----   -----   -----   -----   ----   ----

Initial Percentage                 100     100     100    100    100     100     100     100    100    100
January 25, 2006                   100     100     100    100    100     100     100     100    100    100
January 25, 2007                   100     100     100    100      0     100     100     100    100    100
January 25, 2008                   100     100     100      0      0     100     100     100     77      0
January 25, 2009                   100     100     100      0      0     100     100     100      0      0
January 25, 2010                   100     100     100      0      0     100     100     100      0      0
January 25, 2011                   100     100     100      0      0     100     100     100      0      0
January 25, 2012                   100     100     100      0      0     100     100     100      0      0
January 25, 2013                   100     100     100      0      0     100     100     100      0      0
January 25, 2014                   100     100     100      0      0     100     100     100      0      0
January 25, 2015                   100     100     100      0      0     100     100     100      0      0
January 25, 2016                   100     100     100      0      0     100     100     100      0      0
January 25, 2017                   100     100      76      0      0     100     100     100      0      0
January 25, 2018                   100     100      49      0      0     100     100     100      0      0
January 25, 2019                   100     100      25      0      0     100     100     100      0      0
January 25, 2020                   100     100       4      0      0     100     100     100      0      0
January 25, 2021                   100     100       0      0      0     100     100      86      0      0
January 25, 2022                   100     100       0      0      0     100     100      70      0      0
January 25, 2023                   100     100       0      0      0     100     100      57      0      0
January 25, 2024                   100     100       0      0      0     100     100      45      0      0
January 25, 2025                   100     100       0      0      0     100     100      36      0      0
January 25, 2026                   100     100       0      0      0     100     100      28      0      0
January 25, 2027                   100     100       0      0      0     100     100      22      0      0
January 25, 2028                   100     100       0      0      0     100     100      16      0      0
January 25, 2029                   100     100       0      0      0     100     100      12      0      0
January 25, 2030                   100     100       0      0      0     100     100       9      0      0
January 25, 2031                   100     100       0      0      0     100     100       6      0      0
January 25, 2032                   100     100       0      0      0     100     100       4      0      0
January 25, 2033                   100      29       0      0      0     100     100       2      0      0
January 25, 2034                   100       0       0      0      0     100      54       1      0      0
January 25, 2035                     0       0       0      0      0       0       0       0      0      0
Weighted Average Life
   (in years)(1)                 29.43   27.78   13.06   2.94   1.99   29.69   29.10   19.46   3.08   2.08


----------
(1)  The weighted average life of a class of Certificates is determined by (i)
     multiplying the amount of each distribution in reduction of the class balance thereof by the number of years from the date of the issuance of such class to the related Distribution Date, (ii) adding the results and
     (iii) dividing the sum by the initial class balance of that class.

                                      S-74

                 PERCENTAGE OF INITIAL CLASS BALANCE OUTSTANDING
              AT THE RESPECTIVE PERCENTAGES OF PSA SET FORTH BELOW:



                                                                           CLASS 1-A-9, CLASS 1-A-10
                                     CLASS 1-A-7 AND CLASS 1-A-8                AND CLASS 1-A-11
                                 ----------------------------------   ----------------------------------
DISTRIBUTION DATE                  0%     100%   300%   500%   800%     0%     100%   300%   500%   800%
------------------------------   -----   -----   ----   ----   ----   -----   -----   ----   ----   ----

Initial Percentage                 100     100    100    100    100     100     100    100    100    100
January 25, 2006                   100     100     90     78     61      99      99     97     97     76
January 25, 2007                   100     100     66     28      0      97      97     82     35      0
January 25, 2008                   100     100     37      0      0      96      96     45      0      0
January 25, 2009                   100     100     16      0      0      94      94     19      0      0
January 25, 2010                   100     100      2      0      0      92      92      2      0      0
January 25, 2011                   100     100      0      0      0      91      91      0      0      0
January 25, 2012                   100     100      0      0      0      89      89      0      0      0
January 25, 2013                   100     100      0      0      0      87      87      0      0      0
January 25, 2014                   100     100      0      0      0      85      85      0      0      0
January 25, 2015                   100     100      0      0      0      83      83      0      0      0
January 25, 2016                   100     100      0      0      0      80      80      0      0      0
January 25, 2017                   100      97      0      0      0      78      74      0      0      0
January 25, 2018                   100      89      0      0      0      75      61      0      0      0
January 25, 2019                   100      80      0      0      0      72      47      0      0      0
January 25, 2020                   100      71      0      0      0      70      33      0      0      0
January 25, 2021                   100      62      0      0      0      67      19      0      0      0
January 25, 2022                   100      53      0      0      0      63       5      0      0      0
January 25, 2023                   100      44      0      0      0      60       0      0      0      0
January 25, 2024                   100      36      0      0      0      56       0      0      0      0
January 25, 2025                   100      28      0      0      0      52       0      0      0      0
January 25, 2026                   100      20      0      0      0      48       0      0      0      0
January 25, 2027                   100      13      0      0      0      44       0      0      0      0
January 25, 2028                   100       6      0      0      0      40       0      0      0      0
January 25, 2029                    99       0      0      0      0      34       0      0      0      0
January 25, 2030                    80       0      0      0      0       5       0      0      0      0
January 25, 2031                    59       0      0      0      0       0       0      0      0      0
January 25, 2032                    37       0      0      0      0       0       0      0      0      0
January 25, 2033                    13       0      0      0      0       0       0      0      0      0
January 25, 2034                     0       0      0      0      0       0       0      0      0      0
January 25, 2035                     0       0      0      0      0       0       0      0      0      0
Weighted Average Life
   (in years)(1)                 26.40   17.54   2.63   1.58   1.13   18.09   12.86   2.99   1.79   1.28


----------
(1)  The weighted average life of a class of Certificates is determined by (i)
     multiplying the amount of each distribution in reduction of the class balance thereof by the number of years from the date of the issuance of such class to the related Distribution Date, (ii) adding the results and
     (iii) dividing the sum by the initial class balance of that class.

                                      S-75

                 PERCENTAGE OF INITIAL CLASS BALANCE OUTSTANDING
              AT THE RESPECTIVE PERCENTAGES OF PSA SET FORTH BELOW:



                                            CLASS 1-A-12                         CLASS 1-A-13
                                 ----------------------------------   ---------------------------------
DISTRIBUTION DATE                  0%     100%   300%   500%   800%     0%    100%   300%   500%   800%
------------------------------   -----   -----   ----   ----   ----   -----   ----   ----   ----   ----

Initial Percentage                 100     100    100    100    100     100    100    100    100    100
January 25, 2006                   106     106     61      1      0      97     94     93     93     93
January 25, 2007                   112     112      0      0      0      94     82     80     80     80
January 25, 2008                   118     118      0      0      0      91     67     62     62     20
January 25, 2009                   125     125      0      0      0      88     53     45     29      0
January 25, 2010                   132     132      0      0      0      84     39     29      4      0
January 25, 2011                   139     139      0      0      0      80     27     15      0      0
January 25, 2012                   147     147      0      0      0      76     15      2      0      0
January 25, 2013                   155     155      0      0      0      72      4      0      0      0
January 25, 2014                   164     164      0      0      0      67      0      0      0      0
January 25, 2015                   173     173      0      0      0      62      0      0      0      0
January 25, 2016                   183     183      0      0      0      57      0      0      0      0
January 25, 2017                   193     193      0      0      0      52      0      0      0      0
January 25, 2018                   204     204      0      0      0      46      0      0      0      0
January 25, 2019                   216     216      0      0      0      40      0      0      0      0
January 25, 2020                   228     228      0      0      0      34      0      0      0      0
January 25, 2021                   241     241      0      0      0      27      0      0      0      0
January 25, 2022                   254     254      0      0      0      20      0      0      0      0
January 25, 2023                   269     230      0      0      0      12      0      0      0      0
January 25, 2024                   284     187      0      0      0       4      0      0      0      0
January 25, 2025                   300     146      0      0      0       0      0      0      0      0
January 25, 2026                   317     106      0      0      0       0      0      0      0      0
January 25, 2027                   334      69      0      0      0       0      0      0      0      0
January 25, 2028                   353      33      0      0      0       0      0      0      0      0
January 25, 2029                   373       0      0      0      0       0      0      0      0      0
January 25, 2030                   394       0      0      0      0       0      0      0      0      0
January 25, 2031                   306       0      0      0      0       0      0      0      0      0
January 25, 2032                   192       0      0      0      0       0      0      0      0      0
January 25, 2033                    70       0      0      0      0       0      0      0      0      0
January 25, 2034                     0       0      0      0      0       0      0      0      0      0
January 25, 2035                     0       0      0      0      0       0      0      0      0      0
Weighted Average Life
   (in years)(1)                 26.95   20.53   1.11   0.68   0.47   11.57   4.35   3.80   3.20   2.41


----------
(1)  The weighted average life of a class of Certificates is determined by (i)
     multiplying the amount of each distribution in reduction of the class balance thereof by the number of years from the date of the issuance of such class to the related Distribution Date, (ii) adding the results and
     (iii) dividing the sum by the initial class balance of that class.

                                      S-76

                 PERCENTAGE OF INITIAL CLASS BALANCE OUTSTANDING
              AT THE RESPECTIVE PERCENTAGES OF PSA SET FORTH BELOW:



                                            CLASS 1-A-14                         CLASS 1-A-15
                                 ---------------------------------   -----------------------------------
DISTRIBUTION DATE                  0%    100%   300%   500%   800%     0%     100%    300%   500%   800%
------------------------------   -----   ----   ----   ----   ----   -----   -----   -----   ----   ----

Initial Percentage                 100    100    100    100    100     100     100     100    100    100
January 25, 2006                   100    100    100    100    100     100     100     100    100    100
January 25, 2007                   100    100    100    100    100     100     100     100    100    100
January 25, 2008                   100    100    100    100    100     100     100     100    100    100
January 25, 2009                   100    100    100    100     10     100     100     100    100    100
January 25, 2010                   100    100    100    100      0     100     100     100    100     28
January 25, 2011                   100    100    100     24      0     100     100     100    100      0
January 25, 2012                   100    100    100      0      0     100     100     100     67      0
January 25, 2013                   100    100     46      0      0     100     100     100     34      0
January 25, 2014                   100     60      0      0      0     100     100      95     13      0
January 25, 2015                   100      0      0      0      0     100      99      66      0      0
January 25, 2016                   100      0      0      0      0     100      58      44      0      0
January 25, 2017                   100      0      0      0      0     100      26      26      0      0
January 25, 2018                   100      0      0      0      0     100      13      13      0      0
January 25, 2019                   100      0      0      0      0     100       3       3      0      0
January 25, 2020                   100      0      0      0      0     100       0       0      0      0
January 25, 2021                   100      0      0      0      0     100       0       0      0      0
January 25, 2022                   100      0      0      0      0     100       0       0      0      0
January 25, 2023                   100      0      0      0      0     100       0       0      0      0
January 25, 2024                   100      0      0      0      0     100       0       0      0      0
January 25, 2025                    71      0      0      0      0     100       0       0      0      0
January 25, 2026                    13      0      0      0      0     100       0       0      0      0
January 25, 2027                     0      0      0      0      0      65       0       0      0      0
January 25, 2028                     0      0      0      0      0      19       0       0      0      0
January 25, 2029                     0      0      0      0      0       0       0       0      0      0
January 25, 2030                     0      0      0      0      0       0       0       0      0      0
January 25, 2031                     0      0      0      0      0       0       0       0      0      0
January 25, 2032                     0      0      0      0      0       0       0       0      0      0
January 25, 2033                     0      0      0      0      0       0       0       0      0      0
January 25, 2034                     0      0      0      0      0       0       0       0      0      0
January 25, 2035                     0      0      0      0      0       0       0       0      0      0
Weighted Average Life (in
   years)(1)                     20.40   9.20   8.00   5.77   3.81   22.36   11.49   11.00   7.71   4.75


----------
(1)  The weighted average life of a class of Certificates is determined by (i)
     multiplying the amount of each distribution in reduction of the class balance thereof by the number of years from the date of the issuance of such class to the related Distribution Date, (ii) adding the results and
     (iii) dividing the sum by the initial class balance of that class.

                                      S-77

                 PERCENTAGE OF INITIAL CLASS BALANCE OUTSTANDING
              AT THE RESPECTIVE PERCENTAGES OF PSA SET FORTH BELOW:



                                             CLASS 1-A-16                           CLASS 1-A-17
                                 ------------------------------------   -----------------------------------
DISTRIBUTION DATE                  0%     100%    300%    500%   800%     0%     100%    300%   500%   800%
------------------------------   -----   -----   -----   -----   ----   -----   -----   -----   ----   ----

Initial Percentage                 100     100     100     100    100     100     100     100    100    100
January 25, 2006                   100     100     100     100    100     100     100     100    100    100
January 25, 2007                   100     100     100     100    100     100     100     100    100    100
January 25, 2008                   100     100     100     100    100     100     100     100    100    100
January 25, 2009                   100     100     100     100    100     100     100     100    100    100
January 25, 2010                   100     100     100     100    100     100     100     100    100     44
January 25, 2011                   100     100     100     100     72     100     100     100    100     17
January 25, 2012                   100     100     100     100     19     100     100     100     75      4
January 25, 2013                   100     100     100     100      2     100     100     100     50      *
January 25, 2014                   100     100     100     100      0     100     100      96     33      0
January 25, 2015                   100     100     100      98      0     100      99      74     23      0
January 25, 2016                   100     100     100      67      0     100      68      57     15      0
January 25, 2017                   100     100     100      45      0     100      44      44     10      0
January 25, 2018                   100     100     100      31      0     100      33      33      7      0
January 25, 2019                   100     100     100      21      0     100      25      25      5      0
January 25, 2020                   100      83      83      14      0     100      19      19      3      0
January 25, 2021                   100      62      62       9      0     100      14      14      2      0
January 25, 2022                   100      47      47       6      0     100      11      11      1      0
January 25, 2023                   100      35      35       4      0     100       8       8      1      0
January 25, 2024                   100      26      26       3      0     100       6       6      1      0
January 25, 2025                   100      19      19       2      0     100       4       4      *      0
January 25, 2026                   100      14      14       1      0     100       3       3      *      0
January 25, 2027                   100      10      10       1      0      73       2       2      *      0
January 25, 2028                   100       7       7       *      0      38       2       2      *      0
January 25, 2029                     5       5       5       *      0       1       1       1      *      0
January 25, 2030                     3       3       3       *      0       1       1       1      *      0
January 25, 2031                     2       2       2       *      0       *       *       *      *      0
January 25, 2032                     1       1       1       *      0       *       *       *      *      0
January 25, 2033                     1       1       1       *      0       *       *       *      *      0
January 25, 2034                     *       *       *       *      0       *       *       *      *      0
January 25, 2035                     0       0       0       0      0       0       0       0      0      0
Weighted Average Life (in
   years)(1)                     23.82   17.69   17.69   12.53   6.50   22.70   12.93   12.55   8.83   5.16


----------
(1)  The weighted average life of a class of Certificates is determined by (i)
     multiplying the amount of each distribution in reduction of the class balance thereof by the number of years from the date of the issuance of such class to the related Distribution Date, (ii) adding the results and
     (iii) dividing the sum by the initial class balance of that class.

*    Less than 0.5%, but greater than zero.

                                      S-78

               PERCENTAGE OF INITIAL CLASS BALANCE(1) OUTSTANDING
              AT THE RESPECTIVE PERCENTAGES OF PSA SET FORTH BELOW:



                                             CLASS 1-A-18                         CLASS 1-A-19
                                 -----------------------------------   ---------------------------------
DISTRIBUTION DATE                  0%     100%    300%   500%   800%     0%    100%   300%   500%   800%
------------------------------   -----   -----   -----   ----   ----   -----   ----   ----   ----   ----

Initial Percentage                 100     100     100    100    100     100    100    100    100    100
January 25, 2006                   100     100     100    100    100      97     94     93     93     93
January 25, 2007                   100     100     100    100    100      94     83     81     81     81
January 25, 2008                   100     100     100    100    100      91     69     64     64     24
January 25, 2009                   100     100     100    100     62      88     55     48     33      1
January 25, 2010                   100     100     100    100      0      85     42     33      9      0
January 25, 2011                   100     100     100    100      0      81     30     20      1      0
January 25, 2012                   100     100     100     30      0      77     19      7      0      0
January 25, 2013                   100     100     100      0      0      73      9      2      0      0
January 25, 2014                   100     100     100      0      0      69      3      0      0      0
January 25, 2015                   100     100     100      0      0      64      0      0      0      0
January 25, 2016                   100     100     100      0      0      59      0      0      0      0
January 25, 2017                   100     100     100      0      0      54      0      0      0      0
January 25, 2018                   100     100      86      0      0      49      0      0      0      0
January 25, 2019                   100     100      68      0      0      43      0      0      0      0
January 25, 2020                   100     100      54      0      0      37      0      0      0      0
January 25, 2021                   100     100      42      0      0      31      0      0      0      0
January 25, 2022                   100     100      33      0      0      24      0      0      0      0
January 25, 2023                   100     100      25      0      0      16      0      0      0      0
January 25, 2024                   100     100      20      0      0       9      0      0      0      0
January 25, 2025                   100     100      15      0      0       4      0      0      0      0
January 25, 2026                   100     100      11      0      0       1      0      0      0      0
January 25, 2027                   100     100       8      0      0       0      0      0      0      0
January 25, 2028                   100     100       6      0      0       0      0      0      0      0
January 25, 2029                   100     100       4      0      0       0      0      0      0      0
January 25, 2030                   100     100       3      0      0       0      0      0      0      0
January 25, 2031                   100      88       2      0      0       0      0      0      0      0
January 25, 2032                   100      62       1      0      0       0      0      0      0      0
January 25, 2033                   100      38       1      0      0       0      0      0      0      0
January 25, 2034                    96      16       *      0      0       0      0      0      0      0
January 25, 2035                     0       0       0      0      0       0      0      0      0      0
Weighted Average Life (in
    years)(2)                    29.40   27.58   16.34   6.81   4.10   12.01   4.59   4.01   3.33   2.48


----------
(1)  With respect to the Class 1-A-19 Certificates, percentages are expressed as percentages of the initial notional amount.

(2)  The weighted average life of a class of Certificates is determined by (i)
     multiplying the amount of each distribution in reduction of the class balance or notional amount thereof by the number of years from the date of the issuance of such class to the related Distribution Date, (ii) adding the results and (iii) dividing the sum by the initial class balance or notional amount of that class.

*    Less than 0.5%, but greater than zero.

                                      S-79

               PERCENTAGE OF INITIAL CLASS BALANCE(1) OUTSTANDING
              AT THE RESPECTIVE PERCENTAGES OF PSA SET FORTH BELOW:



                                            CLASS 1-A-20                          CLASS 1-A-21
                                 ----------------------------------   ---------------------------------
DISTRIBUTION DATE                  0%     100%   300%   500%   800%     0%     100%    300%   500%   800%
------------------------------   -----   -----   ----   ----   ----   -----   -----   -----   ----   ----

Initial Percentage                 100     100    100    100    100     100     100     100    100    100
January 25, 2006                    99      97     94     91     87     100     100     100    100    100
January 25, 2007                    97      92     82     72     58     100     100     100    100    100
January 25, 2008                    96      85     66     49     29     100     100     100    100    100
January 25, 2009                    94      79     53     33     14     100     100     100    100    100
January 25, 2010                    93      73     42     22      6     100     100     100    100     54
January 25, 2011                    91      67     34     15      2      99      98      94     89     20
January 25, 2012                    89      61     27     10      1      99      94      86     77      5
January 25, 2013                    87      56     21      6      *      97      90      75     60      *
January 25, 2014                    85      52     17      4      0      95      84      63     40      0
January 25, 2015                    83      47     14      3      0      93      77      50     28      0
January 25, 2016                    81      43     11      2      0      90      70      40     19      0
January 25, 2017                    78      39      9      1      0      88      64      32     13      0
January 25, 2018                    76      36      7      1      0      85      58      25      9      0
January 25, 2019                    73      33      5      1      0      82      53      20      6      0
January 25, 2020                    70      29      4      *      0      78      48      16      4      0
January 25, 2021                    67      26      3      *      0      75      43      12      3      0
January 25, 2022                    64      24      3      *      0      71      38      10      2      0
January 25, 2023                    60      21      2      *      0      67      34       7      1      0
January 25, 2024                    56      18      2      *      0      63      30       6      1      0
January 25, 2025                    53      16      1      *      0      59      26       4      *      0
January 25, 2026                    48      14      1      *      0      54      23       3      *      0
January 25, 2027                    44      12      1      *      0      49      19       2      *      0
January 25, 2028                    39      10      *      *      0      44      16       2      *      0
January 25, 2029                    35       8      *      *      0      39      13       1      *      0
January 25, 2030                    29       7      *      *      0      33      11       1      *      0
January 25, 2031                    24       5      *      *      0      27       8       1      *      0
January 25, 2032                    18       4      *      *      0      20       6       *      *      0
January 25, 2033                    12       2      *      *      0      13       4       *      *      0
January 25, 2034                     5       1      *      *      0       6       1       *      *      0
January 25, 2035                     0       0      0      0      0       0       0       0      0      0
Weighted Average Life
    (in years)(2)                18.99   11.12   5.52   3.65   2.49   20.82   15.61   11.04   9.03   5.35


----------
(1)  With respect to the Class 1-A-20 Certificates, percentages are expressed as percentages of the initial notional amount.

(2)  The weighted average life of a class of Certificates is determined by (i)
     multiplying the amount of each distribution in reduction of the class balance or notional amount thereof by the number of years from the date of the issuance of such class to the related Distribution Date, (ii) adding the results and (iii) dividing the sum by the initial class balance or notional amount of that class.

*    Less than 0.5%, but greater than zero.

                                      S-80

                 PERCENTAGE OF INITIAL CLASS BALANCE OUTSTANDING
              AT THE RESPECTIVE PERCENTAGES OF PSA SET FORTH BELOW:



                                            CLASS 1-A-22                        CLASS 1-A-23
                                 ---------------------------------   ----------------------------------
DISTRIBUTION DATE                 0%     100%   300%   500%   800%     0%     100%   300%   500%   800%
------------------------------   -----   ----   ----   ----   ----   -----   -----   ----   ----   ----

Initial Percentage                 100    100    100    100    100     100     100    100    100    100
January 25, 2006                    98     96     92     88     82     100     100    100    100    100
January 25, 2007                    96     89     76     62     44     100     100    100    100    100
January 25, 2008                    95     80     55     33      6     100     100    100    100    100
January 25, 2009                    92     72     37     11      0     100     100    100    100      0
January 25, 2010                    90     63     23      0      0     100     100    100     39      0
January 25, 2011                    88     56     12      0      0     100     100    100      0      0
January 25, 2012                    86     49      4      0      0     100     100    100      0      0
January 25, 2013                    83     43      0      0      0     100     100     77      0      0
January 25, 2014                    81     38      0      0      0     100     100     14      0      0
January 25, 2015                    78     33      0      0      0     100     100      0      0      0
January 25, 2016                    76     29      0      0      0     100     100      0      0      0
January 25, 2017                    73     24      0      0      0     100     100      0      0      0
January 25, 2018                    70     20      0      0      0     100     100      0      0      0
January 25, 2019                    66     17      0      0      0     100     100      0      0      0
January 25, 2020                    63     13      0      0      0     100     100      0      0      0
January 25, 2021                    59     10      0      0      0     100     100      0      0      0
January 25, 2022                    56      7      0      0      0     100     100      0      0      0
January 25, 2023                    51      4      0      0      0     100     100      0      0      0
January 25, 2024                    47      1      0      0      0     100     100      0      0      0
January 25, 2025                    43      0      0      0      0     100      80      0      0      0
January 25, 2026                    38      0      0      0      0     100      43      0      0      0
January 25, 2027                    33      0      0      0      0     100       8      0      0      0
January 25, 2028                    27      0      0      0      0     100       0      0      0      0
January 25, 2029                    21      0      0      0      0     100       0      0      0      0
January 25, 2030                    15      0      0      0      0     100       0      0      0      0
January 25, 2031                     9      0      0      0      0     100       0      0      0      0
January 25, 2032                     2      0      0      0      0     100       0      0      0      0
January 25, 2033                     0      0      0      0      0      17       0      0      0      0
January 25, 2034                     0      0      0      0      0       0       0      0      0      0
January 25, 2035                     0      0      0      0      0       0       0      0      0      0
Weighted Average Life (in
   years)(1)                     16.90   8.00   3.52   2.47   1.85   27.75   20.86   8.47   4.99   3.38


----------
(1)   The weighted average life of a class of Certificates is determined by (i)
      multiplying the amount of each distribution in reduction of the class balance thereof by the number of years from the date of the issuance of such class to the related Distribution Date, (ii) adding the results and
      (iii) dividing the sum by the initial class balance of that class.

                                      S-81

                 PERCENTAGE OF INITIAL CLASS BALANCE OUTSTANDING
              AT THE RESPECTIVE PERCENTAGES OF PSA SET FORTH BELOW:

                                             CLASS 1-A-24
                                 -----------------------------------
DISTRIBUTION DATE                  0%     100%    300%   500%   800%
------------------------------   -----   -----   -----   ----   ----
Initial Percentage                 100     100     100    100    100
January 25, 2006                   100     100     100    100    100
January 25, 2007                   100     100     100    100    100
January 25, 2008                   100     100     100    100    100
January 25, 2009                   100     100     100    100      0
January 25, 2010                   100     100     100    100      0
January 25, 2011                   100     100     100      7      0
January 25, 2012                   100     100     100      0      0
January 25, 2013                   100     100     100      0      0
January 25, 2014                   100     100     100      0      0
January 25, 2015                   100     100      71      0      0
January 25, 2016                   100     100      36      0      0
January 25, 2017                   100     100       8      0      0
January 25, 2018                   100     100       0      0      0
January 25, 2019                   100     100       0      0      0
January 25, 2020                   100     100       0      0      0
January 25, 2021                   100     100       0      0      0
January 25, 2022                   100     100       0      0      0
January 25, 2023                   100     100       0      0      0
January 25, 2024                   100     100       0      0      0
January 25, 2025                   100     100       0      0      0
January 25, 2026                   100     100       0      0      0
January 25, 2027                   100     100       0      0      0
January 25, 2028                   100      75       0      0      0
January 25, 2029                   100      44       0      0      0
January 25, 2030                   100      15       0      0      0
January 25, 2031                   100       0       0      0      0
January 25, 2032                   100       0       0      0      0
January 25, 2033                   100       0       0      0      0
January 25, 2034                     0       0       0      0      0
January 25, 2035                     0       0       0      0      0
Weighted Average Life
   (in years)(1)                 28.60   23.86   10.70   5.67   3.70

----------
(1)   The weighted average life of a class of Certificates is determined by (i)
      multiplying the amount of each distribution in reduction of the class balance thereof by the number of years from the date of the issuance of such class to the related Distribution Date, (ii) adding the results and
      (iii) dividing the sum by the initial class balance of that class.

                                      S-82

                 PERCENTAGE OF INITIAL CLASS BALANCE OUTSTANDING
              AT THE RESPECTIVE PERCENTAGES OF PSA SET FORTH BELOW:

                                   CLASS 1-A-R AND CLASS 1-A-LR
                                 --------------------------------
DISTRIBUTION DATE                 0%    100%   300%   500%   800%
------------------------------   ----   ----   ----   ----   ----
Initial Percentage                100    100    100    100    100
January 25, 2006                    0      0      0      0      0
January 25, 2007                    0      0      0      0      0
January 25, 2008                    0      0      0      0      0
January 25, 2009                    0      0      0      0      0
January 25, 2010                    0      0      0      0      0
January 25, 2011                    0      0      0      0      0
January 25, 2012                    0      0      0      0      0
January 25, 2013                    0      0      0      0      0
January 25, 2014                    0      0      0      0      0
January 25, 2015                    0      0      0      0      0
January 25, 2016                    0      0      0      0      0
January 25, 2017                    0      0      0      0      0
January 25, 2018                    0      0      0      0      0
January 25, 2019                    0      0      0      0      0
January 25, 2020                    0      0      0      0      0
January 25, 2021                    0      0      0      0      0
January 25, 2022                    0      0      0      0      0
January 25, 2023                    0      0      0      0      0
January 25, 2024                    0      0      0      0      0
January 25, 2025                    0      0      0      0      0
January 25, 2026                    0      0      0      0      0
January 25, 2027                    0      0      0      0      0
January 25, 2028                    0      0      0      0      0
January 25, 2029                    0      0      0      0      0
January 25, 2030                    0      0      0      0      0
January 25, 2031                    0      0      0      0      0
January 25, 2032                    0      0      0      0      0
January 25, 2033                    0      0      0      0      0
January 25, 2034                    0      0      0      0      0
January 25, 2035                    0      0      0      0      0
Weighted Average Life
   (in years)(1)                 0.08   0.08   0.08   0.08   0.08

----------
(1)  The weighted average life of a class of Certificates is determined by (i)
     multiplying the amount of each distribution in reduction of the class balance thereof by the number of years from the date of the issuance of such class to the related Distribution Date, (ii) adding the results and
     (iii) dividing the sum by the initial class balance of that class.

                                      S-83

               PERCENTAGE OF INITIAL CLASS BALANCE(1) OUTSTANDING
              AT THE RESPECTIVE PERCENTAGES OF PSA SET FORTH BELOW:



                                             CLASS 30-IO                          CLASS 30-PO
                                 ----------------------------------   ----------------------------------
DISTRIBUTION DATE                  0%     100%   300%   500%   800%     0%     100%   300%   500%   800%
------------------------------   -----   -----   ----   ----   ----   -----   -----   ----   ----   ----

Initial Percentage                 100     100    100    100    100     100     100    100    100    100
January 25, 2006                    99      97     94     91     87      99      97     94     92     87
January 25, 2007                    97      92     82     72     58      97      92     82     73     60
January 25, 2008                    96      86     67     50     31      96      85     67     51     32
January 25, 2009                    95      79     54     35     16      94      79     54     35     16
January 25, 2010                    93      73     43     24      8      92      73     44     24      8
January 25, 2011                    91      68     35     16      4      91      67     35     17      4
January 25, 2012                    90      62     28     11      2      89      62     28     11      2
January 25, 2013                    88      57     23      8      1      87      57     23      8      1
January 25, 2014                    86      53     18      5      1      84      52     18      5      1
January 25, 2015                    84      48     14      4      *      82      48     14      4      *
January 25, 2016                    81      44     12      2      *      80      43     11      2      *
January 25, 2017                    79      40      9      2      *      77      40      9      2      *
January 25, 2018                    76      37      7      1      *      75      36      7      1      *
January 25, 2019                    74      33      6      1      *      72      33      6      1      *
January 25, 2020                    71      30      5      1      *      69      29      4      1      *
January 25, 2021                    68      27      4      *      *      66      26      3      *      *
January 25, 2022                    65      24      3      *      *      63      23      3      *      *
January 25, 2023                    61      22      2      *      *      59      21      2      *      *
January 25, 2024                    57      19      2      *      *      55      18      2      *      *
January 25, 2025                    54      17      1      *      *      51      16      1      *      *
January 25, 2026                    49      14      1      *      *      47      14      1      *      *
January 25, 2027                    45      12      1      *      *      43      12      1      *      *
January 25, 2028                    40      10      1      *      *      38      10      1      *      *
January 25, 2029                    35       9      *      *      *      34       8      *      *      *
January 25, 2030                    30       7      *      *      *      28       6      *      *      *
January 25, 2031                    25       5      *      *      *      23       5      *      *      *
January 25, 2032                    19       4      *      *      *      17       3      *      *      *
January 25, 2033                    12       2      *      *      *      11       2      *      *      *
January 25, 2034                     6       1      *      *      *       5       1      *      *      *
January 25, 2035                     0       0      0      0      0       0       0      0      0      0
Weighted Average Life
   (in years)(2)                 19.18   11.27   5.65   3.78   2.61   18.77   11.13   5.65   3.81   2.65


----------
(1)  With respect to the Class 30-IO Certificates, percentages are expressed as percentages of the initial notional amount.

(2)  The weighted average life of a class of Certificates is determined by (i)
     multiplying the amount of each distribution in reduction of the class balance or notional amount thereof by the number of years from the date of the issuance of such class to the related Distribution Date, (ii) adding the results and (iii) dividing the sum by the initial class balance or notional amount of that class.

*    Less than 0.5%, but greater than zero.

                                      S-84

                 PERCENTAGE OF INITIAL CLASS BALANCE OUTSTANDING
              AT THE RESPECTIVE PERCENTAGES OF PSA SET FORTH BELOW:

                                   CLASS 30-B-1, CLASS 30-B-2 AND
                                            CLASS 30-B-3
                                 -----------------------------------
DISTRIBUTION DATE                  0%     100%    300%   500%   800%
------------------------------   -----   -----   -----   ----   ----
Initial Percentage                 100     100     100    100    100
January 25, 2006                    99      99      99     99     99
January 25, 2007                    97      97      97     97     97
January 25, 2008                    96      96      96     96     96
January 25, 2009                    94      94      94     94     94
January 25, 2010                    93      93      93     93     93
January 25, 2011                    91      89      86     82     75
January 25, 2012                    89      85      78     70     57
January 25, 2013                    87      80      67     55     38
January 25, 2014                    85      75      56     40     20
January 25, 2015                    83      68      45     28     10
January 25, 2016                    81      63      36     19      5
January 25, 2017                    78      57      28     13      3
January 25, 2018                    76      52      23      9      1
January 25, 2019                    73      47      18      6      1
January 25, 2020                    70      42      14      4      *
January 25, 2021                    67      38      11      3      *
January 25, 2022                    64      34       9      2      *
January 25, 2023                    60      30       7      1      *
January 25, 2024                    56      27       5      1      *
January 25, 2025                    53      23       4      *      *
January 25, 2026                    48      20       3      *      *
January 25, 2027                    44      17       2      *      *
January 25, 2028                    39      15       2      *      *
January 25, 2029                    35      12       1      *      *
January 25, 2030                    29      10       1      *      *
January 25, 2031                    24       7       1      *      *
January 25, 2032                    18       5       *      *      *
January 25, 2033                    12       3       *      *      *
January 25, 2034                     5       1       *      *      *
January 25, 2035                     0       0       0      0      0
Weighted Average Life
   (in years)(1)                 18.99   14.34   10.27   8.62   7.40

----------
(1)  The weighted average life of a class of Certificates is determined by (i)
     multiplying the amount of each distribution in reduction of the class balance thereof by the number of years from the date of the issuance of such class to the related Distribution Date, (ii) adding the results and
     (iii) dividing the sum by the initial class balance of that class.

*    Less than 0.5%, but greater than zero.

                                      S-85

               PERCENTAGE OF INITIAL CLASS BALANCE(1) OUTSTANDING
              AT THE RESPECTIVE PERCENTAGES OF PSA SET FORTH BELOW:



                                             CLASS 2-A-1                          CLASS 15-IO
                                 ----------------------------------   --------------------------------
DISTRIBUTION DATE                  0%     100%   300%   500%   800%    0%    100%   300%   500%   800%
------------------------------   -----   -----   ----   ----   ----   ----   ----   ----   ----   ----

Initial Percentage                 100     100    100    100    100    100    100    100    100    100
January 25, 2006                    95      94     91     88     84     95     94     91     88     84
January 25, 2007                    91      86     76     67     54     91     86     76     67     55
January 25, 2008                    86      76     59     44     26     86     76     59     45     27
January 25, 2009                    80      67     45     29     12     80     67     46     30     13
January 25, 2010                    75      58     34     18      5     75     59     35     19      6
January 25, 2011                    69      51     26     12      2     69     51     26     12      3
January 25, 2012                    62      43     19      7      1     62     43     20      8      1
January 25, 2013                    56      36     14      4      *     55     36     14      5      1
January 25, 2014                    49      30     10      3      *     48     30     10      3      *
January 25, 2015                    41      24      7      2      *     41     24      7      2      *
January 25, 2016                    34      18      5      1      *     33     18      5      1      *
January 25, 2017                    26      13      3      *      *     25     13      3      1      *
January 25, 2018                    17       8      2      *      *     16      8      2      *      *
January 25, 2019                     8       4      1      *      *      7      3      1      *      *
January 25, 2020                     0       0      0      0      0      0      0      0      0      0
Weighted Average Life
   (in years)(2)                  8.41    6.61   4.44   3.29   2.38   8.36   6.60   4.48   3.34   2.44


----------
(1)  With respect to the Class 15-IO Certificates, percentages are expressed as percentages of the initial notional amount.

(2)  The weighted average life of a class of Certificates is determined by (i)
     multiplying the amount of each distribution in reduction of the class balance or notional amount thereof by the number of years from the date of the issuance of such class to the related Distribution Date, (ii) adding the results and (iii) dividing the sum by the initial class balance or notional amount of that class.

*    Less than 0.5%, but greater than zero.

                                      S-86

                 PERCENTAGE OF INITIAL CLASS BALANCE OUTSTANDING
              AT THE RESPECTIVE PERCENTAGES OF PSA SET FORTH BELOW:



                                                                       CLASS 15-B-1, CLASS 15-B-2 AND
                                             CLASS 15-PO                        CLASS 15-B-3
                                 ----------------------------------   --------------------------------
DISTRIBUTION DATE                  0%     100%   300%   500%   800%    0%    100%   300%   500%   800%
------------------------------   -----   -----   ----   ----   ----   ----   ----   ----   ----   ----

Initial Percentage                 100    100     100    100    100    100    100    100    100    100
January 25, 2006                    95     94      91     88     84     95     95     95     95     95
January 25, 2007                    91     86      76     68     55     91     91     91     91     91
January 25, 2008                    85     76      60     45     28     86     86     86     86     86
January 25, 2009                    80     67      46     30     13     80     80     80     80     80
January 25, 2010                    74     59      35     19      7     75     75     75     75     75
January 25, 2011                    68     51      26     12      3     69     67     65     62     57
January 25, 2012                    62     43      20      8      1     62     60     54     49     40
January 25, 2013                    56     36      14      5      1     56     51     43     35     24
January 25, 2014                    49     30      10      3      *     49     43     32     23     13
January 25, 2015                    42     24       7      2      *     41     34     22     14      6
January 25, 2016                    34     18       5      1      *     34     26     15      8      2
January 25, 2017                    26     13       3      1      *     26     19      9      4      1
January 25, 2018                    17      8       2      *      *     17     12      5      2      *
January 25, 2019                     9      4       1      *      *      8      5      2      1      *
January 25, 2020                     0      0       0      0      0      0      0      0      0      0
Weighted Average Life
   (in years)(1)                  8.42   6.64    4.49   3.35   2.46   8.41   7.97   7.27   6.75   6.20


----------
(1)  The weighted average life of a class of Certificates is determined by (i)
     multiplying the amount of each distribution in reduction of the class balance thereof by the number of years from the date of the issuance of such class to the related Distribution Date, (ii) adding the results and
     (iii) dividing the sum by the initial class balance of that class.

*    Less than 0.5%, but greater than zero.

                                      S-87

YIELD ON THE INVERSE FLOATING RATE CERTIFICATES

     The significance of the effects of prepayment on the applicable Mortgage
Loans and changes in LIBOR on the Inverse Floating Rate Certificates is
illustrated in the following tables which show the pre-tax yield (on a corporate bond equivalent basis) to the holders of the Inverse Floating Rate Certificates under different constant percentages of PSA and rates of LIBOR. The yields of such Certificates set forth in the following tables were calculated using the
Modeling Assumptions and the additional assumptions that (i) on the first LIBOR
Determination Date and on each LIBOR Determination Date thereafter, LIBOR will be as indicated and (ii) the Class 1-A-8, Class 1-A-10 and Class 1-A-11
Certificates are purchased on the Closing Date at assumed purchase prices equal to 98.0000%, 97.3750% and 98.9375% of their respective initial class balances, plus, (a) in the case of the Class 1-A-8 Certificates, accrued interest from
January 1, 2005 to (but not including) the Closing Date and (b) in the case of the Class 1-A-10 and Class 1-A-11 Certificates, accrued interest from January
25, 2005 to (but not including) the Closing Date.

     AS INDICATED IN THE FOLLOWING TABLES, THE YIELD TO INVESTORS IN THE INVERSE
FLOATING RATE CERTIFICATES WILL BE EXTREMELY SENSITIVE TO CHANGES IN THE RATE OF
LIBOR. INCREASES IN LIBOR MAY HAVE A NEGATIVE EFFECT ON THE YIELD TO INVESTORS
IN INVERSE FLOATING RATE CERTIFICATES.

     It is not likely that the applicable Mortgage Loans will prepay at a constant rate until maturity, that all of the applicable Mortgage Loans will prepay at the same rate or that they will have the characteristics assumed.
There can be no assurance that the applicable Mortgage Loans will prepay at any of the rates shown in the tables below or at any other particular rate. The timing of changes in the rate of prepayments may affect significantly the yield realized by a holder of an Inverse Floating Rate Certificate and there can be no assurance that your pre-tax yield on the Inverse Floating Rate Certificates will correspond to any of the pre-tax yields shown in this Prospectus Supplement. You must make your own decision as to the appropriate prepayment assumptions to be used in deciding whether to purchase an Inverse Floating Rate Certificate.

     Changes in LIBOR may not correlate with changes in prevailing mortgage interest rates. Each investor must make its own decision as to the appropriate interest rate assumptions to be used in deciding whether to purchase an Inverse
Floating Rate Certificate.

         SENSITIVITY OF THE CLASS 1-A-8 CERTIFICATES TO CHANGES IN LIBOR
                          (PRE-TAX YIELDS TO MATURITY)

                                           PERCENTAGE OF PSA
                                 -------------------------------------
LIBOR                              0%     100%    300%    500%    800%
------------------------------   -----   -----   -----   -----   -----
0.00000%                         12.99   13.00   13.38   13.68   13.98
1.40000%                         10.53   10.55   11.00   11.34   11.69
2.40000%                          8.80    8.82    9.30    9.68   10.06
3.40000%                          7.06    7.09    7.62    8.03    8.44
5.40000%                          3.63    3.67    4.28    4.75    5.23
5.70000% and above                3.12    3.16    3.78    4.26    4.75

                                      S-88

        SENSITIVITY OF THE CLASS 1-A-10 CERTIFICATES TO CHANGES IN LIBOR
                          (PRE-TAX YIELDS TO MATURITY)

                                           PERCENTAGE OF PSA
                                 -------------------------------------
LIBOR                              0%     100%    300%    500%    800%
------------------------------   -----   -----   -----   -----   -----
0.0000000%                       25.66   25.67   26.14   26.60   27.06
1.4100000%                       19.51   19.53   20.13   20.68   21.24
2.4100000%                       15.20   15.23   15.92   16.55   17.18
3.4100000%                       10.95   11.00   11.77   12.47   13.16
5.4100000%                        2.62    2.70    3.64    4.46    5.28
6.0000000% and above              0.21    0.30    1.28    2.14    2.99

        SENSITIVITY OF THE CLASS 1-A-11 CERTIFICATES TO CHANGES IN LIBOR
                          (PRE-TAX YIELDS TO MATURITY)

                                         PERCENTAGE OF PSA
                                 --------------------------------
LIBOR                             0%    100%   300%   500%   800%
------------------------------   ----   ----   ----   ----   ----
0.0000000%                       8.26   8.28   8.56   8.80   9.05
1.4100000%                       8.26   8.28   8.56   8.80   9.05
2.4100000%                       8.26   8.28   8.56   8.80   9.05
3.4100000%                       8.26   8.28   8.56   8.80   9.05
5.4100000%                       8.26   8.28   8.56   8.80   9.05
6.9000000% and above             0.09   0.13   0.57   0.95   1.33

     The yields set forth in the preceding tables were calculated by (i)
determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the Inverse Floating Rate Certificates would cause that discounted present value of such assumed streams of cash flows to equal the assumed purchase prices of the Inverse Floating Rate Certificates indicated
above plus, (a) in the case of the Class 1-A-8 Certificates, accrued interest from January 1, 2005 to (but not including) the Closing Date and (b) in the case of the Class 1-A-10 and Class 1-A-11 Certificates, accrued interest from January
25, 2005 to (but not including) the Closing Date and (ii) converting such monthly rates to corporate bond equivalent rates. Such calculation does not take into account variations that may occur in the interest rates at which you may be able to reinvest funds received as payments of interest on the Inverse Floating
Rate Certificates and consequently does not purport to reflect the return on any investment in the Inverse Floating Rate Certificates when such reinvestment rates are considered.

YIELD ON THE CLASS 1-A-19 AND CLASS 1-A-20 CERTIFICATES

     The Class 1-A-19 and Class 1-A-20 Certificates are Interest Only
Certificates and, as such, will not be entitled to receive distributions of principal in respect of the Mortgage Loans.

     The significance of the effects of prepayments on the Class 1-A-19 and
Class 1-A-20 Certificates is illustrated in the following tables, which show the pre-tax yield (on a corporate bond equivalent basis) to the holders of Class
1-A-19 and Class 1-A-20 Certificates under different constant percentages of
PSA. The yields set forth were calculated using the Modeling Assumptions and the additional assumption that (i) the Class 1-A-19 and Class 1-A-20 Certificates are purchased on the Closing Date at assumed purchase prices equal to 13.5000%
and 19.0000% of their initial notional

                                      S-89

amounts, respectively, plus, in each case, accrued interest from January 1, 2005 to (but not including) the Closing Date and (ii) that the notional amounts for the Class 1-A-19 and Class 1-A-20 Certificates applicable to the Distribution
Date in February 2005 will be approximately $9,864,000 and $4,253,545, respectively.

     AS INDICATED IN THE FOLLOWING TABLES, INVESTORS IN THE CLASS 1-A-19 AND
CLASS 1-A-20 CERTIFICATES, WHICH ARE INTEREST ONLY CERTIFICATES AND HAVE NO
CLASS BALANCE, SHOULD CONSIDER CAREFULLY THE RISK THAT A RAPID RATE OF
PREPAYMENT ON THE APPLICABLE MORTGAGE LOANS COULD RESULT IN THE FAILURE OF
INVESTORS IN THE CLASS 1-A-19 AND CLASS 1-A-20 CERTIFICATES TO FULLY RECOVER
THEIR INITIAL INVESTMENT.

     It is not likely that the applicable Mortgage Loans will prepay at a constant rate until maturity, that all of the applicable Mortgage Loans will prepay at the same rate or that they will have the characteristics assumed.
There can be no assurance that the applicable Mortgage Loans will prepay at any of the rates shown in the tables below or at any other particular rate. The timing of changes in the rate of prepayments may affect significantly the yield realized by a holder of a Class 1-A-19 or Class 1-A-20 Certificate and there can be no assurance that your pre-tax yields on the Class 1-A-19 and Class 1-A-20
Certificates will correspond to any of the pre-tax yields shown in this
Prospectus Supplement. You must make your own decision as to the appropriate prepayment assumptions to be used in deciding whether to purchase a Class 1-A-19 or Class 1-A-20 Certificate.

         SENSITIVITY OF THE CLASS 1-A-19 CERTIFICATES TO THE PREPAYMENTS
                          (PRE-TAX YIELDS TO MATURITY)

                                           PERCENTAGE OF PSA
                                 -------------------------------------
                                   0%     100%    300%    500%    800%
                                 -----   -----   -----   -----   -----
Class 1-A-19                     36.98%  23.11%  19.14%  12.78%  (4.21)%

         SENSITIVITY OF THE CLASS 1-A-20 CERTIFICATES TO THE PREPAYMENTS
                          (PRE-TAX YIELDS TO MATURITY)

                                           PERCENTAGE OF PSA
                                 -------------------------------------
                                   0%     100%    300%   500%    800%
                                 -----   -----   -----   ----   ------
Class 1-A-20                     28.21%  23.12%  12.56%  1.33%  (17.88)%

     The yields set forth in the preceding tables were calculated by (i)
determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the Class 1-A-19 and Class 1-A-20 Certificates, would cause the discounted present value of such assumed streams of cash flows to equal the assumed purchase prices of the Class 1-A-19 and Class 1-A-20
Certificates indicated above plus, in each case, accrued interest from January
1, 2005 to (but not including) the Closing Date and (ii) converting such monthly rates to corporate bond equivalent rates. This calculation does not take into account variations that may occur in the interest rates at which you may be able to reinvest funds received as payments of interest on the Class 1-A-19 and Class
1-A-20 Certificates and consequently does not purport to reflect the return on any investment in the Class 1-A-19 and Class 1-A-20 Certificates when such reinvestment rates are considered.

                                      S-90

YIELD ON THE CLASS 15-IO AND CLASS 30-IO CERTIFICATES

     The Class 15-IO and Class 30-IO Certificates are Interest Only Certificates
and, as such, will not be entitled to receive distributions of principal in respect of the Mortgage Loans.

     The significance of the effects of prepayments on the Premium Mortgage
Loans in the related Loan Group on the Class 15-IO and Class 30-IO Certificates
is illustrated in the following tables, which show the pre-tax yield (on a corporate bond equivalent basis) to the holders of Class 15-IO and Class 30-IO
Certificates under different constant percentages of PSA. The yields set forth were calculated using the Modeling Assumptions and the additional assumption that the Class 15-IO and Class 30-IO Certificates are purchased on the Closing
Date at assumed purchase prices equal to 9.7500% and 15.3125% of their initial notional amounts, respectively, plus, in each case, accrued interest from
January 1, 2005 to (but not including) the Closing Date and that the initial notional amounts of the Class 15-IO and Class 30-IO Certificates applicable to the Distribution Date in February 2005 will be approximately $1,561,667 and
$4,256,043, respectively.

     As indicated in the following tables, because interest accrued on each
Distribution Date on the Class 15-IO and Class 30-IO Certificates is based on the aggregate of the Stated Principal Balances of the Premium Mortgage Loans in
the related Loan Group multiplied by a fraction, the numerator of which is equal to the weighted average of the Net Mortgage Interest Rates of the Premium
Mortgage Loans in the related Loan Group minus 5.000% with respect to the Class
15-IO Certificates and 5.500% with respect to the Class 30-IO Certificates and the denominator of which is equal to 5.000% with respect to the Class 15-IO
Certificates and 5.500% with respect to the Class 30-IO Certificates, the yield to maturity on the Class 15-IO and Class 30-IO Certificates will be extremely sensitive to the rate and timing of principal payments (including prepayments)
on the Premium Mortgage Loans in the related Loan Group.

     The Premium Mortgage Loans in each Loan Group will have higher Mortgage
Interest Rates than the other Mortgage Loans in such Loan Group. In general, mortgage loans with higher mortgage interest rates may tend to experience faster rates of prepayment in respect of principal than mortgage loans with lower mortgage interest rates in response to changes in market interest rates. As a result, the Premium Mortgage Loans in each Loan Group may prepay at a faster rate than the other Mortgage Loans in such Loan Group, resulting in a lower yield on the Class 15-IO and Class 30-IO Certificates than would be the case if the Premium Mortgage Loans in each Loan Group prepaid at the same rate as the other Mortgage Loans in each Loan Group.

     An investor in the Class 15-IO and Class 30-IO Certificates should fully consider the associated risks, including the risk that a rapid rate of principal payments (including prepayments) could result in the failure of such investor to fully recover its initial investment.

     It is not likely that the applicable Mortgage Loans in each Loan Group will prepay at a constant rate until maturity, that all of the applicable Mortgage
Loans in each Loan Group will prepay at the same rate or that they will have the characteristics assumed. There can be no assurance that the applicable Mortgage
Loans in each Loan Group will prepay at any of the rates shown in the tables below or at any other particular rate. The timing of changes in the rate of prepayments may affect significantly the yield realized by a holder of a Class
15-IO and Class 30-IO Certificate and your pre-tax yield on the Class 15-IO and
Class 30-IO Certificates will likely not correspond to any of the pre-tax yields shown in this Prospectus Supplement. You must make your own decision as to the appropriate prepayment assumptions to be used in deciding whether to purchase a
Class 15-IO or Class 30-IO Certificate.

                                      S-91

           SENSITIVITY OF THE CLASS 15-IO CERTIFICATES TO PREPAYMENTS
                          (PRE-TAX YIELDS TO MATURITY)

                                           PERCENTAGE OF PSA
                                 -------------------------------------
                                   0%     100%    300%    500%    800%
                                 -----   -----   -----   -----   -----
Class 15-IO Certificates         48.06%  43.74%  34.95%  25.95%  12.08%

           SENSITIVITY OF THE CLASS 30-IO CERTIFICATES TO PREPAYMENTS
                          (PRE-TAX YIELDS TO MATURITY)

                                           PERCENTAGE OF PSA
                                 -------------------------------------
                                   0%     100%    300%    500%    800%
                                 -----   -----   -----   -----   -----
Class 30-IO Certificates         35.98%  31.15%  21.30%  11.16%  (4.52)%

     The yields set forth in the preceding tables were calculated by (i)
determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the Class 15-IO and Class 30-IO Certificates, would cause the discounted present value of such assumed streams of cash flows to equal the assumed purchase prices of the Class 15-IO and Class 30-IO
Certificates indicated above plus in each case accrued interest from January 1,
2005 to (but not including) the Closing Date and (ii) converting such monthly rates to corporate bond equivalent rates. This calculation does not take into account variations that may occur in the interest rates at which you may be able to reinvest funds received as payments of interest on the Class 15-IO and Class
30-IO Certificates and consequently does not purport to reflect the return on any investment in the Class 15-IO and Class 30-IO Certificates when such reinvestment rates are considered.

YIELD ON THE CLASS 30-PO AND CLASS 15-PO CERTIFICATES

     The Class 30-PO and Class 15-PO Certificates are Principal Only
Certificates and, as such, will not be entitled to receive distributions of interest in respect of the Mortgage Loans. As a result, the Class 30-PO and
Class 15-PO Certificates will be offered at a substantial discount to their original class balances.

     The significance of the effects of prepayments on the Class 30-PO and Class
15-PO Certificates is illustrated in the following tables which show the pre-tax yields (on a corporate bond equivalent basis) to the holders of Class 30-PO and
Class 15-PO Certificates under different constant percentages of PSA. The yields set forth were calculated using the Modeling Assumptions and the additional assumption that the Class 30-PO and Class 15-PO Certificates are purchased on the Closing Date at assumed purchase prices equal to 72.0000% and 73.8750%, respectively, of their initial class balances.

     AS INDICATED IN THE FOLLOWING TABLES, BECAUSE THE CLASS 30-PO AND CLASS
15-PO CERTIFICATES REPRESENT THE RIGHT TO RECEIVE ONLY A PORTION OF THE
PRINCIPAL RECEIVED WITH RESPECT TO THE DISCOUNT MORTGAGE LOANS IN THE RELATED
LOAN GROUP, THE YIELD TO MATURITY ON THE CLASS 30-PO AND CLASS 15-PO
CERTIFICATES WILL BE EXTREMELY SENSITIVE TO THE RATE AND TIMING OF PRINCIPAL
PAYMENTS (INCLUDING PREPAYMENTS) ON THE DISCOUNT MORTGAGE LOANS IN THE RELATED
LOAN GROUP.

     It is not likely that the applicable Discount Mortgage Loans will prepay at a constant rate until maturity, that all of the applicable Discount Mortgage
Loans will prepay at the same rate or that they will have the characteristics assumed. There can be no assurance that the applicable Discount Mortgage Loans will prepay at any of the rates shown in the tables below or at any other particular rate. The timing of changes in the rate of prepayments may affect significantly the yield realized by holders of the Class 30-PO and Class 15-PO
Certificates and there can be no assurance that your pre-tax yield on your Class
30-PO and Class 15-PO Certificates will correspond to any of the pre-tax yields shown in this Prospectus Supplement. You must make your own decision as to the appropriate prepayment assumptions to be used in deciding whether to purchase a
Class 30-PO or Class 15-PO Certificate.

                                      S-92

           SENSITIVITY OF THE CLASS 30-PO CERTIFICATES TO PREPAYMENTS
                          (PRE-TAX YIELDS TO MATURITY)

                                         PERCENTAGE OF PSA
                                 ---------------------------------
                                  0%    100%   300%   500%    800%
                                 ----   ----   ----   ----   -----
Class 30-PO Certificates         1.82%  3.23%  6.53%  9.61%  13.65%

           SENSITIVITY OF THE CLASS 15-PO CERTIFICATES TO PREPAYMENTS
                          (PRE-TAX YIELDS TO MATURITY)

                                         PERCENTAGE OF PSA
                                 ---------------------------------
                                  0%    100%   300%   500%    800%
                                 ----   ----   ----   ----   -----
Class 15-PO Certificates         3.78%  4.91%  7.41%  9.96%  13.54%

     The yields set forth in the preceding tables were calculated by (i)
determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the Class 30-PO and Class 15-PO Certificates, would cause the discounted present values of such assumed streams of cash flows to equal the assumed purchase prices of the Class 30-PO and Class 15-PO
Certificates indicated above and (ii) converting such monthly rates to corporate bond equivalent rates. This calculation does not take into account variations that may occur in the interest rates at which you may be able to reinvest funds received as payments of principal of the Class 30-PO and Class 15-PO
Certificates and consequently does not purport to reflect the return on any investment in the Class 30-PO and Class 15-PO Certificates when such reinvestment rates are considered.

YIELD ON THE CLASS 1-A-R AND CLASS 1-A-LR CERTIFICATES

     The after-tax rate of return to the holder of the Class 1-A-R or Class
1-A-LR Certificate will reflect its pre-tax rate of return, reduced by the taxes required to be paid with respect to such Certificate. If you hold the Class
1-A-R or Class 1-A-LR Certificate, you may have tax liabilities during the early years of the applicable REMIC's term that substantially exceed any distributions payable thereon during any such period. In addition, the present value of the tax liabilities with respect to your Class 1-A-R or Class 1-A-LR Certificate may substantially exceed the present value of expected distributions on your Class
1-A-R or Class 1-A-LR Certificate and of any tax benefits that may arise with respect to it. Accordingly, the after-tax rate of return on the Class 1-A-R or
Class 1-A-LR Certificate may be negative or may be otherwise significantly adversely affected. The timing and amount of taxable income attributable to the
Class 1-A-R or Class 1-A-LR Certificate will depend on, among other things, the timing and amounts of prepayments and losses experienced with respect to the
Mortgage Loans.

     If you own the Class 1-A-R or Class 1-A-LR Certificate, you should consult your tax advisors regarding the effect of taxes and the receipt of any payments made in connection with the purchase of the Class 1-A-R or Class 1-A-LR
Certificate on your after-tax rate of return. See "Federal Income Tax
Consequences" in this Prospectus Supplement and in the Prospectus.

                                      S-93

YIELD ON THE SUBORDINATE CERTIFICATES

     The weighted average life of, and the yield to maturity on, the Class 30-B
Certificates and the Class 15-B Certificates in increasing order of their numerical class designation, will be progressively more sensitive to the rate and timing of mortgagor defaults and the severity of ensuing losses on the
Mortgage Loans in the related Loan Group. If the actual rate and severity of losses on the Mortgage Loans in the related Loan Group is higher than those you assumed, the actual yield to maturity of your Class 30-B Certificate or Class
15-B Certificate may be lower than the yield you expected. The timing of losses on Mortgage Loans in the related Loan Group will also affect your actual yield to maturity, even if the rate of defaults and severity of losses over the life of the Trust are consistent with your expectations. In general, the earlier a loss occurs, the greater the effect on an investor's yield to maturity. The
Non-PO Percentage of Realized Losses on the Mortgage Loans in a Loan Group will be allocated to reduce the balance of the applicable class of Class 30-B
Certificates or Class 15-B Certificates (as described in this Prospectus
Supplement under "Description of the Certificates -- Allocation of Losses"),
without the receipt of cash equal to the reduction. In addition, shortfalls in cash available for distributions on the Class 30-B Certificates or Class 15-B
Certificates will result in a reduction in the balance of the class of Class
30-B Certificates or Class 15-B Certificates then outstanding with the highest numerical class designation if and to the extent that the aggregate balance of all classes of the Group 1 Senior Certificates (other than the Class 30-PO
Certificates) and the Class 30-B Certificates, with respect to the Class 30-B
Certificates, and the Group 2 Senior Certificates (other than the Class 15-PO
Certificates) and the Class 15-B Certificates, with respect to the Class 15-B
Certificates, following all distributions on a Distribution Date, exceeds the
Adjusted Pool Amount (Non-PO Portion) of Loan Group 1 with respect to the Class
30-B Certificates or the Adjusted Pool Amount (Non-PO Portion) of Loan Group 2
with respect to the Class 15-B Certificates. As a result of such reductions, less interest will accrue on that class of Subordinate Certificates than otherwise would be the case. The yield to maturity of the Class 30-B
Certificates or Class 15-B Certificates will also be affected by the disproportionate allocation of principal prepayments to the Senior Certificates
(other than the Class 30-PO Certificates) of Group 1 or the Senior Certificates
(other than the Class 15-PO Certificates) of Group 2, as the case may be, Net
Interest Shortfalls for the related Loan Group, other cash shortfalls in the
Pool Distribution Amount for the related Loan Group and distribution of funds to holders of the Class 30-PO or Class 15-PO Certificates otherwise available for distribution on the Class 30-B Certificates or Class 15-B Certificates to the
extent of reimbursement for PO Deferred Amounts. See "Description of the
Certificates -- Allocation of Losses" in this Prospectus Supplement.

     If on any Distribution Date, the Fractional Interest for any class of
Subordinate Certificates of a Group is less than its original Fractional
Interest, distributions on the Subordinate Certificates of such Group will be allocated solely to that class and all other classes of Subordinate Certificates of such Group with lower numerical class designations, thereby accelerating the amortization thereof relative to that of the classes of such Group junior to that class and reducing the weighted average lives of the classes of Subordinate
Certificates of such Group receiving such distributions. Accelerating the amortization of the classes of Subordinate Certificates of a Group with lower numerical class designations relative to the other classes of Subordinate
Certificates of such Group is intended to preserve the availability of the subordination provided by those other classes.

YIELD CONSIDERATIONS WITH RESPECT TO THE CLASS 30-B-2, CLASS 30-B-3, CLASS
15-B-2 AND CLASS 15-B-3 CERTIFICATES

     Defaults on mortgage loans may be measured relative to a default standard or model. The model used in this Prospectus Supplement, the standard default assumption ("SDA"), represents an assumed rate of default each month relative to the outstanding performing principal balance of a pool of new mortgage

                                      S-94

loans. A default assumption of 100% SDA assumes constant default rates of 0.02%
per annum of the outstanding principal balance of such mortgage loans in the first month of the life of the mortgage loans and an additional 0.02% per annum in each month thereafter until the 30th month. Beginning in the 30th month and in each month thereafter through the 60th month of the life of the mortgage loans, 100% SDA assumes a constant default rate of 0.60% per annum each month.
Beginning in the 61st month and in each month thereafter through the 120th month of the life of the mortgage loans, 100% SDA assumes that the constant default rate declines each month by 0.0095% per annum, and that the constant default rate remains at 0.03% per annum in each month after the 120th month. For the following tables, it is assumed that there is no delay between the default and liquidation of the mortgage loans. As used in the following tables, "0% SDA"
assumes no defaults. SDA is not a historical description of default experience or a prediction of the rate of default of any pool of mortgage loans.

     The following tables indicate the sensitivity of the pre-tax yield to maturity on the Class 30-B-2, Class 30-B-3, Class 15-B-2 and Class 15-B-3
Certificates to various rates of prepayment and varying levels of Realized
Losses. The tables set forth below are based upon, among other things, the
Modeling Assumptions (other than the assumption that no defaults shall have occurred with respect to the Mortgage Loans) and the additional assumption that liquidations (other than those scenarios indicated as 0% of SDA (no defaults))
occur monthly on the last day of the preceding month (other than on a due date)
at the percentages of SDA set forth in the table.

     In addition, it was assumed that (i) Realized Losses on liquidations of 25%
or 50% of the outstanding principal balance of the Liquidated Mortgage Loans in
Loan Group 1 and Loan Group 2, as indicated in the tables below (referred to as a "LOSS SEVERITY PERCENTAGE"), will occur at the time of liquidation and (ii)
the Class 30-B-2, Class 30-B-3, Class 15-B-2 and Class 15-B-3 Certificates are
purchased on the Closing Date at assumed purchase prices equal to 99.7500%,
94.5000%, 98.7500% and 94.7500%, in each case, of their initial class balance plus accrued interest from January 1, 2005 to (but not including) the Closing
Date.

     It is highly unlikely that the Mortgage Loans of a Loan Group will have the precise characteristics referred to in this Prospectus Supplement or that they will prepay or liquidate at any of the rates specified or that the Realized
Losses will be incurred according to one particular pattern. The assumed percentages of SDA and PSA and the Loss Severity Percentages shown below are for illustrative purposes only. Those assumptions may not be correct and the actual rates of prepayment and liquidation and loss severity experience of the Mortgage
Loans of a Loan Group may not correspond to any of the assumptions made in this
Prospectus Supplement. For these reasons, and because the timing of cash flows is critical to determining yield, the pre-tax yield to maturity of the Class
30-B-2, Class 30-B-3, Class 15-B-2 and Class 15-B-3 Certificates are likely to differ from the pre-tax yields to maturity shown below.

     The pre-tax yields to maturity set forth below were calculated by determining the monthly discount rates which, when applied to the assumed streams of cash flows to be paid on the Class 30-B-2, Class 30-B-3, Class 15-B-2 and Class 15-B-3 Certificates, would cause the discounted present value of those assumed streams of cash flows to equal the aggregate assumed purchase prices set forth above of the Class 30-B-2, Class 30-B-3, Class 15-B-2 and Class 15-B-3
Certificates plus in each case accrued interest from January 1, 2005 to (but not including) the Closing Date. In all cases, monthly rates were then converted to the semi-annual corporate bond equivalent yields shown below. Implicit in the use of any discounted present value or internal rate of return calculations such as these is the assumption that intermediate cash flows are reinvested at the discount rates at which investors may be able to reinvest funds received by them as distributions on the

                                      S-95

Class 30-B-2, Class 30-B-3, Class 15-B-2 and Class 15-B-3 Certificates.
Consequently, these yields do not purport to reflect the total return on any investment in the Class 30-B-2, Class 30-B-3, Class 15-B-2 and Class 15-B-3
Certificates when reinvestment rates are considered.

          SENSITIVITY OF PRE-TAX YIELDS TO MATURITY OF THE CLASS 30-B-2
                 CERTIFICATES TO PREPAYMENTS AND REALIZED LOSSES

                LOSS                 PERCENTAGE OF PSA
PERCENTAGE    SEVERITY    ---------------------------------------
OF SDA       PERCENTAGE     0%      100%     300%     500%   800%
----------   ----------   ------   ------   ------   -----   ----
  0%              0%        5.55%    5.55%    5.55%   5.55%  5.54%
 50%             25%        5.55     5.55     5.55    5.55   5.54
 50%             50%        4.15     5.55     5.55    5.55   5.54
 75%             25%        5.55     5.55     5.55    5.55   5.54
 75%             50%      (24.64)    0.52     5.55    5.55   5.54
100%             25%        4.25     5.55     5.55    5.55   5.54
100%             50%      (39.89)  (33.12)    0.96    5.55   5.54
150%             25%      (23.92)    0.81     5.55    5.55   5.54
150%             50%      (60.47)  (56.15)  (43.93)  (3.37)  5.54

          SENSITIVITY OF PRE-TAX YIELDS TO MATURITY OF THE CLASS 30-B-3
                 CERTIFICATES TO PREPAYMENTS AND REALIZED LOSSES

                LOSS                  PERCENTAGE OF PSA
PERCENTAGE    SEVERITY    -----------------------------------------
OF SDA       PERCENTAGE     0%      100%     300%     500%     800%
----------   ----------   ------   ------   ------   ------   -----
  0%              0%        6.06%    6.15%    6.29%    6.38%   6.47%
 50%             25%        5.96     6.10     6.30     6.38    6.47
 50%             50%      (28.13)   (2.35)    5.92     6.38    6.47
 75%             25%        1.10     4.81     6.30     6.38    6.47
 75%             50%      (48.22)  (43.12)   (6.31)    4.55    6.47
100%             25%      (27.80)   (1.89)    6.01     6.38    6.47
100%             50%      (63.15)  (59.20)  (48.41)   (6.95)   6.47
150%             25%      (47.96)  (42.80)   (5.63)    4.72    6.47
150%             50%      (84.77)  (82.31)  (76.01)  (66.68)  (8.23)

          SENSITIVITY OF PRE-TAX YIELDS TO MATURITY OF THE CLASS 15-B-2
                 CERTIFICATES TO PREPAYMENTS AND REALIZED LOSSES

                LOSS                  PERCENTAGE OF PSA
PERCENTAGE    SEVERITY    ----------------------------------------
OF SDA       PERCENTAGE     0%      100%     300%     500%    800%
----------   ----------   ------   ------   ------   ------   ----
  0%              0%        5.20%    5.20%    5.21%    5.22%  5.23%
 50%             25%        5.18     5.22     5.22     5.22   5.23
 50%             50%        2.26     4.74     5.22     5.23   5.24
 75%             25%        5.16     5.20     5.22     5.23   5.24
 75%             50%      (31.90)   (4.49)    3.24     5.23   5.24
100%             25%        2.40     4.82     5.22     5.23   5.24
100%             50%      (48.83)  (42.60)   (3.72)    3.63   5.24
150%             25%      (31.27)   (4.00)    3.40     5.23   5.24
150%             50%      (71.78)  (67.87)  (57.14)  (11.20)  3.66

                                      S-96

          SENSITIVITY OF PRE-TAX YIELDS TO MATURITY OF THE CLASS 15-B-3
                 CERTIFICATES TO PREPAYMENTS AND REALIZED LOSSES

                LOSS                   PERCENTAGE OF PSA
PERCENTAGE    SEVERITY    ------------------------------------------
OF SDA       PERCENTAGE     0%      100%     300%     500%     800%
----------   ----------   ------   ------   ------   ------   ------
  0%              0%        5.85%    5.88%    5.94%    5.99%    6.05%
 50%             25%        4.95     5.78     5.96     6.00     6.05
 50%             50%      (40.23)  (31.97)    0.49     6.01     6.06
 75%             25%       (5.97)    0.81     5.97     6.01     6.06
 75%             50%      (62.84)  (58.31)  (45.22)   (5.95)    6.07
100%             25%      (39.98)  (31.48)    0.60     6.01     6.06
100%             50%      (79.25)  (76.03)  (67.55)  (52.99)   (0.32)
150%             25%      (62.61)  (58.06)  (44.73)   (5.68)    6.07
150%             50%       **      (99.51)  (95.03)  (88.90)  (70.21)

**   The pre-tax yield to maturity is expected to be less than approximately
     (99.99)%.

     The following table sets forth the amount of Realized Losses that would be incurred with respect to the Group 1 Mortgage Loans, expressed as a percentage of the aggregate outstanding principal balance of the Group 1 Mortgage Loans as of the Cut-off Date.

                   AGGREGATE REALIZED LOSSES FOR LOAN GROUP 1

                LOSS              PERCENTAGE OF PSA
PERCENTAGE    SEVERITY    --------------------------------
OF SDA       PERCENTAGE    0%    100%   300%   500%   800%
----------   ----------   ----   ----   ----   ----   ----
 50%             25%      0.48%  0.38%  0.26%  0.18%  0.12%
 50%             50%      0.96   0.76   0.51   0.37   0.24
 75%             25%      0.72   0.57   0.38   0.27   0.18
 75%             50%      1.43   1.14   0.77   0.55   0.35
100%             25%      0.95   0.75   0.51   0.36   0.24
100%             50%      1.90   1.51   1.02   0.73   0.47
150%             25%      1.41   1.12   0.76   0.54   0.35
150%             50%      2.82   2.24   1.52   1.09   0.70

     The following table sets forth the amount of Realized Losses that would be incurred with respect to the Group 2 Mortgage Loans, expressed as a percentage of the aggregate outstanding principal balance of the Group 2 Mortgage Loans as of the Cut-off Date.

                   AGGREGATE REALIZED LOSSES FOR LOAN GROUP 2

                LOSS              PERCENTAGE OF PSA
PERCENTAGE    SEVERITY    --------------------------------
OF SDA       PERCENTAGE    0%    100%   300%   500%   800%
----------   ----------   ----   ----   ----   ----   ----
 50%             25%      0.37%  0.31%  0.22%  0.16%  0.11%
 50%             50%      0.74   0.62   0.44   0.32   0.22
 75%             25%      0.55   0.46   0.33   0.24   0.16
 75%             50%      1.11   0.93   0.66   0.49   0.32
100%             25%      0.74   0.61   0.44   0.32   0.22
100%             50%      1.47   1.23   0.88   0.65   0.43
150%             25%      1.09   0.92   0.65   0.48   0.32
150%             50%      2.19   1.83   1.31   0.96   0.64

     You should make your investment decisions based on your determinations of anticipated rates of prepayment and Realized Losses under a variety of scenarios. If you are purchasing Class 30-B-2, Class 30-B-3, Class 15-B-2 or
Class 15-B-3 Certificates, you should fully consider the risk that Realized
Losses on the Mortgage Loans in the related Loan Group could result in the failure to fully recover your investments.

                                      S-97

--------------------------------------------------------------------------------
USE OF PROCEEDS
--------------------------------------------------------------------------------

     The Depositor will apply the net proceeds of the sale of the Offered
Certificates against the purchase price of the Mortgage Loans.

--------------------------------------------------------------------------------
FEDERAL INCOME TAX CONSEQUENCES
--------------------------------------------------------------------------------

     Elections will be made to treat the Trust as two separate "real estate mortgage investment conduits" (the "UPPER-TIER REMIC" and the "Lower-Tier REMIC"
and each, a "REMIC") for federal income tax purposes under the Internal Revenue
Code of 1986, as amended (the "CODE").

     o    The Certificates (other than the Class 1-A-R and Class 1-A-LR
          Certificates) will be designated as "regular interests" in the REMIC.
          All the Certificates (other than the Class 1-A-R and Class 1-A-LR
          Certificates) are "REGULAR CERTIFICATES" for purposes of the following discussion.

     o    The Class 1-A-R and Class 1-A-LR Certificates will be designated as the sole class of "residual interest" in the Upper-Tier REMIC and
          Lower-Tier REMIC, respectively.

     See "Federal Income Tax Consequences -- Federal Income Tax Consequences for
REMIC Certificates" in the Prospectus.

REGULAR CERTIFICATES

     The Regular Certificates generally will be treated as debt instruments issued by the Upper-Tier REMIC for federal income tax purposes. Income on the
Regular Certificates must be reported under an accrual method of accounting.

     The Interest Only Certificates, Principal Only Certificates and Accrual
Certificates will, and the other classes of Offered Certificates may, depending on their respective issue prices, be treated for federal income tax purposes as having been issued with original issue discount. See "Federal Income Tax
Consequences -- Federal Income Tax Consequences for REMIC Certificates --
Taxation of Regular Certificates -- Original Issue Discount" in the Prospectus.
Certain classes of the Regular Certificates may be treated for federal income tax purposes as having been issued at a premium. Whether any holder of such a class of Certificates will be treated as holding a Certificate with amortizable bond premium will depend on such certificateholder's purchase price and the distributions remaining to be made on such Certificate at the time of its acquisition by such certificateholder. Holders of such classes of Certificates should consult their own tax advisors regarding the possibility of making an election to amortize such premium. See "Federal Income Tax Consequences --
Federal Income Tax Consequences for REMIC Certificates -- Taxation of Regular
Certificates -- Premium" in the Prospectus. For purposes of determining the amount and the rate of accrual of original issue discount and market discount, the Depositor intends to assume that there will be prepayments on the Group 1
Mortgage Loans and Group 2 Mortgage Loans at a rate equal to 300% PSA. No representation is made as to the actual rate at which the Mortgage Loans will be prepaid.

                                      S-98

     The Regular Certificates will be treated as regular interests in a REMIC under Section 860G of the Code. Accordingly, to the extent described in the
Prospectus:

     o    the Regular Certificates will be treated as assets described in
          Section 7701(a)(19)(C) of the Code;

     o    the Regular Certificates will be treated as "real estate assets"
          within the meaning of Section 856(c)(4)(A) of the Code; and

     o    interest on the Regular Certificates will be treated as interest on obligations secured by mortgages on real property within the meaning of Section 856(c)(3)(B) of the Code.

     See "Federal Income Tax Consequences -- Federal Income Tax Consequences for
REMIC Certificates -- Status of REMIC Certificates" in the Prospectus.

RESIDUAL CERTIFICATES

     If you hold the Class 1-A-R or Class 1-A-LR Certificate, you must include the taxable income or loss of the Upper-Tier REMIC or Lower-Tier REMIC, respectively, in determining your federal taxable income. Your resulting tax liability may exceed cash distributions to you during certain periods. In addition, all or a portion of the taxable income you recognize from the Class
1-A-R or Class 1-A-LR Certificate may be treated as "excess inclusion" income, which, among other consequences, will result in your inability to use net operating losses to offset such income from the related REMIC.

     You should consider carefully the tax consequences of any investment in the
Class 1-A-R or Class 1-A-LR Certificate discussed in the Prospectus and should consult your tax advisors with respect to those consequences. See "Federal
Income Tax Consequences" in the Prospectus. Specifically, you should consult your tax advisors regarding whether, at the time of acquisition, the Class 1-A-R or Class 1-A-LR Certificate will be treated as a "noneconomic" residual interest and "tax avoidance potential" residual interest. See "Federal Income Tax
Consequences -- Federal Income Tax Consequences for REMIC Certificates --
Taxation of Residual Certificates -- Tax-Related Restrictions on Transfer of
Residual Certificates -- Noneconomic Residual Interests," "-- Foreign Investors"
and "-- Mark to Market Regulations" in the Prospectus. Additionally, for
information regarding Prohibited Transactions, see "Federal Income Tax
Consequences -- Federal Income Tax Consequences for REMIC Certificates -- Taxes
That May Be Imposed on the REMIC Pool -- Prohibited Transactions" in the
Prospectus.

BACKUP WITHHOLDING AND REPORTING REQUIREMENTS

     Certain holders or other beneficial owners of Offered Certificates may be subject to backup withholding at a rate of 28% (increasing to 31% after 2010)
with respect to interest paid on the Offered Certificates if those holders or beneficial owners, upon issuance, fail to supply the Trustee or their broker with their taxpayer identification number, furnish an incorrect taxpayer identification number, fail to report interest, dividends or other "reportable payments" (as defined in the Code) properly, or, under certain circumstances, fail to provide the Trustee or their broker with a certified statement, under penalty of perjury, that they are not subject to backup withholding. See
"Federal Income Tax Consequences --Federal Income Tax Consequences for REMIC
Certificates -- Backup Withholding" in the Prospectus.

     The Trustee will be required to report annually to the Internal Revenue
Service (the "IRS"), and to each certificateholder of record, the amount of interest paid (and original issue discount accrued, if any) on

                                      S-99

the Regular Certificates and the amount of interest withheld for federal income taxes, if any, for each calendar year, except as to exempt holders (generally, holders that are corporations, certain tax-exempt organizations or nonresident aliens who provide certification as to their status as nonresidents). As long as the only "certificateholder" of record of the Offered Certificates (other than the Class 1-A-R and Class 1-A-LR Certificates) is Cede & Co., as nominee for
DTC, beneficial owners of the Offered Certificates and the IRS will receive tax and other information including the amount of interest paid on such Certificates from DTC Participants rather than from the Trustee. (The Trustee, however, will respond to requests for necessary information to enable Participants and certain other persons to complete their reports.) See "Federal Income Tax Consequences
-- Federal Income Tax Consequences for REMIC Certificates -- Reporting
Requirements" in the Prospectus.

     All investors should consult their tax advisors regarding the federal, state, local or foreign income tax consequences of the purchase, ownership and disposition of the Offered Certificates.

STATE TAXES

--------------------------------------------------------------------------------

     The Depositor makes no representations regarding the tax consequences of purchase, ownership or disposition of the Offered Certificates under the tax laws of any state. Investors considering an investment in the Offered
Certificates should consult their tax advisors regarding such tax consequences.

--------------------------------------------------------------------------------
ERISA CONSIDERATIONS
--------------------------------------------------------------------------------

     A fiduciary or other person acting on behalf of any employee benefit plan or arrangement, including an individual retirement account (an "IRA"), subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code or any federal, state or local law ("SIMILAR LAW") which is similar to
ERISA or the Code (collectively, a "PLAN") should carefully review with its legal advisors whether the purchase or holding of an Offered Certificate could give rise to a transaction prohibited or not otherwise permissible under ERISA, the Code or Similar Law. See "ERISA Considerations" in the Prospectus.

     The U.S. Department of Labor has extended to Banc of America Securities LLC an administrative exemption (the "EXEMPTION") from certain of the prohibited transaction rules of ERISA and the related excise tax provisions of Section 4975 of the Code with respect to the initial purchase, the holding and the subsequent resale by certain Plans of certificates in pass-through trusts that consist of certain receivables, loans and other obligations that meet the conditions and requirements of the Exemption.

     For a general description of the Exemption and the conditions that must be satisfied for the Exemption to apply, see "ERISA Considerations --
Administrative Exemptions -- Individual Administrative Exemptions" in the
Prospectus.

     The Exemption may cover the acquisition and holding of the Offered
Certificates (other than the Class 1-A-R and Class 1-A-LR Certificates) by the
Plans to which it applies provided that all conditions of the Exemption other than those within the control of the investors are met. In addition, as of the date hereof, there is no single mortgagor that is the obligor on 5% of the initial balance of the Mortgage Pool.

                                     S-100

     Prospective Plan investors should consult with their legal advisors concerning the impact of ERISA, the Code and Similar Law, the applicability of
PTE 83-1 described under "ERISA Considerations" in the Prospectus and the
Exemption, and the potential consequences in their specific circumstances, prior to making an investment in the Offered Certificates. Moreover, each Plan fiduciary should determine whether under the governing plan instruments and the applicable fiduciary standards of investment prudence and diversification, an investment in the Offered Certificates is appropriate for the Plan, taking into account the overall investment policy of the Plan and the composition of the
Plan's investment portfolio.

     The Class 1-A-R and Class 1-A-LR Certificates may not be purchased by or transferred to a Plan or a person acting on behalf of or investing assets of a
Plan. See "Description of the Certificates -- Restrictions on Transfer of the
Class 1-A-R and Class 1-A-LR Certificates" in this Prospectus Supplement.

--------------------------------------------------------------------------------
METHOD OF DISTRIBUTION
--------------------------------------------------------------------------------

     Subject to the terms and conditions set forth in the Underwriting Agreement
(the "UNDERWRITING AGREEMENT") among the Depositor, Banc of America Securities
LLC (the "UNDERWRITER"), and Bank of America, the Depositor has agreed to sell to the Underwriter, and the Underwriter has agreed to purchase from the
Depositor, all of the Offered Certificates. Proceeds to the Depositor from the sale of the Offered Certificates are expected to be approximately 101.026% of the initial balance of those Certificates, before deducting expenses estimated at approximately $356,871 payable by the Depositor.

     Distribution of the Offered Certificates will be made by the Underwriter from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale. In connection with the purchase and sale of the Offered Certificates, the Underwriter may be deemed to have received compensation from the Depositor in the form of underwriting discounts.

     The Depositor has been advised by the Underwriter that it intends to make a market in the Offered Certificates but has no obligation to do so. There can be no assurance that a secondary market for the Offered Certificates will develop or, if it does develop, that it will continue.

     The Depositor has agreed to indemnify the Underwriter against, or make contributions to the Underwriter with respect to, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     The Underwriter is an affiliate of the Depositor, the Seller and the
Servicer, and is a registered broker/dealer. Any obligations of the Underwriter are the sole responsibility of the Underwriter and do not create any obligation or guarantee on the part of any affiliate of the Underwriter. This Prospectus
Supplement and the Prospectus may be used by the Underwriter in connection with offers and sales related to market-making transactions in the Offered
Certificates. The Underwriter may act as principal or agent in such transactions.

--------------------------------------------------------------------------------
LEGAL MATTERS
--------------------------------------------------------------------------------

     The validity of and certain federal income tax matters with respect to the
Offered Certificates will be passed upon for the Depositor and Underwriter by
Cadwalader, Wickersham & Taft LLP, New York, New York.

                                     S-101

--------------------------------------------------------------------------------
CERTIFICATE RATINGS
--------------------------------------------------------------------------------

     At their issuance, each class of Offered Certificates is required to receive from Moody's Investors Service, Inc. (MOODY'S) and Fitch Ratings
("Fitch") at least the rating set forth in the table beginning on page S-4 of this Prospectus Supplement.

     Ratings on mortgage pass-through certificates address the likelihood of receipt by certificateholders of payments required under the Pooling Agreement.

     Moody's and Fitch's ratings take into consideration the credit quality of the Mortgage Pool, including any credit support, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Pool is adequate to make payments required under the
Offered Certificates. Moody's and Fitch's ratings on the Offered Certificates do not, however, constitute a statement regarding frequency of prepayments on the
Mortgage Loans.

     Moody's and Fitch's ratings do not address the possibility that, because the Interest Only Certificates are extremely sensitive to principal prepayments, a holder of an Interest Only Certificate may not fully recover its initial investment. Moody's and Fitch's ratings on the Principal Only Certificates only address the return of the principal balance of such Certificates and do not address the possibility that a slower than anticipated rate of prepayments may adversely affect the yield to investors. Fitch's ratings on a Residual
Certificate does not address the likelihood of a return to investors other than to the extent of the principal balance and interest at the pass-through rate thereon.

     The Depositor has not requested a rating of any class of Offered
Certificates by any rating agency other than Moody's and Fitch. However, there can be no assurance as to whether any other rating agency will rate the Offered
Certificates or, if it does, what rating would be assigned by such other rating agency. The rating assigned by any such other rating agency to a class of
Offered Certificates may be lower than the ratings assigned by Moody's and
Fitch.

     The rating of the Offered Certificates should be evaluated independently from similar ratings on other types of securities. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating agency.

                                     S-102

--------------------------------------------------------------------------------
INDEX OF SIGNIFICANT PROSPECTUS SUPPLEMENT DEFINITIONS
--------------------------------------------------------------------------------

                                                                           PAGE
                                                                           ----
Accretion Directed Certificates                                            S-7
Accretion Termination Date                                                 S-49
Accrual Certificates                                                       S-7
Adjusted Pool Amount                                                       S-62
Adjusted Pool Amount (Non-PO Portion)                                      S-62
Adjusted Pool Amount (PO Portion)                                          S-63
Administrative Fee Rate                                                    S-37
Administrative Fees                                                        S-36
Advance                                                                    S-38
Ancillary Income                                                           S-37
Bank of America                                                            S-34
Bankruptcy Losses                                                          S-62
BBA                                                                        S-49
beneficial owner                                                           S-41
Book-Entry Certificates                                                    S-40
Certificate Account                                                        S-36
Certificateholder                                                          S-41
Certificate Owners                                                         S-41
Certificates                                                               S-6
Class 1-A-19 Notional Amount                                               S-48
Class 1-A-20 Notional Amount                                               S-48
Class 1-A-12 Accrual Distribution Amount                                   S-51
Class 15-IO Notional Amount                                                S-48
Class 30-IO Notional Amount                                                S-48
Class A Certificates                                                       S-6
Class PO Principal Distribution Amount                                     S-58
Class B Certificates                                                       S-6
class balance                                                              S-49
Clearstream                                                                S-43
Clearstream Participants                                                   S-43
Closing Date                                                               S-6
Code                                                                       S-15
Compensating Interest                                                      S-37
Corporate Trust Office                                                     S-39
Cut-off Date                                                               S-6
Debt Service Reduction                                                     S-62
Decrement Tables                                                           S-69
Deficient Valuation                                                        S-62
Definitive Certificates                                                    S-40
Deleted Mortgage Loan                                                      S-35
Depositor                                                                  S-6
Determination Date                                                         S-38
Discount Mortgage Loans                                                    S-12
Distribution Date                                                          S-45
DTC                                                                        S-41

                                     S-103

                                                                            PAGE
                                                                           -----
Eligible Substitute Mortgage Loan                                          S-36
ERISA                                                                      S-15
Euroclear                                                                  S-43
Euroclear Operator                                                         S-43
Euroclear Participants                                                     S-43
European Depositaries                                                      S-41
Exemption                                                                  S-100
FHLMC                                                                      S-23
Final Scheduled Maturity Date                                              S-40
Financial Intermediary                                                     S-41
Fitch                                                                      S-102
Floating Rate Certificate                                                  S-7
FNMA                                                                       S-23
Fractional Interest                                                        S-59
Global Securities                                                          B-1
Group                                                                      S-7
Group 1                                                                    S-7
Group 1 Mortgage Loans                                                     S-7
Group 1 Discount Mortgage Loan                                             S-50
Group 1 Premium Mortgage Loan                                              S-50
Group 1 Senior Certificates                                                S-6
Group 2                                                                    S-7
Group 2 Discount Mortgage Loan                                             S-50
Group 2 Mortgage Loans                                                     S-7
Group 2 Premium Mortgage Loan                                              S-51
Group 2 Senior Certificates                                                S-6
Indirect Participants                                                      S-41
Interest Accrual Period                                                    S-48
Interest Distribution Amount                                               S-46
Interest Only Certificates                                                 S-7
Interest Settlement Rate                                                   S-49
Inverse Floating Rate Certificates                                         S-7
IRA                                                                        S-15
IRS                                                                        S-99
Issuer                                                                     S-6
LIBOR                                                                      S-5
LIBOR Based Interest Accrual Period                                        S-48
LIBOR Determination Date                                                   S-49
Liquidated Mortgage Loan                                                   S-62
Liquidation Proceeds                                                       S-45
Loan Group                                                                 S-7
Loan Group 1                                                               S-7
Loan Group 2                                                               S-7
Loan-to-Value Ratio                                                        S-23
Lockout Certificates                                                       S-7
Loss Severity Percentage                                                   S-95

                                     S-104

                                                                            PAGE
                                                                           -----
Lower-Tier REMIC                                                           S-14
MERS                                                                       S-35
Modeling Assumptions                                                       S-69
Moody's                                                                    S-102
Mortgage File                                                              S-35
Mortgage Loan Purchase Agreement                                           S-22
Mortgage Loans                                                             S-7
Mortgage Pool                                                              S-7
Net Interest Shortfall                                                     S-47
Net Mortgage Interest Rate                                                 S-51
Non-Offered Certificates                                                   S-6
Non-PO Percentage                                                          S-50
Non-PO Principal Amount                                                    S-51
Non-Supported Interest Shortfall                                           S-47
Offered Certificates                                                       S-6
Original Subordinate Principal Balance                                     S-56
PAC Certificates                                                           S-7
PAC Group                                                                  S-56
PAC Principal Amount                                                       S-56
Participants                                                               S-41
Percentage Interest                                                        S-39
Plan                                                                       S-15
Pool Distribution Amount                                                   S-45
Pool Distribution Amount Allocation                                        S-46
Pool Principal Balance                                                     S-54
Pool Principal Balance (Non-PO Portion)                                    S-55
Pooling Agreement                                                          S-6
PO Deferred Amount                                                         S-60
PO Percentage                                                              S-51
PO Principal Amount                                                        S-59
Premium Mortgage Loans                                                     S-12
Prepayment Interest Shortfall                                              S-37
Principal Only Certificates                                                S-7
Priority Amount                                                            S-58
Priority Percentage                                                        S-58
PSA                                                                        S-70
Purchase Price                                                             S-35
Realized Loss                                                              S-62
Record Date                                                                S-45
Recovery                                                                   S-62
Regular Certificates                                                       S-98
Regular Interest Accrual Period                                            S-47
Relevant Depositary                                                        S-41
Relief Act Reduction                                                       S-47
REMIC                                                                      S-14
REMIC Regulations                                                          S-63
REO Property                                                               S-38
Reserve Interest Rate                                                      S-50

                                     S-105

                                                                            PAGE
                                                                           -----
Residual Certificates                                                      S-7
Rules                                                                      S-41
Scheduled Principal Payments                                               S-51
SDA                                                                        S-94
Seller                                                                     S-6
Senior Certificates                                                        S-6
Senior Credit Support Depletion Date                                       S-54
Senior Percentage                                                          S-55
Senior Prepayment Percentage                                               S-55
Senior Principal Distribution Amount                                       S-54
Servicer                                                                   S-34
Servicer Custodial Account                                                 S-36
Servicing Compensation                                                     S-37
Servicing Fee                                                              S-37
Servicing Fee Rate                                                         S-37
Similar Law                                                                S-15
Shift Percentage                                                           S-58
SMMEA                                                                      S-15
Stated Principal Balance                                                   S-54
Subordinate Certificates                                                   S-6
Subordinate Percentage                                                     S-55
Subordinate Prepayment Percentage                                          S-56
Subordinate Principal Distribution Amount                                  S-60
Substitution Adjustment Amount                                             S-36
Super Senior Certificates                                                  S-7
Super Senior Support Certificates                                          S-7
TAC Certificates                                                           S-7
TAC Group                                                                  S-56
TAC Principal Amount                                                       S-56
Telerate page 3750                                                         S-49
Terms and Conditions                                                       S-43
Trust                                                                      S-6
Trustee                                                                    S-6
Trustee Fee Rate                                                           S-37
Underwriter                                                                S-101
Underwriting Agreement                                                     S-101
Unscheduled Principal Payments                                             S-51
Upper-Tier REMIC                                                           S-14
U.S. Person                                                                S-65
Wells Fargo                                                                S-39
Withholding Regulations                                                    B-4

                                     S-106

                                   APPENDIX A

                                                   PRINCIPAL BALANCE SCHEDULES
                                                 -------------------------------
PAYMENT DATE                                        PAC GROUP        TAC GROUP
----------------------------------------------   --------------   --------------
Initial Balance                                  $94,617,000.00   $17,767,000.00
February 25, 2005                                 94,406,765.28    17,740,838.94
March 25, 2005                                    94,164,818.24    17,711,003.09
April 25, 2005                                    93,891,293.83    17,677,497.92
May 25, 2005                                      93,586,286.63    17,640,333.99
June 25, 2005                                     93,249,911.58    17,599,526.87
July 25, 2005                                     92,882,303.92    17,555,097.20
August 25, 2005                                   92,483,619.15    17,507,070.67
September 25, 2005                                92,054,032.96    17,455,477.99
October 25, 2005                                  91,593,741.11    17,400,354.90
November 25, 2005                                 91,102,959.31    17,341,742.07
December 25, 2005                                 90,581,923.12    17,279,685.13
January 25, 2006                                  90,030,887.72    17,214,234.58
February 25, 2006                                 89,450,127.79    17,145,445.72
March 25, 2006                                    88,839,937.24    17,073,378.61
April 25, 2006                                    88,200,629.05    16,998,097.96
May 25, 2006                                      87,532,534.97    16,919,673.05
June 25, 2006                                     86,836,005.25    16,838,177.68
July 25, 2006                                     86,111,408.40    16,753,689.97
August 25, 2006                                   85,359,130.81    16,666,292.36
September 25, 2006                                84,579,576.48    16,576,071.39
October 25, 2006                                  83,773,166.64    16,483,117.64
November 25, 2006                                 82,940,339.38    16,387,525.55
December 25, 2006                                 82,081,549.27    16,289,393.30
January 25, 2007                                  81,197,266.96    16,188,822.67
February 25, 2007                                 80,287,978.74    16,085,918.84
March 25, 2007                                    79,354,186.11    15,980,790.27
April 25, 2007                                    78,396,495.91    15,873,558.64
May 25, 2007                                      77,415,436.80    15,764,338.00
June 25, 2007                                     76,411,551.21    15,653,245.08
July 25, 2007                                     75,410,809.61    15,543,239.82
August 25, 2007                                   74,416,873.44    15,434,726.27
September 25, 2007                                73,429,698.46    15,327,685.64
October 25, 2007                                  72,449,240.68    15,222,099.30
November 25, 2007                                 71,475,456.43    15,117,948.78
December 25, 2007                                 70,508,302.32    15,015,215.82
January 25, 2008                                  69,547,735.24    14,913,882.31
February 25, 2008                                 68,593,712.34    14,813,930.31
March 25, 2008                                    67,646,191.09    14,715,342.07
April 25, 2008                                    66,705,129.20    14,618,099.99
May 25, 2008                                      65,770,484.68    14,522,186.64
June 25, 2008                                     64,842,215.80    14,427,584.76
July 25, 2008                                     63,920,281.11    14,334,277.26
August 25, 2008                                   63,004,639.43    14,242,247.20
September 25, 2008                                62,095,249.86    14,151,477.79
October 25, 2008                                  61,192,071.73    14,061,952.43
November 25, 2008                                 60,295,064.68    13,973,654.66
December 25, 2008                                 59,404,188.58    13,886,568.18

                                       A-1

                                                   PRINCIPAL BALANCE SCHEDULES
                                                 -------------------------------
PAYMENT DATE                                        PAC GROUP        TAC GROUP
----------------------------------------------   --------------   --------------
January 25, 2009                                 $58,519,403.58   $13,800,676.84
February 25, 2009                                 57,640,670.09    13,715,964.64
March 25, 2009                                    56,767,948.77    13,632,415.75
April 25, 2009                                    55,901,200.54    13,550,014.47
May 25, 2009                                      55,040,386.58    13,468,745.27
June 25, 2009                                     54,185,468.32    13,388,592.75
July 25, 2009                                     53,336,407.44    13,309,541.65
August 25, 2009                                   52,493,165.87    13,231,576.89
September 25, 2009                                51,655,705.80    13,154,683.49
October 25, 2009                                  50,823,989.64    13,078,846.64
November 25, 2009                                 49,997,980.09    13,004,051.67
December 25, 2009                                 49,177,640.04    12,930,284.04
January 25, 2010                                  48,362,932.67    12,857,529.34
February 25, 2010                                 47,561,094.24    12,786,649.77
March 25, 2010                                    46,764,779.27    12,716,748.33
April 25, 2010                                    45,973,951.56    12,647,811.03
May 25, 2010                                      45,188,575.15    12,579,824.03
June 25, 2010                                     44,408,614.33    12,512,773.60
July 25, 2010                                     43,634,033.60    12,446,646.18
August 25, 2010                                   42,864,797.71    12,381,428.29
September 25, 2010                                42,100,871.62    12,317,106.61
October 25, 2010                                  41,342,220.54    12,253,667.93
November 25, 2010                                 40,588,809.90    12,191,099.19
December 25, 2010                                 39,840,605.33    12,129,387.42
January 25, 2011                                  39,097,572.73    12,068,519.80
February 25, 2011                                 38,362,002.10    12,008,755.78
March 25, 2011                                    37,631,517.68    11,949,806.97
April 25, 2011                                    36,906,086.04    11,891,660.91
May 25, 2011                                      36,185,673.96    11,834,305.30
June 25, 2011                                     35,470,248.46    11,777,727.90
July 25, 2011                                     34,759,776.74    11,721,916.65
August 25, 2011                                   34,054,226.24    11,666,859.55
September 25, 2011                                33,353,564.60    11,612,544.75
October 25, 2011                                  32,657,759.69    11,558,960.49
November 25, 2011                                 31,966,779.55    11,506,095.14
December 25, 2011                                 31,280,592.46    11,453,937.18
January 25, 2012                                  30,599,166.90    11,402,475.18
February 25, 2012                                 29,927,157.05    11,352,038.32
March 25, 2012                                    29,269,359.48    11,296,752.02
April 25, 2012                                    28,625,481.35    11,236,756.49
May 25, 2012                                      27,995,235.78    11,172,188.72
June 25, 2012                                     27,378,341.66    11,103,182.58
July 25, 2012                                     26,774,523.59    11,029,868.89
August 25, 2012                                   26,183,511.76    10,952,375.43
September 25, 2012                                25,605,041.81    10,870,827.06
October 25, 2012                                  25,038,854.75    10,785,345.75
November 25, 2012                                 24,484,696.84    10,696,050.67
December 25, 2012                                 23,942,319.48    10,603,058.21
January 25, 2013                                  23,411,479.13    10,506,482.06
February 25, 2013                                 22,902,032.95    10,403,422.23

                                       A-2

                                                   PRINCIPAL BALANCE SCHEDULES
                                                 -------------------------------
PAYMENT DATE                                        PAC GROUP        TAC GROUP
----------------------------------------------   --------------   --------------
March 25, 2013                                   $22,403,338.08   $10,297,137.36
April 25, 2013                                    21,915,172.43    10,187,729.73
May 25, 2013                                      21,437,318.46    10,075,299.17
June 25, 2013                                     20,969,563.04     9,959,943.20
July 25, 2013                                     20,511,697.36     9,841,757.02
August 25, 2013                                   20,063,516.89     9,720,833.55
September 25, 2013                                19,624,821.24     9,597,263.52
October 25, 2013                                  19,195,414.12     9,471,135.49
November 25, 2013                                 18,775,103.23     9,342,535.91
December 25, 2013                                 18,363,700.19     9,211,549.12
January 25, 2014                                  17,961,020.45     9,078,257.49
February 25, 2014                                 17,575,048.33     8,940,577.87
March 25, 2014                                    17,197,122.18     8,800,889.98
April 25, 2014                                    16,827,077.58     8,659,265.62
May 25, 2014                                      16,464,753.41     8,515,774.86
June 25, 2014                                     16,109,991.83     8,370,486.06
July 25, 2014                                     15,762,638.15     8,223,465.92
August 25, 2014                                   15,422,540.82     8,074,779.51
September 25, 2014                                15,089,551.35     7,924,490.29
October 25, 2014                                  14,763,524.22     7,772,660.20
November 25, 2014                                 14,444,316.87     7,619,349.61
December 25, 2014                                 14,131,789.63     7,464,617.40
January 25, 2015                                  13,825,805.62     7,308,521.00
February 25, 2015                                 13,526,230.74     7,151,116.40
March 25, 2015                                    13,232,933.60     6,992,458.19
April 25, 2015                                    12,945,785.45     6,832,599.58
May 25, 2015                                      12,664,660.18     6,671,592.45
June 25, 2015                                     12,389,434.17     6,509,487.36
July 25, 2015                                     12,119,986.36     6,346,333.57
August 25, 2015                                   11,856,198.10     6,182,179.11
September 25, 2015                                11,597,953.14     6,017,070.75
October 25, 2015                                  11,345,137.61     5,851,054.07
November 25, 2015                                 11,097,639.91     5,684,173.48
December 25, 2015                                 10,855,350.72     5,516,472.21
January 25, 2016                                  10,618,162.93     5,347,992.38
February 25, 2016                                 10,385,971.59     5,178,775.00
March 25, 2016                                    10,158,673.89     5,008,860.01
April 25, 2016                                     9,936,169.09     4,838,286.27
May 25, 2016                                       9,718,358.49     4,667,091.63
June 25, 2016                                      9,505,145.41     4,495,312.91
July 25, 2016                                      9,296,435.10     4,322,985.95
August 25, 2016                                    9,092,134.75     4,150,145.62
September 25, 2016                                 8,892,153.44     3,976,825.84
October 25, 2016                                   8,696,402.06     3,803,059.61
November 25, 2016                                  8,504,793.36     3,628,879.01
December 25, 2016                                  8,317,241.81     3,454,315.24
January 25, 2017                                   8,133,663.65     3,279,398.64
February 25, 2017                                  7,953,976.80     3,104,158.69
March 25, 2017                                     7,778,100.86     2,928,624.06
April 25, 2017                                     7,605,957.05     2,752,822.59

                                       A-3

                                                    PRINCIPAL BALANCE SCHEDULES
                                                  ------------------------------
PAYMENT DATE                                         PAC GROUP       TAC GROUP
-----------------------------------------------   --------------   -------------
May 25, 2017                                       $7,437,468.22   $2,576,781.31
June 25, 2017                                       7,272,558.74    2,400,526.52
July 25, 2017                                       7,111,154.57    2,224,083.73
August 25, 2017                                     6,953,183.13    2,047,477.70
September 25, 2017                                  6,798,573.35    1,870,732.50
October 25, 2017                                    6,647,255.59    1,693,871.45
November 25, 2017                                   6,499,161.63    1,516,917.19
December 25, 2017                                   6,354,224.63    1,339,891.71
January 25, 2018                                    6,212,379.12    1,162,816.29
February 25, 2018                                   6,073,560.97      985,711.59
March 25, 2018                                      5,937,707.34      808,597.63
April 25, 2018                                      5,804,756.69      631,493.80
May 25, 2018                                        5,674,648.71      454,418.90
June 25, 2018                                       5,547,324.34      277,391.12
July 25, 2018                                       5,422,725.71      100,428.10
August 25, 2018                                     5,300,796.15            0.00
September 25, 2018                                  5,181,480.12            0.00
October 25, 2018                                    5,064,723.23            0.00
November 25, 2018                                   4,950,472.20            0.00
December 25, 2018                                   4,838,674.83            0.00
January 25, 2019                                    4,729,279.99            0.00
February 25, 2019                                   4,622,237.61            0.00
March 25, 2019                                      4,517,498.61            0.00
April 25, 2019                                      4,415,014.94            0.00
May 25, 2019                                        4,314,739.52            0.00
June 25, 2019                                       4,216,626.25            0.00
July 25, 2019                                       4,120,629.95            0.00
August 25, 2019                                     4,026,706.38            0.00
September 25, 2019                                  3,934,812.19            0.00
October 25, 2019                                    3,844,904.94            0.00
November 25, 2019                                   3,756,943.05            0.00
December 25, 2019                                   3,670,885.78            0.00
January 25, 2020                                    3,586,693.24            0.00
February 25, 2020                                   3,504,326.35            0.00
March 25, 2020                                      3,423,746.84            0.00
April 25, 2020                                      3,344,917.21            0.00
May 25, 2020                                        3,267,800.75            0.00
June 25, 2020                                       3,192,361.48            0.00
July 25, 2020                                       3,118,564.17            0.00
August 25, 2020                                     3,046,374.33            0.00
September 25, 2020                                  2,975,758.15            0.00
October 25, 2020                                    2,906,682.53            0.00
November 25, 2020                                   2,839,115.05            0.00
December 25, 2020                                   2,773,023.95            0.00
January 25, 2021                                    2,708,378.14            0.00
February 25, 2021                                   2,645,147.15            0.00
March 25, 2021                                      2,583,301.15            0.00
April 25, 2021                                      2,522,810.91            0.00
May 25, 2021                                        2,463,647.82            0.00
June 25, 2021                                       2,405,783.85            0.00

                                       A-4

                                                    PRINCIPAL BALANCE SCHEDULES
                                                  ------------------------------
PAYMENT DATE                                         PAC GROUP       TAC GROUP
-----------------------------------------------   --------------   -------------
July 25, 2021                                      $2,349,191.55           $0.00
August 25, 2021                                     2,293,844.03            0.00
September 25, 2021                                  2,239,714.97            0.00
October 25, 2021                                    2,186,778.58            0.00
November 25, 2021                                   2,135,009.60            0.00
December 25, 2021                                   2,084,383.29            0.00
January 25, 2022                                    2,034,875.45            0.00
February 25, 2022                                   1,986,462.34            0.00
March 25, 2022                                      1,939,120.73            0.00
April 25, 2022                                      1,892,827.88            0.00
May 25, 2022                                        1,847,561.50            0.00
June 25, 2022                                       1,803,299.77            0.00
July 25, 2022                                       1,760,021.33            0.00
August 25, 2022                                     1,717,705.25            0.00
September 25, 2022                                  1,676,331.04            0.00
October 25, 2022                                    1,635,878.63            0.00
November 25, 2022                                   1,596,328.36            0.00
December 25, 2022                                   1,557,661.01            0.00
January 25, 2023                                    1,519,857.72            0.00
February 25, 2023                                   1,482,900.03            0.00
March 25, 2023                                      1,446,769.89            0.00
April 25, 2023                                      1,411,449.59            0.00
May 25, 2023                                        1,376,921.81            0.00
June 25, 2023                                       1,343,169.58            0.00
July 25, 2023                                       1,310,176.29            0.00
August 25, 2023                                     1,277,925.66            0.00
September 25, 2023                                  1,246,401.77            0.00
October 25, 2023                                    1,215,589.03            0.00
November 25, 2023                                   1,185,472.15            0.00
December 25, 2023                                   1,156,036.19            0.00
January 25, 2024                                    1,127,266.49            0.00
February 25, 2024                                   1,099,148.73            0.00
March 25, 2024                                      1,071,668.86            0.00
April 25, 2024                                      1,044,813.14            0.00
May 25, 2024                                        1,018,568.10            0.00
June 25, 2024                                         992,920.58            0.00
July 25, 2024                                         967,857.67            0.00
August 25, 2024                                       943,366.74            0.00
September 25, 2024                                    919,435.42            0.00
October 25, 2024                                      896,051.60            0.00
November 25, 2024                                     873,203.42            0.00
December 25, 2024                                     850,879.29            0.00
January 25, 2025                                      829,067.82            0.00
February 25, 2025                                     807,757.91            0.00
March 25, 2025                                        786,938.65            0.00
April 25, 2025                                        766,599.39            0.00
May 25, 2025                                          746,729.68            0.00
June 25, 2025                                         727,319.30            0.00
July 25, 2025                                         708,358.25            0.00
August 25, 2025                                       689,836.73            0.00

                                       A-5

                                                    PRINCIPAL BALANCE SCHEDULES
                                                  ------------------------------
PAYMENT DATE                                            PAC GROUP    TAC GROUP
-----------------------------------------------   --------------   -------------
September 25, 2025                                   $671,745.16           $0.00
October 25, 2025                                      654,074.14            0.00
November 25, 2025                                     636,814.48            0.00
December 25, 2025                                     619,957.19            0.00
January 25, 2026                                      603,493.47            0.00
February 25, 2026                                     587,414.68            0.00
March 25, 2026                                        571,712.40            0.00
April 25, 2026                                        556,378.36            0.00
May 25, 2026                                          541,404.48            0.00
June 25, 2026                                         526,782.83            0.00
July 25, 2026                                         512,505.68            0.00
August 25, 2026                                       498,565.43            0.00
September 25, 2026                                    484,954.67            0.00
October 25, 2026                                      471,666.12            0.00
November 25, 2026                                     458,692.68            0.00
December 25, 2026                                     446,027.38            0.00
January 25, 2027                                      433,663.41            0.00
February 25, 2027                                     421,594.10            0.00
March 25, 2027                                        409,812.92            0.00
April 25, 2027                                        398,313.48            0.00
May 25, 2027                                          387,089.53            0.00
June 25, 2027                                         376,134.95            0.00
July 25, 2027                                         365,443.74            0.00
August 25, 2027                                       355,010.05            0.00
September 25, 2027                                    344,828.14            0.00
October 25, 2027                                      334,892.39            0.00
November 25, 2027                                     325,197.30            0.00
December 25, 2027                                     315,737.51            0.00
January 25, 2028                                      306,507.74            0.00
February 25, 2028                                     297,502.84            0.00
March 25, 2028                                        288,717.77            0.00
April 25, 2028                                        280,147.61            0.00
May 25, 2028                                          271,787.52            0.00
June 25, 2028                                         263,632.78            0.00
July 25, 2028                                         255,678.76            0.00
August 25, 2028                                       247,920.95            0.00
September 25, 2028                                    240,354.91            0.00
October 25, 2028                                      232,976.32            0.00
November 25, 2028                                     225,780.93            0.00
December 25, 2028                                     218,764.61            0.00
January 25, 2029                                      211,923.29            0.00
February 25, 2029                                     205,252.99            0.00
March 25, 2029                                        198,749.85            0.00
April 25, 2029                                        192,410.05            0.00
May 25, 2029                                          186,229.87            0.00
June 25, 2029                                         180,205.69            0.00
July 25, 2029                                         174,333.93            0.00
August 25, 2029                                       168,611.11            0.00
September 25, 2029                                    163,033.83            0.00
October 25, 2029                                      157,598.76            0.00

                                       A-6

                                                    PRINCIPAL BALANCE SCHEDULES
                                                  ------------------------------
PAYMENT DATE                                         PAC GROUP       TAC GROUP
-----------------------------------------------   --------------   -------------
November 25, 2029                                    $152,302.62           $0.00
December 25, 2029                                     147,142.23            0.00
January 25, 2030                                      142,114.47            0.00
February 25, 2030                                     137,216.29            0.00
March 25, 2030                                        132,444.69            0.00
April 25, 2030                                        127,796.75            0.00
May 25, 2030                                          123,269.62            0.00
June 25, 2030                                         118,860.50            0.00
July 25, 2030                                         114,566.65            0.00
August 25, 2030                                       110,385.39            0.00
September 25, 2030                                    106,314.12            0.00
October 25, 2030                                      102,350.26            0.00
November 25, 2030                                      98,491.31            0.00
December 25, 2030                                      94,734.83            0.00
January 25, 2031                                       91,078.42            0.00
February 25, 2031                                      87,519.73            0.00
March 25, 2031                                         84,056.47            0.00
April 25, 2031                                         80,686.40            0.00
May 25, 2031                                           77,407.34            0.00
June 25, 2031                                          74,217.12            0.00
July 25, 2031                                          71,113.67            0.00
August 25, 2031                                        68,094.92            0.00
September 25, 2031                                     65,158.87            0.00
October 25, 2031                                       62,303.56            0.00
November 25, 2031                                      59,527.08            0.00
December 25, 2031                                      56,827.54            0.00
January 25, 2032                                       54,203.11            0.00
February 25, 2032                                      51,652.01            0.00
March 25, 2032                                         49,172.46            0.00
April 25, 2032                                         46,762.77            0.00
May 25, 2032                                           44,421.25            0.00
June 25, 2032                                          42,146.27            0.00
July 25, 2032                                          39,936.22            0.00
August 25, 2032                                        37,789.54            0.00
September 25, 2032                                     35,704.69            0.00
October 25, 2032                                       33,680.17            0.00
November 25, 2032                                      31,714.53            0.00
December 25, 2032                                      29,806.32            0.00
January 25, 2033                                       27,954.15            0.00
February 25, 2033                                      26,156.66            0.00
March 25, 2033                                         24,412.49            0.00
April 25, 2033                                         22,720.36            0.00
May 25, 2033                                           21,078.97            0.00
June 25, 2033                                          19,487.08            0.00
July 25, 2033                                          17,943.47            0.00
August 25, 2033                                        16,446.94            0.00
September 25, 2033                                     14,996.33            0.00
October 25, 2033                                       13,590.50            0.00
November 25, 2033                                      12,228.33            0.00
December 25, 2033                                      10,908.73            0.00

                                       A-7

                                                    PRINCIPAL BALANCE SCHEDULES
                                                  ------------------------------
PAYMENT DATE                                         PAC GROUP       TAC GROUP
-----------------------------------------------   --------------   -------------
January 25, 2034                                       $9,630.64           $0.00
February 25, 2034                                       8,393.03            0.00
March 25, 2034                                          7,194.86            0.00
April 25, 2034                                          6,035.15            0.00
May 25, 2034                                            4,912.93            0.00
June 25, 2034                                           3,827.25            0.00
July 25, 2034                                           2,777.18            0.00
August 25, 2034                                         1,761.82            0.00
September 25, 2034                                        889.87            0.00
October 25, 2034                                          216.73            0.00
November 25, 2034                                           0.00            0.00

                                       A-8

                                   APPENDIX B

          GLOBAL CLEARANCE, SETTLEMENT AND TAX DOCUMENTATION PROCEDURES

     Except in certain limited circumstances, the Offered Certificates (other than the Class 1-A-R and Class 1-A-LR Certificates) will be offered globally
(the "GLOBAL SECURITIES") and will be available only in book-entry form.
Investors in the Global Securities may hold such Global Securities through any of DTC, Clearstream or Euroclear. The Global Securities will be tradable as home market instruments in both the European and U.S. domestic markets. Initial settlement and all secondary trades will settle in same-day funds.

     Secondary market trading between investors holding Global Securities through Clearstream and Euroclear will be conducted in the ordinary way in accordance with their normal rules and operating procedures and in accordance with conventional eurobond practice (i.e., seven calendar day settlement).

     Secondary market trading between investors holding Global Securities through DTC will be conducted according to the rules and procedures applicable to U.S. corporate debt obligations.

     Secondary cross-market trading between Clearstream or Euroclear and DTC
Participants holding Certificates will be effected on a delivery-against-payment basis through the respective Depositaries of Clearstream and Euroclear (in such capacity) and as DTC Participants.

     Non-U.S. holders (as described below) of Global Securities will be subject to U.S. withholding taxes unless such holders meet certain requirements and deliver appropriate U.S. tax documents to the securities clearing organizations or their participants.

INITIAL SETTLEMENT

     All Global Securities will be held in book-entry form by DTC in the name of
Cede & Co., as nominee of DTC. Investors' interests in the Global Securities will be represented through financial institutions acting on their behalf as direct and indirect Participants in DTC. As a result, Clearstream and Euroclear will hold positions on behalf of their participants through their respective
Depositaries, which in turn will hold such positions in accounts as DTC
Participants.

     Investors electing to hold their Global Securities through DTC will follow the settlement practices applicable to conventional eurobonds, except that there will be no temporary global security and no "lock-up" or restricted period.
Investor securities custody accounts will be credited with their holdings against payment in same-day funds on the settlement date.

     Investors electing to hold their Global Securities through Clearstream or
Euroclear accounts will follow the settlement procedures applicable to conventional eurobonds, except that there will be no temporary global security and no 'lock-up' or restricted period. Global Securities will be credited to the securities custody accounts on the settlement date against payment in same-day funds.

SECONDARY MARKET TRADING

     Since the purchaser determines the place of delivery, it is important to establish at the time of the trade where both the purchaser's and seller's accounts are located to ensure that settlement can be made on the desired value date.

                                       B-1

     Trading between DTC Participants. Secondary market trading between DTC
Participants will be settled using the procedures applicable to prior mortgage loan asset backed certificates issues in same-day funds.

     Trading between Clearstream and/or Euroclear Participants. Secondary market trading between Clearstream Participants or Euroclear Participants will be settled using the procedures applicable to conventional eurobonds in same-day funds.

     Trading between DTC seller and Clearstream or Euroclear purchaser. When
Global Securities are to be transferred from the account of a DTC Participant to the account of a Clearstream Participant or a Euroclear Participant, the
purchaser will send instructions to Clearstream or Euroclear through a
Clearstream Participant or Euroclear Participant at least one business day prior to settlement. Clearstream or Euroclear will instruct the respective Depositary, as the case may be, to receive the Global Securities against payment. Payment will include interest accrued on the Global Securities from and including the last coupon payment date to and excluding the settlement date, on the basis of either a 360-day year comprised of 30-day months or the actual number of days in such accrual period and a year assumed to consist of 360 days, as applicable.
For transactions settling on the 31st of the month, payment will include interest accrued to and excluding the first day of the following month. Payment will then be made by the respective Depositary of the DTC Participant's account against delivery of the Global Securities. After settlement has been completed, the Global Securities will be credited to the respective clearing system and by the clearing system, in accordance with its usual procedures, to the Clearstream
Participant's or Euroclear Participant's account. The securities credit will appear the next day (European time) and the cash debt will be back-valued to, and the interest on the Global Securities will accrue from, the value date
(which would be the preceding day when settlement occurred in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the Clearstream or Euroclear cash debt will be valued instead as of the actual settlement date.

     Clearstream Participants and Euroclear Participants will need to make available to the respective clearing systems the funds necessary to process same-day funds settlement. The most direct means of doing so is to preposition funds for settlement, either from cash on hand or existing lines of credit, as they would for any settlement occurring within Clearstream or Euroclear. Under this approach, they may take on credit exposure to Clearstream or Euroclear until the Global Securities are credited to their accounts one day later.

     As an alternative, if Clearstream or Euroclear has extended a line of credit to them, Clearstream Participants or Euroclear Participants can elect not to preposition funds and allow that credit line to be drawn upon the finance settlement. Under this procedure, Clearstream Participants or Euroclear
Participants purchasing Global Securities would incur overdraft charges for one day, assuming they cleared the overdraft when the Global Securities were credited to their accounts. However, interest on the Global Securities would accrue from the value date. Therefore, in many cases the investment income on the Global Securities earned during that one-day period may substantially reduce or offset the amount of such overdraft charges, although this result will depend on each Clearstream Participant's or Euroclear Participant's particular cost of funds.

     Since the settlement is taking place during New York business hours, DTC
Participants can employ their usual procedures for sending Global Securities to the respective European Depositary for the benefit of Clearstream Participants or Euroclear Participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC Participants a cross-market transaction will settle no differently than a trade between two DTC Participants.

                                       B-2

     Trading between Clearstream or Euroclear Seller and DTC Purchaser. Due to
time zone differences in their favor, Clearstream Participants and Euroclear
Participants may employ their customary procedures for transactions in which
Global Securities are to be transferred by the respective clearing system, through the respective Depositary, to a DTC Participant. The seller will send instructions to Clearstream or Euroclear through a Clearstream Participant or
Euroclear Participant at least one business day prior to settlement. In these cases Clearstream or Euroclear will instruct the respective Depositary, as appropriate, to deliver the Global Securities to the DTC Participant's account against payment. Payment will include interest accrued on the Global Securities from and including the last coupon payment to and excluding the settlement date on the basis of either a 360-day year comprised of 30-day months or the actual number of days in such accrual period and a year assumed to consist of 360 days, as applicable. For transactions settling on the 31st of the month, payment will include interest accrued to and excluding the first day of the following month.
The payment will then be reflected in the account of the Clearstream Participant or Euroclear Participant the following day, and receipt of the cash proceeds in the Clearstream Participant's or Euroclear Participant's account would be back-valued to the value date (which would be the preceding day, when settlement occurred in New York). Should the Clearstream Participant or Euroclear
Participant have a line of credit with its respective clearing system and elect to be in debt in anticipation of receipt of the sale proceeds in its account, the back-valuation will extinguish any overdraft incurred over that one-day period. If settlement is not completed on the intended value date (i.e., the trade fails), receipt of the cash proceeds in the Clearstream Participant's or
Euroclear Participant's account would instead be valued as of the actual settlement date.

     Finally, day traders that use Clearstream or Euroclear and that purchase
Global Securities from DTC Participants for delivery to Clearstream Participants or Euroclear Participants should note that these trades would automatically fail on the sale side unless affirmative action were taken. At least three techniques should be readily available to eliminate this potential problem:

          (a) borrowing through Clearstream or Euroclear for one day (until the purchase side of the day trade is reflected in their Clearstream or
     Euroclear accounts) in accordance with the clearing system's customary procedures;

          (b) borrowing the Global Securities in the U.S. from a DTC Participant no later than one day prior to settlement, which would give the Global
     Securities sufficient time to be reflected in their Clearstream or
     Euroclear account in order to settle the sale side of the trade; or

          (c) staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC Participant is at least one day prior to the value date for the sale to the Clearstream
     Participant or Euroclear Participant.

Certain U.S. Federal Income Tax Documentation Requirements

     A beneficial owner of Global Securities holding securities through
Clearstream or Euroclear (or through DTC if the holder has an address outside the U.S.) will be subject to the 30% U.S. withholding tax that generally applies to payments of interest (including original issue discount) on registered debt issued by U.S. Persons, unless (i) each clearing system, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business in the chain of intermediaries between such beneficial owner and the
U.S. entity required to withhold tax complies with applicable certification requirements and (ii) such beneficial owner takes one of the following steps to obtain an exemption or reduced tax rate:

     Exemption for non-U.S. Persons (Form W-8BEN). Beneficial owners of Global
Securities that are non-U.S. Persons can obtain a complete exemption from the withholding tax by filing a signed

                                     B-3

Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States
Tax Withholding). If the information shown on Form W-8BEN changes, a new Form
W-8BEN must be filed within 30 days of such change.

     Exemption for non-U.S. Persons with effectively connected income (Form
W-8ECI). A non-U.S. Person, including a non-U.S. corporation or bank with a U.S.
branch, for which the interest income is effectively connected with its conduct of a trade or business in the United States, can obtain an exemption from the withholding tax by filing Form W-8ECI (Certificate of Foreign Person's Claim for
Exemption from Withholding of Tax on Income Effectively Connected with the
Conduct of a Trade or Business in the United States).

     Exemption or reduced rate for non-U.S. Persons resident in treaty countries
(Form W-8BEN). Non-U.S. Persons that are Certificate Owners residing in a country that has a tax treaty with the United States can obtain an exemption or reduced tax rate (depending on the treaty terms) by filing Form W-8BEN.

     Exemption for U.S. Persons (Form W-9). U.S. Persons can obtain a complete exemption from the withholding tax by filing Form W-9 (Payer's Request for
Taxpayer Identification Number and Certification).

     U.S. Federal Income Tax Reporting Procedure. The Certificate Owner of a
Global Security or, in the case of a Form W-8ECI filer, his agent, files by submitting the appropriate form to the person through whom it holds (the clearing agency, in the case of persons holding directly on the books of the clearing agency). Form W-8BEN and Form W-8ECI are effective until the third succeeding calendar year from the date the form is signed.

     Final withholding regulations (the "WITHHOLDING REGULATIONS") affect the documentation required from non-U.S. Persons. The Withholding Regulations replace a number of prior tax certification forms with a new series of IRS Forms
W-8 and generally standardize the period of time for which withholding agents can rely on such forms (although certain of the new forms may remain valid indefinitely if the beneficial owner provides a United States taxpayer identification number and the information on the form does not change).

     This summary does not deal with all aspects of U.S. Federal income tax withholding that may be relevant to foreign holders of the Global Securities.
Investors are advised to consult their own tax advisors for specific tax advice concerning their holding and disposing of the Global Securities.

                                      B-4

                    BANC OF AMERICA MORTGAGE SECURITIES, INC.
                                    DEPOSITOR

                       MORTGAGE PASS-THROUGH CERTIFICATES
                     (ISSUABLE IN SERIES BY SEPARATE TRUSTS)

                                   ----------

--------------------------------------------------------------------------------
YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 11 OF THIS
PROSPECTUS.

Neither the certificates of any series nor the related underlying mortgage loans will be insured or guaranteed by any governmental agency or instrumentality.

The certificates of each series will represent interests in the related Trust only and will not represent interests in or obligations of the Depositor or any other entity.

This prospectus may be used to offer and sell any series of certificates only if accompanied by the prospectus supplement for that series.
--------------------------------------------------------------------------------

EACH TRUST--

o    will issue a series of mortgage pass-through certificates, which will consist of one or more classes of certificates; and

o    will own--

          o    a pool or pools of fixed or adjustable interest rate,
               conventional mortgage loans, each of which is secured by a first lien on a one- to four-family residential property; and

          o    other assets described in this prospectus and the accompanying prospectus supplement.

EACH POOL OF MORTGAGE LOANS--

o    will be sold to the related Trust by the Depositor, who will have in turn purchased them from affiliated or unaffiliated sellers;

o    will be underwritten to such standards as described in this prospectus or the accompanying prospectus supplement; and

o    will be serviced by servicers affiliated or unaffiliated with the
     Depositor.

EACH SERIES OF CERTIFICATES--

o    will represent interests in the related Trust;

o    may provide credit support by "subordinating" certain classes to other classes of certificates; any subordinated classes will be entitled to payment subject to the payment of more senior classes and may bear losses before more senior classes;

o    may be entitled to one or more of the other types of credit support described in this prospectus; and

o    will be paid only from the assets of the related Trust.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED THE CERTIFICATES OR DETERMINED THAT THIS PROSPECTUS IS
ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

                THE DATE OF THIS PROSPECTUS IS NOVEMBER 22, 2004.

                                   PROSPECTUS

                                                                            PAGE
                                                                            ----
IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS AND THE

   Bankruptcy of the Depositor or a Seller May Delay or Reduce
      Collections on Mortgage Loans......................................     14
   Book-Entry System for Certain Classes of Certificates May Decrease

   Enforcement of "Due-on-Sale Clauses"; Realization Upon Defaulted
      Mortgage Loans.....................................................     51
   Insurance Policies....................................................     53
   Fixed Retained Yield, Servicing Compensation and Payment of
      Expenses...........................................................     54

                                        2

                                                                            PAGE
                                                                            ----

   Anti-Deficiency Legislation, the Bankruptcy Code and Other

   Federal Income Tax Consequences for Certificates as to Which No

                                        3

                                                                            PAGE
                                                                            ----

                                        4

                  IMPORTANT NOTICE ABOUT INFORMATION PRESENTED
                IN THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT

     Information is provided to you about the Certificates in two separate documents that progressively provide more detail: (a) this Prospectus, which provides general information, some of which may not apply to a particular Series of Certificates, including your Series, and (b) the accompanying Prospectus
Supplement, which will describe the specific terms of your Series of
Certificates, including:

     o    the principal balances and/or interest rates of each Class;

     o    the timing and priority of interest and principal payments;

     o    statistical and other information about the Mortgage Loans;

     o    information about credit enhancement, if any, for each Class;

     o    the ratings for each Class; and

     o    the method for selling the Certificates.

     IF THE TERMS OF A PARTICULAR SERIES OF CERTIFICATES VARY BETWEEN THIS
PROSPECTUS AND THE PROSPECTUS SUPPLEMENT, YOU SHOULD RELY ON THE INFORMATION IN
THE PROSPECTUS SUPPLEMENT.

     You should rely only on the information provided in this Prospectus and the accompanying Prospectus Supplement including the information incorporated by reference. No one has been authorized to provide you with different information.
The Certificates are not being offered in any state where the offer is not permitted. The Depositor does not claim the accuracy of the information in this
Prospectus or the accompanying Prospectus Supplement as of any date other than the dates stated on their respective covers.

     Cross-references are included in this Prospectus and in the accompanying
Prospectus Supplement to captions in these materials where you can find further related discussions. The foregoing Table of Contents and the Table of Contents included in the accompanying Prospectus Supplement provide the pages on which these captions are located.

     You can find a listing of the pages where capitalized terms used in this
Prospectus are defined under the caption "Index of Significant Definitions"
beginning on page 118 in this Prospectus.

                                   ----------

                                       5

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                              SUMMARY OF PROSPECTUS

o    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT, BUT DOES
     NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER IN MAKING YOUR
     INVESTMENT DECISION. TO UNDERSTAND ALL OF THE TERMS OF A SERIES OF
     CERTIFICATES, PLEASE READ THIS ENTIRE DOCUMENT AND THE ACCOMPANYING
     PROSPECTUS SUPPLEMENT CAREFULLY.

o    THIS SUMMARY PROVIDES AN OVERVIEW OF CERTAIN CALCULATIONS, CASH FLOWS AND
     OTHER INFORMATION TO AID YOUR UNDERSTANDING OF THE TERMS OF THE
     CERTIFICATES AND IS QUALIFIED BY THE FULL DESCRIPTION OF THESE
     CALCULATIONS, CASH FLOWS AND OTHER INFORMATION IN THIS PROSPECTUS AND THE
     ACCOMPANYING PROSPECTUS SUPPLEMENT.

RELEVANT PARTIES FOR EACH SERIES OF CERTIFICATES

ISSUER

     Each series (each, a "SERIES") of certificates (the "CERTIFICATES") will be issued by a separate trust (a "TRUST" and the assets owned by such Trust, a
"TRUST ESTATE"). Each Trust will be formed pursuant to a pooling and servicing agreement (each, a "POOLING AND SERVICING AGREEMENT") among the Depositor, one or more Servicers and/or the Master Servicer and the Trustee specified in the applicable Prospectus Supplement.

DEPOSITOR

     With respect to each Trust Estate, Banc of America Mortgage Securities,
Inc. (the "DEPOSITOR") will acquire the Mortgage Loans from affiliated or unaffiliated mortgage loan originators or sellers (each, a "SELLER") and will transfer the Mortgage Loans to the Trust. The Depositor is a direct, wholly-owned subsidiary of Bank of America, N.A.

SERVICER(S)

     One or more entities affiliated or unaffiliated with the Depositor specified in the applicable Prospectus Supplement (each, a "SERVICER") will service the Mortgage Loans in each Trust. Each Servicer will perform certain servicing functions with respect to the Mortgage Loans serviced by it pursuant to the related Pooling and Servicing Agreement or a related servicing agreement
(each, an "UNDERLYING SERVICING AGREEMENT").

MASTER SERVICER

     To the extent specified in the related Prospectus Supplement, if there is more than one Servicer of the Mortgage Loans related to a Series or the sole
Servicer is not an affiliate of the Depositor, a master servicer, affiliated or unaffiliated with the Depositor, (the "MASTER SERVICER") may be appointed to supervise the Servicers. In addition, the Master Servicer will generally be required to make Periodic Advances with respect to the Mortgage Loans in each
Trust Estate if the related Servicer fails to make a required Periodic Advance.

THE MORTGAGE LOANS

     Each Trust will own the related Mortgage Loans (other than the Fixed
Retained Yield described in this Prospectus, if any) and certain other related property, as specified in the applicable Prospectus Supplement.

     The Mortgage Loans in each Trust Estate:

     o    will be conventional, fixed or adjustable interest rate, mortgage loans secured by first liens on some or all of the following types of property, to the extent set forth in the applicable Prospectus
          Supplement: (i) one-family attached or detached residences, (ii) two-
          to four-family units, (iii) row houses, (iv) townhouses, (v)
          condominium units, (vi) units within planned unit developments, (vii)
          longterm leases with respect to any of the foregoing, and (viii)
          shares issued by private non-profit housing corporations and the related proprietary leases or occupancy agreements granting exclusive rights

--------------------------------------------------------------------------------

                                       6

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          to occupy specified units in such cooperatives' buildings.

     o    will have been acquired by the Depositor, either directly or indirectly through an affiliate from the Sellers;

     o    will have been originated by mortgage loan originators which are either affiliated or unaffiliated with the Depositor; and

     o    will have been underwritten to the standards specified herein or in the applicable Prospectus Supplement.

     See "The Trust Estates" and "The Mortgage Loan Programs--Mortgage Loan
Underwriting."

     You should refer to the applicable Prospectus Supplement for the precise characteristics or expected characteristics of the Mortgage Loans and a description of the other property, if any, included in a particular Trust
Estate.

DISTRIBUTIONS ON THE CERTIFICATES

     Each Series of Certificates will include one or more classes (each, a
"CLASS"). A Class of Certificates will be entitled, to the extent of funds available, to either:

     o    principal and interest payments in respect of the related Mortgage
          Loans;

     o    principal distributions, with no interest distributions;

     o    interest distributions, with no principal distributions; or

     o    such other distributions as are described in the applicable Prospectus
          Supplement.

INTEREST DISTRIBUTIONS

     With respect to each Series of Certificates, interest on the related
Mortgage Loans at the weighted average of their mortgage interest rates (net of servicing fees and certain other amounts as described in this Prospectus or in the applicable Prospectus Supplement), will be passed through to holders of the related Classes of Certificates in accordance with the particular terms of each such Class of Certificates. The terms of each Class of Certificates will be described in the related Prospectus Supplement. See "Description of the
Certificates--Distributions to Certificateholders--Distributions of Interest."

     Except as otherwise specified in the applicable Prospectus Supplement, interest will accrue at the pass-through rate for each Class indicated in the applicable Prospectus Supplement (each, a "PASS-THROUGH RATE") on its outstanding principal balance or notional amount.

PRINCIPAL DISTRIBUTIONS

     With respect to a Series of Certificates, principal payments (including prepayments) on the related Mortgage Loans will be passed through to holders of the related Certificates or otherwise applied in accordance with the related
Pooling and Servicing Agreement on each Distribution Date. Distributions in reduction of principal balance will be allocated among the Classes of
Certificates of a Series in the manner specified in the applicable Prospectus
Supplement. See "Description of the Certificates--Distributions to
Certificateholders--Distributions of Principal."

DISTRIBUTION DATES

     Distributions on the Certificates will generally be made on the 25th day
(or, if such day is not a business day, the business day following the 25th day)
of each month, commencing with the month following the month in which the applicable Cut-Off Date occurs (each, a "DISTRIBUTION DATE"). The "CUT-OFF DATE"
for each Series will be the date specified in the applicable Prospectus
Supplement.

     If so specified in the applicable Prospectus Supplement, distributions on
Certificates may be made on a different day of each month or may be made quarterly, or semi-annually, on the dates specified in such Prospectus
Supplement.

RECORD DATES

     Distributions will be made on each Distribution Date to Certificateholders of record at the close of business on (unless a different date is specified in the applicable Prospectus Supplement) the last business day of the month

--------------------------------------------------------------------------------

                                       7

--------------------------------------------------------------------------------

preceding the month in which such Distribution Date occurs (each, a "RECORD
DATE").

CREDIT ENHANCEMENT

SUBORDINATION

     A Series of Certificates may include one or more Classes of senior certificates (the "SENIOR CERTIFICATES") and one or more Classes of subordinated certificates (the "SUBORDINATED CERTIFICATES"). The rights of the holders of
Subordinated Certificates of a Series to receive distributions will be subordinated to such rights of the holders of the Senior Certificates of the same Series to the extent and in the manner specified in the applicable
Prospectus Supplement.

     Subordination is intended to enhance the likelihood of the timely receipt by the Senior Certificateholders of their proportionate share of scheduled monthly principal and interest payments on the related Mortgage Loans and to protect them from losses. This protection will be effected by:

     o    the preferential right of the Senior Certificateholders to receive, prior to any distribution being made in respect of the related
          Subordinated Certificates on each Distribution Date, current distributions on the related Mortgage Loans of principal and interest due them on each Distribution Date out of the funds available for distributions on such date;

     o    the right of such holders to receive future distributions on the
          Mortgage Loans that would otherwise have been payable to the holders of Subordinated Certificates; and/or

     o    the prior allocation to the Subordinated Certificates of all or a portion of losses realized on the underlying Mortgage Loans.

OTHER TYPES OF CREDIT ENHANCEMENT

     If so specified in the applicable Prospectus Supplement, the Certificates of anyy Series, or any one or more Classes of a Series, may be entitled to the benefits of other types of credit enhancement, including but not limited to:

     o    limited guarantee

     o    financial guaranty insurance policy surety bond

     o    letter of credit

     o    mortgage pool insurance policy

     o    reserve fund

     o    cross-support

     Any credit support will be described in the applicable Prospectus
Supplement.

     See "Description of the Certificates--Other Credit Enhancement."

PERIODIC ADVANCES ON DELINQUENT PAYMENTS

     In the event that a payment on a Mortgage Loan is delinquent, the Servicer of the Mortgage Loan will be obligated to make cash advances ("PERIODIC
ADVANCES") to the Servicer Custodial Account or the Certificate Account if the
Servicer determines that it will be able to recover such amounts from future payments and collections on such Mortgage Loan. A Servicer who makes Periodic
Advances will be reimbursed for such Periodic Advances as described in this
Prospectus and in the applicable Prospectus Supplement. In certain circumstances, the Master Servicer or Trustee will be required to make Periodic
Advances upon a Servicer default.

     See "Servicing of the Mortgage Loans--Periodic Advances and Limitations
Thereon."

FORMS OF CERTIFICATES

     The Certificates will be issued either:

     o    in book-entry form ("BOOK-ENTRY CERTIFICATES") through the facilities of The Depository Trust Company ("DTC"); or

     o    in fully-registered, certificated form ("DEFINITIVE CERTIFICATES").

     If you own Book-Entry Certificates, you will not receive a physical certificate representing your ownership interest in such Book-Entry

--------------------------------------------------------------------------------

                                       8

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Certificates, except under extraordinary circumstances which are discussed in
"Description of the Certificates--Definitive Form" in this Prospectus. Instead,
DTC will effect payments and transfers by means of its electronic recordkeeping services, acting through certain participating organizations. This may result in certain delays in your receipt of distributions and may restrict your ability to pledge your securities. Your rights with respect to Book-Entry Certificates may generally only be exercised through DTC and its participating organizations.

     See "Description of the Certificates--Book- Entry Form."

OPTIONAL PURCHASE OF ALL MORTGAGE LOANS

     If so specified in the Prospectus Supplement with respect to a Series, all, but not less than all, of the Mortgage Loans in the related Trust and any property acquired with respect to such Mortgage Loans may be purchased by the
Depositor or such other party as is specified in the applicable Prospectus
Supplement. Any such purchase must be made in the manner and at the price specified in such Prospectus Supplement.

     If an election is made to treat the related Trust Estate (or one or more segregated pools of assets in the Trust Estate) as a "real estate mortgage investment conduit" (a "REMIC"), any such purchase will be effected only pursuant to a "qualified liquidation," as defined under Section 860F(a)(4)(A) of the Internal Revenue Code of 1986, as amended (the "CODE").

     Exercise of the right of purchase will effect the early retirement of the
Certificates of that Series.

     See "Prepayment and Yield Considerations."

ERISA LIMITATIONS

     If you are a fiduciary of any employee benefit plan or another type of retirement plan or arrangement subject to the Employee Retirement Income
Security Act of 1974, as amended ("ERISA"), the Code or similar law, you should carefully review with your legal advisors whether the purchase or holding of
Certificates could give rise to a transaction prohibited or otherwise impermissible under ERISA or the Code.

     Certain Classes of Certificates may not be transferred unless the Trustee and the Depositor are furnished with a letter of representation or an opinion of counsel to the effect that such transfer will not result in a violation of the prohibited transaction provisions of ERISA or the Code and will not subject the
Trustee, the Depositor, any Servicers or the Master Servicer to additional obligations.

     See "ERISA Considerations."

TAX STATUS

     The treatment of the Certificates for federal income tax purposes will depend on:

     o    whether a REMIC election is made with respect to a Series of
          Certificates; and

     o    if a REMIC election is made, whether the Certificates are Regular
          Interests or Residual Interests.

     See "Federal Income Tax Consequences."

LEGAL INVESTMENT

     The applicable Prospectus Supplement will specify whether the Class or
Classes of Certificates offered will constitute "mortgage related securities"
for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as
amended. If your investment authority is subject to legal restrictions you should consult your own legal advisors to determine whether and to what extent such Certificates constitute legal investments for you.

     See "Legal Investment" in this Prospectus and "Summary of Terms--Legal
Investment" in the applicable Prospectus Supplement.

RATING

     Certificates of any Series will not be offered pursuant to this Prospectus and a Prospectus Supplement unless each offered Class is rated in one of the four highest rating categories by at least one nationally recognized statistical rating organization (a "RATING AGENCY").

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                                       9

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     o    A security rating is not a recommendation to buy, sell or hold the
          Certificates of any Series and is subject to revision or withdrawal at any time by the assigning rating agency.

     o    Ratings do not address the effect of prepayments on the yield you may anticipate when you purchase your Certificates.

--------------------------------------------------------------------------------

                                       10

                                  RISK FACTORS

     Investors should consider, among other things, the following description of the material risks associated with the purchase of Certificates.

LIMITED LIQUIDITY

     The liquidity of your Certificates may be limited. You should consider that:

     o    a secondary market for the Certificates of any Series may not develop, or if it does, it may not provide you with liquidity of investment, or it may not continue for the life of the Certificates of any Series;

     o    the Prospectus Supplement for any Series of Certificates may indicate that an underwriter intends to establish a secondary market in such
          Certificates, but no underwriter will be obligated to do so; and

     o    unless specified in the applicable Prospectus Supplement, the
          Certificates will not be listed on any securities exchange.

LIMITED ASSETS FOR PAYMENT OF CERTIFICATES

     Except for any related insurance policies and any reserve fund or credit enhancement described in the applicable Prospectus Supplement:

     o    Mortgage Loans included in the related Trust Estate will be the sole source of payments on the Certificates of a Series;

     o    the Certificates of any Series will not represent an interest in or obligation of the Depositor, the Trustee or any of their affiliates, except for the Depositor's limited obligations with respect to certain breaches of its representations and warranties and, to the extent an affiliate of the Depositor acts as such, its obligations as a Servicer or Master Servicer, if applicable; and

     o    neither the Certificates of any Series nor the related Mortgage Loans will be guaranteed or insured by any governmental agency or instrumentality, the Depositor, the Trustee, any of their affiliates or any other person.

     Consequently, in the event that payments on the Mortgage Loans underlying your Series of Certificates are insufficient or otherwise unavailable to make all payments required on your Certificates, there will be no recourse to the
Depositor, the Trustee or any of their affiliates or, except as specified in the applicable Prospectus Supplement, any other entity.

CREDIT ENHANCEMENT IS LIMITED IN AMOUNT AND COVERAGE

     With respect to each Series of Certificates, credit enhancement may be provided in limited amounts to cover certain types of losses on the underlying
Mortgage Loans. Credit enhancement will be provided in one or more of the forms referred to in this Prospectus, including, but not limited to: subordination of other Classes of Certificates of the same Series; a limited guarantee; a financial guaranty insurance policy; a surety bond; a letter of credit; a pool insurance policy; a special hazard insurance policy; a mortgagor bankruptcy bond; a reserve fund; cross-support; and any combination of the preceding types of credit enhancement. See "Description of the Certificates--Other Credit
Enhancement."

     Regardless of the form of credit enhancement provided:

     o    the amount of coverage will be limited in amount and in most cases will be subject to periodic reduction in accordance with a schedule or formula;

                                       11

     o    may provide only very limited coverage as to certain types of losses, and may provide no coverage as to certain other types of losses; and

     o    all or a portion of the credit enhancement for any Series of
          Certificates will generally be permitted to be reduced, terminated or substituted for, in the sole discretion of the Servicer or the Master
          Servicer, if each applicable Rating Agency indicates that the then-current ratings will not be adversely affected.

     If losses exceed the amount of coverage provided by any credit enhancement or losses of a type not covered by any credit enhancement occur, such losses will be borne by the holders of the related Certificates (or certain Classes).

     The rating of any Class of Certificates by a Rating Agency may be lowered following its issuance as a result of the downgrading of the obligations of any applicable credit support provider, or as a result of losses on the related
Mortgage Loans in excess of the levels contemplated by such Rating Agency at the time of its initial rating analysis.

     Neither the Depositor nor any of its affiliates will have any obligation to replace or supplement any credit enhancement, or to take any other action to maintain any rating of any Class of Certificates.

     See "Description of the Certificates--Other Credit Enhancement."

REAL ESTATE MARKET CONDITIONS AFFECT MORTGAGE LOAN PERFORMANCE

     An investment in securities such as the Certificates, which generally represent interests in pools of residential mortgage loans, may be affected by a decline in real estate values and changes in the mortgagor's financial condition. There is no assurance that the values of the Mortgaged Properties securing the Mortgage Loans underlying any Series of Certificates have remained or will remain at their levels on the dates of origination of the related
Mortgage Loans.

     If the residential real estate market should experience an overall decline in property values such that the outstanding balances of the Mortgage Loans contained in a particular Trust Estate and any secondary financing on the
Mortgaged Properties, become equal to or greater than the value of the Mortgaged
Properties, delinquencies, foreclosures and losses could be higher than those now generally experienced in the mortgage lending industry and those experienced in a Servicer's servicing portfolio.

     If losses on Mortgage Loans underlying a Series are not covered by credit enhancement, Certificateholders of the Series will bear all risk of loss resulting from default by mortgagors and will have to look primarily to the value of the Mortgaged Properties for recovery of the outstanding principal and unpaid interest on the defaulted Mortgage Loans. See "The Trusts
Estates--Mortgage Loans" and "The Mortgage Loan Programs--Mortgage Loan
Underwriting."

GEOGRAPHIC CONCENTRATION MAY INCREASE RISK OF LOSS

     The Mortgage Loans underlying certain Series of Certificates may be concentrated in certain regions. Such concentration may present risk considerations in addition to those generally present for similar mortgage-backed securities without such concentration. Certain geographic regions of the United States from time to time will experience weaker regional economic conditions and housing markets or be directly or indirectly affected by natural disasters or civil disturbances such as earthquakes, hurricanes, floods, eruptions or riots. Mortgage loans in such areas will experience higher rates of loss and delinquency than on mortgage loans generally. Although Mortgaged
Properties located in certain identified flood zones will be required to be covered, to the maximum extent available, by flood insurance, as described under
"Servicing of the Mortgage Loans--Insurance Policies," no Mortgaged Properties
will otherwise be required to be insured against earthquake damage or any other loss not covered by Standard Hazard Insurance Policies, as described under
"Servicing of the Mortgage Loans--Insurance Policies."

                                       12

     See "The Mortgage Pool" in the related Prospectus Supplement for further information regarding the geographic concentration of the Mortgage Loans underlying the Certificates of any Series. See also "The Mortgage Loan
Programs--Mortgage Loan Underwriting" and "Prepayment and Yield
Considerations--Weighted Average Life of Certificates."

GENERAL ECONOMIC CONDITIONS MAY INCREASE RISK OF LOSS

     Adverse economic conditions generally, in particular geographic areas or industries, or affecting particular segments of the borrowing community (such as mortgagors relying on commission income and self-employed mortgagors) and other factors which may or may not affect real property values (including the purposes for which the Mortgage Loans were made and the uses of the Mortgaged Properties)
may affect the timely payment by mortgagors of scheduled payments of principal and interest on the Mortgage Loans and, accordingly, the actual rates of delinquencies, foreclosures and losses with respect to any Trust Estate. See
"The Mortgage Loan Programs--Mortgage Loan Underwriting" and "Prepayment and
Yield Considerations--Weighted Average Life of Certificates." If such losses are not covered by the applicable credit enhancement, holders of Certificates of the
Series evidencing interests in the related Trust Estate will bear all risk of loss resulting from default by mortgagors and will have to look primarily to the value of the Mortgaged Properties for recovery of the outstanding principal and unpaid interest on the defaulted Mortgage Loans. See "The Trust
Estates--Mortgage Loans" and "The Mortgage Loan Programs--Mortgage Loan
Underwriting."

YIELD IS SENSITIVE TO RATE OF PRINCIPAL PREPAYMENT

     The yield on the Certificates of each Series will depend in part on the rate of principal payment on the Mortgage Loans (including prepayments, liquidations due to defaults and mortgage loan repurchases). Such yield may be adversely affected, depending upon whether a particular Certificate is purchased at a premium or a discount, by a higher or lower than anticipated rate of prepayments on the related Mortgage Loans. In particular:

     o    the yield on Classes of Certificates entitling their holders primarily or exclusively to payments of interest or primarily or exclusively to payments of principal will be extremely sensitive to the rate of prepayments on the related Mortgage Loans; and

     o    the yield on certain Classes of Certificates may be relatively more sensitive to the rate of prepayment of specified Mortgage Loans than other Classes of Certificates.

     The rate of prepayments on Mortgage loans is influenced by a number of factors, including:

     o    prevailing mortgage market interest rates;

     o    local and national economic conditions;

     o    homeowner mobility; and

     o    the ability of the borrower to obtain refinancing.

     In addition, your yield may be adversely affected by interest shortfalls which may result from the timing of the receipt of prepayments or liquidations to the extent that such interest shortfalls are not covered by aggregate
Servicing Fees or other mechanisms specified in the applicable Prospectus
Supplement. Your yield will be also adversely affected to the extent that losses on the Mortgage Loans in the related Trust Estate are allocated to your
Certificates and may be adversely affected to the extent of unadvanced delinquencies on the Mortgage Loans in the related Trust. Classes of
Certificates identified in the applicable Prospectus Supplement as Subordinated
Certificates are more likely to be affected by delinquencies and losses than other Classes of Certificates.

     See "Prepayment and Yield Considerations."

                                       13

BANKRUPTCY OF THE DEPOSITOR OR A SELLER MAY DELAY OR REDUCE COLLECTIONS ON
MORTGAGE LOANS

     Neither the United States Bankruptcy Code nor similar applicable state laws
(the "INSOLVENCY LAWS") prohibit the Depositor from filing a voluntary application for relief under the Insolvency Laws. However, the transactions contemplated hereby and by the related Prospectus Supplement will be structured such that the voluntary or involuntary application for relief under the
Insolvency Laws by the Depositor is unlikely and such filings by a Seller which is an affiliate of the Depositor from whom the Depositor acquires the Mortgage
Loans should not result in consolidation of the assets and liabilities of the
Depositor with those of such Seller. These steps include the creation of the
Depositor as a separate, limited purpose subsidiary, the certificate of incorporation of which contains limitations on the nature of the Depositor's business and restrictions on the ability of the Depositor to commence voluntary or involuntary cases or proceedings under the Insolvency Laws without the prior unanimous affirmative vote of all its directors. However, there can be no assurance that the activities of the Depositor would not result in a court concluding that the assets and liabilities of the Depositor should be consolidated with those of such Seller.

     Each Seller will transfer its related Mortgage Loans to the Depositor and the Depositor will transfer the Mortgage Loans to the related Trust Estate. If a
Seller were to become a debtor in a bankruptcy case, a creditor or trustee (or the debtor itself) may take the position that the contribution or transfer of the Mortgage Loans by the Seller to the Depositor should be characterized as a pledge of such Mortgage Loans to secure a borrowing of such debtor, with the result that the Depositor is deemed to be a creditor of such Seller, secured by a pledge of the applicable Mortgage Loans. If such an attempt were successful, delays in payments of collections on the Mortgage Loans could occur or reductions in the amount of such payments could result, or such a trustee in bankruptcy could elect to accelerate payment of the obligation to the Depositor and liquidate the Mortgage Loans.

BOOK-ENTRY SYSTEM FOR CERTAIN CLASSES OF CERTIFICATES MAY DECREASE LIQUIDITY AND
DELAY PAYMENT

     Since transactions in the Classes of Book-Entry Certificates of any Series
generally can be effected only through DTC, DTC Participants and Indirect DTC
Participants:

     o    your ability to pledge Book-Entry Certificates to someone who does not participate in the DTC system, or to otherwise act with respect to such Book-Entry Certificates, may be limited due to the lack of a physical certificate;

     o    you may experience delays in your receipt of payments on Book-Entry
          Certificates because distributions will be made by the Trustee, or a
          Paying Agent on behalf of the Trustee, to Cede, as nominee for DTC;
          and

     o    the liquidity of Book-Entry Certificates in any secondary trading market that may develop may be limited because investors may be unwilling to purchase securities for which they cannot obtain delivery of physical certificates.

     See "Description of the Certificates--Book-Entry Form."

CASH FLOW AGREEMENTS ARE SUBJECT TO COUNTERPARTY RISK

     The assets of a Trust Estate may, if specified in the related Prospectus
Supplement, include agreements, such as interest rate swap, cap, floor or similar agreements (each, a "CASH FLOW AGREEMENT"), which will require the provider of such instrument (the "COUNTERPARTY") to make payments to the Trust
Estate under the circumstances described in the Prospectus Supplement. If payments on the Certificates of the related Series depend in part on payments to be received under a Cash Flow Agreement, the ability of the Trust Estate to make payments on the Certificates will be subject to

                                       14

the credit risk of the Counterparty. The Prospectus Supplement for a Series of
Certificates will describe any mechanism, such as the payment of "breakage fees," which may exist to facilitate replacement of a Cash Flow Agreement upon the default or credit impairment of the related Counterparty. However, there can be no assurance that any such mechanism will result in the ability of the Master
Servicer to obtain a replacement Cash Flow Agreement.

CONSUMER PROTECTION LAWS MAY LIMIT REMEDIES

     There are various federal and state laws, public policies and principles of equity that protect consumers. Among other things, these laws, policies and principles:

     o    regulate interest rates and other charges;

     o    require certain disclosures;

     o    require licensing of mortgage loan originators;

     o    require the lender to provide credit counseling and/or make affirmative determinations regarding the borrower's ability to repay the mortgage loan;

     o    prohibit discriminatory lending practices;

     o    limit or prohibit certain mortgage loan features, such as prepayment penalties or balloon payments;

     o    regulate the use of consumer credit information; and

     o    regulate debt collection practices.

     Violation of certain provisions of these laws, policies and principles:

     o    may limit a Servicer's ability to collect all or part of the principal of or interest on the Mortgage Loans;

     o    may entitle the borrower to a refund of amounts previously paid; and

     o    could subject a Servicer to damages and administrative sanctions.

     The Seller of the Mortgage Loans to the Depositor will generally be required to repurchase any Mortgage Loan which, at the time of origination, did not comply with federal and state laws and regulations. Such remedy, however, may not be adequate to fully compensate the related Trust Estate. See "The
Mortgage Loan Programs--Representations and Warranties."

     See "Certain Legal Aspects of the Mortgage Loans."

     In addition, certain of the Mortgage Loans secured by Mortgaged Properties located in Texas may be subject to the provisions of Texas laws which regulate loans other than purchase money loans. These laws provide for certain disclosure requirements, caps on allowable fees, required loan closing procedures and other restrictions. Failure to comply with any requirement may render the Mortgage
Loan unenforceable and/or the lien on the Mortgaged Property invalid. There are also similar risks involved in servicing such Mortgage Loans (such as the failure to comply with an obligation to the borrower within a reasonable time after receiving notification from the borrower) that can result in the forfeiture of all principal and interest due on the Mortgage Loan.

     See "Certain Legal Aspects of the Mortgage Loans--Anti-Deficiency
Legislation, the Bankruptcy Code and Other Limitations on Lenders," "--Texas
Home Equity Loans" and "--Homeowners Protection Act of 1998."

                                       15

                                THE TRUST ESTATES

GENERAL

     The Trust Estate for each Series of Certificates will consist primarily of mortgage loans (the "MORTGAGE LOANS") evidenced by promissory notes (the
"MORTGAGE NOTES") secured by mortgages, deeds of trust or other instruments creating first liens (the "MORTGAGES") on some or all of the following eight types of property (as so secured, the "MORTGAGED PROPERTIES"), to the extent set forth in the applicable Prospectus Supplement: (i) one-family attached or detached residences, (ii) two- to four-family units, (iii) row houses, (iv)
townhouses, (v) condominium units, (vi) units within planned unit developments,
(vii) long-term leases with respect to any of the foregoing, and (viii) shares issued by private non-profit housing corporations ("COOPERATIVES") and the related proprietary leases or occupancy agreements granting exclusive rights to occupy specified units in such cooperatives' buildings. In addition, a Trust
Estate will also include (i) amounts held from time to time in the related
Certificate Account, (ii) the Depositor's interest in any primary mortgage insurance, hazard insurance, title insurance or other insurance policies relating to a Mortgage Loan, (iii) any property which initially secured a
Mortgage Loan and which has been acquired by foreclosure or trustee's sale or deed in lieu of foreclosure or trustee's sale, (iv) if applicable, and to the extent set forth in the applicable Prospectus Supplement, any reserve fund or funds, (v) if applicable, and to the extent set forth in the applicable
Prospectus Supplement, contractual obligations of any person to make payments in respect of any form of credit enhancement or any interest subsidy agreement and
(vi) such other assets of the kind described herein as may be specified in the applicable Prospectus Supplement. The Trust Estate will not include the portion of interest on the Mortgage Loans which constitutes the Fixed Retained Yield, if any. See "Servicing of the Mortgage Loans--Fixed Retained Yield, Servicing
Compensation and Payment of Expenses."

MORTGAGE LOANS

     The Mortgage Loans will have been acquired by the Depositor from affiliates of the Depositor or unaffiliated mortgage loan originators or sellers (each, a
"SELLER"). The Mortgage Loans will have been originated by affiliated or unaffiliated mortgage loan originators. Each Mortgage Loan will have been underwritten either to the standards set forth herein or to such other standards set forth in the applicable Prospectus Supplement. See "The Mortgage Loan
Programs--Mortgage Loan Underwriting."

     Each of the Mortgage Loans will be secured by a Mortgage on a Mortgaged
Property located in any of the 50 states or the District of Columbia.

     If specified in the applicable Prospectus Supplement, the Mortgage Loans may be secured by leases on real property under circumstances that the applicable Seller determines in its discretion are commonly acceptable to institutional mortgage investors. A Mortgage Loan secured by a lease on real property is secured not by a fee simple interest in the Mortgaged Property but rather by a lease under which the mortgagor has the right, for a specified term, to use the related real estate and the residential dwelling located thereon.
Generally, a Mortgage Loan will be secured by a lease only if the use of leasehold estates as security for mortgage loans is customary in the area where the Mortgaged Property is located, the lease is not subject to any prior lien that could result in termination of the lease and the term of the lease ends at least five years beyond the maturity date of the related Mortgage Loan. The provisions of each lease securing a Mortgage Loan will expressly permit (i)
mortgaging of the leasehold estate, (ii) assignment of the lease without the lessor's consent and (iii) acquisition by the holder of the Mortgage, in its own or its nominee's name, of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure, unless alternative arrangements provide the holder of the Mortgage with substantially similar protections. No lease will contain provisions which (i) provide for termination upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (ii) provide for termination in the event of damage or destruction as long as the Mortgage is in existence

                                       16

or (iii) prohibit the holder of the Mortgage from being insured under the hazard insurance policy or policies related to the premises.

     The Prospectus Supplement will set forth the geographic distribution of
Mortgaged Properties and the number and aggregate unpaid principal balances of the Mortgage Loans by category of Mortgaged Property. The Prospectus Supplement for each Series will also set forth the range of original terms to maturity of the Mortgage Loans in the Trust Estate, the weighted average remaining term to stated maturity at the Cut-Off Date of such Mortgage Loans, the earliest and latest months of origination of such Mortgage Loans, the range of Mortgage
Interest Rates borne by such Mortgage Loans, if such Mortgage Loans have varying
Net Mortgage Interest Rates, the weighted average Net Mortgage Interest Rate at the Cut-Off Date of such Mortgage Loans, the range of loan-to-value ratios at the time of origination of such Mortgage Loans and the range of principal balances at origination of such Mortgage Loans.

     A Mortgage Loan will generally provide for level monthly installments
(except, in the case of Balloon Loans, the final payment) consisting of interest equal to one-twelfth of the applicable Mortgage Interest Rate times the unpaid principal balance, with the remainder of such payment applied to principal (an
"ACTUARIAL MORTGAGE LOAN"). No adjustment is made if payment on an Actuarial
Mortgage Loan is made earlier or later than the Due Date, although the mortgagor may be subject to a late payment charge. If so specified in the applicable
Prospectus Supplement, some Mortgage Loans may provide for payments that are allocated to principal and interest according to the daily simple interest method (each, a "SIMPLE INTEREST MORTGAGE LOAN"). A Simple Interest Mortgage
Loan provides for the amortization of the amount financed under the Mortgage
Loan over a series of equal monthly payments (except, in the case of a Balloon
Loan, the final payment). Each monthly payment consists of an installment of interest which is calculated on the basis of the outstanding principal balance of the Mortgage Loan multiplied by the stated Mortgage Interest Rate and further multiplied by a fraction, the numerator of which is the number of days in the period elapsed since the preceding payment of interest was made and the denominator of which is the number of days in the annual period for which interest accrues on such Mortgage Loan. As payments are received under a Simple
Interest Mortgage Loan, the amount received is applied first to interest accrued to the date of payment and the balance is applied to reduce the unpaid principal balance. Accordingly, if a borrower pays a fixed monthly installment on a Simple
Interest Mortgage Loan before its scheduled due date, the portion of the payment allocable to interest for the period since the preceding payment was made will be less than it would have been had the payment been made as scheduled, and the portion of the payment applied to reduce the unpaid principal balance will be correspondingly greater. The next scheduled payment, however, will result in an allocation of a greater amount to interest if such payment is made on its scheduled due date. Conversely, if a borrower pays a fixed monthly installment after its scheduled due date, the portion of the payment allocable to interest for the period since the preceding payment was made will be greater than it would have been had the payment been made as scheduled, and the remaining portion, if any, of the payment applied to reduce the unpaid principal balance will be correspondingly less. Accordingly, if the borrower consistently makes scheduled payments after the scheduled due date, the Mortgage Loan will amortize more slowly than scheduled. If a Mortgage Loan is prepaid, the borrower is required to pay interest only to the date of prepayment.

     The information with respect to the Mortgage Loans and Mortgaged Properties described in the preceding three paragraphs may be presented in the Prospectus
Supplement for a Series as ranges in which the actual characteristics of such
Mortgage Loans and Mortgaged Properties are expected to fall. In all such cases, information as to the final characteristics of the Mortgage Loans and Mortgaged
Properties will be available in a Current Report on Form 8-K which will be filed with the Commission within 15 days of the initial issuance of the related
Series.

     The Mortgage Loans in a Trust Estate will generally have monthly payments due on the first of each month (each, a "DUE DATE") but may, if so specified in the applicable Prospectus Supplement, have payments due on a different day of each month and will be of one of the following types of mortgage loans:

                                       17

     a. Fixed Rate Loans. If so specified in the applicable Prospectus
Supplement, a Trust Estate may contain fixed-rate, fully-amortizing Mortgage
Loans providing for level monthly payments of principal and interest and terms at origination or modification of not more than 30 years. If specified in the applicable Prospectus Supplement, fixed rates on certain Mortgage Loans may be converted to adjustable rates after origination of such Mortgage Loans and upon the satisfaction of other conditions specified in the applicable Prospectus
Supplement. If so specified in the applicable Prospectus Supplement, the Pooling and Servicing Agreement will require the Depositor or another party to repurchase each such converted Mortgage Loan at the price set forth in the applicable Prospectus Supplement. A Trust Estate containing fixed-rate Mortgage
Loans may contain convertible Mortgage Loans which have converted from an adjustable interest rate prior to the formation of the Trust Estate and which are subject to no further conversions.

     b. Adjustable Rate Loans. If so specified in the applicable Prospectus
Supplement, a Trust Estate may contain adjustable-rate, fully-amortizing
Mortgage Loans having an original or modified term to maturity of not more than
40 years with a related Mortgage Interest Rate which generally adjusts initially either one, three or six months, one, three, five, seven or ten years subsequent to the initial Due Date, and thereafter at either one-month, six-month, one-year or other intervals over the term of the Mortgage Loan to equal the sum of a fixed margin set forth in the related Mortgage Note (the "NOTE MARGIN") and an index. The applicable Prospectus Supplement will set forth the relevant index and the highest, lowest and weighted average Note Margin with respect to the adjustable-rate Mortgage Loans in the related Trust Estate. The applicable
Prospectus Supplement will also indicate any periodic or lifetime limitations on the adjustment of any Mortgage Interest Rate.

     If specified in the applicable Prospectus Supplement, adjustable rates on certain Mortgage Loans may be converted to fixed rates after origination of such
Mortgage Loans and upon the satisfaction of the conditions specified in the applicable Prospectus Supplement. If specified in the applicable Prospectus
Supplement, the Depositor or another party will generally be required to repurchase each such converted Mortgage Loan at the price set forth in the applicable Prospectus Supplement. A Trust Estate containing adjustable-rate
Mortgage Loans may contain convertible Mortgage Loans which have converted from a fixed interest rate prior to the formation of the Trust Estate.

     If so specified in the applicable Prospectus Supplement, a Trust Estate may contain adjustable-rate Mortgage Loans which have Mortgage Interest Rates that generally adjust monthly or may adjust at other intervals as specified in the applicable Prospectus Supplement. The scheduled monthly payment will be adjusted as and when described in the applicable Prospectus Supplement (at intervals which may be different from those at which the Mortgage Interest Rate is adjusted) to an amount that would fully amortize the Mortgage Loan over its remaining term on a level debt service basis. Increases in the scheduled monthly payment may be subject to certain limitations, as specified in the applicable
Prospectus Supplement, which may result in negative amortization of principal.
If an adjustment to the Mortgage Interest Rate on such a Mortgage Loan causes the amount of interest accrued thereon in any month to exceed the current scheduled monthly payment on such mortgage loan, the resulting amount of interest that has accrued but is not then payable ("DEFERRED INTEREST") will be added to the principal balance of such Mortgage Loan.

     c. Net 5 Loans. If so specified in the applicable Prospectus Supplement, a
Trust Estate may contain Mortgage Loans having an original term to maturity of not more than 30 years with a Mortgage Interest Rate which adjusts initially five years subsequent to the initial payment date, and thereafter at one-month, six-month, one-year or other intervals (with corresponding adjustments in the amount of monthly payments) over the term of the mortgage loan to equal the sum of the related Note Margin and index, and providing for monthly payments of interest only prior to the date of the initial Mortgage Interest Rate adjustment and monthly payments of principal and interest thereafter sufficient to fully-amortize the Mortgage Loans over their remaining terms to maturity ("NET 5
LOANS").

                                       18

     d. Graduated Payment Loans. If so specified in the applicable Prospectus
Supplement, a Trust Estate may contain fixed-rate, graduated-payment Mortgage
Loans having original or modified terms to maturity of not more than 30 years with monthly payments during the first year calculated on the basis of an assumed interest rate which is a specified percentage below the Mortgage
Interest Rate on such Mortgage Loan. Such monthly payments increase at the beginning of the second year by a specified percentage of the monthly payment during the preceding year and each year specified thereafter to the extent necessary to amortize the Mortgage Loan over the remainder of its term or other shorter period. Mortgage Loans incorporating such graduated payment features may include (i) "GRADUATED PAY MORTGAGE LOANS," pursuant to which amounts constituting Deferred Interest are added to the principal balances of such
Mortgage Loans, (ii) "TIERED PAYMENT MORTGAGE LOANS," pursuant to which, if the amount of interest accrued in any month exceeds the current scheduled payment for such month, such excess amounts are paid from a subsidy account (usually funded by a home builder or family member) established at closing and (iii)
"GROWING EQUITY MORTGAGE LOANS," for which the monthly payments increase at a rate which has the effect of amortizing the loan over a period shorter than the stated term.

     e. Subsidy Loans. If so specified in the applicable Prospectus Supplement, a Trust Estate may contain Mortgage Loans subject to temporary interest subsidy agreements ("SUBSIDY LOANS") pursuant to which the monthly payments made by the related mortgagors will be less than the scheduled monthly payments on such
Mortgage Loans with the present value of the resulting difference in payment
("SUBSIDY PAYMENTS") being provided by the employer of the mortgagor, generally on an annual basis. Subsidy Payments will generally be placed in a custodial account ("SUBSIDY ACCOUNT") by the related Servicer. Despite the existence of a subsidy program, a mortgagor remains primarily liable for making all scheduled payments on a Subsidy Loan and for all other obligations provided for in the related Mortgage Note and Mortgage Loan.

     Subsidy Loans are offered by employers generally through either a graduated or fixed subsidy loan program, or a combination thereof. The terms of the subsidy agreements relating to Subsidy Loans generally range from one to ten years. The subsidy agreements relating to Subsidy Loans made under a graduated program generally will provide for subsidy payments that result in effective subsidized interest rates between three percentage points and five percentage points below the Mortgage Interest Rates specified in the related Mortgage
Notes. Generally, under a graduated program, the subsidized rate for a Mortgage
Loan will increase approximately one percentage point per year until it equals the full Mortgage Interest Rate. For example, if the initial subsidized interest rate is five percentage points below the Mortgage Interest Rate in year one, the subsidized rate will increase to four percentage points below the Mortgage
Interest Rate in year two, and likewise until year six, when the subsidized rate will equal the Mortgage Interest Rate. Where the subsidy agreements relating to
Subsidy Loans are in effect for longer than five years, the subsidized interest rates generally increase at smaller percentage increments for each year. The subsidy agreements relating to Subsidy Loans made under a fixed program generally will provide for subsidized interest rates at fixed percentages
(generally one percentage point to two percentage points) below the Mortgage
Interest Rates for specified periods, generally not in excess of ten years.
Subsidy Loans are also offered pursuant to combination fixed/graduated programs.
The subsidy agreements relating to such Subsidy Loans generally will provide for an initial fixed subsidy of up to five percentage points below the related
Mortgage Interest Rate for up to five years, and then a periodic reduction in the subsidy for up to five years, at an equal fixed percentage per year until the subsidized rate equals the Mortgage Interest Rate.

     Generally, employers may terminate subsidy programs in the event of (i) the mortgagor's death, retirement, resignation or termination of employment, (ii)
the full prepayment of the Subsidy Loan by the mortgagor, (iii) the sale or transfer by the mortgagor of the related Mortgaged Property as a result of which the mortgagee is entitled to accelerate the Subsidy Loan pursuant to the
"due-on-sale" clause contained in the Mortgage, or (iv) the commencement of foreclosure proceedings or the acceptance of a deed in lieu of foreclosure. In addition, some subsidy programs provide that if prevailing market rates of interest on mortgage loans similar to a Subsidy Loan are less than the Mortgage
Interest Rate of such

                                       19

Subsidy Loan, the employer may request that the mortgagor refinance such Subsidy
Loan and may terminate the related subsidy agreement if the mortgagor fails to refinance such Subsidy Loan. In the event the mortgagor refinances such Subsidy
Loan, the new loan will not be included in the Trust Estate. See "Prepayment and
Yield Considerations." In the event a subsidy agreement is terminated, the amount remaining in the Subsidy Account will be returned to the employer, and the mortgagor will be obligated to make the full amount of all remaining scheduled payments, if any. The mortgagor's reduced monthly housing expense as a consequence of payments under a subsidy agreement is used by certain Sellers in determining certain expense-to-income ratios utilized in underwriting a Subsidy
Loan. See "The Mortgage Loan Programs--Mortgage Loan Underwriting."

     f. Buy-Down Loans. If so specified in the applicable Prospectus Supplement, a Trust Estate may contain Mortgage Loans subject to temporary buy-down plans
("BUY-DOWN LOANS") pursuant to which the monthly payments made by the mortgagor during the early years of the Mortgage Loan will be less than the scheduled monthly payments on the Mortgage Loan. The resulting difference in payment will be compensated for from an amount contributed by the seller of the related
Mortgaged Property or another source, including the originator of the Mortgage
Loan (generally on a present value basis) and, if so specified in the applicable
Prospectus Supplement, placed in a custodial account (the "BUY-DOWN FUND") by the related Servicer. If the mortgagor on a Buy-Down Loan prepays such Mortgage
Loan in its entirety, or defaults on such Mortgage Loan and the Mortgaged
Property is sold in liquidation thereof, during the period when the mortgagor is not obligated, by virtue of the buy-down plan, to pay the full monthly payment otherwise due on such loan, the unpaid principal balance of such Buy-Down Loan will be reduced by the amounts remaining in the Buy-Down Fund with respect to such Buy-Down Loan, and such amounts will be deposited in the Servicer Custodial
Account or the Certificate Account, net of any amounts paid with respect to such
Buy-Down Loan by any insurer, guarantor or other person pursuant to a credit enhancement arrangement described in the applicable Prospectus Supplement.

     g. Balloon Loans. If so specified in the applicable Prospectus Supplement, a Trust Estate may contain Mortgage Loans which are amortized over a fixed period not exceeding 30 years but which have shorter terms to maturity ("BALLOON
LOANS") that causes the outstanding principal balance of the related Mortgage
Loan to be due and payable at the end of a certain specified period (the
"BALLOON PERIOD"). The borrower of such Balloon Loan will be obligated to pay the entire outstanding principal balance of the Balloon Loan at the end of the related Balloon Period. In the event the related mortgagor refinances a Balloon
Loan at maturity, the new loan will not be included in the Trust Estate. See
"Prepayment and Yield Considerations" herein.

     h. Pledged Asset Mortgage Loans. If so specified in the applicable
Prospectus Supplement, a Trust Estate may contain fixed-rate mortgage loans having original terms to stated maturity of not more than 30 years which are either (i) secured by a security interest in additional collateral (normally securities) owned by the borrower or (ii) supported by a third party guarantee
(usually a parent of the borrower); which is in turn secured by a security interest in collateral (usually securities) owned by such guarantor (any such loans, "PLEDGED ASSET MORTGAGE LOANS," and any such collateral, "ADDITIONAL
COLLATERAL"). Generally, the amount of such Additional Collateral will not exceed 30% of the amount of such loan, and the requirement to maintain
Additional Collateral will terminate when the principal amount of the loan is paid down to a predetermined amount.

     A Trust Estate may also include other types of first-lien, residential
Mortgage Loans to the extent set forth in the applicable Prospectus Supplement.

                                  THE DEPOSITOR

     Banc of America Mortgage Securities, Inc. (the "DEPOSITOR") was
incorporated in the State of Delaware on November 26, 2002 under the name BA
Residential Securities, Inc. and filed a Certificate of Amendment of Certificate of Incorporation changing its name to "Banc of America Mortgage Securities,

                                       20

Inc." on December 4, 2002. The Depositor is a wholly-owned subsidiary of Bank of
America, N.A. ("BANK OF AMERICA"). It is not expected that the Depositor will have any business operations other than offering Certificates and related activities.

     The Depositor maintains its principal executive office at 201 North Tryon
Street, Charlotte, North Carolina 28255. Its telephone number is 704-387-8239.

                           THE MORTGAGE LOAN PROGRAMS

MORTGAGE LOAN UNDERWRITING

     The Depositor will purchase the Mortgage Loans, either directly or through its affiliates, from Sellers. The Sellers may be affiliated or unaffiliated with the Depositor and may include its direct parent, Bank of America. The Mortgage
Loans will have been underwritten in accordance with one or more of the following: (i) the underwriting standards set forth below under "-- General,"
(ii) Bank of America's general underwriting standards set forth below under "--
Bank of America General Underwriting Standards," (iii) Bank of America's
alternative underwriting standards set forth below under "--Bank of America
Alternative Underwriting Standards" or (iv) the underwriting standards set forth in the applicable Prospectus Supplement.

General

     The underwriting guidelines described below are applied by Sellers other than Bank of America and are intended to evaluate the mortgagor's credit standing and repayment ability and the value and adequacy of the mortgaged property as collateral. The underwriting guidelines are applied in a standard procedure which is intended to comply with applicable federal and state laws and regulations. With respect to the underwriting guidelines described below, as well as any other underwriting guidelines that may be applicable to the Mortgage
Loans, such underwriting standards generally include a set of specific criteria pursuant to which the underwriting evaluation is made. However, the application of such underwriting guidelines does not imply that each specific criteria was satisfied individually. A Seller will have considered a Mortgage Loan to be originated in accordance with a given set of underwriting guidelines if, based on an overall qualitative evaluation, the loan is in substantial compliance with such underwriting guidelines. A Mortgage Loan may be considered to comply with a set of underwriting standards, even if one or more specific criteria included in such underwriting standards were not satisfied, if other factors compensated for the criteria that were not satisfied or the Mortgage Loan is considered to be in substantial compliance with the underwriting standards.

     Initially, a prospective mortgagor is required to complete an application designed to provide pertinent information on the prospective borrower, the property to be financed, and the type of loan desired. As part of the description of the prospective mortgagor's financial condition, the applicant is required to provide current information describing income, as well as an authorization to apply for a credit report which summarizes the applicant's credit history with merchants and lenders and any record of bankruptcy. If required by product guidelines, an employment verification is obtained either from the applicant's employer wherein the employer reports the length of employment with that organization, the current salary and an indication as to whether it is expected that the applicant will continue such employment in the future or through analysis of copies of federal withholding (IRS W-2) forms and/or current payroll earnings statements of the applicant. If a prospective mortgagor is self-employed, the applicant may be required to submit copies of signed tax returns. If required by the product guidelines, the applicant is required to authorize deposit verification at all financial institutions where the applicant has accounts. A Seller may, as part of its overall evaluation of the applicant's creditworthiness, use a credit scoring system or mortgage scoring system to evaluate in a statistical manner the expected performance of a
Mortgage Loan based on the pertinent credit information concerning the applicant provided through

                                       21

national credit bureaus, certain other information provided by the applicant and an assessment of specific mortgage loan characteristics, including loan-to-value ratio and type of loan product.

     Certain Sellers may use an automated process to assist in making credit decisions on certain mortgage loans. A prospective borrower's credit history is assigned a score based on standard criteria designed to predict the possibility of a default by the prospective borrower on a mortgage loan. An application from a prospective borrower whose score indicates a high probability of default will receive scrutiny from an underwriter who may override a decision based on the credit score. An application from a prospective borrower whose score indicates a lower probability of default is subject to less stringent underwriting guidelines and documentation standards to verify the information in the application.

     In addition, certain Sellers may maintain alternative underwriting guidelines for certain qualifying Mortgage Loans underwritten through an underwriting program ("LIMITED OR REDUCED DOCUMENTATION GUIDELINES") designed to streamline the loan underwriting process. Certain reduced loan documentation programs may not require income, employment or asset verifications. Generally, in order to be eligible for a reduced loan documentation program, the Mortgaged
Property must have a loan-to-value ratio which supports the amount of the
Mortgage Loan and the mortgagor must have a good credit history. Eligibility for such program may be determined by use of a credit scoring model.

     Once the credit report and any applicable employment and deposit documentation are received, a determination is made as to whether the prospective mortgagor has sufficient monthly income available to meet the mortgagor's monthly obligations on the proposed mortgage loan and other expenses related to the mortgaged property (such as property taxes and hazard insurance)
and to meet other financial obligations and monthly living expenses.

     To determine the adequacy of the Mortgaged Property as collateral, generally an appraisal is made of each property considered for financing. The appraisal is conducted by either a staff appraiser of the applicable Seller or an independent appraiser. The appraisal is based on various factors including the appraiser's estimate of values, giving appropriate weight to both the market value of comparable housing, as well as the cost of replacing the property. The collateral valuation of the property may also be established by an automated valuation model or be based on the tax assessed value.

     Appraisers may be required by a Seller to note on their appraisal any environmental hazard the appraiser becomes aware of while appraising the property. Properties with contaminated water or septic may be ineligible for financing by certain originators. EPA Lead Paint requirements for notice and an inspection period are standard for properties built before 1978. Properties containing other hazards may be eligible for financing if the appraiser can value the property showing the impact of the hazard, and the borrower executes a
"hold harmless" letter to the lender.

     If required, the title insurance policy may include Environmental
Protection Lien Endorsement coverage (ALTA Form 8.1 or its equivalent) excepting only Superliens which may arise after the loan is made. See "Certain Legal
Aspects of the Mortgage Loans--Environmental Considerations."

     With respect to certain mortgage loans, the underwriting of such mortgage loans may be based on data obtained by parties, other than the applicable
Seller, that are involved at various stages in the mortgage origination or acquisition process. This typically occurs under circumstances in which loans are subject to more than one approval process, as when correspondents, certain mortgage brokers or similar entities that have been approved by a Seller to process loans on its behalf, or independent contractors hired by such Seller to perform underwriting services on its behalf make initial determinations as to the consistency of loans with such Seller's underwriting guidelines. The underwriting of mortgage loans acquired by a Seller pursuant to a delegated underwriting arrangement with a correspondent may not be reviewed prior to acquisition of the mortgage loan by such Seller although the mortgage loan file may be reviewed by such Seller to confirm that certain documents are included in the file. Instead, such Seller may rely on (i) the correspondent's representations that such mortgage loan was underwritten in

                                       22

accordance with such Seller's underwriting standards and (ii) a post-purchase review of a sampling of all mortgage loans acquired from such originator. In addition, in order to be eligible to sell mortgage loans to such Seller pursuant to a delegated underwriting arrangement, the originator must meet certain requirements including, among other things, certain quality, operational and financial guidelines.

     Certain states where the Mortgaged Properties securing the Mortgage Notes are located are "antideficiency" states where, in general, lenders providing credit on one-to-four-family properties must look solely to the property for repayment in the event of foreclosure, see "Certain Legal Aspects of the
Mortgage Loans--Anti-Deficiency Legislation, the Bankruptcy Code and Other
Limitations on Lenders." The underwriting guidelines in all states (including anti-deficiency states) require that the value of the property being financed, as indicated by the appraisal, currently supports and is anticipated to support in the future the outstanding loan balance and provides sufficient value to mitigate the effects of adverse shifts in real estate values, although there can be no assurance that such value will support the outstanding loan balance in the future.

     Mortgage Loans originated with Loan-to-Value Ratios in excess of 80% may be covered by primary mortgage insurance. The "LOAN-TO-VALUE RATIO" is the ratio, expressed as a percentage, of the principal amount of the Mortgage Loan at origination to the lesser of (i) the appraised value of the related Mortgaged
Property, as established by an appraisal obtained by the originator prior to origination or an automated valuation model or tax assessed value (if permitted within program guidelines as an appraisal alternative), or (ii) the sale price for such property. For the purpose of calculating the Loan-to-Value Ratio of any
Mortgage Loan that is the result of the refinancing (including a refinancing for
"equity take out" purposes) of an existing mortgage loan, the appraised value of the related Mortgaged Property may be determined by reference to an appraisal obtained in connection with the origination of the replacement loan.

     Certain of the Mortgage Loans may be purchased by the Depositor either directly or through an affiliate in negotiated transactions, and such negotiated transactions may be governed by contractual agreements. The contractual agreements with Sellers may provide the commitment by the Depositor or an affiliate to accept the delivery of a certain dollar amount of mortgage loans over a specific period of time; this commitment may allow for the delivery of mortgage loans one at a time or in multiples as aggregated by the Seller. Many of the contractual agreements allow the delegation of all underwriting functions to the Seller, who will represent that the Mortgage Loans have been originated in accordance with underwriting standards agreed to by the Depositor or its affiliate. In the event such standards differ naturally from those set forth above, the related Prospectus Supplement will describe such standards.

Bank of America General
Underwriting Standards

     Each mortgage loan underwritten by Bank of America under its general underwriting standards is underwritten in accordance with guidelines established in the Bank of America's Product and Policy Guides (the "PRODUCT GUIDES"). These
underwriting standards applied by Bank of America in originating or acquiring mortgage loans are intended to evaluate the applicants' repayment ability, credit standing and assets available for downpayment, closing costs and cash reserves. Additionally, guidelines are established regarding the adequacy of the property as collateral for the loan requested. The underwriting standards as established in the Product Guides are continuously updated to reflect prevailing conditions in the residential market, new mortgage products, and the investment market for residential mortgage loans.

     The use of standardized underwriting guidelines does not imply that each specific criterion was satisfied individually. Bank of America will consider a mortgage loan to be originated in accordance with a given set of guidelines if, based on an overall qualitative evaluation, the loan is in substantial compliance with such underwriting guidelines. Even if one or more specific criteria included in such underwriting guidelines were not satisfied, if other factors compensated for the standards that were not

                                       23

satisfied, the mortgage loan may be considered to be in substantial compliance with the underwriting guidelines.

     The real estate lending processes for one- to four-family mortgage loans follow standard procedures, designed to comply with applicable federal and state laws and regulations. Initially, a prospective borrower is required to complete an application designed to provide pertinent information about the prospective borrower, the property to be financed and the type of loan desired. Information regarding the property to be financed may be provided by the prospective borrower after Bank of America has approved, subject to review of the property to be financed, a loan to the prospective borrower. As part of the description of the prospective borrower's financial condition, Bank of America generally requires a description of income and obtains a credit report, which summarizes the prospective borrower's credit history with merchants and lenders and any public records, such as bankruptcy. If required by product guidelines, an employment verification providing current and historical income information and/or a telephonic employment confirmation is obtained. Such employment verification may be obtained, either through analysis of the prospective borrower's recent pay stub and/or W-2 forms for the most recent two years, relevant portions of the most recent two years' tax returns, or from the prospective borrower's employer, wherein the employer reports the length of employment and current salary with that organization. Self-employed prospective borrowers generally are required to submit relevant portions of their federal tax returns for the past two years.

     Bank of America may, as part of its overall evaluation of a prospective borrower's creditworthiness, use Credit Scores or a combination of Credit Scores and Mortgage Scores. "CREDIT SCORES" are statistical credit scores designed to assess a borrower's creditworthiness and likelihood to default on a consumer obligation over a two-year period based on a borrower's credit history. Credit
Scores were not developed to predict the likelihood of default on mortgage loans and, accordingly, may not be indicative of the ability of a mortgagor to repay its Mortgage Loan. A "MORTGAGE SCORE" takes into account not only a borrower's credit history but also uses statistics to predict how the majority of loans with common characteristics in a broad group of the population will perform in the future. The Mortgage Score used by Bank of America will either have been developed by Bank of America or by a third party and approved by Bank of
America. Some mortgage loans originated by Bank of America may have no Credit
Score or Mortgage Score or have a Credit Score that Bank of America believes, as a result of other factors, is not predictive of a borrower's capacity and willingness to pay. In those cases, Bank of America will obtain an alternative credit history that has at least three credit references, one of which is housing related. A prospective borrower with (1) a higher Credit Score or (2) a higher Credit Score and Mortgage Score, which, in either event, indicates a more favorable credit history, is eligible for one of Bank of America's accelerated processing programs (the "ACCELERATED PROCESSING PROGRAMS"). Loans in the
Accelerated Processing Programs (which include, among others, the All-Ready Home and Rate Reduction Refinance programs described below) are subject to less stringent documentation requirements.

     Once the credit report and any applicable employment and deposit documentation are received, a determination is made as to whether the prospective mortgagor has sufficient monthly income available (i) to meet the mortgagor's monthly obligations on the proposed mortgage loan and other expenses related to the mortgaged property (such as property taxes and hazard insurance)
and (ii) to meet other financial obligations and monthly living expenses.

     To determine the adequacy of the mortgaged property as collateral, generally an independent appraisal is made of each mortgaged property considered for financing. In certain instances the appraisal may be conducted by an employee of Bank of America or an affiliate. The evaluation is based on the appraiser's estimate of value, giving appropriate weight to both the market value of comparable housing, as well as the cost of replacing the mortgaged property. If the loan is a refinance of a loan currently serviced by Bank of
America, or carries a conforming loan amount, the collateral valuation of the property may be established by an automated valuation or the tax assessed value.

                                       24

     Mortgage loans will generally be covered by an appropriate standard form
American Land Title Association ("ALTA") title insurance policy, or a substantially similar policy or form of insurance acceptable to FNMA or FHLMC, or if the related mortgaged property is located in a jurisdiction where such policies are generally not available, an opinion of counsel of the type customarily rendered in such jurisdiction in lieu of title insurance will be obtained instead. Notwithstanding the foregoing, certain mortgage loans that are not purchase money mortgage loans or that have principal balances less than certain specified amounts may not be covered by title insurance policies, although title searches are performed in connection with the origination of such mortgage loans. The Depositor will represent and warrant to the Trustee of any
Trust Estate that the Mortgaged Property related to each Mortgage Loan
(including each Mortgage Loan for which a title search is performed in lieu of obtaining a title insurance policy) is free and clear of all encumbrances and liens having priority over the first lien of the related Mortgage, subject to certain limited exceptions. However, in the event that a lien senior to the lien of the Mortgage related to a Mortgage Loan for which a title search is performed in lieu of obtaining a title insurance policy is found to exist, the sole recourse of the Trustee will be against the Depositor for breach of its representation and warranty. The Trustee will not have recourse against any title insurance company or other party.

     Certain states where the mortgaged properties securing the mortgage loans are located are "antideficiency" states, where, in general, lenders providing credit on one-to-four family properties must look solely to the property for repayment in the event of foreclosure. See "Certain Legal Aspects of the
Mortgage Loans -- Anti-Deficiency Legislation, the Bankruptcy Code and Other
Limitations on Lenders" in this Prospectus. Bank of America's underwriting guidelines in all states (including anti-deficiency states) require that the value of the mortgaged property being financed currently supports and is anticipated to support in the future the outstanding loan balance and provides sufficient value to mitigate the effects of adverse shifts in real estate values, although there can be no assurance that such value will support the outstanding loan balance in the future.

     Bank of America may provide secondary financing to a borrower contemporaneously with the origination of the first mortgage loan but only if the first mortgage loan does not have a Loan-to-Value Ratio exceeding 80% and a combined loan-to-value ratio exceeding 95%. The underwriting guidelines applied to the first mortgage loan are based on the combined higher loan-to-value ratio with the exception of the requirement of primary mortgage insurance and loan amount limit. Secondary financing by a lender other than Bank of America is not prohibited but the terms of such financing are subject to review by Bank of
America and may not be as stringent as the Bank of America's underwriting guidelines for secondary financing.

     Bank of America may originate new mortgage loans under its "ALL-READY HOME"
mortgage refinance program. Under this program, a borrower whose mortgage loan is serviced by Bank of America may be eligible for a reduced documentation refinancing if the borrower's mortgage loan has had no delinquent payments in the previous twelve months and the only change is to the mortgage interest rate or term of the mortgage loan. In addition, under its "RATE REDUCTION REFINANCE"
program, Bank of America may offer to refinance a mortgage loan to reduce the mortgage interest rate and/or change the amortization schedule for a borrower who has indicated an interest in refinancing or who has requested payoff information, through the extension of a replacement mortgage loan or the modification of the existing mortgage loan, provided the borrower has had no delinquent mortgage loan payments in the previous twelve months. In such cases,
Bank of America will not apply any significant borrower credit or property underwriting standards. Mortgage Loans initially included in the Trust Estate for a particular Series may have been the subject of a refinancing described above. To the extent a borrower becomes eligible for such a refinancing after his or her Mortgage Loan has been included in a particular Trust Estate, such
Mortgage Loan could be refinanced resulting in a prepayment of such Mortgage
Loan. See "Prepayment and Yield Considerations--Weighed Average Life of
Certificates."

                                       25

Bank of America Alternative
Underwriting Standards

     In addition to the general underwriting standards described above under
"--Bank of America General Underwriting Standards," Bank of America provides for certain alternative underwriting programs for qualified borrowers, some of which are Accelerated Processing Programs.

     Bank of America's "STATED INCOME PROGRAM" provides applicants with a strong credit and asset base the ability to obtain home loans with no income verification and a debt-to-income ratio calculation based on income the applicant discloses on the application. Under the Stated Income Program, applicants who have steady employment and complex sources of income or rapidly expanding incomes may be eligible. The Stated Income Program is designed to meet the needs of applicants who have demonstrated a high regard for their financial obligations as evidenced by a minimum Credit Score. Salaried and self-employed applicants must have a minimum of two years of continuous employment with the same employer or in the same line of work. A verbal verification of employment confirming the applicant's date of employment, job status and title is required.

     Bank of America's "NO RATIO LOAN PROGRAM" provides applicants with a strong credit and asset base ability to obtain home loans with no income verification or debt-to-income ratio calculation. Under this program, the borrower does not state his income at the time of loan application. The applicant must evidence a propensity and capacity to save and to maintain stable employment, defined as a minimum of two years in the same line of work. A verbal verification of employment information provided in the application, without reference to income, takes place under this program. While income information is not provided, the borrower must continue to provide documentation of his assets used for down payment, closing costs, and reserves.

     Bank of America's "100% LTV PROGRAM" provides applicants with a consistent, responsible regard for their financial obligations, as evidenced by a minimum
Credit Score, the ability to obtain a home loan with no down payment. The 100%
LTV Program also permits Loan-to-Value Ratios of up to 103% (including closing costs and prepaid items in an amount up to 3% of the value of the mortgaged property). Under this program, Bank of America verifies income, assets and employment.

     In addition, Bank of America may provide secondary financing to a borrower contemporaneously with the origination of the first mortgage loan but only if the first mortgage loan does not have a Loan-to- Value Ratio exceeding 80% and a combined loan-to-value ratio exceeding 100%. The alternative underwriting guidelines applied to the first mortgage loan are based on the combined higher loan-to-value ratio with the exception of the requirement of primary mortgage insurance and loan amount limit.

REPRESENTATIONS AND WARRANTIES

     In connection with the transfer of the Mortgage Loans related to any Series by the Depositor to the Trust Estate, the Depositor will generally make certain representations and warranties regarding the Mortgage Loans. If so indicated in the applicable Prospectus Supplement, the Depositor may, rather than itself making representations and warranties, cause the representations and warranties made by the Seller in connection with its sale of Mortgage Loans to the
Depositor or to another affiliate of the Depositor to be assigned to the Trust
Estate. In such cases, the Seller's representations and warranties may have been made as of a date prior to the date of execution of the Pooling and Servicing
Agreement. Such representations and warranties (whether made by the Depositor or another party) will generally include the following with respect to the Mortgage
Loans, or each Mortgage Loan, as the case may be: (i) the schedule of Mortgage
Loans appearing as an exhibit to such Pooling and Servicing Agreement is correct in all material respects at the date or dates respecting which such information is furnished as specified therein; (ii) immediately prior to the transfer and assignment contemplated by the Pooling and Servicing Agreement, the Depositor is
the sole owner and holder of the Mortgage Loan, free and clear of any and all

                                       26

liens, pledges, charges or security interests of any nature and has full right and authority to sell and assign the same; (iii) to the knowledge of the representing party, no Mortgage Note or Mortgage is subject to any right of rescission, set-off, counterclaim or defense; (iv) the Mortgage Loan (a) is covered by a title insurance policy, (b) a title search has been done showing no lien, subject to certain limited exceptions, senior to the first lien of the
Mortgage or (c) in the case of any Mortgage Loan secured by a Mortgaged Property located in a jurisdiction where such policies are generally not available, an opinion of counsel of the type customarily rendered in such jurisdiction in lieu of title insurance is instead received; (v) subject to certain limited exceptions, the Mortgage is a valid, subsisting and enforceable first lien on the related Mortgaged Property; (vi) the Mortgaged Property is undamaged by water, fire, earthquake or earth movement, windstorm, flood, tornado or similar casualty (excluding casualty from the presence of hazardous wastes or hazardous substances, as to which no representation is made), so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended; (vii) all payments required to be made up to the Due Date immediately preceding the Cut-Off Date for such Mortgage Loan under the terms of the related Mortgage Note have been made and no Mortgage Loan had more than one delinquency in the 12 months preceding the Cut-Off Date; and
(viii) any and all requirements of any federal, state or local law with respect to the origination of the Mortgage Loans including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, all applicable predatory and abusive lending laws, equal credit opportunity or disclosure laws applicable to the Mortgage Loans have been complied with.

     No representations or warranties are made by the Depositor or any other party as to the environmental condition of any Mortgaged Property including the absence, presence or effect of hazardous wastes or hazardous substances on such
Mortgaged Property or any effect from the presence or effect of hazardous wastes or hazardous substances on, near or emanating from such Mortgaged Property. See
"Certain Legal Aspects of the Mortgage Loans--Environmental Considerations."

     See "The Pooling and Servicing Agreement--Assignment of Mortgage Loans to
the Trustee" for a description of the limited remedies available in connection with breaches of the foregoing representations and warranties. In addition to those remedies, in the case of a breach of the representation that a Mortgage
Loan at the time of its origination complied with any applicable federal, state or local predatory or abusive lending laws, the Depositor (or other party making such representation) will be required to pay any costs or damages incurred by the Trust as a result of the violation of such laws.

                         DESCRIPTION OF THE CERTIFICATES

GENERAL

     Each Series of Certificates will include one or more Classes. Any Class of
Certificates may consist of two or more non-severable components, each of which may exhibit any of the principal or interest payment characteristics described herein with respect to a Class of Certificates. A Series may include one or more
Classes of Certificates entitled, to the extent of funds available, to (i)
principal and interest distributions in respect of the related Mortgage Loans,
(ii) principal distributions, with no interest distributions, (iii) interest distributions, with no principal distributions or (iv) such other distributions as are described in the applicable Prospectus Supplement.

     Each Series of Certificates will be issued on the date specified in the applicable Prospectus Supplement (the "CLOSING DATE") pursuant to a Pooling and
Servicing Agreement (the "POOLING AND SERVICING AGREEMENT") among the Depositor, the Servicer(s) (or, if applicable, the Master Servicer), and the Trustee named in the applicable Prospectus Supplement. An illustrative form of Pooling and
Servicing Agreement has been filed as an exhibit to the registration statement of which this Prospectus is a part. The following summaries describe material provisions common to the Certificates and to each Pooling and Servicing
Agreement. The summaries are subject to, and are qualified by reference to, the further material provisions of the Pooling and Servicing Agreement for each specific Series of Certificates, as described in

                                       27

the applicable Prospectus Supplement. Wherever particular sections or defined terms of the Pooling and Servicing Agreement are referred to, such sections or defined terms are thereby incorporated herein by reference from the form of
Pooling and Servicing Agreement filed as an exhibit to the registration statement.

     Distributions to holders of Certificates (the "CERTIFICATEHOLDERS") of all
Series (other than the final distribution in retirement of the Certificates)
will be made by check mailed to the address of the person entitled thereto
(which in the case of Book-Entry Certificates will be Cede as nominee for DTC)
as it appears on the certificate register, except that, with respect to any holder of a Certificate evidencing not less than a certain minimum denomination set forth in the applicable Prospectus Supplement, distributions will be made by wire transfer in immediately available funds, provided that the Trustee or the
Paying Agent acting on behalf of the Trustee shall have been furnished with appropriate wiring instructions not less than seven business days prior to the related Distribution Date. The final distribution in retirement of Certificates will be made only upon presentation and surrender of the Certificates at the office or agency maintained by the Trustee or other entity for such purpose, as specified in the final distribution notice to Certificateholders.

     Each Series of Certificates will represent ownership interests in the related Trust Estate. An election may be made to treat the Trust Estate (or one or more segregated pools of assets therein) with respect to a Series of
Certificates as a REMIC. If such an election is made, such Series will consist of one or more Classes of Certificates that will represent "regular interests"
within the meaning of Code Section 860G(a)(1) (such Class or Classes collectively referred to as the "REGULAR CERTIFICATES") and one Class of
Certificates with respect to each REMIC that will be designated as the "residual interest" within the meaning of Code Section 860G(a)(2) (the "RESIDUAL
CERTIFICATES") representing the right to receive distributions as specified in the Prospectus Supplement for such Series. See "Federal Income Tax
Consequences."

     The Depositor may sell certain Classes of the Certificates of a Series, including one or more Classes of Subordinated Certificates, in privately negotiated transactions exempt from registration under the Securities Act.
Alternatively, if so specified in a Prospectus Supplement relating to such
Subordinated Certificates, the Depositor may offer one or more Classes of the
Subordinated Certificates of a Series by means of this Prospectus and such
Prospectus Supplement.

DEFINITIVE FORM

     Certificates of a Series that are issued in fully-registered, certificated form are referred to herein as "DEFINITIVE CERTIFICATES." Distributions of principal of, and interest on, the Definitive Certificates will be made directly to holders of Definitive Certificates in accordance with the procedures set forth in the Pooling and Servicing Agreement. The Definitive Certificates of a
Series offered hereby and by means of the applicable Prospectus Supplements will be transferable and exchangeable at the office or agency maintained by the
Trustee or such other entity for such purpose set forth in the applicable
Prospectus Supplement. No service charge will be made for any transfer or exchange of Definitive Certificates, but the Trustee or such other entity may require payment of a sum sufficient to cover any tax or other governmental charge in connection with such transfer or exchange.

     In the event that an election is made to treat the Trust Estate (or one or more segregated pools of assets therein) as a REMIC, the "residual interest"
thereof will be issued as a Definitive Certificate. No legal or beneficial interest in all or any portion of any "residual interest" may be transferred without the receipt by the transferor and the Trustee of an affidavit signed by the transferee stating, among other things, that the transferee (i) is not a disqualified organization within the meaning of Code Section 860E(e) or an agent
(including a broker, nominee or middleman) thereof and (ii) understands that it may incur tax liabilities in excess of any cash flows generated by the residual interest. Further, the transferee must state in the affidavit that it (a)
historically has paid its debts as they have come due, (b) intends to

                                       28

pay its debts as they come due in the future and (c) intends to pay taxes associated with holding the residual interest as they become due. The transferor must certify to the Trustee that, as of the time of the transfer, it has no actual knowledge that any of the statements made in the transferee affidavit are false and no reason to know that the statements made by the transferee pursuant to clauses (a), (b) and (c) of the preceding sentence are false. See "Federal
Income Tax Consequences--Federal Income Tax Consequences for REMIC
Certificates--Taxation of Residual Certificates--Tax-Related Restrictions on
Transfer of Residual Certificates."

BOOK-ENTRY FORM

     Each Class of the Book-Entry Certificates of a Series initially will be represented by one or more physical certificates registered in the name of Cede
& Co. ("CEDE"), as nominee of DTC, which will be the "holder" or
"Certificateholder" of such Certificates, as such terms are used herein. No person acquiring an interest in a Book-Entry Certificate (a "BENEFICIAL OWNER")
will be entitled to receive a Definitive Certificate representing such person's interest in the Book-Entry Certificate, except as set forth below. Unless and until Definitive Certificates are issued under the limited circumstances described herein, all references to actions taken by Certificateholders or holders shall, in the case of the Book-Entry Certificates, refer to actions taken by DTC upon instructions from its DTC Participants, and all references herein to distributions, notices, reports and statements to Certificateholders or holders shall, in the case of the Book-Entry Certificates, refer to distributions, notices, reports and statements to DTC or Cede, as the registered holder of the Book-Entry Certificates, as the case may be, for distribution to
Beneficial Owners in accordance with DTC procedures.

     DTC is a limited purpose trust company organized under the laws of the
State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a
"clearing agency" registered pursuant to Section 17A of the Securities Exchange
Act of 1934, as amended. DTC was created to hold securities for its participating organizations ("DTC PARTICIPANTS") and to facilitate the clearance and settlement of securities transactions among DTC Participants through electronic book entries, thereby eliminating the need for physical movement of certificates. DTC Participants include securities brokers and dealers (which may include any underwriter identified in the Prospectus Supplement applicable to any Series), banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to banks, brokers, dealers, trust companies and other institutions that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly ("INDIRECT DTC
PARTICIPANTS").

     Under the rules, regulations and procedures creating and affecting DTC and its operations (the "RULES"), DTC is required to make book-entry transfers of
Book-Entry Certificates among DTC Participants on whose behalf it acts with respect to the Book-Entry Certificates and to receive and transmit distributions of principal of and interest on the Book-Entry Certificates. DTC Participants and Indirect DTC Participants with which Beneficial Owners have accounts with respect to the Book-Entry Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective
Beneficial Owners.

     Beneficial Owners that are not DTC Participants or Indirect DTC
Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, Book-Entry Certificates may do so only through DTC
Participants and Indirect DTC Participants. In addition, Beneficial Owners will receive all distributions of principal and interest from the Trustee, or a
Paying Agent on behalf of the Trustee, through DTC Participants. DTC will forward such distributions to its DTC Participants, which thereafter will forward them to Indirect DTC Participants or Beneficial Owners. Beneficial
Owners will not be recognized by the Trustee, any Servicer, or the Master
Servicer or any Paying Agent as Certificateholders, as such term is used in the
Pooling and Servicing Agreement, and Beneficial Owners will be permitted to exercise the rights of Certificateholders only indirectly through DTC and its
DTC Participants.

                                       29

     Because DTC can only act on behalf of DTC Participants, who in turn act on behalf of Indirect DTC Participants and certain banks, the ability of a
Beneficial Owner to pledge Book-Entry Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such
Book- Entry Certificates, may be limited due to the lack of a physical certificate for such Book-Entry Certificates. In addition, under a book-entry format, Beneficial Owners may experience delays in their receipt of payments, since distributions will be made by the Trustee, or a Paying Agent on behalf of the Trustee, to Cede, as nominee for DTC.

     DTC has advised the Depositor that it will take any action permitted to be taken by a Certificateholder under the Pooling and Servicing Agreement only at the direction of one or more DTC Participants to whose accounts with DTC the
Book-Entry Certificates are credited. Additionally, DTC has advised the
Depositor that it will take such actions with respect to specified Voting
Interests only at the direction of and on behalf of DTC Participants whose holdings of Book-Entry Certificates evidence such specified Voting Interests.
DTC may take conflicting actions with respect to Voting Interests to the extent that DTC Participants whose holdings of Book-Entry Certificates evidence such
Voting Interests authorize divergent action.

     None of the Depositor, any Servicer, the Master Servicer or the Trustee
will have any responsibility for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Book-Entry
Certificates held by Cede, as nominee for DTC, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. In the event of the insolvency of DTC, a DTC Participant or an Indirect DTC Participant
in whose name Book-Entry Certificates are registered, the ability of the
Beneficial Owners of such Book-Entry Certificates to obtain timely payment and, if the limits of applicable insurance coverage by the Securities Investor
Protection Corporation are exceeded or if such coverage is otherwise unavailable, ultimate payment, of amounts distributable with respect to such
Book-Entry Certificates may be impaired.

     The Book-Entry Certificates will be converted to Definitive Certificates and reissued to Beneficial Owners or their nominees, rather than to DTC or its nominee, only if DTC advises the Trustee in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the Book-Entry Certificates and the Trustee is unable to locate a qualified successor or under such other circumstances as described in the related Prospectus Supplement.

     Upon the occurrence of any event described in the immediately preceding paragraph, the Trustee will be required to notify all Beneficial Owners through
DTC Participants of the availability of Definitive Certificates. Upon surrender by DTC of the physical certificates representing the Book-Entry Certificates and receipt of instructions for re-registration, the Trustee will reissue the
Book-Entry Certificates as Definitive Certificates to Beneficial Owners. The
procedures relating to payment on and transfer of Certificates initially issued as Definitive Certificates will thereafter apply to those Book-Entry
Certificates that have been reissued as Definitive Certificates.

DISTRIBUTIONS TO CERTIFICATEHOLDERS

     General. On each Distribution Date, each holder of a Certificate of a Class will be entitled to receive its Certificate's Percentage Interest of the portion of the Pool Distribution Amount allocated to such Class. Generally, the undivided percentage interest (the "PERCENTAGE INTEREST") represented by any
Certificate of a Class in distributions to such Class will be equal to the percentage obtained by dividing the initial principal balance (or notional amount) of such Certificate by the aggregate initial principal balance (or notional amount) of all Certificates of such Class.

     In general, the funds available for distribution to Certificateholders of a
Series of Certificates with respect to each Distribution Date for such Series
(the "POOL DISTRIBUTION AMOUNT") will be the sum of all previously undistributed payments or other receipts on account of principal (including principal prepayments and Liquidation Proceeds, if any) and interest on or in respect of the related Mortgage Loans

                                       30

received by the related Servicer after the Cut-Off Date (except for amounts due on or prior to the Cut-Off Date), or received by the related Servicer on or prior to the Cut-Off Date but due after the Cut-Off Date, in either case received on or prior to the business day preceding the Determination Date in the month in which such Distribution Date occurs, plus all Periodic Advances with respect to payments due to be received on the Mortgage Loans on the Due Date preceding such Distribution Date, but excluding the following:

          (a) amounts received as late payments of principal or interest respecting which one or more unreimbursed Periodic Advances has been made;

          (b) that portion of Liquidation Proceeds with respect to a Mortgage
     Loan which represents any unreimbursed Periodic Advances;

          (c) those portions of each payment of interest on a particular
     Mortgage Loan which represent (i) the Fixed Retained Yield, if any, (ii)
     the applicable Servicing Fee, (iii) the applicable Master Servicing Fee, if any, (iv) the Trustee Fee and (v) any other amounts described in the applicable Prospectus Supplement;

          (d) all amounts representing scheduled payments of principal and interest due after the Due Date occurring in the month in which such
     Distribution Date occurs;

          (e) all proceeds (including Liquidation Proceeds other than, in certain cases as specified in the applicable Prospectus Supplement,
     Liquidation Proceeds which were received prior to the related Servicer's determination that no further recoveries on a defaulted Mortgage Loan will be forthcoming ("PARTIAL LIQUIDATION PROCEEDS")) of any Mortgage Loans, or
     property acquired in respect thereof, that were liquidated, foreclosed, purchased or repurchased pursuant to the applicable Pooling and Servicing
     Agreement, which proceeds were received on or after the Due Date occurring in the month in which such Distribution Date occurs and all principal prepayments in full, partial principal prepayments and Partial Liquidation
     Proceeds received by the related Servicer on or after the Determination
     Date (or, with respect to any such amount, and if specified in the applicable Prospectus Supplement, the Due Date) occurring in the month in which such Distribution Date occurs, and all related payments of interest on such amounts;

          (f) that portion of Liquidation Proceeds which represents any unpaid
     Servicing Fees, Master Servicing Fee or any Trustee Fee to which the related Servicer, the Trustee or the Master Servicer, respectively, is entitled and any unpaid Fixed Retained Yield;

          (g) if an election has been made to treat the applicable Trust Estate as a REMIC, any Liquidation Profits with respect to such Distribution Date;

          (h) all amounts representing certain expenses reimbursable to the
     Master Servicer or any Servicer and other amounts permitted to be withdrawn by the Master Servicer or such Servicer from the Certificate Account, in each case pursuant to the applicable Pooling and Servicing Agreement;

          (i) all amounts in the nature of late fees, assumption fees, prepayment fees and similar fees which the related Servicer is entitled to retain pursuant to the applicable Underlying Servicing Agreement or applicable Pooling and Servicing Agreement;

          (j) reinvestment earnings on payments received in respect of the
     Mortgage Loans; and

          (k) any recovery of an amount in respect of principal which had previously been allocated as a realized loss to such Series of
     Certificates.

     The applicable Prospectus Supplement for a Series will describe any variation in the calculation of the Pool Distribution Amount for such Series.

                                       31

     "FORECLOSURE PROFITS" with respect to a Distribution Date and a liquidated
Mortgage Loan will be the excess of the amount by which net Liquidation Proceeds on such liquidated Mortgage Loan exceed the unpaid principal balance thereof plus accrued interest thereon at the Mortgage Interest Rate.

     Distributions of Interest. With respect to each Series of Certificates, interest on the related Mortgage Loans at the weighted average of the applicable
Net Mortgage Interest Rates thereof, will be passed through monthly to holders of the related Classes of Certificates in the aggregate, in accordance with the particular terms of each such Class of Certificates. The "NET MORTGAGE INTEREST
RATE" for each Mortgage Loan in a given period will equal the mortgage interest rate for such Mortgage Loan in such period, as specified in the related Mortgage
Note (the "MORTGAGE INTEREST RATE"), less the portion thereof, if any, not contained in the Trust Estate (the "FIXED RETAINED YIELD"), and less amounts payable to the Servicer for servicing the Mortgage Loan (the "SERVICING FEE"), the fee payable to the Master Servicer, if any (the "MASTER SERVICING FEE"), the
fee payable to the Trustee (the "TRUSTEE FEE") and any related expenses specified in the applicable Prospectus Supplement.

     Interest will accrue on the principal balance (or notional amount, as described below) of each Class of Certificates entitled to interest at the
Pass-Through Rate for such Class indicated in the applicable Prospectus
Supplement (which may be a fixed rate or an adjustable rate) from the date and for the periods specified in such Prospectus Supplement. To the extent the Pool
Distribution Amount is available therefor, interest accrued during each such specified period on each Class of Certificates entitled to interest (other than a Class that provides for interest that accrues, but is not currently payable, referred to hereinafter as "ACCRUAL CERTIFICATES") will be distributable on the
Distribution Dates specified in the applicable Prospectus Supplement until the principal balance (or notional amount) of such Class has been reduced to zero.
Distributions allocable to interest on each Certificate that is not entitled to distributions allocable to principal will generally be calculated based on the notional amount of such Certificate. The notional amount of a Certificate will not evidence an interest in or entitlement to distributions allocable to principal but will be solely for convenience in expressing the calculation of interest and for certain other purposes.

     With respect to any Class of Accrual Certificates, any interest that has accrued but is not paid on a given Distribution Date will be added to the principal balance of such Class of Certificates on that Distribution Date.
Distributions of interest on each Class of Accrual Certificates will commence only after the occurrence of the events or the existence of the circumstance specified in such Prospectus Supplement and, prior to such time, or in the absence of such circumstances, the principal balance of such Class will increase on each Distribution Date by the amount of interest that accrued on such Class during the preceding interest accrual period but that was not required to be distributed to such Class on such Distribution Date. Any such Class of Accrual
Certificates will thereafter accrue interest on its outstanding principal balance as so adjusted.

     Distributions of Principal. The principal balance of any Class of
Certificates entitled to distributions of principal will generally be the original principal balance of such Class specified in such Prospectus
Supplement, reduced by all distributions reported to the holders of such
Certificates as allocable to principal and any losses on the related Mortgage
Loans allocated to such Class of Certificates and (i) in the case of Accrual
Certificates, increased by all interest accrued but not then distributable on such Accrual Certificates and (ii) in the case of a Series of Certificates representing interests in a Trust Estate containing adjustable-rate Mortgage
Loans, increased by any Deferred Interest allocable to such Class. The principal balance of a Class of Certificates generally represents the maximum specified dollar amount (exclusive of any interest that may accrue on such Class to which the holder thereof is entitled from the cash flow on the related Mortgage Loans at such time) and will decline to the extent of distributions in reduction of the principal balance of, and allocations of losses to, such Class. Certificates with no principal balance will not receive distributions in respect of principal. The applicable Prospectus Supplement will specify the method by which the amount of principal to be distributed on the Certificates

                                       32

on each Distribution Date will be calculated and the manner in which such amount will be allocated among the Classes of Certificates entitled to distributions of principal.

     If so provided in the applicable Prospectus Supplement, one or more Classes of Senior Certificates will be entitled to receive all or a disproportionate percentage of the payments of principal that are received from borrowers in advance of their scheduled due dates and are not accompanied by amounts representing scheduled interest due after the months of such payments or of other unscheduled principal receipts or recoveries in the percentages and under the circumstances or for the periods specified in such Prospectus Supplement.
Any such allocation of principal prepayments or other unscheduled receipts or recoveries in respect of principal to such Class or Classes of Senior
Certificates will have the effect of accelerating the amortization of such
Senior Certificates while increasing the interests evidenced by the Subordinated
Certificates in the Trust Estate. Increasing the interests of the Subordinated
Certificates relative to that of the Senior Certificates is intended to preserve the availability of the subordination provided by the Subordinated Certificates.

     If specified in the applicable Prospectus Supplement, the rights of the holders of the Subordinated Certificates of a Series of Certificates for which credit enhancement is provided through subordination to receive distributions with respect to the Mortgage Loans in the related Trust Estate will be subordinated to such rights of the holders of the Senior Certificates of the same Series to the extent described below, except as otherwise set forth in such
Prospectus Supplement. This subordination is intended to enhance the likelihood of regular receipt by holders of Senior Certificates of the full amount of scheduled monthly payments of principal and interest due them and to provide limited protection to the holders of the Senior Certificates against losses due to mortgagor defaults.

     The protection afforded to the holders of Senior Certificates of a Series of Certificates for which credit enhancement is provided by the subordination feature described above will be effected by (i) the preferential right of such holders to receive, prior to any distribution being made in respect of the related Subordinated Certificates on each Distribution Date, current distributions on the related Mortgage Loans of principal and interest due them on each Distribution Date out of the funds available for distribution on such date in the related Certificate Account, (ii) by the right of such holders to receive future distributions on the Mortgage Loans that would otherwise have been payable to the holders of Subordinated Certificates and/or iii) by the prior allocation to the Subordinated Certificates of all or a portion of losses realized on the related Mortgage Loans.

     Losses realized on liquidated Mortgage Loans (other than, if specified in the applicable Prospectus Supplement, Excess Special Hazard Losses, Excess Fraud
Losses and Excess Bankruptcy Losses as described below) will be allocated to the holders of Subordinated Certificates through a reduction of the amount of principal payments on the Mortgage Loans to which such holders are entitled before any corresponding reduction is made in respect of the Senior Certificate.

     A "SPECIAL HAZARD LOSS" is a loss on a liquidated Mortgage Loan occurring as a result of a hazard not insured against under a standard hazard insurance policy of the type described herein under "Servicing of the Mortgage
Loans--Insurance Policies." A "FRAUD LOSS" is a loss on a liquidated Mortgage
Loan as to which there was fraud in the origination of such Mortgage Loan. A
"BANKRUPTCY LOSS" is a loss on a liquidated Mortgage Loan attributable to certain actions which may be taken by a bankruptcy court in connection with a
Mortgage Loan, including a reduction by a bankruptcy court of the principal balance of or the interest rate on a Mortgage Loan or an extension of its maturity. Special Hazard Losses in excess of the amount specified in the applicable Prospectus Supplement (the "SPECIAL HAZARD LOSS AMOUNT") are "EXCESS
SPECIAL HAZARD LOSSES." Fraud Losses in excess of the amount specified in the applicable Prospectus Supplement (the "FRAUD LOSS AMOUNT") are "EXCESS FRAUD
LOSSES." Bankruptcy losses in excess of the amount specified in the applicable
Prospectus Supplement (the "BANKRUPTCY LOSS AMOUNT") are "EXCESS BANKRUPTCY
LOSSES." Any Excess Special Hazard Losses, Excess Fraud Losses or Excess
Bankruptcy Losses with respect to a Series will be allocated on a

                                       33

pro rata basis among the related Classes of Senior and Subordinated
Certificates. An allocation of a loss on a "pro rata basis" among two or more
Classes of Certificates means an allocation on a pro rata basis to each such
Class of Certificates on the basis of their then-outstanding principal balances in the case of the principal portion of a loss or based on the accrued interest thereon in the case of an interest portion of a loss.

     Since the Special Hazard Loss Amount, Fraud Loss Amount and Bankruptcy Loss
Amount for a Series of Certificates are each expected to be less than the amount of principal payments on the Mortgage Loans to which the holders of the
Subordinated Certificates of such Series are initially entitled (such amount being subject to reduction, as described above, as a result of allocation of losses on liquidated Mortgage Loans that are not Special Hazard Losses, Fraud
Losses or Bankruptcy Losses), the holders of Subordinated Certificates of such
Series will bear the risk of Special Hazard Losses, Fraud Losses and Bankruptcy
Losses to a lesser extent than they will bear other losses on liquidated
Mortgage Loans.

     Although the subordination feature described above is intended to enhance the likelihood of timely payment of principal and interest to the holders of
Senior Certificates, shortfalls could result in certain circumstances. For example, a shortfall in the payment of principal otherwise due the holders of
Senior Certificates could occur if losses realized on the Mortgage Loans in a
Trust Estate were exceptionally high and were concentrated in a particular month.

     The holders of Subordinated Certificates will not be required to refund any amounts previously properly distributed to them, regardless of whether there are sufficient funds on a subsequent Distribution Date to make a full distribution to holders of each Class of Senior Certificates of the same Series.

CATEGORIES OF CLASSES OF CERTIFICATES

     The Certificates of any Series may be comprised of one or more Classes.
Such Classes, in general, fall into different categories. The following chart identifies and generally defines certain of the more typical categories. The
Prospectus Supplement for a Series of Certificates may identify the Classes which comprise such Series by reference to the following categories or another category specified in the Prospectus Supplement.

                                       34

                                 PRINCIPAL TYPES

CATEGORIES OF CLASSES                 DEFINITIONS

ACCRETION DIRECTED
   CERTIFICATES....................   A Class of Certificates that receives
                                      principal payments from amounts that would
                                      otherwise be distributed as interest on
                                      specified Accrual Certificates. Such
                                      principal payments may be in lieu of or in
                                      addition to principal payments from
                                      principal receipts on the Mortgage Loans
                                      for the related Series.

COMPANION CERTIFICATES (ALSO
   SOMETIMES REFERRED TO AS
   "SUPPORT CERTIFICATES").........   A Class of Certificates that is entitled
                                      to receive principal payments on any
                                      Distribution Date only if scheduled
                                      payments have been made on specified
                                      Planned Amortization Certificates,
                                      Targeted Amortization Certificates and/or
                                      Scheduled Amortization Certificates.

COMPONENT CERTIFICATES.............   A Class of Certificates consisting of two
                                      or more specified components (each, a
                                      "COMPONENT"), as described in the
                                      applicable Prospectus Supplement. The
                                      Components of a Class of Component
                                      Certificates may have different principal
                                      and/or interest payment characteristics
                                      but together constitute a single class and
                                      do not represent severable interests. Each
                                      Component of a Class of Component
                                      Certificates may be identified as falling
                                      into one or more of the categories in this
                                      chart.

LOCKOUT CERTIFICATES...............   A Class of Senior Certificates that is
                                      designed not to participate in or to
                                      participate to a limited extent in (i.e.,
                                      to be "locked out" of ), for a specified
                                      period, the receipt of (1) principal
                                      prepayments on the Mortgage Loans that are
                                      allocated disproportionately to the
                                      Classes of Senior Certificates of such
                                      Series as a group pursuant to a "shifting
                                      interest" structure and/or (2) scheduled
                                      principal payments on the Mortgage Loans
                                      that are allocated to the senior Classes
                                      as a group. A Class of Lockout
                                      Certificates will typically not be
                                      entitled to receive, or will be entitled
                                      to receive only a restricted portion of,
                                      distributions of principal prepayments
                                      and/or scheduled principal prepayments, as
                                      applicable, for a period of several years,
                                      during which time all or a portion of such
                                      principal payments that it would otherwise
                                      be entitled to receive in the absence of a
                                      "lockout" structure will be distributed in
                                      reduction of the Principal Balances of
                                      other Senior Certificates. Lockout
                                      Certificates are designed to minimize
                                      weighted average life volatility during
                                      the lockout period.

NOTIONAL AMOUNT CERTIFICATES.......   A Class of Certificates having no
                                      principal balance and bearing interest on
                                      the related notional amount. The notional
                                      amount is a hypothetical balance used for
                                      calculating interest distributions.

PASS-THROUGH CERTIFICATES..........   A Class of Senior Certificates that is
                                      entitled to receive a specified percentage
                                      of the principal payments that are
                                      distributable to the Senior Certificates
                                      or applicable group of Senior Certificates
                                      (other

                                       35

                                      than any Ratio Strip Certificates) in the
                                      aggregate on a Distribution Date and that
                                      is not designated as a Class of Sequential
                                      Pay Certificates.

PLANNED AMORTIZATION CERTIFICATES
   (ALSO SOMETIMES REFERRED TO AS
   "PAC CERTIFICATES").............   A Class of Certificates that is designed
                                      to receive principal payments using a
                                      predetermined principal balance schedule
                                      derived by assuming two constant
                                      prepayment rates for the underlying
                                      Mortgage Loans. These two rates are the
                                      endpoints for the "structuring range" for
                                      a Class of Planned Amortization
                                      Certificates. The Classes of Planned
                                      Amortization Certificates in any Series
                                      may be subdivided into different
                                      categories (e.g., Planned Amortization I
                                      Certificates ("PAC I CERTIFICATES"),
                                      Planned Amortization II Certificates ("PAC
                                      II CERTIFICATES") and so forth) derived
                                      using different structuring ranges and/or
                                      payment priorities. A Class of PAC
                                      Certificates is designed to provide
                                      protection against prepayments occurring
                                      at a constant rate within the structuring
                                      range.

RATIO STRIP CERTIFICATES...........   A Class of Certificates that is entitled
                                      to receive a constant proportion, or
                                      "ratio strip," of the principal payments
                                      on the underlying Mortgage Loans.

SCHEDULED AMORTIZATION
   CERTIFICATES....................   A Class of Certificates that is designed
                                      to receive principal payments using a
                                      predetermined principal balance schedule
                                      but is not designated as a Class of
                                      Planned Amortization Certificates or
                                      Targeted Amortization Certificates. The
                                      schedule is derived by assuming either two
                                      constant prepayment rates or a single
                                      constant prepayment rate for the
                                      underlying Mortgage Loans. In the former
                                      case, the two rates are the endpoints for
                                      the "structuring range" for a Class of
                                      Scheduled Amortization Certificates and
                                      such range generally is narrower than that
                                      for a Class of Planned Amortization
                                      Certificates. Typically, the Companion
                                      Certificates for the applicable Series of
                                      Certificates generally will represent a
                                      smaller percentage of a Class of Scheduled
                                      Amortization Certificates than the
                                      Companion Certificates generally would
                                      represent in relation to a Class of
                                      Planned Amortization Certificates or
                                      Targeted Amortization Certificates. A
                                      Class of Scheduled Amortization
                                      Certificates is generally less sensitive
                                      to prepayments than a Class of Companion
                                      Certificates, but more sensitive than a
                                      Class of Planned Amortization Certificates
                                      or Targeted Amortization Certificates.

SENIOR CERTIFICATES................   A Class of Certificates that is entitled
                                      to receive payments of principal and
                                      interest on each Distribution Date prior
                                      to the Classes of Subordinated
                                      Certificates.

SEQUENTIAL PAY CERTIFICATES........   Classes of Certificates that are entitled
                                      to receive principal payments in a
                                      prescribed sequence, that do not have
                                      predetermined principal

                                       36

                                      balance schedules and that, in most cases,
                                      are entitled to receive payments of
                                      principal continuously from the first
                                      Distribution Date on which they receive
                                      principal until they are retired. A Class
                                      of Sequential Pay Certificates may receive
                                      principal payments concurrently with one
                                      or more other Classes of Sequential Pay
                                      Certificates.

SUBORDINATED CERTIFICATES..........   A Class of Certificates that is entitled
                                      to receive payments of principal and
                                      interest on each Distribution Date only
                                      after the Senior Certificates and Classes
                                      of Subordinated Certificates with higher
                                      priority of distributions have received
                                      their full principal and interest
                                      entitlements.

SUPER SENIOR CERTIFICATES..........   A Class of Senior Certificates that will
                                      not bear its share of certain losses after
                                      the Classes of Subordinated Certificates
                                      are no longer outstanding for so long as
                                      one or more specified Classes of Senior
                                      Certificates are outstanding.

SUPER SENIOR SUPPORT
   CERTIFICATES....................   A Class of Senior Certificates that bears
                                      certain losses allocated to one or more
                                      Classes of Super Senior Certificates.

TARGETED AMORTIZATION CERTIFICATES
   (ALSO SOMETIMES REFERRED TO AS
   "TAC CERTIFICATES").............   A Class of Certificates that is designed
                                      to receive principal payments using a
                                      predetermined principal balance schedule
                                      derived by assuming a single constant
                                      prepayment rate for the underlying
                                      Mortgage Loans. A Class of TAC
                                      Certificates is designed to provide some
                                      protection against prepayments at a rate
                                      exceeding the assumed constant prepayment
                                      rate used to derive such Class's principal
                                      balance schedule.

                                 INTEREST TYPES

CATEGORIES OF CLASS                   DEFINITIONS

ACCRUAL CERTIFICATES...............   A Class of Certificates that accretes the
                                      amount of accrued interest otherwise
                                      distributable on such Class, which amount
                                      will be added as principal to the
                                      principal balance of such Class on each
                                      applicable Distribution Date. Such
                                      accretion may continue until some
                                      specified event has occurred or until the
                                      Class of Accrual Certificates is retired.

FIXED RATE CERTIFICATES............   A Class of Certificates with an interest
                                      rate that is fixed throughout the life of
                                      the Class.

FLOATING RATE CERTIFICATES.........   A Class of Certificates with an interest
                                      rate that resets periodically based upon a
                                      designated index and that varies directly
                                      with changes in such index.

                                       37

INTEREST ONLY CERTIFICATES.........   A Class of Certificates that is entitled
                                      to receive some or all of the interest
                                      payments made on the Mortgage Loans and
                                      little or no principal. Interest Only
                                      Certificates have either a nominal
                                      principal balance or a notional amount. A
                                      nominal principal balance represents
                                      actual principal that will be paid on the
                                      Class. It is referred to as nominal since
                                      it is extremely small compared to other
                                      Classes. A notional amount is the amount
                                      used as a reference to calculate the
                                      amount of Interest due on a Class of
                                      Interest Only Certificates that is not
                                      entitled to any distributions in respect
                                      of principal.

INVERSE FLOATING RATE
   CERTIFICATES....................   A Class of Certificates with an interest
                                      rate that resets periodically based upon a
                                      designated index and that varies inversely
                                      with changes in such index and with
                                      changes in the interest rate payable on
                                      the related Class of Floating Rate
                                      Certificates.

PRINCIPAL ONLY CERTIFICATES........   A Class of Certificates that does not bear
                                      interest and is entitled to receive only
                                      distributions in respect of principal.

STEP COUPON CERTIFICATES...........   A Class of Certificates with a fixed
                                      interest rate that is reduced to a lower
                                      fixed rate after a specified period of
                                      time. The difference between the initial
                                      interest rate and the lower interest rate
                                      will be supported by a reserve fund
                                      established on the Closing Date.

VARIABLE RATE CERTIFICATES.........   A Class of Certificates with an interest
                                      rate that resets periodically and is
                                      calculated by reference to the rate or
                                      rates of interest applicable to the
                                      Mortgage Loans.

OTHER CREDIT ENHANCEMENT

     In addition to, or in substitution for, the subordination discussed above, credit enhancement may be provided with respect to any Series of Certificates in any other manner which may be described in the applicable Prospectus Supplement, including, but not limited to, credit enhancement through an alternative form of subordination and/or one or more of the methods described below.

     Limited Guarantee. If so specified in the Prospectus Supplement with respect to a Series of Certificates, credit enhancement may be provided in the form of a limited guarantee issued by a guarantor named therein.

                                       38

     Financial Guaranty Insurance Policy or Surety Bond. If so specified in the
Prospectus Supplement with respect to a Series of Certificates, credit enhancement may be provided in the form of a financial guaranty insurance policy or a surety bond issued by an insurer named therein.

     Letter of Credit. Alternative credit support with respect to a Series of
Certificates may be provided by the issuance of a letter of credit by the bank or financial institution specified in the applicable Prospectus Supplement. The coverage, amount and frequency of any reduction in coverage provided by a letter of credit issued with respect to a Series of Certificates will be set forth in the Prospectus Supplement relating to such Series.

     Pool Insurance Policy. If so specified in the Prospectus Supplement relating to a Series of Certificates, the Seller will obtain a pool insurance policy for the Mortgage Loans in the related Trust Estate. The pool insurance policy will cover any loss (subject to the limitations described in the applicable Prospectus Supplement) by reason of default to the extent a related
Mortgage Loan is not covered by any primary mortgage insurance policy. The amount and principal terms of any such coverage will be set forth in the
Prospectus Supplement.

     Special Hazard Insurance Policy. If so specified in the applicable
Prospectus Supplement, for each Series of Certificates as to which a pool insurance policy is provided, the Depositor will also obtain a special hazard insurance policy for the related Trust Estate in the amount set forth in such
Prospectus Supplement. The special hazard insurance policy will, subject to the limitations described in the applicable Prospectus Supplement, protect against loss by reason of damage to Mortgaged Properties caused by certain hazards not insured against under the standard form of hazard insurance policy for the respective states in which the Mortgaged Properties are located. The amount and principal terms of any such coverage will be set forth in the Prospectus
Supplement.

     Mortgagor Bankruptcy Bond. If so specified in the applicable Prospectus
Supplement, losses resulting from a bankruptcy proceeding relating to a mortgagor affecting the Mortgage Loans in a Trust Estate with respect to a
Series of Certificates will be covered under a mortgagor bankruptcy bond (or any other instrument that will not result in a downgrading of the rating of the
Certificates of a Series by the Rating Agency or Rating Agencies that rated such
Series). Any mortgagor bankruptcy bond or such other instrument will provide for coverage in an amount meeting the criteria of the Rating Agency or Rating
Agencies rating the Certificates of the related Series, which amount will be set forth in the applicable Prospectus Supplement. The principal terms of any such coverage will be set forth in the Prospectus Supplement.

     Reserve Fund. If so specified in the applicable Prospectus Supplement, credit enhancement with respect to a Series of Certificates may be provided by the establishment of one or more reserve funds (each, a "RESERVE FUND") for such
Series.

     The Reserve Fund for a Series may be funded (i) by the deposit therein of cash, U.S. Treasury securities or instruments evidencing ownership of principal or interest payments thereon, letters of credit, demand notes, certificates of deposit or a combination thereof in the aggregate amount specified in the applicable Prospectus Supplement, (ii) by the deposit therein from time to time of certain amounts, as specified in the applicable Prospectus Supplement, to which the certain Classes of Certificates would otherwise be entitled or (iii)
in such other manner as may be specified in the applicable Prospectus
Supplement.

     Cross Support. If specified in the applicable Prospectus Supplement, the beneficial ownership of separate groups of Mortgage Loans included in a Trust
Estate may be evidenced by separate Classes of Certificates. In such case, credit support may be provided by a cross support feature which requires that distributions be made with respect to certain Classes from mortgage loan payments that would otherwise be distributed to Subordinated Certificates evidencing a beneficial ownership interest in other loan groups

                                       39

within the same Trust Estate. As a result, the amount of credit enhancement available to a Class of Certificates against future losses on the Mortgage Loans in which such Class represents an interest may be reduced as the result of losses on a group of Mortgage Loans in which such Class has no interest. The applicable Prospectus Supplement for a Series that includes a cross support feature will describe the specific operation of any such cross support feature.

CASH FLOW AGREEMENTS

     If specified in the Prospectus Supplement, the Trust Estate may include guaranteed investment contracts pursuant to which moneys held in the funds and accounts established for the related Series of Certificates will be invested at a specified rate. The Trust Estate may also include certain other agreements, such as interest rate exchange or swap agreements, interest rate cap or floor agreements, or similar agreements provided to reduce the effects of interest rate fluctuations on the assets or on one or more Classes of Certificates. The principal terms of any such guaranteed investment contract or other agreement
(any such agreement, a "CASH FLOW AGREEMENT"), including, without limitation, provisions relating to the timing, manner and amount of payments thereunder and provisions relating to the termination thereof, will be described in the
Prospectus Supplement for the related Series of Certificates. In addition, the related Prospectus Supplement will provide certain information with respect to the obligor under any such Cash Flow Agreement.

                       PREPAYMENT AND YIELD CONSIDERATIONS

PASS-THROUGH RATES

     Any Class of Certificates of a Series may have a fixed Pass-Through Rate, or a Pass-Through Rate which varies based on changes in an index or based on changes with respect to the underlying Mortgage Loans (such as, for example, varying on the basis of changes in the weighted average Net Mortgage Interest
Rate of the underlying Mortgage Loans).

     The Prospectus Supplement for each Series will specify the range and the weighted average of the Mortgage Interest Rates and, if applicable, Net Mortgage
Interest Rates for the Mortgage Loans underlying such Series as of the Cut-Off
Date. If the Trust Estate includes adjustable-rate Mortgage Loans or Net 5 Loans or includes Mortgage Loans with different Net Mortgage Interest Rates, the weighted average Net Mortgage Interest Rate may vary from time to time as set forth below. See "The Trust Estates." The Prospectus Supplement for a Series
will also specify the initial Pass-Through Rate for each Class of Certificates of such Series and will specify whether each such Pass-Through Rate is fixed or is variable.

     The Net Mortgage Interest Rate for any adjustable-rate Mortgage Loan will change with any changes in the index specified in the applicable Prospectus
Supplement on which such Mortgage Interest Rate adjustments are based, subject to any applicable periodic or aggregate caps or floors on the related Mortgage
Interest Rate. The weighted average Net Mortgage Interest Rate with respect to any Series may vary due to changes in the Net Mortgage Interest Rates of adjustable-rate Mortgage Loans, to the timing of the Mortgage Interest Rate readjustments of such Mortgage Loans and to different rates of payment of principal of fixed- or adjustable-rate Mortgage Loans bearing different Mortgage
Interest Rates.

SCHEDULED DELAYS IN DISTRIBUTIONS

     At the date of initial issuance of the Certificates of each Series offered hereby, the initial purchasers of a Class of Certificates may be required to pay accrued interest at the applicable Pass-Through Rate for such Class from the
Cut-Off Date for such Series to, but not including, the date of issuance. The effective yield to Certificateholders will be below the yield otherwise produced by the applicable Pass-Through Rate because the distribution of principal and interest which is due on each Due Date will not be made

                                       40

until the 25th day (or, if such day is not a business day, the first business day following the 25th day) of the month in which such Due Date occurs (or until such other Distribution Date specified in the applicable Prospectus Supplement).

EFFECT OF PRINCIPAL PREPAYMENTS

     When a Mortgage Loan is prepaid in full, the mortgagor pays interest on the amount prepaid only to the date of prepayment and not thereafter. Liquidation
Proceeds and amounts received in settlement of insurance claims are also likely to include interest only to the time of payment or settlement. When a Mortgage
Loan is prepaid in full or in part, an interest shortfall may result depending on the timing of the receipt of the prepayment and the timing of when those prepayments are passed through to Certificateholders. To partially mitigate this reduction in yield, the Pooling and Servicing Agreement and/or Underlying
Servicing Agreements relating to a Series may provide, to the extent specified in the applicable Prospectus Supplement, that with respect to certain principal prepayments received, the applicable Servicer or the Master Servicer will be obligated, on or before each Distribution Date, to pay an amount equal to the lesser of (i) the aggregate interest shortfall with respect to such Distribution
Date resulting from such principal prepayments by mortgagors and (ii) all or a portion of the Servicer's or the Master Servicer's, as applicable, servicing compensation for such Distribution Date specified in the applicable Prospectus
Supplement. No comparable interest shortfall coverage will be provided by the
Servicer or the Master Servicer with respect to liquidations of any Mortgage
Loans. Any interest shortfall arising from liquidations will be covered by means of the subordination of the rights of Subordinated Certificateholders or any other credit support arrangements.

     A lower rate of principal prepayments than anticipated would negatively affect the total return to investors in any Certificates of a Series that are offered at a discount to their principal amount and a higher rate of principal prepayments than anticipated would negatively affect the total return to investors in the Certificates of a Series that are offered at a premium to their principal amount. The yield on Certificates that are entitled solely or disproportionately to distributions of principal or interest may be particularly sensitive to prepayment rates, and further information with respect to yield on such Certificates will be included in the applicable Prospectus Supplement.

WEIGHTED AVERAGE LIFE OF CERTIFICATES

     The Mortgage Loans may be prepaid in full or in part at any time. The
Mortgage Loans generally will not provide for a prepayment penalty but may so provide if indicated in the related Prospectus Supplement. Fixed-rate Mortgage
Loans generally will contain due-on-sale clauses permitting the mortgagee to accelerate the maturities of the Mortgage Loans upon conveyance of the related
Mortgaged Properties, and adjustable-rate Mortgage Loans generally will permit creditworthy borrowers to assume the then-outstanding indebtedness on the
Mortgage Loans.

     Prepayments on Mortgage Loans are commonly measured relative to a prepayment standard or model. The Prospectus Supplement for each Series of
Certificates may describe one or more such prepayment standards or models and contain tables setting forth the weighted average life of each Class and the percentage of the original aggregate principal balance of each Class that would be outstanding on specified Distribution Dates for such Series and the projected yields to maturity on certain Classes thereof, in each case based on the assumptions stated in such Prospectus Supplement, including assumptions that prepayments on the Mortgage Loans are made at rates corresponding to various percentages of the prepayment standard or model specified in such Prospectus
Supplement.

     There is no assurance that prepayment of the Mortgage Loans underlying a
Series of Certificates will conform to any level of the prepayment standard or model specified in the applicable Prospectus Supplement. A number of factors, including but not limited to homeowner mobility, economic conditions, natural disasters, changes in mortgagors' housing needs, job transfers, unemployment or, in the case of

                                       41

borrowers relying on commission income and self-employed borrowers, significant fluctuations in income or adverse economic conditions, mortgagors' net equity in the properties securing the mortgage loans, including the use of second or "home equity" mortgage loans by mortgagors or the use of the properties as second or vacation homes, servicing decisions, enforceability of due-on-sale clauses, mortgage market interest rates, mortgage recording taxes, competition among mortgage loan originators resulting in reduced refinancing costs, reduction in documentation requirements and willingness to accept higher loan-to-value ratios, and the availability of mortgage funds, may affect prepayment experience. In general, however, if prevailing mortgage interest rates fall below the Mortgage Interest Rates borne by the Mortgage Loans underlying a
Series of Certificates, the prepayment rates of such Mortgage Loans are likely to be higher than if prevailing rates remain at or above the rates borne by such
Mortgage Loans. Conversely, if prevailing mortgage interest rates rise above the
Mortgage Interest Rates borne by the Mortgage Loans, the Mortgage Loans are likely to experience a lower prepayment rate than if prevailing rates remain at or below such Mortgage Interest Rates. However, there can be no assurance that prepayments will rise or fall according to such changes in mortgage interest rates. It should be noted that Certificates of a Series may evidence an interest in a Trust Estate with different Mortgage Interest Rates. Accordingly, the prepayment experience of such Certificates will to some extent be a function of the mix of interest rates of the Mortgage Loans. In addition, the terms of the
Underlying Servicing Agreements will require the related Servicer to enforce any due-on-sale clause to the extent it has knowledge of the conveyance or the proposed conveyance of the underlying Mortgaged Property; provided, however, that any enforcement action that the Servicer determines would jeopardize any recovery under any related primary mortgage insurance policy will not be required and provided, further, that the Servicer may permit the assumption of defaulted Mortgage Loans. See "Servicing of the Mortgage Loans--Enforcement of
"Due-on-Sale" Clauses; Realization Upon Defaulted Mortgage Loans" and "Certain
Legal Aspects of the Mortgage Loans--"Due-On-Sale" Clauses" for a description of certain provisions of each Pooling and Servicing Agreement and certain legal developments that may affect the prepayment experience on the Mortgage Loans.

     At the request of a borrower, a Servicer, including Bank of America, may allow the refinancing of a Mortgage Loan in any Trust Estate serviced by such
Servicer by accepting prepayments thereon and permitting a new mortgage loan secured by a mortgage on the same property. Upon such refinancing, the new mortgage loan will not be included in the Trust Estate. A borrower may be legally entitled to require the Servicer to allow such a refinancing. Any such refinancing will have the same effect as a prepayment in full of the related
Mortgage Loan. In this regard a Servicer, including Bank of America, may, from time to time, implement programs designed to encourage refinancing through such
Servicer, including but not limited to general or targeted solicitations, or the offering of pre-approved applications, reduced or nominal origination fees or closing costs, or other financial incentives. A Servicer may also encourage refinancing of defaulted Mortgage Loans, or may encourage the assumption of defaulted Mortgage Loans by creditworthy borrowers.

     Provided that a borrower has been current in his or her mortgage loan payment obligations in the previous twelve months, Bank of America may agree to refinance a mortgage loan in order to reduce the borrower's mortgage interest rate or change the term of the mortgage loan through a reduced documentation refinancing. In addition, in the case of certain borrowers who have indicated an interest in refinancing or who have requested payoff information, Bank of
America may refinance the existing mortgage loan through the extension of a replacement mortgage loan or the modification of the existing mortgage loan, with minimal new borrower credit or property underwriting standards. Any such refinancing will have the same effect as a prepayment in full of the related mortgage loan. See "The Mortgage Loan Programs--Mortgage Loan Underwriting--Bank
of America General Underwriting Standards." The streamlined procedures, minimal borrower cost and minimal underwriting standards associated with Bank of
America's refinancing programs may result in an increase in the number of mortgage loans eligible for refinancing and a narrowing of the mortgage interest rate differential that may otherwise need to exist before a refinancing is practical and economical for the borrower. These factors,

                                       42

together with generally increased borrower sophistication regarding the benefits of refinancing, may also result in a significant increase in the rate of prepayments on the Mortgage Loans.

     The Depositor will be obligated, under certain circumstances, to repurchase certain of the Mortgage Loans. In addition, if specified in the applicable
Prospectus Supplement, the Pooling and Servicing Agreement will permit, but not require, the Depositor, and the terms of certain insurance policies relating to the Mortgage Loans may permit the applicable insurer, to purchase any Mortgage
Loan which is in default or as to which default is reasonably foreseeable. The proceeds of any such purchase or repurchase will be deposited in the related
Certificate Account and such purchase or repurchase will have the same effect as a prepayment in full of the related Mortgage Loan. See "The Pooling and
Servicing Agreement--Assignment of Mortgage Loans to the Trustee" and
"--Optional Purchases." In addition, if so specified in the applicable
Prospectus Supplement, the Depositor or another person identified therein will have the option to purchase all, but not less than all, of the Mortgage Loans in any Trust Estate under the limited conditions specified in such Prospectus
Supplement. For any Series of Certificates for which an election has been made to treat the Trust Estate (or one or more segregated pools of assets therein) as a REMIC, any such purchase or repurchase may be effected only pursuant to a
"qualified liquidation," as defined in Code Section 860F(a)(4)(A). See "The
Pooling and Servicing Agreement--Termination; Optional Purchase of Mortgage
Loans."

                         SERVICING OF THE MORTGAGE LOANS

     The following includes a summary of the material provisions of the form of
Pooling and Servicing Agreement that has been filed as an exhibit to the registration statement of which this Prospectus forms a part. Such summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Pooling and Servicing Agreement for each Series of Certificates and the applicable Prospectus Supplement.

THE MASTER SERVICER

     In the event that there is more than one Servicer with respect to the
Mortgage Loans related to a Series or the sole Servicer is not an affiliate of the Depositor, a master servicer may act as the Master Servicer with respect to such Series of Certificates. The Master Servicer may be affiliated or unaffiliated with the Depositor. The Master Servicer generally will be responsible under each Pooling and Servicing Agreement for, among other things,
(i) administering and supervising the performance by the Servicers of their duties and responsibilities under the Underlying Servicing Agreements, (ii)
oversight of payments received on Mortgage Loans, (iii) preparation of periodic reports to the Trustee with respect to the foregoing matters, (iv) performing certain of the servicing obligations of a terminated Servicer as described below under "--The Servicers" and (v) making advances of delinquent payments of principal and interest on the Mortgage Loans to the limited extent described below under the heading "--Periodic Advances and Limitations Thereon," if such amounts are not advanced by a Servicer. The Master Servicer will also perform additional duties as described in the applicable Pooling and Servicing
Agreement. The Master Servicer will be entitled to receive a portion of the interest payments on the Mortgage Loans included in the Trust Estate for such a
Series to cover its fees as Master Servicer. The Master Servicer may subcontract with any other entity the obligations of the Master Servicer under any Pooling and Servicing Agreement. The Master Servicer will remain primarily liable for any such contractor's performance in accordance with the applicable Pooling and
Servicing Agreement. The Master Servicer may be released from its obligations in certain circumstances. See "Certain Matters Regarding the Master Servicer."

THE SERVICERS

     With respect to any Series, one or more Servicers, including Bank of
America, will provide certain customary servicing functions with respect to the
Mortgage Loans pursuant to the related Pooling and

                                       43

Servicing Agreement or separate Underlying Servicing Agreements with the
Depositor or an affiliate thereof. Such Servicers are expected to be the Sellers of the Mortgage Loans or affiliates of such Sellers. The rights of the Depositor or such affiliate under the applicable Underlying Servicing Agreements in respect of the Mortgage Loans included in the Trust Estate for any such Series will be assigned (directly or indirectly) to the Trustee for the benefit of
Certificateholders of such Series. The Servicers may be entitled to withhold their Servicing Fees and certain other fees and charges from remittances of payments received on Mortgage Loans serviced by them.

     Each Servicer generally will be approved by Fannie Mae ("FNMA") or The
Federal Home Loan Mortgage Corporation ("FHLMC") as a servicer of mortgage loans.

     The duties to be performed by each Servicer include collection and remittance of principal and interest payments on the Mortgage Loans, administration of mortgage escrow accounts, collection of insurance claims, foreclosure procedures, and, if necessary, the advance of funds to the extent certain payments are not made by the mortgagor and have not been determined by the Servicer to be not recoverable under the applicable insurance policies with respect to such Series, from proceeds of liquidation of such Mortgage Loans or otherwise. Each Servicer also will provide such accounting and reporting services as are necessary to provide required information to the Trustee or to enable the Master Servicer to provide required information to the Trustee with respect to the Mortgage Loans included in the Trust Estate for such Series. Each
Servicer is entitled to a periodic Servicing Fee equal to a specified percentage of the outstanding principal balance of each Mortgage Loan serviced by such
Servicer. The servicing obligations of a Servicer may be delegated to another person as provided in the Pooling and Servicing Agreement or Underlying
Servicing Agreement.

     The Trustee, or if so provided in the applicable Pooling and Servicing
Agreement, the Master Servicer, may terminate a Servicer who has failed to comply with its covenants or breached one of its representations contained in the Underlying Servicing Agreement or in certain other circumstances. Upon termination of a Servicer by the Trustee or the Master Servicer, the Master
Servicer will assume certain servicing obligations of the terminated Servicer, or, at its option, may appoint a substitute Servicer acceptable to the Trustee to assume the servicing obligations of the terminated Servicer. The Master
Servicer's obligations to act as substitute Servicer following the termination of an Underlying Servicing Agreement will not, however, require the Master
Servicer to purchase a Mortgage Loan from the Trust Estate due to a breach by the terminated Servicer of a representation or warranty in respect of such
Mortgage Loan.

     If Bank of America is not the sole Servicer, the Prospectus Supplement relating to such a Series of Certificates will contain information concerning recent delinquency, foreclosure and loan loss experience on the mortgage loans in any other Servicer's servicing portfolio to the extent such information is material and reasonably available to the Depositor.

FORECLOSURE AND DELINQUENCY EXPERIENCE OF BANK OF AMERICA

     The following table summarizes the delinquency and foreclosure experience on the portfolio of oneto four-family first mortgage loans originated or acquired by Bank of America or certain of its affiliates and serviced or subserviced by Bank of America, or serviced by Bank of America for others, other than (i) mortgage loans acquired through certain mergers with previously unaffiliated entities, (ii) mortgage loans with respect to which the servicing rights were acquired by Bank of America in bulk and (iii) certain mortgage loans originated at bank branches of Bank of America.

     The portfolio of mortgage loans serviced by Bank of America includes both fixed and adjustable interest rate mortgage loans, including "buydown" mortgage loans, loans with balances conforming to FHLMC's and FNMA's limits as well as jumbo loans, loans with stated maturities of 10 to 40 years and other types of mortgage loans having a variety of payment characteristics, and includes mortgage loans secured by mortgaged properties in geographic locations that may not be representative of the geographic

                                       44

distribution or concentration of the mortgaged properties securing the Mortgage
Loans in any Series. There can be no assurance that the delinquency, foreclosure and loss experience set forth below will be similar to the results that may be experienced with respect to the Mortgage Loans in a Series.

                              BANK OF AMERICA, N.A
            DELINQUENCY AND FORECLOSURE EXPERIENCE ON MORTGAGE LOANS



                                                 AT SEPTEMBER 31, 2004        AT DECEMBER 31, 2003        AT DECEMBER 31, 2002
                                               -------------------------   -------------------------   -------------------------
                                                NUMBER/     OUTSTANDING     NUMBER/     OUTSTANDING      NUMBER/    OUTSTANDING
                                                 % OF       PRINCIPAL         % OF       PRINCIPAL        % OF       PRINCIPAL
                                                MORTGAGE      AMOUNT        MORTGAGE      AMOUNT        MORTGAGE       AMOUNT
                                                 LOANS     (IN MILLIONS)     LOANS     (IN MILLIONS)      LOANS    (IN MILLIONS)
                                               ---------   -------------   ---------   -------------   ---------   -------------

Total Portfolio.............................   1,286,755    $190.647.9     1,229,050     $174,777.5    1,202,522     $168,063.2
Delinquencies*
   One Installment delinquent...............      17,810    $  1,961.6        20,406     $  2,219.3       25,415     $  2,971.5
   Percent Delinquent.......................         1.4%          1.0%          1.7%           1.3%         2.1%           1.8%
   Two Installments delinquent..............       4,374    $    447.5         5,399     $    549.9        5,952     $    625.2
   Percent Delinquent.......................         0.3%          0.2%          0.4%           0.3%         0.5%           0.4%
   Three or more installments delinquent....       5,240    $    502.4         6,294     $    615.8        6,373     $    649.5
   Percent Delinquent.......................         0.4%          0.3%          0.5%           0.4%         0.5%           0.4%
In Foreclosure..............................       4,054    $    397.0         5,449     $    548.2        5,855     $    590.1
   Percent in Foreclosure...................         0.3%          0.2%          0.4%           0.3%         0.5%           0.4%
Delinquent and in Foreclosure...............      31,478    $  3,308.5        37,548     $  3,933.2       43,595     $  4,836.4
Percent Delinquent and in Foreclosure**.....         2.4%          1.7%          3.1%           2.3%         3.6%           2.9%


----------
*    A mortgage loan is deemed to have "one installment delinquent" if any scheduled payment of principal or interest is delinquent past the end of the month in which such payment was due, "two installments delinquent" if such delinquency persists past the end of the month following the month in which such payment was due, and so forth.

**   The sums of the Percent Delinquent and Percent in Foreclosure set forth in this table may not equal the Percent Delinquent and in Foreclosure due to rounding.

PAYMENTS ON MORTGAGE LOANS

     The Trustee for each Series will establish and maintain a separate trust account in the name of the Trustee (the "CERTIFICATE ACCOUNT"). Each such account must be maintained with a depository institution (the "DEPOSITORY")
either (i) whose long-term debt obligations (or, in the case of a Depository which is part of a holding company structure, the long-term debt obligations of such parent holding company) are, at the time of any deposit therein rated in at least one of the two highest rating categories by the Rating Agency or Rating
Agencies rating the Certificates of such Series, or (ii) that is otherwise acceptable to the Rating Agency or Rating Agencies rating the Certificates of such Series and, if a REMIC election has been made, that would not cause the related Trust Estate (or one or more segregated pools of assets therein) to fail to qualify as a REMIC. To the extent that the portion of funds deposited in the
Certificate Account at any time exceeds the limit of insurance coverage established by the Federal Deposit Insurance Corporation (the "FDIC"), such excess will be subject to loss in the event of the failure of the Depository.
Such insurance coverage will be based on the number of holders of Certificates, rather than the number of underlying mortgagors. Holders of the Subordinated
Certificates of a Series will bear any such loss up to the amount of principal payments on the related Mortgage Loans to which such holders are entitled.

     Pursuant to the applicable Pooling and Servicing Agreement or the
Underlying Servicing Agreements, if any, with respect to a Series, each Servicer will be required to establish and maintain one or more accounts (collectively, the "SERVICER CUSTODIAL Account") into which the Servicer will be required to deposit on a daily basis amounts received with respect to Mortgage Loans serviced by such Servicer included in the Trust Estate for such Series, as more fully described below. Each Servicer Custodial Account must be a separate custodial account insured to the available limits by the FDIC or otherwise acceptable to the applicable Rating Agencies (such acceptable account, an
"ELIGIBLE CUSTODIAL

                                       45

ACCOUNT") and limited to funds held with respect to a particular Series, unless the Pooling and Servicing Agreement or the Underlying Servicing Agreement
specifies that a Servicer may establish an account which is an eligible account to serve as a unitary Servicer Custodial Account both for such Series and for other Series of Certificates as well as other Mortgage Loans serviced by such
Servicer.

     Each Servicer will be required to deposit in the Certificate Account for each Series of Certificates on the date the Certificates are issued any amounts representing scheduled payments of principal and interest on the Mortgage Loans serviced by such Servicer due after the applicable Cut-Off Date but received on or prior thereto. Each Servicer will be required, not later than the 24th calendar day of each month or such earlier day as may be specified in the
Pooling and Servicing Agreement or the applicable Underlying Servicing Agreement
(the "REMITTANCE DATE"), to remit to the Master Servicer for deposit in an
Eligible Custodial Account maintained by the Master Servicer in the name of the
Trustee (the "MASTER SERVICER CUSTODIAL ACCOUNT") or, if there is no Master
Servicer, to remit to the Trustee for deposit in the Certificate Account, the following payments and collections received or made by such Servicer with respect to the Mortgage Loans serviced by such Servicer subsequent to the applicable Cut-Off Date (other than (a) payments due on or before the Cut-Off
Date and (b) amounts held for future distribution):

          (i) all payments on account of principal, including prepayments, and interest;

          (ii) all amounts received by the Servicer in connection with the liquidation of defaulted Mortgage Loans or property acquired in respect thereof, whether through foreclosure sale or otherwise, including payments in connection with defaulted Mortgage Loans received from the mortgagor other than amounts required to be paid to the mortgagor pursuant to the terms of the applicable Mortgage Loan or otherwise pursuant to law
     ("LIQUIDATION PROCEEDS") less, to the extent permitted under the applicable
     Underlying Servicing Agreement, the amount of any expenses incurred in connection with the liquidation of such Mortgage Loans;

          (iii) all proceeds received by the Servicer under any title, hazard or other insurance policy covering any such Mortgage Loan, other than proceeds to be applied to the restoration or repair of the property subject to the related Mortgage or released to the mortgagor in accordance with the
     Underlying Servicing Agreement;

          (iv) all Periodic Advances made by the Servicer;

          (v) all amounts withdrawn from Buy-Down Funds or Subsidy Funds, if any, with respect to such Mortgage Loans, in accordance with the terms of the respective agreements applicable thereto;

          (vi) all proceeds of any such Mortgage Loans or property acquired in respect thereof purchased or repurchased pursuant to the Pooling and
     Servicing Agreement or the Underlying Servicing Agreement; and

          (vii) all other amounts required to be deposited therein pursuant to the applicable Pooling and Servicing Agreement or the Underlying Servicing
     Agreement.

     Notwithstanding the foregoing, if at any time the sums in (a) any Servicer
Custodial Account, other than any Eligible Custodial Account, exceed $100,000 or
(b) any such Servicer Custodial Account, in certain circumstances, exceed such amount less than $100,000 as shall have been specified by the Trustee, each
Servicer will be required within one business day to withdraw such excess funds from such account and remit such amounts to the Master Servicer Custodial
Account or the Certificate Account.

     Notwithstanding the foregoing, each Servicer will be entitled, at its election, either (a) to withhold and pay itself the applicable Servicing Fee from any payment or other recovery on account of interest as received and prior to deposit in the Servicer Custodial Account or (b) to withdraw from the
Servicer Custodial Account the applicable Servicing Fee after the entire payment or recovery has been deposited in such account.

                                       46

     The Master Servicer or Trustee will deposit in the Certificate Account any
Periodic Advances made by the Master Servicer or Trustee, as applicable, in the event of a Servicer default not later than the Distribution Date on which such amounts are required to be distributed. All other amounts deposited in the
Master Servicer Custodial Account (other than Master Servicing Fees and, to the extent the Master Servicer is entitled thereto under the applicable Pooling and
Servicing Agreement, interest on amounts in the Master Servicer Custodial
Account) are required to be remitted by the Master Servicer to the Trustee for deposit in the Certificate Account not later than the business day preceding the applicable Distribution Date. On each Distribution Date, the Trustee will withdraw from the Certificate Account and remit to Certificateholders all amounts allocable to the Pool Distribution Amount for such Distribution Date.

     If a Servicer, the Master Servicer or the Trustee deposits in the
Certificate Account for a Series any amount not required to be deposited therein, the Trustee may at any time withdraw such amount from such account for itself or for remittance to such Servicer or the Master Servicer, as applicable.
Funds on deposit in the Certificate Account may be invested in certain investments acceptable to the Rating Agencies ("ELIGIBLE INVESTMENTS") maturing in general not later than the business day preceding the next Distribution Date.
In the event that an election has been made to treat the Trust Estate (or one or more segregated pools of assets therein) with respect to a Series as a REMIC, no such Eligible Investments will be sold or disposed of at a gain prior to maturity unless the Trustee has received an opinion of counsel or other evidence satisfactory to it that such sale or disposition will not cause the Trust Estate
(or segregated pool of assets) to be subject to the tax on "prohibited transactions" imposed by Code Section 860F(a)(1), otherwise subject the Trust
Estate (or segregated pool of assets) to tax, or cause the Trust Estate (or any segregated pool of assets) to fail to qualify as a REMIC while any Certificates of the Series are outstanding. All income and gain realized from any such investment will generally be for the account of the Trustee as additional compensation and all losses from any such investment will be deposited by the
Trustee out of its own funds to the Certificate Account immediately as realized.

     The Trustee is permitted, from time to time, to make withdrawals from the
Certificate Account for the following purposes, to the extent permitted in the applicable Pooling and Servicing Agreement (and, in the case of Servicer or
Master Servicer reimbursements by the Trustee, only to the extent funds in the respective Servicer Custodial Account or Master Servicer Custodial Account are
not sufficient therefor):

          (i) to reimburse the Master Servicer, itself or any Servicer for
     Advances;

          (ii) to reimburse any Servicer for liquidation expenses and for amounts expended by the Master Servicer or any Servicer, as applicable, in connection with the restoration of damaged property;

          (iii) to pay to the Master Servicer the applicable Master Servicing
     Fee and any other amounts constituting additional master servicing compensation, to pay itself the applicable Trustee Fee, to pay any other fees described in the applicable Prospectus Supplement; and to pay to the owner thereof any Fixed Retained Yield;

          (iv) to reimburse the Master Servicer or any Servicer for certain expenses (including taxes paid on behalf of the Trust Estate) incurred by and recoverable by or reimbursable to the Master Servicer or the Servicer, as applicable;

          (v) to pay to the Depositor, a Servicer or the Master Servicer with respect to each Mortgage Loan or property acquired in respect thereof that has been repurchased by the Depositor or purchased by a Servicer or the
     Master Servicer all amounts received thereon and not distributed as of the date as of which the purchase price of such Mortgage Loan was determined;

          (vi) to pay to itself any interest earned on or investment income earned with respect to funds in the Certificate Account (all such interest or income to be withdrawn not later than the next Distribution Date);

                                       47

          (vii) to pay to the Master Servicer, the Servicer and itself from net
     Liquidation Proceeds allocable to interest, the amount of any unpaid Master
     Servicing Fee, Servicing Fees or Trustee Fees and any unpaid assumption fees, late payment charges or other mortgagor charges on the related
     Mortgage Loan;

          (viii) to withdraw from the Certificate Account any amount deposited in such account that was not required to be deposited therein; and

          (ix) to clear and terminate the Certificate Account.

     The Trustee will be authorized to appoint a paying agent (the "PAYING
AGENT") to make distributions, as agent for the Trustee, to Certificateholders of a Series. If the Paying Agent for a Series is not the Trustee for such
Series, the Trustee will, on each Distribution Date, deposit in immediately available funds in an account designated by any such Paying Agent the amount required to be distributed to the Certificateholders on such Distribution Date.

     The Trustee will cause any Paying Agent to execute and deliver to the
Trustee an instrument in which such Paying Agent agrees with the Trustee that such Paying Agent will hold all amounts deposited with it by the Trustee for distribution to Certificateholders in trust for the benefit of
Certificateholders until such amounts are distributed to Certificateholders or otherwise disposed of as provided in the applicable Pooling and Servicing
Agreement.

PERIODIC ADVANCES AND LIMITATIONS THEREON

     Generally each Servicer will be required to make (i) Periodic Advances to cover delinquent payments of principal and interest on such Mortgage Loan and
(ii) other advances of cash ("OTHER ADVANCES" and, collectively with Periodic
Advances, "ADVANCES") to cover (a) delinquent payments of taxes, insurance premiums, and other escrowed items and (b) rehabilitation expenses and foreclosure costs, including reasonable attorneys' fees, in either case unless such Servicer has determined that any subsequent payments on that Mortgage Loan or from the borrower will ultimately not be available to reimburse such Servicer for such amounts. The failure of the Servicer to make any required Periodic
Advances or Other Advances under an Underlying Servicing Agreement constitutes a default under such agreement for which the Servicer will be subject to termination. Upon default by a Servicer, the Master Servicer or the Trustee may,
in each case if so provided in the Pooling and Servicing Agreement, be required to make Periodic Advances to the extent necessary to make required distributions on certain Certificates or certain Other Advances, provided that the Master
Servicer or Trustee, as applicable, determines that funds will ultimately be available to reimburse it from proceeds of the related Mortgaged Property. In the case of Certificates of any Series for which credit enhancement is provided in the form of a mortgage pool insurance policy, the Depositor may obtain an endorsement to the mortgage pool insurance policy which obligates the pool insurer to advance delinquent payments of principal and interest. The pool insurer would only be obligated under such endorsement to the extent the mortgagor fails to make such payment and the Master Servicer or Trustee fails to make a required advance.

     The advance obligation of the Master Servicer and Trustee may be further limited to an amount specified by the Rating Agency rating the Certificates. Any such Periodic Advances by the Servicers, the Master Servicer or Trustee, as the
case may be, must be deposited into the applicable Servicer Custodial Account or the Certificate Account and will be due no later than the business day before the Distribution Date to which such delinquent payment relates. Advances by the
Servicers, the Master Servicer or Trustee, as the case may be, will be reimbursable out of insurance proceeds or Liquidation Proceeds of, or, except for Other Advances, future payments on, the Mortgage Loans for which such amounts were advanced. If an Advance made by a Servicer, the Master Servicer or the Trustee later proves, or is deemed by the Servicer, the Master Servicer or the Trustee, to be unrecoverable, such Servicer, the Master Servicer or the
Trustee, as the case may be, will be entitled to reimbursement from funds in the

                                       48

Certificate Account prior to the distribution of payments to the
Certificateholders to the extent provided in the Pooling and Servicing
Agreement.

     Any Periodic Advances made by a Servicer, the Master Servicer or the
Trustee with respect to Mortgage Loans included in the Trust Estate for any
Series are intended to enable the Trustee to make timely payment of the scheduled distributions of principal and interest on the Certificates of such
Series. However, none of the Master Servicer, the Trustee, any Servicer or any
other person will, except as specified in the applicable Prospectus Supplement with respect to credit enhancement described therein, insure or guarantee the
Certificates of any Series or the Mortgage Loans included in the Trust Estate for any Certificates.

COLLECTION AND OTHER SERVICING PROCEDURES

     Each Servicer will be required by the related Underlying Servicing
Agreement to make reasonable efforts to collect all payments called for under the Mortgage Loans and, consistent with the applicable Underlying Servicing
Agreement or the Pooling and Servicing Agreement and any applicable agreement governing any form of credit enhancement, to follow such collection procedures as it follows with respect to mortgage loans serviced by it that are comparable to the Mortgage Loans. Consistent with the above, the Servicer may, in its discretion, (i) waive any prepayment charge, assumption fee, late payment charge or any other charge in connection with the prepayment of a Mortgage Loan and
(ii) arrange with a mortgagor a schedule for the liquidation of deficiencies running for not more than 120 days (or such longer period to which the Master
Servicer and any applicable pool insurer or primary mortgage insurer have consented) after the applicable Due Date.

     Under each Underlying Servicing Agreement or the Pooling and Servicing
Agreement, each Servicer, to the extent permitted by law, will establish and maintain one or more escrow accounts (each such account, an "ESCROW ACCOUNT") in which each such Servicer will be required to deposit any payments made by mortgagors in advance for taxes, assessments, primary mortgage (if applicable)
and hazard insurance premiums and other similar items. Withdrawals from the
Escrow Account may be made to effect timely payment of taxes, assessments, mortgage and hazard insurance, to refund to mortgagors amounts determined to be overages, to pay interest to mortgagors on balances in the Escrow Account, if required, and to clear and terminate such account. Each Servicer will be responsible for the administration of its Escrow Account. A Servicer will be obligated to advance certain amounts which are not timely paid by the mortgagors, to the extent that it determines, in good faith, that they will be recoverable out of insurance proceeds, liquidation proceeds, or otherwise.
Alternatively, in lieu of establishing a Escrow Account, a Servicer may procure a performance bond or other form of insurance coverage, in an amount acceptable to the Master Servicer and each Rating Agency rating the related Series of
Certificates, covering loss occasioned by the failure to escrow such amounts.

ENFORCEMENT OF "DUE-ON-SALE CLAUSES"; REALIZATION UPON DEFAULTED MORTGAGE LOANS

     With respect to each Mortgage Loan having a fixed interest rate, the applicable Underlying Servicing Agreement or Pooling and Servicing Agreement
will generally provide that, when any Mortgaged Property is about to be conveyed by the mortgagor, the Servicer will, to the extent it has knowledge of such prospective conveyance, exercise its rights to accelerate the maturity of such
Mortgage Loan under the "due-on-sale" clause applicable thereto, if any, unless it is not exercisable under applicable law or if such exercise would result in loss of insurance coverage with respect to such Mortgage Loan or would, in the
Servicer's judgment, be reasonably likely to result in litigation by the mortgagor and such Servicer, if applicable, has not obtained the Master
Servicer's consent to such exercise. In either case, the Servicer is authorized to take or enter into an assumption and modification agreement from or with the person to whom such Mortgaged Property has been or is about to be conveyed, pursuant to which such person becomes liable under the Mortgage Note and, unless prohibited

                                       49

by applicable state law, the mortgagor remains liable thereon, provided that the
Mortgage Loan will continue to be covered by any pool insurance policy and any related primary mortgage insurance policy and the Mortgage Interest Rate with respect to such Mortgage Loan and the payment terms shall remain unchanged. The
Servicer will also be authorized, with the prior approval of the pool insurer and the primary mortgage insurer, if any, to enter into a substitution of liability agreement with such person, pursuant to which the original mortgagor is released from liability and such person is substituted as mortgagor and becomes liable under the Mortgage Note.

     Each Underlying Servicing Agreement and Pooling and Servicing Agreement
with respect to a Series will require the Servicer or the Master Servicer, as the case may be, to present claims to the insurer under any insurance policy applicable to the Mortgage Loans included in the Trust Estate for such Series and to take such reasonable steps as are necessary to permit recovery under such insurance policies with respect to defaulted Mortgage Loans, or losses on the
Mortgaged Property securing the Mortgage Loans.

     Each Servicer is obligated to realize upon defaulted Mortgage Loans in accordance with its normal servicing practices, which will conform generally to those of prudent mortgage lending institutions which service mortgage loans of the same type in the same jurisdictions. Notwithstanding the foregoing, each
Servicer is authorized to permit the assumption of a defaulted Mortgage Loan rather than to foreclose or accept a deed-in-lieu of foreclosure if, in the
Servicer's judgment, the default is unlikely to be cured and the assuming borrower meets the applicable underwriting guidelines. In connection with any such assumption, the Mortgage Interest Rate and the payment terms of the related
Mortgage Note will not be changed. Each Servicer may also, with the consent of the Master Servicer, modify the payment terms of Mortgage Loans that are in default, or as to which default is reasonably foreseeable, that remain in the
Trust Estate rather than foreclose on such Mortgage Loans; provided that no such modification shall forgive principal owing under such Mortgage Loan or permanently reduce the interest rate on such Mortgage Loan. Any such modification will be made only upon the determination by the Servicer and, if applicable, the Master Servicer that such modification is likely to increase the proceeds of such Mortgage Loan over the amount expected to be collected pursuant to foreclosure. See also "The Pooling and Servicing Agreement--Optional
Purchases," with respect to the Seller's right to repurchase Mortgage Loans that are in default, or as to which default is reasonably foreseeable. Further, a
Servicer may encourage the refinancing of such defaulted Mortgage Loans, including Mortgage Loans that would permit creditworthy borrowers to assume the outstanding indebtedness.

     In the case of foreclosure or of damage to a Mortgaged Property from an uninsured cause, the Servicer will not be required to expend its own funds to foreclose or restore any damaged property, unless it reasonably determines (i)
that such foreclosure or restoration will increase the proceeds to
Certificateholders of such Series of liquidation of the Mortgage Loan after reimbursement to the related Servicer for its expenses and (ii) that such expenses will be recoverable to it through Liquidation Proceeds or any applicable insurance policy in respect of such Mortgage Loan. In the event that
Servicer has expended its own funds for foreclosure or to restore damaged property, it will be entitled to be reimbursed from the Certificate Account for such Series an amount equal to all costs and expenses incurred by it.

     No Servicer will be obligated to foreclose on any Mortgaged Property which it believes may be contaminated with or affected by hazardous wastes or hazardous substances. See "Certain Legal Aspects of the Mortgage
Loans--Environmental Considerations." If a Servicer does not foreclose on a
Mortgaged Property, the Certificateholders of the related Series may experience a loss on the related Mortgage Loan. A Servicer will not be liable to the
Certificateholders if it fails to foreclose on a Mortgaged Property which it believes may be so contaminated or affected, even if such Mortgaged Property is, in fact, not so contaminated or affected. Conversely, a Servicer will not be liable to the Certificateholders if, based on its belief that no such contamination or effect exists, the Servicer forecloses on a Mortgaged Property and takes title to such Mortgaged Property, and thereafter such Mortgaged
Property is determined to be so contaminated or affected.

                                       50

     The Servicer may foreclose against property securing a defaulted Mortgage
Loan either by foreclosure, by sale or by strict foreclosure and in the event a deficiency judgment is available against the mortgagor or other person (see
"Certain Legal Aspects of the Mortgage Loans--Anti-Deficiency Legislation, the
Bankruptcy Code and Other Limitations on Lenders" for a discussion of the availability of deficiency judgments), may proceed for the deficiency. It is anticipated that in most cases the Servicer will not seek deficiency judgments, and will not be required under the applicable Underlying Servicing Agreement to seek deficiency judgments. In lieu of foreclosure, each Servicer may arrange for the sale by the borrower of the Mortgaged Property related to a defaulted
Mortgage Loan to a third party, rather than foreclosing upon and selling such
Mortgaged Property.

     With respect to a Trust Estate (or any segregated pool of assets therein)
as to which a REMIC election has been made, if the Trustee acquires ownership of any Mortgaged Property as a result of a default or reasonably foreseeable default of any Mortgage Loan secured by such Mortgaged Property, the Trustee or
Master Servicer will be required to dispose of such property prior to the close of the third calendar year following the year the Trust Estate acquired such property (or such shorter period as is provided in the applicable Underlying
Servicing Agreement) unless the Trustee (a) receives an opinion of counsel to the effect that the holding of the Mortgaged Property by the Trust Estate will not cause the Trust Estate to be subject to the tax on "prohibited transactions"
imposed by Code Section 860F(a)(1) or cause the Trust Estate (or any segregated pool of assets therein as to which one or more REMIC elections have been made or will be made) to fail to qualify as a REMIC or (b) applies for and is granted an extension of the applicable period in the manner contemplated by Code Section
856(e)(3). The Servicer also will be required to administer the Mortgaged
Property in a manner which does not cause the Mortgaged Property to fail to qualify as "foreclosure property" within the meaning of Code Section 860G(a)(8)
or result in the receipt by the Trust Estate of any "net income from foreclosure property" within the meaning of Code Section 860G(c)(2), respectively. In general, this would preclude the holding of the Mortgaged Property by a party acting as a dealer in such property or the receipt of rental income based on the profits of the lessee of such property. See "Federal Income Tax Consequences."

INSURANCE POLICIES

     Each Servicer will generally be required to cause to be maintained for each
Mortgage Loan (other than Mortgage Loans secured by cooperative shares and condominium apartments) a standard hazard insurance policy issued by a generally acceptable insurer insuring the improvements on the Mortgaged Property underlying such Mortgage Loan against loss by fire, with extended coverage (a
"STANDARD HAZARD INSURANCE POLICY"). Such Standard Hazard Insurance Policy will be required to be in an amount at least equal to the lesser of 100% of the insurable value of the improvements on the Mortgaged Property or the principal balance of such Mortgage Loan; provided, however, that such insurance may not be less than the minimum amount required to avoid the application of any coinsurance clause. Each Servicer will also generally maintain on property acquired upon foreclosure, or deed in lieu of foreclosure, of any Mortgage Loan, a Standard Hazard Insurance Policy in an amount that is at least equal to the lesser of 100% of the insurable value of the improvements which are a part of such property plus liability insurance and, if applicable, flood insurance as described below. Any amounts collected under any such policies (other than amounts to be applied to the restoration or repair of the Mortgaged Property or released to the borrower in accordance with normal servicing procedures) will be deposited in the Servicer Custodial Account for remittance to the Certificate
Account by the applicable Servicer.

     The Standard Hazard Insurance Policies covering the Mortgage Loans generally will cover physical damage to, or destruction of, the improvements on the Mortgaged Property caused by fire, lightning, explosion, smoke, windstorm, hail, riot, strike and civil commotion, subject to the conditions and exclusions particularized in each policy. Because the Standard Hazard Insurance Policies relating to such Mortgage Loans will be underwritten by different insurers and will cover Mortgaged Properties located in various states, such policies will not contain identical terms and conditions. The most significant terms thereof, however, generally will be determined by state law and generally will be similar. Most such

                                       51

policies typically will not cover any physical damage resulting from the following: war, revolution, governmental actions, floods and other water-related causes, earth movement (including earthquakes, landslides and mudflows), nuclear reaction, wet or dry rot, vermin, rodents, insects or domestic animals, hazardous wastes or hazardous substances, theft and, in certain cases, vandalism. The foregoing list is merely indicative of certain kinds of uninsured risks and is not all-inclusive.

     In general, if the improvements on a Mortgaged Property are located in an area identified in the Federal Register by the Federal Emergency Management
Agency as having special flood hazards (and such flood insurance has been made available) each Underlying Servicing Agreement will require the related Servicer to cause to be maintained a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration and the requirements of FNMA or FHLMC with a generally acceptable insurance carrier.

     Each Servicer may maintain a blanket policy insuring against hazard losses on all of the Mortgaged Properties in lieu of maintaining the required Standard
Hazard Insurance Policies and may maintain a blanket policy insuring against special hazards in lieu of maintaining any required flood insurance. Each
Servicer will be liable for the amount of any deductible under a blanket policy if such amount would have been covered by a required Standard Hazard Insurance
Policy or flood insurance, had it been maintained.

     Any losses incurred with respect to Mortgage Loans due to uninsured risks
(including earthquakes, mudflows, floods and hazardous wastes or hazardous substances) or insufficient hazard insurance proceeds will adversely affect distributions to the Certificateholders.

FIXED RETAINED YIELD, SERVICING COMPENSATION AND PAYMENT OF EXPENSES

     Fixed Retained Yield with respect to any Mortgage Loan is that portion, if any, of interest at the Mortgage Interest Rate that is not included in the related Trust Estate and is retained by the Depositor or a Seller. The
Prospectus Supplement for a Series will describe the Fixed Retained Yield, if any, with respect to the Mortgage Loans of such Series. If so, the Fixed
Retained Yield will be established on a loan-by-loan basis and will be specified in the schedule of Mortgage Loans attached as an exhibit to the applicable
Pooling and Servicing Agreement. If the Seller retaining the Fixed Retained
Yield is a Servicer, such Servicer may deduct the Fixed Retained Yield from mortgagor payments as received or deposit such payments in the Servicer
Custodial Account or Certificate Account for such Series and then request the
Master Servicer or the Trustee to withdraw the Fixed Retained Yield from the
Master Servicer Custodial Account or the Certificate Account for remittance to such Servicer. In the case of any Fixed Retained Yield with respect to other
Mortgage Loans, serviced by the Master Servicer or the Trustee will make withdrawals from the Master Servicer Custodial Account or the Certificate
Account for the purpose of remittances to the Owner of the Fixed Retained Yield.
Notwithstanding the foregoing, with respect to any payment of interest received relating to a Mortgage Loan (whether paid by the mortgagor or received as
Liquidation Proceeds, insurance proceeds or otherwise) which is less than the full amount of interest then due with respect to such Mortgage Loan, the owner of the Fixed Retained Yield with respect to such Mortgage Loan will bear a ratable share of such interest shortfall.

     For each Series of Certificates, each Servicer will be entitled to be paid the Servicing Fee on the related Mortgage Loans serviced by such Servicer until termination of the applicable Underlying Servicing Agreement, or the Pooling and
Servicing Agreement. A Servicer, at its election, will pay itself the Servicing
Fee for a Series with respect to each Mortgage Loan by (a) withholding the
Servicing Fee from any scheduled payment of interest prior to deposit of such payment in the Servicer Custodial Account for such Series or (b) withdrawing the
Servicing Fee from the Servicer Custodial Account after the entire interest payment has been deposited in such account. A Servicer may also pay itself out of the Liquidation Proceeds of a Mortgage Loan or other recoveries with respect thereto, or withdraw from the Servicer Custodial Account or request the Master
Servicer or the Trustee to withdraw from the Master Servicer Custodial Account or the Certificate Account for remittance to the Servicer such amounts after

                                       52

the deposit thereof in such accounts. The Servicing Fee or the range of
Servicing Fees with respect to the Mortgage Loans underlying the Certificates of a Series will be specified in the applicable Prospectus Supplement.

Additional servicing compensation in the form of prepayment charges, assumption fees, late payment charges, Liquidation Profits or otherwise will be retained by the Servicers.

     Each Servicer will pay all expenses incurred in connection with the servicing of the Mortgage Loans serviced by such Servicer underlying a Series, including, without limitation, payment of the Standard Hazard Insurance Policy premiums. The Servicer will be entitled, in certain circumstances, to reimbursement from the Certificate Account of Periodic Advances, of Other
Advances made by it to pay taxes, insurance premiums and similar items with respect to any Mortgaged Property or for expenditures incurred by it in connection with the restoration, foreclosure or liquidation of any Mortgaged
Property (to the extent of Liquidation Proceeds or insurance policy proceeds in respect of such Mortgaged Property) and of certain losses against which it is indemnified by the Trust Estate.

     As set forth in the preceding paragraph, a Servicer may be entitled to reimbursement for certain expenses incurred by it, and payment of additional fees for certain extraordinary services rendered by it (provided that such fees do not exceed those which would be charged by third parties for similar services) in connection with the liquidation of defaulted Mortgage Loans and related Mortgaged Properties. In the event that claims are either not made or are not fully paid from any applicable form of credit enhancement, the related
Trust Estate will suffer a loss to the extent that Liquidation Proceeds, after reimbursement of the Servicing Fee and the expenses of the Servicer, are less than the principal balance of the related Mortgage Loan.

EVIDENCE AS TO COMPLIANCE

     Each Servicer will deliver annually to the Trustee or Master Servicer, as applicable, on or before the date specified in the applicable Pooling and
Servicing Agreement or Underlying Servicing Agreement, an Officer's Certificate
stating that (i) a review of the activities of such Servicer during the preceding calendar year and of performance under the applicable Pooling and
Servicing Agreement or Underlying Servicing Agreement has been made under the supervision of such officer, and (ii) to the best of such officer's knowledge, based on such review, such Servicer has fulfilled all its obligations under the applicable Pooling and Servicing Agreement or Underlying Servicing Agreement
throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof. Such Officer's Certificate shall be accompanied by a statement of a firm of independent public accountants to the effect that, on the basis of an examination of certain documents and records relating to a random sample of the mortgage loans being serviced by such Servicer pursuant to such
Pooling and Servicing Agreement or Underlying Servicing Agreement and/or other similar agreements, conducted substantially in compliance with the Uniform
Single Attestation Program for Mortgage Bankers, the servicing of such mortgage loans was conducted in compliance with the provisions of the applicable
Underlying Servicing Agreement and other similar agreements, except for (i) such exceptions as such firm believes to be immaterial and (ii) such other exceptions as are set forth in such statement.

     The Master Servicer will deliver annually to the Trustee, on or before the date specified in the applicable Pooling and Servicing Agreement, an Officer's
Certificate stating that such officer has received, with respect to each
Servicer, the Officer's Certificate and accountant's statement described in the preceding paragraph, and, that on the basis of such officer's review of such information, each Servicer has fulfilled all its obligations under the applicable Underlying Servicing Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof.

                                       53

                  CERTAIN MATTERS REGARDING THE MASTER SERVICER

     In the event there is a Master Servicer with respect to a Series of
Certificates, such Master Servicer may not resign from its obligations and duties under the Pooling and Servicing Agreement for each Series without the consent of the Trustee, except upon its determination that its duties thereunder are no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities of a type and nature carried on by it. No such resignation will become effective until the Trustee for such
Series or a successor master servicer has assumed the Master Servicer's obligations and duties under the Pooling and Servicing Agreement. If the Master
Servicer resigns for any of the foregoing reasons and the Trustee is unable or unwilling to assume responsibility for its duties under the Pooling and
Servicing Agreement, it may appoint another institution to so act as described under "The Pooling and Servicing Agreement--Rights Upon Event of Default" below.

     The Pooling and Servicing Agreement will also provide that neither the
Master Servicer nor any subcontractor, nor any partner, director, officer, employee or agent of any of them, will be under any liability to the Trust
Estate or the Certificateholders, for the taking of any action or for refraining from the taking of any action in good faith pursuant to the Pooling and
Servicing Agreement, or for errors in judgment; provided, however, that neither the Master Servicer, any subcontractor, nor any such person will be protected against any liability that would otherwise be imposed by reason of willful misfeasance, bad faith or gross negligence in the performance of his or its duties or by reason of reckless disregard of his or its obligations and duties thereunder. The Pooling and Servicing Agreement will further provide that the
Master Servicer, any subcontractor, and any partner, director, officer, employee or agent of either of them shall be entitled to indemnification by the Trust
Estate and will be held harmless against any loss, liability or expense incurred in connection with any legal action relating to the Pooling and Servicing
Agreement or the Certificates, other than any loss, liability or expense incurred by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties thereunder or by reason of reckless disregard of its obligations and duties thereunder. In addition, the Pooling and Servicing
Agreement will provide that the Master Servicer will not be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its duties under the Pooling and Servicing Agreement and that in its opinion may involve it in any expense or liability. The Master Servicer may, however, in its discretion, undertake any such action deemed by it necessary or desirable with respect to the Pooling and Servicing Agreement and the rights and duties of the parties thereto and the interests of the Certificateholders thereunder. In such event, the legal expenses and costs of such action and any liability resulting therefrom will be expenses, costs and liabilities of the Trust Estate and the
Master Servicer will be entitled to be reimbursed therefor out of the
Certificate Account, and any loss to the Trust Estate arising from such right of reimbursement will be allocated first to the Subordinated Certificate of a
Series before being allocated to the related Senior Certificates, or if such
Series does not contain Subordinated Certificates, pro rata among the various
Classes of Certificates unless otherwise specified in the applicable Pooling and
Servicing Agreement.

     Any person into which the Master Servicer may be merged or consolidated, or any person resulting from any merger, conversion or consolidation to which the
Master Servicer is a party, or any person succeeding to the business through the transfer of substantially all of its assets or all assets relating to such business, or otherwise, of the Master Servicer will be the successor of the
Master Servicer under the Pooling and Servicing Agreement for each Series provided that such successor or resulting entity has a net worth of not less than $15,000,000 and is qualified to service mortgage loans for FNMA or FHLMC.

     The Master Servicer also has the right to assign its rights and delegate its duties and obligations under the Pooling and Servicing Agreement for each
Series; provided that, if the Master Servicer desires to be released from its obligations under the Pooling and Servicing Agreement, (i) the purchaser or transferee accepting such assignment or delegation is qualified to service mortgage loans for FNMA or FHLMC, (ii) the purchaser is satisfactory to the
Trustee for such Series, in the reasonable exercise of its judgment, and executes and delivers to the Trustee an agreement, in form and substance reasonably

                                       54

satisfactory to the Trustee, which contains an assumption by such purchaser or transferee of the due and punctual performance and observance of each covenant and condition to be performed or observed by the Master Servicer under the
Pooling and Servicing Agreement from and after the date of such agreement; and
(iii) each applicable Rating Agency's rating of any Certificates for such Series in effect immediately prior to such assignment, sale or transfer would not be qualified, downgraded or withdrawn as a result of such assignment, sale or transfer and the Certificates would not be placed on credit review status by any such Rating Agency. The Master Servicer will be released from its obligations under the Pooling and Servicing Agreement upon any such assignment and delegation, except that the Master Servicer will remain liable for all liabilities and obligations incurred by it prior to the time that the conditions contained in clauses (i), (ii) and (iii) above are met.

                       THE POOLING AND SERVICING AGREEMENT

ASSIGNMENT OF MORTGAGE LOANS TO THE TRUSTEE

     The Depositor will have acquired the Mortgage Loans included in each Trust
Estate pursuant to one or more agreements (each, a "SALE AGREEMENT"). In connection with the conveyance of the Mortgage Loans to the Depositor, a Seller will (i) agree to deliver to the Depositor all of the documents which the
Depositor is required to deliver to the Trustee; (ii) make certain representations and warranties to the Depositor which will be the basis of certain of the Depositor's representations and warranties to the Trustee or assign the representations and warranties made by the originator of the Mortgage
Loans; and (iii) agree to repurchase or substitute (or assign rights to a comparable agreement of the originator of the Mortgage Loans) for any Mortgage
Loan for which any document is not delivered or is found to be defective in any material respect, or which Mortgage Loan is discovered at any time not to be in conformance with the representations and warranties the Seller has made to the
Depositor and the breach of such representations and warranties materially and adversely affects the interests of the Certificateholders in the related
Mortgage Loan, if the Seller cannot deliver such document or cure such defect or breach within 60 days after notice thereof. Such agreement will inure to the benefit of the Trustee and is intended to help ensure the Depositor's performance of its limited obligation to repurchase or substitute for Mortgage
Loans. See "The Mortgage Loan Programs--Representations and Warranties" above.
To the extent specified in the related Prospectus Supplement, the applicable
Seller or other entity specified therein rather than the Depositor will have the limited obligation to repurchase or substitute for Mortgage Loans.

     At the time of issuance of each Series of Certificates, the Mortgage Loans in the related Trust Estate will, pursuant to the applicable Pooling and
Servicing Agreement, be assigned to the Trustee for the benefit of the
Certificateholders, together with all principal and interest received on or with respect to such Mortgage Loans after the applicable Cut-Off Date other than principal and interest due and payable on or before such Cut-Off Date and interest attributable to the Fixed Retained Yield on such Mortgage Loans, if any. See "Servicing of the Mortgage Loans--Fixed Retained Yield, Servicing
Compensation and Payment of Expenses." The Trustee or its agent will, concurrently with such assignment, authenticate and deliver the Certificates evidencing such Series to the Depositor in exchange for the Mortgage Loans. Each
Mortgage Loan will be identified in a schedule appearing as an exhibit to the applicable Pooling and Servicing Agreement. Each such schedule will include, among other things, the unpaid principal balance as of the close of business on the applicable Cut-Off Date, the maturity date and the Mortgage Interest Rate for each Mortgage Loan in the related Trust Estate.

     In addition, with respect to each Mortgage Loan in a Trust Estate, the mortgage or other promissory note, any assumption, modification or conversion to fixed interest rate agreement, a mortgage assignment in recordable form and the recorded Mortgage (or other documents as are required under applicable law to create perfected security interest in the Mortgaged Property in favor of the
Trustee) will be delivered to the Trustee or, if indicated in the applicable
Prospectus Supplement, to a custodian; provided that, in

                                       55

instances where recorded documents cannot be delivered due to delays in connection with recording, copies thereof, certified by the Depositor to be true and complete copies of such documents sent for recording, may be delivered and the original recorded documents will be delivered promptly upon receipt. The assignment of each Mortgage will be recorded promptly after the initial issuance of Certificates for the related Trust Estate, except in states where, in the opinion of counsel acceptable to the Trustee, such recording is not required to protect the Trustee's interest in the Mortgage Loan against the claim of any subsequent transferee or any successor to or creditor of the Depositor, or another affiliate that sold the Mortgage Loan to the Depositor, or the originator of such Mortgage Loan. Notwithstanding the foregoing, with respect to any Mortgage which has been recorded in the name of Mortgage Electronic
Registration Systems, Inc. ("MERS") or its designee, no mortgage assignment in favor of the Trustee will be required to be prepared or delivered. Instead, the applicable Servicers will be required to take all actions as are necessary to cause the applicable Trust Estate to be shown as the owner of the related
Mortgage Loan on the records of MERS for purposes of the system of recording transfers of beneficial ownership of mortgages maintained by MERS.

     The Trustee or custodian will hold such documents in trust for the benefit of Certificateholders of the related Series and will review such documents within 90 days of the date of the applicable Pooling and Servicing Agreement. If any document is not delivered or is found to be defective in any material respect, or if the Depositor or other representing party is in breach of any of its representations and warranties, and such breach materially and adversely affects the interests of the Certificateholders in a Mortgage Loan, and the
Depositor or other entity specified in the related Prospectus Supplement cannot deliver such document or cure such defect or breach within 90 days after written notice thereof, the Depositor or other entity specified in the related
Prospectus Supplement will, within 90 days of such notice, either repurchase the related Mortgage Loan from the Trustee at a price equal to the then unpaid principal balance thereof, plus accrued and unpaid interest at the applicable
Mortgage Interest Rate (minus any Fixed Retained Yield) through the last day of the month in which such repurchase takes place, or (in the case of a Series for which one or more REMIC elections have been or will be made, unless the maximum period as may be provided by the Code or applicable regulations of the
Department of the Treasury ("TREASURY REGULATIONS") shall have elapsed since the execution of the applicable Pooling and Servicing Agreement) substitute for such
Mortgage Loan a new mortgage loan having characteristics such that the representations and warranties of the Depositor or other representing party made pursuant to the applicable Pooling and Servicing Agreement (except for representations and warranties as to the correctness of the applicable schedule of mortgage loans) would not have been incorrect had such substitute Mortgage
Loan originally been a Mortgage Loan. In the case of a repurchased Mortgage
Loan, the purchase price will be deposited by the Seller in the related
Certificate Account. In the case of a substitute Mortgage Loan, the mortgage file relating thereto will be delivered to the Trustee or the custodian and the
Depositor or other entity specified in the related Prospectus Supplement will deposit in the Certificate Account, an amount equal to the excess of (i) the unpaid principal balance of the Mortgage Loan for which it is being substituted
(the "REMOVED MORTGAGE LOAN"), over (ii) the unpaid principal balance of the substitute Mortgage Loan, together with interest on such excess at the Mortgage
Interest Rate (minus any Fixed Retained Yield) to the next scheduled Due Date of the Removed Mortgage Loan. In no event will any substitute Mortgage Loan have
(i) an unpaid principal balance greater than the scheduled principal balance calculated in accordance with the amortization schedule (the "SCHEDULED
PRINCIPAL BALANCE") of the Mortgage Loan for which it is substituted (after giving effect to the scheduled principal payment due in the month of substitution on the Removed Mortgage Loan), or (ii) a term greater than, a
Mortgage Interest Rate less than, a Mortgage Interest Rate more than two percent per annum greater than or a loan-to-value ratio greater than, the Removed
Mortgage Loan. If substitution is to be made for an adjustable-rate Mortgage
Loan, the substitute Mortgage Loan will have (i) an unpaid principal balance no greater than the Scheduled Principal Balance of the Removed Mortgage Loan (after giving effect to the scheduled principal payment due in the month of substitution on the Removed Mortgage Loan), (ii) a loan-to-value ratio less than or equal to, and a Mortgage Interest Rate at least equal to, that of the Removed
Mortgage Loan, and (iii) will bear interest based on the same index, margin and

                                       56

frequency of adjustment as the Removed Mortgage Loan. The repurchase obligation and the mortgage substitution referred to above will constitute the sole remedies available to the Certificateholders or the Trustee with respect to missing or defective documents or breach of the Depositor's or other representing entity's representations and warranties.

     If no custodian is named in the related Pooling and Servicing Agreement, the Trustee will be authorized to appoint a custodian to maintain possession of the documents relating to the Mortgage Loans and to conduct the review of such documents described above. Any custodian so appointed will keep and review such documents as the Trustee's agent under a custodial agreement.

OPTIONAL PURCHASES

     Subject to the provisions of the applicable Pooling and Servicing
Agreement, the Depositor or the Master Servicer may, at such party's option, repurchase (i) any Mortgage Loan which is in default or as to which default is reasonably foreseeable if, in the Depositor's or the Master Servicer's judgment, the related default is not likely to be cured by the borrower or default is not likely to be averted, up to the limit, if any, specified in such Pooling and
Servicing Agreement and (ii) any Mortgage Loan as to which the originator of such Mortgage Loan breached a representation or warranty to a Seller regarding the characteristics of such Mortgage Loan, at a price equal to the unpaid principal balance thereof plus accrued interest thereon and under the conditions set forth in the applicable Prospectus Supplement.

REPORTS TO CERTIFICATEHOLDERS

     Unless otherwise specified or modified in the related Pooling and Servicing
Agreement for each Series, the Trustee will prepare and include with each distribution to Certificateholders of record of such Series a statement setting forth the following information, if applicable:

          (i) the amount of such distribution allocable to principal of the related Mortgage Loans, separately identifying the aggregate amount of any principal prepayments included therein, the amount of such distribution allocable to interest on the related Mortgage Loans and the aggregate unpaid principal balance of the Mortgage Loans evidenced by each Class after giving effect to the principal distributions on such Distribution
     Date;

          (ii) the amount of servicing compensation with respect to the related
     Trust Estate and such other customary information as is required to enable
     Certificateholders to prepare their tax returns;

          (iii) the amount by which the Servicing Fee or Master Servicing Fee, as applicable, for the related Distribution Date has been reduced by interest shortfalls due to prepayments;

          (iv) the aggregate amount of any Periodic Advances by the Servicer, the Master Servicer or the Trustee included in the amounts actually distributed to the Certificateholders;

          (v) to each holder of a Certificate entitled to the benefits of payments under any form of credit enhancement:

               (a) the amounts so distributed under any such form of credit enhancement on the applicable Distribution Date; and

               (b) the amount of coverage remaining under any such form of credit enhancement, after giving effect to any payments thereunder and other amounts charged thereto on the Distribution Date;

          (vi) in the case of a Class of Certificates with a variable
     Pass-Through Rate, such Pass-Through Rate;

                                       57

          (vii) the book value of any collateral acquired by the Trust Estate through foreclosure or otherwise;

          (viii) the unpaid principal balance of any Mortgage Loan as to which the Servicer has notified the Master Servicer and/or the Trustee that such
     Servicer has determined not to foreclose because it believes the related
     Mortgaged Property may be contaminated with or affected by hazardous wastes or hazardous substances; and

          (ix) the number and aggregate principal amount of Mortgage Loans one month, two months and three or more months delinquent.

     In addition, within a reasonable period of time after the end of each calendar year, the Trustee will furnish a report to each Certificateholder of record at any time during such calendar year such information as required by the
Code and applicable regulations thereunder to enable Certificateholders to prepare their tax returns. In the event that an election has been made to treat the Trust Estate (or one or more segregated pools of assets therein) as a REMIC, the Trustee will be required to prepare and sign the federal and applicable state and local income tax returns of the REMIC. See "Federal Income Tax
Consequences-- Federal Income Tax Consequences for REMIC
Certificates--Administrative Matters."

LIST OF CERTIFICATEHOLDERS

     The Pooling and Servicing Agreement for each Series will require the
Trustee to provide access to the most current list of names and addresses of
Certificateholders of such Series to any group of five or more
Certificateholders who advise the Trustee in writing that they desire to communicate with other Certificateholders with respect to their rights under the
Pooling and Servicing Agreement or under the Certificates.

EVENTS OF DEFAULT

     Events of Default under the Pooling and Servicing Agreement for each Series include (i) any failure by the Master Servicer or, if a Servicer has executed the Pooling and Servicing Agreement, such Servicer, to make a required deposit which continues unremedied for five days; (ii) any failure by the Master
Servicer or a Servicer that has executed the Pooling and Servicing Agreement duly to observe or perform in any material respect any other of its covenants or agreements in the Pooling and Servicing Agreement which continues unremedied for
30 days after the giving of written notice of such failure to the Master
Servicer or such Servicer by the Trustee, or to the Master Servicer or such
Servicer and the Trustee by the holders of Certificates of such Series having voting rights allocated to such Certificates ("VOTING INTERESTS") aggregating not less than 25% of the Voting Interests allocated to all Certificates for such
Series; and (iii) certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings and certain action by the
Master Servicer or a Servicer that has executed the Pooling and Servicing
Agreement indicating its insolvency, reorganization or inability to pay its obligations.

RIGHTS UPON EVENT OF DEFAULT

     So long as an Event of Default remains unremedied under the Pooling and
Servicing Agreement for a Series, the Trustee for such Series or holders of
Certificates of such Series evidencing not less than 51% of the Voting Interests in the Trust Estate for such Series may terminate all of the rights and obligations of the Master Servicer or a Servicer executing the Pooling and
Servicing Agreement, under the Pooling and Servicing Agreement and in and to the
Mortgage Loans (other than the Master Servicer's or such Servicer's right to recovery of the aggregate Servicing Fees or Master Servicing Fees, as applicable, due prior to the date of termination, and other expenses and amounts advanced pursuant to the terms of the Pooling and Servicing Agreement, which rights the Master Servicer or such Servicer will retain under all circumstances), whereupon the Trustee will succeed to all the responsibilities, duties and liabilities of the Master Servicer or such Servicer under the Pooling and Servicing Agreement and will be entitled to

                                       58

monthly compensation not to exceed the aggregate fees together with the other compensation to which the Master Servicer or such Servicer is entitled under the
Pooling and Servicing Agreement. In the event that the Trustee is unwilling or unable so to act, it may select, pursuant to the public bid procedure described in the applicable Pooling and Servicing Agreement, or petition a court of competent jurisdiction to appoint, a housing and home finance institution, bank or mortgage servicing institution with a net worth of at least $10,000,000 to act as successor to the Master Servicer or such Servicer, under the provisions of the Pooling and Servicing Agreement; provided however, that until such a successor Master Servicer or Servicer is appointed and has assumed the responsibilities, duties and liabilities of the Master Servicer or such Servicer under the Pooling and Servicing Agreement, the Trustee shall continue as the successor to the Master Servicer or such Servicer as described above. In the event such public bid procedure is utilized, the successor would be entitled to compensation in an amount equal to the aggregate fees, together with the other compensation to which the Master Servicer or such Servicer, is entitled under the Pooling and Servicing Agreement, and the Master Servicer or such Servicer would be entitled to receive the net profits, if any, realized from the sale of its rights and obligations under the Pooling and Servicing Agreement.

     During the continuance of any Event of Default under the Pooling and
Servicing Agreement for a Series, the Trustee for such Series will have the right to take action to enforce its rights and remedies and to protect and enforce the rights and remedies of the Certificateholders of such Series, and holders of Certificates evidencing not less than 25% of the Voting Interests for such Series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee. However, the Trustee will not be under any obligation to pursue any such remedy or to exercise any of such trusts or powers unless such Certificateholders have offered the Trustee reasonable security or indemnity against the cost, expenses and liabilities which may be incurred by the Trustee thereby. Also, the Trustee may decline to follow any such direction if the Trustee determines that the action or proceeding so directed may not lawfully be taken or would involve it in personal liability or be unjustly prejudicial to the non-assenting Certificateholders.

     No Certificateholder of a Series, solely by virtue of such holder's status as a Certificateholder, will have any right under the Pooling and Servicing
Agreement for such Series to institute any proceeding with respect to the
Pooling and Servicing Agreement, unless (i) such holder previously has given to the Trustee for such Series written notice of default and (ii) the holders of
Certificates evidencing not less than 25% of the Voting Interests for such
Series have made written request upon the Trustee to institute such proceeding in its own name as Trustee thereunder and have offered to the Trustee reasonable indemnity and the Trustee for 60 days has neglected or refused to institute any such proceeding.

AMENDMENT

     Each Pooling and Servicing Agreement may be amended by the Depositor, the
Servicer(s) (or the Master Servicer, if applicable) and the Trustee without the consent of the Certificateholders, (i) to cure any ambiguity or mistake, (ii) to correct or supplement any provision therein that may be inconsistent with any other provision of the Pooling and Servicing Agreement or the related Prospectus
Supplement, (iii) if a REMIC election has been made, to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust Estate (or one or more segregated pools of assets therein) as a REMIC at all times that any Certificates are outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Estate pursuant to the Code that would be a claim against the Trust Estate, provided that the Trustee has received an opinion of counsel to the effect that such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and such action will not, as evidenced by such opinion of counsel, adversely affect in any material respect the interests of any Certificateholder, (iv) to change the timing and/or nature of deposits into the Certificate Account, provided that such change will not, as evidenced by an opinion of counsel, adversely affect in any material respect the interests of any Certificateholder and that such change will not adversely affect the then current rating assigned to any Certificates, as

                                       59

evidenced by a letter from each Rating Agency to such effect, (v) if a REMIC election has been made, to add to, modify or eliminate any provisions therein restricting transfers of Residual Certificates to certain disqualified organizations described below under "Federal Income Tax Consequences--Federal
Income Tax Consequences for REMIC Certificates--Taxation of Residual
Certificates--Tax-Related Restrictions on Transfer of Residual Certificates,"
(vi) to make certain provisions with respect to the denominations of, and the manner of payments on, certain Classes of Certificates initially retained by the
Depositor or an affiliate, or (vii) to make any other provisions with respect to matters or questions arising under such Pooling and Servicing Agreement that are not inconsistent with the provisions thereof, provided that such action will not, as evidenced by an opinion of counsel, adversely affect in any material respect the interests of the Certificateholders of the related Series provided that such action will not be considered to adversely affect in any material respect the interests of the Certificateholders and no opinion of counsel will be required if each Rating Agency rating the Certificates states in writing that such action will not result in the downgrading or withdrawal of the ratings then assigned to the Certificates. The Pooling and Servicing Agreement may also be amended by the Depositor, the Servicer(s) (or the Master Servicer, if
applicable) and the Trustee with the consent of the holders of Certificates evidencing interests aggregating not less than 662/3% of the Voting Interests evidenced by the Certificates of each Class affected thereby, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of such Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment may (i) reduce in any manner the amount of, or delay the timing of, any payments received on or with respect to Mortgage Loans that are required to be distributed on any Certificate, without the consent of the holder of such
Certificate, (ii) adversely affect in any material respect the interests of the holders of a Class of Certificates of a Series in a manner other than that set forth in (i) above without the consent of the holders of Certificates aggregating not less than 662/3% of the Voting Interests evidenced by such
Class, or (iii) reduce the aforesaid percentage of Certificates of any Class, the holders of which are required to consent to such amendment, without the consent of the holders of all Certificates of such affected Class then outstanding. Notwithstanding the foregoing, the Trustee will not consent to any such amendment if such amendment would subject the Trust Estate (or any segregated pool of assets therein) to tax or, if a REMIC election has been made, cause the Trust Estate (or any segregated pool of assets therein) to fail to qualify as a REMIC.

TERMINATION; OPTIONAL PURCHASE OF MORTGAGE LOANS

     The obligations created by the Pooling and Servicing Agreement for a Series of Certificates will terminate on the Distribution Date following the final payment or other liquidation of the last Mortgage Loan subject thereto and the disposition of all property acquired upon foreclosure of any such Mortgage Loan.
In no event, however, will the trust created by the Pooling and Servicing
Agreement continue beyond the expiration of 21 years from the death of the last survivor of certain persons named in such Pooling and Servicing Agreement. For each Series of Certificates, the Trustee will give written notice of termination of the Pooling and Servicing Agreement to each Certificateholder, and the final distribution will be made only upon surrender and cancellation of the
Certificates at an office or agency appointed by the Depositor and specified in the notice of termination.

     If so provided in the applicable Prospectus Supplement, the Pooling and
Servicing Agreement for each Series of Certificates will permit, but not require, the Depositor or such other party as is specified in the applicable
Prospectus Supplement, to purchase from the Trust Estate for such Series all remaining Mortgage Loans at the time and price specified in such Prospectus
Supplement. In the event that such party has caused the related Trust Estate (or any segregated pool of assets therein) to be treated as a REMIC, any such purchase will be effected only pursuant to either (a) a "clean up call" as defined in Treasury Regulations Section 1.860G-2(j) or (b) a "qualified liquidation" as defined in Code Section 860F(a)(4)(A). Any qualified liquidation will effect early retirement of the Certificates of that Series, but the right so to purchase may be exercised only after the aggregate principal balance of the Mortgage Loans for such Series at the time of purchase is less than a specified percentage, not exceeding 10%, of

                                       60

the aggregate principal balance at the Cut-Off Date for the Series, or after the date set forth in the applicable Prospectus Supplement. A clean up call will result in the early retirement of one or more Classes of Certificates as specified in the related Prospectus Supplement.

THE TRUSTEE

     The Trustee under each Pooling and Servicing Agreement (the "TRUSTEE") will be named in the applicable Prospectus Supplement. The commercial bank or trust company serving as Trustee may have normal banking relationships with the
Depositor or any of its affiliates.

     The Trustee generally will be responsible under each Pooling and Servicing
Agreement for providing general administrative services for the Trust Estate for any such Series, including, among other things, (i) monitoring the amounts on deposit in various trust accounts; (ii) calculation of the amounts payable to
Certificateholders on each Distribution Date; (iii) preparation of federal and applicable state and local tax and information returns; (iv) preparation of reports, if any, required under the Securities and Exchange Act of 1934, as amended; (v) maintaining any mortgage pool insurance policy, mortgagor bankruptcy bond, special hazard insurance policy or other form of credit enhancement that may be required with respect to any Series; and (vi) making
Periodic Advances on the Mortgage Loans to the limited extent described under
"Servicing of the Mortgage Loans--Periodic Advances and Limitations Thereon," if
such amounts are not advanced by a Servicer or the Master Servicer.

     The Trustee may resign at any time, in which event the Master Servicer or, if there is no Master Servicer, the Servicer(s) will be obligated to appoint a successor trustee. The Master Servicer or, if there is no Master Servicer, the
Servicer(s) may also remove the Trustee if the Trustee ceases to be eligible to act as Trustee under the Pooling and Servicing Agreement, if the Trustee becomes insolvent or in order to change the situs of the Trust Estate for state tax reasons. Upon becoming aware of such circumstances, the Master Servicer or, if there is no Master Servicer, the Servicer(s) will become obligated to appoint a successor trustee. The Trustee may also be removed at any time by the holders of
Certificates evidencing not less than 50% of the Voting Interests in the Trust
Estate, except that any Certificate registered in the name of the Depositor or any affiliate thereof will not be taken into account in determining whether the requisite Voting Interest in the Trust Estate necessary to effect any such removal has been obtained. Any resignation and removal of the Trustee, and the appointment of a successor trustee, will not become effective until acceptance of such appointment by the successor trustee. The Trustee, and any successor trustee, must have a combined capital and surplus of at least $50,000,000, or be a member of a bank holding system, the aggregate combined capital and surplus of which is at least $50,000,000, provided that the Trustee's and any such successor trustee's separate capital and surplus shall at all times be at least the amount specified in Section 310(a)(2) of the Trust Indenture Act of 1939, as
amended, and will be subject to supervision or examination by federal or state authorities.

                  CERTAIN LEGAL ASPECTS OF THE MORTGAGE LOANS

     The following discussion contains summaries of certain legal aspects of mortgage loans which are general in nature. Because such legal aspects are governed by applicable state law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular state or to encompass the laws of all states in which the security for the
Mortgage Loans is situated. The summaries are qualified in their entirety by reference to the applicable federal and state laws governing the Mortgage Loans.

GENERAL

     The Mortgage Loans will be secured by either first mortgages, first deeds of trust or similar security devices creating a first lien, depending upon the prevailing practice in the state in which the underlying property is located. A mortgage creates a lien upon the real property described in the mortgage. There are

                                       61

two parties to a mortgage: the mortgagor, who is the borrower (or, in the case of a Mortgage Loan secured by a property that has been conveyed to an inter vivos revocable trust, the settlor of such trust); and the mortgagee, who is the lender. In a mortgage instrument state, the mortgagor delivers to the mortgagee a note or bond evidencing the loan and the mortgage. Although a deed of trust is similar to a mortgage, a deed of trust has three parties: a borrower called the trustor (similar to a mortgagor), a lender called the beneficiary (similar to a mortgagee), and a third-party grantee called the trustee. Under a deed of trust, the borrower grants the property, irrevocably until the debt is paid, in trust, generally with a power of sale, to the trustee to secure payment of the loan.
The trustee's authority under a deed of trust and the mortgagee's authority under a mortgage are governed by the express provisions of the deed of trust or mortgage, applicable law, and, in some cases, with respect to the deed of trust, the directions of the beneficiary.

FORECLOSURE

     Foreclosure of a mortgage is generally accomplished by judicial action.
Generally, the action is initiated by the service of legal pleadings upon all parties having an interest of record in the real property. Delays in completion of the foreclosure occasionally may result from difficulties in locating necessary parties defendant. When the mortgagee's right of foreclosure is contested, the legal proceedings necessary to resolve the issue can be time-consuming. After the completion of a judicial foreclosure proceeding, the court may issue a judgment of foreclosure and appoint a receiver or other officer to conduct the sale of the property. In some states, mortgages may also be foreclosed by advertisement, pursuant to a power of sale provided in the mortgage. Foreclosure of a mortgage by advertisement is essentially similar to foreclosure of a deed of trust by non-judicial power of sale.

     Foreclosure of a deed of trust is generally accomplished by a non-judicial trustee's sale under a specific provision in the deed of trust that authorizes the trustee to sell the property to a third party upon any default by the borrower under the terms of the note or deed of trust. In certain states, such foreclosure also may be accomplished by judicial action in the manner provided for foreclosure of mortgages. In some states, the trustee must record a notice of default and send a copy to the borrower-trustor and to any person who has recorded a request for a copy of a notice of default and notice of sale. In addition, the trustee must provide notice in some states to any other individual having an interest of record in the real property, including any junior lienholders. If the deed of trust is not reinstated within any applicable cure period, a notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. In addition, some state laws require that a copy of the notice of sale be posted on the property and sent to all parties having an interest of record in the property.

     In some states, the borrower-trustor has the right to reinstate the loan at any time following default until shortly before the trustee's sale. In general, the borrower, or any other person having a junior encumbrance on the real estate, may, during a reinstatement period, cure the default by paying the entire amount in arrears plus the costs and expenses incurred in enforcing the obligation. Certain state laws control the amount of foreclosure expenses and costs, including attorneys' fees, which may be recovered by a lender.

     In case of foreclosure under either a mortgage or a deed of trust, the sale by the receiver or other designated officer, or by the trustee, is a public sale. However, because of the difficulty a potential buyer at the sale would have in determining the exact status of title and because the physical condition of the property may have deteriorated during the foreclosure proceedings, it is uncommon for a third party to purchase the property at the foreclosure sale.
Rather, it is common for the lender to purchase the property from the trustee or receiver for an amount equal to the unpaid principal amount of the note, accrued and unpaid interest and the expenses of foreclosure. Thereafter, subject to the right of the borrower in some states to remain in possession during the redemption period, the lender will assume the burdens of ownership, including obtaining hazard insurance and making such repairs at its own expense as are necessary to render the property suitable for sale. The lender commonly will obtain the services of a real

                                       62

estate broker and pay the broker a commission in connection with the sale of the property. Depending upon market conditions, the ultimate proceeds of the sale of the property may not equal the lender's investment in the property. Any loss may be reduced by the receipt of mortgage insurance proceeds, if any, or by judicial action against the borrower for the deficiency, if such action is permitted by law. See "--Anti-Deficiency Legislation, the Bankruptcy Code and Other
Limitations on Lenders" below.

FORECLOSURE ON SHARES OF COOPERATIVES

     The cooperative shares owned by the tenant-stockholder and pledged to the lender are, in almost all cases, subject to restrictions on transfer as set forth in the cooperative's certificate of incorporation and by-laws, as well as in the proprietary lease or occupancy agreement, and may be canceled by the cooperative for failure by the tenant-stockholder to pay rent or other obligations or charges owed by such tenant-stockholder, including mechanics'
liens against the cooperative apartment building incurred by such tenant-stockholder. The proprietary lease or occupancy agreement generally permits the cooperative to terminate such lease or agreement in the event an obligor fails to make payments or defaults in the performance of covenants required thereunder. Typically, the lender and the cooperative enter into a recognition agreement which establishes the rights and obligations of both parties in the event of a default by the tenant-stockholder on its obligations under the proprietary lease or occupancy agreement. A default by the tenant-stockholder under the proprietary lease or occupancy agreement will usually constitute a default under the security agreement between the lender and the tenant-stockholder.

     The recognition agreement generally provides that, in the event that the tenant-stockholder has defaulted under the proprietary lease or occupancy agreement, the cooperative will take no action to terminate such lease or agreement until the lender has been provided an opportunity to cure the default.
The recognition agreement typically provides that if the proprietary lease or occupancy agreement is terminated, the cooperative will recognize the lender's lien against proceeds from a sale of the cooperative apartment, subject, however, to the cooperative's right to sums due under such proprietary lease or occupancy agreement. The total amount owed to the cooperative by the tenant-stockholder, which the lender generally cannot restrict and does not monitor, could reduce the value of the collateral below the outstanding principal balance of the cooperative loan and accrued and unpaid interest thereon.

     Recognition agreements also provide that in the event of a foreclosure on a cooperative loan, the lender must obtain the approval or consent of the cooperative as required by the proprietary lease before transferring the cooperative shares or assigning the proprietary lease. Generally, the lender is not limited by the agreement in any rights it may have to dispossess the tenant-stockholders.

     Foreclosure on the cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the Uniform Commercial Code (the
"UCC") and the security agreement relating to those shares. Article 9 of the UCC requires that a sale be conducted in a "commercially reasonable" manner. Whether a foreclosure sale has been conducted in a "commercially reasonable" manner will depend on the facts in each case. In determining commercial reasonableness, a court will look to the notice given the debtor and the method, manner, time, place and terms of the foreclosure. Generally, a sale conducted according to the usual practice of banks selling similar collateral will be considered reasonably conducted.

     Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender's security interest. The recognition agreement, however, generally provides that the lender's right to reimbursement is subject to the right of the cooperative corporation to receive sums due under the proprietary lease or occupancy agreement. If there are proceeds remaining, the lender must account to the tenant-stockholder for the surplus. Conversely, if a portion of the indebtedness remains unpaid, the tenant-stockholder is generally responsible for the deficiency. See "--Anti-Deficiency Legislation, the Bankruptcy Code and Other Limitations on Lenders" below.

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RIGHTS OF REDEMPTION

     In some states, after sale pursuant to a deed of trust and/or foreclosure of a mortgage, the borrower and certain foreclosed junior lienors are given a statutory period in which to redeem the property from the foreclosure sale. In most states where the right of redemption is available, statutory redemption may occur upon payment of the foreclosure purchase price, accrued interest and taxes. In some states, the right to redeem is an equitable right. The effect of a right of redemption is to delay the ability of the lender to sell the foreclosed property. The exercise of a right of redemption would defeat the title of any purchaser at a foreclosure sale, or of any purchaser from the lender subsequent to judicial foreclosure or sale under a deed of trust.
Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has run.

ANTI-DEFICIENCY LEGISLATION, THE BANKRUPTCY CODE AND OTHER LIMITATIONS ON
LENDERS

     Certain states have imposed statutory prohibitions which limit the remedies of a beneficiary under a deed of trust or a mortgagee under a mortgage. In some states, statutes limit the right of the beneficiary or mortgagee to obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust. A deficiency judgment would be a personal judgment against the former borrower equal in most cases to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes require the beneficiary or mortgagee to exhaust the security afforded under a deed of trust or mortgage by foreclosure in an attempt to satisfy the full debt before bringing a personal action against the borrower.
Finally, other statutory provisions limit any deficiency judgment against the former borrower following a judicial sale to the excess of the outstanding debt over the fair market value of the property at the time of public sale. The purpose of these statutes is generally to prevent a beneficiary or a mortgagee from obtaining a large deficiency judgment against the former borrower as a result of low or no bids at the judicial sale.

     Generally, Article 9 of the UCC governs foreclosure on cooperative shares and the related proprietary lease or occupancy agreement and foreclosure on the beneficial interest in a land trust. Some courts have interpreted Section 9-504 of the UCC to prohibit a deficiency award unless the creditor establishes that the sale of the collateral (which, in the case of a Mortgage Loan secured by shares of a cooperative, would be such shares and the related proprietary lease or occupancy agreement) was conducted in a commercially reasonable manner.

     A Servicer generally will not be required under the Pooling and Servicing
Agreement or applicable Underlying Servicing Agreement to pursue deficiency judgments on the Mortgage Loans even if permitted by law.

     In addition to anti-deficiency and related legislation, numerous other federal and state statutory provisions, including the United States Bankruptcy
Code, 11 U.S.C. Sections 101 et seq. (the "BANKRUPTCY CODE"), and state laws affording relief to debtors may interfere with or affect the ability of a secured mortgage lender to obtain payment of a mortgage loan, to realize upon collateral and/or enforce a deficiency judgment. For example, under the
Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. Foreclosure of an interest in real property of a debtor in a case under the Bankruptcy Code can typically occur only if the bankruptcy court vacates the stay, an action, the court may be reluctant to take, particularly if the debtor has the prospect of restructuring his or her debts and the mortgage collateral is not deteriorating in value. The delay and the consequences thereof caused by such automatic stay can be significant. Also, under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a junior lienor (a subordinate lender secured by a mortgage on the property) may stay a senior lender from taking action to foreclose.

                                       64

     A homeowner may file for relief under the Bankruptcy Code under any of three different chapters of the Bankruptcy Code. Under Chapter 7, the assets of the debtor are liquidated and a lender secured by a lien may "bid in" (i.e., bid up to the amount of the debt) at the sale of the asset. See "--Foreclosure." A homeowner may also file for relief under Chapter 11 of the Bankruptcy Code and reorganize his or her debts through his or her reorganization plan.
Alternatively, a homeowner may file for relief under Chapter 13 of the
Bankruptcy Code and address his or her debts in a rehabilitation plan. (Chapter
13 is often referred to as the "wage earner chapter" or "consumer chapter"
because most individuals seeking to restructure their debts file for relief under Chapter 13 rather than Chapter 11).

     The Bankruptcy Code permits a mortgage loan that is secured by property that does not consist solely of the debtor's principal residence to be modified without the consent of the lender provided certain substantive and procedural safeguards are met. Under the Bankruptcy Code, the lender's security interest may be reduced to the then-current value of the property as determined by the court if the value is less than the amount due on the loan, thereby leaving the lender as a general unsecured creditor for the difference between the value of the collateral and the outstanding balance of the mortgage loan. A borrower's unsecured indebtedness will typically be discharged in full upon payment of a substantially reduced amount. Other modifications to a mortgage loan may include a reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest, an alteration of the repayment schedule, an extension of the final maturity date, and/or a reduction in the outstanding balance of the secured portion of the loan. In certain circumstances, subject to the court's approval, a debtor in a case under Chapter
11 of the Bankruptcy Code may have the power to grant liens senior to the lien of a mortgage.

     A reorganization plan under Chapter 11 and a rehabilitation plan under
Chapter 13 of the Bankruptcy Code may each allow a debtor to cure a default with respect to a mortgage loan on such debtor's residence by paying arrearages over a period of time and to deaccelerate and reinstate the original mortgage loan payment schedule, even though the lender accelerated the loan and a final judgment of foreclosure had been entered in state court (provided no sale of the property had yet occurred) prior to the filing of the debtor's petition under the Bankruptcy Code. Under a Chapter 13 plan, curing of defaults must be accomplished within the five year maximum term permitted for repayment plans, such term commencing when repayment plan becomes effective, while defaults may be cured over a longer period of time under a Chapter 11 plan of reorganization.

     Generally, a repayment plan in a case under Chapter 13 and a plan of reorganization under Chapter 11 may not modify the claim of a mortgage lender if the borrower elects to retain the property, the property is the borrower's principal residence and the property is the lender's only collateral. Certain courts have allowed modifications when the mortgage loan is secured both by the debtor's principal residence and by collateral that is not "inextricably bound"
to the real property, such as appliances, machinery, or furniture.

     The general protection for mortgages secured only by the debtor's principal residence is not applicable in a case under Chapter 13 if the last payment on the original payment schedule is due before the final date for payment under the debtor's Chapter 13 plan (which date could be up to five years after the debtor emerges from bankruptcy). Under several recently decided cases, the terms of such a loan can be modified in the manner described above. While these decisions are contrary to the holding in a prior case by a senior appellate court, it is possible that the later decisions will become the accepted interpretation in view of the language of the applicable statutory provision. If this interpretation is adopted by a court considering the treatment in a Chapter 13 repayment plan of a Mortgage Loan, it is possible that the Mortgage Loan could be modified.

     State statutes and general principles of equity may also provide a mortgagor with means to halt a foreclosure proceeding or sale and to force a restructuring of a mortgage loan on terms a lender would not otherwise accept.

                                       65

     In a bankruptcy or similar proceeding of a mortgagor, action may be taken seeking the recovery, as a preferential transfer or on other grounds, of any payments made by the mortgagor under the related mortgage loan prior to the bankruptcy or similar proceeding. Payments on long-term debt may be protected from recovery as preferences if they are payments in the ordinary course of business made on debts incurred in the ordinary course of business or if the value of the collateral exceeds the debt at the time of payment. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

     A trustee in bankruptcy, in some cases, may be entitled to collect its costs and expenses in preserving or selling the mortgaged property ahead of a payment to the lender. Moreover, the laws of certain states also give priority to certain tax and mechanics liens over the lien of a mortgage. Under the
Bankruptcy Code, if the court finds that actions of the mortgagee have been unreasonable and inequitable, the lien of the related mortgage may be subordinated to the claims of unsecured creditors.

     Bankruptcy reform legislation that was passed by the Senate on September
23, 1998 would have amended the Bankruptcy Code (such amendment, the "TILA
AMENDMENT") to authorize bankruptcy court judges to disallow claims based on secured debt if the creditor failed to comply with certain provisions of the federal Truth in Lending Act. As proposed, such provision would apply retroactively to secured debt incurred by a debtor prior to the date of effectiveness of such legislation, including the Mortgage Loans. The House bill and the conference report did not have a similar provision, and Congress adjourned from its last session without acting on the proposed legislation.
However, such legislation may be reintroduced in the current session. If the
TILA Amendment were to become law, a violation of the Truth in Lending Act with respect to a Mortgage Loan could result in a total loss with respect to such loan in a bankruptcy proceeding. Any such violation would be a breach of representation and warranty of the depositor, and the depositor would be obligated to repurchase such Mortgage Loan as described herein.

     Various proposals to amend the Bankruptcy Code in ways that could adversely affect the value of the Mortgage Loans in a trust have been considered by
Congress, and more such proposed legislation may be considered in the future. No assurance can be given that any particular proposal will or will not be enacted into law, or that any provision so enacted will not differ materially from the proposals described above.

     The Code provides priority to certain tax liens over the lien of the mortgage. In addition, substantive requirements are imposed upon mortgage lenders in connection with the origination and the servicing of mortgage loans by numerous federal and some state consumer protection laws. These laws include the federal Trust-in-Lending Act, Real Estate Settlement Procedures Act, Equal
Credit Opportunity Act, Fair Credit Billing Act, Fair Credit Reporting Act, and
related statutes. These federal laws impose specific statutory liabilities upon lenders who originate mortgage loans and who fail to comply with the provisions of the applicable laws. In some cases, this liability may affect assignees of the Mortgage Loans.

FORFEITURE FOR DRUG, RICO AND MONEY LAUNDERING VIOLATIONS

     Federal law provides that property purchased or improved with assets derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, can be seized and ordered forfeited to the United States of
America. The offenses which can trigger such a seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations
Act, the Bank Secrecy Act, the anti-money laundering laws and regulations, including the USA Patriot Act of 2001 and the regulations issued thereunder, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

     In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (i) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before any other crime upon which the forfeiture is based, or (2) the lender, at the time of the execution of the mortgage, "did not

                                       66

know or was reasonably without cause to believe that the property was subject to forfeiture." However, there can be no assurance that such a defense will be successful.

HOMEOWNERS PROTECTION ACT OF 1998

     The Homeowners Protection Act of 1998 ("HOPA") provides for certain disclosure and termination requirements for primary mortgage insurance ("PMI").
The termination provisions of HOPA apply only to mortgage loans relating to single-family primary residences originated on or after July 29, 1999. Such termination provisions govern when a mortgagor may cancel the requirement to maintain PMI and when the requirement to maintain PMI is automatically terminated. In general, voluntary termination is permitted and automatic termination occurs when the principal balance of the mortgage loan is reduced to
80% or 78%, respectively, of the original property value. The disclosure requirements of HOPA vary depending on whether the mortgage loan was originated before or after July 29, 1999. Such disclosure requirements include notification of the circumstances whereby a mortgagor may cancel PMI, the date when PMI automatically terminates and servicer contact information. In addition, HOPA provides that no later than 30 days after cancellation or termination of PMI, the servicer shall provide written notification that such PMI is terminated and no further payments are due or payable. Any servicer, mortgagee or mortgage insurer that violates provisions of HOPA is subject to possible liability which includes, but is not limited to, actual damages, statutory damages and reasonable attorney's fees.

TEXAS HOME EQUITY LOANS

     Generally, any "cash-out" refinance or other non-purchase money transaction
(except for certain rate/term refinance loans and certain other narrow exceptions) secured by a Texas resident's principal residence is subject to the provisions set forth in Section 50(a)(6) of Article XVI of the Constitution of
Texas (the "TEXAS HOME EQUITY LAWS"). The Texas Home Equity Laws provide for certain disclosure requirements, caps on allowable fees, required loan closing procedures and other restrictions. Failure, inadvertent or otherwise, to comply with any requirement may render the Mortgage Loan unenforceable and/or the lien on the Mortgaged Property invalid. Because mortgage loans which are subject to the Texas Home Equity Laws can be foreclosed only pursuant to court order, rather than non-judicial foreclosure as is available for other types of mortgage loans in Texas, delays and increased losses may result in connection with foreclosures of such loans. If a court were to find that any requirement of the
Texas Home Equity Laws was not complied with, the court could refuse to allow foreclosure to proceed, declare the lien on the Mortgaged Property to be invalid, and/or require the originating lender or the holder of the note to forfeit some or all principal and interest of the related Mortgage Loan. Title insurance generally available on such Mortgage Loans may exclude coverage for some of the risks described in this paragraph.

SERVICEMEMBERS CIVIL RELIEF ACT AND SIMILAR LAWS

     Generally, under the terms of the Servicemembers Civil Relief Act (the
"RELIEF ACT"), a borrower who enters military service after the origination of such borrower's Mortgage Loan, including a borrower who is a member of the
National Guard or is in reserve status at the time of the origination of the
Mortgage Loan and is later called to active duty, may not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower's active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% per annum, unless a court or administrative agency orders otherwise upon application of the lender. It is possible that such action could have an effect, for an indeterminate period of time, on the ability of the Servicer to collect full amounts of interest on certain of the Mortgage Loans in a Trust Estate. Any shortfall in interest collections resulting from the application of the Relief Act or any amendment thereto could result in losses to the holders of the Certificates of the related
Series. Further, the Relief Act imposes limitations which would impair the ability of the Servicer to foreclose on an affected Mortgage Loan during the

                                       67

borrower's period of active duty status. Thus, in the event that such a Mortgage
Loan goes into default, there may be delays and losses occasioned by the inability to realize upon the Mortgaged Property in a timely fashion. In addition, the Relief Act provides broad discretion for a court to modify a mortgage loan upon application of the mortgagor. Certain states have enacted comparable legislation which may lead to the modification of a mortgage loan or interfere with or affect the ability of the Servicer to timely collect payments of principal and interest on, or to foreclose on, Mortgage Loans of borrowers in such states who are active or reserve members of the armed services or national guard. For example, California has extended legislation providing protection substantially similar to that provided by the Relief Act to California national guard members called up for active service by the Governor or President and reservists called to active duty.

ENVIRONMENTAL CONSIDERATIONS

     A lender may be subject to unforeseen environmental risks when taking a security interest in real or personal property. Property subject to such a security interest may be subject to federal, state, and local laws and regulations relating to environmental protection. Such laws may regulate, among other things: emissions of air pollutants; discharges of wastewater or storm water; generation, transport, storage or disposal of hazardous waste or hazardous substances; operation, closure and removal of underground storage tanks; removal and disposal of asbestos-containing materials; management of electrical or other equipment containing polychlorinated biphenyls ("PCBS").
Failure to comply with such laws and regulations may result in significant penalties, including civil and criminal fines. Under the laws of certain states, environmental contamination on a property may give rise to a lien on the property to ensure the availability and/or reimbursement of cleanup costs.
Generally all subsequent liens on such property are subordinated to such a lien and, in some states, even prior recorded liens are subordinated to such liens
("Superliens"). In the latter states, the security interest of the Trustee in a property that is subject to such a Superlien could be adversely affected.
Environmental contamination on a property is likely to have a negative impact on the value of such property, which may lead to losses on the related Series of
Certificates.

     Under the federal Comprehensive Environmental Response Compensation and
Liability Act, as amended ("CERCLA"), and under state law in certain states, a secured party which takes a deed in lieu of foreclosure, purchases a mortgaged property at a foreclosure sale, operates a mortgaged property or undertakes certain types of activities that may constitute management of the mortgaged property may become liable in certain circumstances for the costs of remedial action ("CLEANUP COSTS") if hazardous wastes or hazardous substances have been released or disposed of on the property. Such Cleanup Costs may be substantial.
CERCLA imposes strict, as well as joint and several liability for environmental remediation and/or damage costs on several classes of "potentially responsible parties," including current "owners and/or operators" of property, irrespective of whether those owners or operators caused or contributed to contamination on the property. In addition, owners and operators of properties that generate hazardous substances that are disposed of at other "off-site" locations may held strictly, jointly and severally liable for environmental remediation and/or damages at those off-site locations. Many states also have laws that are similar to CERCLA. Liability under CERCLA or under similar state law could exceed the value of the property itself as well as the aggregate assets of the property owner.

     The law is unclear as to whether and under what precise circumstances cleanup costs, or the obligation to take remedial actions, could be imposed on a secured lender such as the Trust Estate. Under the laws of some states and under
CERCLA, a lender may be liable as an "owner or operator" for costs of addressing releases or threatened releases of hazardous substances on a mortgaged property if such lender or its agents or employees have "participated in the management"
of the operations of the borrower, even though the environmental damage or threat was caused by a prior owner or current owner or operator or other third party. Excluded from CERCLA's definition of "owner or operator," is a person
"who without participating in the management of . . . [the] facility, holds indicia of ownership primarily to protect his security interest" (the
"secured-creditor exemption"). This exemption for holders of a security interest

                                       68

such as a secured lender applies only to the extent that a lender seeks to protect its security interest in the contaminated facility or property. Thus, if a lender's activities begin to encroach on the actual management of such facility or property, the lender faces potential liability as an "owner or operator" under CERCLA. Similarly, when a lender forecloses and takes title to a contaminated facility or property, the lender may incur potential CERCLA liability in various circumstances, including among others, when it holds the facility or property as an investment (including leasing the facility or property to a third party), fails to market the property in a timely fashion or fails to properly address environmental conditions at the property or facility.

     The Resource Conservation and Recovery Act, as amended ("RCRA"), contains a similar secured-creditor exemption for those lenders who hold a security interest in a petroleum underground storage tank ("UST") or in real estate containing a UST, or that acquire title to a petroleum UST or facility or property on which such a UST is located. As under CERCLA, a lender may lose its secured-creditor exemption and be held liable under RCRA as a UST owner or operator if such lender or its employees or agents participate in the management of the UST. In addition, if the lender takes title to or possession of the UST or the real estate containing the UST, under certain circumstances the secured-creditor exemption may be deemed to be unavailable.

     A decision in May 1990 of the United States Court of Appeals for the
Eleventh Circuit in United States v. Fleet Factors Corp. very narrowly construed
CERCLA's secured-creditor exemption. The court's opinion suggested that a lender need not have involved itself in the day-to-day operations of the facility or participated in decisions relating to hazardous waste to be liable under CERCLA;
rather, liability could attach to a lender if its involvement with the management of the facility were broad enough to support the inference that the lender had the capacity to influence the borrower's treatment of hazardous waste. The court added that a lender's capacity to influence such decisions could be inferred from the extent of its involvement in the facility's financial management. A subsequent decision by the United States Court of Appeals for the
Ninth Circuit in In re Bergsoe Metal Corp., apparently disagreeing with, but not expressly contradicting, the Fleet Factors court, held that a secured lender had no liability absent "some actual management of the facility" on the part of the lender.

     Court decisions have taken varying views of the scope of the secured-creditor exemption, leading to administrative and legislative efforts to provide guidance to lenders on the scope of activities that would trigger CERCLA and/or RCRA liability. Until recently, these efforts have failed to provide substantial guidance.

     On September 30, 1996 the President signed into law (the Asset
Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the
"ASSET CONSERVATION ACT"). The Asset Conservation Act was intended to clarify the scope of the secured creditor exemption under both CERCLA and RCRA. The
Asset Conservation Act more clearly defined the kinds of "participation in management" that would trigger liability under CERCLA and specified certain activities that would not constitute "participation in management" or otherwise result in a forfeiture of the secured-creditor exemption prior to foreclosure or during a workout period. The Asset Conservation Act also clarified the extent of protection against liability under CERCLA in the event of foreclosure and authorized certain regulatory clarifications of the scope of the secured-creditor exemption for purposes of RCRA, similar to the statutory protections under CERCLA. However, since the courts have not yet had the opportunity to interpret the new statutory provisions, the scope of the additional protections offered by the Asset Conservation Act is not fully defined. It also is important to note that the Asset Conservation Act does not offer complete protection to lenders and that the risk of liability remains.

     If a secured lender does become liable, it may be entitled to bring an action for contribution against the owner or operator who created the environmental contamination or against some other liable party, but that person or entity may be bankrupt or otherwise judgment-proof. It is therefore possible that cleanup or other environmental liability costs could become a liability of the Trust Estate and occasion a

                                       69

loss to the Trust Estate and to Certificateholders in certain circumstances. The new secured creditor amendments to CERCLA, also, would not necessarily affect the potential for liability in actions by either a state or a private party under other federal or state laws which may impose liability on "owners or operators" but do not incorporate the secured-creditor exemption.

     Traditionally, residential mortgage lenders have not taken steps to evaluate whether hazardous wastes or hazardous substances are present with respect to any mortgaged property prior to the origination of the mortgage loan or prior to foreclosure or accepting a deed-in-lieu of foreclosure. Accordingly, at the time the Mortgage Loans were originated no such evaluations were required, nor were any such evaluations required prior to foreclosure or accepting a deed-in-lieu of foreclosure. Neither the Depositor nor any other entity makes any representations or warranties or assumes any liability with respect to: the environmental condition of such Mortgaged Property; the absence, presence or effect of hazardous wastes or hazardous substances on any Mortgaged
Property; any casualty resulting from the presence or effect of hazardous wastes or hazardous substances on, near or emanating from such Mortgaged Property; the impact on Certificateholders of any environmental condition or presence of any substance on or near such Mortgaged Property; or the compliance of any Mortgaged
Property with any environmental laws, nor is any agent, person or entity otherwise affiliated with the Depositor authorized or able to make any such representation, warranty or assumption of liability relative to any such
Mortgaged Property. See "The Mortgage Loan Programs--Representations and
Warranties" and "Servicing of the Mortgage Loans--Enforcement of "Due-on-Sale"
Clauses; Realization Upon Defaulted Mortgage Loans" above.

"DUE-ON-SALE" CLAUSES

     The forms of note, mortgage and deed of trust relating to conventional
Mortgage Loans may contain a "due-on-sale" clause permitting acceleration of the maturity of a loan if the borrower transfers its interest in the property. In recent years, court decisions and legislative actions placed substantial restrictions on the right of lenders to enforce such clauses in many states.
However, effective October 15, 1982, Congress enacted the Garn-St Germain
Depository Institutions Act of 1982 (the "GARN ACT") which purports to preempt state laws which prohibit the enforcement of "due-on-sale" clauses by providing among other matters, that "due-on-sale" clauses in certain loans (which loans may include the Mortgage Loans) made after the effective date of the Garn Act are enforceable, within certain limitations as set forth in the Garn Act and the regulations promulgated thereunder. "DUE-ON-SALE" clauses contained in mortgage loans originated by federal savings and loan associations or federal savings banks are fully enforceable pursuant to regulations of the Office of Thrift
Supervision ("OTS"), as successor to the Federal Home Loan Bank Board ("FHLBB"), which preempt state law restrictions on the enforcement of such clauses.
Similarly, "due-on-sale" clauses in mortgage loans made by national banks and federal credit unions are now fully enforceable pursuant to preemptive regulations of the Comptroller of the Currency and the National Credit Union
Administration, respectively.

     The Garn Act created a limited exemption from its general rule of enforceability for "due-on-sale" clauses in certain mortgage loans ("WINDOW
PERIOD LOANS") which were originated by non-federal lenders and made or assumed in certain states ("WINDOW PERIOD STATES") during the period, prior to October
15, 1982, in which that state prohibited the enforcement of "due-on-sale"
clauses by constitutional provision, statute or statewide court decision (the
"WINDOW PERIOD"). Though neither the Garn Act nor the OTS regulations actually names the Window Period States, FHLMC has taken the position, in prescribing mortgage loan servicing standards with respect to mortgage loans which it has purchased, that the Window Period States were: Arizona, Arkansas, California,
Colorado, Georgia, Iowa, Michigan, Minnesota, New Mexico, Utah and Washington.
Under the Garn Act, unless a Window Period State took action by October 15,
1985, the end of the Window Period, to further regulate enforcement of
"due-on-sale" clauses in Window Period Loans, "due-on-sale" clauses would become enforceable even in Window Period Loans. Five of the Window Period States
(Arizona, Minnesota, Michigan, New Mexico and Utah) have taken actions which restrict the enforceability of "due-on-sale" clauses in Window Period Loans beyond October 15, 1985. The actions taken vary among such states.

                                       70

     By virtue of the Garn Act, a Servicer may generally be permitted to accelerate any conventional Mortgage Loan which contains a "due-on-sale" clause upon transfer of an interest in the property subject to the mortgage or deed of trust. With respect to any Mortgage Loan secured by a residence occupied or to be occupied by the borrower, this ability to accelerate will not apply to certain types of transfers, including (i) the granting of a leasehold interest which has a term of three years or less and which does not contain an option to purchase; (ii) a transfer to a relative resulting from the death of a borrower, or a transfer where the spouse or children become an owner of the property in each case where the transferee(s) will occupy the property; (iii) a transfer resulting from a decree of dissolution of marriage, legal separation agreement or from an incidental property settlement agreement by which the spouse becomes an owner of the property; (iv) the creation of a lien or other encumbrance subordinate to the lender's security instrument which does not relate to a transfer of rights of occupancy in the property (provided that such lien or encumbrance is not created pursuant to a contract for deed); (v) a transfer by devise, descent or operation of law on the death of a joint tenant or tenant by the entirety; (vi) a transfer into an inter vivos trust in which the borrower is the beneficiary and which does not relate to a transfer of rights of occupancy;
and (vii) other transfers as set forth in the Garn Act and the regulations thereunder. Regulations promulgated under the Garn Act also prohibit the imposition of a prepayment penalty upon the acceleration of a loan pursuant to a due-on-sale clause. The extent of the effect of the Garn Act on the average lives and delinquency rates of the Mortgage Loans cannot be predicted. See
"Prepayment and Yield Considerations."

APPLICABILITY OF USURY LAWS

     Title V of the Depository Institutions Deregulation and Monetary Control
Act of 1980, enacted in March 1980 ("TITLE V"), provides that state usury limitations shall not apply to certain types of residential first mortgage loans originated by certain lenders after March 31, 1980. The OTS as successor to the
FHLBB is authorized to issue rules and regulations and to publish interpretations governing implementation of Title V. The statute authorized any state to reimpose interest rate limits by adopting before April 1, 1983, a law or constitutional provision which expressly rejects application of the federal law. Fifteen states have adopted laws reimposing or reserving the right to reimpose interest rate limits. In addition, even where Title V is not so rejected, any state is authorized to adopt a provision limiting certain other loan charges.

     The Depositor or other entity specified in the related Prospectus
Supplement will represent and warrant in the Pooling and Servicing Agreement to the Trustee for the benefit of Certificateholders that all Mortgage Loans are originated in full compliance with applicable state laws, including usury laws.
See "The Pooling and Servicing Agreement--Assignment of Mortgage Loans to the
Trustee."

ENFORCEABILITY OF CERTAIN PROVISIONS

     Standard forms of note, mortgage and deed of trust generally contain provisions obligating the borrower to pay a late charge if payments are not timely made and in some circumstances may provide for prepayment fees or penalties if the obligation is paid prior to maturity. In certain states, there are or may be specific limitations upon late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. Under the Pooling and Servicing Agreement, late charges and prepayment fees (to the extent permitted by law and not waived by the Servicer) will be retained by the Servicer as additional servicing compensation.

     Courts have imposed general equitable principles upon foreclosure. These equitable principles are generally designed to relieve the borrower from the legal effect of defaults under the loan documents. Examples of judicial remedies that may be fashioned include judicial requirements that the lender undertake affirmative and expensive actions to determine the causes for the borrower's default and the likelihood that the borrower will be able to reinstate the loan.
In some cases, courts have substituted their

                                       71

judgment for the lender's judgment and have required lenders to reinstate loans or recast payment schedules to accommodate borrowers who are suffering from temporary financial disability. In some cases, courts have limited the right of lenders to foreclose if the default under the mortgage instrument is not monetary, such as the borrower failing to adequately maintain the property or the borrower executing a second mortgage or deed of trust affecting the property. In other cases, some courts have been faced with the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that borrowers under the deeds of trust receive notices in addition to the statutorily-prescribed minimum requirements. For the most part, these cases have upheld the notice provisions as being reasonable or have found that the sale by a trustee under a deed of trust or under a mortgage having a power of sale does not involve sufficient state action to afford constitutional protections to the borrower.

                           CERTAIN REGULATORY MATTERS

     Under the Federal Deposit Insurance Act, federal bank regulatory authorities, including the OCC, have the power to determine if any activity or contractual obligation of a bank constitutes an unsafe or unsound practice or violates a law, rule or regulation applicable to such bank. If Bank of America is a Servicer and/or a Seller for a Series and the OCC, which has primary regulatory authority over Bank of America, were to find that any obligation of
Bank of America under the related Pooling and Servicing Agreement, Underlying
Servicing Agreement or other agreement or any activity of Bank of America constituted an unsafe or unsound practice or violated any law, rule or regulation applicable to it, the OCC could order Bank of America, among other things, to rescind such contractual obligation or terminate such activity.

     In March 2003, the OCC issued a temporary cease and desist order against a national bank (as to which no conservator or receiver had been appointed)
asserting that, contrary to safe and sound banking practices, the bank was receiving inadequate servicing compensation in connection with several credit card securitizations sponsored by its affiliates because of the size and subordination of the contractual servicing fee, and ordered the bank, among other things, to immediately resign as servicer, to cease all servicing activity within 120 days and to immediately withhold funds from collections in an amount sufficient to compensate it for its actual costs and expenses of servicing
(notwithstanding the priority of payments in the related securitization agreements).

     While the Depositor does not believe that the OCC would consider, with respect to any Series, (i) provisions relating to Bank of America acting as a
Servicer under the related Pooling and Servicing Agreement or any Underlying
Servicing Agreement, (ii) the payment or amount of the servicing compensation payable to Bank of America or (iii) any other obligation of Bank of America under the related Pooling and Servicing Agreement, Underlying Servicing
Agreement or other contractual agreement under which the Depositor may purchase
Mortgage Loans from Bank of America, to be unsafe or unsound or violative of any law, rule or regulation applicable to it, there can be no assurance that the OCC in the future would not conclude otherwise. If the OCC did reach such a conclusion, and ordered Bank of America to rescind or amend any such agreement, distributions on Certificates of the related Series could be delayed or reduced.

                         FEDERAL INCOME TAX CONSEQUENCES

     The following discussion represents the opinion of Cadwalader, Wickersham &
Taft LLP as to the material federal income tax consequences of the purchase, ownership and disposition of Certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors, some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Code, as

                                       72

well as regulations (the "REMIC REGULATIONS") promulgated by the U.S. Department of the Treasury. Investors should consult their own tax advisors in determining the federal, state, local and any other tax consequences to them of the purchase, ownership and disposition of Certificates.

     For purposes of this discussion, where the applicable Prospectus Supplement provides for a Fixed Retained Yield with respect to the Mortgage Loans of a
Series of Certificates, references to the Mortgage Loans will be deemed to refer to that portion of the Mortgage Loans held by the Trust Estate that does not include the Fixed Retained Yield. References to a "holder" or
"Certificateholder" in this discussion generally mean the Beneficial Owner of a
Certificate.

                                       73

             FEDERAL INCOME TAX CONSEQUENCES FOR REMIC CERTIFICATES

GENERAL

     With respect to a particular Series of Certificates, an election may be made to treat the Trust Estate or one or more segregated pools of assets therein as one or more REMICs within the meaning of Code Section 860D. A Trust Estate or a portion thereof as to which a REMIC election will be made will be referred to as a "REMIC POOL." For purposes of this discussion, Certificates of a Series as to which one or more REMIC elections are made are referred to as "REMIC
CERTIFICATES" and will consist of one or more Classes of "REGULAR CERTIFICATES"
and one Class of "RESIDUAL CERTIFICATES" in the case of each REMIC Pool.
Qualification as a REMIC requires ongoing compliance with certain conditions.
With respect to each Series of REMIC Certificates, Cadwalader, Wickersham & Taft
LLP, counsel to the Depositor, has advised the Depositor that in its opinion, assuming (i) the making of an appropriate election, (ii) compliance with the
Pooling and Servicing Agreement, and (iii) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, each REMIC Pool will qualify as a REMIC. In such case, the Regular
Certificates will be considered to be "regular interests" in the REMIC Pool and generally will be treated for federal income tax purposes as if they were newly originated debt instruments, and the Residual Certificates will be considered to be "residual interests" in the REMIC Pool. The Prospectus Supplement for each
Series of Certificates will indicate whether one or more REMIC elections with respect to the related Trust Estate will be made, in which event references to
"REMIC" or "REMIC POOL" herein shall be deemed to refer to each such REMIC Pool.

STATUS OF REMIC CERTIFICATES

     REMIC Certificates held by a domestic building and loan association will constitute "a regular or residual interest in a REMIC" within the meaning of
Code Section 7701(a)(19)(C)(xi) in the same proportion that the assets of the
REMIC Pool would be treated as "loans . . . secured by an interest in real property which is . . . residential real property" within the meaning of Code
Section 7701(a)(19)(C)(v) or as other assets described in Code Section
7701(a)(19)(C). REMIC Certificates held by a real estate investment trust will constitute "real estate assets" within the meaning of Code Section 856(c)(4)(A), and interest on the Regular Certificates and income with respect to Residual
Certificates will be considered "interest on obligations secured by mortgages on real property or on interests in real property" within the meaning of Code
Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the REMIC Pool would be so treated. If at all times 95% or more of the assets of the REMIC Pool qualify for each of the foregoing treatments, the REMIC
Certificates will qualify for the corresponding status in their entirety. For purposes of Code Section 856(c)(4)(A), payments of principal and interest on the
Mortgage Loans that are reinvested pending distribution to holders of REMIC
Certificates qualify for such treatment.

     Where two REMIC Pools are a part of a tiered structure they will be treated as one REMIC for purposes of the tests described above respecting asset ownership of more or less than 95%. In addition, if the assets of the REMIC include Buy-Down Loans, it is possible that the percentage of such assets constituting "loans . . . secured by an interest in real property which is . . .
residential real property" for purposes of Code Section 7701(a)(19)(C)(v), may be required to be reduced by the amount of the related Buy-Down Funds. REMIC
Certificates held by a regulated investment company will not constitute
"Government securities" within the meaning of Code Section 851(b)(3)(A)(i).
REMIC Certificates held by certain financial institutions will constitute an
"evidence of indebtedness" within the meaning of Code Section 582(c)(1).

                                       74

QUALIFICATION AS A REMIC

     In order for the REMIC Pool to qualify as a REMIC, there must be ongoing compliance on the part of the REMIC Pool with the requirements set forth in the
Code. The REMIC Pool must fulfill an asset test, which requires that no more than a de minimis portion of the assets of the REMIC Pool, as of the close of the third calendar month beginning after the "STARTUP DAY" (which for purposes of this discussion is the date of issuance of the REMIC Certificates) and at all times thereafter, may consist of assets other than "qualified mortgages" and
"permitted investments." The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirement will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all the REMIC Pool's assets. An entity that fails to meet the safe harbor may nevertheless demonstrate that it holds no more than a de minimis amount of nonqualified assets. A REMIC Pool also must provide "reasonable arrangements" to prevent its residual interests from being held by "disqualified organizations" or agents thereof and must furnish applicable tax information to transferors or agents that violate this requirement. See "--Taxation of Residual
Certificates--Tax-Related Restrictions on Transfer of Residual
Certificates--Disqualified Organizations."

     A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to the REMIC Pool on the Startup Day or is purchased by the REMIC Pool within a three-month period thereafter pursuant to a fixed price contract in effect on the Startup Day.
Qualified mortgages include whole mortgage loans, such as the Mortgage Loans, and, generally, certificates of beneficial interest in a grantor trust that holds mortgage loans, regular interests in another REMIC, such as lower-tier regular interests in a tiered REMIC. The REMIC Regulations specify that loans secured by timeshare interests and shares held by a tenant stockholder in a cooperative housing corporation can be qualified mortgages. A qualified mortgage includes a qualified replacement mortgage, which is any property that would have been treated as a qualified mortgage if it were transferred to the REMIC Pool on the Startup Day and that is received either (i) in exchange for any qualified mortgage within a three-month period thereafter or (ii) in exchange for a
"defective obligation" within a two-year period thereafter. A "defective obligation" includes (i) a mortgage in default or as to which default is reasonably foreseeable, (ii) a mortgage as to which a customary representation or warranty made at the time of transfer to the REMIC Pool has been breached,
(iii) a mortgage that was fraudulently procured by the mortgagor, and (iv) a mortgage that was not in fact principally secured by real property (but only if such mortgage is disposed of within 90 days of discovery). A Mortgage Loan that is "defective" as described in clause (iv) that is not sold or, if within two years of the Startup Day, exchanged, within 90 days of discovery, ceases to be a qualified mortgage after such 90-day period.

     Permitted investments include cash flow investments, qualified reserve assets, and foreclosure property. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC Pool.
A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC Pool to provide for payments of expenses of the REMIC Pool or amounts due on the regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, prepayment interest shortfalls and certain other contingencies. The reserve fund will be disqualified if more than 30% of the gross income from the assets in such fund for the year is derived from the sale or other disposition of property held for less than three months, unless required to prevent a default on the regular interests caused by a default on one or more qualified mortgages. A reserve fund must be reduced "promptly and appropriately" as payments on the Mortgage Loans are received. Foreclosure property is real property acquired by the REMIC Pool in connection with the default or imminent default of a qualified mortgage and generally not held beyond the close of the third calendar year following the year in which such property is acquired with an extension that may be granted by the Internal Revenue Service.

                                       75

     In addition to the foregoing requirements, the various interests in a REMIC
Pool also must meet certain requirements. All of the interests in a REMIC Pool must be either of the following: (i) one or more classes of regular interests or
(ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC Pool that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on qualified mortgages. Such a specified portion may consist of a fixed number of basis points, a fixed percentage of the total interest, or a qualified variable rate, inverse variable rate or difference between two fixed or qualified variable rates on some or all of the qualified mortgages. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. A residual interest is an interest in a REMIC Pool other than a regular interest that is issued on the Startup Day and that is designated as a residual interest. An interest in a REMIC Pool may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC Pool, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, unanticipated expenses incurred by the REMIC Pool or prepayment interest shortfalls.
Accordingly, the Regular Certificates of a Series will constitute one or more classes of regular interests, and the Residual Certificates with respect to that
Series will constitute a single class of residual interests on which distributions are made pro rata.

     If an entity, such as the REMIC Pool, fails to comply with one or more of the ongoing requirements of the Code for REMIC status during any taxable year, the Code provides that the entity will not be treated as a REMIC for such year and thereafter. In this event, an entity with multiple classes of ownership interests may be treated as a separate association taxable as a corporation under Treasury regulations, and the Regular Certificates may be treated as equity interests therein. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith, and disqualification of the REMIC Pool would occur absent regulatory relief.
Investors should be aware, however, that the Conference Committee Report to the
Tax Reform Act of 1986 (the "1986 ACT") indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of the REMIC Pool's income for the period of time in which the requirements for REMIC status are not satisfied.

TAXATION OF REGULAR CERTIFICATES

General

     In general, interest, original issue discount, and market discount on a
Regular Certificate will be treated as ordinary income to a holder of the
Regular Certificate (the "REGULAR CERTIFICATEHOLDER"), and principal payments on a Regular Certificate will be treated as a return of capital to the extent of the Regular Certificateholder's basis in the Regular Certificate allocable thereto (other than accrued market discount not previously reported as income).
Regular Certificateholders must use the accrual method of accounting with regard to Regular Certificates, regardless of the method of accounting otherwise used by such Regular Certificateholders.

Original Issue Discount

     Compound Interest Certificates will be, and other classes of Regular
Certificates may be, issued with "ORIGINAL ISSUE DISCOUNT" within the meaning of
Code Section 1273(a). Holders of any Class of Regular Certificates having original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues, in accordance with a constant interest

                                       76

method that takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations issued on February 2,
1994, as amended, (the "OID REGULATIONS") under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the 1986 Act. Regular
Certificateholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the
Regular Certificates. To the extent such issues are not addressed in such regulations, it is anticipated that the Trustee will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided that the Internal Revenue Service will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an antiabuse rule allowing the Internal Revenue
Service to apply or depart from the OID Regulations where necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule in the absence of a substantial effect on the present value of a taxpayer's tax liability. Investors are advised to consult their own tax advisors as to the discussion herein and the appropriate method for reporting interest and original issue discount with respect to the Regular Certificates.

     Each Regular Certificate (except to the extent described below with respect to a Regular Certificate on which principal is distributed in a single installment or by lots of specified principal amounts upon the request of a
Certificateholder or by random lot (a "NON-PRO RATA CERTIFICATE")) will be treated as a single installment obligation for purposes of determining the original issue discount includible in a Regular Certificateholder's income. The total amount of original issue discount on a Regular Certificate is the excess of the "stated redemption price at maturity" of the Regular Certificate over its
"issue price." The issue price of a Class of Regular Certificates offered pursuant to this Prospectus generally is the first price at which a substantial amount of such Class is sold to the public (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, it is anticipated that the Trustee will treat the issue price of a Class as to which there is no substantial sale as of the issue date or that is retained by the Seller as the fair market value of that Class as of the issue date. The issue price of a
Regular Certificate also includes any amount paid by an initial Regular
Certificateholder for accrued interest that relates to a period prior to the issue date of the Regular Certificate, unless the Regular Certificateholder elects on its federal income tax return to exclude such amount from the issue price and to recover it on the first Distribution Date. The stated redemption price at maturity of a Regular Certificate always includes the original principal amount of the Regular Certificate, but generally will not include distributions of interest if such distributions constitute "qualified stated
interest." Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate (as described below) provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the Regular
Certificate. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Certificate, it is possible that no interest on any Class of Regular Certificates will be treated as qualified stated interest. However, except as provided in the following three sentences or in the applicable Prospectus Supplement, because the underlying
Mortgage Loans provide for remedies in the event of default, it is anticipated that the Trustee will treat interest with respect to the Regular Certificates as qualified stated interest. Distributions of interest on a Compound Interest
Certificate, or on other Regular Certificates with respect to which deferred interest will accrue, will not constitute qualified stated interest, in which case the stated redemption price at maturity of such Regular Certificates includes all distributions of interest as well as principal thereon. Likewise, it is anticipated that the Trustee will treat an interest-only Class or a Class on which interest is substantially disproportionate to its principal amount (a so-called "super-premium" Class) as having no qualified stated interest. Where the interval between the issue date and the first Distribution Date on a Regular
Certificate is shorter than the interval between subsequent Distribution Dates, the interest attributable to the additional days will be included in the stated
redemption price at maturity.

     Under a de minimis rule, original issue discount on a Regular Certificate will be considered to be zero if such original issue discount is less than 0.25%
of the stated redemption price at maturity of the

                                       77

Regular Certificate multiplied by the weighted average maturity of the Regular
Certificate. For this purpose, the weighted average maturity of the Regular
Certificate is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular
Certificate and the denominator of which is the stated redemption price at maturity of the Regular Certificate. The Conference Committee Report to the 1986
Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment of the Mortgage Loans (the
"PREPAYMENT ASSUMPTION") and the anticipated reinvestment rate, if any, relating to the Regular Certificates. The Prepayment Assumption with respect to a Series of Regular Certificates will be set forth in the applicable Prospectus
Supplement. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Certificate is held as a capital asset. Under the OID Regulations, however, Regular Certificateholders may elect to accrue all de minimis original issue discount as well as market discount and market premium, under the constant yield method. See "--Election to Treat All Interest Under the Constant Yield
Method."

     A Regular Certificateholder generally must include in gross income for any taxable year the sum of the "daily portions," as defined below, of the original issue discount on the Regular Certificate accrued during an accrual period for each day on which it holds the Regular Certificate, including the date of purchase but excluding the date of disposition. The Trustee will treat the monthly period ending on the day before each Distribution Date as the accrual period. With respect to each Regular Certificate, a calculation will be made of the original issue discount that accrues during each successive full accrual period (or shorter period from the date of original issue) that ends on the day before the related Distribution Date on the Regular Certificate. The Conference
Committee Report to the 1986 Act states that the rate of accrual of original issue discount is intended to be based on the Prepayment Assumption. Other than as discussed below with respect to a Non-Pro Rata Certificate, the original issue discount accruing in a full accrual period would be the excess, if any, of
(i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Certificate as of the end of that accrual period, and (b)
the distributions made on the Regular Certificate during the accrual period that are included in the Regular Certificate's stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Certificate at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Certificate at the issue date, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period, and
(iii) the Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Certificate at the beginning of any accrual period equals the issue price of the Regular Certificate, increased by the aggregate amount of original issue discount with respect to the Regular Certificate that accrued in all prior accrual periods and reduced by the amount of distributions included in the
Regular Certificate's stated redemption price at maturity that were made on the
Regular Certificate in such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period. With respect to an initial accrual period shorter than a full accrual period, the daily portions of original issue discount must be determined according to an appropriate allocation under any reasonable method.

     Under the method described above, the daily portions of original issue discount required to be included in income by a Regular Certificateholder generally will increase to take into account prepayments on the Regular
Certificates as a result of prepayments on the Mortgage Loans that exceed the
Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. An increase in prepayments on the Mortgage Loans with respect to a Series of
Regular Certificates can result in both a change in the priority of

                                       78

principal payments with respect to certain Classes of Regular Certificates and either an increase or decrease in the daily portions of original issue discount with respect to such Regular Certificates.

     In the case of a Non-Pro Rata Certificate, it is anticipated that the
Trustee will determine the yield to maturity of such Certificate based upon the anticipated payment characteristics of the Class as a whole under the Prepayment
Assumption. In general, the original issue discount accruing on each Non-Pro
Rata Certificate in a full accrual period would be its allocable share of the original issue discount with respect to the entire Class, as determined in accordance with the preceding paragraph. However, in the case of a distribution in retirement of the entire unpaid principal balance of any Non-Pro Rata
Certificate (or portion of such unpaid principal balance), (a) the remaining unaccrued original issue discount allocable to such Certificate (or to such portion) will accrue at the time of such distribution, and (b) the accrual of original issue discount allocable to each remaining Certificate of such Class
(or the remaining unpaid principal balance of a partially redeemed Non-Pro Rata
Certificate after a distribution of principal has been received) will be adjusted by reducing the present value of the remaining payments on such Class and the adjusted issue price of such Class to the extent attributable to the portion of the unpaid principal balance thereof that was distributed. The
Depositor believes that the foregoing treatment is consistent with the "pro rata prepayment" rules of the OID Regulations, but with the rate of accrual of original issue discount determined based on the Prepayment Assumption for the
Class as a whole. Investors are advised to consult their tax advisors as to this treatment.

Acquisition Premium

     A purchaser of a Regular Certificate at a price greater than its adjusted issue price but less than its stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Certificate reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated
redemption price at maturity over the adjusted issue price. Alternatively, such a subsequent purchaser may elect to treat all such acquisition premium under the constant yield method, as described below under the heading "--Election to Treat
All Interest Under the Constant Yield Method."

Variable Rate Regular Certificates

     Regular Certificates may provide for interest based on a variable rate.
Under the OID Regulations, interest is treated as payable at a variable rate if, generally, (i) the issue price does not exceed the original principal balance by more than a specified amount and (ii) the interest compounds or is payable at least annually at current values of (a) one or more "qualified floating rates,"
(b) a single fixed rate and one or more qualified floating rates, (c) a single
"objective rate," or (d) a single fixed rate and a single objective rate that is a "qualified inverse floating rate." A floating rate is a qualified floating rate if variations in the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds, where such rate is subject to a fixed multiple that is greater than 0.65 but not more than 1.35.
Such rate may also be increased or decreased by a fixed spread or subject to a fixed cap or floor, or a cap or floor that is not reasonably expected as of the issue date to affect the yield of the instrument significantly. An objective rate is any rate (other than a qualified floating rate) that is determined using a single fixed formula and that is based on objective financial or economic information, provided that such information is not (i) within the control of the issuer or a related party or (ii) unique to the circumstances of the issuer or a related party. A qualified inverse floating rate is a rate equal to a fixed rate minus a qualified floating rate that inversely reflects contemporaneous variations in the cost of newly borrowed funds; an inverse floating rate that is not a qualified inverse floating rate may nevertheless be an objective rate. A
Class of Regular Certificates may be issued under this Prospectus that does not have a variable rate under the foregoing rules, for example, a Class that bears different rates at different times during the period it is outstanding such that it is considered significantly "front-loaded" or "back-loaded" within the meaning of the OID Regulations. It is possible that such a Class may be considered to bear "contingent interest" within the meaning of the OID
Regulations. The OID Regulations, as they relate to the treatment of

                                       79

contingent interest, are by their terms not applicable to Regular Certificates.
However, if final regulations dealing with contingent interest with respect to
Regular Certificates apply the same principles as the OID Regulations, such regulations may lead to different timing of income inclusion than would be the case under the OID Regulations for non-contingent debt instruments. Furthermore, application of such principles could lead to the characterization of gain on the sale of contingent interest Regular Certificates as ordinary income. Investors should consult their tax advisors regarding the appropriate treatment of any
Regular Certificate that does not pay interest at a fixed rate or variable rate as described in this paragraph.

     Under the REMIC Regulations, a Regular Certificate (i) bearing a rate that qualifies as a variable rate under the OID Regulations that is tied to current values of a variable rate (or the highest, lowest or average of two or more variable rates, including a rate based on the average cost of funds of one or more financial institutions), or a positive or negative multiple of such a rate
(plus or minus a specified number of basis points), or that represents a weighted average of rates on some or all of the Mortgage Loans, including such a rate that is subject to one or more caps or floors, or (ii) bearing one or more such variable rates for one or more periods, or one or more fixed rates for one or more periods, and a different variable rate or fixed rate for other periods, qualifies as a regular interest in a REMIC. Accordingly, unless otherwise indicated in the applicable Prospectus Supplement, it is anticipated that the
Trustee will treat Regular Certificates that qualify as regular interests under this rule in the same manner as obligations bearing a variable rate for original issue discount reporting purposes.

     The amount of original issue discount with respect to a Regular Certificate bearing a variable rate of interest will accrue in the manner described above under "--Original Issue Discount," with the yield to maturity and future payments on such Regular Certificate generally to be determined by assuming that interest will be payable for the life of the Regular Certificate based on the initial rate (or, if different, the value of the applicable variable rate as of the pricing date) for the relevant Class. Unless required otherwise by applicable final regulations, it is anticipated that the Trustee will treat such variable interest as qualified stated interest, other than variable interest on an interest-only or super-premium Class, which will be treated as non-qualified stated interest includible in the stated redemption price at maturity. Ordinary income reportable for any period will be adjusted based on subsequent changes in the applicable interest rate index.

     Although unclear under the OID Regulations, unless required otherwise by applicable final regulations, it is anticipated that the Trustee will treat
Regular Certificates bearing an interest rate that is a weighted average of the net interest rates on Mortgage Loans as having qualified stated interest, except to the extent that initial "teaser" rates cause sufficiently "back-loaded"
interest to create more than de minimis original issue discount. The yield on such Regular Certificates for purposes of accruing original issue discount will be a hypothetical fixed-rate based on the fixed rates, in the case of fixed rate
Mortgage Loans, and initial "teaser rates" followed by fully indexed rates, in the case of adjustable-rate Mortgage Loans. In the case of adjustable-rate
Mortgage Loans, the applicable index used to compute interest on the Mortgage
Loans in effect on the pricing date (or possibly the issue date) will be deemed to be in effect beginning with the period in which the first weighted average adjustment date occurring after the issue date occurs. Adjustments will be made in each accrual period either increasing or decreasing the amount of ordinary income reportable to reflect the actual Pass-Through Rate on the Regular
Certificates.

Market Discount

     A purchaser of a Regular Certificate also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these sections and the principles applied by the OID Regulations in the context of original issue discount, "market discount" is the amount by which the purchaser's original basis in the Regular Certificate (i) is exceeded by the then-current principal amount of the Regular Certificate, or (ii) in the case of a Regular Certificate having original issue discount, is exceeded by the adjusted issue price of such
Regular Certificate at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular

                                       80

Certificate as distributions includible in the stated redemption price at maturity thereof are received, in an amount not exceeding any such distribution.
Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The
Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue either (i) on the basis of a constant interest rate, or (ii) in the ratio of stated interest allocable to the relevant period to the sum of the interest for such period plus the remaining interest as of the end of such period, or in the case of a Regular Certificate issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount as of the end of such period. A purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Certificate as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated
redemption price at maturity were received. A purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry a Regular Certificate over the interest distributable thereon. The deferred portion of the interest expense in any taxable year generally will not exceed the accrued market discount on the
Regular Certificate for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Certificate is disposed of.
As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Certificateholder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Regular Certificateholder in that taxable year or thereafter, in which case the interest deferral rule will not apply. See "--Election to Treat All Interest
Under the Constant Yield Method" below regarding an alternative manner in which such election may be deemed to be made.

     By analogy to the OID Regulations, market discount with respect to a
Regular Certificate will be considered to be zero if the market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular
Certificate multiplied by the weighted average maturity of the Regular
Certificate (determined as described above in the third paragraph under
"--Original Issue Discount") remaining after the date of purchase. It appears that de minimis market discount would be reported in a manner similar to de minimis original issue discount. See "--Original Issue Discount" above. Treasury regulations implementing the market discount rules have not yet been issued, and therefore investors should consult their own tax advisors regarding the application of these rules. Investors should also consult Revenue Procedure
92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

     A Regular Certificate purchased at a cost greater than its remaining stated
redemption price at maturity generally is considered to be purchased at a premium. If the Regular Certificateholder holds such Regular Certificate as a
"capital asset" within the meaning of Code Section 1221, the Regular
Certificateholder may elect under Code Section 171 to amortize such premium under the constant yield method. Such election will apply to all debt obligations acquired by the Regular Certificateholder at a premium held in that taxable year or thereafter, unless revoked with the permission of the Internal
Revenue Service. Final Treasury Regulations issued under Code Section 171 do not by their terms apply to prepayable debt instruments such as the Regular
Certificates. However, the Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular
Certificates, although it is unclear whether the alternatives to the constant interest method described above under "--Market Discount" are available.
Amortizable bond premium will be treated as an offset to interest income on a
Regular Certificate, rather than as a separate deduction item. See "--Election to Treat All Interest Under the Constant Yield

                                       81

Method" below regarding an alternative manner in which the Code Section 171 election may be deemed to be made.

Election to Treat All Interest Under the Constant Yield Method

     A holder of a debt instrument such as a Regular Certificate may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest.
For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) "interest" includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder's acquisition date in the amount of the holder's adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder's acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes this election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all premium bonds held or market discount bonds acquired by the holder in the same taxable year or thereafter. The election is made on the holder's federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the
Internal Revenue Service. Investors should consult their own tax advisors regarding the advisability of making this election.

Treatment of Losses

     Regular Certificateholders will be required to report income with respect to Regular Certificates on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such amounts are uncollectible. Accordingly, the holder of a Regular
Certificate, particularly a Subordinated Certificate, may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they may generally cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the Internal
Revenue Service may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. To the extent the rules of Code Section 166 regarding bad debts are applicable, it appears that Regular Certificateholders that are corporations or that otherwise hold the Regular Certificates in connection with a trade or business should in general be allowed to deduct as an ordinary loss such loss with respect to principal sustained during the taxable year on account of any such Regular Certificates becoming wholly or partially worthless, and that, in general, Regular Certificateholders that are not corporations and do not hold the Regular Certificates in connection with a trade or business should be allowed to deduct as a short-term capital loss any loss sustained during the taxable year on account of a portion of any such Regular Certificates becoming wholly worthless. Although the matter is not free from doubt, such non-corporate
Regular Certificateholders should be allowed a bad debt deduction at the time the principal balance of such Regular Certificates is reduced to reflect losses resulting from any liquidated Mortgage Loans. The Internal Revenue Service, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after all the Mortgage Loans remaining in the Trust Estate have been liquidated or the applicable Class of
Regular Certificates has been otherwise retired. The Internal Revenue Service could also assert that losses on the Regular Certificates are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount.
This may have the effect of creating "negative" original

                                       82

issue discount which would be deductible only against future positive original issue discount or otherwise upon termination of the Class. Regular
Certificateholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Certificates. While losses attributable to interest previously reported as income should be deductible as ordinary losses by both corporate and non-corporate holders, the Internal Revenue Service may take the position that losses attributable to accrued original issue discount may only be deducted as capital losses in the case of non-corporate holders who do not hold the Regular
Certificates in connection with a trade or business. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on Regular Certificates.

Sale or Exchange of Regular Certificates

     If a Regular Certificateholder sells or exchanges a Regular Certificate, the Regular Certificateholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the
Regular Certificate. The adjusted basis of a Regular Certificate generally will equal the cost of the Regular Certificate to the seller, increased by any original issue discount or market discount previously included in the seller's gross income with respect to the Regular Certificate and reduced by amounts included in the stated redemption price at maturity of the Regular Certificate that were previously received by the seller, by any amortized premium and by any recognized losses.

     Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a
Regular Certificate realized by an investor who holds the Regular Certificate as a capital asset will be capital gain or loss and will be long-term or short-term depending on whether the Regular Certificate has been held for the applicable holding period (as described below). Such gain will be treated as ordinary income (i) if a Regular Certificate is held as part of a "conversion transaction" as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Certificateholder's net investment in the conversion transaction at 120% of the appropriate applicable federal rate under
Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction,
(ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates, or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the holder if its yield on such Regular
Certificate were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such holder with respect to such Regular Certificate. In addition, gain or loss recognized from the sale of a Regular Certificate by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section
582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income or short-term capital gains of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains.

     Regular Certificateholders that recognize a loss on a sale or exchange of a
Regular Certificate for federal income tax purposes in excess of certain threshold amounts should consult their tax advisors as to the need to file IRS
Form 8886 (disclosing certain potential tax shelters) on their federal income tax returns.

                                       83

TAXATION OF RESIDUAL CERTIFICATES

Taxation of REMIC Income

     Generally, the "daily portions" of REMIC taxable income or net loss will be includible as ordinary income or loss in determining the federal taxable income of holders of Residual Certificates ("RESIDUAL HOLDERS"), and will not be taxed separately to the REMIC Pool. The daily portions of REMIC taxable income or net loss of a Residual Holder are determined by allocating the REMIC Pool's taxable income or net loss for each calendar quarter ratably to each day in such quarter and by allocating such daily portion among the Residual Holders in proportion to their respective holdings of Residual Certificates in the REMIC Pool on such day. REMIC taxable income is generally determined in the same manner as the taxable income of an individual using the accrual method of accounting, except, in addition to certain other adjustments, that (i) the limitations on deductibility of investment interest expense and expenses for the production of income do not apply, (ii) all bad loans will be deductible as business bad debts and (iii) the limitation on the deductibility of interest and expenses related to tax-exempt income will apply. The REMIC Pool's gross income includes interest, original issue discount income and market discount income, if any, on the Mortgage Loans, reduced by amortization of any premium on the Mortgage
Loans, plus income from amortization of issue premium, if any, on the Regular
Certificates, plus income on reinvestment of cash flows and reserve assets, plus any cancellation of indebtedness income upon allocation of realized losses to the Regular Certificates. The REMIC Pool's deductions include interest and original issue discount expense on the Regular Certificates, servicing fees on the Mortgage Loans, other administrative expenses of the REMIC Pool and realized losses on the Mortgage Loans. The requirement that Residual Holders report their pro rata share of taxable income or net loss of the REMIC Pool will continue until there are no Certificates of any Class of the related Series outstanding.

     The taxable income recognized by a Residual Holder in any taxable year will be affected by, among other factors, the relationship between the timing of recognition of interest and original issue discount or market discount income or amortization of premium with respect to the Mortgage Loans, on the one hand, and the timing of deductions for interest (including original issue discount) or income from amortization of issue premium on the Regular Certificates on the other hand. In the event that an interest in the Mortgage Loans is acquired by the REMIC Pool at a discount, and one or more of such Mortgage Loans is prepaid, the Residual Holder may recognize taxable income without being entitled to receive a corresponding amount of cash because (i) the prepayment may be used in whole or in part to make distributions in reduction of principal on the Regular
Certificates and (ii) the discount on the Mortgage Loans which is includible in income may exceed the deduction allowed upon such distributions on those Regular
Certificates on account of any unaccrued original issue discount relating to those Regular Certificates. When there is more than one Class of Regular
Certificates that distribute principal sequentially, this mismatching of income and deductions is particularly likely to occur in the early years following issuance of the Regular Certificates when distributions in reduction of principal are being made in respect of earlier Classes of Regular Certificates to the extent that such Classes are not issued with substantial discount or are issued at a premium. If taxable income attributable to such a mismatching is realized, in general, losses would be allowed in later years as distributions on the later maturing Classes of Regular Certificates are made. Taxable income may also be greater in earlier years than in later years as a result of the fact that interest expense deductions, expressed as a percentage of the outstanding principal amount of such a Series of Regular Certificates, may increase over time as distributions in reduction of principal are made on the lower yielding
Classes of Regular Certificates, whereas, to the extent the REMIC Pool consists of fixedrate Mortgage Loans, interest income with respect to any given Mortgage
Loan will remain constant over time as a percentage of the outstanding principal amount of that loan. Consequently, Residual Holders must have sufficient other sources of cash to pay any federal, state, or local income taxes due as a result of such mismatching or unrelated deductions against which to offset such income, subject to the discussion of "excess inclusions" below under "--Limitations on
Offset or Exemption of REMIC Income." The timing of such mismatching of income and deductions described in

                                       84

this paragraph, if present with respect to a Series of Certificates, may have a significant adverse effect upon a Residual Holder's after-tax rate of return. In addition, a Residual Holder's taxable income during certain periods may exceed the income reflected by such Residual Holder for such periods in accordance with generally accepted accounting principles. Investors should consult their own accountants concerning the accounting treatment of their investment in Residual
Certificates.

Basis and Losses

     The amount of any net loss of the REMIC Pool that may be taken into account by the Residual Holder is limited to the adjusted basis of the Residual
Certificate as of the close of the quarter (or time of disposition of the
Residual Certificate if earlier), determined without taking into account the net loss for the quarter. The initial adjusted basis of a purchaser of a Residual
Certificate is the amount paid for such Residual Certificate. Such adjusted basis will be increased by the amount of taxable income of the REMIC Pool reportable by the Residual Holder and will be decreased (but not below zero), first, by a cash distribution from the REMIC Pool and, second, by the amount of loss of the REMIC Pool reportable by the Residual Holder. Any loss that is disallowed on account of this limitation may be carried over indefinitely with respect to the Residual Holder as to whom such loss was disallowed and may be used by such Residual Holder only to offset any income generated by the same
REMIC Pool.

     A Residual Holder will not be permitted to amortize directly the cost of its Residual Certificate as an offset to its share of the taxable income of the related REMIC Pool. However, that taxable income will not include cash received by the REMIC Pool that represents a recovery of the REMIC Pool's basis in its assets. This recovery of basis by the REMIC Pool will have the effect of amortization of the issue price of the Residual Certificates over their life.
However, in view of the possible acceleration of the income of Residual Holders described above under "--Taxation of REMIC Income," the period of time over which such issue price is effectively amortized may be longer than the economic life of the Residual Certificates.

     A Residual Certificate may have a negative value if the net present value of anticipated tax liabilities exceeds the present value of anticipated cash flows. The REMIC Regulations appear to treat the issue price of such a residual interest as zero rather than such negative amount for purposes of determining the REMIC Pool's basis in its assets. Regulations have been issued addressing the federal income tax treatment of "inducement fees" received by transferees of noneconomic residual interests. These regulations require inducement fees to be included in income over a period reasonably related to the period in which a
Residual Certificate is expected to generate taxable income or net loss to its holder. Under two safe harbor methods, inducement fees are permitted to be included in income: (i) in the same amounts and over the same period that the
Residual Holder uses for financial reporting purposes, provided that such period is not shorter than the period the related REMIC is expected to generate taxable income or (ii) ratably over the remaining anticipated weighted average life of all the regular and residual interests issued by the related REMIC, determined based on actual distributions projected as remaining to be made on such interests under the applicable prepayment assumption. If the Residual Holder sells or otherwise disposes of the residual interest, any unrecognized portion of the inducement fee generally is required to be taken into account at the time of the sale or disposition. A prospective purchaser of a Residual Certificate should consult with its tax counsel regarding the effect of these regulations.

     Further, to the extent that the initial adjusted basis of a Residual Holder
(other than an original holder) in the Residual Certificate is greater than the corresponding portion of the REMIC Pool's basis in the Mortgage Loans, the
Residual Holder will not recover a portion of its basis until termination of the
REMIC Pool unless future Treasury regulations provide for periodic adjustments to the REMIC income otherwise reportable by such holder. The REMIC Regulations currently in effect do not so provide. See "--Treatment of Certain Items of
REMIC Income and Expense" and "Market Discount" below regarding the basis of
Mortgage Loans to the REMIC Pool and "--Sale or Exchange of a Residual
Certificate" below regarding possible treatment of a loss upon termination of the REMIC Pool as a capital loss.

                                       85

Treatment of Certain Items of REMIC Income and Expense

     It is anticipated that the Trustee will compute REMIC income and expense in accordance with the Code and applicable regulations. However, the authorities regarding the determination of specific items of income and expense are subject to differing interpretations. The Trustee makes no representation as to the specific method that the Trustee will use for reporting income with respect to the Mortgage Loans and expenses with respect to the Regular Certificates and different methods could result in different timing of reporting of taxable income or net loss to Residual Holders or differences in capital gain versus ordinary income.

     Original Issue Discount and Premium. Generally, the REMIC Pool's deductions for original issue discount and income from amortization of issue premium will be determined in the same manner as original issue discount income on Regular
Certificates as described above under "--Taxation of Regular
Certificates--Original Issue Discount" and "--Variable Rate Regular
Certificates," without regard to the de minimis rule described therein, and
"--Premium."

     Market Discount. The REMIC Pool will have market discount income in respect of Mortgage Loans if, in general, the basis of the REMIC Pool in such Mortgage
Loans is exceeded by their unpaid principal balances. The REMIC Pool's basis in such Mortgage Loans is generally the fair market value of the Mortgage Loans immediately after the transfer thereof to the REMIC Pool. The REMIC Regulations provide that such basis is equal in the aggregate to the issue prices of all regular and residual interests in the REMIC Pool. The accrued portion of such market discount would be recognized currently as an item of ordinary income in a manner similar to original issue discount. Market discount income generally should accrue in the manner described above under "--Taxation of Regular
Certificates--Market Discount."

     Premium. Generally, if the basis of the REMIC Pool in the Mortgage Loans exceed their unpaid principal balances, the REMIC Pool will be considered to have acquired such Mortgage Loans at a premium equal to the amount of such excess. As stated above, the REMIC Pool's basis in Mortgage Loans is the fair market value of the Mortgage Loans, based on the aggregate of the issue prices of the regular and residual interests in the REMIC Pool immediately after the transfer thereof to the REMIC Pool. In a manner analogous to the discussion above under "--Taxation of Regular Certificates--Premium," a person that holds a
Mortgage Loan as a capital asset under Code Section 1221 may elect under Code
Section 171 to amortize premium on Mortgage Loans originated after September 27,
1985 under the constant yield method. Amortizable bond premium will be treated as an offset to interest income on the Mortgage Loans, rather than as a separate deduction item. Because substantially all of the mortgagors on the Mortgage
Loans are expected to be individuals, Code Section 171 will not be available for premium on Mortgage Loans originated on or prior to September 27, 1985. Premium with respect to such Mortgage Loans may be deductible in accordance with a reasonable method regularly employed by the holder thereof. The allocation of such premium pro rata among principal payments should be considered a reasonable method; however, the Internal Revenue Service may argue that such premium should be allocated in a different manner, such as allocating such premium entirely to the final payment of principal.

Limitations on Offset or Exemption of REMIC Income

     A portion (or all) of the REMIC taxable income includible in determining the federal income tax liability of a Residual Holder will be subject to special treatment. That portion, referred to as the "excess inclusion," is equal to the excess of REMIC taxable income for the calendar quarter allocable to a Residual
Certificate over the daily accruals for such quarterly period of (i) 120% of the long-term applicable federal rate that would have applied to the Residual
Certificate (if it were a debt instrument) on the Startup Day under Code Section
1274(d), multiplied by (ii) the adjusted issue price of such Residual
Certificate at the beginning of such quarterly period. For this purpose, the adjusted issue price of a

                                       86

Residual Certificate at the beginning of a quarter is the issue price of the
Residual Certificate, plus the amount of such daily accruals of REMIC income described in this paragraph for all prior quarters, decreased by any distributions made with respect to such Residual Certificate prior to the beginning of such quarterly period. Accordingly, the portion of the REMIC Pool's taxable income that will be treated as excess inclusions will be a larger portion of such income as the adjusted issue price of the Residual Certificates diminishes.

     The portion of a Residual Holder's REMIC taxable income consisting of the excess inclusions generally may not be offset by other deductions, including net operating loss carryforwards, on such Residual Holder's return. However, net operating loss carryovers are determined without regard to excess inclusion income. Further, if the Residual Holder is an organization subject to the tax on unrelated business income imposed by Code Section 511, the Residual Holder's excess inclusions will be treated as unrelated business taxable income of such
Residual Holder for purposes of Code Section 511. In addition, REMIC taxable income is subject to 30% withholding tax with respect to certain persons who are not U.S. Persons (as defined below under "--Tax-Related Restrictions on Transfer of Residual Certificates--Foreign Investors"), and the portion thereof attributable to excess inclusions is not eligible for any reduction in the rate of withholding tax (by treaty or otherwise). See "--Taxation of Certain Foreign
Investors--Residual Certificates" below. Finally, if a real estate investment trust or a regulated investment company owns a Residual Certificate, a portion
(allocated under Treasury regulations yet to be issued) of dividends paid by the real estate investment trust or regulated investment company could not be offset by net operating losses of its shareholders, would constitute unrelated business taxable income for tax-exempt shareholders, and would be ineligible for reduction of withholding to certain persons who are not U.S. Persons.

     There are three rules for determining the effect of excess inclusions on the alternative minimum taxable income of a Residual Holder. First, alternative minimum taxable income for a Residual Holder is determined without regard to the special rule, discussed above, that taxable income cannot be less than excess inclusions. Second, a Residual Holder's alternative minimum taxable income for a taxable year cannot be less than the excess inclusions for the year. Third, the amount of any alternative minimum tax net operating loss deduction must be computed without regard to any excess inclusions. These rules are effective for taxable years beginning after December 31, 1986, unless a Residual Holder elects to have such rules apply only to taxable years beginning after August 20, 1996.

Tax-Related Restrictions on Transfer of Residual Certificates

     Disqualified Organizations. If any legal or beneficial interest in a
Residual Certificate is transferred to a Disqualified Organization (as defined below), a tax would be imposed in an amount equal to the product of (i) the present value of the total anticipated excess inclusions with respect to such
Residual Certificate for periods after the transfer and (ii) the highest marginal federal income tax rate applicable to corporations. The REMIC
Regulations provide that the anticipated excess inclusions are based on actual prepayment experience to the date of the transfer and projected payments based on the Prepayment Assumption. The present value rate equals the applicable federal rate under Code Section 1274(d) as of the date of the transfer for a term ending with the last calendar quarter in which excess inclusions are expected to accrue. Such rate is applied to the anticipated excess inclusions from the end of the remaining calendar quarters in which they arise to the date of the transfer. Such a tax generally would be imposed on the transferor of the
Residual Certificate, except that where such transfer is through an agent
(including a broker, nominee or other middleman) for a Disqualified
Organization, the tax would instead be imposed on such agent. However, a transferor of a Residual Certificate would in no event be liable for such tax with respect to a transfer if the transferee furnishes to the transferor an affidavit stating that the transferee is not a Disqualified Organization and, as of the time of the transfer, the transferor does not have actual knowledge that such affidavit is false. The tax also may be waived by the Internal Revenue
Service if the Disqualified Organization promptly disposes of the Residual
Certificate and the transferor pays income

                                       87

tax at the highest corporate rate on the excess inclusion for the period the
Residual Certificate is actually held by the Disqualified Organization.

     In addition, if a Pass-Through Entity (as defined below) has excess inclusion income with respect to a Residual Certificate during a taxable year and a Disqualified Organization is the record holder of an equity interest in such entity, then a tax is imposed on such entity equal to the product of (i)
the amount of excess inclusions that are allocable to the interest in the
Pass-Through Entity during the period such interest is held by such Disqualified
Organization, and (ii) the highest marginal federal corporate income tax rate.
Such tax would be deductible from the ordinary gross income of the Pass-Through
Entity for the taxable year. The Pass-Through Entity would not be liable for such tax if it has received an affidavit from such record holder that it is not a Disqualified Organization or stating such holder's taxpayer identification number and, during the period such person is the record holder of the Residual
Certificate, the Pass- Through Entity does not have actual knowledge that such affidavit is false.

     For taxable years beginning on or after January 1, 1998, if an "electing large partnership" holds a Residual Certificate, all interests in the electing large partnership are treated as held by Disqualified Organizations for purposes of the tax imposed upon a Pass-Through Entity by Section 860E(c) of the Code. An
exception to this tax, otherwise available to a Pass-Through Entity that is furnished certain affidavits by record holders of interests in the entity and that does not know such affidavits are false, is not available to an electing large partnership.

     For these purposes, (i) "DISQUALIFIED ORGANIZATION" means the United
States, any state or political subdivision thereof, any foreign government, any international organization, any agency or instrumentality of any of the foregoing (provided, that such term does not include an instrumentality if all of its activities are subject to tax and a majority of its board of directors is not selected by any such governmental entity), any cooperative organization furnishing electric energy or providing telephone service to persons in rural areas as described in Code Section 1381(a)(2)(C), and any organization (other than a farmers' cooperative described in Code Section 521) that is exempt from taxation under the Code unless such organization is subject to the tax on unrelated business income imposed by Code Section 511, (ii) "PASS-THROUGH
ENTITY" means any regulated investment company, real estate investment trust, common trust fund, partnership, trust or estate and certain corporations operating on a cooperative basis, and (iii) an "ELECTING LARGE PARTNERSHIP"
means any partnership having more than 100 members during the preceding tax year
(other than certain service partnerships and commodity pools), which elect to apply simplified reporting provisions under the Code. Except as may be provided in Treasury regulations, any person holding an interest in a Pass-Through Entity as a nominee for another will, with respect to such interest, be treated as a
Pass-Through Entity.

     The Pooling and Servicing Agreement with respect to a Series will provide that no legal or beneficial interest in a Residual Certificate may be transferred or registered unless (i) the proposed transferee furnishes to the
Depositor and the Trustee an affidavit providing its taxpayer identification number and stating that such transferee is the beneficial owner of the Residual
Certificate and is not a Disqualified Organization and is not purchasing such
Residual Certificate on behalf of a Disqualified Organization (i.e., as a broker, nominee or middleman thereof) and (ii) the transferor provides a statement in writing to the Depositor and the Trustee that it has no actual knowledge that such affidavit is false. Moreover, the Pooling and Servicing
Agreement will provide that any attempted or purported transfer in violation of these transfer restrictions will be null and void and will vest no rights in any purported transferee. Each Residual Certificate with respect to a Series will bear a legend referring to such restrictions on transfer, and each Residual
Holder will be deemed to have agreed, as a condition of ownership thereof, to any amendments to the related Pooling and Servicing Agreement required under the
Code or applicable Treasury regulations to effectuate the foregoing restrictions. Information necessary to compute an applicable excise tax must be furnished to the Internal Revenue Service and to the requesting party within 60 days of the request, and the Seller or the Trustee may charge a fee for computing and providing such information.

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     Noneconomic Residual Interests. The REMIC Regulations would disregard certain transfers of Residual Certificates, in which case the transferor would continue to be treated as the owner of the Residual Certificates and thus would continue to be subject to tax on its allocable portion of the net income of the
REMIC Pool. Under the REMIC Regulations, a transfer of a noneconomic residual interest (as defined below) to a Residual Holder (other than a Residual Holder who is not a U.S. Person, as defined below under "--Foreign Investors") is disregarded for all federal income tax purposes if a significant purpose of the transferor is to impede the assessment or collection of tax. A residual interest in a REMIC (including a residual interest with a positive value at issuance) is a "noneconomic residual interest" unless, at the time of the transfer, (x) the present value of the expected future distributions on the residual interest at least equals the product of the present value of the anticipated excess inclusions and the highest federal corporate income tax rate in effect for the year in which the transfer occurs, and (y) the transferor reasonably expects that the transferee will receive distributions from the REMIC at or after the time at which taxes accrue on the anticipated excess inclusions in an amount sufficient to satisfy the accrued taxes on each excess inclusion. The anticipated excess inclusions and the present value rate are determined in the same manner as set forth above under "--Disqualified Organizations." The REMIC
Regulations explain that a significant purpose to impede the assessment or collection of tax exists if the transferor, at the time of the transfer, either knew or should have known that the transferee would be unwilling or unable to pay taxes due on its share of the taxable income of the REMIC. A safe harbor is provided if (i) the transferor conducted, at the time of the transfer, a reasonable investigation of the financial condition of the transferee and found that the transferee historically had paid its debts as they came due and found no significant evidence to indicate that the transferee would not continue to pay its debts as they came due in the future, (ii) the transferee represents to the transferor that it understands that, as the holder of the non-economic residual interest, the transferee may incur tax liabilities in excess of any cash flows generated by the interest and that the transferee intends to pay taxes associated with holding the residual interest as they become due, (iii)
the transferee represents to the transferor that it will not cause income from the residual certificate to be attributable to a foreign permanent establishment or fixed base (within the meaning of an applicable income tax treaty) of the transferee or of any other person, and (iv) one of the two following tests is satisfied: either

     (a)  the present value of the anticipated tax liabilities associated with holding the noneconomic residual interest will not exceed the sum of:

          (1)  the present value of any consideration given to the transferee to acquire the residual interest;

          (2)  the present value of the expected future distributions on the residual interest; and

          (3)  the present value of the anticipated tax savings associated with holding the residual interest as the REMIC generates losses; or

     (b)  (1)  the transferee must be a domestic "C" corporation (other than a corporation exempt from taxation or a regulated investment company or real estate investment trust) that meets certain gross and net asset tests (generally, $100 million of gross assets and
               $10 million of net assets for the current year and the two preceding fiscal years);

          (2)  the transferee must agree in writing that any subsequent transfer of the residual interest would be to an eligible "C" corporation and would meet the requirement for a safe harbor transfer; and

          (3)  the facts and circumstances known to the transferor on or before the date of the transfer must not reasonably indicate that the taxes associated with ownership of the residual interest will not be paid by the transferee.

     For purposes of the computation in clause (a), the transferee is assumed to pay tax at the highest corporate rate of tax specified in the Code or, in certain circumstances, the alternative minimum tax rate. Further, present values generally are computed using a discount rate equal to the short-term Federal rate

                                       89

set forth in Section 1274(d) of the Code for the month of the transfer and the compounding period used by the transferee.

     The Pooling and Servicing Agreement with respect to each Series of
Certificates will require the transferee of a Residual Certificate to certify to the matters in requirements (i) through (iii) above as part of the affidavit described above under "--Disqualified Organizations." Unless otherwise indicated
in the applicable Prospectus Supplement, the Pooling and Servicing Agreement
will not require that transfers of the Residual Certificates meet requirement
(iv) above. Consequently, such transfers may not meet the safe harbor. Persons considering the purchase of the Residual Certificates of a Series should consult their advisors regarding the advisability of meeting the safe harbor in any transfer of the Residual Certificates.

     Foreign Investors. The REMIC Regulations provide that the transfer of a
Residual Certificate that has "tax avoidance potential" to a "foreign person"
will be disregarded for all federal tax purposes. This rule appears intended to apply to a transferee who is not a U.S. Person (as defined below), unless such transferee's income is effectively connected with the conduct of a trade or business within the United States. A Residual Certificate is deemed to have tax avoidance potential unless, at the time of the transfer, (i) the future value of expected distributions equals at least 30% of the anticipated excess inclusions after the transfer, and (ii) the transferor reasonably expects that the transferee will receive sufficient distributions from the REMIC Pool at or after the time at which the excess inclusions accrue and prior to the end of the next succeeding taxable year for the accumulated withholding tax liability to be paid. If the non-U.S. Person transfers the Residual Certificate back to a U.S.
Person, the transfer will be disregarded and the foreign transferor will continue to be treated as the owner unless arrangements are made so that the transfer does not have the effect of allowing the transferor to avoid tax on accrued excess inclusions.

     The Prospectus Supplement relating to the Certificates of a Series may provide that a Residual Certificate may not be purchased by or transferred to any person that is not a U.S. Person or may describe the circumstances and restrictions pursuant to which such a transfer may be made. The term "U.S.
PERSON" means a citizen or resident of the United States, a corporation or partnership (unless, in the case of a partnership, Treasury regulations are adopted that provide otherwise) created or organized in or under the laws of the
United States, any state or the District of Columbia, including an entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such
U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury regulations, certain trusts in existence on August 20, 1996 which are eligible to elect to be treated as U.S. Persons).

Sale or Exchange of a Residual Certificate

     Upon the sale or exchange of a Residual Certificate, the Residual Holder will recognize gain or loss equal to the excess, if any, of the amount realized over the adjusted basis (as described above under "-- Basis and Losses") of such
Residual Holder in such Residual Certificate at the time of the sale or exchange. In addition to reporting the taxable income of the REMIC Pool, a
Residual Holder will have taxable income to the extent that any cash distribution to it from the REMIC Pool exceeds such adjusted basis on that
Distribution Date. Such income will be treated as gain from the sale or exchange of the Residual Certificate. It is possible that the termination of the REMIC
Pool may be treated as a sale or exchange of a Residual Holder's Residual
Certificate, in which case, if the Residual Holder has an adjusted basis in its
Residual Certificate remaining when its interest in the REMIC Pool terminates, and if it holds such Residual Certificate as a capital asset under Code Section
1221, then it will recognize a capital loss at that time in the amount of such remaining adjusted basis.

     Any gain on the sale of a Residual Certificate will be treated as ordinary income (i) if a Residual Certificate is held as part of a "conversion transaction" as defined in Code Section 1258(c), up to the

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amount of interest that would have accrued on the Residual Certificateholder's net investment in the conversion transaction at 120% of the appropriate applicable Federal rate in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as a part of such transaction or (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates. In addition, gain or loss recognized from the sale of a Residual Certificate or termination of the REMIC Pool by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c).

     The Conference Committee Report to the 1986 Act provides that, except as provided in Treasury regulations yet to be issued, the wash sale rules of Code
Section 1091 will apply to dispositions of Residual Certificates where the seller of the Residual Certificate, during the period beginning six months before the sale or disposition of the Residual Certificate and ending six months after such sale or disposition, acquires (or enters into any other transaction that results in the application of Code Section 1091) any residual interest in any REMIC or any interest in a "taxable mortgage pool" (such as a non-REMIC owner trust) that is economically comparable to a Residual Certificate.

     Residual Holders that recognize a loss on a sale or exchange of a Residual
Certificate for federal income tax purposes in excess of certain threshold amounts should consult their tax advisors as to the need to file IRS Form 8886
(disclosing certain potential tax shelters) on their federal income tax returns.

Mark to Market Regulations

     The Internal Revenue Service has issued final regulations (the "MARK TO
MARKET REGULATIONS") under Code Section 475 relating to the requirement that a securities dealer mark to market securities held for sale to customers. This mark-to-market requirement applies to all securities of a dealer, except to the extent that the dealer has specifically identified a security as held for investment. The Mark to Market Regulations provide that, for purposes of this mark-to-market requirement, a Residual Certificate is not treated as a security and thus may not be marked to market.

TAXES THAT MAY BE IMPOSED ON THE REMIC POOL

Prohibited Transactions

     Income from certain transactions by the REMIC Pool, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of Residual Holders, but rather will be taxed directly to the REMIC Pool at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a)
substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective
(including a defaulted) obligation at any time) or for any qualified mortgage within three months of the Startup Day, (b) foreclosure, default, or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC Pool, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC Pool is permitted to hold, (iii) the receipt of compensation for services, or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv) of the preceding sentence, it is not a prohibited transaction to sell REMIC Pool property to prevent a default on Regular Certificates as a result of a default on qualified mortgages or to facilitate a clean-up call (generally, an optional prepayment of the remaining principal balance of a Class of Regular Certificates to save administrative costs when no more than a small percentage of the Certificates is outstanding). The REMIC Regulations indicate that the modification of a qualified mortgage generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of the
Mortgage Loan, the waiver of a due-on-sale or due-on-encumbrance clause, or the conversion of an interest rate by a mortgagor pursuant to the terms of a convertible adjustable rate Mortgage Loan.

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Contributions to the REMIC Pool After the Startup Day

     In general, the REMIC Pool will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC Pool after the Startup Day.
Exceptions are provided for cash contributions to the REMIC Pool (i) during the three months following the Startup Day, (ii) made to a qualified reserve fund by a Residual Holder, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or cleanup call, and (v) as otherwise permitted in
Treasury regulations yet to be issued. It is not anticipated that there will be any contributions to the REMIC Pool after the Startup Day.

Net Income from Foreclosure Property

     The REMIC Pool will be subject to federal income tax at the highest corporate rate on "net income from foreclosure property," determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by deed in lieu of foreclosure would be treated as
"foreclosure property" for a period not exceeding the close of the third calendar year after the year in which the REMIC Pool acquired such property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust. It is not anticipated that the REMIC Pool will have any taxable net income from foreclosure property.

LIQUIDATION OF THE REMIC POOL

     If a REMIC Pool adopts a plan of complete liquidation, within the meaning of Code Section 860F(a)(4)(A)(i), which may be accomplished by designating in the REMIC Pool's final tax return a date on which such adoption is deemed to occur, and sells all of its assets (other than cash) within a 90-day period beginning on such date, the REMIC Pool will not be subject to the prohibited transaction rules on the sale of its assets, provided that the REMIC Pool credits or distributes in liquidation all of the sale proceeds plus its cash
(other than amounts retained to meet claims) to holders of Regular Certificates and Residual Holders within the 90-day period.

ADMINISTRATIVE MATTERS

     The REMIC Pool will be required to maintain its books on a calendar year basis and to file federal income tax returns for federal income tax purposes in a manner similar to a partnership. The form for such income tax return is Form
1066, U.S. Real Estate Mortgage Investment Conduit Income Tax Return. The
Trustee will be required to sign the REMIC Pool's returns. Treasury regulations provide that, except where there is a single Residual Holder for an entire taxable year, the REMIC Pool will be subject to the procedural and administrative rules of the Code applicable to partnerships, including the determination by the Internal Revenue Service of any adjustments to, among other things, items of REMIC income, gain, loss, deduction, or credit in a unified administrative proceeding. A Servicer or the Master Servicer will be obligated to act as "tax matters person," as defined in applicable Treasury regulations, with respect to the REMIC Pool, in its capacity as either Residual Holder or agent of the Residual Holders. If the Code or applicable Treasury regulations do not permit a Servicer or the Master Servicer, as applicable, to act as tax matters person in its capacity as agent of the Residual Holders, the Residual
Holder chosen by the Residual Holders or such other person specified pursuant to
Treasury regulations will be required to act as tax matters person.

LIMITATIONS ON DEDUCTION OF CERTAIN EXPENSES

     An investor who is an individual, estate, or trust will be subject to limitation with respect to certain itemized deductions described in Code Section
67, to the extent that such itemized deductions, in the aggregate, do not exceed
2% of the investor's adjusted gross income. In addition, Code Section 68

                                       92

provides that itemized deductions otherwise allowable for a taxable year of an individual taxpayer will be reduced by the lesser of (i) 3% of the excess, if any, of adjusted gross income over a statutory threshold amount or (ii) 80% of the amount of itemized deductions otherwise allowable for such year. These limitations will be phased out and eliminated by 2010. In the case of a REMIC
Pool, such deductions may include deductions under Code Section 212 for the
Servicing Fee and all administrative and other expenses relating to the REMIC
Pool, or any similar expenses allocated to the REMIC Pool with respect to a regular interest it holds in another REMIC. Such investors who hold REMIC
Certificates either directly or indirectly through certain pass-through entities may have their pro rata share of such expenses allocated to them as additional gross income, but may be subject to such limitation on deductions. In addition, such expenses are not deductible at all for purposes of computing the alternative minimum tax, and may cause such investors to be subject to significant additional tax liability. Temporary Treasury regulations provide that the additional gross income and corresponding amount of expenses generally are to be allocated entirely to the holders of Residual Certificates in the case of a REMIC Pool that would not qualify as a fixed investment trust in the absence of a REMIC election. However, such additional gross income and limitation on deductions will apply to the allocable portion of such expenses to holders of Regular Certificates, as well as holders of Residual Certificates, where such Regular Certificates are issued in a manner that is similar to pass-through certificates in a fixed investment trust. Unless indicated
otherwise in the applicable Prospectus Supplement, all such expenses will be allocable to the Residual Certificates. In general, such allocable portion will be determined based on the ratio that a REMIC Certificateholder's income, determined on a daily basis, bears to the income of all holders of Regular
Certificates and Residual Certificates with respect to a REMIC Pool. As a result, individuals, estates or trusts holding REMIC Certificates (either directly or indirectly through a grantor trust, partnership, S corporation,
REMIC or certain other pass-through entities described in the foregoing temporary Treasury regulations) may have taxable income in excess of the interest income at the pass-through rate on Regular Certificates that are issued in a single class or otherwise consistently with fixed investment trust status or in excess of cash distributions for the related period on Residual
Certificates.

TAXATION OF CERTAIN FOREIGN INVESTORS

Regular Certificates

     Interest, including original issue discount, distributable to Regular
Certificateholders who are non-resident aliens, foreign corporations, or other
Non-U.S. Persons (as defined below), will be considered "portfolio interest"
and, therefore, generally will not be subject to 30% United States withholding tax, provided that such Non-U.S. Person (i) is not a "10-percent shareholder"
within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) and (ii) provides the
Trustee, or the person who would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Certificate is a
Non-U.S. Person, and the Non-U.S. Person provides the Trustee, or the person who would otherwise be required to withhold tax from such distributions under Code
Section 1441 or 1442, with the appropriate Internal Revenue Service form establishing the applicability of either of these two exemptions. If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Certificate is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Person.
In the latter case, such Non-U.S. Person will be subject to United States federal income tax at regular rates. Investors who are Non-U.S. Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Certificate. The term "NON-U.S. PERSON" means any person who is not a U.S. Person.

     Final Treasury regulations (the "WITHHOLDING REGULATIONS") provide alternative methods of satisfying the beneficial ownership certification requirement described above effective January 1, 2001.

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The Withholding Regulations provide for a new series of withholding certificates that must be used for all payments after December 31, 2000. The Withholding
Regulations require, in the case of Regular Certificates held by a foreign partnership, that (x) the certification described above be provided by the partners rather than by the foreign partnership and (y) the partnership provide certain information, including a United States taxpayer identification number in certain circumstances. A look-through rule would apply in the case of tiered partnerships. Non-U.S. Persons should consult their own tax advisors concerning the application of the certification requirements in the Withholding
Regulations.

Residual Certificates

     The Conference Committee Report to the 1986 Act indicates that amounts paid to Residual Holders who are Non-U.S. Persons generally should be treated as interest for purposes of the 30% (or lower treaty rate) United States withholding tax. Treasury regulations provide that amounts distributed to
Residual Holders may qualify as "portfolio interest," subject to the conditions described in "Regular Certificates" above, but only to the extent that (i) the
Mortgage Loans were issued after July 18, 1984 and (ii) the Trust Estate or segregated pool of assets therein (as to which a separate REMIC election will be made), to which the Residual Certificate relates, consists of obligations issued in "registered form" within the meaning of Code Section 163(f)(1). Generally,
Mortgage Loans will not be, but regular interests in another REMIC Pool will be, considered obligations issued in registered form. Furthermore, a Residual Holder will not be entitled to any exemption from the 30% withholding tax (or lower treaty rate) to the extent of that portion of REMIC taxable income that constitutes an "excess inclusion." See "--Taxation of Residual
Certificates--Limitations on Offset or Exemption of REMIC Income." If the
amounts paid to Residual Holders who are Non-U.S. Persons are effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Persons, 30% (or lower treaty rate) withholding will not apply.
Instead, the amounts paid to such Non-U.S. Persons will be subject to United
States federal income tax at regular rates. If 30% (or lower treaty rate)
withholding is applicable, such amounts generally will be taken into account for purposes of withholding only when paid or otherwise distributed (or when the
Residual Certificate is disposed of) under rules similar to withholding upon disposition of debt instruments that have original issue discount. See
"--Taxation of Residual Certificates--Tax-Related Restrictions on Transfer of
Residual Certificates--Foreign Investors" above concerning the disregard of certain transfers having "tax avoidance potential." Investors who are Non-U.S.
Persons should consult their own tax advisors regarding the specific tax consequences to them of owning Residual Certificates.

BACKUP WITHHOLDING

     Distributions made on the Regular Certificates, and proceeds from the sale of the Regular Certificates to or through certain brokers, may be subject to a
"backup" withholding tax under Code Section 3406 on "reportable payments"
(including interest distributions, original issue discount, and, under certain circumstances, principal distributions) unless the Regular Certificateholder complies with certain reporting and/or certification procedures, including the provision of its taxpayer identification number to the Trustee, its agent or the broker who effected the sale of the Regular Certificate, or such
Certificateholder is otherwise an exempt recipient under applicable provisions of the Code. Any amounts to be withheld from distribution on the Regular
Certificates would be refunded by the Internal Revenue Service or allowed as a credit against the Regular Certificateholder's federal income tax liability. The
Withholding Regulations change certain of the rules relating to certain presumptions currently available relating to information reporting and backup withholding. Non-U.S. Persons are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

REPORTING REQUIREMENTS

     Reports of accrued interest, original issue discount and information necessary to compute the accrual of market discount will be made annually to the
Internal Revenue Service and to individuals, estates, non-exempt and non-charitable trusts, and partnerships who are either holders of record of

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Regular Certificates or beneficial owners who own Regular Certificates through a broker or middleman as nominee. All brokers, nominees and all other non-exempt holders of record of Regular Certificates (including corporations, non-calendar year taxpayers, securities or commodities dealers, real estate investment trusts, investment companies, common trust funds, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in Internal Revenue
Service Publication 938 with respect to a particular Series of Regular
Certificates. Holders through nominees must request such information from the nominee.

     The Internal Revenue Service's Form 1066 has an accompanying Schedule Q,
Quarterly Notice to Residual Interest Holders of REMIC Taxable Income or Net
Loss Allocation. Treasury regulations require that Schedule Q be furnished by the REMIC Pool to each Residual Holder by the end of the month following the close of each calendar quarter (41 days after the end of a quarter under proposed Treasury regulations) in which the REMIC Pool is in existence.

     Treasury regulations require that, in addition to the foregoing requirements, information must be furnished quarterly to Residual Holders, furnished annually, if applicable, to holders of Regular Certificates, and filed annually with the Internal Revenue Service concerning Code Section 67 expenses
(see "Limitations on Deduction of Certain Expenses" above) allocable to such holders. Furthermore, under such regulations, information must be furnished quarterly to Residual Holders, furnished annually to holders of Regular
Certificates and filed annually with the Internal Revenue Service concerning the percentage of the REMIC Pool's assets meeting the qualified asset tests described above under "Status of REMIC Certificates."

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             FEDERAL INCOME TAX CONSEQUENCES FOR CERTIFICATES AS TO
                         WHICH NO REMIC ELECTION IS MADE

GENERAL

     In the event that no election is made to treat a Trust Estate (or a segregated pool of assets therein) with respect to a Series of Certificates as a
REMIC, the Trust Estate will be classified as a grantor trust under subpart E,
Part 1 of subchapter J of the Code and not as an association taxable as a corporation or a "taxable mortgage pool" within the meaning of Code Section
7701(i). Where there is no Fixed Retained Yield with respect to the Mortgage
Loans underlying the Certificates of a Series, and where such Certificates are not designated as "Stripped Certificates," the holder of each such Certificate in such Series will be treated as the owner of a pro rata undivided interest in the ordinary income and corpus portions of the Trust Estate represented by its
Certificate and will be considered the beneficial owner of a pro rata undivided interest in each of the Mortgage Loans, subject to the discussion below under
"--Recharacterization of Servicing Fees." Accordingly, the holder of a
Certificate of a particular Series will be required to report on its federal income tax return its pro rata share of the entire income from the Mortgage
Loans represented by its Certificate, including interest at the coupon rate on such Mortgage Loans, original issue discount (if any), prepayment fees, assumption fees, and late payment charges received by the Servicer, in accordance with such Certificateholder's method of accounting. A
Certificateholder generally will be able to deduct its share of the Servicing
Fee and all administrative and other expenses of the Trust Estate in accordance with its method of accounting, provided that such amounts are reasonable compensation for services rendered to that Trust Estate. However, investors who are individuals, estates or trusts who own Certificates, either directly or indirectly through certain pass-through entities, will be subject to limitation with respect to certain itemized deductions described in Code Section 67, including deductions under Code Section 212 for the Servicing Fee and all such administrative and other expenses of the Trust Estate, to the extent that such deductions, in the aggregate, do not exceed two percent of an investor's adjusted gross income. In addition, Code Section 68 provides that itemized deductions otherwise allowable for a taxable year of an individual taxpayer will be reduced by the lesser of (i) 3% of the excess, if any, of adjusted gross income over a statutory threshold amount or (ii) 80% of the amount of itemized deductions otherwise allowable for such year. These limitations will be phased out and eliminated by 2010. As a result, such investors holding Certificates, directly or indirectly through a pass-through entity, may have aggregate taxable income in excess of the aggregate amount of cash received on such Certificates with respect to interest at the pass-through rate or as discount income on such
Certificates. In addition, such expenses are not deductible at all for purposes of computing the alternative minimum tax, and may cause such investors to be subject to significant additional tax liability. Moreover, where there is Fixed
Retained Yield with respect to the Mortgage Loans underlying a Series of
Certificates or where the servicing fees are in excess of reasonable servicing compensation, the transaction will be subject to the application of the
"stripped bond" and "stripped coupon" rules of the Code, as described below under "--Stripped Certificates" and "--Recharacterization of Servicing Fees,"
respectively.

TAX STATUS

     Cadwalader, Wickersham & Taft LLP has advised the Depositor that, except as described below with respect to Stripped Certificates:

          (i) A Certificate owned by a "domestic building and loan association"
     within the meaning of Code Section 7701(a)(19) will be considered to represent "loans . . . secured by an interest in real property which is . .
     . residential real property" within the meaning of Code Section
     7701(a)(19)(C)(v), provided that the real property securing the Mortgage
     Loans represented by that Certificate is of the type described in such section of the Code.

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          (ii) A Certificate owned by a real estate investment trust will be considered to represent "real estate assets" within the meaning of Code
     Section 856(c)(4)(A) to the extent that the assets of the related Trust
     Estate consist of qualified assets, and interest income on such assets will be considered "interest on obligations secured by mortgages on real property" to such extent within the meaning of Code Section 856(c)(3)(B).

          (iii) A Certificate owned by a REMIC will be considered to represent an "obligation (including any participation or certificate of beneficial ownership therein) which is principally secured by an interest in real property" within the meaning of Code Section 860G(a)(3)(A) to the extent that the assets of the related Trust Estate consist of "qualified mortgages" within the meaning of Code Section 860G(a)(3).

     An issue arises as to whether Buy-Down Loans may be characterized in their entirety under the Code provisions cited in clauses (i) and (ii) of the immediately preceding paragraph. There is indirect authority supporting treatment of an investment in a Buy-Down Loan as entirely secured by real property if the fair market value of the real property securing the loan exceeds the principal amount of the loan at the time of issuance or acquisition, as the case may be. There is no assurance that the treatment described above is proper.
Accordingly, Certificateholders are urged to consult their own tax advisors concerning the effects of such arrangements on the characterization of such
Certificateholder's investment for federal income tax purposes.

PREMIUM AND DISCOUNT

     Certificateholders are advised to consult with their tax advisors as to the federal income tax treatment of premium and discount arising either upon initial acquisition of Certificates or thereafter.

Premium

     The treatment of premium incurred upon the purchase of a Certificate will be determined generally as described above under "--Federal Income Tax
Consequences for REMIC Certificates--Taxation of Residual
Certificates--Treatment of Certain Items of REMIC Income and Expense--Premium."

Original Issue Discount

     The original issue discount rules of Code Sections 1271 through 1275 will be applicable to a Certificateholder's interest in those Mortgage Loans as to which the conditions for the application of those sections are met. Rules regarding periodic inclusion of original issue discount income are applicable to mortgages of corporations originated after May 27, 1969, mortgages of noncorporate mortgagors (other than individuals) originated after July 1, 1982, and mortgages of individuals originated after March 2, 1984. Under the OID
Regulations, such original issue discount could arise by the charging of points by the originator of the mortgages in an amount greater than the statutory de minimis exception, including a payment of points that is currently deductible by the borrower under applicable Code provisions or, under certain circumstances, by the presence of "teaser" rates on the Mortgage Loans. See "--Stripped
Certificates" below regarding original issue discount on Stripped Certificates.

     Original issue discount generally must be reported as ordinary gross income as it accrues under a constant interest method that takes into account the compounding of interest, in advance of the cash attributable to such income.
Unless indicated otherwise in the applicable Prospectus Supplement, no prepayment assumption will be assumed for purposes of such accrual. However,
Code Section 1272 provides for a reduction in the amount of original issue discount includible in the income of a holder of an obligation that acquires the obligation after its initial issuance at a price greater than the sum of the original issue price and the previously accrued original issue discount, less prior payments of principal. Accordingly, if such Mortgage Loans acquired by a
Certificateholder are purchased at a price equal to the then unpaid principal amount of such Mortgage Loans, no original issue discount attributable to the

                                       97

difference between the issue price and the original principal amount of such
Mortgage Loans (i.e., points) will be includible by such holder.

Market Discount

     Certificateholders also will be subject to the market discount rules to the extent that the conditions for application of those sections are met. Market discount on the Mortgage Loans will be determined and will be reported as ordinary income generally in the manner described above under "--Federal Income
Tax Consequences for REMIC Certificates--Taxation of Regular
Certificates--Market Discount," except that the ratable accrual methods described therein will not apply. Rather, the holder will accrue market discount pro rata over the life of the Mortgage Loans, unless the constant yield method is elected. Unless indicated otherwise in the applicable Prospectus Supplement, no prepayment assumption will be assumed for purposes of such accrual.

RECHARACTERIZATION OF SERVICING FEES

     If the servicing fees paid to a Servicer were deemed to exceed reasonable servicing compensation, the amount of such excess would represent neither income nor a deduction to Certificateholders. In this regard, there are no authoritative guidelines for federal income tax purposes as to either the maximum amount of servicing compensation that may be considered reasonable in the context of this or similar transactions or whether, in the case of the
Certificate, the reasonableness of servicing compensation should be determined on a weighted average or loan-by-loan basis. If a loan-by-loan basis is appropriate, the likelihood that such amount would exceed reasonable servicing compensation as to some of the Mortgage Loans would be increased. Internal
Revenue Service guidance indicates that a servicing fee in excess of reasonable compensation ("excess servicing") will cause the Mortgage Loans to be treated under the "stripped bond" rules. Such guidance provides safe harbors for servicing deemed to be reasonable and requires taxpayers to demonstrate that the value of servicing fees in excess of such amounts is not greater than the value of the services provided.

     Accordingly, if the Internal Revenue Service's approach is upheld, a
Servicer who receives a servicing fee in excess of such amounts would be viewed as retaining an ownership interest in a portion of the interest payments on the
Mortgage Loans. Under the rules of Code Section 1286, the separation of ownership of the right to receive some or all of the interest payments on an obligation from the right to receive some or all of the principal payments on the obligation would result in treatment of such Mortgage Loans as "stripped coupons" and "stripped bonds." Subject to the de minimis rule discussed below under "--Stripped Certificates," each stripped bond or stripped coupon could be considered for this purpose as a non-interest bearing obligation issued on the date of issue of the Certificates, and the original issue discount rules of the
Code would apply to the holder thereof. While Certificateholders would still be treated as owners of beneficial interests in a grantor trust for federal income tax purposes, the corpus of such trust could be viewed as excluding the portion of the Mortgage Loans the ownership of which is attributed to the Servicer, or as including such portion as a second class of equitable interest. Applicable
Treasury regulations treat such an arrangement as a fixed investment trust, since the multiple classes of trust interests should be treated as merely facilitating direct investments in the trust assets and the existence of multiple classes of ownership interests is incidental to that purpose. In general, such a recharacterization should not have any significant effect upon the timing or amount of income reported by a Certificateholder, except that the income reported by a cash method holder may be slightly accelerated. See
"--Stripped Certificates" below for a further description of the federal income tax treatment of stripped bonds and stripped coupons.

SALE OR EXCHANGE OF CERTIFICATES

     Upon sale or exchange of a Certificate, a Certificateholder will recognize gain or loss equal to the difference between the amount realized on the sale and its aggregate adjusted basis in the Mortgage Loans

                                       98

and other assets represented by the Certificate. In general, the aggregate adjusted basis will equal the Certificateholder's cost for the Certificate, increased by the amount of any income previously reported with respect to the
Certificate and decreased by the amount of any losses previously reported with respect to the Certificate and the amount of any distributions received thereon.
Except as provided above with respect to market discount on any Mortgage Loans, and except for certain financial institutions subject to the provisions of Code
Section 582(c), any such gain or loss generally would be capital gain or loss if the Certificate was held as a capital asset. However, gain on the sale of a
Certificate will be treated as ordinary income (i) if a Certificate is held as part of a "conversion transaction" as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Certificateholder's net investment in the conversion transaction at 120% of the appropriate applicable
Federal rate in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as a part of such transaction or (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates. Long-term capital gains of certain noncorporate taxpayers generally are subject to a lower maximum tax rate than ordinary income or short-term capital gains of such taxpayers for property held more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains.

     Certificateholders that recognize a loss on a sale or exchange of a
Certificate for federal income tax purposes in excess of certain threshold amounts should consult their tax advisors as to the need to file IRS Form 8886
(disclosing certain potential tax shelters) on their federal income tax returns.

STRIPPED CERTIFICATES

General

     Pursuant to Code Section 1286, the separation of ownership of the right to receive some or all of the principal payments on an obligation from ownership of the right to receive some or all of the interest payments results in the creation of "stripped bonds" with respect to principal payments and "stripped coupons" with respect to interest payments. For purposes of this discussion,
Certificates that are subject to those rules will be referred to as "STRIPPED
CERTIFICATES." The Certificates will be subject to those rules if (i) the
Depositor or any of its affiliates retains (for its own account or for purposes of resale), in the form of Fixed Retained Yield or otherwise, an ownership interest in a portion of the payments on the Mortgage Loans, (ii) the Depositor or any of its affiliates is treated as having an ownership interest in the
Mortgage Loans to the extent it is paid (or retains) servicing compensation in an amount greater than reasonable consideration for servicing the Mortgage Loans
(see "--Recharacterization of Servicing Fees" above), and (iii) a Class of
Certificates issued in two or more Classes or subclasses representing the right to non-pro rata percentages of the interest and principal payments on the
Mortgage Loans.

     In general, a holder of a Stripped Certificate will be considered to own
"stripped bonds" with respect to its pro rata share of all or a portion of the principal payments on each Mortgage Loan and/or "stripped coupons" with respect to its pro rata share of all or a portion of the interest payments on each
Mortgage Loan, including the Stripped Certificate's allocable share of the servicing fees paid to a Servicer, to the extent that such fees represent reasonable compensation for services rendered. See the discussion above under
"--Recharacterization of Servicing Fees." Although not free from doubt, for purposes of reporting to Stripped Certificateholders, the servicing fees will be allocated to the Stripped Certificates in proportion to the respective entitlements to distributions of each Class of Stripped Certificates for the related period or periods. The holder of a Stripped Certificate generally will be entitled to a deduction each year in respect of the servicing fees, as described above under "Federal Income Tax Consequences for Certificates as to
Which No REMIC Election Is Made--General," subject to the limitation described therein.

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     Code Section 1286 treats a stripped bond or a stripped coupon generally as an obligation issued at an original issue discount on the date that such stripped interest is purchased. Although the treatment of Stripped Certificates for federal income tax purposes is not clear in certain respects at this time, particularly where such Stripped Certificates are issued with respect to a
Mortgage Pool containing variable-rate Mortgage Loans, the Seller has been advised by counsel that (i) the Trust Estate will be treated as a grantor trust under subpart E, Part I of subchapter J of the Code and not as an association taxable as a corporation or a "taxable mortgage pool" within the meaning of Code
Section 7701(i), and (ii) each Stripped Certificate should be treated as a single installment obligation for purposes of calculating original issue discount and gain or loss on disposition. This treatment is based on the interrelationship of Code Section 1286, Code Sections 1272 through 1275, and the
OID Regulations. Although it is possible that computations with respect to
Stripped Certificates could be made in one of the ways described below under
"--Taxation of Stripped Certificates--Possible Alternative Characterizations,"
the OID Regulations state, in general, that two or more debt instruments issued by a single issuer to a single investor in a single transaction should be treated as a single debt instrument. Accordingly, for OID purposes, all payments on any Stripped Certificates should be aggregated and treated as though they were made on a single debt instrument. The Pooling and Servicing Agreement will require that the Trustee make and report all computations described below using this aggregate approach, unless substantial legal authority requires otherwise.

     Furthermore, Treasury regulations issued December 28, 1992 provide for treatment of a Stripped Certificate as a single debt instrument issued on the date it is purchased for purposes of calculating any original issue discount. In addition, under these regulations, a Stripped Certificate that represents a right to payments of both interest and principal may be viewed either as issued with original issue discount or market discount (as described below), at a de minimis original issue discount, or, presumably, at a premium. This treatment indicates that the interest component of such a Stripped Certificate would be treated as qualified stated interest under the OID Regulations, assuming it is not an interest-only or super-premium Stripped Certificate. Further, these final regulations provide that the purchaser of such a Stripped Certificate will be required to account for any discount as market discount rather than original issue discount if either (i) the initial discount with respect to the Stripped
Certificate was treated as zero under the de minimis rule, or (ii) no more than
100 basis points in excess of reasonable servicing is stripped off the related
Mortgage Loans. Any such market discount would be reportable as described above under "Federal Income Tax Consequences for REMIC Certificates--Taxation of
Regular Certificates--Market Discount," without regard to the de minimis rule therein, assuming that a prepayment assumption is employed in such computation.

Status of Stripped Certificates

     No specific legal authority exists as to whether the character of the
Stripped Certificates, for federal income tax purposes, will be the same as that of the Mortgage Loans. Although the issue is not free from doubt, counsel has advised the Seller that Stripped Certificates owned by applicable holders should be considered to represent "real estate assets" within the meaning of Code
Section 856(c)(4)(A), "obligation[s] . . . principally secured by an interest in real property" within the meaning of Code Section 860G(a)(3)(A), and "loans . .
.. secured by an interest in real property" within the meaning of Code Section
7701(a)(19)(C)(v), and interest (including original issue discount) income attributable to Stripped Certificates should be considered to represent
"interest on obligations secured by mortgages on real property" within the meaning of Code Section 856(c)(3)(B), provided that in each case the Mortgage
Loans and interest on such Mortgage Loans qualify for such treatment. The application of such Code provisions to Buy-Down Loans is uncertain. See "--Tax
Status" above.

Taxation of Stripped Certificates

     Original Issue Discount. Except as described above under "--General," each
Stripped Certificate will be considered to have been issued at an original issue discount for Federal income tax purposes.

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Original issue discount with respect to a Stripped Certificate must be included in ordinary income as it accrues, in accordance with a constant interest method that takes into account the compounding of interest, which may be prior to the receipt of the cash attributable to the related income. Based in part on the OID
Regulations and the amendments to the original issue discount sections of the
Code made by the 1986 Act, the amount of original issue discount required to be included in the income of a holder of a Stripped Certificate (referred to in this discussion as a "STRIPPED CERTIFICATEHOLDER") in any taxable year likely will be computed generally as described above under " Federal Income Tax
Consequences for REMIC Certificates--Taxation of Regular Certificates--Original
Issue Discount" and "--Variable Rate Regular Certificates." However, with the apparent exception of a Stripped Certificate qualifying as a market discount obligation as described above under "--General," the issue price of a Stripped
Certificate will be the purchase price paid by each holder thereof, and the stated redemption price at maturity will include the aggregate amount of the payments to be made on the Stripped Certificate to such Stripped
Certificateholder, presumably under the Prepayment Assumption, other than qualified stated interest.

     If the Mortgage Loans prepay at a rate either faster or slower than that under the Prepayment Assumption, a Stripped Certificateholder's recognition of original issue discount will be either accelerated or decelerated and the amount of such original issue discount will be either increased or decreased depending on the relative interests in principal and interest on each Mortgage Loan represented by such Stripped Certificateholder's Stripped Certificate. While the
matter is not free from doubt, the holder of a Stripped Certificate should be entitled in the year that it becomes certain (assuming no further prepayments)
that the holder will not recover a portion of its adjusted basis in such
Stripped Certificate to recognize a loss (which may be a capital loss) equal to such portion of unrecoverable basis.

     As an alternative to the method described above, the fact that some or all of the interest payments with respect to the Stripped Certificates will not be made if the Mortgage Loans are prepaid could lead to the interpretation that such interest payments are "contingent" within the meaning of the OID
Regulations. The OID Regulations, as they relate to the treatment of contingent interest, are by their terms not applicable to prepayable securities such as the
Stripped Certificates. However, if final regulations dealing with contingent interest with respect to the Stripped Certificates apply the same principles as the OID Regulations, such regulations may lead to different timing of income inclusion than would be the case under the OID Regulations for non-contingent debt instruments. Furthermore, application of such principles could lead to the characterization of gain on the sale of contingent interest Stripped
Certificates as ordinary income. Investors should consult their tax advisors regarding the appropriate tax treatment of Stripped Certificates.

     Sale or Exchange of Stripped Certificates. Sale or exchange of a Stripped
Certificate prior to its maturity will result in gain or loss equal to the difference, if any, between the amount received and the Stripped
Certificateholder's adjusted basis in such Stripped Certificate, as described above under "-- Federal Income Tax Consequences for REMIC Certificates--Taxation
of Regular Certificates--Sale or Exchange of Regular Certificates." To the
extent that a subsequent purchaser's purchase price is exceeded by the remaining payments on the Stripped Certificates, such subsequent purchaser will be required for federal income tax purposes to accrue and report such excess as if it were original issue discount in the manner described above. It is not clear for this purpose whether the assumed prepayment rate that is to be used in the case of a Stripped Certificateholder other than an original Stripped
Certificateholder should be the Prepayment Assumption or a new rate based on the circumstances at the date of subsequent purchase.

     Purchase of More Than One Class of Stripped Certificates. When an investor purchases more than one Class of Stripped Certificates, it is currently unclear whether for federal income tax purposes such Classes of Stripped Certificates should be treated separately or aggregated for purposes of the rules described above.

     Possible Alternative Characterizations. The characterizations of the
Stripped Certificates discussed above are not the only possible interpretations of the applicable Code provisions. For example, the

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Stripped Certificateholder may be treated as the owner of (i) one installment obligation consisting of such Stripped Certificate's pro rata share of the payments attributable to principal on each Mortgage Loan and a second installment obligation consisting of such Stripped Certificate's pro rata share of the payments attributable to interest on each Mortgage Loan, (ii) as many stripped bonds or stripped coupons as there are scheduled payments of principal and/or interest on each Mortgage Loan, or (iii) a separate installment obligation for each Mortgage Loan, representing the Stripped Certificate's pro rata share of payments of principal and/or interest to be made with respect thereto. Alternatively, the holder of one or more Classes of Stripped
Certificates may be treated as the owner of a pro rata fractional undivided interest in each Mortgage Loan to the extent that such Stripped Certificate, or
Classes of Stripped Certificates in the aggregate, represent the same pro rata portion of principal and interest on each such Mortgage Loan, and a stripped bond or stripped coupon (as the case may be), treated as an installment obligation or contingent payment obligation, as to the remainder. Final regulations issued on December 28, 1992 regarding original issue discount on stripped obligations make the foregoing interpretations less likely to be applicable. The preamble to those regulations states that they are premised on the assumption that an aggregation approach is appropriate for determining whether original issue discount on a stripped bond or stripped coupon is de minimis, and solicits comments on appropriate rules for aggregating stripped bonds and stripped coupons under Code Section 1286.

     Because of these possible varying characterizations of Stripped
Certificates and the resultant differing treatment of income recognition,
Stripped Certificateholders are urged to consult their own tax advisors regarding the proper treatment of Stripped Certificates for federal income tax purposes.

REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

     The Trustee will furnish, within a reasonable time after the end of each calendar year, to each Certificateholder or Stripped Certificateholder at any time during such year, such information (prepared on the basis described above)
as is necessary to enable such Certificateholders to prepare their federal income tax returns. Such information will include the amount of original issue discount accrued on Certificates held by persons other than Certificateholders exempted from the reporting requirements. The amount required to be reported by the Trustee may not be equal to the proper amount of original issue discount required to be reported as taxable income by a Certificateholder, other than an original Certificateholder that purchased at the issue price. In particular, in the case of Stripped Certificates, unless provided otherwise in the applicable
Prospectus Supplement, such reporting will be based upon a representative initial offering price of each Class of Stripped Certificates. The Trustee will also file such original issue discount information with the Internal Revenue
Service. If a Certificateholder fails to supply an accurate taxpayer identification number or if the Secretary of the Treasury determines that a
Certificateholder has not reported all interest and dividend income required to be shown on his federal income tax return, backup withholding may be required in respect of any reportable payments, as described above under "--Federal Income
Tax Consequences for REMIC Certificates--Backup Withholding."

TAXATION OF CERTAIN FOREIGN INVESTORS

     To the extent that a Certificate evidences ownership in Mortgage Loans that are issued on or before July 18, 1984, interest or original issue discount paid by the person required to withhold tax under Code Section 1441 or 1442 to nonresident aliens, foreign corporations, or other non-U.S. persons ("FOREIGN
PERSONS") generally will be subject to 30% United States withholding tax, or such lower rate as may be provided for interest by an applicable tax treaty.
Accrued original issue discount recognized by the Certificateholder on the sale or exchange of such a Certificate also will be subject to federal income tax at the same rate.

     Treasury regulations provide that interest or original issue discount paid by the Trustee or other withholding agent to a foreign person evidencing ownership interest in Mortgage Loans issued after July

                                       102

18, 1984 will be "portfolio interest" and will be treated in the manner, and such persons will be subject to the same certification requirements, described above under "--Federal Income Tax Consequences for REMIC Certificates--Taxation
of Certain Foreign Investors--Regular Certificates."

                              ERISA CONSIDERATIONS

GENERAL

     The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and Section 4975 of the Code impose certain requirements on those employee benefit plans and arrangements to which they apply and on those persons who are fiduciaries with respect to such employee benefit plans and arrangements. The following is a general discussion of such requirements, and certain applicable exceptions to and administrative exemptions from such requirements. For purposes of this discussion, employee benefit plans and arrangements to which both ERISA and the Code apply are referred to as "ERISA PLANS." An individual retirement account established under Code Section 408 (an "IRA") is an ERISA Plan if the
IRA is endorsed by or contributed to by the IRA participant's employer or employee organization. Other IRAs, as well as certain employee benefit plans covering only self-employed individuals (collectively, "NON-ERISA PLANS"), are not considered ERISA Plans, but such Non-ERISA Plans are subject to ERISA-like requirements as well as the prohibited transaction provisions of the Code.
Employee benefit plans that are governmental plans (as defined in Section 3(32)
of ERISA) and certain church plans (as defined in Section 3(33) of ERISA)
(collectively, "EXEMPT PLANS") are exempt from the provisions of Title I of
ERISA and the prohibited transaction provisions of the Code. Accordingly, Exempt
Plans also are not considered ERISA Plans, but such Exempt Plans may be subject to the provisions and special requirements of other applicable federal, state and local law. Exempt Plans, ERISA Plans and Non- ERISA Plans are collectively referred to as "BENEFIT PLANS."

     Before purchasing any Certificates, an ERISA Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to such purchase under the requirements of ERISA or the Code, whether prohibited transaction exemptions such as PTE 83-1 or any individual administrative exemption (as described below) applies, including whether the appropriate conditions set forth therein would be met, or whether any statutory prohibited transaction exemption is applicable, and further should consult the applicable
Prospectus Supplement relating to such Series of Certificates.

CERTAIN REQUIREMENTS UNDER ERISA AND THE CODE

General

     In accordance with ERISA's general fiduciary standards, before investing in a Certificate, an ERISA Plan fiduciary should determine whether to do so is permitted under the governing ERISA Plan instruments and is appropriate for the
ERISA Plan in view of its overall investment policy and the composition and diversification of its portfolio. An ERISA Plan fiduciary should especially consider the ERISA requirement of investment prudence and the sensitivity of the return on the Certificates to the rate of principal repayments (including prepayments) on the Mortgage Loans, as discussed in "Prepayment and Yield
Considerations" herein.

Parties in Interest/Disqualified Persons

     Other provisions of ERISA (and corresponding provisions of the Code)
prohibit certain transactions involving the assets of an ERISA Plan and persons who have certain specified relationships to the ERISA Plan (so-called "parties in interest" within the meaning of ERISA or "disqualified persons" within the meaning of the Code). The Depositor, the Master Servicer, any Servicer or the
Trustee or certain affiliates thereof might be considered or might become
"parties in interest" or "disqualified persons" with respect to an ERISA Plan.
If so, the acquisition or holding of Certificates by or on behalf of such ERISA
Plan

                                      103

could be considered to give rise to a "prohibited transaction" within the meaning of ERISA and the Code unless an administrative exemption described below or some other exemption is available.

     Special caution should be exercised before the assets of an ERISA Plan
(including assets that may be held in an insurance company's separate or general accounts where assets in such accounts may be deemed plan assets for purposes of
ERISA) are used to purchase a Certificate if, with respect to such assets, the
Depositor, any Servicer, the Master Servicer or the Trustee or an affiliate thereof either: (a) has investment discretion with respect to the investment of such assets of such ERISA Plan; or (b) has authority or responsibility to give, or regularly gives, investment advice with respect to such assets for a fee and pursuant to an agreement or understanding that such advice will serve as a primary basis for investment decisions with respect to such assets and that such advice will be based on the particular investment needs of the ERISA Plan.

Delegation of Fiduciary Duty

     Further, if the assets included in a Trust Estate were deemed to constitute assets of an ERISA Plan, it is possible that an ERISA Plan's investment in the
Certificates might be deemed to constitute a delegation, under ERISA, of the duty to manage plan assets by the fiduciary deciding to invest in the
Certificates, and certain transactions involved in the operation of the Trust
Estate might be deemed to constitute prohibited transactions under ERISA and the
Code. Neither ERISA nor the Code define the term "plan assets."

     The U.S. Department of Labor (the "DEPARTMENT") has issued regulations (the
"REGULATIONS") concerning whether or not an ERISA Plan's assets would be deemed to include an interest in the underlying assets of an entity (such as a Trust
Estate) for purposes of the reporting and disclosure and general fiduciary responsibility provisions of ERISA, as well as for the prohibited transaction provisions of ERISA and the Code, if the ERISA Plan acquires an "equity interest" (such as a Certificate) in such an entity.

     Certain exceptions are provided in the Regulations whereby an investing
ERISA Plan's assets would be deemed merely to include its interest in the
Certificates instead of being deemed to include an interest in the assets of a
Trust Estate. However, it cannot be predicted in advance nor can there be any continuing assurance whether such exceptions may be met, because of the factual nature of certain of the rules set forth in the Regulations. For example, one of the exceptions in the Regulations states that the underlying assets of an entity will not be considered "plan assets" if less than 25% of the value of all classes of equity interests are held by "benefit plan investors," which term is defined to include ERISA Plans, Non-ERISA Plans and Exempt Plans and any entity whose assets include "plan assets" by reason of benefit plan investments in such entity, but this exception is tested immediately after each acquisition of an equity interest in the entity whether upon initial issuance or in the secondary market.

Applicability to Non-ERISA Plans

     Since Non-ERISA Plans are subject to the prohibited transaction provisions of the Code, the discussion above with respect to "disqualified persons,"
prohibited transactions, delegation of fiduciary duty and plan assets applies to
Non-ERISA Plans as well as ERISA Plans. However, the administrative exemptions discussed below are not applicable to Non-ERISA Plans.

ADMINISTRATIVE EXEMPTIONS

Individual Administrative Exemptions.

     Several underwriters of mortgage-backed securities have applied for and obtained individual administrative prohibited transaction exemptions (each, an
"UNDERWRITER'S EXEMPTION") which are in some respects broader than Prohibited
Transaction Class Exemption 83-1 (described below). Such

                                      104

exemptions can only apply to mortgage-backed securities which, among other conditions, are sold in an offering with respect to which such underwriter serves as the sole or a managing underwriter, or as a selling or placement agent. If such an Underwriter's Exemption might be applicable to a Series of
Certificates, the applicable Prospectus Supplement will refer to such possibility.

     Among the conditions that must be satisfied for an Underwriter's Exemption to apply are the following:

          (1) The acquisition of Certificates by an ERISA Plan is on terms
     (including the price for the Certificates) that are at least as favorable to the ERISA Plan as they would be in an arm's length transaction with an unrelated party.

          (2) The Certificates acquired by the ERISA Plan have received a rating at the time of such acquisition that is one of the four highest generic rating categories from either Standard & Poor's, a division of The
     McGraw-Hill Companies ("S&P"), Moody's Investors Service, Inc. ("MOODY'S")
     or Fitch Ratings ("FITCH").

          (3) The Trustee must not be an affiliate of any other member of the
     Restricted Group (as defined below) other than an underwriter.

          (4) The sum of all payments made to and retained by the underwriter in connection with the distribution of Certificates represents not more than reasonable compensation for underwriting the Certificates. The sum of all payments made to and retained by the Depositor pursuant to the assignment of the Mortgage Loans to the Trust Estate represents not more than the fair market value of such Mortgage Loans. The sum of all payments made to and retained by the Servicer (and any other servicer) represents not more than reasonable compensation for such person's services under the Pooling and
     Servicing Agreement and reimbursement of such person's reasonable expenses in connection therewith.

          (5) The ERISA Plan investing in the Certificates is an "accredited investor" as defined in Rule 501(a)(1) of Regulation D of the Commission under the Securities Act of 1933, as amended (the "SECURITIES ACT").

     The Trust Estate must also meet the following requirements:

          (i) the assets of the Trust Estate must consist solely of assets of the type that have been included in other investment pools in the marketplace;

          (ii) certificates in such other investment pools must have been rated in one of the four highest rating categories of S&P, Moody's, or Fitch for at least one year prior to the ERISA Plan's acquisition of the
     Certificates; and

          (iii) certificates evidencing interests in such other investment pools must have been purchased by investors other than ERISA Plans for at least one year prior to any ERISA Plan's acquisition of the Certificates.

     If the conditions to an Underwriter's Exemption are met, whether or not an
ERISA Plan's assets would be deemed to include an ownership interest in the
Mortgage Loans in a mortgage pool, the acquisition, holding and resale of the
Certificates by ERISA Plans would be exempt from certain of the prohibited transaction provisions of ERISA and the Code.

     Moreover, an Underwriter's Exemption can provide relief from certain self-dealing/conflict of interest prohibited transactions that may occur if an
ERISA Plan fiduciary causes an ERISA Plan to acquire and hold Certificates in a
Trust Estate in which the fiduciary (or its affiliate) is an obligor on the
Mortgage Loans held in the Trust Estate provided that, among other requirements:
(i) in the case of an acquisition in connection with the initial issuance of
Certificates, at least fifty percent of each class of

                                      105

Certificates in which ERISA Plans have invested is acquired by persons independent of the Restricted Group (as defined below) and at least fifty percent of the aggregate interest in the Trust Estate is acquired by persons independent of the Restricted Group; (ii) such fiduciary (or its affiliate) is an obligor with respect to five percent or less of the fair market value of the
Mortgage Loans contained in the Trust Estate; (iii) the ERISA Plan's investment in Certificates of any Class does not exceed twenty-five percent of all of the
Certificates of that Class outstanding at the time of the acquisition and (iv)
immediately after the acquisition no more than twenty-five percent of the assets of the ERISA Plan with respect to which such person is a fiduciary are invested in Certificates representing an interest in one or more trusts containing assets sold or serviced by the same entity.

     An Underwriter's Exemption does not apply to ERISA Plans sponsored by the
Depositor, the underwriter specified in the applicable Prospectus Supplement, the Master Servicer, the Trustee, any Servicer, any insurer with respect to the
Mortgage Loans, any obligor with respect to Mortgage Loans included in the Trust
Estate constituting more than five percent of the aggregate unamortized principal balance of the assets in the Trust Estate, or any affiliate of such parties (the "RESTRICTED GROUP").

PTE 83-1

     Prohibited Transaction Class Exemption 83-1 for Certain Transactions
Involving Mortgage Pool Investment Trusts ("PTE 83-1") permits certain transactions involving the creation, maintenance and termination of certain residential mortgage pools and the acquisition and holding of certain residential mortgage pool pass-through certificates by ERISA Plans, whether or not the ERISA Plan's assets would be deemed to include an ownership interest in the mortgages in such mortgage pools, and whether or not such transactions would otherwise be prohibited under ERISA or the Code.

     The term "mortgage pool pass-through certificate" is defined in PTE 83-1 as
"a certificate representing a beneficial undivided fractional interest in a mortgage pool and entitling the holder of such a certificate to pass-through payment of principal and interest from the pooled mortgage loans, less any fees retained by the pool sponsor." It appears that, for purposes of PTE 83-1, the term "mortgage pool pass-through certificate" would include Certificates issued in a single Class or in multiple Classes that evidence the beneficial ownership of both a specified percentage of future interest payments (after permitted deductions) and a specified percentage of future principal payments on a Trust
Estate.

     However, it appears that PTE 83-1 does or might not apply to the purchase and holding of (a) Certificates that evidence the beneficial ownership only of a specified percentage of future interest payments (after permitted deductions) on a Trust Estate or only of a specified percentage of future principal payments on a Trust Estate, (b) Residual Certificates, (c) Certificates evidencing ownership interests in a Trust Estate which includes Mortgage Loans secured by multifamily residential properties or shares issued by cooperative housing corporations, or
(d) Certificates which are subordinated to other Classes of Certificates of such
Series. Accordingly, unless exemptive relief other than PTE 83-1 applies, Plans should not purchase any such Certificates.

     PTE 83-1 sets forth "general conditions" and "specific conditions" to its applicability. Section II of PTE 83-1 sets forth the following general conditions to the application of the exemption: (i) the maintenance of a system of insurance or other protection for the pooled mortgage loans or the property securing such loans, and for indemnifying certificateholders against reductions in pass-through payments due to property damage or defaults in loan payments;
(ii) the existence of a pool trustee who is not an affiliate of the pool sponsor; and (iii) a requirement that the sum of all payments made to and retained by the pool sponsor, and all funds inuring to the benefit of the pool sponsor as a result of the administration of the mortgage pool, must represent not more than adequate consideration for selling the mortgage loans plus reasonable compensation for services provided by the pool sponsor to the pool.
The system of insurance or protection referred to in clause (i) above must provide such protection and indemnification up to an amount not less than the greater of one percent of the aggregate unpaid principal balance of the

                                      106

pooled mortgages or the unpaid principal balance of the largest mortgage in the pool. It should be noted that in promulgating PTE 83-1 (and a predecessor exemption), the Department did not have under its consideration interests in pools of the exact nature as some of the Certificates described herein.

NON-ERISA PLANS AND EXEMPT PLANS

     Although Non-ERISA Plans and Exempt Plans are not considered ERISA Plans for purposes of the above discussion, Non-ERISA Plans are subject to the prohibited transaction provisions of the Code, and both Non-ERISA Plans and
Exempt Plans may be subject to certain other ERISA-like requirements of applicable law. Therefore, before purchasing any Certificates by or on behalf of a Non-ERISA Plan or any Exempt Plan, the prospective purchaser should exercise special caution and should consult with its legal counsel concerning the propriety and implications of such investment under the Code or other applicable law.

UNRELATED BUSINESS TAXABLE INCOME--RESIDUAL CERTIFICATES

     The purchase of a Residual Certificate by an IRA or any employee benefit plan qualified under Code Section 401(a) and exempt from taxation under Code
Section 501(a), including most varieties of Benefit Plans, may give rise to
"unrelated business taxable income" as described in Code Sections 511 through
515 and 860E. Further, prior to the purchase of Residual Certificates, a prospective transferee may be required to provide an affidavit to a transferor that it is not, nor is it purchasing a Residual Certificate on behalf of, a
"Disqualified Organization," which term as defined above includes certain tax-exempt entities not subject to Code Section 511 such as certain governmental plans, as discussed above under the caption "Federal Income Tax
Consequences--Federal Income Tax Consequences for REMIC Certificates--Taxation
of Residual Certificates--Tax-Related Restrictions on Transfer of Residual
Certificates--Disqualified Organizations." In addition, prior to the transfer of a Residual Certificate, the Trustee or the Depositor may require an opinion of counsel to the effect that the transferee is not a Disqualified Organization and that such transfer will not subject the Trustee, the Depositor, the Master
Servicer or any Servicer to additional obligations imposed by ERISA or the Code.

     DUE TO THE COMPLEXITY OF THESE RULES AND THE PENALTIES IMPOSED UPON PERSONS
INVOLVED IN PROHIBITED TRANSACTIONS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL
INVESTORS WHO ARE ACTING ON BEHALF OF A BENEFIT PLAN OR ANY OTHER EMPLOYEE
BENEFIT PLAN OR ARRANGEMENT CONSULT WITH THEIR COUNSEL REGARDING THE
CONSEQUENCES UNDER ERISA, THE CODE OR OTHER APPLICABLE LAW OF THEIR ACQUISITION
AND OWNERSHIP OF CERTIFICATES.

     THE SALE OF CERTIFICATES TO A BENEFIT PLAN OR ANY OTHER EMPLOYEE BENEFIT
PLAN OR ARRANGEMENT IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR THE
APPLICABLE UNDERWRITER THAT THIS INVESTMENT MEETS ALL RELEVANT LEGAL
REQUIREMENTS WITH RESPECT TO INVESTMENTS BY EMPLOYEE BENEFIT PLANS GENERALLY OR
ANY PARTICULAR PLAN OR ARRANGEMENT, OR THAT THIS INVESTMENT IS APPROPRIATE FOR
EMPLOYEE BENEFIT PLANS GENERALLY OR ANY PARTICULAR PLAN OR ARRANGEMENT.

--------------------------------------------------------------------------------
LEGAL INVESTMENT
--------------------------------------------------------------------------------

     If so specified in the related Prospectus Supplement, certain Classes of
Certificates will constitute "mortgage related securities" for purposes of the
Secondary Mortgage Market Enhancement Act of 1984, as amended ("SMMEA").
Generally, the only Classes of Certificates offered pursuant to this Prospectus and the related Prospectus Supplement which will qualify as "mortgage related securities" will be those that (i) are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization and (ii) are part of a Series representing interests in a Trust Estate consisting of Mortgage Loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate. The appropriate characterization of those Certificates not qualifying as "mortgage related securities" for purposes of SMMEA ("NON-SMMEA CERTIFICATES") under various legal investment

                                      107

restrictions, and thus the ability of investors subject to these restrictions to purchase such Certificates, may be subject to significant interpretive uncertainties. Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements or review by regulatory authorities should consult with their own legal advisors in determining whether and to what extent the Non-SMMEA
Certificates constitute legal investments for them.

     Those Classes of Certificates qualifying as "mortgage related securities"
will constitute legal investments for persons, trusts, corporations, partnerships, associations, business trusts and business entities (including depository institutions, insurance companies, trustees and pension funds)
created pursuant to or existing under the laws of the United States or of any state (including the District of Columbia and Puerto Rico) whose authorized investments are subject to state regulation, to the same extent that, under applicable law, obligations issued by or guaranteed as to principal and interest by the United States or any of its agencies or instrumentalities constitute legal investments for those entities.

     Under SMMEA, a number of states enacted legislation, on or before the
October 3, 1991 cut-off for those enactments, limiting to varying extents the ability of certain entities (in particular, insurance companies) to invest in
"mortgage related securities" secured by liens on residential, or mixed residential and commercial properties, in most cases by requiring the affected investors to rely solely upon existing state law, and not SMMEA.

     SMMEA also amended the legal investment authority of federally-chartered depository institutions as follows: federal savings and loan associations and federal savings banks may invest in, sell or otherwise deal in "mortgage related securities" without limitation as to the percentage of their assets represented thereby, federal credit unions may invest in those securities, and national banks may purchase those securities for their own account without regard to the limitations generally applicable to investment securities set forth in 12 U.S.C.
Section 24 (Seventh), subject in each case to such regulations as the applicable federal regulatory authority may prescribe. In this connection, the Office of the Comptroller of the Currency (the "OCC") has amended 12 C.F.R. Part 1 to authorize national banks to purchase and sell for their own account, without limitation as to a percentage of the bank's capital and surplus (but subject to compliance with certain general standards in 12 C.F.R. Section 1.5 concerning
"safety and soundness" and retention of credit information) certain "Type IV securities," defined in 12 C.F.R. Section 1.2(m) to include certain "residential mortgage-related securities." As so defined, "residential mortgage-related security" means, in relevant part, "mortgage related security" within the meaning of SMMEA. The National Credit Union Administration ("NCUA") has adopted rules, codified at 12 C.F.R. Part 703 which permit federal credit unions to invest in "mortgage related securities," other than stripped mortgage related securities (unless the credit union complies with the requirements of 12 C.F.R
Section 703.16(e) for investing in those securities) and residual interests in mortgage related securities, subject to compliance with general rules governing investment policies and practices; however, credit unions approved for the
NCUA's "investment pilot program" under 12 C.F.R. Section 703.19 may be able to invest in those prohibited forms of securities. The OTS has issued Thrift
Bulletin 13a (December 1, 1998), "Management of Interest Rate Risk, Investment
Securities, and Derivative Activities" and Thrift Bulletin 73a (December 18,
2001), "Investing in Complex Securities," which thrift institutions subject to the jurisdiction of the OTS should consider before investing in any
Certificates.

     All depository institutions considering an investment in the Certificates should review the "Supervisory Policy Statement on Investment Securities and
End-User Derivatives Activities" (the "1998 POLICY STATEMENT") of the Federal
Financial Institutions Examination Council ("FFIEC"), which has been adopted by the Board of Governors of the Federal Reserve System, the Federal Deposit
Insurance Corporation, the OCC and the OTS, effective May 26, 1998, and by the
NCUA, effective October 1, 1998. The 1998 Policy Statement sets forth general guidelines which depository institutions must follow in managing risks
(including market, credit, liquidity, operational (transaction), and legal risks) applicable to all securities (including mortgage pass-through securities and mortgage-derivative products) used for investment purposes.

                                      108

     Institutions whose investment activities are subject to regulation by federal or state authorities should review rules, policies and guidelines adopted from time to time by those authorities before purchasing any of the
Certificates, as certain Classes may be deemed unsuitable investments, or may otherwise be restricted, under those rules, policies or guidelines (in certain instances irrespective of SMMEA).

     The foregoing does not take into consideration the applicability of statutes, rules, regulations, orders, guidelines or agreements generally governing investments made by a particular investor, including, but not limited to, "prudent investor" provisions, percentage-of-assets limits, provisions which may restrict or prohibit investment in securities which are not
"interest-bearing" or "income-paying," and, with regard to any Certificates issued in book-entry form, provisions which may restrict or prohibit investments in securities which are issued in book-entry form.

     Except as to the status of certain Classes of the Certificates as "mortgage related securities," no representations are made as to the proper characterization of the Certificates for legal investment purposes, financial institution regulatory purposes, or other purposes, or as to the ability of particular investors to purchase Certificates under applicable legal investment restrictions. The uncertainties described above (and any unfavorable future determinations concerning legal investment or financial institution regulatory characteristics of the Certificates) may adversely affect the liquidity of the
Certificates.

     Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements or review by regulatory authorities should consult with their own legal advisors in determining whether and to what extent the Certificates constitute legal investments or are subject to investment, capital or other restrictions and, if applicable, whether SMMEA has been overridden in any jurisdiction relevant to that investor.

                              PLAN OF DISTRIBUTION

     The Certificates are being offered hereby in Series through one or more of the methods described below. The applicable Prospectus Supplement for each
Series will describe the method of offering being utilized for that Series and will state the public offering or purchase price of each Class of Certificates of such Series, or the method by which such price is to be determined, and the net proceeds to the Depositor from such sale.

     The Certificates will be offered through the following methods from time to time and offerings may be made concurrently through more than one of these methods or an offering of a particular Series of Certificates may be made through a combination of two or more of these methods:

          1. By negotiated firm commitment underwriting and public re-offering by underwriters specified in the applicable Prospectus Supplement;

          2. By placements by the Depositor with investors through dealers; and

          3. By direct placements by the Depositor with investors.

     If underwriters are used in a sale of any Certificates, such Certificates will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale or at the time of commitment therefor. Firm commitment underwriting and public reoffering by underwriters may be done through underwriting syndicates or through one or more firms acting alone. The specific managing underwriter or underwriters, if any, with respect to the offer and sale of a particular Series of Certificates will be set forth on the cover of the Prospectus Supplement applicable to such Series and the members of the underwriting syndicate, if any, will be named in such Prospectus

                                      109

Supplement. The Prospectus Supplement will describe any discounts and commissions to be allowed or paid by the Depositor to the underwriters, any other items constituting underwriting compensation and any discounts and commissions to be allowed or paid to the dealers. The obligations of the underwriters will be subject to certain conditions precedent. The underwriters with respect to a sale of any Class of Certificates will be obligated to purchase all such Certificates if any are purchased. The Depositor, and, if specified in the applicable Prospectus Supplement, an affiliate of the
Depositor, will indemnify the applicable underwriters against certain civil liabilities, including liabilities under the Securities Act.

     Banc of America Securities LLC ("BANC OF AMERICA SECURITIES") is an
affiliate of the Depositor. This Prospectus may be used by Banc of America
Securities, to the extent required, in connection with market making transactions in Certificates. Banc of America Securities may act as a principal or agent in such transactions.

     The Prospectus Supplement with respect to any Series of Certificates offered other than through underwriters will contain information regarding the nature of such offering and any agreements to be entered into between the
Depositor and dealers and/or the Depositor and purchasers of Certificates of such Series.

     Purchasers of Certificates, including dealers, may, depending on the facts and circumstances of such purchases, be deemed to be "underwriters" within the meaning of the Securities Act in connection with reoffers and sales by them of
Certificates. Certificateholders should consult with their legal advisors in this regard prior to any such reoffer or sale.

     If specified in the Prospectus Supplement relating to a Series of
Certificates, the Depositor or any affiliate thereof may purchase some or all of one or more Classes of Certificates of such Series from the underwriter or underwriters at a price specified or described in such Prospectus Supplement.
Such purchaser may thereafter from time to time offer and sell, pursuant to this
Prospectus, some or all of such Certificates so purchased directly, through one or more underwriters to be designated at the time of the offering of such
Certificates or through dealers acting as agent and/or principal. Such offering may be restricted in the matter specified in such Prospectus Supplement. Such transactions may be effected at market prices prevailing at the time of sale, at negotiated prices or at fixed prices. The underwriters and dealers participating in such purchaser's offering of such Certificates may receive compensation in the form of underwriting discounts or commissions from such purchaser and such dealers may receive commissions from the investors purchasing such Certificates for whom they may act as agent (which discounts or commissions will not exceed those customary in those types of transactions involved). Any dealer that participates in the distribution of such Certificates may be deemed to be an
"underwriter" within the meaning of the Securities Act, and any commissions and discounts received by such dealer and any profit on the resale of such
Certificates by such dealer might be deemed to be underwriting discounts and commissions under the Securities Act.

                                 USE OF PROCEEDS

     The net proceeds from the sale of each Series of Certificates will be used by the Depositor for the purchase of the Mortgage Loans represented by the
Certificates of such Series.

                                  LEGAL MATTERS

     Certain legal matters, including the federal income tax consequences to
Certificateholders of an investment in the Certificates of a Series, will be passed upon for the Depositor by Cadwalader, Wickersham & Taft LLP, New York,
New York.

                                      110

                                     RATING

     It is a condition to the issuance of the Certificates of any Series offered pursuant to this Prospectus and a Prospectus Supplement that they be rated in one of the four highest categories by at least one Rating Agency.

     A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning Rating
Agency. Each securities rating should be evaluated independently of any other rating.

                          REPORTS TO CERTIFICATEHOLDERS

     The Trustee will prepare and forward to the Certificateholders of each
Series statements containing information with respect to principal and interest payments and the related Trust Estate, as described herein and in the applicable
Prospectus Supplement for such Series. No information contained in such reports will have been examined or reported upon by an independent public accountant.
See "The Pooling and Servicing Agreement--Reports to Certificateholders." In
addition, each Servicer for each Series will furnish to the Trustee an annual statement from a firm of independent public accountants with respect to the examination of certain documents and records relating to a random sample of mortgage loans serviced by such Servicer pursuant to the related Underlying
Servicing Agreement and/or other similar agreements. See "Servicing of the
Mortgage Loans--Evidence as to Compliance." Copies of the statements provided to the Trustee will be furnished to Certificateholders of each Series upon request addressed to the Trustee.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The SEC allows the Depositor to "incorporate by reference" information it files with the SEC, which means that the Depositor can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus.
Information that the Depositor files later with the SEC will automatically update the information in this Prospectus. In all cases, you should rely on the later information rather than on any different information included in this
Prospectus or the accompanying Prospectus Supplement. The Seller incorporates by reference any future annual, monthly and special SEC reports filed by or on behalf of the Trust until the termination of the offering of the related Series of Certificates offered hereby (including market making transactions by Banc of
America Securities, an affiliate of the Depositor and the Servicer, with respect to such Series of Certificates, unless such transactions are exempt from the registration provisions of the Securities Act).

     As a recipient of this Prospectus, you may request a copy of any document the Depositor incorporates by reference, except exhibits to the documents
(unless the exhibits are specifically incorporated by reference), at no cost, by writing or calling the Depositor at 201 North Tryon Street, Charlotte, North
Carolina 28255, Attention: Senior Vice President, telephone number (704)
387-8239.

                       WHERE YOU CAN FIND MORE INFORMATION

     The Depositor filed a registration statement relating to the Certificates with the Securities and Exchange Commission ("SEC" or the "COMMISSION"). This
Prospectus is part of the registration statement, but the registration statement includes additional information.

     Copies of the registration statement and any other materials the Depositor files with the Commission may be read and copied at the Commission's Public
Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. Information
concerning the operation of the Commission's Public Reference Room may be obtained by calling the Commission at (800)SEC-0330. The Commission also

                                      111

maintains a site on the World Wide Web at "http://www.sec.gov" at which you can view and download copies of reports, proxy and information statements and other information filed electronically through the Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system. The Depositor has filed the registration statement, including all exhibits, through the EDGAR system and therefore such materials should be available by logging onto the Commission's Web site. The
Commission maintains computer terminals providing access to the EDGAR system at each of the offices referred to above. Copies of any documents incorporated to this Prospectus by reference will be provided to each person to whom a
Prospectus is delivered upon written or oral request directed to Banc of America
Mortgage Securities, Inc., 201 North Tryon Street, Charlotte, North Carolina
28255, Attention: Senior Vice President, telephone number (704) 387-8239.

                                      112

--------------------------------------------------------------------------------
INDEX OF SIGNIFICANT DEFINITIONS
--------------------------------------------------------------------------------

                                   PROSPECTUS

1

A

Accelerated Processing Programs ..........................................    25
Accretion Directed Certificates ..........................................    36
Accrual Certificates .....................................................    33
Actuarial Mortgage Loan ..................................................    17
Additional Collateral ....................................................    21
Advances .................................................................    50
All-Ready Home ...........................................................    26
ALTA .....................................................................    25
Asset Conservation Act ...................................................    72

B

Balloon Loans ............................................................    20
Balloon Period ...........................................................    20
Banc of America Securities ...............................................   115
Bank of America ..........................................................    21
Bankruptcy Code ..........................................................    67
Bankruptcy Loss ..........................................................    35
Bankruptcy Loss Amount ...................................................    35
Beneficial Owner .........................................................    30
Benefit Plans ............................................................   107
Book-Entry Certificates ..................................................     9
Buy-Down Fund ............................................................    20
Buy-Down Loans ...........................................................    20

C

Cash Flow Agreement ......................................................    15
Cede .....................................................................    30
CERCLA ...................................................................    71
Certificate Account ......................................................    46
Certificateholders .......................................................    29
Certificates .............................................................     6
Class ....................................................................     7
Cleanup Costs ............................................................    71
Closing Date .............................................................    28
Code .....................................................................     9
Commission ...............................................................   116
Companion Certificates ...................................................    36
Component ................................................................    36
Component Certificates ...................................................    36
Cooperatives .............................................................    16
Counterparty .............................................................    15
Credit Scores ............................................................    25
Cut-Off Date .............................................................     8

D

Deferred Interest ........................................................    19
Definitive Certificates ..................................................    29
Department ...............................................................   109
Depositor ................................................................    21
Depository ...............................................................    46
Disqualified Organization ................................................    91
Distribution Date ........................................................     8
DTC ......................................................................     9
DTC Participants .........................................................    30
Due Date .................................................................    18
Due-on-sale ..............................................................    73

E

EDGAR ....................................................................   117
electing large partnership ...............................................    92
Eligible Custodial Account ...............................................    47
Eligible Investments .....................................................    48
ERISA ....................................................................   107
ERISA Plans ..............................................................   107
Escrow Account ...........................................................    51
Excess Bankruptcy Losses .................................................    35
Excess Fraud Losses ......................................................    35
Excess Special Hazard Losses .............................................    35
Exempt Plans .............................................................   107

F

FDIC .....................................................................    47
FFIEC ....................................................................   113
FHLBB ....................................................................    73
FHLMC ....................................................................    45
Fitch ....................................................................   109
Fixed Rate Certificates ..................................................    39
Fixed Retained Yield .....................................................    33
Floating Rate Certificates ...............................................    39
FNMA .....................................................................    45
Foreclosure Profits ......................................................    33
foreign persons ..........................................................   107
Fraud Loss ...............................................................    35
Fraud Loss Amount ........................................................    35

G

Garn Act .................................................................    73
Graduated Pay Mortgage Loans .............................................    19
Growing Equity Mortgage Loans ............................................    19

H

HOPA .....................................................................    70

                                       113

I

Indirect DTC Participants ................................................    30
Insolvency Laws ..........................................................    14
Interest Only Certificates ...............................................    39
Inverse Floating Rate Certificates .......................................    39
IRA ......................................................................   107

L

Limited or Reduced Documentation Guidelines ..............................    22
Liquidation Proceeds .....................................................    47
Loan-to-Value Ratio ......................................................    23
Lockout Certificates .....................................................    36

M

Mark to Market Regulations ...............................................    95
Master Servicer ..........................................................     6
Master Servicer Custodial Account ........................................    47
Master Servicing Fee .....................................................    33
MERS .....................................................................    58
Moody's ..................................................................   109
Mortgage Interest Rate ...................................................    33
Mortgage Loans ...........................................................    16
Mortgage Notes ...........................................................    16
Mortgaged Properties .....................................................    16
Mortgages ................................................................    16
Mortgage Score ...........................................................    25

N

NCUA .....................................................................   113
Net 5 Loans ..............................................................    19
Net Mortgage Interest Rate ...............................................    33
Non-ERISA Plans ..........................................................   107
Non-Pro Rata Certificate .................................................    80
Non-SMMEA Certificate ....................................................   112
Non-U.S. Person ..........................................................    97
No Ratio Loan Program ....................................................    27
Note Margin ..............................................................    18
Notional Amount Certificates .............................................    36

O

OCC ......................................................................   113
OID Regulations ..........................................................    80
Original issue discount ..................................................    80
Other Advances ...........................................................    49
OTS ......................................................................    73

P

PAC Certificates .........................................................    37
PAC I Certificates .......................................................    37
PAC II Certificates ......................................................    37
Partial Liquidation Proceeds .............................................    32
Pass-Through Certificates ................................................    37
Pass-Through Entity ......................................................    92
Pass-Through Rate ........................................................     7
Paying Agent .............................................................    49
PCBs .....................................................................    71
Percentage Interest ......................................................    32
Periodic Advances ........................................................     9
Planned Amortization Certificates ........................................    37
Pledged Asset Mortgage Loans .............................................    21
PMI ......................................................................    70
Pool Distribution Amount .................................................    32
Pooling and Servicing Agreement ..........................................    28
Prepayment Assumption ....................................................    81
Principal Only Certificates ..............................................    39
Product Guides ...........................................................    24
PTE 83-1 .................................................................   111

R

Rate Reduction Refinance .................................................    26
Rating Agency ............................................................    10
Ratio Strip Certificates .................................................    37
RCRA .....................................................................    72
Record Date ..............................................................     8
Regular Certificateholder ................................................    79
Regular Certificates .....................................................    29
Regulations ..............................................................   109
Relief Act ...............................................................    70
REMIC ....................................................................    77
REMIC Certificates .......................................................    77
REMIC Pool ...............................................................    77
REMIC Regulations ........................................................    76
Remittance Date ..........................................................    47
Removed Mortgage Loan ....................................................    59
Reserve Fund .............................................................    40
Residual Certificates ....................................................    29
Residual Holders .........................................................    87
Restricted Group .........................................................   110
Rules ....................................................................    30

S

S&P ......................................................................   109
Sale Agreement ...........................................................    57
Scheduled Amortization Certificates ......................................    37
Scheduled Principal Balance ..............................................    59
SEC ......................................................................   116
Securities Act ...........................................................   110
Seller ...................................................................    16
Senior Certificates ......................................................    38
Sequential Pay Certificates ..............................................    38
Series ...................................................................     6
Servicer .................................................................     6
Servicer Custodial Account ...............................................    47
Servicing Fee ............................................................    33
Simple Interest Mortgage Loan ............................................    17
SMMEA ....................................................................   112
Special Hazard Loss ......................................................    35

                                       114

Special Hazard Loss Amount ...............................................    35
Standard Hazard Insurance Policy .........................................    53
Startup Day ..............................................................    78
Stated Income Program ....................................................    26
Step Coupon Certificates .................................................    39
Stripped Certificateholder ...............................................   105
Stripped Certificates ....................................................   103
Subordinated Certificates ................................................    38
Subsidy Account ..........................................................    19
Subsidy Loans ............................................................    19
Subsidy Payments .........................................................    19
Superliens ...............................................................    71
Super Senior Certificates ................................................    38
Super Senior Support Certificates ........................................    38
Support Certificates .....................................................    36

T

TAC Certificates .........................................................    38
Targeted Amortization Certificates .......................................    38
Texas Home Equity Laws ...................................................    70
Tiered Payment Mortgage Loans ............................................    19
TILA Amendment ...........................................................    69
Title V ..................................................................    74
Treasury Regulations .....................................................    58
Trust ....................................................................     6
Trust Estate .............................................................     6
Trustee ..................................................................    63
Trustee Fee ..............................................................    33

U

UCC ......................................................................    66
Underlying Servicing Agreement ...........................................     6
Underwriter's Exemption ..................................................   109
U.S. Person ..............................................................    94
UST ......................................................................    72

V

Variable Rate Certificates ...............................................    39
Voting Interests .........................................................    61

W

                                       115

                           [BANK OF AMERICA LOGO](TM)

                    BANC OF AMERICA MORTGAGE SECURITIES, INC.
                                    Depositor

                              BANK OF AMERICA, N.A.
                               Seller and Servicer

                                  $323,229,276

                                  (Approximate)

                              MORTGAGE PASS-THROUGH

                           CERTIFICATES, SERIES 2005-1

                                   ----------

                              PROSPECTUS SUPPLEMENT

                                   ----------

You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. No one has been authorized to provide you with different information.

The Offered Certificates are not being offered in any state where the offer is not permitted.

The Depositor does not claim the accuracy of the information in this Prospectus
Supplement and the accompanying Prospectus as of any date other than the dates stated on their respective covers.

Dealers will deliver a Prospectus Supplement and Prospectus when acting as underwriters of the Offered Certificates and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the Offered
Certificates will deliver a Prospectus Supplement and Prospectus until ninety days following the date of this Prospectus Supplement.

                         BANC OF AMERICA SECURITIES LLC

                                January 26, 2005

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED FEBRUARY 22, 2005)

                           [BANK OF AMERICA LOGO](TM)

                    BANC OF AMERICA MORTGAGE SECURITIES, INC.
                                    DEPOSITOR
                              BANK OF AMERICA, N.A.
                               SELLER AND SERVICER
                                  $324,056,327
                                  (APPROXIMATE)

                MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2005-2
        PRINCIPAL AND INTEREST PAYABLE MONTHLY, COMMENCING IN MARCH 2005
  YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE S-18 OF THIS
                             PROSPECTUS SUPPLEMENT.

Neither the Offered Certificates nor the underlying mortgage loans are insured or guaranteed by any governmental agency or instrumentality.

The Offered Certificates will represent interests in the Trust only and will not represent interests in or obligations of Banc of America Mortgage Securities,
Inc. or any other entity.

This prospectus supplement may be used to offer and sell the Offered
Certificates only if accompanied by the prospectus.

THE TRUST WILL ISSUE--

o    Two groups consisting of twenty-two classes of Senior Certificates.

o    Six classes of Class B Certificates all of which are subordinated to, and provide credit enhancement for, the Senior Certificates. Each class of
     Class B Certificates is also subordinated to each class of Class B
     Certificates, if any, with a lower number.

The classes of Offered Certificates are listed under the heading "Offered
Certificates" in the table on page S-4.

THE YIELD TO MATURITY OF THE INTEREST ONLY CERTIFICATES AND THE PRINCIPAL ONLY
CERTIFICATES WILL BE PARTICULARLY SENSITIVE TO THE RATE OF PRINCIPAL PAYMENTS ON
CERTAIN MORTGAGE LOANS, AS MORE FULLY DESCRIBED IN THIS PROSPECTUS SUPPLEMENT.
IF YOU ARE PURCHASING THE PRINCIPAL ONLY CERTIFICATES YOU SHOULD CONSIDER THE
RISK THAT A SLOWER THAN ANTICIPATED RATE OF PRINCIPAL PAYMENTS ON THE APPLICABLE
MORTGAGE LOANS MAY RESULT IN AN ACTUAL YIELD THAT IS LOWER THAN YOUR EXPECTED
YIELD. IF YOU ARE PURCHASING THE INTEREST ONLY CERTIFICATES YOU SHOULD CONSIDER
THE RISK THAT A FASTER THAN ANTICIPATED RATE OF PRINCIPAL PAYMENTS ON THE
APPLICABLE MORTGAGE LOANS MAY RESULT IN AN ACTUAL YIELD THAT IS LOWER THAN YOUR
EXPECTED YIELD AND COULD RESULT IN A LOSS OF ALL OR PART OF YOUR INITIAL
INVESTMENT.

THE ASSETS OF THE TRUST WILL INCLUDE--

o    Two loan groups of fully amortizing, one- to four-family, residential first mortgage loans, substantially all of which have original terms to stated
     maturity of approximately 10 to 30 years.

o    Additional credit enhancement for the Class 1-A-2 Certificates in the form of a reserve fund which will cover certain interest shortfalls arising from the timing of principal payments on the mortgage loans in the related loan group and an irrevocable financial guaranty insurance policy issued by
     Assured Guaranty Corp., which will cover, under certain circumstances, certain interest shortfalls and principal losses which would otherwise be allocated to the Class 1-A-2 Certificates. No other class of certificates will be entitled to payments from the reserve fund or under the policy.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED THE OFFERED CERTIFICATES OR DETERMINED THAT THIS
PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IS ACCURATE OR COMPLETE. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Offered Certificates will be offered by Banc of America Securities LLC, as underwriter, at varying prices to be determined at the time of sale to investors. Edward D. Jones & Co., L.P., as dealer, will also offer the Class
1-A-2 Certificates to investors at varying prices to be determined at the time of sale. The Offered Certificates are expected to be issued on or about February
25, 2005. Total proceeds to the Depositor for the Offered Certificates will be approximately 101.440% of the initial principal balance of the Offered
Certificates, before deducting expenses payable by the Depositor.

BANC OF AMERICA SECURITIES LLC                       EDWARD D. JONES & CO., L.P.

                                February 23, 2005

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Important Notice About Information Presented in this Prospectus
   Supplement and the Prospectus                                             S-3
Summary of Terms                                                             S-5
Risk Factors                                                                S-18
The Rate of Principal Payments on the Mortgage Loans Will Affect the
   Yield on the Offered Certificates                                        S-18
There is a Risk that Interest Payments on the Mortgage Loans May Be
   Insufficient to Pay Interest on Your Certificates                        S-19
Distributions of Principal to the Special Retail Certificates               S-20
Certificates May Not Be Appropriate
   For Individual Investors                                                 S-20
Subordination of Super Senior Support and Class B Certificates
   Increases Risk of Loss                                                   S-21
Class B Certificates Provide Subordination for Both Groups.                 S-21
Limited Source of Payments -- No Recourse to Depositor, Seller,
   Servicer or Trustee                                                      S-22
Limited Liquidity                                                           S-22
Geographic Concentration May
   Increase Risk of Loss Due to
   Adverse Economic Conditions or Natural Disasters                         S-22
Rights of Beneficial Owners May Be Limited by Book-Entry System             S-23
Tax Consequences of the Residual Certificates                               S-23
United States Military Operations May Increase Risk of
   Relief Act Shortfalls                                                    S-24
The Mortgage Pool                                                           S-25
   Group 1 Mortgage Loan Data                                               S-27
   Group 2 Mortgage Loan Data                                               S-32
   Aggregate Mortgage Loan Data                                             S-37
Bank of America, N.A.                                                       S-42
Servicing of Mortgage Loans                                                 S-42
   Foreclosure and Delinquency Experience of Bank of America                S-42
The Pooling and Servicing Agreement                                         S-42
   Assignment of Mortgage Loans                                             S-43
   Repurchases of Mortgage Loans                                            S-43
   Optional Repurchases of Certain Mortgage Loans                           S-44
   Payments on Mortgage Loans;
      Accounts                                                              S-44
   Compensation and Payment of Expenses of the Servicer and the
      Trustee                                                               S-44
   Compensating Interest                                                    S-45
   Advances                                                                 S-46
   Optional Termination                                                     S-46
   Special Servicing Agreements                                             S-47
   The Trustee                                                              S-47
   Voting Rights                                                            S-48
Description of the Certificates                                             S-49
   Denominations and Form                                                   S-49
   Book-Entry Certificates                                                  S-50
   Distributions                                                            S-54
   Pool Distribution Amount                                                 S-54
   Priority of Distributions                                                S-55
   Interest                                                                 S-55
   Principal                                                                S-59
   Distributions in Reduction of the Special Retail Certificates            S-68
   Cross-Collateralization                                                  S-72
   Allocation of Losses                                                     S-73
   The Financial Guaranty Insurance Policy                                  S-76
   The Certificate Insurer.                                                 S-78
   Restrictions on Transfer of the Class 1-A-R, Class 1-A-MR and
      Class 1-A-LR Certificates                                             S-79
Prepayment and Yield Considerations                                         S-83
   Prepayment Considerations and Risks                                      S-83
   Assumptions Relating to Tables                                           S-85
   Weighted Average Lives of the Offered Certificates                       S-86
   Yield on the Class 1-A-4 and Class 1-A-5 Certificates                    S-98
   Yield on the Class 30-IO and Class 15-IO Certificates                    S-99
   Yield on the Class 30-PO and Class 15-PO Certificates                   S-100
   Yield on the Class 1-A-R, Class 1-A-MR and Class 1-A-LR Certificates    S-102
   Yield on the Subordinate Certificates                                   S-102
   Yield Considerations with Respect to the Class B-2 and
      Class B-3 Certificates                                               S-103
Use of Proceeds                                                            S-106
Federal Income Tax Consequences                                            S-106
   Regular Certificates                                                    S-106
   Residual Certificates                                                   S-107
   Backup Withholding and Reporting Requirements                           S-107
State Taxes                                                                S-108
ERISA Considerations                                                       S-108
Method of Distribution                                                     S-109
Legal Matters                                                              S-109
Experts                                                                    S-110
Certificate Ratings                                                        S-110
Index of Significant Prospectus Supplement Definitions                     S-111
Appendix A--Principal Balance Schedules                                      A-1
Appendix B--Assured Guaranty Corp. Consolidated Financial Statements         B-1
Appendix C--Global Clearance, Settlement and Tax
   Documentation Procedures                                                  C-1

                                      S-2

                  IMPORTANT NOTICE ABOUT INFORMATION PRESENTED
                IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS

     The Offered Certificates are described in two separate documents that progressively provide more detail: (i) the accompanying Prospectus, which provides general information, some of which may not apply to a particular series of Certificates such as your Certificates; and (ii) this Prospectus Supplement, which describes the specific terms of your Certificates and may differ from information in the Prospectus.

     IF THE DESCRIPTION OF THE TERMS OF YOUR CERTIFICATES VARIES BETWEEN THIS
PROSPECTUS SUPPLEMENT AND THE PROSPECTUS, YOU SHOULD RELY ON THE INFORMATION IN
THIS PROSPECTUS SUPPLEMENT.

     Cross-references are included in this Prospectus Supplement and the
Prospectus to captions in these materials where you can find additional information. The foregoing Table of Contents and the Table of Contents in the
Prospectus provide the locations of these captions.

     The Index of Significant Prospectus Supplement Definitions beginning on page S-111 of this Prospectus Supplement and the Index of Significant
Definitions beginning on page 118 of the Prospectus direct you to the locations of the definitions of capitalized terms used in each of the documents. Any capitalized terms that are not defined in this Prospectus Supplement and that do not have obvious meanings are defined in the Prospectus.

     Banc of America Mortgage Securities, Inc.'s principal offices are located at 201 North Tryon Street, Charlotte, North Carolina 28255 and its phone number is (704) 387-8239.

                                   ----------

     This Prospectus Supplement and the accompanying Prospectus contain forward-looking statements within the meaning of Section 27A of the Securities
Act of 1933, as amended. Specifically, forward-looking statements, together with related qualifying language and assumptions, are found in the material
(including tables) under the headings "Risk Factors" and "Prepayment and Yield
Considerations." Forward-looking statements are also found in other places throughout this Prospectus Supplement and the Prospectus, and may be identified by, among other things, accompanying language such as "expects," "intends,"
"anticipates," "estimates" or analogous expressions, or by qualifying language or assumptions. These statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results or performance to differ materially from the forward-looking statements. These risks, uncertainties and other factors include, among others, general economic and business conditions, competition, changes in political, social and economic conditions, regulatory initiatives and compliance with governmental regulations, customer preference and various other matters, many of which are beyond the
Depositor's control. These forward-looking statements speak only as of the date of this Prospectus Supplement. The Depositor expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements to reflect changes in the Depositor's expectations with regard to those statements or any change in events, conditions or circumstances on which any forward-looking statement is based.

                                      S-3

                         THE SERIES 2005-2 CERTIFICATES



                                                                                                                         INITIAL
                                                                                                                        RATING OF
                                                                                                                     CERTIFICATES(3)
                           INITIAL CLASS   PASS-THROUGH                                                              ---------------
CLASS                        BALANCE(1)        RATE               PRINCIPAL TYPES(2)            INTEREST TYPES(2)      FITCH    S&P
------------------------   -------------   ------------   ---------------------------------   --------------------     -----   ----

OFFERED CERTIFICATES
Class 1-A-1                 $40,000,000       4.1875%     Senior, Planned Amortization        Fixed Rate                 AAA    AAA
Class 1-A-2                 $16,025,000        5.050%     Senior, Sequential Pay              Fixed Rate                 AAA    AAA
Class 1-A-3                 $24,557,000        5.500%     Senior, Lockout                     Fixed Rate                 AAA    AAA
Class 1-A-4                            (4)     5.500%     Senior, Notional Amount             Fixed Rate, Interest       AAA    AAA
                                                                                              Only
Class 1-A-5                            (4)     5.500%     Senior, Notional Amount             Fixed Rate, Interest       AAA    AAA
                                                                                              Only
Class 1-A-6                 $72,700,000        5.500%     Senior, Sequential Pay              Fixed Rate                 AAA    AAA
                                               5.500%     Senior, Targeted Amortization,      Fixed Rate                 AAA    AAA
Class 1-A-7                 $38,143,000                   Accretion Directed
                                               5.500%     Senior, Targeted Amortization,      Accrual, Fixed Rate        AAA    AAA
Class 1-A-8                 $ 1,215,000                   Accretion Directed
Class 1-A-9                 $ 4,251,000        5.500%     Senior, Companion                   Accrual, Fixed Rate        AAA    AAA
                                               5.500%     Super Senior, Accretion Directed,   Fixed Rate                 AAA    AAA
Class 1-A-10                $13,613,000                   Sequential Pay
Class 1-A-11                $ 5,352,000        5.500%     Senior, Sequential Pay              Accrual, Fixed Rate        AAA    AAA
                                               5.500%     Super Senior Support, Accretion
Class 1-A-12                $   356,000                   Directed, Sequential Pay            Fixed Rate                 AAA    AAA
Class 1-A-13                $22,018,000        5.500%     Senior, Sequential Pay              Fixed Rate                 AAA    AAA
Class 1-A-R                 $        50        5.500%     Senior, Sequential Pay              Fixed Rate                 AAA    AAA
Class 1-A-MR                $        25        5.500%     Senior, Sequential Pay              Fixed Rate                 AAA    AAA
Class 1-A-LR                $        25        5.500%     Senior, Sequential Pay              Fixed Rate                 AAA    AAA
Class 30-IO                            (4)     5.500%     Senior, Notional Amount             Fixed Rate, Interest       AAA    AAA
                                                                                              Only
Class 30-PO                 $ 1,197,987             (5)   Senior, Ratio Strip                 Principal Only             AAA    AAA
Class 2-A-1                 $71,821,000        5.000%     Senior, Sequential Pay              Fixed Rate                 AAA    AAA
Class 2-A-2                 $ 5,844,000        5.000%     Senior, Sequential Pay              Fixed Rate                 AAA    AAA
Class 15-IO                            (4)     5.000%     Senior, Notional Amount             Fixed Rate, Interest       AAA    AAA
                                                                                              Only
Class 15-PO                 $   449,240             (5)   Senior, Ratio Strip                 Principal Only             AAA    AAA
Class B-1                   $ 4,071,000             (6)   Subordinated                        Variable Rate               AA     AA
Class B-2                   $ 1,629,000             (6)   Subordinated                        Variable Rate                A      A
Class B-3                   $   814,000             (6)   Subordinated                        Variable Rate              BBB    BBB
NON-OFFERED CERTIFICATES
Class B-4                   $   651,000             (6)   Subordinated                        Variable Rate               BB     BB
Class B-5                   $   652,000             (6)   Subordinated                        Variable Rate             None      B
Class B-6                   $   325,922             (6)   Subordinated                        Variable Rate             None   None


----------
(1)  Approximate. The initial class balance of the Offered Certificates may vary by a total of plus or minus 5%.

(2)  See "Description of the Certificates -- Categories of Classes of
     Certificates" in the Prospectus for a description of these principal and interest types and see "Description of the Certificates -- Priority of
     Distributions" and "-- Allocation of Losses" in this Prospectus Supplement for a description of the effects of subordination.

(3)  See "Certificate Ratings" in this Prospectus Supplement. The ratings on the
     Class 1-A-2 Certificates are without regard to the financial guaranty insurance policy issued by Assured Guaranty Corp.

(4)  The Class 1-A-4, Class 1-A-5, Class 30-IO and Class 15-IO Certificates are
     Interest Only Certificates, have no class balance and will bear interest on their notional amounts (initially approximately $1,078,045, $9,545,454,
     $3,339,651 and $1,528,974, respectively) as described in this Prospectus
     Supplement under "Description of the Certificates--Interest."

(5)  The Class 30-PO and Class 15-PO Certificates are Principal Only
     Certificates and will not be entitled to distributions in respect of interest.

(6)  Interest will accrue on the Class B Certificates for each Distribution Date at a per annum rate equal to the weighted average (based on the Group
     Subordinate Amount for each Loan Group) of (i) with respect to Loan Group
     1, 5.500% and (ii) with respect to Loan Group 2, 5.000%. For the initial
     Distribution Date in March 2005, this rate is expected to be approximately
     5.377% per annum.

                                      S-4

                                SUMMARY OF TERMS

     This summary highlights selected information from this Prospectus
Supplement. It does not contain all of the information that you need to consider in making your investment decision. To understand the terms of the Offered
Certificates, you should read this entire Prospectus Supplement and the
Prospectus carefully.

TITLE OF SERIES:     Banc of America Mortgage Securities, Inc., Mortgage
                     Pass-Through Certificates, Series 2005-2 (the
                     "CERTIFICATES")
DEPOSITOR:           Banc of America Mortgage Securities, Inc.
ISSUER:              Banc of America Mortgage Trust 2005-2 (the "TRUST")
SELLER:              Bank of America, N.A.

SERVICER:            Bank of America, N.A.
TRUSTEE:             Wells Fargo Bank, N.A.
DISTRIBUTION DATE:   The 25th day of each month (or, if not a business day, the next business day) beginning March 25, 2005
CLOSING DATE:        On or about February 25, 2005
CUT-OFF DATE:        February 1, 2005
RECORD DATE:         The last business day of the month preceding a Distribution
                     Date

                                   ----------

THE CERTIFICATES

     The Certificates will be issued pursuant to a Pooling and Servicing
Agreement, to be dated the Closing Date (the "POOLING AGREEMENT"), among the
Depositor, the Servicer and the Trustee. A summary chart of the initial class balances, initial notional amounts, principal types, pass-through rates, interest types and ratings of the Certificates is set forth on page S-4.

     The Certificates represent all of the beneficial ownership interest in the
Trust.

                   CLASSIFICATIONS OF CLASSES OF CERTIFICATES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Offered Certificates:            1-A-1, 1-A-2, 1-A-3, 1-A-4, 1-A-5, 1-A-6,
                                 1-A-7, 1-A-8, 1-A-9, 1-A-10, 1-A-11, 1-A-12,
                                 1-A-13, 1-A-R, 1-A-MR, 1-A-LR, 2-A-1, 2-A-2,
                                 15-PO, 30-PO, 15-IO, 30-IO, B-1, B-2, and B-3
Non-Offered Certificates:        B-4, B-5 and B-6
Senior Certificates:             1-A-1, 1-A-2, 1-A-3, 1-A-4, 1-A-5, 1-A-6,
                                 1-A-7, 1-A-8, 1-A-9, 1-A-10, 1-A-11, 1-A-12,
                                 1-A-13, 1-A-R, 1-A-MR, 1-A-LR, 2-A-1, 2-A-2,
                                 15-PO, 30-PO, 15-IO and 30-IO
Subordinate Certificates:        B-1, B-2, B-3, B-4, B-5 and B-6
Group 1 Senior Certificates:     1-A-1, 1-A-2, 1-A-3, 1-A-4, 1-A-5, 1-A-6,
                                 1-A-7, 1-A-8, 1-A-9, 1-A-10, 1-A-11, 1-A-12,
                                 1-A-13, 1-A-R, 1-A-MR, 1-A-LR, 30-IO and 30-PO
--------------------------------------------------------------------------------
Group 2 Senior Certificates:     2-A-1, 2-A-2, 15-IO and 15-PO
--------------------------------------------------------------------------------
Class B Certificates:            B-1, B-2, B-3, B-4, B-5 and B-6
--------------------------------------------------------------------------------
Companion Certificates:          1-A-9
--------------------------------------------------------------------------------
Interest Only Certificates:      1-A-4, 1-A-5, 15-IO and 30-IO
--------------------------------------------------------------------------------
PAC Certificates:                1-A-1
--------------------------------------------------------------------------------
TAC Certificates:                1-A-7 and 1-A-8
--------------------------------------------------------------------------------
Principal Only Certificates:     15-PO and 30-PO

                                      S-5

--------------------------------------------------------------------------------
Accrual Certificates:            1-A-8, 1-A-9 and 1-A-11
--------------------------------------------------------------------------------
Accretion Directed
   Certificates:                 1-A-7, 1-A-8, 1-A-10 and 1-A-12
--------------------------------------------------------------------------------
Lockout Certificates:            1-A-3
--------------------------------------------------------------------------------
Residual Certificates:           1-A-R, 1-A-MR and 1-A-LR
--------------------------------------------------------------------------------
Special Retail Certificates:     1-A-2
--------------------------------------------------------------------------------
Super Senior Certificates:       1-A-10
--------------------------------------------------------------------------------
Super Senior Support
   Certificates:                 1-A-12
--------------------------------------------------------------------------------

     The Senior Certificates are divided into two groups (each, a "GROUP"). The
Group 1 Senior Certificates form "GROUP 1" and the Group 2 Senior Certificates form "GROUP 2."

     Except to the extent of cross-collateralization payments and payments of
Class PO Deferred Amounts as described herein, the Group 1 Senior Certificates represent interests solely in the Group 1 Mortgage Loans and the Group 2 Senior
Certificates represent interests solely in the Group 2 Mortgage Loans. The Class
B Certificates will represent interests in the Mortgage Loans of both Loan
Groups.

     Only the Senior Certificates and the Class B-1, Class B-2 and Class B-3
Certificates are being offered by this Prospectus Supplement.

     The Class B-4, Class B-5 and Class B-6 Certificates are not offered by this
Prospectus Supplement. The Class B Certificates are subordinated to the Senior
Certificates for distributions of principal and interest and for allocations of losses on the Mortgage Loans in both Loan Groups and the Class B Certificates with higher numerical designations are subordinated to the Class B Certificates with lower numerical designations for distributions of principal and interest and for allocations of losses on the Mortgage Loans in both Loan Groups.

     Information provided with respect to the non-offered Certificates is included solely to aid your understanding of the Offered Certificates.

                                      S-6

MORTGAGE POOL

     The "MORTGAGE POOL" will consist of two loan groups ("LOAN GROUP 1" and
"LOAN GROUP 2" and each a "LOAN GROUP"). The mortgage loans in each Loan Group consist of fixed-rate, conventional, fully-amortizing mortgage loans (the "GROUP
1 MORTGAGE LOANS" and the "GROUP 2 MORTGAGE LOANS" and, collectively, the
"MORTGAGE LOANS") secured by first liens on one- to four-family properties. All of the Mortgage Loans were originated or acquired by Bank of America, N.A., which is an affiliate of the Depositor and Banc of America Securities LLC.

     The Depositor expects the Mortgage Loans to have the following approximate characteristics:

           SELECTED GROUP 1 MORTGAGE LOAN DATA AS OF FEBRUARY 1, 2005

--------------------------------------------------------------------------------
                                        RANGE OR TOTAL          WEIGHTED AVERAGE
--------------------------------------------------------------------------------
Number of Group 1 Mortgage
   Loans                                      458                      --
--------------------------------------------------------------------------------
Aggregate Unpaid Principal
   Balance                              $245,567,895.54                --
--------------------------------------------------------------------------------
Unpaid Principal Balance         $359,615.13 to $1,398,538.30      $536,174(1)
--------------------------------------------------------------------------------
Interest Rate                          5.250% to 6.500%              5.805%
--------------------------------------------------------------------------------
Administrative Fee Rate                     0.2575%                    --
--------------------------------------------------------------------------------
Remaining Terms to Stated
   Maturity                           237 to 360 months            358 months
--------------------------------------------------------------------------------
Original Term                         240 to 360 months            359 months
--------------------------------------------------------------------------------
Number of Months Since
   Origination                           0 to 3 months               1 month
--------------------------------------------------------------------------------
Original Loan-to-Value Ratio            9.04% to 95.00%              66.44%
--------------------------------------------------------------------------------
Credit Scores                             623 to 828                   746
--------------------------------------------------------------------------------
Latest Maturity Date                   February 1, 2035                --
--------------------------------------------------------------------------------
Geographic Concentration of Mortgaged Properties in Excess of 5.00% of the
   Aggregate Unpaid Principal
   Balance
   California                               49.99%
   Florida                                   8.51%
--------------------------------------------------------------------------------
Maximum Single Zip Code
   Concentration                             1.37%                     --
--------------------------------------------------------------------------------

(1)  The balance shown is the average unpaid principal balance of the Group 1
     Mortgage Loans.

           SELECTED GROUP 2 MORTGAGE LOAN DATA AS OF FEBRUARY 1, 2005

--------------------------------------------------------------------------------
                                        RANGE OR TOTAL          WEIGHTED AVERAGE
--------------------------------------------------------------------------------
Number of Group 2 Mortgage
   Loans                                      146                      --
--------------------------------------------------------------------------------
Aggregate Unpaid Principal
   Balance                              $80,117,355.16                 --
--------------------------------------------------------------------------------
Unpaid Principal Balance         $358,694.82 to $1,245,468.14      $548,749(1)
--------------------------------------------------------------------------------
Interest Rate                          4.625% to 6.000%               5.325%
--------------------------------------------------------------------------------
Administrative Fee Rate                     0.2575%                    --
--------------------------------------------------------------------------------
Remaining Terms to Stated
   Maturity                            119 to 180 months           178 months
--------------------------------------------------------------------------------
Original Term                          120 to 180 months           179 months
--------------------------------------------------------------------------------
Number of Months Since
   Origination                           0 to 9 months               1 month
--------------------------------------------------------------------------------
Original Loan-to-Value Ratio           14.60% to 80.00%              58.71%
--------------------------------------------------------------------------------
Credit Scores                             624 to 813                   744
--------------------------------------------------------------------------------
Latest Maturity Date                   February 1, 2020                --
--------------------------------------------------------------------------------
Geographic Concentration of Mortgaged Properties in Excess of 5.00% of the
   Aggregate Unpaid Principal
   Balance
   California                               45.08%
   Florida                                  10.90%
   Maryland                                  5.60%
   Virginia                                  5.51%
--------------------------------------------------------------------------------
Maximum Single Zip Code
   Concentration                             2.15%                     --
--------------------------------------------------------------------------------

(1)  The balance shown is the average unpaid principal balance of the Group 2
     Mortgage Loans.

                                      S-7

          SELECTED AGGREGATE MORTGAGE LOAN DATA AS OF FEBRUARY 1, 2005

--------------------------------------------------------------------------------
                                        RANGE OR TOTAL          WEIGHTED AVERAGE
--------------------------------------------------------------------------------
Number of Mortgage Loans                     604                       --
--------------------------------------------------------------------------------
Aggregate Unpaid Principal
   Balance                              $325,685,250.70               --
--------------------------------------------------------------------------------
Unpaid Principal Balance         $358,694.82 to $1,398,538.30      $539,214(1)
--------------------------------------------------------------------------------
Interest Rate                           4.625% to 6.500%             5.687%
--------------------------------------------------------------------------------
Administrative Fee Rate                    0.2575%                     --
--------------------------------------------------------------------------------
Remaining Terms to Stated
   Maturity                           119 to 360 months            314 months
--------------------------------------------------------------------------------
Original Term                         120 to 360 months            315 months
--------------------------------------------------------------------------------
Number of Months Since
   Origination                          0 to 9 months                1 month
--------------------------------------------------------------------------------
Original Loan-to-Value Ratio           9.04% to 95.00%               64.54%
--------------------------------------------------------------------------------
Credit Scores                             623 to 828                   746
--------------------------------------------------------------------------------
Latest Maturity Date                   February 1, 2035                 --
--------------------------------------------------------------------------------
Geographic Concentration of Mortgaged Properties in Excess of 5.00% of the
   Aggregate Unpaid Principal Balance
        California                          48.79%
        Florida                              9.10%
        Virginia                             5.06%
--------------------------------------------------------------------------------
Maximum Single Zip Code
   Concentration                             1.24%
--------------------------------------------------------------------------------

(1)  The balance shown is the average unpaid principal balance of all the
     Mortgage Loans.

     The characteristics of the Loan Groups may change because:

     o    Prior to the issuance of the Certificates, the Depositor may remove
          Mortgage Loans from a Loan Group. The Depositor also may substitute new Mortgage Loans for Mortgage Loans in a Loan Group prior to the
          Closing Date.

     o    After the issuance of the Certificates, Mortgage Loans in a Loan Group may be removed from the Trust because of repurchases by the Depositor for breaches of representations or failure to deliver required documents. Under certain circumstances, the Depositor may instead make substitutions for defective Mortgage Loans.

     These removals and/or substitutions may result in changes in the Loan Group characteristics shown above. These changes may affect the weighted average lives and yields to maturity of the related Offered Certificates.

     Additional information on the Mortgage Pool and each Loan Group appears under "The Mortgage Pool" in this Prospectus Supplement.

RESERVE FUND AND POLICY FOR THE CLASS 1-A-2 CERTIFICATES

     The Class 1-A-2 Certificates are entitled to the benefit of a reserve fund as protection against certain interest shortfalls arising from the timing of principal payments on the Mortgage Loans up to the amount described under
"Description of the Certificates--Interest" in this Prospectus Supplement.

     The Class 1-A-2 Certificates also will be entitled to the benefit of an irrevocable financial guaranty insurance policy to be issued by Assured Guaranty
Corp. ("ASSURED GUARANTY").

     Under the policy, Assured Guaranty will unconditionally and irrevocably guarantee:

     o    the current payment of interest allocated to the Class 1-A-2
          Certificates, other than interest shortfalls arising from the timing of principal payments on the Mortgage Loans and interest

                                      S-8

          shortfalls attributable to the Servicemembers Civil Relief Act or comparable state legislation; and

     o    the payment of any losses of principal allocated to the Class 1-A-2
          Certificates.

The policy will not cover interest shortfalls arising from the timing of principal payments on the Mortgage Loans or interest shortfalls attributable to the Servicemembers Civil Relief Act or comparable state legislation.

     See "Description of the Certificates--The Financial Guaranty Insurance
Policy" in this Prospectus Supplement.

OPTIONAL TERMINATION

     At its option, the Depositor may, subject to certain conditions, purchase all remaining Mortgage Loans in the Trust and effect early retirement of the
Certificates on any Distribution Date on which the aggregate Stated Principal
Balance of the Mortgage Loans is less than 10% of the aggregate unpaid principal balance of the Mortgage Loans as of the Cut-off Date.

     See "The Pooling and Servicing Agreement -- Optional Termination" in this
Prospectus Supplement.

     IF THE DEPOSITOR EXERCISES ITS RIGHT TO REPURCHASE ALL OF THE MORTGAGE
LOANS, THE CERTIFICATES OUTSTANDING AT THAT TIME WILL BE RETIRED EARLIER THAN
WOULD OTHERWISE BE THE CASE.

     See "Prepayment and Yield Considerations" in this Prospectus Supplement.

                                      S-9

PRIORITY OF DISTRIBUTIONS

     Distributions to each Group and the Class B Certificates will be made on each Distribution Date from the Pool Distribution Amount for the related Loan
Group, in the case of the Senior Certificates, or from the Pool Distribution
Amounts for both Loan Groups, in the case of the Class B Certificates, in the following order of priority:

     o    First, to the Trustee an amount in payment for its services for such
          Distribution Date;

     o    Second, with respect to Group 1, to Assured Guaranty to pay its premium;

     o    Third, to the classes of Senior Certificates of the related Group entitled to receive distributions of interest to pay interest;

     o    Fourth, to the classes of Senior Certificates of the related Group entitled to receive distributions of principal, as set forth in this
          Prospectus Supplement under "Description of the Certificates --
          Principal," to pay principal;

     o    Fifth, to the Class 30-PO and Class 15-PO Certificates to pay any
          applicable Class PO Deferred Amounts, but only from amounts that would otherwise be distributable on such Distribution Date as principal of the Subordinated Certificates;

     o    Sixth, subject to any payments described under "Description of the
          Certificates -- Cross-Collateralization" and any payment of Class PO
          Deferred Amounts, to each class of Class B Certificates, first to pay interest and then to pay principal in the order of numerical class designations, beginning with the Class B-1 Certificates;

     o    Seventh, to Assured Guaranty, any remaining Pool Distribution Amount for Loan Group 1, up to the aggregate amount of previously unreimbursed Insured Payments; and

     o    Eighth, to the Class 1-A-R, Class 1-A-MR and Class 1-A-LR
          Certificates, any remaining amounts in the Upper-Tier REMIC,
          Middle-Tier REMIC and Lower-Tier REMIC, respectively.

     All of the distributions described above are subject to the limitations set forth in this Prospectus Supplement under "Description of the Certificates --
Interest" and "-- Principal."

     If you are purchasing Class 1-A-8, Class 1-A-9 or Class 1-A-11
Certificates, you will not receive current interest distributions with respect to your Class 1-A-8, Class 1-A-9 or Class 1-A-11 Certificates until the applicable Accretion Termination Date. Prior to the applicable Accretion
Termination Date, interest which would otherwise be distributed on your Class
1-A-8, Class 1-A-9 or Class 1-A-11 Certificates will be distributed instead as principal to the holders of certain Senior Certificates of the same Group as described under "Description of the Certificates -- Principal" in this
Prospectus Supplement. Any interest not distributed on your Class 1-A-8, Class
1-A-9 or Class 1-A-11 Certificates as described in this paragraph will be added to the principal balance of your Class 1-A-8, Class 1-A-9 or Class 1-A-11
Certificates. See "Description of the Certificates -- Principal" in this
Prospectus Supplement.

     Under certain circumstances described in this Prospectus Supplement, distributions that would otherwise be made on the Class B Certificates may be made instead on the Senior Certificates of a Group. See "Description of the
Certificates -- Cross-Collateralization" in this Prospectus Supplement.

                                      S-10

INTEREST DISTRIBUTIONS

     The amount of interest that will accrue on each interest bearing class of
Offered Certificates during each interest accrual period is equal to:

     o    one-twelfth of the pass-through rate for such class (as set forth or described in the table on page S-4) multiplied by the class balance or notional amount of such class on the Distribution Date, minus

     o    the amount allocated to such class of certain interest shortfalls arising from the timing of prepayments on the Mortgage Loans, interest rate limitations applicable to certain military or similar personnel and interest losses allocated to such class, as described under "The
          Pooling and Servicing Agreement -- Compensating Interest" and
          "Description of the Certificates -- Interest" in this Prospectus
          Supplement.

     The Class 30-PO and Class 15-PO Certificates are Principal Only
Certificates and are not entitled to distributions of interest.

     See "Description of the Certificates -- Distributions" and "-- Interest" in
this Prospectus Supplement.

PRINCIPAL DISTRIBUTIONS

     On each Distribution Date, principal distributions to the Certificates will be made in the order and priority described under "Description of the
Certificates -- Priority of Distributions" in this Prospectus Supplement.

     The Class 1-A-4, Class 1-A-5, Class 15-IO and Class 30-IO Certificates are
Interest Only Certificates and are not entitled to distributions of principal.

Distribution on the Class 1-A-2 Certificates

     If you are purchasing a Class 1-A-2 Certificate (the "SPECIAL RETAIL
CERTIFICATES"), you should consider the fact that the timing of principal distributions on this class is dependent on both:

     o    the priority of the class to receive distributions of principal relative to other classes of Certificates, and

     o    the special procedures for allocation of principal among the holders of the Special Retail Certificates.

     As described under "Description of the Certificates -- Distributions in
Reduction of the Special Retail Certificates" in this Prospectus Supplement, if you own a Special Retail Certificate you or your heirs may request that your
Certificate be repaid on a particular date. These requests will be paid in the following priority:

     o    Representatives of deceased holders will be paid first (up to a limit of approximately $100,000 per holder) out of principal distributions on the entire class, and

     o    Living holders will be paid second (up to a limit of approximately
          $10,000 per holder) out of principal distributions on the entire class.

                                      S-11

     Whether a Special Retail Certificate will be paid in full on a requested date is highly uncertain. Principal distributions on the class of Special Retail
Certificates may not be sufficient to satisfy all requested distributions.
Conversely, principal distributions may exceed requests, in which case the excess amounts will be distributed by random lot. Because of these procedures, you may not receive distributions when requested or you may receive distributions even when you have not made requests for distributions.

CREDIT SUPPORT

     Credit support for the Offered Certificates is provided by subordination as follows:

                    SUBORDINATION OF CLASS B CERTIFICATES(1)

                             ----------------------
               Priority of     Senior Certificates
                 Payment     (Credit Support 2.50%)
                             ----------------------
                                   Class B-1
                             (Credit Support 1.25%)
                             ----------------------
                                   Class B-2
                             (Credit Support 0.75%)
                             ----------------------
                                   Class B-3
                             (Credit Support 0.50%)
                             ----------------------
                                   Class B-4
                             (Credit Support 0.30%)
                             ----------------------
                                   Class B-5
                             (Credit Support 0.10%)
                             ----------------------
                                   Class B-6              Order of
                             (Credit Support 0.00%)   Loss Allocation
                             ----------------------

----------
(1)  The credit support percentage set forth in this chart shows the initial balance of the classes of Class B Certificates subordinate to a class or classes as a percentage of the initial aggregate Pool Principal Balance of the Loan Groups.

     See "Description of the Certificates -- Priority of Distributions" and "--
Allocation of Losses" in this Prospectus Supplement.

                                      S-12

     After the Class B Certificates are no longer outstanding, any principal losses allocated to the Super Senior Certificates will be borne by the Super
Senior Support Certificates, for so long as the Super Senior Support
Certificates are outstanding.

     Under certain circumstances, certain principal payments on the Mortgage
Loans in a Loan Group otherwise distributable to the Class B Certificates may be allocated to the unrelated Group of Senior Certificates (but not the Class 30-PO
or Class 15-PO Certificates) as discussed in "Description of the Certificates --
Cross-Collateralization" in this Prospectus Supplement.

Shifting Interest in Prepayments

     Additional credit enhancement is provided by the allocation of the applicable Non-PO Percentages of principal prepayments on the Mortgage Loans in a Loan Group to the Senior Certificates of the related Group (but not the Class
30-PO or Class 15-PO Certificates) for the first five years and the disproportionately greater allocation of prepayments to such Senior Certificates over the following four years. The disproportionate allocation of the applicable
Non-PO Percentages of prepayments on the Mortgage Loans in a Loan Group will accelerate the amortization of those Senior Certificates relative to the amortization of the Subordinate Certificates. As a result, the credit support percentage for the Senior Certificates of a Group should be maintained and may be increased during the first nine years.

     See "Description of the Certificates -- Principal" in this Prospectus
Supplement.

PREPAYMENT AND YIELD CONSIDERATIONS

     The yield to maturity on your Offered Certificates will be sensitive to the rate and timing of principal payments (which will be affected by prepayments, defaults and liquidations) on the applicable Mortgage Loans in the related Loan
Group or Loan Groups. As a result, your yield may fluctuate significantly.

     o    In general, if you purchased your Offered Certificate at a premium or if you purchased a Class 1-A-4, Class 1-A-5, Class 15-IO or Class
          30-IO Certificate (each of which has no principal balance) and principal distributions occur at a rate faster than you assumed, your actual yield to maturity will be lower than anticipated.

     o    Conversely, if you purchased your Offered Certificate at a discount, especially a Class 30-PO or Class 15-PO Certificate, and principal distributions occur at a rate slower than you assumed, your actual yield to maturity will be lower than anticipated.

     Because the Class 30-PO and Class 15-PO Certificates represent only the right to receive a portion of the principal received with respect to the
Mortgage Loans in the related Loan Group with Net Mortgage Interest Rates as of the Cut-off Date lower than 5.500% for Loan Group 1 and 5.000% for Loan Group 2
(the "DISCOUNT MORTGAGE LOANS"), the yield to maturity on the Class 30-PO and
Class 15-PO Certificates will be extremely sensitive to the rate and timing of principal prepayments on the Discount Mortgage Loans in Loan Group 1 and Loan
Group 2, respectively.

     Because the notional amount of the Class 30-IO and Class 15-IO Certificates as of any Distribution Date will be based on the aggregate Stated Principal
Balances of the Mortgage Loans in the related Loan Group which are not Discount
Mortgage Loans (the "PREMIUM MORTGAGE LOANS") multiplied by a fraction, the numerator of which is equal to the weighted average of the Net Mortgage Interest
Rates of the Premium Mortgage Loans in the related Loan Group minus 5.500% for

                                      S-13

Loan Group 1 and 5.000% for Loan Group 2 and the denominator of which is equal to 5.500% for Loan Group 1 and 5.000% for Loan Group 2, the yield to maturity on the Class 30-IO and Class 15-IO Certificates will be extremely sensitive to the rate and timing of principal payments on the Premium Mortgage Loans in the related Loan Group, particularly the Premium Mortgage Loans with higher mortgage interest rates.

     Because the Super Senior Support Certificates will bear principal losses allocated to the Super Senior Certificates, as well as their own shares of such losses, once the Class B Certificates are no longer outstanding, the yield to maturity of the Super Senior Support Certificates will be more sensitive to the amount and timing of losses on the Mortgage Loans in the related Loan Group than the Super Senior Certificates. See "Description of the Certificates --
Allocation of Losses" in this Prospectus Supplement.

     The yield to maturity of the Class B-1, Class B-2 and Class B-3
Certificates will be increasingly sensitive to the amounts and timing of losses on the Mortgage Loans due to the fact that, once the total balance of the more junior classes of Class B Certificates have been reduced to zero, all losses will be allocated to the Class B-3, Class B-2 and Class B-1 Certificates, in
that order, until the balance of each class has been reduced to zero.

     Because the Mortgage Loans may be prepaid at any time, it is not possible to predict the rate at which you will receive distributions of principal. Since prevailing interest rates are subject to fluctuation, you may not be able to reinvest your distributions at yields equaling or exceeding the yields on the
Offered Certificates. Yields on any reinvestments may be lower, and could be significantly lower, than the yields on your Offered Certificates.

     See "Prepayment and Yield Considerations" in this Prospectus Supplement and in the Prospectus.

                                      S-14

                       WEIGHTED AVERAGE LIFE (IN YEARS)(1)

                                                          PSA(2)
                                             -----------------------------------
CLASS                                          0%     100%    300%   500%   800%
------------------------------------------   -----   -----   -----   ----   ----
1-A-1                                        10.50    3.55    3.55   3.05   2.34
1-A-2(3)                                     25.32   24.03   14.69   6.64   4.05
1-A-3                                        20.89   15.64   11.05   9.12   5.44
1-A-4                                        25.32   24.03   14.69   6.64   4.05
1-A-5                                        10.50    3.55    3.55   3.05   2.34
1-A-6                                        14.60    5.73    2.71   2.00   1.54
1-A-7                                        18.65    9.99    3.61   2.04   1.47
1-A-8                                        24.34   15.30    7.62   3.26   2.19
1-A-9                                        26.25   17.80    0.94   0.57   0.40
1-A-10                                       14.18   13.85    7.62   4.74   3.27
1-A-11                                       28.42   23.02   10.30   5.60   3.67
1-A-12                                       14.18   13.85    7.62   4.74   3.27
1-A-13                                       25.97   16.00    6.22   4.03   2.85
1-A-R                                         0.08    0.08    0.08   0.08   0.08
1-A-MR                                        0.08    0.08    0.08   0.08   0.08
1-A-LR                                        0.08    0.08    0.08   0.08   0.08
30-IO                                        19.08   11.24    5.65   3.79   2.62
30-PO                                        18.88   11.15    5.62   3.77   2.61
2-A-1                                         7.94    6.01    3.83   2.82   2.10
2-A-2                                        14.51   14.02   11.72   8.75   5.52
15-IO                                         8.48    6.67    4.49   3.34   2.43
15-PO                                         8.28    6.57    4.50   3.38   2.49
B-1                                          16.42   12.81    9.55   8.17   7.13
B-2                                          16.48   12.81    9.55   8.17   7.13
B-3                                          16.48   12.81    9.55   8.17   7.13

----------
(1)  Determined as described under "Prepayment and Yield Considerations --
     Weighted Average Lives of the Offered Certificates" in this Prospectus
     Supplement. Prepayments will not occur at any assumed rate shown or any other constant rate, and the actual weighted average lives of any or all of the classes of Offered Certificates are likely to differ from those shown, perhaps significantly.

(2)  "PSA" is the Prepayment Standard Assumption which is described under
     "Prepayment and Yield Considerations -- Weighted Average Lives of the
     Offered Certificates" in this Prospectus Supplement.

(3)  The weighted average life of the class of Special Retail Certificates applies to such class as a whole. Because of the special procedures for allocating principal distributions to holders within the class of Special
     Retail Certificates, the weighted average life of an individual certificate may vary from the weighted average life of the class as a whole.

                                      S-15

     The weighted average lives of the Companion Certificates will be particularly sensitive to the rate of prepayments on the Mortgage Loans in the related Loan Group.

FEDERAL INCOME TAX CONSEQUENCES

     For federal income tax purposes, elections will be made to treat the Trust as three separate "real estate mortgage investment conduits" (the "UPPER-TIER
REMIC," the "MIDDLE-TIER REMIC" and the "LOWER-TIER REMIC" and each, a "REMIC").

     o    The Offered Certificates (other than the Class 1-A-R, Class 1-A-MR and
          Class 1-A-LR Certificates) will constitute "regular interests" in the
          REMIC and will be treated as debt instruments for federal income tax purposes.

     o    The Class 1-A-R, Class 1-A-MR and Class 1-A-LR Certificates will constitute the sole class of "residual interest" in the Upper-Tier
          REMIC, Middle-Tier REMIC and Lower-Tier REMIC, respectively.

     Interest on the Offered Certificates must be included in your income under an accrual method of tax accounting, even if you are otherwise a cash method taxpayer.

     The Interest Only Certificates, Principal Only Certificates and Accrual
Certificates will, and certain other classes may, be issued with original issue discount for federal income tax purposes. If you hold such a Certificate, you will be required to include original issue discount in income as it accrues on a constant yield method, regardless of whether you receive concurrently the cash attributable to such original issue discount.

     The holders of the Class 1-A-R, Class 1-A-MR and Class 1-A-LR Certificates
will be required to report as ordinary income or loss the net income or the net loss of the Upper-Tier REMIC, Middle-Tier REMIC and Lower-Tier REMIC,
respectively, and will be required to fund tax liabilities with respect to any such net income although no cash distributions are expected to be made with respect to the Class 1-A-R, Class 1-A-MR and Class 1-A-LR Certificates other than the distribution of their respective class balances and interest on those balances.

     See "Federal Income Tax Consequences" in this Prospectus Supplement and in the Prospectus.

LEGAL INVESTMENT

     If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements or review by regulatory authorities, then you may be subject to restrictions on investment in the
Offered Certificates. You should consult your legal, tax and accounting advisers for assistance in determining the suitability of and consequences to you of the purchase, ownership and sale of Offered Certificates.

     o    The Senior Certificates and the Class B-1 Certificates will constitute
          "mortgage related securities" for purposes of the Secondary Mortgage
          Market Enhancement Act of 1984, as amended ("SMMEA"), so long as they are rated in one of the two highest rating categories by at least one nationally recognized rating agency.

                                      S-16

     o    The Class B-2 and Class B-3 Certificates will not constitute "mortgage related securities" under SMMEA.

     See "Legal Investment" in the Prospectus.

ERISA CONSIDERATIONS

     If you are a fiduciary or other person acting on behalf of any employee benefit plan or arrangement, including an individual retirement account (an
"IRA"), subject to the Employee Retirement Income Security Act of 1974, as
amended ("ERISA"), the Internal Revenue Code of 1986, as amended (the "CODE"), or any federal, state or local law ("SIMILAR LAW") which is similar to ERISA or the Code (collectively, a "PLAN"), you should carefully review with your legal advisors whether the purchase or holding of an Offered Certificate could give rise to a transaction prohibited or not otherwise permissible under ERISA, the
Code or Similar Law.

     Subject to the considerations and conditions described under "ERISA
Considerations" in this Prospectus Supplement, it is expected that the Offered
Certificates (other than the Class 1-A-R, Class 1-A-MR and Class 1-A-LR
Certificates) may be purchased by Plans. THE CLASS 1-A-R, CLASS 1-A-MR AND CLASS
1-A-LR CERTIFICATES MAY NOT BE ACQUIRED BY PLANS.

     See "ERISA Considerations" in this Prospectus Supplement and in the
Prospectus.

                                      S-17

--------------------------------------------------------------------------------
RISK FACTORS
--------------------------------------------------------------------------------

     o    The Offered Certificates are not suitable investments for all investors.

     o    The Offered Certificates are complex financial instruments, so you should not purchase any Offered Certificates unless you or your financial advisor possess the necessary expertise to analyze the potential risks associated with an investment in mortgage-backed securities.

     o    You should not purchase any Offered Certificates unless you understand, and are able to bear, the prepayment, credit, liquidity and market risks associated with those Offered Certificates.

     o    You should carefully consider the risk factors discussed below in addition to the other information contained in this Prospectus
          Supplement and the Prospectus.

THE RATE OF PRINCIPAL PAYMENTS ON THE MORTGAGE LOANS WILL AFFECT THE YIELD ON
   THE OFFERED CERTIFICATES

     The rate of distributions of principal and the yield to maturity on your
Certificates will be directly related to (i) the rate of payments of principal on the applicable Mortgage Loans and (ii) the amount and timing of defaults by borrowers that result in losses on such Mortgage Loans. Borrowers are permitted to prepay their Mortgage Loans, in whole or in part, at any time without penalty.

     The rate of principal payments on the Mortgage Loans mainly will be affected by the following:

     o    the amortization schedules of the Mortgage Loans;

     o    the rate of partial prepayments and full prepayments by borrowers due to refinancing, job transfer, changes in property values or other factors;

     o    liquidations of the properties that secure defaulted Mortgage Loans;

     o    repurchases of Mortgage Loans by the Depositor as a result of defective documentation or breaches of representations or warranties;

     o    purchases by the Depositor of certain delinquent Mortgage Loans; and

     o    the optional repurchase of all the Mortgage Loans by the Depositor to effect a termination of the trust.

     For a more detailed discussion of these factors, see "The Pooling and
Servicing Agreement -- Repurchases of Mortgage Loans," "-- Optional Repurchases
of Certain Mortgage Loans" and "--Optional Termination" and "Prepayment and
Yield Considerations" in this Prospectus Supplement and "The Pooling and
Servicing Agreement -- Assignment of Mortgage Loans to the Trustee" and "--
Termination; Optional Purchase of Mortgage Loans" and "Prepayment and Yield
Considerations" in the Prospectus.

     The rate of payments (including prepayments) on mortgage loans is influenced by a variety of economic, geographic, social and other factors, but depends greatly on the level of mortgage interest rates:

     o    If prevailing interest rates for similar mortgage loans fall below the interest rates on the Mortgage Loans, the rate of prepayment would generally be expected to increase due to refinancings.

     o    Conversely, if prevailing interest rates for similar mortgage loans rise above the interest rates on the Mortgage Loans, the rate of prepayment would generally be expected to decrease.

                                      S-18

     Mortgage originators (including Bank of America) make general and targeted solicitations for refinancings. Any such solicited refinancings may result in a rate of prepayment that is higher than you might otherwise expect.

     If you are purchasing Offered Certificates at a discount, and specifically if you are purchasing the Class 30-PO or Class 15-PO Certificates, you should consider the risk that if principal payments on the applicable Mortgage Loans, or, in the case of the Class 30-PO or Class 15-PO Certificates, the Discount
Mortgage Loans in the related Loan Group, occur at a rate slower than you expected, your yield will be lower than you expected. See "Prepayment and Yield
Considerations--Yield on the Class 30-PO and Class 15-PO Certificates" in this
Prospectus Supplement for a more detailed description of risks associated with the purchase of the Class 30-PO and Class 15-PO Certificates, including tables demonstrating the particular sensitivities of the Class 30-PO and Class 15-PO
Certificates to the rate of prepayments.

     If you are purchasing Offered Certificates at a premium, or are purchasing a Class 1-A-4, Class 1-A-5, Class 30-IO or Class 15-IO Certificate (each of which has no principal balance), you should consider the risk that if principal payments on the Mortgage Loans in the related Loan Group or, in the case of the
Class 30-IO and Class 15-IO Certificates, the Premium Mortgage Loans in the
related Loan Group, occur at a rate faster than you expected, your yield may be lower than you expected. IF YOU ARE PURCHASING CLASS 1-A-4, CLASS 1-A-5, CLASS
30-IO OR CLASS 15-IO CERTIFICATES, YOU SHOULD CONSIDER THE RISK THAT A RAPID
RATE OF PRINCIPAL PAYMENTS ON THE APPLICABLE MORTGAGE LOANS IN THE RELATED LOAN
GROUP COULD RESULT IN YOUR FAILURE TO RECOVER YOUR INITIAL INVESTMENT. See
"Prepayment and Yield Considerations--Yield on the Class 1-A-4 and Class 1-A-5
Certificates" and "--Yield on the Class 30-IO anD Class 15-IO Certificates" in
this Prospectus Supplement for a more detailed description of risks associated with the purchase of the Class 1-A-4, Class 1-A-5, Class 30-IO and Class 15-IO
Certificates, including tables demonstrating the particular sensitivities of the
Class 1-A-4, Class 1-A-5, Class 30-IO and Class 15-IO Certificates to the rate of prepayments on the applicable Mortgage Loans in the related Loan Group.

     See "Summary of Terms -- Prepayment and Yield Considerations" and
"Prepayment and Yield Considerations" in this Prospectus Supplement.

THERE IS A RISK THAT INTEREST PAYMENTS ON THE MORTGAGE LOANS MAY BE INSUFFICIENT
   TO PAY INTEREST ON YOUR CERTIFICATES

     When a Mortgage Loan is prepaid in full, the mortgagor is charged interest only up to the date on which payment is made, rather than for an entire month.
When a mortgagor makes a partial principal prepayment on a Mortgage Loan, the mortgagor is not charged interest on the prepayment for the month in which received. This may result in a shortfall in interest collections available for payment on the next Distribution Date. The Servicer is required to cover a portion of the shortfall in interest collections that are attributable to prepayments in full and partial prepayments on the applicable Mortgage Loans, but only up to the amount of Compensating Interest for such Distribution Date as described herein under " The Pooling and Servicing Agreement--Compensating
Interest." To the extent these shortfalls from the Mortgage Loans are not covered by the amount of Compensating Interest, they will be allocated pro rata to the classes of interest-bearing Certificates as described herein under
"Description of the Certificates--Interest."

                                      S-19

DISTRIBUTIONS OF PRINCIPAL TO THE SPECIAL RETAIL CERTIFICATES

     Although, as described herein, there can be no assurance as to the rate at which principal distributions will be made on any class of Offered Certificates, the Special Retail Certificates, in particular, may be inappropriate investments for you if you require a distribution of a particular amount of principal on a specific date or an otherwise predictable stream of distributions. If you own
Special Retail Certificates, funds available for distributions of principal may not be sufficient to permit the distributions you request within any specific period of time after your request. During periods in which prevailing interest rates are generally higher than the pass-through rate for the class of Special
Retail Certificates, greater numbers of beneficial owners may request distributions of principal in respect of such class of Special Retail
Certificates to take advantage of higher interest rates. During such periods there may, however, be a concurrent reduction in the rate of prepayments of the related Mortgage Loans, thus limiting the funds available for such distributions.

     In addition, because of the random lot procedure for distributing principal, you may receive a principal distribution on your Special Retail
Certificates on a Distribution Date (even if you have not requested such a distribution) if the amount available for distribution in respect of principal on such Distribution Date on the class of Special Retail Certificates exceeds the aggregate amount requested for distribution of principal by all holders of the class of Special Retail Certificates. It is more likely that amounts will be distributed by random lot during the periods of the relatively low interest rates and, correspondingly, higher prepayment rates. Under such circumstances you may have difficulty reinvesting these principal distributions at rates as high as the pass-through rate of your Certificates or your expected yield.

CERTIFICATES MAY NOT BE APPROPRIATE FOR INDIVIDUAL INVESTORS

     If you are an individual investor who does not have sufficient resources or expertise to evaluate the particular characteristics of the applicable class of
Offered Certificates, the Offered Certificates may not be an appropriate investment for you. This may be the case because, among other things:

     o    if you purchase your Certificates at a price other than par, your yield to maturity will be sensitive to the uncertain rate and timing of principal prepayments on the applicable Mortgage Loans in the related Loan Group or Loan Groups;

     o    the rate of principal distributions on, and the weighted average lives of, the Offered Certificates will be sensitive to the uncertain rate and timing of principal prepayments on the applicable Mortgage Loans in the related Loan Group or Loan Groups and the priority of principal distributions among the classes of Certificates, and as such, the
          Offered Certificates and in particular, the Special Retail
          Certificates, may be inappropriate investments for you if you require a distribution of a particular amount of principal on a specific date or an otherwise predictable stream of distributions;

     o    you may not be able to reinvest amounts distributed in respect of principal on your Certificates (which distributions, in general, are expected to be greater during periods of relatively low interest rates) at a rate at least as high as the applicable pass-through rate or your expected yield;

     o    a secondary market for the Offered Certificates may not develop or provide you with liquidity of investment; and

     o    you must pay tax on any interest or original issue discount in the year it accrues, even if the cash is paid to you in a different year.

     If you are an individual investor considering the purchase of an Offered
Certificate, you should also carefully consider the other risk factors discussed in this Prospectus Supplement and the special

                                      S-20

considerations discussed under the headings "Summary of Terms -- Prepayment and
Yield Considerations" and "Prepayment and Yield Considerations" in this
Prospectus Supplement and "Prepayment and Yield Considerations" in the
Prospectus.

SUBORDINATION OF SUPER SENIOR SUPPORT AND CLASS B CERTIFICATES INCREASES RISK OF
   LOSS

     If you purchase Class B Certificates, you are more likely to suffer losses as a result of losses or delinquencies on the Mortgage Loans than are holders of the Senior Certificates.

     o    The rights of each class of Class B Certificates to receive distributions of interest and principal are subordinated to the rights of the Senior Certificates, Assured Guaranty to receive payment of the premium and each class of Class B Certificates with a lower numerical designation. For example, the Class B-2 Certificates will not receive principal or interest on a Distribution Date until the Senior
          Certificates, Assured Guaranty and Class B-1 Certificates have received the amounts to which they are entitled on that Distribution
          Date.

     o    The Non-PO Percentage of losses that are realized on the Mortgage
          Loans, will be allocated first to the Class B-6 Certificates, then to the Class B-5 Certificates and so on, in reverse of the numerical order of the Class B Certificates until the outstanding class balances of those classes have been reduced to zero.

     o    The Class 30-PO and Class 15-PO Certificates will be entitled to reimbursement for certain losses allocated to them from amounts otherwise distributable as principal on the Class B Certificates, in reverse numerical order, regardless of the related Loan Group from which such amounts are received.

     If you purchase the Super Senior Support Certificates, you should consider the risk that after the Class B Certificates are no longer outstanding, the principal portion of losses realized on the Mortgage Loans in the related Loan
Group that are allocated to the Super Senior Certificates will be borne by your
Super Senior Support Certificates, rather than the Super Senior Certificates, for so long as your Super Senior Support Certificates are outstanding. See
"Description of the Certificates -- Allocation of Losses" in this Prospectus
Supplement.

     For a more detailed description of the subordination feature of the Class B
Certificates, see "Description of the Certificates -- Allocation of Losses" in
this Prospectus Supplement.

CLASS B CERTIFICATES PROVIDE SUBORDINATION FOR BOTH GROUPS

     Because the Class B Certificates provide credit support for both Groups, the outstanding class balances of the Class B Certificates could be reduced to zero as a result of a disproportionate amount of Realized Losses on the Mortgage
Loans in one Loan Group. Therefore, Realized Losses on the Mortgage Loans in one
Loan Group will reduce the subordination provided by the Class B Certificates to the unrelated Group of Senior Certificates and increase the likelihood that
Realized Losses may be allocated to such other Group. See "Description of the
Certificates -- Allocation of Losses" herein.

     Under certain circumstances, principal otherwise payable to the Class B
Certificates will be paid to the interest-bearing Senior Certificates as described under "Description of the Certificates -- Cross-Collateralization" in
this Prospectus Supplement.

                                      S-21

LIMITED SOURCE OF PAYMENTS - NO RECOURSE TO DEPOSITOR, SELLER, SERVICER OR
   TRUSTEE

     Proceeds of the Mortgage Loans will be the sole source of payments on the
Certificates, other than the Class 1-A-2 Certificates, as to which certain payments may be made from the reserve fund or under the policy. The Certificates do not represent an interest in or obligation of the Depositor, the Seller, the
Servicer, the Trustee or any of their affiliates. There are, however, limited obligations of the Depositor with respect to certain breaches of its representations and warranties, and limited obligations of the Servicer with respect to its servicing obligations.

     Neither the Certificates nor the Mortgage Loans will be guaranteed by or insured by any governmental agency or instrumentality, the Depositor, the
Seller, the Servicer, the Trustee or any of their affiliates. Consequently, if payments on the Mortgage Loans are insufficient or otherwise unavailable to make all payments required on the Certificates, there will be no recourse to the
Depositor, the Seller, the Servicer, the Trustee or any of their affiliates.

LIMITED LIQUIDITY

     The Underwriter intends to make a market for purchase and sale of the
Offered Certificates after their initial issuance, but the Underwriter has no obligation to do so. There is no assurance that such a secondary market will develop or, if it does develop, that it will provide you with liquidity of investment or that it will continue for the life of the Offered Certificates. As a result, you may not be able to sell your Certificates or you may not be able to sell your Certificates at a high enough price to produce your desired return on investment.

     The secondary market for mortgage-backed securities has experienced periods of illiquidity and can be expected to do so in the future. Illiquidity means that there may not be any purchasers for your class of Certificates. Although any class of Certificates may experience illiquidity, it is more likely that classes of Certificates that are more sensitive to prepayment, credit or interest rate risk (such as the Companion, Interest Only, Principal Only,
Subordinated or Super Senior Support Certificates) will experience illiquidity.

GEOGRAPHIC CONCENTRATION MAY
   INCREASE RISK OF LOSS DUE TO
   ADVERSE ECONOMIC CONDITIONS OR
   NATURAL DISASTERS

     At various times, certain geographic regions will experience weaker economic conditions and housing markets and, consequently, will experience higher rates of delinquency and loss on mortgage loans generally. In addition,
California and several other states have experienced natural disasters, including earthquakes, fires, floods and hurricanes, which may adversely affect property values. Any concentration of mortgaged properties in a state or region may present unique risk considerations. See the tables entitled "Distribution of the Mortgaged Properties" under the heading "The Mortgage Pool" in this
Prospectus Supplement for a listing of the locations and concentrations of
Mortgaged Properties.

     Any deterioration in housing prices in a state or region due to adverse economic conditions, natural disaster or other factors, and any deterioration of economic conditions in a state or region that adversely affects the ability of borrowers to make payments on the Mortgage Loans of a Loan Group, may result in losses on such Mortgage Loans. Any losses may adversely affect the yield to maturity of the related Offered Certificates.

                                      S-22

     See "The Mortgage Pool" in this Prospectus Supplement for further information regarding the geographic concentration of the Mortgage Loans.

RIGHTS OF BENEFICIAL OWNERS MAY
   BE LIMITED BY BOOK-ENTRY SYSTEM

     All of the Offered Certificates, other than the Class 1-A-R, Class 1-A-MR and Class 1-A-LR Certificates, are Book-Entry Certificates and will be held through the book-entry system of The Depository Trust Company. Transactions in the Book-Entry Certificates generally can be effected only through DTC and
Participants. As a result:

     o    your ability to pledge Book-Entry Certificates to entities that do not participate in the DTC system, or to otherwise act with respect to
          Book-Entry Certificates, may be limited due to the lack of a physical certificate for your Certificates; and

     o    under a book-entry format, you may experience delays in the receipt of payments, since distributions will be made by the Trustee to DTC, and not directly to you.

     For a more detailed discussion of the Book-Entry Certificates, see
"Description of the Certificates --Book-Entry Certificates" in this Prospectus
Supplement.

TAX CONSEQUENCES OF THE RESIDUAL CERTIFICATES

     o    The Class 1-A-R, Class 1-A-MR and Class 1-A-LR Certificates will be the sole "residual interest" in the Upper-Tier REMIC, Middle-Tier
          REMIC and Lower-Tier REMIC, respectively, for federal income tax purposes.

     o    The holders of the Class 1-A-R, Class 1-A-MR and Class 1-A-LR
          Certificates must report as ordinary income or loss the net income or the net loss of the respective REMIC whether or not any cash distributions are made to it. This allocation of income or loss may result in a zero or negative after-tax return. No cash distributions are expected to be made with respect to the Class 1-A-R, Class 1-A-MR and Class 1-A-LR Certificates other than the distribution of their respective class balances and interest on those balances.

     o    Treasury regulations require a seller of the Class 1-A-R, Class 1-A-MR or Class 1-A-LR Certificate to either pay the buyer an amount designed to compensate the buyer for assuming the tax liability or transfer only to certain eligible transferees should the seller wish to qualify for "safe harbor" protection from possible disregard of such a transfer.

     o    Due to their tax consequences, the Class 1-A-R, Class 1-A-MR and Class
          1-A-LR Certificates will be subject to restrictions on transfer that may affect their liquidity. In addition, the Class 1-A-R, Class 1-A-MR and Class 1-A-LR Certificates may not be acquired by Plans.

     See "Description of the Certificates -- Restrictions on Transfer of the
Class 1-A-R, Class 1-A-MR and Class 1-A-LR Certificates," "Prepayment and Yield
Considerations -- Yield on the Class 1-A-R, Class 1-A-MR and Class 1-A-LR
Certificates," "ERISA Considerations" and "Federal Income Tax Consequences" in
this Prospectus Supplement.

                                      S-23

UNITED STATES MILITARY OPERATIONS MAY INCREASE RISK OF RELIEF ACT SHORTFALLS

     In response to the previously executed and threatened terrorist attacks in the United States and foreign countries, the United States has initiated military operations and has placed a substantial number of armed forces reservists and members of the National Guard on active duty status. It is possible that the number of reservists and members of the National Guard placed on active duty status in the near future may increase. To the extent that a member of the military, or a member of the armed forces reserves or National
Guard who is called to active duty, is a mortgagor of a Mortgage Loan in the
Trust, the interest rate limitation of Servicemembers Civil Relief Act and any comparable state law, will apply. This may result in interest shortfalls on the
Mortgage Loans, which will be borne by the classes of interest-bearing
Certificates as described herein. The policy will not cover any such shortfalls allocated to the Class 1-A-2 Certificates. The Depositor has not taken any action to determine whether any of the Mortgage Loans would be affected by such interest rate limitation. See "Description of the Certificates -- Interest" in
this Prospectus Supplement and "Certain Legal Aspects of the Mortgage Loans --
Servicemembers Civil Relief Act and Similar Laws" in the Prospectus.

                                      S-24

--------------------------------------------------------------------------------
THE MORTGAGE POOL
--------------------------------------------------------------------------------

     The following descriptions of the Mortgage Loans and the Mortgaged
Properties are based upon the expected characteristics of the Mortgage Loans as of the close of business on the Cut-off Date. The balances shown have been adjusted for the scheduled principal payments due on or before the Cut-off Date.
Prior to the Closing Date, Mortgage Loans may be removed from the Loan Groups and other Mortgage Loans may be substituted for them. The Depositor believes that the information set forth in this Prospectus Supplement is representative of the characteristics of the Loan Groups as they will be constituted on the
Closing Date. Unless the context requires otherwise, references below to percentages of the Mortgage Loans in a Loan Group and references below to percentages of all Mortgage Loans are approximate percentages of the aggregate
Stated Principal Balance of the Mortgage Loans in such Loan Group or in both
Loan Groups as of the Cut-off Date.

     The Trust will consist primarily of a pool (the "MORTGAGE POOL") of fixed-rate, conventional, fully-amortizing mortgage loans (the "MORTGAGE LOANS")
secured by first liens on one- to four-family residential properties. The
Mortgage Loans have been divided into two loan groups ("LOAN GROUP 1" and "LOAN
GROUP 2" and each a "LOAN GROUP"). The Mortgage Loans in Loan Group 1 will consist of mortgage loans substantially all of which have original terms to maturity of approximately 20 to 30 years and are referred to as the "GROUP 1
MORTGAGE LOANS." The Mortgage Loans in Loan Group 2 will consist of mortgage loans substantially all of which have original terms to maturity of approximately 10 to 15 years and are referred to as the "GROUP 2 MORTGAGE
LOANS." Borrowers may prepay their Mortgage Loans at any time without penalty.
Accordingly, the actual date on which any Mortgage Loan is paid in full may be earlier than the stated maturity date due to unscheduled payments of principal.
The Mortgage Loans will have scheduled monthly payments of interest and principal due on the first day of each month. Each Mortgage Loan bears interest at a fixed rate.

     The Mortgage Pool consists of Mortgage Loans either (i) originated by the
Seller or (ii) purchased by the Seller from various entities that either originated the Mortgage Loans or acquired the Mortgage Loans pursuant to mortgage loan purchase programs operated by such entities. For a description of the underwriting standards generally applicable to the Mortgage Loans, see "The
Mortgage Loan Programs -- Mortgage Loan Underwriting --Bank of America General
Underwriting Standards" in the Prospectus. The Mortgage Loans will be sold by the Seller to the Depositor on the Closing Date pursuant to a mortgage loan purchase agreement between the Seller and the Depositor (the "MORTGAGE LOAN
PURCHASE AGREEMENT"). The Mortgage Loan Purchase Agreement will provide the
Depositor with remedies against the Seller for breaches of representations and warranties made by the Depositor with respect to the Mortgage Loans in the
Pooling Agreement and for the failure to deliver documentation with respect to the Mortgage Loans under the Pooling Agreement.

     As of the Cut-off Date, no Mortgage Loan was delinquent and no Mortgage
Loan has been more than 30 days delinquent more than once during the preceding twelve months. As of the Cut-off Date, none of the Group 1 Mortgage Loans, approximately 0.50% of the Group 2 Mortgage Loans and approximately 0.12% of all the Mortgage Loans were Buy-Down Loans subject to Buy-Down Funds. See "The Trust
Estates -- Mortgage Loans -- Buy-Down Loans" in the Prospectus.

     Approximately 64.91% of the Group 1 Mortgage Loans, approximately 69.71% of the Group 2 Mortgage Loans and approximately 66.09% of all the Mortgage Loans have been originated under the Accelerated Processing Programs. Mortgage Loans in the Accelerated Processing Programs are subject to

                                       S-25

less stringent documentation requirements. Approximately 0.76% of the Group 1
Mortgage Loans, none of the Group 2 Mortgage Loans and approximately 0.57% of all the Mortgage Loans were originated under the Accelerated Processing Programs of All-Ready Home and Rate Reduction Refinance. See "The Mortgage Loan Programs
-- Mortgage Loan Underwriting -- Bank of America General Underwriting Standards"
in the Prospectus.

     As of the Cut-off Date, no Mortgage Loan will have a Loan-to-Value Ratio of more than 95.00%. For more information on the Loan-to-Value Ratios of the
Mortgage Loans, see the "Original Loan-to-Value Ratios" tables below. Subject to minor exceptions permitted in the Seller's discretion, each Mortgage Loan with a
Loan-to-Value Ratio at origination in excess of 80% generally will be covered by a primary mortgage guaranty insurance policy which conforms to the standards of
Fannie Mae ("FNMA") or the Federal Home Loan Mortgage Corporation ("FHLMC"). No
such primary mortgage insurance policy will be required with respect to any such
Mortgage Loan after the date on which the related Loan-to-Value Ratio is less than 80%. Notwithstanding the foregoing, a Mortgage Loan which at origination was covered by a primary mortgage guaranty insurance policy may no longer be covered by such policy as a result of the mortgagor obtaining an appraisal after origination indicating a loan-to-value ratio at the time of such appraisal of less than 80%.

     The "LOAN-TO-VALUE RATIO" of a Mortgage Loan at any time is the percentage equal to (i) the principal balance of the related Mortgage Loan divided by (ii)
the lesser of (a) the appraised value of the related Mortgaged Property determined in an appraisal obtained by the originator at origination of the
Mortgage Loan or an automated valuation model or tax assessed value (if permitted by the applicable mortgage loan program) and (b) except for Mortgage
Loans made for refinancing purposes, the sales price for the Mortgaged Property.
The value of any mortgaged property generally will change from the level that existed on the appraisal or sales date. If residential real estate values generally or in a particular geographic area decline, the Loan-to-Value Ratios might not be a reliable indicator of the rates of delinquencies, foreclosures and losses that could occur with respect to the Mortgage Loans.

                                       S-26

GROUP 1 MORTGAGE LOAN DATA

     The following tables set forth certain characteristics of the Group 1
Mortgage Loans as of the Cut-off Date. The balances and percentages may not be exact due to rounding.



                                       ALL GROUP 1           GROUP 1 DISCOUNT          GROUP 1 PREMIUM
                                     MORTGAGE LOANS           MORTGAGE LOANS           MORTGAGE LOANS
                                 ----------------------   ----------------------   ----------------------

Number of Mortgage Loans                   458                      232                      226
Aggregate Stated Principal
      Balance(1)                      $245,567,896             $123,805,998             $121,761,898
Range of Original Terms to
      Stated Maturity               240 to 360 months        300 to 360 months        240 to 360 months
Range of Stated Principal
      Balances(1)                $359,615 to $1,398,538   $359,615 to $1,398,538   $360,990 to $1,250,000
Average Stated Principal
      Balance(1)                        $536,174                 $533,647                 $538,769
Latest Stated Maturity Date         February 1, 2035         February 1, 2035         February 1, 2035
Range of Mortgage Interest
      Rates                         5.250% to 6.500%         5.250% to 5.750%         5.875% to 6.500%
Weighted Average Mortgage
      Interest Rate(1)                   5.805%                   5.704%                   5.908%
Range of Remaining Terms to
      Stated Maturity               237 to 360 months        299 to 360 months        237 to 360 months
Weighted Average Remaining
      Term to Stated
      Maturity(1)                      358 months               359 months               357 months
Range of Original
      Loan-to-Value Ratios           9.04% to 95.00%          18.75% to 95.00%         9.04% to 95.00%
Weighted Average Original
   Loan-to-Value Ratio(1)                66.44%                   66.56%                   66.32%
Geographic Concentration of
      Mortgaged Properties
      Securing Mortgage Loans
      in Excess of 5% of the
      Aggregate Stated
      Principal Balance(1)
         California                      49.99%                   48.00%                   52.03%
         Florida                          8.51%                    8.42%                    8.60%
         Maryland                           *                      5.81%                      *
         Virginia                           *                      5.56%                      *
         Illinois                           *                        *                      5.06%


----------
(1) Approximate.
*    Less than 5% of the aggregate Stated Principal Balance.

                                       S-27

                      OCCUPANCY OF MORTGAGED PROPERTIES(1)

                                 NUMBER OF       AGGREGATE       % OF GROUP 1
                                  GROUP 1    STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
OCCUPANCY                          LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
Primary Residence                   421       $225,748,279.87        91.93%
Second Home                          37         19,819,615.67         8.07
                                    ---       ---------------       ------
   Total                            458       $245,567,895.54       100.00%
                                    ===       ===============       ======

----------
(1)  Based solely on representations of the mortgagor at the time of origination of the related Group 1 Mortgage Loan.

                                 PROPERTY TYPES

                                 NUMBER OF       AGGREGATE       % OF GROUP 1
                                  GROUP 1    STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
PROPERTY TYPE                      LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
Single Family Residence             334       $183,676,163.47        74.80%
PUD-Detached                         82         41,999,415.15        17.10
Condominium                          33         15,141,718.42         6.17
PUD-Attached                          6          2,638,116.92         1.07
2-Family                              2          1,606,360.56         0.65
Townhouse                             1            506,121.02         0.21
                                    ---       ---------------       ------
   Total                            458       $245,567,895.54       100.00%
                                    ===       ===============       ======

                             MORTGAGE LOAN PURPOSES

                                 NUMBER OF       AGGREGATE       % OF GROUP 1
                                  GROUP 1    STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
PURPOSE                            LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
Purchase                            196       $102,151,736.92        41.60%
Refinance--Rate/Term                157         91,521,753.38        37.27
Refinance--Cashout                  105         51,894,405.24        21.13
                                    ---       ---------------       ------
   Total                            458       $245,567,895.54       100.00%
                                    ===       ===============       ======

                                       S-28

            GEOGRAPHICAL DISTRIBUTION OF THE MORTGAGED PROPERTIES(1)

                                 NUMBER OF       AGGREGATE       % OF GROUP 1
                                  GROUP 1    STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
GEOGRAPHIC AREA                    LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
Arizona                               5       $  2,709,461.68         1.10%
California                          215        122,771,272.82        49.99
Colorado                              5          2,411,354.08         0.98
Connecticut                           2            863,526.93         0.35
Delaware                              1            720,000.00         0.29
District of Columbia                  3          1,842,000.00         0.75
Florida                              45         20,892,451.61         8.51
Georgia                               6          2,905,449.35         1.18
Hawaii                                1            690,445.67         0.28
Idaho                                 1            376,773.55         0.15
Illinois                             12          7,570,258.08         3.08
Kansas                                1            583,120.78         0.24
Maine                                 4          1,612,678.16         0.66
Maryland                             22         11,164,784.36         4.55
Massachusetts                        19          9,369,630.28         3.82
Michigan                              3          1,720,003.40         0.70
Minnesota                             1          1,000,000.00         0.41
Missouri                              1            440,000.00         0.18
Nevada                                7          3,509,368.52         1.43
New Hampshire                         2          1,735,016.38         0.71
New Jersey                           11          5,151,125.41         2.10
New Mexico                            2          1,046,906.78         0.43
New York                              8          4,595,760.76         1.87
North Carolina                        7          3,098,095.64         1.26
Ohio                                  1            998,905.99         0.41
Oklahoma                              1            547,441.29         0.22
Oregon                                4          2,148,320.48         0.87
Rhode Island                          2          1,114,500.00         0.45
South Carolina                        7          3,815,525.11         1.55
Tennessee                             2            801,281.79         0.33
Texas                                 9          4,971,366.78         2.02
Utah                                  2          1,350,173.10         0.55
Vermont                               1            483,709.22         0.20
Virginia                             26         12,059,499.35         4.91
Washington                           14          5,990,252.66         2.44
Wisconsin                             5          2,507,435.53         1.02
                                    ---       ---------------       ------
   Total                            458       $245,567,895.54       100.00%
                                    ===       ===============       ======

----------
(1)  As of the Cut-off Date, no more than approximately 1.37% of the Group 1
     Mortgage Loans are expected to be secured by mortgaged properties in any one five-digit postal zip code.

                                      S-29

                   CURRENT MORTGAGE LOAN PRINCIPAL BALANCES(1)

                                 NUMBER OF       AGGREGATE       % OF GROUP 1
                                  GROUP 1    STATED PRINCIPAL    CUT-OFF DATE
CURRENT MORTGAGE LOAN             MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
PRINCIPAL BALANCES                 LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
$350,000.01 to $400,000.00           94       $ 36,017,978.21        14.67%
$400,000.01 to $450,000.00          103         43,818,501.99        17.84
$450,000.01 to $500,000.00           76         36,352,918.30        14.80
$500,000.01 to $550,000.00           45         23,761,174.15         9.68
$550,000.01 to $600,000.00           33         19,072,511.57         7.77
$600,000.01 to $650,000.00           23         14,443,994.91         5.88
$650,000.01 to $700,000.00           19         12,918,885.59         5.26
$700,000.01 to $750,000.00           11          8,046,090.69         3.28
$750,000.01 to $800,000.00           12          9,333,615.04         3.80
$800,000.01 to $850,000.00            6          4,929,768.33         2.01
$850,000.01 to $900,000.00            4          3,499,685.12         1.43
$900,000.01 to $950,000.00            5          4,618,766.10         1.88
$950,000.01 to $1,000,000.00         18         17,802,110.78         7.25
$1,000,000.01 to $1,500,000.00        9         10,951,894.76         4.46
                                    ---       ---------------       ------
   Total                            458       $245,567,895.54       100.00%
                                    ===       ===============       ======

----------
(1)  As of the Cut-off Date, the average outstanding principal balance of the
     Group 1 Mortgage Loans is expected to be approximately $536,174.

                        ORIGINAL LOAN-TO-VALUE RATIOS(1)

                                 NUMBER OF       AGGREGATE       % OF GROUP 1
                                  GROUP 1    STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
ORIGINAL LOAN-TO-VALUE RATIOS      LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
5.01% to 10.00%                       1       $    435,000.00         0.18%
15.01% to 20.00%                      2            874,137.83         0.36
20.01% to 25.00%                      4          2,496,569.17         1.02
25.01% to 30.00%                      2          1,338,604.10         0.55
30.01% to 35.00%                      4          2,199,681.70         0.90
35.01% to 40.00%                      7          3,936,493.13         1.60
40.01% to 45.00%                     17          8,576,906.57         3.49
45.01% to 50.00%                     25         16,660,785.79         6.78
50.01% to 55.00%                     28         15,449,535.82         6.29
55.01% to 60.00%                     39         24,228,969.45         9.87
60.01% to 65.00%                     41         22,396,524.61         9.12
65.01% to 70.00%                     60         32,026,637.28        13.04
70.01% to 75.00%                     53         27,668,013.32        11.27
75.01% to 80.00%                    160         81,347,019.73        33.13
80.01% to 85.00%                      1            403,000.00         0.16
85.01% to 90.00%                      6          2,364,203.24         0.96
90.01% to 95.00%                      8          3,165,813.80         1.29
                                    ---       ---------------       ------
   Total                            458       $245,567,895.54       100.00%
                                    ===       ===============       ======

----------
(1)  As of the Cut-off Date, the weighted average Loan-to-Value Ratio at origination of the Group 1 Mortgage Loans is expected to be approximately
     66.44%.

                                       S-30

                           MORTGAGE INTEREST RATES(1)

                                 NUMBER OF       AGGREGATE       % OF GROUP 1
                                  GROUP 1    STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
MORTGAGE INTEREST RATES            LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
5.001% to 5.250%                      2       $  1,060,413.65         0.43%
5.251% to 5.500%                     16          8,049,721.65         3.28
5.501% to 5.750%                    214        114,695,862.74        46.71
5.751% to 6.000%                    212        115,511,058.21        47.04
6.001% to 6.250%                     13          5,601,426.91         2.28
6.251% to 6.500%                      1            649,412.38         0.26
                                    ---       ---------------       ------
   Total                            458       $245,567,895.54       100.00%
                                    ===       ===============       ======

----------
(1)  As of the Cut-off Date, the weighted average mortgage interest rate of the
     Group 1 Mortgage Loans is expected to be approximately 5.805% per annum.

                               REMAINING TERMS(1)

                                 NUMBER OF       AGGREGATE       % OF GROUP 1
                                  GROUP 1    STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
REMAINING TERMS                    LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
221 to 240 months                     1       $    472,939.29         0.19%
281 to 300 months                     8          3,848,705.20         1.57
341 to 360 months                   449        241,246,251.05        98.24
                                    ---       ---------------       ------
   Total                            458       $245,567,895.54       100.00%
                                    ===       ===============       ======

----------
(1)  As of the Cut-off Date, the weighted average remaining term of the Group 1
     Mortgage Loans is expected to be approximately 358 months.

                         CREDIT SCORES OF MORTGAGORS(1)

                                 NUMBER OF       AGGREGATE       % OF GROUP 1
                                  GROUP 1    STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
CREDIT SCORES                      LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
801 to 850                           22       $ 10,748,780.99         4.38%
751 to 800                          214        119,251,157.14        48.56
701 to 750                          145         75,968,528.02        30.94
651 to 700                           64         33,970,626.94        13.83
601 to 650                           13          5,628,802.45         2.29
                                    ---       ---------------       ------
   Total                            458       $245,567,895.54       100.00%
                                    ===       ===============       ======

----------
(1)  The scores shown are Bureau Credit Scores from Experian (FICO), Equifax
     (Beacon) and TransUnion (Empirica).

                                      S-31

GROUP 2 MORTGAGE LOAN DATA

     The following tables set forth certain characteristics of the Group 2
Mortgage Loans as of the Cut-off Date. The balances and percentages may not be exact due to rounding.



                                                  ALL GROUP 2           GROUP 2 DISCOUNT         GROUP 2 PREMIUM
                                                MORTGAGE LOANS           MORTGAGE LOANS           MORTGAGE LOANS
                                            ----------------------   ----------------------   ----------------------

Number of Mortgage Loans                              146                      83                       63
Aggregate Stated Principal
   Balance(1)                                     $80,117,355              $45,671,558              $34,445,797
Range of Original Terms to
   Stated Maturity                             120 to 180 months        120 to 180 months        168 to 180 months
Range of Stated Principal
   Balances(1)                              $358,695 to $1,245,468   $371,000 to $1,195,603   $358,695 to $1,245,468
Average Stated Principal
   Balance(1)                                      $548,749                 $550,260                 $546,759
Latest Stated Maturity Date                    February 1, 2020         February 1, 2020         February 1, 2020
Range of Mortgage Interest
   Rates                                       4.625% to 6.000%         4.625% to 5.250%         5.375% to 6.000%
Weighted Average Mortgage
   Interest Rate(1)                                 5.325%                   5.208%                   5.479%
Range of Remaining Terms to
   Stated Maturity                             119 to 180 months        119 to 180 months        167 to 180 months
Weighted Average Remaining
   Term to Stated Maturity(1)                     178 months               178 months               179 months
Range of Original Loan-to-Value Ratios         14.60% to 80.00%         19.13% to 80.00%         14.60% to 80.00%
Weighted Average Original
   Loan-to-Value Ratio(1)                           58.71%                   61.23%                   55.38%
Geographic Concentration of
   Mortgaged Properties Securing Mortgage
   Loans in Excess of 5% of the Aggregate
   Stated Principal
   Balance
      California                                    45.08%                   39.81%                   52.06%
      Florida                                       10.90%                   13.18%                    7.88%
      Maryland                                       5.60%                    7.40%                      *
      Virginia                                       5.51%                    5.76%                    5.19%
      North Carolina                                   *                      6.22%                      *


----------
(1)  Approximate.

*    Less than 5% of the aggregate Stated Principal Balance.

                                      S-32

                      OCCUPANCY OF MORTGAGED PROPERTIES(1)

                                 NUMBER OF       AGGREGATE       % OF GROUP 2
                                  GROUP 2    STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
OCCUPANCY                          LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
Primary Residence                   125       $67,646,537.72         84.43%
Second Home                          21        12,470,817.44         15.57
                                    ---       --------------        ------
   Total                            146       $80,117,355.16        100.00%
                                    ===       ==============        ======

----------
(1)  Based solely on representations of the mortgagor at the time of origination of the related Group 2 Mortgage Loan.

                                 PROPERTY TYPES

                                 NUMBER OF       AGGREGATE       % OF GROUP 2
                                  GROUP 2    STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
PROPERTY TYPE                      LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
Single Family Residence             104       $56,315,154.33         70.29%
PUD-Detached                         26        15,659,340.96         19.55
Condominium                          14         7,148,209.87          8.92
PUD-Attached                          2           994,650.00          1.24
                                    ---       --------------        ------
   Total                            146       $80,117,355.16        100.00%
                                    ===       ==============        ======

                             MORTGAGE LOAN PURPOSES

                                 NUMBER OF       AGGREGATE       % OF GROUP 2
                                  GROUP 2    STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
PURPOSE                            LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
Refinance--Rate/Term                 55       $29,181,171.91         36.42%
Purchase                             43        25,782,513.74         32.18
Refinance--Cashout                   48        25,153,669.51         31.40
                                    ---       --------------        ------
   Total                            146       $80,117,355.16        100.00%
                                    ===       ==============        ======

                                      S-33

              GEOGRAPHICAL DISTRIBUTION OF MORTGAGED PROPERTIES(1)

                                 NUMBER OF       AGGREGATE       % OF GROUP 2
                                  GROUP 2    STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
GEOGRAPHIC AREA                    LOANS       CUT-OFF DATE        BALANCE
------------------------------   ---------   ----------------   --------------
Arizona                               3       $ 2,025,901.29          2.53%
California                           67        36,116,610.95         45.08
Colorado                              2           934,650.00          1.17
Connecticut                           3         2,094,138.33          2.61
District of Columbia                  1           441,576.21          0.55
Florida                              15         8,731,771.98         10.90
Illinois                              3         1,349,003.98          1.68
Maine                                 1           455,793.00          0.57
Maryland                              8         4,489,323.27          5.60
Massachusetts                         3         1,348,418.65          1.68
Michigan                              1           721,000.00          0.90
Minnesota                             1           478,241.38          0.60
Missouri                              1           477,444.31          0.60
Nevada                                2           846,899.56          1.06
New Jersey                            2           883,706.25          1.10
New York                              3         2,186,411.40          2.73
North Carolina                        6         3,701,156.72          4.62
Oregon                                2         1,020,000.00          1.27
Pennsylvania                          1           478,259.76          0.60
South Carolina                        4         2,846,570.67          3.55
Tennessee                             1           623,009.04          0.78
Texas                                 4         2,581,322.05          3.22
Virginia                             10         4,417,326.35          5.51
Washington                            2           868,820.01          1.08
                                    ---       --------------        ------
   Total                            146       $80,117,355.16        100.00%
                                    ===       ==============        ======

----------
(1)  As of the Cut-off Date, no more than approximately 2.15% of the Group 2
     Mortgage Loans are expected to be secured by mortgaged properties located in any one five-digit postal zip code.

                                      S-34

                   CURRENT MORTGAGE LOAN PRINCIPAL BALANCES(1)

                                 NUMBER OF       AGGREGATE       % OF GROUP 2
                                  GROUP 2    STATED PRINCIPAL    CUT-OFF DATE
CURRENT MORTGAGE LOAN             MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
PRINCIPAL BALANCE                  LOANS       CUT-OFF DATE        BALANCE
------------------------------   ---------   ----------------   --------------
$350,000.01 to $400,000.00           26       $ 9,912,532.79         12.37%
$400,000.01 to $450,000.00           24        10,217,068.62         12.75
$450,000.01 to $500,000.00           31        14,877,148.52         18.57
$500,000.01 to $550,000.00           14         7,392,552.63          9.23
$550,000.01 to $600,000.00           15         8,723,805.06         10.89
$600,000.01 to $650,000.00            8         5,060,187.90          6.32
$650,000.01 to $700,000.00            3         2,051,592.53          2.56
$700,000.01 to $750,000.00           11         8,043,608.22         10.04
$750,000.01 to $800,000.00            2         1,526,752.52          1.91
$850,000.01 to $900,000.00            2         1,780,000.00          2.22
$900,000.01 to $950,000.00            1           942,729.81          1.18
$950,000.01 to $1,000,000.00          6         5,916,366.19          7.38
$1,000,000.01 to $1,500,000.00        3         3,673,010.37          4.58
                                    ---       --------------        ------
   Total                            146       $80,117,355.16        100.00%
                                    ===       ==============        ======

----------
(1)  As of the Cut-off Date, the average outstanding principal balance of the
     Group 2 Mortgage Loans is expected to be approximately $548,749.

                        ORIGINAL LOAN-TO-VALUE RATIOS(1)

                                 NUMBER OF       AGGREGATE       % OF GROUP 2
                                  GROUP 2    STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
ORIGINAL LOAN-TO-VALUE RATIOS      LOANS       CUT-OFF DATE        BALANCE
------------------------------   ---------   ----------------   --------------
10.01% to 15.00%                      1       $   942,729.81          1.18%
15.01% to 20.00%                      1           440,000.00          0.55
20.01% to 25.00%                      3         1,345,509.12          1.68
25.01% to 30.00%                      2         1,084,411.40          1.35
30.01% to 35.00%                      8         3,969,204.18          4.95
35.01% to 40.00%                     10         5,984,592.65          7.47
40.01% to 45.00%                      7         3,510,150.23          4.38
45.01% to 50.00%                     15         8,145,499.40         10.17
50.01% to 55.00%                     12         6,487,161.91          8.10
55.01% to 60.00%                     14         7,707,487.91          9.62
60.01% to 65.00%                     13         6,549,176.53          8.17
65.01% to 70.00%                     19        11,423,161.58         14.26
70.01% to 75.00%                     13         7,173,280.16          8.95
75.01% to 80.00%                     28        15,354,990.28         19.17
                                    ---       --------------        ------
   Total                            146       $80,117,355.16        100.00%
                                    ===       ==============        ======

----------
(1)  As of the Cut-off Date, the weighted average Loan-to-Value Ratio at origination of Group 2 Mortgage Loans is expected to be approximately
     58.71%.

                                      S-35

                           MORTGAGE INTEREST RATES(1)

                                 NUMBER OF       AGGREGATE       % OF GROUP 2
                                  GROUP 2    STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
MORTGAGE INTEREST RATES            LOANS       CUT-OFF DATE        BALANCE
------------------------------   ---------   ----------------   --------------
4.501% to 4.750%                      1       $   399,000.00          0.50%
4.751% to 5.000%                      4         2,280,774.81          2.85
5.001% to 5.250%                     78        42,991,783.22         53.66
5.251% to 5.500%                     54        29,306,228.72         36.58
5.501% to 5.750%                      6         3,394,999.92          4.24
5.751% to 6.000%                      3         1,744,568.49          2.18
                                    ---       --------------        ------
   Total                            146       $80,117,355.16        100.00%
                                    ===       ==============        ======

----------
(1)  As of the Cut-off Date, the weighted average mortgage interest rate of the
     Group 2 Mortgage Loans is expected to be approximately 5.325% per annum.

                               REMAINING TERMS(1)

                                 NUMBER OF       AGGREGATE       % OF GROUP 2
                                  GROUP 2    STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
REMAINING TERMS                    LOANS       CUT-OFF DATE        BALANCE
------------------------------   ---------   ----------------   --------------
101 to 120 months                     3       $ 1,373,230.94          1.71%
161 to 180 months                   143        78,744,124.22         98.29
                                    ---       --------------        ------
   Total                            146       $80,117,355.16        100.00%
                                    ===       ==============        ======

----------
(1)  As of the Cut-off Date, the weighted average remaining term to stated
     maturity of the Group 2 Mortgage Loans is expected to be approximately 178 months.

                         CREDIT SCORES OF MORTGAGORS(1)

                                 NUMBER OF      AGGREGATE        % OF GROUP 2
                                  GROUP 2    STATED PRINCIPAL    CUT-OFF DATE
                                 MORTGAGE     BALANCE AS OF     POOL PRINCIPAL
CREDIT SCORES                      LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
801 to 850                           13       $ 7,285,786.95          9.09%
751 to 800                           57        31,767,530.99         39.65
701 to 750                           48        27,597,162.55         34.45
651 to 700                           21        10,270,997.42         12.82
601 to 650                            7         3,195,877.25          3.99
                                    ---       --------------        ------
   Total                            146       $80,117,355.16        100.00%
                                    ===       ==============        ======

----------
(1)  The scores shown are Bureau Credit Scores from Experian (FICO), Equifax
     (Beacon) and TransUnion (Empirica).

                                      S-36

AGGREGATE MORTGAGE LOAN DATA

     The following tables set forth certain characteristics of all the Mortgage
Loans as of the Cut-off Date. The balances and percentages may not be exact due to rounding.



                                                              ALL                 ALL DISCOUNT             ALL PREMIUM
                                                        MORTGAGE LOANS           MORTGAGE LOANS           MORTGAGE LOANS
                                                    ----------------------   ----------------------   ----------------------

Number of Mortgage Loans                                     604                       315                      289
Aggregate Stated Principal Balance(1)                    $325,685,251             $169,477,556             $156,207,695
Range of Original Terms to Stated Maturity             120 to 360 months        120 to 360 months        168 to 360 months
Range of Stated Principal
   Balances(1)                                      $358,695 to $1,398,538   $359,615 to $1,398,538   $358,695 to $1,250,000
Average Stated Principal
   Balance(1)                                              $539,214                 $538,024                 $540,511
Latest Stated Maturity Date                            February 1, 2035         February 1, 2035         February 1, 2035
Range of Mortgage Interest Rates                       4.625% to 6.500%         4.625% to 5.750%         5.375% to 6.500%
Weighted Average Mortgage Interest Rate(1)                  5.687%                   5.571%                   5.814%
Range of Remaining Terms to Stated Maturity            119 to 360 months        119 to 360 months        167 to 360 months
Weighted Average Remaining Term to Stated
   Maturity(1)                                            314 months               310 months                318 months
Range of Original Loan-to-Value Ratios                 9.04% to 95.00%          18.75% to 95.00%          9.04% to 95.00%
Weighted Average Original Loan-to-Value Ratio(1)            64.54%                   65.12%                   63.91%
Geographic Concentration of Mortgaged Properties
   Securing Mortgage Loans in Excess of 5% of the
   Aggregate Stated Principal Balance(1)
      California                                            48.79%                    45.79%                   52.03%
      Florida                                                9.10%                     9.70%                    8.44%
      Virginia                                               5.06%                     5.61%                     *
      Maryland                                                *                        6.24%                     *


----------
(1)  Approximate.

*    Less than 5% of the aggregate Stated Principal Balance.

                                      S-37

                      OCCUPANCY OF MORTGAGED PROPERTIES(1)

                                                 AGGREGATE           % OF
                                 NUMBER OF   STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
OCCUPANCY                          LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
Primary Residence                   546       $293,394,817.59        90.09%
Second Home                          58         32,290,433.11         9.91
                                    ---       ---------------       ------
   Total                            604       $325,685,250.70       100.00%
                                    ===       ===============       ======

----------

(1)  Based solely on representations of the mortgagor at the time of origination of the related Mortgage Loan.

                                 PROPERTY TYPES

                                                 AGGREGATE           % OF
                                 NUMBER OF   STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
PROPERTY TYPE                      LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
Single Family Residence             438       $239,991,317.80        73.69%
PUD-Detached                        108         57,658,756.11        17.70
Condominium                          47         22,289,928.29         6.84
PUD-Attached                          8          3,632,766.92         1.12
2-Family                              2          1,606,360.56         0.49
Townhouse                             1            506,121.02         0.16
                                    ---       ---------------       ------
   Total                            604       $325,685,250.70       100.00%
                                    ===       ===============       ======

                             MORTGAGE LOAN PURPOSES

                                                 AGGREGATE           % OF
                                 NUMBER OF   STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
PURPOSE                            LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
Purchase                            239       $127,934,250.66        39.28%
Refinance--Rate/Term                212        120,702,925.29        37.06
Refinance--Cashout                  153         77,048,074.75        23.66
                                    ---       ---------------       ------
   Total                            604       $325,685,250.70       100.00%
                                    ===       ===============       ======

                                      S-38

              GEOGRAPHICAL DISTRIBUTION OF MORTGAGED PROPERTIES(1)

                                                 AGGREGATE           % OF
                                 NUMBER OF   STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
GEOGRAPHIC AREA                    LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
Arizona                               8       $  4,735,362.97         1.45%
California                          282        158,887,883.77        48.79
Colorado                              7          3,346,004.08         1.03
Connecticut                           5          2,957,665.26         0.91
Delaware                              1            720,000.00         0.22
District of Columbia                  4          2,283,576.21         0.70
Florida                              60         29,624,223.59         9.10
Georgia                               6          2,905,449.35         0.89
Hawaii                                1            690,445.67         0.21
Idaho                                 1            376,773.55         0.12
Illinois                             15          8,919,262.06         2.74
Kansas                                1            583,120.78         0.18
Maine                                 5          2,068,471.16         0.64
Maryland                             30         15,654,107.63         4.81
Massachusetts                        22         10,718,048.93         3.29
Michigan                              4          2,441,003.40         0.75
Minnesota                             2          1,478,241.38         0.45
Missouri                              2            917,444.31         0.28
Nevada                                9          4,356,268.08         1.34
New Hampshire                         2          1,735,016.38         0.53
New Jersey                           13          6,034,831.66         1.85
New Mexico                            2          1,046,906.78         0.32
New York                             11          6,782,172.16         2.08
North Carolina                       13          6,799,252.36         2.09
Ohio                                  1            998,905.99         0.31
Oklahoma                              1            547,441.29         0.17
Oregon                                6          3,168,320.48         0.97
Pennsylvania                          1            478,259.76         0.15
Rhode Island                          2          1,114,500.00         0.34
South Carolina                       11          6,662,095.78         2.05
Tennessee                             3          1,424,290.83         0.44
Texas                                13          7,552,688.83         2.32
Utah                                  2          1,350,173.10         0.41
Vermont                               1            483,709.22         0.15
Virginia                             36         16,476,825.70         5.06
Washington                           16          6,859,072.67         2.11
Wisconsin                             5          2,507,435.53         0.77
                                    ---       ---------------       ------
   Total                            604       $325,685,250.70       100.00%
                                    ===       ===============       ======

----------
(1)  As of the Cut-off Date, no more than approximately 1.24% of the Mortgage
     Loans are expected to be secured by mortgaged properties located in any one five-digit postal zip code.

                                      S-39

                   CURRENT MORTGAGE LOAN PRINCIPAL BALANCES(1)

                                                 AGGREGATE           % OF
                                 NUMBER OF   STATED PRINCIPAL    CUT-OFF DATE
CURRENT MORTGAGE LOAN             MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
PRINCIPAL BALANCE                  LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
$350,000.01 to $400,000.00          120       $ 45,930,511.00        14.10%
$400,000.01 to $450,000.00          127         54,035,570.61        16.59
$450,000.01 to $500,000.00          107         51,230,066.82        15.73
$500,000.01 to $550,000.00           59         31,153,726.78         9.57
$550,000.01 to $600,000.00           48         27,796,316.63         8.53
$600,000.01 to $650,000.00           31         19,504,182.81         5.99
$650,000.01 to $700,000.00           22         14,970,478.12         4.60
$700,000.01 to $750,000.00           22         16,089,698.91         4.94
$750,000.01 to $800,000.00           14         10,860,367.56         3.33
$800,000.01 to $850,000.00            6          4,929,768.33         1.51
$850,000.01 to $900,000.00            6          5,279,685.12         1.62
$900,000.01 to $950,000.00            6          5,561,495.91         1.71
$950,000.01 to $1,000,000.00         24         23,718,476.97         7.28
$1,000,000.01 to $1,500,000.00       12         14,624,905.13         4.49
                                    ---       ---------------       ------
   Total                            604       $325,685,250.70       100.00%
                                    ===       ===============       ======

----------
(1)  As of the Cut-off Date, the average outstanding principal balance of the
     Mortgage Loans is expected to be approximately $539,214.

                        ORIGINAL LOAN-TO-VALUE RATIOS(1)

                                                 AGGREGATE           % OF
                                 NUMBER OF   STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
ORIGINAL LOAN-TO-VALUE RATIOS      LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
5.01% to 10.00%                       1       $    435,000.00         0.13%
10.01% to 15.00%                      1            942,729.81         0.29
15.01% to 20.00%                      3          1,314,137.83         0.40
20.01% to 25.00%                      7          3,842,078.29         1.18
25.01% to 30.00%                      4          2,423,015.50         0.74
30.01% to 35.00%                     12          6,168,885.88         1.89
35.01% to 40.00%                     17          9,921,085.78         3.05
40.01% to 45.00%                     24         12,087,056.80         3.71
45.01% to 50.00%                     40         24,806,285.19         7.62
50.01% to 55.00%                     40         21,936,697.73         6.74
55.01% to 60.00%                     53         31,936,457.36         9.81
60.01% to 65.00%                     54         28,945,701.14         8.89
65.01% to 70.00%                     79         43,449,798.86        13.34
70.01% to 75.00%                     66         34,841,293.48        10.70
75.01% to 80.00%                    188         96,702,010.01        29.69
80.01% to 85.00%                      1            403,000.00         0.12
85.01% to 90.00%                      6          2,364,203.24         0.73
90.01% to 95.00%                      8          3,165,813.80         0.97
                                    ---       ---------------       ------
   Total                            604       $325,685,250.70       100.00%
                                    ===       ===============       ======

----------
(1)  As of the Cut-off Date, the weighted average Loan-to-Value Ratio at origination of the Mortgage Loans is expected to be approximately 64.54%.

                                      S-40

                           MORTGAGE INTEREST RATES(1)

                                                 AGGREGATE           % OF
                                 NUMBER OF   STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
MORTGAGE INTEREST RATES            LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
4.501% to 4.750%                      1       $    399,000.00         0.12%
4.751% to 5.000%                      4          2,280,774.81         0.70
5.001% to 5.250%                     80         44,052,196.87        13.53
5.251% to 5.500%                     70         37,355,950.37        11.47
5.501% to 5.750%                    220        118,090,862.66        36.26
5.751% to 6.000%                    215        117,255,626.70        36.00
6.001% to 6.250%                     13          5,601,426.91         1.72
6.251% to 6.500%                      1            649,412.38         0.20
                                    ---       ---------------       ------
   Total                            604       $325,685,250.70       100.00%
                                    ===       ===============       ======

----------
(1)  As of the Cut-off Date, the weighted average mortgage interest rate of the
     Mortgage Loans is expected to be approximately 5.687% per annum.

                               REMAINING TERMS(1)

                                                 AGGREGATE           % OF
                                 NUMBER OF   STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
REMAINING TERMS                    LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
101 to 120 months                     3       $  1,373,230.94         0.42%
161 to 180 months                   143         78,744,124.22        24.18
221 to 240 months                     1            472,939.29         0.15
281 to 300 months                     8          3,848,705.20         1.18
341 to 360 months                   449        241,246,251.05        74.07
                                    ---       ---------------       ------
   Total                            604       $325,685,250.70       100.00%
                                    ===       ===============       ======

----------
(1)  As of the Cut-off Date, the weighted average remaining term to stated
     maturity of the Mortgage Loans is expected to be approximately 314 months.

                         CREDIT SCORES OF MORTGAGORS(1)

                                                 AGGREGATE           % OF
                                 NUMBER OF   STATED PRINCIPAL    CUT-OFF DATE
                                  MORTGAGE     BALANCE AS OF    POOL PRINCIPAL
CREDIT SCORES                      LOANS       CUT-OFF DATE         BALANCE
------------------------------   ---------   ----------------   --------------
801 to 850                           35       $ 18,034,567.94         5.54%
751 to 800                          271        151,018,688.13        46.37
701 to 750                          193        103,565,690.57        31.80
651 to 700                           85         44,241,624.36        13.58
601 to 650                           20          8,824,679.70         2.71
                                    ---       ---------------       ------
   Total                            604       $325,685,250.70       100.00%
                                    ===       ===============       ======

----------
(1)  The scores shown are Bureau Credit Scores from Experian (FICO), Equifax
     (Beacon) and TransUnion (Empirica).

                                      S-41

--------------------------------------------------------------------------------
BANK OF AMERICA, N.A.
--------------------------------------------------------------------------------

     Bank of America, N.A. ("BANK OF AMERICA") is an indirect wholly-owned subsidiary of Bank of America Corporation. Bank of America is engaged in a general commercial banking business, offering a wide range of commercial, corporate, international, financial and retail banking services to corporations, governments and individuals. Bank of America originates and services residential mortgage loans and performs subservicing functions for affiliates.

     Bank of America's headquarters and its executive offices are located at 101
South Tryon Street, Charlotte, North Carolina 28255, and the telephone number is
(704) 386-5478. Bank of America is subject to regulation, supervision and examination by the Office of the Comptroller of the Currency and has been approved as a mortgagee and seller/servicer by the Department of Housing and
Urban Development, the Veterans Administration, the Government National Mortgage
Association, FNMA and FHLMC.

--------------------------------------------------------------------------------
SERVICING OF MORTGAGE LOANS
--------------------------------------------------------------------------------

     All of the Mortgage Loans will be serviced by Bank of America (in its capacity as servicer, the "SERVICER") in accordance with the terms of the
Pooling Agreement. The Servicer may perform any of its obligations under the
Pooling Agreement through one or more subservicers. Despite the existence of subservicing arrangements, the Servicer will be liable for its servicing duties and obligations under the Pooling Agreement as if the Servicer alone were servicing the Mortgage Loans. See "The Pooling and Servicing Agreement" in the
Prospectus.

FORECLOSURE AND DELINQUENCY EXPERIENCE
   OF BANK OF AMERICA

     Certain information concerning recent delinquency and foreclosure experience on the portfolio of one- to four-family first mortgage loans originated or acquired by Bank of America or certain of its affiliates and serviced or subserviced by Bank of America, or serviced by Bank of America for others, other than (i) mortgage loans acquired through certain mergers with previously unaffiliated entities, (ii) mortgage loans with respect to which the servicing rights were acquired by Bank of America in bulk and (iii) certain mortgage loans originated at bank branches of Bank of America is set forth in the table under "Foreclosure and Delinquency Experience of Bank of America" in
the Prospectus. There can be no assurance that the delinquency and foreclosure experience set forth in the table will be representative of the results that may be experienced with respect to the Mortgage Loans included in the Trust.

--------------------------------------------------------------------------------
THE POOLING AND SERVICING AGREEMENT
--------------------------------------------------------------------------------

     The Certificates will be issued pursuant to a Pooling and Servicing
Agreement to be dated the Closing Date (the "POOLING AGREEMENT"), among the
Depositor, the Servicer and the Trustee. The Prospectus contains important additional information regarding the terms and conditions of the Pooling
Agreement and the Certificates. See "The Pooling and Servicing Agreement" in the
Prospectus.
                                      S-42

     The following summaries do not purport to be complete and are subject to the provisions of the Pooling Agreement which are incorporated by reference. The
Depositor plans to file a final copy of the Pooling Agreement with the
Securities and Exchange Commission pursuant to a Current Report on Form 8-K after the Closing Date.

ASSIGNMENT OF MORTGAGE LOANS

     In connection with the transfer and assignment of the Mortgage Loans to the
Trustee, the Depositor will deliver or cause to be delivered to the Trustee, or a custodian for the Trustee, among other things, with respect to each Mortgage
Loan (collectively, the "MORTGAGE FILE"):

     o    the original Mortgage Note endorsed without recourse in blank or to the order of the Trustee (or its nominee) or an affidavit signed by an officer of the Seller certifying that the related original Mortgage
          Note has been lost;

     o    the original or a certified copy of the Mortgage with evidence of recording indicated thereon (except for any Mortgage not returned from the public recording office, which will be delivered to the Trustee as soon as the same is available to the Depositor);

     o    except as described below, an assignment in recordable form of the
          Mortgage (or a copy, if such assignment has been submitted for recording); and

     o    if applicable, any riders or modifications to such Mortgage Note and
          Mortgage.

     Assignments of the Mortgage Loans to the Trustee (or its nominee) will not be recorded except in states where recordation is required by either rating agency to obtain the initial ratings on the Certificates. In addition to the foregoing, assignments of the Mortgage Loans will not be recorded (i) in states where, in the opinion of counsel acceptable to the Trustee, such recording is not required to protect the Trustee's interests in the Mortgage Loan against the claim of any subsequent transferee or any successor to or creditor of the
Depositor or the Seller, or (ii) with respect to any Mortgage which has been recorded in the name of Mortgage Electronic Registration Systems, Inc. ("MERS")
or its designee. With respect to any Mortgage which has been recorded in the name of MERS or its designee, no mortgage assignment in favor of the Trustee will be required to be prepared or delivered. Instead, the Servicer will be required to take all actions as are necessary to cause the Trust to be shown as the owner of the related Mortgage Loan on the records of MERS for purposes of the system of recording transfers of beneficial ownership of mortgages maintained by MERS. The Trustee will promptly review each Mortgage File after the Closing Date (or promptly after the Trustee's receipt of any document permitted to be delivered after the Closing Date) to determine if any of the foregoing documents is missing.

REPURCHASES OF MORTGAGE LOANS

     If any portion of the Mortgage File is not delivered to the Trustee or if a
Mortgage Loan breaches any of the representations made by the Depositor in the
Pooling Agreement in any material respect and the Depositor does not cure such omission or defect within 90 days, the Depositor will be required on the
Distribution Date in the month following the expiration of the 90-day period either (i) to repurchase the related Mortgage Loan (or any property acquired in respect thereof) at a price (the "PURCHASE PRICE") equal to 100% of the unpaid principal balance of such Mortgage Loan plus accrued and unpaid interest on such principal balance at the related mortgage interest rate, or (ii) to substitute an Eligible Substitute Mortgage Loan; provided however, such substitution generally is permitted only within two years of the Closing Date. Any Mortgage
Loan repurchased or subject to a substitution as described in this paragraph is referred to as a "DELETED MORTGAGE LOAN." In the case of the breach of the representation made by the Depositor that a Mortgage Loan at the time of its origination complied with any applicable federal, state or local predatory or abusive lending laws, the Depositor will be required to pay any costs or damages incurred by the Trust as a result of a violation of such laws.

                                      S-43

     An "ELIGIBLE SUBSTITUTE MORTGAGE LOAN" generally will:

     o    have a principal balance, after deduction of all Monthly Payments due in the month of substitution, not in excess of, and not more than 10%
          less than, the Stated Principal Balance of the Deleted Mortgage Loan
          (the amount of any shortfall to be deposited by the Seller and held for distribution to the certificateholders on the related Distribution
          Date (a "SUBSTITUTION ADJUSTMENT AMOUNT"));

     o    have a Net Mortgage Interest Rate equal to that of the Deleted
          Mortgage Loan;

     o    have a Loan-to-Value Ratio not higher than that of the Deleted
          Mortgage Loan;

     o    have a remaining term to maturity not greater than (and not more than one year less than) that of the Deleted Mortgage Loan; and

     o    comply with all of the representations and warranties in the Pooling
          Agreement as of the date of substitution.

     This cure, repurchase or substitution obligation constitutes the sole remedy available to certificateholders or the Trustee for omission of, or a material defect in, a Mortgage Loan document.

OPTIONAL REPURCHASES OF CERTAIN MORTGAGE LOANS

     The Depositor, in its sole discretion, may repurchase from the Trust:

     o    any Mortgage Loan that is at least 180 days delinquent; and

     o    any Mortgage Loan as to which the originator or prior owner of such
          Mortgage Loan has breached a representation or warranty to the Seller regarding the characteristics of such Mortgage Loan.

     Any such repurchase will be at the Purchase Price.

PAYMENTS ON MORTGAGE LOANS; ACCOUNTS

     On or prior to the Closing Date, the Servicer will establish an account
(the "SERVICER CUSTODIAL ACCOUNT"), which will be maintained as a separate trust account by the Servicer in trust for the benefit of certificateholders. Funds credited to the Servicer Custodial Account may be invested for the benefit and at the risk of the Servicer in certain eligible investments, as described in the
Pooling Agreement, that are scheduled to mature on or prior to the business day preceding the next Distribution Date. On or prior to the business day immediately preceding each Distribution Date, the Servicer will withdraw from the Servicer Custodial Account the Pool Distribution Amount for each Loan Group and will deposit such amounts in an account established and maintained with the
Trustee on behalf of certificateholders (the "CERTIFICATE ACCOUNT"). Funds credited to the Certificate Account may be invested for the benefit and at the risk of the Trustee in certain eligible investments, as described in the Pooling
Agreement.

COMPENSATION AND PAYMENT OF EXPENSES OF THE SERVICER AND THE TRUSTEE

     The Administrative Fees with respect to a Loan Group are payable out of the interest payments received on each Mortgage Loan in the related Loan Group. The
"ADMINISTRATIVE FEES" consist of (a) servicing compensation payable to the
Servicer in respect of its servicing activities (the "SERVICING FEE") and (b)
fees paid to the Trustee. The Administrative Fees will accrue on the Stated
Principal Balance of

                                      S-44

each Mortgage Loan as of the due date in the month preceding the month of the related Distribution Date at a rate (the "ADMINISTRATIVE FEE RATE") equal to the sum of the Servicing Fee Rate for such Mortgage Loan and the Trustee Fee Rate.
The "TRUSTEE FEE RATE" will be 0.0075% per annum. The "SERVICING FEE RATE" with respect to each Mortgage Loan will be 0.250% per annum.

     The "SERVICING COMPENSATION" to the Servicer will equal the sum of (i) the
Servicing Fee, (ii) any Ancillary Income, (iii) net income from the investment of funds in the Servicer Custodial Account and (iv) Foreclosure Profits (as
defined in the Prospectus under "Description of the Certificates --
Distributions to Certificateholders").

     "ANCILLARY INCOME" includes all late payment fees, assumption fees, and other similar charges.

     The Servicer is obligated to pay certain ongoing expenses associated with the Trust and incurred by the Servicer in connection with its responsibilities under the Pooling Agreement. Those amounts will be paid by the Servicer out of its Servicing Compensation. The amount of the Servicer's Servicing Compensation is subject to adjustment with respect to prepaid Mortgage Loans, as described below under "-- Compensating Interest."

     The Trustee is also entitled to receive all investment income earned on amounts on deposit in the Certificate Account. In addition to its compensation, the Trustee is entitled to be reimbursed from and indemnified by the Trust for certain expenses incurred by the Trustee in connection with its responsibilities under the Pooling Agreement.

COMPENSATING INTEREST

     When a Mortgage Loan is subject to a partial prepayment or is prepaid in full between due dates, the mortgagor is required to pay interest on the amount prepaid only to the date of prepayment in the case of a prepayment in full or to the due date in the month in which a partial prepayment is made. No interest will be paid by the mortgagor on the amount prepaid after those dates.
Prepayments will be distributed to certificateholders on the Distribution Date in the month following the month of receipt.

     Pursuant to the Pooling Agreement, the aggregate Servicing Fee payable to the Servicer for any month will be reduced (but not below zero) by an amount equal to the lesser of (i) the Prepayment Interest Shortfall for such
Distribution Date and (ii) one-twelfth of 0.25% of the aggregate Stated
Principal Balance of the Mortgage Loans as of the due date in the month preceding the month of such Distribution Date (such amount, the "COMPENSATING
INTEREST").

     The "PREPAYMENT INTEREST SHORTFALL" is equal to the difference between (x)
30 days' interest at the mortgage interest rate (less the Servicing Fee Rate) on the amount of each prepayment on the Mortgage Loans minus (y) the amount of interest actually paid by the related mortgagors on the amount of such prepayments during the preceding month.

     Any Prepayment Interest Shortfalls as a result of prepayments on the
Mortgage Loans in excess of the amount of the Compensating Interest for a month will reduce the amount of interest available to be distributed on the interest-bearing Senior Certificates and the Class B Certificates from what would have been the case in the absence of such Prepayment Interest Shortfalls.
See "Description of the Certificates -- Interest" in this Prospectus Supplement.

                                      S-45

     Prepayment Interest Shortfalls allocated to the Class 1-A-2 Certificates will not be covered by the Policy.

ADVANCES

     Subject to the following limitations, the Servicer will be required to advance (any such advance, an "ADVANCE") prior to each Distribution Date an amount equal to the aggregate of payments of principal and interest (net of the related Servicing Fee) which were due on the related due date on the Mortgage
Loans and which were delinquent on the related Determination Date. Advances by the Servicer will be made from its own funds or funds in the Servicer Custodial
Account that do not constitute a portion of the applicable Pool Distribution
Amount for such Distribution Date. The obligation to make an Advance with respect to any Mortgage Loan will continue until the ultimate disposition of the
REO Property or Mortgaged Property relating to such Mortgage Loan. An "REO
PROPERTY" is a Mortgaged Property that has been acquired by the Servicer on behalf of the Trust through foreclosure or grant of a deed in lieu of foreclosure. With respect to any Distribution Date, the "DETERMINATION DATE"
will be the sixteenth day of the month in which such Distribution Date occurs or, if such day is not a business day, the immediately preceding business day.

     Advances are intended to maintain a regular flow of scheduled interest and principal payments on the Certificates rather than to guarantee or insure against losses. The Servicer is obligated to make Advances if the Advances are, in its judgment, reasonably recoverable from future payments and collections or insurance payments or proceeds of liquidation of the related Mortgage Loan. If the Servicer determines on any Determination Date to make an Advance, such
Advance will be included with the distribution to certificateholders on the related Distribution Date. Any failure by the Servicer to make a required
Advance will constitute an event of default and the Trustee (if it succeeds to the obligations of the Servicer under the Pooling Agreement) or the successor servicer will be obligated to make the Advance, in accordance with the terms of the Pooling Agreement.

OPTIONAL TERMINATION

     The circumstances under which the obligations created by the Pooling
Agreement will terminate in respect of the Certificates are described in "The
Pooling and Servicing Agreement -- Termination; Optional Purchase of Mortgage
Loans" in the Prospectus. In addition, the Depositor will have the option to purchase all remaining Mortgage Loans and other assets in the Trust when the aggregate Stated Principal Balance of the Mortgage Loans as of the Distribution
Date on which the purchase proceeds are to be distributed is less than 10% of the aggregate unpaid principal balance of the Mortgage Loans as of the Cut-off
Date. This percentage may be reduced through an amendment to the Pooling
Agreement under the circumstances described below. The purchase price will generally be equal to the sum of (a) the Stated Principal Balances of the
Mortgage Loans and (b) the fair market value of any REO Properties held by the
Trust together with the amount of any unpaid interest shortfalls on the
Certificates and one month's interest on the Stated Principal Balance of each
Mortgage Loan. However, for so long as the Depositor is subject to regulation by the OCC, the FDIC, the Federal Reserve or the OTS, the Depositor may exercise its purchase option only if the aggregate fair market value of the Mortgage
Loans and REO Properties is greater than or equal to the purchase price described in the preceding sentence.

     Distributions in respect of an optional purchase described above will be paid to certificateholders in order of their priority of distribution as described below under "Description of the Certificates -- Priority of
Distributions." The proceeds from such a distribution may not be sufficient to distribute the full amount

                                      S-46

to which each class is entitled if the purchase price is based in part on the fair market value of the REO Property and such fair market value is less than the scheduled balance of the related Mortgage Loan.

     The Pooling Agreement may be amended without the consent of certificateholders in order to reduce the percentage of the initial balance of the Mortgage Pool at which the Depositor will have the option to purchase all the remaining Mortgage Loans, if such reduction is considered necessary by the
Depositor, as evidenced by an officer's certificate delivered to the Trustee, to preserve the treatment of the transfer of the Mortgage Loans to the Depositor by the Seller or to the Trust by the Depositor as a sale for accounting purposes.

     In no event will the Trust created by the Pooling Agreement continue beyond the later of (a) the repurchase described above, if it results in the Trust no longer owning any Mortgage Loans, (b) the expiration of 21 years from the death of the survivor of the person named in the Pooling Agreement and (c) the final distribution to certificateholders of amounts received in respect of the assets of the Trust. The termination of the Trust will be effected in a manner consistent with applicable federal income tax regulations and the status of the
Trust as three separate REMICs.

SPECIAL SERVICING AGREEMENTS

     The Pooling Agreement will permit the Servicer to enter into a special servicing agreement with an unaffiliated holder of a class of Class B
Certificates or of a class of securities representing interests in one or more classes of Class B Certificates alone or together with other subordinated mortgage pass-through certificates. Pursuant to such an agreement, such holder may instruct the Servicer to commence or delay foreclosure proceedings with respect to delinquent Mortgage Loans.

THE TRUSTEE

     Wells Fargo Bank, N.A., a national banking association ("WELLS FARGO") will be the Trustee under the Pooling Agreement. Wells Fargo's principal corporate trust offices are located at 9062 Old Annapolis Road, Columbia, Maryland
21045-1951 and the office for certificate transfer services is located at Sixth
Street and Marquette Avenue, Minneapolis, Minnesota 55479 (together, the
"CORPORATE TRUST OFFICE"). The telephone number of the Trustee is (800)
344-5128. The Depositor, the Seller and the Servicer may maintain other banking relationships in the ordinary course of business with the Trustee. The Trustee may appoint one or more co-trustees if necessary to comply with the fiduciary requirements imposed by any jurisdiction in which a Mortgaged Property is located.

                                      S-47

VOTING RIGHTS

     Voting rights for certain actions specified in the Pooling Agreement will be allocated as follows:

     o    95% of all voting rights will be allocated among the holders of the
          Senior Certificates (other than the Class 1-A-4, Class 1-A-5, Class
          30-IO, Class 15-IO, Class 1-A-R, Class 1-A-MR and Class 1-A-LR
          Certificates) and Subordinate Certificates based on the outstanding balances of their Certificates.

     o    1% of all voting rights will be allocated to the holders of the Class
          1-A-4 Certificates.

     o    1% of all voting rights will be allocated to the holders of the Class
          1-A-5 Certificates.

     o    1% of all voting rights will be allocated to the holders of the Class
          30-IO Certificates.

     o    1% of all voting rights will be allocated to the holders of the Class
          15-IO Certificates.

     o    1% of all voting rights will be allocated collectively to the holders of the Class 1-A-R, Class 1-A-MR and Class 1-A-LR Certificates.

     The voting rights allocated to each class will be allocated among the
Certificates of such class based on their Percentage Interests.

     Pursuant to the Pooling Agreement, so long as an event of default has not occurred and is not continuing under the Policy, Assured Guaranty will be entitled to exercise the voting, consent, directing and other control rights of the holders of the Class 1-A-2 Certificates without the consent of such holders, and the holders of the Class 1-A-2 Certificates may exercise such voting, consent, directing and other control rights only with the prior written consent of Assured Guaranty.

     The "PERCENTAGE INTEREST" of a Certificate of a class (other than the class of Special Retail Certificates) is the percentage obtained by dividing the initial principal balance (or notional amount) of such Certificate by the initial class balance (or initial notional amount) of such class. The Percentage
Interest of the class of Special Retail Certificates is the percentage obtained by dividing the current principal balance of such Certificate by the current class balance of such class.

                                      S-48

--------------------------------------------------------------------------------
DESCRIPTION OF THE CERTIFICATES
--------------------------------------------------------------------------------

     The Certificates will consist of (i) the twenty-five classes of Offered
Certificates listed in the table on page S-4 of this Prospectus Supplement and
(ii) the Class B-4, Class B-5 and Class B-6 Certificates, which are not offered by this Prospectus Supplement.

     The Senior Certificates are divided into two Groups.

     The Group 1 Senior Certificates in the aggregate will evidence an initial beneficial ownership interest of approximately 97.50% in Loan Group 1. The Group
2 Senior Certificates in the aggregate will evidence an initial beneficial ownership interest of approximately 97.50% in Loan Group 2. The Class B
Certificates in the aggregate will evidence the remaining undivided interest in each Loan Group. The Class 30-PO and Class 15-PO Certificates are Principal Only
Certificates and are not entitled to distributions in respect of interest. The
Class 1-A-4, Class 1-A-5, Class 30-IO and Class 15-IO Certificates are Interest
Only Certificates and are not entitled to distributions in respect of principal.

     The "FINAL SCHEDULED MATURITY DATE" for the Group 1 Senior Certificates and
Class B Certificates will be March 25, 2035. The Final Scheduled Maturity Date for the Group 2 Senior Certificates will be March 25, 2020. The Final Scheduled
Maturity Date represents the Distribution Date in the month following the latest maturity date of any applicable Mortgage Loan in the related Loan Group or Loan
Groups. The actual final payment on your Certificates could occur earlier or later than the Final Scheduled Maturity Date.

DENOMINATIONS AND FORM

     The Offered Certificates (other than the Class 1-A-R, Class 1-A-MR and
Class 1-A-LR Certificates) will be issuable in book-entry form only (the
"BOOK-ENTRY CERTIFICATES"). The Class 1-A-R, Class 1-A-MR and Class 1-A-LR
Certificates will be issued in definitive, fully-registered form (such form, the
"DEFINITIVE CERTIFICATES"). The following table sets forth the original
Certificate form, the minimum denomination and the incremental denomination of the Offered Certificates. The Offered Certificates are not intended to be and should not be directly or indirectly held or beneficially owned in amounts lower than such minimum denominations. A single certificate of each class may be issued in an amount different than described above.

                 FORM AND DENOMINATIONS OF OFFERED CERTIFICATES

                                     ORIGINAL          MINIMUM      INCREMENTAL
             CLASS               CERTIFICATE FORM   DENOMINATION   DENOMINATION
------------------------------   ----------------   ------------   -------------
Classes: 1-A-1, 1-A-3, 1-A-6,
   1-A-7, 1-A-8, 1-A-9,
   1-A-10, 1-A-11, 1-A-12 and
   1-A-13                           Book-Entry       $    1,000        $    1
Class: 1-A-2                        Book-Entry       $    1,000        $1,000
Class: 1-A-R                        Definitive       $       50           N/A
Classes: 1-A-MR and 1-A-LR          Definitive       $       25           N/A
Class: 1-A-4(1)                     Book-Entry       $1,078,045           N/A
Classes: 1-A-5(1) and 30-IO(1)      Book-Entry       $1,000,000        $    1
Class: 15-IO(1)                     Book-Entry       $1,528,974           N/A
Classes: 30-PO, 15-PO, B-1,
   B-2 and B-3                      Book-Entry       $   25,000        $    1

----------
(1)  Denomination expressed in initial notional amount.

                                      S-49

BOOK-ENTRY CERTIFICATES

     Persons acquiring beneficial ownership interests in the Book-Entry
Certificates ("CERTIFICATE OWNERS") will hold such Certificates through The
Depository Trust Company ("DTC") in the United States, or Clearstream or
Euroclear (in Europe) if they are participants of such systems (the
"PARTICIPANTS"), or indirectly through organizations which are participants in such systems (the "INDIRECT PARTICIPANTS"). Each class of the Book-Entry
Certificates initially will be represented by one or more physical certificates registered in the name of Cede & Co., the nominee of DTC. Clearstream and
Euroclear will hold omnibus positions on behalf of their Participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their respective depositaries which in turn will hold such positions in customers' securities accounts in the depositaries' names on the books of DTC.
Citibank will act as depositary for Clearstream and JPMorgan Chase Bank,
National Association will act as depositary for Euroclear (in such capacities, individually the "RELEVANT DEPOSITARY" and collectively the "EUROPEAN
DEPOSITARIES"). Investors may hold such beneficial interest in the Book-Entry
Certificates in minimum denominations of $1,000. Except as described below, no person acquiring a Book-Entry Certificate (each, a "BENEFICIAL OWNER") will be entitled to receive a Definitive Certificate. Unless and until Definitive
Certificates are issued, it is anticipated that the only "CERTIFICATEHOLDER" of the Book-Entry Certificates will be Cede & Co., as nominee of DTC. Certificate
Owners will not be Certificateholders as that term is used in the Pooling
Agreement. Certificate Owners are only permitted to exercise their rights indirectly through Participants and DTC.

     The beneficial owner's ownership of a Book-Entry Certificate will be recorded on the records of the brokerage firm, bank, thrift institution or other financial intermediary (each, a "FINANCIAL INTERMEDIARY") that maintains the beneficial owner's account for such purpose. In turn, the Financial
Intermediary's ownership of such Book-Entry Certificate will be recorded on the records of DTC (or of a participating firm that acts as agent for the Financial
Intermediary, whose interest will in turn be recorded on the records of DTC, if the beneficial owner's Financial Intermediary is not a DTC Participant, and on
the records of Clearstream or Euroclear, as appropriate).

     Certificate Owners will receive all distributions of principal of, and interest on, the Book-Entry Certificates from the Trustee through DTC and DTC
Participants. While the Book-Entry Certificates are outstanding (except under the circumstances described below), under the rules, regulations and procedures creating and affecting DTC and its operations (the "RULES"), DTC is required to make book-entry transfers among Participants on whose behalf it acts with respect to the Book-Entry Certificates and is required to receive and transmit distributions of principal of, and interest on, the Book-Entry Certificates.
Participants and Indirect Participants with whom Certificate Owners have accounts with respect to Book-Entry Certificates are similarly required to make book-entry transfers and receive and transmit such distributions on behalf of their respective Certificate Owners. Accordingly, although Certificate Owners will not possess certificates representing their respective interests in the
Book-Entry Certificates, the Rules provide a mechanism by which Certificate
Owners will receive distributions and will be able to transfer their interest.

     Certificateholders will not receive or be entitled to receive certificates representing their respective interests in the Book-Entry Certificates, except under the limited circumstances described below. Unless and until Definitive
Certificates are issued, Certificateholders who are not Participants may transfer ownership of Book-Entry Certificates only through Participants and
Indirect Participants by instructing such Participants and Indirect Participants to transfer Book-Entry Certificates, by book-entry transfer, through DTC, for the account of the purchasers of such Book-Entry Certificates, which account is maintained with their respective Participants. Under the Rules and in accordance with DTC's normal

                                      S-50

procedures, transfers of ownership of Book-Entry Certificates will be executed through DTC and the accounts of the respective Participants at DTC will be debited and credited. Similarly, the Participants and Indirect Participants will make debits or credits, as the case may be, on their records on behalf of the selling and purchasing Certificateholders.

     Because of time zone differences, credits of securities received in
Clearstream or Euroclear as a result of a transaction with a Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such securities settled during such processing will be reported to the relevant
Euroclear or Clearstream Participants on such business day. Cash received in
Clearstream or Euroclear as a result of sales of securities by or through a
Clearstream Participant or Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC. For information with respect to tax documentation procedures relating to the Certificates see "Federal Income Tax
Consequences--Federal Income Tax Consequences for REMIC Certificates--Taxation
of Certain Foreign Investors" and "--Backup Withholding" in the Prospectus and
"Global Clearance, Settlement and Tax Documentation Procedures--Certain U.S.
Federal Income Tax Documentation Requirements" in Appendix C to this Prospectus
Supplement.

     Transfers between Participants will occur in accordance with DTC Rules.
Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with their respective rules and operating procedures.

     Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream
Participants or Euroclear Participants, on the other, will be effected in accordance with DTC Rules on behalf of the relevant European international clearing system by the Relevant Depositary; however, such cross-market transfers will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within established deadlines (European time). The relevant
European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the Relevant Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same day funds settlement applicable to DTC. Clearstream
Participants and Euroclear Participants may not deliver instructions directly to the European Depositaries.

     DTC which is a New York-chartered limited purpose trust company, performs services for its Participants, some of which (and/or their representatives) own
DTC. In accordance with its normal procedures, DTC is expected to record the positions held by each DTC Participant in the Book-Entry Certificates, whether held for its own account or as a nominee for another person. In general, beneficial ownership of Book-Entry Certificates will be subject to the Rules, as in effect from time to time.

     Clearstream International ("CLEARSTREAM"), a Luxembourg limited liability company, was formed in January 2000 through the merger of Cedel International and Deutsche Boerse Clearing.

     Clearstream is registered as a bank in Luxembourg, and as such is subject to regulation by the Banque centrale du Luxembourg, which supervises Luxembourg banks.

     Clearstream holds securities for its customers ("CLEARSTREAM PARTICIPANTS")
and facilitates the clearance and settlement of securities transactions by electronic book-entry transfers between their

                                      S-51

accounts. Clearstream provides various services, including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream also deals with domestic securities markets in several countries through established depository and custodial relationships. Clearstream has established an electronic bridge with
Euroclear Bank S.A./N.V. as the Euroclear Operator in Brussels to facilitate settlement of trades between systems. Clearstream currently accepts over 200,000 securities issues on its books.

     Clearstream's customers are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Clearstream's United States customers are limited to securities brokers and dealers and banks. Currently, Clearstream has approximately 2,500 customers located in 94 countries, including all major
European countries, Canada and the United States. Indirect access to Clearstream is available to other institutions which clear through or maintain custodial relationship with an account holder of Clearstream.

     The Euroclear System ("EUROCLEAR") was created in 1968 to hold securities for its participants ("EUROCLEAR PARTICIPANTS") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may be settled in a variety of currencies, including United States dollars. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank
S.A./N.V. (the "EUROCLEAR OPERATOR"). All operations are conducted by the
Euroclear Operator, and all Euroclear securities clearance accounts and
Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear plc establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear
Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries. Indirect access to
Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

     Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the
related Operating Procedures of the Euroclear System and applicable Belgian law
(collectively, the "TERMS AND CONDITIONS"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in
Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.
The Euroclear Operator acts under the Terms and Conditions only on behalf of
Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

     Distributions on the Book-Entry Certificates will be made on each
Distribution Date by the Trustee to Cede & Co., as nominee of DTC. DTC will be responsible for crediting the amount of such payments to the accounts of the applicable DTC Participants in accordance with DTC's normal procedures. Each DTC
Participant will be responsible for disbursing such payments to the beneficial owners of the Book-Entry Certificates that it represents and to each Financial
Intermediary for which it acts as agent. Each such Financial Intermediary will be responsible for disbursing funds to the beneficial owners of the Book-Entry
Certificates that it represents.

     Under a book-entry format, beneficial owners of the Book-Entry Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the Trustee to Cede & Co.

                                      S-52

Distributions with respect to Certificates held through Clearstream or Euroclear will be credited to the cash accounts of Clearstream Participants or Euroclear
Participants in accordance with the relevant system's rules and procedures, to the extent received by the Relevant Depositary. Such distributions will be subject to tax reporting in accordance with relevant United States tax laws and regulations. See "Federal Income Tax Consequences--Federal Income Tax
Consequences for REMIC Certificates--Taxation of Certain Foreign Investors"
and"--Backup Withholding" in the Prospectus. Because DTC can only act on behalf of DTC Participants, the ability of a beneficial owner to pledge Book-Entry
Certificates to persons or entities that do not participate in the depository system, or otherwise take actions in respect of such Book-Entry Certificates, may be limited due to the lack of physical certificates for such Book-Entry
Certificates. In addition, issuance of the Book-Entry Certificates in book-entry form may reduce the liquidity of such Certificates in the secondary market since certain potential investors may be unwilling to purchase Certificates for which they cannot obtain physical certificates.

     DTC has advised the Trustee that, unless and until Definitive Certificates are issued, DTC will take any action the holders of the Book-Entry Certificates are permitted to take under the Pooling Agreement only at the direction of one or more Financial Intermediaries to whose DTC accounts the Book-Entry
Certificates are credited, to the extent that such actions are taken on behalf of Financial Intermediaries whose holdings include such Book-Entry Certificates.
Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a Certificateholder under the Pooling Agreement on behalf of a Clearstream Participant or Euroclear Participant only in accordance with its relevant rules and procedures and subject to the ability of the Relevant Depositary to effect such actions on its behalf through DTC. DTC may take actions, at the direction of the related Participants, with respect to some Book-Entry Certificates which conflict with actions taken with respect to other Book-Entry Certificates.

     Definitive Certificates will be issued to beneficial owners of the
Book-Entry Certificates, or their nominees, rather than to DTC, only if (a) DTC advises the Trustee in writing that DTC is no longer willing, qualified or able to discharge properly its responsibilities as nominee and depository with respect to the Book-Entry Certificates and the Depositor or the Trustee is
unable to locate a qualified successor or (b) in the case of the Special Retail
Certificates, the circumstances described under "Distributions in Reduction of the Special Retail Certificates" have occurred.

     Upon the occurrence of any of the events described in the immediately preceding paragraph, the Trustee will be required to notify all beneficial owners of the occurrence of such event and the availability through DTC of
Definitive Certificates. Upon surrender by DTC of the global certificate or certificates representing the Book-Entry Certificates and instructions for re-registration, the Trustee will issue Definitive Certificates, and thereafter the Trustee will recognize the holders of such Definitive Certificates as
Certificateholders under the Pooling Agreement.

     Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Book-Entry Certificates among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

     None of the Depositor, the Servicer or the Trustee will have any responsibility for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Book-Entry Certificates held by
Cede & Co., as nominee for DTC, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. In the event of the insolvency of DTC, a DTC

                                      S-53

Participant or an Indirect DTC Participant in whose name Book-Entry Certificates are registered, the ability of the Beneficial Owners of such Book-Entry
Certificates to obtain timely payment and, if the limits of applicable insurance coverage by the Securities Investor Protection Corporation are exceeded or if such coverage is otherwise unavailable, ultimate payment, of amounts distributable with respect to such Book-Entry Certificates may be impaired.

DISTRIBUTIONS

     Distributions on the Certificates will be made by the Trustee on the 25th day of each month (or, if not a business day, the next business day), commencing in March 2005 (each, a "DISTRIBUTION DATE"), to the persons in whose names such
Certificates are registered at the close of business on the last business day of the month preceding the month of such Distribution Date (the "RECORD DATE").

     Distributions on each Distribution Date will be made by check mailed to your address as it appears on the applicable certificate register or, if you have notified the Trustee in writing in accordance with the Pooling Agreement, by wire transfer in immediately available funds to your account at a bank or other depository institution having appropriate wire transfer facilities.
However, the final distribution in retirement of a Certificate will be made only upon presentment and surrender of the Certificate at the Corporate Trust Office of the Trustee in Minnesota. If you own a Book-Entry Certificate, distributions will be made to you through the facilities of DTC, as described above under "--
Book-Entry Certificates."

POOL DISTRIBUTION AMOUNT

     The "POOL DISTRIBUTION AMOUNT" for each Loan Group with respect to any
Distribution Date will be determined by reference to amounts received and expenses incurred in connection with the Mortgage Loans in such Loan Group and will be equal to the sum of:

          (i) all scheduled installments of interest (net of the related
     Servicing Fee) and principal due on the Mortgage Loans in such Loan Group on the due date in the month in which such Distribution Date occurs and received prior to the related Determination Date, together with any
     Advances in respect thereof and any Compensating Interest allocable to the
     Mortgage Loans in such Loan Group;

          (ii) all proceeds of any primary mortgage guaranty insurance policies and any other insurance policies with respect to the Mortgage Loans in such
     Loan Group, to the extent such proceeds are not applied to the restoration of the related Mortgaged Property or released to the mortgagor in accordance with the Servicer's normal servicing procedures and all other cash amounts received and retained in connection with the liquidation of defaulted Mortgage Loans in such Loan Group, by foreclosure or otherwise
     (collectively, "LIQUIDATION PROCEEDS"), during the calendar month preceding the month of such Distribution Date (in each case, net of unreimbursed expenses incurred in connection with a liquidation or foreclosure and unreimbursed Advances, if any);

          (iii) all partial or full prepayments received on the Mortgage Loans in such Loan Group during the calendar month preceding the month of such
     Distribution Date; and

          (iv) amounts received with respect to such Distribution Date as the
     Substitution Adjustment Amount or Purchase Price in respect of any Deleted
     Mortgage Loan in such Loan Group or amounts received in connection with the optional termination of the Trust as of such Distribution Date, reduced by amounts in reimbursement for Advances previously made and other amounts as to which the Servicer is entitled to be reimbursed pursuant to the Pooling
     Agreement.

     The Pool Distribution Amounts will not include any amounts constituting
Servicing Compensation.

                                      S-54

PRIORITY OF DISTRIBUTIONS

     The aggregate amount available for distribution to the Senior Certificates of a Group on each Distribution Date (except to the extent of cross-collateralization payments and applicable Class PO Deferred Amounts) will be the Pool Distribution Amount for the related Loan Group. The Class B
Certificates will be entitled to distributions from the Pool Distribution
Amounts for both Loan Groups.

     On each Distribution Date, the Pool Distribution Amount for each Loan Group will be allocated in the following order of priority (the "POOL DISTRIBUTION
AMOUNT ALLOCATION"):

     (a) with respect to each Group of Senior Certificates from the applicable
Pool Distribution Amount, as follows:

          (i) to the Trustee an amount in payment for its services with respect to the related Loan Group for such Distribution Date;

          (ii) in the case of Group 1, to Assured Guaranty, to pay the Premium
     Distribution Amount;

          (iii) to each class of Senior Certificates of such Group entitled to receive distributions of interest to pay interest but until the applicable
     Accretion Termination Date, amounts that would have been distributed pursuant to this clause to the Class 1-A-8, Class 1-A-9 and Class 1-A-11
     Certificates will be distributed instead as principal to certain Senior
     Certificates of Group 1 as described below under "-- Principal;

          (iv) pro rata (a) to the Class 30-PO or Class 15-PO Certificates, based on the applicable PO Principal Amount, and (b) to the classes of
     Senior Certificates of such Group (but not the Class 30-PO or Class 15-PO
     Certificates) entitled to receive distributions of principal, based on the applicable Senior Principal Distribution Amount, as described below under
     "-- Principal," to pay principal;

          (v) to the Class 30-PO or Class 15-PO Certificates, to pay any
     applicable Class PO Deferred Amounts, but only from amounts that would otherwise be distributable on such Distribution Date as principal to the
     Class B Certificates;

     (b) to the Class B Certificates, from the Pool Distribution Amounts for both Loan Groups, first to pay interest and then to pay principal in the order of their numerical class designations, beginning with the Class B-1
Certificates; and

     (c) to Assured Guaranty, any remaining Pool Distribution Amount for Loan
Group 1, up to the aggregate amount of previously unreimbursed Insured Payments.

     The Class 1-A-R, Class 1-A-MR and Class 1-A-LR Certificates will be entitled to any remaining amounts in the Upper-Tier REMIC, Middle-Tier REMIC and
Lower-Tier REMIC, respectively, subject to the limitations set forth below under
"-- Interest" and "-- Principal."

     Certain amounts otherwise distributable on the Class B Certificates may be used to pay certain classes of Senior Certificates, as described under
"Description of the Certificates -- Cross-Collateralization" herein.

INTEREST

     The pass-through rate for each class of interest-bearing Offered
Certificates for each Distribution Date is as set forth or described in the table on page S-4 of this Prospectus Supplement.

     On each Distribution Date, to the extent of the applicable Pool
Distribution Amount or Amounts, each class of interest-bearing Certificates will be entitled to receive interest (as to each such class, the "INTEREST
DISTRIBUTION AMOUNT") with respect to the related Interest Accrual Period. The
Interest Distribution Amount for any class of Certificates will be equal to the sum of (i) interest accrued during the related Interest Accrual

                                      S-55

Period at the applicable pass-through rate on the related class balance or notional amount and (ii) the sum of the amounts, if any, by which the amount described in clause (i) above on each prior Distribution Date exceeded the amount actually distributed in respect of interest on such prior Distribution
Dates (including, prior to the applicable Accretion Termination Date, any amounts accrued as interest on the Class 1-A-8, Class 1-A-9 or Class 1-A-11
Certificates but distributed instead as principal to certain Senior Certificates of Group 1) and not subsequently distributed.

     The Class 30-PO and Class 15-PO Certificates are Principal Only
Certificates and will not bear interest.

     On each Distribution Date, to the extent of the Pool Distribution Amount for Loan Group 1, Assured Guaranty will be entitled to receive a premium (the
"PREMIUM DISTRIBUTION AMOUNT") with respect to the Interest Accrual Period applicable to the Class 1-A-2 Certificates. The Premium Distribution Amount will be equal to the sum of (i) the product of one-twelfth of 0.08% and the class balance of the Class 1-A-2 Certificates and (ii) the sum of the amounts, if any, by which the amount described in clause (i) above on each prior Distribution
Date exceeded the amount actually distributed in respect of the premium on such prior Distribution Dates and not subsequently distributed. No further amounts will be payable to Assured Guaranty once the Class 1-A-2 Certificates are no longer outstanding.

     The interest entitlement described in clause (i) of the Interest
Distribution Amount for each class of Senior Certificates and Class B
Certificates will be reduced by the amount of Net Interest Shortfalls
(regardless of which Loan Group the shortfall is attributable to) for such
Distribution Date. With respect to any Distribution Date, the "NET INTEREST
SHORTFALL" is equal to the sum of (i) the shortfall in interest received with respect to any Mortgage Loan as a result of a Relief Act Reduction and (ii) any
Non-Supported Interest Shortfalls. Net Interest Shortfalls on any Distribution
Date will be allocated pro rata among all such classes of Senior Certificates and Class B Certificates, based on the amount of interest accrued on each such class of Certificates on such Distribution Date before taking into account any reduction in such amounts resulting from such Net Interest Shortfalls. A "RELIEF
ACT REDUCTION" is a reduction in the amount of monthly interest payment on a
Mortgage Loan pursuant to the Servicemembers Civil Relief Act or similar state legislation. See "Certain Legal Aspects of the Mortgage Loans -- Servicemembers
Civil Relief Act and Similar Laws" in the Prospectus. With respect to any
Distribution Date, the "NON-SUPPORTED INTEREST SHORTFALL" is the amount by which the aggregate of Prepayment Interest Shortfalls for the Mortgage Loans during the calendar month preceding the month of such Distribution Date exceeds the applicable Compensating Interest for such period.

     Any Non-Supported Interest Shortfalls allocated to the Class 1-A-2
Certificates will be offset, to the extent funds are available therefor, from amounts on deposit in the Reserve Fund. Once the Reserve Fund has been reduced to zero, Non-Supported Interest Shortfalls allocated to the Class 1-A-2
Certificates will not be covered by the Policy.

     A reserve fund will be established on the Closing Date for the benefit of the Class 1-A-2 Certificates (the "RESERVE FUND") by an initial deposit into a separate account maintained by the Trustee in the amount of approximately
$10,000. No additional amounts will be deposited into the Reserve Fund after the initial deposit. The Reserve Fund will be beneficially owned by the Underwriter and will not be an asset of any REMIC.

     A withdrawal will be made on each Distribution Date from the amount on deposit in the Reserve Fund, to the extent available, to cover any Non-Supported
Interest Shortfalls allocated to the Class 1-A-2 Certificates. A withdrawal from the Reserve Fund may only be made, to the extent funds are available therein, to cover any Non-Supported Interest Shortfall allocated to the Class 1-A-2
Certificates and may

                                      S-56

not be made to cover any Non-Supported Interest Shortfall allocated to any other class. Once the Reserve Fund has been reduced to zero, the Policy will not cover any Non-Supported Interest Shortfalls allocated to the Class 1-A-2 Certificates.

     The balance of any amount remaining in the Reserve Fund on the Distribution
Date on which the class balance of the Class 1-A-2 Certificates is reduced to zero will be distributed to the Underwriter.

     The Policy will not cover any Net Interest Shortfalls arising as a result of a Relief Act Reduction allocated to the Class 1-A-2 Certificates.

     Allocations of the interest portion of Realized Losses on the Mortgage
Loans in a Loan Group first to the Class B Certificates in reverse numerical order will result from the priority of distributions first to the Senior
Certificates in the related Group and then to the classes of Class B
Certificates in numerical order of the applicable Pool Distribution Amount as described above under "-- Priority of Distributions." After the Senior Credit
Support Depletion Date, the interest-bearing Senior Certificates of a Group will bear the interest portion of any Realized Losses on the Mortgage Loans in the related Loan Group pro rata based on the interest entitlement described in clause (i) of the applicable Interest Distribution Amount. The Policy will cover any such losses which, after the Senior Credit Support Depletion Date, are allocated to the Class 1-A-2 Certificates.

     Accrued interest to be distributed on any Distribution Date will be calculated for each class of Certificates on the basis of the related class balance or notional amount with respect to such Distribution Date. Interest will be calculated and payable on the basis of a 360-day year consisting of twelve
30-day months.

     If on a particular Distribution Date, the applicable Pool Distribution
Amount or Amounts applied in the order described above under "-- Priority of
Distributions" is not sufficient to make a full distribution of the Interest
Distribution Amount for each class entitled to distributions therefrom, interest will be distributed on each class of equal priority pro rata based on the
Interest Distribution Amount the class would otherwise have been entitled to receive in the absence of such shortfall. Any unpaid amount will be carried forward and added to the Interest Distribution Amount of that class on the next
Distribution Date. Such a shortfall could occur, for example, if Realized Losses on the Mortgage Loans in a Loan Group were exceptionally high or were concentrated in a particular month. Any such unpaid amount will not bear interest.

     Under certain circumstances, the unpaid interest amounts of interest-bearing Senior Certificates will be payable from amounts otherwise distributable as principal on the Class B Certificates in reverse order of numerical designation. See "-- Cross-Collateralization" in this Prospectus
Supplement.

     Interest will accrue on each class of interest-bearing Certificates during each one-month period ending on the last day of the month preceding the month in which each Distribution Date occurs (each, an "INTEREST ACCRUAL PERIOD"). The initial Interest Accrual Period will be deemed to have commenced on February 1,
2005. Interest which accrues on each class of Certificates during an Interest
Accrual Period will be calculated on the assumption that distributions in reduction of the class balances thereof on the Distribution Date in that
Interest Accrual Period are made on the first day of the Interest Accrual
Period.

     The Class 1-A-4 Certificates are Interest Only Certificates and have no class balance. The "CLASS 1-A-4 NOTIONAL AMOUNT" with respect to each
Distribution Date will be equal to approximately

                                      S-57

6.7272726989% of the class balance of the Class 1-A-2 Certificates. Accordingly, any distribution in respect of principal made to, or losses in respect of principal allocated in reduction of, the class balance of the Class 1-A-2
Certificates will result in a proportional reduction in the Class 1-A-4 Notional
Amount. See "--Principal" and "--Allocation of Losses" in this Prospectus
Supplement. The Class 1-A-4 Notional Amount with respect to the first
Distribution Date will be approximately $1,078,045.

     The Class 1-A-5 Certificates are Interest Only Certificates and have no class balance. The "CLASS 1-A-5 NOTIONAL AMOUNT" with respect to each
Distribution Date will be equal to approximately 23.8636363500% of the class balance of the Class 1-A-1 Certificates. Accordingly, any distribution in respect of principal made to, or losses in respect of principal allocated in reduction of, the class balance of the Class 1-A-1 Certificates will result in a proportional reduction in the Class 1-A-5 Notional Amount. See "--Principal" and
"--Allocation of Losses" in this Prospectus Supplement. The Class 1-A-5 Notional
Amount with respect to the first Distribution Date will be approximately
$9,545,454.

     The Class 30-IO Certificates are Interest Only Certificates and have no class balance. The "CLASS 30-IO NOTIONAL AMOUNT" with respect to each
Distribution Date will be equal to the product of (i) the aggregate of the
Stated Principal Balances of the Group 1 Premium Mortgage Loans as of the due
date in the month preceding the month of such Distribution Date and (ii) a fraction, (a) the numerator of which is equal to the weighted average of the Net
Mortgage Interest Rates of the Group 1 Premium Mortgage Loans (based on the
Stated Principal Balances of the Group 1 Premium Mortgage Loans as of the due
date in the month preceding the month of such Distribution Date) minus 5.500%
and (b) the denominator of which is equal to 5.500%.

     The Class 15-IO Certificates are Interest Only Certificates and have no class balance. The "CLASS 15-IO NOTIONAL AMOUNT" with respect to each
Distribution Date will be equal to the product of (i) the aggregate of the
Stated Principal Balances of the Group 2 Premium Mortgage Loans as of the due
date in the month preceding the month of such Distribution Date and (ii) a fraction, (a) the numerator of which is equal to the weighted average of the Net
Mortgage Interest Rates of the Group 2 Premium Mortgage Loans (based on the
Stated Principal Balances of the Group 2 Premium Mortgage Loans as of the due
date in the month preceding the month of such Distribution Date) minus 5.000%
and (b) the denominator of which is equal to 5.000%.

     The "CLASS BALANCE" of a class of Certificates at any time will equal (a)
its initial class balance less (i) all distributions of principal made to such class and (ii) losses allocated to such class as described under "--Allocation of Losses" below, plus (b) in the case of the Class 1-A-8, Class 1-A-9 and Class
1-A-11 Certificates, the Class 1-A-8 Accrual Distribution Amount, the Class
1-A-9 Accrual Distribution Amount and the Class 1-A-11 Accrual Distribution
Amount, respectively, as described under "--Principal" below, previously added to the class balances of the Class 1-A-8, Class 1-A-9 and Class 1-A-11
Certificates, respectively.

     Prior to the applicable Accretion Termination Date, interest in an amount equal to the Interest Distribution Amount for the Class 1-A-8, Class 1-A-9 or
Class 1-A-11 Certificates, as the case maybe, will accrue on such class, but such amount will not be distributed as interest to such class. Prior to such time, an amount equal to the accrued and unpaid interest on such class will be added to the class balance thereof and distributed as described under
"--Principal--Senior Principal Distribution Amount" below.

     The "ACCRETION TERMINATION DATE" (a) for the Class 1-A-8 Certificates will be the earlier to occur of (i) the Distribution Date following the Distribution
Date on which the class balance of the Class 1-A-7 Certificates has been reduced to zero or (ii) the Senior Credit Support Depletion Date, (b) for the Class

                                      S-58

1-A-9 Certificates will be the earlier to occur of (i) the Distribution Date following the Distribution Date on which the class balance of the Class 1-A-8
Certificates has been reduced to zero or (ii) the Senior Credit Support
Depletion Date and (c) for the Class 1-A-11 Certificates will be the earlier to occur of (i) the Distribution Date following the Distribution Date on which the class balances of the Class 1-A-10 and Class 1-A-12 Certificates have been reduced to zero or (ii) the Senior Credit Support Depletion Date.

     After the Senior Credit Support Depletion Date, for so long as the Super
Senior Support Certificates are outstanding, the amount that would have reduced the class balance of the Super Senior Certificates as a result of the adjustments described under "--Allocation of Losses" will instead reduce the class balance of the Super Senior Support Certificates. As a result, after the
Senior Credit Support Depletion Date, the Super Senior Support Certificates will bear the principal portion of all Realized Losses allocable to the Super Senior
Certificates for so long as the Super Senior Support Certificates are outstanding. For a description of the Super Senior and Super Senior Support
Certificates see "--Allocation of Losses."

PRINCIPAL

     On each Distribution Date, certificateholders will be entitled to receive principal distributions from the applicable Pool Distribution Amount or Amounts to the extent described below and in accordance with the priorities set forth under "-- Priority of Distributions" above. The principal distributions distributed to a class (other than the class of Special Retail Certificates) on any Distribution Date will be allocated among the holders of such class pro rata in accordance with their respective Percentage Interests. Distributions of principal on the class of Special Retail Certificates will be allocated among the holders of such class as described under "--Distributions in Reduction of the Special Retail Certificates." The Class 1-A-4, Class 1-A-5, Class 30-IO and
Class 15-IO Certificates are Interest Only Certificates and are not entitled to distributions of principal.

     All payments and other amounts received in respect of principal of the
Mortgage Loans in a Loan Group will be allocated between (i) the Senior
Certificates of the related Group (other than the Class 30-PO and Class 15-PO
Certificates) and the Class B Certificates and (ii) the Class 30-PO or Class
15-PO Certificates, in each case based upon the applicable Non-PO Percentage and the applicable PO Percentage, respectively, of such amounts.

     The "NON-PO PERCENTAGE" with respect to any Group 1 Mortgage Loan with a
Net Mortgage Interest Rate as of the Cut-off Date less than 5.500% (each such
Mortgage Loan, a "GROUP 1 DISCOUNT MORTGAGE LOAN") will be equal to the Net
Mortgage Interest Rate as of the Cut-off Date divided by 5.500%. The Non-PO
Percentage with respect to any Group 1 Mortgage Loan with a Net Mortgage
Interest Rate as of the Cut-off Date greater than or equal to 5.500% (each such
Mortgage Loan, a "GROUP 1 PREMIUM MORTGAGE LOAN") will be 100%.

     The "NON-PO PERCENTAGE" with respect to any Group 2 Mortgage Loan with a
Net Mortgage Interest Rate as of the Cut-off Date less than 5.000% (each such
Mortgage Loan, a "GROUP 2 DISCOUNT MORTGAGE LOAN," and together with the Group 1
Discount Mortgage Loans, the "DISCOUNT MORTGAGE LOANS") will be equal to the Net
Mortgage Interest Rate thereof as of the Cut-off Date divided by 5.000%. The
Non-PO Percentage with respect to any Group 2 Mortgage Loan with a Net Mortgage
Interest Rate as of the Cut-off Date greater than or equal to 5.000% (each such
Mortgage Loan, a "GROUP 2 PREMIUM MORTGAGE LOAN," and together with the Group 1
Premium Mortgage Loans, the "PREMIUM MORTGAGE LOANS") will be 100%.

     The "PO PERCENTAGE" with respect to any Discount Mortgage Loan will be equal to 100% minus the Non-PO Percentage for such Mortgage Loan. The PO
Percentage with respect to any Premium Mortgage Loan will be 0%.

                                      S-59

     The "GROUP SUBORDINATE AMOUNT" for any Distribution Date and any Loan Group
is equal to the excess of the Pool Principal Balance (Non-PO Portion) for such
Loan Group over the aggregate class balance of the Senior Certificates of the related Group (other than the Class 30-PO and Class 15-PO Certificates)
immediately prior to such date.

     The "NET MORTGAGE INTEREST RATE" of a Mortgage Loan is the excess of its mortgage interest rate over the the applicable Administrative Fee Rate.

     The "CLASS 1-A-8 ACCRUAL DISTRIBUTION AMOUNT" with respect to any
Distribution Date will be equal to amounts allocated but not currently distributable to the Class 1-A-8 Certificates in respect of interest in respect of clause (a)(iii) of the definition of Pool Distribution Amount Allocation.

     The "CLASS 1-A-9 ACCRUAL DISTRIBUTION AMOUNT" with respect to any
Distribution Date will be equal to amounts allocated but not currently distributable to the Class 1-A-9 Certificates in respect of interest in respect of clause (a)(iii) of the definition of Pool Distribution Amount Allocation.

     The "CLASS 1-A-11 ACCRUAL DISTRIBUTION AMOUNT" with respect to any
Distribution Date will be equal to amounts allocated but not currently distributable to the Class 1-A-11 Certificates in respect of interest in respect of clause (a)(iii) of the definition of Pool Distribution Amount Allocation.

Non-PO Principal Amount

     On each Distribution Date, the Non-PO Principal Amount for a Loan Group
will be distributed (i) as principal of the Senior Certificates of the related
Group (other than the Class 30-PO and Class 15-PO Certificates) in an amount up to the Senior Principal Distribution Amount for such Loan Group and (ii) as principal of the Class B Certificates in an amount up to the Subordinate
Principal Distribution Amount for such Loan Group. The Non-PO Principal Amount for a Loan Group will not be distributed to the Class 30-PO or Class 15-PO
Certificates.

     The "NON-PO PRINCIPAL AMOUNT" for any Distribution Date and any Loan Group
will equal the sum of the applicable Non-PO Percentage of:

          (a) all monthly payments of principal due on each Mortgage Loan in such Loan Group on the related Due Date;

          (b) the principal portion of the Purchase Price of each Mortgage Loan in such Loan Group that was repurchased by the Depositor pursuant to the
     Pooling Agreement as of that Distribution Date;

          (c) any Substitution Adjustment Amount in connection with a Deleted
     Mortgage Loan in such Loan Group received with respect to that Distribution
     Date;

          (d) any Liquidation Proceeds allocable to recoveries of principal of
     Mortgage Loans in such Loan Group that are not yet Liquidated Mortgage
     Loans received during the calendar month preceding the month of that
     Distribution Date;

          (e) with respect to each Mortgage Loan in such Loan Group that became a Liquidated Mortgage Loan during the calendar month preceding the month of that Distribution Date, the amount of the Liquidation Proceeds (other than any Foreclosure Profits) allocable to principal received with respect to that Mortgage Loan; and

          (f) all partial and full principal prepayments on the Mortgage Loans in such Loan Group by mortgagors received during the calendar month preceding the month of that Distribution Date.

                                      S-60

     The amounts described in clauses (a) through (d) are referred to as
"SCHEDULED PRINCIPAL PAYMENTS." The amounts described in clauses (e) and (f) are referred to as "UNSCHEDULED PRINCIPAL PAYMENTS."

Senior Principal Distribution Amount

     With respect to the Group 1 Senior Certificates:

I. On each Distribution Date occurring prior to the Accretion Termination Date for the Class 1-A-8 Certificates, the Class 1-A-8 Accrual Distribution Amount
will be allocated, sequentially, to the Class 1-A-7 and Class 1-A-8
Certificates, in that order, until their class balances have been reduced to zero.

II. On each Distribution Date occurring prior to the Accretion Termination Date for the Class 1-A-9 Certificates, the Class 1-A-9 Accrual Distribution Amount
will be allocated, sequentially, as follows:

     first, sequentially, to the Class 1-A-7 and Class 1-A-8 Certificates, in
that order, up to the TAC Principal Amount for such Distribution Date, until their class balances have been reduced to zero; and

     second, to the Class 1-A-9 Certificates until their class balance has been reduced to zero.

III. On each Distribution Date occurring prior to the Accretion Termination Date for the Class 1-A-11 Certificates, the Class 1-A-11 Accrual Distribution Amount
will be allocated, sequentially, as follows:

     first, concurrently, to the Class 1-A-10 and Class 1-A-12 Certificates, pro
rata, until their class balances have been reduced to zero; and

     second, to the Class 1-A-11 Certificates, until their class balance has been reduced to zero.

IV. On each Distribution Date, an amount equal to the lesser of (a) the Senior
Principal Distribution Amount for Loan Group 1 for such Distribution Date and
(b) the product of (1) the Pool Distribution Amount for Loan Group 1 remaining after payment of funds due to the Trustee, the premium due Assured Guaranty and distributions of interest on the Group 1 Senior Certificates and (2) a fraction, the numerator of which is the Senior Principal Distribution Amount for Loan
Group 1 and the denominator of which is the sum of the PO Principal Amount for
Loan Group 1 and the Senior Principal Distribution Amount for Loan Group 1, will be distributed as principal, sequentially, as follows:

     first, concurrently, to the Class 1-A-R, Class 1-A-MR and Class 1-A-LR
Certificates, pro rata, until their class balances have been reduced to zero;

     second, to the Class 1-A-3 Certificates, up to the Priority Amount for such
Distribution Date, until their class balance has been reduced to zero;

     third, for each Distribution Date on or after the Distribution Date in
March 2008, $16,025 to the Class 1-A-2 Certificates until the class balances of the Class 1-A-1, Class 1-A-6, Class 1-A-7, Class 1-A-8, Class 1-A-9, Class
1-A-10, Class 1-A-11, Class 1-A-12 and Class 1-A-13 Certificates have been reduced to zero;

     fourth, concurrently, as follows:

          (a) approximately 46.8852164843%, sequentially, as follows:

               (i) to the Class 1-A-1 Certificates, up to the PAC Principal
          Amount for such Distribution Date, until their class balance has been reduced to zero;

                                      S-61

               (ii) sequentially, to the Class 1-A-7 and Class 1-A-8
          Certificates, in that order, up to the TAC Principal Amount for such
          Distribution Date, until their class balances have been reduced to zero;

               (iii) to the Class 1-A-9 Certificates, until their class balance has been reduced to zero;

               (iv) sequentially, to the Class 1-A-7 and Class 1-A-8
          Certificates, in that order, until their class balances have been reduced to zero; and

               (v) to the Class 1-A-1 Certificates, until their class balance has been reduced to zero; and

          (b) approximately 53.1147835157%, sequentially, to the Class 1-A-6 and
     Class 1-A-13 Certificates, in that order, until their class balances have been reduced to zero;

     fifth, concurrently, to the Class 1-A-10 and Class 1-A-12 Certificates, pro
rata, until their class balances have been reduced to zero; and

     sixth, sequentially, to the Class 1-A-11, Class 1-A-2 and Class 1-A-3
Certificates, in that order, until their class balances have been reduced to zero.

     With respect to the Group 2 Senior Certificates:

     On each Distribution Date, an amount equal to the lesser of (a) the Senior
Principal Distribution Amount for Loan Group 2 for such Distribution Date and
(b) the product of (1) the Pool Distribution Amount for Loan Group 2 remaining after payment of funds due to the Trustee and distributions of interest on the
Group 2 Senior Certificates and (2) a fraction, the numerator of which is the
Senior Principal Distribution Amount for Loan Group 2 and the denominator of which is the sum of the PO Principal Amount for Loan Group 2 and the Senior
Principal Distribution Amount for Loan Group 2, will be distributed as principal, sequentially, to the Class 2-A-1 and Class 2-A-2 Certificates, in
that order, until their class balances have been reduced to zero.

     The preceding distribution priorities for a Group will not apply on any
Distribution Date on or after the Senior Credit Support Depletion Date. On each of those Distribution Dates, the amount to be distributed as principal to the
Senior Certificates of such Group (other than the Class 30-PO and Class 15-PO
Certificates) will be distributed, concurrently, as principal of the classes of
Senior Certificates of such Group, pro rata, in accordance with their respective class balances immediately prior to that Distribution Date.

     The "SENIOR CREDIT SUPPORT DEPLETION DATE" is the date on which the aggregate class balance of the Class B Certificates has been reduced to zero.

     The "SENIOR PRINCIPAL DISTRIBUTION AMOUNT" for a Loan Group for any
Distribution Date will equal the sum of:

          (a) the Senior Percentage for such Loan Group of the applicable Non-PO
     Percentage of the Scheduled Principal Payments for that Distribution Date;
     and

          (b) the Senior Prepayment Percentage for such Loan Group of the applicable Non-PO Percentage of the Unscheduled Principal Payments for that
     Distribution Date.

     "STATED PRINCIPAL BALANCE" means, as to any Mortgage Loan and due date, the unpaid principal balance of such Mortgage Loan as of such due date, as specified in the amortization schedule at the time

                                      S-62

relating thereto (before any adjustment to such amortization schedule by reason of any moratorium or similar waiver or grace period), after giving effect to any previous partial principal prepayments and Liquidation Proceeds received and to the payment of principal due on such due date and irrespective of any delinquency in payment by the related mortgagor and after giving effect to any
Deficient Valuation.

     The "POOL PRINCIPAL BALANCE" for a Loan Group with respect to any
Distribution Date equals the aggregate of the Stated Principal Balances of the
Mortgage Loans in such Loan Group outstanding on the due date in the month preceding the month of such Distribution Date.

     The "POOL PRINCIPAL BALANCE (NON-PO PORTION)" for a Loan Group with respect to any Distribution Date equals the sum of the product, for each Mortgage Loan in such Loan Group, of the Non-PO Percentage of such Mortgage Loan multiplied by its Stated Principal Balance on the due date in the month preceding the month of such Distribution Date.

     The "SENIOR PERCENTAGE" for a Loan Group for any Distribution Date will equal (i) the aggregate class balance of the Senior Certificates of the related
Group (but not (a) in the case of Group 1, the Class 30-PO Certificates or (b)
in the case of Group 2, the Class 15-PO Certificates) immediately prior to such date, divided by (ii) the Pool Principal Balance (Non-PO Portion) of such Loan
Group.

     The "SUBORDINATE PERCENTAGE" for a Loan Group for any Distribution Date
will equal 100% minus the Senior Percentage for such Loan Group for such date.

     As of the Cut-off Date, the Senior Percentage and the Subordinate
Percentage for Loan Group 1 are expected to be approximately 97.4875% and
2.5125%, respectively, and the Senior Percentage and the Subordinate Percentage
for Loan Group 2 are expected to be approximately 97.4857% and 2.5143%, respectively.

     The "SENIOR PREPAYMENT PERCENTAGE" for a Loan Group for any Distribution
Date occurring during the periods set forth below will be as follows:



DISTRIBUTION DATE OCCURRING IN     SENIOR PREPAYMENT PERCENTAGE
--------------------------------   -------------------------------------------------

March 2005 through February 2010   100%;
March 2010 through February 2011   the applicable Senior Percentage, plus 70% of the
                                   applicable Subordinate Percentage;
March 2011 through February 2012   the applicable Senior Percentage, plus 60% of the
                                   applicable Subordinate Percentage;
March 2012 through February 2013   the applicable Senior Percentage, plus 40% of the
                                   applicable Subordinate Percentage;
March 2013 through February 2014   the applicable Senior Percentage, plus 20% of the
                                   applicable Subordinate Percentage; and
March 2014 and thereafter          the applicable Senior Percentage;


provided, however, that if on any Distribution Date the percentage equal to (x)
the sum of the class balances of the Senior Certificates (but not the Class
30-PO or Class 15-PO Certificates) divided by (y) the aggregate Pool Principal
Balance (Non-PO Portion) for both Loan Groups (such percentage the "TOTAL SENIOR
PERCENTAGE") exceeds such percentage as of the Closing Date, the Senior
Prepayment Percentages for each Loan Group for such Distribution Date will equal
100%.

                                      S-63

     No decrease in the Senior Prepayment Percentages for the Loan Groups will occur if the following occurs as of any Distribution Date as to which any such decrease applied with respect to the Mortgage Loans in the aggregate: (i) the outstanding principal balance of all Mortgage Loans (including, for this purpose, any Mortgage Loans in foreclosure, any REO Property and any Mortgage
Loan for which the mortgagor has filed for bankruptcy after the Closing Date)
delinquent 60 days or more (averaged over the preceding six-month period), as a percentage of the aggregate class balance of the Class B Certificates, is equal to or greater than 50%, or (ii) cumulative Realized Losses with respect to the
Mortgage Loans exceed the percentages of the aggregate class balance of the
Class B Certificates as of the Closing Date (the "ORIGINAL SUBORDINATE PRINCIPAL
BALANCE") indicated below:

                                                                PERCENTAGE OF
                                                            ORIGINAL SUBORDINATE
DISTRIBUTION DATE OCCURRING IN                                PRINCIPAL BALANCE
---------------------------------------------------------   --------------------
March 2010 through February 2011                                     30%
March 2011 through February 2012                                     35%
March 2012 through February 2013                                     40%
March 2013 through February 2014                                     45%
March 2014 and thereafter                                            50%

     This disproportionate allocation of certain unscheduled payments in respect of principal will have the effect of accelerating the amortization of the Senior
Certificates of a Group (other than the Class 30-PO or Class 15-PO Certificates)
while, in the absence of Realized Losses on the Mortgage Loans in the related
Loan Group, increasing the relative interest in the applicable Pool Principal
Balance evidenced by the Class B Certificates. Increasing the interest of the
Subordinate Certificates relative to that of the applicable Senior Certificates is intended to preserve the availability of the subordination provided by the
Subordinate Certificates.

     The "SUBORDINATE PREPAYMENT PERCENTAGE" for a Loan Group as of any
Distribution Date will equal 100% minus the Senior Prepayment Percentage for such Loan Group for such date.

     If on any Distribution Date the allocation to any class of Senior
Certificates then entitled to distributions of full and partial principal prepayments and other amounts to be allocated in accordance with the applicable
Senior Prepayment Percentage, as described above, would reduce the outstanding class balance of such class below zero, the distribution to that class of the applicable Senior Prepayment Percentage of those amounts for such Distribution
Date will be limited to the percentage necessary to reduce the related class balance to zero.

PAC Principal Amounts and TAC Principal Amounts

     As used above, the "PAC PRINCIPAL AMOUNT" for any Distribution Date and for
the Class 1-A-1 Certificates (the "PAC CERTIFICATES") means the amount, if any, that would reduce the class balance of the PAC Certificates to the balance shown in the applicable table set forth in Appendix A to this Prospectus Supplement with respect to such Distribution Date.

     As used above, the "TAC PRINCIPAL AMOUNT" for any Distribution Date and the
Class 1-A-7 and Class 1-A-8 Certificates (the "TAC GROUP") means the amount, if any, that would reduce the aggregate class balance of the TAC Group to the balance shown in the applicable table set forth in Appendix A to the Prospectus
Supplement with respect to such Distribution Date.

                                      S-64

Principal Payment Characteristics of the PAC Certificates, the TAC Certificates
and the Companion Certificates

     The balances of the PAC Certificates and TAC Group set forth in the tables in Appendix A to this Prospectus Supplement were calculated using, among other things, the Modeling Assumptions. Based on such assumptions, the class balances of the PAC Certificates and TAC Group would be reduced to the balances indicated
in the tables set forth in Appendix A to this Prospectus Supplement for each
Distribution Date if prepayments on the Group 1 Mortgage Loans occur (i) at a constant rate between approximately 100% PSA and approximately 350% PSA for the
PAC Certificates and (ii) at a constant rate of approximately 150% PSA for the
TAC Group. It is highly unlikely, however, that the Group 1 Mortgage Loans will prepay at a constant rate until maturity or that all the Group 1 Mortgage Loans will prepay at the same rate or that they will have the characteristics assumed.
Therefore, there can be no assurance that the class balances of the PAC
Certificates and TAC Group after the payment of principal on any Distribution
Date will be equal to the balances for such Distribution Date specified in the tables set forth in Appendix A to this Prospectus Supplement.

     The weighted average lives of the PAC Certificates and TAC Certificates will vary under different prepayment scenarios. If principal prepayments on the
Group 1 Mortgage Loans occur at a constant rate that is slower than approximately 100% PSA for the PAC Certificates or approximately 150% PSA for the TAC Group, the amount available to make principal payments to the PAC
Certificates or the TAC Group may be insufficient to reduce the PAC
Certificates' or TAC Group's class balances to their respective planned or targeted balances for such Distribution Date. The weighted average lives of the
PAC Certificates or TAC Certificates may therefore be extended. If such principal prepayments on the Group 1 Mortgage Loans occur at a constant rate that is faster than approximately 350% PSA for the PAC Certificates or approximately 150% PSA for the TAC Group, the weighted average lives of the PAC
Certificates or TAC Certificates may be shortened.

     Because all amounts available for principal payments on any Distribution
Date will be distributed to holders on such Distribution Date, the ability to distribute the PAC Principal Amount or TAC Principal Amount on any Distribution
Date will not be enhanced by the averaging of high and low principal prepayment rates on the Group 1 Mortgage Loans over several Distribution Dates, as might be the case if any principal payments were held for future applications and not distributed monthly.

     The extent to which the planned and targeted balances are achieved and the sensitivity of the PAC Certificates and TAC Certificates to principal prepayments on the Group 1 Mortgage Loans will depend in part on the period of time during which the classes which support the PAC Certificates and TAC
Certificates remain outstanding. The TAC Certificates and the Companion
Certificates support the PAC Certificates. The Class 1-A-9 Certificates, which are Companion Certificates, also support the TAC Group. On each Distribution
Date, after the PAC Certificates have received their PAC Principal Amount or the
TAC Group has received its TAC Principal Amount for such Distribution Date, no further principal payments will be made to such Certificates or group until the class balances of the class or classes supporting such Certificates or group have been reduced to zero. This support is intended to decrease the likelihood that the class balance of the PAC Certificates will be reduced below their planned balance on a given Distribution Date or that the aggregate class balance of the TAC Group will be reduced below its targeted balance on a given
Distribution Date. In addition, once the class balance of the Companion
Certificates has been reduced to zero, after the PAC Certificates have received their PAC Principal Amount for a Distribution Date, no further principal payments will be made to the PAC Certificates until the aggregate class balance of the TAC Group has been reduced to zero. Once the applicable classes that provide support are no longer outstanding, the PAC

                                      S-65

Certificates and TAC Certificates, if outstanding, will become more sensitive to the rate of prepayments on the Group 1 Mortgage Loans, as such classes will receive principal payments that otherwise would have been distributable to the classes which supported them.

     The TAC Certificates are also Accretion Directed Certificates and will receive distributions of principal from the Class 1-A-8 Accrual Distribution
Amount and the Class 1-A-9 Accrual Distribution Amount. These amounts will also affect the extent to which the targeted balance is achieved.

     The weighted average lives of the Companion Certificates will be extremely sensitive to the rate of principal payments on the Group 1 Mortgage Loans.

     There can be no assurance that the balance of the PAC Certificates or the
TAC Group, after payment of principal on any Distribution Date, will equal the balances for such Distribution Date specified in the tables set forth in
Appendix A to this Prospectus Supplement.

Priority Amount

     On each Distribution Date prior to the Senior Credit Support Depletion
Date, to the extent funds are available, an amount up to the Priority Amount for such Distribution Date will be distributed as principal to the 1-A-3
Certificates in accordance with the priorities described above under "--Senior
Principal Distribution Amount."

     The "PRIORITY AMOUNT" for any Distribution Date will be equal to the lesser of (i) the class balance of the Class 1-A-3 Certificates and (ii) the product of
(a) the Non-PO Principal Amount for Loan Group 1, (b) the Shift Percentage and
(c) the Priority Percentage.

     The "PRIORITY PERCENTAGE" for any Distribution Date will equal (i) the class balance of the Class 1-A-3 Certificates divided by (ii) the Pool Principal
Balance (Non-PO Portion) for Loan Group 1.

     The "SHIFT PERCENTAGE" for any Distribution Date will be the percentage indicated below:

                                                                         SHIFT
DISTRIBUTION DATE OCCURRING IN                                        PERCENTAGE
-------------------------------------------------------------------   ----------
March 2005 through February 2010                                           0%
March 2010 through February 2011                                          30%
March 2011 through February 2012                                          40%
March 2012 through February 2013                                          60%
March 2013 through February 2014                                          80%
March 2014 and thereafter                                                100%

Class PO Principal Distribution Amount

     On each Distribution Date, distributions of principal to the Class 30-PO or
Class 15-PO Certificates will be made in an amount (the "CLASS PO PRINCIPAL
DISTRIBUTION AMOUNT") equal to the lesser of:

          (a) the applicable PO Principal Amount for the related Loan Group for such Distribution Date; and

          (b) the product of (1) the Pool Distribution Amount for the related
     Loan Group remaining after distribution of funds due to the Trustee, the premium to Assured Guaranty in the case of Group 1 and

                                      S-66

     interest on the Senior Certificates of the related Group and (2) a fraction, the numerator of which is the PO Principal Amount for such Loan
     Group and the denominator of which is the sum of the PO Principal Amount for such Loan Group and the Senior Principal Distribution Amount for such
     Loan Group.

     The "PO PRINCIPAL AMOUNT" for any Distribution Date and any Loan Group will equal the sum of the applicable PO Percentage of:

          (a) all monthly payments of principal due on each Discount Mortgage
     Loan in such Loan Group on the related Due Date;

          (b) the principal portion of the Purchase Price of each Discount
     Mortgage Loan in such Loan Group that was repurchased by the Depositor pursuant to the Pooling Agreement as of such Distribution Date;

          (c) any Substitution Adjustment Amount in connection with a Deleted
     Mortgage Loan in such Loan Group that was a Discount Mortgage Loan received with respect to such Distribution Date;

          (d) any Liquidation Proceeds allocable to recoveries of principal of
     Discount Mortgage Loans in such Loan Group that are not yet Liquidated
     Mortgage Loans received during the calendar month preceding the month of such Distribution Date;

          (e) with respect to each Discount Mortgage Loan in such Loan Group that became a Liquidated Mortgage Loan during the calendar month preceding the month of such Distribution Date, the amount of Liquidation Proceeds
     (other than any Foreclosure Profits) allocable to principal received with respect to such Discount Mortgage Loan; and

          (f) all partial and full principal prepayments by mortgagors on
     Discount Mortgage Loans in such Loan Group received during the calendar month preceding such Distribution Date.

Subordinate Principal Distribution Amount

     On each Distribution Date, each class of Class B Certificates that is entitled to receive a principal distribution will receive its pro rata share
(based on the class balances of all the Class B Certificates that are entitled to receive a principal distribution) of the Subordinate Principal Distribution
Amounts, to the extent that the remaining Pool Distribution Amounts for both
Loan Groups are sufficient therefor. With respect to each class of Class B
Certificates, if on any Distribution Date the Fractional Interest is less than the Fractional Interest for that class on the Closing Date, no classes of the
Class B Certificates junior to such class will be entitled to receive a principal distribution.

     Distributions of principal on the Class B Certificates that are entitled to receive a principal distribution on a Distribution Date will be made sequentially to each class of Class B Certificates in the order of their numerical class designations, beginning with the Class B-1 Certificates until each such class has received its respective pro rata share for the Distribution
Date. However, the Class PO Deferred Amounts will be paid to the Class 30-PO and
Class 15-PO Certificates from amounts otherwise payable as principal to the
Class B Certificates, beginning with the amounts otherwise distributable as principal to the class of Class B Certificates with the highest numerical designation.

     The "FRACTIONAL INTEREST" with respect to any Distribution Date and each class of Class B Certificates will equal (i) the aggregate of the class balances immediately prior to such Distribution Date of all classes of Class B
Certificates that have higher numerical class designations than such class, divided by (ii) the aggregate Pool Principal Balance (Non-PO Portion).

                                      S-67

     The approximate Fractional Interests for the Subordinate Certificates on
the Closing Date are expected to be as follows:

Class B-1   1.26%
Class B-2   0.75%
Class B-3   0.50%
Class B-4   0.30%
Class B-5   0.10%
Class B-6   0.00%

     The "SUBORDINATE PRINCIPAL DISTRIBUTION AMOUNT" for a Loan Group for any
Distribution Date will equal the sum of:

          (a) the Subordinate Percentage for such Loan Group of the applicable
     Non-PO Percentage of the Scheduled Principal Payments for such Distribution
     Date; and

          (b) the Subordinate Prepayment Percentage for such Loan Group of the applicable Non-PO Percentage of the Unscheduled Principal Payments for such
     Distribution Date.

Residual Certificates

     The Residual Certificates will remain outstanding for so long as the Trust exists, whether or not they are receiving current distributions of principal or interest. In addition to distributions of interest and principal as described above, on each Distribution Date, the holder of the Class 1-A-LR Certificate will be entitled to receive any Pool Distribution Amount for a Loan Group remaining after the payment of (i) interest and principal on the Senior
Certificates, and in case of Group 1, the premium payable to Assured Guaranty,
(ii) Class PO Deferred Amounts on the Class 30-PO Certificates in the case of
Group 1 and the Class 15-PO Certificates in the case of Group 2, (iii) interest and principal on the Subordinate Certificates, as described above and (iv)
previously unreimbursed Insured Payments to Assured Guaranty. It is not anticipated that there will be any significant amounts remaining for any such distribution.

DISTRIBUTIONS IN REDUCTION OF THE SPECIAL RETAIL CERTIFICATES

     As to distributions of principal among holders of the Class 1-A-2
Certificates (the "SPECIAL RETAIL CERTIFICATES"), except as set forth below under "-- Pro Rata Distributions," Deceased Holders (as defined below) will be entitled to first priority (up to a limit of approximately $100,000, as described below) and beneficial owners other than Deceased Holders ("LIVING
HOLDERS") will be entitled to second priority (up to a limit of approximately
$10,000, as described below). Beneficial owners of the Special Retail
Certificates have the right to request that distributions of principal be made with respect to their Special Retail Certificates on each Distribution Date on which distributions of principal are made with respect to that class. All such requested distributions are subject to the priorities described below under "--
Priority of Requested Distributions" and to the limitations (i) that they be made only in lots equal to $1,000 of initial class balance and (ii) that aggregate distributions on the class of Special Retail Certificates on a
Distribution Date will not exceed the portion of the Senior Principal
Distribution Amount for Group 1 allocated to that class on that Distribution
Date (plus any amounts available from the Rounding Account, as described below).
To the extent that amounts available for distributions of principal on the class of Special Retail Certificates on any Distribution Date exceed the aggregate requests by Deceased Holders

                                      S-68

and Living Holders of that class for principal distributions applicable to that
Distribution Date, those excess amounts will be distributed to the beneficial owners of that class by random lot, as described below under "-- Mandatory
Distributions of Principal on the Special Retail Certificates."

     On each Distribution Date, except as set forth below under "-- Pro Rata
Distributions," on which amounts are available for distribution of principal on the class of Special Retail Certificates, the aggregate amount allocable to those distributions will be rounded upward, as necessary, to equal an integral multiple of $1,000, except as provided below, in accordance with the priorities and limitations set forth in this discussion. Rounding will be accomplished on the first Distribution Date on which distributions of principal on the class of
Special Retail Certificates are made, by withdrawing, from a non-interest bearing account to be established on the Closing Date for the class of Special
Retail Certificates with a $999.99 deposit by the Underwriter (the "ROUNDING
ACCOUNT"), the amount of funds, if any, needed to round the amounts otherwise available for distributions to such class upward to the next higher integral multiple of $1,000. On each succeeding Distribution Date on which distributions of principal on the class of Special Retail Certificates are to be made, the aggregate amount allocable to that class will be applied first to repay any funds withdrawn from the Rounding Account on the prior Distribution Date, and then the remainder of such allocable amount, if any, will be similarly rounded upward through another withdrawal from the Rounding Account and distributed as principal on that class. This process will continue on succeeding Distribution
Date with respect to the class of Special Retail Certificates until its class balance has been reduced to zero. Thus, the aggregate distribution made in reduction of the class balance of the class of Special Retail Certificates on each Distribution Date may be slightly more or less than would be the case in the absence of such rounding procedures, but such difference will be no more than $999.99 on that Distribution Date. Under no circumstances will the sum of all distributions of principal on the class of Special Retail Certificates through any Distribution Date be less than the sum that would have resulted in the absence of such rounding procedures.

                                       S-69

     A beneficial owner of a Special Retail Certificate who has submitted a request for a principal distribution may not receive a distribution at any particular time after its request, since there can be no assurance that funds will be available for making principal distributions on the class of Special
Retail Certificates on any particular Distribution Date. Even if funds are available, those distributions with respect to the Special Retail Certificates owned by any particular beneficial owner may not be made. Also, due to the procedure for mandatory distributions described below, there can be no assurance that on any Distribution Date on which the funds available for distribution of principal on the class of Special Retail Certificates exceed the aggregate amount of distributions requested by beneficial owners of the class, any particular beneficial owner will not receive a principal distribution from such excess funds even if such beneficial owner has not submitted a request for distribution. Thus, the timing of distributions of principal with respect to any particular Special Retail Certificate is highly uncertain, and such distributions may be made earlier or later than the date that may be desired by a beneficial owner.

     INVESTORS IN THE SPECIAL RETAIL CERTIFICATES SHOULD NOTE THAT, BASED ON THE
MODELING ASSUMPTIONS AND A PREPAYMENT RATE OF 300% PSA, NO DISTRIBUTIONS OF
PRINCIPAL ARE EXPECTED TO BE MADE ON THE SPECIAL RETAIL CERTIFICATES UNTIL THE
DISTRIBUTION DATE IN MARCH 2008.

Priority of Requested Distributions

     Subject to the limitations described herein, including the order of the receipt of the request for distributions as described below under "-- Procedure for Requesting Distributions," beneficial owners of the Special Retail
Certificates have the right to request that distributions of principal on their
Special Retail Certificates be made. On each Distribution Date, except as set forth below under "-- Pro Rata Distributions," on which distributions of principal on the class of the Special Retail Certificates are made, priority of payment on that class will be given to beneficial owners for whom principal payment requests are in effect. For the class of Special Retail Certificates,
DTC will honor requests in the following order of priority:

          First, DTC will honor requests submitted on behalf of Deceased Holders in the order of their receipt by DTC, until those requests have been honored in an amount up to $100,000 for each requesting Deceased Holder;
     and

          Second, DTC will honor requests submitted on behalf of Living Holders in the order of their receipt by DTC, until those requests have been honored in an amount up to $10,000 for each requesting Living Holder.

     Thereafter, DTC will honor requests submitted on behalf of each Deceased
Holder as provided in step First up to a second $100,000 and requests submitted on behalf of each Living Holder as provided in step Second up to a second
$10,000. This sequence of priorities will be repeated until all principal payment requests for the class of Special Retail Certificates have been honored to the extent of amounts available in reduction of that class. In no event will distributions to the class of Special Retail Certificates exceed the amount of principal available for distribution to the such class of Special Retail
Certificates on such Distribution Date. See "-- Principal" above. In no event will the beneficial owner of a Special Retail Certificate receive a distribution of principal in an amount greater than the principal balance of its Special
Retail Certificate.

     If the amount of principal available for payment on the class of Special
Retail Certificates on a given Distribution Date is insufficient to honor all requests with respect to such class, such requests will be honored on succeeding
Distribution Dates as principal becomes available. A Special Retail Certificate principal payment request submitted on behalf of a Living Holder who later dies will become entitled to the priority of a newly submitted request on behalf of a
Deceased Holder. That priority will be effective for each subsequent
Distribution Date if DTC has received a certified copy of the death certificate and any additional appropriate evidence of death and any requested tax waivers by the last business day of the preceding calendar month.

Procedure for Requesting Distributions

     A beneficial owner may request that distributions of principal on such beneficial owner's Special Retail Certificates be made on a Distribution Date by delivering a written request therefor to the Participant or Indirect Participant that maintains such beneficial owner's account in the Special Retail
Certificates so that the request for such distribution is received on or before the Record Date for such Distribution Date. In the case of a request on behalf of a Deceased Holder, a certified copy of the death certificate and any additional appropriate evidence of death and any tax waivers are required to be forwarded to the Participant under separate cover. Furthermore, such requests of
Deceased Holders that are incomplete may not be honored by the Participant and, if not honored, will lose their priority and must be rerequested. The
Participant will in turn make the request of DTC (or, in the case of an Indirect
Participant, such Indirect Participant must notify the related Participant of such request, and the Participant will make the request of DTC) on DTC's participant terminal system. Upon receipt of such request, DTC will date and time stamp such request and forward such request to the Trustee. DTC may establish such procedures as it deems fair and equitable to establish the order of receipt of requests for such distributions received by it on the same

                                      S-70

day. None of the Depositor, the Servicer, Assured Guaranty or the Trustee will be liable for any delay by DTC, any Participant or any Indirect Participant in the delivery of requests for distributions. Requests for distributions of principal received by DTC after the Record Date for such Distribution Date and requests for distributions of principal received in a timely manner but not accepted with respect to a given Distribution Date, will be treated as requests for distributions of principal on the next succeeding Distribution Date and each succeeding Distribution Date thereafter until each request is accepted or is withdrawn as described below. Each request for distributions of principal on a
Special Retail Certificate submitted by a beneficial owner of a Special Retail
Certificate will be held by the DTC until such request has been accepted or has been withdrawn in writing, in the manner set forth below. The principal amount covered by such request will continue to bear interest at the related pass-through rate through the last calendar date of the month preceding the month of the Distribution Date.

     With respect to Special Retail Certificates for which beneficial owners have requested distributions on a particular Distribution Date on which distributions of principal on the class of Special Retail Certificates are being made, DTC will notify the Participants prior to such Distribution Date whether, and the extent to which, such requests for distributions on the Special Retail
Certificates have been accepted. Participants and Indirect Participants holding
Special Retail Certificates are required to forward such notices to the beneficial owners of such Certificates. Requested distributions on Special
Retail Certificates entitled to such distributions will be due and payable on the applicable Distribution Date and will cease to bear interest after the last calendar date of the month preceding the month of such Distribution Date.

     Any beneficial owner of a Special Retail Certificate that has requested a distribution may withdraw such request by so notifying in writing the
Participant or Indirect Participant that maintains such beneficial owner's account. The Participant will make the request of DTC on DTC's participant terminal system. In the event that such account is maintained by an Indirect
Participant, such Indirect Participant must notify the related Participant, which in turn must make the request of DTC on DTC's participant terminal system.
If such notice of withdrawal of a request for distribution has not been received by the DTC on or before the Record Date for the Distribution Date, the previously made request for distribution will be irrevocable with respect to the making of distributions of principal on the applicable class of Special Retail
Certificates on the applicable Distribution Date.

Mandatory Distributions of Principal on the Special Retail Certificates

     If the amount available for principal distributions on the class of Special
Retail Certificates on a Distribution Date exceeds the aggregate amount of distribution requests for that class which have been received by DTC on or before the applicable Record Date, additional Special Retail Certificates in lots equal to $1,000 will be selected to receive principal distributions in accordance with the then-applicable established random lot procedures of DTC, and the procedures of the Participants and Indirect Participants, which may or may not be by random lot. Investors in the Special Retail Certificates should ask Participants or Indirect Participants which allocation procedures they use.
Participants and Indirect Participants holding Special Retail Certificates selected for mandatory distributions of principal are required to provide notice of such mandatory distributions to the affected beneficial owners.

Deceased Holders

     A "DECEASED HOLDER" is a beneficial owner of a Special Retail Certificate who was living at the time such interest was acquired and whose executor or other authorized representative causes to be furnished to the Participant a certified copy of the death certificate and any additional evidence of death satisfactory to

                                      S-71

the Participant and any tax waivers requested by the Participant. Special Retail
Certificates beneficially owned by tenants by the entirety, joint tenants or tenants in common will be considered to be beneficially owned by a single owner.
The death of a tenant by the entirety, joint tenant or tenant in common will be deemed to be the death of the beneficial owner, and the Special Retail
Certificates so owned will be eligible for priority with respect to distributions of principal, subject to the limitations described herein. Special
Retail Certificates beneficially owned by a trust will be considered to be beneficially owned by each beneficiary of the trust to the extent of such beneficiary's interest therein, but in no event will a trust's beneficiaries collectively be deemed to be beneficial owners of a number of Special Retail
Certificates greater than the number of Special Retail Certificates of which the trust is the owner. The death of the beneficiary of a trust will be deemed to be the death of a beneficial owner of the Special Retail Certificates beneficially owned by the trust to the extent of that beneficiary's interest in the trust.
The death of an individual who was a tenant by the entirety, joint tenant or tenant in common in a tenancy that is the beneficiary of a trust will be deemed to be the death of the beneficiary of the trust. The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial ownership interest in a Special Retail Certificate will be deemed to be the death of the beneficial owner of the Special Retail Certificate regardless of the registration of the ownership, if the beneficial ownership interest can be established to the satisfaction of the Participant. Beneficial interests will be deemed to exist in typical cases of street name or nominee ownership, ownership by a trustee, ownership under the Uniform Gift to Minors Act and community property or other joint ownership arrangements between a husband and wife.
Beneficial interests shall include the power to sell, transfer, or otherwise dispose of a Special Retail Certificate and the right to receive the proceeds therefrom, as well as interest payments and distributions in reduction of principal balance with respect thereto. As used in this Prospectus Supplement, a request for a distribution of principal of a Special Retail Certificate by a
Deceased Holder shall mean a request by the personal representative, surviving tenant by the entirety, surviving joint tenant or surviving tenant in common of such Deceased Holder.

Pro Rata Distributions

     On each Distribution Date if Assured Guaranty fails to make an Insured
Payment in respect of principal, distributions of principal on the class of
Special Retail Certificates will be made pro rata among the holders of such class of Special Retail Certificates and will not be rounded up to an integral multiple of $1,000 or made in integral multiples of $1,000 nor will distributions be made pursuant to requested distributions or mandatory random lot distributions. If pro rata distributions cannot be made through the facilities of DTC, the Special Retail Certificates will be withdrawn from the facilities of DTC and Definitive Certificates will be issued to the beneficial owners of those Certificates.

CROSS-COLLATERALIZATION

     On each Distribution Date prior to the Senior Credit Support Depletion Date but on or after the date on which the class balances of the Senior Certificates of a Group (not including the Class 30-PO or Class 15-PO Certificates) have been reduced to zero, amounts otherwise distributable as principal payments with respect to the related Loan Group on the Class B Certificates will be paid as principal to the remaining classes of Senior Certificates (but not the Class
30-PO or Class 15-PO Certificates) in accordance with the priorities set forth for the applicable Group under "--Principal--Senior Principal Distribution
Amount," provided that on such Distribution Date (a) the Aggregate Subordinate
Percentage for such Distribution Date is less than twice the initial Aggregate
Subordinate Percentage or (b) the average outstanding principal balance of the
Mortgage Loans (including, for this purpose, any Mortgage Loan in foreclosure, any REO Property and any Mortgage Loan

                                      S-72

for which the mortgagor has filed for bankruptcy after the Closing Date)
delinquent 60 days or more over the last six months as a percentage of the aggregate class balance of the Class B Certificates is greater than or equal to
50%.

     The "AGGREGATE SUBORDINATE PERCENTAGE" for any Distribution Date will be the percentage equal to the aggregate class balance of the Class B Certificates divided by the aggregate Pool Principal Balance (Non-PO Portion).

     In addition, if on any Distribution Date the aggregate class balance of the
Senior Certificates of a Group (but not the Class 30-PO or Class 15-PO
Certificates) after giving effect to distributions to be made on such
Distribution Date is greater than the Adjusted Pool Amount (Non-PO Portion) of the related Loan Group (any such Group, the "UNDERCOLLATERALIZED GROUP" and any such excess, the "UNDERCOLLATERALIZED AMOUNT"), all amounts otherwise distributable as principal on the Class B Certificates, in reverse order of their numerical designations, will be paid as principal to the Senior
Certificates (but not the Class 30-PO or Class 15-PO Certificates) of the
Undercollateralized Group in accordance with the priorities set forth under
"--Principal--Senior Principal Distribution Amount," until the aggregate class balance of the Senior Certificates (but not the Class 30-PO or Class 15-PO
Certificates) of the Undercollateralized Group equals the Adjusted Pool Amount
(Non-PO Portion) of the related Loan Group.

     The amount of any unpaid interest shortfall amounts with respect to the
Undercollateralized Group (including any interest shortfall amount for such
Distribution Date) and any unpaid Premium Distribution Amount will be paid to the Undercollateralized Group, including Assured Guaranty with respect to Group
1 in accordance with clauses (a)(ii) and (a)(iii) in the definition of "Pool
Distribution Amount Allocation" prior to the payment of any Undercollateralized
Amount from amounts otherwise distributable as principal on the Class B
Certificates, in reverse order of their numerical designations.

     The Class PO Deferred Amounts for the Class 30-PO and Class 15-PO
Certificates will be paid from amounts otherwise distributable as principal on the Class B Certificates before any payments are made pursuant to the preceding paragraphs.

ALLOCATION OF LOSSES

     On each Distribution Date, the applicable PO Percentage of any Realized
Loss on a Discount Mortgage Loan in a Loan Group will be allocated, in the case of Group 1, to the Class 30-PO Certificates, and in the case of Group 2, to the
Class 15-PO Certificates, until the class balances are reduced to zero. Such allocation will be effected on each Distribution Date by reducing the class balance of the Class 30-PO or Class 15-PO Certificates, as applicable, if and to the extent that such class balance (after taking into account the amount of all distributions to be made to such Group on such Distribution Date) exceeds the
Adjusted Pool Amount (PO Portion) for the related Loan Group for such
Distribution Date. The amount of any such Realized Loss allocated to the Class
30-PO or Class 15-PO Certificates will be treated as a "CLASS PO DEFERRED
AMOUNT." To the extent funds are available on such Distribution Date or on any future Distribution Date from amounts that would otherwise be allocable to the
Subordinate Principal Distribution Amounts, the Class PO Deferred Amounts for
the Class 30-PO or Class 15-PO Certificates will be paid on the Class 30-PO or
Class 15-PO Certificates, as applicable, prior to distributions of principal on the Class B Certificates. Payments of the Class PO Deferred Amounts will be made from the principal payable to the Subordinate Certificates beginning with the principal payable to the

                                      S-73

class of Subordinate Certificates with the highest numerical class designation.
Any distribution in respect of unpaid Class PO Deferred Amounts for the Class
30-PO or Class 15-PO Certificates will not further reduce the class balance of the Class 30-PO or Class 15-PO Certificates, as the case may be. The Class PO
Deferred Amounts will not bear interest. The class balance of the class of Class
B Certificates then outstanding with the highest numerical class designation will be reduced by the amount of any payments in respect of Class PO Deferred
Amounts for the Class 30-PO or Class 15-PO Certificates. Any excess of these
Class PO Deferred Amounts over the class balance of that class will be allocated to the next most subordinate class of Class B Certificates to reduce its class balance and so on, as necessary.

     On each Distribution Date, the applicable Non-PO Percentage of any Realized
Loss will be allocated first to the Class B Certificates in the reverse order of their numerical class designations (beginning with the class of Class B
Certificates then outstanding with the highest numerical class designation), in each case until the class balance of such class of Certificates has been reduced to zero, and then to the Senior Certificates of the related Group (but not the
Class 30-PO or Class 15-PO Certificates) pro rata based on their respective class balances or, in the case of the Class 1-A-8, Class 1-A-9 and Class 1-A-11
Certificates, their respective initial class balances, if lower.

     Such allocation will be effected on each such Distribution Date by reducing the class balance of the class of Class B Certificates then outstanding with the highest numerical class designation if and to the extent that the aggregate of the class balances of all classes of Senior Certificates and the Class B
Certificates (but not the Class 30-PO or Class 15-PO Certificates) (after taking into account the amount of all distributions to be made on such Distribution
Date) exceeds the sum of the Adjusted Pool Amounts (Non-PO Portion) for such
Distribution Date for both Loan Groups.

     After the Senior Credit Support Depletion Date, on each Distribution Date, the aggregate of the class balances of all classes of Senior Certificates (but not the class balance of the Class 30-PO or Class 15-PO Certificates) of a Group
then outstanding will be reduced if and to the extent that such aggregate class balance (after taking into account the amount of all distributions to be made on such Distribution Date) exceeds the Adjusted Pool Amount (Non-PO Portion) for the related Loan Group for such Distribution Date. The amount of any such reduction will be allocated among the Senior Certificates (but not the Class
30-PO or Class 15-PO Certificates) of such Group pro rata based on their respective class balances or, in the case of the Class 1-A-8, Class 1-A-9 and
Class 1-A-11 Certificates, their respective initial class balances, if lower.

     Realized Losses allocated to the Class 1-A-2 Certificates will reduce the
Class 1-A-4 Notional Amount. Realized Losses allocated to the Class 1-A-1
Certificates will reduce the Class 1-A-5 Notional Amount.

     After the Senior Credit Support Depletion Date, the class balance of the
Super Senior Support Certificates will be reduced not only by the principal portion of Realized Losses allocated to such class as provided in the preceding paragraph but also by the portion allocated to the Super Senior Certificates.

     In the event an amount is received with respect to a Mortgage Loan in a
Loan Group as to which a Realized Loss had previously been allocated to a class of Certificates (a "RECOVERY"), such Recovery will be distributed to the Class
30-PO or Class 15-PO Certificates, as applicable, in an amount equal to the applicable PO Percentage of such Recovery provided that the aggregate amount distributed to any such Certificates in respect of Recoveries on any
Distribution Date will not exceed the related Class PO Deferred Amount. The remaining portion of any Recovery will be distributed to the Senior Certificates of

                                      S-74

the related Group (other than the Class 30-PO or Class 15-PO Certificates) and the then-outstanding Class B Certificates in the same manner as Liquidation
Proceeds are distributed.

     In general, a "REALIZED LOSS" means, (a) with respect to a Liquidated
Mortgage Loan, the amount by which the remaining unpaid principal balance of the
Mortgage Loan exceeds the amount of Liquidation Proceeds applied to the principal balance of the related Mortgage Loan and (b) a Bankruptcy Loss.

     "BANKRUPTCY LOSSES" are losses that are incurred as a result of Debt
Service Reductions or Deficient Valuations. As used in this Prospectus
Supplement, a "DEFICIENT VALUATION" occurs when a bankruptcy court establishes the value of a mortgaged property at an amount less than the then-outstanding principal balance of the Mortgage Loan secured by such mortgaged property or reduces the then-outstanding principal balance of a Mortgage Loan. In the case of a reduction in the value of the related mortgaged property, the amount of the secured debt could be reduced to such value, and the holder of such Mortgage
Loan thus would become an unsecured creditor to the extent the then-outstanding principal balance of such Mortgage Loan exceeds the value so assigned to the mortgaged property by the bankruptcy court. In addition, certain other modifications of the terms of a Mortgage Loan can result from a bankruptcy proceeding, including the reduction (a "DEBT SERVICE REDUCTION") of the amount of the Monthly Payment on the related Mortgage Loan. However, none of these events shall be considered a Debt Service Reduction or Deficient Valuation so
long as the Servicer is pursuing any other remedies that may be available with respect to the related Mortgage Loan and (i) such Mortgage Loan is not in default with respect to any payment due thereunder or (ii) scheduled Monthly
Payments are being advanced by the Servicer without giving effect to any Debt
Service Reduction.

     A "LIQUIDATED MORTGAGE LOAN" is a defaulted Mortgage Loan as to which the
Servicer has determined that all recoverable Liquidation Proceeds have been received.

     With respect to any Distribution Date, the "ADJUSTED POOL AMOUNT" for a
Loan Group will equal the aggregate unpaid principal balance of the Mortgage
Loans in such Loan Group as of the Cut-off Date minus the sum of (i) all amounts in respect of principal received in respect of the Mortgage Loans in such Loan
Group (including amounts received as Advances, principal prepayments and
Liquidation Proceeds in respect of principal) and distributed on the
Certificates on such Distribution Date and all prior Distribution Dates and (ii)
the principal portion of all Realized Losses (other than Debt Service
Reductions) incurred on the Mortgage Loans in such Loan Group from the Cut-off
Date through the end of the month preceding such Distribution Date.

     With respect to any Distribution Date, the "ADJUSTED POOL AMOUNT (PO
PORTION)" for a Loan Group will equal the sum as to each Mortgage Loan outstanding in such Loan Group at the Cut-off Date of the product of (A) the PO
Percentage for such Mortgage Loan and (B) the principal balance of such Mortgage
Loan as of the Cut-off Date less the sum of (i) all amounts in respect of principal received in respect of such Mortgage Loan (including amounts received as Advances, principal prepayments and Liquidation Proceeds in respect of principal) and distributed on the Certificates on such Distribution Date and all prior Distribution Dates and (ii) the principal portion of any Realized Loss
(other than a Debt Service Reduction) incurred on such Mortgage Loan from the
Cut-off Date through the end of the month preceding the month in which such
Distribution Date occurs.

     With respect to any Distribution Date, the "ADJUSTED POOL AMOUNT (NON-PO
PORTION)" for a Loan Group will equal the difference between the Adjusted Pool
Amount for such Loan Group and the Adjusted Pool Amount (PO Portion) for such
Loan Group.

                                      S-75

THE FINANCIAL GUARANTY INSURANCE POLICY

     The following summary of terms of the financial guaranty insurance policy to be issued by Assured Guaranty Corp. (the "CERTIFICATE INSURER" or "ASSURED
GUARANTY") does not purport to be complete and is qualified in its entirety by reference to the financial guaranty insurance policy.

     Assured Guaranty has made a commitment to issue a financial guaranty insurance policy (the "POLICY") relating to the Banc of America Mortgage
Securities, Inc. Mortgage Pass-Through Certificates, Series 2005-2, Class 1-A-2
Certificates (the "INSURED CERTIFICATES"), effective as of the date of issuance of the Insured Certificates. Under the terms of the Policy, Assured Guaranty will unconditionally and irrevocably guarantee to pay each and every Insured
Payment. The Policy is non-cancelable for any reason, including without limitation, the non-payment of premium.

     The total aggregate principal amount of Insured Payments in respect of the class balance of the Insured Certificates payable by Assured Guaranty under the
Policy will in no event exceed $16,025,000. Notwithstanding the foregoing, an
Insured Payment does not include any interest shortfall resulting from the application of the Relief Act, any Non-Supported Interest Shortfalls or any
shortfall attributable to the liability of the Trust, any REMIC or the Trustee for taxes or withholding taxes, including interest and penalties in respect of such liability.

     Assured Guaranty will pay each Deficiency Amount to the Trustee, as beneficiary of the Policy on behalf of the holders of the Insured Certificates, on the later of (i) the date such Deficiency Amount becomes due for payment or
(ii) the third business day following the day on which Assured Guaranty receives notice of claim therefor in accordance with the terms of the Policy. Assured
Guaranty will pay amounts of Avoided Payments when due to be paid pursuant to an applicable court order, but in any event no earlier than the fourth business day following proper notice as described in the Policy.

     "AVOIDED PAYMENTS" means amounts previously distributed by or on behalf of the Trust on the Insured Certificates which are or may be recoverable and sought to be recovered as avoidable preferences by a trustee in bankruptcy pursuant to an insolvency proceeding in accordance with a final nonappealable order of a court having competent jurisdiction.

     "DEFICIENCY AMOUNT" means, as to any Distribution Date, the sum of (1) the excess of (a) the Interest Distribution Amount for the Insured Certificates
(determined without regard to clause (ii) of the definition thereof), net of any
Non-Supported Interest Shortfalls allocated to the Insured Certificates and net of any Relief Act Reductions allocated to the Insured Certificates over (b) the amount of the Pool Distribution Amount for Loan Group 1 available to be distributed in respect of the Insured Certificates on such Distribution Date pursuant to clause (a)(iii) of the Pool Distribution Amount Allocation plus any amounts available to be distributed in respect of unpaid interest shortfall amounts on the Insured Certificates on such Distribution Date as described under
"--Cross Collateralization" above and (2) the sum of, without duplication, any amount allocated to the Insured Certificates which reduces the class balance of the Insured Certificates after the Senior Credit Support Depletion Date with respect to such Distribution Date pursuant to clause (a)(ii) of the definition of class balance of the Insured Certificates.

     "INSURED PAYMENT" means (a) as of any Distribution Date, any Deficiency
Amount and (b) any Avoided Payments.

     Assured Guaranty shall be subrogated to the rights of the holders of the
Insured Certificates to receive distributions in respect of the Insured
Certificates to the extent of any payment by Assured Guaranty under the Policy.

                                      S-76

     The Policy is not covered by the property/casualty insurance fund specified in Article 76 of the New York Insurance Law.

     Capitalized terms used in the Policy and not otherwise defined in the
Policy shall have the meanings set forth in the Pooling Agreement as of the date of execution of the Policy, without giving effect to any subsequent amendment or modification to the Pooling Agreement unless such amendment or modification has been approved in writing by Assured Guaranty.

                                      S-77

THE CERTIFICATE INSURER

     Assured Guaranty is a Maryland-domiciled insurance company licensed as a financial guaranty insurance company in forty-seven states and the District of
Columbia. Assured Guaranty was formed in 1985 and commenced operations in 1988.
Assured Guaranty was formerly named ACE Guaranty Corp. Assured Guaranty has license applications pending, or intends to file an application, in each of those states in which it is not currently licensed. Assured Guaranty is located at 1325 Avenue of the Americas, New York, New York 10019. Assured Guaranty is a
wholly owned indirect subsidiary of Assured Guaranty Ltd. ("AGL"), a Bermuda company whose shares are publicly held and are listed on the New York Stock
Exchange under the symbol "AGO". AGL files annual, quarterly and special reports, information statements and other information with the SEC. Copies of
AGL's SEC filings are available over the SEC's website at www.sec.gov or over
AGL's website at www.assuredguaranty.com.

     Assured Guaranty is subject to insurance laws and regulations in Maryland and in New York (among other limited states jurisdictions) that, among other things, (i) limit Assured Guaranty's business to financial guaranty insurance and related lines, (ii) prescribe minimum solvency requirements, including capital and surplus requirements, (iii) limit classes and concentrations of investments, (iv) regulate the amount of both the aggregate and individual risks that may be insured, (v) limit the payment of dividends by Assured Guaranty,
(vi) require the maintenance of contingency reserves and (vii) govern changes in control and transactions among affiliates. State laws to which Assured Guaranty is subject also require the approval of policy rates and forms.

     Assured Guaranty's financial strength is rated AAA by S&P and Aa1 by
Moody's Investors Service, Inc. ("MOODY'S"). Assured Guaranty's ratings outlook from S&P is "negative." Each rating of Assured Guaranty should be evaluated independently. The ratings reflect the respective rating agency's current assessment of the creditworthiness of Assured Guaranty and its ability to pay claims on its policies of insurance. Any further explanation of the significance of the above ratings may be obtained from the applicable rating agency. The above ratings are not recommendations to buy, sell or hold any security, and such ratings may be subject to revision or withdrawal at any time by the rating agencies. Any downward revision or withdrawal of any of the above ratings may have an adverse effect on the market price of any security guaranteed by Assured
Guaranty. Assured Guaranty does not guarantee the market price of the securities it guarantees, nor does it guarantee that the ratings on such securities will not be revised or withdrawn.

     Assured Guaranty makes no representation regarding the Certificates or the advisability of investing in the Certificates. In addition, Assured Guaranty makes no representation regarding, nor does it accept any responsibility for the accuracy or completeness of this Prospectus Supplement or any information or disclosure contained herein, or omitted herefrom, other than with respect to the accuracy of the information regarding the Policy and Assured Guaranty supplied by Assured Guaranty and presented under the headings "--The Financial Guaranty
Insurance Policy" and "--The Certificate Insurer."

Capitalization of Assured Guaranty Corp.

     As of December 31, 2003, Assured Guaranty had total admitted assets of
$1,207,785,868, total liabilities of $952,203,218, total surplus of $255,582,650 and total statutory capital (surplus plus contingency reserves) of $655,582,596, determined in accordance with statutory accounting practices prescribed or permitted by insurance regulatory authorities ("SAP"). Copies of the statutory quarterly and annual statements filed with the Maryland Insurance Administration are available upon request by contacting Assured Guaranty at (212) 974-0100.

                                      S-78

     Attached to this prospectus supplement as Appendix B are the audited financial statements of Assured Guaranty for the years ended December 31, 2003,
2002 and 2001 and its unaudited financial statements for the nine months ended
September 30, 2004 and 2003.

     The following table sets forth the capitalization of Assured Guaranty as of the period ended December 31, 2002 and 2003 and as of September 30, 2004
(unaudited), on the basis of accounting principles generally accepted in the
United States of America ("GAAP"):



                                                                                     SEPTEMBER 30, 2004
                                             DECEMBER 31, 2002   DECEMBER 31, 2003      (IN MILLIONS)
                                               (IN MILLIONS)       (IN MILLIONS)         (UNAUDITED)
                                             -----------------   -----------------   ------------------

Unearned Premiums                                  $  353              $  389               $  386
Other Liabilities                                     233                 236                  261
Stockholder's Equity:
   Common Stock                                        15                  15                   15
   Additional Paid-in-Capital                         345                 351                  386
   Unrealized Gain on Bonds, Net of Tax                42                  45                   42
   Retained Earnings                                  371                 465                  535
                                                   ------              ------               ------
Total Stockholder's Equity                            773                 876                  978
                                                   ------              ------               ------
Total Liabilities and Stockholder's Equity         $1,359              $1,501               $1,625


RESTRICTIONS ON TRANSFER OF THE CLASS 1-A-R, CLASS 1-A-MR AND CLASS 1-A-LR
CERTIFICATES

     The Class 1-A-R, Class 1-A-MR and Class 1-A-LR Certificates will be subject to the following restrictions on transfer and will contain a legend describing such restrictions.

     The REMIC provisions of the Code impose certain taxes on (i) transferors of residual interests to, or agents that acquire residual interests on behalf of,
Disqualified Organizations (as defined in the Prospectus) and (ii) certain
Pass-Through Entities (as defined in the Prospectus) that have Disqualified
Organizations as beneficial owners. No tax will be imposed on a Pass-Through
Entity (other than an "electing large partnership" (as defined in the
Prospectus)) with respect to the Class 1-A-R, Class 1-A-MR or Class 1-A-LR
Certificate to the extent it has received an affidavit from the owner thereof that such owner is not a Disqualified Organization or a nominee for a
Disqualified Organization.

     The Pooling Agreement will provide that no legal or beneficial interest in the Class 1-A-R, Class 1-A-MR or Class 1-A-LR Certificate may be transferred to or registered in the name of any person unless:

     o    the proposed purchaser provides to the Trustee an affidavit to the effect that, among other items, such transferee is not a Disqualified
          Organization and is not purchasing the Class 1-A-R, Class 1-A-MR or
          Class 1-A-LR Certificate as an agent for a Disqualified Organization
          (i.e., as a broker, nominee or other middleman thereof); and

     o    the transferor states in writing to the Trustee that it has no actual knowledge that such affidavit is false.

     Further, such affidavit will require the transferee to affirm that it (a)
historically has paid its debts as they have come due and intends to do so in the future, (b) understands that it may incur tax liabilities with respect to the Class 1-A-R, Class 1-A-MR or Class 1-A-LR Certificate in excess of cash flows generated thereby, (c) intends to pay taxes associated with holding the
Class 1-A-R, Class 1-A-MR or Class 1-A-LR

                                      S-79

Certificate as such taxes become due, (d) will not cause income from the Class
1-A-R, Class 1-A-MR or Class 1-A-LR Certificate to be attributable to a foreign permanent establishment or fixed base (within the meaning of an applicable income tax treaty) of itself or of any other person, and (e) will not transfer the Class 1-A-R, Class 1-A-MR or Class 1-A-LR Certificate to any person or entity that does not provide a similar affidavit. The transferor must certify in writing to the Trustee that, as of the date of the transfer, it had no knowledge or reason to know that the affirmations made by the transferee pursuant to the preceding sentence were false.

     Treasury regulations applicable to REMICs (the "REMIC REGULATIONS")
disregard certain transfers of Residual Certificates, in which case the transferor would continue to be treated as the owner of the Residual Certificate and thus would continue to be subject to tax on its allocable portion of the net income of the applicable REMIC. Under the REMIC Regulations, a transfer of a
"noneconomic residual interest" (as defined below) to a holder generally is disregarded for all federal income tax purposes if a significant purpose of the transfer is to impede the assessment or collection of tax. A residual interest in a REMIC (including a residual interest with a positive value at issuance) is a "noneconomic residual interest" unless, at the time of the transfer, (i) the present value of the expected future distributions on the residual interest at least equals the product of the present value of the anticipated excess inclusions and the highest corporate income tax rate in effect for the year in which the transfer occurs, and (ii) the transferor reasonably expects that the transferee will receive distributions from the REMIC at or after the time at which taxes accrue on the anticipated excess inclusions in an amount sufficient to satisfy the accrued taxes on each excess inclusion. The REMIC Regulations explain that a significant purpose to impede the assessment or collection of tax exists if the transferor, at the time of the transfer, either knew or should have known that the transferee would be unwilling or unable to pay taxes due on its share of the taxable income of the REMIC. Under the REMIC Regulations, a safe harbor is provided if (i) the transferor conducted, at the time of the transfer, a reasonable investigation of the financial condition of the transferee and found that the transferee historically had paid its debts as they came due and found no significant evidence to indicate that the transferee would not continue to pay its debts as they came due in the future, (ii) the transferee represents to the transferor that it understands that, as the holder of the non-economic residual interest, the transferee may incur liabilities in excess of any cash flows generated by the interest and that the transferee intends to pay taxes associated with holding the residual interest as they become due and (iii) the transferee represents to the transferor that it will not cause income from the Class 1-A-R, Class 1-A-MR or Class 1-A-LR Certificate
to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, and the Class 1-A-R, Class
1-A-MR or Class 1-A-LR Certificate is, in fact, not transferred to such a permanent establishment or fixed base of the transferee or any other person. The
Pooling Agreement will require the transferee of a Class 1-A-R, Class 1-A-MR or
Class 1-A-LR Certificate to certify to the matters in the preceding sentence as part of the affidavit described above.

     In addition to the three conditions set forth above for the transferor of a noneconomic residual interest to be presumed not to have knowledge that the transferee would be unwilling or unable to pay taxes due on its share of the taxable income of the applicable REMIC, the REMIC Regulations contain a fourth condition for the transferor to be presumed to lack such knowledge. This fourth condition requires that one of the two following tests be satisfied:

     (a)  the present value of the anticipated tax liabilities associated with holding the noneconomic residual interest not exceed the sum of:

          (i)  the present value of any consideration given to the transferee to acquire the interest;

          (ii) the present value of the expected future distributions on the interest; and

                                      S-80

          (iii) the present value of the anticipated tax savings associated with holding the interest as the applicable REMIC generates losses; or

     (b)  (i)  the transferee must be a domestic "C" corporation (other than a corporation exempt from taxation or a regulated investment company or real estate investment trust) that meets certain asset tests;

          (ii) the transferee must agree in writing that any subsequent transfer of the residual interest would be to an eligible "C" corporation and would meet the requirements for a safe harbor transfer; and

          (iii) the facts and circumstances known to the transferor on or before the date of the transfer must not reasonably indicate that the taxes associated with ownership of the residual interest will not be paid by the transferee.

     For purposes of the computations in clause (a), the transferee is assumed to pay tax at the highest corporate rate of tax specified in the Code or, in certain circumstances, the alternative minimum tax rate. Further, present values generally are computed using a discount rate equal to the short-term Federal rate set forth in Section 1274(d) of the Code for the month of the transfer and the compounding period used by the transferee.

     The Pooling Agreement will not require that transfers of the Class 1-A-R,
Class 1-A-MR or Class 1-A-LR Certificate meet the fourth requirement above, and therefore such transfers may not meet the safe harbor. A holder of the Class
1-A-R, Class 1-A-MR or Class 1-A-LR Certificate is advised to consult its tax advisor regarding the advisability of meeting the safe harbor.

     In addition, none of the Class 1-A-R, Class 1-A-MR or Class 1-A-LR
Certificate may be purchased by or transferred to any person that is not a U.S.
Person, unless:

     o    such person holds the Class 1-A-R, Class 1-A-MR or Class 1-A-LR
          Certificate in connection with the conduct of a trade or business within the United States and furnishes the transferor and the Trustee with an effective Internal Revenue Service Form W-8ECI; or

     o    the transferee delivers to both the transferor and the Trustee an opinion of a nationally-recognized tax counsel to the effect that such transfer is in accordance with the requirements of the Code and the regulations promulgated thereunder and that such transfer of the Class
          1-A-R, Class 1-A-MR or Class 1-A-LR Certificate will not be disregarded for federal income tax purposes.

                                      S-81

     The term "U.S. PERSON" means a citizen or resident of the United States, a corporation or partnership (unless, in the case of a partnership, Treasury regulations are adopted that provide otherwise) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, including an entity treated as a corporation or partnership for federal income tax purposes, an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury regulations, certain trusts in existence on August 20, 1996 which are eligible to elect to be treated as U.S. Persons).

     THE POOLING AGREEMENT WILL PROVIDE THAT ANY ATTEMPTED OR PURPORTED TRANSFER
IN VIOLATION OF THESE TRANSFER RESTRICTIONS WILL BE NULL AND VOID AND WILL VEST
NO RIGHTS IN ANY PURPORTED TRANSFEREE.

     Any transferor or agent to whom the Trustee provides information as to any applicable tax imposed on such transferor or agent may be required to bear the cost of computing or providing such information.

     See "Federal Income Tax Consequences -- Federal Income Tax Consequences for
REMIC Certificates -- Taxation of Residual Certificates -- Tax-Related
Restrictions on Transfer of Residual Certificates" in the Prospectus.

     NONE OF THE CLASS 1-A-R, CLASS 1-A-MR OR CLASS 1-A-LR CERTIFICATE MAY BE
PURCHASED BY OR TRANSFERRED TO ANY PLAN OR ANY PERSON ACTING ON BEHALF OF OR
INVESTING THE ASSETS OF SUCH PLAN.

     See "ERISA Considerations" in this Prospectus Supplement and in the
Prospectus.

                                      S-82

--------------------------------------------------------------------------------
PREPAYMENT AND YIELD CONSIDERATIONS
--------------------------------------------------------------------------------

     Delinquencies on the Mortgage Loans in a Loan Group which are not advanced by or on behalf of the Servicer (because amounts, if advanced, would be nonrecoverable), will adversely affect the yield on the Senior Certificates of the related Group and the Class B Certificates. Because of the priority of distributions, shortfalls resulting from delinquencies on the Mortgage Loans of a Loan Group not so advanced will be borne first by the Class B Certificates (in the reverse order of their numerical designations), and then by the Senior
Certificates of the related Group.

     Net Interest Shortfalls will adversely affect the yields on the Senior
Certificates and the Class B Certificates. In addition, losses generally will be borne by the Class B Certificates as described in this Prospectus Supplement under "Description of the Certificates -- Allocation of Losses." The yields on the Offered Certificates will depend on the rate and timing of Realized Losses on the applicable Mortgage Loans in the related Loan Group or Loan Groups.

     The effective yields to investors will be lower than the yields otherwise produced by the applicable rate at which interest is passed through to investors and the purchase price of their Certificates because monthly distributions will not be payable to investors until the 25th day (or, if not a business day, the next business day) of the month following the month in which interest accrues on the Mortgage Loans (without any additional distribution of interest or earnings thereon in respect of such delay).

PREPAYMENT CONSIDERATIONS AND RISKS

     Because principal payments on the Mortgage Loans in a Loan Group will be distributed currently on the Senior Certificates of the related Group and the
Class B Certificates, the rate of principal payments on the Offered
Certificates, the aggregate amount of each interest payment on the Offered
Certificates entitled to interest payments, and the yield to maturity of Offered
Certificates purchased at a price other than par are directly related to the rate of payments of principal on the applicable Mortgage Loans in the related
Loan Group or Loan Groups. The principal payments on the Mortgage Loans may be in the form of scheduled principal payments or principal prepayments (for this purpose, the term "principal prepayment" includes prepayments and any other recovery of principal in advance of its scheduled due date, including repurchases and liquidations due to default, casualty, condemnation and the like). Any such prepayments will result in distributions to you of amounts that would otherwise be distributed over the remaining term of the Mortgage Loans.
See "Prepayment and Yield Considerations" in the Prospectus.

     The rate at which mortgage loans in general prepay may be influenced by a number of factors, including general economic conditions, mortgage market interest rates, availability of mortgage funds and homeowner mobility.

     o    In general, if prevailing mortgage interest rates fall significantly below the mortgage interest rates on the Mortgage Loans, the Mortgage
          Loans are likely to prepay at higher rates than if prevailing mortgage interest rates remain at or above the mortgage interest rates on the
          Mortgage Loans.

     o    Conversely, if prevailing mortgage interest rates rise above the mortgage interest rates on the Mortgage Loans, the rate of prepayment would be expected to decrease.

     The timing of changes in the rate of prepayments may significantly affect the actual yield to you, even if the average rate of principal prepayments is consistent with your expectations. In general, the earlier the payment of principal of the Mortgage Loans the greater the effect on your yield to maturity. As a result, the

                                      S-83

effect on your yield of principal prepayments occurring at a rate higher (or lower) than the rate you anticipate during the period immediately following the issuance of the Certificates will not be offset by a subsequent like reduction
(or increase) in the rate of principal prepayments. You should also consider the risk, in the case of an Offered Certificate purchased at a discount, particularly a Class 30-PO or Class 15-PO Certificate, that a slower than anticipated rate of payments in respect of principal (including prepayments) on the applicable Mortgage Loans in the related Loan Group or Loan Groups, or on the Discount Mortgage Loans in the related Loan Group in the case of the Class
30-PO and Class 15-PO Certificates will have a negative effect on the yield to maturity of such Offered Certificate. You should also consider the risk, in the case of an Offered Certificate purchased at a premium or in the case of the
Interest Only Certificates (which have no principal balance), that a faster than anticipated rate of payments in respect of principal (including prepayments) on the applicable Mortgage Loans in the related Loan Group or Loan Groups
(particularly, in the case of the Class 30-IO and Class 15-IO Certificates, the
Premium Mortgage Loans in the related Loan Groups with higher mortgage interest rates) will have a negative effect on the yield to maturity of such Offered
Certificate. You must make your own decisions as to the appropriate prepayment assumptions to be used in deciding whether to purchase Offered Certificates.

     Mortgagors are permitted to prepay the Mortgage Loans, in whole or in part, at any time without penalty. The rate of payment of principal may also be affected by any repurchase of the Mortgage Loans permitted or required by the
Pooling Agreement including any optional termination of the Trust Fund by the
Depositor. See "The Pooling and Servicing Agreement -- Optional Termination" in
this Prospectus Supplement for a description of the Depositor's option to repurchase the Mortgage Loans when the aggregate Stated Principal Balance of the
Mortgage Loans is less than 10% of the aggregate unpaid principal balance of the
Mortgage Loans as of the Cut-off Date. The Depositor may be required to repurchase Mortgage Loans because of defective documentation or material breaches in its representations and warranties with respect to such Mortgage
Loans. Any repurchases will shorten the weighted average lives of the related classes of Offered Certificates.

     All of the Mortgage Loans will include "due-on-sale" clauses which allow the holder of the Mortgage Loan to demand payment in full of the remaining principal balance upon sale or certain transfers of the property securing such
Mortgage Loan. To the extent that the Servicer has knowledge of the conveyance or proposed conveyance of the underlying Mortgaged Property, the Servicer will enforce "due-on-sale" clauses to the extent permitted by applicable law.
However, the Servicer will not take any action in relation to the enforcement of any "due-on-sale" provisions which would impair or threaten to impair any recovery under any related primary mortgage insurance policy. See "Prepayment and Yield Considerations" in the Prospectus. Acceleration of Mortgage Loans as a
result of enforcement of such "due-on-sale" provisions in connection with transfers of the related Mortgaged Properties or the occurrence of certain other events resulting in acceleration would affect the level of prepayments on the
Mortgage Loans, thereby affecting the weighted average lives of the related classes of the Offered Certificates.

     As described in this Prospectus Supplement under "Description of the
Certificates -- Principal," the Senior Prepayment Percentage for a Loan Group of
the applicable Non-PO Percentage of all principal prepayments (excluding for this purpose, partial liquidations due to default, casualty, condemnation and the like) initially will be distributed to the classes of Senior Certificates
(but not the Class 30-PO or Class 15-PO Certificates) of such Group then entitled to receive principal prepayment distributions. This may result in all
(or a disproportionate percentage) of those principal prepayments being distributed to the Senior Certificates (but not the Class 30-PO and Class 15-PO
Certificates) of such Group and none (or less than their pro rata share) of such principal prepayments being distributed to holders of the Class B Certificates during the periods of time described in the definition of "Senior Prepayment
Percentage."

                                      S-84

     As described herein under "Description of the Certificates--Principal,"
unless the class balances of the Group 1 Senior Certificates have been reduced to zero, the Class 1-A-3 Certificates will not be entitled to any distributions of principal for five years following the Closing Date, and during the next five years the percentage of principal allocated to the Class 1-A-3 Certificates will gradually increase.

ASSUMPTIONS RELATING TO TABLES

     The tables beginning on page S-88 (the "DECREMENT TABLES") have been prepared on the basis of the following assumptions (the "MODELING ASSUMPTIONS"):

          (a) each Loan Group consists of the hypothetical mortgage loans having the following characteristics:

                                                            REMAINING
                              UNPAID           MORTGAGE        TERM        AGE
                        PRINCIPAL BALANCE   INTEREST RATE    (MONTHS)   (MONTHS)
                        -----------------   -------------   ---------   --------
Loan Group 1              $ 1,060,413.65     5.2500000000%     358          2
                          $ 3,459,093.91     5.3750000000%     359          1
                          $ 4,590,627.74     5.5000000000%     354          1
                          $21,482,917.02     5.6250000000%     359          1
                          $93,212,945.72     5.7500000000%     359          1
                          $98,692,825.07     5.8750000000%     358          1
                          $16,818,233.14     6.0000000000%     358          1
                          $ 4,381,097.84     6.1250000000%     346          1
                          $ 1,220,329.07     6.2500000000%     359          1
                          $   649,412.38     6.5000000000%     359          1

Loan Group 2              $   399,000.00     4.6250000000%     180          0
                          $ 1,302,851.87     4.8750000000%     180          0
                          $   977,922.94     5.0000000000%     179          1
                          $ 7,369,916.94     5.1250000000%     172          0
                          $35,621,866.28     5.2500000000%     179          1
                          $16,669,796.33     5.3750000000%     179          1
                          $12,636,432.39     5.5000000000%     178          1
                          $ 2,016,321.92     5.6250000000%     175          5
                          $ 1,378,678.00     5.7500000000%     180          0
                          $   748,007.06     5.8750000000%     178          2
                          $   996,561.43     6.0000000000%     179          1

          (b) the initial balances, notional amounts and pass-through rates for the Offered Certificates are as set forth or described in the table on page
     S-4;

          (c) there are no Net Interest Shortfalls, delinquencies or Realized
     Losses with respect to the Mortgage Loans;

          (d) scheduled payments of principal and interest with respect to the
     Mortgage Loans are received on the applicable due date beginning on March
     1, 2005;

          (e) prepayments are received, together with a 30 days' interest thereon, on the last day of each month beginning in February 2005;

          (f) the Mortgage Loans prepay at the indicated percentages of PSA;

          (g) optional termination of the Trust does not occur;

          (h) no Mortgage Loans are required to be repurchased from the Trust and no Mortgage Loans are substituted for the Mortgage Loans included in the Trust on the Closing Date;

          (i) the Certificates are issued on the Closing Date;

          (j) cash payments on the Certificates are received on the 25th day of each month beginning in March 2005 in accordance with the priorities and amounts described in this Prospectus Supplement under "Description of the
     Certificates";

                                      S-85

          (k) the Administrative Fee Rate is 0.2575% for each Mortgage Loan; and

          (l) distributions on the class of Special Retail Certificates will be made on a pro rata basis to the Certificateholders of that class without any rounding from the Rounding Account.

     Although the characteristics of the mortgage loans for the Decrement Tables have been prepared on the basis of the weighted average characteristics of the
Mortgage Loans which are expected to be in the Mortgage Pool, there is no assurance that the Modeling Assumptions will reflect the actual characteristics or performance of the Mortgage Loans or that the performance of the Offered
Certificates will conform to the results set forth in the tables.

WEIGHTED AVERAGE LIVES OF THE OFFERED CERTIFICATES

     Weighted average life of a class of Offered Certificates (other than the
Interest Only Certificates) refers to the average amount of time that will elapse from the date of issuance of the Certificate until each dollar in reduction of its balance is distributed to investors. With respect to the Class
1-A-4 Certificates, weighted average life refers to the average amount of time that will elapse from the date of issuance of the Offered Certificates until each dollar in reduction of the class balance of the Class 1-A-2 Certificates is distributed to investors. With respect to the Class 1-A-5 Certificates, weighted average life refers to the average amount of time that will elapse from the date of issuance of the Offered Certificates until each dollar in reduction of the class balance of the Class 1-A-1 Certificates is distributed to investors. With respect to the Class 30-IO Certificates, weighted average life refers to the average amount of time that will elapse from the date of issuance of the Offered
Certificates until the date on which the aggregate Stated Principal Balance of the Premium Mortgage Loans in Loan Group 1 as of the due date in the month preceding the month of such Distribution Date has been reduced to zero. With respect to the Class 15-IO Certificates, weighted average life refers to the average amount of time that will elapse from the date of issuance of the Offered
Certificates until the date on which the aggregate Stated Principal Balance of the Premium Mortgage Loans in Loan Group 2 as of the due date in the month preceding the month of such Distribution Date has been reduced to zero. The weighted average lives of classes of Offered Certificates will be influenced by, among other things, the rate at which principal of the applicable Mortgage Loans in the related Loan Group or Loan Groups is paid, which may be in the form of scheduled principal payments or principal prepayments (for this purpose, the term "prepayments" includes prepayments and liquidations due to default, casualty, condemnation and the like), the timing of changes in such rate of principal payments and the priority sequence of distributions of principal of such Offered Certificates. The interaction of the foregoing factors may have different effects on each class of Offered Certificates and the effects on any such class may vary at different times during the life of such class.
Accordingly, no assurance can be given as to the weighted average life of any such class of Offered Certificates. For an example of how the weighted average lives of the Offered Certificates are affected by the foregoing factors at various constant percentages of PSA, see the Decrement Tables set forth below.

     Prepayments on mortgage loans are commonly measured relative to a prepayment standard or model. The prepayment models used in this Prospectus
Supplement are the Prepayment Standard Assumption ("PSA") which represents an assumed rate of principal prepayment each month relative to the then-outstanding principal balance of a pool of mortgage loans for the life of such mortgage loans. A prepayment assumption of 100% PSA assumes constant prepayment rates of
0.2% per annum of the then-outstanding principal balance of such mortgage loans in the first month of the life of the mortgage loans and an additional 0.2% per annum in each month thereafter until the thirtieth month. Beginning in the thirtieth month and in each month thereafter during the life of the mortgage loans, 100% PSA assumes a constant prepayment rate of 6% per annum each month.
As used in the table below, "0% PSA" assumes prepayment rates equal to 0% of
PSA, i.e., no prepayments. Correspondingly, "300% PSA" assumes

                                      S-86

prepayment rates equal to 300% of PSA, and so forth. PSA does not purport to be a historical description of prepayment experience or a prediction of the anticipated rate of prepayment of any pool of mortgage loans, including the
Mortgage Loans. The Depositor believes that no existing statistics of which it is aware provide a reliable basis for investors to predict the amount or the timing of receipt of prepayments on the Mortgage Loans.

     The Decrement Tables set forth below have been prepared on the basis of the
Modeling Assumptions described above under "-- Assumptions Relating to Tables."
There will likely be discrepancies between the characteristics of the actual
Mortgage Loans included in each Loan Group and the characteristics of the
Mortgage Loans assumed in preparing the Decrement Tables. Any such discrepancy may have an effect upon the percentages of initial class balances (or initial notional amount, in the case of the Interest Only Certificates) outstanding set forth in the Decrement Tables (and the weighted average lives of the Offered
Certificates). In addition, to the extent that the Mortgage Loans that actually are included in a Loan Group have characteristics that differ from those assumed in preparing the following Decrement Tables, the class balance or notional amount of a class of Offered Certificates could be reduced to zero earlier or later than indicated by such Decrement Tables.

     Furthermore, the information contained in the Decrement Tables with respect to the weighted average life of any Offered Certificate is not necessarily indicative of the weighted average life of that class of Offered Certificates that might be calculated or projected under different or varying prepayment assumptions.

     It is not likely that (i) all of the Mortgage Loans in a Loan Group will have the interest rates or remaining terms to maturity assumed or (ii) the
Mortgage Loans in a Loan Group will prepay at the indicated percentage of PSA until maturity. In addition, the diverse remaining terms to maturity of the
Mortgage Loans in a Loan Group (which include many recently originated Mortgage
Loans) could produce slower or faster reductions of the class balances or notional amount than indicated in the Decrement Tables at the various percentages of PSA specified.

     Based upon the Modeling Assumptions, the following Decrement Tables indicate the projected weighted average life of each class of the Offered
Certificates and set forth the percentages of the initial class balance or notional amount of each class that would be outstanding after each of the dates shown at various constant percentages of PSA.

                                      S-87

               PERCENTAGE OF INITIAL CLASS BALANCE(1) OUTSTANDING
              AT THE RESPECTIVE PERCENTAGES OF PSA SET FORTH BELOW:



                                       CLASS 1-A-1 AND CLASS 1-A-5            CLASS 1-A-2(2) AND CLASS 1-A-4
                                 ---------------------------------------   -----------------------------------
DISTRIBUTION DATE                  0%    100%   300%   350%  500%   800%     0%     100%    300%   500%   800%
-----------------------------    -----   ----   ----   ----  ----   ----   -----   -----   -----   ----   ----

Initial Percentage                 100    100    100    100   100    100     100     100     100    100    100
February 25, 2006                   96     92     92     92    92     92     100     100     100    100    100
February 25, 2007                   93     78     78     78    78     78     100     100     100    100    100
February 25, 2008                   89     59     59     59    59     11     100     100     100    100    100
February 25, 2009                   85     41     41     41    23      0      99      99      99     99     51
February 25, 2010                   80     24     24     24     0      0      98      98      98     98      0
February 25, 2011                   76      9      9      9     0      0      96      96      96     82      0
February 25, 2012                   71      0      0      0     0      0      95      95      95     27      0
February 25, 2013                   66      0      0      0     0      0      94      94      94      2      0
February 25, 2014                   61      0      0      0     0      0      93      93      93      0      0
February 25, 2015                   56      0      0      0     0      0      92      92      92      0      0
February 25, 2016                   51      0      0      0     0      0      90      90      90      0      0
February 25, 2017                   45      0      0      0     0      0      89      89      79      0      0
February 25, 2018                   39      0      0      0     0      0      88      88      63      0      0
February 25, 2019                   32      0      0      0     0      0      87      87      50      0      0
February 25, 2020                   25      0      0      0     0      0      86      86      39      0      0
February 25, 2021                   18      0      0      0     0      0      84      84      31      0      0
February 25, 2022                   10      0      0      0     0      0      83      83      24      0      0
February 25, 2023                    2      0      0      0     0      0      82      82      19      0      0
February 25, 2024                    0      0      0      0     0      0      81      81      14      0      0
February 25, 2025                    0      0      0      0     0      0      80      80      11      0      0
February 25, 2026                    0      0      0      0     0      0      78      78       8      0      0
February 25, 2027                    0      0      0      0     0      0      77      77       6      0      0
February 25, 2028                    0      0      0      0     0      0      76      76       5      0      0
February 25, 2029                    0      0      0      0     0      0      75      75       3      0      0
February 25, 2030                    0      0      0      0     0      0      74      74       2      0      0
February 25, 2031                    0      0      0      0     0      0      72      64       2      0      0
February 25, 2032                    0      0      0      0     0      0      71      46       1      0      0
February 25, 2033                    0      0      0      0     0      0      70      29       1      0      0
February 25, 2034                    0      0      0      0     0      0      69      13       *      0      0
February 25, 2035                    0      0      0      0     0      0       0       0       0      0      0
Weighted Average Life
   (in years)(3)                 10.50   3.55   3.55   3.55  3.05   2.34   25.32   24.03   14.69   6.64   4.05


----------
(1)  With respect to the Class 1-A-4 and Class 1-A-5 Certificates, percentages are expressed as percentages of the initial notional amount.

(2)  The weighted average lives shown for the Class 1-A-2 Certificates apply to such class taken as a whole. As a result of the distribution priorities and allocations described herein, the weighted average life of a Class 1-A-2
     Certificate beneficially owned by an investor may vary significantly from the weighted average life of the class taken as a whole.

(3)  The weighted average life of a class of Certificates is determined by (i)
     multiplying the amount of each distribution in reduction of the class balance or notional amount thereof by the number of years from the date of the issuance of such class to the related Distribution Date, (ii) adding the results and (iii) dividing the sum by the initial class balance or notional amount of that class.

*    Less than 0.5%, but greater than zero.

                                      S-88

                 PERCENTAGE OF INITIAL CLASS BALANCE OUTSTANDING
              AT THE RESPECTIVE PERCENTAGES OF PSA SET FORTH BELOW:



                                             CLASS 1-A-3                          CLASS 1-A-6
                                 -----------------------------------   ---------------------------------
DISTRIBUTION DATE                  0%     100%    300%   500%   800%     0%    100%   300%   500%   800%
------------------------------   -----   -----   -----   ----   ----   -----   ----   ----   ----   ----

Initial Percentage                 100     100     100    100    100     100    100    100    100    100
February 25, 2006                  100     100     100    100    100      98     95     90     84     76
February 25, 2007                  100     100     100    100    100      95     86     68     51     26
February 25, 2008                  100     100     100    100    100      93     74     41     12      0
February 25, 2009                  100     100     100    100    100      90     63     18      0      0
February 25, 2010                  100     100     100    100     57      88     52      0      0      0
February 25, 2011                   99      98      94     89     22      85     43      0      0      0
February 25, 2012                   99      94      86     77      7      82     35      0      0      0
February 25, 2013                   97      90      75     61      1      79     27      0      0      0
February 25, 2014                   96      84      63     42      0      76     20      0      0      0
February 25, 2015                   93      77      50     29      0      73     14      0      0      0
February 25, 2016                   91      70      40     20      0      69      8      0      0      0
February 25, 2017                   88      64      32     13      0      66      3      0      0      0
February 25, 2018                   85      58      25      9      0      62      0      0      0      0
February 25, 2019                   82      53      20      6      0      58      0      0      0      0
February 25, 2020                   79      48      16      4      0      54      0      0      0      0
February 25, 2021                   75      43      12      3      0      49      0      0      0      0
February 25, 2022                   72      38      10      2      0      44      0      0      0      0
February 25, 2023                   68      34       7      1      0      39      0      0      0      0
February 25, 2024                   64      30       6      1      0      33      0      0      0      0
February 25, 2025                   59      26       4      1      0      28      0      0      0      0
February 25, 2026                   55      23       3      *      0      21      0      0      0      0
February 25, 2027                   50      20       2      *      0      15      0      0      0      0
February 25, 2028                   45      16       2      *      0       8      0      0      0      0
February 25, 2029                   39      14       1      *      0       1      0      0      0      0
February 25, 2030                   33      11       1      *      0       0      0      0      0      0
February 25, 2031                   27       8       1      *      0       0      0      0      0      0
February 25, 2032                   21       6       *      *      0       0      0      0      0      0
February 25, 2033                   14       4       *      *      0       0      0      0      0      0
February 25, 2034                    7       2       *      *      0       0      0      0      0      0
February 25, 2035                    0       0       0      0      0       0      0      0      0      0
Weighted Average Life
   (in years)(1)                 20.89   15.64   11.05   9.12   5.44   14.60   5.73   2.71   2.00   1.54


----------
(1)  The weighted average life of a class of Certificates is determined by (i)
     multiplying the amount of each distribution in reduction of the class balance thereof by the number of years from the date of the issuance of such class to the related Distribution Date, (ii) adding the results and
     (iii) dividing the sum by the initial class balance of that class.

*    Less than 0.5%, but greater than zero.

                                      S-89

                 PERCENTAGE OF INITIAL CLASS BALANCE OUTSTANDING
              AT THE RESPECTIVE PERCENTAGES OF PSA SET FORTH BELOW:



                                                CLASS 1-A-7                                 CLASS 1-A-8
                                 ----------------------------------------   ------------------------------------------
DISTRIBUTION DATE                  0%    100%   150%   300%   500%   800%     0%     100%    150%   300%   500%   800%
------------------------------   -----   ----   ----   ----   ----   ----   -----   -----   -----   ----   ----   ----

Initial Percentage                 100    100    100    100    100    100     100     100     100    100    100    100
February 25, 2006                   99     99     97     97     93     79     106     106     106    106    106    106
February 25, 2007                   98     98     91     80     51     10     112     112     112    112    112    112
February 25, 2008                   97     97     83     54      5      0     118     118     118    118    118      0
February 25, 2009                   96     96     76     34      0      0     125     125     125    125      0      0
February 25, 2010                   95     95     70     21      0      0     132     132     132    132      0      0
February 25, 2011                   94     94     65     14      0      0     139     139     139    139      0      0
February 25, 2012                   93     88     57      5      0      0     147     147     147    147      0      0
February 25, 2013                   92     74     41      0      0      0     155     155     155      0      0      0
February 25, 2014                   91     61     28      0      0      0     164     164     164      0      0      0
February 25, 2015                   90     49     16      0      0      0     173     173     173      0      0      0
February 25, 2016                   88     38      5      0      0      0     183     183     183      0      0      0
February 25, 2017                   87     28      0      0      0      0     193     193      52      0      0      0
February 25, 2018                   85     17      0      0      0      0     204     204       0      0      0      0
February 25, 2019                   83      8      0      0      0      0     216     216       0      0      0      0
February 25, 2020                   82      0      0      0      0      0     228     182       0      0      0      0
February 25, 2021                   80      0      0      0      0      0     241       0       0      0      0      0
February 25, 2022                   78      0      0      0      0      0     254       0       0      0      0      0
February 25, 2023                   76      0      0      0      0      0     269       0       0      0      0      0
February 25, 2024                   67      0      0      0      0      0     284       0       0      0      0      0
February 25, 2025                   55      0      0      0      0      0     300       0       0      0      0      0
February 25, 2026                   42      0      0      0      0      0     317       0       0      0      0      0
February 25, 2027                   28      0      0      0      0      0     334       0       0      0      0      0
February 25, 2028                   14      0      0      0      0      0     353       0       0      0      0      0
February 25, 2029                    0      0      0      0      0      0     327       0       0      0      0      0
February 25, 2030                    0      0      0      0      0      0       0       0       0      0      0      0
February 25, 2031                    0      0      0      0      0      0       0       0       0      0      0      0
February 25, 2032                    0      0      0      0      0      0       0       0       0      0      0      0
February 25, 2033                    0      0      0      0      0      0       0       0       0      0      0      0
February 25, 2034                    0      0      0      0      0      0       0       0       0      0      0      0
February 25, 2035                    0      0      0      0      0      0       0       0       0      0      0      0
Weighted
   Average Life (in years)(1)    18.65   9.99   6.82   3.61   2.04   1.47   24.34   15.30   11.90   7.62   3.26   2.19


----------
(1)  The weighted average life of a class of Certificates is determined by (i)
     multiplying the amount of each distribution in reduction of the class balance thereof by the number of years from the date of the issuance of such class to the related Distribution Date, (ii) adding the results and
     (iii) dividing the sum by the initial class balance of that class.

                                      S-90

                 PERCENTAGE OF INITIAL CLASS BALANCE OUTSTANDING
              AT THE RESPECTIVE PERCENTAGES OF PSA SET FORTH BELOW:



                                             CLASS 1-A-9                 CLASS 1-A-10 AND CLASS 1-A-12
                                 ----------------------------------   ----------------------------------
DISTRIBUTION DATE                  0%     100%   300%   500%   800%     0%     100%   300%   500%   800%
------------------------------   -----   -----   ----   ----   ----   -----   -----   ----   ----   ----

Initial Percentage                 100     100    100    100    100     100     100    100    100    100
February 25, 2006                  106     106     45      0      0      98      98     98     98     98
February 25, 2007                  112     112      0      0      0      96      96     96     96     96
February 25, 2008                  118     118      0      0      0      93      93     93     93     93
February 25, 2009                  125     125      0      0      0      91      91     91     91      0
February 25, 2010                  132     132      0      0      0      88      88     88     40      0
February 25, 2011                  139     139      0      0      0      85      85     85      0      0
February 25, 2012                  147     147      0      0      0      82      82     82      0      0
February 25, 2013                  155     155      0      0      0      79      79     64      0      0
February 25, 2014                  164     164      0      0      0      76      76     10      0      0
February 25, 2015                  173     173      0      0      0      72      72      0      0      0
February 25, 2016                  183     183      0      0      0      68      68      0      0      0
February 25, 2017                  193     193      0      0      0      64      64      0      0      0
February 25, 2018                  204     204      0      0      0      60      60      0      0      0
February 25, 2019                  216     216      0      0      0      56      56      0      0      0
February 25, 2020                  228     228      0      0      0      51      51      0      0      0
February 25, 2021                  241     217      0      0      0      46      46      0      0      0
February 25, 2022                  254     158      0      0      0      41      41      0      0      0
February 25, 2023                  269     102      0      0      0      35      35      0      0      0
February 25, 2024                  284      51      0      0      0      30      30      0      0      0
February 25, 2025                  300       2      0      0      0      24      24      0      0      0
February 25, 2026                  317       0      0      0      0      17       0      0      0      0
February 25, 2027                  334       0      0      0      0      10       0      0      0      0
February 25, 2028                  353       0      0      0      0       3       0      0      0      0
February 25, 2029                  373       0      0      0      0       0       0      0      0      0
February 25, 2030                  349       0      0      0      0       0       0      0      0      0
February 25, 2031                  224       0      0      0      0       0       0      0      0      0
February 25, 2032                   91       0      0      0      0       0       0      0      0      0
February 25, 2033                    0       0      0      0      0       0       0      0      0      0
February 25, 2034                    0       0      0      0      0       0       0      0      0      0
February 25, 2035                    0       0      0      0      0       0       0      0      0      0
Weighted Average Life
   (in years)(1)                 26.25   17.80   0.94   0.57   0.40   14.18   13.85   7.62   4.74   3.27


----------
(1)  The weighted average life of a class of Certificates is determined by (i)
     multiplying the amount of each distribution in reduction of the class balance thereof by the number of years from the date of the issuance of such class to the related Distribution Date, (ii) adding the results and
     (iii) dividing the sum by the initial class balance of that class.

                                      S-91

                 PERCENTAGE OF INITIAL CLASS BALANCE OUTSTANDING
              AT THE RESPECTIVE PERCENTAGES OF PSA SET FORTH BELOW:



                                             CLASS 1-A-11                         CLASS 1-A-13
                                 -----------------------------------   ----------------------------------
DISTRIBUTION DATE                  0%     100%    300%   500%   800%     0%    100%    300%   500%   800%
------------------------------   -----   -----   -----   ----   ----   -----   -----   ----   ----   ----

Initial Percentage                 100     100     100    100    100     100     100    100    100    100
February 25, 2006                  106     106     106    106    106     100     100    100    100    100
February 25, 2007                  112     112     112    112    112     100     100    100    100    100
February 25, 2008                  118     118     118    118    118     100     100    100    100     23
February 25, 2009                  125     125     125    125      0     100     100    100     47      0
February 25, 2010                  132     132     132    132      0     100     100     98      0      0
February 25, 2011                  139     139     139      0      0     100     100     54      0      0
February 25, 2012                  147     147     147      0      0     100     100     19      0      0
February 25, 2013                  155     155     155      0      0     100     100      0      0      0
February 25, 2014                  164     164     164      0      0     100     100      0      0      0
February 25, 2015                  173     173     100      0      0     100     100      0      0      0
February 25, 2016                  183     183      28      0      0     100     100      0      0      0
February 25, 2017                  193     193       0      0      0     100     100      0      0      0
February 25, 2018                  204     204       0      0      0     100      92      0      0      0
February 25, 2019                  216     216       0      0      0     100      76      0      0      0
February 25, 2020                  228     228       0      0      0     100      61      0      0      0
February 25, 2021                  241     241       0      0      0     100      47      0      0      0
February 25, 2022                  254     254       0      0      0     100      34      0      0      0
February 25, 2023                  269     269       0      0      0     100      22      0      0      0
February 25, 2024                  284     284       0      0      0     100      11      0      0      0
February 25, 2025                  300     300       0      0      0     100       1      0      0      0
February 25, 2026                  317     289       0      0      0     100       0      0      0      0
February 25, 2027                  334     217       0      0      0     100       0      0      0      0
February 25, 2028                  353     150       0      0      0     100       0      0      0      0
February 25, 2029                  361      87       0      0      0     100       0      0      0      0
February 25, 2030                  361      29       0      0      0      76       0      0      0      0
February 25, 2031                  361       0       0      0      0      49       0      0      0      0
February 25, 2032                  361       0       0      0      0      20       0      0      0      0
February 25, 2033                  276       0       0      0      0       0       0      0      0      0
February 25, 2034                   24       0       0      0      0       0       0      0      0      0
February 25, 2035                    0       0       0      0      0       0       0      0      0      0
Weighted Average Life
   (in years)(1)                 28.42   23.02   10.30   5.60   3.67   25.97   16.00   6.22   4.03   2.85


----------
(1)  The weighted average life of a class of Certificates is determined by (i)
     multiplying the amount of each distribution in reduction of the class balance thereof by the number of years from the date of the issuance of such class to the related Distribution Date, (ii) adding the results and
     (iii) dividing the sum by the initial class balance of that class.

                                      S-92

                 PERCENTAGE OF INITIAL CLASS BALANCE OUTSTANDING
              AT THE RESPECTIVE PERCENTAGES OF PSA SET FORTH BELOW:

                                   CLASS 1-A-R, CLASS 1-A-MR AND
                                           CLASS 1-A-LR
                                 --------------------------------
DISTRIBUTION DATE                 0%    100%   300%   500%   800%
------------------------------   ----   ----   ----   ----   ----
Initial Percentage                100    100    100    100    100
February 25, 2006                   0      0      0      0      0
February 25, 2007                   0      0      0      0      0
February 25, 2008                   0      0      0      0      0
February 25, 2009                   0      0      0      0      0
February 25, 2010                   0      0      0      0      0
February 25, 2011                   0      0      0      0      0
February 25, 2012                   0      0      0      0      0
February 25, 2013                   0      0      0      0      0
February 25, 2014                   0      0      0      0      0
February 25, 2015                   0      0      0      0      0
February 25, 2016                   0      0      0      0      0
February 25, 2017                   0      0      0      0      0
February 25, 2018                   0      0      0      0      0
February 25, 2019                   0      0      0      0      0
February 25, 2020                   0      0      0      0      0
February 25, 2021                   0      0      0      0      0
February 25, 2022                   0      0      0      0      0
February 25, 2023                   0      0      0      0      0
February 25, 2024                   0      0      0      0      0
February 25, 2025                   0      0      0      0      0
February 25, 2026                   0      0      0      0      0
February 25, 2027                   0      0      0      0      0
February 25, 2028                   0      0      0      0      0
February 25, 2029                   0      0      0      0      0
February 25, 2030                   0      0      0      0      0
February 25, 2031                   0      0      0      0      0
February 25, 2032                   0      0      0      0      0
February 25, 2033                   0      0      0      0      0
February 25, 2034                   0      0      0      0      0
February 25, 2035                   0      0      0      0      0
Weighted Average Life
   (in years)(1)                 0.08   0.08   0.08   0.08   0.08

----------
(1)  The weighted average life of a class of Certificates is determined by (i)
     multiplying the amount of each distribution in reduction of the class balance thereof by the number of years from the date of the issuance of such class to the related Distribution Date, (ii) adding the results and
     (iii) dividing the sum by the initial class balance of that class.

                                      S-93

               PERCENTAGE OF INITIAL CLASS BALANCE(1) OUTSTANDING
              AT THE RESPECTIVE PERCENTAGES OF PSA SET FORTH BELOW:



                                             CLASS 30-IO                          CLASS 30-PO
                                 ----------------------------------   ----------------------------------
DISTRIBUTION DATE                  0%     100%   300%   500%   800%     0%     100%   300%   500%   800%
------------------------------   -----   -----   ----   ----   ----   -----   -----   ----   ----   ----

Initial Percentage                 100     100    100    100    100     100     100    100    100    100
February 25, 2006                   99      97     94     91     87      99      97     94     91     87
February 25, 2007                   97      92     82     72     59      97      92     82     72     58
February 25, 2008                   96      86     67     51     31      96      85     66     50     31
February 25, 2009                   94      79     54     35     16      94      79     54     35     16
February 25, 2010                   93      73     43     24      8      92      73     43     24      8
February 25, 2011                   91      67     35     16      4      91      67     35     16      4
February 25, 2012                   89      62     28     11      2      89      62     28     11      2
February 25, 2013                   87      57     23      8      1      87      57     22      8      1
February 25, 2014                   85      53     18      5      1      85      52     18      5      1
February 25, 2015                   83      48     14      4      *      82      48     14      4      *
February 25, 2016                   81      44     12      2      *      80      43     11      2      *
February 25, 2017                   79      40      9      2      *      78      40      9      2      *
February 25, 2018                   76      36      7      1      *      75      36      7      1      *
February 25, 2019                   73      33      6      1      *      72      33      6      1      *
February 25, 2020                   70      30      5      1      *      69      29      4      1      *
February 25, 2021                   67      27      4      *      *      66      26      3      *      *
February 25, 2022                   64      24      3      *      *      63      24      3      *      *
February 25, 2023                   61      21      2      *      *      59      21      2      *      *
February 25, 2024                   57      19      2      *      *      56      18      2      *      *
February 25, 2025                   53      17      1      *      *      52      16      1      *      *
February 25, 2026                   49      14      1      *      *      48      14      1      *      *
February 25, 2027                   44      12      1      *      *      43      12      1      *      *
February 25, 2028                   40      10      1      *      *      39      10      1      *      *
February 25, 2029                   35       8      *      *      *      34       8      *      *      *
February 25, 2030                   30       7      *      *      *      29       7      *      *      *
February 25, 2031                   24       5      *      *      *      24       5      *      *      *
February 25, 2032                   18       4      *      *      *      18       4      *      *      *
February 25, 2033                   12       2      *      *      *      12       2      *      *      0
February 25, 2034                    5       1      *      *      0       6       1      *      *      0
February 25, 2035                    0       0      0      0      0       0       0      0      0      0
Weighted Average Life
   (in years)(2)                 19.08   11.24   5.65   3.79   2.62   18.88   11.15   5.62   3.77   2.61


----------
(1)  With respect to the Class 30-IO Certificates, percentages are expressed as percentages of the initial notional amount.

(2)  The weighted average life of a class of Certificates is determined by (i)
     multiplying the amount of each distribution in reduction of the class balance or notional amount thereof by the number of years from the date of the issuance of such class to the related Distribution Date, (ii) adding the results and (iii) dividing the sum by the initial class balance or notional amount of that class.

*    Less than 0.5%, but greater than zero.

                                      S-94

                 PERCENTAGE OF INITIAL CLASS BALANCE OUTSTANDING
              AT THE RESPECTIVE PERCENTAGES OF PSA SET FORTH BELOW:



                                            CLASS 2-A-1                         CLASS 2-A-2
                                 --------------------------------   ----------------------------------
DISTRIBUTION DATE                 0%    100%   300%   500%   800%     0%     100%   300%   500%   800%
------------------------------   ----   ----   ----   ----   ----   -----   -----   ----   ----   ----

Initial Percentage                100    100    100    100    100     100     100     100   100    100
February 25, 2006                  95     93     90     87     82     100     100     100   100    100
February 25, 2007                  90     85     74     64     50     100     100     100   100    100
February 25, 2008                  84     74     56     40     20     100     100     100   100    100
February 25, 2009                  79     64     40     22      5     100     100     100   100    100
February 25, 2010                  73     55     29     11      0     100     100     100   100     63
February 25, 2011                  66     46     19      4      0     100     100     100   100     23
February 25, 2012                  59     38     12      0      0     100     100     100    91      6
February 25, 2013                  52     31      7      0      0     100     100     100    55      1
February 25, 2014                  45     24      2      0      0     100     100     100    33      0
February 25, 2015                  37     18      0      0      0     100     100      91    20      0
February 25, 2016                  28     12      0      0      0     100     100      60    11      0
February 25, 2017                  20      6      0      0      0     100     100      38     6      0
February 25, 2018                  10      1      0      0      0     100     100      21     3      0
February 25, 2019                   1      0      0      0      0     100      48       8     1      0
February 25, 2020                   0      0      0      0      0       0       0       0     0      0
Weighted Average Life
   (in years)(1)                 7.94   6.01   3.83   2.82   2.10   14.51   14.02   11.72  8.75   5.52


----------
(1)  The weighted average life of a class of Certificates is determined by (i)
     multiplying the amount of each distribution in reduction of the class balance thereof by the number of years from the date of the issuance of such class to the related Distribution Date, (ii) adding the results and
     (iii) dividing the sum by the initial class balance of that class.

                                      S-95

               PERCENTAGE OF INITIAL CLASS BALANCE(1) OUTSTANDING
              AT THE RESPECTIVE PERCENTAGES OF PSA SET FORTH BELOW:



                                            CLASS 15-IO                         CLASS 15-PO
                                 --------------------------------   ----------------------------------
DISTRIBUTION DATE                 0%    100%   300%   500%   800%     0%     100%   300%   500%   800%
------------------------------   ----   ----   ----   ----   ----   -----   -----   ----   ----   ----

Initial Percentage                100    100    100    100    100    100     100     100    100    100
February 25, 2006                  96     94     91     88     83     95      94      91     89     85
February 25, 2007                  91     86     76     67     54     90      86      77     68     56
February 25, 2008                  86     76     59     45     27     85      76      60     46     28
February 25, 2009                  81     67     46     29     13     80      67      46     30     14
February 25, 2010                  75     59     35     19      6     74      58      35     19      7
February 25, 2011                  69     51     26     12      3     68      50      26     13      3
February 25, 2012                  63     44     20      8      1     61      43      20      8      1
February 25, 2013                  56     37     14      5      1     55      36      14      5      1
February 25, 2014                  49     30     10      3      *     48      29      10      3      *
February 25, 2015                  42     24      7      2      *     40      23       7      2      *
February 25, 2016                  34     19      5      1      *     32      18       5      1      *
February 25, 2017                  26     13      3      1      *     24      12       3      1      *
February 25, 2018                  17      8      2      *      *     16       7       2      *      *
February 25, 2019                   8      4      1      *      *      6       3       1      *      *
February 25, 2020                   0      0      0      0      0      0       0       0      0      0
Weighted Average Life
   (in years)(2)                 8.48   6.67   4.49   3.34   2.43   8.28    6.57    4.50   3.38   2.49


----------
(1)  With respect to the Class 15-IO Certificates, percentages are expressed as percentages of the initial notional amount.

(2)  The weighted average life of a class of Certificates is determined by (i)
     multiplying the amount of each distribution in reduction of the class balance or notional amount thereof by the number of years from the date of the issuance of such class to the related Distribution Date, (ii) adding the results and (iii) dividing the sum by the initial class balance or notional amount of that class.

*    Less than 0.5%, but greater than zero.

                                      S-96

                 PERCENTAGE OF INITIAL CLASS BALANCE OUTSTANDING
              AT THE RESPECTIVE PERCENTAGES OF PSA SET FORTH BELOW:



                                              CLASS B-1                     CLASS B-2 AND CLASS B-3
                                 ----------------------------------   ----------------------------------
DISTRIBUTION DATE                  0%     100%   300%   500%   800%     0%     100%   300%   500%   800%
------------------------------   -----   -----   ----   ----   ----   -----   -----   ----   ----   ----

Initial Percentage                 100     100    100    100    100     100     100    100    100    100
February 25, 2006                   98      98     98     98     98      98      98     98     98     98
February 25, 2007                   96      96     96     96     96      96      96     96     96     96
February 25, 2008                   93      93     93     93     93      94      93     93     93     93
February 25, 2009                   91      91     91     91     91      91      91     91     91     91
February 25, 2010                   88      88     88     88     88      88      88     88     88     88
February 25, 2011                   85      84     81     77     71      86      84     81     77     71
February 25, 2012                   82      79     72     65     53      83      79     72     65     53
February 25, 2013                   79      73     62     50     34      80      73     62     50     34
February 25, 2014                   76      67     50     36     19      76      67     50     36     19
February 25, 2015                   73      60     39     24     10      73      60     39     24     10
February 25, 2016                   69      54     31     16      5      69      54     31     16      5
February 25, 2017                   65      48     24     11      2      66      48     24     11      2
February 25, 2018                   61      42     18      7      1      61      42     18      7      1
February 25, 2019                   57      37     14      5      1      57      37     14      5      1
February 25, 2020                   53      32     11      3      *      53      32     11      3      *
February 25, 2021                   50      29      8      2      *      51      29      8      2      *
February 25, 2022                   48      26      6      1      *      48      26      6      1      *
February 25, 2023                   45      23      5      1      *      46      23      5      1      *
February 25, 2024                   43      20      4      1      *      43      20      4      1      *
February 25, 2025                   40      18      3      *      *      40      18      3      *      *
February 25, 2026                   37      15      2      *      *      37      15      2      *      *
February 25, 2027                   33      13      2      *      *      34      13      2      *      *
February 25, 2028                   30      11      1      *      *      30      11      1      *      *
February 25, 2029                   26       9      1      *      *      26       9      1      *      *
February 25, 2030                   22       7      1      *      *      22       7      1      *      *
February 25, 2031                   18       6      *      *      *      18       6      *      *      *
February 25, 2032                   14       4      *      *      *      14       4      *      *      *
February 25, 2033                    9       3      *      *      *       9       3      *      *      *
February 25, 2034                    4       1      *      *      *       4       1      *      *      *
February 25, 2035                    0       0      0      0      0       0       0      0      0      0
Weighted Average Life
   (in years)(1)                 16.42   12.81   9.55   8.17   7.13   16.48   12.81   9.55   8.17   7.13


----------
(1)  The weighted average life of a class of Certificates is determined by (i)
     multiplying the amount of each distribution in reduction of the class balance thereof by the number of years from the date of the issuance of such class to the related Distribution Date, (ii) adding the results and
     (iii) dividing the sum by the initial class balance of that class.

*    Less than 0.5%, but greater than zero.

                                      S-97

YIELD ON THE CLASS 1-A-4 AND CLASS 1-A-5 CERTIFICATES

     The Class 1-A-4 and Class 1-A-5 Certificates are Interest Only Certificates
and, as such, will not be entitled to receive distributions of principal in respect of the Mortgage Loans.

     The significance of the effects of prepayments on the Class 1-A-4 and Class
1-A-5 Certificates is illustrated in the following tables which show the pre-tax yield (on a corporate bond equivalent basis) to the holders of Class 1-A-4 and
Class 1-A-5 Certificates under different constant percentages of PSA. The yields set forth were calculated using the Modeling Assumptions and the additional assumption that (i) the Class 1-A-4 and Class 1-A-5 Certificates are purchased on the Closing Date at assumed purchase prices equal to 36.75% and 13.25% of their respective initial notional amounts plus accrued interest from February 1,
2005 to (but not including) the Closing Date and (ii) that the notional amounts for the Class 1-A-4 and Class 1-A-5 Certificates applicable to the Distribution
Date in March 2005 will be approximately $1,078,045, and $9,545,454, respectively.

     AS INDICATED IN THE FOLLOWING TABLES, INVESTORS IN THE CLASS 1-A-4 AND
CLASS 1-A-5 CERTIFICATES, WHICH ARE INTEREST ONLY CERTIFICATES AND HAVE NO CLASS
BALANCE, SHOULD CONSIDER CAREFULLY THE RISK THAT A RAPID RATE OF PREPAYMENT ON
THE GROUP 1 MORTGAGE LOANS COULD RESULT IN THE FAILURE OF INVESTORS IN THE CLASS
1-A-4 AND CLASS 1-A-5 CERTIFICATES TO FULLY RECOVER THEIR INITIAL INVESTMENT.

     It is not likely that the Group 1 Mortgage Loans will prepay at a constant rate until maturity, that all of the Group 1 Mortgage Loans will prepay at the same rate or that they will have the characteristics assumed. There can be no assurance that the Group 1 Mortgage Loans will prepay at any of the rates shown in the tables below or at any other particular rate. The timing of changes in the rate of prepayments may affect significantly the yield realized by a holder of a Class 1-A-4 or Class 1-A-5 Certificate and there can be no assurance that your pre-tax yields on the Class 1-A-4 and Class 1-A-5 Certificates will correspond to any of the pre-tax yields shown in this Prospectus Supplement. You must make your own decision as to the appropriate prepayment assumptions to be used in deciding whether to purchase a Class 1-A-4 and Class 1-A-5 Certificate.

         SENSITIVITY OF THE CLASS 1-A-4 CERTIFICATES TO THE PREPAYMENTS
                          (PRE-TAX YIELDS TO MATURITY)

                                            PERCENTAGE OF PSA
                                 --------------------------------------
                                   0%     100%    300%    500%    800%
                                 -----   -----   -----   -----   ------
Class 1-A-4                      14.22%  14.15%  12.15%  (0.48)% (21.58)%

         SENSITIVITY OF THE CLASS 1-A-5 CERTIFICATES TO THE PREPAYMENTS
                          (PRE-TAX YIELDS TO MATURITY)

                                           PERCENTAGE OF PSA
                                 -------------------------------------
                                   0%     100%    300%    500%    800%
                                 -----   -----   -----   -----   -----
Class 1-A-5                      38.67%  18.52%  18.52%  12.49%  (4.19)%

                                      S-98

     The yields set forth in the preceding tables were calculated by (i)
determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the Class 1-A-4 and Class 1-A-5 Certificates, would cause the discounted present value of such assumed streams of cash flows to equal the assumed purchase prices of the Class 1-A-4 and Class 1-A-5
Certificates indicated above plus, in each case, accrued interest from February
1, 2005 to (but not including) the Closing Date and (ii) converting such monthly rates to corporate bond equivalent rates. This calculation does not take into account variations that may occur in the interest rates at which you may be able to reinvest funds received as payments of interest on the Class 1-A-4 and Class
1-A-5 Certificates and consequently does not purport to reflect the return on any investment in the Class 1-A-4 and Class 1-A-5 Certificates when such reinvestment rates are considered.

YIELD ON THE CLASS 30-IO AND CLASS 15-IO CERTIFICATES

     The Class 30-IO and Class 15-IO Certificates are Interest Only Certificates
and, as such, will not be entitled to receive distributions of principal in respect of the Mortgage Loans.

     The significance of the effects of prepayments on the Premium Mortgage
Loans in the related Loan Group is illustrated in the following tables, which show the pre-tax yields (on a corporate bond equivalent basis) to the holders of
Class 30-IO and Class 15-IO Certificates under different constant percentages of
PSA. The yields set forth were calculated using the Modeling Assumptions and the additional assumption that the Class 30-IO and Class 15-IO Certificates are purchased on the Closing Date at assumed purchase prices equal to 16.25% and
10.375%, respectively, of their initial notional amounts, plus, in each case, accrued interest from February 1, 2005 to (but not including) the Closing Date and that the initial notional amounts for the Class 30-IO and Class 15-IO
Certificates applicable to the Distribution Date in March 2005 will be approximately $3,339,651 and $1,528,974, respectively.

     Because interest accrued on each Distribution Date on the Class 30-IO
Certificates is based on the aggregate of the Stated Principal Balances of the
Premium Mortgage Loans in Loan Group 1 multiplied by a fraction, the numerator of which is equal to the weighted average of the Net Mortgage Interest Rates of the Premium Mortgage Loans in Loan Group 1 minus 5.50% and the denominator of which is equal to 5.50%, the yield to maturity on the Class 30-IO Certificates will be extremely sensitive to the rate and timing of principal payments
(including prepayments) on such Premium Mortgage Loans in Loan Group 1. Because the interest accrued on the Class 15-IO Certificates is based on the aggregate of the Stated Principal Balances of the Premium Mortgage Loans in Loan Group 2
multiplied by a fraction, the numerator of which is equal to the weighted average of the Net Mortgage Interest Rates of the Premium Mortgage Loans in the
Loan Group 2 minus 5.00% and the denominator of which is equal to 5.00%, the yield to maturity on the Class 15-IO Certificates will be extremely sensitive to the rate and timing of principal payments (including prepayments) on such
Premium Mortgage Loans in Loan Group 2. The Premium Mortgage Loans in each Loan
Group will have higher Mortgage Interest Rates than the other Mortgage Loans in such Loan Group. In general, mortgage loans with higher mortgage interest rates may tend to experience faster rates of prepayment in respect of principal than mortgage loans with lower mortgage interest rates in response to changes in market interest rates. As a result, the Premium Mortgage Loans in each Loan
Group may prepay at a faster rate than the other Mortgage Loans in such Loan
Group, resulting in a lower yield on the Class 30-IO and Class 15-IO
Certificates than would be the case if the Premium Mortgage Loans in each Loan
Group prepaid at the same rate as the other Mortgage Loans in each Loan Group.
AN INVESTOR IN THE CLASS 30-IO OR CLASS 15-IO CERTIFICATES SHOULD FULLY CONSIDER
THE ASSOCIATED RISKS, INCLUDING THE RISK THAT A RAPID RATE OF PRINCIPAL PAYMENTS
(INCLUDING PREPAYMENTS) COULD RESULT IN THE FAILURE OF SUCH INVESTOR TO FULLY
RECOVER ITS INITIAL INVESTMENT.

                                      S-99

     It is not likely that the applicable Mortgage Loans in each Loan Group will prepay at a constant rate until maturity, that all of the applicable Mortgage
Loans in each Loan Group will prepay at the same rate or that they will have the characteristics assumed. There can be no assurance that the applicable Mortgage
Loans in each Loan Group will prepay at any of the rates shown in the tables below or at any other particular rate. The timing of changes in the rate of prepayments may affect significantly the yield realized by a holder of a Class
30-IO or Class 15-IO Certificate and your pre-tax yield on the Class 30-IO and
Class 15-IO Certificates will likely not correspond to any of the pre-tax yields shown in this Prospectus Supplement. You must make your own decision as to the appropriate prepayment assumptions to be used in deciding whether to purchase a
Class 30-IO or Class 15-IO Certificate.

           SENSITIVITY OF THE CLASS 30-IO CERTIFICATES TO PREPAYMENTS
                          (PRE-TAX YIELDS TO MATURITY)

                                           PERCENTAGE OF PSA
                                 ------------------------------------
                                   0%     100%    300%   500%    800%
                                 -----   -----   -----   ----   -----
Class 30-IO Certificates         33.65%  28.80%  18.88%  8.69%  (7.11)%

           SENSITIVITY OF THE CLASS 15-IO CERTIFICATES TO PREPAYMENTS
                          (PRE-TAX YIELDS TO MATURITY)

                                           PERCENTAGE OF PSA
                                 ------------------------------------
                                   0%     100%    300%    500%   800%
                                 -----   -----   -----   -----   ----
Class 15-IO Certificates         44.67%  40.26%  31.27%  22.04%  7.77%

     The yields set forth in the preceding tables were calculated by (i)
determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the Class 30-IO and Class 15-IO Certificates, would cause the discounted present value of such assumed streams of cash flows to equal the assumed purchase prices of the Class 30-IO and Class 15-IO
Certificates indicated above plus in each case accrued interest from February 1,
2005 to (but not including) the Closing Date and (ii) converting such monthly rates to corporate bond equivalent rates. This calculation does not take into account variations that may occur in the interest rates at which you may be able to reinvest funds received as payments of interest on the Class 30-IO and Class
15-IO Certificates and consequently does not purport to reflect the return on any investment in the Class 30-IO and Class 15-IO Certificates when such reinvestment rates are considered.

YIELD ON THE CLASS 30-PO AND CLASS 15-PO CERTIFICATES

     The Class 30-PO and Class 15-PO Certificates are Principal Only
Certificates and, as such, will not be entitled to receive distributions of interest in respect of the Mortgage Loans. As a result, the Class 30-PO and
Class 15-PO Certificates will be offered at a substantial discount to their original class balance.

     The significance of the effects of prepayments on the Class 30-PO and Class
15-PO Certificates is illustrated in the following tables which show the pre-tax yields (on a corporate bond equivalent basis) to the holders of Class 30-PO and
Class 15-PO Certificates under different constant percentages of PSA. The yields set forth were calculated using the Modeling Assumptions and the additional assumption that the Class 30-PO and Class 15-PO Certificates are purchased on the Closing Date at assumed purchase prices equal to 74.00% and 75.875%, respectively, of their initial class balances.

                                      S-100

     AS INDICATED IN THE FOLLOWING TABLES, BECAUSE THE CLASS 30-PO AND CLASS
15-PO CERTIFICATES REPRESENT THE RIGHT TO RECEIVE ONLY A PORTION OF THE
PRINCIPAL RECEIVED WITH RESPECT TO THE DISCOUNT MORTGAGE LOANS IN THE RELATED
LOAN GROUP, THE YIELD TO MATURITY ON THE CLASS 30-PO AND CLASS 15-PO
CERTIFICATES WILL BE EXTREMELY SENSITIVE TO THE RATE AND TIMING OF PRINCIPAL
PAYMENTS (INCLUDING PREPAYMENTS) ON THE DISCOUNT MORTGAGE LOANS IN THE RELATED
LOAN GROUP.

     It is not likely that the Discount Mortgage Loans in each Loan Group will prepay at a constant rate until maturity, that all of the Discount Mortgage
Loans in each Loan Group will prepay at the same rate or that they will have the characteristics assumed. There can be no assurance that the Discount Mortgage
Loans in each Loan Group will prepay at any of the rates shown in the table below or at any other particular rate. The timing of changes in the rate of prepayments may affect significantly the yield realized by holders of the Class
30-PO and Class 15-PO Certificates and there can be no assurance that your pre-tax yield on your Class 30-PO and Class 15-PO Certificates will correspond to any of the pre-tax yields shown in this Prospectus Supplement. You must make your own decision as to the appropriate prepayment assumptions to be used in deciding whether to purchase a Class 30-PO or Class 15-PO Certificate.

           SENSITIVITY OF THE CLASS 30-PO CERTIFICATES TO PREPAYMENTS
                          (PRE-TAX YIELDS TO MATURITY)

                                         PERCENTAGE OF PSA
                                 ---------------------------------
                                  0%    100%   300%   500%    800%
                                 ----   ----   ----   ----   -----
Class 30-PO Certificates         1.65%  2.94%  5.97%  8.82%  12.61%

           SENSITIVITY OF THE CLASS 15-PO CERTIFICATES TO PREPAYMENTS
                          (PRE-TAX YIELDS TO MATURITY)

                                         PERCENTAGE OF PSA
                                 ---------------------------------
                                  0%    100%   300%   500%    800%
                                 ----   ----   ----   ----   -----
Class 15-PO Certificates         3.49%  4.49%  6.68%  8.91%  12.02%

     The yields set forth in the preceding tables were calculated by (i)
determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the Class 30-PO and Class 15-PO Certificates, would cause the discounted present values of such assumed streams of cash flows to equal the assumed purchase price of the Class 30-PO and Class 15-PO Certificates indicated above and (ii) converting such monthly rates to corporate bond equivalent rates. This calculation does not take into account variations that may occur in the interest rates at which you may be able to reinvest funds received as payments of principal of the Class 30-PO and Class 15-PO
Certificates and consequently does not purport to reflect the return on any investment in the Class 30-PO and Class 15-PO Certificates when such reinvestment rates are considered.

                                      S-101

YIELD ON THE CLASS 1-A-R, CLASS 1-A-MR AND CLASS 1-A-LR CERTIFICATES

     The after-tax rate of return to the holder of the Class 1-A-R, Class 1-A-MR or Class 1-A-LR Certificate will reflect its pre-tax rate of return, reduced by the taxes required to be paid with respect to such Certificate. If you hold the
Class 1-A-R, Class 1-A-MR or Class 1-A-LR Certificate, you may have tax liabilities during the early years of the applicable REMIC's term that substantially exceed any distributions payable thereon during any such period.
In addition, the present value of the tax liabilities with respect to your Class
1-A-R, Class 1-A-MR or Class 1-A-LR Certificate may substantially exceed the present value of expected distributions on your Class 1-A-R, Class 1-A-MR or
Class 1-A-LR Certificate and of any tax benefits that may arise with respect to
it. Accordingly, the after-tax rate of return on the Class 1-A-R, Class 1-A-MR or Class 1-A-LR Certificate may be negative or may be otherwise significantly adversely affected. The timing and amount of taxable income attributable to the
Class 1-A-R, Class 1-A-MR or Class 1-A-LR Certificate will depend on, among other things, the timing and amounts of prepayments and losses experienced with respect to the Mortgage Loans.

     If you own the Class 1-A-R, Class 1-A-MR or Class 1-A-LR Certificate, you
should consult your tax advisors regarding the effect of taxes and the receipt of any payments made in connection with the purchase of the Class 1-A-R, Class
1-A-MR or Class 1-A-LR Certificate on your after-tax rate of return. See
"Federal Income Tax Consequences" in this Prospectus Supplement and in the
Prospectus.

YIELD ON THE SUBORDINATE CERTIFICATES

     The weighted average life of, and the yield to maturity on, the Class B
Certificates in increasing order of their numerical class designation, will be progressively more sensitive to the rate and timing of mortgagor defaults and the severity of ensuing losses on the Mortgage Loans. If the actual rate and severity of losses on the Mortgage Loans is higher than those you assumed, the actual yield to maturity of your Class B Certificate may be lower than the yield you expected. The timing of losses on Mortgage Loans will also affect your actual yield to maturity, even if the rate of defaults and severity of losses over the life of the Trust are consistent with your expectations. In general, the earlier a loss occurs, the greater the effect on an investor's yield to maturity. The Non-PO Percentage of Realized Losses on the Mortgage Loans will be allocated to reduce the balance of the applicable class of Class B Certificates
(as described in this Prospectus Supplement under "Description of the
Certificates -- Allocation of Losses"), without the receipt of cash equal to the reduction. In addition, shortfalls in cash available for distributions on the
Class B Certificates will result in a reduction in the class balance of the class of Class B Certificates then outstanding with the highest numerical class designation if and to the extent that the aggregate class balance of all classes of the Senior Certificates (other than the Class 30-PO and Class 15-PO
Certificates) and the Class B Certificates following all distributions and the allocation of Realized Losses on a Distribution Date, exceeds the aggregate
Adjusted Pool Amounts (Non-PO Portion). As a result of such reductions, less interest will accrue on that class of Subordinate Certificates than otherwise would be the case. The yield to maturity of the Class B Certificates will also be affected by the disproportionate allocation of principal prepayments to the
Senior Certificates (other than the Class 30-PO and Class 15-PO Certificates),
Net Interest Shortfalls, other cash shortfalls in the Pool Distribution Amounts, distribution of funds to holders of the Class 30-PO or Class 15-PO Certificates otherwise available for distribution on the Class B Certificates to the extent of reimbursement for Class PO Deferred Amounts and distribution of funds to the
Senior Certificates (other than the Class 30-PO and Class 15-PO Certificates) as a result of cross-collateralization otherwise available for distribution on the
Class B Certificates. See "Description of the Certificates -- Allocation of
Losses" in this Prospectus Supplement.

                                      S-102

     If on any Distribution Date, the Fractional Interest for any class of Class
B Certificates is less than its original Fractional Interest, principal distributions on the Class B Certificates will be allocated solely to that class and all other classes of Class B Certificates with lower numerical class designations, thereby accelerating the amortization thereof relative to that of the classes junior to that class and reducing the weighted average lives of the classes of Class B Certificates receiving such distributions. Accelerating the amortization of the classes of Class B Certificates with lower numerical class designations relative to the other classes of Class B Certificates is intended to preserve the availability of the subordination provided by those other classes.

YIELD CONSIDERATIONS WITH RESPECT TO THE CLASS B-2 AND CLASS B-3 CERTIFICATES

     Defaults on mortgage loans may be measured relative to a default standard or model. The model used in this Prospectus Supplement, the standard default assumption ("SDA"), represents an assumed rate of default each month relative to the outstanding performing principal balance of a pool of new mortgage loans. A default assumption of 100% SDA assumes constant default rates of 0.02% per annum of the outstanding principal balance of such mortgage loans in the first month of the life of the mortgage loans and an additional 0.02% per annum in each month thereafter until the 30th month. Beginning in the 30th month and in each month thereafter through the 60th month of the life of the mortgage loans, 100%
SDA assumes a constant default rate of 0.60% per annum each month. Beginning in the 61st month and in each month thereafter through the 120th month of the life of the mortgage loans, 100% SDA assumes that the constant default rate declines each month by 0.0095% per annum, and that the constant default rate remains at
0.03% per annum in each month after the 120th month. For the following tables, it is assumed that there is no delay between the default and liquidation of the mortgage loans. As used in the following tables, "0% SDA" assumes no defaults.
SDA is not a historical description of default experience or a prediction of the rate of default of any pool of mortgage loans.

     The following tables indicate the sensitivity of the pre-tax yield to maturity on the Class B-2 and Class B-3 Certificates to various rates of prepayment and varying levels of Realized Losses. The tables set forth below are based upon, among other things, the Modeling Assumptions (other than the assumption that no defaults shall have occurred with respect to the Mortgage
Loans) and the additional assumption that liquidations (other than those scenarios indicated as 0% of SDA (no defaults)) occur monthly on the last day of the preceding month (other than on a due date) at the percentages of SDA set forth in the table.

     In addition, it was assumed that (i) Realized Losses on liquidations of 25%
or 50% of the outstanding principal balance of the Liquidated Mortgage Loans as indicated in the tables below (referred to as a "LOSS SEVERITY PERCENTAGE"), will occur at the time of liquidation and (ii) the Class B-2 and Class B-3
Certificates are purchased on the Closing Date at assumed purchase prices equal to 99.50% and 95.25%, respectively, in each case, of their class balance plus accrued interest from February 1, 2005 to (but not including) the Closing Date.

     It is highly unlikely that the Mortgage Loans of a Loan Group will have the precise characteristics referred to in this Prospectus Supplement or that they will prepay or liquidate at any of the rates specified or that the Realized
Losses will be incurred according to one particular pattern. The assumed percentages of SDA and PSA and the Loss Severity Percentages shown below are for illustrative purposes only. Those assumptions may not be correct and the actual rates of prepayment and liquidation and loss severity experience of the Mortgage
Loans of a Loan Group may not correspond to any of the assumptions made in this
Prospectus Supplement. For these reasons, and because the timing of cash flows is critical to determining yield, the pre-tax yield to maturity of the Class B-2 and Class B-3 Certificates are likely to differ from the pre-tax yields to maturity shown below.

                                      S-103

     The pre-tax yields to maturity set forth below were calculated by determining the monthly discount rates which, when applied to the assumed streams of cash flows to be paid on the Class B-2 and Class B-3 Certificates, would cause the discounted present value of those assumed streams of cash flows to equal the aggregate assumed purchase prices set forth above of the Class B-2 and Class B-3 Certificates plus in each case accrued interest from February 1,
2005 to (but not including) the Closing Date. In all cases, monthly rates were then converted to the semi-annual corporate bond equivalent yields shown below.
Implicit in the use of any discounted present value or internal rate of return calculations such as these is the assumption that intermediate cash flows are reinvested at the discount rates at which investors may be able to reinvest funds received by them as distributions on the Class B-2 and Class B-3
Certificates. Consequently, these yields do not purport to reflect the total return on any investment in the Class B-2 and Class B-3 Certificates when reinvestment rates are considered.

           SENSITIVITY OF PRE-TAX YIELDS TO MATURITY OF THE CLASS B-2
                 CERTIFICATES TO PREPAYMENTS AND REALIZED LOSSES



                                    LOSS                 PERCENTAGE OF PSA
PERCENTAGE                        SEVERITY    ---------------------------------------
OF SDA                           PERCENTAGE     0%      100%     300%     500%   800%
----------                       ----------   ------   ------   ------   -----   ----

  0%                                  0%        5.50%    5.49%    5.48%   5.48%  5.48%
 50%                                 25%        5.50     5.49     5.48    5.48   5.48
 50%                                 50%        4.02     5.49     5.48    5.48   5.48
 75%                                 25%        5.50     5.49     5.48    5.48   5.48
 75%                                 50%      (25.57)    0.22     5.48    5.48   5.48
100%                                 25%        4.12     5.49     5.48    5.48   5.48
100%                                 50%      (41.42)  (34.60)    0.14    5.48   5.48
150%                                 25%      (24.80)    0.49     5.48    5.48   5.48
150%                                 50%      (62.59)  (58.30)  (46.19)  (5.03)  5.48


           SENSITIVITY OF PRE-TAX YIELDS TO MATURITY OF THE CLASS B-3
                 CERTIFICATES TO PREPAYMENTS AND REALIZED LOSSES



                                    LOSS                   PERCENTAGE OF PSA
                                  SEVERITY    ------------------------------------------
PERCENTAGE OF SDA                PERCENTAGE     0%      100%     300%     500%     800%
------------------------------   ----------   ------   ------   ------   ------   ------

  0%                                  0%        5.95%    6.01%    6.11%    6.18%    6.25%
 50%                                 25%        5.84     5.97     6.12     6.18     6.25
 50%                                 50%      (29.57)   (3.70)    6.12     6.18     6.25
 75%                                 25%        1.09     4.98     6.12     6.18     6.25
 75%                                 50%      (50.12)  (45.07)  (10.89)    4.62     6.25
100%                                 25%      (29.26)   (3.01)    6.12     6.18     6.25
100%                                 50%      (65.42)  (61.55)  (51.06)   (9.36)    6.25
150%                                 25%      (49.86)  (44.76)   (8.90)    4.80     6.25
150%                                 50%      (87.32)  (84.91)  (78.94)  (70.19)  (12.85)


                                      S-104

     The following table sets forth the amount of Realized Losses that would be incurred with respect to the Mortgage Loans, expressed as a percentage of the aggregate outstanding principal balance of the Mortgage Loans as of the Cut-off
Date.

                            AGGREGATE REALIZED LOSSES



                                    LOSS              PERCENTAGE OF PSA
                                  SEVERITY    --------------------------------
PERCENTAGE OF SDA                PERCENTAGE    0%    100%   300%   500%   800%
------------------------------   ----------   ----   ----   ----   ----   ----

 50%                                 25%      0.45%  0.36%  0.25%  0.18%  0.12%
 50%                                 50%      0.91   0.73   0.50   0.36   0.23
 75%                                 25%      0.68   0.54   0.37   0.27   0.17
 75%                                 50%      1.35   1.08   0.74   0.53   0.35
100%                                 25%      0.90   0.72   0.49   0.35   0.23
100%                                 50%      1.80   1.44   0.99   0.71   0.46
150%                                 25%      1.34   1.07   0.74   0.53   0.34
150%                                 50%      2.67   2.14   1.47   1.06   0.69


     You should make your investment decisions based on your determinations of anticipated rates of prepayment and Realized Losses under a variety of scenarios. If you are purchasing Class B-2 or Class B-3 Certificates you should fully consider the risk that Realized Losses on the Mortgage Loans could result in the failure to fully recover your investments.

                                      S-105

--------------------------------------------------------------------------------

USE OF PROCEEDS

--------------------------------------------------------------------------------

     The Depositor will apply the net proceeds of the sale of the Offered
Certificates against the purchase price of the Mortgage Loans.

--------------------------------------------------------------------------------

FEDERAL INCOME TAX CONSEQUENCES

--------------------------------------------------------------------------------

     Elections will be made to treat the Trust as three separate "real estate mortgage investment conduits" (the "UPPER-TIER REMIC," the "MIDDLE-TIER REMIC"
and the "LOWER-TIER REMIC" and each, a "REMIC") for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "CODE").

     o    The Certificates (other than the Class 30-IO, Class 15-IO, Class
          30-PO, Class 15-PO, Class 1-A-R, Class 1-A-MR and Class 1-A-LR
          Certificates) will be designated as "regular interests" in the
          Upper-Tier REMIC. All the Certificates (other than the Class 1-A-R,
          Class 1-A-MR and Class 1-A-LR Certificates) are "REGULAR CERTIFICATES"
          for purposes of the following discussion.

     o    The Class 1-A-R, Class 1-A-MR and Class 1-A-LR Certificates will be designated as the sole class of "residual interest" in the Upper-Tier
          REMIC, Middle-Tier REMIC and Lower-Tier REMIC, respectively.

     See "Federal Income Tax Consequences -- Federal Income Tax Consequences for
REMIC Certificates" in the Prospectus.

REGULAR CERTIFICATES

     The Regular Certificates generally will be treated as debt instruments issued by the Upper-Tier REMIC for federal income tax purposes. Income on the
Regular Certificates must be reported under an accrual method of accounting.

     The Interest Only Certificates, Principal Only Certificates and Accrual
Certificates will, and the other classes of Offered Certificates may, depending on their respective issue prices, be treated for federal income tax purposes as having been issued with original issue discount. See "Federal Income Tax
Consequences -- Federal Income Tax Consequences for REMIC Certificates --
Taxation of Regular Certificates -- Original Issue Discount" in the Prospectus.
Certain classes of the Regular Certificates may be treated for federal income tax purposes as having been issued at a premium. Whether any holder of such a class of Certificates will be treated as holding a Certificate with amortizable bond premium will depend on such certificateholder's purchase price and the distributions remaining to be made on such Certificate at the time of its acquisition by such certificateholder. Holders of such classes of Certificates should consult their own tax advisors regarding the possibility of making an election to amortize such premium. See "Federal Income Tax Consequences --
Federal Income Tax Consequences for REMIC Certificates -- Taxation of Regular
Certificates -- Premium" in the Prospectus. For purposes of determining the amount and the rate of accrual of original issue discount and market discount, the Depositor intends to assume that there will be prepayments on the Mortgage
Loans at a rate equal to 300% PSA. No representation is made as to the actual rate at which the Mortgage Loans will be prepaid.

                                      S-106

     The Regular Certificates will be treated as regular interests in a REMIC under Section 860G of the Code. Accordingly, to the extent described in the
Prospectus:

     o    the Regular Certificates will be treated as assets described in
          Section 7701(a)(19)(C) of the Code;

     o    the Regular Certificates will be treated as "real estate assets"
          within the meaning of Section 856(c)(4)(A) of the Code; and

     o    interest on the Regular Certificates will be treated as interest on obligations secured by mortgages on real property within the meaning of Section 856(c)(3)(B) of the Code.

     See "Federal Income Tax Consequences -- Federal Income Tax Consequences for
REMIC Certificates -- Status of REMIC Certificates" in the Prospectus.

RESIDUAL CERTIFICATES

     If you hold the Class 1-A-R, Class 1-A-MR or Class 1-A-LR Certificate, you
must include the taxable income or loss of the Upper-Tier REMIC, Middle-Tier
REMIC or Lower-Tier REMIC, respectively, in determining your federal taxable income. Your resulting tax liability may exceed cash distributions to you during certain periods. In addition, all or a portion of the taxable income you recognize from the Class 1-A-R, Class 1-A-MR or Class 1-A-LR Certificate may be
treated as "excess inclusion" income, which, among other consequences, will result in your inability to use net operating losses to offset such income from the REMIC.

     You should consider carefully the tax consequences of any investment in the
Class 1-A-R, Class 1-A-MR or Class 1-A-LR Certificate discussed in the
Prospectus and should consult your tax advisors with respect to those consequences. See "Federal Income Tax Consequences" in the Prospectus.
Specifically, you should consult your tax advisors regarding whether, at the time of acquisition, the Class 1-A-R, Class 1-A-MR or Class 1-A-LR Certificate
will be treated as a "noneconomic" residual interest and "tax avoidance potential" residual interest. See "Federal Income Tax Consequences -- Federal
Income Tax Consequences for REMIC Certificates -- Taxation of Residual
Certificates -- Tax-Related Restrictions on Transfer of Residual Certificates --
Noneconomic Residual Interests," "-- Foreign Investors" and "-- Mark to Market
Regulations" in the Prospectus. Additionally, for information regarding
Prohibited Transactions, see "Federal Income Tax Consequences -- Federal Income
Tax Consequences for REMIC Certificates -- Taxes That May Be Imposed on the
REMIC Pool -- Prohibited Transactions" in the Prospectus.

BACKUP WITHHOLDING AND REPORTING REQUIREMENTS

     Certain holders or other beneficial owners of Offered Certificates may be subject to backup withholding at a rate of 28% (increasing to 31% after 2010)
with respect to interest paid on the Offered Certificates if those holders or beneficial owners, upon issuance, fail to supply the Trustee or their broker with their taxpayer identification number, furnish an incorrect taxpayer identification number, fail to report interest, dividends or other "reportable payments" (as defined in the Code) properly, or, under certain circumstances, fail to provide the Trustee or their broker with a certified statement, under penalty of perjury, that they are not subject to backup withholding. See
"Federal Income Tax Consequences --Federal Income Tax Consequences for REMIC
Certificates -- Backup Withholding" in the Prospectus.

     The Trustee will be required to report annually to the Internal Revenue
Service (the "IRS"), and to each certificateholder of record, the amount of interest paid (and original issue discount accrued, if any) on

                                      S-107

the Regular Certificates and the amount of interest withheld for federal income taxes, if any, for each calendar year, except as to exempt holders (generally, holders that are corporations, certain tax-exempt organizations or nonresident aliens who provide certification as to their status as nonresidents). As long as the only "certificateholder" of record of the Offered Certificates (other than the Class 1-A-R, Class 1-A-MR and Class 1-A-LR Certificates) is Cede & Co., as
nominee for DTC, beneficial owners of the Offered Certificates and the IRS will receive tax and other information including the amount of interest paid on such
Certificates from DTC Participants rather than from the Trustee. (The Trustee, however, will respond to requests for necessary information to enable
Participants and certain other persons to complete their reports.) See "Federal
Income Tax Consequences -- Federal Income Tax Consequences for REMIC
Certificates -- Reporting Requirements" in the Prospectus.

     All investors should consult their tax advisors regarding the federal, state, local or foreign income tax consequences of the purchase, ownership and disposition of the Offered Certificates.

--------------------------------------------------------------------------------

STATE TAXES

--------------------------------------------------------------------------------

     The Depositor makes no representations regarding the tax consequences of purchase, ownership or disposition of the Offered Certificates under the tax laws of any state. Investors considering an investment in the Offered
Certificates should consult their tax advisors regarding such tax consequences.

--------------------------------------------------------------------------------

ERISA CONSIDERATIONS

--------------------------------------------------------------------------------

     A fiduciary or other person acting on behalf of any employee benefit plan or arrangement, including an individual retirement account (an "IRA"), subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code or any federal, state or local law ("SIMILAR LAW") which is similar to
ERISA or the Code (collectively, a "PLAN") should carefully review with its legal advisors whether the purchase or holding of an Offered Certificate could give rise to a transaction prohibited or not otherwise permissible under ERISA, the Code or Similar Law. See "ERISA Considerations" in the Prospectus.

     The U.S. Department of Labor has extended to Banc of America Securities LLC an administrative exemption (the "EXEMPTION") from certain of the prohibited transaction rules of ERISA and the related excise tax provisions of Section 4975 of the Code with respect to the initial purchase, the holding and the subsequent resale by certain Plans of certificates in pass-through trusts that consist of certain receivables, loans and other obligations that meet the conditions and requirements of the Exemption. The Exemption applies to mortgage loans such as the Mortgage Loans, but does not cover certain IRAs and certain employee benefit plans covering only self-employed individuals which are subject to the prohibited transaction provisions of the Code.

     For a general description of the Exemption and the conditions that must be satisfied for the Exemption to apply, see "ERISA Considerations --
Administrative Exemptions -- Individual Administrative Exemptions" in the
Prospectus.

     The Exemption may cover the acquisition and holding of the Offered
Certificates (other than the Class 1-A-R, Class 1-A-MR and Class 1-A-LR
Certificates) by the Plans to which it applies provided that all conditions of the Exemption other than those within the control of the investors are met. In addition, as of the date hereof, there is no single mortgagor that is the obligor on 5% of the initial balance of the Mortgage Pool.

                                      S-108

     Prospective Plan investors should consult with their legal advisors concerning the impact of ERISA, the Code and Similar Law, the applicability of
PTE 83-1 described under "ERISA Considerations" in the Prospectus and the
Exemption, and the potential consequences in their specific circumstances, prior to making an investment in the Offered Certificates. Moreover, each Plan fiduciary should determine whether under the governing plan instruments and the applicable fiduciary standards of investment prudence and diversification, an investment in the Offered Certificates is appropriate for the Plan, taking into account the overall investment policy of the Plan and the composition of the
Plan's investment portfolio.

     The Class 1-A-R, Class 1-A-MR and Class 1-A-LR Certificates may not be
purchased by or transferred to a Plan or a person acting on behalf of or investing assets of a Plan. See "Description of the Certificates -- Restrictions
on Transfer of the Class 1-A-R, Class 1-A-MR and Class 1-A-LR Certificates" in
this Prospectus Supplement.

--------------------------------------------------------------------------------

METHOD OF DISTRIBUTION

--------------------------------------------------------------------------------

     Subject to the terms and conditions set forth in the Underwriting Agreement
(the "UNDERWRITING AGREEMENT") among the Depositor, Banc of America Securities
LLC (the "UNDERWRITER"), and Bank of America, the Depositor has agreed to sell to the Underwriter, and the Underwriter has agreed to purchase from the
Depositor, all of the Offered Certificates. Proceeds to the Depositor from the sale of the Offered Certificates are expected to be approximately 101.440% of the initial balance of those Certificates, before deducting expenses estimated at approximately $397,172 payable by the Depositor.

     Distribution of the Offered Certificates will be made by the Underwriter from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale. In connection with the purchase and sale of the Offered Certificates, the Underwriter may be deemed to have received compensation from the Depositor in the form of underwriting discounts.

     The Depositor has been advised by the Underwriter that it intends to make a market in the Offered Certificates but has no obligation to do so. There can be no assurance that a secondary market for the Offered Certificates will develop or, if it does develop, that it will continue.

     The Depositor has agreed to indemnify the Underwriter against, or make contributions to the Underwriter with respect to, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     The Underwriter is an affiliate of the Depositor, the Seller and the
Servicer, and is a registered broker/dealer. Any obligations of the Underwriter are the sole responsibility of the Underwriter and do not create any obligation or guarantee on the part of any affiliate of the Underwriter. This Prospectus
Supplement and the Prospectus may be used by the Underwriter in connection with offers and sales related to market-making transactions in the Offered
Certificates. The Underwriter may act as principal or agent in such transactions.

--------------------------------------------------------------------------------

LEGAL MATTERS

--------------------------------------------------------------------------------

     The validity of and certain federal income tax matters with respect to the
Offered Certificates will be passed upon for the Depositor and Underwriter by
Cadwalader, Wickersham & Taft LLP, New York, New York.

                                      S-109

--------------------------------------------------------------------------------

EXPERTS

--------------------------------------------------------------------------------

     The consolidated financial statements of Assured Guaranty Corp. as of
December 31, 2003 and 2002 and for each of the three years in the period ended
December 31, 2003 included in this Prospectus Supplement have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

--------------------------------------------------------------------------------

CERTIFICATE RATINGS

--------------------------------------------------------------------------------

     At their issuance, each class of Offered Certificates is required to receive from Standard & Poor's, a division of The McGraw-Hill Companies, Inc.
("S&P") and Fitch Ratings ("FITCH") at least the rating set forth in the table on page S-4 of this Prospectus Supplement.

     Ratings on mortgage pass-through certificates address the likelihood of receipt by certificateholders of payments required under the Pooling Agreement.
The ratings on the Class 1-A-2 Certificates are without regard to the Policy.

     S&P's and Fitch's ratings take into consideration the credit quality of the
Mortgage Pool, including any credit support, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Pool is adequate to make payments required under the
Offered Certificates. S&P's and Fitch's ratings on the Offered Certificates do not, however, constitute a statement regarding frequency of prepayments on the
Mortgage Loans.

     S&P's and Fitch's ratings do not address the possibility that, because the
Interest Only Certificates are extremely sensitive to principal prepayments, a holder of an Interest Only Certificate may not fully recover its initial investment. S&P's and Fitch's ratings on the Principal Only Certificates only address the return of the principal balance of such Certificates and do not address the possibility that a slower than anticipated rate of prepayments may adversely affect the yield to investors. S&P's and Fitch's ratings on a Residual
Certificate does not address the likelihood of a return to investors other than to the extent of the principal balance and interest at the pass-through rate thereon.

     The Depositor has not requested a rating of any class of Offered
Certificates by any rating agency other than S&P and Fitch. However, there can be no assurance as to whether any other rating agency will rate the Offered
Certificates or, if it does, what rating would be assigned by such other rating agency. The rating assigned by any such other rating agency to a class of
Offered Certificates may be lower than the ratings assigned by S&P and Fitch.

     The rating of the Offered Certificates should be evaluated independently from similar ratings on other types of securities. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating agency.

                                      S-110

--------------------------------------------------------------------------------
INDEX OF SIGNIFICANT PROSPECTUS SUPPLEMENT DEFINITIONS
--------------------------------------------------------------------------------

                                                                            PAGE
                                                                           -----
Accretion Directed Certificates                                            S-6
Accretion Termination Date                                                 S-58
Accrual Certificates                                                       S-6
Adjusted Pool Amount                                                       S-75
Adjusted Pool Amount (Non-PO Portion)                                      S-75
Adjusted Pool Amount (PO Portion)                                          S-75
Administrative Fee Rate                                                    S-45
Administrative Fees                                                        S-44
Advance                                                                    S-46
Aggregate Subordinate Percentage                                           S-73
AGL                                                                        S-78
Ancillary Income                                                           S-45
Assured Guaranty                                                           S-76
Avoided Payment                                                            S-76
Bank of America                                                            S-42
Bankruptcy Losses                                                          S-75
beneficial owner                                                           S-50
Book-Entry Certificates                                                    S-49
Certificate Account                                                        S-44
Certificate Insurer                                                        S-76
Certificate Owners                                                         S-50
Certificateholder                                                          S-50
Certificates                                                               S-5
Class 1-A-4 Notional Amount                                                S-57
Class 1-A-5 Notional Amount                                                S-58
Class 1-A-8 Accrual Distribution Amount                                    S-60
Class 1-A-9 Accrual Distribution Amount                                    S-60
Class 1-A-11 Accrual Distribution Amount                                   S-60
Class 15-IO Notional Amount                                                S-58
Class 30-IO Notional Amount                                                S-58
Class B Certificates                                                       S-5
class balance                                                              S-58
Class PO Deferred Amount                                                   S-73
Class PO Principal Distribution Amount                                     S-66
Clearstream                                                                S-51
Clearstream Participants                                                   S-51
Closing Date                                                               S-5
Code                                                                       S-17
Companion Certificates                                                     S-5
Compensating Interest                                                      S-45
Corporate Trust Office                                                     S-47
Cut-off Date                                                               S-5
Debt Service Reduction                                                     S-75
Deceased Holder                                                            S-71
Decrement Tables                                                           S-85
Deficiency Amount                                                          S-76

                                      S-111

                                                                            PAGE
                                                                           -----
Deficient Valuation                                                        S-75
Definitive Certificates                                                    S-49
Deleted Mortgage Loan                                                      S-43
Depositor                                                                  S-5
Determination Date                                                         S-46
Discount Mortgage Loans                                                    S-59
Distribution Date                                                          S-5
DTC                                                                        S-50
Eligible Substitute Mortgage Loan                                          S-44
ERISA                                                                      S-17
Euroclear                                                                  S-52
Euroclear Operator                                                         S-52
Euroclear Participants                                                     S-52
European Depositaries                                                      S-50
Exemption                                                                  S-108
FHLMC                                                                      S-26
Final Scheduled Maturity Date                                              S-49
Financial Intermediary                                                     S-50
Fitch                                                                      S-110
FNMA                                                                       S-26
Fractional Interest                                                        S-67
Global Securities                                                          C-1
Group                                                                      S-6
Group 1                                                                    S-6
Group 1 Mortgage Loans                                                     S-7
Group 1 Discount Mortgage Loan                                             S-59
Group 1 Premium Mortgage Loan                                              S-59
Group 1 Senior Certificates                                                S-61
Group 2                                                                    S-6
Group 2 Discount Mortgage Loan                                             S-59
Group 2 Mortgage Loans                                                     S-7
Group 2 Premium Mortgage Loan                                              S-59
Group 2 Senior Certificates                                                S-62
Group Subordinate Amount                                                   S-60
Indirect Participants                                                      S-50
Insured Certificates                                                       S-76
Insured Payment                                                            S-76
Interest Accrual Period                                                    S-57
Interest Distribution Amount                                               S-55
Interest Only Certificates                                                 S-5
IRA                                                                        S-17
IRS                                                                        S-107
Issuer                                                                     S-5
Liquidated Mortgage Loan                                                   S-75
Liquidation Proceeds                                                       S-68
Living Holders                                                             S-7
Loan Group                                                                 S-7
Loan Group 1                                                               S-7
Loan Group 2                                                               S-7
Loan-to-Value Ratio                                                        S-26
Lockout Certificates                                                       S-6

                                      S-112

                                                                            PAGE
                                                                           -----
Loss Severity Percentage                                                   S-103
Lower-Tier REMIC                                                           S-16
MERS                                                                       S-43
Middle-Tier REMIC                                                          S-16
Modeling Assumptions                                                       S-85
Mortgage File                                                              S-43
Mortgage Loan Purchase Agreement                                           S-25
Mortgage Loans                                                             S-7
Mortgage Pool                                                              S-7
Net Interest Shortfall                                                     S-56
Net Mortgage Interest Rate                                                 S-60
Non-Offered Certificates                                                   S-5
Non-PO Percentage                                                          S-59
Non-PO Principal Amount                                                    S-60
Non-Supported Interest Shortfall                                           S-56
Offered Certificates                                                       S-56
Original Subordinate Principal Balance                                     S-64
PAC Certificates                                                           S-64
PAC Principal Amount                                                       S-64
Participants                                                               S-50
Percentage Interest                                                        S-48
Plan                                                                       S-17
Policy                                                                     S-76
Pool Distribution Amount                                                   S-54
Pool Distribution Amount Allocation                                        S-55
Pool Principal Balance                                                     S-63
Pool Principal Balance (Non-PO Portion)                                    S-63
Pooling Agreement                                                          S-5
PO Percentage                                                              S-59
PO Principal Amount                                                        S-67
Premium Distribution Amount                                                S-56
Premium Mortgage Loans                                                     S-59
Prepayment Interest Shortfall                                              S-45
Principal Only Certificates                                                S-6
Priority Amount                                                            S-66
Priority Percentage                                                        S-66
PSA                                                                        S-86
Purchase Price                                                             S-43
Realized Loss                                                              S-75
Record Date                                                                S-54
Recovery                                                                   S-74
Regular Certificates                                                       S-106
Relevant Depositary                                                        S-50
Relief Act Reduction                                                       S-56
REMIC                                                                      S-16
REMIC Regulations                                                          S-80
REO Property                                                               S-46
Reserve Fund                                                               S-56
Residual Certificates                                                      S-6
Rounding Account                                                           S-68
Rules                                                                      S-50

                                      S-113

                                                                            PAGE
                                                                           -----
Scheduled Principal Payments                                               S-61
SDA                                                                        S-103
Seller                                                                     S-5
Senior Certificates                                                        S-5
Senior Credit Support Depletion Date                                       S-62
Senior Percentage                                                          S-63
Senior Prepayment Percentage                                               S-63
Senior Principal Distribution Amount                                       S-62
Servicer                                                                   S-5
Servicer Custodial Account                                                 S-44
Servicing Compensation                                                     S-45
Servicing Fee                                                              S-44
Servicing Fee Rate                                                         S-45
Similar Law                                                                S-17
Shift Percentage                                                           S-66
SMMEA                                                                      S-16
Special Retail Certificates                                                S-68
S&P                                                                        S-110
Stated Principal Balance                                                   S-62
Subordinate Certificates                                                   S-5
Subordinate Percentage                                                     S-63
Subordinate Prepayment Percentage                                          S-63
Subordinate Principal Distribution Amount                                  S-68
Substitution Adjustment Amount                                             S-44
Super Senior Certificates                                                  S-6
Super Senior Support Certificates                                          S-6
TAC Certificates                                                           S-6
TAC Group                                                                  S-64
TAC Principal Amount                                                       S-64
Terms and Conditions                                                       S-52
Total Senior Percentage                                                    S-63
Trust                                                                      S-5
Trustee                                                                    S-5
Trustee Fee Rate                                                           S-45
Undercollateralized Amount                                                 S-73
Undercollateralized Group                                                  S-73
Underwriter                                                                S-109
Underwriting Agreement                                                     S-109
Unscheduled Principal Payments                                             S-61
Upper-Tier REMIC                                                           S-16
U.S. Person                                                                S-81
Wells Fargo                                                                S-47
Withholding Regulations                                                    C-4

                                      S-114

                                   APPENDIX A

                                                  PRINCIPAL BALANCE SCHEDULES
                                               ---------------------------------
DISTRIBUTION DATE                              PAC CERTIFICATES      TAC GROUP
------------------                             ----------------   --------------
Initial Balance                                 $40,000,000.00    $39,358,000.00
March 25, 2005                                   39,845,127.19     39,319,314.77
April 25, 2005                                   39,670,599.63     39,270,966.55
May 25, 2005                                     39,476,512.98     39,212,973.34
June 25, 2005                                    39,262,926.16     39,145,365.45
July 25, 2005                                    39,029,908.25     39,068,185.43
August 25, 2005                                  38,777,538.39     38,981,488.20
September 25, 2005                               38,505,905.85     38,885,340.86
October 25, 2005                                 38,215,109.91     38,779,822.80
November 25, 2005                                37,905,259.85     38,665,025.55
December 25, 2005                                37,576,474.87     38,541,052.71
January 25, 2006                                 37,228,884.06     38,408,019.84
February 25, 2006                                36,862,626.28     38,266,054.38
March 25, 2006                                   36,477,850.12     38,115,295.44
April 25, 2006                                   36,074,713.76     37,955,893.70
May 25, 2006                                     35,653,384.92     37,788,011.18
June 25, 2006                                    35,214,040.72     37,611,821.04
July 25, 2006                                    34,756,867.57     37,427,507.39
August 25, 2006                                  34,282,061.04     37,235,265.05
September 25, 2006                               33,789,825.75     37,035,299.22
October 25, 2006                                 33,280,375.19     36,827,825.30
November 25, 2006                                32,753,931.60     36,613,068.54
December 25, 2006                                32,210,725.80     36,391,263.74
January 25, 2007                                 31,650,997.03     36,162,654.92
February 25, 2007                                31,074,992.80     35,927,494.96
March 25, 2007                                   30,482,968.64     35,686,045.29
April 25, 2007                                   29,875,188.02     35,438,575.45
May 25, 2007                                     29,251,922.05     35,185,362.77
June 25, 2007                                    28,613,449.36     34,926,691.88
July 25, 2007                                    27,960,126.86     34,662,888.82
August 25, 2007                                  27,310,240.62     34,402,965.87
September 25, 2007                               26,663,773.12     34,146,881.09
October 25, 2007                                 26,020,706.92     33,894,592.95
November 25, 2007                                25,381,024.68     33,646,060.28
December 25, 2007                                24,744,709.16     33,401,242.26
January 25, 2008                                 24,111,743.19     33,160,098.44
February 25, 2008                                23,482,109.70     32,922,588.75
March 25, 2008                                   22,863,305.06     32,688,673.45
April 25, 2008                                   22,247,799.02     32,458,313.18
May 25, 2008                                     21,635,574.78     32,231,468.89
June 25, 2008                                    21,026,615.61     32,008,101.93
July 25, 2008                                    20,420,904.88     31,788,173.97
August 25, 2008                                  19,818,426.04     31,571,647.02
September 25, 2008                               19,219,162.63     31,358,483.43
October 25, 2008                                 18,623,098.28     31,148,645.88
November 25, 2008                                18,030,216.70     30,942,097.39
December 25, 2008                                17,440,501.68     30,738,801.33
January 25, 2009                                 16,853,937.10     30,538,721.37

                                       A-1

                                                  PRINCIPAL BALANCE SCHEDULES
                                               ---------------------------------
DISTRIBUTION DATE                              PAC CERTIFICATES      TAC GROUP
------------------                             ----------------   --------------
February 25, 2009                               $16,270,506.92    $30,341,821.52
March 25, 2009                                   15,690,195.18     30,148,066.11
April 25, 2009                                   15,112,986.02     29,957,419.78
May 25, 2009                                     14,538,863.65     29,769,847.48
June 25, 2009                                    13,967,812.36     29,585,314.50
July 25, 2009                                    13,399,816.52     29,403,786.44
August 25, 2009                                  12,834,860.59     29,225,229.17
September 25, 2009                               12,272,929.11     29,049,608.92
October 25, 2009                                 11,714,006.69     28,876,892.17
November 25, 2009                                11,158,078.04     28,707,045.73
December 25, 2009                                10,605,127.93     28,540,036.71
January 25, 2010                                 10,055,141.21     28,375,832.52
February 25, 2010                                 9,508,102.82     28,214,400.83
March 25, 2010                                    8,991,042.76     28,067,119.07
April 25, 2010                                    8,476,869.43     27,922,486.76
May 25, 2010                                      7,965,568.09     27,780,472.56
June 25, 2010                                     7,457,124.09     27,641,045.40
July 25, 2010                                     6,951,522.87     27,504,174.48
August 25, 2010                                   6,448,749.91     27,369,829.32
September 25, 2010                                5,948,790.81     27,237,979.64
October 25, 2010                                  5,451,631.21     27,108,595.52
November 25, 2010                                 4,957,256.85     26,981,647.23
December 25, 2010                                 4,465,653.53     26,857,105.37
January 25, 2011                                  3,976,807.14     26,734,940.75
February 25, 2011                                 3,490,703.62     26,615,124.51
March 25, 2011                                    3,016,245.48     26,501,209.41
April 25, 2011                                    2,544,469.04     26,389,543.66
May 25, 2011                                      2,075,360.56     26,280,099.34
June 25, 2011                                     1,608,906.34     26,172,848.77
July 25, 2011                                     1,145,092.77     26,067,764.53
August 25, 2011                                     683,906.32     25,964,819.43
September 25, 2011                                  225,333.50     25,863,986.58
October 25, 2011                                          0.00     25,534,600.20
November 25, 2011                                         0.00     24,984,526.34
December 25, 2011                                         0.00     24,439,059.05
January 25, 2012                                          0.00     23,898,159.17
February 25, 2012                                         0.00     23,361,787.87
March 25, 2012                                            0.00     22,854,018.15
April 25, 2012                                            0.00     22,350,487.02
May 25, 2012                                              0.00     21,851,157.70
June 25, 2012                                             0.00     21,355,993.68
July 25, 2012                                             0.00     20,864,958.76
August 25, 2012                                           0.00     20,378,017.01
September 25, 2012                                        0.00     19,895,132.79
October 25, 2012                                          0.00     19,416,270.73
November 25, 2012                                         0.00     18,941,395.76
December 25, 2012                                         0.00     18,470,473.05
January 25, 2013                                          0.00     18,003,468.07
February 25, 2013                                         0.00     17,540,346.57
March 25, 2013                                            0.00     17,103,821.34

                                       A-2

                                                  PRINCIPAL BALANCE SCHEDULES
                                               ---------------------------------
DISTRIBUTION DATE                              PAC CERTIFICATES      TAC GROUP
------------------                             ----------------   --------------
April 25, 2013                                            0.00    $16,670,823.36
May 25, 2013                                              0.00     16,241,321.48
June 25, 2013                                             0.00     15,815,284.81
July 25, 2013                                             0.00     15,392,682.69
August 25, 2013                                           0.00     14,973,484.70
September 25, 2013                                        0.00     14,557,660.67
October 25, 2013                                          0.00     14,145,180.67
November 25, 2013                                         0.00     13,736,014.99
December 25, 2013                                         0.00     13,330,134.15
January 25, 2014                                          0.00     12,927,508.94
February 25, 2014                                         0.00     12,528,110.33
March 25, 2014                                            0.00     12,152,882.91
April 25, 2014                                            0.00     11,780,475.67
May 25, 2014                                              0.00     11,410,864.04
June 25, 2014                                             0.00     11,044,023.64
July 25, 2014                                             0.00     10,679,930.29
August 25, 2014                                           0.00     10,318,559.98
September 25, 2014                                        0.00      9,959,888.88
October 25, 2014                                          0.00      9,603,893.34
November 25, 2014                                         0.00      9,250,549.90
December 25, 2014                                         0.00      8,899,835.26
January 25, 2015                                          0.00      8,551,726.32
February 25, 2015                                         0.00      8,206,200.12
March 25, 2015                                            0.00      7,863,233.91
April 25, 2015                                            0.00      7,522,805.08
May 25, 2015                                              0.00      7,184,891.22
June 25, 2015                                             0.00      6,849,470.05
July 25, 2015                                             0.00      6,516,519.50
August 25, 2015                                           0.00      6,186,017.64
September 25, 2015                                        0.00      5,857,942.70
October 25, 2015                                          0.00      5,532,273.10
November 25, 2015                                         0.00      5,208,987.39
December 25, 2015                                         0.00      4,888,064.32
January 25, 2016                                          0.00      4,569,482.75
February 25, 2016                                         0.00      4,253,221.73
March 25, 2016                                            0.00      3,939,260.48
April 25, 2016                                            0.00      3,627,578.33
May 25, 2016                                              0.00      3,318,154.81
June 25, 2016                                             0.00      3,010,969.57
July 25, 2016                                             0.00      2,706,002.44
August 25, 2016                                           0.00      2,403,233.37
September 25, 2016                                        0.00      2,102,642.48
October 25, 2016                                          0.00      1,804,210.04
November 25, 2016                                         0.00      1,507,916.45
December 25, 2016                                         0.00      1,213,742.28
January 25, 2017                                          0.00        921,668.22
February 25, 2017                                         0.00        631,675.11
March 25, 2017                                            0.00        343,743.94
April 25, 2017                                            0.00         57,855.84
May 25, 2017                                              0.00              0.00

                                       A-3

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                                                                      APPENDIX B

ACE GUARANTY CORP.
CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002 AND 2001

--------------------------------------------------------------------------------
ACE GUARANTY CORP.
INDEX
DECEMBER 31, 2003, 2002 AND 2001

                                                                         PAGE(S)
                                                                         -------
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM                       1

FINANCIAL STATEMENTS

Consolidated Balance Sheets                                                   2

Consolidated Statements of Operations and Comprehensive Income                3

Consolidated Statements of Stockholder's Equity                               4

Consolidated Statements of Cash Flows                                         5

Notes to Consolidated Financial Statements                                 6-30

[PRICEWATERHOUSECOOPERS LOGO]

                                                     PRICEWATERHOUSECOOPERS LLP
                                                     1177 Avenue of the Americas
                                                     New York NY 10036
                                                     Telephone (646) 471 4000
                                                     Facsimile (813) 286 6000

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholder of ACE Guaranty Corp.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive income, of stockholder's equity and of cash flows, present fairly, in all material respects, the financial position of ACE Guaranty Corp., (the "Company"), an indirect, wholly owned subsidiary of ACE Limited, at December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with the standards of the Public Company Accounting
Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.
We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 and Note 4 to the financial statements, the Company changed its method of accounting for goodwill and derivatives in 2002 and 2001, respectively.

PRICEWATERHOUSECOOPERS LLP

New York, New York
June 25, 2004

ACE GUARANTY CORP.
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2003 AND 2002

(dollars in thousands, except share and per share data)

                                                           2003         2002
                                                        ----------   ----------
ASSETS
Fixed maturity securities available for sale, at fair
   value (amortized cost: $1,057,044 in 2003 and
   $896,375 in 2002) ................................   $1,126,723   $  961,057
Short-term investments, at cost, which approximates
   fair value .......................................       55,078       52,384
                                                        ----------   ----------
      Total investments .............................    1,181,801    1,013,441
                                                        ----------   ----------
Cash ................................................       18,009        3,081
Accrued investment income ...........................       14,031       12,138
Deferred acquisition costs ..........................      146,926      135,884
Prepaid reinsurance premiums ........................        7,254       51,926
Reinsurance recoverable on ceded losses .............           --       11,420
Premiums receivable .................................       31,524       32,081
Goodwill ............................................       87,062       87,062
Other assets ........................................       14,946       12,341
                                                        ----------   ----------
      Total assets ..................................   $1,501,553   $1,359,374
                                                        ==========   ==========
LIABILITIES AND STOCKHOLDER'S EQUITY
Liabilities
   Unearned premium reserve .........................   $  389,027   $  352,551
   Reserve for losses and loss adjustment
      expenses ......................................      110,259       75,961
   Deferred federal income taxes payable ............       77,934       53,567
   Current federal income taxes payable .............        6,389        8,517
   Unrealized losses on derivative financial
      instruments ...................................       18,482       67,023
   Other liabilities ................................       22,732       28,318
                                                        ----------   ----------
      Total liabilities .............................      624,823      585,937
                                                        ----------   ----------
Commitments and contingencies (Note 13)

Stockholder's equity
   Common stock -- $720 par value per share in
      2003 and 2002: 200,000 authorized, 20,834
      issued and outstanding in 2003 and 2002 .......       15,000       15,000
   Additional paid-in capital .......................      351,231      345,561
   Unearned stock grant compensation ................       (2,849)      (2,056)
   Retained earnings ................................      468,064      372,889
   Accumulated other comprehensive income ...........       45,284       42,043
                                                        ----------   ----------
      Total stockholder's equity ....................      876,730      773,437
                                                        ----------   ----------
      Total liabilities and stockholder's
         equity .....................................   $1,501,553   $1,359,374
                                                        ==========   ==========

          See accompanying notes to consolidated financial statements.

                                       -2-

ACE GUARANTY CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001

(dollars in thousands)

                                                   2003       2002       2001
                                                 --------   --------   --------
REVENUES
Gross written premiums ......................    $219,923   $155,079   $120,796
Ceded premiums ..............................     (36,623)    31,367     31,798
                                                 --------   --------   --------
Net written premiums ........................     256,546    123,712     88,998
Increase in unearned premium reserve ........     (81,148)   (12,199)   (11,336)
                                                 --------   --------   --------
Net premiums earned .........................     175,398    111,513     77,662
Net investment income .......................      47,156     46,730     46,487
Net realized gains ..........................       2,092      6,888     10,203
Net realized gain (loss) on derivative
   financial instruments ....................      48,541    (36,998)     5,051
Other income ................................       1,340      1,307        633
                                                 --------   --------   --------
   Total revenues ...........................     274,527    129,440    140,036
                                                 ========   ========   ========

EXPENSES
Losses and loss adjustment expenses .........      56,706     24,513      5,875
Acquisition costs ...........................      57,609     41,624     31,520
Increase in deferred acquisition costs ......     (11,042)    (8,212)    (7,011)
Other operating expenses ....................      24,341     15,229     13,703
Goodwill amortization .......................          --         --      3,785
Foreign exchange (gains) losses .............        (865)       216          3
                                                 --------   --------   --------
   Total expenses ...........................     126,749     73,370     47,875
                                                 ========   ========   ========
Income before provision for federal income
   taxes ....................................     147,778     56,070     92,161

PROVISION (BENEFIT) FOR FEDERAL INCOME TAXES
Current .....................................      19,985     20,847     14,749
Deferred ....................................      22,618    (10,420)    11,036
                                                 --------   --------   --------
   Total provision for federal income
      taxes .................................      42,603     10,427     25,785
                                                 ========   ========   ========
Net income before cumulative effect of new
   accounting standard ......................     105,175     45,643     66,376
Cumulative effect of new accounting
   standard, net of tax .....................          --         --    (22,800)
                                                 --------   --------   --------
   Net income ...............................     105,175     45,643     43,576

OTHER COMPREHENSIVE INCOME, NET OF TAX
Unrealized holding gains (losses)
   arising during the year ..................       1,881     23,087    (16,788)
Reclassification adjustment for
   realized gains included in net income ....       1,360      4,477      6,632
                                                 --------   --------   --------
Change in net unrealized gain (loss)
   on fixed maturity securities available
   for sale .................................       3,241     27,564    (10,156)
                                                 --------   --------   --------
   Comprehensive income .....................    $108,416   $ 73,207   $ 33,420
                                                 ========   ========   ========

          See accompanying notes to consolidated financial statements.

                                       -3-

ACE GUARANTY CORP.
CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

(dollars in thousands)



                                                                                           ACCUMULATED
                                                   ADDITIONAL     UNEARNED                    OTHER           TOTAL
                                          COMMON     PAID-IN     STOCK GRANT   RETAINED   COMPREHENSIVE   STOCKHOLDER'S
                                          STOCK      CAPITAL    COMPENSATION   EARNINGS       INCOME          EQUITY
                                         -------   ----------   ------------   --------   -------------   -------------

BALANCE JANUARY 1, 2001 ..............   $ 2,500    $352,900      $    --      $297,170      $ 24,635        $677,205
Net income ...........................                                           43,576                        43,576
Dividends ............................                                           (5,500)                       (5,500)
Change in Par Value ..................    12,500     (12,500)                                                      --
Tax benefit for options exercised ....                 1,629                                                    1,629
Unrealized loss on fixed maturity
   securities, net of tax ($5,469) ...                                                        (10,156)        (10,156)
Unearned stock grant compensation,
   net ...............................                               (984)                                       (984)
                                         -------    --------      -------      --------      --------        --------
BALANCE, DECEMBER 31, 2001 ...........   $15,000    $342,029      $  (984)     $335,246      $ 14,479        $705,770
Net income ...........................                                           45,643                        45,643
Dividends ............................                                           (8,000)                       (8,000)
Tax benefit for options exercised ....                 3,532                                                    3,532
Unrealized gain on fixed maturity
   securities, net of tax ($14,842) ..                                                         27,564          27,564
Unearned stock grant compensation,
   net ...............................                             (1,072)                                     (1,072)
                                         -------    --------      -------      --------      --------        --------
BALANCE, DECEMBER 31, 2002 ...........   $15,000    $345,561      $(2,056)     $372,889      $ 42,043        $773,437
Net income ...........................                                          105,175                       105,175
Dividends ............................                                          (10,000)                      (10,000)
Tax benefit for options exercised ....                 5,670                                                    5,670
Unrealized gain on fixed maturity
   securities, net of tax ($1,745) ...                                                          3,241           3,241
Unearned stock grant compensation,
   net ...............................                               (793)                                       (793)
                                         -------    --------      -------      --------      --------        --------
BALANCE, DECEMBER 31, 2003 ...........   $15,000    $351,231      $(2,849)     $468,064      $ 45,284        $876,730
                                         =======    ========      =======      ========      ========        ========


          See accompanying notes to consolidated financial statements.

                                       -4-

ACE GUARANTY CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2003, 2002 AND 2001

(dollars in thousands)



                                                                         2003        2002        2001
                                                                      ---------   ---------   ---------

OPERATING ACTIVITIES
Net income ........................................................   $ 105,175   $  45,643   $  43,576
Adjustments to reconcile net income to net cash provided by
   operating activities
      Net amortization of security premiums .......................       6,682       3,605       1,289
      Amortization of goodwill ....................................          --          --       3,785
      (Benefit) provision for deferred federal income taxes .......      22,618     (10,420)     11,036
      Net realized gains on investments ...........................      (2,092)     (6,888)    (10,203)
      Cumulative effect of adopting a new
         accounting standard, net .................................          --          --      22,800
      Change in fair value of derivative financial instrument .....     (48,541)     36,998      (5,051)
      Change in deferred acquisition costs ........................     (11,042)     (8,212)     (7,011)
      Change in accrued investment income .........................      (1,893)       (548)        916
      Change in premiums receivable, net ..........................         557      (8,584)    (18,334)
      Change in prepaid reinsurance premiums ......................      44,672     (16,401)    (18,997)
      Change in unearned premium reserves .........................      36,476      28,600      30,333
      Change in reserve for losses and loss adjustment expenses ...      45,718      (1,513)      9,848
      Other .......................................................      (7,601)      9,472       1,646
                                                                      ---------   ---------   ---------
         Net cash provided by operating activities ................     190,729      71,752      65,633
                                                                      ---------   ---------   ---------
INVESTING ACTIVITIES
Fixed maturity securities available-for-sale:
   Purchases ......................................................    (408,660)   (667,060)   (876,701)
   Sales ..........................................................     240,401     577,428     839,921
(Purchases) sales of short-term investments, net ..................      (2,694)     19,709      (8,571)
Other, net ........................................................       3,000       8,712     (15,903)
                                                                      ---------   ---------   ---------
         Net cash used in investing ...............................    (167,953)    (61,211)    (61,254)
                                                                      ---------   ---------   ---------
FINANCING ACTIVITIES
Dividends paid ....................................................     (10,000)     (8,000)     (5,500)
                                                                      ---------   ---------   ---------
         Net cash used in financing activities ....................     (10,000)     (8,000)     (5,500)
                                                                      ---------   ---------   ---------
Increase (decrease) in cash .......................................      12,776       2,541      (1,121)
Effect of exchange rate changes ...................................       2,152         260         (12)
Cash beginning of year ............................................       3,081         280       1,413
                                                                      ---------   ---------   ---------
Cash end of year ..................................................   $  18,009   $   3,081   $     280
                                                                      =========   =========   =========
SUPPLEMENTARY CASH FLOW INFORMATION
Income taxes paid .................................................   $  16,443   $  10,796   $   7,250


          See accompanying notes to consolidated financial statements.

                                       -5-

ACE GUARANTY CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002 AND 2001

1.   ORGANIZATION AND BUSINESS

     ACE Guaranty Corp. (formerly known as ACE Guaranty Re Inc.), (the
     "Company") is a Maryland domiciled company, which commenced operations in
     January 1988 and provides insurance and reinsurance of investment grade financial guaranty exposures, including municipal and nonmunicipal reinsurance, credit default swap ("CDS") transactions as well as trade credit and related reinsurance. The Company has financial strength ratings of AAA and Aa2 as of December 31, 2003 from Standard & Poor's Rating
     Service ("S&P") and Moody's Investor Services, Inc. ("Moody's"),
     respectively, and is licensed in 30 jurisdictions. The Company owns 100% of
     ACE Risk Assurance Company, a Maryland domiciled company.

     As of December 31, 2003, the Company was an indirect wholly-owned subsidiary of ACE Limited ("ACE"), a holding company incorporated with limited liability under Cayman Islands Companies Law. However, on April 28,
     2004, subsidiaries of ACE completed an initial public offering ("IPO") of
     49,000,000 common shares of their wholly owned subsidiary and parent of the
     Company, Assured Guaranty Ltd. ("Assured Guaranty"). Assured Guaranty's
     common shares are traded on the New York Stock Exchange under the symbol
     AGO. This offering raised approximately $840.1 million in net proceeds, all of which went to the selling shareholders. As a result of the IPO, we implemented a new underwriting strategy. As part of this strategy, we have exited certain lines of business, including trade credit. The Company was renamed Assured Guaranty Corp. upon completion of the IPO.

2.   SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, ACE Risk Assurance Company, after elimination of inter-company accounts and transactions. Certain items in the prior years' financial statements have been reclassified to conform to the current year presentation.

     The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP"), which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
     Actual results could differ from those estimates.

     PREMIUM REVENUE RECOGNITION

     Premiums are received either upfront or in installments. Upfront premiums are earned in proportion to the expiration of the amount at risk. Each installment premium is earned ratably over its installment period, generally one year or less. For insured bonds for which the par value outstanding is declining during the insurance period, upfront premium earnings are greater in the earlier periods thus matching revenue recognition with the underlying risk. The premiums are allocated in accordance with the principal amortization schedule of the related bond issue and are earned ratably over the amortization period. When an insured issue is retired early, is called by the issuer, or is in substance paid in advance through a refunding accomplished by placing U.S. Government securities in escrow, the remaining unearned premium reserve is earned at that time. Unearned premium reserve represents the portion of premiums written that is applicable to the unexpired amount at risk of insured bonds.

                                       -6-

ACE GUARANTY CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002 AND 2001

     Due to the customary lag (ranging from 30 to 90 days) in reporting premium data by some of the ceding companies, the Company must estimate the ultimate written and earned premiums to be received from a ceding company as of each balance sheet date for the reinsurance business. Actual written premiums reported in the statements of operations are based upon reports received by ceding companies supplemented by the Company's own estimates of premium for which ceding company reports have not yet been received.
     Differences between such estimates and actual amounts are recorded in the period in which the actual amounts are determined. Based on historical write-off percentages, the Company has not established an allowance for doubtful accounts for its premiums receivable as of December 31, 2003 or
     2002.

     INVESTMENTS

     The Company accounts for its investments in fixed maturity securities in accordance with the Financial Accounting Standard Board's ("FASB")
     Statement of Financial Accounting Standards ("FAS") No. 115, "Accounting
     for Certain Investments in Debt and Equity Securities" ("FAS 115").
     Management determines the appropriate classification of securities at the time of purchase. As of December 31, 2003 and 2002, all investments in fixed maturity securities were designated as available-for-sale and are carried at fair value. The fair values of all investments are calculated from independent market quotations.

     The amortized cost of fixed maturity securities is adjusted for amortization of premiums and accretion of discount computed using the effective interest method. That amortization or accretion is included in net investment income. For mortgage-backed securities, and any other holdings for which there is prepayment risk, prepayment assumptions are evaluated and revised as necessary. Any necessary adjustments required due to the resulting change in effective yields and maturities are recognized prospectively in current income.

     Realized gains and losses on sales of investments are determined using the specific identification method. Unrealized gains and losses on investments, net of applicable deferred income taxes, are included in accumulated other comprehensive income in stockholder's equity. The Company has a formal review process for all securities in its investment portfolio, including a review for impairment losses. Factors considered when assessing impairment include:

     o    a decline in the market value of a security by 20% or more below amortized cost for a continuous period of at least six months;

     o    a decline in the market value of a security for a continuous period of
          12 months;

     o    recent credit downgrades of the applicable security or the issuer by rating agencies;

     o    the financial condition of the applicable issuer;

     o    whether scheduled interest payments are past due; and

     o    whether the Company has the ability and intent to hold the security for a sufficient period of time to allow for anticipated recoveries in fair value.

     If the Company believes a decline in the value of a particular investment is temporary, the decline is recorded as an unrealized loss on the balance sheet in "accumulated other comprehensive

                                       -7-

ACE GUARANTY CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002 AND 2001

     income" in stockholders equity. If the Company believes the decline is
     "other than temporary," the Company will write down the carrying value of the investment and record a realized loss in the statement of operations.
     The assessment of a decline in value includes management's current assessment of the factors noted above. If that assessment changes in the future, the Company may ultimately record a loss after having originally concluded that the decline in value was temporary. The Company had no writedown of securities for other than temporary declines during 2003, 2002 or 2001.

     Short-term investments are recorded at cost, which approximates fair value.
     Short-term investments are those with original maturities of greater than three months but less than one year from date of purchase.

     CASH AND CASH EQUIVALENTS

     The Company classifies demand deposits as cash. Cash equivalents are short-term, highly liquid investments with original maturities of three months or less.

     DEFERRED ACQUISITION COSTS

     Acquisition costs incurred, that vary with and are directly related to the production of new business, are deferred. These costs include direct and indirect expenses such as commissions, brokerage expenses and costs of underwriting and marketing personnel. The Company's management uses judgment in determining what types of costs should be deferred, as well as what percentage of these costs should be deferred. The Company periodically conducts a study to determine which operating costs vary with, and are directly related to, the acquisition of new business and qualify for deferral. Acquisition costs other than those associated with the credit derivative products are deferred and amortized in relation to earned premiums. Ceding commissions received on premiums ceded to other reinsurers reduce acquisition costs. Anticipated losses, loss adjustment expenses and the remaining costs of servicing the insured or reinsured business are considered in determining the recoverability of acquisition costs. The
     Company regularly conducts reviews for potential premium deficiencies.
     There were no premium deficiencies for any of the reported years as the sum of anticipated losses, loss adjustment expenses and the remaining costs of servicing the insured or reinsured did not exceed the related unearned premium. Acquisition costs associated with credit derivative products are expensed as incurred.

     RESERVE FOR LOSSES AND LOSS ADJUSTMENT EXPENSES

     Reserve for loss and loss adjustment expenses ("LAE") includes case reserves, incurred but not reported reserves ("IBNR") and portfolio reserves.

     Case reserves are established when specific insured obligations are in or near default. Case reserves represent the present value of expected future loss payments and LAE, net of estimated recoveries but before considering ceded reinsurance. Financial guaranty insurance and reinsurance case reserves are discounted at 6.0%, which is the approximate taxable equivalent yield on the investment portfolio in all periods presented.

                                       -8-

ACE GUARANTY CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002 AND 2001

     IBNR is an estimate of the amount of losses when the insured event has occurred but the claim has not yet been reported to the Company. In establishing IBNR, the Company uses traditional actuarial methods to estimate the reporting lag of such claims based on historical experience, claim reviews and information reported by ceding companies.

     In addition to IBNR, the Company records portfolio reserves for financial guaranty insurance and reinsurance, and credit derivative business.
     Portfolio reserves are established with respect to the portion of the
     Company's business for which case reserves have not been established.
     Portfolio reserves are established in an amount equal to the portion of actuarially estimated ultimate losses related to premiums earned to date as a percentage of total expected premiums for that in-force business.
     Actuarially estimated ultimate losses on financial guaranty exposures are developed considering the net par outstanding of each insured obligation, taking account of the probability of future default, the expected timing of the default and expected recovery following default. These factors vary by type of issue (for example, municipal, structured finance or corporate), current credit rating and remaining term of the underlying obligation and are principally based on historical data obtained from rating agencies.
     During an accounting period, portfolio reserves principally increase or decrease based on changes in the aggregate net amount at risk and the probability of default resulting from changes in credit quality of insured obligations, if any.

     The Company updates its estimates of loss and LAE reserves quarterly. Loss assumptions used in computing losses and LAE reserves are periodically updated for emerging experience, and any resulting changes in reserves are recorded as a charge or credit to earnings in the period such estimates are changed. Due to the inherent uncertainties of estimating loss and LAE reserves, specifically for the high severity, low frequency financial guaranty business that the Company writes, actual experience may differ from the estimates reflected in our consolidated financial statements, and the differences may be material.

     REINSURANCE

     In the ordinary course of business, the Company assumes and retrocedes business with other insurance and reinsurance companies. These agreements provide greater diversification of business and may minimize the net potential loss from large risks. Reinsurance contracts do not relieve the
     Company of its obligation to the reinsured. Reinsurance recoverable on ceded losses includes balances due from reinsurance companies for paid and unpaid losses and LAE that will be recovered from reinsurers, based on contracts in force, and is presented net of any provision for estimated uncollectible reinsurance. Any change in the provision for uncollectible reinsurance is included in loss and loss adjustment expenses. Prepaid reinsurance premiums represent the portion of premiums ceded to reinsurers relating to the unexpired terms of the reinsurance contracts in force.

     Certain of the Company's assumed and ceded reinsurance contracts are funds held arrangements. In a funds held arrangement, the ceding company retains the premiums instead of paying them to the reinsurer and losses are offset against these funds in an experience account. Because the reinsurer is not in receipt of the funds, the reinsurer earns interest on the experience account balance at a predetermined credited rate of interest. The Company generally earns interest at fixed rates of between 4% and 6% on its assumed funds held arrangements and generally pays interest at fixed rates of between 4% and 6% on its ceded funds held arrangements. The interest earned or credited on funds held arrangements is included in net investment income. In addition, interest on

                                       -9-

ACE GUARANTY CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002 AND 2001

     funds held arrangements will continue to be earned or credited until the experience account is fully depleted, which can extend many years beyond the expiration of the coverage period.

     GOODWILL

     Goodwill of $94.6 million arose from ACE's acquisition of the Company as of
     December 31, 1999 and was being amortized over a period of twenty-five years. Beginning January 1, 2002, goodwill is no longer amortized, but rather is evaluated for impairment at least annually. Management has determined that goodwill is not impaired at December 31, 2003.

     The following table reconciles reported net income to adjusted net income excluding goodwill amortization.

                                                FOR THE YEARS ENDED DECEMBER 31,
                                                --------------------------------
     (IN THOUSANDS)                                 2003       2002      2001
                                                  --------   -------   -------
     Reported net income ....................     $105,175   $45,643   $43,576
     Add back: goodwill amortization ........           --        --     3,785
                                                  --------   -------   -------
     Adjusted net income ....................     $105,175   $45,643   $47,361
                                                  ========   =======   =======

     The following table details goodwill by segment as of December 31, 2003 and
     2002:

     (IN THOUSANDS)
     Financial guaranty direct ...........   $ 14,748
     Financial guaranty reinsurance ......     70,669
     Mortgage guaranty ...................         --
     Other ...............................      1,645
                                             --------
                                             $ 87,062
                                             ========

     INCOME TAXES

     In accordance with FAS No. 109, "Accounting for Income Taxes", deferred income taxes are provided for with respect to the temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities, using enacted rates in effect for the year in which the differences are expected to reverse. Such temporary differences relate principally to deferred acquisition costs, reserve for losses and LAE, unearned premium reserve, unrealized gains and losses on investments, unrealized gains and losses on derivative financial instruments and statutory contingency reserve.

     STOCK BASED COMPENSATION

     Stock based compensation is based on ACE stock. The Company accounts for stock-based compensation plans in accordance with APB No. 25. No compensation expense for options is reflected in net income, as all options granted under the plan had an exercise price equal to the market value of the underlying common stock on the date of the grant. Pro forma information regarding net income is required by FAS No. 123, "Accounting for
     Stock-Based Compensation." In December 2002, FASB issued FAS No. 148,
     "Accounting for Stock-Based Compensation-- Transition and Disclosure." FAS
     148 amends the disclosure requirements of FAS 123 to require prominent disclosure in financial statements regarding the method of accounting for stock-based compensation and the effect of the method used on reported results.

                                      -10-

ACE GUARANTY CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002 AND 2001

     For restricted stock awards, the Company records the market value of the shares awarded at the time of the grant as unearned stock grant compensation and includes it as a separate component of stockholder's equity. The unearned stock grant compensation is amortized into income ratably over the vesting period.

     The following table outlines the Company's net income for the years ended
     December 31, 2003, 2002 and 2001, had the compensation cost been determined in accordance with the fair value method recommended in FAS 123.

                                                FOR THE YEARS ENDED DECEMBER 31,
                                                --------------------------------
     (IN THOUSANDS)                                 2003       2002      2001
                                                  --------   -------   -------
     Net income as reported .................     $105,175   $45,643   $43,576
     Add: Stock-based compensation expense
        included in reported net income, net
        of income tax .......................          811       517       213
     Deduct: Compensation expense, net of
        income tax ..........................        2,260     1,629       621
                                                  --------   -------   -------
     Pro Forma ..............................     $103,726   $44,531   $43,168
                                                  ========   =======   =======

     The fair value of ACE options issued is estimated on the date of grant using the Black-Scholes option-pricing model, with the following weighted-average assumptions used for grants in 2003, 2002 and 2001, respectively: dividend yield of 2.4%, 1.43%, and 1.65%; expected volatility of 32.4%, 35.2%, and 42.8%; risk free interest rate of 2.4%, 4.01%, and
     4.84% and an expected life of four years for each year.

3.   RECENT ACCOUNTING PRONOUNCEMENTS

     In May 2003, Financial Accounting Standards Board ("FASB") issued FAS No.
     150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("FAS 150"), which establishes standards for classifying and measuring certain financial instruments with characteristics of both liabilities and equity. FAS 150 requires the classification of a financial instrument that is within its scope as a liability (or an asset in some circumstances). FAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of FAS 150 had no impact on the consolidated financial statements.

     In April 2003, the FASB issued FAS No. 149, "Amendment of FASB Statement
     No. 133 on Derivative Instruments and Hedging Activities." This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FAS No. 133, "Accounting for Derivative Instruments and
     Hedging Activities." This statement improves financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. For example, this statement requires that financial guaranty insurance, for which the underlying risk is linked to a derivative, be accounted for as a derivative. This statement is effective for contacts entered into or modified after June 30, 2003, except for the provisions of this Statement that relate to FAS No. 133 implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003, and for hedging relationships

                                      -11-

ACE GUARANTY CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002 AND 2001

     designated alter June 30, 2003. All provisions are to be applied prospectively, except for the provisions of this Statement that relate to
     FAS No. 133 implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003. These provisions are to be applied in accordance with their respective effective dates. The adoption of FAS 149 did not have a material impact on the consolidated financial statements.

     In January 2003, the FASB issued FAS Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"), as an interpretation of
     Accounting Research Bullet No. 51, "Consolidated Financial Statements." FIN
     46 addresses consolidation of variable interest entities (VIEs) by business enterprises. An entity is considered a VIE subject to consolidation if the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support or if the equity investors lack one of three characteristics of a controlling financial interest. First, the equity investors lack the ability to make decisions about the entity's activities through voting rights or similar rights. Second, they do not bear the obligation to absorb the expected losses of the entity if they occur. Lastly, they do not claim the right to receive expected returns of the entity if they occur, which are the compensation for the risk of absorbing the expected losses. FIN 46 requires that VIEs be consolidated by the entity that maintains the majority of the risks and rewards of ownership. This Interpretation applies immediately to
     VIEs created after January 31, 2003 and to VIEs in which an enterprise obtains an interest after that date. FASB deferred the effective date of
     FIN 46 until the end of the first interim or annual period ending after
     December 15, 2003 for VIEs created before February 1, 2003. The adoption of
     FIN 46 had no impact on the consolidated financial statements.

4.   DERIVATIVES

     The Company adopted FAS No. 133, "Accounting for Derivative Instruments and
     Hedging Activities" ("FAS 133"), which established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities as of January 1, 2001. FAS 133 requires that an entity recognize all derivatives as either assets or liabilities in the consolidated balance sheets and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a fair value, cash flow or foreign currency hedge. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. The
     Company had no derivatives that were designated as hedges during 2003, 2002 and 2001.

     Certain products (principally credit protection oriented) issued by the
     Company have been deemed to meet the definition of a derivative under FAS
     133. These products consist primarily of credit derivatives. In addition, the Company issued a few index-based derivative financial instruments. The
     Company uses derivative instruments primarily to offer credit protection to others. Effective January 1, 2001, the Company records these transactions at fair value. Where available; we use quoted market prices to fair value these insured credit derivatives. If quoted prices are not available, particularly for senior layer collateralized debt obligations ("CDO") and equity layer credit protection, the fair value is estimated using valuation models for each type of credit protection. These models may be developed by third parties, such as rating agency models, or may be developed internally, depending on the circumstances. These models and the related assumptions are continually reevaluated by management and enhanced, as appropriate, based upon improvements in modeling techniques and availability of more timely market information. The fair

                                      -12-

ACE GUARANTY CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002 AND 2001

     value of derivative financial instruments reflects the estimated cost to the Company to purchase protection on its outstanding exposures and is not an estimate of expected losses incurred. Due to the inherent uncertainties of the assumptions used in the valuation models to determine the fair value of these derivative products, actual experience may differ from the estimates reflected in our consolidated financial statements, and the differences may be material.

     The Company records premiums received from the issuance of derivative instruments in gross written premiums and establishes unearned premium reserves and loss reserves. These loss reserves represent the Company's best estimate of the probable losses expected under these contracts.
     Unrealized gains and losses on derivative financial instruments are computed as the difference between fair value and the total of the unearned premium reserves, losses and LAE reserve, premiums receivable, prepaid reinsurance premiums and reinsurance recoverable on ceded losses. Changes in unrealized gains and losses on derivative financial instruments are reflected in the statement of operations. Cumulative unrealized gains and losses are reflected as assets and liabilities, respectively, in the
     Company's balance sheets. Unrealized gains and losses resulting from changes in the fair value of derivatives occur because of changes in interest rates, credit spreads, recovery rates, the credit ratings of the referenced entities and other market factors. In the event that we terminate a derivative contract prior to maturity as a result of a decision to exit a line of business or for risk management purposes, the unrealized gain or loss will be realized through premiums earned and losses incurred.

     As of January 1, 2001, the Company recorded an expense related to the cumulative effect of adopting FAS 133 of $22.8 million, net of applicable deferred income tax benefit of $12.3 million.

     The Company recorded a pretax net unrealized gain on derivative financial instruments of $48.5 million for the year ended December 31, 2003, a pretax net unrealized loss on derivative financial instruments of $37.0 million for the year ended December 31, 2002 and a pretax net unrealized gain on derivative financial instruments of $5.1 million for the year ended
     December 31, 2001.

     The following table summarizes activities related to derivative financial instruments (dollars in thousands of U.S. dollars):

                                                                  2003     2002
                                                                -------  -------
     BALANCE SHEETS AS OF DECEMBER 31,

     ASSETS
     Prepaid reinsurance premiums ............................  $   271  $   387

     LIABILITIES
     Unearned premium reserve ................................    7,078    6,559
     Reserve for losses and LAE ..............................   15,500    2,452
     Unrealized losses on derivative financial instruments ...   18,482   67,023
                                                                -------  -------
        Net liability - fair value of derivative
           financial instruments .............................  $40,789  $75,647
                                                                -------  -------

                                      -13-

ACE GUARANTY CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002 AND 2001

                                                   2003        2002       2001
                                                 --------   ---------   -------
Statement as of operations for the
   years ended December 31,
Net written premiums .........................   $ 39,573   $  13,714   $ 3,981
Net premiums earned ..........................     38,936      10,820     1,959
Loss and loss adjustment expenses ............    (11,714)   (131,162)   (2,355)
Unrealized gains (losses) on derivative
   financial instruments .....................     48,541     (36,998)    5,051
                                                 --------   ---------   -------
      Total impact of derivative financial
         instruments .........................   $ 75,763   $(157,340)  $ 4,655
                                                 ========   =========   =======

5.   STATUTORY ACCOUNTING PRACTICES

     These financial statements are prepared on a GAAP basis, which differs in certain respects from accounting practices prescribed or permitted by the insurance regulatory authorities, including the Maryland Insurance
     Department

     Statutory capital and surplus as of December 31, 2003 and 2002 was $255.6 million and $287.0 million, respectively. Statutory net income for the years ended December 31, 2003, 2002 and 2001 was $66.7 million, $46.3 million and $45.0 million, respectively.

     There are no permitted accounting practices on a statutory basis.

6.   INSURANCE IN FORCE - FINANCIAL GUARANTY

     At December 31, 2003 and 2002, net financial guaranty par in force including insured credit default swaps ("CDS") was approximately $78.4 billion and $72.3 billion, respectively. The portfolio was broadly diversified by payment source, geographic location and maturity schedule, with no single risk representing more than 1.2% of the total net par in force. The composition by sector was as follows:

                                                                NET PAR IN FORCE
     SECTORS                                                      DECEMBER 31,
     -------                                                    ----------------
     (DOLLARS IN BILLIONS)                                         2003    2002
                                                                  -----   -----
     MUNICIPAL EXPOSURE
     Tax-backed .............................................     $19.4   $18.2
     Municipal utilities ....................................       9.9     9.1
     Healthcare .............................................       5.6     5.6
     Special revenue ........................................       8.1     7.7
     Structured municipal ...................................       2.5     2.6
     Other municipals .......................................       2.2     2.1
                                                                  -----   -----
        Total Municipal .....................................     $47.7   $45.3
                                                                  =====   =====
     NON-MUNICIPAL EXPOSURE
     Collateralized debt obligations ........................     $13.7   $10.2
     Consumer receivables ...................................       8.3     7.8
     Single name corporate CDS ..............................       2.3     4.2
     Commercial receivables .................................       5.1     3.4
     Other structured finance ...............................       1.3     1.4
                                                                  -----   -----
        Total Non-Municipal .................................     $30.7   $27.0
                                                                  =====   =====
        Total Exposure ......................................     $78.4   $72.3
                                                                  =====   =====

                                      -14-

ACE GUARANTY CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002 AND 2001

     Maturities for municipal obligations range from 1 to 30 years, with the typical life in the 12 to 15 year range. Non-municipal transactions have legal maturities that range from 1 to 30 years with a typical life of 5 to
     7 years. Maturities on single name corporate CDSs range from 1 to 5 years with an average remaining maturity of 1.7 years as of December 31, 2003.

     The portfolio contained exposures in each of the 50 states and abroad. The distribution of net financial guaranty par outstanding by geographic location is set forth in the following table:



                                                AS OF DECEMBER 31,    AS OF DECEMBER 31,
                                                       2003                  2002
                                               -------------------   -------------------
                                                 NET PAR               NET PAR
                                               OUTSTANDING     %     OUTSTANDING     %
                                               -----------   -----   -----------   -----

     DOMESTIC
     California ............................      $ 6.4        8.2%     $ 6.1        8.5%
     New York ..............................        4.8        6.1%       4.6        6.3%
     Texas .................................        3.1        4.0%       3.0        4.2%
     Illinois ..............................        2.6        3.3%       2.6        3.6%
     Florida ...............................        2.6        3.3%       2.8        3.9%
     New Jersey ............................        2.1        2.6%       2.0        2.8%
     Pennsylvania ..........................        2.0        2.6%       2.1        3.0%
     Massachusetts .........................        1.8        2.3%       1.8        2.5%
     Puerto Rico ...........................        1.7        2.2%       1.4        1.9%
     Washington ............................        1.4        1.8%       1.3        1.8%
     Ohio ..................................        1.1        1.4%       1.2        1.6%
     Other - Muni ..........................       16.1       20.6%      14.4       20.0%
     Other - Non Muni ......................       27.1       34.5%      25.1       34.7%
                                                  -----      -----      -----      -----
        Total domestic expenses ............       72.8       92.9%      68.4       94.8%

     INTERNATIONAL
     United Kingdom ........................        2.4        3.1%       1.5        2.1%
     Italy .................................        0.4        0.5%       0.2        0.2%
     Australia .............................        0.4        0.5%       0.1        0.1%
     France ................................        0.3        0.4%       0.3        0.4%
     Brazil ................................        0.3        0.4%       0.2        0.2%
     Japan .................................        0.2        0.3%       0.5        0.7%
     Other .................................        1.6        1.9%       1.1        1.5%
                                                  -----      -----      -----      -----
        Total international exposures ......        5.6        7.1%       3.9        5.2%
        Total exposures ....................      $78.4      100.0%     $72.3      100.0%
                                                  =====                 =====


                                      -15-

ACE GUARANTY CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002 AND 2001

     The following table sets forth the financial guaranty in-force portfolio by underwriting rating:



                                 AS OF DECEMBER 31, 2003     AS OF DECEMBER 31, 2002
                                -------------------------   -------------------------
                                              % TOTAL NET                 % TOTAL NET
                                  NET PAR         PAR         NET PAR         PAR
                                OUTSTANDING   OUTSTANDING   OUTSTANDING   OUTSTANDING
                                -----------   -----------   -----------   -----------

     RATINGS
     AAA ....................      $22.2          28.4%        $16.1          22.3%
     AA .....................       16.1          20.6%         14.1          19.5%
     A ......................       27.1          34.6%         30.4          42.0%
     BBB ....................       11.5          14.6%         11.1          15.3%
     Below investment
        grade ...............        1.5           1.8%          0.6           0.9%
                                   -----         -----         -----         -----
        Total exposures .....      $78.4         100.0%        $72.3         100.0%
                                   =====                       =====


     As part of its financial guaranty business, the Company insures CDS transactions written by its affiliate AGK Financial Products, whereby one party pays a periodic fee in fixed basis points on a notional amount in return for a contingent payment by the other party in the event one or more defined credit events occurs with respect to one or more third party reference securities or loans. A credit event may be a nonpayment event such as a failure to pay, bankruptcy, or restructuring, as negotiated by the parties to the CDS transaction. The total notional amount of insured investment grade CDS exposure outstanding at December 31, 2003 and 2002 and included in the Company's financial guaranty exposure was $19.5 billion and
     $17.0 billion, respectively.

7.   INVESTMENTS IN SECURITIES

     The following summarizes the Company's aggregate investment portfolio at
     December 31, 2003:



                                                               GROSS        GROSS
                                                AMORTIZED   UNREALIZED   UNREALIZED    ESTIMATED
     (DOLLARS IN THOUSANDS)                       COST         GAINS       LOSSES     FAIR VALUE
                                               ----------   ----------   ----------   ----------

     Fixed maturity securities available
        for sale
     U.S. Treasury securities and
        obligations of U.S. government
        agencies ...........................   $   47,975     $ 1,986      $   --     $   49,961
     Obligations of states and political
        subdivisions .......................      701,988      59,204         693        760,499
     Corporate securities ..................       98,660       5,615         507        103,768
     Mortgage-backed securities ............      192,258       4,191         649        195,800
     Asset-backed securities ...............       16,163         558          26         16,695
                                               ----------     -------      ------     ----------
        Total available-for-sale ...........    1,057,044      71,554       1,875      1,126,723
     Short-term investments ................       55,078          --          --         55,078
                                               ----------     -------      ------     ----------
        Total investments ..................   $1,112,122     $71,554      $1,875     $1,181,801
                                               ==========     =======      ======     ==========


                                      -16-

ACE GUARANTY CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002 AND 2001

     The following summarizes the Company's aggregate investment portfolio at
     December 31, 2002:



                                                    GROSS        GROSS
                                     AMORTIZED   UNREALIZED   UNREALIZED    ESTIMATED
     (DOLLARS IN THOUSANDS)             COST        GAINS       LOSSES     FAIR VALUE
                                     ---------   ----------   ----------   ----------

     Fixed maturity securities
        available for sale
     U.S. Treasury securities and
        obligations of U.S.
        government agencies ......    $ 73,000     $ 4,936       $ --      $   77,936
     Obligations of states and
        political subdivisions ...     543,122      47,573         53         590,642
     Corporate securities ........      69,426       6,247          1          75,672
     Mortgage-backed securities ..     181,675       5,110         38         186,747
     Asset-backed securities .....      29,152         919         11          30,060
                                      --------     -------       ----      ----------
     Total available-for-sale ....     896,375      64,785        103         961,057
     Short-term investments ......      52,384          --         --          52,384
                                      --------     -------       ----      ----------
     Total investments ...........    $948,759     $64,785       $103      $1,013,441
                                      ========     =======       ====      ==========


     The amortized cost and estimated fair value of fixed maturity securities available-for-sale at December 31, 2003, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.



                                                               AMORTIZED    ESTIMATED
     (DOLLARS IN THOUSANDS)                                      COST      FAIR VALUE
                                                              ----------   ----------

     MATURITY
     Due within one year ..................................   $   14,098   $   14,190
     Due in 2005-2008 .....................................      100,587      103,394
     Due in 2009-2013 .....................................      168,524      181,600
     Due after 2013 .......................................      581,577      631,739
     Mortgage-backed securities ...........................      192,258      195,800
                                                              ----------   ----------
                                                              $1,057,044   $1,126,723
                                                              ==========   ==========


     Realized gains and (losses) were as follows:



                                                          YEARS ENDED DECEMBER 31,
                                                      -------------------------------
     (DOLLARS IN THOUSANDS)                             2003       2002       2001
                                                      --------   --------   ---------

     FIXED MATURITIES
     Gains ........................................    $ 2,791   $  7,915   $  20335
     Losses .......................................       (699)    (1,027)   (10,132)
                                                       -------   --------   --------
                                                         2,092      6,888     10,203
     Fair value adjustment on derivative
        financial instruments .....................     48,541    (36,998)     5,051
                                                       -------   --------   --------
           Net realized (losses) gains ............    $50,633   $(30,110)  $ 15,254
                                                       =======   ========   ========


                                      -17-

ACE GUARANTY CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002 AND 2001

     None of the realized losses in 2003, 2002 or 2001 were from other than temporary declines in a securities fair value.

     Approximately 16.6% of the Company's total investment portfolio at December
     31, 2003 was composed of mortgage-backed securities ("MBS"), including collateralized mortgage obligations and commercial mortgage-backed securities. Of the securities in the MBS portfolio, approximately 84.1%
     were backed by agencies or entities sponsored by the U.S. government. As of
     December 31, 2003, the weighted average credit quality of the Company's entire investment portfolio was AA+.

     The following table summarizes, for all securities in an unrealized loss position at December 31, 2003, the aggregate fair value and gross unrealized loss by length of time the amounts have continuously been in an unrealized loss position.



                                                                 LESS THAN 12 MONTHS
                                                            ----------------------------
     (DOLLARS IN THOUSANDS)                                 FAIR VALUE   UNREALIZED LOSS
                                                            ----------   ---------------

     U.S. Treasury securities and obligations of U.S.
        government agencies .............................    $     --        $    --
     Obligations of states and political subdivisions ...      50,337           (699)
     Corporate securities ...............................      31,348           (501)
     Mortgage-backed securities .........................      55,832           (649)
     Asset-backed securities ............................       3,208            (26)
                                                             --------        -------
        Total ...........................................    $140,725        $(1,875)
                                                             ========        =======


     Included above are 44 fixed maturity securities. The Company has considered factors such as sector credit ratings and industry analyst reports in evaluating the above securities for impairment and has concluded that these securities are not other than temporarily impaired as of December 31, 2003.
     As of December 31, 2003, no investments were in a continuous unrealized loss position for greater than 12 months.

     Net investment income is derived from the following sources:

                                                  YEARS ENDED DECEMBER 31,
                                                ---------------------------
     (DOLLARS IN THOUSANDS)                       2003      2002      2001
                                                -------   -------   -------
     Income from fixed maturity securities ..   $47,422   $46,648   $43,738
     Income from short-term investments .....       906       865     3,515
     Total investment income ................    48,328    47,513    47,253
     Less investment expenses ...............    (1,172)     (783)     (766)
                                                -------   -------   -------
     Net investment income ..................   $47,156   $46,730   $46,487
                                                =======   =======   =======

                                      -18-

ACE GUARANTY CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002 AND 2001

     Under agreements with its cedents and in accordance with statutory requirements, the Company maintains fixed maturity securities in trust accounts for the benefit of reinsured companies and for the protection of policyholders, generally in states in which the Company or its subsidiaries, as applicable, are not licensed or accredited. The carrying amount of such restricted balances amounted to approximately $63.9 million and $62.4 million at December 31, 2003 and 2002, respectively.

     As part of its insured CDS business, the Company is party to certain contractual agreements that require collateral to be posted for the benefit of either party depending on ratings of the parties to the agreement and mark-to-market movements relative to applicable specified thresholds of the insured swap transactions. As of December 31, 2003, the Company was not required to post collateral for the benefit of CDS customers.

     The Company is not exposed to-significant concentrations of credit risk within its investment portfolio.

     No material investments of the Company were non-income producing for the years ended December 31, 2003 and 2002.

8.   RESERVES FOR UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES

     The following table provides a reconciliation of the beginning and ending reserve balances for unpaid losses and LAE:



                                                          YEARS ENDED DECEMBER 31,
                                                       ------------------------------
     (DOLLARS IN THOUSANDS)                              2003       2002       2001
                                                       --------   --------   --------

     Reserves for unpaid losses and LAE, net of
        related reinsurance recoverables,
        at beginning of year .......................   $ 63,736   $ 70,076   $64,833

     ADD
     Provision for unpaid losses and LAE for claims
        occurring in the current year, net of
        reinsurance ................................     23,369     35,506    12,991
     Increase (decrease) in estimated losses and LAE
        for claims occurring in prior years, net of
        reinsurance ................................     33,337    (10,993)   (7,116)
                                                       --------   --------   -------
           Incurred losses during the current year,
              net of reinsurance ...................     56,706     24,513     5,875
                                                       --------   --------   -------
     DEDUCT
     Losses and LAE payments (net of recoverables)
        for claims occurring in the current year ...      3,284     27,799     5,884
     Income (losses) and LAE payments (net of
        recoverables) for claims occurring in the
        prior year .................................     10,079      3,054    (5,252)
                                                       --------   --------   -------
                                                         13,363     30,853       632
                                                       --------   --------   -------
     Reserve for unpaid losses and LAE, net
        of related reinsurance recoverables,
           at end of year ..........................    107,079     63,736    70,076
     Unrealized foreign exchange (gain) loss
        on reserve revaluation .....................      3,180        805      (143)
     Reinsurance recoverable on unpaid losses
        and LAE, at end of year ....................         --     11,420       588
                                                       --------   --------   -------
           Reserve for unpaid losses and LAE, gross
              of reinsurance recoverables on unpaid
              losses at end of year ................   $110,259   $ 75,961   $70,521
                                                       ========   ========   =======


                                      -19-

ACE GUARANTY CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002 AND 2001

     The prior year adverse development in 2003 of $33.3 million in the provision for losses and LAE is due primarily to an increase in case activity on the structured finance line of business due to credit deterioration in collateralized debt obligations assumed through reinsurance treaties.

     In 2002, the favorable prior year development of $11.0 million in the provision for losses and LAE relates primarily to higher than previously estimated salvage on a non-municipal transaction and favorable development in the trade credit reinsurance line of business.

     The favorable prior year development in 2001 of $7.1 million in the provision for losses and LAE relates primarily to the favorable development of $9.6 million in the credit derivative line of business.

9.   INCOME TAXES

     ACE Financial Services Inc. ("AFS"), the Company's direct parent and its direct and indirect U.S. subsidiaries, ACE Guaranty Corp, ACE Risk
     Assurance Company, ACE Asset Management, AGR Financial Products and AFP
     Transferor Inc. prepare a consolidated federal income tax return with ACE
     Prime Holding Inc., an immediate owner of the Corporation. Each company pays its proportionate share of the consolidated federal tax burden, the proportion determined by reference to the amount a company would have been liable to pay, had such company filed on a separate return basis with current credit for net losses to the extent such losses are utilizable on a separate company basis. The Company's effective federal tax rate for 2003 is 29%.

     Reconciliation from the tax provision calculated at the federal statutory rate of 35% in 2003, 2002 and 2001 to the total tax is as follows:

                                                   YEARS ENDED DECEMBER 31,
                                                 ---------------------------
     (DOLLARS IN THOUSANDS)                        2003      2002      2001
                                                 -------   -------   -------
     Tax provision at statutory rate .........   $51,722   $19,625   $32,256
     Tax-exempt interest .....................    (8,990)   (8,297)   (7,053)
     Other ...................................      (129)     (901)      582
                                                 -------   -------   -------
        Total federal income tax provision ...   $42,603   $10,427   $25,785
                                                 =======   =======   =======

                                      -20-

ACE GUARANTY CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002 AND 2001

     The deferred federal income tax liability reflects the tax effect of the following temporary differences:

                                                         YEARS ENDED
                                                         DECEMBER 31,
                                                     -------------------
     (DOLLARS IN THOUSANDS)                            2003       2002
                                                     --------   --------
     DEFERRED TAX ASSETS
     Portfolio reserves ..........................   $ 16,835   $ 15,243
     Tax and loss bonds ..........................     16,071     16,071
     Fair value of derivative financial
        instruments ..............................      6,469     23,458
     Other .......................................        689        582
                                                     --------   --------
        Total deferred tax assets ................     40,064     55,354

     DEFERRED TAX LIABILITIES
     Deferred acquisition costs ..................     51,424     47,559
     Contingency reserve .........................     28,124     28,124
     Unearned premium revenue ....................     14,063     10,600
     Unrealized gain on fixed maturity
        securities available for sale ............     24,388     22,638
                                                     --------   --------
        Total deferred tax liabilities ...........    117,999    108,921
                                                     --------   --------
        Net deferred liability for federal
           income taxes ..........................   $ 77,935   $ 53,567
                                                     ========   ========

     Under the terms of the tax sharing agreement the Company's current income tax payable to AFS was $6.4 million and $8.5 million at December 31, 2003 and 2002, respectively. Income taxes paid in 2003, 2002 and 2001, were
     $16.4 million, $10.8 million and $7.3 million, respectively.

                                      -21-

ACE GUARANTY CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002 AND 2001

10. REINSURANCE

     To limit its exposure on assumed risks, the Company enters into certain proportional and non-proportional retrocessional agreements with other insurance companies, primarily ACE subsidiaries, that cede a portion of the risk underwritten to other insurance companies. In the event that any or all of the reinsurers are unable to meet their obligations, the Company would be liable for such defaulted amounts. Direct, assumed, and ceded reinsurance amounts were as follows:

                                         FOR THE YEARS ENDED DECEMBER 31,
                                         --------------------------------
     (dollars in thousands)                 2003       2002       2001
                                          --------   --------   --------
     PREMIUMS WRITTEN
     Direct                               $ 40,992   $ 16,419   $  1,829
     Assumed                               178,931    138,660    118,967
     Ceded                                  36,623    (31,367)   (31,798)
                                          --------   --------   --------
           Net                            $256,546   $123,712   $ 88,998
                                          ========   ========   ========
     PREMIUMS EARNED
     Direct                               $ 38,921   $ 11,922   $    554
     Assumed                               144,526    114,557     89,909
     Ceded                                  (8,049)   (14,966)   (12,801)
                                          --------   --------   --------
           Net                            $175,398   $111,513   $ 77,662
                                          ========   ========   ========
     LOSS AND LOSS ADJUSTMENT EXPENSES
     Direct                               $ 14,464   $ 18,398   $  2,355
     Assumed                                45,081     17,454      4,121
     Ceded                                  (2,839)   (11,339)      (601)
                                          --------   --------   --------
           Net                            $ 56,706   $ 24,513   $  5,875
                                          ========   ========   ========

     Reinsurance recoverable on ceded unpaid losses and LAE as of December 31,
     2002 was $11.4 million. As of December 31, 2003 the Company had no reinsurance recoverable on ceded unpaid losses. See Note 12 for further information on ceded premiums.

11.  INSURANCE REGULATIONS

     Under Maryland's 1993 revised insurance law, the amount of surplus available for distribution as dividends is subject to certain statutory provisions, which generally prohibit the payment of dividends in any twelve-month period in an aggregate amount exceeding the lesser of 10% of surplus or net investment income (at the preceding December 31) without prior approval of the Maryland Commissioner of Insurance. The amount available for distribution from the Company during 2004 with notice to, but without prior approval of, the Maryland Commissioner of Insurance under the
     Maryland insurance law is approximately $25.6 million. During the years ended December 31, 2003, 2002 and 2001, the Company paid $10.0 million,
     $8.0 million and $5.5 million, respectively, in dividends to ACE Financial.

     Going forward the Company has committed to S&P and Moody's that it will not pay more than $10.0 million per year in dividends.

                                      -22-

ACE GUARANTY CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002 AND 2001

     Under Maryland insurance regulations, the Company is required at all times to maintain a minimum surplus of $750,000.

12.  INTERCOMPANY TRANSACTIONS

     EXPENSE SHARING AGREEMENTS

     Effective October 2000, and amended January 1, 2003, the Company entered into an agreement with ACE Capital Re Overseas Ltd. ("ACRO"), an affiliate of the Company under common ownership of ACE pursuant to which certain expenses for employee salaries and shared resources such as office space, office supplies and management information system services are allocated to each company according to annual predetermined percentages. The percentages are determined based on each company's weighted average salary expense. For the years ended December 31, 2003, 2002 and 2001, the Company was paid $9.6 million, $9.2 million and $6.2 million, respectively, under its expense sharing agreements. On January 1, 2003, the Company entered into a service agreement with ACE Asset Management Inc. ("AAM"). Under the agreement, AAM reimburses the Company for its direct expenses and a portion of office overhead expenses. In 2003, the Company was paid approximately $1.0 million under its expense sharing agreement with AAM.

     The Company is also party to various inter-company service agreements whereby it provides support services (credit analysis, surveillance, accounting, MIS, legal and administrative services) to certain affiliates.
     Under these agreements, the Company received $1.3 million, $1.1 million and
     $0.3 million in service fee income for the years ended December 31, 2003,
     2002 and 2001, respectively.

     In addition to expense sharing agreements, the Company entered into an employee leasing agreement with ACE American Insurance Company ("ACE INA"), an affiliate. ACE INA is a Pennsylvania stock insurance company. Under the agreement, the Company provides staffing services to ACE INA. In return, the Company is reimbursed for compensation costs. For the years ended
     December 31, 2003, 2002 and 2001, the Company was paid approximately $11.2 million, $8.3 million and $6.8 million, respectively, under leasing agreements.

     Included in other assets in the balance sheets are $4.5 million and $5.0 million as of December 31, 2003 and 2002, respectively, for intercompany receivables.

     As of the IPO date, all of the above agreements have been terminated. New agreements are being finalized between the Company and other subsidiaries of Assured Guaranty that will become effective during 2004.

     REINSURANCE AGREEMENTS

     In September 2001, the Company entered into an excess of loss reinsurance agreement with ACE Bermuda which was effective January 1, 2001. Under the terms of the agreement, the Company paid $52.5 million in premium in two installments of $27.5 million and $25.0 million in September 2001 and March
     2002, respectively, for a 10-year cover with a $150.0 million limit. In
     June 2003, this agreement was canceled and the unearned premium of $39.8 million, loss reserves of $12.5 million and profit commission of $1.5 million were returned to the Company. This agreement was not replaced with a third party reinsurance contract. The Company ceded losses of $2.5 million and $10.0 million in 2003 and 2002, respectively, under this cover.

                                      -23-

ACE GUARANTY CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002 AND 2001

     The Company cedes business to affiliated entities under certain reinsurance agreements. Amounts deducted from the premiums, losses and commissions in
     2003, 2002 and 2001 for reinsurance ceded to affiliates are reflected in the table below.

     (DOLLARS IN THOUSANDS)                           2003       2002      2001
                                                    --------   -------   -------
     CEDED ACTIVITY
     Written premium ............................   $(38,409)  $28,327   $29,982
     Earned premium .............................      4,715     9,111     8,227
     Losses and LAE incurred ....................      2,839    11,339       420
     Commissions incurred .......................         57        71       111
     Unearned premium reserve ...................      2,113    45,238    26,022
     Unpaid losses and LAE ......................         --    11,419       406

     The Company also writes business with affiliated entities under insurance and reinsurance agreements. The approximate amounts included in premiums, losses and commissions in 2003, 2002 and 2001 for business assumed from affiliates are reflected in the table below.

     (DOLLARS IN THOUSANDS)                          2003       2002      2001
                                                   --------   -------   -------
     GROSS ACTIVITY
     Written premium ...........................    $51,637   $44,096    $28,410
     Earned premium ............................     53,512    37,852     23,905
     Losses and LAE incurred ...................        701    22,449      4,139
     Commissions incurred ......................      1,340       626         35
     Unearned premium reserve ..................      9,920    11,796      4,376
     Unpaid losses and LAE .....................         --    10,849      5,651

13.  COMMITMENTS AND CONTINGENCIES

     At December 31, 2003, future minimum rental payments under the terms of the
     Company's non-cancelable operating leases for office space are $3.3 million for years 2004-2005, $3.4 for the year 2006, $3.3 million for years
     2007-2008 and $3.1 million in the aggregate thereafter. These payments are subject to escalations in building operating costs and real estate taxes.
     Rent expense amounted to approximately $3.2 million in 2003 and $2.5 million in 2002. Rent expense is shared with ACRO pursuant to the agreement discussed in Note 12.

     Various lawsuits have arisen in the ordinary course of the Company's business. Contingent liabilities arising from litigation, income tax and other matters are not considered material in relation to the Company's financial position, results of operations or liquidity.

14.  CONCENTRATIONS

     Of the Company's total gross premiums written for the year ended December
     31, 2003, 27.7% and 16.0% came from Municipal Bond Investors Assurance
     Company and Financial Security Assurance, respectively, two of four monoline primary financial guaranty companies. The Company's client base includes all six monolines, many banks and several European insurance and reinsurance companies.

                                      -24-

ACE GUARANTY CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002 AND 2001

15.  CREDIT FACILITIES

     As of December 31, 2003, the Company had entered into the following credit facilities, which were available for general corporate purposes:

     (i)  A liquidity facility established for the benefit of ACE and certain of its subsidiaries. The overall facility was a 364-day credit agreement in the amount of $500.0 million with a syndicate of banks. The Company had a $50.0 million participation in the facility. Due to the IPO, as of April 2, 2004, this facility was replaced.

     (ii) A 364-day credit agreement in the amount of $140.0 million with a syndicate of the banks. Under the terms of this liquidity facility the
          Company would have been required to pledge collateral to one of the syndicate banks, if the amount of collateral posted for the benefit of the Company's credit default swap counterparties exceeded 11% of the
          Company shareholders' equity. In such case an amount equal to that excess was to have been pledged for the benefit of the syndicate banks. As of December 31, 2003, the Company had not posted any collateral under this covenant. Due to the IPO, as of April 28, 2004 this facility was replaced.

     (iii) A $75.0 million line of credit facility and a $50.0 million line of credit facility from subsidiaries of ACE. Due to the IPO, as of April
          28, 2004 this facility was replaced.

     As of December 31, 2003, the Company has not drawn any amounts under these credit facilities.

     To replace the general corporate purpose credit facilities, Assured
     Guaranty entered into a $250.0 million unsecured credit facility ("$250.0 million credit facility") on April 29, 2004, with a syndicate of banks, for which ABN AMRO Incorporated and Bank of America (an affiliate of Banc of
     America Securities LLC) acted as co-arrangers to which each of Assured
     Guaranty, the Company and Assured Guaranty (UK) Ltd., a subsidiary of
     Assured Guaranty organized under the laws of the United Kingdom, is a party, as borrower. The $250.0 million credit facility is a 364-day day facility and any amounts outstanding under the facility at its expiration will be due and payable one year following the facility's expiration. Under the $250.0 million credit facility, the Company can borrow up to $250.0 million, Assured Guaranty has a borrowing limit not to exceed $50.0 million, and Assured Guaranty (UK) Ltd. has a borrowing limit not to exceed
     $12.5 million.

     As of December 31, 2003, the Company was party to a non-recourse credit facility with a syndicate of banks, which provided up to $175.0 million.
     This facility was specifically designed to provide rating agency qualified capital to further support the Company's claim paying resources. This agreement is due to expire November 2010. As of December 31, 2003, the
     Company had not drawn any amounts under this credit facility.

16.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used by the Company in estimating its fair value disclosure for financial instruments. These determinations were made based on available market information and appropriate valuation methodologies. Considerable judgment is required to interpret market date to develop the estimates and therefore, they may not necessarily be indicative of the amount the Company could realize in a current market exchange.

                                      -25-

ACE GUARANTY CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002 AND 2001

     FIXED MATURITY SECURITIES

     The fair value for fixed maturity securities shown in Note 7 is based on quoted market prices.

     CASH AND SHORT-TERM INVESTMENTS

     The carrying amount reported in the balance sheet for these instruments is cost, which approximates fair value due to the short-term maturity of these instruments.

     UNEARNED PREMIUM RESERVE

     The fair value of the Company's unearned premium reserve is based on the estimated cost of entering into a cession of the entire portfolio with third party reinsurers under current market conditions. This figure was determined by using the statutory basis unearned premium reserve, net of deferred acquisition costs.

     FINANCIAL GUARANTY INSTALLMENT PREMIUMS

     The fair value is derived by calculating the present value of the estimated future cash flow stream discounted at 6.0%.



                                                      AS OF DECEMBER 31, 2003   AS OF DECEMBER 31, 2002
                                                      -----------------------   -----------------------
                                                       CARRYING     ESTIMATED    CARRYING    ESTIMATED
     (IN THOUSANDS OF U.S. DOLLARS)                     AMOUNT     FAIR VALUE     AMOUNT    FAIR VALUE
                                                      ----------   ----------    --------   ----------

     ASSETS
     Fixed maturity securities ....................   $1,126,723   $1,126,723    $961,057    $961,057
     Cash and short-term investments ..............       73,087       73,087      55,465      55,465

     LIABILITIES
     Unearned premiun reserve .....................      389,027      347,178     352,551     259,237
     Off-Balance Sheet Instruments
        Financial guaranty installment premiums ...           --      293,339          --     220,417


17.  EMPLOYEE BENEFIT PLANS

     DEFINED CONTRIBUTION PLAN

     The Company maintains a savings incentive plan, which is qualified under
     Section 401K of the Internal Revenue Code. The savings incentive plan is available to all full-time employees with a minimum of six months of service. Eligible participants may contribute a percentage of their salary subject to a maximum of six months of service. Eligible participants may contribute at a rate of 100% up to 7% of the participant's compensation subject to certain limitations and vest at a rate of 33.3% per year starting with the second year of service. The Company contributed approximately $0.5 million in 2003, $0.4 million in 2002 and $0.3 million in 2001.

     PROFIT SHARING PLAN

     The Company maintains a profit sharing plan, which is available to all full-time employees with a minimum of six months of service. Annual contributions to the plan are at the discretion of the Board of Directors.
     The plan contains a qualified portion and a non-qualified portion. Total expense incurred under the plan amounted to approximately $0.7 million in
     2003, $0.5 million in 2002, and $0.3 million in 2001.

                                      -26-

ACE GUARANTY CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002 AND 2001

18.  PREMIUMS EARNED FROM REFUNDED AND CALLED BONDS

     Premiums earned include $18.6 million, $12.6 million and $4.3 million for
     2003, 2002 and 2001, respectively, related to refunded and called bonds.

19.  SEGMENT REPORTING

     The Company has three principal business segments: (1) financial guaranty direct, which includes transactions whereby the Company provides an unconditional and irrevocable guaranty that indemnifies the holder of a financial obligation against non-payment of principal and interest when due, and includes credit support for credit default swaps; (2) financial guaranty reinsurance, which includes agreements whereby the Company is a reinsurer and agrees to indemnify a primary insurance company against part or all of the loss which the latter may sustain under a policy it has issued; and (3) other, which includes trade credit reinsurance which the
     Company is no longer active and the impact of affiliate reinsurance transactions that were purchased by management for the benefit of all the
     Company's reporting segments.

     The Company's reportable business segments are strategic business units that offer different products and services. They are managed separately since each business requires different marketing strategies and underwriting skill sets.

     The Company does not segregate certain assets and liabilities at a segment level since management reviews and controls these assets and liabilities on a consolidated basis. The Company allocates certain operating expenses to each segment by identifying expenses related to staff that either directly acquire or service the business. The remaining expenses are generally allocated based on the expense ratios produced by the directly allocated expenses of these segments. Management uses underwriting gains and losses as the primary measure of each segment's financial performance.

     The following table summarizes the components of underwriting gain (loss)
     for each reporting segment:



                                                   YEAR ENDED DECEMBER 31, 2003
                                             ----------------------------------------
                                             FINANCIAL    FINANCIAL
                                              GUARANTY     GUARANTY
     (DOLLARS IN MILLIONS)                     DIRECT    REINSURANCE   OTHER    TOTAL
                                             ---------   -----------   -----   ------

     Gross written premiums ..............     $52.4        $122.8     $44.7   $219.9
     Net written premiums ................      47.9         124.8      83.8    256.5
     Net earned premiums .................      48.6          88.2      38.6    175.4
     Loss and loss adjustment expenses ...      14.5          22.8      19.4     56.7
     Acquisition costs ...................       3.2          29.8      13.6     46.6
     Operating expenses ..................      14.3           8.6       1.4     24.3
                                               -----        ------     -----   ------
     Underwriting gain ...................     $16.6        $ 27.0     $ 4.2   $ 47.8
                                               =====        ======     =====   ======


                                      -27-

ACE GUARANTY CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002 AND 2001



                                                   YEAR ENDED DECEMBER 31, 2002
                                             ----------------------------------------
                                             FINANCIAL    FINANCIAL
                                              GUARANTY     GUARANTY
     (DOLLARS IN MILLIONS)                     DIRECT    REINSURANCE   OTHER    TOTAL
                                             ---------   -----------   -----   ------

     Gross written premiums ..............     $38.0        $84.2      $32.9   $155.1
     Net written premiums ................      36.7         81.5        5.5    123.7
     Net premiums earned .................      34.5         70.0        7.0    111.5
     Loss and loss adjustment expenses ...      18.4          8.5       (2.4)    24.5
     Acquisition costs ...................       1.3         23.2        8.9     33.4
     Operating expenses ..................      10.8          9.0       (4.6)    15.2
                                               -----        -----      -----   ------
     Underwriting gain ...................     $ 4.0        $29.3      $ 5.1   $ 38.4
                                               =====        =====      =====   ======




                                                    YEAR ENDED DECEMBER 31, 2001
                                             -----------------------------------------
                                             FINANCIAL    FINANCIAL
                                              GUARANTY     GUARANTY
     (DOLLARS IN MILLIONS)                     DIRECT    REINSURANCE    OTHER    TOTAL
                                             ---------   -----------   ------   ------

     Gross written premiums ..............     $30.7        $86.7      $  3.4   $120.8
     Net written premiums ................      30.1         83.3       (24.4)    89.0
     Net premiums earned .................      24.8         55.0        (2.1)    77.7
     Loss and loss adjustment expenses ...       2.4          2.8         0.7      5.9
     Acquisition costs ...................       0.3         17.6         6.6     24.5
     Operating expenses ..................       8.6         10.7        (5.6)    13.7
                                               -----        -----      ------   ------
     Underwriting gain ...................     $13.5        $23.9      $ (3.8)  $ 33.6
                                               =====        =====      ======   ======


     The following is a reconciliation of total underwriting gain to income before provision for income taxes for the years ended:

                                                DECEMBER 31, 2003
                                             -----------------------
     (DOLLARS IN MILLIONS)                    2003     2002     2001
                                             ------   ------   -----
     Total underwriting gain .............   $ 47.8   $ 38.4   $33.6
     Net investment income ...............     47.2     46.7    46.5
     Net realized investment gains .......      2.1      6.9    10.2
     Unrealized gains (loss) on derivative
        financial instruments ............     48.5    (37.0)    5.1
     Other income ........................      1.3      1.3     0.6
     Goodwill amortization ...............       --       --    (3.8)
     Foreign exchange gains (losses) .....      0.9     (0.2)     --
                                             ------   ------   -----
     Income before provision for
        income taxes .....................   $147.8   $ 56.1   $92.2
                                             ======   ======   =====

                                      -28-

ACE GUARANTY CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002 AND 2001

     The following table provides the lines of businesses from which each of the
     Company's three reporting segments derive their net earned premiums:

                                                     YEARS ENDED
                                                  DECEMBER 31, 2003
                                                ---------------------
     (DOLLARS IN MILLIONS)                       2003    2002    2001
                                                -----   -----   -----
     FINANCIAL GUARANTY DIRECT
     Financial guaranty direct ..............   $48.6   $34.5   $24.8

     FINANCIAL GUARANTY REINSURANCE
     Municipal finance ......................    51.3    37.8    26.1
     Structured finance .....................    36.9    32.2    28.9
                                                -----   -----   -----
        Total ...............................    88.2    70.0    55.0

     OTHER SEGMENT
     Trade credit reinsurance ...............    41.6    14.6     2.9
     Affiliate reinsurance ..................    (3.0)   (7.6)   (5.0)
                                                -----   -----   -----
        Total ...............................   $38.6   $ 7.0   $(2.1)
                                                =====   =====   =====

     The following table summarizes the Company's gross written premium by geographic region. Allocations have been made on the basis of location of risk.

                                       YEARS ENDED DECEMBER 31, 2003
                             ------------------------------------------------
     (DOLLARS IN MILLIONS)        2003             2002             2001
                             --------------   --------------   --------------
     North America .......   $183.9    83.6%  $132.9    85.7%  $116.5    96.4%
     United Kingdom ......      9.2     4.2%     7.2     4.6%     1.1     0.9%
     Europe ..............     26.2    11.9%    13.8     8.9%     2.9     2.4%
     Australia ...........      0.6     0.3%     1.2     0.8%     0.3     0.3%
                             ------   -----   ------   -----   ------   -----
        Total ............   $219.9   100.0%  $155.1   100.0%  $120.8   100.0%
                             ======   =====   ======   =====   ======   =====

20.  SUBSEQUENT EVENT

     Upon completion of the IPO, any unvested options to purchase ACE ordinary shares held by our officers or employees immediately vested and any unvested restricted ACE ordinary shares were forfeited. Our officers and employees have 90 days from the date of the IPO to exercise any vested options to acquire ACE ordinary shares. The acceleration of vesting of options to purchase ordinary shares resulted in a pre-tax charge to us of approximately $1.4 million. Based upon a price of $42.79 per ACE ordinary share, the Company incurred a pre-tax charge of $3.1 million and contributed cash in the same amount to fund a trust, with an independent trustee, for the value of the restricted ACE ordinary shares forfeited by all of our officers and employees. These pre-tax charges took place during the second quarter of 2004. The trust purchased common shares of Assured
     Guaranty and allocated to each such individual common shares having the approximate value of the ACE ordinary shares forfeited by such individual.
     Based on Assured Guaranty's initial public offering price of $18.00 per common share, the trust purchased approximately $173,000 Assured Guaranty common shares on behalf of the Company. The common shares will be deliverable to each individual on the 18-month anniversary of the IPO so long as during that 18-month period the individual was not employed, directly or indirectly, by any designated financial guaranty company. Any forfeited common shares will be delivered to Assured Guaranty. The independent trustee will not have any beneficial interest in the trust.
     Since completion of the IPO, our officers and employees are no longer eligible to participate in the ACE long-term incentive plans. In connection with these events, the Company received $2.5 million from ACE, for the book value of unrestricted compensation, which is recorded in unearned stock grant compensation, which is included in stockholder's equity.

                                      -29-

                             ASSURED GUARANTY CORP.
                        Consolidated GAAP Balance Sheets
                         September 30, 2004 (unaudited)
            (dollars in thousands, except share and per share data)

                                                                AS OF
                                                    ----------------------------
                                                    SEPTEMBER 30,   DECEMBER 31,
                                                         2004           2003
                                                    -------------   ------------
ASSETS
   Fixed maturity securities
      available for sale, at fair value .........    $1,162,226      $1,126,723
   Short-term investments, at cost,
      which approximates market .................        47,100          55,078
                                                     ----------      ----------
   TOTAL INVESTMENTS ............................     1,209,326       1,181,801

   Cash .........................................         3,069          18,009
   Accrued investment income ....................        15,246          14,031
   Deferred acquisition costs ...................       146,752         146,926
   Premium receivable ...........................        63,844          31,524
   Prepaid reinsurance premiums .................        45,064           7,254
   Reinsurance recoverable on
      ceded losses ..............................        30,939              --
   Unrealized gains on derivative
      financial instruments .....................        15,417              --
   Goodwill .....................................        85,417          87,062
   Other assets .................................        10,430          14,946
                                                     ----------      ----------
TOTAL ASSETS ....................................    $1,625,504      $1,501,553
                                                     ==========      ==========
LIABILITIES
   Unearned premium reserve .....................    $  386,090      $  389,027
   Reserve for losses and loss
      adjustment expenses .......................       121,648         110,259
   Reinsurance balances payable .................        61,392          10,237
   Deferred federal income taxes
      payable ...................................        31,700          77,934
   Current federal income taxes
      payable ...................................        12,600           6,389
   Unrealized losses on derivative
      financial instruments .....................            --          18,482
   Other liabilities ............................        33,189          12,495
                                                     ----------      ----------
TOTAL LIABILITIES ...............................       646,619         624,823

SHAREHOLDER'S EQUITY
   Common stock ($720 par value
      per share in 2004 and 2003:
      200,000 authorized, 20,834
      issued and outstanding
      in 2004 and 2003) .........................        15,000          15,000
   Additional paid-in capital ...................       386,403         351,231
   Accumulated other
      comprehensive income ......................        42,313          45,284
   Unearned stock grant
      compensation ..............................        (6,024)         (2,849)
   Retained earnings ............................       541,193         468,064
                                                     ----------      ----------
TOTAL SHAREHOLDER'S EQUITY ......................       978,885         876,730
                                                     ----------      ----------
TOTAL LIABILITIES AND SHAREHOLDER'S
   EQUITY .......................................    $1,625,504      $1,501,553
                                                     ==========      ==========

                             ASSURED GUARANTY CORP.
                      Consolidated Statements of Operations
     Nine Months Ended September 30, 2004 (unaudited) and September 30, 2003
                                   (unaudited)
                             (dollars in thousands)

                                                              SEPTEMBER 30,
                                                           -------------------
                                                             2004       2003
                                                           --------   --------
REVENUES
Gross written premiums .................................   $131,847   $170,865
Ceded premiums .........................................    (88,819)    36,806
                                                           --------   --------
Net written premiums ...................................     43,028    207,671
Decrease (increase) in unearned premium reserve ........     40,747    (77,224)
                                                           --------   --------
Net premiums earned ....................................     83,775    130,447
Net investment income ..................................     38,919     34,785
Net realized gains .....................................        419      2,213
Net realized gain on derivative financial instruments ..     33,899     17,831
Other income ...........................................         --      1,024
                                                           --------   --------
      TOTAL REVENUES ...................................    157,012    186,300
                                                           --------   --------
EXPENSES
Lossed and loss adjustment expenses ....................     (1,217)    38,269
Acquisition costs ......................................     24,392     47,827
Decrease (increase) in deferred acquisition costs ......        897     (9,762)
Other operating expense ................................     30,072     14,760
Goodwill impairment ....................................      1,645         --
Foreign exchange (gains) losses ........................       (241)      (177)
                                                           --------   --------
      TOTAL EXPENSES ...................................     55,548     90,917
                                                           --------   --------
INCOME BEFORE PROVISION FOR FEDERAL INCOME TAXES .......    101,464     95,383
PROVISION FOR FEDERAL INCOME TAXES
Current income taxes ...................................     20,419     14,830
Deferred income taxes ..................................      7,914     11,895
                                                           --------   --------
   Total provision for federal income taxes ............     28,333     26,725
                                                           --------   --------
      NET INCOME .......................................   $ 73,131   $ 68,658
                                                           ========   ========

                                   APPENDIX C

          GLOBAL CLEARANCE, SETTLEMENT AND TAX DOCUMENTATION PROCEDURES

     Except in certain limited circumstances, the Offered Certificates (other than the Class 1-A-R, Class 1-A-MR and Class 1-A-LR Certificates) will be offered globally (the "GLOBAL SECURITIES") and will be available only in book-entry form. Investors in the Global Securities may hold such Global
Securities through any of DTC, Clearstream or Euroclear. The Global Securities
will be tradable as home market instruments in both the European and U.S.
domestic markets. Initial settlement and all secondary trades will settle in same-day funds.

     Secondary market trading between investors holding Global Securities through Clearstream and Euroclear will be conducted in the ordinary way in accordance with their normal rules and operating procedures and in accordance with conventional eurobond practice (i.e., seven calendar day settlement).

     Secondary market trading between investors holding Global Securities through DTC will be conducted according to the rules and procedures applicable to U.S. corporate debt obligations.

     Secondary cross-market trading between Clearstream or Euroclear and DTC
Participants holding Certificates will be effected on a delivery-against-payment basis through the respective Depositaries of Clearstream and Euroclear (in such capacity) and as DTC Participants.

     Non-U.S. holders (as described below) of Global Securities will be subject to U.S. withholding taxes unless such holders meet certain requirements and deliver appropriate U.S. tax documents to the securities clearing organizations or their participants.

INITIAL SETTLEMENT

     All Global Securities will be held in book-entry form by DTC in the name of
Cede & Co., as nominee of DTC. Investors' interests in the Global Securities will be represented through financial institutions acting on their behalf as direct and indirect Participants in DTC. As a result, Clearstream and Euroclear will hold positions on behalf of their participants through their respective
Depositaries, which in turn will hold such positions in accounts as DTC
Participants.

     Investors electing to hold their Global Securities through DTC will follow the settlement practices applicable to conventional eurobonds, except that there will be no temporary global security and no "lock-up" or restricted period.
Investor securities custody accounts will be credited with their holdings against payment in same-day funds on the settlement date.

     Investors electing to hold their Global Securities through Clearstream or
Euroclear accounts will follow the settlement procedures applicable to conventional eurobonds, except that there will be no temporary global security and no 'lock-up' or restricted period. Global Securities will be credited to the securities custody accounts on the settlement date against payment in same-day funds.

SECONDARY MARKET TRADING

     Since the purchaser determines the place of delivery, it is important to establish at the time of the trade where both the purchaser's and seller's accounts are located to ensure that settlement can be made on the desired value date.

                                      C-1

     Trading between DTC Participants. Secondary market trading between DTC
Participants will be settled using the procedures applicable to prior mortgage loan asset backed certificates issues in same-day funds.

     Trading between Clearstream and/or Euroclear Participants. Secondary market trading between Clearstream Participants or Euroclear Participants will be settled using the procedures applicable to conventional eurobonds in same-day funds.

     Trading between DTC seller and Clearstream or Euroclear purchaser. When
Global Securities are to be transferred from the account of a DTC Participant to the account of a Clearstream Participant or a Euroclear Participant, the
purchaser will send instructions to Clearstream or Euroclear through a
Clearstream Participant or Euroclear Participant at least one business day prior to settlement. Clearstream or Euroclear will instruct the respective Depositary, as the case may be, to receive the Global Securities against payment. Payment will include interest accrued on the Global Securities from and including the last coupon payment date to and excluding the settlement date, on the basis of either a 360-day year comprised of 30-day months or the actual number of days in such accrual period and a year assumed to consist of 360 days, as applicable.
For transactions settling on the 31st of the month, payment will include interest accrued to and excluding the first day of the following month. Payment will then be made by the respective Depositary of the DTC Participant's account against delivery of the Global Securities. After settlement has been completed, the Global Securities will be credited to the respective clearing system and by the clearing system, in accordance with its usual procedures, to the Clearstream
Participant's or Euroclear Participant's account. The securities credit will appear the next day (European time) and the cash debt will be back-valued to, and the interest on the Global Securities will accrue from, the value date
(which would be the preceding day when settlement occurred in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the Clearstream or Euroclear cash debt will be valued instead as of the actual settlement date.

     Clearstream Participants and Euroclear Participants will need to make available to the respective clearing systems the funds necessary to process same-day funds settlement. The most direct means of doing so is to preposition funds for settlement, either from cash on hand or existing lines of credit, as they would for any settlement occurring within Clearstream or Euroclear. Under this approach, they may take on credit exposure to Clearstream or Euroclear until the Global Securities are credited to their accounts one day later.

     As an alternative, if Clearstream or Euroclear has extended a line of credit to them, Clearstream Participants or Euroclear Participants can elect not to preposition funds and allow that credit line to be drawn upon the finance settlement. Under this procedure, Clearstream Participants or Euroclear
Participants purchasing Global Securities would incur overdraft charges for one day, assuming they cleared the overdraft when the Global Securities were credited to their accounts. However, interest on the Global Securities would accrue from the value date. Therefore, in many cases the investment income on the Global Securities earned during that one-day period may substantially reduce or offset the amount of such overdraft charges, although this result will depend on each Clearstream Participant's or Euroclear Participant's particular cost of funds.

     Since the settlement is taking place during New York business hours, DTC
Participants can employ their usual procedures for sending Global Securities to the respective European Depositary for the benefit of Clearstream Participants or Euroclear Participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC Participants a cross-market transaction will settle no differently than a trade between two DTC Participants.

                                      C-2

     Trading between Clearstream or Euroclear Seller and DTC Purchaser. Due to
time zone differences in their favor, Clearstream Participants and Euroclear
Participants may employ their customary procedures for transactions in which
Global Securities are to be transferred by the respective clearing system, through the respective Depositary, to a DTC Participant. The seller will send instructions to Clearstream or Euroclear through a Clearstream Participant or
Euroclear Participant at least one business day prior to settlement. In these cases Clearstream or Euroclear will instruct the respective Depositary, as appropriate, to deliver the Global Securities to the DTC Participant's account against payment. Payment will include interest accrued on the Global Securities from and including the last coupon payment to and excluding the settlement date on the basis of either a 360-day year comprised of 30-day months or the actual number of days in such accrual period and a year assumed to consist of 360 days, as applicable. For transactions settling on the 31st of the month, payment will include interest accrued to and excluding the first day of the following month.
The payment will then be reflected in the account of the Clearstream Participant or Euroclear Participant the following day, and receipt of the cash proceeds in the Clearstream Participant's or Euroclear Participant's account would be back-valued to the value date (which would be the preceding day, when settlement occurred in New York). Should the Clearstream Participant or Euroclear
Participant have a line of credit with its respective clearing system and elect to be in debt in anticipation of receipt of the sale proceeds in its account, the back-valuation will extinguish any overdraft incurred over that one-day period. If settlement is not completed on the intended value date (i.e., the trade fails), receipt of the cash proceeds in the Clearstream Participant's or
Euroclear Participant's account would instead be valued as of the actual settlement date.

     Finally, day traders that use Clearstream or Euroclear and that purchase
Global Securities from DTC Participants for delivery to Clearstream Participants or Euroclear Participants should note that these trades would automatically fail on the sale side unless affirmative action were taken. At least three techniques should be readily available to eliminate this potential problem:

          (a) borrowing through Clearstream or Euroclear for one day (until the purchase side of the day trade is reflected in their Clearstream or
     Euroclear accounts) in accordance with the clearing system's customary procedures;

          (b) borrowing the Global Securities in the U.S. from a DTC Participant no later than one day prior to settlement, which would give the Global
     Securities sufficient time to be reflected in their Clearstream or
     Euroclear account in order to settle the sale side of the trade; or

          (c) staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC Participant is at least one day prior to the value date for the sale to the Clearstream
     Participant or Euroclear Participant.

     Certain U.S. Federal Income Tax Documentation Requirements

     A beneficial owner of Global Securities holding securities through
Clearstream or Euroclear (or through DTC if the holder has an address outside the U.S.) will be subject to the 30% U.S. withholding tax that generally applies to payments of interest (including original issue discount) on registered debt issued by U.S. Persons, unless (i) each clearing system, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business in the chain of intermediaries between such beneficial owner and the
U.S. entity required to withhold tax complies with applicable certification requirements and (ii) such beneficial owner takes one of the following steps to obtain an exemption or reduced tax rate:

     Exemption for non-U.S. Persons (Form W-8BEN). Beneficial owners of Global
Securities that are non-U.S. Persons can obtain a complete exemption from the withholding tax by filing a signed

                                      C-3

Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States
Tax Withholding). If the information shown on Form W-8BEN changes, a new Form
W-8BEN must be filed within 30 days of such change.

     Exemption for non-U.S. Persons with effectively connected income (Form
W-8ECI). A non-U.S. Person, including a non-U.S. corporation or bank with a U.S.
branch, for which the interest income is effectively connected with its conduct of a trade or business in the United States, can obtain an exemption from the withholding tax by filing Form W-8ECI (Certificate of Foreign Person's Claim for
Exemption from Withholding of Tax on Income Effectively Connected with the
Conduct of a Trade or Business in the United States).

     Exemption or reduced rate for non-U.S. Persons resident in treaty countries
(Form W-8BEN). Non-U.S. Persons that are Certificate Owners residing in a country that has a tax treaty with the United States can obtain an exemption or reduced tax rate (depending on the treaty terms) by filing Form W-8BEN.

     Exemption for U.S. Persons (Form W-9). U.S. Persons can obtain a complete exemption from the withholding tax by filing Form W-9 (Payer's Request for
Taxpayer Identification Number and Certification).

     U.S. Federal Income Tax Reporting Procedure. The Certificate Owner of a
Global Security or, in the case of a Form W-8ECI filer, his agent, files by submitting the appropriate form to the person through whom it holds (the clearing agency, in the case of persons holding directly on the books of the clearing agency). Form W-8BEN and Form W-8ECI are effective until the third succeeding calendar year from the date the form is signed.

     Final withholding regulations (the "WITHHOLDING REGULATIONS") affect the documentation required from non-U.S. Persons. The Withholding Regulations replace a number of prior tax certification forms with a new series of IRS Forms
W-8 and generally standardize the period of time for which withholding agents can rely on such forms (although certain of the new forms may remain valid indefinitely if the beneficial owner provides a United States taxpayer identification number and the information on the form does not change).

     This summary does not deal with all aspects of U.S. Federal income tax withholding that may be relevant to foreign holders of the Global Securities.
Investors are advised to consult their own tax advisors for specific tax advice concerning their holding and disposing of the Global Securities.

                                       C-4

                    BANC OF AMERICA MORTGAGE SECURITIES, INC.
                                    DEPOSITOR

                       MORTGAGE PASS-THROUGH CERTIFICATES
                     (ISSUABLE IN SERIES BY SEPARATE TRUSTS)

                                   ----------

--------------------------------------------------------------------------------
YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 11 OF THIS
PROSPECTUS.

Neither the certificates of any series nor the related underlying mortgage loans will be insured or guaranteed by any governmental agency or instrumentality.

The certificates of each series will represent interests in the related Trust only and will not represent interests in or obligations of the Depositor or any other entity.

This prospectus may be used to offer and sell any series of certificates only if accompanied by the prospectus supplement for that series.
--------------------------------------------------------------------------------

EACH TRUST--

o    will issue a series of mortgage pass-through certificates, which will consist of one or more classes of certificates; and

o    will own--

     o    a pool or pools of fixed or adjustable interest rate, conventional mortgage loans, each of which is secured by a first lien on a one- to four-family residential property; and

     o    other assets described in this prospectus and the accompanying prospectus supplement.

EACH POOL OF MORTGAGE LOANS--

o    will be sold to the related Trust by the Depositor, who will have in turn purchased them from affiliated or unaffiliated sellers;

o    will be underwritten to such standards as described in this prospectus or the accompanying prospectus supplement; and

o    will be serviced by servicers affiliated or unaffiliated with the
     Depositor.

EACH SERIES OF CERTIFICATES--

o    will represent interests in the related Trust;

o    may provide credit support by "subordinating" certain classes to other classes of certificates; any subordinated classes will be entitled to payment subject to the payment of more senior classes and may bear losses before more senior classes;

o    may be entitled to one or more of the other types of credit support described in this prospectus; and

o    will be paid only from the assets of the related Trust.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED THE CERTIFICATES OR DETERMINED THAT THIS PROSPECTUS IS
ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

                THE DATE OF THIS PROSPECTUS IS FEBRUARY 22, 2005.

                                   PROSPECTUS

                                                                            PAGE
                                                                            ----
IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS

      Bankruptcy of the Depositor or a Seller May Delay or Reduce
         Collections on Mortgage Loans...................................    14
      Book-Entry System for Certain Classes of Certificates May

      Enforcement of "Due-on-Sale Clauses"; Realization Upon Defaulted
         Mortgage Loans..................................................    51
      Insurance Policies.................................................    53
      Fixed Retained Yield, Servicing Compensation and Payment of
         Expenses........................................................    54
      Evidence as to Compliance..........................................    55

                                        2

                                                                            PAGE
                                                                            ----

      Anti-Deficiency Legislation, the Bankruptcy Code and Other

            Election to Treat All Interest Under the Constant Yield

            Tax-Related Restrictions on Transfer of Residual

Federal Income Tax Consequences for Certificates as to Which No REMIC

                                        3

                                                                            PAGE
                                                                            ----

                                        4

                  IMPORTANT NOTICE ABOUT INFORMATION PRESENTED
                IN THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT

     Information is provided to you about the Certificates in two separate documents that progressively provide more detail: (a) this Prospectus, which provides general information, some of which may not apply to a particular Series of Certificates, including your Series, and (b) the accompanying Prospectus
Supplement, which will describe the specific terms of your Series of
Certificates, including:

     o    the principal balances and/or interest rates of each Class;

     o    the timing and priority of interest and principal payments;

     o    statistical and other information about the Mortgage Loans;

     o    information about credit enhancement, if any, for each Class;

     o    the ratings for each Class; and

     o    the method for selling the Certificates.

     IF THE TERMS OF A PARTICULAR SERIES OF CERTIFICATES VARY BETWEEN THIS
PROSPECTUS AND THE PROSPECTUS SUPPLEMENT, YOU SHOULD RELY ON THE INFORMATION IN
THE PROSPECTUS SUPPLEMENT.

     You should rely only on the information provided in this Prospectus and the accompanying Prospectus Supplement including the information incorporated by reference. No one has been authorized to provide you with different information.
The Certificates are not being offered in any state where the offer is not permitted. The Depositor does not claim the accuracy of the information in this
Prospectus or the accompanying Prospectus Supplement as of any date other than the dates stated on their respective covers.

     Cross-references are included in this Prospectus and in the accompanying
Prospectus Supplement to captions in these materials where you can find further related discussions. The foregoing Table of Contents and the Table of Contents included in the accompanying Prospectus Supplement provide the pages on which these captions are located.

     You can find a listing of the pages where capitalized terms used in this
Prospectus are defined under the caption "Index of Significant Definitions"
beginning on page 118 in this Prospectus.

                                   ----------

                                        5

--------------------------------------------------------------------------------

                              SUMMARY OF PROSPECTUS

o    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT, BUT DOES
     NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER IN MAKING YOUR
     INVESTMENT DECISION. TO UNDERSTAND ALL OF THE TERMS OF A SERIES OF
     CERTIFICATES, PLEASE READ THIS ENTIRE DOCUMENT AND THE ACCOMPANYING
     PROSPECTUS SUPPLEMENT CAREFULLY.

o    THIS SUMMARY PROVIDES AN OVERVIEW OF CERTAIN CALCULATIONS, CASH FLOWS AND
     OTHER INFORMATION TO AID YOUR UNDERSTANDING OF THE TERMS OF THE
     CERTIFICATES AND IS QUALIFIED BY THE FULL DESCRIPTION OF THESE
     CALCULATIONS, CASH FLOWS AND OTHER INFORMATION IN THIS PROSPECTUS AND THE
     ACCOMPANYING PROSPECTUS SUPPLEMENT.

RELEVANT PARTIES FOR EACH SERIES OF CERTIFICATES

ISSUER

     Each series (each, a "SERIES") of certificates (the "CERTIFICATES") will be issued by a separate trust (a "TRUST" and the assets owned by such Trust, a
"TRUST ESTATE"). Each Trust will be formed pursuant to a pooling and servicing agreement (each, a "POOLING AND SERVICING AGREEMENT") among the Depositor, one or more Servicers and/or the Master Servicer and the Trustee specified in the applicable Prospectus Supplement.

DEPOSITOR

     With respect to each Trust Estate, Banc of America Mortgage Securities,
Inc. (the "DEPOSITOR") will acquire the Mortgage Loans from affiliated or unaffiliated mortgage loan originators or sellers (each, a "SELLER") and will transfer the Mortgage Loans to the Trust. The Depositor is a direct, wholly-owned subsidiary of Bank of America, N.A.

SERVICER(S)

     One or more entities affiliated or unaffiliated with the Depositor specified in the applicable Prospectus Supplement (each, a "SERVICER") will service the Mortgage Loans in each Trust. Each Servicer will perform certain servicing functions with respect to the Mortgage Loans serviced by it pursuant to the related Pooling and Servicing Agreement or a related servicing agreement
(each, an "UNDERLYING SERVICING AGREEMENT").

MASTER SERVICER

     To the extent specified in the related Prospectus Supplement, if there is more than one Servicer of the Mortgage Loans related to a Series or the sole
Servicer is not an affiliate of the Depositor, a master servicer, affiliated or unaffiliated with the Depositor, (the "MASTER SERVICER") may be appointed to supervise the Servicers. In addition, the Master Servicer will generally be required to make Periodic Advances with respect to the Mortgage Loans in each
Trust Estate if the related Servicer fails to make a required Periodic Advance.

THE MORTGAGE LOANS

     Each Trust will own the related Mortgage Loans (other than the Fixed
Retained Yield described in this Prospectus, if any) and certain other related property, as specified in the applicable Prospectus Supplement.

     The Mortgage Loans in each Trust Estate:

     o    will be conventional, fixed or adjustable interest rate, mortgage loans secured by first liens on some or all of the following types of property, to the extent set forth in the applicable Prospectus
          Supplement: (i) one-family attached or detached residences, (ii) two-
          to four-family units, (iii) row houses, (iv) townhouses, (v)
          condominium units, (vi) units within planned unit developments, (vii)
          longterm leases with respect to any of the foregoing, and (viii)
          shares issued by private non-profit housing corporations and the related proprietary leases or occupancy agreements granting exclusive rights

--------------------------------------------------------------------------------

                                        6

--------------------------------------------------------------------------------

          to occupy specified units in such cooperatives' buildings.

     o    will have been acquired by the Depositor, either directly or indirectly through an affiliate from the Sellers;

     o    will have been originated by mortgage loan originators which are either affiliated or unaffiliated with the Depositor; and

     o    will have been underwritten to the standards specified herein or in the applicable Prospectus Supplement.

     See "The Trust Estates" and "The Mortgage Loan Programs--Mortgage Loan
Underwriting."

     You should refer to the applicable Prospectus Supplement for the precise characteristics or expected characteristics of the Mortgage Loans and a description of the other property, if any, included in a particular Trust
Estate.

DISTRIBUTIONS ON THE CERTIFICATES

     Each Series of Certificates will include one or more classes (each, a
"CLASS"). A Class of Certificates will be entitled, to the extent of funds available, to either:

     o    principal and interest payments in respect of the related Mortgage
          Loans;

     o    principal distributions, with no interest distributions;

     o    interest distributions, with no principal distributions; or

     o    such other distributions as are described in the applicable Prospectus
          Supplement.

INTEREST DISTRIBUTIONS

     With respect to each Series of Certificates, interest on the related
Mortgage Loans at the weighted average of their mortgage interest rates (net of servicing fees and certain other amounts as described in this Prospectus or in the applicable Prospectus Supplement), will be passed through to holders of the related Classes of Certificates in accordance with the particular terms of each such Class of Certificates. The terms of each Class of Certificates will be described in the related Prospectus Supplement. See "Description of the
Certificates--Distributions to Certificateholders--Distributions of Interest."

     Except as otherwise specified in the applicable Prospectus Supplement, interest will accrue at the pass-through rate for each Class indicated in the applicable Prospectus Supplement (each, a "PASS-THROUGH RATE") on its outstanding principal balance or notional amount.

PRINCIPAL DISTRIBUTIONS

     With respect to a Series of Certificates, principal payments (including prepayments) on the related Mortgage Loans will be passed through to holders of the related Certificates or otherwise applied in accordance with the related
Pooling and Servicing Agreement on each Distribution Date. Distributions in reduction of principal balance will be allocated among the Classes of
Certificates of a Series in the manner specified in the applicable Prospectus
Supplement. See "Description of the Certificates--Distributions to
Certificateholders--Distributions of Principal."

--------------------------------------------------------------------------------

                                        7

--------------------------------------------------------------------------------

DISTRIBUTION DATES

     Distributions on the Certificates will generally be made on the 25th day
(or, if such day is not a business day, the business day following the 25th day)
of each month, commencing with the month following the month in which the applicable Cut-Off Date occurs (each, a "DISTRIBUTION DATE"). The "CUT-OFF DATE"
for each Series will be the date specified in the applicable Prospectus
Supplement.

     If so specified in the applicable Prospectus Supplement, distributions on
Certificates may be made on a different day of each month or may be made quarterly, or semi-annually, on the dates specified in such Prospectus
Supplement.

RECORD DATES

     Distributions will be made on each Distribution Date to Certificateholders of record at the close of business on (unless a different date is specified in the applicable Prospectus Supplement) the last business day of the month preceding the month in which such Distribution Date occurs (each, a "RECORD
DATE").

CREDIT ENHANCEMENT

SUBORDINATION

     A Series of Certificates may include one or more Classes of senior certificates (the "SENIOR CERTIFICATES") and one or more Classes of subordinated certificates (the "SUBORDINATED CERTIFICATES"). The rights of the holders of
Subordinated Certificates of a Series to receive distributions will be subordinated to such rights of the holders of the Senior Certificates of the same Series to the extent and in the manner specified in the applicable
Prospectus Supplement.

     Subordination is intended to enhance the likelihood of the timely receipt by the Senior Certificateholders of their proportionate share of scheduled monthly principal and interest payments on the related Mortgage Loans and to protect them from losses. This protection will be effected by:

     o    the preferential right of the Senior Certificateholders to receive, prior to any distribution being made in respect of the related
          Subordinated Certificates on each Distribution Date, current distributions on the related Mortgage Loans of principal and interest due them on each Distribution Date out of the funds available for distributions on such date;

     o    the right of such holders to receive future distributions on the
          Mortgage Loans that would otherwise have been payable to the holders of Subordinated Certificates; and/or

     o    the prior allocation to the Subordinated Certificates of all or a portion of losses realized on the underlying Mortgage Loans.

OTHER TYPES OF CREDIT ENHANCEMENT

     If so specified in the applicable Prospectus Supplement, the Certificates of any Series, or any one or more Classes of a Series, may be entitled to the benefits of other types of credit enhancement, including but not limited to:

o    limited guarantee

o    financial guaranty insurance policy

o    surety bond

o    letter of credit

o    mortgage pool insurance policy

o    reserve fund

o    cross-support

     Any credit support will be described in the applicable Prospectus
Supplement.

     See "Description of the Certificates--Other Credit Enhancement."

PERIODIC ADVANCES ON DELINQUENT PAYMENTS

     In the event that a payment on a Mortgage Loan is delinquent, the Servicer of the Mortgage Loan will be obligated to make cash advances ("PERIODIC
ADVANCES") to the Servicer Custodial Account or the Certificate Account if the
Servicer determines that it will be able to recover such amounts from future payments and

--------------------------------------------------------------------------------

                                        8

--------------------------------------------------------------------------------

collections on such Mortgage Loan. A Servicer who makes Periodic Advances will be reimbursed for such Periodic Advances as described in this Prospectus and in the applicable Prospectus Supplement. In certain circumstances, the Master
Servicer or Trustee will be required to make Periodic Advances upon a Servicer default.

     See "Servicing of the Mortgage Loans--Periodic Advances and Limitations
Thereon."

FORMS OF CERTIFICATES

     The Certificates will be issued either:

     o    in book-entry form ("BOOK-ENTRY CERTIFICATES") through the facilities of The Depository Trust Company ("DTC"); or

     o    in fully-registered, certificated form ("DEFINITIVE CERTIFICATES").

     If you own Book-Entry Certificates, you will not receive a physical certificate representing your ownership interest in such Book-Entry
Certificates, except under extraordinary circumstances which are discussed in
"Description of the Certificates--Definitive Form" in this Prospectus. Instead,
DTC will effect payments and transfers by means of its electronic recordkeeping services, acting through certain participating organizations. This may result in certain delays in your receipt of distributions and may restrict your ability to pledge your securities. Your rights with respect to Book-Entry Certificates may generally only be exercised through DTC and its participating organizations.

     See "Description of the Certificates--Book-Entry Form."

OPTIONAL PURCHASE OF ALL MORTGAGE LOANS

     If so specified in the Prospectus Supplement with respect to a Series, all, but not less than all, of the Mortgage Loans in the related Trust and any property acquired with respect to such Mortgage Loans may be purchased by the
Depositor or such other party as is specified in the applicable Prospectus
Supplement. Any such purchase must be made in the manner and at the price specified in such Prospectus Supplement.

     If an election is made to treat the related Trust Estate (or one or more segregated pools of assets in the Trust Estate) as a "real estate mortgage investment conduit" (a "REMIC"), any such purchase will be effected only pursuant to a "qualified liquidation," as defined under Section 860F(a)(4)(A) of the Internal Revenue Code of 1986, as amended (the "CODE").

     Exercise of the right of purchase will effect the early retirement of the
Certificates of that Series.

     See "Prepayment and Yield Considerations."

ERISA LIMITATIONS

     If you are a fiduciary of any employee benefit plan or another type of retirement plan or arrangement subject to the Employee Retirement Income
Security Act of 1974, as amended ("ERISA"), the Code or similar law, you should carefully review with your legal advisors whether the purchase or holding of
Certificates could give rise to a transaction prohibited or otherwise impermissible under ERISA or the Code.

     Certain Classes of Certificates may not be transferred unless the Trustee and the Depositor are furnished with a letter of representation or an opinion of counsel to the effect that such transfer will not result in a violation of the prohibited transaction provisions of ERISA or the Code and will not subject the
Trustee, the Depositor, any Servicers or the Master Servicer to additional obligations.

     See "ERISA Considerations."

TAX STATUS

     The treatment of the Certificates for federal income tax purposes will depend on:

     o    whether a REMIC election is made with respect to a Series of
          Certificates; and

     o    if a REMIC election is made, whether the Certificates are Regular
          Interests or Residual Interests.

     See "Federal Income Tax Consequences."

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                                        9

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LEGAL INVESTMENT

     The applicable Prospectus Supplement will specify whether the Class or
Classes of Certificates offered will constitute "mortgage related securities"
for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as
amended. If your investment authority is subject to legal restrictions you should consult your own legal advisors to determine whether and to what extent such Certificates constitute legal investments for you.

     See "Legal Investment" in this Prospectus and "Summary of Terms--Legal
Investment" in the applicable Prospectus Supplement.

RATING

     Certificates of any Series will not be offered pursuant to this Prospectus and a Prospectus Supplement unless each offered Class is rated in one of the four highest rating categories by at least one nationally recognized statistical rating organization (a "RATING AGENCY").

     o    A security rating is not a recommendation to buy, sell or hold the
          Certificates of any Series and is subject to revision or withdrawal at any time by the assigning rating agency.

     o    Ratings do not address the effect of prepayments on the yield you may anticipate when you purchase your Certificates.

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                                       10

                                  RISK FACTORS

     Investors should consider, among other things, the following description of the material risks associated with the purchase of Certificates.

LIMITED LIQUIDITY

     The liquidity of your Certificates may be limited. You should consider that:

     o    a secondary market for the Certificates of any Series may not develop, or if it does, it may not provide you with liquidity of investment, or it may not continue for the life of the Certificates of any Series;

     o    the Prospectus Supplement for any Series of Certificates may indicate that an underwriter intends to establish a secondary market in such
          Certificates, but no underwriter will be obligated to do so; and

     o    unless specified in the applicable Prospectus Supplement, the
          Certificates will not be listed on any securities exchange.

LIMITED ASSETS FOR PAYMENT OF CERTIFICATES

     Except for any related insurance policies and any reserve fund or credit enhancement described in the applicable Prospectus Supplement:

     o    Mortgage Loans included in the related Trust Estate will be the sole source of payments on the Certificates of a Series;

     o    the Certificates of any Series will not represent an interest in or obligation of the Depositor, the Trustee or any of their affiliates, except for the Depositor's limited obligations with respect to certain breaches of its representations and warranties and, to the extent an affiliate of the Depositor acts as such, its obligations as a Servicer or Master Servicer, if applicable; and

     o    neither the Certificates of any Series nor the related Mortgage Loans will be guaranteed or insured by any governmental agency or instrumentality, the Depositor, the Trustee, any of their affiliates or any other person.

     Consequently, in the event that payments on the Mortgage Loans underlying your Series of Certificates are insufficient or otherwise unavailable to make all payments required on your Certificates, there will be no recourse to the
Depositor, the Trustee or any of their affiliates or, except as specified in the applicable Prospectus Supplement, any other entity.

CREDIT ENHANCEMENT IS LIMITED IN AMOUNT AND COVERAGE

     With respect to each Series of Certificates, credit enhancement may be provided in limited amounts to cover certain types of losses on the underlying
Mortgage Loans. Credit enhancement will be provided in one or more of the forms referred to in this Prospectus, including, but not limited to: subordination of other Classes of Certificates of the same Series; a limited guarantee; a financial guaranty insurance policy; a surety bond; a letter of credit; a pool insurance policy; a special hazard insurance policy; a mortgagor bankruptcy bond; a reserve fund; cross-support; and any combination of the preceding types of credit enhancement. See "Description of the Certificates--Other Credit
Enhancement."

     Regardless of the form of credit enhancement provided:

     o    the amount of coverage will be limited in amount and in most cases will be subject to periodic reduction in accordance with a schedule or formula;

                                       11

     o    may provide only very limited coverage as to certain types of losses, and may provide no coverage as to certain other types of losses; and

     o    all or a portion of the credit enhancement for any Series of
          Certificates will generally be permitted to be reduced, terminated or substituted for, in the sole discretion of the Servicer or the Master
          Servicer, if each applicable Rating Agency indicates that the then-current ratings will not be adversely affected.

     If losses exceed the amount of coverage provided by any credit enhancement or losses of a type not covered by any credit enhancement occur, such losses will be borne by the holders of the related Certificates (or certain Classes).

     The rating of any Class of Certificates by a Rating Agency may be lowered following its issuance as a result of the downgrading of the obligations of any applicable credit support provider, or as a result of losses on the related
Mortgage Loans in excess of the levels contemplated by such Rating Agency at the time of its initial rating analysis.

     Neither the Depositor nor any of its affiliates will have any obligation to replace or supplement any credit enhancement, or to take any other action to maintain any rating of any Class of Certificates.

     See "Description of the Certificates--Other Credit Enhancement."

REAL ESTATE MARKET CONDITIONS AFFECT MORTGAGE LOAN PERFORMANCE

     An investment in securities such as the Certificates, which generally represent interests in pools of residential mortgage loans, may be affected by a decline in real estate values and changes in the mortgagor's financial condition. There is no assurance that the values of the Mortgaged Properties securing the Mortgage Loans underlying any Series of Certificates have remained or will remain at their levels on the dates of origination of the related
Mortgage Loans.

     If the residential real estate market should experience an overall decline in property values such that the outstanding balances of the Mortgage Loans contained in a particular Trust Estate and any secondary financing on the
Mortgaged Properties, become equal to or greater than the value of the Mortgaged
Properties, delinquencies, foreclosures and losses could be higher than those now generally experienced in the mortgage lending industry and those experienced in a Servicer's servicing portfolio.

     If losses on Mortgage Loans underlying a Series are not covered by credit enhancement, Certificateholders of the Series will bear all risk of loss resulting from default by mortgagors and will have to look primarily to the value of the Mortgaged Properties for recovery of the outstanding principal and unpaid interest on the defaulted Mortgage Loans. See "The Trusts
Estates--Mortgage Loans" and "The Mortgage Loan Programs--Mortgage Loan
Underwriting."

GEOGRAPHIC CONCENTRATION MAY INCREASE RISK OF LOSS

     The Mortgage Loans underlying certain Series of Certificates may be concentrated in certain regions. Such concentration may present risk considerations in addition to those generally present for similar mortgage-backed securities without such concentration. Certain geographic regions of the United States from time to time will experience weaker regional economic conditions and housing markets or be directly or indirectly affected by natural disasters or civil disturbances such as earthquakes, hurricanes, floods, eruptions or riots. Mortgage loans in such areas will experience higher rates of loss and delinquency than on mortgage loans generally. Although Mortgaged
Properties located in certain identified flood zones will be required to be covered, to the maximum extent available, by flood insurance, as described under
"Servicing of the Mortgage Loans--Insurance Policies," no Mortgaged Properties
will otherwise be required to be insured against earthquake damage or any other loss not

                                       12

covered by Standard Hazard Insurance Policies, as described under "Servicing of the Mortgage Loans--Insurance Policies."

     See "The Mortgage Pool" in the related Prospectus Supplement for further information regarding the geographic concentration of the Mortgage Loans underlying the Certificates of any Series. See also "The Mortgage Loan
Programs--Mortgage Loan Underwriting" and "Prepayment and Yield
Considerations--Weighted Average Life of Certificates."

GENERAL ECONOMIC CONDITIONS MAY INCREASE RISK OF LOSS

     Adverse economic conditions generally, in particular geographic areas or industries, or affecting particular segments of the borrowing community (such as mortgagors relying on commission income and self-employed mortgagors) and other factors which may or may not affect real property values (including the purposes for which the Mortgage Loans were made and the uses of the Mortgaged Properties)
may affect the timely payment by mortgagors of scheduled payments of principal and interest on the Mortgage Loans and, accordingly, the actual rates of delinquencies, foreclosures and losses with respect to any Trust Estate. See
"The Mortgage Loan Programs--Mortgage Loan Underwriting" and "Prepayment and
Yield Considerations--Weighted Average Life of Certificates." If such losses are not covered by the applicable credit enhancement, holders of Certificates of the
Series evidencing interests in the related Trust Estate will bear all risk of loss resulting from default by mortgagors and will have to look primarily to the value of the Mortgaged Properties for recovery of the outstanding principal and unpaid interest on the defaulted Mortgage Loans. See "The Trust
Estates--Mortgage Loans" and "The Mortgage Loan Programs--Mortgage Loan
Underwriting."

YIELD IS SENSITIVE TO RATE OF PRINCIPAL PREPAYMENT

     The yield on the Certificates of each Series will depend in part on the rate of principal payment on the Mortgage Loans (including prepayments, liquidations due to defaults and mortgage loan repurchases). Such yield may be adversely affected, depending upon whether a particular Certificate is purchased at a premium or a discount, by a higher or lower than anticipated rate of prepayments on the related Mortgage Loans. In particular:

     o    the yield on Classes of Certificates entitling their holders primarily or exclusively to payments of interest or primarily or exclusively to payments of principal will be extremely sensitive to the rate of prepayments on the related Mortgage Loans; and

     o    the yield on certain Classes of Certificates may be relatively more sensitive to the rate of prepayment of specified Mortgage Loans than other Classes of Certificates.

     The rate of prepayments on Mortgage loans is influenced by a number of factors, including:

     o    prevailing mortgage market interest rates;

     o    local and national economic conditions;

     o    homeowner mobility; and

     o    the ability of the borrower to obtain refinancing.

     In addition, your yield may be adversely affected by interest shortfalls which may result from the timing of the receipt of prepayments or liquidations to the extent that such interest shortfalls are not covered by aggregate
Servicing Fees or other mechanisms specified in the applicable Prospectus
Supplement. Your yield will be also adversely affected to the extent that losses on the Mortgage Loans in the related Trust Estate are allocated to your
Certificates and may be adversely affected to the extent of unadvanced delinquencies on the Mortgage Loans in the related Trust. Classes of
Certificates identified in

                                       13

the applicable Prospectus Supplement as Subordinated Certificates are more likely to be affected by delinquencies and losses than other Classes of
Certificates.

     See "Prepayment and Yield Considerations."

BANKRUPTCY OF THE DEPOSITOR OR A SELLER MAY DELAY OR REDUCE COLLECTIONS ON
MORTGAGE LOANS

     Neither the United States Bankruptcy Code nor similar applicable state laws
(the "INSOLVENCY LAWS") prohibit the Depositor from filing a voluntary application for relief under the Insolvency Laws. However, the transactions contemplated hereby and by the related Prospectus Supplement will be structured such that the voluntary or involuntary application for relief under the
Insolvency Laws by the Depositor is unlikely and such filings by a Seller which is an affiliate of the Depositor from whom the Depositor acquires the Mortgage
Loans should not result in consolidation of the assets and liabilities of the
Depositor with those of such Seller. These steps include the creation of the
Depositor as a separate, limited purpose subsidiary, the certificate of incorporation of which contains limitations on the nature of the Depositor's business and restrictions on the ability of the Depositor to commence voluntary or involuntary cases or proceedings under the Insolvency Laws without the prior unanimous affirmative vote of all its directors. However, there can be no assurance that the activities of the Depositor would not result in a court concluding that the assets and liabilities of the Depositor should be consolidated with those of such Seller.

     Each Seller will transfer its related Mortgage Loans to the Depositor and the Depositor will transfer the Mortgage Loans to the related Trust Estate. If a
Seller were to become a debtor in a bankruptcy case, a creditor or trustee (or the debtor itself) may take the position that the contribution or transfer of the Mortgage Loans by the Seller to the Depositor should be characterized as a pledge of such Mortgage Loans to secure a borrowing of such debtor, with the result that the Depositor is deemed to be a creditor of such Seller, secured by a pledge of the applicable Mortgage Loans. If such an attempt were successful, delays in payments of collections on the Mortgage Loans could occur or reductions in the amount of such payments could result, or such a trustee in bankruptcy could elect to accelerate payment of the obligation to the Depositor and liquidate the Mortgage Loans.

BOOK-ENTRY SYSTEM FOR CERTAIN CLASSES OF CERTIFICATES MAY DECREASE LIQUIDITY AND
DELAY PAYMENT

     Since transactions in the Classes of Book-Entry Certificates of any Series
generally can be effected only through DTC, DTC Participants and Indirect DTC
Participants:

     o    your ability to pledge Book-Entry Certificates to someone who does not participate in the DTC system, or to otherwise act with respect to such Book-Entry Certificates, may be limited due to the lack of a physical certificate;

     o    you may experience delays in your receipt of payments on Book-Entry
          Certificates because distributions will be made by the Trustee, or a
          Paying Agent on behalf of the Trustee, to Cede, as nominee for DTC;
          and

     o    the liquidity of Book-Entry Certificates in any secondary trading market that may develop may be limited because investors may be unwilling to purchase securities for which they cannot obtain delivery of physical certificates.

     See "Description of the Certificates--Book-Entry Form."

                                       14

CASH FLOW AGREEMENTS ARE SUBJECT TO COUNTERPARTY RISK

     The assets of a Trust Estate may, if specified in the related Prospectus
Supplement, include agreements, such as interest rate swap, cap, floor or similar agreements (each, a "CASH FLOW AGREEMENT"), which will require the provider of such instrument (the "COUNTERPARTY") to make payments to the Trust
Estate under the circumstances described in the Prospectus Supplement. If payments on the Certificates of the related Series depend in part on payments to be received under a Cash Flow Agreement, the ability of the Trust Estate to make payments on the Certificates will be subject to the credit risk of the
Counterparty. The Prospectus Supplement for a Series of Certificates will describe any mechanism, such as the payment of "breakage fees," which may exist to facilitate replacement of a Cash Flow Agreement upon the default or credit impairment of the related Counterparty. However, there can be no assurance that any such mechanism will result in the ability of the Master Servicer to obtain a replacement Cash Flow Agreement.

CONSUMER PROTECTION LAWS MAY LIMIT REMEDIES

     There are various federal and state laws, public policies and principles of equity that protect consumers. Among other things, these laws, policies and principles:

     o    regulate interest rates and other charges;

     o    require certain disclosures;

     o    require licensing of mortgage loan originators;

     o    require the lender to provide credit counseling and/or make affirmative determinations regarding the borrower's ability to repay the mortgage loan;

     o    prohibit discriminatory lending practices;

     o    limit or prohibit certain mortgage loan features, such as prepayment penalties or balloon payments;

     o    regulate the use of consumer credit information; and

     o    regulate debt collection practices.

     Violation of certain provisions of these laws, policies and principles:

     o    may limit a Servicer's ability to collect all or part of the principal of or interest on the Mortgage Loans;

     o    may entitle the borrower to a refund of amounts previously paid; and

     o    could subject a Servicer to damages and administrative sanctions.

     The Seller of the Mortgage Loans to the Depositor will generally be required to repurchase any Mortgage Loan which, at the time of origination, did not comply with federal and state laws and regulations. Such remedy, however, may not be adequate to fully compensate the related Trust Estate. See "The
Mortgage Loan Programs--Representations and Warranties."

     See "Certain Legal Aspects of the Mortgage Loans."

     In addition, certain of the Mortgage Loans secured by Mortgaged Properties located in Texas may be subject to the provisions of Texas laws which regulate loans other than purchase money loans. These laws provide for certain disclosure requirements, caps on allowable fees, required loan closing procedures and other restrictions. Failure to comply with any requirement may render the Mortgage
Loan unenforceable and/or the lien on the Mortgaged Property invalid. There are also similar risks involved in servicing such Mortgage Loans (such as the failure to comply with an obligation to the borrower within a reasonable time after receiving notification from the borrower) that can result in the forfeiture of all principal and interest due on the Mortgage Loan.

     See "Certain Legal Aspects of the Mortgage Loans--Anti-Deficiency
Legislation, the Bankruptcy Code and Other Limitations on Lenders," "--Texas
Home Equity Loans" and "--Homeowners Protection Act of 1998."

                                       15

                                THE TRUST ESTATES

GENERAL

     The Trust Estate for each Series of Certificates will consist primarily of mortgage loans (the "MORTGAGE LOANS") evidenced by promissory notes (the
"MORTGAGE NOTES") secured by mortgages, deeds of trust or other instruments creating first liens (the "MORTGAGES") on some or all of the following eight types of property (as so secured, the "MORTGAGED PROPERTIES"), to the extent set forth in the applicable Prospectus Supplement: (i) one-family attached or detached residences, (ii) two- to four-family units, (iii) row houses, (iv)
townhouses, (v) condominium units, (vi) units within planned unit developments,
(vii) long-term leases with respect to any of the foregoing, and (viii) shares issued by private non-profit housing corporations ("COOPERATIVES") and the related proprietary leases or occupancy agreements granting exclusive rights to occupy specified units in such cooperatives' buildings. In addition, a Trust
Estate will also include (i) amounts held from time to time in the related
Certificate Account, (ii) the Depositor's interest in any primary mortgage insurance, hazard insurance, title insurance or other insurance policies relating to a Mortgage Loan, (iii) any property which initially secured a
Mortgage Loan and which has been acquired by foreclosure or trustee's sale or deed in lieu of foreclosure or trustee's sale, (iv) if applicable, and to the extent set forth in the applicable Prospectus Supplement, any reserve fund or funds, (v) if applicable, and to the extent set forth in the applicable
Prospectus Supplement, contractual obligations of any person to make payments in respect of any form of credit enhancement or any interest subsidy agreement and
(vi) such other assets of the kind described herein as may be specified in the applicable Prospectus Supplement. The Trust Estate will not include the portion of interest on the Mortgage Loans which constitutes the Fixed Retained Yield, if any. See "Servicing of the Mortgage Loans--Fixed Retained Yield, Servicing
Compensation and Payment of Expenses."

MORTGAGE LOANS

     The Mortgage Loans will have been acquired by the Depositor from affiliates of the Depositor or unaffiliated mortgage loan originators or sellers (each, a
"SELLER"). The Mortgage Loans will have been originated by affiliated or unaffiliated mortgage loan originators. Each Mortgage Loan will have been underwritten either to the standards set forth herein or to such other standards set forth in the applicable Prospectus Supplement. See "The Mortgage Loan
Programs--Mortgage Loan Underwriting."

     Each of the Mortgage Loans will be secured by a Mortgage on a Mortgaged
Property located in any of the 50 states or the District of Columbia.

     If specified in the applicable Prospectus Supplement, the Mortgage Loans may be secured by leases on real property under circumstances that the applicable Seller determines in its discretion are commonly acceptable to institutional mortgage investors. A Mortgage Loan secured by a lease on real property is secured not by a fee simple interest in the Mortgaged Property but rather by a lease under which the mortgagor has the right, for a specified term, to use the related real estate and the residential dwelling located thereon.
Generally, a Mortgage Loan will be secured by a lease only if the use of leasehold estates as security for mortgage loans is customary in the area where the Mortgaged Property is located, the lease is not subject to any prior lien that could result in termination of the lease and the term of the lease ends at least five years beyond the maturity date of the related Mortgage Loan. The provisions of each lease securing a Mortgage Loan will expressly permit (i)
mortgaging of the leasehold estate, (ii) assignment of the lease without the lessor's consent and (iii) acquisition by the holder of the Mortgage, in its own or its nominee's name, of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure, unless alternative arrangements provide the holder of the Mortgage with substantially similar protections. No lease will contain provisions which (i) provide for termination upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (ii) provide for termination in the event of damage or destruction as long as the Mortgage is in existence

                                       16

or (iii) prohibit the holder of the Mortgage from being insured under the hazard insurance policy or policies related to the premises.

     The Prospectus Supplement will set forth the geographic distribution of
Mortgaged Properties and the number and aggregate unpaid principal balances of the Mortgage Loans by category of Mortgaged Property. The Prospectus Supplement for each Series will also set forth the range of original terms to maturity of the Mortgage Loans in the Trust Estate, the weighted average remaining term to stated maturity at the Cut-Off Date of such Mortgage Loans, the earliest and latest months of origination of such Mortgage Loans, the range of Mortgage
Interest Rates borne by such Mortgage Loans, if such Mortgage Loans have varying
Net Mortgage Interest Rates, the weighted average Net Mortgage Interest Rate at the Cut-Off Date of such Mortgage Loans, the range of loan-to-value ratios at the time of origination of such Mortgage Loans and the range of principal balances at origination of such Mortgage Loans.

     A Mortgage Loan will generally provide for level monthly installments
(except, in the case of Balloon Loans, the final payment) consisting of interest equal to one-twelfth of the applicable Mortgage Interest Rate times the unpaid principal balance, with the remainder of such payment applied to principal (an
"ACTUARIAL MORTGAGE LOAN"). No adjustment is made if payment on an Actuarial
Mortgage Loan is made earlier or later than the Due Date, although the mortgagor may be subject to a late payment charge. If so specified in the applicable
Prospectus Supplement, some Mortgage Loans may provide for payments that are allocated to principal and interest according to the daily simple interest method (each, a "SIMPLE INTEREST MORTGAGE LOAN"). A Simple Interest Mortgage
Loan provides for the amortization of the amount financed under the Mortgage
Loan over a series of equal monthly payments (except, in the case of a Balloon
Loan, the final payment). Each monthly payment consists of an installment of interest which is calculated on the basis of the outstanding principal balance of the Mortgage Loan multiplied by the stated Mortgage Interest Rate and further multiplied by a fraction, the numerator of which is the number of days in the period elapsed since the preceding payment of interest was made and the denominator of which is the number of days in the annual period for which interest accrues on such Mortgage Loan. As payments are received under a Simple
Interest Mortgage Loan, the amount received is applied first to interest accrued to the date of payment and the balance is applied to reduce the unpaid principal balance. Accordingly, if a borrower pays a fixed monthly installment on a Simple
Interest Mortgage Loan before its scheduled due date, the portion of the payment allocable to interest for the period since the preceding payment was made will be less than it would have been had the payment been made as scheduled, and the portion of the payment applied to reduce the unpaid principal balance will be correspondingly greater. The next scheduled payment, however, will result in an allocation of a greater amount to interest if such payment is made on its scheduled due date. Conversely, if a borrower pays a fixed monthly installment after its scheduled due date, the portion of the payment allocable to interest for the period since the preceding payment was made will be greater than it would have been had the payment been made as scheduled, and the remaining portion, if any, of the payment applied to reduce the unpaid principal balance will be correspondingly less. Accordingly, if the borrower consistently makes scheduled payments after the scheduled due date, the Mortgage Loan will amortize more slowly than scheduled. If a Mortgage Loan is prepaid, the borrower is required to pay interest only to the date of prepayment.

     The information with respect to the Mortgage Loans and Mortgaged Properties described in the preceding three paragraphs may be presented in the Prospectus
Supplement for a Series as ranges in which the actual characteristics of such
Mortgage Loans and Mortgaged Properties are expected to fall. In all such cases, information as to the final characteristics of the Mortgage Loans and Mortgaged
Properties will be available in a Current Report on Form 8-K which will be filed with the Commission within 15 days of the initial issuance of the related
Series.

     The Mortgage Loans in a Trust Estate will generally have monthly payments due on the first of each month (each, a "DUE DATE") but may, if so specified in the applicable Prospectus Supplement, have payments due on a different day of each month and will be of one of the following types of mortgage loans:

                                       17

     a. Fixed Rate Loans. If so specified in the applicable Prospectus
Supplement, a Trust Estate may contain fixed-rate, fully-amortizing Mortgage
Loans providing for level monthly payments of principal and interest and terms at origination or modification of not more than 30 years. If specified in the applicable Prospectus Supplement, fixed rates on certain Mortgage Loans may be converted to adjustable rates after origination of such Mortgage Loans and upon the satisfaction of other conditions specified in the applicable Prospectus
Supplement. If so specified in the applicable Prospectus Supplement, the Pooling and Servicing Agreement will require the Depositor or another party to repurchase each such converted Mortgage Loan at the price set forth in the applicable Prospectus Supplement. A Trust Estate containing fixed-rate Mortgage
Loans may contain convertible Mortgage Loans which have converted from an adjustable interest rate prior to the formation of the Trust Estate and which are subject to no further conversions.

     b. Adjustable Rate Loans. If so specified in the applicable Prospectus
Supplement, a Trust Estate may contain adjustable-rate, fully-amortizing
Mortgage Loans having an original or modified term to maturity of not more than
40 years with a related Mortgage Interest Rate which generally adjusts initially either one, three or six months, one, three, five, seven or ten years subsequent to the initial Due Date, and thereafter at either one-month, six-month, one-year or other intervals over the term of the Mortgage Loan to equal the sum of a fixed margin set forth in the related Mortgage Note (the "NOTE MARGIN") and an index. The applicable Prospectus Supplement will set forth the relevant index and the highest, lowest and weighted average Note Margin with respect to the adjustable-rate Mortgage Loans in the related Trust Estate. The applicable
Prospectus Supplement will also indicate any periodic or lifetime limitations on the adjustment of any Mortgage Interest Rate.

     If specified in the applicable Prospectus Supplement, adjustable rates on certain Mortgage Loans may be converted to fixed rates after origination of such
Mortgage Loans and upon the satisfaction of the conditions specified in the applicable Prospectus Supplement. If specified in the applicable Prospectus
Supplement, the Depositor or another party will generally be required to repurchase each such converted Mortgage Loan at the price set forth in the applicable Prospectus Supplement. A Trust Estate containing adjustable-rate
Mortgage Loans may contain convertible Mortgage Loans which have converted from a fixed interest rate prior to the formation of the Trust Estate.

     If so specified in the applicable Prospectus Supplement, a Trust Estate may contain adjustable-rate Mortgage Loans which have Mortgage Interest Rates that generally adjust monthly or may adjust at other intervals as specified in the applicable Prospectus Supplement. The scheduled monthly payment will be adjusted as and when described in the applicable Prospectus Supplement (at intervals which may be different from those at which the Mortgage Interest Rate is adjusted) to an amount that would fully amortize the Mortgage Loan over its remaining term on a level debt service basis. Increases in the scheduled monthly payment may be subject to certain limitations, as specified in the applicable
Prospectus Supplement, which may result in negative amortization of principal.
If an adjustment to the Mortgage Interest Rate on such a Mortgage Loan causes the amount of interest accrued thereon in any month to exceed the current scheduled monthly payment on such mortgage loan, the resulting amount of interest that has accrued but is not then payable ("DEFERRED INTEREST") will be added to the principal balance of such Mortgage Loan.

     c. Net 5 Loans. If so specified in the applicable Prospectus Supplement, a
Trust Estate may contain Mortgage Loans having an original term to maturity of not more than 30 years with a Mortgage Interest Rate which adjusts initially five years subsequent to the initial payment date, and thereafter at one-month, six-month, one-year or other intervals (with corresponding adjustments in the amount of monthly payments) over the term of the mortgage loan to equal the sum of the related Note Margin and index, and providing for monthly payments of interest only prior to the date of the initial Mortgage Interest Rate adjustment and monthly payments of principal and interest thereafter sufficient to fully-amortize the Mortgage Loans over their remaining terms to maturity ("NET 5
LOANS").

                                       18

     d. Graduated Payment Loans. If so specified in the applicable Prospectus
Supplement, a Trust Estate may contain fixed-rate, graduated-payment Mortgage
Loans having original or modified terms to maturity of not more than 30 years with monthly payments during the first year calculated on the basis of an assumed interest rate which is a specified percentage below the Mortgage
Interest Rate on such Mortgage Loan. Such monthly payments increase at the beginning of the second year by a specified percentage of the monthly payment during the preceding year and each year specified thereafter to the extent necessary to amortize the Mortgage Loan over the remainder of its term or other shorter period. Mortgage Loans incorporating such graduated payment features may include (i) "GRADUATED PAY MORTGAGE LOANS," pursuant to which amounts constituting Deferred Interest are added to the principal balances of such
Mortgage Loans, (ii) "TIERED PAYMENT MORTGAGE LOANS," pursuant to which, if the amount of interest accrued in any month exceeds the current scheduled payment for such month, such excess amounts are paid from a subsidy account (usually funded by a home builder or family member) established at closing and (iii)
"GROWING EQUITY MORTGAGE LOANS," for which the monthly payments increase at a rate which has the effect of amortizing the loan over a period shorter than the stated term.

     e. Subsidy Loans. If so specified in the applicable Prospectus Supplement, a Trust Estate may contain Mortgage Loans subject to temporary interest subsidy agreements ("SUBSIDY LOANS") pursuant to which the monthly payments made by the related mortgagors will be less than the scheduled monthly payments on such
Mortgage Loans with the present value of the resulting difference in payment
("SUBSIDY PAYMENTS") being provided by the employer of the mortgagor, generally on an annual basis. Subsidy Payments will generally be placed in a custodial account ("SUBSIDY ACCOUNT") by the related Servicer. Despite the existence of a subsidy program, a mortgagor remains primarily liable for making all scheduled payments on a Subsidy Loan and for all other obligations provided for in the related Mortgage Note and Mortgage Loan.

     Subsidy Loans are offered by employers generally through either a graduated or fixed subsidy loan program, or a combination thereof. The terms of the subsidy agreements relating to Subsidy Loans generally range from one to ten years. The subsidy agreements relating to Subsidy Loans made under a graduated program generally will provide for subsidy payments that result in effective subsidized interest rates between three percentage points and five percentage points below the Mortgage Interest Rates specified in the related Mortgage
Notes. Generally, under a graduated program, the subsidized rate for a Mortgage
Loan will increase approximately one percentage point per year until it equals the full Mortgage Interest Rate. For example, if the initial subsidized interest rate is five percentage points below the Mortgage Interest Rate in year one, the subsidized rate will increase to four percentage points below the Mortgage
Interest Rate in year two, and likewise until year six, when the subsidized rate will equal the Mortgage Interest Rate. Where the subsidy agreements relating to
Subsidy Loans are in effect for longer than five years, the subsidized interest rates generally increase at smaller percentage increments for each year. The subsidy agreements relating to Subsidy Loans made under a fixed program generally will provide for subsidized interest rates at fixed percentages
(generally one percentage point to two percentage points) below the Mortgage
Interest Rates for specified periods, generally not in excess of ten years.
Subsidy Loans are also offered pursuant to combination fixed/graduated programs.
The subsidy agreements relating to such Subsidy Loans generally will provide for an initial fixed subsidy of up to five percentage points below the related
Mortgage Interest Rate for up to five years, and then a periodic reduction in the subsidy for up to five years, at an equal fixed percentage per year until the subsidized rate equals the Mortgage Interest Rate.

     Generally, employers may terminate subsidy programs in the event of (i) the mortgagor's death, retirement, resignation or termination of employment, (ii)
the full prepayment of the Subsidy Loan by the mortgagor, (iii) the sale or transfer by the mortgagor of the related Mortgaged Property as a result of which the mortgagee is entitled to accelerate the Subsidy Loan pursuant to the
"due-on-sale" clause contained in the Mortgage, or (iv) the commencement of foreclosure proceedings or the acceptance of a deed in lieu of foreclosure. In addition, some subsidy programs provide that if prevailing market rates of interest on mortgage loans similar to a Subsidy Loan are less than the Mortgage
Interest Rate of such

                                       19

Subsidy Loan, the employer may request that the mortgagor refinance such Subsidy
Loan and may terminate the related subsidy agreement if the mortgagor fails to refinance such Subsidy Loan. In the event the mortgagor refinances such Subsidy
Loan, the new loan will not be included in the Trust Estate. See "Prepayment and
Yield Considerations." In the event a subsidy agreement is terminated, the amount remaining in the Subsidy Account will be returned to the employer, and the mortgagor will be obligated to make the full amount of all remaining scheduled payments, if any. The mortgagor's reduced monthly housing expense as a consequence of payments under a subsidy agreement is used by certain Sellers in determining certain expense-to-income ratios utilized in underwriting a Subsidy
Loan. See "The Mortgage Loan Programs-- Mortgage Loan Underwriting."

     f. Buy-Down Loans. If so specified in the applicable Prospectus Supplement, a Trust Estate may contain Mortgage Loans subject to temporary buy-down plans
("BUY-DOWN LOANS") pursuant to which the monthly payments made by the mortgagor during the early years of the Mortgage Loan will be less than the scheduled monthly payments on the Mortgage Loan. The resulting difference in payment will be compensated for from an amount contributed by the seller of the related
Mortgaged Property or another source, including the originator of the Mortgage
Loan (generally on a present value basis) and, if so specified in the applicable
Prospectus Supplement, placed in a custodial account (the "BUY-DOWN FUND") by the related Servicer. If the mortgagor on a Buy-Down Loan prepays such Mortgage
Loan in its entirety, or defaults on such Mortgage Loan and the Mortgaged
Property is sold in liquidation thereof, during the period when the mortgagor is not obligated, by virtue of the buy-down plan, to pay the full monthly payment otherwise due on such loan, the unpaid principal balance of such Buy-Down Loan will be reduced by the amounts remaining in the Buy-Down Fund with respect to such Buy-Down Loan, and such amounts will be deposited in the Servicer Custodial
Account or the Certificate Account, net of any amounts paid with respect to such
Buy-Down Loan by any insurer, guarantor or other person pursuant to a credit enhancement arrangement described in the applicable Prospectus Supplement.

     g. Balloon Loans. If so specified in the applicable Prospectus Supplement, a Trust Estate may contain Mortgage Loans which are amortized over a fixed period not exceeding 30 years but which have shorter terms to maturity ("BALLOON
LOANS") that causes the outstanding principal balance of the related Mortgage
Loan to be due and payable at the end of a certain specified period (the
"BALLOON PERIOD"). The borrower of such Balloon Loan will be obligated to pay the entire outstanding principal balance of the Balloon Loan at the end of the related Balloon Period. In the event the related mortgagor refinances a Balloon
Loan at maturity, the new loan will not be included in the Trust Estate. See
"Prepayment and Yield Considerations" herein.

     h. Pledged Asset Mortgage Loans. If so specified in the applicable
Prospectus Supplement, a Trust Estate may contain fixed-rate mortgage loans having original terms to stated maturity of not more than 30 years which are either (i) secured by a security interest in additional collateral (normally securities) owned by the borrower or (ii) supported by a third party guarantee
(usually a parent of the borrower); which is in turn secured by a security interest in collateral (usually securities) owned by such guarantor (any such loans, "PLEDGED ASSET MORTGAGE LOANS," and any such collateral, "ADDITIONAL
COLLATERAL"). Generally, the amount of such Additional Collateral will not exceed 30% of the amount of such loan, and the requirement to maintain
Additional Collateral will terminate when the principal amount of the loan is paid down to a predetermined amount.

     A Trust Estate may also include other types of first-lien, residential
Mortgage Loans to the extent set forth in the applicable Prospectus Supplement.

                                  THE DEPOSITOR

     Banc of America Mortgage Securities, Inc. (the "DEPOSITOR") was
incorporated in the State of Delaware on November 26, 2002 under the name BA
Residential Securities, Inc. and filed a Certificate of Amendment of Certificate of Incorporation changing its name to "Banc of America Mortgage Securities,

                                       20

Inc." on December 4, 2002. The Depositor is a wholly-owned subsidiary of Bank of
America, N.A. ("BANK OF AMERICA"). It is not expected that the Depositor will have any business operations other than offering Certificates and related activities.

     The Depositor maintains its principal executive office at 201 North Tryon
Street, Charlotte, North Carolina 28255. Its telephone number is 704-387-8239.

                           THE MORTGAGE LOAN PROGRAMS

MORTGAGE LOAN UNDERWRITING

     The Depositor will purchase the Mortgage Loans, either directly or through its affiliates, from Sellers. The Sellers may be affiliated or unaffiliated with the Depositor and may include its direct parent, Bank of America. The Mortgage
Loans will have been underwritten in accordance with one or more of the following: (i) the underwriting standards set forth below under "--General,"
(ii) Bank of America's general underwriting standards set forth below under
"--Bank of America General Underwriting Standards," (iii) Bank of America's
alternative underwriting standards set forth below under "--Bank of America
Alternative Underwriting Standards"or (iv) the underwriting standards set forth in the applicable Prospectus Supplement.

GENERAL

     The underwriting guidelines described below are applied by Sellers other than Bank of America and are intended to evaluate the mortgagor's credit standing and repayment ability and the value and adequacy of the mortgaged property as collateral. The underwriting guidelines are applied in a standard procedure which is intended to comply with applicable federal and state laws and regulations. With respect to the underwriting guidelines described below, as well as any other underwriting guidelines that may be applicable to the Mortgage
Loans, such underwriting standards generally include a set of specific criteria pursuant to which the underwriting evaluation is made. However, the application of such underwriting guidelines does not imply that each specific criteria was satisfied individually. A Seller will have considered a Mortgage Loan to be originated in accordance with a given set of underwriting guidelines if, based on an overall qualitative evaluation, the loan is in substantial compliance with such underwriting guidelines. A Mortgage Loan may be considered to comply with a set of underwriting standards, even if one or more specific criteria included in such underwriting standards were not satisfied, if other factors compensated for the criteria that were not satisfied or the Mortgage Loan is considered to be in substantial compliance with the underwriting standards.

     Initially, a prospective mortgagor is required to complete an application designed to provide pertinent information on the prospective borrower, the property to be financed, and the type of loan desired. As part of the description of the prospective mortgagor's financial condition, the applicant is required to provide current information describing income, as well as an authorization to apply for a credit report which summarizes the applicant's credit history with merchants and lenders and any record of bankruptcy. If required by product guidelines, an employment verification is obtained either from the applicant's employer wherein the employer reports the length of employment with that organization, the current salary and an indication as to whether it is expected that the applicant will continue such employment in the future or through analysis of copies of federal withholding (IRS W-2) forms and/or current payroll earnings statements of the applicant. If a prospective mortgagor is self-employed, the applicant may be required to submit copies of signed tax returns. If required by the product guidelines, the applicant is required to authorize deposit verification at all financial institutions where the applicant has accounts. A Seller may, as part of its overall evaluation of the applicant's creditworthiness, use a credit scoring system or mortgage scoring system to evaluate in a statistical manner the expected performance of a
Mortgage Loan based on the pertinent credit information concerning the applicant provided through

                                       21

national credit bureaus, certain other information provided by the applicant and an assessment of specific mortgage loan characteristics, including loan-to-value ratio and type of loan product.

     Certain Sellers may use an automated process to assist in making credit decisions on certain mortgage loans. A prospective borrower's credit history is assigned a score based on standard criteria designed to predict the possibility of a default by the prospective borrower on a mortgage loan. An application from a prospective borrower whose score indicates a high probability of default will receive scrutiny from an underwriter who may override a decision based on the credit score. An application from a prospective borrower whose score indicates a lower probability of default is subject to less stringent underwriting guidelines and documentation standards to verify the information in the application.

     In addition, certain Sellers may maintain alternative underwriting guidelines for certain qualifying Mortgage Loans underwritten through an underwriting program ("LIMITED OR REDUCED DOCUMENTATION GUIDELINES") designed to streamline the loan underwriting process. Certain reduced loan documentation programs may not require income, employment or asset verifications. Generally, in order to be eligible for a reduced loan documentation program, the Mortgaged
Property must have a loan-to-value ratio which supports the amount of the
Mortgage Loan and the mortgagor must have a good credit history. Eligibility for such program may be determined by use of a credit scoring model.

     Once the credit report and any applicable employment and deposit documentation are received, a determination is made as to whether the prospective mortgagor has sufficient monthly income available to meet the mortgagor's monthly obligations on the proposed mortgage loan and other expenses related to the mortgaged property (such as property taxes and hazard insurance)
and to meet other financial obligations and monthly living expenses.

     To determine the adequacy of the Mortgaged Property as collateral, generally an appraisal is made of each property considered for financing. The appraisal is conducted by either a staff appraiser of the applicable Seller or an independent appraiser. The appraisal is based on various factors including the appraiser's estimate of values, giving appropriate weight to both the market value of comparable housing, as well as the cost of replacing the property. The collateral valuation of the property may also be established by an automated valuation model or be based on the tax assessed value.

     Appraisers may be required by a Seller to note on their appraisal any environmental hazard the appraiser becomes aware of while appraising the property. Properties with contaminated water or septic may be ineligible for financing by certain originators. EPA Lead Paint requirements for notice and an inspection period are standard for properties built before 1978. Properties containing other hazards may be eligible for financing if the appraiser can value the property showing the impact of the hazard, and the borrower executes a
"hold harmless" letter to the lender.

     If required, the title insurance policy may include Environmental
Protection Lien Endorsement coverage (ALTA Form 8.1 or its equivalent) excepting only Superliens which may arise after the loan is made. See "Certain Legal
Aspects of the Mortgage Loans--Environmental Considerations."

     With respect to certain mortgage loans, the underwriting of such mortgage loans may be based on data obtained by parties, other than the applicable
Seller, that are involved at various stages in the mortgage origination or acquisition process. This typically occurs under circumstances in which loans are subject to more than one approval process, as when correspondents, certain mortgage brokers or similar entities that have been approved by a Seller to process loans on its behalf, or independent contractors hired by such Seller to perform underwriting services on its behalf make initial determinations as to the consistency of loans with such Seller's underwriting guidelines. The underwriting of mortgage loans acquired by a Seller pursuant to a delegated underwriting arrangement with a correspondent may not be reviewed prior to acquisition of the mortgage loan by such Seller although the mortgage loan file may be reviewed by such Seller to confirm that certain documents are included in the file. Instead, such Seller may rely on (i) the correspondent's representations that such mortgage loan was underwritten in

                                       22

accordance with such Seller's underwriting standards and (ii) a post-purchase review of a sampling of all mortgage loans acquired from such originator. In addition, in order to be eligible to sell mortgage loans to such Seller pursuant to a delegated underwriting arrangement, the originator must meet certain requirements including, among other things, certain quality, operational and financial guidelines.

     Certain states where the Mortgaged Properties securing the Mortgage Notes are located are "anti-deficiency" states where, in general, lenders providing credit on one-to-four-family properties must look solely to the property for repayment in the event of foreclosure, see "Certain Legal Aspects of the
Mortgage Loans--Anti-Deficiency Legislation, the Bankruptcy Code and Other
Limitations on Lenders." The underwriting guidelines in all states (including anti-deficiency states) require that the value of the property being financed, as indicated by the appraisal, currently supports and is anticipated to support in the future the outstanding loan balance and provides sufficient value to mitigate the effects of adverse shifts in real estate values, although there can be no assurance that such value will support the outstanding loan balance in the future.

     Mortgage Loans originated with Loan-to-Value Ratios in excess of 80% may be covered by primary mortgage insurance. The "LOAN-TO-VALUE RATIO" is the ratio, expressed as a percentage, of the principal amount of the Mortgage Loan at origination to the lesser of (i) the appraised value of the related Mortgaged
Property, as established by an appraisal obtained by the originator prior to origination or an automated valuation model or tax assessed value (if permitted within program guidelines as an appraisal alternative), or (ii) the sale price for such property. For the purpose of calculating the Loan-to-Value Ratio of any
Mortgage Loan that is the result of the refinancing (including a refinancing for
"equity take out" purposes) of an existing mortgage loan, the appraised value of the related Mortgaged Property may be determined by reference to an appraisal obtained in connection with the origination of the replacement loan.

     Certain of the Mortgage Loans may be purchased by the Depositor either directly or through an affiliate in negotiated transactions, and such negotiated transactions may be governed by contractual agreements. The contractual agreements with Sellers may provide the commitment by the Depositor or an affiliate to accept the delivery of a certain dollar amount of mortgage loans over a specific period of time; this commitment may allow for the delivery of mortgage loans one at a time or in multiples as aggregated by the Seller. Many of the contractual agreements allow the delegation of all underwriting functions to the Seller, who will represent that the Mortgage Loans have been originated in accordance with underwriting standards agreed to by the Depositor or its affiliate. In the event such standards differ naturally from those set forth above, the related Prospectus Supplement will describe such standards.

Bank of America General
Underwriting Standards

     Each mortgage loan underwritten by Bank of America under its general underwriting standards is underwritten in accordance with guidelines established in the Bank of America's Product and Policy Guides (the "PRODUCT GUIDES"). These
underwriting standards applied by Bank of America in originating or acquiring mortgage loans are intended to evaluate the applicants' repayment ability, credit standing and assets available for downpayment, closing costs and cash reserves. Additionally, guidelines are established regarding the adequacy of the property as collateral for the loan requested. The underwriting standards as established in the Product Guides are continuously updated to reflect prevailing conditions in the residential market, new mortgage products, and the investment market for residential mortgage loans.

     The use of standardized underwriting guidelines does not imply that each specific criterion was satisfied individually. Bank of America will consider a mortgage loan to be originated in accordance with a given set of guidelines if, based on an overall qualitative evaluation, the loan is in substantial compliance with such underwriting guidelines. Even if one or more specific criteria included in such underwriting guidelines were not satisfied, if other factors compensated for the standards that were not

                                       23

satisfied, the mortgage loan may be considered to be in substantial compliance with the underwriting guidelines.

     The real estate lending processes for one- to four-family mortgage loans follow standard procedures, designed to comply with applicable federal and state laws and regulations. Initially, a prospective borrower is required to complete an application designed to provide pertinent information about the prospective borrower, the property to be financed and the type of loan desired. Information regarding the property to be financed may be provided by the prospective borrower after Bank of America has approved, subject to review of the property to be financed, a loan to the prospective borrower. As part of the description of the prospective borrower's financial condition, Bank of America generally requires a description of income and obtains a credit report, which summarizes the prospective borrower's credit history with merchants and lenders and any public records, such as bankruptcy. If required by product guidelines, an employment verification providing current and historical income information and/or a telephonic employment confirmation is obtained. Such employment verification may be obtained, either through analysis of the prospective borrower's recent pay stub and/or W-2 forms for the most recent two years, relevant portions of the most recent two years' tax returns, or from the prospective borrower's employer, wherein the employer reports the length of employment and current salary with that organization. Self-employed prospective borrowers generally are required to submit relevant portions of their federal tax returns for the past two years.

     Bank of America may, as part of its overall evaluation of a prospective borrower's creditworthiness, use Credit Scores or a combination of Credit Scores and Mortgage Scores. "CREDIT SCORES" are statistical credit scores designed to assess a borrower's creditworthiness and likelihood to default on a consumer obligation over a two-year period based on a borrower's credit history. Credit
Scores were not developed to predict the likelihood of default on mortgage loans and, accordingly, may not be indicative of the ability of a mortgagor to repay its Mortgage Loan. A "MORTGAGE SCORE" takes into account not only a borrower's credit history but also uses statistics to predict how the majority of loans with common characteristics in a broad group of the population will perform in the future. The Mortgage Score used by Bank of America will either have been developed by Bank of America or by a third party and approved by Bank of
America. Some mortgage loans originated by Bank of America may have no Credit
Score or Mortgage Score or have a Credit Score that Bank of America believes, as a result of other factors, is not predictive of a borrower's capacity and willingness to pay. In those cases, Bank of America will obtain an alternative credit history that has at least three credit references, one of which is housing related. A prospective borrower with (1) a higher Credit Score or (2) a higher Credit Score and Mortgage Score, which, in either event, indicates a more favorable credit history, is eligible for one of Bank of America's accelerated processing programs (the "ACCELERATED PROCESSING PROGRAMS"). Loans in the
Accelerated Processing Programs (which include, among others, the All-Ready Home and Rate Reduction Refinance programs described below) are subject to less stringent documentation requirements.

     Once the credit report and any applicable employment and deposit documentation are received, a determination is made as to whether the prospective mortgagor has sufficient monthly income available (i) to meet the mortgagor's monthly obligations the mortgaged property (such as property taxes and hazard insurance) and (ii) to meet other financial obligations and monthly living expenses.

     To determine the adequacy of the mortgaged property as collateral, generally an independent appraisal is made of each mortgaged property considered for financing. In certain instances the appraisal may be conducted by an employee of Bank of America or an affiliate. The evaluation is based on the appraiser's estimate of value, giving appropriate weight to both the market value of comparable housing, as well as the cost of replacing the mortgaged property. If the loan is a refinance of a loan currently serviced by Bank of
America, or carries a conforming loan amount, the collateral valuation of the property may be established by an automated valuation or the tax assessed value.

                                       24

     Mortgage loans will generally be covered by an appropriate standard form
American Land Title Association ("ALTA") title insurance policy, or a substantially similar policy or form of insurance acceptable to FNMA or FHLMC, or if the related mortgaged property is located in a jurisdiction where such policies are generally not available, an opinion of counsel of the type customarily rendered in such jurisdiction in lieu of title insurance will be obtained instead. Notwithstanding the foregoing, certain mortgage loans that are not purchase money mortgage loans or that have principal balances less than certain specified amounts may not be covered by title insurance policies, although title searches are performed in connection with the origination of such mortgage loans. The Depositor will represent and warrant to the Trustee of any
Trust Estate that the Mortgaged Property related to each Mortgage Loan
(including each Mortgage Loan for which a title search is performed in lieu of obtaining a title insurance policy) is free and clear of all encumbrances and liens having priority over the first lien of the related Mortgage, subject to certain limited exceptions. However, in the event that a lien senior to the lien of the Mortgage related to a Mortgage Loan for which a title search is performed in lieu of obtaining a title insurance policy is found to exist, the sole recourse of the Trustee will be against the Depositor for breach of its representation and warranty. The Trustee will not have recourse against any title insurance company or other party.

     Certain states where the mortgaged properties securing the mortgage loans are located are "anti-deficiency" states, where, in general, lenders providing credit on one-to-four family properties must look solely to the property for repayment in the event of foreclosure. See "Certain Legal Aspects of the
Mortgage Loans -- Anti-Deficiency Legislation, the Bankruptcy Code and Other
Limitations on Lenders" in this Prospectus. Bank of America's underwriting guidelines in all states (including anti-deficiency states) require that the value of the mortgaged property being financed currently supports and is anticipated to support in the future the outstanding loan balance and provides sufficient value to mitigate the effects of adverse shifts in real estate values, although there can be no assurance that such value will support the outstanding loan balance in the future.

     Bank of America may provide secondary financing to a borrower contemporaneously with the origination of the first mortgage loan but only if the first mortgage loan does not have a Loan-to-Value Ratio exceeding 80% and a combined loan-to-value ratio exceeding 95%. The underwriting guidelines applied to the first mortgage loan are based on the combined higher loan-to-value ratio with the exception of the requirement of primary mortgage insurance and loan amount limit. Secondary financing by a lender other than Bank of America is not prohibited but the terms of such financing are subject to review by Bank of
America and may not be as stringent as the Bank of America's underwriting guidelines for secondary financing.

     Bank of America may originate new mortgage loans under its "ALL-READY HOME"
mortgage refinance program. Under this program, a borrower whose mortgage loan is serviced by Bank of America may be eligible for a reduced documentation refinancing if the borrower's mortgage loan has had no delinquent payments in the previous twelve months and the only change is to the mortgage interest rate or term of the mortgage loan. In addition, under its "RATE REDUCTION REFINANCE"
program, Bank of America may offer to refinance a mortgage loan to reduce the mortgage interest rate and/or change the amortization schedule for a borrower who has indicated an interest in refinancing or who has requested payoff information, through the extension of a replacement mortgage loan or the modification of the existing mortgage loan, provided the borrower has had no delinquent mortgage loan payments in the previous twelve months. In such cases,
Bank of America will not apply any significant borrower credit or property underwriting standards. Mortgage Loans initially included in the Trust Estate for a particular Series may have been the subject of a refinancing described above. To the extent a borrower becomes eligible for such a refinancing after his or her Mortgage Loan has been included in a particular Trust Estate, such
Mortgage Loan could be refinanced resulting in a prepayment of such Mortgage
Loan. See "Prepayment and Yield Considerations--Weighed Average Life of
Certificates."

                                       25

Bank of America Alternative
Underwriting Standards

     In addition to the general underwriting standards described above under
"--Bank of America General Underwriting Standards," Bank of America provides for certain alternative underwriting programs for qualified borrowers, some of which are Accelerated Processing Programs.

     Bank of America's "STATED INCOME PROGRAM" provides applicants with a strong credit and asset base the ability to obtain home loans with no income verification and a debt-to-income ratio calculation based on income the applicant discloses on the application. Under the Stated Income Program, applicants who have steady employment and complex sources of income or rapidly expanding incomes may be eligible. The Stated Income Program is designed to meet the needs of applicants who have demonstrated a high regard for their financial obligations as evidenced by a minimum Credit Score. Salaried and self-employed applicants must have a minimum of two years of continuous employment with the same employer or in the same line of work. A verbal verification of employment confirming the applicant's date of employment, job status and title is required.

     Bank of America's "NO RATIO LOAN PROGRAM" provides applicants with a strong credit and asset base ability to obtain home loans with no income verification or debt-to-income ratio calculation. Under this program, the borrower does not state his income at the time of loan application. The applicant must evidence a propensity and capacity to save and to maintain stable employment, defined as a minimum of two years in the same line of work. A verbal verification of employment information provided in the application, without reference to income, takes place under this program. While income information is not provided, the borrower must continue to provide documentation of his assets used for down payment, closing costs, and reserves.

     Bank of America's "100% LTV PROGRAM" provides applicants with a consistent, responsible regard for their financial obligations, as evidenced by a minimum
Credit Score, the ability to obtain a home loan with no down payment. The 100%
LTV Program also permits Loan-to-Value Ratios of up to 103% (including closing costs and prepaid items in an amount up to 3% of the value of the mortgaged property). Under this program, Bank of America verifies income, assets and employment.

     In addition, Bank of America may provide secondary financing to a borrower contemporaneously with the origination of the first mortgage loan but only if the first mortgage loan does not have a Loan-to-Value Ratio exceeding 80% and a combined loan-to-value ratio exceeding 100%. The alternative underwriting guidelines applied to the first mortgage loan are based on the combined higher loan-to-value ratio with the exception of the requirement of primary mortgage insurance and loan amount limit.

REPRESENTATIONS AND WARRANTIES

     In connection with the transfer of the Mortgage Loans related to any Series by the Depositor to the Trust Estate, the Depositor will generally make certain representations and warranties regarding the Mortgage Loans. If so indicated in the applicable Prospectus Supplement, the Depositor may, rather than itself making representations and warranties, cause the representations and warranties made by the Seller in connection with its sale of Mortgage Loans to the
Depositor or to another affiliate of the Depositor to be assigned to the Trust
Estate. In such cases, the Seller's representations and warranties may have been made as of a date prior to the date of execution of the Pooling and Servicing
Agreement. Such representations and warranties (whether made by the Depositor or another party) will generally include the following with respect to the Mortgage
Loans, or each Mortgage Loan, as the case may be: (i) the schedule of Mortgage
Loans appearing as an exhibit to such Pooling and Servicing Agreement is correct in all material respects at the date or dates respecting which such information is furnished as specified therein; (ii) immediately prior to the transfer and assignment contemplated by the Pooling and Servicing Agreement, the Depositor is
the sole owner and holder of the Mortgage Loan, free and clear of any and all

                                       26

liens, pledges, charges or security interests of any nature and has full right and authority to sell and assign the same; (iii) to the knowledge of the representing party, no Mortgage Note or Mortgage is subject to any right of rescission, set-off, counterclaim or defense; (iv) the Mortgage Loan (a) is covered by a title insurance policy, (b) a title search has been done showing no lien, subject to certain limited exceptions, senior to the first lien of the
Mortgage or (c) in the case of any Mortgage Loan secured by a Mortgaged Property located in a jurisdiction where such policies are generally not available, an opinion of counsel of the type customarily rendered in such jurisdiction in lieu of title insurance is instead received; (v) subject to certain limited exceptions, the Mortgage is a valid, subsisting and enforceable first lien on the related Mortgaged Property; (vi) the Mortgaged Property is undamaged by water, fire, earthquake or earth movement, windstorm, flood, tornado or similar casualty (excluding casualty from the presence of hazardous wastes or hazardous substances, as to which no representation is made), so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended; (vii) all payments required to be made up to the Due Date immediately preceding the Cut-Off Date for such Mortgage Loan under the terms of the related Mortgage Note have been made and no Mortgage Loan had more than one delinquency in the 12 months preceding the Cut-Off Date; and
(viii) any and all requirements of any federal, state or local law with respect to the origination of the Mortgage Loans including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, all applicable predatory and abusive lending laws, equal credit opportunity or disclosure laws applicable to the Mortgage Loans have been complied with.

     No representations or warranties are made by the Depositor or any other party as to the environmental condition of any Mortgaged Property including the absence, presence or effect of hazardous wastes or hazardous substances on such
Mortgaged Property or any effect from the presence or effect of hazardous wastes or hazardous substances on, near or emanating from such Mortgaged Property. See
"Certain Legal Aspects of the Mortgage Loans--Environmental Considerations."

     See "The Pooling and Servicing Agreement--Assignment of Mortgage Loans to
the Trustee" for a description of the limited remedies available in connection with breaches of the foregoing representations and warranties. In addition to those remedies, in the case of a breach of the representation that a Mortgage
Loan at the time of its origination complied with any applicable federal, state or local predatory or abusive lending laws, the Depositor (or other party making such representation) will be required to pay any costs or damages incurred by the Trust as a result of the violation of such laws.

                         DESCRIPTION OF THE CERTIFICATES

GENERAL

     Each Series of Certificates will include one or more Classes. Any Class of
Certificates may consist of two or more non-severable components, each of which may exhibit any of the principal or interest payment characteristics described herein with respect to a Class of Certificates. A Series may include one or more
Classes of Certificates entitled, to the extent of funds available, to (i)
principal and interest distributions in respect of the related Mortgage Loans,
(ii) principal distributions, with no interest distributions, (iii) interest distributions, with no principal distributions or (iv) such other distributions as are described in the applicable Prospectus Supplement.

     Each Series of Certificates will be issued on the date specified in the applicable Prospectus Supplement (the "CLOSING DATE") pursuant to a Pooling and
Servicing Agreement (the "POOLING AND SERVICING AGREEMENT") among the Depositor, the Servicer(s) (or, if applicable, the Master Servicer), and the Trustee named in the applicable Prospectus Supplement. An illustrative form of Pooling and
Servicing Agreement has been filed as an exhibit to the registration statement of which this Prospectus is a part. The following summaries describe material provisions common to the Certificates and to each Pooling and Servicing
Agreement. The summaries are subject to, and are qualified by reference to, the further material provisions of the Pooling and Servicing Agreement for each specific Series of Certificates, as described in

                                       27

the applicable Prospectus Supplement. Wherever particular sections or defined terms of the Pooling and Servicing Agreement are referred to, such sections or defined terms are thereby incorporated herein by reference from the form of
Pooling and Servicing Agreement filed as an exhibit to the registration statement.

     Distributions to holders of Certificates (the "CERTIFICATEHOLDERS") of all
Series (other than the final distribution in retirement of the Certificates)
will be made by check mailed to the address of the person entitled thereto
(which in the case of Book-Entry Certificates will be Cede as nominee for DTC)
as it appears on the certificate register, except that, with respect to any holder of a Certificate evidencing not less than a certain minimum denomination set forth in the applicable Prospectus Supplement, distributions will be made by wire transfer in immediately available funds, provided that the Trustee or the
Paying Agent acting on behalf of the Trustee shall have been furnished with appropriate wiring instructions not less than seven business days prior to the related Distribution Date. The final distribution in retirement of Certificates will be made only upon presentation and surrender of the Certificates at the office or agency maintained by the Trustee or other entity for such purpose, as specified in the final distribution notice to Certificateholders.

     Each Series of Certificates will represent ownership interests in the related Trust Estate. An election may be made to treat the Trust Estate (or one or more segregated pools of assets therein) with respect to a Series of
Certificates as a REMIC. If such an election is made, such Series will consist of one or more Classes of Certificates that will represent "regular interests"
within the meaning of Code Section 860G(a)(1) (such Class or Classes collectively referred to as the "REGULAR CERTIFICATES") and one Class of
Certificates with respect to each REMIC that will be designated as the "residual interest" within the meaning of Code Section 860G(a)(2) (the "RESIDUAL
CERTIFICATES") representing the right to receive distributions as specified in the Prospectus Supplement for such Series. See "Federal Income Tax
Consequences."

     The Depositor may sell certain Classes of the Certificates of a Series, including one or more Classes of Subordinated Certificates, in privately negotiated transactions exempt from registration under the Securities Act.
Alternatively, if so specified in a Prospectus Supplement relating to such
Subordinated Certificates, the Depositor may offer one or more Classes of the
Subordinated Certificates of a Series by means of this Prospectus and such
Prospectus Supplement.

DEFINITIVE FORM

     Certificates of a Series that are issued in fully-registered, certificated form are referred to herein as "DEFINITIVE CERTIFICATES." Distributions of principal of, and interest on, the Definitive Certificates will be made directly to holders of Definitive Certificates in accordance with the procedures set forth in the Pooling and Servicing Agreement. The Definitive Certificates of a
Series offered hereby and by means of the applicable Prospectus Supplements will be transferable and exchangeable at the office or agency maintained by the
Trustee or such other entity for such purpose set forth in the applicable
Prospectus Supplement. No service charge will be made for any transfer or exchange of Definitive Certificates, but the Trustee or such other entity may require payment of a sum sufficient to cover any tax or other governmental charge in connection with such transfer or exchange.

     In the event that an election is made to treat the Trust Estate (or one or more segregated pools of assets therein) as a REMIC, the "residual interest"
thereof will be issued as a Definitive Certificate. No legal or beneficial interest in all or any portion of any "residual interest" may be transferred without the receipt by the transferor and the Trustee of an affidavit signed by the transferee stating, among other things, that the transferee (i) is not a disqualified organization within the meaning of Code Section 860E(e) or an agent
(including a broker, nominee or middleman) thereof and (ii) understands that it may incur tax liabilities in excess of any cash flows generated by the residual interest. Further, the transferee must state in the affidavit that it (a)
historically has paid its debts as they have come due, (b) intends to

                                       28

pay its debts as they come due in the future and (c) intends to pay taxes associated with holding the residual interest as they become due. The transferor must certify to the Trustee that, as of the time of the transfer, it has no actual knowledge that any of the statements made in the transferee affidavit are false and no reason to know that the statements made by the transferee pursuant to clauses (a), (b) and (c) of the preceding sentence are false. See "Federal
Income Tax Consequences--Federal Income Tax Consequences for REMIC
Certificates--Taxation of Residual Certificates-- Tax-Related Restrictions on
Transfer of Residual Certificates."

BOOK-ENTRY FORM

     Each Class of the Book-Entry Certificates of a Series initially will be represented by one or more physical certificates registered in the name of Cede
& Co. ("CEDE"), as nominee of DTC, which will be the "holder" or
"Certificateholder" of such Certificates, as such terms are used herein. No person acquiring an interest in a Book-Entry Certificate (a "BENEFICIAL OWNER")
will be entitled to receive a Definitive Certificate representing such person's interest in the Book-Entry Certificate, except as set forth below. Unless and until Definitive Certificates are issued under the limited circumstances described herein, all references to actions taken by Certificateholders or holders shall, in the case of the Book-Entry Certificates, refer to actions taken by DTC upon instructions from its DTC Participants, and all references herein to distributions, notices, reports and statements to Certificateholders or holders shall, in the case of the Book-Entry Certificates, refer to distributions, notices, reports and statements to DTC or Cede, as the registered holder of the Book-Entry Certificates, as the case may be, for distribution to
Beneficial Owners in accordance with DTC procedures.

     DTC is a limited purpose trust company organized under the laws of the
State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a
"clearing agency" registered pursuant to Section 17A of the Securities Exchange
Act of 1934, as amended. DTC was created to hold securities for its participating organizations ("DTC PARTICIPANTS") and to facilitate the clearance and settlement of securities transactions among DTC Participants through electronic book entries, thereby eliminating the need for physical movement of certificates. DTC Participants include securities brokers and dealers (which may include any underwriter identified in the Prospectus Supplement applicable to any Series), banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to banks, brokers, dealers, trust companies and other institutions that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly ("INDIRECT DTC
PARTICIPANTS").

     Under the rules, regulations and procedures creating and affecting DTC and its operations (the "RULES"), DTC is required to make book-entry transfers of
Book-Entry Certificates among DTC Participants on whose behalf it acts with respect to the Book-Entry Certificates and to receive and transmit distributions of principal of and interest on the Book-Entry Certificates. DTC Participants and Indirect DTC Participants with which Beneficial Owners have accounts with respect to the Book-Entry Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective
Beneficial Owners.

     Beneficial Owners that are not DTC Participants or Indirect DTC
Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, Book-Entry Certificates may do so only through DTC
Participants and Indirect DTC Participants. In addition, Beneficial Owners will receive all distributions of principal and interest from the Trustee, or a
Paying Agent on behalf of the Trustee, through DTC Participants. DTC will forward such distributions to its DTC Participants, which thereafter will forward them to Indirect DTC Participants or Beneficial Owners. Beneficial
Owners will not be recognized by the Trustee, any Servicer, or the Master
Servicer or any Paying Agent as Certificateholders, as such term is used in the
Pooling and Servicing Agreement, and Beneficial Owners will be permitted to exercise the rights of Certificateholders only indirectly through DTC and its
DTC Participants.

                                       29

     Because DTC can only act on behalf of DTC Participants, who in turn act on behalf of Indirect DTC Participants and certain banks, the ability of a
Beneficial Owner to pledge Book-Entry Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such
Book-Entry Certificates, may be limited due to the lack of a physical certificate for such Book-Entry Certificates. In addition, under a book-entry format, Beneficial Owners may experience delays in their receipt of payments, since distributions will be made by the Trustee, or a Paying Agent on behalf of the Trustee, to Cede, as nominee for DTC.

     DTC has advised the Depositor that it will take any action permitted to be taken by a Certificateholder under the Pooling and Servicing Agreement only at the direction of one or more DTC Participants to whose accounts with DTC the
Book-Entry Certificates are credited. Additionally, DTC has advised the
Depositor that it will take such actions with respect to specified Voting
Interests only at the direction of and on behalf of DTC Participants whose holdings of Book-Entry Certificates evidence such specified Voting Interests.
DTC may take conflicting actions with respect to Voting Interests to the extent that DTC Participants whose holdings of Book-Entry Certificates evidence such
Voting Interests authorize divergent action.

     None of the Depositor, any Servicer, the Master Servicer or the Trustee
will have any responsibility for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Book-Entry
Certificates held by Cede, as nominee for DTC, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. In the event of the insolvency of DTC, a DTC Participant or an Indirect DTC Participant
in whose name Book-Entry Certificates are registered, the ability of the
Beneficial Owners of such Book-Entry Certificates to obtain timely payment and, if the limits of applicable insurance coverage by the Securities Investor
Protection Corporation are exceeded or if such coverage is otherwise unavailable, ultimate payment, of amounts distributable with respect to such
Book-Entry Certificates may be impaired.

     The Book-Entry Certificates will be converted to Definitive Certificates and reissued to Beneficial Owners or their nominees, rather than to DTC or its nominee, only if DTC advises the Trustee in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the Book-Entry Certificates and the Trustee is unable to locate a qualified successor or under such other circumstances as described in the related Prospectus Supplement.

     Upon the occurrence of any event described in the immediately preceding paragraph, the Trustee will be required to notify all Beneficial Owners through
DTC Participants of the availability of Definitive Certificates. Upon surrender by DTC of the physical certificates representing the Book-Entry Certificates and receipt of instructions for re-registration, the Trustee will reissue the
Book-Entry Certificates as Definitive Certificates to Beneficial Owners. The
procedures relating to payment on and transfer of Certificates initially issued as Definitive Certificates will thereafter apply to those Book-Entry
Certificates that have been reissued as Definitive Certificates.

DISTRIBUTIONS TO CERTIFICATEHOLDERS

     General. On each Distribution Date, each holder of a Certificate of a Class will be entitled to receive its Certificate's Percentage Interest of the portion of the Pool Distribution Amount allocated to such Class. Generally, the undivided percentage interest (the "PERCENTAGE INTEREST") represented by any
Certificate of a Class in distributions to such Class will be equal to the percentage obtained by dividing the initial principal balance (or notional amount) of such Certificate by the aggregate initial principal balance (or notional amount) of all Certificates of such Class.

     In general, the funds available for distribution to Certificateholders of a
Series of Certificates with respect to each Distribution Date for such Series
(the "POOL DISTRIBUTION AMOUNT") will be the sum of all previously undistributed payments or other receipts on account of principal (including principal prepayments and Liquidation Proceeds, if any) and interest on or in respect of the related Mortgage Loans

                                       30

received by the related Servicer after the Cut-Off Date (except for amounts due on or prior to the Cut-Off Date), or received by the related Servicer on or prior to the Cut-Off Date but due after the Cut-Off Date, in either case received on or prior to the business day preceding the Determination Date in the month in which such Distribution Date occurs, plus all Periodic Advances with respect to payments due to be received on the Mortgage Loans on the Due Date preceding such Distribution Date, but excluding the following:

          (a) amounts received as late payments of principal or interest respecting which one or more unreimbursed Periodic Advances has been made;

          (b) that portion of Liquidation Proceeds with respect to a Mortgage
     Loan which represents any unreimbursed Periodic Advances;

          (c) those portions of each payment of interest on a particular
     Mortgage Loan which represent (i) the Fixed Retained Yield, if any, (ii)
     the applicable Servicing Fee, (iii) the applicable Master Servicing Fee, if any, (iv) the Trustee Fee and (v) any other amounts described in the applicable Prospectus Supplement;

          (d) all amounts representing scheduled payments of principal and interest due after the Due Date occurring in the month in which such
     Distribution Date occurs;

          (e) all proceeds (including Liquidation Proceeds other than, in certain cases as specified in the applicable Prospectus Supplement,
     Liquidation Proceeds which were received prior to the related Servicer's determination that no further recoveries on a defaulted Mortgage Loan will be forthcoming ("PARTIAL LIQUIDATION PROCEEDS")) of any Mortgage Loans, or
     property acquired in respect thereof, that were liquidated, foreclosed, purchased or repurchased pursuant to the applicable Pooling and Servicing
     Agreement, which proceeds were received on or after the Due Date occurring in the month in which such Distribution Date occurs and all principal prepayments in full, partial principal prepayments and Partial Liquidation
     Proceeds received by the related Servicer on or after the Determination
     Date (or, with respect to any such amount, and if specified in the applicable Prospectus Supplement, the Due Date) occurring in the month in which such Distribution Date occurs, and all related payments of interest on such amounts;

          (f) that portion of Liquidation Proceeds which represents any unpaid
     Servicing Fees, Master Servicing Fee or any Trustee Fee to which the related Servicer, the Trustee or the Master Servicer, respectively, is entitled and any unpaid Fixed Retained Yield;

          (g) if an election has been made to treat the applicable Trust Estate as a REMIC, any Liquidation Profits with respect to such Distribution Date;

          (h) all amounts representing certain expenses reimbursable to the
     Master Servicer or any Servicer and other amounts permitted to be withdrawn by the Master Servicer or such Servicer from the Certificate Account, in each case pursuant to the applicable Pooling and Servicing Agreement;

          (i) all amounts in the nature of late fees, assumption fees, prepayment fees and similar fees which the related Servicer is entitled to retain pursuant to the applicable Underlying Servicing Agreement or applicable Pooling and Servicing Agreement;

          (j) reinvestment earnings on payments received in respect of the
     Mortgage Loans; and

          (k) any recovery of an amount in respect of principal which had previously been allocated as a realized loss to such Series of
     Certificates.

     The applicable Prospectus Supplement for a Series will describe any variation in the calculation of the Pool Distribution Amount for such Series.

                                       31

     "FORECLOSURE PROFITS" with respect to a Distribution Date and a liquidated
Mortgage Loan will be the excess of the amount by which net Liquidation Proceeds on such liquidated Mortgage Loan exceed the unpaid principal balance thereof plus accrued interest thereon at the Mortgage Interest Rate.

     Distributions of Interest. With respect to each Series of Certificates, interest on the related Mortgage Loans at the weighted average of the applicable
Net Mortgage Interest Rates thereof, will be passed through monthly to holders of the related Classes of Certificates in the aggregate, in accordance with the particular terms of each such Class of Certificates. The "NET MORTGAGE INTEREST
RATE" for each Mortgage Loan in a given period will equal the mortgage interest rate for such Mortgage Loan in such period, as specified in the related Mortgage
Note (the "MORTGAGE INTEREST RATE"), less the portion thereof, if any, not contained in the Trust Estate (the "FIXED RETAINED YIELD"), and less amounts payable to the Servicer for servicing the Mortgage Loan (the "SERVICING FEE"), the fee payable to the Master Servicer, if any (the "MASTER SERVICING FEE"), the
fee payable to the Trustee (the "TRUSTEE FEE") and any related expenses specified in the applicable Prospectus Supplement.

     Interest will accrue on the principal balance (or notional amount, as described below) of each Class of Certificates entitled to interest at the
Pass-Through Rate for such Class indicated in the applicable Prospectus
Supplement (which may be a fixed rate or an adjustable rate) from the date and for the periods specified in such Prospectus Supplement. To the extent the Pool
Distribution Amount is available therefor, interest accrued during each such specified period on each Class of Certificates entitled to interest (other than a Class that provides for interest that accrues, but is not currently payable, referred to hereinafter as "ACCRUAL CERTIFICATES") will be distributable on the
Distribution Dates specified in the applicable Prospectus Supplement until the principal balance (or notional amount) of such Class has been reduced to zero.
Distributions allocable to interest on each Certificate that is not entitled to distributions allocable to principal will generally be calculated based on the notional amount of such Certificate. The notional amount of a Certificate will not evidence an interest in or entitlement to distributions allocable to principal but will be solely for convenience in expressing the calculation of interest and for certain other purposes.

     With respect to any Class of Accrual Certificates, any interest that has accrued but is not paid on a given Distribution Date will be added to the principal balance of such Class of Certificates on that Distribution Date.
Distributions of interest on each Class of Accrual Certificates will commence only after the occurrence of the events or the existence of the circumstance specified in such Prospectus Supplement and, prior to such time, or in the absence of such circumstances, the principal balance of such Class will increase on each Distribution Date by the amount of interest that accrued on such Class during the preceding interest accrual period but that was not required to be distributed to such Class on such Distribution Date. Any such Class of Accrual
Certificates will thereafter accrue interest on its outstanding principal balance as so adjusted.

     Distributions of Principal. The principal balance of any Class of
Certificates entitled to distributions of principal will generally be the original principal balance of such Class specified in such Prospectus
Supplement, reduced by all distributions reported to the holders of such
Certificates as allocable to principal and any losses on the related Mortgage
Loans allocated to such Class of Certificates and (i) in the case of Accrual
Certificates, increased by all interest accrued but not then distributable on such Accrual Certificates and (ii) in the case of a Series of Certificates representing interests in a Trust Estate containing adjustable-rate Mortgage
Loans, increased by any Deferred Interest allocable to such Class. The principal balance of a Class of Certificates generally represents the maximum specified dollar amount (exclusive of any interest that may accrue on such Class to which the holder thereof is entitled from the cash flow on the related Mortgage Loans at such time) and will decline to the extent of distributions in reduction of the principal balance of, and allocations of losses to, such Class. Certificates with no principal balance will not receive distributions in respect of principal. The applicable Prospectus Supplement will specify the method by which the amount of principal to be distributed on the Certificates

                                       32

on each Distribution Date will be calculated and the manner in which such amount will be allocated among the Classes of Certificates entitled to distributions of principal.

     If so provided in the applicable Prospectus Supplement, one or more Classes of Senior Certificates will be entitled to receive all or a disproportionate percentage of the payments of principal that are received from borrowers in advance of their scheduled due dates and are not accompanied by amounts representing scheduled interest due after the months of such payments or of other unscheduled principal receipts or recoveries in the percentages and under the circumstances or for the periods specified in such Prospectus Supplement.
Any such allocation of principal prepayments or other unscheduled receipts or recoveries in respect of principal to such Class or Classes of Senior
Certificates will have the effect of accelerating the amortization of such
Senior Certificates while increasing the interests evidenced by the Subordinated
Certificates in the Trust Estate. Increasing the interests of the Subordinated
Certificates relative to that of the Senior Certificates is intended to preserve the availability of the subordination provided by the Subordinated Certificates.

     If specified in the applicable Prospectus Supplement, the rights of the holders of the Subordinated Certificates of a Series of Certificates for which credit enhancement is provided through subordination to receive distributions with respect to the Mortgage Loans in the related Trust Estate will be subordinated to such rights of the holders of the Senior Certificates of the same Series to the extent described below, except as otherwise set forth in such
Prospectus Supplement. This subordination is intended to enhance the likelihood of regular receipt by holders of Senior Certificates of the full amount of scheduled monthly payments of principal and interest due them and to provide limited protection to the holders of the Senior Certificates against losses due to mortgagor defaults.

     The protection afforded to the holders of Senior Certificates of a Series of Certificates for which credit enhancement is provided by the subordination feature described above will be effected by (i) the preferential right of such holders to receive, prior to any distribution being made in respect of the related Subordinated Certificates on each Distribution Date, current distributions on the related Mortgage Loans of principal and interest due them on each Distribution Date out of the funds available for distribution on such date in the related Certificate Account, (ii) by the right of such holders to receive future distributions on the Mortgage Loans that would otherwise have been payable to the holders of Subordinated Certificates and/or (iii) by the prior allocation to the Subordinated Certificates of all or a portion of losses realized on the related Mortgage Loans.

     Losses realized on liquidated Mortgage Loans (other than, if specified in the applicable Prospectus Supplement, Excess Special Hazard Losses, Excess Fraud
Losses and Excess Bankruptcy Losses as described below) will be allocated to the holders of Subordinated Certificates through a reduction of the amount of principal payments on the Mortgage Loans to which such holders are entitled before any corresponding reduction is made in respect of the Senior Certificate.

     A "SPECIAL HAZARD LOSS" is a loss on a liquidated Mortgage Loan occurring as a result of a hazard not insured against under a standard hazard insurance policy of the type described herein under "Servicing of the Mortgage
Loans--Insurance Policies." A "FRAUD LOSS" is a loss on a liquidated Mortgage
Loan as to which there was fraud in the origination of such Mortgage Loan. A
"BANKRUPTCY LOSS" is a loss on a liquidated Mortgage Loan attributable to certain actions which may be taken by a bankruptcy court in connection with a
Mortgage Loan, including a reduction by a bankruptcy court of the principal balance of or the interest rate on a Mortgage Loan or an extension of its maturity. Special Hazard Losses in excess of the amount specified in the applicable Prospectus Supplement (the "SPECIAL HAZARD LOSS AMOUNT") are "EXCESS
SPECIAL HAZARD LOSSES." Fraud Losses in excess of the amount specified in the applicable Prospectus Supplement (the "FRAUD LOSS AMOUNT") are "EXCESS FRAUD
LOSSES." Bankruptcy losses in excess of the amount specified in the applicable
Prospectus Supplement (the "BANKRUPTCY LOSS AMOUNT") are "EXCESS BANKRUPTCY
LOSSES." Any Excess Special Hazard Losses, Excess Fraud Losses or Excess
Bankruptcy Losses with respect to a Series will be allocated on a

                                       33

pro rata basis among the related Classes of Senior and Subordinated
Certificates. An allocation of a loss on a "pro rata basis" among two or more
Classes of Certificates means an allocation on a pro rata basis to each such
Class of Certificates on the basis of their then-outstanding principal balances in the case of the principal portion of a loss or based on the accrued interest thereon in the case of an interest portion of a loss.

     Since the Special Hazard Loss Amount, Fraud Loss Amount and Bankruptcy Loss
Amount for a Series of Certificates are each expected to be less than the amount of principal payments on the Mortgage Loans to which the holders of the
Subordinated Certificates of such Series are initially entitled (such amount being subject to reduction, as described above, as a result of allocation of losses on liquidated Mortgage Loans that are not Special Hazard Losses, Fraud
Losses or Bankruptcy Losses), the holders of Subordinated Certificates of such
Series will bear the risk of Special Hazard Losses, Fraud Losses and Bankruptcy
Losses to a lesser extent than they will bear other losses on liquidated
Mortgage Loans.

     Although the subordination feature described above is intended to enhance the likelihood of timely payment of principal and interest to the holders of
Senior Certificates, shortfalls could result in certain circumstances. For example, a shortfall in the payment of principal otherwise due the holders of
Senior Certificates could occur if losses realized on the Mortgage Loans in a
Trust Estate were exceptionally high and were concentrated in a particular month.

     The holders of Subordinated Certificates will not be required to refund any amounts previously properly distributed to them, regardless of whether there are sufficient funds on a subsequent Distribution Date to make a full distribution to holders of each Class of Senior Certificates of the same Series.

CATEGORIES OF CLASSES OF CERTIFICATES

     The Certificates of any Series may be comprised of one or more Classes.
Such Classes, in general, fall into different categories. The following chart identifies and generally defines certain of the more typical categories. The
Prospectus Supplement for a Series of Certificates may identify the Classes which comprise such Series by reference to the following categories or another category specified in the Prospectus Supplement.

                                       34

                                 PRINCIPAL TYPES

CATEGORIES OF CLASSES            DEFINITIONS

ACCRETION DIRECTED
   CERTIFICATES...............   A Class of Certificates that receives principal
                                 payments from amounts that would otherwise be
                                 distributed as interest on specified Accrual
                                 Certificates. Such principal payments may be in
                                 lieu of or in addition to principal payments
                                 from principal receipts on the Mortgage Loans
                                 for the related Series.

COMPANION CERTIFICATES (ALSO
   SOMETIMES REFERRED TO AS
   "SUPPORT CERTIFICATES")....   A Class of Certificates that is entitled to
                                 receive principal payments on any Distribution
                                 Date only if scheduled payments have been made
                                 on specified Planned Amortization Certificates,
                                 Targeted Amortization Certificates and/or
                                 Scheduled Amortization Certificates.

COMPONENT CERTIFICATES........   A Class of Certificates consisting of two or
                                 more specified components (each, a
                                 "COMPONENT"), as described in the applicable
                                 Prospectus Supplement. The Components of a
                                 Class of Component Certificates may have
                                 different principal and/or interest payment
                                 characteristics but together constitute a
                                 single class and do not represent severable
                                 interests. Each Component of a Class of
                                 Component Certificates may be identified as
                                 falling into one or more of the categories in
                                 this chart.

LOCKOUT CERTIFICATES..........   A Class of Senior Certificates that is designed
                                 not to participate in or to participate to a
                                 limited extent in (i.e., to be "locked out"
                                 of), for a specified period, the receipt of (1)
                                 principal prepayments on the Mortgage Loans
                                 that are allocated disproportionately to the
                                 Classes of Senior Certificates of such Series
                                 as a group pursuant to a "shifting interest"
                                 structure and/or (2) scheduled principal
                                 payments on the Mortgage Loans that are
                                 allocated to the senior Classes as a group. A
                                 Class of Lockout Certificates will typically
                                 not be entitled to receive, or will be entitled
                                 to receive only a restricted portion of,
                                 distributions of principal prepayments and/or
                                 scheduled principal prepayments, as applicable,
                                 for a period of several years, during which
                                 time all or a portion of such principal
                                 payments that it would otherwise be entitled to
                                 receive in the absence of a "lockout" structure
                                 will be distributed in reduction of the
                                 Principal Balances of other Senior
                                 Certificates. Lockout Certificates are designed
                                 to minimize weighted average life volatility
                                 during the lockout period.

NOTIONAL AMOUNT
   CERTIFICATES...............   A Class of Certificates having no principal
                                 balance and bearing interest on the related
                                 notional amount. The notional amount is a
                                 hypothetical balance used for calculating
                                 interest distributions.

PASS-THROUGH CERTIFICATES.....   A Class of Senior Certificates that is entitled
                                 to receive a specified percentage of the
                                 principal payments that are distributable to
                                 the Senior Certificates or applicable group of
                                 Senior Certificates (other

                                       35

                                 than any Ratio Strip Certificates) in the
                                 aggregate on a Distribution Date and that is
                                 not designated as a Class of Sequential Pay
                                 Certificates.

PLANNED AMORTIZATION
   CERTIFICATES (ALSO
   SOMETIMES REFERRED TO AS
   "PAC CERTIFICATES") .......   A Class of Certificates that is designed to
                                 receive principal payments using a
                                 predetermined principal balance schedule
                                 derived by assuming two constant prepayment
                                 rates for the underlying Mortgage Loans. These
                                 two rates are the endpoints for the
                                 "structuring range" for a Class of Planned
                                 Amortization Certificates. The Classes of
                                 Planned Amortization Certificates in any Series
                                 may be subdivided into different categories
                                 (e.g., Planned Amortization I Certificates
                                 ("PAC I CERTIFICATES"), Planned Amortization II
                                 Certificates ("PAC II CERTIFICATES") and so
                                 forth) derived using different structuring
                                 ranges and/or payment priorities. A Class of
                                 PAC Certificates is designed to provide
                                 protection against prepayments occurring at a
                                 constant rate within the structuring range.

RATIO STRIP CERTIFICATES......   A Class of Certificates that is entitled to
                                 receive a constant proportion, or "ratio
                                 strip," of the principal payments on the
                                 underlying Mortgage Loans.

SCHEDULED AMORTIZATION
   CERTIFICATES...............   A Class of Certificates that is designed to
                                 receive principal payments using a
                                 predetermined principal balance schedule but is
                                 not designated as a Class of Planned
                                 Amortization Certificates or Targeted
                                 Amortization Certificates. The schedule is
                                 derived by assuming either two constant
                                 prepayment rates or a single constant
                                 prepayment rate for the underlying Mortgage
                                 Loans. In the former case, the two rates are
                                 the endpoints for the "structuring range" for a
                                 Class of Scheduled Amortization Certificates
                                 and such range generally is narrower than that
                                 for a Class of Planned Amortization
                                 Certificates. Typically, the Companion
                                 Certificates for the applicable Series of
                                 Certificates generally will represent a smaller
                                 percentage of a Class of Scheduled Amortization
                                 Certificates than the Companion Certificates
                                 generally would represent in relation to a
                                 Class of Planned Amortization Certificates or
                                 Targeted Amortization Certificates. A Class of
                                 Scheduled Amortization Certificates is
                                 generally less sensitive to prepayments than a
                                 Class of Companion Certificates, but more
                                 sensitive than a Class of Planned Amortization
                                 Certificates or Targeted Amortization
                                 Certificates.

SENIOR CERTIFICATES...........   A Class of Certificates that is entitled to
                                 receive payments of principal and interest on
                                 each Distribution Date prior to the Classes of
                                 Subordinated Certificates.

SEQUENTIAL PAY CERTIFICATES...   Classes of Certificates that are entitled to
                                 receive principal payments in a prescribed
                                 sequence, that do not have predetermined
                                 principal balance schedules and that, in most
                                 cases, are entitled to receive

                                       36

                                 payments of principal continuously from the
                                 first Distribution Date on which they receive
                                 principal until they are retired. A Class of
                                 Sequential Pay Certificates may receive
                                 principal payments concurrently with one or
                                 more other Classes of Sequential Pay
                                 Certificates.

SUBORDINATED CERTIFICATES.....   A Class of Certificates that is entitled to
                                 receive payments of principal and interest on
                                 each Distribution Date only after the Senior
                                 Certificates and Classes of Subordinated
                                 Certificates with higher priority of
                                 distributions have received their full
                                 principal and interest entitlements.

SUPER SENIOR CERTIFICATES.....   A Class of Senior Certificates that will not
                                 bear its share of certain losses after the
                                 Classes of Subordinated Certificates are no
                                 longer outstanding for so long as one or more
                                 specified Classes of Senior Certificates are
                                 outstanding.

SUPER SENIOR SUPPORT
   CERTIFICATES..............    A Class of Senior Certificates that bears
                                 certain losses allocated to one or more Classes
                                 of Super Senior Certificates.

TARGETED AMORTIZATION
   CERTIFICATES (ALSO
   SOMETIMES REFERRED TO AS
   "TAC CERTIFICATES") .......   A Class of Certificates that is designed to
                                 receive principal payments using a
                                 predetermined principal balance schedule
                                 derived by assuming a single constant
                                 prepayment rate for the underlying Mortgage
                                 Loans. A Class of TAC Certificates is designed
                                 to provide some protection against prepayments
                                 at a rate exceeding the assumed constant
                                 prepayment rate used to derive such principal
                                 balance schedule.

                                 INTEREST TYPES

CATEGORIES OF CLASS              DEFINITIONS

ACCRUAL CERTIFICATES..........   A Class of Certificates that accretes the
                                 amount of accrued interest otherwise
                                 distributable on such Class, which amount will
                                 be added as principal to the principal balance
                                 of such Class on each applicable Distribution
                                 Date. Such accretion may continue until some
                                 specified event has occurred or until the Class
                                 of Accrual Certificates is retired.

FIXED RATE CERTIFICATES.......   A Class of Certificates with an interest rate
                                 that is fixed throughout the life of the Class.

FLOATING RATE CERTIFICATES....   A Class of Certificates with an interest rate
                                 that resets periodically based upon a
                                 designated index and that varies directly with
                                 changes in such index.

INTEREST ONLY CERTIFICATES....   A Class of Certificates that is entitled to
                                 receive some or all of the interest payments
                                 made on the Mortgage Loans and little or no

                                       37

                                 principal. Interest Only Certificates have
                                 either a nominal principal balance or a
                                 notional amount. A nominal principal balance
                                 represents actual principal that will be paid
                                 on the Class. It is referred to as nominal
                                 since it is extremely small compared to other
                                 Classes. A notional amount is the amount used
                                 as a reference to calculate the amount of
                                 Interest due on a Class of Interest Only
                                 Certificates that is not entitled to any
                                 distributions in respect of principal.

INVERSE FLOATING RATE
   CERTIFICATES...............   A Class of Certificates with an interest rate
                                 that resets periodically based upon a
                                 designated index and that varies inversely with
                                 changes in such index and with changes in the
                                 interest rate payable on the related Class of
                                 Floating Rate Certificates.

PRINCIPAL ONLY CERTIFICATES...   A Class of Certificates that does not bear
                                 interest and is entitled to receive only
                                 distributions in respect of principal.

STEP COUPON CERTIFICATES......   A Class of Certificates with a fixed interest
                                 rate that is reduced to a lower fixed rate
                                 after a specified period of time. The
                                 difference between the initial interest rate
                                 and the lower interest rate will be supported
                                 by a reserve fund established on the Closing
                                 Date.

VARIABLE RATE CERTIFICATES....   A Class of Certificates with an interest rate
                                 that resets periodically and is calculated by
                                 reference to the rate or rates of interest
                                 applicable to the Mortgage Loans.

OTHER CREDIT ENHANCEMENT

     In addition to, or in substitution for, the subordination discussed above, credit enhancement may be provided with respect to any Series of Certificates in any other manner which may be described in the applicable Prospectus Supplement, including, but not limited to, credit enhancement through an alternative form of subordination and/or one or more of the methods described below.

     Limited Guarantee. If so specified in the Prospectus Supplement with respect to a Series of Certificates, credit enhancement may be provided in the form of a limited guarantee issued by a guarantor named therein.

     Financial Guaranty Insurance Policy or Surety Bond. If so specified in the
Prospectus Supplement with respect to a Series of Certificates, credit enhancement may be provided in the form of a financial guaranty insurance policy or a surety bond issued by an insurer named therein.

     Letter of Credit. Alternative credit support with respect to a Series of
Certificates may be provided by the issuance of a letter of credit by the bank or financial institution specified in the applicable Prospectus Supplement. The coverage, amount and frequency of any reduction in coverage provided by a letter of credit issued with respect to a Series of Certificates will be set forth in the Prospectus Supplement relating to such Series.

     Pool Insurance Policy. If so specified in the Prospectus Supplement relating to a Series of Certificates, the Seller will obtain a pool insurance policy for the Mortgage Loans in the related Trust Estate. The pool insurance policy will cover any loss (subject to the limitations described in the applicable Prospectus Supplement) by reason of default to the extent a related
Mortgage Loan is not covered by any

                                       38

primary mortgage insurance policy. The amount and principal terms of any such coverage will be set forth in the Prospectus Supplement.

     Special Hazard Insurance Policy. If so specified in the applicable
Prospectus Supplement, for each Series of Certificates as to which a pool insurance policy is provided, the Depositor will also obtain a special hazard insurance policy for the related Trust Estate in the amount set forth in such
Prospectus Supplement. The special hazard insurance policy will, subject to the limitations described in the applicable Prospectus Supplement, protect against loss by reason of damage to Mortgaged Properties caused by certain hazards not insured against under the standard form of hazard insurance policy for the respective states in which the Mortgaged Properties are located. The amount and principal terms of any such coverage will be set forth in the Prospectus
Supplement.

     Mortgagor Bankruptcy Bond. If so specified in the applicable Prospectus
Supplement, losses resulting from a bankruptcy proceeding relating to a mortgagor affecting the Mortgage Loans in a Trust Estate with respect to a
Series of Certificates will be covered under a mortgagor bankruptcy bond (or any other instrument that will not result in a downgrading of the rating of the
Certificates of a Series by the Rating Agency or Rating Agencies that rated such
Series). Any mortgagor bankruptcy bond or such other instrument will provide for coverage in an amount meeting the criteria of the Rating Agency or Rating
Agencies rating the Certificates of the related Series, which amount will be set forth in the applicable Prospectus Supplement. The principal terms of any such coverage will be set forth in the Prospectus Supplement.

     Reserve Fund. If so specified in the applicable Prospectus Supplement, credit enhancement with respect to a Series of Certificates may be provided by the establishment of one or more reserve funds (each, a "RESERVE FUND") for such
Series.

     The Reserve Fund for a Series may be funded (i) by the deposit therein of cash, U.S. Treasury securities or instruments evidencing ownership of principal or interest payments thereon, letters of credit, demand notes, certificates of deposit or a combination thereof in the aggregate amount specified in the applicable Prospectus Supplement, (ii) by the deposit therein from time to time of certain amounts, as specified in the applicable Prospectus Supplement, to which the certain Classes of Certificates would otherwise be entitled or (iii)
in such other manner as may be specified in the applicable Prospectus
Supplement.

     Cross Support. If specified in the applicable Prospectus Supplement, the beneficial ownership of separate groups of Mortgage Loans included in a Trust
Estate may be evidenced by separate Classes of Certificates. In such case, credit support may be provided by a cross support feature which requires that distributions be made with respect to certain Classes from mortgage loan payments that would otherwise be distributed to Subordinated Certificates evidencing a beneficial ownership interest in other loan groups within the same
Trust Estate. As a result, the amount of credit enhancement available to a Class of Certificates against future losses on the Mortgage Loans in which such Class represents an interest may be reduced as the result of losses on a group of
Mortgage Loans in which such Class has no interest. The applicable Prospectus
Supplement for a Series that includes a cross support feature will describe the specific operation of any such cross support feature.

CASH FLOW AGREEMENTS

     If specified in the Prospectus Supplement, the Trust Estate may include guaranteed investment contracts pursuant to which moneys held in the funds and accounts established for the related Series of Certificates will be invested at a specified rate. The Trust Estate may also include certain other agreements, such as interest rate exchange or swap agreements, interest rate cap or floor agreements, or similar agreements provided to reduce the effects of interest rate fluctuations on the assets or on one or more Classes of Certificates. The principal terms of any such guaranteed investment contract or other agreement
(any such agreement, a "CASH FLOW AGREEMENT"), including, without limitation, provisions

                                       39

relating to the timing, manner and amount of payments thereunder and provisions relating to the termination thereof, will be described in the Prospectus
Supplement for the related Series of Certificates. In addition, the related
Prospectus Supplement will provide certain information with respect to the obligor under any such Cash Flow Agreement.

                       PREPAYMENT AND YIELD CONSIDERATIONS

PASS-THROUGH RATES

     Any Class of Certificates of a Series may have a fixed Pass-Through Rate, or a Pass-Through Rate which varies based on changes in an index or based on changes with respect to the underlying Mortgage Loans (such as, for example, varying on the basis of changes in the weighted average Net Mortgage Interest
Rate of the underlying Mortgage Loans).

     The Prospectus Supplement for each Series will specify the range and the weighted average of the Mortgage Interest Rates and, if applicable, Net Mortgage
Interest Rates for the Mortgage Loans underlying such Series as of the Cut-Off
Date. If the Trust Estate includes adjustable-rate Mortgage Loans or Net 5 Loans or includes Mortgage Loans with different Net Mortgage Interest Rates, the weighted average Net Mortgage Interest Rate may vary from time to time as set forth below. See "The Trust Estates." The Prospectus Supplement for a Series
will also specify the initial Pass-Through Rate for each Class of Certificates of such Series and will specify whether each such Pass-Through Rate is fixed or is variable.

     The Net Mortgage Interest Rate for any adjustable-rate Mortgage Loan will change with any changes in the index specified in the applicable Prospectus
Supplement on which such Mortgage Interest Rate adjustments are based, subject to any applicable periodic or aggregate caps or floors on the related Mortgage
Interest Rate. The weighted average Net Mortgage Interest Rate with respect to any Series may vary due to changes in the Net Mortgage Interest Rates of adjustable-rate Mortgage Loans, to the timing of the Mortgage Interest Rate readjustments of such Mortgage Loans and to different rates of payment of principal of fixed- or adjustable-rate Mortgage Loans bearing different Mortgage
Interest Rates.

SCHEDULED DELAYS IN DISTRIBUTIONS

     At the date of initial issuance of the Certificates of each Series offered hereby, the initial purchasers of a Class of Certificates may be required to pay accrued interest at the applicable Pass-Through Rate for such Class from the
Cut-Off Date for such Series to, but not including, the date of issuance. The effective yield to Certificateholders will be below the yield otherwise produced by the applicable Pass-Through Rate because the distribution of principal and interest which is due on each Due Date will not be made until the 25th day (or, if such day is not a business day, the first business day following the 25th day) of the month in which such Due Date occurs (or until such other
Distribution Date specified in the applicable Prospectus Supplement).

EFFECT OF PRINCIPAL PREPAYMENTS

     When a Mortgage Loan is prepaid in full, the mortgagor pays interest on the amount prepaid only to the date of prepayment and not thereafter. Liquidation
Proceeds and amounts received in settlement of insurance claims are also likely to include interest only to the time of payment or settlement. When a Mortgage
Loan is prepaid in full or in part, an interest shortfall may result depending on the timing of the receipt of the prepayment and the timing of when those prepayments are passed through to Certificateholders. To partially mitigate this reduction in yield, the Pooling and Servicing Agreement and/or Underlying
Servicing Agreements relating to a Series may provide, to the extent specified in the applicable Prospectus Supplement, that with respect to certain principal prepayments received, the applicable Servicer or the Master Servicer will be obligated, on or before each Distribution Date, to pay

                                       40

an amount equal to the lesser of (i) the aggregate interest shortfall with respect to such Distribution Date resulting from such principal prepayments by mortgagors and (ii) all or a portion of the Servicer's or the Master Servicer's, as applicable, servicing compensation for such Distribution Date specified in the applicable Prospectus Supplement. No comparable interest shortfall coverage will be provided by the Servicer or the Master Servicer with respect to liquidations of any Mortgage Loans. Any interest shortfall arising from liquidations will be covered by means of the subordination of the rights of
Subordinated Certificateholders or any other credit support arrangements.

     A lower rate of principal prepayments than anticipated would negatively affect the total return to investors in any Certificates of a Series that are offered at a discount to their principal amount and a higher rate of principal prepayments than anticipated would negatively affect the total return to investors in the Certificates of a Series that are offered at a premium to their principal amount. The yield on Certificates that are entitled solely or disproportionately to distributions of principal or interest may be particularly sensitive to prepayment rates, and further information with respect to yield on such Certificates will be included in the applicable Prospectus Supplement.

WEIGHTED AVERAGE LIFE OF CERTIFICATES

     The Mortgage Loans may be prepaid in full or in part at any time. The
Mortgage Loans generally will not provide for a prepayment penalty but may so provide if indicated in the related Prospectus Supplement. Fixed-rate Mortgage
Loans generally will contain due-on-sale clauses permitting the mortgagee to accelerate the maturities of the Mortgage Loans upon conveyance of the related
Mortgaged Properties, and adjustable-rate Mortgage Loans generally will permit creditworthy borrowers to assume the then-outstanding indebtedness on the
Mortgage Loans.

     Prepayments on Mortgage Loans are commonly measured relative to a prepayment standard or model. The Prospectus Supplement for each Series of
Certificates may describe one or more such prepayment standards or models and contain tables setting forth the weighted average life of each Class and the percentage of the original aggregate principal balance of each Class that would be outstanding on specified Distribution Dates for such Series and the projected yields to maturity on certain Classes thereof, in each case based on the assumptions stated in such Prospectus Supplement, including assumptions that prepayments on the Mortgage Loans are made at rates corresponding to various percentages of the prepayment standard or model specified in such Prospectus
Supplement.

     There is no assurance that prepayment of the Mortgage Loans underlying a
Series of Certificates will conform to any level of the prepayment standard or model specified in the applicable Prospectus Supplement. A number of factors, including but not limited to homeowner mobility, economic conditions, natural disasters, changes in mortgagors' housing needs, job transfers, unemployment or, in the case of borrowers relying on commission income and self-employed borrowers, significant fluctuations in income or adverse economic conditions, mortgagors' net equity in the properties securing the mortgage loans, including the use of second or "home equity" mortgage loans by mortgagors or the use of the properties as second or vacation homes, servicing decisions, enforceability of due-on-sale clauses, mortgage market interest rates, mortgage recording taxes, competition among mortgage loan originators resulting in reduced refinancing costs, reduction in documentation requirements and willingness to accept higher loan-to-value ratios, and the availability of mortgage funds, may affect prepayment experience. In general, however, if prevailing mortgage interest rates fall below the Mortgage Interest Rates borne by the Mortgage
Loans underlying a Series of Certificates, the prepayment rates of such Mortgage
Loans are likely to be higher than if prevailing rates remain at or above the rates borne by such Mortgage Loans. Conversely, if prevailing mortgage interest rates rise above the Mortgage Interest Rates borne by the Mortgage Loans, the
Mortgage Loans are likely to experience a lower prepayment rate than if prevailing rates remain at or below such Mortgage Interest Rates. However, there can be no assurance that prepayments will rise or fall according to such changes in mortgage interest rates. It should be noted that Certificates of a Series may evidence an interest in a Trust Estate with different Mortgage Interest Rates.

                                       41

Accordingly, the prepayment experience of such Certificates will to some extent be a function of the mix of interest rates of the Mortgage Loans. In addition, the terms of the Underlying Servicing Agreements will require the related
Servicer to enforce any due-on-sale clause to the extent it has knowledge of the conveyance or the proposed conveyance of the underlying Mortgaged Property;
provided, however, that any enforcement action that the Servicer determines would jeopardize any recovery under any related primary mortgage insurance policy will not be required and provided, further, that the Servicer may permit the assumption of defaulted Mortgage Loans. See "Servicing of the Mortgage
Loans--Enforcement of "Due-on-Sale" Clauses; Realization Upon Defaulted Mortgage
Loans" and "Certain Legal Aspects of the Mortgage Loans--"Due-On-Sale" Clauses"
for a description of certain provisions of each Pooling and Servicing Agreement and certain legal developments that may affect the prepayment experience on the
Mortgage Loans.

     At the request of a borrower, a Servicer, including Bank of America, may allow the refinancing of a Mortgage Loan in any Trust Estate serviced by such
Servicer by accepting prepayments thereon and permitting a new mortgage loan secured by a mortgage on the same property. Upon such refinancing, the new mortgage loan will not be included in the Trust Estate. A borrower may be legally entitled to require the Servicer to allow such a refinancing. Any such refinancing will have the same effect as a prepayment in full of the related
Mortgage Loan. In this regard a Servicer, including Bank of America, may, from time to time, implement programs designed to encourage refinancing through such
Servicer, including but not limited to general or targeted solicitations, or the offering of pre-approved applications, reduced or nominal origination fees or closing costs, or other financial incentives. A Servicer may also encourage refinancing of defaulted Mortgage Loans, or may encourage the assumption of defaulted Mortgage Loans by creditworthy borrowers.

     Provided that a borrower has been current in his or her mortgage loan payment obligations in the previous twelve months, Bank of America may agree to refinance a mortgage loan in order to reduce the borrower's mortgage interest rate or change the term of the mortgage loan through a reduced documentation refinancing. In addition, in the case of certain borrowers who have indicated an interest in refinancing or who have requested payoff information, Bank of
America may refinance the existing mortgage loan through the extension of a replacement mortgage loan or the modification of the existing mortgage loan, with minimal new borrower credit or property underwriting standards. Any such refinancing will have the same effect as a prepayment in full of the related mortgage loan. See "The Mortgage Loan Programs--Mortgage Loan Underwriting--Bank
of America General Underwriting Standards." The streamlined procedures, minimal borrower cost and minimal underwriting standards associated with Bank of
America's refinancing programs may result in an increase in the number of mortgage loans eligible for refinancing and a narrowing of the mortgage interest rate differential that may otherwise need to exist before a refinancing is practical and economical for the borrower. These factors, together with generally increased borrower sophistication regarding the benefits of refinancing, may also result in a significant increase in the rate of prepayments on the Mortgage Loans.

     The Depositor will be obligated, under certain circumstances, to repurchase certain of the Mortgage Loans. In addition, if specified in the applicable
Prospectus Supplement, the Pooling and Servicing Agreement will permit, but not require, the Depositor, and the terms of certain insurance policies relating to the Mortgage Loans may permit the applicable insurer, to purchase any Mortgage
Loan which is in default or as to which default is reasonably foreseeable. The proceeds of any such purchase or repurchase will be deposited in the related
Certificate Account and such purchase or repurchase will have the same effect as a prepayment in full of the related Mortgage Loan. See "The Pooling and
Servicing Agreement--Assignment of Mortgage Loans to the Trustee" and
"--Optional Purchases." In addition, if so specified in the applicable
Prospectus Supplement, the Depositor or another person identified therein will have the option to purchase all, but not less than all, of the Mortgage Loans in any Trust Estate under the limited conditions specified in such Prospectus
Supplement. For any Series of Certificates for which an election has been made to treat the Trust Estate (or one or more segregated pools of assets therein) as a REMIC, any such purchase or repurchase may be effected only pursuant to a
"qualified liquidation," as

                                       42

defined in Code Section 860F(a)(4)(A). See "The Pooling and Servicing
Agreement--Termination; Optional Purchase of Mortgage Loans."

                         SERVICING OF THE MORTGAGE LOANS

     The following includes a summary of the material provisions of the form of
Pooling and Servicing Agreement that has been filed as an exhibit to the registration statement of which this Prospectus forms a part. Such summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Pooling and Servicing Agreement for each Series of Certificates and the applicable Prospectus Supplement.

THE MASTER SERVICER

     In the event that there is more than one Servicer with respect to the
Mortgage Loans related to a Series or the sole Servicer is not an affiliate of the Depositor, a master servicer may act as the Master Servicer with respect to such Series of Certificates. The Master Servicer may be affiliated or unaffiliated with the Depositor. The Master Servicer generally will be responsible under each Pooling and Servicing Agreement for, among other things,
(i) administering and supervising the performance by the Servicers of their duties and responsibilities under the Underlying Servicing Agreements, (ii)
oversight of payments received on Mortgage Loans, (iii) preparation of periodic reports to the Trustee with respect to the foregoing matters, (iv) performing certain of the servicing obligations of a terminated Servicer as described below under "--The Servicers" and (v) making advances of delinquent payments of principal and interest on the Mortgage Loans to the limited extent described below under the heading "--Periodic Advances and Limitations Thereon," if such amounts are not advanced by a Servicer. The Master Servicer will also perform additional duties as described in the applicable Pooling and Servicing
Agreement. The Master Servicer will be entitled to receive a portion of the interest payments on the Mortgage Loans included in the Trust Estate for such a
Series to cover its fees as Master Servicer. The Master Servicer may subcontract with any other entity the obligations of the Master Servicer under any Pooling and Servicing Agreement. The Master Servicer will remain primarily liable for any such contractor's performance in accordance with the applicable Pooling and
Servicing Agreement. The Master Servicer may be released from its obligations in certain circumstances. See "Certain Matters Regarding the Master Servicer."

THE SERVICERS

     With respect to any Series, one or more Servicers, including Bank of
America, will provide certain customary servicing functions with respect to the
Mortgage Loans pursuant to the related Pooling and Servicing Agreement or separate Underlying Servicing Agreements with the Depositor or an affiliate thereof. Such Servicers are expected to be the Sellers of the Mortgage Loans or affiliates of such Sellers. The rights of the Depositor or such affiliate under the applicable Underlying Servicing Agreements in respect of the Mortgage Loans included in the Trust Estate for any such Series will be assigned (directly or indirectly) to the Trustee for the benefit of Certificateholders of such Series.
The Servicers may be entitled to withhold their Servicing Fees and certain other fees and charges from remittances of payments received on Mortgage Loans serviced by them.

     Each Servicer generally will be approved by Fannie Mae ("FNMA") or The
Federal Home Loan Mortgage Corporation ("FHLMC") as a servicer of mortgage loans.

     The duties to be performed by each Servicer include collection and remittance of principal and interest payments on the Mortgage Loans, administration of mortgage escrow accounts, collection of insurance claims, foreclosure procedures, and, if necessary, the advance of funds to the extent certain payments are not made by the mortgagor and have not been determined by the Servicer to be not recoverable under the applicable insurance policies with respect to such Series, from proceeds of

                                       43

liquidation of such Mortgage Loans or otherwise. Each Servicer also will provide such accounting and reporting services as are necessary to provide required information to the Trustee or to enable the Master Servicer to provide required information to the Trustee with respect to the Mortgage Loans included in the
Trust Estate for such Series. Each Servicer is entitled to a periodic Servicing
Fee equal to a specified percentage of the outstanding principal balance of each
Mortgage Loan serviced by such Servicer. The servicing obligations of a Servicer may be delegated to another person as provided in the Pooling and Servicing
Agreement or Underlying Servicing Agreement.

     The Trustee, or if so provided in the applicable Pooling and Servicing
Agreement, the Master Servicer, may terminate a Servicer who has failed to comply with its covenants or breached one of its representations contained in the Underlying Servicing Agreement or in certain other circumstances. Upon termination of a Servicer by the Trustee or the Master Servicer, the Master
Servicer will assume certain servicing obligations of the terminated Servicer, or, at its option, may appoint a substitute Servicer acceptable to the Trustee to assume the servicing obligations of the terminated Servicer. The Master
Servicer's obligations to act as substitute Servicer following the termination of an Underlying Servicing Agreement will not, however, require the Master
Servicer to purchase a Mortgage Loan from the Trust Estate due to a breach by the terminated Servicer of a representation or warranty in respect of such
Mortgage Loan.

     If Bank of America is not the sole Servicer, the Prospectus Supplement relating to such a Series of Certificates will contain information concerning recent delinquency, foreclosure and loan loss experience on the mortgage loans in any other Servicer's servicing portfolio to the extent such information is material and reasonably available to the Depositor.

FORECLOSURE AND DELINQUENCY EXPERIENCE OF BANK OF AMERICA

     The following table summarizes the delinquency and foreclosure experience on the portfolio of one-to four-family first mortgage loans originated or acquired by Bank of America or certain of its affiliates and serviced or subserviced by Bank of America, or serviced by Bank of America for others, other than (i) mortgage loans acquired through certain mergers with previously unaffiliated entities, (ii) mortgage loans with respect to which the servicing rights were acquired by Bank of America in bulk and (iii) certain mortgage loans originated at bank branches of Bank of America.

     The portfolio of mortgage loans serviced by Bank of America includes both fixed and adjustable interest rate mortgage loans, including "buydown" mortgage loans, loans with balances conforming to FHLMC's and FNMA's limits as well as jumbo loans, loans with stated maturities of 10 to 40 years and other types of mortgage loans having a variety of payment characteristics, and includes mortgage loans secured by mortgaged properties in geographic locations that may not be representative of the geographic distribution or concentration of the mortgaged properties securing the Mortgage Loans in any Series. There can be no assurance that the delinquency, foreclosure and loss experience set forth below will be similar to the results that may be experienced with respect to the
Mortgage Loans in a Series.

                                       44

                              BANK OF AMERICA, N.A
            DELINQUENCY AND FORECLOSURE EXPERIENCE ON MORTGAGE LOANS



                                                 AT DECEMBER 31, 2004        AT DECEMBER 31, 2003        AT DECEMBER 31, 2002
                                              -------------------------   -------------------------   -------------------------
                                                NUMBER/    OUTSTANDING      NUMBER/    OUTSTANDING     NUMBER/     OUTSTANDING
                                                 % OF       PRINCIPAL        % OF       PRINCIPAL        % OF       PRINCIPAL
                                               MORTGAGE       AMOUNT       MORTGAGE       AMOUNT       MORTGAGE       AMOUNT
                                                 LOANS    (IN MILLIONS)      LOANS    (IN MILLIONS)     LOANS     (IN MILLIONS)
                                              ---------   -------------   ---------   -------------   ---------   -------------

Total Portfolio............................   1,300,762    $194,743.4     1,229,050    $174,777.5     1,202,522    $168,063.2
Delinquencies*
   One Installment delinquent..............      16,251    $  1,802.3        20,406    $  2,219.3        25,415    $  2,971.5
   Percent Delinquent......................         1.2%          0.9%          1.7%          1.3%          2.1%          1.8%
   Two Installments delinquent.............       4,224    $    428.3         5,399    $    549.9         5,952    $    625.2
   Percent Delinquent......................         0.3%          0.2%          0.4%          0.3%          0.5%          0.4%
   Three or more installments delinquent...       4,935    $    484.0         6,294    $    615.8         6,373    $    649.5
   Percent Delinquent......................         0.4%          0.2%          0.5%          0.4%          0.5%          0.4%
In Foreclosure.............................       4,296    $    399.2         5,449    $    548.2         5,855    $    590.1
   Percent in Foreclosure..................         0.3%          0.2%          0.4%          0.3%          0.5%          0.4%
Delinquent and in Foreclosure..............      29,706    $  3,113.8        37,548    $  3,933.2        43,595    $  4,836.4
Percent Delinquent and in Foreclosure**....         2.3%          1.6%          3.1%          2.3%          3.6%          2.9%


----------
*    A mortgage loan is deemed to have "one installment delinquent" if any scheduled payment of principal or interest is delinquent past the end of the month in which such payment was due, "two installments delinquent" if such delinquency persists past the end of the month following the month in which such payment was due, and so forth.

**   The sums of the Percent Delinquent and Percent in Foreclosure set forth in this table may not equal the Percent Delinquent and in Foreclosure due to rounding.

PAYMENTS ON MORTGAGE LOANS

     The Trustee for each Series will establish and maintain a separate trust account in the name of the Trustee (the "CERTIFICATE ACCOUNT"). Each such account must be maintained with a depository institution (the "DEPOSITORY")
either (i) whose long-term debt obligations (or, in the case of a Depository which is part of a holding company structure, the long-term debt obligations of such parent holding company) are, at the time of any deposit therein rated in at least one of the two highest rating categories by the Rating Agency or Rating
Agencies rating the Certificates of such Series, or (ii) that is otherwise acceptable to the Rating Agency or Rating Agencies rating the Certificates of such Series and, if a REMIC election has been made, that would not cause the related Trust Estate (or one or more segregated pools of assets therein) to fail to qualify as a REMIC. To the extent that the portion of funds deposited in the
Certificate Account at any time exceeds the limit of insurance coverage established by the Federal Deposit Insurance Corporation (the "FDIC"), such excess will be subject to loss in the event of the failure of the Depository.
Such insurance coverage will be based on the number of holders of Certificates, rather than the number of underlying mortgagors. Holders of the Subordinated
Certificates of a Series will bear any such loss up to the amount of principal payments on the related Mortgage Loans to which such holders are entitled.

     Pursuant to the applicable Pooling and Servicing Agreement or the
Underlying Servicing Agreements, if any, with respect to a Series, each Servicer will be required to establish and maintain one or more accounts (collectively, the "SERVICER CUSTODIAL ACCOUNT") into which the Servicer will be required to deposit on a daily basis amounts received with respect to Mortgage Loans serviced by such Servicer included in the Trust Estate for such Series, as more fully described below. Each Servicer Custodial Account must be a separate custodial account insured to the available limits by the FDIC or otherwise acceptable to the applicable Rating Agencies (such acceptable account, an
"ELIGIBLE CUSTODIAL ACCOUNT") and limited to funds held with respect to a particular Series, unless the Pooling and Servicing Agreement or the Underlying
Servicing Agreement specifies that a Servicer may establish an account which is an eligible account to serve as a unitary Servicer Custodial Account both for such Series and for other Series of Certificates as well as other Mortgage Loans serviced by such Servicer.

                                       45

     Each Servicer will be required to deposit in the Certificate Account for each Series of Certificates on the date the Certificates are issued any amounts representing scheduled payments of principal and interest on the Mortgage Loans serviced by such Servicer due after the applicable Cut-Off Date but received on or prior thereto. Each Servicer will be required, not later than the 24th calendar day of each month or such earlier day as may be specified in the
Pooling and Servicing Agreement or the applicable Underlying Servicing Agreement
(the "REMITTANCE DATE"), to remit to the Master Servicer for deposit in an
Eligible Custodial Account maintained by the Master Servicer in the name of the
Trustee (the "MASTER SERVICER CUSTODIAL ACCOUNT") or, if there is no Master
Servicer, to remit to the Trustee for deposit in the Certificate Account, the following payments and collections received or made by such Servicer with respect to the Mortgage Loans serviced by such Servicer subsequent to the applicable Cut-Off Date (other than (a) payments due on or before the Cut-Off
Date and (b) amounts held for future distribution):

          (i) all payments on account of principal, including prepayments, and interest;

          (ii) all amounts received by the Servicer in connection with the liquidation of defaulted Mortgage Loans or property acquired in respect thereof, whether through foreclosure sale or otherwise, including payments in connection with defaulted Mortgage Loans received from the mortgagor other than amounts required to be paid to the mortgagor pursuant to the terms of the applicable Mortgage Loan or otherwise pursuant to law
     ("LIQUIDATION PROCEEDS") less, to the extent permitted under the applicable
     Underlying Servicing Agreement, the amount of any expenses incurred in connection with the liquidation of such Mortgage Loans;

          (iii) all proceeds received by the Servicer under any title, hazard or other insurance policy covering any such Mortgage Loan, other than proceeds to be applied to the restoration or repair of the property subject to the related Mortgage or released to the mortgagor in accordance with the
     Underlying Servicing Agreement;

          (iv) all Periodic Advances made by the Servicer;

          (v) all amounts withdrawn from Buy-Down Funds or Subsidy Funds, if any, with respect to such Mortgage Loans, in accordance with the terms of the respective agreements applicable thereto;

          (vi) all proceeds of any such Mortgage Loans or property acquired in respect thereof purchased or repurchased pursuant to the Pooling and
     Servicing Agreement or the Underlying Servicing Agreement; and

          (vii) all other amounts required to be deposited therein pursuant to the applicable Pooling and Servicing Agreement or the Underlying Servicing
     Agreement.

     Notwithstanding the foregoing, if at any time the sums in (a) any Servicer
Custodial Account, other than any Eligible Custodial Account, exceed $100,000 or
(b) any such Servicer Custodial Account, in certain circumstances, exceed such amount less than $100,000 as shall have been specified by the Trustee, each
Servicer will be required within one business day to withdraw such excess funds from such account and remit such amounts to the Master Servicer Custodial
Account or the Certificate Account.

     Notwithstanding the foregoing, each Servicer will be entitled, at its election, either (a) to withhold and pay itself the applicable Servicing Fee from any payment or other recovery on account of interest as received and prior to deposit in the Servicer Custodial Account or (b) to withdraw from the
Servicer Custodial Account the applicable Servicing Fee after the entire payment or recovery has been deposited in such account.

     The Master Servicer or Trustee will deposit in the Certificate Account any
Periodic Advances made by the Master Servicer or Trustee, as applicable, in the event of a Servicer default not later than the Distribution Date on which such amounts are required to be distributed. All other amounts deposited in the
Master Servicer Custodial Account (other than Master Servicing Fees and, to the extent the Master

                                       46

Servicer is entitled thereto under the applicable Pooling and Servicing
Agreement, interest on amounts in the Master Servicer Custodial Account) are required to be remitted by the Master Servicer to the Trustee for deposit in the
Certificate Account not later than the business day preceding the applicable
Distribution Date. On each Distribution Date, the Trustee will withdraw from the
Certificate Account and remit to Certificateholders all amounts allocable to the
Pool Distribution Amount for such Distribution Date.

     If a Servicer, the Master Servicer or the Trustee deposits in the
Certificate Account for a Series any amount not required to be deposited therein, the Trustee may at any time withdraw such amount from such account for itself or for remittance to such Servicer or the Master Servicer, as applicable.
Funds on deposit in the Certificate Account may be invested in certain investments acceptable to the Rating Agencies ("ELIGIBLE INVESTMENTS") maturing in general not later than the business day preceding the next Distribution Date.
In the event that an election has been made to treat the Trust Estate (or one or more segregated pools of assets therein) with respect to a Series as a REMIC, no such Eligible Investments will be sold or disposed of at a gain prior to maturity unless the Trustee has received an opinion of counsel or other evidence satisfactory to it that such sale or disposition will not cause the Trust Estate
(or segregated pool of assets) to be subject to the tax on "prohibited transactions" imposed by Code Section 860F(a)(1), otherwise subject the Trust
Estate (or segregated pool of assets) to tax, or cause the Trust Estate (or any segregated pool of assets) to fail to qualify as a REMIC while any Certificates of the Series are outstanding. All income and gain realized from any such investment will generally be for the account of the Trustee as additional compensation and all losses from any such investment will be deposited by the
Trustee out of its own funds to the Certificate Account immediately as realized.

     The Trustee is permitted, from time to time, to make withdrawals from the
Certificate Account for the following purposes, to the extent permitted in the applicable Pooling and Servicing Agreement (and, in the case of Servicer or
Master Servicer reimbursements by the Trustee, only to the extent funds in the respective Servicer Custodial Account or Master Servicer Custodial Account are
not sufficient therefor):

          (i) to reimburse the Master Servicer, itself or any Servicer for
     Advances;

          (ii) to reimburse any Servicer for liquidation expenses and for amounts expended by the Master Servicer or any Servicer, as applicable, in connection with the restoration of damaged property;

          (iii) to pay to the Master Servicer the applicable Master Servicing
     Fee and any other amounts constituting additional master servicing compensation, to pay itself the applicable Trustee Fee, to pay any other fees described in the applicable Prospectus Supplement; and to pay to the owner thereof any Fixed Retained Yield;

          (iv) to reimburse the Master Servicer or any Servicer for certain expenses (including taxes paid on behalf of the Trust Estate) incurred by and recoverable by or reimbursable to the Master Servicer or the Servicer, as applicable;

          (v) to pay to the Depositor, a Servicer or the Master Servicer with respect to each Mortgage Loan or property acquired in respect thereof that has been repurchased by the Depositor or purchased by a Servicer or the
     Master Servicer all amounts received thereon and not distributed as of the date as of which the purchase price of such Mortgage Loan was determined;

          (vi) to pay to itself any interest earned on or investment income earned with respect to funds in the Certificate Account (all such interest or income to be withdrawn not later than the next Distribution Date);

          (vii) to pay to the Master Servicer, the Servicer and itself from net
     Liquidation Proceeds allocable to interest, the amount of any unpaid Master
     Servicing Fee, Servicing Fees or Trustee Fees and any unpaid assumption fees, late payment charges or other mortgagor charges on the related
     Mortgage Loan;

                                       47

          (viii) to withdraw from the Certificate Account any amount deposited in such account that was not required to be deposited therein; and

          (ix) to clear and terminate the Certificate Account.

     The Trustee will be authorized to appoint a paying agent (the "PAYING
AGENT") to make distributions, as agent for the Trustee, to Certificateholders of a Series. If the Paying Agent for a Series is not the Trustee for such
Series, the Trustee will, on each Distribution Date, deposit in immediately available funds in an account designated by any such Paying Agent the amount required to be distributed to the Certificateholders on such Distribution Date.

     The Trustee will cause any Paying Agent to execute and deliver to the
Trustee an instrument in which such Paying Agent agrees with the Trustee that such Paying Agent will hold all amounts deposited with it by the Trustee for distribution to Certificateholders in trust for the benefit of
Certificateholders until such amounts are distributed to Certificateholders or otherwise disposed of as provided in the applicable Pooling and Servicing
Agreement.

PERIODIC ADVANCES AND LIMITATIONS THEREON

     Generally each Servicer will be required to make (i) Periodic Advances to cover delinquent payments of principal and interest on such Mortgage Loan and
(ii) other advances of cash ("OTHER ADVANCES" and, collectively with Periodic
Advances, "ADVANCES") to cover (a) delinquent payments of taxes, insurance premiums, and other escrowed items and (b) rehabilitation expenses and foreclosure costs, including reasonable attorneys' fees, in either case unless such Servicer has determined that any subsequent payments on that Mortgage Loan or from the borrower will ultimately not be available to reimburse such Servicer for such amounts. The failure of the Servicer to make any required Periodic
Advances or Other Advances under an Underlying Servicing Agreement constitutes a default under such agreement for which the Servicer will be subject to termination. Upon default by a Servicer, the Master Servicer or the Trustee may,
in each case if so provided in the Pooling and Servicing Agreement, be required to make Periodic Advances to the extent necessary to make required distributions on certain Certificates or certain Other Advances, provided that the Master
Servicer or Trustee, as applicable, determines that funds will ultimately be available to reimburse it from proceeds of the related Mortgaged Property. In the case of Certificates of any Series for which credit enhancement is provided in the form of a mortgage pool insurance policy, the Depositor may obtain an endorsement to the mortgage pool insurance policy which obligates the pool insurer to advance delinquent payments of principal and interest. The pool insurer would only be obligated under such endorsement to the extent the mortgagor fails to make such payment and the Master Servicer or Trustee fails to make a required advance.

     The advance obligation of the Master Servicer and Trustee may be further limited to an amount specified by the Rating Agency rating the Certificates. Any such Periodic Advances by the Servicers, the Master Servicer or Trustee, as the
case may be, must be deposited into the applicable Servicer Custodial Account or the Certificate Account and will be due no later than the business day before the Distribution Date to which such delinquent payment relates. Advances by the
Servicers, the Master Servicer or Trustee, as the case may be, will be reimbursable out of insurance proceeds or Liquidation Proceeds of, or, except for Other Advances, future payments on, the Mortgage Loans for which such amounts were advanced. If an Advance made by a Servicer, the Master Servicer or the Trustee later proves, or is deemed by the Servicer, the Master Servicer or the Trustee, to be unrecoverable, such Servicer, the Master Servicer or the
Trustee, as the case may be, will be entitled to reimbursement from funds in the
Certificate Account prior to the distribution of payments to the
Certificateholders to the extent provided in the Pooling and Servicing
Agreement.

     Any Periodic Advances made by a Servicer, the Master Servicer or the
Trustee with respect to Mortgage Loans included in the Trust Estate for any
Series are intended to enable the Trustee to make timely payment of the scheduled distributions of principal and interest on the Certificates of such
Series.

                                       48

However, none of the Master Servicer, the Trustee, any Servicer or any other person will, except as specified in the applicable Prospectus Supplement with respect to credit enhancement described therein, insure or guarantee the
Certificates of any Series or the Mortgage Loans included in the Trust Estate for any Certificates.

COLLECTION AND OTHER SERVICING PROCEDURES

     Each Servicer will be required by the related Underlying Servicing
Agreement to make reasonable efforts to collect all payments called for under the Mortgage Loans and, consistent with the applicable Underlying Servicing
Agreement or the Pooling and Servicing Agreement and any applicable agreement governing any form of credit enhancement, to follow such collection procedures as it follows with respect to mortgage loans serviced by it that are comparable to the Mortgage Loans. Consistent with the above, the Servicer may, in its discretion, (i) waive any prepayment charge, assumption fee, late payment charge or any other charge in connection with the prepayment of a Mortgage Loan and
(ii) arrange with a mortgagor a schedule for the liquidation of deficiencies running for not more than 120 days (or such longer period to which the Master
Servicer and any applicable pool insurer or primary mortgage insurer have consented) after the applicable Due Date.

     Under each Underlying Servicing Agreement or the Pooling and Servicing
Agreement, each Servicer, to the extent permitted by law, will establish and maintain one or more escrow accounts (each such account, an "ESCROW ACCOUNT") in which each such Servicer will be required to deposit any payments made by mortgagors in advance for taxes, assessments, primary mortgage (if applicable)
and hazard insurance premiums and other similar items. Withdrawals from the
Escrow Account may be made to effect timely payment of taxes, assessments, mortgage and hazard insurance, to refund to mortgagors amounts determined to be overages, to pay interest to mortgagors on balances in the Escrow Account, if required, and to clear and terminate such account. Each Servicer will be responsible for the administration of its Escrow Account. A Servicer will be obligated to advance certain amounts which are not timely paid by the mortgagors, to the extent that it determines, in good faith, that they will be recoverable out of insurance proceeds, liquidation proceeds, or otherwise.
Alternatively, in lieu of establishing a Escrow Account, a Servicer may procure a performance bond or other form of insurance coverage, in an amount acceptable to the Master Servicer and each Rating Agency rating the related Series of
Certificates, covering loss occasioned by the failure to escrow such amounts.

ENFORCEMENT OF "DUE-ON-SALE CLAUSES"; REALIZATION UPON DEFAULTED MORTGAGE LOANS

     With respect to each Mortgage Loan having a fixed interest rate, the applicable Underlying Servicing Agreement or Pooling and Servicing Agreement
will generally provide that, when any Mortgaged Property is about to be conveyed by the mortgagor, the Servicer will, to the extent it has knowledge of such prospective conveyance, exercise its rights to accelerate the maturity of such
Mortgage Loan under the "due-on-sale" clause applicable thereto, if any, unless it is not exercisable under applicable law or if such exercise would result in loss of insurance coverage with respect to such Mortgage Loan or would, in the
Servicer's judgment, be reasonably likely to result in litigation by the mortgagor and such Servicer, if applicable, has not obtained the Master
Servicer's consent to such exercise. In either case, the Servicer is authorized to take or enter into an assumption and modification agreement from or with the person to whom such Mortgaged Property has been or is about to be conveyed, pursuant to which such person becomes liable under the Mortgage Note and, unless prohibited by applicable state law, the mortgagor remains liable thereon, provided that the Mortgage Loan will continue to be covered by any pool insurance policy and any related primary mortgage insurance policy and the
Mortgage Interest Rate with respect to such Mortgage Loan and the payment terms shall remain unchanged. The Servicer will also be authorized, with the prior approval of the pool insurer and the primary mortgage insurer, if any, to enter into a substitution of liability agreement with such person,

                                       49

pursuant to which the original mortgagor is released from liability and such person is substituted as mortgagor and becomes liable under the Mortgage Note.

     Each Underlying Servicing Agreement and Pooling and Servicing Agreement
with respect to a Series will require the Servicer or the Master Servicer, as the case may be, to present claims to the insurer under any insurance policy applicable to the Mortgage Loans included in the Trust Estate for such Series and to take such reasonable steps as are necessary to permit recovery under such insurance policies with respect to defaulted Mortgage Loans, or losses on the
Mortgaged Property securing the Mortgage Loans.

     Each Servicer is obligated to realize upon defaulted Mortgage Loans in accordance with its normal servicing practices, which will conform generally to those of prudent mortgage lending institutions which service mortgage loans of the same type in the same jurisdictions. Notwithstanding the foregoing, each
Servicer is authorized to permit the assumption of a defaulted Mortgage Loan rather than to foreclose or accept a deed-in-lieu of foreclosure if, in the
Servicer's judgment, the default is unlikely to be cured and the assuming borrower meets the applicable underwriting guidelines. In connection with any such assumption, the Mortgage Interest Rate and the payment terms of the related
Mortgage Note will not be changed. Each Servicer may also, with the consent of the Master Servicer, modify the payment terms of Mortgage Loans that are in default, or as to which default is reasonably foreseeable, that remain in the
Trust Estate rather than foreclose on such Mortgage Loans; provided that no such modification shall forgive principal owing under such Mortgage Loan or permanently reduce the interest rate on such Mortgage Loan. Any such modification will be made only upon the determination by the Servicer and, if applicable, the Master Servicer that such modification is likely to increase the proceeds of such Mortgage Loan over the amount expected to be collected pursuant to foreclosure. See also "The Pooling and Servicing Agreement--Optional
Purchases," with respect to the Seller's right to repurchase Mortgage Loans that are in default, or as to which default is reasonably foreseeable. Further, a
Servicer may encourage the refinancing of such defaulted Mortgage Loans, including Mortgage Loans that would permit creditworthy borrowers to assume the outstanding indebtedness.

     In the case of foreclosure or of damage to a Mortgaged Property from an uninsured cause, the Servicer will not be required to expend its own funds to foreclose or restore any damaged property, unless it reasonably determines (i)
that such foreclosure or restoration will increase the proceeds to
Certificateholders of such Series of liquidation of the Mortgage Loan after reimbursement to the related Servicer for its expenses and (ii) that such expenses will be recoverable to it through Liquidation Proceeds or any applicable insurance policy in respect of such Mortgage Loan. In the event that
Servicer has expended its own funds for foreclosure or to restore damaged property, it will be entitled to be reimbursed from the Certificate Account for such Series an amount equal to all costs and expenses incurred by it.

     No Servicer will be obligated to foreclose on any Mortgaged Property which it believes may be contaminated with or affected by hazardous wastes or hazardous substances. See "Certain Legal Aspects of the Mortgage
Loans--Environmental Considerations." If a Servicer does not foreclose on a
Mortgaged Property, the Certificateholders of the related Series may experience a loss on the related Mortgage Loan. A Servicer will not be liable to the
Certificateholders if it fails to foreclose on a Mortgaged Property which it believes may be so contaminated or affected, even if such Mortgaged Property is, in fact, not so contaminated or affected. Conversely, a Servicer will not be liable to the Certificateholders if, based on its belief that no such contamination or effect exists, the Servicer forecloses on a Mortgaged Property and takes title to such Mortgaged Property, and thereafter such Mortgaged
Property is determined to be so contaminated or affected.

     The Servicer may foreclose against property securing a defaulted Mortgage
Loan either by foreclosure, by sale or by strict foreclosure and in the event a deficiency judgment is available against the mortgagor or other person (see
"Certain Legal Aspects of the Mortgage Loans--Anti-Deficiency Legislation, the
Bankruptcy Code and Other Limitations on Lenders" for a discussion of the availability of deficiency judgments), may proceed for the deficiency. It is anticipated that in most cases the Servicer

                                       50

will not seek deficiency judgments, and will not be required under the applicable Underlying Servicing Agreement to seek deficiency judgments. In lieu of foreclosure, each Servicer may arrange for the sale by the borrower of the
Mortgaged Property related to a defaulted Mortgage Loan to a third party, rather than foreclosing upon and selling such Mortgaged Property.

     With respect to a Trust Estate (or any segregated pool of assets therein)
as to which a REMIC election has been made, if the Trustee acquires ownership of any Mortgaged Property as a result of a default or reasonably foreseeable default of any Mortgage Loan secured by such Mortgaged Property, the Trustee or
Master Servicer will be required to dispose of such property prior to the close of the third calendar year following the year the Trust Estate acquired such property (or such shorter period as is provided in the applicable Underlying
Servicing Agreement) unless the Trustee (a) receives an opinion of counsel to the effect that the holding of the Mortgaged Property by the Trust Estate will not cause the Trust Estate to be subject to the tax on "prohibited transactions"
imposed by Code Section 860F(a)(1) or cause the Trust Estate (or any segregated pool of assets therein as to which one or more REMIC elections have been made or will be made) to fail to qualify as a REMIC or (b) applies for and is granted an extension of the applicable period in the manner contemplated by Code Section
856(e)(3). The Servicer also will be required to administer the Mortgaged
Property in a manner which does not cause the Mortgaged Property to fail to qualify as "foreclosure property" within the meaning of Code Section 860G(a)(8)
or result in the receipt by the Trust Estate of any "net income from foreclosure property" within the meaning of Code Section 860G(c)(2), respectively. In general, this would preclude the holding of the Mortgaged Property by a party acting as a dealer in such property or the receipt of rental income based on the profits of the lessee of such property. See "Federal Income Tax Consequences."

INSURANCE POLICIES

     Each Servicer will generally be required to cause to be maintained for each
Mortgage Loan (other than Mortgage Loans secured by cooperative shares and condominium apartments) a standard hazard insurance policy issued by a generally acceptable insurer insuring the improvements on the Mortgaged Property underlying such Mortgage Loan against loss by fire, with extended coverage (a
"STANDARD HAZARD INSURANCE POLICY"). Such Standard Hazard Insurance Policy will be required to be in an amount at least equal to the lesser of 100% of the insurable value of the improvements on the Mortgaged Property or the principal balance of such Mortgage Loan; provided, however, that such insurance may not be less than the minimum amount required to avoid the application of any coinsurance clause. Each Servicer will also generally maintain on property acquired upon foreclosure, or deed in lieu of foreclosure, of any Mortgage Loan, a Standard Hazard Insurance Policy in an amount that is at least equal to the lesser of 100% of the insurable value of the improvements which are a part of such property plus liability insurance and, if applicable, flood insurance as described below. Any amounts collected under any such policies (other than amounts to be applied to the restoration or repair of the Mortgaged Property or released to the borrower in accordance with normal servicing procedures) will be deposited in the Servicer Custodial Account for remittance to the Certificate
Account by the applicable Servicer.

     The Standard Hazard Insurance Policies covering the Mortgage Loans generally will cover physical damage to, or destruction of, the improvements on the Mortgaged Property caused by fire, lightning, explosion, smoke, windstorm, hail, riot, strike and civil commotion, subject to the conditions and exclusions particularized in each policy. Because the Standard Hazard Insurance Policies relating to such Mortgage Loans will be underwritten by different insurers and will cover Mortgaged Properties located in various states, such policies will not contain identical terms and conditions. The most significant terms thereof, however, generally will be determined by state law and generally will be similar. Most such policies typically will not cover any physical damage resulting from the following: war, revolution, governmental actions, floods and other water-related causes, earth movement (including earthquakes, landslides and mudflows), nuclear reaction, wet or dry rot, vermin, rodents, insects or domestic animals, hazardous wastes or hazardous substances, theft and, in certain cases, vandalism. The foregoing list is merely indicative of certain kinds of uninsured risks and is not all-inclusive.

                                       51

     In general, if the improvements on a Mortgaged Property are located in an area identified in the Federal Register by the Federal Emergency Management
Agency as having special flood hazards (and such flood insurance has been made available) each Underlying Servicing Agreement will require the related Servicer to cause to be maintained a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration and the requirements of FNMA or FHLMC with a generally acceptable insurance carrier.

     Each Servicer may maintain a blanket policy insuring against hazard losses on all of the Mortgaged Properties in lieu of maintaining the required Standard
Hazard Insurance Policies and may maintain a blanket policy insuring against special hazards in lieu of maintaining any required flood insurance. Each
Servicer will be liable for the amount of any deductible under a blanket policy if such amount would have been covered by a required Standard Hazard Insurance
Policy or flood insurance, had it been maintained.

     Any losses incurred with respect to Mortgage Loans due to uninsured risks
(including earthquakes, mudflows, floods and hazardous wastes or hazardous substances) or insufficient hazard insurance proceeds will adversely affect distributions to the Certificateholders.

FIXED RETAINED YIELD, SERVICING COMPENSATION AND PAYMENT OF EXPENSES

     Fixed Retained Yield with respect to any Mortgage Loan is that portion, if any, of interest at the Mortgage Interest Rate that is not included in the related Trust Estate and is retained by the Depositor or a Seller. The
Prospectus Supplement for a Series will describe the Fixed Retained Yield, if any, with respect to the Mortgage Loans of such Series. If so, the Fixed
Retained Yield will be established on a loan-by-loan basis and will be specified in the schedule of Mortgage Loans attached as an exhibit to the applicable
Pooling and Servicing Agreement. If the Seller retaining the Fixed Retained
Yield is a Servicer, such Servicer may deduct the Fixed Retained Yield from mortgagor payments as received or deposit such payments in the Servicer
Custodial Account or Certificate Account for such Series and then request the
Master Servicer or the Trustee to withdraw the Fixed Retained Yield from the
Master Servicer Custodial Account or the Certificate Account for remittance to such Servicer. In the case of any Fixed Retained Yield with respect to other
Mortgage Loans, serviced by the Master Servicer or the Trustee will make withdrawals from the Master Servicer Custodial Account or the Certificate
Account for the purpose of remittances to the Owner of the Fixed Retained Yield.
Notwithstanding the foregoing, with respect to any payment of interest received relating to a Mortgage Loan (whether paid by the mortgagor or received as
Liquidation Proceeds, insurance proceeds or otherwise) which is less than the full amount of interest then due with respect to such Mortgage Loan, the owner of the Fixed Retained Yield with respect to such Mortgage Loan will bear a ratable share of such interest shortfall.

     For each Series of Certificates, each Servicer will be entitled to be paid the Servicing Fee on the related Mortgage Loans serviced by such Servicer until termination of the applicable Underlying Servicing Agreement, or the Pooling and
Servicing Agreement. A Servicer, at its election, will pay itself the Servicing
Fee for a Series with respect to each Mortgage Loan by (a) withholding the
Servicing Fee from any scheduled payment of interest prior to deposit of such payment in the Servicer Custodial Account for such Series or (b) withdrawing the
Servicing Fee from the Servicer Custodial Account after the entire interest payment has been deposited in such account. A Servicer may also pay itself out of the Liquidation Proceeds of a Mortgage Loan or other recoveries with respect thereto, or withdraw from the Servicer Custodial Account or request the Master
Servicer or the Trustee to withdraw from the Master Servicer Custodial Account or the Certificate Account for remittance to the Servicer such amounts after the deposit thereof in such accounts. The Servicing Fee or the range of Servicing
Fees with respect to the Mortgage Loans underlying the Certificates of a Series will be specified in the applicable Prospectus Supplement. Additional servicing compensation in the form of prepayment charges, assumption fees, late payment charges, Liquidation Profits or otherwise will be retained by the Servicers.

     Each Servicer will pay all expenses incurred in connection with the servicing of the Mortgage Loans serviced by such Servicer underlying a Series, including, without limitation, payment of the Standard Hazard Insurance Policy premiums. The Servicer will be entitled, in certain circumstances, to

                                       52

reimbursement from the Certificate Account of Periodic Advances, of Other
Advances made by it to pay taxes, insurance premiums and similar items with respect to any Mortgaged Property or for expenditures incurred by it in connection with the restoration, foreclosure or liquidation of any Mortgaged
Property (to the extent of Liquidation Proceeds or insurance policy proceeds in respect of such Mortgaged Property) and of certain losses against which it is indemnified by the Trust Estate.

     As set forth in the preceding paragraph, a Servicer may be entitled to reimbursement for certain expenses incurred by it, and payment of additional fees for certain extraordinary services rendered by it (provided that such fees do not exceed those which would be charged by third parties for similar services) in connection with the liquidation of defaulted Mortgage Loans and related Mortgaged Properties. In the event that claims are either not made or are not fully paid from any applicable form of credit enhancement, the related
Trust Estate will suffer a loss to the extent that Liquidation Proceeds, after reimbursement of the Servicing Fee and the expenses of the Servicer, are less than the principal balance of the related Mortgage Loan.

EVIDENCE AS TO COMPLIANCE

     Each Servicer will deliver annually to the Trustee or Master Servicer, as applicable, on or before the date specified in the applicable Pooling and
Servicing Agreement or Underlying Servicing Agreement, an Officer's Certificate
stating that (i) a review of the activities of such Servicer during the preceding calendar year and of performance under the applicable Pooling and
Servicing Agreement or Underlying Servicing Agreement has been made under the supervision of such officer, and (ii) to the best of such officer's knowledge, based on such review, such Servicer has fulfilled all its obligations under the applicable Pooling and Servicing Agreement or Underlying Servicing Agreement
throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof. Such Officer's Certificate shall be accompanied by a statement of a firm of independent public accountants to the effect that, on the basis of an examination of certain documents and records relating to a random sample of the mortgage loans being serviced by such Servicer pursuant to such
Pooling and Servicing Agreement or Underlying Servicing Agreement and/or other similar agreements, conducted substantially in compliance with the Uniform
Single Attestation Program for Mortgage Bankers, the servicing of such mortgage loans was conducted in compliance with the provisions of the applicable
Underlying Servicing Agreement and other similar agreements, except for (i) such exceptions as such firm believes to be immaterial and (ii) such other exceptions as are set forth in such statement.

     The Master Servicer will deliver annually to the Trustee, on or before the date specified in the applicable Pooling and Servicing Agreement, an Officer's
Certificate stating that such officer has received, with respect to each
Servicer, the Officer's Certificate and accountant's statement described in the preceding paragraph, and, that on the basis of such officer's review of such information, each Servicer has fulfilled all its obligations under the applicable Underlying Servicing Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof.

                  CERTAIN MATTERS REGARDING THE MASTER SERVICER

     In the event there is a Master Servicer with respect to a Series of
Certificates, such Master Servicer may not resign from its obligations and duties under the Pooling and Servicing Agreement for each Series without the consent of the Trustee, except upon its determination that its duties thereunder are no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities of a type and nature carried on by it. No such resignation will become effective until the Trustee for such
Series or a successor master servicer has assumed the Master Servicer's obligations and duties under the Pooling and Servicing Agreement. If the Master
Servicer resigns for any of the foregoing reasons and the Trustee is unable or unwilling to assume responsibility for its duties under the Pooling

                                       53

and Servicing Agreement, it may appoint another institution to so act as described under "The Pooling and Servicing Agreement--Rights Upon Event of
Default" below.

     The Pooling and Servicing Agreement will also provide that neither the
Master Servicer nor any subcontractor, nor any partner, director, officer, employee or agent of any of them, will be under any liability to the Trust
Estate or the Certificateholders, for the taking of any action or for refraining from the taking of any action in good faith pursuant to the Pooling and
Servicing Agreement, or for errors in judgment; provided, however, that neither the Master Servicer, any subcontractor, nor any such person will be protected against any liability that would otherwise be imposed by reason of willful misfeasance, bad faith or gross negligence in the performance of his or its duties or by reason of reckless disregard of his or its obligations and duties thereunder. The Pooling and Servicing Agreement will further provide that the
Master Servicer, any subcontractor, and any partner, director, officer, employee or agent of either of them shall be entitled to indemnification by the Trust
Estate and will be held harmless against any loss, liability or expense incurred in connection with any legal action relating to the Pooling and Servicing
Agreement or the Certificates, other than any loss, liability or expense incurred by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties thereunder or by reason of reckless disregard of its obligations and duties thereunder. In addition, the Pooling and Servicing
Agreement will provide that the Master Servicer will not be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its duties under the Pooling and Servicing Agreement and that in its opinion may involve it in any expense or liability. The Master Servicer may, however, in its discretion, undertake any such action deemed by it necessary or desirable with respect to the Pooling and Servicing Agreement and the rights and duties of the parties thereto and the interests of the Certificateholders thereunder. In such event, the legal expenses and costs of such action and any liability resulting therefrom will be expenses, costs and liabilities of the Trust Estate and the
Master Servicer will be entitled to be reimbursed therefor out of the
Certificate Account, and any loss to the Trust Estate arising from such right of reimbursement will be allocated first to the Subordinated Certificate of a
Series before being allocated to the related Senior Certificates, or if such
Series does not contain Subordinated Certificates, pro rata among the various
Classes of Certificates unless otherwise specified in the applicable Pooling and
Servicing Agreement.

     Any person into which the Master Servicer may be merged or consolidated, or any person resulting from any merger, conversion or consolidation to which the
Master Servicer is a party, or any person succeeding to the business through the transfer of substantially all of its assets or all assets relating to such business, or otherwise, of the Master Servicer will be the successor of the
Master Servicer under the Pooling and Servicing Agreement for each Series provided that such successor or resulting entity has a net worth of not less than $15,000,000 and is qualified to service mortgage loans for FNMA or FHLMC.

     The Master Servicer also has the right to assign its rights and delegate its duties and obligations under the Pooling and Servicing Agreement for each
Series; provided that, if the Master Servicer desires to be released from its obligations under the Pooling and Servicing Agreement, (i) the purchaser or transferee accepting such assignment or delegation is qualified to service mortgage loans for FNMA or FHLMC, (ii) the purchaser is satisfactory to the
Trustee for such Series, in the reasonable exercise of its judgment, and executes and delivers to the Trustee an agreement, in form and substance reasonably satisfactory to the Trustee, which contains an assumption by such purchaser or transferee of the due and punctual performance and observance of each covenant and condition to be performed or observed by the Master Servicer under the Pooling and Servicing Agreement from and after the date of such agreement; and (iii) each applicable Rating Agency's rating of any Certificates for such Series in effect immediately prior to such assignment, sale or transfer would not be qualified, downgraded or withdrawn as a result of such assignment, sale or transfer and the Certificates would not be placed on credit review status by any such Rating Agency. The Master Servicer will be released from its obligations under the Pooling and Servicing Agreement upon any such assignment and delegation, except that the Master Servicer will remain liable for all liabilities and obligations incurred by it prior to the time that the conditions contained in clauses (i), (ii) and (iii) above are met.

                                       54

                       THE POOLING AND SERVICING AGREEMENT

ASSIGNMENT OF MORTGAGE LOANS TO THE TRUSTEE

     The Depositor will have acquired the Mortgage Loans included in each Trust
Estate pursuant to one or more agreements (each, a "SALE AGREEMENT"). In connection with the conveyance of the Mortgage Loans to the Depositor, a Seller will (i) agree to deliver to the Depositor all of the documents which the
Depositor is required to deliver to the Trustee; (ii) make certain representations and warranties to the Depositor which will be the basis of certain of the Depositor's representations and warranties to the Trustee or assign the representations and warranties made by the originator of the Mortgage
Loans; and (iii) agree to repurchase or substitute (or assign rights to a comparable agreement of the originator of the Mortgage Loans) for any Mortgage
Loan for which any document is not delivered or is found to be defective in any material respect, or which Mortgage Loan is discovered at any time not to be in conformance with the representations and warranties the Seller has made to the
Depositor and the breach of such representations and warranties materially and adversely affects the interests of the Certificateholders in the related
Mortgage Loan, if the Seller cannot deliver such document or cure such defect or breach within 60 days after notice thereof. Such agreement will inure to the benefit of the Trustee and is intended to help ensure the Depositor's performance of its limited obligation to repurchase or substitute for Mortgage
Loans. See "The Mortgage Loan Programs--Representations and Warranties" above.
To the extent specified in the related Prospectus Supplement, the applicable
Seller or other entity specified therein rather than the Depositor will have the limited obligation to repurchase or substitute for Mortgage Loans.

     At the time of issuance of each Series of Certificates, the Mortgage Loans in the related Trust Estate will, pursuant to the applicable Pooling and
Servicing Agreement, be assigned to the Trustee for the benefit of the
Certificateholders, together with all principal and interest received on or with respect to such Mortgage Loans after the applicable Cut-Off Date other than principal and interest due and payable on or before such Cut-Off Date and interest attributable to the Fixed Retained Yield on such Mortgage Loans, if any. See "Servicing of the Mortgage Loans--Fixed Retained Yield, Servicing
Compensation and Payment of Expenses." The Trustee or its agent will, concurrently with such assignment, authenticate and deliver the Certificates evidencing such Series to the Depositor in exchange for the Mortgage Loans. Each
Mortgage Loan will be identified in a schedule appearing as an exhibit to the applicable Pooling and Servicing Agreement. Each such schedule will include, among other things, the unpaid principal balance as of the close of business on the applicable Cut-Off Date, the maturity date and the Mortgage Interest Rate for each Mortgage Loan in the related Trust Estate.

     In addition, with respect to each Mortgage Loan in a Trust Estate, the mortgage or other promissory note, any assumption, modification or conversion to fixed interest rate agreement, a mortgage assignment in recordable form and the recorded Mortgage (or other documents as are required under applicable law to create perfected security interest in the Mortgaged Property in favor of the
Trustee) will be delivered to the Trustee or, if indicated in the applicable
Prospectus Supplement, to a custodian; provided that, in instances where recorded documents cannot be delivered due to delays in connection with recording, copies thereof, certified by the Depositor to be true and complete copies of such documents sent for recording, may be delivered and the original recorded documents will be delivered promptly upon receipt. The assignment of each Mortgage will be recorded promptly after the initial issuance of
Certificates for the related Trust Estate, except in states where, in the opinion of counsel acceptable to the Trustee, such recording is not required to protect the Trustee's interest in the Mortgage Loan against the claim of any subsequent transferee or any successor to or creditor of the Depositor, or another affiliate that sold the Mortgage Loan to the Depositor, or the originator of such Mortgage Loan. Notwithstanding the foregoing, with respect to any Mortgage which has been recorded in the name of Mortgage Electronic
Registration Systems, Inc. ("MERS") or its designee, no mortgage assignment in favor of the Trustee will be required to be prepared or delivered. Instead, the applicable Servicers will be required to take all actions as are

                                       55

necessary to cause the applicable Trust Estate to be shown as the owner of the related Mortgage Loan on the records of MERS for purposes of the system of recording transfers of beneficial ownership of mortgages maintained by MERS.

     The Trustee or custodian will hold such documents in trust for the benefit of Certificateholders of the related Series and will review such documents within 90 days of the date of the applicable Pooling and Servicing Agreement. If any document is not delivered or is found to be defective in any material respect, or if the Depositor or other representing party is in breach of any of its representations and warranties, and such breach materially and adversely affects the interests of the Certificateholders in a Mortgage Loan, and the
Depositor or other entity specified in the related Prospectus Supplement cannot deliver such document or cure such defect or breach within 90 days after written notice thereof, the Depositor or other entity specified in the related
Prospectus Supplement will, within 90 days of such notice, either repurchase the related Mortgage Loan from the Trustee at a price equal to the then unpaid principal balance thereof, plus accrued and unpaid interest at the applicable
Mortgage Interest Rate (minus any Fixed Retained Yield) through the last day of the month in which such repurchase takes place, or (in the case of a Series for which one or more REMIC elections have been or will be made, unless the maximum period as may be provided by the Code or applicable regulations of the
Department of the Treasury ("TREASURY REGULATIONS") shall have elapsed since the execution of the applicable Pooling and Servicing Agreement) substitute for such
Mortgage Loan a new mortgage loan having characteristics such that the representations and warranties of the Depositor or other representing party made pursuant to the applicable Pooling and Servicing Agreement (except for representations and warranties as to the correctness of the applicable schedule of mortgage loans) would not have been incorrect had such substitute Mortgage
Loan originally been a Mortgage Loan. In the case of a repurchased Mortgage
Loan, the purchase price will be deposited by the Seller in the related
Certificate Account. In the case of a substitute Mortgage Loan, the mortgage file relating thereto will be delivered to the Trustee or the custodian and the
Depositor or other entity specified in the related Prospectus Supplement will deposit in the Certificate Account, an amount equal to the excess of (i) the unpaid principal balance of the Mortgage Loan for which it is being substituted
(the "REMOVED MORTGAGE LOAN"), over (ii) the unpaid principal balance of the substitute Mortgage Loan, together with interest on such excess at the Mortgage
Interest Rate (minus any Fixed Retained Yield) to the next scheduled Due Date of the Removed Mortgage Loan. In no event will any substitute Mortgage Loan have
(i) an unpaid principal balance greater than the scheduled principal balance calculated in accordance with the amortization schedule (the "SCHEDULED
PRINCIPAL BALANCE") of the Mortgage Loan for which it is substituted (after giving effect to the scheduled principal payment due in the month of substitution on the Removed Mortgage Loan), or (ii) a term greater than, a
Mortgage Interest Rate less than, a Mortgage Interest Rate more than two percent per annum greater than or a loan-to-value ratio greater than, the Removed
Mortgage Loan. If substitution is to be made for an adjustable-rate Mortgage
Loan, the substitute Mortgage Loan will have (i) an unpaid principal balance no greater than the Scheduled Principal Balance of the Removed Mortgage Loan (after giving effect to the scheduled principal payment due in the month of substitution on the Removed Mortgage Loan), (ii) a loan-to-value ratio less than or equal to, and a Mortgage Interest Rate at least equal to, that of the Removed
Mortgage Loan, and (iii) will bear interest based on the same index, margin and frequency of adjustment as the Removed Mortgage Loan. The repurchase obligation and the mortgage substitution referred to above will constitute the sole remedies available to the Certificateholders or the Trustee with respect to missing or defective documents or breach of the Depositor's or other representing entity's representations and warranties.

     If no custodian is named in the related Pooling and Servicing Agreement, the Trustee will be authorized to appoint a custodian to maintain possession of the documents relating to the Mortgage Loans and to conduct the review of such documents described above. Any custodian so appointed will keep and review such documents as the Trustee's agent under a custodial agreement.

                                       56

OPTIONAL PURCHASES

     Subject to the provisions of the applicable Pooling and Servicing
Agreement, the Depositor or the Master Servicer may, at such party's option, repurchase (i) any Mortgage Loan which is in default or as to which default is reasonably foreseeable if, in the Depositor's or the Master Servicer's judgment, the related default is not likely to be cured by the borrower or default is not likely to be averted, up to the limit, if any, specified in such Pooling and
Servicing Agreement and (ii) any Mortgage Loan as to which the originator of such Mortgage Loan breached a representation or warranty to a Seller regarding the characteristics of such Mortgage Loan, at a price equal to the unpaid principal balance thereof plus accrued interest thereon and under the conditions set forth in the applicable Prospectus Supplement.

REPORTS TO CERTIFICATEHOLDERS

     Unless otherwise specified or modified in the related Pooling and Servicing
Agreement for each Series, the Trustee will prepare and include with each distribution to Certificateholders of record of such Series a statement setting forth the following information, if applicable:

          (i) the amount of such distribution allocable to principal of the related Mortgage Loans, separately identifying the aggregate amount of any principal prepayments included therein, the amount of such distribution allocable to interest on the related Mortgage Loans and the aggregate unpaid principal balance of the Mortgage Loans evidenced by each Class after giving effect to the principal distributions on such Distribution
     Date;

          (ii) the amount of servicing compensation with respect to the related
     Trust Estate and such other customary information as is required to enable
     Certificateholders to prepare their tax returns;

          (iii) the amount by which the Servicing Fee or Master Servicing Fee, as applicable, for the related Distribution Date has been reduced by interest shortfalls due to prepayments;

          (iv) the aggregate amount of any Periodic Advances by the Servicer, the Master Servicer or the Trustee included in the amounts actually distributed to the Certificateholders;

          (v) to each holder of a Certificate entitled to the benefits of payments under any form of credit enhancement:

               (a) the amounts so distributed under any such form of credit enhancement on the applicable Distribution Date; and

               (b) the amount of coverage remaining under any such form of credit enhancement, after giving effect to any payments thereunder and other amounts charged thereto on the Distribution Date;

          (vi) in the case of a Class of Certificates with a variable
     Pass-Through Rate, such Pass-Through Rate;

          (vii) the book value of any collateral acquired by the Trust Estate through foreclosure or otherwise;

          (viii) the unpaid principal balance of any Mortgage Loan as to which the Servicer has notified the Master Servicer and/or the Trustee that such
     Servicer has determined not to foreclose because it believes the related
     Mortgaged Property may be contaminated with or affected by hazardous wastes or hazardous substances; and

          (ix) the number and aggregate principal amount of Mortgage Loans one month, two months and three or more months delinquent.

                                       57

     In addition, within a reasonable period of time after the end of each calendar year, the Trustee will furnish a report to each Certificateholder of record at any time during such calendar year such information as required by the
Code and applicable regulations thereunder to enable Certificateholders to prepare their tax returns. In the event that an election has been made to treat the Trust Estate (or one or more segregated pools of assets therein) as a REMIC, the Trustee will be required to prepare and sign the federal and applicable state and local income tax returns of the REMIC. See "Federal Income Tax
Consequences--Federal Income Tax Consequences for REMIC
Certificates--Administrative Matters."

LIST OF CERTIFICATEHOLDERS

     The Pooling and Servicing Agreement for each Series will require the
Trustee to provide access to the most current list of names and addresses of
Certificateholders of such Series to any group of five or more
Certificateholders who advise the Trustee in writing that they desire to communicate with other Certificateholders with respect to their rights under the
Pooling and Servicing Agreement or under the Certificates.

EVENTS OF DEFAULT

     Events of Default under the Pooling and Servicing Agreement for each Series include (i) any failure by the Master Servicer or, if a Servicer has executed the Pooling and Servicing Agreement, such Servicer, to make a required deposit which continues unremedied for five days; (ii) any failure by the Master
Servicer or a Servicer that has executed the Pooling and Servicing Agreement duly to observe or perform in any material respect any other of its covenants or agreements in the Pooling and Servicing Agreement which continues unremedied for
30 days after the giving of written notice of such failure to the Master
Servicer or such Servicer by the Trustee, or to the Master Servicer or such
Servicer and the Trustee by the holders of Certificates of such Series having voting rights allocated to such Certificates ("VOTING INTERESTS") aggregating not less than 25% of the Voting Interests allocated to all Certificates for such
Series; and (iii) certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings and certain action by the
Master Servicer or a Servicer that has executed the Pooling and Servicing
Agreement indicating its insolvency, reorganization or inability to pay its obligations.

RIGHTS UPON EVENT OF DEFAULT

     So long as an Event of Default remains unremedied under the Pooling and
Servicing Agreement for a Series, the Trustee for such Series or holders of
Certificates of such Series evidencing not less than 51% of the Voting Interests in the Trust Estate for such Series may terminate all of the rights and obligations of the Master Servicer or a Servicer executing the Pooling and
Servicing Agreement, under the Pooling and Servicing Agreement and in and to the
Mortgage Loans (other than the Master Servicer's or such Servicer's right to recovery of the aggregate Servicing Fees or Master Servicing Fees, as applicable, due prior to the date of termination, and other expenses and amounts advanced pursuant to the terms of the Pooling and Servicing Agreement, which rights the Master Servicer or such Servicer will retain under all circumstances), whereupon the Trustee will succeed to all the responsibilities, duties and liabilities of the Master Servicer or such Servicer under the Pooling and Servicing Agreement and will be entitled to monthly compensation not to exceed the aggregate fees together with the other compensation to which the
Master Servicer or such Servicer is entitled under the Pooling and Servicing
Agreement. In the event that the Trustee is unwilling or unable so to act, it may select, pursuant to the public bid procedure described in the applicable
Pooling and Servicing Agreement, or petition a court of competent jurisdiction to appoint, a housing and home finance institution, bank or mortgage servicing institution with a net worth of at least $10,000,000 to act as successor to the
Master Servicer or such Servicer, under the provisions of the Pooling and
Servicing Agreement; provided however, that until such a successor Master
Servicer or Servicer is appointed and has assumed the responsibilities, duties and liabilities of the Master Servicer or such Servicer under the Pooling and
Servicing Agreement, the Trustee shall continue as the successor to

                                       58

the Master Servicer or such Servicer as described above. In the event such public bid procedure is utilized, the successor would be entitled to compensation in an amount equal to the aggregate fees, together with the other compensation to which the Master Servicer or such Servicer, is entitled under the Pooling and Servicing Agreement, and the Master Servicer or such Servicer would be entitled to receive the net profits, if any, realized from the sale of its rights and obligations under the Pooling and Servicing Agreement.

     During the continuance of any Event of Default under the Pooling and
Servicing Agreement for a Series, the Trustee for such Series will have the right to take action to enforce its rights and remedies and to protect and enforce the rights and remedies of the Certificateholders of such Series, and holders of Certificates evidencing not less than 25% of the Voting Interests for such Series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee. However, the Trustee will not be under any obligation to pursue any such remedy or to exercise any of such trusts or powers unless such Certificateholders have offered the Trustee reasonable security or indemnity against the cost, expenses and liabilities which may be incurred by the Trustee thereby. Also, the Trustee may decline to follow any such direction if the Trustee determines that the action or proceeding so directed may not lawfully be taken or would involve it in personal liability or be unjustly prejudicial to the non-assenting Certificateholders.

     No Certificateholder of a Series, solely by virtue of such holder's status as a Certificateholder, will have any right under the Pooling and Servicing
Agreement for such Series to institute any proceeding with respect to the
Pooling and Servicing Agreement, unless (i) such holder previously has given to the Trustee for such Series written notice of default and (ii) the holders of
Certificates evidencing not less than 25% of the Voting Interests for such
Series have made written request upon the Trustee to institute such proceeding in its own name as Trustee thereunder and have offered to the Trustee reasonable indemnity and the Trustee for 60 days has neglected or refused to institute any such proceeding.

AMENDMENT

     Each Pooling and Servicing Agreement may be amended by the Depositor, the
Servicer(s) (or the Master Servicer, if applicable) and the Trustee without the consent of the Certificateholders, (i) to cure any ambiguity or mistake, (ii) to correct or supplement any provision therein that may be inconsistent with any other provision of the Pooling and Servicing Agreement or the related Prospectus
Supplement, (iii) if a REMIC election has been made, to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust Estate (or one or more segregated pools of assets therein) as a REMIC at all times that any Certificates are outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Estate pursuant to the Code that would be a claim against the Trust Estate, provided that the Trustee has received an opinion of counsel to the effect that such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and such action will not, as evidenced by such opinion of counsel, adversely affect in any material respect the interests of any Certificateholder, (iv) to change the timing and/or nature of deposits into the Certificate Account, provided that such change will not, as evidenced by an opinion of counsel, adversely affect in any material respect the interests of any Certificateholder and that such change will not adversely affect the then current rating assigned to any Certificates, as evidenced by a letter from each Rating Agency to such effect, (v) if a REMIC election has been made, to add to, modify or eliminate any provisions therein restricting transfers of Residual Certificates to certain disqualified organizations described below under "Federal Income Tax Consequences--Federal Income Tax
Consequences for REMIC Certificates--Taxation of Residual
Certificates--Tax-Related Restrictions on Transfer of Residual Certificates,"
(vi) to make certain provisions with respect to the denominations of, and the manner of payments on, certain Classes of Certificates initially retained by the
Depositor or an affiliate, or (vii) to make any other provisions with respect to matters or questions arising under such Pooling and Servicing Agreement that are not inconsistent with the provisions thereof, provided that such action will not, as evidenced by an opinion of counsel, adversely affect in any material respect the

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interests of the Certificateholders of the related Series provided that such action will not be considered to adversely affect in any material respect the interests of the Certificateholders and no opinion of counsel will be required if each Rating Agency rating the Certificates states in writing that such action will not result in the downgrading or withdrawal of the ratings then assigned to the Certificates. The Pooling and Servicing Agreement may also be amended by the
Depositor, the Servicer(s) (or the Master Servicer, if applicable) and the
Trustee with the consent of the holders of Certificates evidencing interests aggregating not less than 66 2/3% of the Voting Interests evidenced by the
Certificates of each Class affected thereby, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of such Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment may (i) reduce in any manner the amount of, or delay the timing of, any payments received on or with respect to Mortgage Loans that are required to be distributed on any
Certificate, without the consent of the holder of such Certificate, (ii)
adversely affect in any material respect the interests of the holders of a Class of Certificates of a Series in a manner other than that set forth in (i) above without the consent of the holders of Certificates aggregating not less than
66 2/3% of the Voting Interests evidenced by such Class, or (iii) reduce the aforesaid percentage of Certificates of any Class, the holders of which are required to consent to such amendment, without the consent of the holders of all
Certificates of such affected Class then outstanding. Notwithstanding the foregoing, the Trustee will not consent to any such amendment if such amendment would subject the Trust Estate (or any segregated pool of assets therein) to tax or, if a REMIC election has been made, cause the Trust Estate (or any segregated pool of assets therein) to fail to qualify as a REMIC.

TERMINATION; OPTIONAL PURCHASE OF MORTGAGE LOANS

     The obligations created by the Pooling and Servicing Agreement for a Series of Certificates will terminate on the Distribution Date following the final payment or other liquidation of the last Mortgage Loan subject thereto and the disposition of all property acquired upon foreclosure of any such Mortgage Loan.
In no event, however, will the trust created by the Pooling and Servicing
Agreement continue beyond the expiration of 21 years from the death of the last survivor of certain persons named in such Pooling and Servicing Agreement. For each Series of Certificates, the Trustee will give written notice of termination of the Pooling and Servicing Agreement to each Certificateholder, and the final distribution will be made only upon surrender and cancellation of the
Certificates at an office or agency appointed by the Depositor and specified in the notice of termination.

     If so provided in the applicable Prospectus Supplement, the Pooling and
Servicing Agreement for each Series of Certificates will permit, but not require, the Depositor or such other party as is specified in the applicable
Prospectus Supplement, to purchase from the Trust Estate for such Series all remaining Mortgage Loans at the time and price specified in such Prospectus
Supplement. In the event that such party has caused the related Trust Estate (or any segregated pool of assets therein) to be treated as a REMIC, any such purchase will be effected only pursuant to either (a) a "clean up call" as defined in Treasury Regulations Section 1.860G-2(j) or (b) a "qualified liquidation" as defined in Code Section 860F(a)(4)(A). Any qualified liquidation will effect early retirement of the Certificates of that Series, but the right so to purchase may be exercised only after the aggregate principal balance of the Mortgage Loans for such Series at the time of purchase is less than a specified percentage, not exceeding 10%, of the aggregate principal balance at the Cut-Off Date for the Series, or after the date set forth in the applicable
Prospectus Supplement. A clean up call will result in the early retirement of one or more Classes of Certificates as specified in the related Prospectus
Supplement.

THE TRUSTEE

     The Trustee under each Pooling and Servicing Agreement (the "TRUSTEE") will be named in the applicable Prospectus Supplement. The commercial bank or trust company serving as Trustee may have normal banking relationships with the
Depositor or any of its affiliates.

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     The Trustee generally will be responsible under each Pooling and Servicing
Agreement for providing general administrative services for the Trust Estate for any such Series, including, among other things, (i) monitoring the amounts on deposit in various trust accounts; (ii) calculation of the amounts payable to
Certificateholders on each Distribution Date; (iii) preparation of federal and applicable state and local tax and information returns; (iv) preparation of reports, if any, required under the Securities and Exchange Act of 1934, as amended; (v) maintaining any mortgage pool insurance policy, mortgagor bankruptcy bond, special hazard insurance policy or other form of credit enhancement that may be required with respect to any Series; and (vi) making
Periodic Advances on the Mortgage Loans to the limited extent described under
"Servicing of the Mortgage Loans--Periodic Advances and Limitations Thereon," if
such amounts are not advanced by a Servicer or the Master Servicer.

     The Trustee may resign at any time, in which event the Master Servicer or, if there is no Master Servicer, the Servicer(s) will be obligated to appoint a successor trustee. The Master Servicer or, if there is no Master Servicer, the
Servicer(s) may also remove the Trustee if the Trustee ceases to be eligible to act as Trustee under the Pooling and Servicing Agreement, if the Trustee becomes insolvent or in order to change the situs of the Trust Estate for state tax reasons. Upon becoming aware of such circumstances, the Master Servicer or, if there is no Master Servicer, the Servicer(s) will become obligated to appoint a successor trustee. The Trustee may also be removed at any time by the holders of
Certificates evidencing not less than 50% of the Voting Interests in the Trust
Estate, except that any Certificate registered in the name of the Depositor or any affiliate thereof will not be taken into account in determining whether the requisite Voting Interest in the Trust Estate necessary to effect any such removal has been obtained. Any resignation and removal of the Trustee, and the appointment of a successor trustee, will not become effective until acceptance of such appointment by the successor trustee. The Trustee, and any successor trustee, must have a combined capital and surplus of at least $50,000,000, or be a member of a bank holding system, the aggregate combined capital and surplus of which is at least $50,000,000, provided that the Trustee's and any such successor trustee's separate capital and surplus shall at all times be at least the amount specified in Section 310(a)(2) of the Trust Indenture Act of 1939, as
amended, and will be subject to supervision or examination by federal or state authorities.

                   CERTAIN LEGAL ASPECTS OF THE MORTGAGE LOANS

     The following discussion contains summaries of certain legal aspects of mortgage loans which are general in nature. Because such legal aspects are governed by applicable state law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular state or to encompass the laws of all states in which the security for the
Mortgage Loans is situated. The summaries are qualified in their entirety by reference to the applicable federal and state laws governing the Mortgage Loans.

GENERAL

     The Mortgage Loans will be secured by either first mortgages, first deeds of trust or similar security devices creating a first lien, depending upon the prevailing practice in the state in which the underlying property is located. A mortgage creates a lien upon the real property described in the mortgage. There are two parties to a mortgage: the mortgagor, who is the borrower (or, in the case of a Mortgage Loan secured by a property that has been conveyed to an inter vivos revocable trust, the settlor of such trust); and the mortgagee, who is the lender. In a mortgage instrument state, the mortgagor delivers to the mortgagee a note or bond evidencing the loan and the mortgage. Although a deed of trust is similar to a mortgage, a deed of trust has three parties: a borrower called the trustor (similar to a mortgagor), a lender called the beneficiary (similar to a mortgagee), and a third-party grantee called the trustee. Under a deed of trust, the borrower grants the property, irrevocably until the debt is paid, in trust, generally with a power of sale, to the trustee to secure payment of the loan.
The trustee's authority under a deed of trust and the mortgagee's authority under a mortgage are governed by the express provisions of the deed of trust or

                                       61

mortgage, applicable law, and, in some cases, with respect to the deed of trust, the directions of the beneficiary.

FORECLOSURE

     Foreclosure of a mortgage is generally accomplished by judicial action.
Generally, the action is initiated by the service of legal pleadings upon all parties having an interest of record in the real property. Delays in completion of the foreclosure occasionally may result from difficulties in locating necessary parties defendant. When the mortgagee's right of foreclosure is contested, the legal proceedings necessary to resolve the issue can be time-consuming. After the completion of a judicial foreclosure proceeding, the court may issue a judgment of foreclosure and appoint a receiver or other officer to conduct the sale of the property. In some states, mortgages may also be foreclosed by advertisement, pursuant to a power of sale provided in the mortgage. Foreclosure of a mortgage by advertisement is essentially similar to foreclosure of a deed of trust by non-judicial power of sale.

     Foreclosure of a deed of trust is generally accomplished by a non-judicial trustee's sale under a specific provision in the deed of trust that authorizes the trustee to sell the property to a third party upon any default by the borrower under the terms of the note or deed of trust. In certain states, such foreclosure also may be accomplished by judicial action in the manner provided for foreclosure of mortgages. In some states, the trustee must record a notice of default and send a copy to the borrower-trustor and to any person who has recorded a request for a copy of a notice of default and notice of sale. In addition, the trustee must provide notice in some states to any other individual having an interest of record in the real property, including any junior lienholders. If the deed of trust is not reinstated within any applicable cure period, a notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. In addition, some state laws require that a copy of the notice of sale be posted on the property and sent to all parties having an interest of record in the property.

     In some states, the borrower-trustor has the right to reinstate the loan at any time following default until shortly before the trustee's sale. In general, the borrower, or any other person having a junior encumbrance on the real estate, may, during a reinstatement period, cure the default by paying the entire amount in arrears plus the costs and expenses incurred in enforcing the obligation. Certain state laws control the amount of foreclosure expenses and costs, including attorneys' fees, which may be recovered by a lender.

     In case of foreclosure under either a mortgage or a deed of trust, the sale by the receiver or other designated officer, or by the trustee, is a public sale. However, because of the difficulty a potential buyer at the sale would have in determining the exact status of title and because the physical condition of the property may have deteriorated during the foreclosure proceedings, it is uncommon for a third party to purchase the property at the foreclosure sale.
Rather, it is common for the lender to purchase the property from the trustee or receiver for an amount equal to the unpaid principal amount of the note, accrued and unpaid interest and the expenses of foreclosure. Thereafter, subject to the right of the borrower in some states to remain in possession during the redemption period, the lender will assume the burdens of ownership, including obtaining hazard insurance and making such repairs at its own expense as are necessary to render the property suitable for sale. The lender commonly will obtain the services of a real estate broker and pay the broker a commission in connection with the sale of the property. Depending upon market conditions, the ultimate proceeds of the sale of the property may not equal the lender's investment in the property. Any loss may be reduced by the receipt of mortgage insurance proceeds, if any, or by judicial action against the borrower for the deficiency, if such action is permitted by law. See "--Anti-Deficiency
Legislation, the Bankruptcy Code and Other Limitations on Lenders" below.

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FORECLOSURE ON SHARES OF COOPERATIVES

     The cooperative shares owned by the tenant-stockholder and pledged to the lender are, in almost all cases, subject to restrictions on transfer as set forth in the cooperative's certificate of incorporation and bylaws, as well as in the proprietary lease or occupancy agreement, and may be canceled by the cooperative for failure by the tenant-stockholder to pay rent or other obligations or charges owed by such tenant-stockholder, including mechanics'
liens against the cooperative apartment building incurred by such tenant-stockholder. The proprietary lease or occupancy agreement generally permits the cooperative to terminate such lease or agreement in the event an obligor fails to make payments or defaults in the performance of covenants required thereunder. Typically, the lender and the cooperative enter into a recognition agreement which establishes the rights and obligations of both parties in the event of a default by the tenant-stockholder on its obligations under the proprietary lease or occupancy agreement. A default by the tenant-stockholder under the proprietary lease or occupancy agreement will usually constitute a default under the security agreement between the lender and the tenant-stockholder.

     The recognition agreement generally provides that, in the event that the tenant-stockholder has defaulted under the proprietary lease or occupancy agreement, the cooperative will take no action to terminate such lease or agreement until the lender has been provided an opportunity to cure the default.
The recognition agreement typically provides that if the proprietary lease or occupancy agreement is terminated, the cooperative will recognize the lender's lien against proceeds from a sale of the cooperative apartment, subject, however, to the cooperative's right to sums due under such proprietary lease or occupancy agreement. The total amount owed to the cooperative by the tenant-stockholder, which the lender generally cannot restrict and does not monitor, could reduce the value of the collateral below the outstanding principal balance of the cooperative loan and accrued and unpaid interest thereon.

     Recognition agreements also provide that in the event of a foreclosure on a cooperative loan, the lender must obtain the approval or consent of the cooperative as required by the proprietary lease before transferring the cooperative shares or assigning the proprietary lease. Generally, the lender is not limited by the agreement in any rights it may have to dispossess the tenant-stockholders.

     Foreclosure on the cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the Uniform Commercial Code (the
"UCC") and the security agreement relating to those shares. Article 9 of the UCC requires that a sale be conducted in a "commercially reasonable" manner. Whether a foreclosure sale has been conducted in a "commercially reasonable" manner will depend on the facts in each case. In determining commercial reasonableness, a court will look to the notice given the debtor and the method, manner, time, place and terms of the foreclosure. Generally, a sale conducted according to the usual practice of banks selling similar collateral will be considered reasonably conducted.

     Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender's security interest. The recognition agreement, however, generally provides that the lender's right to reimbursement is subject to the right of the cooperative corporation to receive sums due under the proprietary lease or occupancy agreement. If there are proceeds remaining, the lender must account to the tenant-stockholder for the surplus. Conversely, if a portion of the indebtedness remains unpaid, the tenant-stockholder is generally responsible for the deficiency. See "--Anti-Deficiency Legislation, the Bankruptcy Code and Other Limitations on Lenders" below.

RIGHTS OF REDEMPTION

     In some states, after sale pursuant to a deed of trust and/or foreclosure of a mortgage, the borrower and certain foreclosed junior lienors are given a statutory period in which to redeem the property from the foreclosure sale. In most states where the right of redemption is available, statutory redemption may occur upon payment of the foreclosure purchase price, accrued interest and taxes. In some states, the right to

                                       63

redeem is an equitable right. The effect of a right of redemption is to delay the ability of the lender to sell the foreclosed property. The exercise of a right of redemption would defeat the title of any purchaser at a foreclosure sale, or of any purchaser from the lender subsequent to judicial foreclosure or sale under a deedof trust. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has run.

ANTI-DEFICIENCY LEGISLATION, THE BANKRUPTCY CODE AND OTHER LIMITATIONS ON
LENDERS

     Certain states have imposed statutory prohibitions which limit the remedies of a beneficiary under a deed of trust or a mortgagee under a mortgage. In some states, statutes limit the right of the beneficiary or mortgagee to obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust. A deficiency judgment would be a personal judgment against the former borrower equal in most cases to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes require the beneficiary or mortgagee to exhaust the security afforded under a deed of trust or mortgage by foreclosure in an attempt to satisfy the full debt before bringing a personal action against the borrower.
Finally, other statutory provisions limit any deficiency judgment against the former borrower following a judicial sale to the excess of the outstanding debt over the fair market value of the property at the time of public sale. The purpose of these statutes is generally to prevent a beneficiary or a mortgagee from obtaining a large deficiency judgment against the former borrower as a result of low or no bids at the judicial sale.

     Generally, Article 9 of the UCC governs foreclosure on cooperative shares and the related proprietary lease or occupancy agreement and foreclosure on the beneficial interest in a land trust. Some courts have interpreted Section 9-504 of the UCC to prohibit a deficiency award unless the creditor establishes that the sale of the collateral (which, in the case of a Mortgage Loan secured by shares of a cooperative, would be such shares and the related proprietary lease or occupancy agreement) was conducted in a commercially reasonable manner.

     A Servicer generally will not be required under the Pooling and Servicing
Agreement or applicable Underlying Servicing Agreement to pursue deficiency judgments on the Mortgage Loans even if permitted by law.

     In addition to anti-deficiency and related legislation, numerous other federal and state statutory provisions, including the United States Bankruptcy
Code, 11 U.S.C. Sections 101 et seq. (the "BANKRUPTCY CODE"), and state laws affording relief to debtors may interfere with or affect the ability of a secured mortgage lender to obtain payment of a mortgage loan, to realize upon collateral and/or enforce a deficiency judgment. For example, under the
Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. Foreclosure of an interest in real property of a debtor in a case under the Bankruptcy Code can typically occur only if the bankruptcy court vacates the stay, an action, the court may be reluctant to take, particularly if the debtor has the prospect of restructuring his or her debts and the mortgage collateral is not deteriorating in value. The delay and the consequences thereof caused by such automatic stay can be significant. Also, under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a junior lienor (a subordinate lender secured by a mortgage on the property) may stay a senior lender from taking action to foreclose.

     A homeowner may file for relief under the Bankruptcy Code under any of three different chapters of the Bankruptcy Code. Under Chapter 7, the assets of the debtor are liquidated and a lender secured by a lien may "bid in" (i.e., bid up to the amount of the debt) at the sale of the asset. See "--Foreclosure." A homeowner may also file for relief under Chapter 11 of the Bankruptcy Code and reorganize his or her debts through his or her reorganization plan.
Alternatively, a homeowner may file for relief under Chapter

                                       64

13 of the Bankruptcy Code and address his or her debts in a rehabilitation plan.
(Chapter 13 is often referred to as the "wage earner chapter" or "consumer chapter" because most individuals seeking to restructure their debts file for relief under Chapter 13 rather than Chapter 11).

     The Bankruptcy Code permits a mortgage loan that is secured by property that does not consist solely of the debtor's principal residence to be modified without the consent of the lender provided certain substantive and procedural safeguards are met. Under the Bankruptcy Code, the lender's security interest may be reduced to the then-current value of the property as determined by the court if the value is less than the amount due on the loan, thereby leaving the lender as a general unsecured creditor for the difference between the value of the collateral and the outstanding balance of the mortgage loan. A borrower's unsecured indebtedness will typically be discharged in full upon payment of a substantially reduced amount. Other modifications to a mortgage loan may include a reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest, an alteration of the repayment schedule, an extension of the final maturity date, and/or a reduction in the outstanding balance of the secured portion of the loan. In certain circumstances, subject to the court's approval, a debtor in a case under Chapter
11 of the Bankruptcy Code may have the power to grant liens senior to the lien of a mortgage.

     A reorganization plan under Chapter 11 and a rehabilitation plan under
Chapter 13 of the Bankruptcy Code may each allow a debtor to cure a default with respect to a mortgage loan on such debtor's residence by paying arrearages over a period of time and to deaccelerate and reinstate the original mortgage loan payment schedule, even though the lender accelerated the loan and a final judgment of foreclosure had been entered in state court (provided no sale of the property had yet occurred) prior to the filing of the debtor's petition under the Bankruptcy Code. Under a Chapter 13 plan, curing of defaults must be accomplished within the five year maximum term permitted for repayment plans, such term commencing when repayment plan becomes effective, while defaults may be cured over a longer period of time under a Chapter 11 plan of reorganization.

     Generally, a repayment plan in a case under Chapter 13 and a plan of reorganization under Chapter 11 may not modify the claim of a mortgage lender if the borrower elects to retain the property, the property is the borrower's principal residence and the property is the lender's only collateral. Certain courts have allowed modifications when the mortgage loan is secured both by the debtor's principal residence and by collateral that is not "inextricably bound"
to the real property, such as appliances, machinery, or furniture.

     The general protection for mortgages secured only by the debtor's principal residence is not applicable in a case under Chapter 13 if the last payment on the original payment schedule is due before the final date for payment under the debtor's Chapter 13 plan (which date could be up to five years after the debtor emerges from bankruptcy). Under several recently decided cases, the terms of such a loan can be modified in the manner described above. While these decisions are contrary to the holding in a prior case by a senior appellate court, it is possible that the later decisions will become the accepted interpretation in view of the language of the applicable statutory provision. If this interpretation is adopted by a court considering the treatment in a Chapter 13 repayment plan of a Mortgage Loan, it is possible that the Mortgage Loan could be modified.

     State statutes and general principles of equity may also provide a mortgagor with means to halt a foreclosure proceeding or sale and to force a restructuring of a mortgage loan on terms a lender would not otherwise accept.

     In a bankruptcy or similar proceeding of a mortgagor, action may be taken seeking the recovery, as a preferential transfer or on other grounds, of any payments made by the mortgagor under the related mortgage loan prior to the bankruptcy or similar proceeding. Payments on long-term debt may be protected from recovery as preferences if they are payments in the ordinary course of business made on debts incurred in the ordinary course of business or if the value of the collateral exceeds the debt at the

                                       65

time of payment. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

     A trustee in bankruptcy, in some cases, may be entitled to collect its costs and expenses in preserving or selling the mortgaged property ahead of a payment to the lender. Moreover, the laws of certain states also give priority to certain tax and mechanics liens over the lien of a mortgage. Under the
Bankruptcy Code, if the court finds that actions of the mortgagee have been unreasonable and inequitable, the lien of the related mortgage may be subordinated to the claims of unsecured creditors.

     Bankruptcy reform legislation that was passed by the Senate on September
23, 1998 would have amended the Bankruptcy Code (such amendment, the "TILA
AMENDMENT") to authorize bankruptcy court judges to disallow claims based on secured debt if the creditor failed to comply with certain provisions of the federal Truth in Lending Act. As proposed, such provision would apply retroactively to secured debt incurred by a debtor prior to the date of effectiveness of such legislation, including the Mortgage Loans. The House bill and the conference report did not have a similar provision, and Congress adjourned from its last session without acting on the proposed legislation.
However, such legislation may be reintroduced in the current session. If the
TILA Amendment were to become law, a violation of the Truth in Lending Act with respect to a Mortgage Loan could result in a total loss with respect to such loan in a bankruptcy proceeding. Any such violation would be a breach of representation and warranty of the depositor, and the depositor would be obligated to repurchase such Mortgage Loan as described herein.

     Various proposals to amend the Bankruptcy Code in ways that could adversely affect the value of the Mortgage Loans in a trust have been considered by
Congress, and more such proposed legislation may be considered in the future. No assurance can be given that any particular proposal will or will not be enacted into law, or that any provision so enacted will not differ materially from the proposals described above.

     The Code provides priority to certain tax liens over the lien of the mortgage. In addition, substantive requirements are imposed upon mortgage lenders in connection with the origination and the servicing of mortgage loans by numerous federal and some state consumer protection laws. These laws include the federal Trust-in-Lending Act, Real Estate Settlement Procedures Act, Equal
Credit Opportunity Act, Fair Credit Billing Act, Fair Credit Reporting Act, and
related statutes. These federal laws impose specific statutory liabilities upon lenders who originate mortgage loans and who fail to comply with the provisions of the applicable laws. In some cases, this liability may affect assignees of the Mortgage Loans.

FORFEITURE FOR DRUG, RICO AND MONEY LAUNDERING VIOLATIONS

     Federal law provides that property purchased or improved with assets derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, can be seized and ordered forfeited to the United States of
America. The offenses which can trigger such a seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations
Act, the Bank Secrecy Act, the anti-money laundering laws and regulations, including the USA Patriot Act of 2001 and the regulations issued thereunder, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

     In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (i) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before any other crime upon which the forfeiture is based, or (2) the lender, at the time of the execution of the mortgage, "did not know or was reasonably without cause to believe that the property was subject to forfeiture." However, there can be no assurance that such a defense will be successful.

                                       66

HOMEOWNERS PROTECTION ACT OF 1998

     The Homeowners Protection Act of 1998 ("HOPA") provides for certain disclosure and termination requirements for primary mortgage insurance ("PMI").
The termination provisions of HOPA apply only to mortgage loans relating to single-family primary residences originated on or after July 29, 1999. Such termination provisions govern when a mortgagor may cancel the requirement to maintain PMI and when the requirement to maintain PMI is automatically terminated. In general, voluntary termination is permitted and automatic termination occurs when the principal balance of the mortgage loan is reduced to
80% or 78%, respectively, of the original property value. The disclosure requirements of HOPA vary depending on whether the mortgage loan was originated before or after July 29, 1999. Such disclosure requirements include notification of the circumstances whereby a mortgagor may cancel PMI, the date when PMI automatically terminates and servicer contact information. In addition, HOPA provides that no later than 30 days after cancellation or termination of PMI, the servicer shall provide written notification that such PMI is terminated and no further payments are due or payable. Any servicer, mortgagee or mortgage insurer that violates provisions of HOPA is subject to possible liability which includes, but is not limited to, actual damages, statutory damages and reasonable attorney's fees.

TEXAS HOME EQUITY LOANS

     Generally, any "cash-out" refinance or other non-purchase money transaction
(except for certain rate/term refinance loans and certain other narrow exceptions) secured by a Texas resident's principal residence is subject to the provisions set forth in Section 50(a)(6) of Article XVI of the Constitution of
Texas (the "TEXAS HOME EQUITY LAWS"). The Texas Home Equity Laws provide for certain disclosure requirements, caps on allowable fees, required loan closing procedures and other restrictions. Failure, inadvertent or otherwise, to comply with any requirement may render the Mortgage Loan unenforceable and/or the lien on the Mortgaged Property invalid. Because mortgage loans which are subject to the Texas Home Equity Laws can be foreclosed only pursuant to court order, rather than non-judicial foreclosure as is available for other types of mortgage loans in Texas, delays and increased losses may result in connection with foreclosures of such loans. If a court were to find that any requirement of the
Texas Home Equity Laws was not complied with, the court could refuse to allow foreclosure to proceed, declare the lien on the Mortgaged Property to be invalid, and/or require the originating lender or the holder of the note to forfeit some or all principal and interest of the related Mortgage Loan. Title insurance generally available on such Mortgage Loans may exclude coverage for some of the risks described in this paragraph.

SERVICEMEMBERS CIVIL RELIEF ACT AND SIMILAR LAWS

     Generally, under the terms of the Servicemembers Civil Relief Act (the
"RELIEF ACT"), a borrower who enters military service after the origination of such borrower's Mortgage Loan, including a borrower who is a member of the
National Guard or is in reserve status at the time of the origination of the
Mortgage Loan and is later called to active duty, may not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower's active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% per annum, unless a court or administrative agency orders otherwise upon application of the lender. It is possible that such action could have an effect, for an indeterminate period of time, on the ability of the Servicer to collect full amounts of interest on certain of the Mortgage Loans in a Trust Estate. Any shortfall in interest collections resulting from the application of the Relief Act or any amendment thereto could result in losses to the holders of the Certificates of the related
Series. Further, the Relief Act imposes limitations which would impair the ability of the Servicer to foreclose on an affected Mortgage Loan during the borrower's period of active duty status. Thus, in the event that such a Mortgage
Loan goes into default, there may be delays and losses occasioned by the inability to realize upon the Mortgaged Property in a timely fashion. In addition, the Relief Act provides broad discretion for a court to modify a mortgage loan

                                       67

upon application of the mortgagor. Certain states have enacted comparable legislation which may lead to the modification of a mortgage loan or interfere with or affect the ability of the Servicer to timely collect payments of principal and interest on, or to foreclose on, Mortgage Loans of borrowers in such states who are active or reserve members of the armed services or national guard. For example, California has extended legislation providing protection substantially similar to that provided by the Relief Act to California national guard members called up for active service by the Governor or President and reservists called to active duty.

ENVIRONMENTAL CONSIDERATIONS

     A lender may be subject to unforeseen environmental risks when taking a security interest in real or personal property. Property subject to such a security interest may be subject to federal, state, and local laws and regulations relating to environmental protection. Such laws may regulate, among other things: emissions of air pollutants; discharges of wastewater or storm water; generation, transport, storage or disposal of hazardous waste or hazardous substances; operation, closure and removal of underground storage tanks; removal and disposal of asbestos-containing materials; management of electrical or other equipment containing polychlorinated biphenyls ("PCBS").
Failure to comply with such laws and regulations may result in significant penalties, including civil and criminal fines. Under the laws of certain states, environmental contamination on a property may give rise to a lien on the property to ensure the availability and/or reimbursement of cleanup costs.
Generally all subsequent liens on such property are subordinated to such a lien and, in some states, even prior recorded liens are subordinated to such liens
("SUPERLIENS"). In the latter states, the security interest of the Trustee in a property that is subject to such a Superlien could be adversely affected.
Environmental contamination on a property is likely to have a negative impact on the value of such property, which may lead to losses on the related Series of
Certificates.

     Under the federal Comprehensive Environmental Response Compensation and
Liability Act, as amended ("CERCLA"), and under state law in certain states, a secured party which takes a deed in lieu of foreclosure, purchases a mortgaged property at a foreclosure sale, operates a mortgaged property or undertakes certain types of activities that may constitute management of the mortgaged property may become liable in certain circumstances for the costs of remedial action ("CLEANUP COSTS") if hazardous wastes or hazardous substances have been released or disposed of on the property. Such Cleanup Costs may be substantial.
CERCLA imposes strict, as well as joint and several liability for environmental remediation and/or damage costs on several classes of "potentially responsible parties," including current "owners and/or operators" of property, irrespective of whether those owners or operators caused or contributed to contamination on the property. In addition, owners and operators of properties that generate hazardous substances that are disposed of at other "off-site" locations may held strictly, jointly and severally liable for environmental remediation and/or damages at those off-site locations. Many states also have laws that are similar to CERCLA. Liability under CERCLA or under similar state law could exceed the value of the property itself as well as the aggregate assets of the property owner.

     The law is unclear as to whether and under what precise circumstances cleanup costs, or the obligation to take remedial actions, could be imposed on a secured lender such as the Trust Estate. Under the laws of some states and under
CERCLA, a lender may be liable as an "owner or operator" for costs of addressing releases or threatened releases of hazardous substances on a mortgaged property if such lender or its agents or employees have "participated in the management"
of the operations of the borrower, even though the environmental damage or threat was caused by a prior owner or current owner or operator or other third party. Excluded from CERCLA's definition of "owner or operator," is a person
"who without participating in the management of . . . [the] facility, holds indicia of ownership primarily to protect his security interest" (the
"secured-creditor exemption"). This exemption for holders of a security interest such as a secured lender applies only to the extent that a lender seeks to protect its security interest in the contaminated facility or property. Thus, if a lender's activities begin to encroach on the actual management of such facility or property, the lender faces potential liability as an "owner or operator"

                                       68

under CERCLA. Similarly, when a lender forecloses and takes title to a contaminated facility or property, the lender may incur potential CERCLA liability in various circumstances, including among others, when it holds the facility or property as an investment (including leasing the facility or property to a third party), fails to market the property in a timely fashion or fails to properly address environmental conditions at the property or facility.

     The Resource Conservation and Recovery Act, as amended ("RCRA"), contains a similar secured-creditor exemption for those lenders who hold a security interest in a petroleum underground storage tank ("UST") or in real estate containing a UST, or that acquire title to a petroleum UST or facility or property on which such a UST is located. As under CERCLA, a lender may lose its secured-creditor exemption and be held liable under RCRA as a UST owner or operator if such lender or its employees or agents participate in the management of the UST. In addition, if the lender takes title to or possession of the UST or the real estate containing the UST, under certain circumstances the secured-creditor exemption may be deemed to be unavailable.

     A decision in May 1990 of the United States Court of Appeals for the
Eleventh Circuit in United States v. Fleet Factors Corp. very narrowly construed
CERCLA's secured-creditor exemption. The court's opinion suggested that a lender need not have involved itself in the day-to-day operations of the facility or participated in decisions relating to hazardous waste to be liable under CERCLA;
rather, liability could attach to a lender if its involvement with the management of the facility were broad enough to support the inference that the lender had the capacity to influence the borrower's treatment of hazardous waste. The court added that a lender's capacity to influence such decisions could be inferred from the extent of its involvement in the facility's financial management. A subsequent decision by the United States Court of Appeals for the
Ninth Circuit in In re Bergsoe Metal Corp., apparently disagreeing with, but not expressly contradicting, the Fleet Factors court, held that a secured lender had no liability absent "some actual management of the facility" on the part of the lender.

     Court decisions have taken varying views of the scope of the secured-creditor exemption, leading to administrative and legislative efforts to provide guidance to lenders on the scope of activities that would trigger CERCLA and/or RCRA liability. Until recently, these efforts have failed to provide substantial guidance.

     On September 30, 1996 the President signed into law (the Asset
Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the
"ASSET CONSERVATION ACT"). The Asset Conservation Act was intended to clarify the scope of the secured creditor exemption under both CERCLA and RCRA. The
Asset Conservation Act more clearly defined the kinds of "participation in management" that would trigger liability under CERCLA and specified certain activities that would not constitute "participation in management" or otherwise result in a forfeiture of the secured-creditor exemption prior to foreclosure or during a workout period. The Asset Conservation Act also clarified the extent of protection against liability under CERCLA in the event of foreclosure and authorized certain regulatory clarifications of the scope of the secured-creditor exemption for purposes of RCRA, similar to the statutory protections under CERCLA. However, since the courts have not yet had the opportunity to interpret the new statutory provisions, the scope of the additional protections offered by the Asset Conservation Act is not fully defined. It also is important to note that the Asset Conservation Act does not offer complete protection to lenders and that the risk of liability remains.

     If a secured lender does become liable, it may be entitled to bring an action for contribution against the owner or operator who created the environmental contamination or against some other liable party, but that person or entity may be bankrupt or otherwise judgment-proof. It is therefore possible that cleanup or other environmental liability costs could become a liability of the Trust Estate and occasion a loss to the Trust Estate and to
Certificateholders in certain circumstances. The new secured creditor amendments to CERCLA, also, would not necessarily affect the potential for liability in actions by either

                                       69

a state or a private party under other federal or state laws which may impose liability on "owners or operators" but do not incorporate the secured-creditor exemption.

     Traditionally, residential mortgage lenders have not taken steps to evaluate whether hazardous wastes or hazardous substances are present with respect to any mortgaged property prior to the origination of the mortgage loan or prior to foreclosure or accepting a deed-in-lieu of foreclosure. Accordingly, at the time the Mortgage Loans were originated no such evaluations were required, nor were any such evaluations required prior to foreclosure or accepting a deed-in-lieu of foreclosure. Neither the Depositor nor any other entity makes any representations or warranties or assumes any liability with respect to: the environmental condition of such Mortgaged Property; the absence, presence or effect of hazardous wastes or hazardous substances on any Mortgaged
Property; any casualty resulting from the presence or effect of hazardous wastes or hazardous substances on, near or emanating from such Mortgaged Property; the impact on Certificateholders of any environmental condition or presence of any substance on or near such Mortgaged Property; or the compliance of any Mortgaged
Property with any environmental laws, nor is any agent, person or entity otherwise affiliated with the Depositor authorized or able to make any such representation, warranty or assumption of liability relative to any such
Mortgaged Property. See "The Mortgage Loan Programs--Representations and
Warranties" and "Servicing of the Mortgage Loans--Enforcement of "Due-on-Sale"
Clauses; Realization Upon Defaulted Mortgage Loans" above.

"DUE-ON-SALE" CLAUSES

     The forms of note, mortgage and deed of trust relating to conventional
Mortgage Loans may contain a "due-on-sale" clause permitting acceleration of the maturity of a loan if the borrower transfers its interest in the property. In recent years, court decisions and legislative actions placed substantial restrictions on the right of lenders to enforce such clauses in many states.
However, effective October 15, 1982, Congress enacted the Garn-St Germain
Depository Institutions Act of 1982 (the "GARN ACT") which purports to preempt state laws which prohibit the enforcement of "due-on-sale" clauses by providing among other matters, that "due-on-sale" clauses in certain loans (which loans may include the Mortgage Loans) made after the effective date of the Garn Act are enforceable, within certain limitations as set forth in the Garn Act and the regulations promulgated thereunder. "DUE-ON-SALE" clauses contained in mortgage loans originated by federal savings and loan associations or federal savings banks are fully enforceable pursuant to regulations of the Office of Thrift
Supervision ("OTS"), as successor to the Federal Home Loan Bank Board ("FHLBB"), which preempt state law restrictions on the enforcement of such clauses.
Similarly, "due-on-sale" clauses in mortgage loans made by national banks and federal credit unions are now fully enforceable pursuant to preemptive regulations of the Comptroller of the Currency and the National Credit Union
Administration, respectively.

     The Garn Act created a limited exemption from its general rule of enforceability for "due-on-sale" clauses in certain mortgage loans ("WINDOW
PERIOD LOANS") which were originated by non-federal lenders and made or assumed in certain states ("WINDOW PERIOD STATES") during the period, prior to October
15, 1982, in which that state prohibited the enforcement of "due-on-sale"
clauses by constitutional provision, statute or statewide court decision (the
"WINDOW PERIOD"). Though neither the Garn Act nor the OTS regulations actually names the Window Period States, FHLMC has taken the position, in prescribing mortgage loan servicing standards with respect to mortgage loans which it has purchased, that the Window Period States were: Arizona, Arkansas, California,
Colorado, Georgia, Iowa, Michigan, Minnesota, New Mexico, Utah and Washington.
Under the Garn Act, unless a Window Period State took action by October 15,
1985, the end of the Window Period, to further regulate enforcement of
"due-on-sale" clauses in Window Period Loans, "due-on-sale" clauses would become enforceable even in Window Period Loans. Five of the Window Period States
(Arizona, Minnesota, Michigan, New Mexico and Utah) have taken actions which restrict the enforceability of "due-on-sale" clauses in Window Period Loans beyond October 15, 1985. The actions taken vary among such states.

                                       70

     By virtue of the Garn Act, a Servicer may generally be permitted to accelerate any conventional Mortgage Loan which contains a "due-on-sale" clause upon transfer of an interest in the property subject to the mortgage or deed of trust. With respect to any Mortgage Loan secured by a residence occupied or to be occupied by the borrower, this ability to accelerate will not apply to certain types of transfers, including (i) the granting of a leasehold interest which has a term of three years or less and which does not contain an option to purchase; (ii) a transfer to a relative resulting from the death of a borrower, or a transfer where the spouse or children become an owner of the property in each case where the transferee(s) will occupy the property; (iii) a transfer resulting from a decree of dissolution of marriage, legal separation agreement or from an incidental property settlement agreement by which the spouse becomes an owner of the property; (iv) the creation of a lien or other encumbrance subordinate to the lender's security instrument which does not relate to a transfer of rights of occupancy in the property (provided that such lien or encumbrance is not created pursuant to a contract for deed); (v) a transfer by devise, descent or operation of law on the death of a joint tenant or tenant by the entirety; (vi) a transfer into an inter vivos trust in which the borrower is the beneficiary and which does not relate to a transfer of rights of occupancy;
and (vii) other transfers as set forth in the Garn Act and the regulations thereunder. Regulations promulgated under the Garn Act also prohibit the imposition of a prepayment penalty upon the acceleration of a loan pursuant to a due-on-sale clause. The extent of the effect of the Garn Act on the average lives and delinquency rates of the Mortgage Loans cannot be predicted. See
"Prepayment and Yield Considerations."

APPLICABILITY OF USURY LAWS

     Title V of the Depository Institutions Deregulation and Monetary Control
Act of 1980, enacted in March 1980 ("TITLE V"), provides that state usury limitations shall not apply to certain types of residential first mortgage loans originated by certain lenders after March 31, 1980. The OTS as successor to the
FHLBB is authorized to issue rules and regulations and to publish interpretations governing implementation of Title V. The statute authorized any state to reimpose interest rate limits by adopting before April 1, 1983, a law or constitutional provision which expressly rejects application of the federal law. Fifteen states have adopted laws reimposing or reserving the right to reimpose interest rate limits. In addition, even where Title V is not so rejected, any state is authorized to adopt a provision limiting certain other loan charges.

     The Depositor or other entity specified in the related Prospectus
Supplement will represent and warrant in the Pooling and Servicing Agreement to the Trustee for the benefit of Certificateholders that all Mortgage Loans are originated in full compliance with applicable state laws, including usury laws.
See "The Pooling and Servicing Agreement--Assignment of Mortgage Loans to the
Trustee."

ENFORCEABILITY OF CERTAIN PROVISIONS

     Standard forms of note, mortgage and deed of trust generally contain provisions obligating the borrower to pay a late charge if payments are not timely made and in some circumstances may provide for prepayment fees or penalties if the obligation is paid prior to maturity. In certain states, there are or may be specific limitations upon late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. Under the Pooling and Servicing Agreement, late charges and prepayment fees (to the extent permitted by law and not waived by the Servicer) will be retained by the Servicer as additional servicing compensation.

     Courts have imposed general equitable principles upon foreclosure. These equitable principles are generally designed to relieve the borrower from the legal effect of defaults under the loan documents. Examples of judicial remedies that may be fashioned include judicial requirements that the lender undertake affirmative and expensive actions to determine the causes for the borrower's default and the likelihood that the borrower will be able to reinstate the loan.
In some cases, courts have substituted their

                                       71

judgment for the lender's judgment and have required lenders to reinstate loans or recast payment schedules to accommodate borrowers who are suffering from temporary financial disability. In some cases, courts have limited the right of lenders to foreclose if the default under the mortgage instrument is not monetary, such as the borrower failing to adequately maintain the property or the borrower executing a second mortgage or deed of trust affecting the property. In other cases, some courts have been faced with the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that borrowers under the deeds of trust receive notices in addition to the statutorily-prescribed minimum requirements. For the most part, these cases have upheld the notice provisions as being reasonable or have found that the sale by a trustee under a deed of trust or under a mortgage having a power of sale does not involve sufficient state action to afford constitutional protections to the borrower.

                           CERTAIN REGULATORY MATTERS

     Under the Federal Deposit Insurance Act, federal bank regulatory authorities, including the OCC, have the power to determine if any activity or contractual obligation of a bank constitutes an unsafe or unsound practice or violates a law, rule or regulation applicable to such bank. If Bank of America is a Servicer and/or a Seller for a Series and the OCC, which has primary regulatory authority over Bank of America, were to find that any obligation of
Bank of America under the related Pooling and Servicing Agreement, Underlying
Servicing Agreement or other agreement or any activity of Bank of America constituted an unsafe or unsound practice or violated any law, rule or regulation applicable to it, the OCC could order Bank of America, among other things, to rescind such contractual obligation or terminate such activity.

     In March 2003, the OCC issued a temporary cease and desist order against a national bank (as to which no conservator or receiver had been appointed)
asserting that, contrary to safe and sound banking practices, the bank was receiving inadequate servicing compensation in connection with several credit card securitizations sponsored by its affiliates because of the size and subordination of the contractual servicing fee, and ordered the bank, among other things, to immediately resign as servicer, to cease all servicing activity within 120 days and to immediately withhold funds from collections in an amount sufficient to compensate it for its actual costs and expenses of servicing
(notwithstanding the priority of payments in the related securitization agreements).

     While the Depositor does not believe that the OCC would consider, with respect to any Series, (i) provisions relating to Bank of America acting as a
Servicer under the related Pooling and Servicing Agreement or any Underlying
Servicing Agreement, (ii) the payment or amount of the servicing compensation payable to Bank of America or (iii) any other obligation of Bank of America under the related Pooling and Servicing Agreement, Underlying Servicing
Agreement or other contractual agreement under which the Depositor may purchase
Mortgage Loans from Bank of America, to be unsafe or unsound or violative of any law, rule or regulation applicable to it, there can be no assurance that the OCC in the future would not conclude otherwise. If the OCC did reach such a conclusion, and ordered Bank of America to rescind or amend any such agreement, distributions on Certificates of the related Series could be delayed or reduced.

                         FEDERAL INCOME TAX CONSEQUENCES

     The following discussion represents the opinion of Cadwalader, Wickersham &
Taft LLP as to the material federal income tax consequences of the purchase, ownership and disposition of Certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors, some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Code, as

                                       72

well as regulations (the "REMIC REGULATIONS") promulgated by the U.S. Department of the Treasury. Investors should consult their own tax advisors in determining the federal, state, local and any other tax consequences to them of the purchase, ownership and disposition of Certificates.

     For purposes of this discussion, where the applicable Prospectus Supplement provides for a Fixed Retained Yield with respect to the Mortgage Loans of a
Series of Certificates, references to the Mortgage Loans will be deemed to refer to that portion of the Mortgage Loans held by the Trust Estate that does not include the Fixed Retained Yield. References to a "holder" or
"Certificateholder" in this discussion generally mean the Beneficial Owner of a
Certificate.

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             FEDERAL INCOME TAX CONSEQUENCES FOR REMIC CERTIFICATES

GENERAL

     With respect to a particular Series of Certificates, an election may be made to treat the Trust Estate or one or more segregated pools of assets therein as one or more REMICs within the meaning of Code Section 860D. A Trust Estate or a portion thereof as to which a REMIC election will be made will be referred to as a "REMIC POOL." For purposes of this discussion, Certificates of a Series as to which one or more REMIC elections are made are referred to as "REMIC
CERTIFICATES" and will consist of one or more Classes of "REGULAR CERTIFICATES"
and one Class of "RESIDUAL CERTIFICATES" in the case of each REMIC Pool.
Qualification as a REMIC requires ongoing compliance with certain conditions.
With respect to each Series of REMIC Certificates, Cadwalader, Wickersham & Taft
LLP, counsel to the Depositor, has advised the Depositor that in its opinion, assuming (i) the making of an appropriate election, (ii) compliance with the
Pooling and Servicing Agreement, and (iii) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, each REMIC Pool will qualify as a REMIC. In such case, the Regular
Certificates will be considered to be "regular interests" in the REMIC Pool and generally will be treated for federal income tax purposes as if they were newly originated debt instruments, and the Residual Certificates will be considered to be "residual interests" in the REMIC Pool. The Prospectus Supplement for each
Series of Certificates will indicate whether one or more REMIC elections with respect to the related Trust Estate will be made, in which event references to
"REMIC" or "REMIC POOL" herein shall be deemed to refer to each such REMIC Pool.

STATUS OF REMIC CERTIFICATES

     REMIC Certificates held by a domestic building and loan association will constitute "a regular or residual interest in a REMIC" within the meaning of
Code Section 7701(a)(19)(C)(xi) in the same proportion that the assets of the
REMIC Pool would be treated as "loans . . . secured by an interest in real property which is . . . residential real property" within the meaning of Code
Section 7701(a)(19)(C)(v) or as other assets described in Code Section
7701(a)(19)(C). REMIC Certificates held by a real estate investment trust will constitute "real estate assets" within the meaning of Code Section 856(c)(4)(A), and interest on the Regular Certificates and income with respect to Residual
Certificates will be considered "interest on obligations secured by mortgages on real property or on interests in real property" within the meaning of Code
Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the REMIC Pool would be so treated. If at all times 95% or more of the assets of the REMIC Pool qualify for each of the foregoing treatments, the REMIC
Certificates will qualify for the corresponding status in their entirety. For purposes of Code Section 856(c)(4)(A), payments of principal and interest on the
Mortgage Loans that are reinvested pending distribution to holders of REMIC
Certificates qualify for such treatment.

     Where two REMIC Pools are a part of a tiered structure they will be treated as one REMIC for purposes of the tests described above respecting asset ownership of more or less than 95%. In addition, if the assets of the REMIC include Buy-Down Loans, it is possible that the percentage of such assets constituting "loans . . . secured by an interest in real property which is . . .
residential real property" for purposes of Code Section 7701(a)(19)(C)(v), may be required to be reduced by the amount of the related Buy-Down Funds. REMIC
Certificates held by a regulated investment company will not constitute
"Government securities" within the meaning of Code Section 851(b)(3)(A)(i).
REMIC Certificates held by certain financial institutions will constitute an
"evidence of indebtedness" within the meaning of Code Section 582(c)(1).

                                       74

QUALIFICATION AS A REMIC

     In order for the REMIC Pool to qualify as a REMIC, there must be ongoing compliance on the part of the REMIC Pool with the requirements set forth in the
Code. The REMIC Pool must fulfill an asset test, which requires that no more than a de minimis portion of the assets of the REMIC Pool, as of the close of the third calendar month beginning after the "STARTUP DAY" (which for purposes of this discussion is the date of issuance of the REMIC Certificates) and at all times thereafter, may consist of assets other than "qualified mortgages" and
"permitted investments." The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirement will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all the REMIC Pool's assets. An entity that fails to meet the safe harbor may nevertheless demonstrate that it holds no more than a de minimis amount of nonqualified assets. A REMIC Pool also must provide "reasonable arrangements" to prevent its residual interests from being held by "disqualified organizations" or agents thereof and must furnish applicable tax information to transferors or agents that violate this requirement. See "--Taxation of Residual
Certificates--Tax-Related Restrictions on Transfer of Residual
Certificates--Disqualified Organizations."

     A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to the REMIC Pool on the Startup Day or is purchased by the REMIC Pool within a three-month period thereafter pursuant to a fixed price contract in effect on the Startup Day.
Qualified mortgages include whole mortgage loans, such as the Mortgage Loans, and, generally, certificates of beneficial interest in a grantor trust that holds mortgage loans, regular interests in another REMIC, such as lower-tier regular interests in a tiered REMIC. The REMIC Regulations specify that loans secured by timeshare interests and shares held by a tenant stockholder in a cooperative housing corporation can be qualified mortgages. A qualified mortgage includes a qualified replacement mortgage, which is any property that would have been treated as a qualified mortgage if it were transferred to the REMIC Pool on the Startup Day and that is received either (i) in exchange for any qualified mortgage within a three-month period thereafter or (ii) in exchange for a
"defective obligation" within a two-year period thereafter. A "defective obligation" includes (i) a mortgage in default or as to which default is reasonably foreseeable, (ii) a mortgage as to which a customary representation or warranty made at the time of transfer to the REMIC Pool has been breached,
(iii) a mortgage that was fraudulently procured by the mortgagor, and (iv) a mortgage that was not in fact principally secured by real property (but only if such mortgage is disposed of within 90 days of discovery). A Mortgage Loan that is "defective" as described in clause (iv) that is not sold or, if within two years of the Startup Day, exchanged, within 90 days of discovery, ceases to be a qualified mortgage after such 90-day period.

     Permitted investments include cash flow investments, qualified reserve assets, and foreclosure property. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC Pool.
A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC Pool to provide for payments of expenses of the REMIC Pool or amounts due on the regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, prepayment interest shortfalls and certain other contingencies. The reserve fund will be disqualified if more than 30% of the gross income from the assets in such fund for the year is derived from the sale or other disposition of property held for less than three months, unless required to prevent a default on the regular interests caused by a default on one or more qualified mortgages. A reserve fund must be reduced "promptly and appropriately" as payments on the Mortgage Loans are received. Foreclosure property is real property acquired by the REMIC Pool in connection with the default or imminent default of a qualified mortgage and generally not held beyond the close of the third calendar year following the year in which such property is acquired with an extension that may be granted by the Internal Revenue Service.

                                       75

     In addition to the foregoing requirements, the various interests in a REMIC
Pool also must meet certain requirements. All of the interests in a REMIC Pool must be either of the following: (i) one or more classes of regular interests or
(ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC Pool that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on qualified mortgages. Such a specified portion may consist of a fixed number of basis points, a fixed percentage of the total interest, or a qualified variable rate, inverse variable rate or difference between two fixed or qualified variable rates on some or all of the qualified mortgages. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. A residual interest is an interest in a REMIC Pool other than a regular interest that is issued on the Startup Day and that is designated as a residual interest. An interest in a REMIC Pool may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC Pool, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, unanticipated expenses incurred by the REMIC Pool or prepayment interest shortfalls.
Accordingly, the Regular Certificates of a Series will constitute one or more classes of regular interests, and the Residual Certificates with respect to that
Series will constitute a single class of residual interests on which distributions are made pro rata.

     If an entity, such as the REMIC Pool, fails to comply with one or more of the ongoing requirements of the Code for REMIC status during any taxable year, the Code provides that the entity will not be treated as a REMIC for such year and thereafter. In this event, an entity with multiple classes of ownership interests may be treated as a separate association taxable as a corporation under Treasury regulations, and the Regular Certificates may be treated as equity interests therein. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith, and disqualification of the REMIC Pool would occur absent regulatory relief.
Investors should be aware, however, that the Conference Committee Report to the
Tax Reform Act of 1986 (the "1986 ACT") indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of the REMIC Pool's income for the period of time in which the requirements for REMIC status are not satisfied.

TAXATION OF REGULAR CERTIFICATES

General

     In general, interest, original issue discount, and market discount on a
Regular Certificate will be treated as ordinary income to a holder of the
Regular Certificate (the "REGULAR CERTIFICATEHOLDER"), and principal payments on a Regular Certificate will be treated as a return of capital to the extent of the Regular Certificateholder's basis in the Regular Certificate allocable thereto (other than accrued market discount not previously reported as income).
Regular Certificateholders must use the accrual method of accounting with regard to Regular Certificates, regardless of the method of accounting otherwise used by such Regular Certificateholders.

Original Issue Discount

     Compound Interest Certificates will be, and other classes of Regular
Certificates may be, issued with "ORIGINAL ISSUE DISCOUNT" within the meaning of
Code Section 1273(a). Holders of any Class of Regular Certificates having original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues, in accordance with a constant interest

                                       76

method that takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations issued on February 2,
1994, as amended, (the "OID REGULATIONS") under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the 1986 Act. Regular
Certificateholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the
Regular Certificates. To the extent such issues are not addressed in such regulations, it is anticipated that the Trustee will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided that the Internal Revenue Service will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an antiabuse rule allowing the Internal Revenue
Service to apply or depart from the OID Regulations where necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule in the absence of a substantial effect on the present value of a taxpayer's tax liability. Investors are advised to consult their own tax advisors as to the discussion herein and the appropriate method for reporting interest and original issue discount with respect to the Regular Certificates.

     Each Regular Certificate (except to the extent described below with respect to a Regular Certificate on which principal is distributed in a single installment or by lots of specified principal amounts upon the request of a
Certificateholder or by random lot (a "NON-PRO RATA CERTIFICATE")) will be treated as a single installment obligation for purposes of determining the original issue discount includible in a Regular Certificateholder's income. The total amount of original issue discount on a Regular Certificate is the excess of the "stated redemption price at maturity" of the Regular Certificate over its
"issue price." The issue price of a Class of Regular Certificates offered pursuant to this Prospectus generally is the first price at which a substantial amount of such Class is sold to the public (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, it is anticipated that the Trustee will treat the issue price of a Class as to which there is no substantial sale as of the issue date or that is retained by the Seller as the fair market value of that Class as of the issue date. The issue price of a
Regular Certificate also includes any amount paid by an initial Regular
Certificateholder for accrued interest that relates to a period prior to the issue date of the Regular Certificate, unless the Regular Certificateholder elects on its federal income tax return to exclude such amount from the issue price and to recover it on the first Distribution Date. The stated redemption price at maturity of a Regular Certificate always includes the original principal amount of the Regular Certificate, but generally will not include distributions of interest if such distributions constitute "qualified stated
interest." Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate (as described below) provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the Regular
Certificate. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Certificate, it is possible that no interest on any Class of Regular Certificates will be treated as qualified stated interest. However, except as provided in the following three sentences or in the applicable Prospectus Supplement, because the underlying
Mortgage Loans provide for remedies in the event of default, it is anticipated that the Trustee will treat interest with respect to the Regular Certificates as qualified stated interest. Distributions of interest on a Compound Interest
Certificate, or on other Regular Certificates with respect to which deferred interest will accrue, will not constitute qualified stated interest, in which case the stated redemption price at maturity of such Regular Certificates includes all distributions of interest as well as principal thereon. Likewise, it is anticipated that the Trustee will treat an interest-only Class or a Class on which interest is substantially disproportionate to its principal amount (a so-called "super-premium" Class) as having no qualified stated interest. Where the interval between the issue date and the first Distribution Date on a Regular
Certificate is shorter than the interval between subsequent Distribution Dates, the interest attributable to the additional days will be included in the stated
redemption price at maturity.

     Under a de minimis rule, original issue discount on a Regular Certificate will be considered to be zero if such original issue discount is less than 0.25%
of the stated redemption price at maturity of the

                                       77

Regular Certificate multiplied by the weighted average maturity of the Regular
Certificate. For this purpose, the weighted average maturity of the Regular
Certificate is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular
Certificate and the denominator of which is the stated redemption price at maturity of the Regular Certificate. The Conference Committee Report to the 1986
Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment of the Mortgage Loans (the
"PREPAYMENT ASSUMPTION") and the anticipated reinvestment rate, if any, relating to the Regular Certificates. The Prepayment Assumption with respect to a Series of Regular Certificates will be set forth in the applicable Prospectus
Supplement. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Certificate is held as a capital asset. Under the OID Regulations, however, Regular Certificateholders may elect to accrue all de minimis original issue discount as well as market discount and market premium, under the constant yield method. See "--Election to Treat All Interest Under the Constant Yield
Method."

     A Regular Certificateholder generally must include in gross income for any taxable year the sum of the "daily portions," as defined below, of the original issue discount on the Regular Certificate accrued during an accrual period for each day on which it holds the Regular Certificate, including the date of purchase but excluding the date of disposition. The Trustee will treat the monthly period ending on the day before each Distribution Date as the accrual period. With respect to each Regular Certificate, a calculation will be made of the original issue discount that accrues during each successive full accrual period (or shorter period from the date of original issue) that ends on the day before the related Distribution Date on the Regular Certificate. The Conference
Committee Report to the 1986 Act states that the rate of accrual of original issue discount is intended to be based on the Prepayment Assumption. Other than as discussed below with respect to a Non-Pro Rata Certificate, the original issue discount accruing in a full accrual period would be the excess, if any, of
(i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Certificate as of the end of that accrual period, and (b)
the distributions made on the Regular Certificate during the accrual period that are included in the Regular Certificate's stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Certificate at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Certificate at the issue date, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period, and
(iii) the Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Certificate at the beginning of any accrual period equals the issue price of the Regular Certificate, increased by the aggregate amount of original issue discount with respect to the Regular Certificate that accrued in all prior accrual periods and reduced by the amount of distributions included in the
Regular Certificate's stated redemption price at maturity that were made on the
Regular Certificate in such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period. With respect to an initial accrual period shorter than a full accrual period, the daily portions of original issue discount must be determined according to an appropriate allocation under any reasonable method.

     Under the method described above, the daily portions of original issue discount required to be included in income by a Regular Certificateholder generally will increase to take into account prepayments on the Regular
Certificates as a result of prepayments on the Mortgage Loans that exceed the
Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. An increase in prepayments on the Mortgage Loans with respect to a Series of
Regular Certificates can result in both a change in the priority of

                                       78

principal payments with respect to certain Classes of Regular Certificates and either an increase or decrease in the daily portions of original issue discount with respect to such Regular Certificates.

     In the case of a Non-Pro Rata Certificate, it is anticipated that the
Trustee will determine the yield to maturity of such Certificate based upon the anticipated payment characteristics of the Class as a whole under the Prepayment
Assumption. In general, the original issue discount accruing on each Non-Pro
Rata Certificate in a full accrual period would be its allocable share of the original issue discount with respect to the entire Class, as determined in accordance with the preceding paragraph. However, in the case of a distribution in retirement of the entire unpaid principal balance of any Non-Pro Rata
Certificate (or portion of such unpaid principal balance), (a) the remaining unaccrued original issue discount allocable to such Certificate (or to such portion) will accrue at the time of such distribution, and (b) the accrual of original issue discount allocable to each remaining Certificate of such Class
(or the remaining unpaid principal balance of a partially redeemed Non-Pro Rata
Certificate after a distribution of principal has been received) will be adjusted by reducing the present value of the remaining payments on such Class and the adjusted issue price of such Class to the extent attributable to the portion of the unpaid principal balance thereof that was distributed. The
Depositor believes that the foregoing treatment is consistent with the "pro rata prepayment" rules of the OID Regulations, but with the rate of accrual of original issue discount determined based on the Prepayment Assumption for the
Class as a whole. Investors are advised to consult their tax advisors as to this treatment.

Acquisition Premium

     A purchaser of a Regular Certificate at a price greater than its adjusted issue price but less than its stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Certificate reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated
redemption price at maturity over the adjusted issue price. Alternatively, such a subsequent purchaser may elect to treat all such acquisition premium under the constant yield method, as described below under the heading "--Election to Treat
All Interest Under the Constant Yield Method."

Variable Rate Regular Certificates

     Regular Certificates may provide for interest based on a variable rate.
Under the OID Regulations, interest is treated as payable at a variable rate if, generally, (i) the issue price does not exceed the original principal balance by more than a specified amount and (ii) the interest compounds or is payable at least annually at current values of (a) one or more "qualified floating rates,"
(b) a single fixed rate and one or more qualified floating rates, (c) a single
"objective rate," or (d) a single fixed rate and a single objective rate that is a "qualified inverse floating rate." A floating rate is a qualified floating rate if variations in the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds, where such rate is subject to a fixed multiple that is greater than 0.65 but not more than 1.35.
Such rate may also be increased or decreased by a fixed spread or subject to a fixed cap or floor, or a cap or floor that is not reasonably expected as of the issue date to affect the yield of the instrument significantly. An objective rate is any rate (other than a qualified floating rate) that is determined using a single fixed formula and that is based on objective financial or economic information, provided that such information is not (i) within the control of the issuer or a related party or (ii) unique to the circumstances of the issuer or a related party. A qualified inverse floating rate is a rate equal to a fixed rate minus a qualified floating rate that inversely reflects contemporaneous variations in the cost of newly borrowed funds; an inverse floating rate that is not a qualified inverse floating rate may nevertheless be an objective rate. A
Class of Regular Certificates may be issued under this Prospectus that does not have a variable rate under the foregoing rules, for example, a Class that bears different rates at different times during the period it is outstanding such that it is considered significantly "front-loaded" or "back-loaded" within the meaning of the OID Regulations. It is possible that such a Class may be considered to bear "contingent interest" within the meaning of the OID
Regulations. The OID Regulations, as they relate to the treatment of

                                       79

contingent interest, are by their terms not applicable to Regular Certificates.
However, if final regulations dealing with contingent interest with respect to
Regular Certificates apply the same principles as the OID Regulations, such regulations may lead to different timing of income inclusion than would be the case under the OID Regulations for non-contingent debt instruments. Furthermore, application of such principles could lead to the characterization of gain on the sale of contingent interest Regular Certificates as ordinary income. Investors should consult their tax advisors regarding the appropriate treatment of any
Regular Certificate that does not pay interest at a fixed rate or variable rate as described in this paragraph.

     Under the REMIC Regulations, a Regular Certificate (i) bearing a rate that qualifies as a variable rate under the OID Regulations that is tied to current values of a variable rate (or the highest, lowest or average of two or more variable rates, including a rate based on the average cost of funds of one or more financial institutions), or a positive or negative multiple of such a rate
(plus or minus a specified number of basis points), or that represents a weighted average of rates on some or all of the Mortgage Loans, including such a rate that is subject to one or more caps or floors, or (ii) bearing one or more such variable rates for one or more periods, or one or more fixed rates for one or more periods, and a different variable rate or fixed rate for other periods, qualifies as a regular interest in a REMIC. Accordingly, unless otherwise indicated in the applicable Prospectus Supplement, it is anticipated that the
Trustee will treat Regular Certificates that qualify as regular interests under this rule in the same manner as obligations bearing a variable rate for original issue discount reporting purposes.

     The amount of original issue discount with respect to a Regular Certificate bearing a variable rate of interest will accrue in the manner described above under "--Original Issue Discount," with the yield to maturity and future payments on such Regular Certificate generally to be determined by assuming that interest will be payable for the life of the Regular Certificate based on the initial rate (or, if different, the value of the applicable variable rate as of the pricing date) for the relevant Class. Unless required otherwise by applicable final regulations, it is anticipated that the Trustee will treat such variable interest as qualified stated interest, other than variable interest on an interest-only or super-premium Class, which will be treated as non-qualified stated interest includible in the stated redemption price at maturity. Ordinary income reportable for any period will be adjusted based on subsequent changes in the applicable interest rate index.

     Although unclear under the OID Regulations, unless required otherwise by applicable final regulations, it is anticipated that the Trustee will treat
Regular Certificates bearing an interest rate that is a weighted average of the net interest rates on Mortgage Loans as having qualified stated interest, except to the extent that initial "teaser" rates cause sufficiently "back-loaded"
interest to create more than de minimis original issue discount. The yield on such Regular Certificates for purposes of accruing original issue discount will be a hypothetical fixed-rate based on the fixed rates, in the case of fixed rate
Mortgage Loans, and initial "teaser rates" followed by fully indexed rates, in the case of adjustable-rate Mortgage Loans. In the case of adjustable-rate
Mortgage Loans, the applicable index used to compute interest on the Mortgage
Loans in effect on the pricing date (or possibly the issue date) will be deemed to be in effect beginning with the period in which the first weighted average adjustment date occurring after the issue date occurs. Adjustments will be made in each accrual period either increasing or decreasing the amount of ordinary income reportable to reflect the actual Pass-Through Rate on the Regular
Certificates.

Market Discount

     A purchaser of a Regular Certificate also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these sections and the principles applied by the OID Regulations in the context of original issue discount, "market discount" is the amount by which the purchaser's original basis in the Regular Certificate (i) is exceeded by the then-current principal amount of the Regular Certificate, or (ii) in the case of a Regular Certificate having original issue discount, is exceeded by the adjusted issue price of such
Regular Certificate at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular

                                       80

Certificate as distributions includible in the stated redemption price at maturity thereof are received, in an amount not exceeding any such distribution.
Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The
Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue either (i) on the basis of a constant interest rate, or (ii) in the ratio of stated interest allocable to the relevant period to the sum of the interest for such period plus the remaining interest as of the end of such period, or in the case of a Regular Certificate issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount as of the end of such period. A purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Certificate as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated
redemption price at maturity were received. A purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry a Regular Certificate over the interest distributable thereon. The deferred portion of the interest expense in any taxable year generally will not exceed the accrued market discount on the
Regular Certificate for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Certificate is disposed of.
As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Certificateholder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Regular Certificateholder in that taxable year or thereafter, in which case the interest deferral rule will not apply. See "--Election to Treat All Interest
Under the Constant Yield Method" below regarding an alternative manner in which such election may be deemed to be made.

     By analogy to the OID Regulations, market discount with respect to a
Regular Certificate will be considered to be zero if the market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular
Certificate multiplied by the weighted average maturity of the Regular
Certificate (determined as described above in the third paragraph under
"--Original Issue Discount") remaining after the date of purchase. It appears that de minimis market discount would be reported in a manner similar to de minimis original issue discount. See "--Original Issue Discount" above. Treasury regulations implementing the market discount rules have not yet been issued, and therefore investors should consult their own tax advisors regarding the application of these rules. Investors should also consult Revenue Procedure
92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

     A Regular Certificate purchased at a cost greater than its remaining stated
redemption price at maturity generally is considered to be purchased at a premium. If the Regular Certificateholder holds such Regular Certificate as a
"capital asset" within the meaning of Code Section 1221, the Regular
Certificateholder may elect under Code Section 171 to amortize such premium under the constant yield method. Such election will apply to all debt obligations acquired by the Regular Certificateholder at a premium held in that taxable year or thereafter, unless revoked with the permission of the Internal
Revenue Service. Final Treasury Regulations issued under Code Section 171 do not by their terms apply to prepayable debt instruments such as the Regular
Certificates. However, the Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular
Certificates, although it is unclear whether the alternatives to the constant interest method described above under "--Market Discount" are available.
Amortizable bond premium will be treated as an offset to interest income on a
Regular Certificate, rather than as a separate deduction item. See "--Election to Treat All Interest Under the Constant Yield

                                       81

Method" below regarding an alternative manner in which the Code Section 171 election may be deemed to be made.

Election to Treat All Interest Under the Constant Yield Method

     A holder of a debt instrument such as a Regular Certificate may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest.
For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) "interest" includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder's acquisition date in the amount of the holder's adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder's acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes this election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all premium bonds held or market discount bonds acquired by the holder in the same taxable year or thereafter. The election is made on the holder's federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the
Internal Revenue Service. Investors should consult their own tax advisors regarding the advisability of making this election.

Treatment of Losses

     Regular Certificateholders will be required to report income with respect to Regular Certificates on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such amounts are uncollectible. Accordingly, the holder of a Regular
Certificate, particularly a Subordinated Certificate, may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they may generally cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the Internal
Revenue Service may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. To the extent the rules of Code Section 166 regarding bad debts are applicable, it appears that Regular Certificateholders that are corporations or that otherwise hold the Regular Certificates in connection with a trade or business should in general be allowed to deduct as an ordinary loss such loss with respect to principal sustained during the taxable year on account of any such Regular Certificates becoming wholly or partially worthless, and that, in general, Regular Certificateholders that are not corporations and do not hold the Regular Certificates in connection with a trade or business should be allowed to deduct as a short-term capital loss any loss sustained during the taxable year on account of a portion of any such Regular Certificates becoming wholly worthless. Although the matter is not free from doubt, such non-corporate
Regular Certificateholders should be allowed a bad debt deduction at the time the principal balance of such Regular Certificates is reduced to reflect losses resulting from any liquidated Mortgage Loans. The Internal Revenue Service, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after all the Mortgage Loans remaining in the Trust Estate have been liquidated or the applicable Class of
Regular Certificates has been otherwise retired. The Internal Revenue Service could also assert that losses on the Regular Certificates are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount.
This may have the effect of creating "negative" original

                                       82

issue discount which would be deductible only against future positive original issue discount or otherwise upon termination of the Class. Regular
Certificateholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Certificates. While losses attributable to interest previously reported as income should be deductible as ordinary losses by both corporate and non-corporate holders, the Internal Revenue Service may take the position that losses attributable to accrued original issue discount may only be deducted as capital losses in the case of non-corporate holders who do not hold the Regular
Certificates in connection with a trade or business. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on Regular Certificates.

Sale or Exchange of Regular Certificates

     If a Regular Certificateholder sells or exchanges a Regular Certificate, the Regular Certificateholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the
Regular Certificate. The adjusted basis of a Regular Certificate generally will equal the cost of the Regular Certificate to the seller, increased by any original issue discount or market discount previously included in the seller's gross income with respect to the Regular Certificate and reduced by amounts included in the stated redemption price at maturity of the Regular Certificate that were previously received by the seller, by any amortized premium and by any recognized losses.

     Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a
Regular Certificate realized by an investor who holds the Regular Certificate as a capital asset will be capital gain or loss and will be long-term or short-term depending on whether the Regular Certificate has been held for the applicable holding period (as described below). Such gain will be treated as ordinary income (i) if a Regular Certificate is held as part of a "conversion transaction" as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Certificateholder's net investment in the conversion transaction at 120% of the appropriate applicable federal rate under
Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction,
(ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates, or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the holder if its yield on such Regular
Certificate were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such holder with respect to such Regular Certificate. In addition, gain or loss recognized from the sale of a Regular Certificate by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section
582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income or short-term capital gains of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains.

TAXATION OF RESIDUAL CERTIFICATES

Taxation of REMIC Income

     Generally, the "daily portions" of REMIC taxable income or net loss will be includible as ordinary income or loss in determining the federal taxable income of holders of Residual Certificates ("RESIDUAL HOLDERS"), and will not be taxed separately to the REMIC Pool. The daily portions of REMIC taxable income or net loss of a Residual Holder are determined by allocating the REMIC Pool's taxable income or net loss for each calendar quarter ratably to each day in such quarter and by allocating such daily portion among the Residual Holders in proportion to their respective holdings of Residual Certificates in

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the REMIC Pool on such day. REMIC taxable income is generally determined in the same manner as the taxable income of an individual using the accrual method of accounting, except, in addition to certain other adjustments, that (i) the limitations on deductibility of investment interest expense and expenses for the production of income do not apply, (ii) all bad loans will be deductible as business bad debts and (iii) the limitation on the deductibility of interest and expenses related to tax-exempt income will apply. The REMIC Pool's gross income includes interest, original issue discount income and market discount income, if any, on the Mortgage Loans, reduced by amortization of any premium on the
Mortgage Loans, plus income from amortization of issue premium, if any, on the
Regular Certificates, plus income on reinvestment of cash flows and reserve assets, plus any cancellation of indebtedness income upon allocation of realized losses to the Regular Certificates. The REMIC Pool's deductions include interest and original issue discount expense on the Regular Certificates, servicing fees on the Mortgage Loans, other administrative expenses of the REMIC Pool and realized losses on the Mortgage Loans. The requirement that Residual Holders report their pro rata share of taxable income or net loss of the REMIC Pool will continue until there are no Certificates of any Class of the related Series outstanding.

     The taxable income recognized by a Residual Holder in any taxable year will be affected by, among other factors, the relationship between the timing of recognition of interest and original issue discount or market discount income or amortization of premium with respect to the Mortgage Loans, on the one hand, and the timing of deductions for interest (including original issue discount) or income from amortization of issue premium on the Regular Certificates on the other hand. In the event that an interest in the Mortgage Loans is acquired by the REMIC Pool at a discount, and one or more of such Mortgage Loans is prepaid, the Residual Holder may recognize taxable income without being entitled to receive a corresponding amount of cash because (i) the prepayment may be used in whole or in part to make distributions in reduction of principal on the Regular
Certificates and (ii) the discount on the Mortgage Loans which is includible in income may exceed the deduction allowed upon such distributions on those Regular
Certificates on account of any unaccrued original issue discount relating to those Regular Certificates. When there is more than one Class of Regular
Certificates that distribute principal sequentially, this mismatching of income and deductions is particularly likely to occur in the early years following issuance of the Regular Certificates when distributions in reduction of principal are being made in respect of earlier Classes of Regular Certificates to the extent that such Classes are not issued with substantial discount or are issued at a premium. If taxable income attributable to such a mismatching is realized, in general, losses would be allowed in later years as distributions on the later maturing Classes of Regular Certificates are made. Taxable income may also be greater in earlier years than in later years as a result of the fact that interest expense deductions, expressed as a percentage of the outstanding principal amount of such a Series of Regular Certificates, may increase over time as distributions in reduction of principal are made on the lower yielding
Classes of Regular Certificates, whereas, to the extent the REMIC Pool consists of fixedrate Mortgage Loans, interest income with respect to any given Mortgage
Loan will remain constant over time as a percentage of the outstanding principal amount of that loan. Consequently, Residual Holders must have sufficient other sources of cash to pay any federal, state, or local income taxes due as a result of such mismatching or unrelated deductions against which to offset such income, subject to the discussion of "excess inclusions" below under "--Limitations on
Offset or Exemption of REMIC Income." The timing of such mismatching of income and deductions described in this paragraph, if present with respect to a Series of Certificates, may have a significant adverse effect upon a Residual Holder's after-tax rate of return. In addition, a Residual Holder's taxable income during certain periods may exceed the income reflected by such Residual Holder for such periods in accordance with generally accepted accounting principles. Investors should consult their own accountants concerning the accounting treatment of their investment in Residual Certificates.

Basis and Losses

     The amount of any net loss of the REMIC Pool that may be taken into account by the Residual Holder is limited to the adjusted basis of the Residual
Certificate as of the close of the quarter (or time of

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disposition of the Residual Certificate if earlier), determined without taking into account the net loss for the quarter. The initial adjusted basis of a purchaser of a Residual Certificate is the amount paid for such Residual
Certificate. Such adjusted basis will be increased by the amount of taxable income of the REMIC Pool reportable by the Residual Holder and will be decreased
(but not below zero), first, by a cash distribution from the REMIC Pool and, second, by the amount of loss of the REMIC Pool reportable by the Residual
Holder. Any loss that is disallowed on account of this limitation may be carried over indefinitely with respect to the Residual Holder as to whom such loss was disallowed and may be used by such Residual Holder only to offset any income generated by the same REMIC Pool.

     A Residual Holder will not be permitted to amortize directly the cost of its Residual Certificate as an offset to its share of the taxable income of the related REMIC Pool. However, that taxable income will not include cash received by the REMIC Pool that represents a recovery of the REMIC Pool's basis in its assets. This recovery of basis by the REMIC Pool will have the effect of amortization of the issue price of the Residual Certificates over their life.
However, in view of the possible acceleration of the income of Residual Holders described above under "--Taxation of REMIC Income," the period of time over which such issue price is effectively amortized may be longer than the economic life of the Residual Certificates.

     A Residual Certificate may have a negative value if the net present value of anticipated tax liabilities exceeds the present value of anticipated cash flows. The REMIC Regulations appear to treat the issue price of such a residual interest as zero rather than such negative amount for purposes of determining the REMIC Pool's basis in its assets. Regulations have been issued addressing the federal income tax treatment of "inducement fees" received by transferees of noneconomic residual interests. These regulations require inducement fees to be included in income over a period reasonably related to the period in which a
Residual Certificate is expected to generate taxable income or net loss to its holder. Under two safe harbor methods, inducement fees are permitted to be included in income: (i) in the same amounts and over the same period that the
Residual Holder uses for financial reporting purposes, provided that such period is not shorter than the period the related REMIC is expected to generate taxable income or (ii) ratably over the remaining anticipated weighted average life of all the regular and residual interests issued by the related REMIC, determined based on actual distributions projected as remaining to be made on such interests under the applicable prepayment assumption. If the Residual Holder sells or otherwise disposes of the residual interest, any unrecognized portion of the inducement fee generally is required to be taken into account at the time of the sale or disposition. A prospective purchaser of a Residual Certificate should consult with its tax counsel regarding the effect of these regulations.

     Further, to the extent that the initial adjusted basis of a Residual Holder
(other than an original holder) in the Residual Certificate is greater than the corresponding portion of the REMIC Pool's basis in the Mortgage Loans, the
Residual Holder will not recover a portion of its basis until termination of the
REMIC Pool unless future Treasury regulations provide for periodic adjustments to the REMIC income otherwise reportable by such holder. The REMIC Regulations currently in effect do not so provide. See "--Treatment of Certain Items of
REMIC Income and Expense" and "Market Discount" below regarding the basis of
Mortgage Loans to the REMIC Pool and "--Sale or Exchange of a Residual
Certificate" below regarding possible treatment of a loss upon termination of the REMIC Pool as a capital loss.

Treatment of Certain Items of REMIC Income and Expense

     It is anticipated that the Trustee will compute REMIC income and expense in accordance with the Code and applicable regulations. However, the authorities regarding the determination of specific items of income and expense are subject to differing interpretations. The Trustee makes no representation as to the specific method that the Trustee will use for reporting income with respect to the Mortgage Loans and expenses with respect to the Regular Certificates and different methods could result in different timing of reporting of taxable income or net loss to Residual Holders or differences in capital gain versus ordinary income.

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     Original Issue Discount and Premium. Generally, the REMIC Pool's deductions for original issue discount and income from amortization of issue premium will be determined in the same manner as original issue discount income on Regular
Certificates as described above under "--Taxation of Regular
Certificates--Original Issue Discount" and "--Variable Rate Regular
Certificates," without regard to the de minimis rule described therein, and
"--Premium."

     Market Discount. The REMIC Pool will have market discount income in respect of Mortgage Loans if, in general, the basis of the REMIC Pool in such Mortgage
Loans is exceeded by their unpaid principal balances. The REMIC Pool's basis in such Mortgage Loans is generally the fair market value of the Mortgage Loans immediately after the transfer thereof to the REMIC Pool. The REMIC Regulations provide that such basis is equal in the aggregate to the issue prices of all regular and residual interests in the REMIC Pool. The accrued portion of such market discount would be recognized currently as an item of ordinary income in a manner similar to original issue discount. Market discount income generally should accrue in the manner described above under "--Taxation of Regular
Certificates--Market Discount."

     Premium. Generally, if the basis of the REMIC Pool in the Mortgage Loans exceed their unpaid principal balances, the REMIC Pool will be considered to have acquired such Mortgage Loans at a premium equal to the amount of such excess. As stated above, the REMIC Pool's basis in Mortgage Loans is the fair market value of the Mortgage Loans, based on the aggregate of the issue prices of the regular and residual interests in the REMIC Pool immediately after the transfer thereof to the REMIC Pool. In a manner analogous to the discussion above under "--Taxation of Regular Certificates--Premium," a person that holds a
Mortgage Loan as a capital asset under Code Section 1221 may elect under Code
Section 171 to amortize premium on Mortgage Loans originated after September 27,
1985 under the constant yield method. Amortizable bond premium will be treated as an offset to interest income on the Mortgage Loans, rather than as a separate deduction item. Because substantially all of the mortgagors on the Mortgage
Loans are expected to be individuals, Code Section 171 will not be available for premium on Mortgage Loans originated on or prior to September 27, 1985. Premium with respect to such Mortgage Loans may be deductible in accordance with a reasonable method regularly employed by the holder thereof. The allocation of such premium pro rata among principal payments should be considered a reasonable method; however, the Internal Revenue Service may argue that such premium should be allocated in a different manner, such as allocating such premium entirely to the final payment of principal.

Limitations on Offset or Exemption of REMIC Income

     A portion (or all) of the REMIC taxable income includible in determining the federal income tax liability of a Residual Holder will be subject to special treatment. That portion, referred to as the "excess inclusion," is equal to the excess of REMIC taxable income for the calendar quarter allocable to a Residual
Certificate over the daily accruals for such quarterly period of (i) 120% of the long-term applicable federal rate that would have applied to the Residual
Certificate (if it were a debt instrument) on the Startup Day under Code Section
1274(d), multiplied by (ii) the adjusted issue price of such Residual
Certificate at the beginning of such quarterly period. For this purpose, the adjusted issue price of a Residual Certificate at the beginning of a quarter is the issue price of the Residual Certificate, plus the amount of such daily accruals of REMIC income described in this paragraph for all prior quarters, decreased by any distributions made with respect to such Residual Certificate prior to the beginning of such quarterly period. Accordingly, the portion of the
REMIC Pool's taxable income that will be treated as excess inclusions will be a larger portion of such income as the adjusted issue price of the Residual
Certificates diminishes.

     The portion of a Residual Holder's REMIC taxable income consisting of the excess inclusions generally may not be offset by other deductions, including net operating loss carryforwards, on such Residual Holder's return. However, net operating loss carryovers are determined without regard to excess

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inclusion income. Further, if the Residual Holder is an organization subject to the tax on unrelated business income imposed by Code Section 511, the Residual
Holder's excess inclusions will be treated as unrelated business taxable income of such Residual Holder for purposes of Code Section 511. In addition, REMIC taxable income is subject to 30% withholding tax with respect to certain persons who are not U.S. Persons (as defined below under "--Tax-Related Restrictions on
Transfer of Residual Certificates--Foreign Investors"), and the portion thereof attributable to excess inclusions is not eligible for any reduction in the rate of withholding tax (by treaty or otherwise). See "--Taxation of Certain Foreign
Investors--Residual Certificates" below. Finally, if a real estate investment trust or a regulated investment company owns a Residual Certificate, a portion
(allocated under Treasury regulations yet to be issued) of dividends paid by the real estate investment trust or regulated investment company could not be offset by net operating losses of its shareholders, would constitute unrelated business taxable income for tax-exempt shareholders, and would be ineligible for reduction of withholding to certain persons who are not U.S. Persons.

     There are three rules for determining the effect of excess inclusions on the alternative minimum taxable income of a Residual Holder. First, alternative minimum taxable income for a Residual Holder is determined without regard to the special rule, discussed above, that taxable income cannot be less than excess inclusions. Second, a Residual Holder's alternative minimum taxable income for a taxable year cannot be less than the excess inclusions for the year. Third, the amount of any alternative minimum tax net operating loss deduction must be computed without regard to any excess inclusions. These rules are effective for taxable years beginning after December 31, 1986, unless a Residual Holder elects to have such rules apply only to taxable years beginning after August 20, 1996.

Tax-Related Restrictions on Transfer of Residual Certificates

     Disqualified Organizations. If any legal or beneficial interest in a
Residual Certificate is transferred to a Disqualified Organization (as defined below), a tax would be imposed in an amount equal to the product of (i) the present value of the total anticipated excess inclusions with respect to such
Residual Certificate for periods after the transfer and (ii) the highest marginal federal income tax rate applicable to corporations. The REMIC
Regulations provide that the anticipated excess inclusions are based on actual prepayment experience to the date of the transfer and projected payments based on the Prepayment Assumption. The present value rate equals the applicable federal rate under Code Section 1274(d) as of the date of the transfer for a term ending with the last calendar quarter in which excess inclusions are expected to accrue. Such rate is applied to the anticipated excess inclusions from the end of the remaining calendar quarters in which they arise to the date of the transfer. Such a tax generally would be imposed on the transferor of the
Residual Certificate, except that where such transfer is through an agent
(including a broker, nominee or other middleman) for a Disqualified
Organization, the tax would instead be imposed on such agent. However, a transferor of a Residual Certificate would in no event be liable for such tax with respect to a transfer if the transferee furnishes to the transferor an affidavit stating that the transferee is not a Disqualified Organization and, as of the time of the transfer, the transferor does not have actual knowledge that such affidavit is false. The tax also may be waived by the Internal Revenue
Service if the Disqualified Organization promptly disposes of the Residual
Certificate and the transferor pays income tax at the highest corporate rate on the excess inclusion for the period the Residual Certificate is actually held by the Disqualified Organization.

     In addition, if a Pass-Through Entity (as defined below) has excess inclusion income with respect to a Residual Certificate during a taxable year and a Disqualified Organization is the record holder of an equity interest in such entity, then a tax is imposed on such entity equal to the product of (i)
the amount of excess inclusions that are allocable to the interest in the
Pass-Through Entity during the period such interest is held by such Disqualified
Organization, and (ii) the highest marginal federal corporate income tax rate.
Such tax would be deductible from the ordinary gross income of the Pass-Through
Entity for the taxable year. The Pass-Through Entity would not be liable for such tax if it has received an affidavit from such record holder that it is not a Disqualified Organization or stating such holder's taxpayer

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identification number and, during the period such person is the record holder of the Residual Certificate, the Pass- Through Entity does not have actual knowledge that such affidavit is false.

     For taxable years beginning on or after January 1, 1998, if an "electing large partnership" holds a Residual Certificate, all interests in the electing large partnership are treated as held by Disqualified Organizations for purposes of the tax imposed upon a Pass-Through Entity by Section 860E(c) of the Code. An
exception to this tax, otherwise available to a Pass-Through Entity that is furnished certain affidavits by record holders of interests in the entity and that does not know such affidavits are false, is not available to an electing large partnership.

     For these purposes, (i) "DISQUALIFIED ORGANIZATION" means the United
States, any state or political subdivision thereof, any foreign government, any international organization, any agency or instrumentality of any of the foregoing (provided, that such term does not include an instrumentality if all of its activities are subject to tax and a majority of its board of directors is not selected by any such governmental entity), any cooperative organization furnishing electric energy or providing telephone service to persons in rural areas as described in Code Section 1381(a)(2)(C), and any organization (other than a farmers' cooperative described in Code Section 521) that is exempt from taxation under the Code unless such organization is subject to the tax on unrelated business income imposed by Code Section 511, (ii) "PASS-THROUGH
ENTITY" means any regulated investment company, real estate investment trust, common trust fund, partnership, trust or estate and certain corporations operating on a cooperative basis, and (iii) an "ELECTING LARGE PARTNERSHIP"
means any partnership having more than 100 members during the preceding tax year
(other than certain service partnerships and commodity pools), which elect to apply simplified reporting provisions under the Code. Except as may be provided in Treasury regulations, any person holding an interest in a Pass-Through Entity as a nominee for another will, with respect to such interest, be treated as a
Pass-Through Entity.

     The Pooling and Servicing Agreement with respect to a Series will provide that no legal or beneficial interest in a Residual Certificate may be transferred or registered unless (i) the proposed transferee furnishes to the
Depositor and the Trustee an affidavit providing its taxpayer identification number and stating that such transferee is the beneficial owner of the Residual
Certificate and is not a Disqualified Organization and is not purchasing such
Residual Certificate on behalf of a Disqualified Organization (i.e., as a broker, nominee or middleman thereof) and (ii) the transferor provides a statement in writing to the Depositor and the Trustee that it has no actual knowledge that such affidavit is false. Moreover, the Pooling and Servicing
Agreement will provide that any attempted or purported transfer in violation of these transfer restrictions will be null and void and will vest no rights in any purported transferee. Each Residual Certificate with respect to a Series will bear a legend referring to such restrictions on transfer, and each Residual
Holder will be deemed to have agreed, as a condition of ownership thereof, to any amendments to the related Pooling and Servicing Agreement required under the
Code or applicable Treasury regulations to effectuate the foregoing restrictions. Information necessary to compute an applicable excise tax must be furnished to the Internal Revenue Service and to the requesting party within 60 days of the request, and the Seller or the Trustee may charge a fee for computing and providing such information.

     Noneconomic Residual Interests. The REMIC Regulations would disregard certain transfers of Residual Certificates, in which case the transferor would continue to be treated as the owner of the Residual Certificates and thus would continue to be subject to tax on its allocable portion of the net income of the
REMIC Pool. Under the REMIC Regulations, a transfer of a noneconomic residual interest (as defined below) to a Residual Holder (other than a Residual Holder who is not a U.S. Person, as defined below under "--Foreign Investors") is disregarded for all federal income tax purposes if a significant purpose of the transferor is to impede the assessment or collection of tax. A residual interest in a REMIC (including a residual interest with a positive value at issuance) is a "noneconomic residual interest" unless, at the time of the transfer, (x) the present value of the expected future distributions on the residual interest at least equals the product of the present value of the anticipated excess inclusions and

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the highest federal corporate income tax rate in effect for the year in which the transfer occurs, and (y) the transferor reasonably expects that the transferee will receive distributions from the REMIC at or after the time at which taxes accrue on the anticipated excess inclusions in an amount sufficient to satisfy the accrued taxes on each excess inclusion. The anticipated excess inclusions and the present value rate are determined in the same manner as set forth above under "--Disqualified Organizations." The REMIC Regulations explain that a significant purpose to impede the assessment or collection of tax exists if the transferor, at the time of the transfer, either knew or should have known that the transferee would be unwilling or unable to pay taxes due on its share of the taxable income of the REMIC. A safe harbor is provided if (i) the transferor conducted, at the time of the transfer, a reasonable investigation of the financial condition of the transferee and found that the transferee historically had paid its debts as they came due and found no significant evidence to indicate that the transferee would not continue to pay its debts as they came due in the future, (ii) the transferee represents to the transferor that it understands that, as the holder of the non-economic residual interest, the transferee may incur tax liabilities in excess of any cash flows generated by the interest and that the transferee intends to pay taxes associated with holding the residual interest as they become due, (iii) the transferee represents to the transferor that it will not cause income from the residual certificate to be attributable to a foreign permanent establishment or fixed base (within the meaning of an applicable income tax treaty) of the transferee or of any other person, and (iv) one of the two following tests is satisfied:
either

     (a)  the present value of the anticipated tax liabilities associated with holding the noneconomic residual interest will not exceed the sum of:

          (1)  the present value of any consideration given to the transferee to acquire the residual interest;

          (2)  the present value of the expected future distributions on the residual interest; and

          (3)  the present value of the anticipated tax savings associated with holding the residual interest as the REMIC generates losses; or

     (b)  (1)  the transferee must be a domestic "C" corporation (other than a corporation exempt from taxation or a regulated investment company or real estate investment trust) that meets certain gross and net asset tests (generally, $100 million of gross assets and
               $10 million of net assets for the current year and the two preceding fiscal years);

          (2)  the transferee must agree in writing that any subsequent transfer of the residual interest would be to an eligible "C" corporation and would meet the requirement for a safe harbor transfer; and

          (3)  the facts and circumstances known to the transferor on or before the date of the transfer must not reasonably indicate that the taxes associated with ownership of the residual interest will not be paid by the transferee.

     For purposes of the computation in clause (a), the transferee is assumed to pay tax at the highest corporate rate of tax specified in the Code or, in certain circumstances, the alternative minimum tax rate. Further, present values generally are computed using a discount rate equal to the short-term Federal rate set forth in Section 1274(d) of the Code for the month of the transfer and the compounding period used by the transferee.

     The Pooling and Servicing Agreement with respect to each Series of
Certificates will require the transferee of a Residual Certificate to certify to the matters in requirements (i) through (iii) above as part of the affidavit described above under "--Disqualified Organizations." Unless otherwise indicated
in the applicable Prospectus Supplement, the Pooling and Servicing Agreement
will not require that transfers of the Residual Certificates meet requirement
(iv) above Consequently, such transfers may not meet the safe harbor. Persons considering the purchase of the Residual Certificates of a Series should consult their advisors regarding the advisability of meeting the safe harbor in any transfer of the Residual Certificates.

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     Foreign Investors. The REMIC Regulations provide that the transfer of a
Residual Certificate that has "tax avoidance potential" to a "foreign person"
will be disregarded for all federal tax purposes. This rule appears intended to apply to a transferee who is not a U.S. Person (as defined below), unless such transferee's income is effectively connected with the conduct of a trade or business within the United States. A Residual Certificate is deemed to have tax avoidance potential unless, at the time of the transfer, (i) the future value of expected distributions equals at least 30% of the anticipated excess inclusions after the transfer, and (ii) the transferor reasonably expects that the transferee will receive sufficient distributions from the REMIC Pool at or after the time at which the excess inclusions accrue and prior to the end of the next succeeding taxable year for the accumulated withholding tax liability to be paid. If the non-U.S. Person transfers the Residual Certificate back to a U.S.
Person, the transfer will be disregarded and the foreign transferor will continue to be treated as the owner unless arrangements are made so that the transfer does not have the effect of allowing the transferor to avoid tax on accrued excess inclusions.

     The Prospectus Supplement relating to the Certificates of a Series may provide that a Residual Certificate may not be purchased by or transferred to any person that is not a U.S. Person or may describe the circumstances and restrictions pursuant to which such a transfer may be made. The term "U.S.
PERSON" means a citizen or resident of the United States, a corporation or partnership (unless, in the case of a partnership, Treasury regulations are adopted that provide otherwise) created or organized in or under the laws of the
United States, any state or the District of Columbia, including an entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such
U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury regulations, certain trusts in existence on August 20, 1996 which are eligible to elect to be treated as U.S. Persons).

Sale or Exchange of a Residual Certificate

     Upon the sale or exchange of a Residual Certificate, the Residual Holder will recognize gain or loss equal to the excess, if any, of the amount realized over the adjusted basis (as described above under "-- Basis and Losses") of such
Residual Holder in such Residual Certificate at the time of the sale or exchange. In addition to reporting the taxable income of the REMIC Pool, a
Residual Holder will have taxable income to the extent that any cash distribution to it from the REMIC Pool exceeds such adjusted basis on that
Distribution Date. Such income will be treated as gain from the sale or exchange of the Residual Certificate. It is possible that the termination of the REMIC
Pool may be treated as a sale or exchange of a Residual Holder's Residual
Certificate, in which case, if the Residual Holder has an adjusted basis in its
Residual Certificate remaining when its interest in the REMIC Pool terminates, and if it holds such Residual Certificate as a capital asset under Code Section
1221, then it will recognize a capital loss at that time in the amount of such remaining adjusted basis.

     Any gain on the sale of a Residual Certificate will be treated as ordinary income (i) if a Residual Certificate is held as part of a "conversion transaction" as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Residual Certificateholder's net investment in the conversion transaction at 120% of the appropriate applicable Federal rate in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as a part of such transaction or (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under
Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates. In addition, gain or loss recognized from the sale of a
Residual Certificate or termination of the REMIC Pool by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section
582(c).

     The Conference Committee Report to the 1986 Act provides that, except as provided in Treasury regulations yet to be issued, the wash sale rules of Code
Section 1091 will apply to dispositions of

                                       90

Residual Certificates where the seller of the Residual Certificate, during the period beginning six months before the sale or disposition of the Residual
Certificate and ending six months after such sale or disposition, acquires (or enters into any other transaction that results in the application of Code
Section 1091) any residual interest in any REMIC or any interest in a "taxable mortgage pool" (such as a non-REMIC owner trust) that is economically comparable to a Residual Certificate.

Mark to Market Regulations

     The Internal Revenue Service has issued final regulations (the "MARK TO
MARKET REGULATIONS") under Code Section 475 relating to the requirement that a securities dealer mark to market securities held for sale to customers. This mark-to-market requirement applies to all securities of a dealer, except to the extent that the dealer has specifically identified a security as held for investment. The Mark to Market Regulations provide that, for purposes of this mark-to-market requirement, a Residual Certificate is not treated as a security and thus may not be marked to market.

TAXES THAT MAY BE IMPOSED ON THE REMIC POOL

Prohibited Transactions

     Income from certain transactions by the REMIC Pool, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of Residual Holders, but rather will be taxed directly to the REMIC Pool at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a)
substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective
(including a defaulted) obligation at any time) or for any qualified mortgage within three months of the Startup Day, (b) foreclosure, default, or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC Pool, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC Pool is permitted to hold, (iii) the receipt of compensation for services, or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv) of the preceding sentence, it is not a prohibited transaction to sell REMIC Pool property to prevent a default on Regular Certificates as a result of a default on qualified mortgages or to facilitate a clean-up call (generally, an optional prepayment of the remaining principal balance of a Class of Regular Certificates to save administrative costs when no more than a small percentage of the Certificates is outstanding). The REMIC Regulations indicate that the modification of a qualified mortgage generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of the
Mortgage Loan, the waiver of a due-on-sale or due-on-encumbrance clause, or the conversion of an interest rate by a mortgagor pursuant to the terms of a convertible adjustable rate Mortgage Loan.

Contributions to the REMIC Pool After the Startup Day

     In general, the REMIC Pool will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC Pool after the Startup Day.
Exceptions are provided for cash contributions to the REMIC Pool (i) during the three months following the Startup Day, (ii) made to a qualified reserve fund by a Residual Holder, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or cleanup call, and (v) as otherwise permitted in
Treasury regulations yet to be issued. It is not anticipated that there will be any contributions to the REMIC Pool after the Startup Day.

Net Income from Foreclosure Property

     The REMIC Pool will be subject to federal income tax at the highest corporate rate on "net income from foreclosure property," determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by deed in lieu of foreclosure would be treated as
"foreclosure

                                       91

property" for a period not exceeding the close of the third calendar year after the year in which the REMIC Pool acquired such property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust. It is not anticipated that the REMIC Pool will have any taxable net income from foreclosure property.

LIQUIDATION OF THE REMIC POOL

     If a REMIC Pool adopts a plan of complete liquidation, within the meaning of Code Section 860F(a)(4)(A)(i), which may be accomplished by designating in the REMIC Pool's final tax return a date on which such adoption is deemed to occur, and sells all of its assets (other than cash) within a 90-day period beginning on such date, the REMIC Pool will not be subject to the prohibited transaction rules on the sale of its assets, provided that the REMIC Pool credits or distributes in liquidation all of the sale proceeds plus its cash
(other than amounts retained to meet claims) to holders of Regular Certificates and Residual Holders within the 90-day period.

ADMINISTRATIVE MATTERS

     The REMIC Pool will be required to maintain its books on a calendar year basis and to file federal income tax returns for federal income tax purposes in a manner similar to a partnership. The form for such income tax return is Form
1066, U.S. Real Estate Mortgage Investment Conduit Income Tax Return. The
Trustee will be required to sign the REMIC Pool's returns. Treasury regulations provide that, except where there is a single Residual Holder for an entire taxable year, the REMIC Pool will be subject to the procedural and administrative rules of the Code applicable to partnerships, including the determination by the Internal Revenue Service of any adjustments to, among other things, items of REMIC income, gain, loss, deduction, or credit in a unified administrative proceeding. A Servicer or the Master Servicer will be obligated to act as "tax matters person," as defined in applicable Treasury regulations, with respect to the REMIC Pool, in its capacity as either Residual Holder or agent of the Residual Holders. If the Code or applicable Treasury regulations do not permit a Servicer or the Master Servicer, as applicable, to act as tax matters person in its capacity as agent of the Residual Holders, the Residual
Holder chosen by the Residual Holders or such other person specified pursuant to
Treasury regulations will be required to act as tax matters person.

LIMITATIONS ON DEDUCTION OF CERTAIN EXPENSES

     An investor who is an individual, estate, or trust will be subject to limitation with respect to certain itemized deductions described in Code Section
67, to the extent that such itemized deductions, in the aggregate, do not exceed
2% of the investor's adjusted gross income. In addition, Code Section 68 provides that itemized deductions otherwise allowable for a taxable year of an individual taxpayer will be reduced by the lesser of (i) 3% of the excess, if any, of adjusted gross income over a statutory threshold amount or (ii) 80% of the amount of itemized deductions otherwise allowable for such year. These limitations will be phased out and eliminated by 2010. In the case of a REMIC
Pool, such deductions may include deductions under Code Section 212 for the
Servicing Fee and all administrative and other expenses relating to the REMIC
Pool, or any similar expenses allocated to the REMIC Pool with respect to a regular interest it holds in another REMIC. Such investors who hold REMIC
Certificates either directly or indirectly through certain pass-through entities may have their pro rata share of such expenses allocated to them as additional gross income, but may be subject to such limitation on deductions. In addition, such expenses are not deductible at all for purposes of computing the alternative minimum tax, and may cause such investors to be subject to significant additional tax liability. Temporary Treasury regulations provide that the additional gross income and corresponding amount of expenses generally are to be allocated entirely to the holders of Residual Certificates in the case of a REMIC Pool that would not

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qualify as a fixed investment trust in the absence of a REMIC election. However, such additional gross income and limitation on deductions will apply to the allocable portion of such expenses to holders of Regular Certificates, as well as holders of Residual Certificates, where such Regular Certificates are issued in a manner that is similar to pass-through certificates in a fixed investment trust. Unless indicated otherwise in the applicable Prospectus Supplement, all such expenses will be allocable to the Residual Certificates. In general, such allocable portion will be determined based on the ratio that a REMIC
Certificateholder's income, determined on a daily basis, bears to the income of all holders of Regular Certificates and Residual Certificates with respect to a
REMIC Pool. As a result, individuals, estates or trusts holding REMIC
Certificates (either directly or indirectly through a grantor trust, partnership, S corporation, REMIC or certain other pass-through entities described in the foregoing temporary Treasury regulations) may have taxable income in excess of the interest income at the pass-through rate on Regular
Certificates that are issued in a single class or otherwise consistently with fixed investment trust status or in excess of cash distributions for the related period on Residual Certificates.

TAXATION OF CERTAIN FOREIGN INVESTORS

Regular Certificates

     Interest, including original issue discount, distributable to Regular
Certificateholders who are nonresident aliens, foreign corporations, or other
Non-U.S. Persons (as defined below), will be considered "portfolio interest"
and, therefore, generally will not be subject to 30% United States withholding tax, provided that such Non-U.S. Person (i) is not a "10-percent shareholder"
within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) and (ii) provides the
Trustee, or the person who would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Certificate is a
Non-U.S. Person, and the Non-U.S. Person provides the Trustee, or the person who would otherwise be required to withhold tax from such distributions under Code
Section 1441 or 1442, with the appropriate Internal Revenue Service form establishing the applicability of either of these two exemptions. If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Certificate is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Person.
In the latter case, such Non-U.S. Person will be subject to United States federal income tax at regular rates. Investors who are Non-U.S. Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Certificate. The term "NON-U.S. PERSON" means any person who is not a U.S. Person.

     Final Treasury regulations (the "WITHHOLDING REGULATIONS") provide for a new series of withholding certificates and require, in the case of Regular
Certificates held by a foreign partnership, that (x) the certification described above be provided by the partners rather than by the foreign partnership and (y)
the partnership provide certain information, including a United States taxpayer identification number in certain circumstances. A look-through rule would apply in the case of tiered partnerships. Non-U.S. Persons should consult their own tax advisors concerning the application of the certification requirements in the
Withholding Regulations.

Residual Certificates

     The Conference Committee Report to the 1986 Act indicates that amounts paid to Residual Holders who are Non-U.S. Persons generally should be treated as interest for purposes of the 30% (or lower treaty rate) United States withholding tax. Treasury regulations provide that amounts distributed to
Residual Holders may qualify as "portfolio interest," subject to the conditions described in "Regular Certificates" above, but only to the extent that (i) the
Mortgage Loans were issued after July 18, 1984 and (ii) the Trust Estate or segregated pool of assets therein (as to which a separate REMIC election will be made), to

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which the Residual Certificate relates, consists of obligations issued in
"registered form" within the meaning of Code Section 163(f)(1). Generally,
Mortgage Loans will not be, but regular interests in another REMIC Pool will be, considered obligations issued in registered form. Furthermore, a Residual Holder will not be entitled to any exemption from the 30% withholding tax (or lower treaty rate) to the extent of that portion of REMIC taxable income that constitutes an "excess inclusion." See "--Taxation of Residual
Certificates--Limitations on Offset or Exemption of REMIC Income." If the
amounts paid to Residual Holders who are Non-U.S. Persons are effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Persons, 30% (or lower treaty rate) withholding will not apply.
Instead, the amounts paid to such Non-U.S. Persons will be subject to United
States federal income tax at regular rates. If 30% (or lower treaty rate)
withholding is applicable, such amounts generally will be taken into account for purposes of withholding only when paid or otherwise distributed (or when the
Residual Certificate is disposed of) under rules similar to withholding upon disposition of debt instruments that have original issue discount. See
"--Taxation of Residual Certificates--Tax-Related Restrictions on Transfer of
Residual Certificates--Foreign Investors" above concerning the disregard of certain transfers having "tax avoidance potential." Investors who are Non-U.S.
Persons should consult their own tax advisors regarding the specific tax consequences to them of owning Residual Certificates.

BACKUP WITHHOLDING

     Distributions made on the Regular Certificates, and proceeds from the sale of the Regular Certificates to or through certain brokers, may be subject to a
"backup" withholding tax under Code Section 3406 on "reportable payments"
(including interest distributions, original issue discount, and, under certain circumstances, principal distributions) unless the Regular Certificateholder complies with certain reporting and/or certification procedures, including the provision of its taxpayer identification number to the Trustee, its agent or the broker who effected the sale of the Regular Certificate, or such
Certificateholder is otherwise an exempt recipient under applicable provisions of the Code. Any amounts to be withheld from distribution on the Regular
Certificates would be refunded by the Internal Revenue Service or allowed as a credit against the Regular Certificateholder's federal income tax liability. The
Withholding Regulations change certain of the rules relating to certain presumptions currently available relating to information reporting and backup withholding. Non-U.S. Persons are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

REPORTING REQUIREMENTS

     Reports of accrued interest, original issue discount and information necessary to compute the accrual of market discount will be made annually to the
Internal Revenue Service and to individuals, estates, non-exempt and non-charitable trusts, and partnerships who are either holders of record of
Regular Certificates or beneficial owners who own Regular Certificates through a broker or middleman as nominee. All brokers, nominees and all other non-exempt holders of record of Regular Certificates (including corporations, non-calendar year taxpayers, securities or commodities dealers, real estate investment trusts, investment companies, common trust funds, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in Internal Revenue
Service Publication 938 with respect to a particular Series of Regular
Certificates. Holders through nominees must request such information from the nominee.

     The Internal Revenue Service's Form 1066 has an accompanying Schedule Q,
Quarterly Notice to Residual Interest Holders of REMIC Taxable Income or Net
Loss Allocation. Treasury regulations require that Schedule Q be furnished by the REMIC Pool to each Residual Holder by the end of the month following the close of each calendar quarter (41 days after the end of a quarter under proposed Treasury regulations) in which the REMIC Pool is in existence.

     Treasury regulations require that, in addition to the foregoing requirements, information must be furnished quarterly to Residual Holders, furnished annually, if applicable, to holders of Regular

                                       94

Certificates, and filed annually with the Internal Revenue Service concerning
Code Section 67 expenses (see "Limitations on Deduction of Certain Expenses"
above) allocable to such holders. Furthermore, under such regulations, information must be furnished quarterly to Residual Holders, furnished annually to holders of Regular Certificates and filed annually with the Internal Revenue
Service concerning the percentage of the REMIC Pool's assets meeting the qualified asset tests described above under "Status of REMIC Certificates."

REPORTABLE TRANSACTIONS

     Any Certificateholder that reports any item or items of income, gain, expense, or loss in respect of a Certificate for tax purposes in an amount that differs from the amount reported for book purposes by more than $10 million, on a gross basis, in any taxable year may be subject to certain disclosure requirements for "reportable transactions." Prospective investors should consult their tax advisors concerning any possible tax return disclosure obligation with respect to the Certificates.

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             FEDERAL INCOME TAX CONSEQUENCES FOR CERTIFICATES AS TO
                         WHICH NO REMIC ELECTION IS MADE

GENERAL

     In the event that no election is made to treat a Trust Estate (or a segregated pool of assets therein) with respect to a Series of Certificates as a
REMIC, the Trust Estate will be classified as a grantor trust under subpart E,
Part 1 of subchapter J of the Code and not as an association taxable as a corporation or a "taxable mortgage pool" within the meaning of Code Section
7701(i).Where there is no Fixed Retained Yield with respect to the Mortgage
Loans underlying the Certificates of a Series, and where such Certificates are not designated as "Stripped Certificates," the holder of each such Certificate in such Series will be treated as the owner of a pro rata undivided interest in the ordinary income and corpus portions of the Trust Estate represented by its
Certificate and will be considered the beneficial owner of a pro rata undivided interest in each of the Mortgage Loans, subject to the discussion below under
"--Recharacterization of Servicing Fees." Accordingly, the holder of a
Certificate of a particular Series will be required to report on its federal income tax return its pro rata share of the entire income from the Mortgage
Loans represented by its Certificate, including interest at the coupon rate on such Mortgage Loans, original issue discount (if any), prepayment fees, assumption fees, and late payment charges received by the Servicer, in accordance with such Certificateholder's method of accounting. A
Certificateholder generally will be able to deduct its share of the Servicing
Fee and all administrative and other expenses of the Trust Estate in accordance with its method of accounting, provided that such amounts are reasonable compensation for services rendered to that Trust Estate. However, investors who are individuals, estates or trusts who own Certificates, either directly or indirectly through certain pass-through entities, will be subject to limitation with respect to certain itemized deductions described in Code Section 67, including deductions under Code Section 212 for the Servicing Fee and all such administrative and other expenses of the Trust Estate, to the extent that such deductions, in the aggregate, do not exceed two percent of an investor's adjusted gross income. In addition, Code Section 68 provides that itemized deductions otherwise allowable for a taxable year of an individual taxpayer will be reduced by the lesser of (i) 3% of the excess, if any, of adjusted gross income over a statutory threshold amount or (ii) 80% of the amount of itemized deductions otherwise allowable for such year. These limitations will be phased out and eliminated by 2010. As a result, such investors holding Certificates, directly or indirectly through a pass-through entity, may have aggregate taxable income in excess of the aggregate amount of cash received on such Certificates with respect to interest at the pass-through rate or as discount income on such
Certificates. In addition, such expenses are not deductible at all for purposes of computing the alternative minimum tax, and may cause such investors to be subject to significant additional tax liability. Moreover, where there is Fixed
Retained Yield with respect to the Mortgage Loans underlying a Series of
Certificates or where the servicing fees are in excess of reasonable servicing compensation, the transaction will be subject to the application of the
"stripped bond" and "stripped coupon" rules of the Code, as described below under "--Stripped Certificates" and "--Recharacterization of Servicing Fees,"
respectively.

TAX STATUS

     Cadwalader, Wickersham & Taft LLP has advised the Depositor that, except as described below with respect to Stripped Certificates:

          (i) A Certificate owned by a "domestic building and loan association"
     within the meaning of Code Section 7701(a)(19) will be considered to represent "loans . . . secured by an interest in real property which is . .
     . residential real property" within the meaning of

                                       96

     Code Section 7701(a)(19)(C)(v), provided that the real property securing the Mortgage Loans represented by that Certificate is of the type described in such section of the Code.

          (ii) A Certificate owned by a real estate investment trust will be considered to represent "real estate assets" within the meaning of Code
     Section 856(c)(4)(A) to the extent that the assets of the related Trust
     Estate consist of qualified assets, and interest income on such assets will be considered "interest on obligations secured by mortgages on real property" to such extent within the meaning of Code Section 856(c)(3)(B).

          (iii) A Certificate owned by a REMIC will be considered to represent an "obligation (including any participation or certificate of beneficial ownership therein) which is principally secured by an interest in real property" within the meaning of Code Section 860G(a)(3)(A) to the extent that the assets of the related Trust Estate consist of "qualified mortgages" within the meaning of Code Section 860G(a)(3).

     An issue arises as to whether Buy-Down Loans may be characterized in their entirety under the Code provisions cited in clauses (i) and (ii) of the immediately preceding paragraph. There is indirect authority supporting treatment of an investment in a Buy-Down Loan as entirely secured by real property if the fair market value of the real property securing the loan exceeds the principal amount of the loan at the time of issuance or acquisition, as the case may be. There is no assurance that the treatment described above is proper.
Accordingly, Certificateholders are urged to consult their own tax advisors concerning the effects of such arrangements on the characterization of such
Certificateholder's investment for federal income tax purposes.

PREMIUM AND DISCOUNT

     Certificateholders are advised to consult with their tax advisors as to the federal income tax treatment of premium and discount arising either upon initial acquisition of Certificates or thereafter.

Premium

     The treatment of premium incurred upon the purchase of a Certificate will be determined generally as described above under "--Federal Income Tax
Consequences for REMIC Certificates--Taxation of Residual
Certificates--Treatment of Certain Items of REMIC Income and Expense--Premium."

Original Issue Discount

     The original issue discount rules of Code Sections 1271 through 1275 will be applicable to a Certificateholder's interest in those Mortgage Loans as to which the conditions for the application of those sections are met. Rules regarding periodic inclusion of original issue discount income are applicable to mortgages of corporations originated after May 27, 1969, mortgages of noncorporate mortgagors (other than individuals) originated after July 1, 1982, and mortgages of individuals originated after March 2, 1984. Under the OID
Regulations, such original issue discount could arise by the charging of points by the originator of the mortgages in an amount greater than the statutory de minimis exception, including a payment of points that is currently deductible by the borrower under applicable Code provisions or, under certain circumstances, by the presence of "teaser" rates on the Mortgage Loans. See "--Stripped
Certificates" below regarding original issue discount on Stripped Certificates.

     Original issue discount generally must be reported as ordinary gross income as it accrues under a constant interest method that takes into account the compounding of interest, in advance

                                       97

of the cash attributable to such income. Unless indicated otherwise in the applicable Prospectus Supplement, no prepayment assumption will be assumed for purposes of such accrual. However, Code Section 1272 provides for a reduction in the amount of original issue discount includible in the income of a holder of an obligation that acquires the obligation after its initial issuance at a price greater than the sum of the original issue price and the previously accrued original issue discount, less prior payments of principal. Accordingly, if such
Mortgage Loans acquired by a Certificateholder are purchased at a price equal to the then unpaid principal amount of such Mortgage Loans, no original issue discount attributable to the difference between the issue price and the original principal amount of such Mortgage Loans (i.e., points) will be includible by such holder.

Market Discount

     Certificateholders also will be subject to the market discount rules to the extent that the conditions for application of those sections are met. Market discount on the Mortgage Loans will be determined and will be reported as ordinary income generally in the manner described above under "--Federal Income
Tax Consequences for REMIC Certificates--Taxation of Regular
Certificates--Market Discount," except that the ratable accrual methods described therein will not apply. Rather, the holder will accrue market discount pro rata over the life of the Mortgage Loans, unless the constant yield method is elected. Unless indicated otherwise in the applicable Prospectus Supplement, no prepayment assumption will be assumed for purposes of such accrual.

RECHARACTERIZATION OF SERVICING FEES

     If the servicing fees paid to a Servicer were deemed to exceed reasonable servicing compensation, the amount of such excess would represent neither income nor a deduction to Certificateholders. In this regard, there are no authoritative guidelines for federal income tax purposes as to either the maximum amount of servicing compensation that may be considered reasonable in the context of this or similar transactions or whether, in the case of the
Certificate, the reasonableness of servicing compensation should be determined on a weighted average or loan-by-loan basis. If a loan-by-loan basis is appropriate, the likelihood that such amount would exceed reasonable servicing compensation as to some of the Mortgage Loans would be increased. Internal
Revenue Service guidance indicates that a servicing fee in excess of reasonable compensation ("excess servicing") will cause the Mortgage Loans to be treated under the "stripped bond" rules. Such guidance provides safe harbors for servicing deemed to be reasonable and requires taxpayers to demonstrate that the value of servicing fees in excess of such amounts is not greater than the value of the services provided.

     Accordingly, if the Internal Revenue Service's approach is upheld, a
Servicer who receives a servicing fee in excess of such amounts would be viewed as retaining an ownership interest in a portion of the interest payments on the
Mortgage Loans. Under the rules of Code Section 1286, the separation of ownership of the right to receive some or all of the interest payments on an obligation from the right to receive some or all of the principal payments on the obligation would result in treatment of such Mortgage Loans as "stripped coupons" and "stripped bonds." Subject to the de minimis rule discussed below under "--Stripped Certificates," each stripped bond or stripped coupon could be considered for this purpose as a non-interest bearing obligation issued on the date of issue of the Certificates, and the original issue discount rules of the
Code would apply to the holder thereof. While Certificateholders would still be treated as owners of beneficial interests in a grantor trust for federal income tax purposes, the corpus of such trust could be viewed as excluding the portion of the Mortgage Loans the ownership of which is attributed to the Servicer, or as including such portion as a second class of equitable interest. Applicable
Treasury regulations treat such an arrangement as a fixed investment trust, since the multiple

                                       98

classes of trust interests should be treated as merely facilitating direct investments in the trust assets and the existence of multiple classes of ownership interests is incidental to that purpose. In general, such a recharacterization should not have any significant effect upon the timing or amount of income reported by a Certificateholder, except that the income reported by a cash method holder may be slightly accelerated. See "--Stripped
Certificates" below for a further description of the federal income tax treatment of stripped bonds and stripped coupons.

SALE OR EXCHANGE OF CERTIFICATES

     Upon sale or exchange of a Certificate, a Certificateholder will recognize gain or loss equal to the difference between the amount realized on the sale and its aggregate adjusted basis in the Mortgage Loans and other assets represented by the Certificate. In general, the aggregate adjusted basis will equal the
Certificateholder's cost for the Certificate, increased by the amount of any income previously reported with respect to the Certificate and decreased by the amount of any losses previously reported with respect to the Certificate and the amount of any distributions received thereon. Except as provided above with respect to market discount on any Mortgage Loans, and except for certain financial institutions subject to the provisions of Code Section 582(c), any such gain or loss generally would be capital gain or loss if the Certificate was held as a capital asset. However, gain on the sale of a Certificate will be treated as ordinary income (i) if a Certificate is held as part of a "conversion transaction" as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Certificateholder's net investment in the conversion transaction at 120% of the appropriate applicable Federal rate in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as a part of such transaction or (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under
Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates. Long-term capital gains of certain noncorporate taxpayers generally are subject to a lower maximum tax rate than ordinary income or short-term capital gains of such taxpayers for property held more than one year.
The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains.

STRIPPED CERTIFICATES

General

     Pursuant to Code Section 1286, the separation of ownership of the right to receive some or all of the principal payments on an obligation from ownership of the right to receive some or all of the interest payments results in the creation of "stripped bonds" with respect to principal payments and "stripped coupons" with respect to interest payments. For purposes of this discussion,
Certificates that are subject to those rules will be referred to as "STRIPPED
CERTIFICATES." The Certificates will be subject to those rules if (i) the
Depositor or any of its affiliates retains (for its own account or for purposes of resale), in the form of Fixed Retained Yield or otherwise, an ownership interest in a portion of the payments on the Mortgage Loans, (ii) the Depositor or any of its affiliates is treated as having an ownership interest in the
Mortgage Loans to the extent it is paid (or retains) servicing compensation in an amount greater than reasonable consideration for servicing the Mortgage Loans
(see "--Recharacterization of Servicing Fees" above), and (iii) a Class of
Certificates issued in two or more Classes or subclasses representing the right to non-prorata percentages of the interest and principal payments on the
Mortgage Loans.

     In general, a holder of a Stripped Certificate will be considered to own
"stripped bonds" with respect to its pro rata share of all or a portion of the principal payments on each Mortgage

                                       99

Loan and/or "stripped coupons" with respect to its pro rata share of all or a portion of the interest payments on each Mortgage Loan, including the Stripped
Certificate's allocable share of the servicing fees paid to a Servicer, to the extent that such fees represent reasonable compensation for services rendered.
See the discussion above under "--Recharacterization of Servicing Fees."
Although not free from doubt, for purposes of reporting to Stripped
Certificateholders, the servicing fees will be allocated to the Stripped
Certificates in proportion to the respective entitlements to distributions of each Class of Stripped Certificates for the related period or periods. The holder of a Stripped Certificate generally will be entitled to a deduction each year in respect of the servicing fees, as described above under "Federal Income
Tax Consequences for Certificates as to Which No REMIC Election Is
Made--General," subject to the limitation described therein.

     Code Section 1286 treats a stripped bond or a stripped coupon generally as an obligation issued at an original issue discount on the date that such stripped interest is purchased. Although the treatment of Stripped Certificates for federal income tax purposes is not clear in certain respects at this time, particularly where such Stripped Certificates are issued with respect to a
Mortgage Pool containing variable-rate Mortgage Loans, the Seller has been advised by counsel that (i) the Trust Estate will be treated as a grantor trust under subpart E, Part I of subchapter J of the Code and not as an association taxable as a corporation or a "taxable mortgage pool" within the meaning of Code
Section 7701(i), and (ii) each Stripped Certificate should be treated as a single installment obligation for purposes of calculating original issue discount and gain or loss on disposition. This treatment is based on the interrelationship of Code Section 1286, Code Sections 1272 through 1275, and the
OID Regulations. Although it is possible that computations with respect to
Stripped Certificates could be made in one of the ways described below under
"--Taxation of Stripped Certificates--Possible Alternative Characterizations,"
the OID Regulations state, in general, that two or more debt instruments issued by a single issuer to a single investor in a single transaction should be treated as a single debt instrument. Accordingly, for OID purposes, all payments on any Stripped Certificates should be aggregated and treated as though they were made on a single debt instrument. The Pooling and Servicing Agreement will require that the Trustee make and report all computations described below using this aggregate approach, unless substantial legal authority requires otherwise.

     Furthermore, Treasury regulations provide for treatment of a Stripped
Certificate as a single debt instrument issued on the date it is purchased for purposes of calculating any original issue discount. In addition, under these regulations, a Stripped Certificate that represents a right to payments of both interest and principal may be viewed either as issued with original issue discount or market discount (as described below), at a de minimis original issue discount, or, presumably, at a premium. This treatment indicates that the interest component of such a Stripped Certificate would be treated as qualified stated interest under the OID Regulations, assuming it is not an interest-only or super-premium Stripped Certificate. Further, these final regulations provide that the purchaser of such a Stripped Certificate will be required to account for any discount as market discount rather than original issue discount if either (i) the initial discount with respect to the Stripped Certificate was treated as zero under the de minimis rule, or (ii) no more than 100 basis points in excess of reasonable servicing is stripped off the related Mortgage Loans.
Any such market discount would be reportable as described above under "Federal
Income Tax Consequences for REMIC Certificates--Taxation of Regular
Certificates--Market Discount," without regard to the de minimis rule therein, assuming that a prepayment assumption is employed in such computation.

                                      100

Status of Stripped Certificates

     No specific legal authority exists as to whether the character of the
Stripped Certificates, for federal income tax purposes, will be the same as that of the Mortgage Loans. Although the issue is not free from doubt, counsel has advised the Seller that Stripped Certificates owned by applicable holders should be considered to represent "real estate assets" within the meaning of Code
Section 856(c)(4)(A), "obligation[s] . . . principally secured by an interest in real property" within the meaning of Code Section 860G(a)(3)(A), and "loans . .
.. secured by an interest in real property" within the meaning of Code Section
7701(a)(19)(C)(v), and interest (including original issue discount) income attributable to Stripped Certificates should be considered to represent
"interest on obligations secured by mortgages on real property" within the meaning of Code Section 856(c)(3)(B), provided that in each case the Mortgage
Loans and interest on such Mortgage Loans qualify for such treatment. The application of such Code provisions to Buy-Down Loans is uncertain. See "--Tax
Status" above.

Taxation of Stripped Certificates

     Original Issue Discount. Except as described above under "--General," each
Stripped Certificate will be considered to have been issued at an original issue discount for Federal income tax purposes. Original issue discount with respect to a Stripped Certificate must be included in ordinary income as it accrues, in accordance with a constant interest method that takes into account the compounding of interest, which may be prior to the receipt of the cash attributable to the related income. Based in part on the OID Regulations and the amendments to the original issue discount sections of the Code made by the 1986
Act, the amount of original issue discount required to be included in the income of a holder of a Stripped Certificate (referred to in this discussion as a
"STRIPPED CERTIFICATEHOLDER") in any taxable year likely will be computed generally as described above under " Federal Income Tax Consequences for REMIC
Certificates--Taxation of Regular Certificates--Original Issue Discount" and
"--Variable Rate Regular Certificates." However, with the apparent exception of a Stripped Certificate qualifying as a market discount obligation as described above under "--General," the issue price of a Stripped Certificate will be the purchase price paid by each holder thereof, and the stated redemption price at maturity will include the aggregate amount of the payments to be made on the
Stripped Certificate to such Stripped Certificateholder, presumably under the
Prepayment Assumption, other than qualified stated interest.

     If the Mortgage Loans prepay at a rate either faster or slower than that under the Prepayment Assumption, a Stripped Certificateholder's recognition of original issue discount will be either accelerated or decelerated and the amount of such original issue discount will be either increased or decreased depending on the relative interests in principal and interest on each Mortgage Loan represented by such Stripped Certificateholder's Stripped Certificate. While the
matter is not free from doubt, the holder of a Stripped Certificate should be entitled in the year that it becomes certain (assuming no further prepayments)
that the holder will not recover a portion of its adjusted basis in such
Stripped Certificate to recognize a loss (which may be a capital loss) equal to such portion of unrecoverable basis.

     As an alternative to the method described above, the fact that some or all of the interest payments with respect to the Stripped Certificates will not be made if the Mortgage Loans are prepaid could lead to the interpretation that such interest payments are "contingent" within the meaning of the OID
Regulations. The OID Regulations, as they relate to the treatment of contingent interest, are by their terms not applicable to prepayable securities such as the
Stripped Certificates. However, if final regulations dealing with contingent interest with respect to the Stripped Certificates apply the same principles as the OID Regulations, such regulations may lead

                                       101

to different timing of income inclusion than would be the case under the OID
Regulations for non-contingent debt instruments. Furthermore, application of such principles could lead to the characterization of gain on the sale of contingent interest Stripped Certificates as ordinary income. Investors should consult their tax advisors regarding the appropriate tax treatment of Stripped
Certificates.

     Sale or Exchange of Stripped Certificates. Sale or exchange of a Stripped
Certificate prior to its maturity will result in gain or loss equal to the difference, if any, between the amount received and the Stripped
Certificateholder's adjusted basis in such Stripped Certificate, as described above under "--Federal Income Tax Consequences for REMIC Certificates--Taxation
of Regular Certificates--Sale or Exchange of Regular Certificates." To the
extent that a subsequent purchaser's purchase price is exceeded by the remaining payments on the Stripped Certificates, such subsequent purchaser will be required for federal income tax purposes to accrue and report such excess as if it were original issue discount in the manner described above. It is not clear for this purpose whether the assumed prepayment rate that is to be used in the case of a Stripped Certificateholder other than an original Stripped
Certificateholder should be the Prepayment Assumption or a new rate based on the circumstances at the date of subsequent purchase.

     Purchase of More Than One Class of Stripped Certificates. When an investor purchases more than one Class of Stripped Certificates, it is currently unclear whether for federal income tax purposes such Classes of Stripped Certificates should be treated separately or aggregated for purposes of the rules described above.

     Possible Alternative Characterizations. The characterizations of the
Stripped Certificates discussed above are not the only possible interpretations of the applicable Code provisions. For example, the Stripped Certificateholder may be treated as the owner of (i) one installment obligation consisting of such
Stripped Certificate's pro rata share of the payments attributable to principal on each Mortgage Loan and a second installment obligation consisting of such
Stripped Certificate's pro rata share of the payments attributable to interest on each Mortgage Loan, (ii) as many stripped bonds or stripped coupons as there are scheduled payments of principal and/or interest on each Mortgage Loan, or
(iii) a separate installment obligation for each Mortgage Loan, representing the
Stripped Certificate's pro rata share of payments of principal and/or interest to be made with respect thereto. Alternatively, the holder of one or more
Classes of Stripped Certificates may be treated as the owner of a pro rata fractional undivided interest in each Mortgage Loan to the extent that such
Stripped Certificate, or Classes of Stripped Certificates in the aggregate, represent the same pro rata portion of principal and interest on each such
Mortgage Loan, and a stripped bond or stripped coupon (as the case may be), treated as an installment obligation or contingent payment obligation, as to the remainder. Final regulations issued on December 28, 1992 regarding original issue discount on stripped obligations make the foregoing interpretations less likely to be applicable. The preamble to those regulations states that they are premised on the assumption that an aggregation approach is appropriate for determining whether original issue discount on a stripped bond or stripped coupon is de minimis, and solicits comments on appropriate rules for aggregating stripped bonds and stripped coupons under Code Section 1286.

     Because of these possible varying characterizations of Stripped
Certificates and the resultant differing treatment of income recognition,
Stripped Certificateholders are urged to consult their own tax advisors regarding the proper treatment of Stripped Certificates for federal income tax purposes.

                                      102

REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

     The Trustee will furnish, within a reasonable time after the end of each calendar year, to each Certificateholder or Stripped Certificateholder at any time during such year, such information (prepared on the basis described above)
as is necessary to enable such Certificateholders to prepare their federal income tax returns. Such information will include the amount of original issue discount accrued on Certificates held by persons other than Certificateholders exempted from the reporting requirements. The amount required to be reported by the Trustee may not be equal to the proper amount of original issue discount required to be reported as taxable income by a Certificateholder, other than an original Certificateholder that purchased at the issue price. In particular, in the case of Stripped Certificates, unless provided otherwise in the applicable
Prospectus Supplement, such reporting will be based upon a representative initial offering price of each Class of Stripped Certificates. The Trustee will also file such original issue discount information with the Internal Revenue
Service. If a Certificateholder fails to supply an accurate taxpayer identification number or if the Secretary of the Treasury determines that a
Certificateholder has not reported all interest and dividend income required to be shown on his federal income tax return, backup withholding may be required in respect of any reportable payments, as described above under "--Federal Income
Tax Consequences for REMIC Certificates--Backup Withholding."

TAXATION OF CERTAIN FOREIGN INVESTORS

     To the extent that a Certificate evidences ownership in Mortgage Loans that are issued on or before July 18, 1984, interest or original issue discount paid by the person required to withhold tax under Code Section 1441 or 1442 to nonresident aliens, foreign corporations, or other non-U.S. persons ("FOREIGN
PERSONS") generally will be subject to 30% United States withholding tax, or such lower rate as may be provided for interest by an applicable tax treaty.
Accrued original issue discount recognized by the Certificateholder on the sale or exchange of such a Certificate also will be subject to federal income tax at the same rate.

     Treasury regulations provide that interest or original issue discount paid by the Trustee or other withholding agent to a foreign person evidencing ownership interest in Mortgage Loans issued after July 18, 1984 will be
"portfolio interest" and will be treated in the manner, and such persons will be subject to the same certification requirements, described above under "--Federal
Income Tax Consequences for REMIC Certificates--Taxation of Certain Foreign
Investors--Regular Certificates."

REPORTABLE TRANSACTIONS

     Any Certificateholder that reports any item or items of income, gain, expense, or loss in respect of a Certificate for tax purposes in an amount that differs from the amount reported for book purposes by more than $10 million, on a gross basis, in any taxable year may be subject to certain disclosure requirements for "reportable transactions." Prospective investors should consult their tax advisors concerning any possible tax return disclosure obligation with respect to the Certificates.

                                      103

                              ERISA CONSIDERATIONS

GENERAL

     The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and Section 4975 of the Code impose certain requirements on those employee benefit plans and arrangements to which they apply and on those persons who are fiduciaries with respect to such employee benefit plans and arrangements. The following is a general discussion of such requirements, and certain applicable exceptions to and administrative exemptions from such requirements. For purposes of this discussion, employee benefit plans and arrangements to which both ERISA and the Code apply are referred to as "ERISA PLANS." An individual retirement account established under Code Section 408 (an "IRA") is an ERISA Plan if the
IRA is endorsed by or contributed to by the IRA participant's employer or employee organization. Other IRAs, as well as certain employee benefit plans covering only self-employed individuals (collectively, "NON-ERISA PLANS"), are not considered ERISA Plans, but such Non-ERISA Plans are subject to ERISA-like requirements as well as the prohibited transaction provisions of the Code.
Employee benefit plans that are governmental plans (as defined in Section 3(32)
of ERISA) and certain church plans (as defined in Section 3(33) of ERISA)
(collectively, "EXEMPT PLANS") are exempt from the provisions of Title I of
ERISA and the prohibited transaction provisions of the Code. Accordingly, Exempt
Plans also are not considered ERISA Plans, but such Exempt Plans may be subject to the provisions and special requirements of other applicable federal, state and local law. Exempt Plans, ERISA Plans and Non- ERISA Plans are collectively referred to as "BENEFIT PLANS."

     Before purchasing any Certificates, an ERISA Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to such purchase under the requirements of ERISA or the Code, whether prohibited transaction exemptions such as PTE 83-1 or any individual administrative exemption (as described below) applies, including whether the appropriate conditions set forth therein would be met, or whether any statutory prohibited transaction exemption is applicable, and further should consult the applicable
Prospectus Supplement relating to such Series of Certificates.

CERTAIN REQUIREMENTS UNDER ERISA AND THE CODE

General

     In accordance with ERISA's general fiduciary standards, before investing in a Certificate, an ERISA Plan fiduciary should determine whether to do so is permitted under the governing ERISA Plan instruments and is appropriate for the
ERISA Plan in view of its overall investment policy and the composition and diversification of its portfolio. An ERISA Plan fiduciary should especially consider the ERISA requirement of investment prudence and the sensitivity of the return on the Certificates to the rate of principal repayments (including prepayments) on the Mortgage Loans, as discussed in "Prepayment and Yield
Considerations" herein.

Parties in Interest/Disqualified Persons

     Other provisions of ERISA (and corresponding provisions of the Code)
prohibit certain transactions involving the assets of an ERISA Plan and persons who have certain specified relationships to the ERISA Plan (so-called "parties in interest" within the meaning of ERISA or "disqualified persons" within the meaning of the Code). The Depositor, the Master Servicer, any Servicer or the
Trustee or certain affiliates thereof might be considered or might become
"parties in interest" or "disqualified persons" with respect to an ERISA Plan.
If so, the acquisition or

                                      104

holding of Certificates by or on behalf of such ERISA Plan could be considered to give rise to a "prohibited transaction" within the meaning of ERISA and the
Code unless an administrative exemption described below or some other exemption is available.

     Special caution should be exercised before the assets of an ERISA Plan
(including assets that may be held in an insurance company's separate or general accounts where assets in such accounts may be deemed plan assets for purposes of
ERISA) are used to purchase a Certificate if, with respect to such assets, the
Depositor, any Servicer, the Master Servicer or the Trustee or an affiliate thereof either: (a) has investment discretion with respect to the investment of such assets of such ERISA Plan; or (b) has authority or responsibility to give, or regularly gives, investment advice with respect to such assets for a fee and pursuant to an agreement or understanding that such advice will serve as a primary basis for investment decisions with respect to such assets and that such advice will be based on the particular investment needs of the ERISA Plan.

Delegation of Fiduciary Duty

     Further, if the assets included in a Trust Estate were deemed to constitute assets of an ERISA Plan, it is possible that an ERISA Plan's investment in the
Certificates might be deemed to constitute a delegation, under ERISA, of the duty to manage plan assets by the fiduciary deciding to invest in the
Certificates, and certain transactions involved in the operation of the Trust
Estate might be deemed to constitute prohibited transactions under ERISA and the
Code. Neither ERISA nor the Code define the term "plan assets."

     The U.S. Department of Labor (the "DEPARTMENT") has issued regulations (the
"REGULATIONS") concerning whether or not an ERISA Plan's assets would be deemed to include an interest in the underlying assets of an entity (such as a Trust
Estate) for purposes of the reporting and disclosure and general fiduciary responsibility provisions of ERISA, as well as for the prohibited transaction provisions of ERISA and the Code, if the ERISA Plan acquires an "equity interest" (such as a Certificate) in such an entity.

     Certain exceptions are provided in the Regulations whereby an investing
ERISA Plan's assets would be deemed merely to include its interest in the
Certificates instead of being deemed to include an interest in the assets of a
Trust Estate. However, it cannot be predicted in advance nor can there be any continuing assurance whether such exceptions may be met, because of the factual nature of certain of the rules set forth in the Regulations. For example, one of the exceptions in the Regulations states that the underlying assets of an entity will not be considered "plan assets" if less than 25% of the value of all classes of equity interests are held by "benefit plan investors," which term is defined to include ERISA Plans, Non-ERISA Plans and Exempt Plans and any entity whose assets include "plan assets" by reason of benefit plan investments in such entity, but this exception is tested immediately after each acquisition of an equity interest in the entity whether upon initial issuance or in the secondary market.

Applicability to Non-ERISA Plans

     Since Non-ERISA Plans are subject to the prohibited transaction provisions of the Code, the discussion above with respect to "disqualified persons,"
prohibited transactions, delegation of fiduciary duty and plan assets applies to
Non-ERISA Plans as well as ERISA Plans. However, the administrative exemptions discussed below are not applicable to Non-ERISA Plans.

                                       105

ADMINISTRATIVE EXEMPTIONS

Individual Administrative Exemptions.

     Several underwriters of mortgage-backed securities have applied for and obtained individual administrative prohibited transaction exemptions (each, an
"UNDERWRITER'S EXEMPTION") which are in some respects broader than Prohibited
Transaction Class Exemption 83-1 (described below). Such exemptions can only apply to mortgage-backed securities which, among other conditions, are sold in an offering with respect to which such underwriter serves as the sole or a managing underwriter, or as a selling or placement agent. If such an
Underwriter's Exemption might be applicable to a Series of Certificates, the applicable Prospectus Supplement will refer to such possibility.

     Among the conditions that must be satisfied for an Underwriter's Exemption to apply are the following:

          (1) The acquisition of Certificates by an ERISA Plan is on terms
     (including the price for the Certificates) that are at least as favorable to the ERISA Plan as they would be in an arm's length transaction with an unrelated party.

          (2) The Certificates acquired by the ERISA Plan have received a rating at the time of such acquisition that is one of the four highest generic rating categories from either Standard & Poor's, a division of The
     McGraw-Hill Companies ("S&P"), Moody's Investors Service, Inc. ("MOODY'S")
     or Fitch Ratings ("FITCH").

          (3) The Trustee must not be an affiliate of any other member of the
     Restricted Group (as defined below) other than an underwriter.

          (4) The sum of all payments made to and retained by the underwriter in connection with the distribution of Certificates represents not more than reasonable compensation for underwriting the Certificates. The sum of all payments made to and retained by the Depositor pursuant to the assignment of the Mortgage Loans to the Trust Estate represents not more than the fair market value of such Mortgage Loans. The sum of all payments made to and retained by the Servicer (and any other servicer) represents not more than reasonable compensation for such person's services under the Pooling and
     Servicing Agreement and reimbursement of such person's reasonable expenses in connection therewith.

          (5) The ERISA Plan investing in the Certificates is an "accredited investor" as defined in Rule 501(a)(1) of Regulation D of the Commission under the Securities Act of 1933, as amended (the "SECURITIES ACT").

     The Trust Estate must also meet the following requirements:

          (i) the assets of the Trust Estate must consist solely of assets of the type that have been included in other investment pools in the marketplace;

          (ii) certificates in such other investment pools must have been rated in one of the four highest rating categories of S&P, Moody's, or Fitch for at least one year prior to the ERISA Plan's acquisition of the
     Certificates; and

          (iii) certificates evidencing interests in such other investment pools must have been purchased by investors other than ERISA Plans for at least one year prior to any ERISA Plan's acquisition of the Certificates.

                                       106

     If the conditions to an Underwriter's Exemption are met, whether or not an
ERISA Plan's assets would be deemed to include an ownership interest in the
Mortgage Loans in a mortgage pool, the acquisition, holding and resale of the
Certificates by ERISA Plans would be exempt from certain of the prohibited transaction provisions of ERISA and the Code.

     Moreover, an Underwriter's Exemption can provide relief from certain self-dealing/conflict of interest prohibited transactions that may occur if an
ERISA Plan fiduciary causes an ERISA Plan to acquire and hold Certificates in a
Trust Estate in which the fiduciary (or its affiliate) is an obligor on the
Mortgage Loans held in the Trust Estate provided that, among other requirements:
(i) in the case of an acquisition in connection with the initial issuance of
Certificates, at least fifty percent of each class of Certificates in which
ERISA Plans have invested is acquired by persons independent of the Restricted
Group (as defined below) and at least fifty percent of the aggregate interest in the Trust Estate is acquired by persons independent of the Restricted Group;
(ii) such fiduciary (or its affiliate) is an obligor with respect to five percent or less of the fair market value of the Mortgage Loans contained in the
Trust Estate; (iii) the ERISA Plan's investment in Certificates of any Class does not exceed twenty-five percent of all of the Certificates of that Class outstanding at the time of the acquisition and (iv) immediately after the acquisition no more than twenty-five percent of the assets of the ERISA Plan with respect to which such person is a fiduciary are invested in Certificates representing an interest in one or more trusts containing assets sold or serviced by the same entity.

     An Underwriter's Exemption does not apply to ERISA Plans sponsored by the
Depositor, the underwriter specified in the applicable Prospectus Supplement, the Master Servicer, the Trustee, any Servicer, any insurer with respect to the
Mortgage Loans, any obligor with respect to Mortgage Loans included in the Trust
Estate constituting more than five percent of the aggregate unamortized principal balance of the assets in the Trust Estate, or any affiliate of such parties (the "RESTRICTED GROUP").

PTE 83-1

     Prohibited Transaction Class Exemption 83-1 for Certain Transactions
Involving Mortgage Pool Investment Trusts ("PTE 83-1") permits certain transactions involving the creation, maintenance and termination of certain residential mortgage pools and the acquisition and holding of certain residential mortgage pool pass-through certificates by ERISA Plans, whether or not the ERISA Plan's assets would be deemed to include an ownership interest in the mortgages in such mortgage pools, and whether or not such transactions would otherwise be prohibited under ERISA or the Code.

     The term "mortgage pool pass-through certificate" is defined in PTE 83-1 as
"a certificate representing a beneficial undivided fractional interest in a mortgage pool and entitling the holder of such a certificate to pass-through payment of principal and interest from the pooled mortgage loans, less any fees retained by the pool sponsor." It appears that, for purposes of PTE 83-1, the term "mortgage pool pass-through certificate" would include Certificates issued in a single Class or in multiple Classes that evidence the beneficial ownership of both a specified percentage of future interest payments (after permitted deductions) and a specified percentage of future principal payments on a Trust
Estate.

     However, it appears that PTE 83-1 does or might not apply to the purchase and holding of (a) Certificates that evidence the beneficial ownership only of a specified percentage of future interest payments (after permitted deductions) on a Trust Estate or only of a specified percentage of future principal payments on a Trust Estate, (b) Residual Certificates, (c) Certificates evidencing ownership interests in a Trust Estate which includes Mortgage Loans secured by multifamily residential properties or shares issued by cooperative housing corporations, or
(d)

                                       107

Certificates which are subordinated to other Classes of Certificates of such
Series. Accordingly, unless exemptive relief other than PTE 83-1 applies, Plans should not purchase any such Certificates.

     PTE 83-1 sets forth "general conditions" and "specific conditions" to its applicability. Section II of PTE 83-1 sets forth the following general conditions to the application of the exemption: (i) the maintenance of a system of insurance or other protection for the pooled mortgage loans or the property securing such loans, and for indemnifying certificateholders against reductions in pass-through payments due to property damage or defaults in loan payments;
(ii) the existence of a pool trustee who is not an affiliate of the pool sponsor; and (iii) a requirement that the sum of all payments made to and retained by the pool sponsor, and all funds inuring to the benefit of the pool sponsor as a result of the administration of the mortgage pool, must represent not more than adequate consideration for selling the mortgage loans plus reasonable compensation for services provided by the pool sponsor to the pool.
The system of insurance or protection referred to in clause (i) above must provide such protection and indemnification up to an amount not less than the greater of one percent of the aggregate unpaid principal balance of the pooled mortgages or the unpaid principal balance of the largest mortgage in the pool.
It should be noted that in promulgating PTE 83-1 (and a predecessor exemption), the Department did not have under its consideration interests in pools of the exact nature as some of the Certificates described herein.

NON-ERISA PLANS AND EXEMPT PLANS

     Although Non-ERISA Plans and Exempt Plans are not considered ERISA Plans for purposes of the above discussion, Non-ERISA Plans are subject to the prohibited transaction provisions of the Code, and both Non-ERISA Plans and
Exempt Plans may be subject to certain other ERISA-like requirements of applicable law. Therefore, before purchasing any Certificates by or on behalf of a Non-ERISA Plan or any Exempt Plan, the prospective purchaser should exercise special caution and should consult with its legal counsel concerning the propriety and implications of such investment under the Code or other applicable law.

UNRELATED BUSINESS TAXABLE INCOME--RESIDUAL CERTIFICATES

     The purchase of a Residual Certificate by an IRA or any employee benefit plan qualified under Code Section 401(a) and exempt from taxation under Code
Section 501(a), including most varieties of Benefit Plans, may give rise to
"unrelated business taxable income" as described in Code Sections 511 through
515 and 860E. Further, prior to the purchase of Residual Certificates, a prospective transferee may be required to provide an affidavit to a transferor that it is not, nor is it purchasing a Residual Certificate on behalf of, a
"Disqualified Organization," which term as defined above includes certain tax-exempt entities not subject to Code Section 511 such as certain governmental plans, as discussed above under the caption "Federal Income Tax
Consequences--Federal Income Tax Consequences for REMIC Certificates--Taxation
of Residual Certificates--Tax-Related Restrictions on Transfer of Residual
Certificates--Disqualified Organizations." In addition, prior to the transfer of a Residual Certificate, the Trustee or the Depositor may require an opinion of counsel to the effect that the transferee is not a Disqualified Organization and that such transfer will not subject the Trustee, the Depositor, the Master
Servicer or any Servicer to additional obligations imposed by ERISA or the Code.

     DUE TO THE COMPLEXITY OF THESE RULES AND THE PENALTIES IMPOSED UPON PERSONS
INVOLVED IN PROHIBITED TRANSACTIONS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL
INVESTORS WHO ARE ACTING ON BEHALF OF A BENEFIT PLAN OR ANY OTHER EMPLOYEE
BENEFIT PLAN OR ARRANGEMENT

                                      108

CONSULT WITH THEIR COUNSEL REGARDING THE CONSEQUENCES UNDER ERISA, THE CODE OR
OTHER APPLICABLE LAW OF THEIR ACQUISITION AND OWNERSHIP OF CERTIFICATES.

     THE SALE OF CERTIFICATES TO A BENEFIT PLAN OR ANY OTHER EMPLOYEE BENEFIT
PLAN OR ARRANGEMENT IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR THE
APPLICABLE UNDERWRITER THAT THIS INVESTMENT MEETS ALL RELEVANT LEGAL
REQUIREMENTS WITH RESPECT TO INVESTMENTS BY EMPLOYEE BENEFIT PLANS GENERALLY OR
ANY PARTICULAR PLAN OR ARRANGEMENT, OR THAT THIS INVESTMENT IS APPROPRIATE FOR
EMPLOYEE BENEFIT PLANS GENERALLY OR ANY PARTICULAR PLAN OR ARRANGEMENT.

--------------------------------------------------------------------------------
LEGAL INVESTMENT
--------------------------------------------------------------------------------

     If so specified in the related Prospectus Supplement, certain Classes of
Certificates will constitute "mortgage related securities" for purposes of the
Secondary Mortgage Market Enhancement Act of 1984, as amended ("SMMEA").
Generally, the only Classes of Certificates offered pursuant to this Prospectus and the related Prospectus Supplement which will qualify as "mortgage related securities" will be those that (i) are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization and (ii) are part of a Series representing interests in a Trust Estate consisting of Mortgage Loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate. The appropriate characterization of those Certificates not qualifying as "mortgage related securities" for purposes of SMMEA ("NON-SMMEA CERTIFICATES") under various legal investment restrictions, and thus the ability of investors subject to these restrictions to purchase such Certificates, may be subject to significant interpretive uncertainties. Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements or review by regulatory authorities should consult with their own legal advisors in determining whether and to what extent the Non-SMMEA
Certificates constitute legal investments for them.

     Those Classes of Certificates qualifying as "mortgage related securities"
will constitute legal investments for persons, trusts, corporations, partnerships, associations, business trusts and business entities (including depository institutions, insurance companies, trustees and pension funds)
created pursuant to or existing under the laws of the United States or of any state (including the District of Columbia and Puerto Rico) whose authorized investments are subject to state regulation, to the same extent that, under applicable law, obligations issued by or guaranteed as to principal and interest by the United States or any of its agencies or instrumentalities constitute legal investments for those entities.

     Under SMMEA, a number of states enacted legislation, on or before the
October 3, 1991 cut-off for those enactments, limiting to varying extents the ability of certain entities (in particular, insurance companies) to invest in
"mortgage related securities" secured by liens on residential, or mixed residential and commercial properties, in most cases by requiring the affected investors to rely solely upon existing state law, and not SMMEA.

     SMMEA also amended the legal investment authority of federally-chartered depository institutions as follows: federal savings and loan associations and federal savings banks may invest in, sell or otherwise deal in "mortgage related securities" without limitation as to the percentage of their assets represented thereby, federal credit unions may invest in those securities, and national banks may purchase those securities for their own account without regard to the limitations generally applicable to investment securities set forth in 12 U.S.C.
Section 24 (Seventh), subject in each case to such regulations as the applicable federal regulatory authority may prescribe. In this connection, the Office of the Comptroller of the Currency (the "OCC") has amended 12 C.F.R. Part 1 to authorize national banks to purchase and sell for their own account,

                                       109

without limitation as to a percentage of the bank's capital and surplus (but subject to compliance with certain general standards in 12 C.F.R. Section 1.5 concerning "safety and soundness" and retention of credit information) certain
"Type IV securities," defined in 12 C.F.R. Section 1.2(m) to include certain
"residential mortgage-related securities." As so defined, "residential mortgage-related security" means, in relevant part, "mortgage related security"
within the meaning of SMMEA. The National Credit Union Administration ("NCUA")
has adopted rules, codified at 12 C.F.R. Part 703 which permit federal credit unions to invest in "mortgage related securities," other than stripped mortgage related securities (unless the credit union complies with the requirements of 12
C.F.R Section 703.16(e) for investing in those securities) and residual interests in mortgage related securities, subject to compliance with general rules governing investment policies and practices; however, credit unions approved for the NCUA's "investment pilot program" under 12 C.F.R. Section
703.19 may be able to invest in those prohibited forms of securities. The OTS has issued Thrift Bulletin 13a (December 1, 1998), "Management of Interest Rate
Risk, Investment Securities, and Derivative Activities" and Thrift Bulletin 73a
(December 18, 2001), "Investing in Complex Securities," which thrift institutions subject to the jurisdiction of the OTS should consider before investing in any Certificates.

     All depository institutions considering an investment in the Certificates should review the "Supervisory Policy Statement on Investment Securities and
End-User Derivatives Activities" (the "1998 POLICY STATEMENT") of the Federal
Financial Institutions Examination Council ("FFIEC"), which has been adopted by the Board of Governors of the Federal Reserve System, the Federal Deposit
Insurance Corporation, the OCC and the OTS, effective May 26, 1998, and by the
NCUA, effective October 1, 1998. The 1998 Policy Statement sets forth general guidelines which depository institutions must follow in managing risks
(including market, credit, liquidity, operational (transaction), and legal risks) applicable to all securities (including mortgage pass-through securities and mortgage-derivative products) used for investment purposes.

     Institutions whose investment activities are subject to regulation by federal or state authorities should review rules, policies and guidelines adopted from time to time by those authorities before purchasing any of the
Certificates, as certain Classes may be deemed unsuitable investments, or may otherwise be restricted, under those rules, policies or guidelines (in certain instances irrespective of SMMEA).

     The foregoing does not take into consideration the applicability of statutes, rules, regulations, orders, guidelines or agreements generally governing investments made by a particular investor, including, but not limited to, "prudent investor" provisions, percentage-of-assets limits, provisions which may restrict or prohibit investment in securities which are not
"interest-bearing" or "income-paying," and, with regard to any Certificates issued in book-entry form, provisions which may restrict or prohibit investments in securities which are issued in book-entry form.

     Except as to the status of certain Classes of the Certificates as "mortgage related securities," no representations are made as to the proper characterization of the Certificates for legal investment purposes, financial institution regulatory purposes, or other purposes, or as to the ability of particular investors to purchase Certificates under applicable legal investment restrictions. The uncertainties described above (and any unfavorable future determinations concerning legal investment or financial institution regulatory characteristics of the Certificates) may adversely affect the liquidity of the
Certificates.

     Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements or review by regulatory authorities should consult with their own legal advisors in determining whether and to what extent the Certificates

                                      110

constitute legal investments or are subject to investment, capital or other restrictions and, if applicable, whether SMMEA has been overridden in any jurisdiction relevant to that investor.

                              PLAN OF DISTRIBUTION

     The Certificates are being offered hereby in Series through one or more of the methods described below. The applicable Prospectus Supplement for each
Series will describe the method of offering being utilized for that Series and will state the public offering or purchase price of each Class of Certificates of such Series, or the method by which such price is to be determined, and the net proceeds to the Depositor from such sale.

     The Certificates will be offered through the following methods from time to time and offerings may be made concurrently through more than one of these methods or an offering of a particular Series of Certificates may be made through a combination of two or more of these methods:

          1. By negotiated firm commitment underwriting and public re-offering by underwriters specified in the applicable Prospectus Supplement;

          2. By placements by the Depositor with investors through dealers; and

          3. By direct placements by the Depositor with investors.

     If underwriters are used in a sale of any Certificates, such Certificates will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale or at the time of commitment therefor. Firm commitment underwriting and public reoffering by underwriters may be done through underwriting syndicates or through one or more firms acting alone. The specific managing underwriter or underwriters, if any, with respect to the offer and sale of a particular Series of Certificates will be set forth on the cover of the Prospectus Supplement applicable to such Series and the members of the underwriting syndicate, if any, will be named in such Prospectus Supplement. The
Prospectus Supplement will describe any discounts and commissions to be allowed or paid by the Depositor to the underwriters, any other items constituting underwriting compensation and any discounts and commissions to be allowed or paid to the dealers. The obligations of the underwriters will be subject to certain conditions precedent. The underwriters with respect to a sale of any
Class of Certificates will be obligated to purchase all such Certificates if any are purchased. The Depositor, and, if specified in the applicable Prospectus
Supplement, an affiliate of the Depositor, will indemnify the applicable underwriters against certain civil liabilities, including liabilities under the
Securities Act.

     Banc of America Securities LLC ("BANC OF AMERICA SECURITIES") is an
affiliate of the Depositor. This Prospectus may be used by Banc of America
Securities, to the extent required, in connection with market making transactions in Certificates. Banc of America Securities may act as a principal or agent in such transactions.

     The Prospectus Supplement with respect to any Series of Certificates offered other than through underwriters will contain information regarding the nature of such offering and any agreements to be entered into between the
Depositor and dealers and/or the Depositor and purchasers of Certificates of such Series.

     Purchasers of Certificates, including dealers, may, depending on the facts and circumstances of such purchases, be deemed to be "underwriters" within the meaning of the

                                       111

Securities Act in connection with reoffers and sales by them of Certificates.
Certificateholders should consult with their legal advisors in this regard prior to any such reoffer or sale.

     If specified in the Prospectus Supplement relating to a Series of
Certificates, the Depositor or any affiliate thereof may purchase some or all of one or more Classes of Certificates of such Series from the underwriter or underwriters at a price specified or described in such Prospectus Supplement.
Such purchaser may thereafter from time to time offer and sell, pursuant to this
Prospectus, some or all of such Certificates so purchased directly, through one or more underwriters to be designated at the time of the offering of such
Certificates or through dealers acting as agent and/or principal. Such offering may be restricted in the matter specified in such Prospectus Supplement. Such transactions may be effected at market prices prevailing at the time of sale, at negotiated prices or at fixed prices. The underwriters and dealers participating in such purchaser's offering of such Certificates may receive compensation in the form of underwriting discounts or commissions from such purchaser and such dealers may receive commissions from the investors purchasing such Certificates for whom they may act as agent (which discounts or commissions will not exceed those customary in those types of transactions involved). Any dealer that participates in the distribution of such Certificates may be deemed to be an
"underwriter" within the meaning of the Securities Act, and any commissions and discounts received by such dealer and any profit on the resale of such
Certificates by such dealer might be deemed to be underwriting discounts and commissions under the Securities Act.

                                 USE OF PROCEEDS

     The net proceeds from the sale of each Series of Certificates will be used by the Depositor for the purchase of the Mortgage Loans represented by the
Certificates of such Series.

                                  LEGAL MATTERS

     Certain legal matters, including the federal income tax consequences to
Certificateholders of an investment in the Certificates of a Series, will be passed upon for the Depositor by Cadwalader, Wickersham & Taft LLP, New York,
New York.

                                     RATING

     It is a condition to the issuance of the Certificates of any Series offered pursuant to this Prospectus and a Prospectus Supplement that they be rated in one of the four highest categories by at least one Rating Agency.

     A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning Rating
Agency. Each securities rating should be evaluated independently of any other rating.

                          REPORTS TO CERTIFICATEHOLDERS

     The Trustee will prepare and forward to the Certificateholders of each
Series statements containing information with respect to principal and interest payments and the related Trust Estate, as described herein and in the applicable
Prospectus Supplement for such Series. No information contained in such reports will have been examined or reported upon by an independent public accountant.
See "The Pooling and Servicing Agreement--Reports to Certificateholders." In
addition, each Servicer for each Series will furnish to the Trustee an annual statement from a firm of independent public accountants with respect to the examination of certain documents and records relating to a random sample of mortgage loans serviced by such

                                       112

Servicer pursuant to the related Underlying Servicing Agreement and/or other similar agreements. See "Servicing of the Mortgage Loans--Evidence as to
Compliance." Copies of the statements provided to the Trustee will be furnished to Certificateholders of each Series upon request addressed to the Trustee.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The SEC allows the Depositor to "incorporate by reference" information it files with the SEC, which means that the Depositor can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus.
Information that the Depositor files later with the SEC will automatically update the information in this Prospectus. In all cases, you should rely on the later information rather than on any different information included in this
Prospectus or the accompanying Prospectus Supplement. The Seller incorporates by reference any future annual, monthly and special SEC reports filed by or on behalf of the Trust until the termination of the offering of the related Series of Certificates offered hereby (including market making transactions by Banc of
America Securities, an affiliate of the Depositor and the Servicer, with respect to such Series of Certificates, unless such transactions are exempt from the registration provisions of the Securities Act).

     As a recipient of this Prospectus, you may request a copy of any document the Depositor incorporates by reference, except exhibits to the documents
(unless the exhibits are specifically incorporated by reference), at no cost, by writing or calling the Depositor at 201 North Tryon Street, Charlotte, North
Carolina 28255, Attention: Senior Vice President, telephone number (704)
387-8239.

                       WHERE YOU CAN FIND MORE INFORMATION

     The Depositor filed a registration statement relating to the Certificates with the Securities and Exchange Commission ("SEC" or the "COMMISSION"). This
Prospectus is part of the registration statement, but the registration statement includes additional information.

     Copies of the registration statement and any other materials the Depositor files with the Commission may be read and copied at the Commission's Public
Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. Information
concerning the operation of the Commission's Public Reference Room may be obtained by calling the Commission at (800)SEC-0330. The Commission also maintains a site on the World Wide Web at "http://www.sec.gov" at which you can view and download copies of reports, proxy and information statements and other information filed electronically through the Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system. The Depositor has filed the registration statement, including all exhibits, through the EDGAR system and therefore such materials should be available by logging onto the Commission's Web site. The
Commission maintains computer terminals providing access to the EDGAR system at each of the offices referred to above. Copies of any documents incorporated to this Prospectus by reference will be provided to each person to whom a
Prospectus is delivered upon written or oral request directed to Banc of America
Mortgage Securities, Inc., 201 North Tryon Street, Charlotte, North Carolina
28255, Attention: Senior Vice President, telephone number (704) 387-8239.

                                      113

--------------------------------------------------------------------------------
INDEX OF SIGNIFICANT DEFINITIONS
--------------------------------------------------------------------------------

                                   PROSPECTUS

1

A
Accelerated Processing Programs...........................................    25
Accretion Directed Certificates...........................................    36
Accrual Certificates......................................................    33
Actuarial Mortgage Loan...................................................    17
Additional Collateral.....................................................    21
Advances..................................................................    50
All-Ready Home............................................................    26
ALTA......................................................................    25
Asset Conservation Act....................................................    72

B
Balloon Loans.............................................................    20
Balloon Period............................................................    20
Banc of America Securities................................................   115
Bank of America...........................................................    21
Bankruptcy Code...........................................................    67
Bankruptcy Loss...........................................................    35
Bankruptcy Loss Amount....................................................    35
Beneficial Owner..........................................................    30
Benefit Plans.............................................................   107
Book-Entry Certificates...................................................     9
Buy-Down Fund.............................................................    20
Buy-Down Loans............................................................    20

C
Cash Flow Agreement.......................................................    15
Cede......................................................................    30
CERCLA....................................................................    71
Certificate Account.......................................................    46
Certificateholders........................................................    29
Certificates..............................................................     6
Class.....................................................................     7
Cleanup Costs.............................................................    71
Closing Date..............................................................    28
Code......................................................................     9
Commission................................................................   116
Companion Certificates....................................................    36
Component.................................................................    36
Component Certificates....................................................    36
cooperatives..............................................................    16
Counterparty..............................................................    15
Credit Scores.............................................................    25
Cut-Off Date..............................................................     8

D
Deferred Interest.........................................................    19
Definitive Certificates...................................................    29
Department................................................................   109
Depositor.................................................................    21
Depository................................................................    46
Disqualified Organization.................................................    91
Distribution Date.........................................................     8
DTC.......................................................................     9
DTC Participants..........................................................    30
Due Date..................................................................    18
Due-on-sale...............................................................    73

E
EDGAR.....................................................................   117
electing large partnership................................................    92
Eligible Custodial Account................................................    47
Eligible Investments......................................................    48
ERISA.....................................................................   107
ERISA Plans...............................................................   107
Escrow Account............................................................    51
Excess Bankruptcy Losses..................................................    35
Excess Fraud Losses.......................................................    35
Excess Special Hazard Losses..............................................    35
Exempt Plans..............................................................   107

F
FDIC......................................................................    47
FFIEC.....................................................................   113
FHLBB.....................................................................    73
FHLMC.....................................................................    45
Fitch.....................................................................   109
Fixed Rate Certificates...................................................    39
Fixed Retained Yield......................................................    33
Floating Rate Certificates................................................    39
FNMA......................................................................    45

                                       114

Foreclosure Profits.......................................................    33
foreign persons...........................................................   107
Fraud Loss................................................................    35
Fraud Loss Amount.........................................................    35

G
Garn Act..................................................................    73
Graduated Pay Mortgage Loans..............................................    19
Growing Equity Mortgage Loans.............................................    19

H
HOPA......................................................................    70

I
Indirect DTC Participants.................................................    30
Insolvency Laws...........................................................    14
Interest Only Certificates................................................    39
Inverse Floating Rate Certificates........................................    39
IRA.......................................................................   107

L
Limited or Reduced Documentation Guidelines...............................    22
Liquidation Proceeds......................................................    47
Loan-to-Value Ratio.......................................................    23
Lockout Certificates......................................................    36

M
Mark to Market Regulations................................................    95
Master Servicer...........................................................     6
Master Servicer Custodial Account.........................................    47
Master Servicing Fee......................................................    33
MERS......................................................................    58
Moody's...................................................................   109
Mortgage Interest Rate....................................................    33
Mortgage Loans............................................................    16
Mortgage Notes............................................................    16
Mortgaged Properties......................................................    16
Mortgages.................................................................    16
Mortgage Score............................................................    25

N
NCUA......................................................................   113
Net 5 Loans...............................................................    19
Net Mortgage Interest Rate................................................    33
Non-ERISA Plans...........................................................   107
Non-Pro Rata Certificate..................................................    80
Non-SMMEA Certificate.....................................................   112
Non-U.S. Person...........................................................    97
No Ratio Loan Program.....................................................    27
Note Margin...............................................................    18
Notional Amount Certificates..............................................    36

O
OCC.......................................................................   113
OID Regulations...........................................................    80
original issue discount...................................................    80
Other Advances............................................................    49
OTS.......................................................................    73

P
PAC Certificates..........................................................    37
PAC I Certificates........................................................    37
PAC II Certificates.......................................................    37
Partial Liquidation Proceeds..............................................    32
Pass-Through Certificates.................................................    37
Pass-Through Entity.......................................................    92
Pass-Through Rate.........................................................     7
Paying Agent..............................................................    49
PCBs......................................................................    71
Percentage Interest.......................................................    32
Periodic Advances.........................................................     9
Planned Amortization Certificates.........................................    37
Pledged Asset Mortgage Loans..............................................    21
PMI.......................................................................    70
Pool Distribution Amount..................................................    32
Pooling and Servicing Agreement...........................................    28
Prepayment Assumption.....................................................    81
Principal Only Certificates...............................................    39
Product Guides............................................................    24
PTE 83-1..................................................................   111

R
Rate Reduction Refinance..................................................    26
Rating Agency.............................................................    10
Ratio Strip Certificates..................................................    37
RCRA......................................................................    72
Record Date...............................................................     8
Regular Certificateholder.................................................    79
Regular Certificates......................................................    77
Regulations...............................................................   109
Relief Act................................................................    70
REMIC.....................................................................    77
REMIC Certificates........................................................    77
REMIC Pool................................................................    77
REMIC Regulations.........................................................    76
Remittance Date...........................................................    47

                                       115

Removed Mortgage Loan.....................................................    59
Reserve Fund..............................................................    40
Residual Certificates.....................................................    77
Residual Holders..........................................................    87
Restricted Group..........................................................   110
Rules.....................................................................    30

S
S&P.......................................................................   109
Sale Agreement............................................................    57
Scheduled Amortization Certificates.......................................    37
Scheduled Principal Balance...............................................    59
SEC.......................................................................   116
Securities Act............................................................   110
Seller....................................................................    16
Senior Certificates.......................................................    38
Sequential Pay Certificates...............................................    38
Series....................................................................     6
Servicer..................................................................     6
Servicer Custodial Account................................................    47
Servicing Fee.............................................................    33
Simple Interest Mortgage Loan.............................................    17
SMMEA.....................................................................   112
Special Hazard Loss.......................................................    35
Special Hazard Loss Amount................................................    35
Standard Hazard Insurance Policy..........................................    53
Startup Day...............................................................    78
Stated Income Program.....................................................    26
Step Coupon Certificates..................................................    39
Stripped Certificateholder................................................   105
Stripped Certificates.....................................................   103
Subordinated Certificates.................................................    38
Subsidy Account...........................................................    19
Subsidy Loans.............................................................    19
Subsidy Payments..........................................................    19
Superliens................................................................    71
Super Senior Certificates.................................................    38
Super Senior Support Certificates.........................................    38
Support Certificates......................................................    36

T
TAC Certificates..........................................................    38
Targeted Amortization Certificates........................................    38
Texas Home Equity Laws....................................................    70
Tiered Payment Mortgage Loans.............................................    19
TILA Amendment............................................................    69
Title V...................................................................    74
Treasury Regulations......................................................    58
Trust.....................................................................     6
Trust Estate..............................................................     6
Trustee...................................................................    63
Trustee Fee...............................................................    33

U
UCC.......................................................................    66
Underlying Servicing Agreement............................................     6
Underwriter's Exemption...................................................   109
U.S. Person...............................................................    94
UST.......................................................................    72

V
Variable Rate Certificates................................................    39
Voting Interests..........................................................    61

W

                                       116

                           [BANK OF AMERICA LOGO](TM)

                    BANC OF AMERICA MORTGAGE SECURITIES, INC.
                                    Depositor

                              BANK OF AMERICA, N.A.
                               Seller and Servicer

                                  $324,056,327

                                  (Approximate)

                              MORTGAGE PASS-THROUGH
                           CERTIFICATES, SERIES 2005-2

                                   ----------

                              PROSPECTUS SUPPLEMENT

                                   ----------

You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. No one has been authorized to provide you with different information.

The Offered Certificates are not being offered in any state where the offer is not permitted.

The Depositor does not claim the accuracy of the information in this Prospectus
Supplement and the accompanying Prospectus as of any date other than the dates stated on their respective covers.

Dealers will deliver a Prospectus Supplement and Prospectus when acting as underwriters of the Offered Certificates and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the Offered
Certificates will deliver a Prospectus Supplement and Prospectus until ninety days following the date of this Prospectus Supplement.

                         BANC OF AMERICA SECURITIES LLC
                           EDWARD D. JONES & CO., L.P.

                                February 23, 2005

                                   APPENDIX E

                           PRINCIPAL BALANCE SCHEDULES



                                                                        GROUP 2 AGGREGATE       CLASS 2-A-1
PAYMENT DATE                     SCHEDULED 1 GROUP     PAC 1 GROUP    SCHEDULE CERTIFICATES    CERTIFICATES
------------------------------   -----------------   --------------   ---------------------   --------------

Initial Balance                    $85,942,000.00    $79,162,000.00       $72,930,000.00      $14,833,000.00
June 25, 2005                       85,744,984.87     78,964,984.87        72,470,971.03       14,734,682.30
July 25, 2005                       85,520,946.35     78,740,946.35        71,969,943.58       14,628,724.49
August 25, 2005                     85,270,009.57     78,490,009.57        71,427,146.18       14,515,164.04
September 25, 2005                  84,992,266.93     78,212,266.93        70,842,836.92       14,394,042.38
October 25, 2005                    84,687,828.11     77,907,828.11        70,217,303.41       14,265,404.87
November 25, 2005                   84,356,820.03     77,576,820.03        69,550,862.51       14,129,300.80
December 25, 2005                   83,999,386.80     77,219,386.81        68,843,860.15       13,985,783.36
January 25, 2006                    83,615,689.66     76,835,689.67        68,096,671.02       13,834,909.57
February 25, 2006                   83,205,906.84     76,425,906.85        67,309,698.37       13,676,740.29
March 25, 2006                      82,770,233.45     75,990,233.47        66,483,373.57       13,511,340.16
April 25, 2006                      82,308,881.40     75,528,881.42        65,618,155.87       13,338,777.57
May 25, 2006                        81,822,079.18     75,042,079.20        64,714,531.88       13,159,124.60
June 25, 2006                       81,310,071.74     74,530,071.76        63,773,015.26       12,972,456.98
July 25, 2006                       80,773,120.26     73,993,120.28        62,794,146.21       12,778,854.05
August 25, 2006                     80,211,501.99     73,431,502.01        61,778,490.99       12,578,398.67
September 25, 2006                  79,625,509.99     72,845,510.01        60,726,641.39       12,371,177.21
October 25, 2006                    79,015,452.90     72,235,452.92        59,639,214.19       12,157,279.46
November 25, 2006                   78,381,665.14     71,601,665.16        58,516,850.61       11,936,798.57
December 25, 2006                   77,724,485.49     70,944,485.52        57,360,215.66       11,709,830.97
January 25, 2007                    77,044,267.51     70,264,267.54        56,169,997.53       11,476,476.34
February 25, 2007                   76,341,379.19     69,561,379.22        54,946,906.87       11,236,837.51
March 25, 2007                      75,616,202.63     68,836,202.66        53,691,676.22       10,991,020.36
April 25, 2007                      74,869,133.74     68,089,133.77        52,405,174.18       10,739,156.89
May 25, 2007                        74,100,581.81     67,320,581.85        51,088,905.02       10,481,505.66
June 25, 2007                       73,310,969.23     66,530,969.27        49,759,075.64       10,221,236.32
July 25, 2007                       72,501,466.18     65,721,466.22        48,432,749.20        9,961,493.14
August 25, 2007                     71,675,549.58     64,895,549.62        47,106,923.21        9,703,095.00
September 25, 2007                  70,835,546.25     64,055,546.29        45,791,034.54        9,446,034.97
October 25, 2007                    69,999,000.17     63,219,000.21        44,485,013.33        9,190,306.12
November 25, 2007                   69,168,110.00     62,388,110.05        43,188,790.16        8,935,901.58
December 25, 2007                   68,342,839.06     61,562,839.11        41,902,296.09        8,682,814.51
January 25, 2008                    67,523,150.90     60,743,150.95        40,625,462.66        8,431,038.10
February 25, 2008                   66,709,009.30     59,929,009.35        39,358,221.87        8,180,565.58
March 25, 2008                      65,900,378.31     59,120,378.36        38,100,506.19        7,931,390.21
April 25, 2008                      65,097,222.17     58,317,222.22        36,852,248.56        7,683,505.29
May 25, 2008                        64,299,505.39     57,519,505.44        35,613,382.34        7,436,904.15
June 25, 2008                       63,507,192.68     56,727,192.74        34,383,841.40        7,191,580.15
July 25, 2008                       62,720,249.02     55,940,249.08        33,163,560.02        6,947,526.70
August 25, 2008                     61,938,639.58     55,158,639.64        31,952,472.94        6,704,737.22
September 25, 2008                  61,162,329.78     54,382,329.84        30,750,515.37        6,463,205.20
October 25, 2008                    60,391,285.26     53,611,285.32        29,557,622.91        6,222,924.11
November 25, 2008                   59,625,471.87     52,845,471.94        28,373,731.65        5,983,887.51
December 25, 2008                   58,864,855.71     52,084,855.78        27,198,778.10        5,746,088.96
January 25, 2009                    58,109,403.08     51,329,403.15        26,032,699.20        5,509,522.05


                                      E-1



                                                                        GROUP 2 AGGREGATE       CLASS 2-A-1
PAYMENT DATE                     SCHEDULED 1 GROUP     PAC 1 GROUP    SCHEDULE CERTIFICATES    CERTIFICATES
------------------------------   -----------------   --------------   ---------------------   --------------

February 25, 2009                  $57,359,080.51    $50,579,080.58       $24,875,432.31       $5,274,180.43
March 25, 2009                      56,613,854.75     49,833,854.82        23,726,915.26        5,040,057.75
April 25, 2009                      55,873,692.75     49,093,692.82        22,587,086.26        4,807,147.72
May 25, 2009                        55,138,561.70     48,358,561.77        21,455,883.96        4,575,444.06
June 25, 2009                       54,408,428.99     47,628,429.06        20,333,247.42        4,344,940.54
July 25, 2009                       53,683,262.23     46,903,262.30        19,219,116.15        4,115,630.95
August 25, 2009                     52,963,029.22     46,183,029.30        18,113,430.03        3,887,509.13
September 25, 2009                  52,247,698.01     45,467,698.09        17,016,129.38        3,660,568.91
October 25, 2009                    51,537,236.83     44,757,236.91        15,927,154.92        3,434,804.21
November 25, 2009                   50,831,614.12     44,051,614.20        14,846,447.76        3,210,208.93
December 25, 2009                   50,130,798.54     43,350,798.61        13,773,949.44        2,986,777.04
January 25, 2010                    49,434,758.93     42,654,759.00        12,749,547.53        2,772,759.05
February 25, 2010                   48,743,464.35     41,963,464.43        11,751,546.30        2,563,688.91
March 25, 2010                      48,056,884.08     41,276,884.16        10,767,569.59        2,355,749.60
April 25, 2010                      47,374,987.56     40,594,987.64         9,791,437.65        2,148,935.26
May 25, 2010                        46,697,744.47     39,917,744.55         8,823,094.26        1,943,240.02
June 25, 2010                       46,033,158.41     39,253,158.49         7,862,483.56        1,738,658.06
July 25, 2010                       45,373,129.71     38,593,129.79         6,909,550.07        1,535,183.60
August 25, 2010                     44,717,628.57     37,937,628.65         5,964,238.76        1,332,810.89
September 25, 2010                  44,066,625.38     37,286,625.45         5,026,494.88        1,131,534.17
October 25, 2010                    43,420,090.70     36,640,090.78         4,096,264.15          931,347.77
November 25, 2010                   42,777,995.32     35,997,995.40         3,173,492.59          732,246.01
December 25, 2010                   42,140,310.20     35,360,310.27         2,258,126.65          534,223.24
January 25, 2011                    41,507,006.48     34,727,006.56         1,363,179.87          339,995.15
February 25, 2011                   40,878,055.51     34,098,055.59         1,036,567.47          258,342.05
March 25, 2011                      40,253,428.81     33,473,428.89           743,654.31          185,113.76
April 25, 2011                      39,633,098.09     32,853,098.16           457,577.44          113,594.54
May 25, 2011                        39,017,035.24     32,237,035.32           178,191.85           43,748.14
June 25, 2011                       38,407,787.57     31,627,787.65                   --                  --
July 25, 2011                       37,802,733.42     31,022,733.49                   --                  --
August 25, 2011                     37,201,845.25     30,421,845.33                   --                  --
September 25, 2011                  36,605,095.73     29,825,095.81                   --                  --
October 25, 2011                    36,012,457.68     29,232,457.76                   --                  --
November 25, 2011                   35,423,904.13     28,643,904.20                   --                  --
December 25, 2011                   34,839,408.24     28,059,408.32                   --                  --
January 25, 2012                    34,258,943.39     27,478,943.46                   --                  --
February 25, 2012                   33,682,483.10     26,902,483.18                   --                  --
March 25, 2012                      33,110,001.09     26,330,001.16                   --                  --
April 25, 2012                      32,541,471.22     25,761,471.30                   --                  --
May 25, 2012                        31,976,867.55     25,196,867.62                   --                  --
June 25, 2012                       31,421,072.79     24,644,176.10                   --                  --
July 25, 2012                       30,869,106.63     24,103,150.07                   --                  --
August 25, 2012                     30,320,943.79     23,573,549.73                   --                  --
September 25, 2012                  29,776,559.19     23,055,140.10                   --                  --
October 25, 2012                    29,235,927.90     22,547,690.97                   --                  --
November 25, 2012                   28,699,025.14     22,050,976.77                   --                  --
December 25, 2012                   28,165,826.33     21,564,776.48                   --                  --
January 25, 2013                    27,640,377.67     21,088,873.58                   --                  --
February 25, 2013                   27,124,310.41     20,623,055.90                   --                  --
March 25, 2013                      26,617,461.93     20,167,115.58                   --                  --


                                      E-2



                                                                        GROUP 2 AGGREGATE       CLASS 2-A-1
PAYMENT DATE                     SCHEDULED 1 GROUP     PAC 1 GROUP    SCHEDULE CERTIFICATES    CERTIFICATES
------------------------------   -----------------   --------------   ---------------------   --------------

April 25, 2013                     $26,119,672.37    $19,720,848.95                      --               --
May 25, 2013                        25,630,784.60     19,284,056.48                      --               --
June 25, 2013                       25,160,615.30     18,867,814.60                      --               --
July 25, 2013                       24,698,781.20     18,460,317.55                      --               --
August 25, 2013                     24,245,137.87     18,061,385.17                      --               --
September 25, 2013                  23,799,543.37     17,670,840.98                      --               --
October 25, 2013                    23,361,858.13     17,288,512.04                      --               --
November 25, 2013                   22,931,945.02     16,914,228.96                      --               --
December 25, 2013                   22,509,669.19     16,547,825.79                      --               --
January 25, 2014                    22,094,898.15     16,189,139.93                      --               --
February 25, 2014                   21,687,501.63     15,838,012.10                      --               --
March 25, 2014                      21,287,351.60     15,494,286.27                      --               --
April 25, 2014                      20,894,322.23     15,157,809.56                      --               --
May 25, 2014                        20,508,289.81     14,828,432.22                      --               --
June 25, 2014                       20,137,475.67     14,515,162.84                      --               --
July 25, 2014                       19,773,142.85     14,208,350.93                      --               --
August 25, 2014                     19,415,180.42     13,907,865.56                      --               --
September 25, 2014                  19,063,479.29     13,613,578.40                      --               --
October 25, 2014                    18,717,932.27     13,325,363.70                      --               --
November 25, 2014                   18,378,433.93     13,043,098.25                      --               --
December 25, 2014                   18,044,880.65     12,766,661.29                      --               --
January 25, 2015                    17,717,170.55     12,495,934.49                      --               --
February 25, 2015                   17,395,203.47     12,230,801.89                      --               --
March 25, 2015                      17,078,589.27     11,970,945.83                      --               --
April 25, 2015                      16,764,840.78     11,714,584.56                      --               --
May 25, 2015                        16,452,887.79     11,460,938.95                      --               --
June 25, 2015                       16,146,480.46     11,212,605.12                      --               --
July 25, 2015                       15,845,522.83     10,969,474.22                      --               --
August 25, 2015                     15,549,920.62     10,731,439.56                      --               --
September 25, 2015                  15,259,581.10     10,498,396.63                      --               --
October 25, 2015                    14,974,413.17     10,270,243.04                      --               --
November 25, 2015                   14,694,327.24     10,046,878.44                      --               --
December 25, 2015                   14,419,235.25      9,828,204.53                      --               --
January 25, 2016                    14,149,050.67      9,614,125.00                      --               --
February 25, 2016                   13,883,688.40      9,404,545.48                      --               --
March 25, 2016                      13,623,064.82      9,199,373.50                      --               --
April 25, 2016                      13,367,097.72      8,998,518.48                      --               --
May 25, 2016                        13,115,706.29      8,801,891.67                      --               --
June 25, 2016                       12,868,811.12      8,609,406.09                      --               --
July 25, 2016                       12,626,334.11      8,420,976.56                      --               --
August 25, 2016                     12,388,198.53      8,236,519.60                      --               --
September 25, 2016                  12,154,328.95      8,055,953.44                      --               --
October 25, 2016                    11,924,651.20      7,879,197.93                      --               --
November 25, 2016                   11,699,092.41      7,706,174.59                      --               --
December 25, 2016                   11,477,580.93      7,536,806.50                      --               --
January 25, 2017                    11,260,046.35      7,371,018.32                      --               --
February 25, 2017                   11,046,419.44      7,208,736.21                      --               --
March 25, 2017                      10,836,632.18      7,049,887.85                      --               --
April 25, 2017                      10,630,617.68      6,894,402.39                      --               --
May 25, 2017                        10,428,310.22      6,742,210.41                      --               --


                                      E-3



                                                                        GROUP 2 AGGREGATE       CLASS 2-A-1
PAYMENT DATE                     SCHEDULED 1 GROUP     PAC 1 GROUP    SCHEDULE CERTIFICATES    CERTIFICATES
------------------------------   -----------------   --------------   ---------------------   --------------

June 25, 2017                      $10,229,645.19     $6,593,243.89                      --               --
July 25, 2017                       10,034,559.08      6,447,436.21                      --               --
August 25, 2017                     9,842,989.47       6,304,722.08                      --               --
September 25, 2017                  9,654,875.01       6,165,037.57                      --               --
October 25, 2017                    9,470,155.39       6,028,320.00                      --               --
November 25, 2017                   9,288,771.34       5,894,508.02                      --               --
December 25, 2017                   9,110,664.61       5,763,541.48                      --               --
January 25, 2018                    8,935,777.93       5,635,361.47                      --               --
February 25, 2018                   8,764,055.01       5,509,910.30                      --               --
March 25, 2018                      8,595,440.55       5,387,131.42                      --               --
April 25, 2018                      8,429,880.16       5,266,969.45                      --               --
May 25, 2018                        8,267,320.41       5,149,370.13                      --               --
June 25, 2018                       8,107,708.77       5,034,280.30                      --               --
July 25, 2018                       7,950,993.62       4,921,647.90                      --               --
August 25, 2018                     7,797,124.21       4,811,421.91                      --               --
September 25, 2018                  7,646,050.68       4,703,552.37                      --               --
October 25, 2018                    7,497,724.01       4,597,990.32                      --               --
November 25, 2018                   7,352,096.02       4,494,687.80                      --               --
December 25, 2018                   7,209,119.36       4,393,597.84                      --               --
January 25, 2019                    7,068,747.51       4,294,674.42                      --               --
February 25, 2019                   6,930,934.72       4,197,872.47                      --               --
March 25, 2019                      6,795,636.03       4,103,147.82                      --               --
April 25, 2019                      6,662,807.28       4,010,457.20                      --               --
May 25, 2019                        6,532,405.03       3,919,758.26                      --               --
June 25, 2019                       6,404,386.61       3,831,009.47                      --               --
July 25, 2019                       6,278,710.08       3,744,170.18                      --               --
August 25, 2019                     6,155,334.21       3,659,200.56                      --               --
September 25, 2019                  6,034,218.50       3,576,061.59                      --               --
October 25, 2019                    5,915,323.13       3,494,715.05                      --               --
November 25, 2019                   5,798,608.96       3,415,123.50                      --               --
December 25, 2019                   5,684,037.54       3,337,250.27                      --               --
January 25, 2020                    5,571,571.07       3,261,059.45                      --               --
February 25, 2020                   5,461,172.42       3,186,515.85                      --               --
March 25, 2020                      5,352,805.06       3,113,584.99                      --               --
April 25, 2020                      5,246,433.13       3,042,233.14                      --               --
May 25, 2020                        5,142,021.36       2,972,427.21                      --               --
June 25, 2020                       5,039,535.11       2,904,134.82                      --               --
July 25, 2020                       4,938,940.33       2,837,324.24                      --               --
August 25, 2020                     4,840,203.53       2,771,964.40                      --               --
September 25, 2020                  4,743,291.85       2,708,024.86                      --               --
October 25, 2020                    4,648,172.95       2,645,475.81                      --               --
November 25, 2020                   4,554,815.07       2,584,288.05                      --               --
December 25, 2020                   4,463,186.99       2,524,432.98                      --               --
January 25, 2021                    4,373,258.05       2,465,882.58                      --               --
February 25, 2021                   4,284,998.09       2,408,609.42                      --               --
March 25, 2021                      4,198,377.48       2,352,586.62                      --               --
April 25, 2021                      4,113,367.12       2,297,787.86                      --               --
May 25, 2021                        4,029,938.40       2,244,187.36                      --               --
June 25, 2021                       3,948,063.19       2,191,759.87                      --               --
July 25, 2021                       3,867,713.87       2,140,480.67                      --               --


                                      E-4



                                                                    GROUP 2
                                                                   AGGREGATE
                                  SCHEDULED 1                      SCHEDULE      CLASS 2-A-1
PAYMENT DATE                         GROUP        PAC 1 GROUP    CERTIFICATES   CERTIFICATES
------------------------------   -------------   -------------   ------------   ------------

August 25, 2021                  $3,788,863.28   $2,090,325.52        --             --
September 25, 2021                3,711,484.76    2,041,270.71        --             --
October 25, 2021                  3,635,552.07    1,993,293.01        --             --
November 25, 2021                 3,561,039.46    1,946,369.65        --             --
December 25, 2021                 3,487,921.60    1,900,478.36        --             --
January 25, 2022                  3,416,173.62    1,855,597.31        --             --
February 25, 2022                 3,345,771.06    1,811,705.12        --             --
March 25, 2022                    3,276,689.91    1,768,780.86        --             --
April 25, 2022                    3,208,906.55    1,726,804.03        --             --
May 25, 2022                      3,142,397.79    1,685,754.54        --             --
June 25, 2022                     3,077,140.83    1,645,612.73        --             --
July 25, 2022                     3,013,113.27    1,606,359.34        --             --
August 25, 2022                   2,950,293.10    1,567,975.52        --             --
September 25, 2022                2,888,658.70    1,530,442.79        --             --
October 25, 2022                  2,828,188.81    1,493,743.07        --             --
November 25, 2022                 2,768,862.55    1,457,858.64        --             --
December 25, 2022                 2,710,659.39    1,422,772.16        --             --
January 25, 2023                  2,653,559.19    1,388,466.63        --             --
February 25, 2023                 2,597,542.12    1,354,925.43        --             --
March 25, 2023                    2,542,588.72    1,322,132.26        --             --
April 25, 2023                    2,488,679.86    1,290,071.17        --             --
May 25, 2023                      2,435,796.75    1,258,726.54        --             --
June 25, 2023                     2,383,920.92    1,228,083.06        --             --
July 25, 2023                     2,333,034.23    1,198,125.76        --             --
August 25, 2023                   2,283,118.84    1,168,839.98        --             --
September 25, 2023                2,234,157.25    1,140,211.33        --             --
October 25, 2023                  2,186,132.23    1,112,225.77        --             --
November 25, 2023                 2,139,026.88    1,084,869.51        --             --
December 25, 2023                 2,092,824.59    1,058,129.06        --             --
January 25, 2024                  2,047,509.02    1,031,991.23        --             --
February 25, 2024                 2,003,064.14    1,006,443.08        --             --
March 25, 2024                    1,959,474.18      981,471.95        --             --
April 25, 2024                    1,916,723.67      957,065.43        --             --
May 25, 2024                      1,874,797.39      933,211.39        --             --
June 25, 2024                     1,833,680.40      909,897.95        --             --
July 25, 2024                     1,793,358.00      887,113.46        --             --
August 25, 2024                   1,753,815.77      864,846.52        --             --
September 25, 2024                1,715,039.54      843,085.98        --             --
October 25, 2024                  1,677,015.38      821,820.92        --             --
November 25, 2024                 1,639,729.60      801,040.63        --             --
December 25, 2024                 1,603,168.77      780,734.64        --             --
January 25, 2025                  1,567,319.68      760,892.71        --             --
February 25, 2025                 1,532,169.35      741,504.78        --             --
March 25, 2025                    1,497,705.04      722,561.03        --             --
April 25, 2025                    1,463,914.23      704,051.84        --             --
May 25, 2025                      1,430,784.61      685,967.78        --             --
June 25, 2025                     1,398,304.10      668,299.63        --             --
July 25, 2025                     1,366,460.82      651,038.35        --             --
August 25, 2025                   1,335,243.11      634,175.12        --             --
September 25, 2025                1,304,639.51      617,701.26        --             --


                                      E-5



                                                                  GROUP 2
                                                                 AGGREGATE
                                  SCHEDULED 1                    SCHEDULE      CLASS 2-A-1
PAYMENT DATE                         GROUP       PAC 1 GROUP   CERTIFICATES   CERTIFICATES
------------------------------   -------------   -----------   ------------   ------------

October 25, 2025                 $1,274,638.77   $601,608.31        --             --
November 25, 2025                 1,245,229.82    585,887.97        --             --
December 25, 2025                 1,216,401.79    570,532.12        --             --
January 25, 2026                  1,188,144.03    555,532.80        --             --
February 25, 2026                 1,160,446.05    540,882.24        --             --
March 25, 2026                    1,133,297.54    526,572.81        --             --
April 25, 2026                    1,106,688.39    512,597.05        --             --
May 25, 2026                      1,080,608.66    498,947.66        --             --
June 25, 2026                     1,055,048.59    485,617.50        --             --
July 25, 2026                     1,029,998.58    472,599.57        --             --
August 25, 2026                   1,005,449.23    459,887.01        --             --
September 25, 2026                  981,391.27    447,473.12        --             --
October 25, 2026                    957,815.62    435,351.33        --             --
November 25, 2026                   934,713.35    423,515.23        --             --
December 25, 2026                   912,075.68    411,958.53        --             --
January 25, 2027                    889,894.00    400,675.06        --             --
February 25, 2027                   868,159.86    389,658.80        --             --
March 25, 2027                      846,864.93    378,903.86        --             --
April 25, 2027                      826,001.06    368,404.46        --             --
May 25, 2027                        805,560.23    358,154.95        --             --
June 25, 2027                       785,534.55    348,149.80        --             --
July 25, 2027                       765,916.30    338,383.59        --             --
August 25, 2027                     746,697.87    328,851.04        --             --
September 25, 2027                  727,871.80    319,546.95        --             --
October 25, 2027                    709,430.76    310,466.24        --             --
November 25, 2027                   691,367.56    301,603.96        --             --
December 25, 2027                   673,675.11    292,955.23        --             --
January 25, 2028                    656,346.47    284,515.31        --             --
February 25, 2028                   639,374.82    276,279.53        --             --
March 25, 2028                      622,753.47    268,243.34        --             --
April 25, 2028                      606,475.83    260,402.27        --             --
May 25, 2028                        590,535.44    252,751.96        --             --
June 25, 2028                       574,925.95    245,288.15        --             --
July 25, 2028                       559,641.13    238,006.64        --             --
August 25, 2028                     544,674.86    230,903.36        --             --
September 25, 2028                  530,021.12    223,974.29        --             --
October 25, 2028                    515,674.01    217,215.52        --             --
November 25, 2028                   501,627.74    210,623.21        --             --
December 25, 2028                   487,876.61    204,193.62        --             --
January 25, 2029                    474,415.02    197,923.07        --             --
February 25, 2029                   461,237.48    191,807.96        --             --
March 25, 2029                      448,338.61    185,844.80        --             --
April 25, 2029                      435,713.10    180,030.13        --             --
May 25, 2029                        423,355.76    174,360.59        --             --
June 25, 2029                       411,261.48    168,832.89        --             --
July 25, 2029                       399,425.23    163,443.81        --             --
August 25, 2029                     387,842.11    158,190.19        --             --
September 25, 2029                  376,507.27    153,068.95        --             --
October 25, 2029                    365,415.96    148,077.07        --             --
November 25, 2029                   354,563.52    143,211.60        --             --


                                      E-6



                                                                  GROUP 2
                                                                 AGGREGATE
                                  SCHEDULED 1                    SCHEDULE      CLASS 2-A-1
PAYMENT DATE                         GROUP       PAC 1 GROUP   CERTIFICATES   CERTIFICATES
------------------------------   -------------   -----------   ------------   ------------

December 25, 2029                 $343,945.37    $138,469.65        --             --
January 25, 2030                   333,557.01     133,848.39        --             --
February 25, 2030                  323,394.04     129,345.07        --             --
March 25, 2030                     313,452.11     124,956.96        --             --
April 25, 2030                     303,726.97     120,681.43        --             --
May 25, 2030                       294,214.44     116,515.90        --             --
June 25, 2030                      284,910.42     112,457.81        --             --
July 25, 2030                      275,810.88     108,504.71        --             --
August 25, 2030                    266,911.86     104,654.15        --             --
September 25, 2030                 258,209.48     100,903.78        --             --
October 25, 2030                   249,699.93      97,251.27        --             --
November 25, 2030                  241,379.45      93,694.36        --             --
December 25, 2030                  233,244.38      90,230.81        --             --
January 25, 2031                   225,291.11      86,858.48        --             --
February 25, 2031                  217,516.10      83,575.22        --             --
March 25, 2031                     209,915.85      80,378.96        --             --
April 25, 2031                     202,486.97      77,267.67        --             --
May 25, 2031                       195,226.10      74,239.37        --             --
June 25, 2031                      188,129.95      71,292.10        --             --
July 25, 2031                      181,195.28      68,423.98        --             --
August 25, 2031                    174,418.92      65,633.13        --             --
September 25, 2031                 167,797.77      62,917.74        --             --
October 25, 2031                   161,328.76      60,276.04        --             --
November 25, 2031                  155,008.89      57,706.28        --             --
December 25, 2031                  148,835.22      55,206.76        --             --
January 25, 2032                   142,804.85      52,775.82        --             --
February 25, 2032                  136,914.95      50,411.83        --             --
March 25, 2032                     131,162.74      48,113.20        --             --
April 25, 2032                     125,545.47      45,878.38        --             --
May 25, 2032                       120,060.46      43,705.84        --             --
June 25, 2032                      114,705.08      41,594.10        --             --
July 25, 2032                      109,476.74      39,541.70        --             --
August 25, 2032                    104,372.90      37,547.23        --             --
September 25, 2032                  99,391.08      35,609.28        --             --
October 25, 2032                    94,528.81      33,726.50        --             --
November 25, 2032                   89,783.72      31,897.56        --             --
December 25, 2032                   85,153.43      30,121.16        --             --
January 25, 2033                    80,635.64      28,396.03        --             --
February 25, 2033                   76,228.08      26,720.93        --             --
March 25, 2033                      71,928.51      25,094.64        --             --
April 25, 2033                      67,734.77      23,515.97        --             --
May 25, 2033                        63,644.69      21,983.77        --             --
June 25, 2033                       59,656.17      20,496.90        --             --
July 25, 2033                       55,767.16      19,054.25        --             --
August 25, 2033                     51,975.62      17,654.73        --             --
September 25, 2033                  48,279.56      16,297.29        --             --
October 25, 2033                    44,677.02      14,980.89        --             --
November 25, 2033                   41,166.11      13,704.51        --             --
December 25, 2033                   37,744.92      12,467.17        --             --
January 25, 2034                    34,411.63      11,267.89        --             --


                                      E-7



                                                                  GROUP 2
                                                                 AGGREGATE
                                  SCHEDULED 1                    SCHEDULE      CLASS 2-A-1
PAYMENT DATE                         GROUP       PAC 1 GROUP   CERTIFICATES   CERTIFICATES
------------------------------   -------------   -----------   ------------   ------------

February 25, 2034                  $31,164.41     $10,105.74        --             --
March 25, 2034                      28,001.50       8,979.79        --             --
April 25, 2034                      24,921.14       7,889.13        --             --
May 25, 2034                        21,922.67       6,833.22        --             --
June 25, 2034                       19,003.34       5,810.86        --             --
July 25, 2034                       16,176.81       4,826.36        --             --
August 25, 2034                     13,425.74       3,873.57        --             --
September 25, 2034                  10,748.56       2,951.66        --             --
October 25, 2034                     8,143.72       2,059.87        --             --
November 25, 2034                    5,609.71       1,197.43        --             --
December 25, 2034                    3,317.87         421.35        --             --
January 25, 2035                     1,327.15             --        --             --
February 25, 2035                      219.95             --        --             --
March 25, 2035                             --             --        --             --


                                      E-8

                                   APPENDIX F

                     UNDERLYING DISTRIBUTION DATE STATEMENTS

                                       F-1

Banc of America Mortgage Securities, Inc.
Mortgage Pass-Through Certificates

Record Date: 4/29/2005
Distribution Date: 5/25/2005

Banc of America Mortgage Securities, Inc.
Mortgage Pass-Through Certificates
Series 2004-11

Contact: Customer Service - CTSLink
         Wells Fargo Bank, N.A.
         Securities Administration Services
         7485 New Horizon Way
         Frederick, MD 21703
         Telephone: (301) 815-6600
         Fax: (301) 815-6660

                     Certificateholder Distribution Summary



                                   Certificate    Certificate      Beginning
                                      Class      Pass-Through     Certificate      Interest      Principal
Class                    CUSIP     Description       Rate           Balance      Distribution   Distribution
--------------------   ---------   -----------   ------------   --------------   ------------   ------------

 1-A-1                 05949AB41       SEN         5.50000%      19,758,000.00      90,557.50           0.00
 1-A-2                 05949AB58       SEN         5.50000%         241,000.00       1,104.58           0.00
 1-A-3                 05949AB66       SEN         5.50000%     126,836,237.37     581,332.75   1,235,942.14
 1-A-4                 05949AB74       SEN         5.25000%       8,536,000.00      37,345.00           0.00
 1-A-5                 05949AB82       SEN         5.50000%       3,000,000.00      13,750.00           0.00
 1-A-6                 05949AB90       SEN         5.50000%       3,000,000.00      13,750.00           0.00
 1-A-7                 05949AC24       SEN         5.50000%       4,000,000.00      18,333.33           0.00
 1-A-8                 05949AC32       SEN         5.50000%       7,000,000.00      32,083.33           0.00
 1-A-9                 05949AC40       SEN         5.50000%               0.00       1,778.33           0.00
1-A-10                 05949AC57       SEN         5.25000%      24,185,161.28     105,810.08      76,073.43
1-A-11                 05949AC65       SEN         5.50000%      16,397,202.15      75,153.84     (75,153.84)
1-A-12                 05949AC73       SEN         5.50000%               0.00       5,038.58           0.00
1-A-13                 05949AC81       SEN         5.25000%      86,010,495.55     376,295.92     838,120.07
1-A-14                 05949AC99       SEN         3.42000%       8,601,049.55      24,512.99      83,812.01
1-A-15                 05949AD23       SEN         4.58000%               0.00      32,827.34           0.00
1-A-16                 05949AD31       SEN         5.50000%         200,636.57         919.58        (919.58)
 1-A-R                 05949AD49       SEN         5.50000%               0.00           0.00           0.00
1-A-MR                 05949AD56       SEN         5.50000%               0.00           0.00           0.00
1-A-LR                 05949AD64       SEN         5.50000%               0.00           0.00           0.00
 2-A-1                 05949AD72       SEN         5.75000%     102,203,524.85     489,725.22     848,396.06
 2-A-2                 05949AD80       SEN         5.75000%       2,082,701.67       9,979.61      17,288.60
 3-A-1                 05949AE22       SEN         5.75000%      13,201,531.15      63,257.34      30,042.70
 4-A-1                 05949AE48       SEN         5.00000%      52,604,370.01     219,184.88     240,611.77
 5-A-1                 05949AE71       SEN         6.50000%      67,722,492.69     366,830.17   2,389,566.35
 5-PO                  05949AE97       PO          0.00000%       1,325,064.42           0.00      59,828.29
 X-PO                  05949AF21       PO          0.00000%       3,548,027.93           0.00      28,418.22
 15-PO                 05949AE63       PO          0.00000%         190,642.02           0.00       1,572.78
 2-B-1                 05949AF62       SUB         5.75000%       2,045,478.47       9,801.25       2,145.42
 2-B-2                 05949AF70       SUB         5.75000%         704,066.84       3,373.65         738.47
 2-B-3                 05949AF88       SUB         5.75000%         447,137.21       2,142.53         468.98
 2-B-4                 05949AG79       SUB         5.75000%         319,668.25       1,531.74         335.29
 2-B-5                 05949AG87       SUB         5.75000%         255,933.77       1,226.35         268.44
 2-B-6                 05949AG95       SUB         5.75000%         191,908.67         919.56         201.28
 X-B-1                 05949AF39       SUB         5.44401%       7,268,688.68      32,975.65      10,810.06
 X-B-2                 05949AF47       SUB         5.44401%       1,923,801.48       8,727.66       2,861.10
 X-B-3                 05949AF54       SUB         5.44401%       1,282,534.32       5,818.44       1,907.40
 X-B-4                 05949AG46       SUB         5.44401%         641,267.16       2,909.22         953.70
 X-B-5                 05949AG53       SUB         5.44401%         641,267.16       2,909.22         953.70
 X-B-6                 05949AG61       SUB         5.44401%         641,234.40       2,909.07         953.51
 5-B-1                 05949AF96       SUB         6.50000%       1,379,863.06       7,474.26       2,876.55
 5-B-2                 05949AG20       SUB         6.50000%         324,381.90       1,757.07         676.23
 5-B-3                 05949AG38       SUB         6.50000%         203,358.68       1,101.53         423.93
 5-B-4                 05949AH29       SUB         6.50000%         122,015.21         660.92         254.36
 5-B-5                 05949AH37       SUB         6.50000%         161,694.95         875.85         337.08
 5-B-6                 05949AH45       SUB         6.50000%          82,068.62         444.54         171.07
 5-IO                  05949AE89       IO          6.50000%               0.00       4,708.66           0.00
 15-IO                 05949AE55       IO          5.00000%               0.00       6,170.94           0.00
 20-IO                 05949AE30       IO          5.75000%               0.00         883.78           0.00
 30-IO                 05949AD98       IO          5.50000%               0.00      38,292.44           0.00
Totals                                                          569,280,506.04   2,697,184.70   5,800,935.57


               Certificateholder Distribution Summary (continued)



                        Current       Ending                      Cumulative
                       Realized     Certificate        Total       Realized
Class                    Loss         Balance      Distribution     Losses
--------------------   --------   --------------   ------------   ----------

1-A-1                    0.00      19,758,000.00      90,557.50      0.00
1-A-2                    0.00         241,000.00       1,104.58      0.00
1-A-3                    0.00     125,600,295.22   1,817,274.89      0.00
1-A-4                    0.00       8,536,000.00      37,345.00      0.00
1-A-5                    0.00       3,000,000.00      13,750.00      0.00
1-A-6                    0.00       3,000,000.00      13,750.00      0.00
1-A-7                    0.00       4,000,000.00      18,333.33      0.00
1-A-8                    0.00       7,000,000.00      32,083.33      0.00
1-A-9                    0.00               0.00       1,778.33      0.00
1-A-10                   0.00      24,109,087.85     181,883.51      0.00
1-A-11                   0.00      16,472,355.99           0.00      0.00
1-A-12                   0.00               0.00       5,038.58      0.00
1-A-13                   0.00      85,172,375.48   1,214,415.99      0.00
1-A-14                   0.00       8,517,237.55     108,325.00      0.00
1-A-15                   0.00               0.00      32,827.34      0.00
1-A-16                   0.00         201,556.16           0.00      0.00
1-A-R                    0.00               0.00           0.00      0.00
1-A-MR                   0.00               0.00           0.00      0.00
1-A-LR                   0.00               0.00           0.00      0.00
2-A-1                    0.00     101,355,128.79   1,338,121.28      0.00
2-A-2                    0.00       2,065,413.07      27,268.21      0.00
3-A-1                    0.00      13,171,488.45      93,300.04      0.00
4-A-1                    0.00      52,363,758.24     459,796.65      0.00
5-A-1                    0.00      65,332,926.34   2,756,396.52      0.00
5-PO                     0.00       1,265,236.13      59,828.29      0.00
X-PO                     0.00       3,519,609.71      28,418.22      0.00
15-PO                    0.00         189,069.24       1,572.78      0.00
2-B-1                    0.00       2,043,333.06      11,946.67      0.00
2-B-2                    0.00         703,328.37       4,112.12      0.00
2-B-3                    0.00         446,668.23       2,611.51      0.00
2-B-4                    0.00         319,332.97       1,867.03      0.00
2-B-5                    0.00         255,665.33       1,494.79      0.00
2-B-6                    0.00         191,707.38       1,120.84      0.00
X-B-1                    0.00       7,257,878.62      43,785.71      0.00
X-B-2                    0.00       1,920,940.38      11,588.76      0.00
X-B-3                    0.00       1,280,626.92       7,725.84      0.00
X-B-4                    0.00         640,313.46       3,862.92      0.00
X-B-5                    0.00         640,313.46       3,862.92      0.00
X-B-6                    0.00         640,280.88       3,862.58      0.00
5-B-1                    0.00       1,376,986.50      10,350.81      0.00
5-B-2                    0.00         323,705.67       2,433.30      0.00
5-B-3                    0.00         202,934.75       1,525.46      0.00
5-B-4                    0.00         121,760.85         915.28      0.00
5-B-5                    0.00         161,357.87       1,212.93      0.00
5-B-6                    0.00          81,897.55         615.61      0.00
5-IO                     0.00               0.00       4,708.66      0.00
15-IO                    0.00               0.00       6,170.94      0.00
20-IO                    0.00               0.00         883.78      0.00
30-IO                    0.00               0.00      38,292.44      0.00
Totals                   0.00     563,479,570.47   8,498,120.27      0.00


All distributions required by the Pooling and Servicing Agreement have been calculated by the Certificate Administrator on behalf of the Trustee.

                        Principal Distribution Statement



                          Original         Beginning       Scheduled     Unscheduled
                            Face          Certificate      Principal      Principal                 Realized
Class                      Amount           Balance      Distribution   Distribution    Accretion   Loss (1)
--------------------   --------------   --------------   ------------   ------------   ----------   --------

1-A-1                   19,758,000.00    19,758,000.00          0.00            0.00         0.00     0.00
1-A-2                      241,000.00       241,000.00          0.00            0.00         0.00     0.00
1-A-3                  147,466,000.00   126,836,237.37    188,622.92    1,047,319.22         0.00     0.00
1-A-4                    8,536,000.00     8,536,000.00          0.00            0.00         0.00     0.00
1-A-5                    3,000,000.00     3,000,000.00          0.00            0.00         0.00     0.00
1-A-6                    3,000,000.00     3,000,000.00          0.00            0.00         0.00     0.00
1-A-7                    4,000,000.00     4,000,000.00          0.00            0.00         0.00     0.00
1-A-8                    7,000,000.00     7,000,000.00          0.00            0.00         0.00     0.00
1-A-9                            0.00             0.00          0.00            0.00         0.00     0.00
1-A-10                  24,486,000.00    24,185,161.28     11,609.92       64,463.51         0.00     0.00
1-A-11                  16,100,000.00    16,397,202.15          0.00            0.00   (75,153.84)    0.00
1-A-12                           0.00             0.00          0.00            0.00         0.00     0.00
1-A-13                 100,000,000.00    86,010,495.55    127,909.43      710,210.64         0.00     0.00
1-A-14                  10,000,000.00     8,601,049.55     12,790.94       71,021.06         0.00     0.00
1-A-15                           0.00             0.00          0.00            0.00         0.00     0.00
1-A-16                     197,000.00       200,636.57          0.00            0.00      (919.58)    0.00
1-A-R                           50.00             0.00          0.00            0.00         0.00     0.00
1-A-MR                          25.00             0.00          0.00            0.00         0.00     0.00
1-A-LR                          25.00             0.00          0.00            0.00         0.00     0.00
2-A-1                  119,688,000.00   102,203,524.85    107,197.00      741,199.06         0.00     0.00
2-A-2                    2,439,000.00     2,082,701.67      2,184.46       15,104.14         0.00     0.00
3-A-1                   16,659,000.00    13,201,531.15     29,907.50          135.20         0.00     0.00
4-A-1                   55,446,000.00    52,604,370.01    203,295.22       37,316.54         0.00     0.00
5-A-1                   78,068,000.00    67,722,492.69    141,178.74    2,248,387.61         0.00     0.00
5-PO                     1,486,003.00     1,325,064.42      4,031.78       55,796.51         0.00     0.00
X-PO                     3,684,561.00     3,548,027.93      4,109.39       24,308.82         0.00     0.00
15-PO                      202,734.00       190,642.02        745.78          827.01         0.00     0.00
2-B-1                    2,054,000.00     2,045,478.47      2,145.42            0.00         0.00     0.00
2-B-2                      707,000.00       704,066.84        738.47            0.00         0.00     0.00
2-B-3                      449,000.00       447,137.21        468.98            0.00         0.00     0.00
2-B-4                      321,000.00       319,668.25        335.29            0.00         0.00     0.00
2-B-5                      257,000.00       255,933.77        268.44            0.00         0.00     0.00
2-B-6                      192,707.00       191,908.67        201.28            0.00         0.00     0.00
X-B-1                    7,311,000.00     7,268,688.68     10,810.06            0.00         0.00     0.00
X-B-2                    1,935,000.00     1,923,801.48      2,861.10            0.00         0.00     0.00
X-B-3                    1,290,000.00     1,282,534.32      1,907.40            0.00         0.00     0.00
X-B-4                      645,000.00       641,267.16        953.70            0.00         0.00     0.00
X-B-5                      645,000.00       641,267.16        953.70            0.00         0.00     0.00
X-B-6                      644,967.00       641,234.40        953.51            0.00         0.00     0.00
5-B-1                    1,391,000.00     1,379,863.06      2,876.55            0.00         0.00     0.00
5-B-2                      327,000.00       324,381.90        676.23            0.00         0.00     0.00
5-B-3                      205,000.00       203,358.68        423.93            0.00         0.00     0.00
5-B-4                      123,000.00       122,015.21        254.36            0.00         0.00     0.00
5-B-5                      163,000.00       161,694.95        337.08            0.00         0.00     0.00
5-B-6                       82,730.00        82,068.62        171.07            0.00         0.00     0.00
5-IO                             0.00             0.00          0.00            0.00         0.00     0.00
15-IO                            0.00             0.00          0.00            0.00         0.00     0.00
20-IO                            0.00             0.00          0.00            0.00         0.00     0.00
30-IO                            0.00             0.00          0.00            0.00         0.00     0.00
Totals                 640,200,802.00   569,280,506.04    860,919.65    5,016,089.32   (76,073.42)    0.00


(1)  Amount Does Not Include Excess Special Hazard, Bankruptcy, or Fraud Losses
     Unless Otherwise Disclosed. Please Refer to the Prospectus Supplement for a
     Full Description.

                  Principal Distribution Statement (continued)



                           Total          Ending          Ending         Total
                         Principal      Certificate    Certificate     Principal
Class                    Reduction        Balance       Percentage   Distribution
--------------------   ------------   --------------   -----------   ------------

1-A-1                          0.00    19,758,000.00    1.00000000           0.00
1-A-2                          0.00       241,000.00    1.00000000           0.00
1-A-3                  1,235,942.14   125,600,295.22    0.85172375   1,235,942.14
1-A-4                          0.00     8,536,000.00    1.00000000           0.00
1-A-5                          0.00     3,000,000.00    1.00000000           0.00
1-A-6                          0.00     3,000,000.00    1.00000000           0.00
1-A-7                          0.00     4,000,000.00    1.00000000           0.00
1-A-8                          0.00     7,000,000.00    1.00000000           0.00
1-A-9                          0.00             0.00    0.00000000           0.00
1-A-10                    76,073.43    24,109,087.85    0.98460703      76,073.43
1-A-11                   (75,153.84)   16,472,355.99    1.02312770     (75,153.84)
1-A-12                         0.00             0.00    0.00000000           0.00
1-A-13                   838,120.07    85,172,375.48    0.85172375     838,120.07
1-A-14                    83,812.01     8,517,237.55    0.85172376      83,812.01
1-A-15                         0.00             0.00    0.00000000           0.00
1-A-16                      (919.58)      201,556.16    1.02312772        (919.58)
1-A-R                          0.00             0.00    0.00000000           0.00
1-A-MR                         0.00             0.00    0.00000000           0.00
1-A-LR                         0.00             0.00    0.00000000           0.00
2-A-1                    848,396.06   101,355,128.79    0.84682783     848,396.06
2-A-2                     17,288.60     2,065,413.07    0.84682783      17,288.60
3-A-1                     30,042.70    13,171,488.45    0.79065301      30,042.70
4-A-1                    240,611.77    52,363,758.24    0.94441002     240,611.77
5-A-1                  2,389,566.35    65,332,926.34    0.83687204   2,389,566.35
5-PO                      59,828.29     1,265,236.13    0.85143578      59,828.29
X-PO                      28,418.22     3,519,609.71    0.95523177      28,418.22
15-PO                      1,572.78       189,069.24    0.93259759       1,572.78
2-B-1                      2,145.42     2,043,333.06    0.99480675       2,145.42
2-B-2                        738.47       703,328.37    0.99480675         738.47
2-B-3                        468.98       446,668.23    0.99480675         468.98
2-B-4                        335.29       319,332.97    0.99480676         335.29
2-B-5                        268.44       255,665.33    0.99480673         268.44
2-B-6                        201.28       191,707.38    0.99481275         201.28
X-B-1                     10,810.06     7,257,878.62    0.99273405      10,810.06
X-B-2                      2,861.10     1,920,940.38    0.99273405       2,861.10
X-B-3                      1,907.40     1,280,626.92    0.99273405       1,907.40
X-B-4                        953.70       640,313.46    0.99273405         953.70
X-B-5                        953.70       640,313.46    0.99273405         953.70
X-B-6                        953.51       640,280.88    0.99273433         953.51
5-B-1                      2,876.55     1,376,986.50    0.98992559       2,876.55
5-B-2                        676.23       323,705.67    0.98992560         676.23
5-B-3                        423.93       202,934.75    0.98992561         423.93
5-B-4                        254.36       121,760.85    0.98992561         254.36
5-B-5                        337.08       161,357.87    0.98992558         337.08
5-B-6                        171.07        81,897.55    0.98993775         171.07
5-IO                           0.00             0.00    0.00000000           0.00
15-IO                          0.00             0.00    0.00000000           0.00
20-IO                          0.00             0.00    0.00000000           0.00
30-IO                          0.00             0.00    0.00000000           0.00
Totals                 5,800,935.57   563,479,570.47    0.88016068   5,800,935.57


                    Principal Distribution Factors Statement



                          Original        Beginning       Scheduled     Unscheduled
                            Face         Certificate      Principal      Principal
Class (2)                  Amount          Balance      Distribution   Distribution    Accretion
--------------------   --------------   -------------   ------------   ------------   -----------

1-A-1                   19,758,000.00   1000.00000000    0.00000000      0.00000000    0.00000000
1-A-2                      241,000.00   1000.00000000    0.00000000      0.00000000    0.00000000
1-A-3                  147,466,000.00    860.10495552    1.27909430      7.10210638    0.00000000
1-A-4                    8,536,000.00   1000.00000000    0.00000000      0.00000000    0.00000000
1-A-5                    3,000,000.00   1000.00000000    0.00000000      0.00000000    0.00000000
1-A-6                    3,000,000.00   1000.00000000    0.00000000      0.00000000    0.00000000
1-A-7                    4,000,000.00   1000.00000000    0.00000000      0.00000000    0.00000000
1-A-8                    7,000,000.00   1000.00000000    0.00000000      0.00000000    0.00000000
1-A-9                            0.00      0.00000000    0.00000000      0.00000000    0.00000000
1-A-10                  24,486,000.00    987.71384791    0.47414523      2.63266806    0.00000000
1-A-11                  16,100,000.00   1018.45976087    0.00000000      0.00000000   (4.66794037)
1-A-12                           0.00      0.00000000    0.00000000      0.00000000    0.00000000
1-A-13                 100,000,000.00    860.10495550    1.27909430      7.10210640    0.00000000
1-A-14                  10,000,000.00    860.10495500    1.27909400      7.10210600    0.00000000
1-A-15                           0.00      0.00000000    0.00000000      0.00000000    0.00000000
1-A-16                     197,000.00   1018.45974619    0.00000000      0.00000000   (4.66791878)
1-A-R                           50.00      0.00000000    0.00000000      0.00000000    0.00000000
1-A-MR                          25.00      0.00000000    0.00000000      0.00000000    0.00000000
1-A-LR                          25.00      0.00000000    0.00000000      0.00000000    0.00000000
2-A-1                  119,688,000.00    853.91622260    0.89563699      6.19276001    0.00000000
2-A-2                    2,439,000.00    853.91622386    0.89563756      6.19275933    0.00000000
3-A-1                   16,659,000.00    792.45639894    1.79527583      0.00811573    0.00000000
4-A-1                   55,446,000.00    948.74959438    3.66654439      0.67302493    0.00000000
5-A-1                   78,068,000.00    867.48082044    1.80840729     28.80037416    0.00000000
5-PO                     1,486,003.00    891.69700196    2.71317083     37.54804667    0.00000000
X-PO                     3,684,561.00    962.94454889    1.11529976      6.59748068    0.00000000
15-PO                      202,734.00    940.35544112    3.67861336      4.07928616    0.00000000
2-B-1                    2,054,000.00    995.85125122    1.04450828      0.00000000    0.00000000
2-B-2                      707,000.00    995.85125884    1.04451202      0.00000000    0.00000000
2-B-3                      449,000.00    995.85124722    1.04449889      0.00000000    0.00000000
2-B-4                      321,000.00    995.85124611    1.04451713      0.00000000    0.00000000
2-B-5                      257,000.00    995.85124514    1.04451362      0.00000000    0.00000000
2-B-6                      192,707.00    995.85728593    1.04448723      0.00000000    0.00000000
X-B-1                    7,311,000.00    994.21264943    1.47860211      0.00000000    0.00000000
X-B-2                    1,935,000.00    994.21265116    1.47860465      0.00000000    0.00000000
X-B-3                    1,290,000.00    994.21265116    1.47860465      0.00000000    0.00000000
X-B-4                      645,000.00    994.21265116    1.47860465      0.00000000    0.00000000
X-B-5                      645,000.00    994.21265116    1.47860465      0.00000000    0.00000000
X-B-6                      644,967.00    994.21272716    1.47838572      0.00000000    0.00000000
5-B-1                    1,391,000.00    991.99357297    2.06797268      0.00000000    0.00000000
5-B-2                      327,000.00    991.99357798    2.06798165      0.00000000    0.00000000
5-B-3                      205,000.00    991.99356098    2.06795122      0.00000000    0.00000000
5-B-4                      123,000.00    991.99357724    2.06796748      0.00000000    0.00000000
5-B-5                      163,000.00    991.99355828    2.06797546      0.00000000    0.00000000
5-B-6                       82,730.00    992.00556026    2.06781095      0.00000000    0.00000000
5-IO                             0.00      0.00000000    0.00000000      0.00000000    0.00000000
15-IO                            0.00      0.00000000    0.00000000      0.00000000    0.00000000
20-IO                            0.00      0.00000000    0.00000000      0.00000000    0.00000000
30-IO                            0.00      0.00000000    0.00000000      0.00000000    0.00000000


(2)  All Classes are per $1,000 denomination

              Principal Distribution Factors Statement (continued)



                                       Total          Ending          Ending         Total
                        Realized     Principal      Certificate    Certificate     Principal
Class                   Loss (3)     Reduction        Balance       Percentage   Distribution
-----                  ----------   -----------   --------------   -----------   ------------

1-A-1                  0.00000000    0.00000000   1,000.00000000    1.00000000    0.00000000
1-A-2                  0.00000000    0.00000000   1,000.00000000    1.00000000    0.00000000
1-A-3                  0.00000000    8.38120068     851.72375476    0.85172375    8.38120068
1-A-4                  0.00000000    0.00000000   1,000.00000000    1.00000000    0.00000000
1-A-5                  0.00000000    0.00000000   1,000.00000000    1.00000000    0.00000000
1-A-6                  0.00000000    0.00000000   1,000.00000000    1.00000000    0.00000000
1-A-7                  0.00000000    0.00000000   1,000.00000000    1.00000000    0.00000000
1-A-8                  0.00000000    0.00000000   1,000.00000000    1.00000000    0.00000000
1-A-9                  0.00000000    0.00000000       0.00000000    0.00000000    0.00000000
1-A-10                 0.00000000    3.10681328     984.60703463    0.98460703    3.10681328
1-A-11                 0.00000000   (4.66794037)  1,023.12770124    1.02312770   (4.66794037)
1-A-12                 0.00000000    0.00000000       0.00000000    0.00000000    0.00000000
1-A-13                 0.00000000    8.38120070     851.72375480    0.85172375    8.38120070
1-A-14                 0.00000000    8.38120100     851.72375500    0.85172376    8.38120100
1-A-15                 0.00000000    0.00000000       0.00000000    0.00000000    0.00000000
1-A-16                 0.00000000   (4.66791878)  1,023.12771574    1.02312772   (4.66791878)
1-A-R                  0.00000000    0.00000000       0.00000000    0.00000000    0.00000000
1-A-MR                 0.00000000    0.00000000       0.00000000    0.00000000    0.00000000
1-A-LR                 0.00000000    0.00000000       0.00000000    0.00000000    0.00000000
2-A-1                  0.00000000    7.08839700     846.82782560    0.84682783    7.08839700
2-A-2                  0.00000000    7.08839688     846.82782698    0.84682783    7.08839688
3-A-1                  0.00000000    1.80339156     790.65300738    0.79065301    1.80339156
4-A-1                  0.00000000    4.33956949     944.41002489    0.94441002    4.33956949
5-A-1                  0.00000000   30.60878145     836.87203899    0.83687204   30.60878145
5-PO                   0.00000000   40.26121751     851.43578445    0.85143578   40.26121751
X-PO                   0.00000000    7.71278315     955.23176574    0.95523177    7.71278315
15-PO                  0.00000000    7.75785019     932.59759093    0.93259759    7.75785019
2-B-1                  0.00000000    1.04450828     994.80674781    0.99480675    1.04450828
2-B-2                  0.00000000    1.04451202     994.80674682    0.99480675    1.04451202
2-B-3                  0.00000000    1.04449889     994.80674833    0.99480675    1.04449889
2-B-4                  0.00000000    1.04451713     994.80676012    0.99480676    1.04451713
2-B-5                  0.00000000    1.04451362     994.80673152    0.99480673    1.04451362
2-B-6                  0.00000000    1.04448723     994.81274681    0.99481275    1.04448723
X-B-1                  0.00000000    1.47860211     992.73404733    0.99273405    1.47860211
X-B-2                  0.00000000    1.47860465     992.73404651    0.99273405    1.47860465
X-B-3                  0.00000000    1.47860465     992.73404651    0.99273405    1.47860465
X-B-4                  0.00000000    1.47860465     992.73404651    0.99273405    1.47860465
X-B-5                  0.00000000    1.47860465     992.73404651    0.99273405    1.47860465
X-B-6                  0.00000000    1.47838572     992.73432594    0.99273433    1.47838572
5-B-1                  0.00000000    2.06797268     989.92559310    0.98992559    2.06797268
5-B-2                  0.00000000    2.06798165     989.92559633    0.98992560    2.06798165
5-B-3                  0.00000000    2.06795122     989.92560976    0.98992561    2.06795122
5-B-4                  0.00000000    2.06796748     989.92560976    0.98992561    2.06796748
5-B-5                  0.00000000    2.06797546     989.92558282    0.98992558    2.06797546
5-B-6                  0.00000000    2.06781095     989.93774930    0.98993775    2.06781095
5-IO                   0.00000000    0.00000000       0.00000000    0.00000000    0.00000000
15-IO                  0.00000000    0.00000000       0.00000000    0.00000000    0.00000000
20-IO                  0.00000000    0.00000000       0.00000000    0.00000000    0.00000000
30-IO                  0.00000000    0.00000000       0.00000000    0.00000000    0.00000000


(3)  Amount Does Not Include Excess Special Hazard, Bankruptcy, or Fraud Losses
     Unless Otherwise Disclosed. Please Refer to the Prospectus Supplement for a
     Full Description.

                         Interest Distribution Statement



                                                         Beginning                    Payment of
                          Original        Current      Certificate/       Current       Unpaid      Current
                            Face        Certificate      Notional         Accrued      Interest     Interest
Class                      Amount           Rate          Balance        Interest      Shortfall   Shortfall
--------------------   --------------   -----------   --------------   ------------   ----------   ---------

1-A-1                   19,758,000.00     5.50000%     19,758,000.00      90,557.50      0.00         0.00
1-A-2                      241,000.00     5.50000%        241,000.00       1,104.58      0.00         0.00
1-A-3                  147,466,000.00     5.50000%    126,836,237.37     581,332.75      0.00         0.00
1-A-4                    8,536,000.00     5.25000%      8,536,000.00      37,345.00      0.00         0.00
1-A-5                    3,000,000.00     5.50000%      3,000,000.00      13,750.00      0.00         0.00
1-A-6                    3,000,000.00     5.50000%      3,000,000.00      13,750.00      0.00         0.00
1-A-7                    4,000,000.00     5.50000%      4,000,000.00      18,333.33      0.00         0.00
1-A-8                    7,000,000.00     5.50000%      7,000,000.00      32,083.33      0.00         0.00
1-A-9                            0.00     5.50000%        388,000.00       1,778.33      0.00         0.00
1-A-10                  24,486,000.00     5.25000%     24,185,161.28     105,810.08      0.00         0.00
1-A-11                  16,100,000.00     5.50000%     16,397,202.15      75,153.84      0.00         0.00
1-A-12                           0.00     5.50000%      1,099,325.51       5,038.58      0.00         0.00
1-A-13                 100,000,000.00     5.25000%     86,010,495.55     376,295.92      0.00         0.00
1-A-14                  10,000,000.00     3.42000%      8,601,049.55      24,512.99      0.00         0.00
1-A-15                           0.00     4.58000%      8,601,049.55      32,827.34      0.00         0.00
1-A-16                     197,000.00     5.50000%        200,636.57         919.58      0.00         0.00
1-A-R                           50.00     5.50000%              0.00           0.00      0.00         0.00
1-A-MR                          25.00     5.50000%              0.00           0.00      0.00         0.00
1-A-LR                          25.00     5.50000%              0.00           0.00      0.00         0.00
2-A-1                  119,688,000.00     5.75000%    102,203,524.85     489,725.22      0.00         0.00
2-A-2                    2,439,000.00     5.75000%      2,082,701.67       9,979.61      0.00         0.00
3-A-1                   16,659,000.00     5.75000%     13,201,531.15      63,257.34      0.00         0.00
4-A-1                   55,446,000.00     5.00000%     52,604,370.01     219,184.88      0.00         0.00
5-A-1                   78,068,000.00     6.50000%     67,722,492.69     366,830.17      0.00         0.00
5-PO                     1,486,003.00     0.00000%      1,325,064.42           0.00      0.00         0.00
X-PO                     3,684,561.00     0.00000%      3,548,027.93           0.00      0.00         0.00
15-PO                      202,734.00     0.00000%        190,642.02           0.00      0.00         0.00
2-B-1                    2,054,000.00     5.75000%      2,045,478.47       9,801.25      0.00         0.00
2-B-2                      707,000.00     5.75000%        704,066.84       3,373.65      0.00         0.00
2-B-3                      449,000.00     5.75000%        447,137.21       2,142.53      0.00         0.00
2-B-4                      321,000.00     5.75000%        319,668.25       1,531.74      0.00         0.00
2-B-5                      257,000.00     5.75000%        255,933.77       1,226.35      0.00         0.00
2-B-6                      192,707.00     5.75000%        191,908.67         919.56      0.00         0.00
X-B-1                    7,311,000.00     5.44401%      7,268,688.68      32,975.65      0.00         0.00
X-B-2                    1,935,000.00     5.44401%      1,923,801.48       8,727.66      0.00         0.00
X-B-3                    1,290,000.00     5.44401%      1,282,534.32       5,818.44      0.00         0.00
X-B-4                      645,000.00     5.44401%        641,267.16       2,909.22      0.00         0.00
X-B-5                      645,000.00     5.44401%        641,267.16       2,909.22      0.00         0.00
X-B-6                      644,967.00     5.44401%        641,234.40       2,909.07      0.00         0.00
5-B-1                    1,391,000.00     6.50000%      1,379,863.06       7,474.26      0.00         0.00
5-B-2                      327,000.00     6.50000%        324,381.90       1,757.07      0.00         0.00
5-B-3                      205,000.00     6.50000%        203,358.68       1,101.53      0.00         0.00
5-B-4                      123,000.00     6.50000%        122,015.21         660.92      0.00         0.00
5-B-5                      163,000.00     6.50000%        161,694.95         875.85      0.00         0.00
5-B-6                       82,730.00     6.50000%         82,068.62         444.54      0.00         0.00
5-IO                             0.00     6.50000%        869,290.58       4,708.66      0.00         0.00
15-IO                            0.00     5.00000%      1,481,025.39       6,170.94      0.00         0.00
20-IO                            0.00     5.75000%        184,440.12         883.78      0.00         0.00
30-IO                            0.00     5.50000%      8,354,714.57      38,292.44      0.00         0.00
Totals                 640,200,802.00                                  2,697,184.70      0.00         0.00


                   Interest Distribution Statement (continued)



                                                                             Remaining       Ending
                       Non-Supported                    Total       Unpaid      Certificate/
                          Interest      Realized      Interest     Interest       Notional
Class                    Shortfall     Losses (4)   Distribution   Shortfall       Balance
--------------------   -------------   ----------   ------------   ---------   --------------

1-A-1                       0.00          0.00         90,557.50      0.00      19,758,000.00
1-A-2                       0.00          0.00          1,104.58      0.00         241,000.00
1-A-3                       0.00          0.00        581,332.75      0.00     125,600,295.22
1-A-4                       0.00          0.00         37,345.00      0.00       8,536,000.00
1-A-5                       0.00          0.00         13,750.00      0.00       3,000,000.00
1-A-6                       0.00          0.00         13,750.00      0.00       3,000,000.00
1-A-7                       0.00          0.00         18,333.33      0.00       4,000,000.00
1-A-8                       0.00          0.00         32,083.33      0.00       7,000,000.00
1-A-9                       0.00          0.00          1,778.33      0.00         388,000.00
1-A-10                      0.00          0.00        105,810.08      0.00      24,109,087.85
1-A-11                      0.00          0.00         75,153.84      0.00      16,472,355.99
1-A-12                      0.00          0.00          5,038.58      0.00       1,095,867.63
1-A-13                      0.00          0.00        376,295.92      0.00      85,172,375.48
1-A-14                      0.00          0.00         24,512.99      0.00       8,517,237.55
1-A-15                      0.00          0.00         32,827.34      0.00       8,517,237.55
1-A-16                      0.00          0.00            919.58      0.00         201,556.16
1-A-R                       0.00          0.00              0.00      0.00               0.00
1-A-MR                      0.00          0.00              0.00      0.00               0.00
1-A-LR                      0.00          0.00              0.00      0.00               0.00
2-A-1                       0.00          0.00        489,725.22      0.00     101,355,128.79
2-A-2                       0.00          0.00          9,979.61      0.00       2,065,413.07
3-A-1                       0.00          0.00         63,257.34      0.00      13,171,488.45
4-A-1                       0.00          0.00        219,184.88      0.00      52,363,758.24
5-A-1                       0.00          0.00        366,830.17      0.00      65,332,926.34
5-PO                        0.00          0.00              0.00      0.00       1,265,236.13
X-PO                        0.00          0.00              0.00      0.00       3,519,609.71
15-PO                       0.00          0.00              0.00      0.00         189,069.24
2-B-1                       0.00          0.00          9,801.25      0.00       2,043,333.06
2-B-2                       0.00          0.00          3,373.65      0.00         703,328.37
2-B-3                       0.00          0.00          2,142.53      0.00         446,668.23
2-B-4                       0.00          0.00          1,531.74      0.00         319,332.97
2-B-5                       0.00          0.00          1,226.35      0.00         255,665.33
2-B-6                       0.00          0.00            919.56      0.00         191,707.38
X-B-1                       0.00          0.00         32,975.65      0.00       7,257,878.62
X-B-2                       0.00          0.00          8,727.66      0.00       1,920,940.38
X-B-3                       0.00          0.00          5,818.44      0.00       1,280,626.92
X-B-4                       0.00          0.00          2,909.22      0.00         640,313.46
X-B-5                       0.00          0.00          2,909.22      0.00         640,313.46
X-B-6                       0.00          0.00          2,909.07      0.00         640,280.88
5-B-1                       0.00          0.00          7,474.26      0.00       1,376,986.50
5-B-2                       0.00          0.00          1,757.07      0.00         323,705.67
5-B-3                       0.00          0.00          1,101.53      0.00         202,934.75
5-B-4                       0.00          0.00            660.92      0.00         121,760.85
5-B-5                       0.00          0.00            875.85      0.00         161,357.87
5-B-6                       0.00          0.00            444.54      0.00          81,897.55
5-IO                        0.00          0.00          4,708.66      0.00         867,277.02
15-IO                       0.00          0.00          6,170.94      0.00       1,475,046.78
20-IO                       0.00          0.00            883.78      0.00         184,029.94
30-IO                       0.00          0.00         38,292.44      0.00       8,315,211.98
Totals                      0.00          0.00      2,697,184.70      0.00


(4)  Amount Does Not Include Excess Special Hazard, Bankruptcy, or Fraud Losses
     Unless Otherwise Disclosed. Please Refer to the Prospectus Supplement for a
     Full Description.

                     Interest Distribution Factors Statement



                                                        Beginning                  Payment of
                          Original        Current      Certificate/     Current      Unpaid       Current
                            Face        Certificate      Notional       Accrued     Interest     Interest
Class (5)                  Amount           Rate         Balance       Interest     Shortfall    Shortfall
--------------------   --------------   -----------   -------------   ----------   ----------   ----------

1-A-1                   19,758,000.00     5.50000%    1000.00000000   4.58333333   0.00000000   0.00000000
1-A-2                      241,000.00     5.50000%    1000.00000000   4.58331950   0.00000000   0.00000000
1-A-3                  147,466,000.00     5.50000%     860.10495552   3.94214768   0.00000000   0.00000000
1-A-4                    8,536,000.00     5.25000%    1000.00000000   4.37500000   0.00000000   0.00000000
1-A-5                    3,000,000.00     5.50000%    1000.00000000   4.58333333   0.00000000   0.00000000
1-A-6                    3,000,000.00     5.50000%    1000.00000000   4.58333333   0.00000000   0.00000000
1-A-7                    4,000,000.00     5.50000%    1000.00000000   4.58333250   0.00000000   0.00000000
1-A-8                    7,000,000.00     5.50000%    1000.00000000   4.58333286   0.00000000   0.00000000
1-A-9                            0.00     5.50000%    1000.00000000   4.58332474   0.00000000   0.00000000
1-A-10                  24,486,000.00     5.25000%     987.71384791   4.32124806   0.00000000   0.00000000
1-A-11                  16,100,000.00     5.50000%    1018.45976087   4.66794037   0.00000000   0.00000000
1-A-12                           0.00     5.50000%     987.71384546   4.52702606   0.00000000   0.00000000
1-A-13                 100,000,000.00     5.25000%     860.10495550   3.76295920   0.00000000   0.00000000
1-A-14                  10,000,000.00     3.42000%     860.10495500   2.45129900   0.00000000   0.00000000
1-A-15                           0.00     4.58000%     860.10495500   3.28273400   0.00000000   0.00000000
1-A-16                     197,000.00     5.50000%    1018.45974619   4.66791878   0.00000000   0.00000000
1-A-R                           50.00     5.50000%       0.00000000   0.00000000   0.00000000   0.00000000
1-A-MR                          25.00     5.50000%       0.00000000   0.00000000   0.00000000   0.00000000
1-A-LR                          25.00     5.50000%       0.00000000   0.00000000   0.00000000   0.00000000
2-A-1                  119,688,000.00     5.75000%     853.91622260   4.09168187   0.00000000   0.00000000
2-A-2                    2,439,000.00     5.75000%     853.91622386   4.09168102   0.00000000   0.00000000
3-A-1                   16,659,000.00     5.75000%     792.45639894   3.79718711   0.00000000   0.00000000
4-A-1                   55,446,000.00     5.00000%     948.74959438   3.95312340   0.00000000   0.00000000
5-A-1                   78,068,000.00     6.50000%     867.48082044   4.69885446   0.00000000   0.00000000
5-PO                     1,486,003.00     0.00000%     891.69700196   0.00000000   0.00000000   0.00000000
X-PO                     3,684,561.00     0.00000%     962.94454889   0.00000000   0.00000000   0.00000000
15-PO                      202,734.00     0.00000%     940.35544112   0.00000000   0.00000000   0.00000000
2-B-1                    2,054,000.00     5.75000%     995.85125122   4.77178676   0.00000000   0.00000000
2-B-2                      707,000.00     5.75000%     995.85125884   4.77178218   0.00000000   0.00000000
2-B-3                      449,000.00     5.75000%     995.85124722   4.77178174   0.00000000   0.00000000
2-B-4                      321,000.00     5.75000%     995.85124611   4.77177570   0.00000000   0.00000000
2-B-5                      257,000.00     5.75000%     995.85124514   4.77178988   0.00000000   0.00000000
2-B-6                      192,707.00     5.75000%     995.85728593   4.77180383   0.00000000   0.00000000
X-B-1                    7,311,000.00     5.44401%     994.21264943   4.51041581   0.00000000   0.00000000
X-B-2                    1,935,000.00     5.44401%     994.21265116   4.51041860   0.00000000   0.00000000
X-B-3                    1,290,000.00     5.44401%     994.21265116   4.51041860   0.00000000   0.00000000
X-B-4                      645,000.00     5.44401%     994.21265116   4.51041860   0.00000000   0.00000000
X-B-5                      645,000.00     5.44401%     994.21265116   4.51041860   0.00000000   0.00000000
X-B-6                      644,967.00     5.44401%     994.21272716   4.51041681   0.00000000   0.00000000
5-B-1                    1,391,000.00     6.50000%     991.99357297   5.37329978   0.00000000   0.00000000
5-B-2                      327,000.00     6.50000%     991.99357798   5.37330275   0.00000000   0.00000000
5-B-3                      205,000.00     6.50000%     991.99356098   5.37331707   0.00000000   0.00000000
5-B-4                      123,000.00     6.50000%     991.99357724   5.37333333   0.00000000   0.00000000
5-B-5                      163,000.00     6.50000%     991.99355828   5.37331288   0.00000000   0.00000000
5-B-6                       82,730.00     6.50000%     992.00556026   5.37338330   0.00000000   0.00000000
5-IO                             0.00     6.50000%     886.94431974   4.80428448   0.00000000   0.00000000
15-IO                            0.00     5.00000%     925.94758889   3.85811550   0.00000000   0.00000000
20-IO                            0.00     5.75000%     681.48608504   3.26547051   0.00000000   0.00000000
30-IO                            0.00     5.50000%     808.98324229   3.70783969   0.00000000   0.00000000


(5)  All Classes are per $1,000 denomination

               Interest Distribution Factors Statement (continued)



                                                                    Remaining      Ending
                       Non-Supported                    Total        Unpaid      Certificate/
                          Interest      Realized      Interest      Interest       Notional
Class                    Shortfall     Losses (6)   Distribution    Shortfall      Balance
--------------------   -------------   ----------   ------------   ----------   -------------

1-A-1                    0.00000000    0.00000000    4.58333333    0.00000000   1000.00000000
1-A-2                    0.00000000    0.00000000    4.58331950    0.00000000   1000.00000000
1-A-3                    0.00000000    0.00000000    3.94214768    0.00000000    851.72375476
1-A-4                    0.00000000    0.00000000    4.37500000    0.00000000   1000.00000000
1-A-5                    0.00000000    0.00000000    4.58333333    0.00000000   1000.00000000
1-A-6                    0.00000000    0.00000000    4.58333333    0.00000000   1000.00000000
1-A-7                    0.00000000    0.00000000    4.58333250    0.00000000   1000.00000000
1-A-8                    0.00000000    0.00000000    4.58333286    0.00000000   1000.00000000
1-A-9                    0.00000000    0.00000000    4.58332474    0.00000000   1000.00000000
1-A-10                   0.00000000    0.00000000    4.32124806    0.00000000    984.60703463
1-A-11                   0.00000000    0.00000000    4.66794037    0.00000000   1023.12770124
1-A-12                   0.00000000    0.00000000    4.52702606    0.00000000    984.60703504
1-A-13                   0.00000000    0.00000000    3.76295920    0.00000000    851.72375480
1-A-14                   0.00000000    0.00000000    2.45129900    0.00000000    851.72375500
1-A-15                   0.00000000    0.00000000    3.28273400    0.00000000    851.72375500
1-A-16                   0.00000000    0.00000000    4.66791878    0.00000000   1023.12771574
1-A-R                    0.00000000    0.00000000    0.00000000    0.00000000      0.00000000
1-A-MR                   0.00000000    0.00000000    0.00000000    0.00000000      0.00000000
1-A-LR                   0.00000000    0.00000000    0.00000000    0.00000000      0.00000000
2-A-1                    0.00000000    0.00000000    4.09168187    0.00000000    846.82782560
2-A-2                    0.00000000    0.00000000    4.09168102    0.00000000    846.82782698
3-A-1                    0.00000000    0.00000000    3.79718711    0.00000000    790.65300738
4-A-1                    0.00000000    0.00000000    3.95312340    0.00000000    944.41002489
5-A-1                    0.00000000    0.00000000    4.69885446    0.00000000    836.87203899
5-PO                     0.00000000    0.00000000    0.00000000    0.00000000    851.43578445
X-PO                     0.00000000    0.00000000    0.00000000    0.00000000    955.23176574
15-PO                    0.00000000    0.00000000    0.00000000    0.00000000    932.59759093
2-B-1                    0.00000000    0.00000000    4.77178676    0.00000000    994.80674781
2-B-2                    0.00000000    0.00000000    4.77178218    0.00000000    994.80674682
2-B-3                    0.00000000    0.00000000    4.77178174    0.00000000    994.80674833
2-B-4                    0.00000000    0.00000000    4.77177570    0.00000000    994.80676012
2-B-5                    0.00000000    0.00000000    4.77178988    0.00000000    994.80673152
2-B-6                    0.00000000    0.00000000    4.77180383    0.00000000    994.81274681
X-B-1                    0.00000000    0.00000000    4.51041581    0.00000000    992.73404733
X-B-2                    0.00000000    0.00000000    4.51041860    0.00000000    992.73404651
X-B-3                    0.00000000    0.00000000    4.51041860    0.00000000    992.73404651
X-B-4                    0.00000000    0.00000000    4.51041860    0.00000000    992.73404651
X-B-5                    0.00000000    0.00000000    4.51041860    0.00000000    992.73404651
X-B-6                    0.00000000    0.00000000    4.51041681    0.00000000    992.73432594
5-B-1                    0.00000000    0.00000000    5.37329978    0.00000000    989.92559310
5-B-2                    0.00000000    0.00000000    5.37330275    0.00000000    989.92559633
5-B-3                    0.00000000    0.00000000    5.37331707    0.00000000    989.92560976
5-B-4                    0.00000000    0.00000000    5.37333333    0.00000000    989.92560976
5-B-5                    0.00000000    0.00000000    5.37331288    0.00000000    989.92558282
5-B-6                    0.00000000    0.00000000    5.37338330    0.00000000    989.93774930
5-IO                     0.00000000    0.00000000    4.80428448    0.00000000    884.88986793
15-IO                    0.00000000    0.00000000    3.85811550    0.00000000    922.20971947
20-IO                    0.00000000    0.00000000    3.26547051    0.00000000    679.97051477
30-IO                    0.00000000    0.00000000    3.70783969    0.00000000    805.15822432


(6)  Amount Does Not Include Excess Special Hazard, Bankruptcy,or Fraud Losses
     Unless Otherwise Disclosed. Please Refer to the Prospectus Supplement for a
     Full Description.

                      Certificateholder Component Statement



                         Component      Beginning       Ending        Beginning       Ending         Ending
                       Pass-Through     Notional       Notional       Component      Component     Component
Class                      Rate          Balance        Balance        Balance        Balance      Percentage
--------------------   ------------   ------------   ------------   ------------   ------------   -----------

X-PO-1                   0.00000%             0.00           0.00   1,247,361.17   1,221,844.91   97.13826390%
X-PO-2                   0.00000%             0.00           0.00   2,162,983.77   2,160,401.61   94.96980478%
X-PO-3                   0.00000%             0.00           0.00     137,682.99     137,363.19   90.43596682%
30-IO-1                  5.50000%     7,206,808.90   7,185,028.02           0.00           0.00   81.28245935%
30-IO-2                  5.50000%     1,147,905.67   1,130,183.96           0.00           0.00   75.96108468%


                       CERTIFICATEHOLDER ACCOUNT STATEMENT
                               CERTIFICATE ACCOUNT

Beginning Balance                                                           0.00

Deposits
   Payments of Interest and Principal                               8,618,380.78
   Liquidations, Insurance Proceeds, Reserve Funds                          0.00
   Proceeds from Repurchased Loans                                          0.00
   Other Amounts (Servicer Advances)                                        0.00
   Realized Loss (Gains, Subsequent Expenses & Recoveries)                  0.00

   Prepayment Penalties                                                     0.00
Total Deposits                                                      8,618,380.78

Withdrawals
   Reimbursement for Servicer Advances                                      0.00
   Payment of Service Fee                                             120,260.51
   Payment of Interest and Principal                                8,498,120.27
Total Withdrawals (Pool Distribution Amount)                        8,618,380.78

Ending Balance                                                              0.00

                    PREPAYMENT/CURTAILMENT INTEREST SHORTFALL

Total Prepayment/Curtailment Interest Shortfall                             0.00
Servicing Fee Support                                                       0.00
Non-Supported Prepayment/Curtailment Interest Shortfall                     0.00

                                 SERVICING FEES

Gross Servicing Fee                                                   118,600.11
Trustee Fee                                                             1,660.40
Supported Prepayment/Curtailment Interest Shortfall                         0.00
Net Servicing Fee                                                     120,260.51

             LOAN STATUS STRATIFICATION/CREDIT ENHANCEMENT STATEMENT
                               DELINQUENCY STATUS



                           DELINQUENT          BANKRUPTCY         FORECLOSURE             REO                Total
                          No of Loans         No of Loans         No of Loans         No of Loans         No of Loans
                       Principal Balance   Principal Balance   Principal Balance   Principal Balance   Principal Balance
                       -----------------   -----------------   -----------------   -----------------   -----------------

0-29 Days                                            0                   0                   0                       0
                                                  0.00                0.00                0.00                    0.00

30 Days                              1               0                   0                   0                       1
                            384,207.79            0.00                0.00                0.00              384,207.79

60 Days                              1               0                   0                   0                       1
                            748,466.92            0.00                0.00                0.00              748,466.92

90 Days                              0               0                   0                   0                       0
                                  0.00            0.00                0.00                0.00                    0.00

120 Days                             0               0                   0                   0                       0
                                  0.00            0.00                0.00                0.00                    0.00

150 Days                             0               0                   0                   0                       0
                                  0.00            0.00                0.00                0.00                    0.00

180+ Days                            0               0                   0                   0                       0
                                  0.00            0.00                0.00                0.00                    0.00

Totals                               2               0                   0                   0                       2
                          1,132,674.71            0.00                0.00                0.00            1,132,674.71

                          No of Loans         No of Loans         No of Loans         No of Loans         No of Loans
                       Principal Balance   Principal Balance   Principal Balance   Principal Balance   Principal Balance
                       -----------------   -----------------   -----------------   -----------------   -----------------

0-29 Days                                      0.000000%           0.000000%           0.000000%           0.000000%
                                               0.000000%           0.000000%           0.000000%           0.000000%

30 Days                    0.092081%           0.000000%           0.000000%           0.000000%           0.092081%
                           0.068102%           0.000000%           0.000000%           0.000000%           0.068102%

60 Days                    0.092081%           0.000000%           0.000000%           0.000000%           0.092081%
                           0.132668%           0.000000%           0.000000%           0.000000%           0.132668%

90 Days                    0.000000%           0.000000%           0.000000%           0.000000%           0.000000%
                           0.000000%           0.000000%           0.000000%           0.000000%           0.000000%

120 Days                   0.000000%           0.000000%           0.000000%           0.000000%           0.000000%
                           0.000000%           0.000000%           0.000000%           0.000000%           0.000000%

150 Days                   0.000000%           0.000000%           0.000000%           0.000000%           0.000000%
                           0.000000%           0.000000%           0.000000%           0.000000%           0.000000%

180+ Days                  0.000000%           0.000000%           0.000000%           0.000000%           0.000000%
                           0.000000%           0.000000%           0.000000%           0.000000%           0.000000%

Totals                     0.184162%           0.000000%           0.000000%           0.000000%           0.184162%
                           0.200770%           0.000000%           0.000000%           0.000000%           0.200770%


                          Delinquency Status By Groups



                        DELINQUENT          BANKRUPTCY         FORECLOSURE             REO                Total
                       No of Loans         No of Loans         No of Loans         No of Loans         No of Loans
1 - 30 Year Fixed   Principal Balance   Principal Balance   Principal Balance   Principal Balance   Principal Balance
-----------------   -----------------   -----------------   -----------------   -----------------   -----------------

0-29 Days                                          0                   0                   0                    0
                                                0.00                0.00                0.00                 0.00

30 Days                         1                  0                   0                   0                    1
                       384,207.79               0.00                0.00                0.00           384,207.79

60 Days                         0                  0                   0                   0                    0
                             0.00               0.00                0.00                0.00                 0.00

90 Days                         0                  0                   0                   0                    0
                             0.00               0.00                0.00                0.00                 0.00

120 Days                        0                  0                   0                   0                    0
                             0.00               0.00                0.00                0.00                 0.00

150 Days                        0                  0                   0                   0                    0
                             0.00               0.00                0.00                0.00                 0.00

180 Days                        0                  0                   0                   0                    0
                             0.00               0.00                0.00                0.00                 0.00

Totals                          1                  0                   0                   0                    1
                       384,207.79               0.00                0.00                0.00           384,207.79

0-29 Days                                   0.000000%           0.000000%           0.000000%            0.000000%
                                            0.000000%           0.000000%           0.000000%            0.000000%

30 Days                  0.166667%          0.000000%           0.000000%           0.000000%            0.166667%
                         0.121065%          0.000000%           0.000000%           0.000000%            0.121065%

60 Days                  0.000000%          0.000000%           0.000000%           0.000000%            0.000000%
                         0.000000%          0.000000%           0.000000%           0.000000%            0.000000%

90 Days                  0.000000%          0.000000%           0.000000%           0.000000%            0.000000%
                         0.000000%          0.000000%           0.000000%           0.000000%            0.000000%

120 Days                 0.000000%          0.000000%           0.000000%           0.000000%            0.000000%
                         0.000000%          0.000000%           0.000000%           0.000000%            0.000000%

150 Days                 0.000000%          0.000000%           0.000000%           0.000000%            0.000000%
                         0.000000%          0.000000%           0.000000%           0.000000%            0.000000%

180 Days                 0.000000%          0.000000%           0.000000%           0.000000%            0.000000%
                         0.000000%          0.000000%           0.000000%           0.000000%            0.000000%

Totals                   0.166667%          0.000000%           0.000000%           0.000000%            0.166667%
                         0.121065%          0.000000%           0.000000%           0.000000%            0.121065%

                        DELINQUENT          BANKRUPTCY         FORECLOSURE             REO                Total
                       No of Loans         No of Loans         No of Loans         No of Loans         No of Loans
2 - 30 Year Fixed   Principal Balance   Principal Balance   Principal Balance   Principal Balance   Principal Balance
-----------------   -----------------   -----------------   -----------------   -----------------   -----------------

0-29 Days                                          0                   0                   0                    0
                                                0.00                0.00                0.00                 0.00

30 Days                         0                  0                   0                   0                    0
                             0.00               0.00                0.00                0.00                 0.00

60 Days                         1                  0                   0                   0                    1
                       748,466.92               0.00                0.00                0.00           748,466.92

90 Days                         0                  0                   0                   0                    0
                             0.00               0.00                0.00                0.00                 0.00

120 Days                        0                  0                   0                   0                    0
                             0.00               0.00                0.00                0.00                 0.00

150 Days                        0                  0                   0                   0                    0
                             0.00               0.00                0.00                0.00                 0.00

180 Days                        0                  0                   0                   0                    0
                             0.00               0.00                0.00                0.00                 0.00

Totals                          1                  0                   0                   0                    1
                       748,466.92               0.00                0.00                0.00           748,466.92

0-29 Days                                   0.000000%           0.000000%           0.000000%            0.000000%
                                            0.000000%           0.000000%           0.000000%            0.000000%

30 Days                  0.000000%          0.000000%           0.000000%           0.000000%            0.000000%
                         0.000000%          0.000000%           0.000000%           0.000000%            0.000000%

60 Days                  0.500000%          0.000000%           0.000000%           0.000000%            0.500000%
                         0.682696%          0.000000%           0.000000%           0.000000%            0.682696%

90 Days                  0.000000%          0.000000%           0.000000%           0.000000%            0.000000%
                         0.000000%          0.000000%           0.000000%           0.000000%            0.000000%

120 Days                 0.000000%          0.000000%           0.000000%           0.000000%            0.000000%
                         0.000000%          0.000000%           0.000000%           0.000000%            0.000000%

150 Days                 0.000000%          0.000000%           0.000000%           0.000000%            0.000000%
                         0.000000%          0.000000%           0.000000%           0.000000%            0.000000%

180 Days                 0.000000%          0.000000%           0.000000%           0.000000%            0.000000%
                         0.000000%          0.000000%           0.000000%           0.000000%            0.000000%

Totals                   0.500000%          0.000000%           0.000000%           0.000000%            0.500000%
                         0.682696%          0.000000%           0.000000%           0.000000%            0.682696%

                        DELINQUENT          BANKRUPTCY         FORECLOSURE             REO                Total
                       No of Loans         No of Loans         No of Loans         No of Loans         No of Loans
3 - 20 Year Fixed   Principal Balance   Principal Balance   Principal Balance   Principal Balance   Principal Balance
-----------------   -----------------   -----------------   -----------------   -----------------   -----------------

0-29 Days                                          0                   0                   0                   0
                                                0.00                0.00                0.00                0.00

30 Days                        0                   0                   0                   0                   0
                            0.00                0.00                0.00                0.00                0.00

60 Days                        0                   0                   0                   0                   0
                            0.00                0.00                0.00                0.00                0.00

90 Days                        0                   0                   0                   0                   0
                            0.00                0.00                0.00                0.00                0.00

120 Days                       0                   0                   0                   0                   0
                            0.00                0.00                0.00                0.00                0.00

150 Days                       0                   0                   0                   0                   0
                            0.00                0.00                0.00                0.00                0.00

180 Days                       0                   0                   0                   0                   0
                            0.00                0.00                0.00                0.00                0.00

Totals                         0                   0                   0                   0                   0
                            0.00                0.00                0.00                0.00                0.00

0-29 Days                                   0.000000%           0.000000%           0.000000%           0.000000%
                                            0.000000%           0.000000%           0.000000%           0.000000%

30 Days                 0.000000%           0.000000%           0.000000%           0.000000%           0.000000%
                        0.000000%           0.000000%           0.000000%           0.000000%           0.000000%

60 Days                 0.000000%           0.000000%           0.000000%           0.000000%           0.000000%
                        0.000000%           0.000000%           0.000000%           0.000000%           0.000000%

90 Days                 0.000000%           0.000000%           0.000000%           0.000000%           0.000000%
                        0.000000%           0.000000%           0.000000%           0.000000%           0.000000%

120 Days                0.000000%           0.000000%           0.000000%           0.000000%           0.000000%
                        0.000000%           0.000000%           0.000000%           0.000000%           0.000000%

150 Days                0.000000%           0.000000%           0.000000%           0.000000%           0.000000%
                        0.000000%           0.000000%           0.000000%           0.000000%           0.000000%

180 Days                0.000000%           0.000000%           0.000000%           0.000000%           0.000000%
                        0.000000%           0.000000%           0.000000%           0.000000%           0.000000%

Totals                  0.000000%           0.000000%           0.000000%           0.000000%           0.000000%
                        0.000000%           0.000000%           0.000000%           0.000000%           0.000000%

                        DELINQUENT          BANKRUPTCY         FORECLOSURE             REO                Total
                       No of Loans         No of Loans         No of Loans         No of Loans         No of Loans
4 - 15 Year Fixed   Principal Balance   Principal Balance   Principal Balance   Principal Balance   Principal Balance
-----------------   -----------------   -----------------   -----------------   -----------------   -----------------

0-29 Days                                          0                   0                   0                   0
                                                0.00                0.00                0.00                0.00

30 Days                        0                   0                   0                   0                   0
                            0.00                0.00                0.00                0.00                0.00

60 Days                        0                   0                   0                   0                   0
                            0.00                0.00                0.00                0.00                0.00

90 Days                        0                   0                   0                   0                   0
                            0.00                0.00                0.00                0.00                0.00

120 Days                       0                   0                   0                   0                   0
                            0.00                0.00                0.00                0.00                0.00

150 Days                       0                   0                   0                   0                   0
                            0.00                0.00                0.00                0.00                0.00

180 Days                       0                   0                   0                   0                   0
                            0.00                0.00                0.00                0.00                0.00

Totals                         0                   0                   0                   0                   0
                            0.00                0.00                0.00                0.00                0.00

0-29 Days                                   0.000000%           0.000000%           0.000000%           0.000000%
                                            0.000000%           0.000000%           0.000000%           0.000000%

30 Days                 0.000000%           0.000000%           0.000000%           0.000000%           0.000000%
                        0.000000%           0.000000%           0.000000%           0.000000%           0.000000%

60 Days                 0.000000%           0.000000%           0.000000%           0.000000%           0.000000%
                        0.000000%           0.000000%           0.000000%           0.000000%           0.000000%

90 Days                 0.000000%           0.000000%           0.000000%           0.000000%           0.000000%
                        0.000000%           0.000000%           0.000000%           0.000000%           0.000000%

120 Days                0.000000%           0.000000%           0.000000%           0.000000%           0.000000%
                        0.000000%           0.000000%           0.000000%           0.000000%           0.000000%

150 Days                0.000000%           0.000000%           0.000000%           0.000000%           0.000000%
                        0.000000%           0.000000%           0.000000%           0.000000%           0.000000%

180 Days                0.000000%           0.000000%           0.000000%           0.000000%           0.000000%
                        0.000000%           0.000000%           0.000000%           0.000000%           0.000000%

Totals                  0.000000%           0.000000%           0.000000%           0.000000%           0.000000%
                        0.000000%           0.000000%           0.000000%           0.000000%           0.000000%

                        DELINQUENT          BANKRUPTCY         FORECLOSURE             REO                Total
                       No of Loans         No of Loans         No of Loans         No of Loans         No of Loans
5 - Mixed Fixed     Principal Balance   Principal Balance   Principal Balance   Principal Balance   Principal Balance
-----------------   -----------------   -----------------   -----------------   -----------------   -----------------

0-29 Days                                          0                   0                   0                   0
                                                0.00                0.00                0.00                0.00

30 Days                        0                   0                   0                   0                   0
                            0.00                0.00                0.00                0.00                0.00

60 Days                        0                   0                   0                   0                   0
                            0.00                0.00                0.00                0.00                0.00

90 Days                        0                   0                   0                   0                   0
                            0.00                0.00                0.00                0.00                0.00

120 Days                       0                   0                   0                   0                   0
                            0.00                0.00                0.00                0.00                0.00

150 Days                       0                   0                   0                   0                   0
                            0.00                0.00                0.00                0.00                0.00

180 Days                       0                   0                   0                   0                   0
                            0.00                0.00                0.00                0.00                0.00

Totals                         0                   0                   0                   0                   0
                            0.00                0.00                0.00                0.00                0.00

0-29 Days                                   0.000000%           0.000000%           0.000000%           0.000000%
                                            0.000000%           0.000000%           0.000000%           0.000000%

30 Days                 0.000000%           0.000000%           0.000000%           0.000000%           0.000000%
                        0.000000%           0.000000%           0.000000%           0.000000%           0.000000%

60 Days                 0.000000%           0.000000%           0.000000%           0.000000%           0.000000%
                        0.000000%           0.000000%           0.000000%           0.000000%           0.000000%

90 Days                 0.000000%           0.000000%           0.000000%           0.000000%           0.000000%
                        0.000000%           0.000000%           0.000000%           0.000000%           0.000000%

120 Days                0.000000%           0.000000%           0.000000%           0.000000%           0.000000%
                        0.000000%           0.000000%           0.000000%           0.000000%           0.000000%

150 Days                0.000000%           0.000000%           0.000000%           0.000000%           0.000000%
                        0.000000%           0.000000%           0.000000%           0.000000%           0.000000%

180 Days                0.000000%           0.000000%           0.000000%           0.000000%           0.000000%
                        0.000000%           0.000000%           0.000000%           0.000000%           0.000000%

Totals                  0.000000%           0.000000%           0.000000%           0.000000%           0.000000%
                        0.000000%           0.000000%           0.000000%           0.000000%           0.000000%


                                OTHER INFORMATION

Current Period Class A Insufficient Funds                                   0.00
Principal Balance of Contaminated Properties                                0.00

Periodic Advance                                                        6,465.24

                              COLLATERAL STATEMENT

Collateral Description                                             Mixed Fixed
----------------------                                           --------------
Weighted Average Gross Coupon                                          5.938960%
Weighted Average Pass-Through Rate                                     5.685460%
Weighted Average Maturity(Stepdown Calculation)                             279
Beginning Scheduled Collateral Loan Count                                 1,095
Number Of Loans Paid In Full                                                  9
Ending Scheduled Collateral Loan Count                                    1,086
Beginning Scheduled Collateral Balance                           569,280,505.90
Ending Scheduled Collateral Balance                              563,479,570.20
Ending Actual Collateral Balance at 29-Apr-2005                  564,166,298.91
Monthly P &I Constant                                              3,666,755.09
Special Servicing Fee                                                      0.00
Prepayment Penalties                                                       0.00
Realized Loss Amount                                                       0.00
Cumulative Realized Loss                                                   0.00
Class A Non-PO Optimal Amount                                      8,264,987.66
Class AP Deferred Amount                                                   0.00
Scheduled Principal                                                  849,309.88
Unscheduled Principal                                              4,951,625.82

                             Miscellaneous Reporting

Senior %                                                              96.696949%
Subordinate %                                                          3.303051%

                        Group Level Collateral Statement



Group                             1 - 30 Year Fixed   2 - 30 Year Fixed   3 - 20 Year Fixed
-------------------------------   -----------------   -----------------   -----------------

Collateral Description               Fixed 30 Year       Fixed 30 Year      Fixed 20 Year
Weighted Average Coupon Rate              5.856160            5.948039           6.022927
Weighted Average Net Rate                 5.606160            5.698039           5.772928
Weighted Average Maturity                      354                 353                232
Beginning Loan Count                           604                 201                 29
Loans Paid In Full                               4                   1                  0
Ending Loan Count                              600                 200                 29
Beginning Scheduled Balance         319,275,915.74      110,413,402.17      13,837,551.73
Ending scheduled Balance            317,081,543.63      109,540,977.48      13,806,060.27
Record Date                             04/29/2005          04/29/2005         04/29/2005
Principal And Interest Constant       1,899,819.25          663,212.24         100,805.85
Scheduled Principal                     341,710.18          115,926.22          31,353.71
Unscheduled Principal                 1,852,661.93          756,498.47             137.75
Scheduled Interest                    1,558,109.07          547,286.02          69,452.14
Servicing Fees                           66,515.82           23,002.79           2,882.82
Master Servicing Fees                         0.00                0.00               0.00
Trustee Fee                                 931.22              322.04              40.36
FRY Amount                                    0.00                0.00               0.00
Special Hazard Fee                            0.00                0.00               0.00
Other Fee                                     0.00                0.00               0.00
Pool Insurance Fee                            0.00                0.00               0.00
Spread Fee 1                                  0.00                0.00               0.00
Spread Fee 2                                  0.00                0.00               0.00
Spread Fee 3                                  0.00                0.00               0.00
Net Interest                          1,490,662.03          523,961.19          66,528.96
Realized Loss Amount                          0.00                0.00               0.00
Cumulative Realized Loss                      0.00                0.00               0.00
Percentage of Cumulative Losses             0.0000              0.0000             0.0000
Prepayment Penalties                          0.00                0.00               0.00
Special Servicing Fee                         0.00                0.00               0.00
Pass-Through Rate                         5.602660            5.694539           5.769427


                        Group Level Collateral Statement



Group                             4 - 15 Year Fixed   5 - Mixed Fixed        Total
-------------------------------   -----------------   ---------------   --------------

Collateral Description              Fixed 15 Year        Mixed Fixed       Mixed Fixed
Weighted Average Coupon Rate             5.372031           6.711962          5.938960
Weighted Average Net Rate                5.122031           6.461962          5.688960
Weighted Average Maturity                     173                282               279
Beginning Loan Count                          104                157             1,095
Loans Paid In Full                              0                  4                 9
Ending Loan Count                             104                153             1,086
Beginning Scheduled Balance         54,432,697.06      71,320,939.20    569,280,505.90
Ending scheduled Balance            54,184,183.50      68,866,805.32    563,479,570.20
Record Date                            04/29/2005         04/29/2005        04/29/2005
Principal And Interest Constant        454,048.44         548,869.31      3,666,755.09
Scheduled Principal                    210,370.01         149,949.76        849,309.88
Unscheduled Principal                   38,143.55       2,304,184.12      4,951,625.82
Scheduled Interest                     243,678.43         398,919.55      2,817,445.21
Servicing Fees                          11,340.15          14,858.53        118,600.11
Master Servicing Fees                        0.00               0.00              0.00
Trustee Fee                                158.76             208.02          1,660.40
FRY Amount                                   0.00               0.00              0.00
Special Hazard Fee                           0.00               0.00              0.00
Other Fee                                    0.00               0.00              0.00
Pool Insurance Fee                           0.00               0.00              0.00
Spread Fee 1                                 0.00               0.00              0.00
Spread Fee 2                                 0.00               0.00              0.00
Spread Fee 3                                 0.00               0.00              0.00
Net Interest                           232,179.52         383,853.00      2,697,184.70
Realized Loss Amount                         0.00               0.00              0.00
Cumulative Realized Loss                     0.00               0.00              0.00
Percentage of Cumulative Losses            0.0000             0.0000            0.0000
Prepayment Penalties                         0.00               0.00              0.00
Special Servicing Fee                        0.00               0.00              0.00
Pass-Through Rate                        5.118531           6.458462          5.685460


                             Miscellaneous Reporting

Group 1 - 30 Year Fixed
             CPR                                                       6.752248%
             Subordinate %                                             3.226997%
             Subordinate Prepayment %                                  0.000000%
             Senior Prepayment %                                     100.000000%
             Senior %                                                 96.773003%
Group 2 - 30 Year Fixed
             CPR                                                       7.926966%
             Subordinate %                                             3.662057%
             Subordinate Prepayment %                                  0.000000%
             Senior Prepayment %                                     100.000000%
             Senior %                                                 96.337943%
Group 3 - 20 Year Fixed
             CPR                                                       0.011972%
             Subordinate %                                             3.637535%
             Subordinate Prepayment %                                  0.000000%
             Senior Prepayment %                                     100.000000%
             Senior %                                                 96.362465%

                             Miscellaneous Reporting

Group 4 - 15 Year Fixed
             CPR                                                       0.840900%
             Subordinate %                                             3.019215%
             Subordinate Prepayment %                                  0.000000%
             Senior Prepayment %                                     100.000000%
             Senior %                                                 96.980785%
Group 5 - Mixed Fixed
             CPR                                                      32.627417%
             Subordinate %                                             3.247879%
             Subordinate Prepayment %                                  0.000000%
             Senior Prepayment %                                     100.000000%
             Senior %                                                 96.752121%

Group

Banc of America Mortgage Securities, Inc.
Mortgage Loan Pass-Through Certificates

Record Date: 4/29/2005
Distribution Date: 5/25/2005

Banc of America Mortgage Securities, Inc.
Mortgage Loan Pass-Through Certificates
Series 2005-1

Contact: Customer Service - CTSLink
         Wells Fargo Bank, N.A.
         Securities Administration Services
         7485 New Horizon Way
         Frederick, MD 21703
         Telephone: (301) 815-6600
         Fax: (301) 815-6660

                     Certificateholder Distribution Summary



                                   Certificate    Certificate      Beginning
                                      Class      Pass-Through     Certificate      Interest       Principal
Class                    CUSIP     Description       Rate           Balance      Distribution   Distribution
--------------------   ---------   -----------   ------------   --------------   ------------   ------------

 1-A-1                 05949AM80       SEN          5.50000%      5,758,025.43      26,390.95     133,315.92
 1-A-2                 05949AM98       SEN          5.50000%      2,384,000.00      10,926.67           0.00
 1-A-3                 05949AN22       SEN          5.50000%      4,592,000.00      21,046.67           0.00
 1-A-4                 05949AN30       SEN          5.50000%        890,000.00       4,079.17           0.00
 1-A-5                 05949AN48       SEN          5.50000%      2,000,000.00       9,166.67           0.00
 1-A-6                 05949AN55       SEN          5.50000%      2,000,000.00       9,166.67           0.00
 1-A-7                 05949AN63       SEN          4.16000%      4,972,608.32      17,238.38     115,131.11
 1-A-8                 05949AN71       SEN          7.73333%      2,983,564.99      19,227.42      69,078.67
 1-A-9                 05949AN89       SEN          3.62000%     12,963,498.14      39,106.55      27,253.55
1-A-10                 05949AN97       SEN         11.86606%      3,255,606.70      32,192.69       6,844.36
1-A-11                 05949AP20       SEN          8.00000%      1,458,393.08       9,722.62       3,066.02
1-A-12                 05949AP38       SEN          5.50000%      1,022,909.44       4,688.33     395,807.77
1-A-13                 05949AP46       SEN          4.75000%     64,878,293.83     256,809.91     305,007.20
1-A-14                 05949AP53       SEN          5.25000%     10,332,000.00      45,202.50           0.00
1-A-15                 05949AP61       SEN          5.50000%     13,948,000.00      63,928.33           0.00
1-A-16                 05949AP79       SEN          5.50000%      4,229,000.00      19,382.92           0.00
1-A-17                 05949AP87       SEN          5.50000%        504,000.00       2,310.00           0.00
1-A-18                 05949AP95       SEN          5.25000%      4,467,000.00      19,543.13           0.00
1-A-19                 05949AQ29       SEN          5.25000%              0.00      42,701.43           0.00
1-A-20                 05949AQ37       SEN          5.50000%              0.00      18,626.57           0.00
1-A-21                 05949AQ45       SEN          5.25000%     10,000,000.00      43,750.00           0.00
1-A-22                 05949AQ52       SEN          5.25000%     66,006,538.89     288,778.61     682,990.31
1-A-23                 05949AQ60       SEN          5.25000%      4,467,000.00      19,543.13           0.00
1-A-24                 05949AQ78       SEN          5.25000%      4,467,000.00      19,543.13           0.00
 1-A-R                 05949AQ86       SEN          5.50000%              0.00           0.00           0.00
1-A-LR                 05949AQ94       SEN          5.50000%              0.00           0.14           0.00
 2-A-1                 05949AR28       SEN          5.00000%     73,929,919.10     308,041.33   1,743,544.22
 30-PO                 05949AR44       SEN          0.00000%      1,804,614.92           0.00       2,696.76
 30-IO                 05949AR36       SEN          5.50000%              0.00      17,784.70           0.00
 15-PO                 05949AR69       SEN          0.00000%        573,953.37           0.00       2,852.76
 15-IO                 05949AR51       SEN          5.00000%              0.00       6,027.53           0.00
30-B-1                 05949AR77       SUB          5.50000%      3,442,915.24      15,780.03       3,738.65
30-B-2                 05949AR85       SUB          5.50000%      1,229,042.99       5,633.11       1,334.61
30-B-3                 05949AR93       SUB          5.50000%        737,625.15       3,380.78         800.98
30-B-4                 05949AS50       SUB          5.50000%        492,414.63       2,256.90         534.71
30-B-5                 05949AS68       SUB          5.50000%        368,812.58       1,690.39         400.49
30-B-6                 05949AS76       SUB          5.50000%        368,888.92       1,690.74         400.57
15-B-1                 05949AS27       SUB          5.00000%        501,295.14       2,088.73       1,913.84
15-B-2                 05949AS35       SUB          5.00000%        347,050.48       1,446.04       1,324.97
15-B-3                 05949AS43       SUB          5.00000%        193,794.57         807.48         739.87
15-B-4                 05949AS84       SUB          5.00000%         77,122.33         321.34         294.44
15-B-5                 05949AS92       SUB          5.00000%         77,122.33         321.34         294.44
15-B-6                 05949AT26       SUB          5.00000%        115,915.01         482.98         442.46
Totals                                                          311,839,925.58   1,410,826.01   3,499,808.68


               Certificateholder Distribution Summary (continued)



                        Current       Ending                      Cumulative
                       Realized     Certificate        Total       Realized
Class                    Loss         Balance      Distribution     Losses
--------------------   --------   --------------   ------------   ----------

1-A-1                    0.00       5,624,709.51     159,706.87      0.00
1-A-2                    0.00       2,384,000.00      10,926.67      0.00
1-A-3                    0.00       4,592,000.00      21,046.67      0.00
1-A-4                    0.00         890,000.00       4,079.17      0.00
1-A-5                    0.00       2,000,000.00       9,166.67      0.00
1-A-6                    0.00       2,000,000.00       9,166.67      0.00
1-A-7                    0.00       4,857,477.21     132,369.49      0.00
1-A-8                    0.00       2,914,486.33      88,306.09      0.00
1-A-9                    0.00      12,936,244.60      66,360.10      0.00
1-A-10                   0.00       3,248,762.34      39,037.05      0.00
1-A-11                   0.00       1,455,327.06      12,788.64      0.00
1-A-12                   0.00         627,101.67     400,496.10      0.00
1-A-13                   0.00      64,573,286.63     561,817.11      0.00
1-A-14                   0.00      10,332,000.00      45,202.50      0.00
1-A-15                   0.00      13,948,000.00      63,928.33      0.00
1-A-16                   0.00       4,229,000.00      19,382.92      0.00
1-A-17                   0.00         504,000.00       2,310.00      0.00
1-A-18                   0.00       4,467,000.00      19,543.13      0.00
1-A-19                   0.00               0.00      42,701.43      0.00
1-A-20                   0.00               0.00      18,626.57      0.00
1-A-21                   0.00      10,000,000.00      43,750.00      0.00
1-A-22                   0.00      65,323,548.58     971,768.92      0.00
1-A-23                   0.00       4,467,000.00      19,543.13      0.00
1-A-24                   0.00       4,467,000.00      19,543.13      0.00
1-A-R                    0.00               0.00           0.00      0.00
1-A-LR                   0.00               0.00           0.14      0.00
2-A-1                    0.00      72,186,374.87   2,051,585.55      0.00
30-PO                    0.00       1,801,918.16       2,696.76      0.00
30-IO                    0.00               0.00      17,784.70      0.00
15-PO                    0.00         571,100.61       2,852.76      0.00
15-IO                    0.00               0.00       6,027.53      0.00
30-B-1                   0.00       3,439,176.59      19,518.68      0.00
30-B-2                   0.00       1,227,708.38       6,967.72      0.00
30-B-3                   0.00         736,824.17       4,181.76      0.00
30-B-4                   0.00         491,879.92       2,791.61      0.00
30-B-5                   0.00         368,412.08       2,090.88      0.00
30-B-6                   0.00         368,488.35       2,091.31      0.00
15-B-1                   0.00         499,381.29       4,002.57      0.00
15-B-2                   0.00         345,725.51       2,771.01      0.00
15-B-3                   0.00         193,054.70       1,547.35      0.00
15-B-4                   0.00          76,827.89         615.78      0.00
15-B-5                   0.00          76,827.89         615.78      0.00
15-B-6                   0.00         115,472.55         925.44      0.00
Totals                   0.00     308,340,116.89   4,910,634.69      0.00


All distributions required by the Pooling and Servicing Agreement have been calculated by the Certificate Administrator on behalf of the Trustee.

                        Principal Distribution Statement



                          Original         Beginning       Scheduled    Unscheduled
                            Face          Certificate      Principal      Principal                Realized
Class                      Amount           Balance      Distribution   Distribution   Accretion   Loss (1)
--------------------   --------------   --------------   ------------   ------------   ---------   --------

1-A-1                    6,774,000.00     5,758,025.43     18,950.89      114,365.03        0.00     0.00
1-A-2                    2,384,000.00     2,384,000.00          0.00            0.00        0.00     0.00
1-A-3                    4,592,000.00     4,592,000.00          0.00            0.00        0.00     0.00
1-A-4                      890,000.00       890,000.00          0.00            0.00        0.00     0.00
1-A-5                    2,000,000.00     2,000,000.00          0.00            0.00        0.00     0.00
1-A-6                    2,000,000.00     2,000,000.00          0.00            0.00        0.00     0.00
1-A-7                    5,850,000.00     4,972,608.32     16,365.92       98,765.19        0.00     0.00
1-A-8                    3,510,000.00     2,983,564.99      9,819.55       59,259.12        0.00     0.00
1-A-9                   13,029,133.00    12,963,498.14      3,874.10       23,379.45        0.00     0.00
1-A-10                   3,272,090.00     3,255,606.70        972.93        5,871.43        0.00     0.00
1-A-11                   1,465,777.00     1,458,393.08        435.84        2,630.19        0.00     0.00
1-A-12                   4,233,000.00     1,022,909.44     56,930.63      343,565.48   (4,688.33)    0.00
1-A-13                  65,604,000.00    64,878,293.83     43,356.86      261,650.34        0.00     0.00
1-A-14                  10,332,000.00    10,332,000.00          0.00            0.00        0.00     0.00
1-A-15                  13,948,000.00    13,948,000.00          0.00            0.00        0.00     0.00
1-A-16                   4,229,000.00     4,229,000.00          0.00            0.00        0.00     0.00
1-A-17                     504,000.00       504,000.00          0.00            0.00        0.00     0.00
1-A-18                   4,467,000.00     4,467,000.00          0.00            0.00        0.00     0.00
1-A-19                           0.00             0.00          0.00            0.00        0.00     0.00
1-A-20                           0.00             0.00          0.00            0.00        0.00     0.00
1-A-21                  10,000,000.00    10,000,000.00          0.00            0.00        0.00     0.00
1-A-22                  70,177,000.00    66,006,538.89     97,087.26      585,903.06        0.00     0.00
1-A-23                   4,467,000.00     4,467,000.00          0.00            0.00        0.00     0.00
1-A-24                   4,467,000.00     4,467,000.00          0.00            0.00        0.00     0.00
1-A-R                           50.00             0.00          0.00            0.00        0.00     0.00
1-A-LR                          50.00             0.00          0.00            0.00        0.00     0.00
2-A-1                   76,143,000.00    73,929,919.10    282,249.61    1,461,294.61        0.00     0.00
30-PO                    1,829,524.24     1,804,614.92      2,073.54          623.22        0.00     0.00
30-IO                            0.00             0.00          0.00            0.00        0.00     0.00
15-PO                      580,652.65       573,953.37      2,214.40          638.36        0.00     0.00
15-IO                            0.00             0.00          0.00            0.00        0.00     0.00
30-B-1                   3,454,000.00     3,442,915.24      3,738.65            0.00        0.00     0.00
30-B-2                   1,233,000.00     1,229,042.99      1,334.61            0.00        0.00     0.00
30-B-3                     740,000.00       737,625.15        800.98            0.00        0.00     0.00
30-B-4                     494,000.00       492,414.63        534.71            0.00        0.00     0.00
30-B-5                     370,000.00       368,812.58        400.49            0.00        0.00     0.00
30-B-6                     370,076.59       368,888.92        400.57            0.00        0.00     0.00
15-B-1                     507,000.00       501,295.14      1,913.84            0.00        0.00     0.00
15-B-2                     351,000.00       347,050.48      1,324.97            0.00        0.00     0.00
15-B-3                     196,000.00       193,794.57        739.87            0.00        0.00     0.00
15-B-4                      78,000.00        77,122.33        294.44            0.00        0.00     0.00
15-B-5                      78,000.00        77,122.33        294.44            0.00        0.00     0.00
15-B-6                     117,234.15       115,915.01        442.46            0.00        0.00     0.00
Totals                 324,736,587.63   311,839,925.58    546,551.56    2,957,945.48   (4,688.33)    0.00


(1)  Amount Does Not Include Excess Special Hazard, Bankruptcy, or Fraud Losses
     Unless Otherwise Disclosed. Please Refer to the Prospectus Supplement for a
     Full Description.

                  Principal Distribution Statement (continued)



                           Total          Ending          Ending         Total
                         Principal      Certificate    Certificate     Principal
Class                    Reduction        Balance       Percentage   Distribution
--------------------   ------------   --------------   -----------   ------------

1-A-1                    133,315.92     5,624,709.51    0.83033798     133,315.92
1-A-2                          0.00     2,384,000.00    1.00000000           0.00
1-A-3                          0.00     4,592,000.00    1.00000000           0.00
1-A-4                          0.00       890,000.00    1.00000000           0.00
1-A-5                          0.00     2,000,000.00    1.00000000           0.00
1-A-6                          0.00     2,000,000.00    1.00000000           0.00
1-A-7                    115,131.11     4,857,477.21    0.83033798     115,131.11
1-A-8                     69,078.67     2,914,486.33    0.83033799      69,078.67
1-A-9                     27,253.55    12,936,244.60    0.99287072      27,253.55
1-A-10                     6,844.36     3,248,762.34    0.99287072       6,844.36
1-A-11                     3,066.02     1,455,327.06    0.99287072       3,066.02
1-A-12                   395,807.77       627,101.67    0.14814592     395,807.77
1-A-13                   305,007.20    64,573,286.63    0.98428886     305,007.20
1-A-14                         0.00    10,332,000.00    1.00000000           0.00
1-A-15                         0.00    13,948,000.00    1.00000000           0.00
1-A-16                         0.00     4,229,000.00    1.00000000           0.00
1-A-17                         0.00       504,000.00    1.00000000           0.00
1-A-18                         0.00     4,467,000.00    1.00000000           0.00
1-A-19                         0.00             0.00    0.00000000           0.00
1-A-20                         0.00             0.00    0.00000000           0.00
1-A-21                         0.00    10,000,000.00    1.00000000           0.00
1-A-22                   682,990.31    65,323,548.58    0.93083986     682,990.31
1-A-23                         0.00     4,467,000.00    1.00000000           0.00
1-A-24                         0.00     4,467,000.00    1.00000000           0.00
1-A-R                          0.00             0.00    0.00000000           0.00
1-A-LR                         0.00             0.00    0.00000000           0.00
2-A-1                  1,743,544.22    72,186,374.87    0.94803692   1,743,544.22
30-PO                      2,696.76     1,801,918.16    0.98491079       2,696.76
30-IO                          0.00             0.00    0.00000000           0.00
15-PO                      2,852.76       571,100.61    0.98354948       2,852.76
15-IO                          0.00             0.00    0.00000000           0.00
30-B-1                     3,738.65     3,439,176.59    0.99570834       3,738.65
30-B-2                     1,334.61     1,227,708.38    0.99570834       1,334.61
30-B-3                       800.98       736,824.17    0.99570834         800.98
30-B-4                       534.71       491,879.92    0.99570834         534.71
30-B-5                       400.49       368,412.08    0.99570832         400.49
30-B-6                       400.57       368,488.35    0.99570835         400.57
15-B-1                     1,913.84       499,381.29    0.98497296       1,913.84
15-B-2                     1,324.97       345,725.51    0.98497296       1,324.97
15-B-3                       739.87       193,054.70    0.98497296         739.87
15-B-4                       294.44        76,827.89    0.98497295         294.44
15-B-5                       294.44        76,827.89    0.98497295         294.44
15-B-6                       442.46       115,472.55    0.98497366         442.46
Totals                 3,499,808.68   308,340,116.89    0.94950840   3,499,808.68


                    Principal Distribution Factors Statement



                          Original       Beginning       Scheduled    Unscheduled
                            Face        Certificate      Principal      Principal
Class (2)                  Amount         Balance      Distribution   Distribution     Accretion
--------------------   -------------   -------------   ------------   ------------   ------------

1-A-1                   6,774,000.00    850.01851639    2.79759226     16.88293918     0.00000000
1-A-2                   2,384,000.00   1000.00000000    0.00000000      0.00000000     0.00000000
1-A-3                   4,592,000.00   1000.00000000    0.00000000      0.00000000     0.00000000
1-A-4                     890,000.00   1000.00000000    0.00000000      0.00000000     0.00000000
1-A-5                   2,000,000.00   1000.00000000    0.00000000      0.00000000     0.00000000
1-A-6                   2,000,000.00   1000.00000000    0.00000000      0.00000000     0.00000000
1-A-7                   5,850,000.00    850.01851624    2.79759316     16.88293846     0.00000000
1-A-8                   3,510,000.00    850.01851567    2.79759259     16.88294017     0.00000000
1-A-9                  13,029,133.00    994.96245376    0.29734135      1.79439798     0.00000000
1-A-10                  3,272,090.00    994.96245519    0.29734207      1.79439746     0.00000000
1-A-11                  1,465,777.00    994.96245336    0.29734400      1.79439983     0.00000000
1-A-12                  4,233,000.00    241.65117883   13.44923931     81.16359083    (1.10756674)
1-A-13                 65,604,000.00    988.93808045    0.66088745      3.98832907     0.00000000
1-A-14                 10,332,000.00   1000.00000000    0.00000000      0.00000000     0.00000000
1-A-15                 13,948,000.00   1000.00000000    0.00000000      0.00000000     0.00000000
1-A-16                  4,229,000.00   1000.00000000    0.00000000      0.00000000     0.00000000
1-A-17                    504,000.00   1000.00000000    0.00000000      0.00000000     0.00000000
1-A-18                  4,467,000.00   1000.00000000    0.00000000      0.00000000     0.00000000
1-A-19                          0.00      0.00000000    0.00000000      0.00000000     0.00000000
1-A-20                          0.00      0.00000000    0.00000000      0.00000000     0.00000000
1-A-21                 10,000,000.00   1000.00000000    0.00000000      0.00000000     0.00000000
1-A-22                 70,177,000.00    940.57225145    1.38346267      8.34893284     0.00000000
1-A-23                  4,467,000.00   1000.00000000    0.00000000      0.00000000     0.00000000
1-A-24                  4,467,000.00   1000.00000000    0.00000000      0.00000000     0.00000000
1-A-R                          50.00      0.00000000    0.00000000      0.00000000     0.00000000
1-A-LR                         50.00      0.00000000    0.00000000      0.00000000     0.00000000
2-A-1                  76,143,000.00    970.93520219    3.70683595     19.19145043     0.00000000
30-PO                   1,829,524.24    986.38481007    1.13337662      0.34064594     0.00000000
30-IO                           0.00      0.00000000    0.00000000      0.00000000     0.00000000
15-PO                     580,652.65    988.46249991    3.81363970      1.09938360     0.00000000
15-IO                           0.00      0.00000000    0.00000000      0.00000000     0.00000000
30-B-1                  3,454,000.00    996.79074696    1.08241170      0.00000000     0.00000000
30-B-2                  1,233,000.00    996.79074615    1.08240876      0.00000000     0.00000000
30-B-3                    740,000.00    996.79074324    1.08240541      0.00000000     0.00000000
30-B-4                    494,000.00    996.79074899    1.08240891      0.00000000     0.00000000
30-B-5                    370,000.00    996.79075676    1.08240541      0.00000000     0.00000000
30-B-6                    370,076.59    996.79074540    1.08239757      0.00000000     0.00000000
15-B-1                    507,000.00    988.74781065    3.77483235      0.00000000     0.00000000
15-B-2                    351,000.00    988.74780627    3.77484330      0.00000000     0.00000000
15-B-3                    196,000.00    988.74780612    3.77484694      0.00000000     0.00000000
15-B-4                     78,000.00    988.74782051    3.77487179      0.00000000     0.00000000
15-B-5                     78,000.00    988.74782051    3.77487179      0.00000000     0.00000000
15-B-6                    117,234.15    988.74781794    3.77415625      0.00000000     0.00000000


(2)  All Classes are per $1,000 denomination

              Principal Distribution Factors Statement (continued)



                                       Total          Ending          Ending          Total
                        Realized     Principal      Certificate     Certificate     Principal
Class                   Loss (3)     Reduction        Balance       Percentage    Distribution
--------------------   ----------   -----------   --------------   ------------   ------------

1-A-1                  0.00000000   19.68053144     830.33798494     0.83033798    19.68053144
1-A-2                  0.00000000    0.00000000   1,000.00000000     1.00000000     0.00000000
1-A-3                  0.00000000    0.00000000   1,000.00000000     1.00000000     0.00000000
1-A-4                  0.00000000    0.00000000   1,000.00000000     1.00000000     0.00000000
1-A-5                  0.00000000    0.00000000   1,000.00000000     1.00000000     0.00000000
1-A-6                  0.00000000    0.00000000   1,000.00000000     1.00000000     0.00000000
1-A-7                  0.00000000   19.68053162     830.33798462     0.83033798    19.68053162
1-A-8                  0.00000000   19.68053276     830.33798575     0.83033799    19.68053276
1-A-9                  0.00000000    2.09173934     992.87071519     0.99287072     2.09173934
1-A-10                 0.00000000    2.09173953     992.87071566     0.99287072     2.09173953
1-A-11                 0.00000000    2.09173701     992.87071635     0.99287072     2.09173701
1-A-12                 0.00000000   93.50526104     148.14591779     0.14814592    93.50526104
1-A-13                 0.00000000    4.64921651     984.28886394     0.98428886     4.64921651
1-A-14                 0.00000000    0.00000000   1,000.00000000     1.00000000     0.00000000
1-A-15                 0.00000000    0.00000000   1,000.00000000     1.00000000     0.00000000
1-A-16                 0.00000000    0.00000000   1,000.00000000     1.00000000     0.00000000
1-A-17                 0.00000000    0.00000000   1,000.00000000     1.00000000     0.00000000
1-A-18                 0.00000000    0.00000000   1,000.00000000     1.00000000     0.00000000
1-A-19                 0.00000000    0.00000000       0.00000000     0.00000000     0.00000000
1-A-20                 0.00000000    0.00000000       0.00000000     0.00000000     0.00000000
1-A-21                 0.00000000    0.00000000   1,000.00000000     1.00000000     0.00000000
1-A-22                 0.00000000    9.73239537     930.83985608     0.93083986     9.73239537
1-A-23                 0.00000000    0.00000000   1,000.00000000     1.00000000     0.00000000
1-A-24                 0.00000000    0.00000000   1,000.00000000     1.00000000     0.00000000
1-A-R                  0.00000000    0.00000000       0.00000000     0.00000000     0.00000000
1-A-LR                 0.00000000    0.00000000       0.00000000     0.00000000     0.00000000
2-A-1                  0.00000000   22.89828638     948.03691567     0.94803692    22.89828638
30-PO                  0.00000000    1.47402256     984.91078752     0.98491079     1.47402256
30-IO                  0.00000000    0.00000000       0.00000000     0.00000000     0.00000000
15-PO                  0.00000000    4.91302330     983.54947661     0.98354948     4.91302330
15-IO                  0.00000000    0.00000000       0.00000000     0.00000000     0.00000000
30-B-1                 0.00000000    1.08241170     995.70833526     0.99570834     1.08241170
30-B-2                 0.00000000    1.08240876     995.70833739     0.99570834     1.08240876
30-B-3                 0.00000000    1.08240541     995.70833784     0.99570834     1.08240541
30-B-4                 0.00000000    1.08240891     995.70834008     0.99570834     1.08240891
30-B-5                 0.00000000    1.08240541     995.70832432     0.99570832     1.08240541
30-B-6                 0.00000000    1.08239757     995.70834783     0.99570835     1.08239757
15-B-1                 0.00000000    3.77483235     984.97295858     0.98497296     3.77483235
15-B-2                 0.00000000    3.77484330     984.97296296     0.98497296     3.77484330
15-B-3                 0.00000000    3.77484694     984.97295918     0.98497296     3.77484694
15-B-4                 0.00000000    3.77487179     984.97294872     0.98497295     3.77487179
15-B-5                 0.00000000    3.77487179     984.97294872     0.98497295     3.77487179
15-B-6                 0.00000000    3.77415625     984.97366168     0.98497366     3.77415625


(3)  Amount Does Not Include Excess Special Hazard, Bankruptcy, or Fraud Losses
     Unless Otherwise Disclosed.

     Please Refer to the Prospectus Supplement for a Full Description.

                         Interest Distribution Statement



                                                         Beginning                   Payment of
                           Original       Current      Certificate/      Current       Unpaid      Current
                             Face       Certificate      Notional        Accrued      Interest     Interest
Class                       Amount          Rate          Balance       Interest      Shortfall   Shortfall
--------------------   --------------   -----------   -------------   ------------   ----------   ---------

1-A-1                    6,774,000.00     5.50000%     5,758,025.43      26,390.95       0.00        0.00
1-A-2                    2,384,000.00     5.50000%     2,384,000.00      10,926.67       0.00        0.00
1-A-3                    4,592,000.00     5.50000%     4,592,000.00      21,046.67       0.00        0.00
1-A-4                      890,000.00     5.50000%       890,000.00       4,079.17       0.00        0.00
1-A-5                    2,000,000.00     5.50000%     2,000,000.00       9,166.67       0.00        0.00
1-A-6                    2,000,000.00     5.50000%     2,000,000.00       9,166.67       0.00        0.00
1-A-7                    5,850,000.00     4.16000%     4,972,608.32      17,238.38       0.00        0.00
1-A-8                    3,510,000.00     7.73333%     2,983,564.99      19,227.42       0.00        0.00
1-A-9                   13,029,133.00     3.62000%    12,963,498.14      39,106.55       0.00        0.00
1-A-10                   3,272,090.00    11.86606%     3,255,606.70      32,192.69       0.00        0.00
1-A-11                   1,465,777.00     8.00000%     1,458,393.08       9,722.62       0.00        0.00
1-A-12                   4,233,000.00     5.50000%     1,022,909.44       4,688.33       0.00        0.00
1-A-13                  65,604,000.00     4.75000%    64,878,293.83     256,809.91       0.00        0.00
1-A-14                  10,332,000.00     5.25000%    10,332,000.00      45,202.50       0.00        0.00
1-A-15                  13,948,000.00     5.50000%    13,948,000.00      63,928.33       0.00        0.00
1-A-16                   4,229,000.00     5.50000%     4,229,000.00      19,382.92       0.00        0.00
1-A-17                     504,000.00     5.50000%       504,000.00       2,310.00       0.00        0.00
1-A-18                   4,467,000.00     5.25000%     4,467,000.00      19,543.13       0.00        0.00
1-A-19                           0.00     5.25000%     9,760,327.69      42,701.43       0.00        0.00
1-A-20                           0.00     5.50000%     4,063,979.04      18,626.57       0.00        0.00
1-A-21                  10,000,000.00     5.25000%    10,000,000.00      43,750.00       0.00        0.00
1-A-22                  70,177,000.00     5.25000%    66,006,538.89     288,778.61       0.00        0.00
1-A-23                   4,467,000.00     5.25000%     4,467,000.00      19,543.13       0.00        0.00
1-A-24                   4,467,000.00     5.25000%     4,467,000.00      19,543.13       0.00        0.00
1-A-R                           50.00     5.50000%             0.00           0.00       0.00        0.00
1-A-LR                          50.00     5.50000%             0.00           0.00       0.00        0.00
2-A-1                   76,143,000.00     5.00000%    73,929,919.10     308,041.33       0.00        0.00
30-PO                    1,829,524.24     0.00000%     1,804,614.92           0.00       0.00        0.00
30-IO                            0.00     5.50000%     3,880,298.51      17,784.70       0.00        0.00
15-PO                      580,652.65     0.00000%       573,953.37           0.00       0.00        0.00
15-IO                            0.00     5.00000%     1,446,606.03       6,027.53       0.00        0.00
30-B-1                   3,454,000.00     5.50000%     3,442,915.24      15,780.03       0.00        0.00
30-B-2                   1,233,000.00     5.50000%     1,229,042.99       5,633.11       0.00        0.00
30-B-3                     740,000.00     5.50000%       737,625.15       3,380.78       0.00        0.00
30-B-4                     494,000.00     5.50000%       492,414.63       2,256.90       0.00        0.00
30-B-5                     370,000.00     5.50000%       368,812.58       1,690.39       0.00        0.00
30-B-6                     370,076.59     5.50000%       368,888.92       1,690.74       0.00        0.00
15-B-1                     507,000.00     5.00000%       501,295.14       2,088.73       0.00        0.00
15-B-2                     351,000.00     5.00000%       347,050.48       1,446.04       0.00        0.00
15-B-3                     196,000.00     5.00000%       193,794.57         807.48       0.00        0.00
15-B-4                      78,000.00     5.00000%        77,122.33         321.34       0.00        0.00
15-B-5                      78,000.00     5.00000%        77,122.33         321.34       0.00        0.00
15-B-6                     117,234.15     5.00000%       115,915.01         482.98       0.00        0.00
Totals                 324,736,587.63                                 1,410,825.87       0.00        0.00



                                    Interest Distribution Statement (continued)



                                                                    Remaining        Ending
                       Non-Supported                    Total        Unpaid      Certificate/
                          Interest      Realized      Interest      Interest       Notional
Class                    Shortfall     Losses (4)   Distribution    Shortfall      Balance
--------------------   -------------   ----------   ------------   ----------   -------------

1-A-1                       0.00          0.00         26,390.95      0.00       5,624,709.51
1-A-2                       0.00          0.00         10,926.67      0.00       2,384,000.00
1-A-3                       0.00          0.00         21,046.67      0.00       4,592,000.00
1-A-4                       0.00          0.00          4,079.17      0.00         890,000.00
1-A-5                       0.00          0.00          9,166.67      0.00       2,000,000.00
1-A-6                       0.00          0.00          9,166.67      0.00       2,000,000.00
1-A-7                       0.00          0.00         17,238.38      0.00       4,857,477.21
1-A-8                       0.00          0.00         19,227.42      0.00       2,914,486.33
1-A-9                       0.00          0.00         39,106.55      0.00      12,936,244.60
1-A-10                      0.00          0.00         32,192.69      0.00       3,248,762.34
1-A-11                      0.00          0.00          9,722.62      0.00       1,455,327.06
1-A-12                      0.00          0.00          4,688.33      0.00         627,101.67
1-A-13                      0.00          0.00        256,809.91      0.00      64,573,286.63
1-A-14                      0.00          0.00         45,202.50      0.00      10,332,000.00
1-A-15                      0.00          0.00         63,928.33      0.00      13,948,000.00
1-A-16                      0.00          0.00         19,382.92      0.00       4,229,000.00
1-A-17                      0.00          0.00          2,310.00      0.00         504,000.00
1-A-18                      0.00          0.00         19,543.13      0.00       4,467,000.00
1-A-19                      0.00          0.00         42,701.43      0.00       9,716,755.23
1-A-20                      0.00          0.00         18,626.57      0.00       4,032,934.03
1-A-21                      0.00          0.00         43,750.00      0.00      10,000,000.00
1-A-22                      0.00          0.00        288,778.61      0.00      65,323,548.58
1-A-23                      0.00          0.00         19,543.13      0.00       4,467,000.00
1-A-24                      0.00          0.00         19,543.13      0.00       4,467,000.00
1-A-R                       0.00          0.00              0.00      0.00               0.00
1-A-LR                      0.00          0.00              0.14      0.00               0.00
2-A-1                       0.00          0.00        308,041.33      0.00      72,186,374.87
30-PO                       0.00          0.00              0.00      0.00       1,801,918.16
30-IO                       0.00          0.00         17,784.70      0.00       3,853,006.51
15-PO                       0.00          0.00              0.00      0.00         571,100.61
15-IO                       0.00          0.00          6,027.53      0.00       1,416,383.92
30-B-1                      0.00          0.00         15,780.03      0.00       3,439,176.59
30-B-2                      0.00          0.00          5,633.11      0.00       1,227,708.38
30-B-3                      0.00          0.00          3,380.78      0.00         736,824.17
30-B-4                      0.00          0.00          2,256.90      0.00         491,879.92
30-B-5                      0.00          0.00          1,690.39      0.00         368,412.08
30-B-6                      0.00          0.00          1,690.74      0.00         368,488.35
15-B-1                      0.00          0.00          2,088.73      0.00         499,381.29
15-B-2                      0.00          0.00          1,446.04      0.00         345,725.51
15-B-3                      0.00          0.00            807.48      0.00         193,054.70
15-B-4                      0.00          0.00            321.34      0.00          76,827.89
15-B-5                      0.00          0.00            321.34      0.00          76,827.89
15-B-6                      0.00          0.00            482.98      0.00         115,472.55
Totals                      0.00          0.00      1,410,826.01      0.00


(4)  Amount Does Not Include Excess Special Hazard, Bankruptcy, or Fraud Losses
     Unless Otherwise Disclosed.

     Please Refer to the Prospectus Supplement for a Full Description.

                     Interest Distribution Factors Statement



                                                        Beginning                 Payment of
                          Original       Current      Certificate/     Current      Unpaid       Current
                            Face       Certificate      Notional       Accrued     Interest     Interest
Class (5)                  Amount          Rate          Balance      Interest     Shortfall    Shortfall
--------------------   -------------   -----------   -------------   ----------   ----------   ----------

1-A-1                   6,774,000.00     5.50000%     850.01851639   3.89591822   0.00000000   0.00000000
1-A-2                   2,384,000.00     5.50000%    1000.00000000   4.58333473   0.00000000   0.00000000
1-A-3                   4,592,000.00     5.50000%    1000.00000000   4.58333406   0.00000000   0.00000000
1-A-4                     890,000.00     5.50000%    1000.00000000   4.58333708   0.00000000   0.00000000
1-A-5                   2,000,000.00     5.50000%    1000.00000000   4.58333500   0.00000000   0.00000000
1-A-6                   2,000,000.00     5.50000%    1000.00000000   4.58333500   0.00000000   0.00000000
1-A-7                   5,850,000.00     4.16000%     850.01851624   2.94673162   0.00000000   0.00000000
1-A-8                   3,510,000.00     7.73333%     850.01851567   5.47789744   0.00000000   0.00000000
1-A-9                  13,029,133.00     3.62000%     994.96245376   3.00146986   0.00000000   0.00000000
1-A-10                  3,272,090.00    11.86606%     994.96245519   9.83857107   0.00000000   0.00000000
1-A-11                  1,465,777.00     8.00000%     994.96245336   6.63308266   0.00000000   0.00000000
1-A-12                  4,233,000.00     5.50000%     241.65117883   1.10756674   0.00000000   0.00000000
1-A-13                 65,604,000.00     4.75000%     988.93808045   3.91454652   0.00000000   0.00000000
1-A-14                 10,332,000.00     5.25000%    1000.00000000   4.37500000   0.00000000   0.00000000
1-A-15                 13,948,000.00     5.50000%    1000.00000000   4.58333309   0.00000000   0.00000000
1-A-16                  4,229,000.00     5.50000%    1000.00000000   4.58333412   0.00000000   0.00000000
1-A-17                    504,000.00     5.50000%    1000.00000000   4.58333333   0.00000000   0.00000000
1-A-18                  4,467,000.00     5.25000%    1000.00000000   4.37500112   0.00000000   0.00000000
1-A-19                          0.00     5.25000%     989.48983070   4.32901764   0.00000000   0.00000000
1-A-20                          0.00     5.50000%     955.43341848   4.37906969   0.00000000   0.00000000
1-A-21                 10,000,000.00     5.25000%    1000.00000000   4.37500000   0.00000000   0.00000000
1-A-22                 70,177,000.00     5.25000%     940.57225145   4.11500363   0.00000000   0.00000000
1-A-23                  4,467,000.00     5.25000%    1000.00000000   4.37500112   0.00000000   0.00000000
1-A-24                  4,467,000.00     5.25000%    1000.00000000   4.37500112   0.00000000   0.00000000
1-A-R                          50.00     5.50000%       0.00000000   0.00000000   0.00000000   0.00000000
1-A-LR                         50.00     5.50000%       0.00000000   0.00000000   0.00000000   0.00000000
2-A-1                  76,143,000.00     5.00000%     970.93520219   4.04556335   0.00000000   0.00000000
30-PO                   1,829,524.24     0.00000%     986.38481007   0.00000000   0.00000000   0.00000000
30-IO                           0.00     5.50000%     911.71503471   4.17869356   0.00000000   0.00000000
15-PO                     580,652.65     0.00000%     988.46249991   0.00000000   0.00000000   0.00000000
15-IO                           0.00     5.00000%     926.32140918   3.85967566   0.00000000   0.00000000
30-B-1                  3,454,000.00     5.50000%     996.79074696   4.56862478   0.00000000   0.00000000
30-B-2                  1,233,000.00     5.50000%     996.79074615   4.56862125   0.00000000   0.00000000
30-B-3                    740,000.00     5.50000%     996.79074324   4.56862162   0.00000000   0.00000000
30-B-4                    494,000.00     5.50000%     996.79074899   4.56862348   0.00000000   0.00000000
30-B-5                    370,000.00     5.50000%     996.79075676   4.56862162   0.00000000   0.00000000
30-B-6                    370,076.59     5.50000%     996.79074540   4.56862186   0.00000000   0.00000000
15-B-1                    507,000.00     5.00000%     988.74781065   4.11978304   0.00000000   0.00000000
15-B-2                    351,000.00     5.00000%     988.74780627   4.11977208   0.00000000   0.00000000
15-B-3                    196,000.00     5.00000%     988.74780612   4.11979592   0.00000000   0.00000000
15-B-4                     78,000.00     5.00000%     988.74782051   4.11974359   0.00000000   0.00000000
15-B-5                     78,000.00     5.00000%     988.74782051   4.11974359   0.00000000   0.00000000
15-B-6                    117,234.15     5.00000%     988.74781794   4.11978933   0.00000000   0.00000000


(5) All Classes are per $1,000 denomination.

               Interest Distribution Factors Statement (continued)



                                                                    Remaining       Ending
                       Non-Supported                    Total        Unpaid      Certificate/
                          Interest      Realized      Interest      Interest       Notional
Class                    Shortfall     Losses (6)   Distribution    Shortfall      Balance
--------------------   -------------   ----------   ------------   ----------   -------------

1-A-1                    0.00000000    0.00000000    3.89591822    0.00000000    830.33798494
1-A-2                    0.00000000    0.00000000    4.58333473    0.00000000   1000.00000000
1-A-3                    0.00000000    0.00000000    4.58333406    0.00000000   1000.00000000
1-A-4                    0.00000000    0.00000000    4.58333708    0.00000000   1000.00000000
1-A-5                    0.00000000    0.00000000    4.58333500    0.00000000   1000.00000000
1-A-6                    0.00000000    0.00000000    4.58333500    0.00000000   1000.00000000
1-A-7                    0.00000000    0.00000000    2.94673162    0.00000000    830.33798462
1-A-8                    0.00000000    0.00000000    5.47789744    0.00000000    830.33798575
1-A-9                    0.00000000    0.00000000    3.00146986    0.00000000    992.87071519
1-A-10                   0.00000000    0.00000000    9.83857107    0.00000000    992.87071566
1-A-11                   0.00000000    0.00000000    6.63308266    0.00000000    992.87071635
1-A-12                   0.00000000    0.00000000    1.10756674    0.00000000    148.14591779
1-A-13                   0.00000000    0.00000000    3.91454652    0.00000000    984.28886394
1-A-14                   0.00000000    0.00000000    4.37500000    0.00000000   1000.00000000
1-A-15                   0.00000000    0.00000000    4.58333309    0.00000000   1000.00000000
1-A-16                   0.00000000    0.00000000    4.58333412    0.00000000   1000.00000000
1-A-17                   0.00000000    0.00000000    4.58333333    0.00000000   1000.00000000
1-A-18                   0.00000000    0.00000000    4.37500112    0.00000000   1000.00000000
1-A-19                   0.00000000    0.00000000    4.32901764    0.00000000    985.07250912
1-A-20                   0.00000000    0.00000000    4.37906969    0.00000000    948.13479815
1-A-21                   0.00000000    0.00000000    4.37500000    0.00000000   1000.00000000
1-A-22                   0.00000000    0.00000000    4.11500363    0.00000000    930.83985608
1-A-23                   0.00000000    0.00000000    4.37500112    0.00000000   1000.00000000
1-A-24                   0.00000000    0.00000000    4.37500112    0.00000000   1000.00000000
1-A-R                    0.00000000    0.00000000    0.00000000    0.00000000      0.00000000
1-A-LR                   0.00000000    0.00000000    2.80000000    0.00000000      0.00000000
2-A-1                    0.00000000    0.00000000    4.04556335    0.00000000    948.03691567
30-PO                    0.00000000    0.00000000    0.00000000    0.00000000    984.91078752
30-IO                    0.00000000    0.00000000    4.17869356    0.00000000    905.30250571
15-PO                    0.00000000    0.00000000    0.00000000    0.00000000    983.54947661
15-IO                    0.00000000    0.00000000    3.85967566    0.00000000    906.96894766
30-B-1                   0.00000000    0.00000000    4.56862478    0.00000000    995.70833526
30-B-2                   0.00000000    0.00000000    4.56862125    0.00000000    995.70833739
30-B-3                   0.00000000    0.00000000    4.56862162    0.00000000    995.70833784
30-B-4                   0.00000000    0.00000000    4.56862348    0.00000000    995.70834008
30-B-5                   0.00000000    0.00000000    4.56862162    0.00000000    995.70832432
30-B-6                   0.00000000    0.00000000    4.56862186    0.00000000    995.70834783
15-B-1                   0.00000000    0.00000000    4.11978304    0.00000000    984.97295858
15-B-2                   0.00000000    0.00000000    4.11977208    0.00000000    984.97296296
15-B-3                   0.00000000    0.00000000    4.11979592    0.00000000    984.97295918
15-B-4                   0.00000000    0.00000000    4.11974359    0.00000000    984.97294872
15-B-5                   0.00000000    0.00000000    4.11974359    0.00000000    984.97294872
15-B-6                   0.00000000    0.00000000    4.11978933    0.00000000    984.97366168


(6)  Amount Does Not Include Excess Special Hazard, Bankruptcy,or Fraud Losses
     Unless Otherwise Disclosed. Please Refer to the Prospectus Supplement for a
     Full Description.

                      Certificateholder Component Statement



                         Component    Beginning    Ending      Beginning       Ending        Ending
                       Pass-Through    Notional   Notional     Component      Component     Component
Class                      Rate        Balance     Balance      Balance        Balance     Percentage
--------------------   ------------   ---------   --------   ------------   ------------   -----------

X-PO-1                   0.00000%        0.00       0.00     1,804,614.92   1,801,918.16   98.49107875%
X-PO-2                   0.00000%        0.00       0.00       573,953.37     571,100.61   98.35494766%


                       CERTIFICATEHOLDER ACCOUNT STATEMENT
                               CERTIFICATE ACCOUNT

Beginning Balance                                                           0.00

Deposits
   Payments of Interest and Principal                               4,977,550.35
   Liquidations, Insurance Proceeds, Reserve Funds                          0.00
   Proceeds from Repurchased Loans                                          0.00
   Other Amounts (Servicer Advances)                                        0.00
   Realized Loss (Gains, Subsequent Expenses & Recoveries)                  0.00

   Prepayment Penalties                                                     0.00
Total Deposits                                                      4,977,550.35

Withdrawals
   Reimbursement for Servicer Advances                                      0.00
   Payment of Service Fee                                              66,915.66
   Payment of Interest and Principal                                4,910,634.69
Total Withdrawals (Pool Distribution Amount)                        4,977,550.35

Ending Balance                                                              0.00

                    PREPAYMENT/CURTAILMENT INTEREST SHORTFALL

Total Prepayment/Curtailment Interest Shortfall                             0.00
Servicing Fee Support                                                       0.00
Non-Supported Prepayment/Curtailment Interest Shortfall                     0.00

                                 SERVICING FEES

Gross Servicing Fee                                                    64,966.66
Trustee Fee                                                             1,949.00
Supported Prepayment/Curtailment Interest Shortfall                         0.00
Net Servicing Fee                                                      66,915.66

             LOAN STATUS STRATIFICATION/CREDIT ENHANCEMENT STATEMENT
                               DELINQUENCY STATUS



                           DELINQUENT          BANKRUPTCY         FORECLOSURE             REO                Total
                          No of Loans         No of Loans         No of Loans         No of Loans         No of Loans
                       Principal Balance   Principal Balance   Principal Balance   Principal Balance   Principal Balance
                       -----------------   -----------------   -----------------   -----------------   -----------------

0-29 Days                                            0                   0                   0                      0
                                                  0.00                0.00                0.00                   0.00

30 Days                             2                0                   0                   0                      2
                           824,020.95             0.00                0.00                0.00             824,020.95

60 Days                             0                0                   0                   0                      0
                                 0.00             0.00                0.00                0.00                   0.00

90 Days                             0                0                   0                   0                      0
                                 0.00             0.00                0.00                0.00                   0.00

120 Days                            0                0                   0                   0                      0
                                 0.00             0.00                0.00                0.00                   0.00

150 Days                            0                0                   0                   0                      0
                                 0.00             0.00                0.00                0.00                   0.00

180+ Days                           0                0                   0                   0                      0
                                 0.00             0.00                0.00                0.00                   0.00

Totals                              2                0                   0                   0                      2
                           824,020.95             0.00                0.00                0.00             824,020.95

                          No of Loans         No of Loans         No of Loans         No of Loans         No of Loans
                       Principal Balance   Principal Balance   Principal Balance   Principal Balance   Principal Balance
                       -----------------   -----------------   -----------------   -----------------   -----------------

0-29 Days                                      0.000000%           0.000000%           0.000000%           0.000000%
                                               0.000000%           0.000000%           0.000000%           0.000000%

30 Days                    0.328407%           0.000000%           0.000000%           0.000000%           0.328407%
                           0.266875%           0.000000%           0.000000%           0.000000%           0.266875%

60 Days                    0.000000%           0.000000%           0.000000%           0.000000%           0.000000%
                           0.000000%           0.000000%           0.000000%           0.000000%           0.000000%

90 Days                    0.000000%           0.000000%           0.000000%           0.000000%           0.000000%
                           0.000000%           0.000000%           0.000000%           0.000000%           0.000000%

120 Days                   0.000000%           0.000000%           0.000000%           0.000000%           0.000000%
                           0.000000%           0.000000%           0.000000%           0.000000%           0.000000%

150 Days                   0.000000%           0.000000%           0.000000%           0.000000%           0.000000%
                           0.000000%           0.000000%           0.000000%           0.000000%           0.000000%

180+ Days                  0.000000%           0.000000%           0.000000%           0.000000%           0.000000%
                           0.000000%           0.000000%           0.000000%           0.000000%           0.000000%

Totals                     0.328407%           0.000000%           0.000000%           0.000000%           0.328407%
                           0.266875%           0.000000%           0.000000%           0.000000%           0.266875%


                          Delinquency Status By Groups



                           DELINQUENT          BANKRUPTCY         FORECLOSURE             REO                Total
                          No of Loans         No of Loans         No of Loans         No of Loans         No of Loans
1 - 30 Year Fixed      Principal Balance   Principal Balance   Principal Balance   Principal Balance   Principal Balance
--------------------   -----------------   -----------------   -----------------   -----------------   -----------------

0-29 Days                                             0                   0                   0                     0
                                                   0.00                0.00                0.00                  0.00

30 Days                             2                 0                   0                   0                     2
                           824,020.95              0.00                0.00                0.00            824,020.95

60 Days                             0                 0                   0                   0                     0
                                 0.00              0.00                0.00                0.00                  0.00

90 Days                             0                 0                   0                   0                     0
                                 0.00              0.00                0.00                0.00                  0.00

120 Days                            0                 0                   0                   0                     0
                                 0.00              0.00                0.00                0.00                  0.00

150 Days                            0                 0                   0                   0                     0
                                 0.00              0.00                0.00                0.00                  0.00

180 Days                            0                 0                   0                   0                     0
                                 0.00              0.00                0.00                0.00                  0.00

Totals                              2                 0                   0                   0                     2
                           824,020.95              0.00                0.00                0.00            824,020.95

0-29 Days                                      0.000000%           0.000000%           0.000000%             0.000000%
                                               0.000000%           0.000000%           0.000000%             0.000000%

30 Days                     0.419287%          0.000000%           0.000000%           0.000000%             0.419287%
                            0.351435%          0.000000%           0.000000%           0.000000%             0.351435%

60 Days                     0.000000%          0.000000%           0.000000%           0.000000%             0.000000%
                            0.000000%          0.000000%           0.000000%           0.000000%             0.000000%

90 Days                     0.000000%          0.000000%           0.000000%           0.000000%             0.000000%
                            0.000000%          0.000000%           0.000000%           0.000000%             0.000000%

120 Days                    0.000000%          0.000000%           0.000000%           0.000000%             0.000000%
                            0.000000%          0.000000%           0.000000%           0.000000%             0.000000%

150 Days                    0.000000%          0.000000%           0.000000%           0.000000%             0.000000%
                            0.000000%          0.000000%           0.000000%           0.000000%             0.000000%

180 Days                    0.000000%          0.000000%           0.000000%           0.000000%             0.000000%
                            0.000000%          0.000000%           0.000000%           0.000000%             0.000000%

Totals                      0.419287%          0.000000%           0.000000%           0.000000%             0.419287%
                            0.351435%          0.000000%           0.000000%           0.000000%             0.351435%

                           DELINQUENT          BANKRUPTCY         FORECLOSURE             REO                Total
                          No of Loans         No of Loans         No of Loans         No of Loans         No of Loans
2 - 15 Year Fixed      Principal Balance   Principal Balance   Principal Balance   Principal Balance   Principal Balance
--------------------   -----------------   -----------------   -----------------   -----------------   -----------------

0-29 Days                                             0                   0                   0                   0
                                                   0.00                0.00                0.00                0.00

30 Days                           0                   0                   0                   0                   0
                               0.00                0.00                0.00                0.00                0.00

60 Days                           0                   0                   0                   0                   0
                               0.00                0.00                0.00                0.00                0.00

90 Days                           0                   0                   0                   0                   0
                               0.00                0.00                0.00                0.00                0.00

120 Days                          0                   0                   0                   0                   0
                               0.00                0.00                0.00                0.00                0.00

150 Days                          0                   0                   0                   0                   0
                               0.00                0.00                0.00                0.00                0.00

180 Days                          0                   0                   0                   0                   0
                               0.00                0.00                0.00                0.00                0.00

Totals                            0                   0                   0                   0                   0
                               0.00                0.00                0.00                0.00                0.00

0-29 Days                                      0.000000%           0.000000%           0.000000%           0.000000%
                                               0.000000%           0.000000%           0.000000%           0.000000%

30 Days                    0.000000%           0.000000%           0.000000%           0.000000%           0.000000%
                           0.000000%           0.000000%           0.000000%           0.000000%           0.000000%

60 Days                    0.000000%           0.000000%           0.000000%           0.000000%           0.000000%
                           0.000000%           0.000000%           0.000000%           0.000000%           0.000000%

90 Days                    0.000000%           0.000000%           0.000000%           0.000000%           0.000000%
                           0.000000%           0.000000%           0.000000%           0.000000%           0.000000%

120 Days                   0.000000%           0.000000%           0.000000%           0.000000%           0.000000%
                           0.000000%           0.000000%           0.000000%           0.000000%           0.000000%

150 Days                   0.000000%           0.000000%           0.000000%           0.000000%           0.000000%
                           0.000000%           0.000000%           0.000000%           0.000000%           0.000000%

180 Days                   0.000000%           0.000000%           0.000000%           0.000000%           0.000000%
                           0.000000%           0.000000%           0.000000%           0.000000%           0.000000%

Totals                     0.000000%           0.000000%           0.000000%           0.000000%           0.000000%
                           0.000000%           0.000000%           0.000000%           0.000000%           0.000000%


                                OTHER INFORMATION

Current Period Class A Insufficient Funds                                   0.00
Principal Balance of Contaminated Properties                                0.00

Periodic Advance                                                        4,681.53

                             COLLATERAL STATEMENT

Collateral Description                                               Mixed Fixed
Weighted Average Gross Coupon                                          5.686539%
Weighted Average Pass-Through Rate                                     5.429039%
Weighted Average Maturity(Stepdown Calculation)                             263
Beginning Scheduled Collateral Loan Count                                   614
Number Of Loans Paid In Full                                                  5
Ending Scheduled Collateral Loan Count                                      609
Beginning Scheduled Collateral Balance                           311,839,925.58
Ending Scheduled Collateral Balance                              308,340,116.80
Ending Actual Collateral Balance at 29-Apr-2005                  308,766,264.75
Monthly P &I Constant                                              2,023,626.84
Special Servicing Fee                                                      0.00
Prepayment Penalties                                                       0.00
Realized Loss Amount                                                       0.00
Cumulative Realized Loss                                                   0.00
Class A Non-PO Optimal Amount                                      4,851,415.65
Class AP Deferred Amount                                                   0.00
Scheduled Principal                                                  545,885.19
Unscheduled Principal                                              2,953,923.59

                            Miscellaneous Reporting

Senior %                                                              97.430374%
Subordinate %                                                          2.569626%

                        Group Level Collateral Statement



Group                             1 - 30 Year Fixed   2 - 15 Year Fixed            Total
-----                             -----------------   -----------------   --------------

Collateral Description                Fixed 30 Year       Fixed 15 Year      Mixed Fixed
Weighted Average Coupon Rate               5.805870            5.315050         5.686539
Weighted Average Net Rate                  5.555870            5.065050         5.436539
Weighted Average Maturity                       353                 174              263
Beginning Loan Count                            480                 134              614
Loans Paid In Full                                3                   2                5
Ending Loan Count                               477                 132              609
Beginning Scheduled Balance          236,023,753.26       75,816,172.32   311,839,925.58
Ending scheduled Balance             234,275,351.56       74,064,765.24   308,340,116.80
Record Date                              04/29/2005          04/29/2005       04/29/2005
Principal And Interest Constant        1,398,347.09          625,279.75     2,023,626.84
Scheduled Principal                      256,411.08          289,474.11       545,885.19
Unscheduled Principal                  1,491,990.62        1,461,932.97     2,953,923.59
Scheduled Interest                     1,141,936.01          335,805.64     1,477,741.65
Servicing Fees                            49,171.62           15,795.04        64,966.66
Master Servicing Fees                          0.00                0.00             0.00
Trustee Fee                                1,475.15              473.85         1,949.00
FRY Amount                                     0.00                0.00             0.00
Special Hazard Fee                             0.00                0.00             0.00
Other Fee                                      0.00                0.00             0.00
Pool Insurance Fee                             0.00                0.00             0.00
Spread Fee 1                                   0.00                0.00             0.00
Spread Fee 2                                   0.00                0.00             0.00
Spread Fee 3                                   0.00                0.00             0.00
Net Interest                           1,091,289.24          319,536.75     1,410,825.99
Realized Loss Amount                           0.00                0.00             0.00
Cumulative Realized Loss                       0.00                0.00             0.00
Percentage of Cumulative Losses              0.0000              0.0000           0.0000
Prepayment Penalties                           0.00                0.00             0.00
Special Servicing Fee                          0.00                0.00             0.00
Pass-Through Rate                          5.548370            5.057550         5.429039


                             Miscellaneous Reporting

Group 1 - 30 Year Fixed
   CPR                                                                 7.335069%
   Subordinate %                                                       2.834824%
   Subordinate Prepayment %                                            0.000000%
   Senior Prepayment %                                               100.000000%
   Senior %                                                           97.165176%
Group 2 - 15 Year Fixed
   CPR                                                                20.907771%
   Subordinate %                                                       1.744100%
   Subordinate Prepayment %                                            0.000000%
   Senior Prepayment %                                               100.000000%
   Senior %                                                           98.255900%

Banc of America Mortgage Securities, Inc.
Mortgage Loan Pass-Through Certificates

Record Date: 4/29/2005
Distribution Date: 5/25/2005

Banc of America Mortgage Securities, Inc.
Mortgage Loan Pass-Through Certificates
Series 2005-2

Contact: CTSLink Customer Service
         Wells Fargo Bank, N.A.
         Corporate Trust Services
         9062 Old Annapolis Road
         Columbia, MD 21045-1951
         Telephone: (301) 815-6600
         Fax: (301) 815-6600

                     Certificateholder Distribution Summary



                                   Certificate    Certificate      Beginning
                                      Class      Pass-Through     Certificate      Interest       Principal
Class                    CUSIP     Description       Rate           Balance      Distribution    Distribution
--------------------   ---------   -----------   ------------   --------------   ------------   -------------

1-A-1                  05949AT34       SEN         4.18750%      39,670,599.63     138,433.86      194,086.65
1-A-2                  05949AT42       SEN         5.05000%      16,025,000.00      67,438.54            0.00
1-A-3                  05949AT59       SEN         5.50000%      24,557,000.00     112,552.92            0.00
1-A-4                  05949AT67       SEN         5.50000%               0.00       4,941.04            0.00
1-A-5                  05949AT75       SEN         5.50000%               0.00      43,389.72            0.00
1-A-6                  05949AT83       SEN         5.50000%      69,727,863.92     319,586.04    1,818,841.12
1-A-7                  05949AT91       SEN         5.50000%      38,044,803.53     174,372.02       63,613.12
1-A-8                  05949AU24       SEN         5.50000%       1,226,163.02       5,619.91       (5,619.91)
1-A-9                  05949AU32       SEN         5.50000%       2,043,884.70       9,367.80    1,353,438.49
1-A-10                 05949AU40       SEN         5.50000%      13,565,080.73      62,173.29       24,124.48
1-A-11                 05949AU57       SEN         5.50000%       5,401,172.43      24,755.37      (24,755.37)
1-A-12                 05949AU65       SEN         5.50000%         354,746.84       1,625.92          630.89
1-A-13                 05949AY38       SEN         5.50000%      22,018,000.00     100,915.83            0.00
1-A-R                  05949AU73       SEN         5.50000%               0.00           0.00            0.00
1-A-LR                 05949AU99       SEN         5.50000%               0.00           0.00            0.00
2-A-1                  05949AV49       SEN         5.00000%      70,727,388.97     294,697.45    1,361,354.89
2-A-2                  05949AV56       SEN         5.00000%       5,844,000.00      24,350.00            0.00
30-PO                  05949AV31       STP         0.00000%       1,193,499.09           0.00        1,939.82
30-IO                  05949AV23        IO         5.50000%               0.00      14,828.67            0.00
15-PO                  05949AV72       STP         0.00000%         444,661.02           0.00        3,553.76
15-IO                  05949AV64        IO         5.00000%               0.00       6,321.14            0.00
B-1                    05949AV80       SUB         5.37751%       4,056,982.33      18,180.39        7,110.41
B-2                    05949AV98       SUB         5.37751%       1,623,390.87       7,274.84        2,845.21
B-3                    05949AW22       SUB         5.37751%         811,197.15       3,635.18        1,421.73
B-4                    05949AW30       SUB         5.37751%         648,758.41       2,907.25        1,137.04
B-5                    05949AW48       SUB         5.37751%         649,754.97       2,911.72        1,138.78
B-6                    05949AW55       SUB         5.37751%         324,800.22       1,455.51          569.26
1-AMR                  05949AU81       SEN         5.50000%               0.00           0.00            0.00
Totals                                                          318,958,747.83   1,441,734.41    4,805,430.37


               Certificateholder Distribution Summary (continued)



                         Current       Ending                      Cumulative
                        Realized     Certificate        Total       Realized
Class                     Loss         Balance      Distribution     Losses
--------------------   ---------   --------------   ------------   ----------

1-A-1                     0.00      39,476,512.98     332,520.51      0.00
1-A-2                     0.00      16,025,000.00      67,438.54      0.00
1-A-3                     0.00      24,557,000.00     112,552.92      0.00
1-A-4                     0.00               0.00       4,941.04      0.00
1-A-5                     0.00               0.00      43,389.72      0.00
1-A-6                     0.00      67,909,022.80   2,138,427.16      0.00
1-A-7                     0.00      37,981,190.40     237,985.14      0.00
1-A-8                     0.00       1,231,782.94           0.00      0.00
1-A-9                     0.00         690,446.21   1,362,806.29      0.00
1-A-10                    0.00      13,540,956.25      86,297.77      0.00
1-A-11                    0.00       5,425,927.80           0.00      0.00
1-A-12                    0.00         354,115.95       2,256.81      0.00
1-A-13                    0.00      22,018,000.00     100,915.83      0.00
1-A-R                     0.00               0.00           0.00      0.00
1-A-LR                    0.00               0.00           0.00      0.00
2-A-1                     0.00      69,366,034.08   1,656,052.34      0.00
2-A-2                     0.00       5,844,000.00      24,350.00      0.00
30-PO                     0.00       1,191,559.27       1,939.82      0.00
30-IO                     0.00               0.00      14,828.67      0.00
15-PO                     0.00         441,107.27       3,553.76      0.00
15-IO                     0.00               0.00       6,321.14      0.00
B-1                       0.00       4,049,871.92      25,290.80      0.00
B-2                       0.00       1,620,545.66      10,120.05      0.00
B-3                       0.00         809,775.42       5,056.91      0.00
B-4                       0.00         647,621.38       4,044.29      0.00
B-5                       0.00         648,616.19       4,050.50      0.00
B-6                       0.00         324,230.97       2,024.77      0.00
1-AMR                     0.00               0.00           0.00      0.00
Totals                    0.00     314,153,317.49   6,247,164.78      0.00


All distributions required by the Pooling and Servicing Agreement have been calculated by the Certificate Administrator on behalf of the Trustee.

                        Principal Distribution Statement



                          Original         Beginning       Scheduled     Unscheduled
                            Face          Certificate      Principal      Principal                 Realized
Class                      Amount           Balance      Distribution   Distribution    Accretion   Loss (1)
--------------------   --------------   --------------   ------------   ------------   ----------   --------

1-A-1                   40,000,000.00    39,670,599.63     14,021.66      180,064.99         0.00     0.00
1-A-2                   16,025,000.00    16,025,000.00          0.00            0.00         0.00     0.00
1-A-3                   24,557,000.00    24,557,000.00          0.00            0.00         0.00     0.00
1-A-4                            0.00             0.00          0.00            0.00         0.00     0.00
1-A-5                            0.00             0.00          0.00            0.00         0.00     0.00
1-A-6                   72,700,000.00    69,727,863.92    131,400.95    1,687,440.17         0.00     0.00
1-A-7                   38,143,000.00    38,044,803.53      4,595.69       59,017.44         0.00     0.00
1-A-8                    1,215,000.00     1,226,163.02          0.00            0.00    (5,619.91)    0.00
1-A-9                    4,251,000.00     2,043,884.70     98,455.02    1,264,351.27    (9,367.79)    0.00
1-A-10                  13,613,000.00    13,565,080.73      1,742.86       22,381.63         0.00     0.00
1-A-11                   5,352,000.00     5,401,172.43          0.00            0.00   (24,755.37)    0.00
1-A-12                     356,000.00       354,746.84         45.58          585.31         0.00     0.00
1-A-13                  22,018,000.00    22,018,000.00          0.00            0.00         0.00     0.00
1-A-R                           50.00             0.00          0.00            0.00         0.00     0.00
1-A-LR                          25.00             0.00          0.00            0.00         0.00     0.00
2-A-1                   71,821,000.00    70,727,388.97    296,849.09    1,064,505.80         0.00     0.00
2-A-2                    5,844,000.00     5,844,000.00          0.00            0.00         0.00     0.00
30-PO                    1,197,987.93     1,193,499.09      1,331.25          608.57         0.00     0.00
30-IO                            0.00             0.00          0.00            0.00         0.00     0.00
15-PO                      449,240.30       444,661.02      1,782.24        1,771.52         0.00     0.00
15-IO                            0.00             0.00          0.00            0.00         0.00     0.00
B-1                      4,071,000.00     4,056,982.33      7,110.41            0.00         0.00     0.00
B-2                      1,629,000.00     1,623,390.87      2,845.21            0.00         0.00     0.00
B-3                        814,000.00       811,197.15      1,421.73            0.00         0.00     0.00
B-4                        651,000.00       648,758.41      1,137.04            0.00         0.00     0.00
B-5                        652,000.00       649,754.97      1,138.78            0.00         0.00     0.00
B-6                        325,922.59       324,800.22        569.26            0.00         0.00     0.00
1-AMR                           25.00             0.00          0.00            0.00         0.00     0.00
Totals                 325,685,250.82   318,958,747.83    564,446.77    4,280,726.70   (39,743.07)    0.00


(1)  Amount Does Not Include Excess Special Hazard, Bankruptcy, or Fraud Losses
     Unless Otherwise Disclosed. Please Refer to the Prospectus Supplement for a
     Full Description.

                  Principal Distribution Statement (continued)



                           Total          Ending          Ending         Total
                         Principal      Certificate    Certificate     Principal
 Class                   Reduction        Balance       Percentage   Distribution
--------------------   ------------   --------------   -----------   ------------

1-A-1                    194,086.65    39,476,512.98    0.98691282     194,086.65
1-A-2                          0.00    16,025,000.00    1.00000000           0.00
1-A-3                          0.00    24,557,000.00    1.00000000           0.00
1-A-4                          0.00             0.00    0.00000000           0.00
1-A-5                          0.00             0.00    0.00000000           0.00
1-A-6                  1,818,841.12    67,909,022.80    0.93409935   1,818,841.12
1-A-7                     63,613.12    37,981,190.40    0.99575782      63,613.12
1-A-8                     (5,619.91)    1,231,782.94    1.01381312      (5,619.91)
1-A-9                  1,353,438.49       690,446.21    0.16241972   1,353,438.49
1-A-10                    24,124.48    13,540,956.25    0.99470772      24,124.48
1-A-11                   (24,755.37)    5,425,927.80    1.01381312     (24,755.37)
1-A-12                       630.89       354,115.95    0.99470772         630.89
1-A-13                         0.00    22,018,000.00    1.00000000           0.00
1-A-R                          0.00             0.00    0.00000000           0.00
1-A-LR                         0.00             0.00    0.00000000           0.00
2-A-1                  1,361,354.89    69,366,034.08    0.96581827   1,361,354.89
2-A-2                          0.00     5,844,000.00    1.00000000           0.00
30-PO                      1,939.82     1,191,559.27    0.99463379       1,939.82
30-IO                          0.00             0.00    0.00000000           0.00
15-PO                      3,553.76       441,107.27    0.98189604       3,553.76
15-IO                          0.00             0.00    0.00000000           0.00
B-1                        7,110.41     4,049,871.92    0.99481010       7,110.41
B-2                        2,845.21     1,620,545.66    0.99481010       2,845.21
B-3                        1,421.73       809,775.42    0.99481010       1,421.73
B-4                        1,137.04       647,621.38    0.99481011       1,137.04
B-5                        1,138.78       648,616.19    0.99481011       1,138.78
B-6                          569.26       324,230.97    0.99480975         569.26
1-AMR                          0.00             0.00    0.00000000           0.00

Totals                 4,805,430.37   314,153,317.49    0.96459179   4,805,430.37


                    Principal Distribution Factors Statement



                          Original       Beginning       Scheduled     Unscheduled
                            Face        Certificate      Principal      Principal
Class (2)                  Amount         Balance      Distribution   Distribution    Accretion
--------------------   -------------   -------------   ------------   ------------   -----------

1-A-1                  40,000,000.00    991.76499075     0.35054150     4.50162475    0.00000000
1-A-2                  16,025,000.00   1000.00000000     0.00000000     0.00000000    0.00000000
1-A-3                  24,557,000.00   1000.00000000     0.00000000     0.00000000    0.00000000
1-A-4                           0.00      0.00000000     0.00000000     0.00000000    0.00000000
1-A-5                           0.00      0.00000000     0.00000000     0.00000000    0.00000000
1-A-6                  72,700,000.00    959.11779807     1.80744085    23.21100646    0.00000000
1-A-7                  38,143,000.00    997.42557035     0.12048580     1.54726791    0.00000000
1-A-8                   1,215,000.00   1009.18767078     0.00000000     0.00000000   (4.62544033)
1-A-9                   4,251,000.00    480.80091743    23.16043754   297.42443425   (2.20366737)
1-A-10                 13,613,000.00    996.47988908     0.12802909     1.64413649    0.00000000
1-A-11                  5,352,000.00   1009.18767377     0.00000000     0.00000000   (4.62544283)
1-A-12                    356,000.00    996.47988764     0.12803371     1.64412921    0.00000000
1-A-13                 22,018,000.00   1000.00000000     0.00000000     0.00000000    0.00000000
1-A-R                          50.00      0.00000000     0.00000000     0.00000000    0.00000000
1-A-LR                         25.00      0.00000000     0.00000000     0.00000000    0.00000000
2-A-1                  71,821,000.00    984.77310216     4.13317957    14.82165105    0.00000000
2-A-2                   5,844,000.00   1000.00000000     0.00000000     0.00000000    0.00000000
30-PO                   1,197,987.93    996.25301734     1.11123824     0.50799343    0.00000000
30-IO                           0.00      0.00000000     0.00000000     0.00000000    0.00000000
15-PO                     449,240.30    989.80661352     3.96723090     3.94336839    0.00000000
15-IO                           0.00      0.00000000     0.00000000     0.00000000    0.00000000
B-1                     4,071,000.00    996.55670106     1.74660034     0.00000000    0.00000000
B-2                     1,629,000.00    996.55670350     1.74659914     0.00000000    0.00000000
B-3                       814,000.00    996.55669533     1.74659705     0.00000000    0.00000000
B-4                       651,000.00    996.55669739     1.74660522     0.00000000    0.00000000
B-5                       652,000.00    996.55670245     1.74659509     0.00000000    0.00000000
B-6                       325,922.59    996.55632953     1.74661106     0.00000000    0.00000000
1-AMR                          25.00      0.00000000     0.00000000     0.00000000    0.00000000


(2)  All classes are per $1,000 denomination

              Principal Distribution Factors Statement (continued)



                                        Total          Ending          Ending         Total
                        Realized      Principal      Certificate    Certificate     Principal
Class                   Loss (3)      Reduction        Balance       Percentage   Distribution
--------------------   ----------   ------------   --------------   -----------   ------------

1-A-1                  0.00000000     4.85216625     986.91282450    0.98691282     4.85216625
1-A-2                  0.00000000     0.00000000   1,000.00000000    1.00000000     0.00000000
1-A-3                  0.00000000     0.00000000   1,000.00000000    1.00000000     0.00000000
1-A-4                  0.00000000     0.00000000       0.00000000    0.00000000     0.00000000
1-A-5                  0.00000000     0.00000000       0.00000000    0.00000000     0.00000000
1-A-6                  0.00000000    25.01844732     934.09935076    0.93409935    25.01844732
1-A-7                  0.00000000     1.66775345     995.75781664    0.99575782     1.66775345
1-A-8                  0.00000000    (4.62544033)  1,013.81311934    1.01381312    (4.62544033)
1-A-9                  0.00000000   318.38120207     162.41971536    0.16241972   318.38120207
1-A-10                 0.00000000     1.77216484     994.70772423    0.99470772     1.77216484
1-A-11                 0.00000000    (4.62544283)  1,013.81311659    1.01381312    (4.62544283)
1-A-12                 0.00000000     1.77216292     994.70772472    0.99470772     1.77216292
1-A-13                 0.00000000     0.00000000   1,000.00000000    1.00000000     0.00000000
1-A-R                  0.00000000     0.00000000       0.00000000    0.00000000     0.00000000
1-A-LR                 0.00000000     0.00000000       0.00000000    0.00000000     0.00000000
2-A-1                  0.00000000    18.95483062     965.81827154    0.96581827    18.95483062
2-A-2                  0.00000000     0.00000000   1,000.00000000    1.00000000     0.00000000
30-PO                  0.00000000     1.61923167     994.63378567    0.99463379     1.61923167
30-IO                  0.00000000     0.00000000       0.00000000    0.00000000     0.00000000
15-PO                  0.00000000     7.91059929     981.89603649    0.98189604     7.91059929
15-IO                  0.00000000     0.00000000       0.00000000    0.00000000     0.00000000
B-1                    0.00000000     1.74660034     994.81010071    0.99481010     1.74660034
B-2                    0.00000000     1.74659914     994.81010436    0.99481010     1.74659914
B-3                    0.00000000     1.74659705     994.81009828    0.99481010     1.74659705
B-4                    0.00000000     1.74660522     994.81010753    0.99481011     1.74660522
B-5                    0.00000000     1.74659509     994.81010736    0.99481011     1.74659509
B-6                    0.00000000     1.74661106     994.80974915    0.99480975     1.74661106
1-AMR                  0.00000000     0.00000000       0.00000000    0.00000000     0.00000000


(3)  Amount Does Not Include Excess Special Hazard, Bankruptcy, or Fraud Losses
     Unless Otherwise Disclosed.

     Please Refer to the Prospectus Supplement for a Full Description.

                         Interest Distribution Statement



                                                        Beginning                    Payment of
                          Original        Current      Certificate/      Current       Unpaid      Current
                            Face        Certificate      Notional        Accrued      Interest     Interest
Class                      Amount           Rate         Balance        Interest      Shortfall   Shortfall
--------------------   --------------   -----------   -------------   ------------   ----------   ---------

1-A-1                   40,000,000.00     4.18750%    39,670,599.63     138,433.86      0.00         0.00
1-A-2                   16,025,000.00     5.05000%    16,025,000.00      67,438.54      0.00         0.00
1-A-3                   24,557,000.00     5.50000%    24,557,000.00     112,552.92      0.00         0.00
1-A-4                            0.00     5.50000%     1,078,045.45       4,941.04      0.00         0.00
1-A-5                            0.00     5.50000%     9,466,847.63      43,389.72      0.00         0.00
1-A-6                   72,700,000.00     5.50000%    69,727,863.92     319,586.04      0.00         0.00
1-A-7                   38,143,000.00     5.50000%    38,044,803.53     174,372.02      0.00         0.00
1-A-8                    1,215,000.00     5.50000%     1,226,163.02       5,619.91      0.00         0.00
1-A-9                    4,251,000.00     5.50000%     2,043,884.70       9,367.80      0.00         0.00
1-A-10                  13,613,000.00     5.50000%    13,565,080.73      62,173.29      0.00         0.00
1-A-11                   5,352,000.00     5.50000%     5,401,172.43      24,755.37      0.00         0.00
1-A-12                     356,000.00     5.50000%       354,746.84       1,625.92      0.00         0.00
1-A-13                  22,018,000.00     5.50000%    22,018,000.00     100,915.83      0.00         0.00
1-A-R                           50.00     5.50000%             0.00           0.00      0.00         0.00
1-A-LR                          25.00     5.50000%             0.00           0.00      0.00         0.00
2-A-1                   71,821,000.00     5.00000%    70,727,388.97     294,697.45      0.00         0.00
2-A-2                    5,844,000.00     5.00000%     5,844,000.00      24,350.00      0.00         0.00
30-PO                    1,197,987.93     0.00000%     1,193,499.09           0.00      0.00         0.00
30-IO                            0.00     5.50000%     3,235,346.85      14,828.67      0.00         0.00
15-PO                      449,240.30     0.00000%       444,661.02           0.00      0.00         0.00
15-IO                            0.00     5.00000%     1,517,073.95       6,321.14      0.00         0.00
B-1                      4,071,000.00     5.37751%     4,056,982.33      18,180.39      0.00         0.00
B-2                      1,629,000.00     5.37751%     1,623,390.87       7,274.84      0.00         0.00
B-3                        814,000.00     5.37751%       811,197.15       3,635.18      0.00         0.00
B-4                        651,000.00     5.37751%       648,758.41       2,907.25      0.00         0.00
B-5                        652,000.00     5.37751%       649,754.97       2,911.72      0.00         0.00
B-6                        325,922.59     5.37751%       324,800.22       1,455.51      0.00         0.00
1-AMR                           25.00     5.50000%             0.00           0.00      0.00         0.00
Totals                 325,685,250.82                                 1,441,734.41      0.00         0.00


                   Interest Distribution Statement (continued)



                                                                   Remaining       Ending
                       Non-Supported                    Total        Unpaid     Certificate/
                          Interest      Realized      Interest      Interest      Notional
Class                    Shortfall     Losses (4)   Distribution   Shortfall      Balance
--------------------   -------------   ----------   ------------   ---------   -------------

1-A-1                       0.00          0.00        138,433.86      0.00     39,476,512.98
1-A-2                       0.00          0.00         67,438.54      0.00     16,025,000.00
1-A-3                       0.00          0.00        112,552.92      0.00     24,557,000.00
1-A-4                       0.00          0.00          4,941.04      0.00      1,078,045.45
1-A-5                       0.00          0.00         43,389.72      0.00      9,420,531.50
1-A-6                       0.00          0.00        319,586.04      0.00     67,909,022.80
1-A-7                       0.00          0.00        174,372.02      0.00     37,981,190.40
1-A-8                       0.00          0.00          5,619.91      0.00      1,231,782.94
1-A-9                       0.00          0.00          9,367.80      0.00        690,446.21
1-A-10                      0.00          0.00         62,173.29      0.00     13,540,956.25
1-A-11                      0.00          0.00         24,755.37      0.00      5,425,927.80
1-A-12                      0.00          0.00          1,625.92      0.00        354,115.95
1-A-13                      0.00          0.00        100,915.83      0.00     22,018,000.00
1-A-R                       0.00          0.00              0.00      0.00              0.00
1-A-LR                      0.00          0.00              0.00      0.00              0.00
2-A-1                       0.00          0.00        294,697.45      0.00     69,366,034.08
2-A-2                       0.00          0.00         24,350.00      0.00      5,844,000.00
30-PO                       0.00          0.00              0.00      0.00      1,191,559.27
30-IO                       0.00          0.00         14,828.67      0.00      3,171,939.87
15-PO                       0.00          0.00              0.00      0.00        441,107.27
15-IO                       0.00          0.00          6,321.14      0.00      1,511,185.16
B-1                         0.00          0.00         18,180.39      0.00      4,049,871.92
B-2                         0.00          0.00          7,274.84      0.00      1,620,545.66
B-3                         0.00          0.00          3,635.18      0.00        809,775.42
B-4                         0.00          0.00          2,907.25      0.00        647,621.38
B-5                         0.00          0.00          2,911.72      0.00        648,616.19
B-6                         0.00          0.00          1,455.51      0.00        324,230.97
1-AMR                       0.00          0.00              0.00      0.00              0.00
Totals                      0.00          0.00      1,441,734.41      0.00


(4)  Amount Does Not Include Excess Special Hazard, Bankruptcy, or Fraud Losses
     Unless Otherwise Disclosed. Please Refer to the Prospectus Supplement for a
     Full Description.

                     Interest Distribution Factors Statement



                                                       Beginning                  Payment of
                          Original       Current      Certificate/     Current      Unpaid       Current
                            Face       Certificate      Notional       Accrued     Interest     Interest
Class (5)                  Amount          Rate         Balance       Interest     Shortfall    Shortfall
--------------------   -------------   -----------   -------------   ----------   ----------   ----------

1-A-1                  40,000,000.00     4.18750%     991.76499075   3.46084650   0.00000000   0.00000000
1-A-2                  16,025,000.00     5.05000%    1000.00000000   4.20833323   0.00000000   0.00000000
1-A-3                  24,557,000.00     5.50000%    1000.00000000   4.58333347   0.00000000   0.00000000
1-A-4                           0.00     5.50000%    1000.00041742   4.58333372   0.00000000   0.00000000
1-A-5                           0.00     5.50000%     991.76504648   4.54558997   0.00000000   0.00000000
1-A-6                  72,700,000.00     5.50000%     959.11779807   4.39595653   0.00000000   0.00000000
1-A-7                  38,143,000.00     5.50000%     997.42557035   4.57153396   0.00000000   0.00000000
1-A-8                   1,215,000.00     5.50000%    1009.18767078   4.62544033   0.00000000   0.00000000
1-A-9                   4,251,000.00     5.50000%     480.80091743   2.20366972   0.00000000   0.00000000
1-A-10                 13,613,000.00     5.50000%     996.47988908   4.56719974   0.00000000   0.00000000
1-A-11                  5,352,000.00     5.50000%    1009.18767377   4.62544283   0.00000000   0.00000000
1-A-12                    356,000.00     5.50000%     996.47988764   4.56719101   0.00000000   0.00000000
1-A-13                 22,018,000.00     5.50000%    1000.00000000   4.58333318   0.00000000   0.00000000
1-A-R                          50.00     5.50000%       0.00000000   0.00000000   0.00000000   0.00000000
1-A-LR                         25.00     5.50000%       0.00000000   0.00000000   0.00000000   0.00000000
2-A-1                  71,821,000.00     5.00000%     984.77310216   4.10322120   0.00000000   0.00000000
2-A-2                   5,844,000.00     5.00000%    1000.00000000   4.16666667   0.00000000   0.00000000
30-PO                   1,197,987.93     0.00000%     996.25301734   0.00000000   0.00000000   0.00000000
30-IO                           0.00     5.50000%     968.76783307   4.44018498   0.00000000   0.00000000
15-PO                     449,240.30     0.00000%     989.80661352   0.00000000   0.00000000   0.00000000
15-IO                           0.00     5.00000%     992.21640575   4.13423407   0.00000000   0.00000000
B-1                     4,071,000.00     5.37751%     996.55670106   4.46582903   0.00000000   0.00000000
B-2                     1,629,000.00     5.37751%     996.55670350   4.46583180   0.00000000   0.00000000
B-3                       814,000.00     5.37751%     996.55669533   4.46582310   0.00000000   0.00000000
B-4                       651,000.00     5.37751%     996.55669739   4.46582181   0.00000000   0.00000000
B-5                       652,000.00     5.37751%     996.55670245   4.46582822   0.00000000   0.00000000
B-6                       325,922.59     5.37751%     996.55632953   4.46581503   0.00000000   0.00000000
1-AMR                          25.00     5.50000%       0.00000000   0.00000000   0.00000000   0.00000000


(5)  All classes are per $1,000 denomination

               Interest Distribution Factors Statement (continued)



                                                                    Remaining       Ending
                       Non-Supported                    Total        Unpaid      Certificate/
                          Interest      Realized      Interest      Interest       Notional
Class                    Shortfall     Losses (6)   Distribution    Shortfall      Balance
--------------------   -------------   ----------   ------------   ----------   -------------

1-A-1                    0.00000000    0.00000000    3.46084650    0.00000000    986.91282450
1-A-2                    0.00000000    0.00000000    4.20833323    0.00000000   1000.00000000
1-A-3                    0.00000000    0.00000000    4.58333347    0.00000000   1000.00000000
1-A-4                    0.00000000    0.00000000    4.58333372    0.00000000   1000.00041742
1-A-5                    0.00000000    0.00000000    4.54558997    0.00000000    986.91288020
1-A-6                    0.00000000    0.00000000    4.39595653    0.00000000    934.09935076
1-A-7                    0.00000000    0.00000000    4.57153396    0.00000000    995.75781664
1-A-8                    0.00000000    0.00000000    4.62544033    0.00000000   1013.81311934
1-A-9                    0.00000000    0.00000000    2.20366972    0.00000000    162.41971536
1-A-10                   0.00000000    0.00000000    4.56719974    0.00000000    994.70772423
1-A-11                   0.00000000    0.00000000    4.62544283    0.00000000   1013.81311659
1-A-12                   0.00000000    0.00000000    4.56719101    0.00000000    994.70772472
1-A-13                   0.00000000    0.00000000    4.58333318    0.00000000   1000.00000000
1-A-R                    0.00000000    0.00000000    0.00000000    0.00000000      0.00000000
1-A-LR                   0.00000000    0.00000000    0.00000000    0.00000000      0.00000000
2-A-1                    0.00000000    0.00000000    4.10322120    0.00000000    965.81827154
2-A-2                    0.00000000    0.00000000    4.16666667    0.00000000   1000.00000000
30-PO                    0.00000000    0.00000000    0.00000000    0.00000000    994.63378567
30-IO                    0.00000000    0.00000000    4.44018498    0.00000000    949.78172572
15-PO                    0.00000000    0.00000000    0.00000000    0.00000000    981.89603649
15-IO                    0.00000000    0.00000000    4.13423407    0.00000000    988.36494285
B-1                      0.00000000    0.00000000    4.46582903    0.00000000    994.81010071
B-2                      0.00000000    0.00000000    4.46583180    0.00000000    994.81010436
B-3                      0.00000000    0.00000000    4.46582310    0.00000000    994.81009828
B-4                      0.00000000    0.00000000    4.46582181    0.00000000    994.81010753
B-5                      0.00000000    0.00000000    4.46582822    0.00000000    994.81010736
B-6                      0.00000000    0.00000000    4.46581503    0.00000000    994.80974915
1-AMR                    0.00000000    0.00000000    0.00000000    0.00000000      0.00000000


(6)  Amount Does Not Include Excess Special Hazard, Bankruptcy,or Fraud Losses
     Unless Otherwise Disclosed. Please Refer to the Prospectus Supplement for a
     Full Description.

                      Certificateholder Component Statement



                         Component    Beginning    Ending      Beginning       Ending         Ending
                       Pass-Through    Notional   Notional     Component      Component     Component
Class                      Rate        Balance     Balance      Balance        Balance      Percentage
--------------------   ------------   ---------   --------   ------------   ------------   -----------

30-PO-1                  0.00000%        0.00       0.00     1,193,499.09   1,191,559.27   99.46337857%
15-PO-2                  0.00000%        0.00       0.00       444,661.02     441,107.27   98.18960365%


                       CERTIFICATEHOLDER ACCOUNT STATEMENT
                               CERTIFICATE ACCOUNT

Beginning Balance                                                           0.00

Deposits
   Payments of Interest and Principal                               6,316,676.35
   Liquidations, Insurance Proceeds, Reserve Funds                          0.00
   Proceeds from Repurchased Loans                                          0.00
   Other Amounts (Servicer Advances)                                        0.00
   Realized Loss (Gains, Subsequent Expenses & Recoveries)                  0.00

   Prepayment Penalties                                                     0.00
Total Deposits                                                      6,316,676.35

Withdrawals
   Reimbursement for Servicer Advances                                      0.00
   Payment of Service Fee                                              69,511.57
   Payment of Interest and Principal                                6,247,164.78
Total Withdrawals (Pool Distribution Amount)                        6,316,676.35

Ending Balance                                                              0.00

                    PREPAYMENT/CURTAILMENT INTEREST SHORTFALL

Total Prepayment/Curtailment Interest Shortfall                             0.00
Servicing Fee Support                                                       0.00
Non-Supported Prepayment/Curtailment Interest Shortfall                     0.00

                                 SERVICING FEES

Gross Servicing Fee                                                    66,449.74
Assured Guaranty fee                                                    1,068.33
Trustee Fee                                                             1,993.50
Supported Prepayment/Curtailment Interest Shortfall                         0.00
Net Servicing Fee                                                      69,511.57

                                 OTHER ACCOUNTS

                                 Beginning     Current      Current     Ending
Account Type                      Balance    Withdrawals   Deposits    Balance
------------------------------   ---------   -----------   --------   ---------
Financial Guaranty                    0.00       0.00        0.00          0.00
Reserve Fund                     10,000.00       0.00        0.00     10,000.00
Rounding Account 1-A-2              999.99       0.00        0.00        999.99

             LOAN STATUS STRATIFICATION/CREDIT ENHANCEMENT STATEMENT
                               DELINQUENCY STATUS



                           DELINQUENT          BANKRUPTCY         FORECLOSURE             REO                Total
                          No of Loans         No of Loans         No of Loans         No of Loans         No of Loans
                       Principal Balance   Principal Balance   Principal Balance   Principal Balance   Principal Balance
                       -----------------   -----------------   -----------------   -----------------   -----------------

0-29 Days                                            0                   0                   0                       0
                                                  0.00                0.00                0.00                    0.00

30 Days                              4               0                   0                   0                       4
                          1,827,180.47            0.00                0.00                0.00            1,827,180.47

60 Days                              0               0                   0                   0                       0
                                  0.00            0.00                0.00                0.00                    0.00

90 Days                              0               0                   0                   0                       0
                                  0.00            0.00                0.00                0.00                    0.00

120 Days                             0               0                   0                   0                       0
                                  0.00            0.00                0.00                0.00                    0.00

150 Days                             0               0                   0                   0                       0
                                  0.00            0.00                0.00                0.00                    0.00

180+ Days                            0               0                   0                   0                       0
                                  0.00            0.00                0.00                0.00                    0.00

Totals                               4               0                   0                   0                       4
                          1,827,180.47            0.00                0.00                0.00            1,827,180.47

                          No of Loans         No of Loans         No of Loans         No of Loans         No of Loans
                       Principal Balance   Principal Balance   Principal Balance   Principal Balance   Principal Balance
                       -----------------   -----------------   -----------------   -----------------   -----------------

0-29 Days                                      0.000000%           0.000000%           0.000000%           0.000000%
                                               0.000000%           0.000000%           0.000000%           0.000000%

30 Days                    0.675676%           0.000000%           0.000000%           0.000000%           0.675676%
                           0.580842%           0.000000%           0.000000%           0.000000%           0.580842%

60 Days                    0.000000%           0.000000%           0.000000%           0.000000%           0.000000%
                           0.000000%           0.000000%           0.000000%           0.000000%           0.000000%

90 Days                    0.000000%           0.000000%           0.000000%           0.000000%           0.000000%
                           0.000000%           0.000000%           0.000000%           0.000000%           0.000000%

120 Days                   0.000000%           0.000000%           0.000000%           0.000000%           0.000000%
                           0.000000%           0.000000%           0.000000%           0.000000%           0.000000%

150 Days                   0.000000%           0.000000%           0.000000%           0.000000%           0.000000%
                           0.000000%           0.000000%           0.000000%           0.000000%           0.000000%

180+ Days                  0.000000%           0.000000%           0.000000%           0.000000%           0.000000%
                           0.000000%           0.000000%           0.000000%           0.000000%           0.000000%

Totals                     0.675676%           0.000000%           0.000000%           0.000000%           0.675676%
                           0.580842%           0.000000%           0.000000%           0.000000%           0.580842%


                          Delinquency Status By Groups



                           DELINQUENT          BANKRUPTCY         FORECLOSURE             REO                Total
                          No of Loans         No of Loans         No of Loans         No of Loans         No of Loans
1 - 30 Year Fixed      Principal Balance   Principal Balance   Principal Balance   Principal Balance   Principal Balance
-----------------      -----------------   -----------------   -----------------   -----------------   -----------------

0-29 Days                                             0                   0                   0                      0
                                                   0.00                0.00                0.00                   0.00

30 Days                              3                0                   0                   0                      3
                          1,465,522.01             0.00                0.00                0.00           1,465,522.01

60 Days                              0                0                   0                   0                      0
                                  0.00             0.00                0.00                0.00                   0.00

90 Days                              0                0                   0                   0                      0
                                  0.00             0.00                0.00                0.00                   0.00

120 Days                             0                0                   0                   0                      0
                                  0.00             0.00                0.00                0.00                   0.00

150 Days                             0                0                   0                   0                      0
                                  0.00             0.00                0.00                0.00                   0.00

180 Days                             0                0                   0                   0                      0
                                  0.00             0.00                0.00                0.00                   0.00

Totals                               3                0                   0                   0                      3
                          1,465,522.01             0.00                0.00                0.00           1,465,522.01

0-29 Days                                      0.000000%           0.000000%           0.000000%              0.000000%
                                               0.000000%           0.000000%           0.000000%              0.000000%

30 Days                       0.671141%        0.000000%           0.000000%           0.000000%              0.671141%
                              0.619079%        0.000000%           0.000000%           0.000000%              0.619079%

60 Days                       0.000000%        0.000000%           0.000000%           0.000000%              0.000000%
                              0.000000%        0.000000%           0.000000%           0.000000%              0.000000%

90 Days                       0.000000%        0.000000%           0.000000%           0.000000%              0.000000%
                              0.000000%        0.000000%           0.000000%           0.000000%              0.000000%

120 Days                      0.000000%        0.000000%           0.000000%           0.000000%              0.000000%
                              0.000000%        0.000000%           0.000000%           0.000000%              0.000000%

150 Days                      0.000000%        0.000000%           0.000000%           0.000000%              0.000000%
                              0.000000%        0.000000%           0.000000%           0.000000%              0.000000%

180 Days                      0.000000%        0.000000%           0.000000%           0.000000%              0.000000%
                              0.000000%        0.000000%           0.000000%           0.000000%              0.000000%

Totals                        0.671141%        0.000000%           0.000000%           0.000000%              0.671141%
                              0.619079%        0.000000%           0.000000%           0.000000%              0.619079%

                           DELINQUENT          BANKRUPTCY         FORECLOSURE             REO                Total
                          No of Loans         No of Loans         No of Loans         No of Loans         No of Loans
2 - 15 Year Fixed      Principal Balance   Principal Balance   Principal Balance   Principal Balance   Principal Balance
-----------------      -----------------   -----------------   -----------------   -----------------   -----------------

0-29 Days                                             0                   0                   0                     0
                                                   0.00                0.00                0.00                  0.00

30 Days                             1                 0                   0                   0                     1
                           361,658.46              0.00                0.00                0.00            361,658.46

60 Days                             0                 0                   0                   0                     0
                                 0.00              0.00                0.00                0.00                  0.00

90 Days                             0                 0                   0                   0                     0
                                 0.00              0.00                0.00                0.00                  0.00

120 Days                            0                 0                   0                   0                     0
                                 0.00              0.00                0.00                0.00                  0.00

150 Days                            0                 0                   0                   0                     0
                                 0.00              0.00                0.00                0.00                  0.00

180 Days                            0                 0                   0                   0                     0
                                 0.00              0.00                0.00                0.00                  0.00

Totals                              1                 0                   0                   0                     1
                           361,658.46              0.00                0.00                0.00            361,658.46

0-29 Days                                      0.000000%           0.000000%           0.000000%             0.000000%
                                               0.000000%           0.000000%           0.000000%             0.000000%

30 Days                      0.689655%         0.000000%           0.000000%           0.000000%             0.689655%
                             0.464570%         0.000000%           0.000000%           0.000000%             0.464570%

60 Days                      0.000000%         0.000000%           0.000000%           0.000000%             0.000000%
                             0.000000%         0.000000%           0.000000%           0.000000%             0.000000%

90 Days                      0.000000%         0.000000%           0.000000%           0.000000%             0.000000%
                             0.000000%         0.000000%           0.000000%           0.000000%             0.000000%

120 Days                     0.000000%         0.000000%           0.000000%           0.000000%             0.000000%
                             0.000000%         0.000000%           0.000000%           0.000000%             0.000000%

150 Days                     0.000000%         0.000000%           0.000000%           0.000000%             0.000000%
                             0.000000%         0.000000%           0.000000%           0.000000%             0.000000%

180 Days                     0.000000%         0.000000%           0.000000%           0.000000%             0.000000%
                             0.000000%         0.000000%           0.000000%           0.000000%             0.000000%

Totals                       0.689655%         0.000000%           0.000000%           0.000000%             0.689655%
                             0.464570%         0.000000%           0.000000%           0.000000%             0.464570%


                                               OTHER INFORMATION

Current Period Class A Insufficient Funds                                   0.00
Principal Balance of Contaminated Properties                                0.00

Periodic Advance                                                       11,420.69

                              COLLATERAL STATEMENT

Collateral Description                                             Mixed Fixed
----------------------                                           --------------
Weighted Average Gross Coupon                                          5.685673%
Weighted Average Pass-Through Rate                                     5.428173%
Weighted Average Maturity(Stepdown Calculation)                             312
Beginning Scheduled Collateral Loan Count                                   598
Number Of Loans Paid In Full                                                  6
Ending Scheduled Collateral Loan Count                                      592
Beginning Scheduled Collateral Balance                           318,958,747.83
Ending Scheduled Collateral Balance                              314,153,317.47
Ending Actual Collateral Balance at 29-Apr-2005                  314,574,345.58
Monthly P &I Constant                                              2,072,821.59
Special Servicing Fee                                                      0.00
Prepayment Penalties                                                       0.00
Realized Loss Amount                                                       0.00
Cumulative Realized Loss                                                   0.00
Class A Non-PO Optimal Amount                                      6,186,658.66
Class AP Deferred Amount                                                   0.00
Scheduled Principal                                                  561,575.54
Unscheduled Principal                                              4,243,854.82

                            Miscellaneous Reporting

Senior %                                                              97.442686%
Subordinate %                                                          2.557314%

                        Group Level Collateral Statement



        Group                     1 - 30 Year Fixed   2 - 15 Year Fixed        Total
Collateral Description              Fixed 30 Year       Fixed 15 Year      Mixed Fixed
----------------------            -----------------   -----------------   --------------

Weighted Average Coupon Rate              5.804301           5.325372           5.685673
Weighted Average Net Rate                 5.554301           5.075372           5.435673
Weighted Average Maturity                      356                176                312
Beginning Loan Count                           452                146                598
Loans Paid In Full                               5                  1                  6
Ending Loan Count                              447                145                592
Beginning Scheduled Balance         239,954,732.05      79,004,015.78     318,958,747.83
Ending scheduled Balance            236,521,917.21      77,631,400.26     314,153,317.47
Record Date                             04/29/2005         04/29/2005         04/29/2005
Principal And Interest Constant       1,415,878.60         656,942.99       2,072,821.59
Scheduled Principal                     255,237.34         306,338.20         561,575.54
Unscheduled Principal                 3,177,577.50       1,066,277.32       4,243,854.82
Scheduled Interest                    1,160,641.26         350,604.79       1,511,246.05
Servicing Fees                           49,990.57          16,459.17          66,449.74
Master Servicing Fees                         0.00               0.00               0.00
Trustee Fee                               1,499.72             493.78           1,993.50
FRY Amount                                    0.00               0.00               0.00
Special Hazard Fee                            0.00               0.00               0.00
Other Fee                                     0.00               0.00               0.00
Pool Insurance Fee                            0.00               0.00               0.00
Spread Fee 1                                  0.00               0.00               0.00
Spread Fee 2                                  0.00               0.00               0.00
Spread Fee 3                                  0.00               0.00               0.00
Net Interest                          1,109,150.97         333,651.84       1,442,802.81
Realized Loss Amount                          0.00               0.00               0.00
Cumulative Realized Loss                      0.00               0.00               0.00
Percentage of Cumulative Losses             0.0000             0.0000             0.0000
Prepayment Penalties                          0.00               0.00               0.00
Special Servicing Fee                         0.00               0.00               0.00
Pass-Through Rate                         5.546801           5.067872           5.428173


                                       Miscellaneous Reporting

Group 1 - 30   Year Fixed
               CPR                                                    14.797710%
               Subordinate %                                           2.566128%
               Subordinate Prepayment %                                0.000000%
               Senior Prepayment %                                   100.000000%
               Senior %                                               97.433872%
Group 2 - 15   Year Fixed
               CPR                                                    15.100322%
               Subordinate %                                           2.530527%
               Subordinate Prepayment %                                0.000000%
               Senior Prepayment %                                   100.000000%
               Senior %                                               97.469473%

PROSPECTUS

                       BANC OF AMERICA FUNDING CORPORATION
                                    DEPOSITOR

                       MORTGAGE PASS-THROUGH CERTIFICATES
                  (ISSUABLE IN SERIES BY SEPARATE TRUST FUNDS)

                                   ----------

--------------------------------------------------------------------------------

CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 10 OF THIS PROSPECTUS.

Neither the certificates of any series nor the underlying mortgage loans will be insured or guaranteed by any governmental agency or instrumentality. The certificates of each series will represent interests in the related trust fund only and will not be obligations of the depositor or any other entity.

This prospectus may be used to offer and sell any series of certificates only if accompanied by the prospectus supplement for that series. Please read both documents carefully to understand the risks associated with these investments.

--------------------------------------------------------------------------------

EACH TRUST FUND --

o    will issue a series of mortgage pass-through certificates that will consist of one or more classes of certificates; and

o    will own either:

     o    one or more pools of fixed or adjustable interest rate, conventional mortgage loans, each of which is secured by a first lien on a one- to four-family residential property; or

     o    mortgage-backed certificates that represent an interest in or are secured by a pool of mortgage loans.

o    may own other assets described in this prospectus and the accompanying prospectus supplement.

EACH POOL OF MORTGAGE LOANS --

o    will be sold to the related trust fund by the depositor, who will have in turn purchased them from one or more affiliated or unaffiliated sellers;

o    will be underwritten to the standards described in this prospectus and the accompanying prospectus supplement; and

o    will be serviced by one or more servicers affiliated or unaffiliated with the depositor.

EACH SERIES OF CERTIFICATES --

o    will represent interests in the related trust fund;

o    may provide credit support by "subordinating" certain classes to other classes of certificates; any subordinated classes will be entitled to payment subject to the payment of more senior classes and may bear losses before more senior classes;

o    may be entitled to one or more of the other types of credit support described in this prospectus; and

o    will be paid only from the assets of the related trust fund.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED THE CERTIFICATES OR DETERMINED THAT THIS PROSPECTUS IS
ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

                                  MAY 26, 2005

                                   PROSPECTUS

                                                                            PAGE
                                                                            ----
Important Notice About Information Presented in this Prospectus and the

   Limited Liquidity for Certificates May Affect Your Ability to Resell

   Unpredictability of Prepayments on Assets May Adversely Affect Average
      Lives and Yields of Certificates........................................12
   Bankruptcy of the Depositor or a Seller May Delay or Reduce
      Collections on Mortgage Loans...........................................13
   Owners of Book-Entry Certificates are Not Entitled to Exercise Rights

   Increased Risk of Loss If Delinquent Mortgage Loans are Assets of a

   Certain Matters Regarding the Depositor, the Seller and the Master

   Anti-Deficiency Legislation, the Bankruptcy Code and Other Limitations

                                        2

                                                                            PAGE
                                                                            ----

   Federal Income Tax Consequences for Certificates as to Which No REMIC

                                        3

                  IMPORTANT NOTICE ABOUT INFORMATION PRESENTED
                IN THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT

          Information is provided to you about the certificates in two separate documents that progressively provide more detail: (a) this prospectus, which provides general information, some of which may not apply to your series of certificates; and (b) the accompanying prospectus supplement, which will describe the specific terms of your series of certificates including:

          o    the principal balances and/or interest rates of each class;

          o    the timing and priority of interest and principal payments;

          o    statistical and other information about the mortgage loans;

          o    information about credit enhancement for each class;

          o    the ratings for each class; and

          o    the method for selling the certificates.

          YOU SHOULD RELY ON THE INFORMATION IN THE PROSPECTUS SUPPLEMENT FOR
THE TERMS OF YOUR SERIES OF CERTIFICATES.

          You should rely only on the information in this prospectus and the accompanying prospectus supplement including the information incorporated by reference. No one has been authorized to provide different information to you.
The certificates are not being offered in any state where the offer is not permitted. The depositor does not claim the accuracy of the information in this prospectus or the accompanying prospectus supplement as of any date other than the dates stated on their covers.

          Cross-references are included in this prospectus and in the accompanying prospectus supplement to captions in these materials where you can find further related discussions. The foregoing table of contents and the table of contents included in the accompanying prospectus supplement provide the pages on which these captions are located.

          You can find a listing of the pages where capitalized terms used in this prospectus are defined under the caption "Index to Defined Terms" beginning on page 94 of this prospectus.

          The depositor's principal executive offices are located at 214 North
Tryon Street, Charlotte, North Carolina 28255 and the depositor's phone number is (704) 386-2400.

                                   ----------

                                       4

--------------------------------------------------------------------------------

                                SUMMARY OF TERMS

o    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT, BUT DOES
     NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER IN MAKING YOUR
     INVESTMENT DECISION. TO UNDERSTAND ALL OF THE TERMS OF A SERIES OF
     CERTIFICATES, PLEASE READ THIS ENTIRE DOCUMENT AND THE ACCOMPANYING
     PROSPECTUS SUPPLEMENT CAREFULLY.

o    THIS SUMMARY PROVIDES AN OVERVIEW OF CERTAIN CALCULATIONS, CASH FLOWS AND
     OTHER INFORMATION TO AID YOUR UNDERSTANDING OF THE TERMS OF THE
     CERTIFICATES AND IS QUALIFIED BY THE FULL DESCRIPTION OF THESE
     CALCULATIONS, CASH FLOWS AND OTHER INFORMATION IN THIS PROSPECTUS AND THE
     ACCOMPANYING PROSPECTUS SUPPLEMENT.

RELEVANT PARTIES

ISSUER

          Each series of mortgage pass-through certificates will be issued by a separate trust fund. Each series of certificates will be issued under a separate pooling and servicing agreement to be entered into with respect to the series.

DEPOSITOR

          Banc of America Funding Corporation will serve as the depositor for each trust fund under the related pooling and servicing agreement. The depositor is an indirect subsidiary of Bank of America Corporation.

SELLER

          The depositor will acquire the collateral that will serve as security for a series from one or more sellers. A seller may be an affiliate of the depositor and/or a servicer.

SERVICER(S)

          One or more entities named in the applicable prospectus supplement will service the mortgage loans held by a trust fund. A servicer may be an affiliate of the depositor and/or a seller.

MASTER SERVICER

          If there is more than one servicer for a trust fund, the related prospectus supplement may provide for a master servicer for that series of certificates. The master servicer will supervise the servicers. A master servicer may be an affiliate of the depositor, a servicer and/or a seller.

          For ease of understanding, this prospectus uses the term "MASTER
SERVICER" to describe rights and duties that may be handled by one or more servicers.

TRUSTEE

          A trustee for the trust fund for a series will be named in the applicable prospectus supplement.

TRUST FUND ASSETS

          Each Trust Fund will own the assets specified in the related prospectus supplement. These assets will consist of any combination of the following items:

          o    mortgage loans, or mortgage-backed securities or mortgage
               certificates that are secured by mortgage loans;

          o    any real estate acquired through foreclosure of a mortgage loan;

          o    any credit enhancement device;

          o    amounts on deposit in the collection account or the distribution account maintained for the trust fund; and

          o    any other assets described in the related prospectus supplement.

          If specified in the related prospectus supplement, the master servicer or another party may retain the right to receive specified payments to be made with respect to the mortgage loans or the mortgage certificates. Payments generated by these retained interests will not be available to make payments on any certificates.

          The related prospectus supplement will specify the cut-off date after which the trust fund is entitled to receive collections on the mortgage loans and/or mortgage certificates that it holds.

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                                       5

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MORTGAGE LOANS

          The mortgage loans in a trust fund:

          o    will be secured by first liens on fee simple or leasehold
               interests in one- to four family properties;

          o    may include cooperative apartment loans secured by shares issued by private, nonprofit cooperative housing corporations;

          o    may be secured by second homes or investor properties;

          o    may be conventional loans not insured or guaranteed by any governmental agency or may be loans insured by the Federal
               Housing Authority or partially guaranteed by the Veterans'
               Administration; and

          o    will be secured by real property located in one of the fifty states, the District of Columbia, Guam, Puerto Rico or any other territory of the United States.

          The payment terms on the mortgage loans may include one or more of the following types of provisions:

          o    interest may be paid at a fixed or an adjustable rate;

          o    payment of interest may be deferred and the deferred interest may be added to the outstanding principal balance of the loan;

          o    part of the interest may be paid by a party other than the borrower;

          o    monthly payments may consist of interest only;

          o    principal may be fully amortized over the life of the loan;

          o    principal may be amortized over a longer period than the life of the loan so that a substantial balloon payment is due at the maturity of the loan; and

          o    monthly payments of principal and/or interest may be fixed for the life of the loan or they may change periodically. The
               mortgage loans will be:

          o    acquired by the depositor from one or more sellers, either directly or indirectly through an affiliate of the depositor;

          o    originated by entities that may be affiliates of the depositor and/or a seller; and

          o    underwritten to the standards described in this prospectus and the applicable prospectus supplement.

          You should refer to the applicable prospectus supplement for the precise characteristics or expected characteristics of the Mortgage Loans and other property included in a Trust Fund.

MORTGAGE CERTIFICATES

          The mortgage certificates in a trust fund may include:

          o    Fannie Mae mortgage pass-through certificates;

          o    Freddie Mac mortgage pass-through certificates;

          o    Ginnie Mae mortgage pass-through certificates; or

          o    Private mortgage pass-through certificates or mortgage-backed debt securities.

          Each mortgage certificate will represent an interest in a pool of mortgage loans and/or payments of interest or principal on mortgage loans. The related prospectus supplement will describe the mortgage certificates for a series in detail including the underlying collateral and any credit enhancement for the mortgage certificates.

THE CERTIFICATES

          Each certificate of a series will represent an ownership interest in a trust fund or in specified monthly payments with respect to that trust fund. A series of certificates will include one or more classes. A class of certificates will be entitled, to the extent of funds available, to either:

          o    principal and interest payments in respect of the related
               mortgage loans;

          o    principal distributions, with no interest distributions;

          o    interest distributions, with no principal distributions; or

          o    other distributions as are described in the applicable prospectus supplement.

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                                       6

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INTEREST DISTRIBUTIONS

          With respect to each series of certificates, interest on the related mortgage loans at the weighted average of their mortgage interest rates, after netting out servicing fees and certain other amounts as described in this prospectus or in the applicable prospectus supplement, will be passed through to holders of the related classes of certificates in accordance with the particular terms of each class of certificates. The terms of each class of certificates will be described in the related prospectus supplement.

          Except as otherwise specified in the applicable prospectus supplement, interest on each class of certificates of each series will accrue at the pass-through rate for each class indicated in the applicable prospectus supplement on its outstanding certificate balance or notional amount.

PRINCIPAL DISTRIBUTIONS

          With respect to a series of certificates, principal payments, including prepayments, on the related mortgage loans will be passed through to holders of the certificates or otherwise applied in accordance with the related pooling and servicing agreement on each distribution date. Distributions in reduction of principal balance will be allocated among the classes of certificates of a series in the manner specified in the applicable prospectus supplement.

DISTRIBUTION DATES

          Distributions on the certificates will be made on the dates specified in the related prospectus supplement.

          Distributions on certificates may be made monthly, quarterly or semi-annually, as specified in the prospectus supplement.

RECORD DATES

          Distributions will be made on each distribution date to
certificateholders of record at the close of business on the last business day of the month preceding the month in which the distribution date occurs or on another date specified in the applicable prospectus supplement.

CREDIT ENHANCEMENT

SUBORDINATION

          A series of certificates may include one or more classes of senior certificates and one or more classes of subordinated certificates. The rights of the holders of subordinated certificates of a series to receive distributions will be subordinated to the rights of the holders of the senior certificates of the same series to the extent and in the manner specified in the applicable prospectus supplement.

          Subordination is intended to enhance the likelihood of the timely receipt by the senior certificateholders of their proportionate share of scheduled monthly principal and interest payments on the related mortgage loans and to protect them from losses. This protection will be effected by:

          o    the preferential right of the senior certificateholders to receive, prior to any distribution being made in respect of the related subordinated certificates on each distribution date, current distributions on the related mortgage loans of principal and interest due them on each distribution date out of the funds available for distributions on the distribution date;

          o    the right of holders to receive future distributions on the mortgage loans that would otherwise have been payable to the holders of subordinated certificates;

          o    the prior allocation to the subordinated certificates of all or a portion of losses realized on the underlying mortgage loans;
               and/or

          o    any other method specified in the related prospectus supplement.

          However, subordination does not provide full assurance that there will be no losses on the senior certificates.

OTHER TYPES OF CREDIT ENHANCEMENT

          If so specified in the applicable prospectus supplement, the certificates of any series, or any one or more classes of a series, may be entitled to the benefits of other types of credit enhancement, including but not limited to:

          o    special hazard insurance policy

          o    FHA insurance or a VA guarantee

          o    mortgage pool insurance policy

          o    reserve fund

          o    letter of credit

          o    over-collateralization

          o    bankruptcy bond

          o    limited guarantee

          o    financial guaranty insurance policy

          o    surety bond

          o    cross-support

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                                       7

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          Any credit support will be described in the applicable prospectus supplement.

ADVANCES OF DELINQUENT PAYMENTS

          If specified in the related prospectus supplement, the master servicer will be obligated to advance amounts corresponding to delinquent principal and interest payments on the mortgage loans until the first day of the month following the date on which the related mortgaged property is sold at a foreclosure sale or the related mortgage loan is otherwise liquidated, or until any other time as specified in the related prospectus supplement.

          If specified in the related prospectus supplements, the trustee or another entity will be required to make advances if the master servicer fails to do so. Any obligation to make advances may be subject to limitations described in the related prospectus supplement. Advances will be reimbursable to the extent described in this prospectus and in the related prospectus supplement.

FORMS OF CERTIFICATES

          The certificates will be issued either:

          o    in book-entry form through the facilities of The Depository Trust
               Company; or

          o    in definitive, fully-registered, certificated form.

          If you own certificates in book-entry form, you will not receive a physical certificate representing your ownership interest in your certificates, except under extraordinary circumstances. Instead, The Depository Trust Company will effect payments and transfers by means of its electronic recordkeeping services, acting through certain participating organizations. This may result in certain delays in your receipt of distributions and may restrict your ability to pledge your certificates. Your rights with respect to book-entry certificates generally may be exercised only through The Depository Trust Company and its participating organizations.

OPTIONAL TERMINATION

          If specified in the prospectus supplement with respect to a series, to effect an early termination of the related trust fund, all, or a part, of the mortgage loans in that trust fund and any property acquired with respect to the mortgage loans, may be purchased by the master servicer, the depositor or another person identified in the related prospectus supplement or auctioned by the trustee, if so specified in the related prospectus supplement. Any purchase must be made at the time, in the manner and at the price specified in the prospectus supplement.

          Exercise of the right of purchase will result in the early retirement of the certificates of that series.

TAX STATUS

          The treatment of the certificates for federal income tax purposes will depend on:

          o    whether a REMIC election is made with respect to a series of certificates;

          o    if a REMIC election is made, whether the certificates are regular interests or residual interests; and

          o    whether the certificates are interests in a trust fund treated as a grantor trust

BENEFIT PLAN CONSIDERATIONS

          If you are a fiduciary or other person acting on behalf of any employee benefit plan or other retirement plan or arrangement subject to the
Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, as amended, you should carefully review with your legal counsel whether the purchase or holding of certificates could give rise to a transaction prohibited or otherwise impermissible under these laws.

LEGAL INVESTMENT

          Certain classes of certificates that are rated in one of the two highest rating categories by at least one nationally-recognized statistical rating agency may constitute "mortgage related securities" under the Secondary
Mortgage Market Enhancement Act of 1984, as amended, for so long as those classes sustain that rating. Any classes of certificates that constitute
"mortgage related securities" under this act will be specified in your prospectus supplement.

RATING

          Certificates of any series will not be offered by this prospectus and a prospectus supplement unless each class offered is rated in one of the four highest rating categories by at least one nationally recognized statistical rating organization.

          o    A security rating is not a recommendation to buy, sell or hold the certificates of any series and is subject to revision or withdrawal at any time by the assigning rating agency.

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                                       8

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          o    Ratings do not address the effect of prepayments on the yield you may anticipate when you purchase your certificates.

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                                       9

                                  RISK FACTORS

          Before making an investment decision, you should carefully consider the following risk factors and the risk factors discussed in the related prospectus supplement under "Risk Factors." We believe all of these items describe the principal factors that make an investment in the certificates of a series speculative or risky.

LIMITED LIQUIDITY FOR CERTIFICATES MAY AFFECT YOUR ABILITY TO RESELL
CERTIFICATES

          The liquidity of your certificates may be limited. You should consider that:

          o    a secondary market for the certificates of any series may not develop, or if it does, it may not provide you with liquidity of investment or it may not continue for the life of the
               certificates of any series;

          o    the prospectus supplement for any series of certificates may indicate that an underwriter intends to establish a secondary market in those certificates, but no underwriter will be
               obligated to do so; and

          o    unless specified in the applicable prospectus supplement, the certificates will not be listed on any securities exchange.

          As a result, you may not be able to sell your certificates or you may not be able to sell your certificates at a high enough price to produce your desired return on investment.

          The secondary market for mortgage-backed securities has experienced periods of illiquidity and can be expected to do so in the future. Illiquidity means that there may not be any purchasers for your class of certificates.
Although any class of certificates may experience illiquidity, it is more likely that classes of certificates that are more sensitive to prepayment, credit or interest rate risk (like certificates that receive only payments of principal or certificates that receive only payments of interest) will experience illiquidity.

LIMITED ASSETS FOR PAYMENT OF CERTIFICATES

          Except for any related insurance policies and any reserve fund or credit enhancement described in the applicable prospectus supplement:

          o    the mortgage loans included in the related trust fund will be the sole source of payments on the certificates of a series;

          o    the certificates of any series will not represent an interest in or obligation of the depositor, any originator, the master servicer, the trustee or any of their affiliates; and

          o    neither the certificates of any series nor the related mortgage loans will be guaranteed or insured by any governmental agency or instrumentality, the depositor, any originator, the master servicer, the trustee, any of their affiliates or, except to the extent described in the related prospectus supplement, any other person.

          Consequently, if payments on the mortgage loans underlying your series of certificates are insufficient or otherwise unavailable to make all payments required on your certificates, there will be no recourse to the depositor, the master servicer, the trustee or any of their affiliates or, except as specified in the applicable prospectus supplement, any other entity.

CREDIT ENHANCEMENT IS LIMITED IN AMOUNT AND COVERAGE

          With respect to each series of certificates, credit enhancement may be provided in limited amounts to cover certain types of losses on the underlying mortgage loans. Under certain circumstances, credit enhancement may be provided only for one or more classes of certificates of a series.

                                       10

          Credit enhancement will be provided in one or more of the forms referred to in this prospectus, including, but not limited to:

          o    subordination of other classes of certificates of the same series;

          o    a limited guarantee;

          o    a financial guaranty insurance policy;

          o    a surety bond;

          o    a letter of credit;

          o    a pool insurance policy;

          o    a special hazard insurance policy;

          o    a mortgagor bankruptcy bond;

          o    a reserve fund; and

          o    cross-support.

See "Credit Enhancement."

          Regardless of the form of credit enhancement provided:

          o    the amount of coverage will be limited in amount and in most cases will be subject to periodic reduction in accordance with a schedule or formula;

          o    the credit enhancement may provide only very limited coverage as to certain types of losses, and may provide no coverage as to certain other types of losses; and

          o    all or a portion of the credit enhancement for any series of certificates will generally be permitted to be reduced,
               terminated or substituted for if each applicable rating agency indicates that the then current ratings will not be adversely affected.

          If losses exceed the amount of coverage provided by any credit enhancement or losses of a type not covered by any credit enhancement occur, the losses will be borne by the holders of specified classes of the related certificates.

          The rating of any class of certificates by a rating agency may be lowered following its issuance as a result of the downgrading of the obligations of any applicable credit enhancement provider, or as a result of losses on the related mortgage loans in excess of the levels contemplated by such rating agency at the time of its initial rating analysis.

          Neither the depositor nor any of its affiliates will have any obligation to replace or supplement any credit enhancement, or to take any other action to maintain any rating of any class of certificates.

          See "Credit Enhancement."

REAL ESTATE MARKET CONDITIONS AFFECT MORTGAGE LOAN PERFORMANCE

          An investment in securities such as the certificates, which generally represent interests in pools of residential mortgage loans, may be affected by a decline in real estate values and changes in the mortgagor's financial condition. There is no assurance that the values of the mortgaged properties securing the mortgage loans underlying any series of certificates have remained or will remain at their levels on the dates of origination of the related mortgage loans.

          Delinquencies, foreclosures and losses could be higher than those now generally experienced in the mortgage lending industry and those experienced in the master servicer's servicing portfolio, if the residential real estate market experiences an overall decline in property values large enough to cause the outstanding balance of the

                                       11

mortgage loans in a trust fund and any secondary financing on the mortgaged properties to become equal to or greater than the value of the mortgaged properties.

          If losses on mortgage loans underlying a series are not covered by credit enhancement, certificateholders of the series will bear all risk of loss resulting from default by mortgagors and will have to look primarily to the value of the mortgaged properties for recovery of the outstanding principal and unpaid interest on the defaulted mortgage loans. See "The Trust Funds--The
Mortgage Loans."

GEOGRAPHIC CONCENTRATION MAY INCREASE RATES OF LOSS AND DELINQUENCY

          In addition to risk factors related to the residential real estate market generally, certain geographic regions of the United States from time to time will experience weaker regional economic conditions and housing markets or be directly or indirectly affected by natural disasters or civil disturbances such as earthquakes, hurricanes, floods, eruptions or riots. Mortgage loans in affected areas will experience higher rates of loss and delinquency than on mortgage loans generally. Although mortgaged properties located in certain identified flood zones will be required to be covered, to the maximum extent available, by flood insurance, as described under "The Pooling and Servicing
Agreement--Hazard Insurance," no mortgaged properties will be required to be insured otherwise against earthquake damage or any other loss not covered by standard insurance policies, as described under "The Pooling and Servicing
Agreement--Hazard Insurance."

          The ability of mortgagors to make payments on the mortgage loans may also be affected by factors that do not necessarily affect property values, such as adverse economic conditions generally, in particular geographic areas or industries, or affecting particular segments of the borrowing community, such as mortgagors relying on commission income and self-employed mortgagors. These factors may affect the timely payment by mortgagors of scheduled payments of principal and interest on the mortgage loans and, accordingly, the actual rates of delinquencies, foreclosures and losses with respect to any trust fund.

          The mortgage loans underlying a series of certificates may be concentrated in certain regions. A high concentration in a region may present risk considerations in addition to those generally present for similar mortgage-backed securities that do not have a similar concentration. See
"Prepayment and Yield Considerations."

GENERAL ECONOMIC CONDITIONS MAY INCREASE RISK OF LOSS

          Adverse economic conditions generally, in particular geographic areas or industries, or affecting particular segments of the borrowing community (such as mortgagors relying on commission income and self-employed mortgagors) and other factors which may or may not affect real property values (including the purposes for which the mortgage loans were made and the uses of the mortgaged properties) may affect the timely payment by mortgagors of scheduled payments of principal and interest on the mortgage loans and, accordingly, the actual rates of delinquencies, foreclosures and losses with respect to any trust fund. See
"Prepayment and Yield Considerations--Weighted Average Life of Certificates." If
such losses are not covered by the applicable credit enhancement, certificateholders of the series evidencing interests in the related trust fund will bear all risk of loss resulting from default by mortgagors and will have to look primarily to the value of the mortgaged properties for recovery of the outstanding principal and unpaid interest on the defaulted mortgage loans. See
"The Trust Funds--The Mortgage Loans."

UNPREDICTABILITY OF PREPAYMENTS ON ASSETS MAY ADVERSELY AFFECT AVERAGE LIVES AND
YIELDS OF CERTIFICATES

          The yield on the certificates of each series will depend in part on the rate of principal payment on the mortgage loans, including prepayments, liquidations due to defaults and mortgage loan repurchases. The yield may be adversely affected, depending upon whether a particular certificate is purchased at a premium or a discount, by a higher or lower than anticipated rate of prepayments on the related mortgage loans. In particular:

          o    the yield on classes of certificates entitling their holders primarily or exclusively to payments of interest or primarily or exclusively to payments of principal will be extremely sensitive to the rate of prepayments on the related mortgage loans; and

          o    the yield on certain classes of certificates may be relatively more sensitive to the rate of prepayment of specified mortgage loans than other classes of certificates.

                                       12

          The rate of prepayments on mortgage loans is influenced by a number of factors, including:

          o    prevailing mortgage market interest rates;

          o    local and national economic conditions;

          o    homeowner mobility; and

          o    the ability of the borrower to obtain refinancing.

          In addition, your yield may be adversely affected:

          o    by interest shortfalls which may result from the timing of the receipt of prepayments or liquidations if the interest shortfalls are not covered by aggregate servicing fees or other mechanisms specified in the applicable prospectus supplement;

          o    if losses on the mortgage loans in the related trust fund are allocated to your certificates; and

          o    to the extent of unadvanced delinquencies on the mortgage loans in the related trust fund.

          Classes of certificates identified in the applicable prospectus supplement as subordinated certificates are more likely to be affected by delinquencies and losses than other classes of certificates.

          See "Prepayment and Yield Considerations."

BANKRUPTCY OF THE DEPOSITOR OR A SELLER MAY DELAY OR REDUCE COLLECTIONS ON
MORTGAGE LOANS

          Neither the United States Bankruptcy Code nor similar applicable state laws prohibit the depositor from filing a voluntary application for relief under these insolvency laws. However, the transactions contemplated by this prospectus and by the related prospectus supplement will be structured so that the voluntary or involuntary application for relief under insolvency laws by the depositor is unlikely and filings by a seller which is an affiliate of the depositor from whom the depositor acquires the mortgage loans should not result in consolidation of the assets and liabilities of the depositor with those of that seller. These steps include the creation of the depositor as a separate, limited purpose subsidiary, the certificate of incorporation of which contains limitations on the nature of the depositor's business and restrictions on the ability of the depositor to commence voluntary or involuntary cases or proceedings under insolvency laws without the prior unanimous affirmative vote of all its directors. However, there can be no assurance that the activities of the depositor would not result in a court concluding that the assets and liabilities of the depositor should be consolidated with those of a seller.

          Each seller will transfer its related mortgage loans to the depositor and the depositor will transfer the mortgage loans to the related trust fund. If a seller were to become a debtor in a bankruptcy case, a creditor, trustee or the debtor itself may take the position that the contribution or transfer of the mortgage loans by the seller to the depositor should be characterized as a pledge of those mortgage loans to secure a borrowing of the seller, with the result that the depositor is deemed to be a creditor of the seller, secured by a pledge of the applicable mortgage loans. If an attempt of this type were successful, delays in payments of collections on the mortgage loans could occur or reductions in the amount of payments could result, or a trustee in bankruptcy could elect to accelerate payment of the obligation to the depositor and liquidate the mortgage loans.

OWNERS OF BOOK-ENTRY CERTIFICATES ARE NOT ENTITLED TO EXERCISE RIGHTS OF HOLDERS
OF CERTIFICATES

          If so provided in a prospectus supplement, one or more classes of certificates of a series may be issued in book-entry form. These book-entry certificates will be represented initially by one or more certificates registered in the name of Cede & Co., the nominee for The Depository Trust
Company, and will not be registered in the names of the owners or their nominees. As a result, unless definitive Certificates are issued, owners of beneficial interests in certificates will not be recognized by the trustee as
"certificateholders" under the related pooling and servicing agreement. If you own book-entry certificates, you will not be able to exercise the rights of a certificateholder directly and must act indirectly through The Depository Trust
Company and its participating organizations. See "Description of
Certificates--Book- Entry Form."

                                       13

CASH FLOW AGREEMENTS ARE SUBJECT TO COUNTERPARTY RISK

          The assets of a trust fund may, if specified in the related prospectus supplement, include agreements, such as interest rate swap, cap, floor or similar agreements which will require the provider of this type of agreement to make payments to the trust fund under the circumstances described in the prospectus supplement. If payments on the certificates of the related series depend in part on payments to be received under this type of agreement, the ability of the trust fund to make payments on the certificates will be subject to the credit risk of the provider of the agreement. The prospectus supplement for a series of certificates will describe any mechanism, such as the payment of
"breakage fees," that may exist to facilitate replacement of the agreement upon the default or credit impairment of the related provider. However, there can be no assurance that any mechanism will result in the ability of the master servicer or the trustee to obtain a replacement agreement.

EFFECTS OF FAILURE TO COMPLY WITH CONSUMER PROTECTION LAWS

          There are various federal and state laws, public policies and principles of equity that protect consumers. Among other things, these laws, policies and principles:

          o    regulate interest rates and other charges;

          o    require certain disclosures;

          o    require licensing of mortgage loan originators;

          o    limit or prohibit certain mortgage loan features, such as
               prepayment penalties or balloon payments;

          o    prohibit discriminatory lending practices;

          o    require the lender to provide credit counseling and/or make affirmative determinations regarding the borrower's ability to repay the mortgage loan;

          o    regulate the use of consumer credit information; and

          o    regulate debt collection practices.

          Violation of certain provisions of these laws, policies and principles:

          o    may limit a servicer's ability to collect all or part of the principal of or interest on the mortgage loans;

          o    may entitle the borrower to a refund of amounts previously paid;
               and

          o    could subject a servicer to damages and administrative sanctions.

          The seller of the mortgage loans to the depositor will generally be required to repurchase any mortgage loan which, at the time of origination, did not comply with federal and state laws and regulations. Such remedy, however, may not be adequate to fully compensate the related trust fund.

          See "Certain Legal Aspects of the Mortgage Loans."

          In addition, certain of the mortgage loans secured by mortgaged properties located in Texas may be subject to the provisions of Texas laws which regulate loans other than purchase money loans. These laws provide for certain disclosure requirements, caps on allowable fees, required loan closing procedures and other restrictions. Failure to comply with any requirement may render a mortgage loan unenforceable and/ or the lien on the mortgage property invalid. There are also similar risks involved in servicing these mortgage loans
(such as the failure to comply with an obligation to the borrower within a reasonable time after receiving notification from the borrower) that can result in the forfeiture of all principal and interest due on the mortgage loan.

          See "Certain Legal Aspects of the Mortgage Loans--Anti-Deficiency
Legislation, the Bankruptcy Code and Other Limitations on Lenders" and "--Texas
Home Equity Loans."

                                       14

INCREASED RISK OF LOSS IF DELINQUENT MORTGAGE LOANS ARE ASSETS OF A TRUST FUND

          A portion of the mortgage loans in a trust fund may be delinquent when the related certificates are issued. You should consider the risk that the inclusion of delinquent mortgage loans in a trust fund may cause the rate of defaults and prepayments on the mortgage loans to increase. As a result, credit enhancement for such a series of certificates may not cover the related losses.

                                 THE TRUST FUNDS

GENERAL

          The trust fund (the "TRUST FUND") for each series will be held by the trustee named in the related prospectus supplement (the "TRUSTEE") for the benefit of the related certificateholders. Each Trust Fund will consist of a mortgage pool comprised of mortgage loans (the "MORTGAGE LOANS") and/or mortgagebacked securities (the "MORTGAGE CERTIFICATES" and, together with the
Mortgage Loans, the "MORTGAGE ASSETS") together with payments in respect of the
Mortgage Assets and certain accounts, obligations or agreements, in each case as specified in the related prospectus supplement. The Mortgage Assets in a Trust
Fund will consist of Mortgage Loans and/or Mortgage Certificates, as specified in the related prospectus supplement.

          The certificates (the "CERTIFICATES") will be entitled to payment from the assets of the related Trust Fund or other assets pledged for the benefit of the certificateholders as specified in the related prospectus supplement and will not be entitled to payments in respect of the assets of any other Trust
Fund established by Banc of America Funding Corporation (the "DEPOSITOR").

          The following is a brief description of the Mortgage Assets expected to be included in the Trust Funds. If specific information respecting the
Mortgage Assets is not known at the time the related series of Certificates initially is offered (the "CLOSING DATE"), more general information of the nature described below will be provided in the related prospectus supplement, and final specific information will be set forth in a Current Report on Form 8-K to be available to investors on the Closing Date and to be filed with the
Securities and Exchange Commission within fifteen days after the Closing Date. A schedule of the Mortgage Assets relating to the series will be attached to the pooling and servicing agreement delivered to the Trustee upon delivery of the
Certificates.

THE MORTGAGE LOANS

     GENERAL

          The mortgaged properties securing the Mortgage Loans may be located in any one of the fifty states, the District of Columbia, Guam, Puerto Rico or any other territory of the United States.

     PAYMENT PROVISIONS OF THE MORTGAGE LOANS

          The Mortgage Loans in a Trust Fund will have monthly payment dates as set forth in the related prospectus supplement. The payment terms of the
Mortgage Loans to be included in a Trust Fund will be described in the related prospectus supplement and may include any of the following features or combination of other features described in the related prospectus supplement:

          (1) Interest may be payable at:

               o    a fixed rate;

               o    a rate adjustable from time to time in relation to an index;

               o    a rate that is fixed for a period of time or under certain circumstances and is followed by an adjustable rate;

               o    a rate that otherwise varies from time to time; or

               o    a rate that is convertible from an adjustable rate to a
                    fixed rate.

                                       15

               Changes to an adjustable rate may be subject to:

               o    periodic limitations;

               o    maximum rates;

               o    minimum rates; or

               o    a combination of these limitations.

                    Accrued interest may be deferred and added to the principal of a loan for the periods and under circumstances as may be specified in the related prospectus supplement. Mortgage Loans may provide for the payment of interest at a rate lower than the specified interest rate borne by the Mortgage Loan for a period of time or for the life of the loan, and the amount of any difference may be contributed from funds supplied by the seller of the mortgaged property or another source.

          (2)  Principal may:

               o    be payable on a level debt service basis to fully amortize the loan over its term;

               o    be calculated on the basis of an assumed amortization
                    schedule that is significantly longer than the original term to maturity;

               o    be calculated on the basis of an interest rate that is
                    different from the interest rate on the Mortgage Loan or may not be amortized during all or a portion of the original
                    term;

               o    have payment terms where payment of all or a substantial
                    portion of the principal may be due on maturity; or

               o    include interest that has been deferred and added to the
                    principal balance of the Mortgage Loan.

          (3)  Monthly payments of principal and interest may:

               o    be fixed for the life of the loan;

               o    increase over a specified period of time; or

               o    change from period to period.

                    Mortgage Loans may include limits on periodic increases or decreases in the amount of monthly payments and may include maximum or minimum amounts of monthly payments.

          (4)  The Mortgage Loans generally may be prepaid at any time. If specified in the related prospectus supplement, prepayments of principal will be subject to a prepayment fee, which may:

               o    be fixed for the life of any Mortgage Loan or

               o    decline over time, and

               o    be prohibited for the life of any Mortgage Loan or for
                    certain periods.

                    Certain Mortgage Loans may permit prepayments after
               expiration of the applicable lockout period and may require the payment of a prepayment fee in connection with any subsequent prepayment. Other mortgage loans may permit prepayments without payment of a fee unless the prepayment occurs during specified time periods.

          (5)  The loans may include "due-on-sale" clauses which permit the mortgagee to demand payment of the entire mortgage loan in connection with the sale or certain transfers of the related mortgaged

                                       16

               property. Other Mortgage Loans may be assumable by persons meeting applicable underwriting standards.

          A Trust Fund may contain certain Mortgage Loans ("BUYDOWN LOANS"), which include provisions allowing the entity that sold the Mortgage Loans to the
Depositor (the "SELLER") or a third party to partially subsidize the monthly payments of the mortgagor during the early years of the Mortgage Loan, the difference to be made up from a fund (a "BUYDOWN FUND") contributed by the
Seller or third party at the time of origination of the Mortgage Loan. A Buydown
Fund will be in an amount equal either to the discounted value or full aggregate amount of future payment subsidies. The underlying assumption of buydown plans is that the income of the mortgagor will increase during the buydown period as a result of normal increases in compensation and of inflation, so that the mortgagor will be able to meet the full mortgage payments at the end of the buydown period. If this assumption as to increased income is not fulfilled, the possibility of defaults on Buydown Loans is increased. The related prospectus supplement will contain information with respect to any Buydown Loan concerning limitations on the interest rate paid by the mortgagor initially, on annual increases in the interest rate and on the length of the buydown period.

          A Trust Fund may contain certain Mortgage Loans evidenced by installment sale contracts for the sale of mortgaged properties or deeds to secure debt pursuant to which the borrower promises to pay the amount due to the lender with fee title to the related mortgaged property held by the lender until the borrower has made all of the payments required pursuant to such land sale contract, at which time fee title is conveyed to the borrower.

          Mortgage Loans with certain loan-to-value ratios and/or certain principal balances may be covered wholly or partially by primary mortgage insurance policies. The existence, extent and duration of any coverage will be described in the related prospectus supplement. The loan-to-value ratio of a
Mortgage Loan at any given time is the ratio, expressed as a percentage, of the then-outstanding principal balance of the Mortgage Loan to the appraised value of the related mortgaged property. Unless otherwise specified in the related prospectus supplement, the appraised value is either:

          (i) the lesser of:

               (a)  the appraised value determined in an appraisal obtained by the originator of the Mortgage Loan and

               (b)  the sales price for such property,

          except that, in the case of Mortgage Loans the proceeds of which were used to refinance an existing mortgage loan, the appraised value of the related mortgaged property is the appraised value determined in an appraisal obtained at the time of refinancing; or

          (ii) the appraised value determined in an appraisal made at the request of a mortgagor subsequent to origination to eliminate the mortgagor's obligation to keep a primary mortgage insurance policy in force.

     Mortgage Loan Information in Prospectus Supplement

          Each prospectus supplement for a series representing interests in a
Trust Fund that consists of Mortgage Loans will contain information, as of the
Cut-off Date and to the extent known to the Depositor, with respect to the
Mortgage Loans contained in the Trust Fund, including:

          o    the number of Mortgage Loans;

          o    the geographic distribution of the Mortgage Loans;

          o    the aggregate principal balance of the Mortgage Loans;

          o    the types of dwelling constituting the mortgaged properties;

          o    the longest and shortest scheduled term to maturity;

          o    the maximum principal balance of the Mortgage Loans;

          o    the maximum loan-to-value ratio of the Mortgage Loans at
               origination or such other date specified in the related
               prospectus supplement;

                                       17

          o    the maximum and minimum interest rates on the Mortgage Loans; and

          o    the aggregate principal balance of nonowner-occupied mortgaged properties.

     SINGLE FAMILY AND COOPERATIVE LOANS

          Mortgage Loans will consist of mortgage loans, deeds of trust or participations or other beneficial interests in those instruments, secured by first liens on one- to four-family residential properties or other Mortgage
Loans specified in the related prospectus supplement. If so specified, the
Mortgage Loans may include cooperative loans secured by security interests in shares issued by cooperatives and in the related proprietary leases or occupancy agreements granting exclusive rights to occupy specific dwelling units in the cooperatives' buildings. These loans may be loans that are not insured or guaranteed by any governmental agency or loans insured by the FHA or partially guaranteed by the VA, as specified in the related prospectus supplement.

          The mortgaged properties relating to single family mortgage loans will consist of:

          o    detached or semi-detached one-family dwelling units;

          o    two- to four-family dwelling units;

          o    townhouses;

          o    rowhouses;

          o    individual condominium units;

          o    individual units in planned unit developments; and

          o    certain other dwelling units.

          The  mortgaged properties may include:

          o    vacation homes;

          o    second homes;

          o    investment properties; and

          o    leasehold interests.

          In the case of leasehold interests, the term of the leasehold will exceed the scheduled maturity of the Mortgage Loan by at least five years, or other term specified in the related prospectus supplement. Certain Mortgage
Loans may be originated or acquired in connection with corporate programs, including employee relocation programs. In limited instances, a borrower who uses the dwelling unit as a primary residence may also make some business use of the property.

     SUBSTITUTION OF MORTGAGE LOANS

          Substitution of Mortgage Loans will be permitted in the event of breaches of representations and warranties with respect to any original Mortgage
Loan or if the documentation with respect to any Mortgage Loan is determined by the Trustee or a custodian appointed by the Trustee to be incomplete. The period during which the substitution will be permitted generally will be indicated in the related prospectus supplement. The related prospectus supplement will describe any other conditions upon which Mortgage Loans may be substituted for
Mortgage Loans initially included in the Trust Fund.

MORTGAGE CERTIFICATES

          A Trust Fund that contains Mortgage Certificates will have either
Ginnie Mae Certificates, Freddie Mac Certificates, Fannie Mae Certificates,
Private Certificates or a combination of any of those types of Mortgage
Certificates. The Mortgage Certificates will be acquired by the Depositor from one or more affiliated or unaffiliated Sellers.

                                       18

          All of the Mortgage Certificates will be registered in the name of the
Trustee or its nominee or, in the case of Mortgage Certificates issued only in book-entry form, a financial intermediary (which may be the Trustee) that is a member of the Federal Reserve System or of a clearing corporation on the books of which the security is held. Each Mortgage Certificate will evidence an interest in a pool of mortgage loans and/or cooperative loans and/or in principal distributions and interest distributions thereon.

          The descriptions of Ginnie Mae, Freddie Mac and Fannie Mae
Certificates and of Private Certificates that are set forth below are descriptions of certificates representing proportionate interests in a pool of mortgage loans and in the payments of principal and interest from that pool.
Ginnie Mae, Freddie Mac, Fannie Mae or the issuer of a particular series of
Private Certificates may also issue mortgage-backed securities representing a right to receive distributions of interest only or principal only or disproportionate distributions of principal or interest, or to receive distributions of principal and/or interest prior or subsequent to distributions on other certificates representing interests in the same pool of mortgage loans.
In addition, any issuer may issue certificates representing interests in mortgage loans having characteristics that are different from the types of mortgage loans described below. The terms of any Mortgage Certificates that are included in a Trust Fund (and of the underlying mortgage loans) will be described in the related prospectus supplement, and the descriptions that follow are subject to modification as appropriate to reflect the actual terms of those
Mortgage Certificates.

     GINNIE MAE

          Ginnie Mae is a wholly owned corporate instrumentality of the United
States within the Department of Housing and Urban Development ("HUD"). Section
306(g) of Title III of the National Housing Act of 1934, as amended (the
"HOUSING ACT"), authorizes Ginnie Mae to guarantee the timely payment of the principal of and interest on certificates that are based on and backed by a pool of loans ("FHA LOANS") insured or guaranteed by the United States Federal
Housing Administration (the "FHA") under the Housing Act or Title V of the
Housing Act of 1949, or by the United States Department of Veteran Affairs (the
"VA") under the Servicemen's Readjustment Act of 1944, as amended, or Chapter 37 of Title 38, United States Code or by pools of other eligible mortgage loans.

          Section 306(g) of the Housing Act provides that "the full faith and credit of the United States is pledged to the payment of all amounts which may be required to be paid under any guaranty under this subsection." To meet its obligations under its guaranties, Ginnie Mae is authorized, under Section 306(d)
of the Housing Act, to borrow from the United States Treasury with no limitations as to amount.

     GINNIE MAE CERTIFICATES

          All of the Ginnie Mae Certificates (the "GINNIE MAE CERTIFICATES")
will be mortgage-backed certificates issued and serviced by Ginnie Mae- or
Fannie Mae-approved mortgage servicers. The mortgage loans underlying Ginnie Mae
Certificates may consist of FHA Loans secured by mortgages on one- to four family residential properties or multifamily residential properties, loans secured by mortgages on one- to four-family residential properties or multifamily residential properties, mortgage loans which are partially guaranteed by the VA and other mortgage loans eligible for inclusion in mortgage pools underlying Ginnie Mae Certificates. Unless otherwise specified in the related prospectus supplement, at least 90% by original principal amount of the mortgage loans underlying a Ginnie Mae Certificate will be mortgage loans having maturities of 20 years or more.

          Each Ginnie Mae Certificate provides for the payment by or on behalf of the issuer of the Ginnie Mae Certificate to the registered holder of that
Ginnie Mae Certificate of monthly payments of principal and interest equal to the registered holder's proportionate interest in the aggregate amount of the monthly scheduled principal and interest payments on each underlying eligible mortgage loan, less servicing and guaranty fees aggregating the excess of the interest on each mortgage loan over the Ginnie Mae Certificate pass-through rate. In addition, each payment to a holder of a Ginnie Mae Certificate will include proportionate pass-through payments to that holder of any prepayments of principal of the mortgage loan underlying the Ginnie Mae Certificate, and the holder's proportionate interest in the remaining principal balance in the event of a foreclosure or other disposition of any such mortgage loan.

          The Ginnie Mae Certificates included in a Trust Fund may be issued under either or both of the Ginnie Mae I program ("GINNIE MAE I CERTIFICATES")
and the Ginnie Mae II program ("GINNIE MAE II CERTIFICATES"). All mortgages underlying a particular Ginnie Mae I Certificate must have the same annual interest rate (except for pools of mortgages secured by mobile homes). The annual interest rate on each Ginnie Mae I Certificate is one-half

                                       19

percentage point less than the annual interest rate on the mortgage loans included in the pool of mortgages backing the Ginnie Mae I Certificate.
Mortgages underlying a particular Ginnie Mae II Certificate may have annual interest rates that vary from each other by up to one percentage point. The annual interest rate on each Ginnie Mae II Certificate will be between one-half percentage point and one and one-half percentage points less than the highest annual interest rate on the mortgage loans included in the pool of mortgages backing such Ginnie Mae II Certificate.

          Ginnie Mae will have approved the issuance of each of the Ginnie Mae
Certificates in accordance with a guaranty agreement between Ginnie Mae and the servicer of the mortgage loans underlying the Ginnie Mae Certificate. Pursuant to this type of agreement, the servicer is required to advance its own funds to make timely payments of all amounts due on the Ginnie Mae Certificate, even if the payments received by the servicer on the mortgage loans backing the Ginnie
Mae Certificate are less than the amounts due on the Ginnie Mae Certificate. If a servicer is unable to make payments on a Ginnie Mae Certificate as it becomes due, it must promptly notify Ginnie Mae and request Ginnie Mae to make the payment. Upon notification and request, Ginnie Mae will make such payments directly to the registered holder of the Ginnie Mae Certificate. If no payment is made by such servicer and the servicer fails to notify and request Ginnie Mae to make the payment, the registered holder of the Ginnie Mae Certificate has recourse only against Ginnie Mae to obtain the payment. The registered holder of the Ginnie Mae Certificates included in a Trust Fund is entitled to proceed directly against Ginnie Mae under the terms of each Ginnie Mae Certificate or the guaranty agreement or contract relating to the Ginnie Mae Certificate for any amounts that are not paid when due under each Ginnie Mae Certificate.

          As described above, the Ginnie Mae Certificates included in a Trust
Fund, and the related underlying mortgage loans, may have characteristics and terms different from those described above. Any different characteristics and terms will be described in the related prospectus supplement.

     FREDDIE MAC

          Freddie Mac is a federally-chartered and stockholder-owned corporation created pursuant to Title III of the Emergency Home Finance Act of 1970, as
amended (the "FREDDIE MAC ACT"). Freddie Mac was established primarily for the purpose of increasing the availability of mortgage credit for the financing of urgently needed housing. It seeks to provide an enhanced degree of liquidity for residential mortgage investments primarily by assisting in the development of secondary markets for conventional mortgages. The principal activity of Freddie
Mac currently consists of the purchase of first lien conventional residential mortgage loans or participation interests in those mortgage loans and the resale of those mortgage loans in the form of mortgage securities. Freddie Mac is confined to purchasing, so far as practicable, conventional mortgage loans and participation interests in conventional mortgages which it deems to be of the quality, type and class that meet generally the purchase standards imposed by private institutional mortgage investors.

     FREDDIE MAC CERTIFICATES

          Freddie Mac Certificates ("FREDDIE MAC CERTIFICATES") represent an undivided interest in a group of mortgage loans purchased by Freddie Mac.
Mortgage loans underlying the Freddie Mac Certificates included in a Trust Fund will consist of fixed- or adjustable-rate mortgage loans with original terms to maturity of from 10 to 30 years, all of which are secured by first liens on one-to four-family residential properties or properties containing five or more units and designed primarily for residential use.

          Freddie Mac Certificates are issued and maintained and may be transferred only on the book-entry system of a Federal Reserve Bank and may only be held of record by entities eligible to maintain bookentry accounts at a
Federal Reserve Bank. Beneficial owners will hold Freddie Mac Certificates ordinarily through one or more financial intermediaries. The rights of a beneficial owner of a Freddie Mac Certificate against Freddie Mac or a Federal
Reserve Bank may be exercised only through the Federal Reserve Bank on whose book-entry system the Freddie Mac Certificate is held.

          Under its Cash and Guarantor Programs, Freddie Mac guarantees to each registered holder of a Freddie Mac Certificate the timely payment of interest at the rate provided for by the Freddie Mac Certificate on the registered holder's pro rata share of the unpaid principal balance outstanding of the related mortgage loans, whether or not received. Freddie Mac also guarantees to each registered holder of a Freddie Mac Certificate ultimate collection of all principal of the related mortgage loans, without any offset or deduction, to the extent of such holder's pro rata share thereof, but does not, except if specified in the related prospectus supplement for a series of

                                       20

Certificates, guarantee the timely payment of scheduled principal. Pursuant to its guarantees, Freddie Mac indemnifies holders of Freddie Mac Certificates against any diminution in principal by reason of charges for property repairs, maintenance and foreclosure. Freddie Mac may remit the amount due on account of its guarantee of ultimate collection of principal at any time after default on an underlying mortgage loan, but not later than 30 days following (i)
foreclosure sale, (ii) payment of the claim by any mortgage insurer, or (iii)
the expiration of any right of redemption, whichever occurs later, but in any event no later than one year after demand has been made upon the mortgagor for accelerated payment of principal. In taking actions regarding the collection of principal after default on the mortgage loans underlying Freddie Mac
Certificates, including the timing of demand for acceleration, Freddie Mac reserves the right to exercise its servicing judgment with respect to the mortgages in the same manner as for mortgages that it has purchased but not sold.

          Under Freddie Mac's Cash Program, there is no limitation on the amount by which interest rates on the mortgage loans underlying a Freddie Mac
Certificate may exceed the interest rate on the Freddie Mac Certificate. For
Freddie Mac Pools formed under Freddie Mac's Guarantor Program having pool numbers beginning with 18-012, the range between the lowest and highest annual interest rates on the mortgage loans does not exceed two percentage points.

          Under its Gold PC Program, Freddie Mac guarantees to each registered holder of a Freddie Mac Certificate the timely payment of interest calculated in the same manner as described above, as well as timely installments of scheduled principal based on the difference between the pool factor published in the month preceding the month of distribution and the pool factor published in the month of distribution for the related Freddie Mac Certificate.

          Freddie Mac Certificates are not guaranteed by the United States or by any Federal Home Loan Bank and do not constitute debts or obligations of the
United States or any Federal Home Loan Bank. The obligations of Freddie Mac under its guarantee are obligations solely of Freddie Mac and are not backed by, nor entitled to, the full faith and credit of the United States.

          As described above, the Freddie Mac Certificates included in a Trust
Fund, and the related underlying mortgage loans, may have characteristics and terms different from those described above. Any different characteristics and terms will be described in the related prospectus supplement.

     FANNIE MAE

          Fannie Mae is a federally-chartered and stockholder-owned corporation organized and existing under the Federal National Mortgage Association Charter
Act, as amended. Fannie Mae was originally established in 1938 as a United
States government agency to provide supplemental liquidity to the mortgage market and was transformed into a stockholder owned and privately managed corporation by legislation enacted in 1968.

          Fannie Mae provides funds to the mortgage market primarily by purchasing home mortgage loans from local lenders, thereby replenishing their funds for additional lending. Fannie Mae acquires funds to purchase home mortgage loans from many capital market investors that may not ordinarily invest in mortgages, thereby expanding the total amount of funds available for housing.
Operating nationwide, Fannie Mae helps to redistribute mortgage funds from capital-surplus to capital-short areas. In addition, Fannie Mae issues mortgage-backed securities primarily in exchange for pools of mortgage loans from lenders.

     FANNIE MAE CERTIFICATES

          Fannie Mae Certificates ("FANNIE MAE CERTIFICATES") represent fractional interests in a pool of mortgage loans formed by Fannie Mae.

          Fannie Mae guarantees to each registered holder of a Fannie Mae
Certificate that it will distribute amounts representing scheduled principal and interest at the applicable pass-through rate on the underlying mortgage loans, whether or not received, and that holder's proportionate share of the full principal amount of any foreclosed or other finally liquidated mortgage loan, whether or not the principal amount is actually recovered. If Fannie Mae were unable to perform these obligations, distributions on Fannie Mae Certificates would consist solely of payments and other recoveries on the underlying mortgage loans and, accordingly, delinquencies and defaults would affect monthly distributions to holders of Fannie Mae Certificates. The obligations of Fannie
Mae under its guarantees are obligations solely of Fannie Mae and are not backed by, nor entitled to, the full faith and credit of the United States.

                                       21

          As described above, the Fannie Mae Certificates included in a Trust
Fund, and the related underlying mortgage loans, may have characteristics and terms different from those described above. Any such different characteristics and terms will be described in the related prospectus supplement.

     PRIVATE CERTIFICATES

          Private Certificates ("PRIVATE CERTIFICATES") may consist of (a)
mortgage pass-through certificates or participation certificates representing beneficial interests in loans of the type that would otherwise be eligible to be
Mortgage Loans (the "UNDERLYING LOANS") or (b) collateralized mortgage obligations secured by Underlying Loans. Private Certificates may include stripped mortgage-backed securities representing an undivided interest in all or a part of either the principal distributions (but not the interest distributions) or the interest distributions (but not the principal distributions) or in some portion of the principal and interest distributions
(but not all of those distributions) or certain mortgage loans. The Private
Certificates will have previously been (1) offered and distributed to the public pursuant to an effective registration statement or (2) purchased in a transaction not involving any public offering from a person who is not an affiliate of the issuer of such securities at the time of sale (nor an affiliate thereof at any time during the three preceding months); provided that a period of two years has elapsed since the later of the date the securities were acquired from the issuer or one of its affiliates. Although individual
Underlying Loans may be insured or guaranteed by the United States or an agency or instrumentality thereof, they need not be, and the Private Certificates themselves will not be so insured or guaranteed. Unless otherwise specified in the related prospectus supplement, the seller/servicer of the underlying mortgage loans will have entered into a pooling and servicing agreement, an indenture or similar agreement (a "PC AGREEMENT") with the trustee under that PC
Agreement (the "PC TRUSTEE"). The PC Trustee or its agent, or a custodian, will possess the mortgage loans underlying such Private Certificates. The mortgage loans underlying the Private Certificates may be subserviced by one or more loan servicing institutions under the supervision of a master servicer (the "PC
SERVICER").

          The sponsor of the Private Certificates (the "PC SPONSOR") will be a financial institution or other entity that is or has affiliates that are engaged generally in the business of mortgage lending, a public agency or instrumentality of a state, local or federal government, or a limited purpose corporation organized for the purpose of, among other things, establishing trusts and acquiring and selling mortgage loans to those trusts and selling beneficial interests in those trusts. The PC Sponsor may be an affiliate of the
Depositor. The obligations of the PC Sponsor will generally be limited to certain representations and warranties with respect to the assets conveyed by it to the related trust. Unless otherwise specified in the related prospectus supplement, the PC Sponsor will not have guaranteed any of the assets conveyed to the related trust or any of the Private Certificates issued under the PC
Agreement. Additionally, although the mortgage loans underlying the Private
Certificates may be guaranteed by an agency or instrumentality of the United
States, the Private Certificates themselves will not be so guaranteed.

          The Depositor will acquire Private Certificates in open market transactions or in privately negotiated transactions which may be through affiliates.

          The prospectus supplement for a series for which the Trust Fund includes Private Certificates will specify (this disclosure may be on an approximate basis and will be as of the date specified in the related prospectus supplement) to the extent relevant and to the extent the information is reasonably available to the Depositor and the Depositor reasonably believes the information to be reliable:

          o    the aggregate approximate principal amount and type of the
               Private Certificates to be included in the Trust Fund;

          o    certain characteristics of the mortgage loans that comprise the underlying assets for the Private Certificates including:

          o    the payment features of such underlying mortgage loans;

          o    the approximate aggregate principal balance, if known, of
               underlying mortgage loans insured or guaranteed by a governmental entity;

          o    the servicing fee or range of servicing fees with respect to the underlying mortgage loans; and

          o    the minimum and maximum stated maturities of the underlying mortgage loans at origination;

                                       22

          o    the maximum original term-to-stated maturity of the Private
               Certificates;

          o    the weighted average term-to-stated maturity of the Private
               Certificates;

          o    the pass-through or certificate rate of the Private Certificates;

          o    the weighted average pass-through or certificate rate of the
               Private Certificates;

          o    the PC Sponsor, the PC Trustee and the PC Servicer;

          o    certain characteristics of credit support, if any, such as reserve funds, insurance policies, surety bonds, letters of credit or guaranties relating to the mortgage loans underlying the Private Certificates or to the Private Certificates
               themselves;

          o    the terms on which the underlying mortgage loans for the Private
               Certificates may, or are required to, be purchased prior to their stated maturity or the stated maturity of the Private
               Certificates; and

          o    the terms on which mortgage loans may be substituted for those originally underlying the Private Certificates.

DISTRIBUTION ACCOUNT

          The Trustee or other entity identified in the related prospectus supplement will, as to each series of Certificates, establish and maintain an account or accounts (collectively, the "DISTRIBUTION ACCOUNT") for the benefit of the Trustee and holders of the Certificates of that series for receipt of:

          o    each distribution or monthly payment, as the case may be, made to the Trustee with respect to the Mortgage Assets;

          o    the amount of cash, if any, specified in the related pooling and servicing agreement to be initially deposited therein;

          o    the amount of cash, if any, withdrawn from any related reserve fund or other fund; and

          o    the reinvestment income, if any.

          The pooling and servicing agreement for a series may authorize the
Trustee to invest the funds in the Distribution Account in certain investments that will qualify as "permitted investments" under Section 860G(a)(5) of the
Code in the case of REMIC Certificates. These eligible investments will generally mature not later than the business day immediately preceding the next
Distribution Date for the series (or, in certain cases, on the Distribution
Date). Eligible investments include, among other investments, obligations of the
United States and certain of its agencies, federal funds, certificates of deposit, commercial paper carrying the ratings specified in the related pooling and servicing agreement of each rating agency rating the Certificates of that series that has rated such commercial paper, demand and time deposits and banker's acceptances sold by eligible commercial banks, certain repurchase agreements of United States government securities and certain minimum reinvestment agreements. Reinvestment earnings, if any, on funds in the
Distribution Account generally will belong to the Trustee.

                           DESCRIPTION OF CERTIFICATES

          Each series of Certificates will be issued pursuant to a separate pooling and servicing agreement among the Depositor, the Seller (if so provided in the related prospectus supplement), the Trustee and a master servicer (the
"MASTER SERVICER"). A form of pooling and servicing agreement is filed as an exhibit to the Registration Statement of which this prospectus is a part. The following summaries describe material provisions that may appear in each pooling and servicing agreement. The prospectus supplement for a series of Certificates will describe any provision of the related pooling and servicing agreement that materially differs from the description contained in this prospectus. The summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the pooling and servicing agreement and the prospectus supplement related to a particular series of Certificates.

                                       23

GENERAL

          The Certificates are issuable in series, each evidencing the entire ownership interest in a Trust Fund of assets consisting primarily of Mortgage
Assets. Unless otherwise specified in the related prospectus supplement, the
Certificates of each series will be issued either in fully registered form or in book-entry form and in the authorized denominations for each class specified in the related prospectus supplement. The Certificates of each series will evidence specified beneficial ownership interests in the related Trust Fund created pursuant to the related pooling and servicing agreement and will not be entitled to payments in respect of the assets included in any other Trust Fund established by the Depositor. The Certificates will not represent obligations of the Depositor, the Master Servicer, the Trustee or any affiliate of those parties. The Mortgage Assets will not be insured or guaranteed by any governmental entity or other person, unless otherwise specified in the related prospectus supplement. Any qualifications on direct or indirect ownership of
Residual Certificates, as well as restrictions on the transfer of Residual
Certificates, will be set forth in the related prospectus supplement.

          Each series of Certificates will be issued in one or more classes.
Each class of Certificates of a series will evidence beneficial ownership of a specified percentage (which may be 0%) or portion of future interest payments and a specified percentage (which may be 0%) or portion of future principal payments on the Mortgage Assets in the related Trust Fund. A series of
Certificates may include one or more classes that are senior in right to payment to one or more other classes of Certificates of that series. Certain series or classes of Certificates may be covered by insurance policies, surety bonds or other forms of credit enhancement, in each case as described in this prospectus and in the related prospectus supplement. One or more classes of Certificates of a series may be entitled to receive distributions of principal, interest or any combination of principal and interest. Distributions on one or more classes of a series of Certificates may be made:

          o    prior to one or more other classes;

          o    after the occurrence of specified events;

          o    in accordance with a schedule or formula;

          o    on the basis of collections from designated portions of the
               Mortgage Assets in the related Trust Fund; or

          o    on a different basis;

in each case as specified in the related prospectus supplement. The timing and amounts of distributions may vary among classes or over time as specified in the related prospectus supplement.

DEFINITIVE FORM

          Certificates of a series that are issued in fully-registered, certificated form are referred to as "DEFINITIVE CERTIFICATES." Distributions of principal of, and interest on, Definitive Certificates will be made directly to holders of Definitive Certificates in accordance with the procedures set forth in the pooling and servicing agreement. The Definitive Certificates of a series offered by this prospectus and the applicable prospectus supplement will be transferable and exchangeable at the office or agency maintained by the Trustee or such other entity for such purpose set forth in the applicable prospectus supplement. No service charge will be made for any transfer or exchange of
Definitive Certificates, but the Trustee or such other entity may require payment of a sum sufficient to cover any tax or other governmental charges in connection with the transfer or exchange.

BOOK-ENTRY FORM

          Certificates of a series that are issued in book-entry form are referred to as "BOOK-ENTRY CERTIFICATES." Each class of the Book-Entry
Certificates of a series initially will be represented by one or more physical certificates registered in the name of Cede & Co., as nominee of The Depository
Trust Company ("DTC"), which will be the "holder" or "certificateholder" of those Certificates; as those terms are used in this prospectus. No person acquiring an interest in a Book-Entry Certificate (a "BENEFICIAL OWNER") will be entitled to receive a Definitive Certificate representing their interest in the
Book-Entry Certificate, except as set forth below. Unless Definitive
Certificates are issued under the limited circumstances described, all references to actions taken by certificateholders, in the case of the Book-Entry
Certificates, shall refer to actions taken by DTC upon instructions from its DTC
Participants, and all

                                       24

references to distributions, notices, reports and statements to certificateholders, in the case of the Book- Entry Certificates, shall refer to distributions, notices, reports and statements to DTC, as the registered holder of the Book-Entry Certificates for distribution to Beneficial Owners in accordance with DTC procedures.

          DTC is a limited purpose trust company organized under the laws of the
State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a
"clearing agency" registered pursuant to Section 17A of the Securities Exchange
Act of 1934, as amended. DTC was created to hold securities for its participating organizations ("DTC PARTICIPANTS") and to facilitate the clearance and settlement of securities transactions among DTC Participants through electronic book entries, thereby eliminating the need for physical movement of certificates. DTC Participants include securities brokers and dealers (which may include any underwriter identified in the prospectus supplement applicable to any series), banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to banks, brokers, dealers, trust companies and other institutions that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly ("INDIRECT DTC
PARTICIPANTS").

          Under the rules, regulations and procedures creating and affecting DTC and its operations (the "RULES"), DTC is required to make book-entry transfers of Book-Entry Certificates among DTC Participants on whose behalf it acts with respect to the Book-Entry Certificates and to receive and transmit distributions of principal of and interest on the Book-Entry Certificates. DTC Participants and Indirect DTC Participants with which Beneficial Owners have accounts with respect to the Book-Entry Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective
Beneficial Owners.

          Beneficial Owners that are not DTC Participants or Indirect DTC
Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, Book-Entry Certificates may do so only through DTC
Participants and Indirect DTC Participants. In addition, Beneficial Owners will receive all distributions of principal and interest from the Trustee, or a paying agent on behalf of the Trustee, through DTC Participants. DTC will forward those distributions to its DTC Participants, which then will forward them to Indirect DTC Participants or Beneficial Owners. Beneficial Owners will not be recognized by the Trustee, the Master Servicer or any paying agent as certificateholders, as that term is used in the pooling and servicing agreement, and Beneficial Owners will be permitted to exercise the rights of certificateholders only indirectly through DTC and its DTC Participants.

          Because DTC can only act on behalf of DTC Participants, who in turn act on behalf of Indirect DTC Participants and certain banks, the ability of a
Beneficial Owner to pledge Book-Entry Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such
Book- Entry Certificates, may be limited due to the lack of a physical certificate for such Book-Entry Certificates. In addition, under a book-entry format, Beneficial Owners may experience delays in their receipt of payments, since distributions will be made by the Trustee, or a paying agent on behalf of the Trustee, to Cede & Co., as nominee for DTC.

          DTC has advised the Depositor that it will take any action permitted to be taken by a certificateholder under the pooling and servicing agreement only at the direction of one or more DTC Participants to whose accounts with DTC the Book-Entry Certificates are credited. Additionally, DTC has advised the
Depositor that it will take actions with respect to specified voting interests only at the direction of and on behalf of DTC Participants whose holdings of
Book-Entry Certificates evidence these specified voting interests. DTC may take conflicting actions with respect to voting interests if DTC Participants whose holdings of Book-Entry Certificates evidence the voting interests authorize divergent action.

          None of the Depositor, the Master Servicer or the Trustee will have any responsibility for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Book-Entry Certificates held by
Cede & Co., as nominee for DTC, or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests. In the event of the insolvency of DTC, a DTC Participant or an Indirect DTC Participant in whose name Book-Entry Certificates are registered, the ability of the Beneficial
Owners of Book-Entry Certificates to obtain timely payment and, if the limits of applicable insurance coverage by the Securities Investor Protection Corporation are exceeded or if such coverage is otherwise unavailable, ultimate payment, of amounts distributable with respect to such Book- Entry Certificates may be impaired.

          The Book-Entry Certificates will be converted to Definitive
Certificates and reissued to Beneficial Owners or their nominees, rather than to
DTC or its nominee, only:

                                       25

          o    if the Trustee is advised by DTC in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the Book-Entry Certificates and the
               Depositor or Trustee, as specified in the pooling and servicing agreement, is unable to locate a qualified successor; or

          o    under other circumstances described in the related prospectus supplement.

          Upon the occurrence of any event described above, the Trustee will be required to notify all Beneficial Owners through DTC Participants of the availability of Definitive Certificates. Upon surrender by DTC of the physical certificates representing the Book-Entry Certificates and receipt of instructions for re-registration, the Trustee will reissue the Book-Entry
Certificates as Definitive Certificates to Beneficial Owners. The procedures relating to payment on and transfer of Certificates initially issued as
Definitive Certificates then will apply to those Book-Entry Certificates that have been reissued as Definitive Certificates.

DISTRIBUTIONS

          Distributions of principal of and interest on the Certificates of a series will be made on the dates specified in the related prospectus supplement
(each, a "DISTRIBUTION DATE"), and allocated to the classes in the amounts and in the order specified, in the related prospectus supplement. Distributions will be made by wire transfer (in the case of Certificates that are of a certain minimum denomination, as specified in the related prospectus supplement) or by check mailed to record holders of those Certificates as of the related record date at their addresses appearing on the certificate register, except that the
Trustee will make the final distribution of principal only upon presentation and surrender of each Certificate at the office or agency of the Trustee or a paying agent specified in the related prospectus supplement. Notice will be mailed before the Distribution Date on which the final distribution is expected to be made to the holder of a Certificate. If the Certificates of a series are issued in book-entry form, the Trustee will make distributions on those Certificates, including the final distribution in retirement of those Certificates, through the facilities of a depository in accordance with the depository's usual procedures in the manner described in the related prospectus supplement.

          The Trustee will distribute principal of and interest on the
Certificates out of the Distribution Account established under the pooling and servicing agreement. All distributions on the Mortgage Certificates, if any, included in the Trust Fund for a series, remittances on the Mortgage Loans by the Master Servicer pursuant to the pooling and servicing agreement, together with any reinvestment income (if so specified in the related prospectus supplement) those funds, and amounts withdrawn from any reserve fund or other fund or payments in respect of other credit enhancement and required to be deposited, directly into the Distribution Account. These funds will be available
(except for funds held for future distribution and for funds payable to the
Master Servicer) to make distributions on Certificates of such series on the next Distribution Date. See "The Trust Funds--Distribution Account" and "The
Pooling and Servicing Agreement--Payments on Mortgage Loans."

     INTEREST

          Interest will accrue on the aggregate certificate principal balance
(or, in the case of IO Certificates, the aggregate notional amount) of each class of Certificates entitled to interest at the pass-through rate (which may be a fixed rate or a rate adjustable as specified in the prospectus supplement)
during each interest accrual period specified in such prospectus supplement. The interest accrual period with respect to any Distribution Date is the period from and including the first day of the month preceding the month of that
Distribution Date (or, in the case of the first Distribution Date, from the
Closing Date) through the last day of the preceding month, or any other period as may be specified in the related prospectus supplement. If funds are available for distribution, the Trustee will distribute interest accrued during each interest accrual period on each class of Certificates entitled to interest
(other than a class of Certificates that provides for interest that accrues, but is not currently payable on the Distribution Dates specified in the related prospectus supplement until the class certificate balance of that class is reduced to zero or, in the case of Certificates entitled only to distributions allocable to interest, until the aggregate notional amount of those Certificates is reduced to zero or for the period of time designated in the related prospectus supplement. Unless otherwise specified in the related prospectus

                                       26

supplement, interest on the Certificates of each class will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

          The Trustee will begin distributing interest on each class of Accrual
Certificates only after the occurrence of the events specified in the related prospectus supplement and, prior to that time, interest will be added to the class certificate balance of each class of Accrual Certificates. Any class of
Accrual Certificates then will accrue interest on its outstanding class certificate balance as adjusted.

     PRINCIPAL

          Unless otherwise specified in the related prospectus supplement, the class certificate balance of any class of Certificates entitled to distributions of principal will be the original class certificate balance of that class of
Certificates specified in the prospectus supplement, reduced by all distributions reported to holders of the Certificates as allocable to principal and adjustments, if any, in respect of losses and (i) in the case of Accrual
Certificates, increased by all interest accrued but not then distributable on those Accrual Certificates and (ii) in the case of adjustable-rate Certificates, subject to the effect of any negative amortization. The related prospectus supplement will specify the method by which the amount of principal to be distributed on the Certificates on each Distribution Date will be calculated and the manner in which that amount will be allocated among the classes of
Certificates entitled to distributions of principal.

          Each class of Certificates of a series (except for IO Certificates), to the extent of funds available for distribution, will receive distributions of principal in the amounts, at the times and in the manner specified in the related prospectus supplement until its initial aggregate certificate balance has been reduced to zero. The Trustee will allocate distributions of principal to the Certificates of each class, during the periods and in the order specified in the related prospectus supplement. Unless otherwise specified in the related prospectus supplement, the Trustee will distribute these funds pro rata among the Certificates of each class then entitled to receive principal distributions.

CATEGORIES OF CLASSES OF CERTIFICATES

          In general, the classes of Certificates of each series fall into different categories. The following chart identifies and generally defines certain of the more typical categories. The prospectus supplement for a series of Certificates may identify the classes of that series by reference to the following categories.

                                 PRINCIPAL TYPES

CATEGORIES OF CLASSES            DEFINITIONS

ACCRETION DIRECTED
   CERTIFICATES...............   A class of Certificates that receives principal
                                 payments from amounts that otherwise would be
                                 distributed as interest on specified Accrual
                                 Certificates. These principal payments may be
                                 in lieu of or in addition to principal payments
                                 from principal receipts on the Mortgage Assets
                                 or other assets of the Trust Fund for the
                                 related series

COMPANION CERTIFICATES OR
   SUPPORT CERTIFICATES.......   A class of Certificates that receives principal
                                 payments on a Distribution Date only if
                                 scheduled payments have been made on specified
                                 Planned Amortization Certificates, Targeted
                                 Amortization Certificates and/or Scheduled
                                 Amortization Certificates.

COMPONENT CERTIFICATES........   A class of Certificates consisting of two or
                                 more specified components, as described in the
                                 applicable prospectus supplement. The
                                 components of a class of Component Certificates
                                 may have different principal and/or interest
                                 payment characteristics but together constitute
                                 a single class and do not represent several
                                 interests. Each component of a class of

                                       27

                                 Component Certificates may be identified as
                                 falling into one or more of the categories in
                                 this chart.

LOCKOUT CERTIFICATES..........   A class of Senior Certificates that is locked
                                 out of or is designed not to participate in or
                                 to participate to a limited extent in, for a
                                 specified period, the receipt of (1) principal
                                 prepayments on the Mortgage Loans that are
                                 allocated disproportionately to the classes of
                                 Senior Certificates of the series as a group
                                 under a "shifting interest" structure and/or
                                 (2) scheduled principal payments on the
                                 Mortgage Loans that are allocated to the
                                 classes of Senior Certificates of the series as
                                 a group. A class of Lockout Certificates
                                 typically will not receive distributions of
                                 principal prepayments and/or Scheduled
                                 principal payments, as applicable, for a period
                                 of several years, during which time all or a
                                 portion of the principal payments that it would
                                 otherwise receive in the absence of a "lockout"
                                 structure will be distributed in reduction of
                                 the principal balances of other Senior
                                 Certificates. Lockout Certificates are designed
                                 to minimize their weighted average life
                                 volatility during the lockout period.

NOTIONAL AMOUNT CERTIFICATES..   A class of Certificates having no principal
                                 balance and bearing interest on the related
                                 notional amount. The notional amount is a
                                 hypothetical amount used for calculating
                                 interest distributions.

PASS-THROUGH CERTIFICATES.....   A class of Senior Certificates that receives a
                                 specified percentage of the principal payments
                                 that are distributable to the Senior
                                 Certificates or a group of Senior Certificates,
                                 other than any Ratio Strip Certificates, in the
                                 aggregate on a Distribution Date and that is
                                 not a class of Sequential Pay Certificates.

PLANNED AMORTIZATION
   CERTIFICATES OR PAC
   CERTIFICATES...............   A class of Certificates that is designed to
                                 receive principal payments using a
                                 predetermined principal balance schedule
                                 derived by assuming two constant prepayment
                                 rates for the underlying Mortgage Assets. These
                                 two rates are the endpoints for the
                                 "structuring range" for the class of Planned
                                 Amortization Certificates. The Planned
                                 Amortization Certificates in any series may be
                                 subdivided into different categories such as
                                 Planned Amortization Certificates I ("PAC I"),
                                 Planned Amortization Certificates II ("PAC II")
                                 and so forth which are derived using different
                                 structuring ranges. A class of PAC Certificates
                                 is designed to provide protection against
                                 prepayments occurring at a constant rate within
                                 the structuring range.

RATIO STRIP CERTIFICATES......   A class of Certificates that receives a
                                 constant proportion, or "ratio strip," of the
                                 principal payments on the Mortgage Assets.

SCHEDULED AMORTIZATION
   CERTIFICATES...............   A class of Certificates that is designed to
                                 receive principal payments using a
                                 predetermined principal balance schedule but is
                                 not designated as a class of Planned
                                 Amortization Certificates or Targeted
                                 Amortization Certificates. The schedule is
                                 derived by assuming either two constant
                                 prepayment rates or a single constant
                                 prepayment rate for the Mortgage Assets. In the
                                 case of two constant rates, these two rates are
                                 the endpoints for the "structuring range" for
                                 the class of Scheduled Amortization
                                 Certificates and the range generally is
                                 narrower than that for a class of Planned
                                 Amortization Certificates. Typically, the
                                 Support Certificates for the applicable series
                                 of Certificates

                                       28

                                 generally will represent a smaller percentage
                                 of a class of Scheduled Amortization
                                 Certificates than the Support Certificates
                                 generally would represent in relation to a
                                 Planned Amortization Certificate or a Targeted
                                 Amortization Certificate. A Scheduled
                                 Amortization Certificate generally is less
                                 sensitive to prepayments than a Support
                                 Certificate, but is more sensitive than a class
                                 of Planned Amortization Certificates or
                                 Targeted Amortization Certificates.

SENIOR CERTIFICATES...........   A class of Certificates that is entitled to
                                 receive payments of principal and interest on
                                 each Distribution Date prior to the classes of
                                 Subordinated Certificates.

SEQUENTIAL PAY CERTIFICATES...   A class of Certificates that receives principal
                                 payments in a prescribed sequence, that does
                                 not have predetermined a principal balance
                                 schedule and that, in most cases, is entitled
                                 to receive payments of principal continuously
                                 from the first Distribution Date on which they
                                 receive principal until they are retired. A
                                 class of Sequential Pay Certificates may
                                 receive payments of principal concurrently with
                                 one or more other classes of Sequential Pay
                                 Certificates. A single class that is entitled
                                 to receive principal payments before or after
                                 all other classes in the same series of
                                 Certificates may be identified as a Sequential
                                 Pay Certificate.

SUBORDINATED CERTIFICATES.....   A class of Certificates that receives payments
                                 of principal and interest on each Distribution
                                 Date only after the Senior Certificates and
                                 classes of Subordinated Certificates with
                                 higher priority of distributions have received
                                 their full principal and interest entitlements.

SUPER SENIOR CERTIFICATES.....   A class of Senior Certificates that will not
                                 bear its share of certain losses, after the
                                 Subordinated Certificates are no longer
                                 outstanding, for so long as one or more
                                 specified classes of Senior Certificates are
                                 outstanding.

SUPER SENIOR SUPPORT
   CERTIFICATES...............   A class of Senior Certificates that bears
                                 certain losses that otherwise would have been
                                 allocated to a class of Super Senior
                                 Certificates.

TARGETED AMORTIZATION
   CERTIFICATES OR TAC
   CERTIFICATES...............   A class of Certificates that receives principal
                                 payments using a predetermined principal
                                 balance schedule derived by assuming a single
                                 constant prepayment rate for the Mortgage
                                 Assets. A class of TAC Certificates is designed
                                 to provide some protection against prepayments
                                 at a rate exceeding the assumed constant
                                 prepayment used to derive the principal balance
                                 schedule for that class.

                                       29

                                 INTEREST TYPES

CATEGORIES OF CLASSES            DEFINITIONS

ACCRUAL CERTIFICATES..........   A class of Certificates that accretes the
                                 amount of accrued interest otherwise
                                 distributable on the class, which amount will
                                 be added to the principal balance of the class
                                 on each applicable Distribution Date. The
                                 accretion may continue until some specified
                                 event has occurred or until the class of
                                 Accrual Certificates is retired.

FIXED-RATE CERTIFICATES.......   A class of Certificates with an interest rate
                                 that is fixed throughout the life of the class.

FLOATING-RATE CERTIFICATES....   A class of Certificates with an interest rate
                                 that resets periodically based upon a
                                 designated index and that varies directly with
                                 changes in the index.

INTEREST-ONLY CERTIFICATES OR
   IO CERTIFICATES............   A class of Certificates that receives some or
                                 all of the interest payments made on the
                                 Mortgage Assets and little or no principal.
                                 Interest-Only Certificates have either a
                                 nominal principal balance or a notional amount.
                                 A nominal principal balance represents actual
                                 principal that will be paid on the
                                 Certificates. It is referred to as nominal
                                 since it is extremely small compared to other
                                 classes. A notional amount is an amount used as
                                 a reference to calculate the amount of interest
                                 due on a class of Interest-Only Certificates
                                 that is not entitled to any distributions in
                                 respect of principal.

INVERSE FLOATING-RATE
   CERTIFICATES...............   A class with an interest rate that resets
                                 periodically based upon a designated index and
                                 that varies inversely with changes in the
                                 index. The interest rate for a class of Inverse
                                 Floating-Rate Certificates typically will vary
                                 inversely with changes in the interest rate on
                                 a class of Floating-Rate Certificates in the
                                 same series.

PRINCIPAL-ONLY CERTIFICATES OR
   PO CERTIFICATES............   A class of Certificates that does not bear
                                 interest and is entitled to receive only
                                 distributions in respect of principal.

STEP COUPON CERTIFICATES......   A class of Certificates with a fixed interest
                                 rate that is reduced to a lower fixed rate
                                 after a specified period of time. The
                                 difference between the initial interest rate
                                 and the lower interest rate will be supported
                                 by a reserve fund established on the Closing
                                 Date.

VARIABLE RATE CERTIFICATES....   A class of Certificates with an interest rate
                                 that resets periodically and is calculated by
                                 reference to the rate or rates of interest
                                 applicable to the Mortgage Assets.

RESIDUAL CERTIFICATES

          A series of REMIC Certificates will include a class of Residual
Certificates representing the right to receive on each Distribution Date, in addition to any other distributions to which they may be entitled, the excess of the sum of distributions, payments and other amounts received over the sum of
(i) the amount required to be distributed to certificateholders on that
Distribution Date and (ii) certain expenses, all as more specifically described in the related prospectus supplement. In addition, after the aggregate principal balance of all classes of Regular Certificates has

                                       30

been fully amortized, holders of the Residual Certificates will be the sole owners of the related Trust Fund and will have sole rights with respect to the
Mortgage Assets and other assets remaining in the Trust Fund. Some or all of the
Residual Certificates of a series may be offered by this prospectus and the related prospectus supplement; if so, the terms of those Residual Certificates will be described in the prospectus supplement. Any qualifications on direct or indirect ownership of Residual Certificates offered by this prospectus and the related prospectus supplement, as well as restrictions on the transfer of those
Residual Certificates, will be set forth in the related prospectus supplement.
If Residual Certificates are not so offered, the Depositor may (but need not)
sell some or all of the Residual Certificates on or after the date of original issuance of such series in transactions exempt from registration under the
Securities Act of 1933, as amended, and otherwise under circumstances that will not adversely affect the REMIC status of the Trust Fund.

ADVANCES

          The Master Servicer may be required to advance, on or prior to any
Distribution Date, from its own funds and/or funds held in the Collection
Account for future distributions an amount up to the aggregate of interest and principal installments on the Mortgage Loans due and payable on the Due Date in any month and delinquent on the close of business on the following Determination
Date (each payment, an "ADVANCE"). The Master Servicer may be obligated to make
Advances only if the Advance, in the judgment of the Master Servicer made on the
Determination Date, will be reimbursable from late payments made by borrowers, payments under any primary mortgage insurance policy or other form of credit support or proceeds of liquidation. Any Master Servicer funds advanced are reimbursable to the Master Servicer from cash in the Collection Account if the
Master Servicer determines that any Advances previously made are not ultimately recoverable from the sources described above.

          Advances are made to maintain a regular flow of scheduled interest and principal payments to holders of the related classes of Certificates, rather than to guarantee or insure against losses. If Advances are from funds being held for future distribution to certificateholders, the Master Servicer will replace those funds on or before any future Distribution Date if funds in the
Collection Account on that Distribution Date would be less than the amount required to be available for distributions to certificateholders.

          The Master Servicer may also be obligated to make Advances, to the extent recoverable out of insurance proceeds, liquidation proceeds or otherwise, for certain taxes and insurance premiums not paid by borrowers on a timely basis. Funds so advanced are reimbursable to the Master Servicer to the extent permitted by the pooling and servicing agreement. If specified in the related prospectus supplement, the obligations of the Master Servicer to make Advances may be supported by a cash advance reserve fund, a surety bond or other arrangement, in each case as described in such prospectus supplement.

REPORTS TO CERTIFICATEHOLDERS

          Prior to or concurrently with each distribution on a Distribution Date and except as otherwise set forth in the related prospectus supplement, the
Master Servicer or the Trustee will make available to each certificateholder of record of the related series a statement setting forth, if applicable to that series of Certificates, among other things:

               (i) the amount of the distribution allocable to principal, separately identifying the aggregate amount of any principal prepayments and, if so specified in the related prospectus supplement, prepayment penalties;

               (ii) the amount of the distribution allocable to interest;

               (iii) the amount of any Advance;

               (iv) the aggregate amount withdrawn from the reserve fund, if any, that is included in the amounts distributed to
          certificateholders;

               (v) the outstanding principal balance or notional amount of each class of the related series after giving effect to the distribution of principal on that Distribution Date;

               (vi) the related amount of the servicing compensation retained or withdrawn from the Collection Account by the Master Servicer;

                                       31

               (vii) the number and aggregate principal balances of Mortgage
          Loans (A) delinquent and not in foreclosure, and (B) in foreclosure, as of the close of business on the last day of the calendar month preceding the Distribution Date;

               (viii) the book value of any real estate acquired through
          foreclosure or grant of a deed in lieu of foreclosure;

               (ix) if applicable, the amount remaining in any reserve fund at the close of business on the Distribution Date;

               (x) the pass-through rate for each class as of the day prior to the preceding Distribution Date; and

               (xi) any amounts remaining under letters of credit, pool policies or other forms of credit enhancement.

          Where applicable, any amount set forth above may be expressed as a dollar amount per single Certificate of the relevant class specified in the related prospectus supplement. The report to certificateholders for any series of Certificates may include additional or other information of a similar nature to that specified above.

          In addition, within a reasonable period of time after the end of each calendar year, the Master Servicer or the Trustee will mail to each certificateholder of record at any time during that calendar year a report:

          o    as to the aggregate of amounts reported pursuant to clauses (i)
               and (ii) for that calendar year or, if a person was a
               certificateholder of record during a portion of that calendar year, for the applicable portion of that year; and

          o    other customary information as is necessary or desirable for certificateholders to prepare their tax returns.

                               CREDIT ENHANCEMENT

GENERAL

          Credit enhancement may be provided with respect to one or more classes of a series of Certificates or with respect to the Mortgage Assets in the related Trust Fund. Credit enhancement may be in the form of any one or more of the following:

          o    limited financial guaranty policy issued by an entity named in the related prospectus supplement;

          o    the subordination of one or more classes of Certificates of a series;

          o    the establishment of one or more reserve funds;

          o    the use of a cross-support feature;

          o    use of a mortgage pool insurance policy;

          o    bankruptcy bond;

          o    special hazard insurance policy;

          o    surety bond;

          o    letters of credit; or

          o    overcollateralization of one or more classes of the Certificates of a series.

Unless otherwise specified in the related prospectus supplement, no credit enhancement will provide protection against all risks of loss or guarantee repayment of the entire principal balance of the Certificates and interest thereon. If losses occur which exceed the amount covered by credit enhancement or which are not covered by the credit enhancement, certificateholders will bear their allocable share of any deficiencies.

                                       32

          If specified in the related prospectus supplement, the coverage provided by one or more forms of credit enhancement may apply concurrently to two or more related Trust Funds. If applicable, the related prospectus supplement will identify the Trust Funds to which such credit enhancement relates and the manner of determining the amount of the coverage provided thereby and of the application of such coverage to the identified Trust Funds.

SUBORDINATION

          If so specified in the related prospectus supplement, the rights of holders of one or more classes of subordinate Certificates will be subordinate to the rights of holders of one or more classes of senior Certificates of such series to distributions in respect of scheduled principal, principal prepayments, interest or any combination thereof that otherwise would have been payable to holders of subordinate Certificates under the circumstances and to the extent specified in the related prospectus supplement. If so specified in the related prospectus supplement, certain classes of subordinate Certificates may be senior to other classes of Subordinate Certificates and be rated investment grade. If specified in the related prospectus supplement, delays in receipt of scheduled payments on the Mortgage Assets and certain losses with respect to the Mortgage Assets will be borne first by the various classes of subordinate Certificates and thereafter by the various classes of senior
Certificates, in each case under the circumstances and subject to the limitations specified in such related prospectus supplement. The aggregate distributions in respect of delinquent payments on the Mortgage Assets over the lives of the Certificates or at any time, the aggregate losses in respect of
Mortgage Assets which must be borne by the subordinate Certificates because of subordination and the amount of distributions otherwise distributable to subordinate certificateholders that will be distributable to senior certificateholders on any Distribution Date may be limited as specified in the related prospectus supplement. If aggregate distributions in respect of delinquent payments on the Mortgage Assets or aggregate losses in respect of such Mortgage Assets were to exceed the amount specified in the related prospectus supplement, senior certificateholders would experience losses on their Certificates.

          If specified in the related prospectus supplement, various classes of senior certificates and subordinate Certificates may themselves be subordinate in their right to receive certain distributions to other classes of senior
Certificates and subordinate Certificates through a cross support mechanism or otherwise.

          As between classes of senior Certificates and as between classes of subordinate Certificates, distributions may be allocated among those classes:

          o    in the order of their scheduled final distribution dates;

          o    in accordance with a schedule or formula;

          o    in relation to the occurrence of events; or

          o    otherwise, as specified in the related prospectus supplement.

SURETY BONDS

          If specified in the related prospectus supplement, credit enhancement with respect to one or more classes of Certificates of a series may be provided by one or more surety bonds. Subject to certain conditions and limitations, a surety bond will guaranty payments of all or limited amounts of principal and interest due. The coverage, amount and terms of any reduction in coverage provided by a surety bond will be described in the related prospectus supplement.

MORTGAGE POOL INSURANCE POLICIES

          If specified in the related prospectus supplement, a mortgage pool insurance policy for the Mortgage Loans in the related Trust Fund will be obtained from the insurer named in the prospectus supplement. Each pool insurance policy will cover any loss (subject to limitations described in the applicable prospectus supplement) by reason of default to the extent a related
Mortgage Loan is not covered by any primary mortgage insurance policy. The amount and principal terms of any pool insurance coverage will be set forth in the prospectus supplement.

                                       33

FRAUD WAIVER

          If so specified in the related prospectus supplement, a letter may be obtained from the issuer of a pool insurance policy waiving the right of the insurer to deny a claim or rescind coverage under the related pool insurance policy by reason of fraud, dishonesty or misrepresentation in connection with the origination of, or application for insurance for, the related Mortgage Loan or the denial or adjustment of coverage under any related primary mortgage insurance policy because of such fraud, dishonesty or misrepresentation. In these circumstances, the issuer of the pool insurance policy will be indemnified by the Seller for the amount of any loss paid by the issuer of the pool insurance policy under the terms of the waiver letter. The maximum aggregate amount of these fraud losses covered under the waiver letter and the period of time during which the coverage will be provided will be specified in the related prospectus supplement.

SPECIAL HAZARD INSURANCE POLICIES

          If specified in the related prospectus supplement, a separate special hazard insurance policy will be obtained for the related Trust Fund from the insurer named in the prospectus supplement. The special hazard insurance policy, subject to the limitations described in the applicable prospectus supplement, will protect against loss by reason of damage to Mortgaged Properties caused by certain hazards not insured against under the standard form of hazard insurance policy for the respective states in which the Mortgaged Properties are located.
The amount and principal terms of any such coverage will be set forth in the prospectus supplement.

BANKRUPTCY BONDS

          If specified in the related prospectus supplement, a bankruptcy bond to cover losses resulting from proceedings under the federal Bankruptcy Code will be issued by an insurer named in the prospectus supplement. Each bankruptcy bond will cover, to the extent specified in the related prospectus supplement, certain losses resulting from a reduction by a bankruptcy court of scheduled payments of principal or interest on a Mortgage Loan or a reduction by the court of the principal amount of a mortgage loan and will cover certain unpaid interest on the amount of the principal reduction from the date of the filing of a bankruptcy petition. Coverage under a bankruptcy bond may be cancelled or reduced with rating agency approval. The principal terms of any such coverage will be set forth in the prospectus supplement.

RESERVE FUND

          If so specified in the related prospectus supplement, credit enhancement for a series of Certificates may be provided by one or more reserve funds being established in trust with the Trustee. The related prospectus supplement will specify whether a reserve fund will be included in the Trust
Fund for a series.

          The Reserve Fund for a series will be funded:

          o    by a deposit of cash, U.S. Treasury securities or instruments evidencing ownership of principal or interest payments, letters of credit, demand notes, certificates of deposit or a combination of these instruments in the aggregate amount specified in the related prospectus supplement;

          o    by the deposit from time to time of certain amounts, as specified in the related prospectus supplement, to which subordinate certificateholders, if any, would otherwise be entitled; or

          o    in any other manner specified in the related prospectus
               supplement.

CROSS SUPPORT

          If specified in the related prospectus supplement, the beneficial ownership of separate groups of assets included in a Trust Fund may be evidenced by separate classes of the related series of Certificates. In such case, credit support may be provided by a cross support feature which requires that distributions be made with respect to Certificates evidencing a beneficial ownership interest in other asset groups within the same Trust Fund. As a result, the amount of credit enhancement available to a class of Certificates against future losses on the Mortgage Loans in which such class represents an interest may be reduced as the result of losses on a group of Mortgage Loans in which such class has no interest. The related prospectus supplement for a series that includes a cross support feature will describe the specific operation of such cross support feature.

                                       34

CASH FLOW AGREEMENTS

          If specified in the related prospectus supplement, a Trust Fund may include guaranteed investment contracts pursuant to which moneys held in the funds and accounts established for the related series of Certificates will be invested at a specified rate. The Trust Fund may also include certain other agreements, such as interest rate exchange or swap agreements, interest rate cap or floor agreements, or similar agreements provided to reduce the effects of interest rate fluctuations on the assets or on one or more classes of
Certificates. The principal terms of any such guaranteed investment contract or other agreement (any of these agreements, a "CASH FLOW AGREEMENT"), including, without limitation, provisions relating to the timing, manner and amount of payments thereunder and provisions relating to termination, will be described in the prospectus supplement for the related series of Certificates. In addition, the related prospectus supplement will provide certain information with respect to the obligor under any Cash Flow Agreement.

                       PREPAYMENT AND YIELD CONSIDERATIONS

          The yields to maturity and weighted average lives of Certificates will be affected primarily by the amount and timing of principal payments received on or in respect of the Mortgage Loans included in the related Trust Fund. The original terms to maturity of the Mortgage Loans in a given mortgage pool will vary depending upon the type of Mortgage Loans in the pool. Each prospectus supplement will contain information with respect to the type and maturities of the Mortgage Loans in the related mortgage pool. Mortgage Loans may be prepaid without penalty in full or in part at any time except as specified in the prospectus supplement. The prepayment experience on the Mortgage Loans in a mortgage pool will affect the life of the related series of certificates.

FACTORS AFFECTING PREPAYMENT

          A number of factors, including, but not limited to, homeowner mobility, economic conditions, the presence and enforceability of due-on-sale clauses, mortgage market interest rates and the availability of mortgage funds, may affect prepayment experience of mortgage loans.

          The Mortgage Loans may be partially or fully repaid at any time. The
Mortgage Loans generally will not provide for a prepayment penalty unless otherwise specified in the related prospectus supplement. Fixed-rate Mortgage
Loans generally will contain "due-on-sale" clauses that permit the mortgagee to accelerate the maturity of a Mortgage Loan upon the conveyance of the related mortgaged property. Adjustable-rate Mortgage Loans generally will permit creditworthy borrowers to assume a Mortgage Loan upon a transfer of the related mortgaged property.

          The rate of prepayments with respect to conventional mortgage loans has fluctuated significantly in recent years. In general, if prevailing rates fall significantly below the mortgage rates borne by the Mortgage Loans, the
Mortgage Loans are likely to be subject to higher prepayment rates than if prevailing interest rates remain at or above those mortgage rates. Conversely, if prevailing interest rates rise appreciably above the mortgage rates borne by the Mortgage Loans, the Mortgage Loans are likely to experience a lower prepayment rate than if prevailing rates remain at or below those mortgage rates. However, there can be no assurance that this will be the case.

EFFECT OF PRINCIPAL PREPAYMENTS

          When a Mortgage Loan is prepaid in full, the mortgagor pays interest on the amount prepaid only to the date of prepayment. Liquidation proceeds and amounts received in settlement of insurance claims are also likely to include interest only to the time of payment or settlement. When a Mortgage Loan is prepaid in full or in part, an interest shortfall may result depending on the timing of the receipt of the prepayment and the timing of when those prepayments are passed through to Certificateholders. To partially mitigate this reduction in yield, the pooling and servicing agreement relating to a series may provide, that with respect to certain principal prepayments received, the Master Servicer will be obligated to pay an amount equal to the lesser of (i) the aggregate interest shortfall for that Distribution Date resulting from principal prepayments and (ii) all or a portion of the Master Servicer's servicing compensation for that Distribution Date, as specified in the applicable prospectus supplement. Unless otherwise specified in a prospectus supplement, no comparable interest shortfall coverage will be provided by the Master Servicer with respect to liquidations of any Mortgage Loans. Any interest shortfall arising from liquidations will be covered by means of the subordination of the rights of subordinated certificateholders or any other credit support arrangements.

                                       35

          A lower rate of principal prepayments than anticipated would negatively affect the total return to investors in any Certificates of a series that are offered at a discount to their principal amount and a higher rate of principal prepayments than anticipated would negatively affect the total return to investors in the Certificates of a series that are offered at a premium to their principal amount. The yield on Certificates that are entitled solely or disproportionately to distributions of principal or interest may be particularly sensitive to prepayment rates, and further information with respect to yield on such Certificates will be included in the applicable prospectus supplement.

WEIGHTED AVERAGE LIFE OF CERTIFICATES

          Prepayments on mortgage loans are commonly measured relative to a prepayment standard or model. The prepayment model, if any, used with respect to a particular series will be identified and described in the related prospectus supplement. The prospectus supplement for a series of Certificates may contain tables setting forth percentages of the initial certificate balance of each class expected to be outstanding after each of the dates shown in each table.
Any table will be based upon a number of assumptions stated in the prospectus supplement, including assumptions that prepayments on the mortgage loans underlying the related Mortgage Certificates or on the Mortgage Loans are made at rates corresponding to various percentages of the specified prepayment model.
It is unlikely, however, that the prepayment of the mortgage loans underlying the Mortgage Certificates, or of the Mortgage Loans, underlying any series will conform to any of the percentages of the prepayment model described in a table.

          The rate of principal prepayments on pools of mortgage loans underlying the Mortgage Certificates and Mortgage Loans is influenced by a variety of economic, geographic, social and other factors. In general, however, if prevailing interest rates fall significantly below the interest rates on those mortgage loans or on the Mortgage Loans included in a Trust Fund, those mortgage loans or Mortgage Loans are likely to be the subject of higher principal prepayments than if prevailing rates remain at or above the rates borne by those mortgage loans or Mortgage Loans. Conversely, if prevailing interest rates rise appreciably above the interest rates on those mortgage loans or on the rates borne by the Mortgage Loans included in a Trust Fund, those mortgage loans or Mortgage Loans are likely to experience a lower prepayment rate than if prevailing rates remain at or below the rates borne by those mortgage loans or Mortgage Rates. Other factors affecting prepayment of mortgage loans and Mortgage Loans include changes in mortgagors, housing needs, job transfers, unemployment, mortgagors' net equity in the properties securing the mortgage loans and Mortgage Loans and servicing decisions.

          Prepayments may also result from the enforcement of any "due-on-sale"
provisions contained in a Mortgage Note permitting the holder of the Mortgage
Note to demand immediate repayment of the outstanding balance of the Mortgage
Loan upon conveyance by the Mortgagor of the underlying Mortgaged Property. The
Master Servicer will agree that it or the applicable subservicer will enforce any "due-on-sale" clause to the extent it has knowledge of the conveyance or proposed conveyance of the underlying Mortgaged Property and reasonably believes that it is entitled to do so under applicable law; provided, however, that the
Master Servicer or the subservicer will not take any action in relation to the enforcement of any "due-on-sale" provision which would impair or threaten to impair any recovery under any related Primary Mortgage Insurance Policy. Under current law, such exercise is permitted for substantially all the mortgage loans which contain such clauses. Acceleration is not permitted, however, for certain types of transfers, including transfers upon the death of a joint tenant or tenant by the entirety and the granting of a leasehold interest of three years or less not containing an option to purchase.

          The Seller or Depositor, as specified in the related prospectus supplement, will be obligated, under certain circumstances, to repurchase
Mortgage Loans that have breached representations or warranties, or with respect to which all proper documentation has not been delivered to the Trustee. In addition, if so specified in the applicable prospectus supplement, the Depositor or another person identified therein will have the option to purchase all, but not less than all, of the Mortgage Assets in any Trust Fund under the limited conditions specified in such prospectus supplement. For any series of
Certificates for which an election has been made to treat the Trust Fund (or one or more segregated pools of assets in the Trust Fund) as a REMIC, any purchase or repurchase may be effected only pursuant to a "qualified liquidation," as defined in Code Section 860F(a)(4)(A). See "The Pooling and Servicing
Agreement--Termination; Repurchase of Mortgage Loans and Mortgage Certificates."
Any purchase or repurchase of Mortgage Assets will shorten the weighted average life of one or more classes of Certificates of the related series.

                                       36

SCHEDULED DELAYS IN DISTRIBUTIONS

          Upon the issuance of Certificates of a series, the initial purchasers may be required to pay for accrued interest at the applicable pass-through rate from the Cut-off Date for that series to the date of issuance. The effective yield to certificateholders will be below the yield otherwise produced by the applicable passthrough rate because the distribution of principal and interest that is due on each due date will not be made until the 25th day (or the next business day, if the 25th is not a business day) of the month in which that due date occurs.

                                  THE DEPOSITOR

          Banc of America Funding Corporation (formerly known as NationsBanc
Montgomery Funding Corp.), a Delaware corporation (the "DEPOSITOR"), was organized on November 28, 1994, for the limited purpose of acquiring, owning and transferring Mortgage Assets and selling interests in Mortgage Assets or bonds secured by Mortgage Assets. The Depositor is an indirect subsidiary of Bank of
America Corporation. The Depositor maintains its principal office at 214 North
Tryon Street, Charlotte, North Carolina 28255. Its telephone number is (704)
386-2400.

          Neither the Depositor nor any of the Depositor's affiliates will ensure or guarantee distributions on the Certificates of any series.

                                 USE OF PROCEEDS

          The Depositor will use substantially all of the net proceeds received from the sale of each series of Certificates either:

          o    to purchase the Mortgage Assets related to that series; or

          o    to return to itself the amounts previously used to effect a purchase of Mortgage Assets, the costs of carrying the Mortgage
               Assets until sale of the Certificates and other expenses
               connected with pooling the Mortgage Assets and issuing the
               Certificates.

The Depositor will use any remaining proceeds for its general corporate purposes.

                            MORTGAGE PURCHASE PROGRAM

          Set forth below is a description of aspects of the Depositor's purchase program for Mortgage Loans eligible for inclusion in a Trust Fund. The related prospectus supplement will contain information regarding the origination of the Mortgage Loans.

          The Depositor will purchase Mortgage Loans either directly or indirectly from approved Sellers, which may be affiliates of the Depositor or the Master Servicer. The Depositor has approved (or will approve) individual institutions as eligible Sellers by applying certain criteria, including the
Seller's depth of mortgage origination experience, servicing experience and financial stability. From time to time, however, the Depositor may purchase
Mortgage Loans from Sellers that, while not meeting the generally applicable criteria, have been reviewed by the Depositor and found to be acceptable as
Sellers of Mortgage Loans.

          Each Mortgage Loan purchased by the Depositor must meet certain credit, appraisal and underwriting standards, as described in the related prospectus supplement.

          Underwriting standards are intended to evaluate the Mortgagor's credit standing and repayment ability and the value and adequacy of the mortgaged property as collateral. Underwriting standards are applied in a standard procedure which complies with applicable federal and state laws and regulations.

          In determining the adequacy of the property as collateral, an appraisal is generally made of each property considered for financing. The appraiser is required to inspect the property and verify that it is in good condition and that construction, if new, has been completed. The appraisal is based on the appraiser's judgment of values, giving appropriate weight to both the market value of comparable properties and the cost of replacing the property.

                                       37

          Certain states where the mortgaged properties may be located are
"anti-deficiency" states. This means, in general, that lenders providing credit on one- to four-family properties in those states must look solely to the property for repayment upon foreclosure. Underwriting standards in all states
(including anti-deficiency states) require that the underwriting officers be satisfied that the value of the property being financed, as indicated by the appraisal, currently supports and is anticipated to support in the future the outstanding loan balance, and provides sufficient value to mitigate the effects of adverse shifts in real estate values.

          The related prospectus supplement will provide a description of the underwriting standards applied in originating the Mortgage Loans.

                       THE POOLING AND SERVICING AGREEMENT

          Set forth below is a summary of certain provisions of each pooling and servicing agreement which are not described in other parts of this prospectus.
When particular provisions or terms used in a pooling and servicing agreement are mentioned in this discussion, you should review those provisions in the form of pooling and servicing agreement that was filed with the Securities and
Exchange Commission as part of the registration statement of which this prospectus is a part.

ASSIGNMENT OF MORTGAGE LOANS TO THE TRUSTEE

     ASSIGNMENT OF MORTGAGE LOANS

          At the time of issuance of each series of Certificates, the Depositor will cause the Mortgage Loans comprising the related Trust Fund to be assigned to the Trustee, for the benefit of the certificateholders, together with all principal and interest on the Mortgage Loans, except for principal and interest due on or before the cut-off date set forth in the related prospectus supplement
(the "CUT-OFF DATE"). The Trustee, concurrently with that assignment, will authenticate and deliver the Certificates to the Depositor or its designated agent in exchange for the Mortgage Loans and other assets, if any. Each Mortgage
Loan will be identified in a schedule appearing as an exhibit to the pooling and servicing agreement. The schedule will include the principal balance of each
Mortgage Loan, the mortgage rate, the maturity of each mortgage note and other information.

          In addition, unless otherwise specified in the related prospectus supplement, the Depositor will deliver or cause to be delivered to the Trustee or a custodian as to each Mortgage Loan, all of the documents the Depositor is required to deliver to the Trustee or a custodian.

          Despite the requirements to deliver certain documents, a Trust Fund may include Mortgage Loans where the original mortgage note is not delivered to the Trustee if the Depositor delivers to the Trustee or the custodian a copy or a duplicate original of the mortgage note, together with an affidavit certifying that the original has been lost or destroyed. With respect to these Mortgage
Loans, the Trustee may not be able to enforce the mortgage note against the related borrower. The Depositor (or other representing party as specified in the related prospectus supplement) will be required to agree to repurchase, or substitute for, each Mortgage Loan that is subsequently in default if the enforcement of the related mortgage is materially adversely affected by the absence of the original mortgage note. The related pooling and servicing agreement will generally require the Depositor or another party specified in the related prospectus supplement to promptly cause the assignments of the related loans to be delivered for recording in the appropriate public office for real property records, except (1) in states in which, in the opinion of counsel acceptable to the Trustee, the recording is not required to protect the
Trustee's interest in the loans against the claim of any subsequent transferee or any successor to or creditor of the Depositor or the originator of the loans or (2) in states where recordation is not required by the rating agencies rating the series of Certificates.

          In lieu of the delivery requirement set forth above, with respect to any mortgage which has been recorded in the name of Mortgage Electronic
Registration Systems, Inc. ("MERS") or its designee, no mortgage assignment in favor of the Trustee will be required to be prepared or delivered. Instead, the
Master Servicer will be required to take all actions as are necessary to cause the applicable Trust Fund to be shown as the owner of the related Mortgage Loan on the records of MERS for purposes of the system of recording transfers of beneficial ownership of mortgages maintained by MERS.

          With respect to any Mortgage Loans that are cooperative loans, the
Depositor will generally be required to cause to be delivered to the Trustee;

                                       38

          o    the stock certificate;

          o    the stock power executed in blank;

          o    the executed proprietary lease;

          o    the executed recognition agreement;

          o    the executed assignment of recognition agreement, if any;

          o    an executed financing statement with evidence of recording thereon;

          o    the executed financing statements required by state law,
               evidencing a complete and unbroken line from the mortgagee to the
               Trustee with evidence of recording thereon (or in form suitable for recordation); and

          o    any other document specified in the related prospectus
               supplement.

          The Depositor will cause to be filed in the appropriate office an assignment and a financing statement evidencing the Trustee's security interest in each cooperative loan.

          The Trustee or a custodian will review the mortgage loan documents within a specified number of days of receipt to ascertain that all required documents have been properly executed and received. The Trustee will hold the mortgage loan documents for each series in trust for the benefit of holders of the Certificates. Unless otherwise specified in the related prospectus supplement, if any document is found by the Trustee not to have been properly executed or received or to be unrelated to the Mortgage Loans identified in the pooling and servicing agreement, and any defect cannot be cured within the permitted time period, the Seller or other party specified in the prospectus supplement will replace the Mortgage Loan with an eligible substitute Mortgage
Loan (as described in the related prospectus supplement) or repurchase the related Mortgage Loan from the Trustee at a price generally equal to the principal balance thereof, plus accrued and unpaid interest thereon. Upon receipt of the repurchase price, in the case of a repurchase, the Trustee will reimburse any unreimbursed Advances of principal and interest by the Master
Servicer with respect to such Mortgage Loan or unreimbursed payments under any form of credit support. The remaining portion of the repurchase price will then be passed through to holders of the Certificates as liquidation proceeds in accordance with the procedures specified under "Description of Certificates--
Distributions". This substitution/repurchase obligation constitutes the sole remedy available to Certificateholders or the Trustee for such a defect in a mortgage loan document.

          Any restrictions on such substitution or repurchase with respect to a series of Certificates will be set forth in the related prospectus supplement.

          Unless otherwise specified in the related prospectus supplement, assignments of the Mortgage Loans to the Trustee will be recorded or filed in the appropriate jurisdictions except in jurisdictions where, in the written opinion of local counsel acceptable to the Depositor, such filing or recording is not required to protect the Trustee's interest in the Mortgage Loans against sale, further assignment, satisfaction or discharge by the Sellers, the Master
Servicer, the subservicers or the Depositor. With respect to any Mortgage which has been recorded in the name of MERS or its designee, however, no mortgage assignment in favor of the Trustee will be required to be prepared or delivered.
Instead, the Master Servicer will be required to take all actions as are necessary to cause the applicable Trust Fund to be shown as the owner of the related Mortgage Loan on the records of MERS for purposes of the system of recording transfers of beneficial ownership of mortgages maintained by MERS.

     ASSIGNMENT OF MORTGAGE CERTIFICATES

          The Depositor will cause each Mortgage Certificate to be registered in the name of the Trustee. The Trustee or a custodian will hold each Mortgage
Certificate in the manner described in the related prospectus supplement. The
Trustee will not be in possession of or be assignee of record of any underlying assets for a Mortgage Certificate. Each Mortgage Certificate will be identified in a schedule appearing as an exhibit to the pooling and servicing agreement, which will specify the original principal amount, outstanding principal balance as of the Cut-off Date, annual pass-through rate or interest rate and maturity date and certain other pertinent information.

                                       39

REPRESENTATIONS AND WARRANTIES

          Unless otherwise specified in the related prospectus supplement, the
Depositor will not make any representations and warranties regarding the
Mortgage Loans, and its assignment of the Mortgage Loans to the Trustee will be without recourse. As further described below, the Seller will make certain representations and warranties concerning the Mortgage Loans in the related pooling and servicing agreement or under the mortgage loan sale agreement between the Seller and the Depositor. Under certain circumstances the Seller may be required to repurchase or substitute for a Mortgage Loan as a result of a breach of any such representation or warranty. In addition, pursuant to the related pooling and servicing agreement the Depositor will assign to the Trustee its rights with respect to representations and warranties made by the Seller in the mortgage loan sale agreement.

          In the mortgage loan sale agreement or, if a party thereto, the pooling and servicing agreement for each series of Certificates backed in whole or in part by Mortgage Loans, the Seller (or other party specified in the prospectus supplement) will represent and warrant, unless otherwise specified in the related prospectus supplement, among other things, that:

          o    the information set forth in the schedule of Mortgage Loans is true and correct in all material respects;

          o    at the time of transfer the Seller had good title to the Mortgage
               Loans and the mortgage notes were subject to no offsets, defenses or counterclaims, except if the buydown agreement for a Buydown
               Loan forgives certain indebtedness of a Mortgagor;

          o    as of the Cut-off Date, no Mortgage Loan was more than 30 days delinquent;

          o    a title policy (or other satisfactory evidence of title) was issued on the date of the origination of each Mortgage Loan and each such policy or other evidence of title is valid and remains in full force and effect;

          o    if a primary mortgage insurance policy is required with respect to such Mortgage Loan, the policy is valid and remains in full force and effect as of the Closing Date;

          o    as of the Closing Date, each Mortgage Loan is secured by a first lien mortgage, a first deed of trust or a land sale contract on the related mortgaged property free and clear of all liens, claims and encumbrances, other than the land sale contract, if applicable, subject only to:

               o    liens for current real property taxes and special
                    assessments;

               o    covenants, conditions and restrictions, rights of way,
                    easements and other matters of public record as of the date of recording of such Mortgage, such exceptions appearing of record being acceptable to mortgage lending institutions
                    generally or specifically reflected in the mortgage
                    originator's appraisal; and

               o    other matters to which like properties are commonly subject
                    (which do not materially interfere with the benefits of the security intended to be provided by the Mortgage);

          o    as of the Closing Date, each mortgaged property is free of damage and is in good repair, ordinary wear and tear excepted; and

          o    any and all requirements of any federal, state or local law including, without limitation, usury, truth in lending, real estate settlement procedures, consumer credit protections, all applicable predatory and abusive lending laws, equal credit opportunity or disclosure laws applicable at the origination and servicing of the Mortgage Loans have been complied with.

          If the Seller (or other party specified in the prospectus supplement)
discovers a breach of any of its representations or warranties which materially and adversely affects the interest of Certificateholders in the related Mortgage
Loan, or receives notice of a breach from the Trustee or the Master Servicer, the Seller (or such other party) will cure the breach within the time permitted by the related pooling and servicing agreement or substitute a substantially similar substitute mortgage loan for such Mortgage Loan or repurchase the related Mortgage Loan, or any mortgaged property acquired in respect of a loan, on the terms set forth above under "--Assignment of Mortgage Loans to the
Trustee" and in the related prospectus supplement. The proceeds of any repurchase will be

                                       40

passed through to certificateholders as liquidation proceeds. This substitution/repurchase obligation constitutes the sole remedy available to certificateholders and the Trustee for any breach.

SERVICING

          The Master Servicer will be responsible for servicing and
administering the Mortgage Loans and will agree to perform diligently all services and duties customary to the servicing by prudent mortgage lending institutions or mortgages of the same type as the Mortgage Loans in those jurisdictions where the related mortgage properties are located. The Master
Servicer may enter into a subservicing agreement with a subservicer to perform, as an independent contractor, certain servicing functions for the Master
Servicer subject to its supervision. A subservicing agreement will not contain any terms or conditions that are inconsistent with the related pooling and servicing agreement. The subservicer will receive a fee for such services which will be paid by the Master Servicer out of the Servicing Fee. The Master
Servicer will have the right to remove the subservicer of any Mortgage Loan at any time for cause and at any other time upon the giving of the required notice.
In such event, the Master Servicer would continue to be responsible for servicing such Mortgage Loan and may designate a replacement subservicer (which may include an affiliate of the Depositor or the Master Servicer).

          The Master Servicer is required to maintain a fidelity bond and errors and omissions policy or their equivalent with respect to officers and employees which provide coverage against losses which may be sustained as a result of an officer's or employee's misappropriation of funds or errors and omissions in failing to maintain insurance, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions in the form and amount specified in the pooling and servicing agreement.

PAYMENTS ON MORTGAGE LOANS

          The Master Servicer will establish and maintain or cause to be established and maintained with respect to the related Trust Fund an account or accounts (collectively, the "COLLECTION ACCOUNT") for the collection of payments on the related Mortgage Loans. The Collection Account must generally be an account or accounts which are either:

          o    maintained with a depository institution the obligations of which
               (or, in the case of a depository institution that is the
               principal subsidiary of a holding company, the obligations of such holding company) are rated in one of the two highest
               short-term rating categories by the rating agency that rated one or more classes of the related series of Certificates;

          o    an account or accounts the deposits in which are fully insured by the Federal Deposit Insurance Company,

          o    an account or accounts the deposits in which are insured by the
               Federal Deposit Insurance Corporation to the limits established by the Federal Deposit Insurance Corporation and the uninsured deposits in which are otherwise secured so that, as evidenced by an opinion of counsel, certificateholders have a claim with respect to the funds in the account or accounts, or a perfected first-priority security interest against any collateral securing those funds, that is superior to the claims of any other
               depositors or general creditors of the depository institution with which such account or accounts are maintained; or

          o    an account or accounts otherwise acceptable to the applicable rating agency.

          The collateral eligible to secure amounts in the Collection Account is limited to eligible investments consisting of United States government securities and other high-quality investments. A Collection Account may be maintained as an interest-bearing account, or the funds held in a Collection
Account may be invested pending each succeeding Distribution Date in eligible investments. The Master Servicer or its designee will be entitled to receive any such interest or other income earned on funds in the Collection Account as additional compensation and will be obligated to deposit in the Collection
Account the amount of any loss immediately as realized. The Collection Account may be maintained with the Master Servicer or the Seller or with a depository institution that is an affiliate of the Master Servicer or the Depositor.

          Unless otherwise specified in the related prospectus supplement, the
Master Servicer will deposit in the Collection Account for each Trust Fund on a daily basis, to the extent applicable, the following payments and

                                       41

collections received by or on behalf of it after the Cut-off Date (other than payments due on or before the Cut-off Date):

          o    all payments on account of principal and interest (which, at its option, may be net of the servicing fee), including principal prepayments (in whole or in part);

          o    all amounts received by foreclosure or otherwise in connection with the liquidation of defaulted Mortgage Loans, net of expenses incurred in connection with the liquidation;

          o    all proceeds received under any primary mortgage insurance policy or title, hazard or other insurance policy covering any Mortgage
               Loan, other than proceeds to be applied to the restoration or repair of the related mortgaged property;

          o    all Advances as described herein under "Description of
               Certificates--Advances";

          o    all proceeds of any Mortgage Loan or property acquired in respect of any Mortgage Loan repurchased as described herein under
               "--Assignment of Mortgage Loans to the Trustee" and
               "--Representations and Warranties";

          o    any Buydown Funds (and, if applicable, related investment
               earnings) required to be deposited in the Collection Account as described below;

          o    all payments required to be deposited in the Collection Account with respect to any deductible clause in any blanket insurance policy described under "--Hazard Insurance" below;

          o    any amount required to be deposited by the Master Servicer in connection with losses realized on investments for the benefit of the Master Servicer of funds held in the Collection Account; and

          o    all other amounts required to be deposited in the Collection
               Account.

          Under the pooling and servicing agreement for each series, the Master
Servicer may be authorized to make the following withdrawals from the Collection
Account:

          o    to clear and terminate the Collection Account upon liquidation of all Mortgage Loans or other termination of the Trust Fund;

          o    to reimburse any provider of credit support for payments under such credit support from amounts received as late payments on related Mortgage Loans or from related insurance or liquidation proceeds;

          o    to reimburse the Master Servicer for Advances of principal and interest from amounts received as late payments on related
               Mortgage Loans, from related insurance or liquidation proceeds or from other amounts received with respect to such Mortgage Loans;

          o    to reimburse the Master Servicer from related insurance or liquidation proceeds for amounts expended by the Master Servicer in connection with the restoration of property damaged by an uninsured cause or the liquidation of a Mortgage Loan;

          o    to pay to the Master Servicer its servicing fee and to pay any other administrative expenses of the Trust Fund which are
               required to be paid from the Collection Account prior to
               distributions to certificateholders pursuant to the pooling and servicing agreement;

          o    to reimburse the Master Servicer for Advances which the Master
               Servicer has determined to be otherwise nonrecoverable;

          o    to pay any expenses which were incurred and are reimbursable pursuant to the pooling and servicing agreement; and

          o    any other withdrawals specified in the pooling and servicing agreement.

COLLECTION AND OTHER SERVICING PROCEDURES

          The Master Servicer is required by the related pooling and servicing agreement to make reasonable efforts to collect all payments called for under the mortgage and to follow the collection procedures it issues with respect to

                                       42

mortgage loans serviced by it that are similar to the Mortgage Loans. Consistent with the above, the Master Servicer may, in its discretion:

          o    waive any prepayment charge, assumption fee, late payment charge or any other charge in connection with the prepayment of a
               Mortgage Loan; and

          o    arrange with a borrower a plan of relief, other than a
               modification or extension of the Mortgage Loan, when appropriate rather than recommending liquidation.

          This type of arrangement may only be permitted upon determining that the coverage of such Mortgage Loan by any primary mortgage insurance policy will not be affected.

          Under the pooling and servicing agreement, the Master Servicer will be required to enforce "due-onsale" clauses with respect to the Mortgage Loans to the extent contemplated by the terms of the Mortgage Loans and permitted by applicable law. Where an assumption of, or substitution of liability with respect to, a Mortgage Loan is required by law, upon receipt of an assurance that the primary mortgage insurance policy covering such Mortgage Loan will not be affected, the Master Servicer may permit the assumption of a Mortgage Loan, pursuant to which the borrower would remain liable on the mortgage note, or a substitution of liability with respect to a Mortgage Loan, pursuant to which the new borrower would be substituted for the original borrower as being liable on the Mortgage Loan. Any fees collected for entering into an assumption or substitution of liability agreement may be retained by the Master Servicer as additional servicing compensation. In connection with any assumption or substitution, the interest rate borne by the related Mortgage Loan may not be changed.

          The pooling and servicing agreement may require the Master Servicer to establish and maintain one or more escrow accounts into which borrowers deposit amounts sufficient to pay taxes, assessments, hazard insurance premiums or comparable items. Withdrawals from the escrow accounts maintained for borrowers may be made to, among other things:

          o    effect timely payment of taxes, assessments and hazard insurance premiums or comparable items;

          o    reimburse the Master Servicer out of related assessments for maintaining hazard insurance;

          o    refund to borrower amounts determined to be overages;

          o    remit to borrower, if required, interest earned, if any, on balances in any of the escrow accounts;

          o    repair or otherwise protect the mortgaged property; and

          o    clear and terminate any of the escrow accounts.

          The Master Servicer will be solely responsible for administration of the escrow accounts and will be expected to make advances to such account when a deficiency exists therein.

HAZARD INSURANCE

          The Master Servicer will generally require the borrower on each
Mortgage Loan to maintain a hazard insurance policy providing coverage against loss by fire and other hazards which are covered under the standard extended coverage endorsement customary in the state in which the property is located.
This coverage will generally be in an amount at least equal to the lesser of the original principal balance of the Mortgage Loan and the replacement cost of the improvements on the mortgaged property; provided, however, that such insurance may not be less than the minimum amount required to avoid the application of any coinsurance clause. The Master Servicer will also generally maintain on property acquired upon foreclosure, or deed in lieu of foreclosure, of any Mortgage Loan, a hazard insurance policy in an amount that is at least equal to the lesser of
100% of the insurable value of the improvements which are a part of such property plus liability insurance and, if applicable, flood insurance as described below.

          As set forth above, all amounts collected by the Master Servicer under any hazard policy (except for amounts to be applied to the restoration or repair of the mortgaged property or released to the borrower in accordance with the
Master Servicer's normal servicing procedures) will be deposited in the
Collection Account.

                                       43

          In general, the standard form of fire and extended coverage policy covers physical damage to or destruction of the improvements on the property by fire, lightening, explosion, smoke, windstorm and hail, and riot, strike and civil commotion, subject to the conditions and exclusions particularized in each policy. Although the policies relating to the Mortgage Loans will be underwritten by different insurers under different state laws in accordance with different applicable state forms and therefore will not contain identical terms and conditions, the basic terms are dictated by respective state laws, and most policies typically do not cover any physical damage resulting from the following: war, revolution, governmental actions, floods and other water-related causes, earth movement, nuclear reactions, wet or dry rot, vermin, rodents, insects or domestic animals, theft and, in certain cases, vandalism. This list is mainly indicative of certain kinds of uninsured risks and is not all inclusive.

          In general, if the improvements on a mortgaged property are located in an area identified in the Federal Register by the Federal Emergency Management
Agency as having special flood hazards (and such flood insurance has been made available) a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration and the requirements of
Fannie Mae or Freddie Mac with a generally acceptable carrier will be required.

          The hazard insurance policies covering the mortgaged properties typically contain a clause which, in effect, requires the insured at all times to carry insurance of a specified percentage (generally 80% to 90%) of the full replacement value of the improvements on the property to recover the full amount of any partial loss. If the insured's coverage falls below this specified percentage, then the insurer's liability in the event of partial loss does not exceed the larger of:

          o    the replacement cost of the improvements less physical
               depreciation; and

          o    the proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of the improvements.

          Since residential properties historically have appreciated in value over time, in the event of partial loss, hazard insurance proceeds may be insufficient to restore fully the damaged property. If specified in the related prospectus supplement, a special hazard insurance policy will be obtained to insure against certain of the uninsured risks described above. See "Credit
Enhancement--Special Hazard Insurance Policies."

          The Master Servicer will not require that a standard hazard or flood insurance policy be maintained on the cooperative dwelling relating to any cooperative loan. Generally, the cooperative itself is responsible for maintenance of hazard insurance for the property owned by the cooperative and the tenant-stockholders of that cooperative do not maintain individual hazard insurance policies. If, however, a cooperative and the related borrower on a cooperative loan do not maintain the insurance or do not maintain adequate coverage or any insurance proceeds are not applied to the restoration of damaged property, any damage to the borrower's cooperative dwelling or the cooperative's building could significantly reduce the value of the collateral securing the cooperative loan to the extent not covered by other credit support.

          The Master Servicer may maintain a blanket policy insuring against hazard losses on all of the mortgaged properties in lieu of maintaining the required hazard insurance policies and may maintain a blanket policy insuring against special flood hazards in lieu of maintaining any required flood insurance. The Master Servicer will be liable for the amount of any deductible under a blanket policy if that amount would have been covered by a required hazard insurance policy or flood insurance, had it been maintained.

PRIMARY MORTGAGE INSURANCE

          If specified in the related prospectus supplement, a Mortgage Loan secured by a mortgaged property having an loan-to-value ratio in excess of 80%
will have a primary mortgage insurance policy insuring against default all or a specified portion of the principal amount thereof in excess of such percentage of the value of the mortgaged property, as specified in the related prospectus supplement.

          Evidence of each primary mortgage insurance policy will be provided to the Trustee simultaneously with the transfer to the Trustee of the related
Mortgage Loan. The Master Servicer, on behalf of the Trust Fund, is required to present claims to the insurer under any primary mortgage insurance policy and to take such reasonable steps as are necessary to permit recovery with respect to defaulted Mortgage Loans. Amounts collected by the

                                       44

Master Servicer on behalf of the Trust Fund will be deposited in the Collection
Account for distribution as set forth above. The Master Servicer will not cancel or refuse to renew any primary mortgage insurance policy required to be kept in force by the pooling and servicing agreement.

RECOVERIES UNDER PRIMARY MORTGAGE INSURANCE POLICIES

          The Master Servicer will exercise its reasonable efforts to keep each primary mortgage insurance policy in full force and effect at least until the outstanding principal balance of the related Mortgage Loan is equal to the percentage of the appraised value of the mortgaged property specified in the related prospectus supplement. The Master Servicer will generally be required to pay the premium for each primary mortgage insurance policy on a timely basis if the mortgagor does not make the required payments.

          The Master Servicer, on behalf of the Trust Fund, will present claims to the insurer under any applicable primary mortgage insurance policy and will take necessary reasonable steps to permit recovery under those insurance policies respecting defaulted Mortgage Loans. If any property securing a defaulted Mortgage Loan is damaged and proceeds, if any, from the related hazard insurance policy are insufficient to restore the damaged property to a condition sufficient to permit recovery under any applicable primary mortgage insurance policy, the Master Servicer will not be required to expend its own funds to restore the damaged property unless the Master Servicer determines:

          o    that such restoration will increase the proceeds to
               Certificateholders upon liquidation of the Mortgage Loan after reimbursement of the Master Servicer for its expenses; and

          o    that those expenses will be recoverable to it through liquidation proceeds.

          Regardless of whether recovery under any primary mortgage insurance policy is available or any further amount is payable under the credit support for a series of Certificates, the Master Servicer is obligated to follow the normal practices and procedures as it deems necessary or advisable to realize upon the defaulted Mortgage Loan. If at any time no further amount is payable under the credit support for a series of Certificates, and if the proceeds of any liquidation of the property securing the defaulted Mortgage Loan are less than the principal balance of the defaulted Mortgage Loans plus accrued interest, certificateholders will realize a loss in the amount of that difference plus the aggregate of unreimbursed Advances of the Master Servicer with respect to that Mortgage Loan and expenses incurred by the Master Servicer in connection with those proceedings and which are reimbursable under the pooling and servicing agreement.

SERVICING COMPENSATION AND PAYMENT OF EXPENSES

          The Master Servicer's primary compensation for its activities as
Master Servicer will come from the payment to it, with respect to each interest payment on a Mortgage Loan, of the amount specified in the related prospectus supplement (the "SERVICING FEE"). As principal payments are made on the Mortgage
Loans, the portion of each monthly payment that represents interest will decline and, accordingly, servicing compensation to the Master Servicer will decrease as the Mortgage Loans amortize. Prepayments and liquidations of Mortgage Loans prior to maturity will also cause servicing compensation to the Master Servicer to decrease.

          In addition, unless otherwise specified in the related prospectus supplement, the Master Servicer will be entitled to retain all prepayment fees, assumption fees and late payment charges, to the extent collected from borrowers.

          The Master Servicer will pay all expenses incurred in connection with its activities as Master Servicer (subject to limited reimbursement), including, to the extent specified in the related prospectus supplement, payment of the fees and disbursements of the Trustee, payment of any fees for providing credit support and payment of expenses incurred in connection with distributions and reports to certificateholders of each series.

EVIDENCE AS TO COMPLIANCE

          Each pooling and servicing agreement relating to a series of
Certificates backed in whole or in part by Mortgage Loans will provide that the
Master Servicer at its expense will cause a firm of independent public accountants to furnish a report annually to the Trustee to the effect that the firm has reviewed certain reports

                                       45

furnished by the Master Servicer to the Trustee relating to the Mortgage Loans based on information obtained from subservicers and that such review has disclosed no items of noncompliance with the provisions of the pooling and servicing agreement which, in the opinion of the firm, are material, except for items of noncompliance set forth in the report.

          Each pooling and servicing agreement will provide for delivery to the
Trustee of an annual statement signed by an officer of the Master Servicer to the effect that the Master Servicer has fulfilled its obligations under the pooling and servicing agreement throughout the preceding year.

CERTAIN MATTERS REGARDING THE DEPOSITOR, THE SELLER AND THE MASTER SERVICER

          The pooling and servicing agreement for each series of Certificates backed in whole or in part by Mortgage Loans will generally provide that the
Master Servicer may not resign from its obligations and duties as Master
Servicer, except upon:

          o    appointment of a successor servicer and receipt by the Trustee of a letter from the applicable rating agency that the resignation and appointment will not result in the downgrading of the
               Certificates; or

          o    determination that its duties are no longer permissible under applicable law. No resignation under this clause is effective until the Trustee or a successor has assumed the Master
               Servicer's obligations and duties under the pooling and servicing agreement.

          The pooling and servicing agreement will also provide that none of the
Depositor, the Master Servicer or the Seller, or any directors, officers, employees or agents of any of them will be under any liability to the Trust Fund or certificateholders or the Trustee, any subservicer or others for any action taken or not taken by any of those parties, any subservicer or the Trustee in good faith pursuant to the pooling and servicing agreement, or for errors in judgment. However, none of the Depositor, the Seller, the Master Servicer or any
of the parties described above will be protected against any liability that otherwise would be imposed on one of those parties by reason of willful misfeasance, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of its obligations and duties. The pooling and servicing agreement will provide that each of the parties described above is entitled to indemnification by the Trust Fund and will be held harmless against any loss, liability or expense incurred in connection with any legal action relating to the pooling and servicing agreement or the Certificates for a series, other than any loss, liability or expense related to any specific
Mortgage Loan (except any loss, liability or expense otherwise reimbursable pursuant to the pooling and servicing agreement) and any loss, liability or expense incurred by reason of willful misfeasance, bad faith or gross negligence in the performance of that party's duties or by reason of reckless disregard by that party of its obligations and duties. In addition, the pooling and servicing agreement will provide that none of the Depositor, the Seller or the Master
Servicer is under any obligation to appear in, prosecute or defend any legal action which is not incidental to, in the case of the Depositor, the Seller or the Master Servicer, its duties under the pooling and servicing agreement and which in its opinion may involve it in any expense or liability. Each of the
Depositor, the Seller and the Master Servicer may, however, in its discretion, undertake any action that it deems necessary or desirable with respect to the pooling and servicing agreement and the rights and duties of the parties to the pooling and servicing agreement and the interests of certificateholders. In such event, the legal expenses and costs of such action and any liability resulting therefrom will be expenses, costs and liabilities of the Trust Fund, and the
Depositor, the Seller and the Master Servicer will be entitled to be reimbursed from the Collection Account.

EVENTS OF DEFAULT

          Events of default by the Master Servicer under the pooling and servicing agreement for each series of Certificates evidencing an interest in
Mortgage Loans will consist of:

          o    any failure by the Master Servicer to distribute to the Trustee, on behalf of certificateholders, any required payment which continues unremedied for a specified time period;

          o    any failure by the Master Servicer to observe or perform in any material respects any other of its covenants or agreements in the
               Certificates or the pooling and servicing agreement which
               continues unremedied for a specified number of days after the giving of written notice of such

                                       46

               failure to the Master Servicer by the Trustee or the Depositor,
               or, if specified in the pooling and servicing agreement, to the
               Master Servicer and the Trustee by holders of Certificates evidencing not less than 25% of the aggregate voting rights of all the Certificates affected thereby; and

          o    certain events of insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings and certain actions by the Master Servicer indicating insolvency,
               reorganization or inability to pay its obligations.

RIGHTS UPON EVENT OF DEFAULT

          As long as an event of default under the pooling and servicing agreement remains unremedied, the Trustee may, and upon direction of holders of
Certificates evidencing not less than 50% of the aggregate voting rights, will be required to terminate all of the rights and obligations of the Master
Servicer under the pooling and servicing agreement. Upon a termination, the
Trustee will succeed to all the responsibilities, duties and liabilities of the
Master Servicer under the pooling and servicing agreement and will be entitled to similar compensation arrangements and limitations on liability. If the
Trustee is unwilling or unable to act, it may appoint or petition a court of competent jurisdiction for the appointment of an institution with a net worth of at least $10,000,000 to act as successor Master Servicer. Pending any appointment, the Trustee is obligated to act as successor Master Servicer. The
Trustee and the successor may agree upon the servicing compensation to be paid, which will not be greater than the compensation of the Master Servicer under the pooling and servicing agreement.

ENFORCEMENT

          No certificateholder of any series will have any right under a pooling and servicing agreement to institute any proceeding with respect to the pooling and servicing agreement unless the certificateholder previously has given to the
Trustee written notice of default and the continuance thereof and unless holders of Certificates evidencing not less than 25% of each class of certificates affected thereby have made written requests to the Trustee to institute a proceeding in its own name as Trustee and have offered and provided to the
Trustee reasonable indemnity and the Trustee for 60 days has neglected or refused to institute the proceeding. However, the Trustee is under no obligation to exercise any of the trusts or powers vested in it by the pooling and servicing agreement for any series or to make any investigation of matters arising under the pooling and servicing agreement or to institute, conduct or defend any litigation under the pooling and servicing agreement at the request, order or direction of any certificateholders, unless those certificateholders have offered and provided to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which may be incurred.

AMENDMENT

          The pooling and servicing agreement for each series may be amended by the Depositor, the Seller (if a party thereto), the Master Servicer and the
Trustee, without notice to or the consent of any certificateholder to, among other things:

          o    cure any ambiguity or mistake;

          o    correct or supplement any provision that may be inconsistent with any other provision of the pooling and servicing agreement or the related prospectus supplement;

          o    comply with any requirements imposed by the Code or any tax regulation; or

          o    make any other provisions with respect to matters or questions arising under the pooling and servicing agreement which are not inconsistent with the provisions of the pooling and servicing agreement; provided that such amendment will not adversely affect in any material respect the interests of any certificateholder of that series.

Any amendment should be deemed not to adversely affect in any material respect the interests of any certificateholders if the Trustee receives written confirmation from the rating agency rating the certificates that the amendment will not cause that rating agency to reduce its then-current rating of the
Certificates. The pooling and servicing agreement for each series may also be amended by the Depositor, the Seller (if a party thereto), the Master Servicer and the Trustee with the consent of holders of Certificates evidencing not less than 66 2/3% of the aggregate voting rights of each class affected by the amendment for the purpose of adding any provisions to or

                                       47

changing in any manner or eliminating any of the provisions of the pooling and servicing agreement or of modifying in any manner the rights of holders of
Certificates of that series. However, no amendment of this type may:

          o    reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans or distributions that are required to be made in respect of any Certificate without the consent of the holder of the Certificate; or

          o    with respect to any series of Certificates, reduce the percentage of Certificates the holders of which are required to consent to any amendment without the consent of the holders of all
               outstanding Certificates of the series.

LIST OF CERTIFICATEHOLDERS

          If the Trustee is not the certificate registrar for a series of
Certificates, upon written request of the Trustee, the certificate registrar will provide to the Trustee within 30 days after the receipt of that request a list of the names and addresses of all certificateholders of record of a series as of the most recent record date. Upon written request of three or more certificateholders of record of a series of Certificates, for purposes of communicating with other certificateholders with respect to their rights under the pooling and servicing agreement for that series, the Trustee will afford those certificateholders access during business hours to the most recent list of certificateholders of that series held by the Trustee.

TERMINATION; REPURCHASE OF MORTGAGE LOANS AND MORTGAGE CERTIFICATES

          The obligations of the Depositor, the Seller (if a party thereto), the
Master Servicer and the Trustee created by the pooling and servicing agreement will terminate upon the earlier of:

          o    the maturity or other liquidation of the last Mortgage Loan or
               Mortgage Certificate in the related Trust Fund and the
               disposition of all property acquired upon foreclosure of any
               Mortgage Loan; and

          o    the payment to certificateholders of that series of all amounts required to be paid to them pursuant to the pooling and servicing agreement.

In no event, however, will the Trust Fund created by any pooling and servicing agreement continue beyond the expiration of 21 years from the death of the survivor of the persons named in the pooling and servicing agreement.

          The pooling and servicing agreement for each series may permit the
Master Servicer or any other entity specified in the related prospectus supplement to repurchase, or permit or require the Trustee to auction, all or a portion of the remaining Mortgage Loans or Mortgage Certificates and property acquired in respect of a Mortgage Loan, at a purchase price generally equal to the unpaid principal balance of the Mortgage Loans plus the fair market value of any mortgaged properties acquired upon foreclosure of the related Mortgage
Loans, together with accrued and unpaid interest at the applicable mortgage interest rate. The exercise of this right will effect early retirement of the
Certificates of that series, but the Master Servicer's or other party's right so to repurchase is subject to the aggregate principal balances of the Mortgage
Loans at the time of repurchase being less than the percentage of the aggregate initial principal amount of all Certificates of that series at the Cut-off Date specified in the related prospectus supplement.

          The holders of the Residual Certificates of a series of REMIC
Certificates may have the option to purchase the remaining Mortgage Assets included in the Trust Fund. This option will be exercisable, in the case of holders of Residual Certificates, at the time and under the circumstances specified in the related prospectus supplement. For this type of purchase to take place, the Trustee must receive an opinion of counsel that the repurchase and related distributions to certificateholders:

          o    will be part of a "qualified liquidation" as defined in Code
               Section 860F(a)(4)(A);

          o    will not cause the REMIC to be treated as an association taxable as a corporation; and

          o    will not otherwise subject the REMIC to tax.

                                       48

          For each series, the Trustee will give written notice of termination of the pooling and servicing agreement to each certificateholder, and the final distribution will be made only upon surrender and cancellation of the
Certificates at an office or agency of the Trustee specified in the notice of termination.

THE TRUSTEE

          The Trustee for each series of Certificates will be named in the related prospectus supplement. The Trustee may have normal banking relationships with the Depositor, any Seller, any Master Servicer and/or any subservicer. With respect to certain series of Certificates, a securities administrator may perform certain duties and functions normally performed by the Trustee. Any securities administrator will be a party to the pooling and servicing agreement and will be named in the applicable prospectus supplement. Any securities administrator will have obligations and rights similar to the Trustee as described herein.

                   CERTAIN LEGAL ASPECTS OF THE MORTGAGE LOANS

          The following discussion contains summaries, which are general in nature, of certain legal aspects of mortgage loans. Because these legal aspects are governed by applicable state law, which laws may differ substantially, the summaries are not exhaustive, do not reflect the laws of any particular state and do not encompass the laws of all states in which the security for the
Mortgage Loans is situated. The summaries are qualified in their entirety by reference to the applicable federal and state laws governing the Mortgage Loans.

GENERAL

          The Mortgages Loans will be secured by either deeds of trust, mortgages, security deeds or deeds to secure debt creating a first lien, depending upon the prevailing practice in the state in which the mortgaged property is located. A mortgage creates a lien upon the real property encumbered by the mortgage. It is not prior to the lien for real estate taxes and assessments. Priority between mortgages depends on their terms and generally on the order of recording in a county or municipal office. There are two parties to a mortgage: the mortgagor, who is the borrower and homeowner, and the mortgagee, who is the lender. Under the mortgage instrument, the mortgagor delivers to the mortgagee a note or bond and the mortgage. Although a deed of trust is similar to a mortgage, a deed of trust formally has three parties: the borrower-homeowner, called the trustor (similar to a mortgagor), a lender
(similar to a mortgagee), called the beneficiary, and a third-party grantee, called the trustee. Under a deed of trust, the borrower grants the property, irrevocably until the debt is paid, in trust, generally with a power of sale, to the trustee to secure payment of the obligation. A security deed and a deed to secure debt are special types of deeds that indicate on their face that they are granted to secure an underlying debt. By executing a security deed or deed to secure debt, the grantor conveys title to, as opposed to merely creating a lien upon, the subject property to the grantee until the time the underlying debt is repaid. The trustee's authority under a deed of trust, the mortgagee's authority under a mortgage and the grantee's authority under a security deed or deed to secure debt are governed by law, by the express provisions of the document and, in some cases, with respect to some deeds of trust, by the directions of the beneficiary.

COOPERATIVES

          Cooperative loans are loans with respect to a residential property evidenced by a promissory note secured by a security interest in shares issued by a cooperative corporation. The cooperative is owned by tenant-stockholders who, through ownership of stock, shares or membership certificates in the corporation, receive proprietary leases or occupancy agreements which confer exclusive rights to occupy specific units. Generally, a tenant-stockholder of a cooperative must make a monthly payment to the cooperative representing such tenant-stockholder's pro rata share of the cooperative's payments for its blanket mortgage, real property taxes, maintenance expenses and other capital or ordinary expenses. An ownership interest in a cooperative and accompanying occupancy rights are financed through a cooperative share loan evidenced by a promissory note and secured by a security interest in the occupancy agreement or proprietary lease and in the related cooperative shares. The lender takes possession of the share certificate and a counterpart of the proprietary lease or occupancy agreement and a financing statement covering the proprietary lease or occupancy agreement and the cooperative shares is filed in the appropriate state and local offices to perfect the lender's interest in its collateral.
Subject to the limitations discussed below, upon default of the tenant-stockholder, the lender may sue for judgment on the promissory note, dispose of the collateral at a public or private sale or otherwise proceed against the collateral or tenant-stockholder as an

                                       49

individual as provided in the security agreement covering the assignment of the proprietary lease or occupancy agreement and the pledge of corporate shares. See
"--Foreclosure--Cooperatives" below.

          The private, cooperative apartment corporation owns all the real property that comprises the project, including the land, separate dwelling units and all common areas. The cooperative is directly responsible for project management and, in most cases, payment of real estate taxes and hazard and liability insurance. If there is a blanket mortgage on the cooperative apartment building and/or underlying land, as is generally the case, the cooperative, as project mortgagor, is also responsible for meeting these mortgage obligations. A blanket mortgage is ordinarily entered into by the cooperative in connection with the construction, rehabilitation or purchase of the cooperative's apartment building. The interests of the occupant under proprietary leases or occupancy agreements to which that cooperative is a party are generally subordinate to the interests of the holder of the blanket mortgage on that building and/or underlying land. If the cooperative is unable to meet the payment obligations arising under its blanket mortgage note, the mortgagee holding the blanket mortgage could foreclose on that mortgage and terminate all subordinate proprietary leases and occupancy agreements. Also, the blanket mortgage note given by the cooperative may not fully amortize, with a significant portion of principal being due in one lump sum at final maturity. The inability of the cooperative to refinance this mortgage and its consequent inability to make such final payment could lead to foreclosure by the mortgagee providing the financing. A foreclosure in either event by the holder of the blanket mortgage could eliminate or significantly diminish the value of any collateral held by the lender who financed the purchase by an individual tenant-stockholder of cooperative shares or, in the case of a Trust Fund, the collateral securing the cooperative loans.

FORECLOSURE

     MORTGAGES AND DEEDS OF TRUST

          Foreclosure of a mortgage is generally accomplished by judicial action. Generally, the action is initiated by the service of legal pleadings upon all parties having an interest in the real property. Delays in completion of the foreclosure may occasionally result from difficulties in locating necessary parties. Judicial foreclosure proceedings sometimes are not contested by any of the parties. However, when the mortgagee's right to foreclosure is contested, the legal proceedings necessary to resolve the issue can be time consuming. After the completion of judicial foreclosure, the court may issue a judgment of foreclosure and appoint a referee or other court officer to conduct the sale of the property. In some states, mortgages may also be foreclosed by advertisement, pursuant to a power of sale provided in the mortgage. Foreclosure of a mortgage by advertisement is essentially similar to foreclosure of a deed of trust by non-judicial power of sale.

          Foreclosure of a deed of trust is generally accomplished by non-judicial trustee's sale under a specific provision in the deed of trust which authorizes the trustee to sell the property to a third party upon any default by the borrower under the terms of the note or deed of trust. In some states, the trustee must record a notice of default and send a copy to the borrower or any person who has recorded a request for a copy of a notice of default and notice of sale. In addition, the trustee must provide notice in some states to any other individual having an interest in the real property, including any junior lienholders. The borrower, or any other person having a junior encumbrance on the real estate, may, during a reinstatement period, cure the default by paying the entire amount in arrears, plus the costs and expenses incurred in enforcing the obligation. Generally, state law controls the amount of foreclosure expenses and costs, including limiting attorneys' fees, which may be recovered by a lender. If the deed of trust is not reinstated, a notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. In addition, some state laws require that a copy of the notice of sale be posted on the property and sent to all parties having an interest of record in the real property.

          In case of foreclosure under either a mortgage or a deed of trust, the sale by the receiver or other designated officer or by the trustee is a public sale. However, because of the difficulty a potential buyer at the sale would have in determining the exact status of title and because the physical condition of the property may have deteriorated during the foreclosure proceedings, it is uncommon for a third party to purchase the property at a foreclosure sale.
Rather, it is common for the lender to purchase the property from the trustee or receiver for an amount equal to the unpaid principal amount of the note, accrued and unpaid interest and the expenses of foreclosure. Subject to the right of the borrower in some states to remain in possession during the redemption period, the lender then will assume the burdens of ownership, including obtaining casualty insurance and making repairs at its expense that are necessary to render the property suitable for sale. The lender will commonly obtain the services of a real estate broker and pay the broker's commission in connection with the sale of the property. Depending upon market

                                       50

conditions, the ultimate proceeds of the sale of the property may not equal the lender's investment in the property. Any loss may be reduced by the receipt of mortgage insurance proceeds, if any, or by judicial action against the borrower for the deficiency. See "--Anti-Deficiency Legislation, the Bankruptcy Code and
Other Limitations on Lenders" below.

     COOPERATIVES

          The cooperative shares owned by the tenant-stockholder and pledged to the lender are, in almost all cases, subject to restrictions on transfer as set forth in the cooperative's certificate of incorporation and bylaws, as well as in the proprietary lease or occupancy agreement, and may be cancelled by the cooperative for failure by the tenant-stockholder to pay rent or other obligations or charges owed by the tenant-stockholder, including mechanics'
liens against the cooperative apartment building incurred by the tenant-stockholder. The proprietary lease or occupancy agreement generally permits the cooperative to terminate such lease or agreement in the event an obligor fails to make payments or defaults in the performance of covenants required thereunder. Typically, the lender and the cooperative enter into a recognition agreement which establishes the rights and obligations of both parties in the event of a default by the tenant-stockholder on its obligations under the proprietary lease or occupancy agreement. A default by the tenant-stockholder under the proprietary lease or occupancy agreement will usually constitute a default under the security agreement between the lender and the tenant-stockholder.

          The recognition agreement generally provides that, if the
tenant-stockholder has defaulted under the proprietary lease or occupancy agreement, the cooperative will take no action to terminate the lease or agreement until the lender has been provided with an opportunity to cure the default. The recognition agreement typically provides that if the proprietary lease or occupancy agreement is terminated, the cooperative will recognize the lender's lien against proceeds from a sale of the cooperative apartment, subject, however, to the cooperative's right to sums due under the proprietary lease or occupancy agreement. The total amount owed to the cooperative by the tenant-stockholder, which the lender generally cannot restrict and does not monitor, could reduce the value of the collateral below the outstanding principal balance of the cooperative loan and accrued and unpaid interest.

          Recognition agreements also provide that upon a foreclosure on a cooperative loan, the lender must obtain the approval or consent of the cooperative as required by the proprietary lease before transferring the cooperative shares or assigning the proprietary lease. Generally, the lender is not limited in any rights it may have to dispossess the tenant-stockholders.

          Foreclosure on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the Uniform Commercial Code (the
"UCC") and the security agreement relating to those shares. Article 9 of the UCC requires that a sale be conducted in a "commercially reasonable" manner. Whether a foreclosure sale has been conducted in a "commercially reasonable" manner will depend on the facts in each case. In determining commercial reasonableness, a court will look to the notice given the debtor and the method, manner, time, place and terms of the foreclosure. Generally, a sale conducted according to the usual practice of banks selling similar collateral will be considered reasonably conducted.

          Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender's security interest. The recognition agreement, however, generally provides that the lender's right to the reimbursement is subject to the right of the cooperative corporation to receive sums due under the proprietary lease or occupancy agreement. If there are proceeds remaining, the lender must account to the tenant-stockholder for the surplus. Conversely, if a portion of the indebtedness remains unpaid, the tenant-stockholder is generally responsible for the deficiency. See
"--Anti-Deficiency Legislation, the Bankruptcy Code and Other Limitations on
Lenders" below.

     LEASEHOLD RISKS

          Mortgage Loans may be secured by a mortgage on a ground lease.
Leasehold mortgages are subject to certain risks not associated with mortgage loans secured by the fee estate of the mortgagor. The most significant of these risks is that the ground lease creating the leasehold estate could terminate, leaving the leasehold mortgagee without its security. The ground lease may terminate, if among other reasons, the ground lessee breaches or defaults in its obligations under the ground lease or there is a bankruptcy of the ground lessee or the ground lessor. This risk may be minimized if the ground lease contains certain provisions protective of the mortgagee, but the ground leases that secure Mortgage Loans may not contain some of these protective provisions, and mortgages may not contain the

                                       51

other protection discussed in the next paragraph. Protective ground lease provisions include the right of the leasehold mortgagee to receive notices from the ground lessor of any defaults by the mortgagor; the right to cure those defaults, with adequate cure periods; if a default is not susceptible of cure by the leasehold mortgagee, the right to acquire the leasehold estate through foreclosure or otherwise; the ability of the ground lease to be assigned to and by the leasehold mortgagee or purchaser at a foreclosure sale and for the simultaneous release of the ground lessee's liabilities under the new lease; and
the right of the leasehold mortgagee to enter into a new ground lease with the ground lessor on the same terms and conditions as the old ground lease upon a termination.

          In addition to the preceeding protections, a leasehold mortgagee may require that the ground lease or leasehold mortgage prohibit the ground lessee from treating the ground lease as terminated in the event of the ground lessor's bankruptcy and rejection of the ground lease by the trustee for the debtor-ground lessor. As further protection, a leasehold mortgage may provide for the assignment of the debtor-ground lessee's right to reject a lease pursuant to Section 365 of the Bankruptcy Reform Act of 1978, as amended (11
U.S.C.) (the "BANKRUPTCY CODE"), although the enforceability of that clause has not been established. Without the protections described in the preceding paragraph, a leasehold mortgagee may lose the collateral securing its leasehold mortgage. In addition, terms and conditions of a leasehold mortgage are subject to the terms and conditions of the ground lease. Although certain rights given to a ground lessee can be limited by the terms of a leasehold mortgage, the rights of a ground lessee or a leasehold mortgagee with respect to, among other things, insurance, casualty and condemnation will be governed by the provisions of the ground lease.

RIGHTS OF REDEMPTION

          In some states, after sale pursuant to a deed of trust or foreclosure of the mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property from the foreclosure sale. The right of redemption should be distinguished from the equity of redemption, which is a nonstatutory right that must be exercised prior to the foreclosure sale. In some states where the right of redemption is available, redemption may occur only upon payment of the foreclosure purchase price, expenses of foreclosure, accrued interest and taxes. In other states, redemption may be authorized if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to delay the ability of the lender to sell the foreclosed property. The exercise of a right of redemption would defeat the title of any purchaser at a foreclosure sale, or of any purchaser from the lender subsequent to foreclosure or sale under a deed of trust. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has run.

ANTI-DEFICIENCY LEGISLATION, THE BANKRUPTCY CODE AND OTHER LIMITATIONS ON
LENDERS

          Certain states have imposed statutory prohibitions that restrict or eliminate the remedies of a beneficiary under a deed of trust or a mortgagee under a mortgage. In some states, statutes limit the right of the beneficiary or mortgagee to obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust. A deficiency judgment would be a personal judgment against the former borrower equal in most cases to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the beneficiary or mortgagee to exhaust the security afforded under a deed of trust or mortgage by foreclosure in an attempt to satisfy the full debt before bringing a personal action against the borrower. Finally, other statutory provisions may limit any deficiency judgment against the former borrower following a judicial sale to the excess of the outstanding debt over the fair market value of the property at the time of the public sale. The purpose of these statutes is to prevent a beneficiary or a mortgagee from obtaining a large deficiency judgment against the former Mortgagor as a result of low or no bids at the judicial sale.

          Generally, Article 9 of the UCC governs foreclosure on cooperative shares and the related proprietary lease or occupancy agreement and foreclosure on the beneficial interest in a land trust. Some courts have interpreted Section
9-504 of the UCC to prohibit a deficiency award unless the creditor establishes that the sale of the collateral (which, in the case of a Mortgage Loan secured by shares of a cooperative, would be the shares and the related proprietary lease or occupancy agreement) was conducted in a commercially reasonable manner.

          The Master Servicer generally will not be required under the pooling and servicing agreement to pursue deficiency judgments on the Mortgage Loans even if permitted by law.

                                       52

          In addition to anti-deficiency and related legislation, numerous other federal and state statutory provisions, including the Bankruptcy Code, and state laws affording relief to debtors may interfere with or affect the ability of a secured mortgage lender to obtain payment of a mortgage loan, to realize upon collateral and/or enforce a deficiency judgment. For example, under the
Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition and, usually, no interest or principal payments are made during the course of the bankruptcy case. Foreclosure of an interest in real property of a debtor in a case under the Bankruptcy Code can typically occur only if the bankruptcy court vacates the stay, which is an action the court may be reluctant to take, particularly if the debtor has the prospect of restructuring his or her debts and the mortgage collateral is not deteriorating in value. The delay and the consequences thereof caused by the automatic stay can be significant. Also, under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a junior lienor may stay a senior lender from taking action to foreclose.

          A homeowner may file for relief under the Bankruptcy Code under any of three different chapters of the Bankruptcy Code.

          o    Under Chapter 7, the assets of the debtor are liquidated and a lender secured by a lien may "bid in" (i.e., bid up to the amount of the debt) at the sale of the asset. See "--Foreclosure."

          o    Under Chapter 11, a homeowner can reorganize his or her debts through his or her reorganization plan.

          o    Under Chapter 13, a homeowner can address his or her debts in a rehabilitation plan. Chapter 13 is often referred to as the "wage earner chapter" or "consumer chapter" because most individuals seeking to restructure their debts file for relief under Chapter
               13 rather than Chapter 11.

          The Bankruptcy Code permits a mortgage loan that is secured by property that does not consist solely of the debtor's principal residence to be modified without the consent of the lender provided certain substantive and procedural safeguards are met. Under the Bankruptcy Code, the lender's security interest may be reduced to the then-current value of the property as determined by the court if the value is less than the amount due on the loan, thereby leaving the lender as a general unsecured creditor for the difference between the value of the collateral and the outstanding balance of the mortgage loan. A borrower's unsecured indebtedness will typically be discharged in full upon payment of a substantially reduced amount. Other modifications to a mortgage loan may include a reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest, an alteration of the repayment schedule, an extension of the final maturity date, and/or a reduction in the outstanding balance of the secured portion of the loan. In certain circumstances, subject to the court's approval, a debtor in a case under
Chapter 11 of the Bankruptcy Code may have the power to grant liens senior to the lien of a mortgage.

          A reorganization plan under Chapter 11 and a rehabilitation plan under
Chapter 13 of the Bankruptcy Code may each allow a debtor to cure a default with respect to a mortgage loan on such debtor's residence by paying arrearages over a period of time and to deaccelerate and reinstate the original mortgage loan payment schedule, even though the lender accelerated the loan and a final judgment of foreclosure had been entered in state court (provided no sale of the property had yet occurred) prior to the filing of the debtor's petition under the Bankruptcy Code. Under a Chapter 13 plan, curing of defaults must be accomplished within the five year maximum term permitted for repayment plans, with the term commencing when the repayment plan becomes effective, while defaults may be cured over a longer period of time under a Chapter 11 plan of reorganization.

          Generally, a repayment plan in a case under Chapter 13 and a plan of reorganization under Chapter 11 may not modify the claim of a mortgage lender if the borrower elects to retain the property, the property is the borrower's principal residence and the property is the lender's only collateral. Certain courts have allowed modifications when the mortgage loan is secured both by the debtor's principal residence and by collateral that is not "inextricably bound"
to the real property, such as appliances, machinery, or furniture.

          The general protection for mortgages secured only by the debtor's principal residence is not applicable in a case under Chapter 13 if the last payment on the original payment schedule is due before the final date for payment under the debtor's Chapter 13 plan (which date could be up to five years after the debtor emerges from bankruptcy). Under several recently decided cases, the terms of this type of loan can be modified in the manner described above.
While these decisions are contrary to the holding in a prior case by a senior appellate court, it is possible that the later decisions will become the accepted interpretation in view of the language of the applicable statutory provision.

                                       53

If this interpretation is adopted by a court considering the treatment in a
Chapter 13 repayment plan of a Mortgage Loan, it is possible that the Mortgage
Loan could be modified.

          State statutes and general principles of equity may also provide a mortgagor with a means to halt a foreclosure proceeding or sale and to force a restructuring of a mortgage loan on terms a lender would not otherwise accept.

          In a bankruptcy or similar proceeding of a mortgagor, action may be taken seeking the recovery, as a preferential transfer or on other grounds, of any payments made by the mortgagor under the related mortgage loan prior to the bankruptcy or similar proceeding. Payments on long-term debt may be protected from recovery as preferences if they are payments in the ordinary course of business made on debts incurred in the ordinary course of business or if the value of the collateral exceeds the debt at the time of payment. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

          A trustee in bankruptcy, in some cases, may be entitled to collect its costs and expenses in preserving or selling the mortgaged property ahead of a payment to the lender. Moreover, the laws of certain states also give priority to certain tax and mechanics liens over the lien of a mortgage. Under the
Bankruptcy Code, if the court finds that actions of the mortgagee have been unreasonable and inequitable, the lien of the related mortgage may be subordinated to the claims of unsecured creditors.

          Bankruptcy reform legislation that was under consideration by the
Senate during the 106th Congress would have amended the Bankruptcy Code (this amendment, the "TILA AMENDMENT") to authorize bankruptcy court judges to disallow claims based on secured debt if the creditor failed to comply with certain provisions of the federal Truth in Lending Act. As proposed, this provision would apply retroactively to secured debt incurred by a debtor prior to the date of effectiveness of the legislation, including the Mortgage Loans.
However, the provision was defeated in the Senate on November 9, 1999. The House bill did not have a similar provision. Bills containing general bankruptcy reform legislation are still under consideration by the House and the Senate.
Legislation similar to the TILA Amendment may be reintroduced in the future. If the TILA Amendment were to become law, a violation of the Truth in Lending Act with respect to a Mortgage Loan could result in a total loss with respect to such loan in a bankruptcy proceeding. Any violation would be a breach of representation and warranty of the depositor, and the depositor would be obligated to repurchase such Mortgage Loan.

          Various proposals to amend the Bankruptcy Code in ways that could adversely affect the value of the Mortgage Loans in a trust have been considered by Congress, and more proposed legislation may be considered in the future. No assurance can be given that any particular proposal will or will not be enacted into law, or that any provision so enacted will not differ materially from the proposals described above.

          The Code provides priority to certain tax liens over the lien of the mortgage. In addition, substantive requirements are imposed upon mortgage lenders in connection with the origination and the servicing of mortgage loans by numerous federal and some state consumer protection laws. These laws include the federal Trust-in-Lending Act, Real Estate Settlement Procedures Act, Equal
Credit Opportunity Act, Fair Credit Billing Act, Fair Credit Reporting Act, and
related statutes. These federal laws impose specific statutory liabilities upon lenders who originate mortgage loans and who fail to comply with the provisions of the applicable laws. In some cases, this liability may affect assignees of the Mortgage Loans.

TEXAS HOME EQUITY LOANS

          Generally, any "cash-out" refinance or other non-purchase money transaction (except for certain rate/term refinance loans and certain other narrow exceptions) secured by a Texas resident's principal residence is subject to the provisions set forth in Section 50(a)(6) of Article XVI of the
Constitution of Texas (the "TEXAS HOME EQUITY LAWS"). The Texas Home Equity Laws
provide for:

          o    certain disclosure requirements,

          o    caps on allowable fees,

          o    required loan closing procedures and

          o    certain other restrictions.

                                       54

Failure, inadvertent or otherwise, to comply with any requirement may render a
Mortgage Loan unenforceable and/or the lien on a mortgaged property invalid.
Because mortgage loans which are subject to the Texas Home Equity Laws can be foreclosed only pursuant to court order, rather than non-judicial foreclosures as is available for other types of mortgage loans in Texas, delays and increased losses may result in connection with foreclosures of those loans. If a court were to find that any requirement of the Texas Home Equity Laws was not satisfied, the court could:

          o    refuse to allow foreclosure to proceed,

          o    declare the lien on a mortgaged property to be invalid, and/or

          o    require the originating lender or the holder of the note to forfeit some or all principal and interest of the related
               Mortgage Loan.

Title insurance generally available on such Mortgage Loans may exclude coverage for some of the risks described in this paragraph.

"DUE-ON-SALE" CLAUSES

          The forms of note, mortgage and deed of trust relating to conventional
Mortgage Loans may contain a "due-on-sale" clause permitting acceleration of the maturity of a loan if the borrower transfers its interest in the property. In recent years, court decisions and legislative actions placed substantial restrictions on the right of lenders to enforce such clauses in many states.
However, effective October 15, 1982, Congress enacted the Garn-St Germain
Depository Institutions Act of 1982 (the "GARN ACT") which purports to preempt state laws which prohibit the enforcement of "due-on-sale" clauses by providing, among other matters, that "due-on-sale" clauses in certain loans (which loans may include the Mortgage Loans) made after the effective date of the Garn Act are enforceable, within certain limitations as set forth in the Garn Act and the regulations promulgated thereunder. "DUE-ON-SALE" clauses contained in mortgage loans originated by federal savings and loan associations or federal savings banks are fully enforceable pursuant to regulations of the Office of Thrift
Supervision ("OTS"), as successor to the Federal Home Loan Bank Board ("FHLBB"), which preempt state law restrictions on the enforcement of such clauses.
Similarly, "due-on-sale" clauses in mortgage loans made by national banks and federal credit unions are now fully enforceable pursuant to preemptive regulations of the Comptroller of the Currency and the National Credit Union
Administration, respectively.

          The Garn Act created a limited exemption from its general rule of enforceability for "due-on-sale" clauses in certain mortgage loans ("WINDOW
PERIOD LOANS") which were originated by non-federal lenders and made or assumed in certain states ("WINDOW PERIOD STATES") during the period, prior to October
15, 1982, in which that state prohibited the enforcement of "due-on-sale"
clauses by constitutional provision, statute or statewide court decision (the
"WINDOW PERIOD"). Though neither the Garn Act nor the OTS regulations actually names the Window Period States, Freddie Mac has taken the position, in prescribing mortgage loan servicing standards with respect to mortgage loans which it has purchased, that the Window Period States were: Arizona, Arkansas,
California, Colorado, Georgia, Iowa, Michigan, Minnesota, New Mexico, Utah and
Washington. Under the Garn Act, unless a Window Period State took action by
October 15, 1985, the end of the Window Period, to further regulate enforcement of "due-onsale" clauses in Window Period Loans, "due-on-sale" clauses would become enforceable even in Window Period Loans. Five of the Window Period States
(Arizona, Minnesota, Michigan, New Mexico and Utah) have taken actions which restrict the enforceability of "due-on-sale" clauses in Window Period Loans beyond October 15, 1985. The actions taken vary among such states.

          By virtue of the Garn Act, a Servicer may generally be permitted to accelerate any conventional Mortgage Loan which contains a "due-on-sale" clause upon transfer of an interest in the property subject to the mortgage or deed of trust. With respect to any Mortgage Loan secured by a residence occupied or to be occupied by the borrower, this ability to accelerate will not apply to certain types of transfers, including (i) the granting of a leasehold interest which has a term of three years or less and which does not contain an option to purchase; (ii) a transfer to a relative resulting from the death of a borrower, or a transfer where the spouse or children become an owner of the property in each case where the transferee(s) will occupy the property; (iii) a transfer resulting from a decree of dissolution of marriage, legal separation agreement or from an incidental property settlement agreement by which the spouse becomes an owner of the property; (iv) the creation of a lien or other encumbrance subordinate to the lender's security instrument which does not relate to a transfer of rights of occupancy in the property (provided

                                       55

that such lien or encumbrance is not created pursuant to a contract for deed);
(v) a transfer by devise, descent or operation of law on the death of a joint tenant or tenant by the entirety; (vi) a transfer into an inter vivos trust in which the borrower is the beneficiary and which does not relate to a transfer of rights of occupancy; and (vii) other transfers as set forth in the Garn Act and the regulations thereunder. Regulations promulgated under the Garn Act also prohibit the imposition of a prepayment penalty upon the acceleration of a loan pursuant to a due-on-sale clause. The extent of the effect of the Garn Act on the average lives and delinquency rates of the Mortgage Loans cannot be predicted. See "Prepayment and Yield Considerations."

APPLICABILITY OF USURY LAWS

          Title V of the Depository Institutions Deregulation and Monetary
Control Act of 1980, enacted in March 1980 ("TITLE V"), provides that state usury limitations shall not apply to certain types of residential first mortgage loans originated by certain lenders after March 31, 1980. The OTS, as successor to the FHLBB, is authorized to issue rules and regulations and to publish interpretations governing implementation of Title V. The statute authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision which expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

FORFEITURE FOR DRUG, RICO AND MONEY LAUNDERING VIOLATIONS

          Federal law provides that property purchased or improved with assets derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, can be seized and ordered forfeited to the United States of
America. The offenses which can trigger such a seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations
Act, the Bank Secrecy Act, the anti-money laundering laws and regulations, including the USA Patriot Act of 2001 and the regulations issued thereunder, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

          In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (i) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before any other crime upon which the forfeiture is based, or (2) the lender, at the time of the execution of the mortgage, "did not know or was reasonably without cause to believe that the property was subject to forfeiture." However, there can be no assurance that such a defense will be successful.

HOMEOWNERS PROTECTION ACT OF 1998

          The Homeowners Protection Act of 1998 ("HOPA") provides for certain disclosure and termination requirements for primary mortgage insurance. The termination provisions of HOPA apply only to mortgage loans relating to single-family primary residences originated on or after July 29, 1999. The termination provisions govern when a mortgagor may cancel the requirement to maintain primary mortgage insurance and when the requirement to maintain primary mortgage insurance is automatically terminated. In general, voluntary termination is permitted when the principal balance of a mortgage loan is reduced to 80% of the original property value and automatic termination occurs when the principal balance of a mortgage loan is reduced to 78% of the original property value. The disclosure requirements of HOPA vary depending on whether the mortgage loan was originated before or after July 29, 1999. These disclosure requirements include notification of the circumstances under which a mortgagor may cancel primary mortgage insurance, the date when primary mortgage insurance automatically terminates and servicer contact information. In addition, HOPA provides that no later than 30 days after cancellation or termination of primary mortgage insurance, the servicer shall provide written notification that primary mortgage insurance is terminated and no further payments are due or payable. Any servicer, mortgagee or mortgage insurer that violates provisions of HOPA is subject to possible liability which includes, but is not limited to, actual damages, statutory damages and reasonable attorney's fees.

SERVICEMEMBERS CIVIL RELIEF ACT AND SIMILAR LAWS

          Generally, under the terms of the Servicemembers Civil Relief Act (the
"RELIEF ACT"), a borrower who enters military service after the origination of such borrower's Mortgage Loan (including a borrower who is a

                                       56

member of the National Guard or is in reserve status at the time of the origination of the Mortgage Loan and is later called to active duty) may not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower's active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% per annum, unless a court or administrative agency orders otherwise upon the application of the lender. It is possible that such action could have an effect, for an indeterminate period of time, on the ability of the Servicer to collect full amounts of interest on certain of the Mortgage Loans in a Trust Fund. Any shortfall in interest collections resulting from the application of the Relief
Act or any amendment thereto could result in losses to the holders of the
Certificates of the related Series. Further, the Relief Act imposes limitations which would impair the ability of the Servicer to foreclose on an affected
Mortgage Loan during the borrower's period of active duty status. Thus, in the event that such a Mortgage Loan goes into default, there may be delays and losses occasioned by the inability to realize upon the Mortgaged Property in a timely fashion. In addition, the Relief Act provides broad discretion for a court to modify a mortgage loan upon application of the mortgagor. Certain states have enacted comparable legislation which may lead to the modification of a mortgage loan or interfere with or affect the ability of the Servicer to timely collect payments of principal and interest on, or to foreclose on,
Mortgage Loans of borrowers in such states who are active or reserve members of the armed services or national guard. For example, California has extended legislation providing protection equivalent to that provided by the Relief Act to California national guard members called up for active service by the
Governor or President and reservists called to active duty.

ENVIRONMENTAL CONSIDERATIONS

          A lender may be subject to unforeseen environmental risks when taking a security interest in real or personal property. Property subject to a security interest may be subject to federal, state, and local laws and regulations relating to environmental protection. These laws may regulate, among other things:

          o    emissions of air pollutants;

          o    discharges of wastewater or storm water;

          o    generation, transport, storage or disposal of hazardous waste or hazardous substances;

          o    operation, closure and removal of underground storage tanks;

          o    removal and disposal of asbestos-containing materials; and/or

          o    management of electrical or other equipment containing
               polychlorinated biphenyls.

          Failure to comply with these laws and regulations may result in significant penalties, including civil and criminal fines. Under the laws of certain states, environmental contamination on a property may give rise to a lien on the property to ensure the availability and/or reimbursement of cleanup costs. Generally all subsequent liens on a property are subordinated to this type of lien and, in some states, even prior recorded liens are subordinated to such liens. In the latter states, the security interest of the Trustee in a property that is subject to this type of lien could be adversely affected.
Environmental contamination on a property is likely to have a negative impact on the value of the property, which may lead to losses on the related series of
Certificates.

          Under the federal Comprehensive Environmental Response Compensation and Liability Act, as amended ("CERCLA"), and under state law in certain states, a secured party that takes a deed in lieu of foreclosure, purchases a mortgaged property at a foreclosure sale, operates a mortgaged property or undertakes certain types of activities that may constitute management of the mortgaged property may become liable in certain circumstances for the costs of remedial action or cleanup costs if hazardous wastes or hazardous substances have been released or disposed of on the property. The cleanup costs may be substantial.
CERCLA imposes strict, as well as joint and several liability, for environmental remediation and/or damage costs on several classes of "potentially responsible parties," including current "owners and/or operators" of property, irrespective of whether those owners or operators caused or contributed to contamination on the property. In addition, owners and operators of properties that generate hazardous substances that are disposed of at other "off-site" locations may be held strictly, as well as jointly and severally, liable for environmental remediation and/or damages at those off-site locations. Many states also have laws that are similar to CERCLA. Liability under CERCLA or under similar state law could exceed the value of the property itself as well as the aggregate assets of the property owner.

                                       57

          The law is unclear as to whether and under what precise circumstances cleanup costs, or the obligation to take remedial actions, could be imposed on a secured lender such as a Trust Fund. Under the laws of some states and under
CERCLA, a lender may be liable as an "owner or operator" for costs of addressing releases or threatened releases of hazardous substances on a mortgaged property if the lender or its agents or employees have "participated in the management"
of the operations of the borrower, even though the environmental damage or threat was caused by a prior owner or current owner or operator or other third party. Excluded from CERCLA's definition of "owner or operator," is a person
"who without participating in the management of . . . [the] facility, holds indicia of ownership primarily to protect his security interest" (the
"secured-creditor exemption"). This exemption for holders of a security interest such as a secured lender applies only if a lender seeks to protect its security interest in the contaminated facility or property. Accordingly, if a lender's activities begin to encroach on the actual management of a facility or property, the lender faces potential liability as an "owner or operator" under CERCLA.
Similarly, when a lender forecloses and takes title to a contaminated facility or property, the lender may incur potential CERCLA liability in various circumstances, including among others, when it holds the facility or property as an investment (including leasing the facility or property to a third party), fails to market the property in a timely fashion or fails to properly address environmental conditions at the property or facility.

          The Resource Conservation and Recovery Act, as amended ("RCRA"), contains a similar secured creditor exemption for those lenders who hold a security interest in a petroleum underground storage tank or in real estate containing a underground storage tank, or that acquire title to a petroleum underground storage tank or facility or property on which a underground storage tank is located. As under CERCLA, a lender may lose its secured-creditor exemption and be held liable under RCRA as a underground storage tank owner or operator if the lender or its employees or agents participate in the management of the underground storage tank. In addition, if the lender takes title to or possession of the underground storage tank or the real estate containing the underground storage tank, under certain circumstances the secured-creditor exemption may be deemed to be unavailable.

          A decision in May 1990 of the United States Court of Appeals for the
Eleventh Circuit in United States v. Fleet Factors Corp. very narrowly construed
CERCLA's secured-creditor exemption. The court's opinion suggested that a lender need not have involved itself in the day-to-day operations of the facility or participated in decisions relating to hazardous waste to be liable under CERCLA;
rather, liability could attach to a lender if its involvement with the management of the facility were broad enough to support the inference that the lender had the capacity to influence the borrower's treatment of hazardous waste. The court added that a lender's capacity to influence those decisions could be inferred from the extent of its involvement in the facility's financial management. A subsequent decision by the United States Court of Appeals for the
Ninth Circuit in In re Bergsoe Metal Corp., apparently disagreeing with, but not expressly contradicting, the Fleet Factors court, held that a secured lender had no liability absent "some actual management of the facility" on the part of the lender.

          The Asset Conservation, Lender Liability and Deposit Insurance
Protection Act of 1996 (the "ASSET CONSERVATION ACT") was intended to clarify the scope of the secured creditor exemption under both CERCLA and RCRA. The
Asset Conservation Act more clearly defined the kinds of "participation in management" that would trigger liability under CERCLA and specified certain activities that would not constitute "participation in management" or otherwise result in a forfeiture of the secured-creditor exemption prior to foreclosure or during a workout period. The Asset Conservation Act also clarified the extent of protection against liability under CERCLA in the event of foreclosure and authorized certain regulatory clarifications of the scope of the secured-creditor exemption for purposes of RCRA, similar to the statutory protections under CERCLA. However, since the courts have not yet had the opportunity to interpret the new statutory provisions, the scope of the additional protections offered by the Asset Conservation Act is not fully defined. It also is important to note that the Asset Conservation Act does not offer complete protection to lenders and that the risk of liability remains.

          If a secured lender does become liable, it may be entitled to bring an action for contribution against the owner or operator who created the environmental contamination or against some other liable party, but that person or entity may be bankrupt or otherwise judgment-proof. As a result, it is possible that cleanup or other environmental liability costs could become a liability of a Trust Fund and occasion a loss to a Trust Fund and to certificateholders in certain circumstances. The new secured creditor amendments to CERCLA, also, would not necessarily affect the potential for liability in actions by either a state or a private party under other federal or state laws which may impose liability on "owners or operators" but do not incorporate the secured-creditor exemption.

          Traditionally, residential mortgage lenders have not taken steps to evaluate whether hazardous wastes or hazardous substances are present with respect to any mortgaged property prior to the origination of the mortgage

                                       58

loan or prior to foreclosure or accepting a deed-in-lieu of foreclosure.
Accordingly, at the time the Mortgage Loans were originated no such evaluations were required, nor were any such evaluations required prior to foreclosure or accepting a deed-in-lieu of foreclosure. Neither the Depositor nor any other entity makes any representations or warranties or assumes any liability with respect to:

          o    the environmental condition of such mortgaged property;

          o    the absence, presence or effect of hazardous wastes or hazardous substances on any mortgaged property;

          o    any casualty resulting from the presence or effect of hazardous wastes or hazardous substances on, near or emanating from such mortgaged property;

          o    the impact on certificateholders of any environmental condition or presence of any substance on or near such mortgaged property;
               or

          o    the compliance of any mortgaged property with any environmental laws.

          In addition, no agent, person or entity otherwise affiliated with the
Depositor is authorized or able to make any similar representation, warranty or assumption or liability relative to any such Mortgaged Property. See "The Trust
Funds--The Mortgage Loans" and "--`Due-on-Sale' Clauses" above.

                           CERTAIN REGULATORY MATTERS

          Under the Federal Deposit Insurance Act, federal bank regulatory authorities, including the OCC, have the power to determine if any activity or contractual obligation of a bank constitutes an unsafe or unsound practice or violates a law, rule or regulation applicable to such bank. If an entity for which the OCC has primary regulatory authority is a servicer and/or a Seller for a series and the OCC were to find that any obligation of such entity under the related pooling and servicing agreement, underlying servicing agreement or other agreement or any activity of such entity constituted an unsafe or unsound practice or violated any law, rule or regulation applicable to it, the OCC could order such entity, among other things, to rescind such contractual obligation or terminate such activity.

          In March 2003, the OCC issued a temporary cease and desist order against a national bank (as to which no conservator or receiver had been appointed) asserting that, contrary to safe and sound banking practices, the bank was receiving inadequate servicing compensation in connection with several credit card securitizations sponsored by its affiliates because of the size and subordination of the contractual servicing fee, and ordered the bank, among other things, to immediately resign as servicer, to cease all servicing activity within 120 days and to immediately withhold funds from collections in an amount sufficient to compensate it for its actual costs and expenses of servicing
(notwithstanding the priority of payments in the related securitization agreements).

          While the Depositor does not believe that the OCC would consider, with respect to any series, (i) provisions relating to an entity for which the OCC has primary regulatory authority acting as a servicer under the related pooling and servicing agreement or any underlying servicing agreement, (ii) the payment or amount of the servicing compensation payable to such entity or (iii) any other obligation of such entity under the related pooling and servicing agreement, underlying servicing agreement or other contractual agreement under which the Depositor may purchase Mortgage Loans from such entity, to be unsafe or unsound or violative of any law, rule or regulation applicable to it, there can be no assurance that the OCC in the future would not conclude otherwise. If the OCC did reach such a conclusion, and ordered such entity to rescind or amend any such agreement, distributions on Certificates of the related Series could be delayed or reduced.

                           BENEFIT PLAN CONSIDERATIONS

GENERAL

          The Employee Retirement Income Security Act of 1974, as amended
("ERISA"), and Section 4975 of the Code impose certain requirements on those employee benefit plans and arrangements to which they apply and on those persons who are fiduciaries with respect to these employee benefit plans and arrangements. The following is a general discussion of these requirements, and certain applicable exceptions to and administrative exemptions from these requirements.

                                       59

          For purposes of this discussion, employee benefit plans and arrangements to which both ERISA and the Code apply are referred to as "ERISA
PLANS." An individual retirement account established under Code Section 408 (an
"IRA") is an ERISA Plan if the IRA is endorsed by or contributed to by the IRA participant's employer or employee organization. Other IRAs, as well as certain employee benefit plans covering only self-employed individuals (collectively,
"NON-ERISA PLANS"), are not considered ERISA Plans, but these Non-ERISA Plans are subject to ERISA-like requirements as well as the prohibited transaction provisions of the Code. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA) and certain church plans (as defined in
Section 3(33) of ERISA) (collectively, "EXEMPT PLANS") are exempt from the provisions of Title I of ERISA and the prohibited transaction provisions of the
Code. Accordingly, Exempt Plans also are not considered ERISA Plans, but Exempt
Plans may be subject to the provisions and special requirements of other applicable federal, state and local law. Exempt Plans, ERISA Plans and Non-ERISA
Plans are collectively referred to as "BENEFIT PLANS."

          Before purchasing any Certificates, an ERISA Plan fiduciary should consult with its counsel and determine whether any prohibition to its purchase exists under the requirements of ERISA or the Code, whether any prohibited transaction exemption such as PTCE 83-1 or any individual administrative exemption (as described below) applies to its purchase, including whether the required conditions for the exemption would be met, or whether any statutory prohibited transaction exemption is applicable to that purchase. In addition, an
ERISA Plan fiduciary should consult the discussion under "Benefit Plan
Considerations" in the prospectus supplement relating to a series of
Certificates.

CERTAIN ERISA AND CODE REQUIREMENTS

     GENERAL

          In accordance with ERISA's general fiduciary standards, before investing in a Certificate, an ERISA Plan fiduciary should determine whether such an investment is permitted under the governing instruments of the ERISA
Plan and is appropriate for the ERISA Plan in view of its overall investment policy and the composition and diversification of its portfolio. An ERISA Plan fiduciary should especially consider the ERISA requirement of investment prudence and the sensitivity of the return on the Certificates to the rate of principal payments (including prepayments) on the Mortgage Loans, as discussed under "Prepayment and Yield Considerations".

     PARTIES IN INTEREST/DISQUALIFIED PERSONS

          Other provisions of ERISA (and corresponding provisions of the Code)
prohibit certain transactions involving the assets of an ERISA Plan and persons who have certain specified relationships to the ERISA Plan (so-called "parties in interest" within the meaning of ERISA or "disqualified persons" within the meaning of the Code). The Depositor, a Seller, a Master Servicer or the Trustee
or certain of their affiliates might be or might become "parties in interest" or
"disqualified persons" with respect to an ERISA Plan. As a result, the acquisition or holding of Certificates by or on behalf of an ERISA Plan could give rise to a "prohibited transaction" within the meaning of ERISA and the Code unless an administrative exemption described below or some other exemption is available.

          Special caution should be exercised before the assets of an ERISA Plan
(including assets that may be held in an insurance company's separate or general accounts where assets in those accounts may be deemed plan assets for purposes of ERISA) are used to purchase a Certificate if, with respect to those assets, the Depositor, a Seller, a Master Servicer or the Trustee or one of their affiliates either (a) has investment discretion with respect to the investment of the assets of the ERISA Plan; or (b) has authority or responsibility to give, or regularly gives, investment advice with respect to the assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions with respect to the assets and will be based on the particular investment needs of the ERISA Plan.

     DELEGATION OF FIDUCIARY DUTY

          If an investing ERISA Plan's assets were deemed to include an undivided ownership interest in the assets included in a Trust Fund, an ERISA
Plan's investment in the Certificates might be deemed to constitute a delegation under ERISA of the duty to manage plan assets by the fiduciary deciding to invest in the Certificates, and certain transactions involved in the operation of the Trust Fund might be deemed to constitute prohibited transactions under
ERISA and the Code. Neither ERISA nor the Code define the term "plan assets."

                                       60

          The U.S. Department of Labor (the "DEPARTMENT") has published regulations (the "REGULATIONS") concerning whether an ERISA Plan's assets would be deemed to include an interest in the underlying assets of an entity (such as a Trust Fund) for purposes of the reporting, disclosure and fiduciary responsibility provisions of ERISA, as well as for the prohibited transaction provisions of ERISA and the Code, if the ERISA Plan acquires an "equity interest" (such as a Certificate) in such an entity.

          Certain exceptions are provided in the Regulations whereby an investing ERISA Plan's assets would be deemed merely to include its interest in the Certificates instead of being deemed to include an interest in the underlying assets of the related Trust Fund. However, it cannot be predicted in advance, nor can there be any continuing assurance whether the exceptions may be met, because of the factual nature of certain of the rules set forth in the
Regulations. For example, one of the exceptions in the Regulations states that the underlying assets of an entity will not be considered "plan assets" if less than 25% of the value of all classes of equity interests are held by "benefit plan investors," which term is defined to include ERISA Plans, Non-ERISA Plans and Exempt Plans and any entity whose assets include "plan assets" by reason of benefit plan investments in that entity, but this exception is tested immediately after each acquisition of an equity interest in the entity whether upon initial issuance or in the secondary market.

          The Regulations provide that where an ERISA Plan acquires a
"guaranteed governmental mortgage pool certificate," the ERISA Plan's assets include that certificate, but do not, solely by reason of the ERISA Plan's holdings of that certificate, include any of the mortgage loans underlying that certificate. The Regulations include in the definition of a "guaranteed governmental mortgage pool certificate" the types of Freddie Mac Certificates,
Ginnie Mae Certificates and Fannie Mae Certificates that may be included in a
Trust Fund underlying a series of Certificates. Accordingly, even if such
"guaranteed governmental mortgage pool certificates" included in a Trust Fund were deemed to be assets of Plan investors, the mortgage loans underlying such
"guaranteed governmental mortgage pool certificates" would not be treated as plan assets of such ERISA Plans. Private Certificates are not "guaranteed governmental mortgage pool certificates." Potential ERISA Plan investors should consult the discussion under "Benefit Plan Considerations" in the related prospectus supplement before purchasing any such Certificates.

     APPLICABILITY TO NON-ERISA PLANS

          Since Non-ERISA Plans are subject to the prohibited transaction provisions of the Code, the discussion above with respect to "disqualified persons," prohibited transactions, delegation of fiduciary duty and plan assets applies to Non-ERISA Plans as well as ERISA Plans. However, the administrative exemptions discussed below are not applicable to Non-ERISA Plans.

ERISA ADMINISTRATIVE EXEMPTIONS

     INDIVIDUAL ADMINISTRATIVE EXEMPTIONS

          Several underwriters of mortgage-backed securities have received individual administrative exemptions (each, an "UNDERWRITER'S EXEMPTION") from certain of the prohibited transaction provisions of ERISA and the Code. These
Underwriter's Exemptions are broader in some respects than Prohibited
Transaction Class Exemption 83-1, which is discussed below. These Underwriter's
Exemptions apply only to mortgage-backed securities that, among other conditions, are sold in an offering for which the applicable underwriter serves as the sole or a managing underwriter, or as a selling or placement agent. If an
Underwriter's Exemption might be applicable to a series of Certificates, the related prospectus supplement will discuss that possibility.

          Among the conditions that must be satisfied for an Underwriter's
Exemption to apply are the following:

          o    the acquisition of the Certificates by an ERISA Plan is on terms
               (including the price for the Certificates) that are at least as favorable to the ERISA Plan as they would be in an arm's-length transaction with an unrelated party;

          o    the Certificates acquired by the ERISA Plan have received a rating at the time of acquisition that is one of the four highest generic rating categories from Standard & Poor's, a division of
               The McGraw-Hill Companies, Inc. ("S&P"), Moody's Investors
               Service, Inc. ("MOODY'S") or Fitch Ratings ("FITCH");

                                       61

          o    the Trustee must not be an affiliate of any other member of the
               Restricted Group (as described below) other than an underwriter;

          o    the sum of all payments made to and retained by the underwriters in connection with the distribution of the Certificates
               represents not more than reasonable compensation for underwriting the Certificates; the sum of all payments made to and retained by the Depositor pursuant to the assignment of the Mortgage Loans to the Trust Fund represents not more than the fair market value of the Mortgage Loans; the sum of all payments made to and retained by the Master Servicer or any Servicer represents not more than reasonable compensation for such person's services under the agreement pursuant to which the loans are pooled and
               reimbursements of such person's reasonable expenses; and

          o    the ERISA Plan investing in the Certificates is an "accredited investor" as defined in Rule 501(a)(1) of Regulation D of the
               Commission under the Securities Act of 1933, as amended.

          The Trust Fund must also meet the following requirements:

          o    the corpus of the Trust Fund must consist solely of assets of the type that have been included in other investment pools in the marketplace;

          o    certificates in those other investment pools must have been rated in one of the four highest rating categories of S&P, Moody's or
               Fitch for at least one year prior to the ERISA Plan's acquisition of the Certificates; and

          o    certificates evidencing interests in those other investment pools must have been purchased by investors other than ERISA Plans for at least one year prior to any ERISA Plan's acquisition of the
               Certificates.

          Notwithstanding the discussion above, special rules apply for the application of an Underwriter's Exemption in the case of certificates backed by pools containing residential or home equity loans with loan-to-value ratios in excess of 100%.

          (a)  The rights and interests evidenced by such certificates acquired by ERISA Plans cannot be subordinated to the rights and interests evidenced by other certificates of the same trust;

          (b)  Such certificates acquired by ERISA Plans must have received a rating from S&P, Moody's or Fitch at the time of such acquisition that is in one of the two highest generic rating categories; and

          (c)  Any obligation included in the pool must be secured by collateral whose fair market value on the date of issuance of the securities is at least equal to 80% of the sum of (I) the outstanding principal balance due under the obligation which is included in the pool and (II) the outstanding principal balance of any other obligation of higher priority secured by the same collateral.

          Moreover, an Underwriter's Exemption generally can provide relief from certain self-dealing/conflict of interest prohibited transactions that may occur when an ERISA Plan fiduciary causes an ERISA Plan to acquire and hold
Certificates in a Trust Fund as to which the fiduciary (or its affiliate) is an obligor on the Mortgage Assets held in the Trust Fund; provided that, among other requirements:

          o    in the case of an acquisition in connection with the initial issuance of Certificates, at least 50% of each class of
               Certificates in which ERISA Plans have invested is acquired by persons independent of the Restricted Group and at least 50% of the aggregate interest in the Trust Fund is acquired by persons independent of the Restricted Group;

          o    the fiduciary (or its affiliate) is an obligor with respect to 5%
               or less of the fair market value of the obligations contained in the Trust Fund;

          o    the ERISA Plan's investment in Certificates of any class does not exceed 25% of all of the Certificates of that class outstanding at the time of the acquisition; and

          o    immediately after the acquisition, no more than 25% of the assets of the ERISA Plan with respect to which that person is a
               fiduciary is invested in Certificates representing an interest in one or more trusts containing assets sold or serviced by the same entity.

                                       62

          An Underwriter's Exemption does not apply to ERISA Plans sponsored by the Depositor, the related underwriter, the Trustee, any Master Servicer, any insurer with respect to the Mortgage Assets, any obligor with respect to
Mortgage Assets included in the Trust Fund constituting more than 5% of the aggregate unamortized principal balance of the assets in the Trust Fund, or any affiliate of those parties (collectively, the "RESTRICTED GROUP").

          The prospectus supplement for each series of Certificates will indicate the classes of Certificates, if any, as to which an Underwriter's
Exemption should apply.

     OTHER EXEMPTIONS

          In addition to making its own determination as to the availability of the exemptive relief provided in the Underwriter's Exemptions, an ERISA Plan fiduciary should consider the possible availability of any other prohibited transaction exemptions and, in particular, Prohibited Transaction Class
Exemption 83-1 for Certain Transactions Involving Mortgage Pool Investment
Trusts ("PTCE 83-1"). PTCE 83-1 permits certain transactions involving the creation, maintenance and termination of certain residential mortgage pools and the acquisition and holding of certain residential mortgage pool pass-through certificates by ERISA Plans, whether or not the ERISA Plan's assets would be deemed to include an ownership interest in the mortgage loans in such mortgage pool, and whether or not such transactions would otherwise be prohibited under
ERISA or the Code.

          The term "mortgage pool pass-through certificate" is defined in PTCE
83-1 as "a certificate representing a beneficial undivided fractional interest in a mortgage pool and entitling the holder of such certificate to pass-through payment of principal and interest from the pooled mortgage loans, less any fees retained by the pool sponsor." It appears that, for purposes of PTCE 83-1, the term "mortgage pool passthrough certificate" would include Certificates issued in a single class or in multiple classes that evidence the beneficial ownership of both a specified percentage of future interest payments (after permitted deductions) and a specified percentage of future principal payments on a Trust
Fund.

          However, it appears that PTCE 83-1 does not or might not apply to the purchase and holding of:

          o    Certificates that evidence the beneficial ownership only of a specified percentage of future interest payments (after permitted deductions) from a Trust Fund or only of a specified percentage of future principal payments from a Trust Fund;

          o    Residual Certificates;

          o    Certificates evidencing ownership interests in a Trust Fund that includes Mortgage Loans secured by multifamily residential properties or shares issued by cooperative housing corporations;

          o    Subordinate Certificates;

          o    Certificates evidencing ownership interests in a Trust Fund containing Mortgage Certificates; or

          o    Certificates evidencing ownership interests in the reinvestment income of funds on deposit in the related Collection Account or
               Distribution Account.

          PTCE 83-1 sets forth "general conditions" and "specific conditions" to its applicability. Section II of PTCE 83-1 sets forth the following general conditions to the application of the exemption:

               (i) the maintenance of a system of insurance or other protection for the pooled mortgage loans and the property securing such loans, and for indemnifying certificateholders against reductions in pass-through payments due to property damage or defaults in loan payments;

               (ii) the existence of a pool trustee who is not an affiliate of the pool sponsor; and

               (iii) a requirement that the sum of all payments made to and retained by the pool sponsor, and all funds inuring to the benefit of the pool sponsor as a result of the administration of the mortgage pool, must represent not more than adequate consideration for selling the mortgage loans plus reasonable compensation for services provided by the pool sponsor to the pool.

                                       63

          The system of insurance or protection referred to in clause (i) above must provide such protection and indemnification up to an amount not less than the greater of one percent of the aggregate unpaid principal balance of the pooled mortgages or the unpaid principal balance of the largest mortgage in the pool. It should be noted that in promulgating PTCE 83-1 (and a predecessor exemption), the Department did not have under its consideration interests in pools of the exact nature as some of the Certificates described herein.

NON-ERISA PLANS AND EXEMPT PLANS

          Although Non-ERISA Plans and Exempt Plans are not considered ERISA
Plans for purposes of the preceding discussion, Non-ERISA Plans are subject to the prohibited transaction provisions of the Code, and both Non-ERISA Plans and
Exempt Plans may be subject to certain other ERISA-like requirements of applicable law. As a result, before purchasing any Certificates by or on behalf of a Non-ERISA Plan or any Exempt Plan, the prospective purchaser should exercise special caution and should consult with its legal counsel concerning the propriety and implications of its investment under the Code or other applicable law.

UNRELATED BUSINESS TAXABLE INCOME--RESIDUAL CERTIFICATES

          The purchase of a Residual Certificate by an IRA or any employee benefit plan qualified under Code Section 401(a) and exempt from taxation under
Code Section 501(a), including most varieties of Benefit Plans, may give rise to
"unrelated business taxable income" as described in Code Sections 511 through
515 and Code Section 860E. Further, prior to the purchase of Residual
Certificates, a prospective transferee may be required to provide an affidavit to the transferor, the Trustee and the Depositor that it is not, nor is it purchasing a Residential Certificate on behalf of, a "disqualified organization," which term as defined herein includes certain tax-exempt entities not subject to Code Section 511, including certain governmental plans.

          DUE TO THE COMPLEXITY OF THESE RULES AND THE PENALTIES IMPOSED UPON
PERSONS INVOLVED IN PROHIBITED TRANSACTIONS, IT IS PARTICULARLY IMPORTANT THAT
POTENTIAL INVESTORS WHO ARE ACTING ON BEHALF OF A BENEFIT PLAN OR ANY OTHER
EMPLOYEE BENEFIT PLAN OR ARRANGEMENT CONSULT WITH THEIR LEGAL COUNSEL REGARDING
THE CONSEQUENCES UNDER ERISA, THE CODE AND OTHER APPLICABLE LAW OF THEIR
ACQUISITION AND OWNERSHIP OF CERTIFICATES.

          THE SALE OF CERTIFICATES TO A BENEFIT PLAN OR ANY OTHER EMPLOYEE
BENEFIT PLAN OR ARRANGEMENT IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR
OR THE APPLICABLE UNDERWRITER THAT THIS INVESTMENT MEETS ALL RELEVANT LEGAL
REQUIREMENTS WITH RESPECT TO INVESTMENTS BY EMPLOYEE BENEFIT PLANS GENERALLY OR
ANY PARTICULAR PLAN OR ARRANGEMENT, OR THAT THIS INVESTMENT IS APPROPRIATE FOR
EMPLOYEE BENEFIT PLANS GENERALLY OR ANY PARTICULAR PLAN OR ARRANGEMENT.

                         LEGAL INVESTMENT CONSIDERATIONS

          If so specified in the related prospectus supplement, certain classes of Certificates will constitute "mortgage related securities" for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended ("SMMEA").
Generally, the only Classes of Offered Certificates which will qualify as
"mortgage related securities" will be those that (i) are rated in one of the two highest rating categories by at least one nationally-recognized statistical rating organization and (ii) are part of a series representing interests in a
Trust Fund consisting of Mortgage Loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate. The appropriate characterization of those Certificates not qualifying as "mortgage related securities" for purposes of SMMEA ("Non-SMMEA Certificates") under various legal investment restrictions, and thus the ability of investors subject to these restrictions to purchase such Certificates, may be subject to significant interpretive uncertainties. Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal advisors in determining whether and to what extent the Non-SMMEA Certificates constitute legal investments for them.

          Those classes of Certificates qualifying as "mortgage related securities" will constitute legal investments for persons, trusts, corporations, partnerships, associations, business trusts and business entities (including state-chartered depository institutions, insurance companies, trustees and pension funds) created pursuant to or existing under the laws of the United
States or of any state (including the District of Columbia and Puerto Rico)
whose authorized investments are subject to state regulation, to the same extent that, under applicable law, obligations

                                       64

issued by or guaranteed as to principal and interest by the United States or any of its agencies or instrumentalities constitute legal investments for those entities.

          Under SMMEA, a number of states enacted legislation, on or before the
October 3, 1991 cut-off for those enactments, limiting to varying extents the ability of certain entities (in particular, insurance companies) to invest in
"mortgage related securities" secured by liens on residential, or mixed residential and commercial properties in most cases by requiring the affected investors to rely solely upon existing state law, and not SMMEA.

          SMMEA also amended the legal investment authority of
federally-chartered depository institutions as follows: federal savings and loan associations and federal savings banks may invest in, sell or otherwise deal in
"mortgage related securities" without limitation as to the percentage of their assets represented thereby, federal credit unions may invest in those securities, and national banks may purchase those securities for their own account without regard to the limitations generally applicable to investment securities set forth in 12 U.S.C. Section 24 (Seventh), subject in each case to regulations the applicable federal regulatory authority may prescribe. In this connection, the Office of the Comptroller of the Currency (the "OCC") has
amended 12 C.F.R. Part 1 to authorize national banks to purchase and sell for their own account, without limitation as to a percentage of the bank's capital and surplus (but subject to compliance with certain general standards in 12
C.F.R.Section 1.5 concerning "safety and soundness" and retention of credit information), certain "Type IV securities," defined in 12 C.F.R. Section 1.2(m)
to include certain "residential mortgage-related securities." As so defined,
"residential mortgage-related security" means, in relevant part, "mortgage related security" within the meaning of SMMEA. The National Credit Union
Administration ("NCUA") has adopted rules, codified at 12 C.F.R. Part 703, which permit federal credit unions to invest in "mortgage related securities," other than stripped mortgage related securities (unless the credit union complies with the requirements of 12 C.F.R. Section 703.16(e) for investing in those securities) and residual interests in mortgage related securities, subject to compliance with general rules governing investment policies and practices;
however, credit unions approved for the NCUA's "investment pilot program" under
12 C.F.R. Section 703.19 may be able to invest in those prohibited forms of securities. The OTS has issued Thrift Bulletin 13a (December 1, 1998),
"Management of Interest Rate Risk, Investment Securities, and Derivatives
Activities," and Thrift Bulletin 73a (December 18, 2001), "Investing in Complex
Securities" which thrift institutions subject to the jurisdiction of the OTS should consider before investing in any Certificates.

          All depository institutions considering an investment in the
Certificates should review the "Supervisory Policy Statement on Investment
Securities and End-User Derivatives Activities" of the Federal Financial
Institutions Examination Council, which has been adopted by the Board of
Governors of the Federal Reserve System, the Federal Deposit Insurance
Corporation, the OCC and the OTS, effective May 26, 1998, and by the NCUA, effective October 1, 1998. This policy statement sets forth general guidelines which depository institutions must follow in managing risks (including market, credit, liquidity, operational (transaction), and legal risks) applicable to all securities (including mortgage pass-through securities and mortgage-derivative products) used for investment purposes.

          Institutions whose investment activities are subject to regulation by federal or state authorities should review rules, policies and guidelines adopted from time to time by those authorities before purchasing any of the
Certificates, as certain classes may be deemed unsuitable investments, or may otherwise be restricted, under those rules, policies or guidelines (in certain instances irrespective of SMMEA).

          The preceding discussion does not take into consideration the applicability of statutes, rules, regulations, orders, guidelines, or agreements generally governing investments made by a particular investor, including, but not limited to, "prudent investor" provisions, percentage-of-assets limits, provisions which may restrict or prohibit investment in securities which are not
"interest-bearing" or "income-paying," and, with regard to any Certificates issued in book-entry form, provisions which may restrict or prohibit investments in securities which are issued in book-entry form.

          Except as to the status of certain classes of the Certificates as
"mortgage related securities," no representations are made as to the proper characterization of the Certificates for legal investment purposes, financial institution regulatory purposes, or other purposes, or as to the ability of particular investors to purchase Certificates under applicable legal investment restrictions. The uncertainties described above (and any unfavorable future determinations concerning legal investment or financial institution regulatory characteristics of the Certificates) may adversely affect the liquidity of the
Certificates.

                                       65

          Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal advisors in determining whether and to what extent the Certificates constitute legal investments or are subject to investment, capital or other restrictions and, if applicable, whether SMMEA has been overridden in any jurisdiction relevant to that investor.

                         FEDERAL INCOME TAX CONSEQUENCES

          The following general discussion represents the opinion of Cadwalader,
Wickersham & Taft LLP or Hunton & Williams LLP as to the material federal income tax consequences of the purchase, ownership and disposition of Certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors, some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the
"CODE"), as well as regulations (the "REMIC REGULATIONS") promulgated by the
U.S. Department of the Treasury. Investors should consult their tax advisors in determining the federal, state, local and any other tax consequences to them of the purchase, ownership and disposition of Certificates.

          For purposes of this discussion, where the applicable prospectus supplement provides for a fixed retained yield with respect to the Mortgage
Loans of a series of Certificates, references to the Mortgage Loans will be deemed to refer to that portion of the Mortgage Loans held by the Trust Fund that does not include the fixed retained yield. References to a "holder" or
"certificateholder" in this discussion generally mean the beneficial owner of a
Certificate.

FEDERAL INCOME TAX CONSEQUENCES FOR REMIC CERTIFICATES

     GENERAL

          With respect to a series of Certificates, an election may be made to treat the Trust Fund or one or more segregated pools of assets therein as one or more real estate mortgage investment conduits (each, a "REMIC") within the meaning of Code Section 860D. A Trust Fund or a portion or portions thereof as to which one or more REMIC elections will be made will be referred to as a
"REMIC POOL." For purposes of this discussion, Certificates of a series as to which one or more REMIC elections are made are referred to as "REMIC
CERTIFICATES" and will consist of one or more classes of "REGULAR CERTIFICATES"
and one class of "RESIDUAL CERTIFICATES" in the case of each REMIC Pool.
Qualification as a REMIC requires ongoing compliance with certain conditions.
With respect to each series of REMIC Certificates, Cadwalader, Wickersham & Taft
LLP or Hunton & Williams LLP, each as counsel to the Depositor, has advised the
Depositor that in such firm's opinion, assuming (i) the making of an appropriate election, (ii) compliance with the pooling and servicing agreement, and (iii)
compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations, each REMIC Pool will qualify as a REMIC. In that case, the Regular Certificates will be considered to be "regular interests"
in the REMIC Pool and generally will be treated for federal income tax purposes as if they were newly originated debt instruments, and the Residual Certificates will be considered to be "residual interests" in the REMIC Pool. The prospectus supplement for each series of Certificates will indicate whether one or more
REMIC elections with respect to the related Trust Fund will be made, in which event references to "REMIC" or "REMIC POOL" herein shall be deemed to refer to each such REMIC Pool.

     STATUS OF REMIC CERTIFICATES

          REMIC Certificates held by a domestic building and loan association will constitute "a regular or residual interest in a REMIC" within the meaning of Code Section 7701(a)(19)(C)(xi) in the same proportion that the assets of the
REMIC Pool would be treated as "loans . . . secured by an interest in real property which is . . . residential real property" within the meaning of Code
Section 7701(a)(19)(C)(v) or as other assets described in Code Section
7701(a)(19)(C). REMIC Certificates held by a real estate investment trust will constitute "real estate assets" within the meaning of Code Section 856(c)(4)(A), and interest on the Regular Certificates and income with respect to Residual
Certificates will be considered "interest on obligations secured by mortgages on real property or on interests in real property" within the meaning of Code
Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the REMIC

                                       66

Pool would be so treated. If at all times 95% or more of the assets of the REMIC
Pool qualify for each of the foregoing treatments, the REMIC Certificates will qualify for the corresponding status in their entirety. For purposes of Code
Section 856(c)(4)(A), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of REMIC Certificates qualify for such treatment.

          Where two REMIC Pools are a part of a tiered structure they will be treated as one REMIC for purposes of the tests described above respecting asset ownership of more or less than 95%. In addition, if the assets of the REMIC include Buy-Down Loans, it is possible that the percentage of such assets constituting "loans . . . secured by an interest in real property which is . . .
residential real property" for purposes of Code Section 7701(a)(19)(C)(v), may be required to be reduced by the amount of the related Buydown Funds. REMIC
Certificates held by a regulated investment company will not constitute
"Government securities" within the meaning of Code Section 851(b)(3)(A)(i).

     QUALIFICATION AS A REMIC

          For the REMIC Pool to qualify as a REMIC, there must be ongoing compliance on the part of the REMIC Pool with the requirements set forth in the
Code. The REMIC Pool must fulfill an asset test, which requires that no more than a de minimis portion of the assets of the REMIC Pool, as of the close of the third calendar month beginning after the "STARTUP DAY" (which for purposes of this discussion is the date of issuance of the REMIC Certificates) and at all times thereafter, may consist of assets other than "qualified mortgages" and
"permitted investments." The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirement will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all the REMIC Pool's assets. An entity that fails to meet the safe harbor may nevertheless demonstrate that it holds no more than a de minimis amount of nonqualified assets. A REMIC Pool also must provide "reasonable arrangements" to prevent its residual interests from being held by "disqualified organizations" or agents thereof and must furnish applicable tax information to transferors or agents that violate this requirement. See "--Taxation of Residual
Certificates--Tax-Related Restrictions on Transfer of Residual
Certificates--Disqualified Organizations" below.

          A qualified mortgage is any obligation that is principally secured by an interest in real property and that (i) is transferred to the REMIC Pool on the Startup Day, (ii) is purchased by the REMIC Pool within a three-month period thereafter pursuant to a fixed-price contract in effect on the Startup Day or
(iii) represents an increase in the principal amount of the obligation under the terms of such obligation described in (i) or (ii) above if such increase is attributable to an advance made to the obligor pursuant to the original terms of the obligation, occurs after the Startup Day of the REMIC and is purchased by the REMIC pursuant to a fixed price contract in effect on the Startup Day.
Qualified mortgages include whole mortgage loans, such as the Mortgage Loans, and, generally, certificates of beneficial interest in a grantor trust that holds mortgage loans and regular interests in another REMIC, such as lower-tier regular interests in a tiered REMIC.

          The REMIC Regulations specify that loans secured by timeshare interests and shares held by a tenant stockholder in a cooperative housing corporation can be qualified mortgages. A qualified mortgage includes a qualified replacement mortgage, which is any property that would have been treated as a qualified mortgage if it were transferred to the REMIC Pool on the
Startup Day and that is received either (i) in exchange for any qualified mortgage within a three-month period after the Startup Date or (ii) in exchange for a "defective obligation" within a two-year period after the Startup Date. A
"defective obligation" includes (i) a mortgage in default or as to which default is reasonably foreseeable, (ii) a mortgage as to which a customary representation or warranty made at the time of transfer to the REMIC Pool has been breached, (iii) a mortgage that was fraudulently procured by the mortgagor, and (iv) a mortgage that was not in fact principally secured by real property
(but only if such mortgage is disposed of within 90 days of discovery). A
Mortgage Loan that is "defective" as described in clause (iv) that is not sold or, if within two years of the Startup Day, exchanged, within 90 days of discovery, ceases to be a qualified mortgage after that 90-day period.

          Permitted investments include cash flow investments, qualified reserve assets, and foreclosure property. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC Pool.
A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC Pool (i) to provide for payments of expenses of the REMIC Pool or amounts due on the regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, prepayment interest shortfalls

                                       67

and certain other contingencies or (ii) to provide a source of funding for the purchase of additional mortgage loans pursuant to a qualifying fixed price or additional draws made by mortgagors under the terms of loans held by the related
REMIC. The aggregate fair market of any such reserve cannot exceed 50% of the aggregate fair market value of all assets of the REMIC on the Startup Day. The reserve fund will be disqualified if more than 30% of the gross income from the assets in such fund for the year is derived from the sale or other disposition of property held for less than three months, unless required to prevent a default on the regular interests caused by a default on one or more qualified mortgages. A reserve fund must be reduced "promptly and appropriately" as payments on the Mortgage Loans are received. Foreclosure property is real property acquired by the REMIC Pool in connection with the default or imminent default of a qualified mortgage and generally not held beyond the close of the third calendar year following the year in which such property is acquired with an extension that may be granted by the Internal Revenue Service.

          In addition to requirements described above, the various interests in a REMIC Pool also must meet certain requirements. All of the interests in a
REMIC Pool must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC Pool that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments
(or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on qualified mortgages. Such a specified portion may consist of a fixed number of basis points, a fixed percentage of the total interest, or a qualified variable rate, inverse variable rate or difference between two fixed or qualified variable rates on some or all of the qualified mortgages. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. A residual interest is an interest in a REMIC Pool other than a regular interest that is issued on the Startup Day and that is designated as a residual interest. An interest in a REMIC Pool may be treated as a regular interest even if payments of principal with respect to that interest are subordinated to payments on other regular interests or the residual interest in the REMIC Pool, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, unanticipated expenses incurred by the REMIC Pool or prepayment interest shortfalls. Accordingly, the Regular Certificates of a series will constitute one or more classes of regular interests, and the Residual Certificates with respect to that series will constitute a single class of residual interests on which distributions are made pro rata.

          If an entity, such as the REMIC Pool, fails to comply with one or more of the ongoing requirements of the Code for REMIC status during any taxable year, the Code provides that the entity will not be treated as a REMIC for that year and any following year. In this event, an entity with multiple classes of ownership interests may be treated as a separate association taxable as a corporation under Treasury regulations, and the Regular Certificates may be treated as equity interests therein. The Code, however, authorizes the Treasury
Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith, and disqualification of the REMIC Pool would occur absent regulatory relief. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the "1986 ACT") indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of the REMIC Pool's income for the period of time in which the requirements for REMIC status are not satisfied.

Taxation of Regular Certificates

     GENERAL

          In general, interest, original issue discount, and market discount on a Regular Certificate will be treated as ordinary income to a holder of the
Regular Certificate (the "REGULAR CERTIFICATEHOLDER"), and principal payments on a Regular Certificate will be treated as a return of capital to the extent of the Regular Certificateholder's basis in the Regular Certificate allocable thereto (other than accrued market discount not previously reported as income).
Regular Certificateholders must use the accrual method of accounting with regard to Regular Certificates, regardless of the method of accounting otherwise used by such Regular Certificateholders.

                                       68

     ORIGINAL ISSUE DISCOUNT

          Accrual Certificates will be, and other classes of Regular
Certificates may be, issued with "ORIGINAL ISSUE DISCOUNT" within the meaning of
Code Section 1273(a). Holders of any class of Regular Certificates having original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues, in accordance with a constant interest method that takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations issued on February 2, 1994, as amended on June 14, 1996, (the "OID
REGULATIONS") under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the 1986 Act. Regular Certificateholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Certificates. To the extent such issues are not addressed in such regulations, it is anticipated that the Trustee will apply the methodology described in the Conference Committee Report to the
1986 Act. No assurance can be provided that the Internal Revenue Service will not take a different position as to those matters not currently addressed by the
OID Regulations. Moreover, the OID Regulations include an antiabuse rule allowing the Internal Revenue Service to apply or depart from the OID
Regulations where necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule in the absence of a substantial effect on the present value of a taxpayer's tax liability. Investors are advised to consult their own tax advisors as to the discussion herein and the appropriate method for reporting interest and original issue discount with respect to the Regular Certificates.

          Each Regular Certificate (except to the extent described below with respect to a Regular Certificate on which principal is distributed in a single installment or by lots of specified principal amounts upon the request of a
Certificateholder or by random lot (a "NON-PRO RATA CERTIFICATE")) will be treated as a single installment obligation for purposes of determining the original issue discount includible in a Regular Certificateholder's income. The total amount of original issue discount on a Regular Certificate is the excess of the "stated redemption price at maturity" of the Regular Certificate over its
"issue price." The issue price of a class of Regular Certificates offered pursuant to this prospectus generally is the first price at which a substantial amount of such class is sold to the public (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, it is anticipated that the Trustee will treat the issue price of a class as to which there is no substantial sale as of the issue date or that is retained by the Depositor as the fair market value of that class as of the issue date. The issue price of a
Regular Certificate also includes any amount paid by an initial Regular
Certificateholder for accrued interest that relates to a period prior to the issue date of the Regular Certificate, unless the Regular Certificateholder elects on its federal income tax return to exclude such amount from the issue price and to recover it on the first Distribution Date. The stated redemption price at maturity of a Regular Certificate always includes the original principal amount of the Regular Certificate, but generally will not include distributions of interest if such distributions constitute "qualified stated
interest." Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate (as described below) provided that those interest payments are unconditionally payable at intervals of one year or less during the entire term of the Regular
Certificate. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Certificate, it is possible that no interest on any class of Regular Certificates will be treated as qualified stated interest. However, except as provided in the following three sentences or in the applicable prospectus supplement, because the underlying
Mortgage Loans provide for remedies in the event of default, it is anticipated that the Trustee will treat interest with respect to the Regular Certificates as qualified stated interest. Distributions of interest on a Accrual Certificate, or on other Regular Certificates with respect to which deferred interest will accrue, will not constitute qualified stated interest, in which case the stated
redemption price at maturity of the Regular Certificates includes all distributions of interest as well as principal. Likewise, it is anticipated that the Trustee will treat an interest-only class or a class on which interest is substantially disproportionate to its principal amount (a so-called
"super-premium" class) as having no qualified stated interest. Where the interval between the issue date and the first Distribution Date on a Regular
Certificate is shorter than the interval between subsequent Distribution Dates, the interest attributable to the additional days will be included in the stated
redemption price at maturity.

          Under a de minimis rule, original issue discount on a Regular
Certificate will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular
Certificate multiplied by the weighted average maturity of the Regular
Certificate. For this purpose, the weighted average maturity of the Regular
Certificate is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated

                                       69

redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated
redemption price at maturity of the Regular Certificate and the denominator of which is the stated redemption price at maturity of the Regular Certificate. The
Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment of the Mortgage Loans (the "PREPAYMENT ASSUMPTION") and the
anticipated reinvestment rate, if any, relating to the Regular Certificates. The
Prepayment Assumption with respect to a series of Regular Certificates will be set forth in the applicable prospectus supplement. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Certificate is held as a capital asset. Under the OID Regulations, however, Regular Certificateholders may elect to accrue all de minimis original issue discount as well as market discount and market premium, under the constant yield method. See "--Election to
Treat All Interest Under the Constant Yield Method" below.

          A Regular Certificateholder generally must include in gross income for any taxable year the sum of the "daily portions," as defined below, of the original issue discount on the Regular Certificate accrued during an accrual period for each day on which it holds the Regular Certificate, including the date of purchase but excluding the date of disposition. The Trustee will treat the monthly period ending on the day before each Distribution Date as the accrual period. With respect to each Regular Certificate, a calculation will be made of the original issue discount that accrues during each successive full accrual period (or shorter period from the date of original issue) that ends on the day before the related Distribution Date on the Regular Certificate. The
Conference Committee Report to the 1986 Act states that the rate of accrual of original issue discount is intended to be based on the Prepayment Assumption.
Other than as discussed below with respect to a Non-Pro Rata Certificate, the original issue discount accruing in a full accrual period would be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Certificate as of the end of that accrual period, and (b) the distributions made on the Regular Certificate during the accrual period that are included in the Regular Certificate's stated
redemption price at maturity, over (ii) the adjusted issue price of the Regular
Certificate at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Certificate at the issue date,
(ii) events (including actual prepayments) that have occurred prior to the end of the accrual period, and (iii) the Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Certificate at the beginning of any accrual period equals the issue price of the Regular Certificate, increased by the aggregate amount of original issue discount with respect to the Regular
Certificate that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Certificate's stated redemption price at maturity that were made on the Regular Certificate in such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period. With respect to an initial accrual period shorter than a full accrual period, the daily portions of original issue discount must be determined according to an appropriate allocation under any reasonable method.

          Under the method described above, the daily portions of original issue discount required to be included in income by a Regular Certificateholder generally will increase to take into account prepayments on the Regular
Certificates as a result of prepayments on the Mortgage Loans that exceed the
Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. An increase in prepayments on the Mortgage Loans with respect to a series of
Regular Certificates can result in both a change in the priority of principal payments with respect to certain classes of Regular Certificates and either an increase or decrease in the daily portions of original issue discount with respect to such Regular Certificates.

          In the case of a Non-Pro Rata Certificate, it is anticipated that the
Trustee will determine the yield to maturity of that Certificate based upon the anticipated payment characteristics of the class as a whole under the Prepayment
Assumption. In general, the original issue discount accruing on each Non-Pro
Rata Certificate in a full accrual period would be its allocable share of the original issue discount with respect to the entire class, as determined in accordance with the preceding paragraph. However, in the case of a distribution in retirement of the entire unpaid principal balance of any Non-Pro Rata
Certificate (or portion of its unpaid principal balance), (a) the remaining unaccrued original issue discount allocable to the Certificate (or to such portion) will accrue at the time of such distribution, and (b) the accrual of original issue discount allocable to each remaining Certificate of that class
(or the remaining unpaid principal balance of a partially redeemed Non-Pro Rata
Certificate after a distribution of principal has been received) will be adjusted by reducing the present value of the remaining payments on that class and the adjusted issue price of that class to the extent attributable to the portion of the unpaid principal balance

                                       70

thereof that was distributed. The Depositor believes that the foregoing treatment is consistent with the "pro rata prepayment" rules of the OID
Regulations, but with the rate of accrual of original issue discount determined based on the Prepayment Assumption for the class as a whole. Investors are advised to consult their tax advisors as to this treatment.

     ACQUISITION PREMIUM

          A purchaser of a Regular Certificate at a price greater than its adjusted issue price but less than its stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Certificate reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated
redemption price at maturity over the adjusted issue price. Alternatively, such a subsequent purchaser may elect to treat all such acquisition premium under the constant yield method, as described below under the heading "--Election to Treat
All Interest Under the Constant Yield Method" below.

     VARIABLE RATE REGULAR CERTIFICATES

          Regular Certificates may provide for interest based on a variable rate. Under the OID Regulations, interest is treated as payable at a variable rate if, generally, (i) the issue price does not exceed the original principal balance by more than a specified amount and (ii) the interest compounds or is payable at least annually at current values of (a) one or more "qualified floating rates," (b) a single fixed rate and one or more qualified floating rates, (c) a single "objective rate," or (d) a single fixed rate and a single objective rate that is a "qualified inverse floating rate." A floating rate is a qualified floating rate if variations in the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds, where the rate is subject to a fixed multiple that is greater than 0.65 but not more than 1.35. The rate may also be increased or decreased by a fixed spread or subject to a fixed cap or floor, or a cap or floor that is not reasonably expected as of the issue date to affect the yield of the instrument significantly. An objective rate is any rate (other than a qualified floating rate) that is determined using a single fixed formula and that is based on objective financial or economic information, provided that such information is not (i) within the control of the issuer or a related party or (ii) unique to the circumstances of the issuer or a related party. A qualified inverse floating rate is a rate equal to a fixed rate minus a qualified floating rate that inversely reflects contemporaneous variations in the cost of newly borrowed funds; an inverse floating rate that is not a qualified inverse floating rate may nevertheless be an objective rate. A class of Regular Certificates may be issued under this prospectus that does not have a variable rate under the foregoing rules, for example, a class that bears different rates at different times during the period it is outstanding such that it is considered significantly "front-loaded" or "back-loaded" within the meaning of the OID
Regulations. It is possible that such a class may be considered to bear
"contingent interest" within the meaning of the OID Regulations. The OID
Regulations, as they relate to the treatment of contingent interest, are by their terms not applicable to Regular Certificates. However, if final regulations dealing with contingent interest with respect to Regular
Certificates apply the same principles as the OID Regulations, these regulations may lead to different timing of income inclusion than would be the case under the OID Regulations for non-contingent debt instruments. Furthermore, application of these principles could lead to the characterization of gain on the sale of contingent interest Regular Certificates as ordinary income.
Investors should consult their tax advisors regarding the appropriate treatment of any Regular Certificate that does not pay interest at a fixed rate or variable rate as described in this paragraph.

          Under the REMIC Regulations, a Regular Certificate (i) bearing a rate that qualifies as a variable rate under the OID Regulations that is tied to current values of a variable rate (or the highest, lowest or average of two or more variable rates, including a rate based on the average cost of funds of one or more financial institutions), or a positive or negative multiple of such a rate (plus or minus a specified number of basis points), or that represents a weighted average of rates on some or all of the Mortgage Loans, including such a rate that is subject to one or more caps or floors, or of these variable rates for one or more periods, or one or more fixed rates for one or more periods, and a different variable rate or fixed rate for other periods, qualifies as a regular interest in a REMIC. Accordingly, unless otherwise indicated in the applicable prospectus supplement, it is anticipated that the Trustee will treat
Regular Certificates that qualify as regular interests under this rule in the same manner as obligations bearing a variable rate for original issue discount reporting purposes.

          The amount of original issue discount with respect to a Regular
Certificate bearing a variable rate of interest will accrue in the manner described above under "--Original Issue Discount," with the yield to maturity and future payments on such Regular Certificate generally to be determined by assuming that interest will be payable for

                                       71

the life of the Regular Certificate based on the initial rate (or, if different, the value of the applicable variable rate as of the pricing date) for the relevant class. Unless required otherwise by applicable final regulations, it is anticipated that the Trustee will treat variable interest as qualified stated
interest, other than variable interest on an interest-only or super-premium class, which will be treated as non-qualified stated interest includible in the stated redemption price at maturity. Ordinary income reportable for any period will be adjusted based on subsequent changes in the applicable interest rate index.

          It is anticipated that the Trustee will treat Regular Certificates bearing an interest rate that is a weighted average of the net interest rates on
Mortgage Loans as having qualified stated interest, except if initial "teaser"
rates cause sufficiently "back-loaded" interest to create more than de minimis original issue discount. The yield on such a Regular Certificate for purposes of accruing original issue discount will be a hypothetical fixed rate based on the fixed rates, in the case of fixed rate Mortgage Loans, and initial "teaser rates" followed by fully indexed rates, in the case of adjustable-rate Mortgage
Loans. In the case of adjustable-rate Mortgage Loans, the applicable index used to compute interest on the Mortgage Loans in effect on the pricing date (or possibly the issue date) will be deemed to be in effect beginning with the period in which the first weighted average adjustment date occurring after the issue date occurs. Adjustments will be made in each accrual period either increasing or decreasing the amount of ordinary income reportable to reflect the actual pass-through rate on the Regular Certificates.

     MARKET DISCOUNT

          A purchaser of a Regular Certificate also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these sections and the principles applied by the OID Regulations in the context of original issue discount, "market discount" is the amount by which the purchaser's original basis in the Regular Certificate (i) is exceeded by the then-current principal amount of the Regular Certificate, or (ii) in the case of a Regular Certificate having original issue discount, is exceeded by the adjusted issue price of such
Regular Certificate at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Certificate as distributions includible in the stated redemption price at maturity thereof are received, in an amount not exceeding any such distribution. This market discount would accrue in a manner to be provided in
Treasury regulations and should take into account the Prepayment Assumption. The
Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue either (i) on the basis of a constant interest rate, or (ii) in the ratio of stated interest allocable to the relevant period to the sum of the interest for such period plus the remaining interest as of the end of such period, or in the case of a Regular Certificate issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount as of the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Certificate as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated
redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry a Regular Certificate over the interest distributable thereon. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the
Regular Certificate for such year. Any deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Certificate is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Certificateholder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by the Regular Certificateholder in that taxable year or following taxable years, in which case the interest deferral rule will not apply. See "-- Election to
Treat All Interest Under the Constant Yield Method" below regarding an alternative manner in which this election may be deemed to be made.

          By analogy to the OID Regulations, market discount with respect to a
Regular Certificate will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such
Regular Certificate multiplied by the weighted average maturity of the Regular
Certificate (determined as described above in the third paragraph under
"--Original Issue Discount") remaining after the date of purchase. It appears that de minimis market discount would be reported in a manner similar to de minimis original issue discount. See "--Original Issue Discount" above. Treasury regulations implementing the market discount rules have not yet been issued and, as a result, investors should consult their own tax advisors regarding the application of these rules. Investors should also consult Revenue Procedure
92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

                                       72

     PREMIUM

          A Regular Certificate purchased at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Certificateholder holds its Regular Certificate as a
"CAPITAL ASSET" within the meaning of Code Section 1221, the Regular
Certificateholder may elect under Code Section 171 to amortize its premium under the constant yield method. This election will apply to all debt obligations acquired by the Regular Certificateholder at a premium held in that taxable year or following taxable years, unless revoked with the permission of the Internal
Revenue Service. The Conference Committee Report to the 1986 Act indicates a
Congressional intent that the same rules that apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular
Certificates, although it is unclear whether the alternatives to the constant interest method described above under "--Market Discount" are available.
Amortizable bond premium will be treated as an offset to interest income on a
Regular Certificate, rather than as a separate deduction item. See "--Election to Treat All Interest Under the Constant Yield Method" below regarding an alternative manner in which the Code Section 171 election may be deemed to be made.

     ELECTION TO TREAT ALL INTEREST UNDER THE CONSTANT YIELD METHOD

          A holder of a debt instrument such as a Regular Certificate may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest.
For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) "interest" includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder's acquisition date in the amount of the holder's adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder's acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes this election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all premium bonds held or market discount bonds acquired by the holder in the same taxable year or following taxable years. The election is made on the holder's federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the Internal Revenue Service. Investors should consult their tax advisors regarding the advisability of making this election.

     TREATMENT OF LOSSES

          Regular Certificateholders will be required to report income with respect to Regular Certificates on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that those amounts are uncollectible. Accordingly, the holder of a
Regular Certificate, particularly a Subordinate Certificate, may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that, while they may generally cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the Internal
Revenue Service may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. To the extent the rules of Code Section 166 regarding bad debts are applicable, it appears that Regular Certificateholders that are corporations or that otherwise hold the Regular Certificates in connection with a trade or business should in general be allowed to deduct as an ordinary loss that loss with respect to principal sustained during the taxable year on account of any Regular Certificates becoming wholly or partially worthless, and that, in general, Regular Certificateholders that are not corporations and do not hold the Regular Certificates in connection with a trade or business should be allowed to deduct as a short-term capital loss any loss sustained during the taxable year on account of a portion of any Regular Certificates becoming wholly worthless. Although the matter is not free from doubt, non-corporate Regular
Certificateholders should be allowed a bad debt deduction at the time the principal balance of their Regular Certificates is reduced to reflect losses resulting from any liquidated Mortgage Loans. The Internal Revenue Service, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect

                                       73

such losses only after all the Mortgage Loans remaining in the Trust Fund have been liquidated or the applicable class of Regular Certificates has been otherwise retired. The Internal Revenue Service could also assert that losses on the Regular Certificates are deductible based on some other method that may defer these deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount this may have the effect of creating "negative" original issue discount which would be deductible only against future positive original issue discount or otherwise upon termination of the class. Regular Certificateholders are urged to consult their tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Certificates. While losses attributable to interest previously reported as income should be deductible as ordinary losses by both corporate and non-corporate holders, the Internal Revenue Service may take the position that losses attributable to accrued original issue discount may only be deducted as capital losses in the case of non-corporate holders who do not hold the Regular Certificates in connection with a trade or business. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. These taxpayers are advised to consult their tax advisors regarding the treatment of losses on Regular Certificates.

     SALE OR EXCHANGE OF REGULAR CERTIFICATES

          If a Regular Certificateholder sells or exchanges a Regular
Certificate, the Regular Certificateholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Certificate. The adjusted basis of a Regular Certificate generally will equal the cost of the Regular Certificate to the seller, increased by any original issue discount or market discount previously included in the seller's gross income with respect to the Regular Certificate and reduced by amounts included in the stated redemption price at maturity of the Regular Certificate that were previously received by the seller, by any amortized premium and by any recognized losses.

          Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a
Regular Certificate realized by an investor who holds the Regular Certificate as a capital asset will be capital gain or loss and will be long-term or short-term depending on whether the Regular Certificate has been held for the applicable holding period (as described below). This gain will be treated as ordinary income (i) if a Regular Certificate is held as part of a "conversion transaction" as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Certificateholder's net investment in the conversion transaction at 120% of the appropriate applicable federal rate under
Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of the transaction,
(ii) in the case of a non-corporate taxpayer, if the taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates, or (iii) if the gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the holder if its yield on its Regular Certificate were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of the holder with respect to its
Regular Certificate. In addition, gain or loss recognized from the sale of a
Regular Certificate by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income or short-term capital gains of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains.

Taxation Of Residual Certificates

     TAXATION OF REMIC INCOME

          Generally, the "daily portions" of REMIC taxable income or net loss will be includible as ordinary income or loss in determining the federal taxable income of holders of Residual Certificates ("RESIDUAL HOLDERS"), and will not be taxed separately to the REMIC Pool. The daily portions of REMIC taxable income or net loss of a Residual Holder are determined by allocating the REMIC Pool's taxable income or net loss for each calendar quarter ratably to each day in the quarter and by allocating the daily portion among the Residual Holders in proportion to their respective holdings of Residual Certificates in the REMIC
Pool on that day. REMIC taxable income is generally determined in the same manner as the taxable income of an individual using the accrual method of accounting, except, in addition to certain other adjustments, that (i) the limitations on deductibility of investment interest expense and expenses for the production of income do not apply, (ii) all bad loans will be deductible as business bad debts and (iii) the limitation on the deductibility of interest and expenses related to tax-exempt income will apply.

                                       74

The REMIC Pool's gross income includes interest, original issue discount income and market discount income, if any, on the Mortgage Loans, reduced by amortization of any premium on the Mortgage Loans, plus income from amortization of issue premium, if any, on the Regular Certificates, plus income on reinvestment of cash flows and reserve assets, plus any cancellation of indebtedness income upon allocation of realized losses to the Regular
Certificates. The REMIC Pool's deductions include interest and original issue discount expense on the Regular Certificates, servicing fees on the Mortgage
Loans, other administrative expenses of the REMIC Pool and realized losses on the Mortgage Loans. The requirement that Residual Holders report their pro rata share of taxable income or net loss of the REMIC Pool will continue until there are no Certificates of any class of the related series outstanding.

          The taxable income recognized by a Residual Holder in any taxable year will be affected by, among other factors, the relationship between the timing of recognition of interest and original issue discount or market discount income or amortization of premium with respect to the Mortgage Loans, on the one hand, and the timing of deductions for interest (including original issue discount) or income from amortization of issue premium on the Regular Certificates on the other hand. If an interest in the Mortgage Loans is acquired by the REMIC Pool at a discount, and one or more of such Mortgage Loans is prepaid, the Residual
Holder may recognize taxable income without being entitled to receive a corresponding amount of cash because (i) the prepayment may be used in whole or in part to make distributions in reduction of principal on the Regular
Certificates and (ii) the discount on the Mortgage Loans which is includible in income may exceed the deduction allowed upon distributions of principal on those
Regular Certificates on account of any unaccrued original issue discount relating to those Regular Certificates. When there is more than one class of
Regular Certificates that distribute principal sequentially, this mismatching of income and deductions is particularly likely to occur in the early years following issuance of the Regular Certificates when distributions in reduction of principal are being made in respect of earlier classes of Regular
Certificates if those classes are not issued with substantial discount or are issued at a premium. If taxable income attributable to such a mismatching is realized, in general, losses would be allowed in later years as distributions on the later maturing classes of Regular Certificates are made. Taxable income may also be greater in earlier years than in later years as a result of the fact that interest expense deductions, expressed as a percentage of the outstanding principal amount of such a series of Regular Certificates, may increase over time as distributions in reduction of principal are made on the lower yielding classes of Regular Certificates, whereas, to the extent the REMIC Pool consists of fixed-rate Mortgage Loans, interest income with respect to any given Mortgage
Loan will remain constant over time as a percentage of the outstanding principal amount of that loan. Consequently, Residual Holders must have sufficient other sources of cash to pay any federal, state or local income taxes due as a result of this mismatching or unrelated deductions against which to offset such income, subject to the discussion of "excess inclusions" below under "-- Limitations on
Offset or Exemption of REMIC Income." The timing of mismatching of income and deductions described in this paragraph, if present with respect to a series of
Certificates, may have a significant adverse effect upon a Residual Holder's after-tax rate of return. In addition, a Residual Holder's taxable income during certain periods may exceed the income reflected by the Residual Holder for those periods in accordance with generally accepted accounting principles. Investors should consult their accountants concerning the accounting treatment of their investment in Residual Certificates.

     BASIS AND LOSSES

          The amount of any net loss of the REMIC Pool that may be taken into account by the Residual Holder is limited to the adjusted basis of the Residual
Certificate as of the close of the quarter (or time of disposition of the
Residual Certificate if earlier), determined without taking into account the net loss for the quarter. The initial adjusted basis of a purchaser of a Residual
Certificate is the amount paid for the Residual Certificate. The adjusted basis will be increased by the amount of taxable income of the REMIC Pool reportable by the Residual Holder and will be decreased (but not below zero), first, by a cash distribution from the REMIC Pool and, second, by the amount of loss of the
REMIC Pool reportable by the Residual Holder. Any loss that is disallowed on account of this limitation may be carried over indefinitely with respect to the
Residual Holder as to whom a loss was disallowed and may be used by that
Residual Holder only to offset any income generated by the same REMIC Pool.

          A Residual Holder will not be permitted to amortize directly the cost of its Residual Certificate as an offset to its share of the taxable income of the related REMIC Pool. However, that taxable income will not include cash received by the REMIC Pool that represents a recovery of the REMIC Pool's basis in its assets. This recovery of basis by the REMIC Pool will have the effect of amortization of the issue price of the Residual Certificates over their life.
However, in view of the possible acceleration of the income of Residual Holders described above under

                                       75

"--Taxation of REMIC Income," the period of time over which the issue price is effectively amortized may be longer than the economic life of the Residual
Certificates.

          A Residual Certificate may have a negative value if the net present value of anticipated tax liabilities exceeds the present value of anticipated cash flows. The REMIC Regulations appear to treat the issue price of such a residual interest as zero rather than such negative amount for purposes of determining the REMIC Pool's basis in its assets. Regulations have been issued regarding the federal income tax treatment of "inducement fees" received by transferees of noneconomic REMIC residual interests. The regulations (i) provide tax accounting rules for the treatment of such fees as income over an appropriate period and (ii) indicate that inducement fees constitute income from sources within the United States. Prospective purchasers of the Residual
Certificates should consult with their tax advisors regarding the effect of these regulations.

          Further, if the initial adjusted basis of a Residual Holder (other than an original holder) in the Residual Certificate is greater than the corresponding portion of the REMIC Pool's basis in the Mortgage Loans, the
Residual Holder will not recover a portion of its basis until termination of the
REMIC Pool unless future Treasury regulations provide for periodic adjustments to the REMIC income otherwise reportable by the holder. The REMIC Regulations currently in effect do not so provide. See "--Treatment of Certain Items of
REMIC Income and Expense--Market Discount" below regarding the basis of Mortgage
Loans to the REMIC Pool and "--Sale or Exchange of a Residual Certificate" below regarding possible treatment of a loss upon termination of the REMIC Pool as a capital loss.

Treatment of Certain Items of REMIC Income and Expense

          Although the Depositor intends to compute REMIC income and expense in accordance with the Code and applicable regulations, the authorities regarding the determination of specific items of income and expense are subject to differing interpretations. The Depositor makes no representation as to the specific method that the Trustee will use for reporting income with respect to the Mortgage Loans and expenses with respect to the Regular Certificates and different methods could result in different timing of reporting of taxable income or net loss to Residual Holders or differences in capital gain versus ordinary income.

          Original Issue Discount and Premium. Generally, the REMIC Pool's
deductions for original issue discount and income from amortization of issue premium will be determined in the same manner as original issue discount income on Regular Certificates as described above under "--Taxation of Regular
Certificates--Original Issue Discount" and "--Variable Rate Regular
Certificates," without regard to the de minimis rule described therein, and
"--Premium."

          Market Discount. The REMIC Pool will have market discount income in respect of Mortgage Loans if, in general, the basis of the REMIC Pool in those
Mortgage Loans is exceeded by their unpaid principal balances. The REMIC Pool's basis in Mortgage Loans is generally the fair market value of the Mortgage Loans immediately after the transfer thereof to the REMIC Pool. The REMIC Regulations provide that the basis is equal in the aggregate to the issue prices of all regular and residual interests in the REMIC Pool. The accrued portion of the market discount would be recognized currently as an item of ordinary income in a manner similar to original issue discount. Market discount income generally should accrue in the manner described above under "--Taxation of Regular
Certificates--Market Discount."

          Premium. Generally, if the basis of the REMIC Pool in the Mortgage
Loans exceeds their unpaid principal balances, the REMIC Pool will be considered to have acquired the Mortgage Loans at a premium equal to the amount of the excess. As stated above, the REMIC Pool's basis in Mortgage Loans is the fair market value of the Mortgage Loans, based on the aggregate of the issue prices of the regular and residual interests in the REMIC Pool immediately after the transfer thereof to the REMIC Pool. In a manner analogous to the discussion above under "--Taxation of Regular Certificates--Premium," a person that holds a
Mortgage Loan as a capital asset under Code Section 1221 may elect under Code
Section 171 to amortize premium on Mortgage Loans originated after September 27,
1985 under the constant yield method. Amortizable bond premium will be treated as an offset to interest income on the Mortgage Loans, rather than as a separate deduction item. Because substantially all of the mortgagors on the Mortgage
Loans are expected to be individuals, Code Section 171 will not be available for premium on Mortgage Loans originated on or prior to September 27, 1985. Premium with respect to those Mortgage Loans may be deductible in accordance with a reasonable method regularly employed by their holder. The allocation of premium pro rata among principal payments should be considered a reasonable method;
however,

                                       76

the Internal Revenue Service may argue that premium should be allocated in a different manner, such as allocating premium entirely to the final payment of principal.

     LIMITATIONS ON OFFSET OR EXEMPTION OF REMIC INCOME

          A portion (or all) of the REMIC taxable income includible in determining the federal income tax liability of a Residual Holder will be subject to special treatment. That portion, referred to as the "excess inclusion," is equal to the excess of REMIC taxable income for the calendar quarter allocable to a Residual Certificate over the daily accruals for that quarterly period of (i) 120% of the long-term applicable federal rate that would have applied to the Residual Certificate (if it were a debt instrument) on the
Startup Day under Code Section 1274(d), multiplied by (ii) the adjusted issue price of the Residual Certificate at the beginning of the quarterly period. For this purpose, the adjusted issue price of a Residual Certificate at the beginning of a quarter is the issue price of the Residual Certificate, plus the amount of daily accruals of REMIC income described in this paragraph for all prior quarters, decreased by any distributions made with respect to the Residual
Certificate prior to the beginning of the quarterly period. Accordingly, the portion of the REMIC Pool's taxable income that will be treated as excess inclusions will be a larger portion of that income as the adjusted issue price of the Residual Certificates diminishes.

          The portion of a Residual Holder's REMIC taxable income consisting of the excess inclusions generally may not be offset by other deductions, including net operating loss carryforwards, on the Residual Holder's return. However, net operating loss carryovers are determined without regard to excess inclusion income. Further, if the Residual Holder is an organization subject to the tax on unrelated business income imposed by Code Section 511, the Residual Holder's excess inclusions will be treated as unrelated business taxable income of the
Residual Holder for purposes of Code Section 511. In addition, REMIC taxable income is subject to 30% withholding tax with respect to certain persons who are not U.S. Persons (as defined below under "--Tax-Related Restrictions on Transfer of Residual Certificates--Foreign Investors"), and the portion of REMIC taxable income attributable to excess inclusions is not eligible for any reduction in the rate of withholding tax (by treaty or otherwise). See "--Taxation of Certain
Foreign Investors--Residual Certificates" below. Finally, if a real estate investment trust or a regulated investment company owns a Residual Certificate, a portion (allocated under Treasury regulations yet to be issued) of dividends paid by the real estate investment trust or regulated investment company could not be offset by net operating losses of its shareholders, would constitute unrelated business taxable income for tax-exempt shareholders, and would be ineligible for reduction of withholding to certain persons who are not U.S.
Persons.

          There are three rules for determining the effect of excess inclusions on the alternative minimum taxable income of a Residual Holder. First, alternative minimum taxable income for a Residual Holder is determined without regard to the special rule, discussed above, that taxable income cannot be less than excess inclusions. Second, a Residual Holder's alternative minimum taxable income for a taxable year cannot be less than the excess inclusions for the year. Third, the amount of any alternative minimum tax net operating loss deduction must be computed without regard to any excess inclusions.

     TAX-RELATED RESTRICTIONS ON TRANSFER OF RESIDUAL CERTIFICATES

          Disqualified Organizations. If any legal or beneficial interest in a
Residual Certificate is transferred to a Disqualified Organization (as defined below), a tax would be imposed in an amount equal to the product of (i) the present value of the total anticipated excess inclusions with respect to that
Residual Certificate for periods after the transfer and (ii) the highest marginal federal income tax rate applicable to corporations. The REMIC
Regulations provide that the anticipated excess inclusions are based on actual prepayment experience to the date of the transfer and projected payments based on the Prepayment Assumption. The present value rate equals the applicable federal rate under Code Section 1274(d) as of the date of the transfer for a term ending with the last calendar quarter in which excess inclusions are expected to accrue. This rate is applied to the anticipated excess inclusions from the end of the remaining calendar quarters in which they arise to the date of the transfer. Such a tax generally would be imposed on the transferor of the
Residual Certificate, except that where the transfer is through an agent
(including a broker, nominee or other middleman) for a Disqualified
Organization, the tax would instead be imposed on the agent. However, a transferor of a Residual Certificate would in no event be liable for such tax with respect to a transfer if the transferee furnishes to the transferor an affidavit stating that the transferee is not a Disqualified Organization and, as of the time of the transfer, the transferor does not have actual knowledge that such affidavit is false. The tax also may be waived by the Internal Revenue
Service if the Disqualified Organization promptly disposes of the Residual
Certificate and the transferor pays income tax at the highest corporate rate on the excess inclusion for the period the Residual Certificate is actually held by the Disqualified Organization.

                                       77

          In addition, if a Pass-Through Entity (as defined below) has excess inclusion income with respect to a Residual Certificate during a taxable year and a Disqualified Organization is the record holder of an equity interest in such entity, then a tax is imposed on such entity equal to the product of (i)
the amount of excess inclusions that are allocable to the interest in the
Pass-Through Entity during the period such interest is held by such Disqualified
Organization, and (ii) the highest marginal federal corporate income tax rate.
The tax would be deductible from the ordinary gross income of the Pass-Through
Entity for the taxable year. The Pass-Through Entity would not be liable for the tax if it has received an affidavit from the record holder that it is not a
Disqualified Organization or stating the holder's taxpayer identification number and, during the period that person is the record holder of the Residual
Certificate, the Pass-Through Entity does not have actual knowledge that the affidavit is false.

          If an "electing large partnership" holds a Residual Certificate, all interests in the electing large partnership are treated as held by Disqualified
Organizations for purposes of the tax imposed upon a Pass-Through Entity by
Section 860E(c) of the Code. An exception to this tax, otherwise available to a
Pass-Through Entity that is furnished certain affidavits by record holders of interests in the entity and that does not know the affidavits are false, is not available to an electing large partnership.

          For these purposes, (i) "DISQUALIFIED ORGANIZATION" means the United
States, any state or political subdivision thereof, any foreign government, any international organization, any agency or instrumentality of any of the foregoing (provided, that this term does not include an instrumentality if all of its activities are subject to tax and a majority of its board of directors is not selected by any similar governmental entity), any cooperative organization furnishing electric energy or providing telephone service to persons in rural areas as described in Code Section 1381(a)(2)(C), and any organization (other than a farmers' cooperative described in Code Section 521) that is exempt from taxation under the Code unless the organization is subject to the tax on unrelated business income imposed by Code Section 511, (ii) "PASS-THROUGH
ENTITY" means any regulated investment company, real estate investment trust, common trust fund, partnership, trust or estate and certain corporations operating on a cooperative basis, and (iii) an "ELECTING LARGE PARTNERSHIP"
means any partnership having more than 100 members during the preceding tax year
(other than certain service partnerships and commodity pools), which elect to apply simplified reporting provisions under the Code. Except as may be provided in Treasury regulations, any person holding an interest in a Pass-Through Entity as a nominee for another will, with respect to that interest, be treated as a
Pass-Through Entity.

          The pooling and servicing agreement with respect to a series will provide that no legal or beneficial interest in a Residual Certificate may be transferred or registered unless (i) the proposed transferee furnishes to the
Depositor and the Trustee an affidavit providing its taxpayer identification number and stating that such transferee is the beneficial owner of the Residual
Certificate and is not a Disqualified Organization and is not purchasing the
Residual Certificate on behalf of a Disqualified Organization (i.e., as a broker, nominee or middleman thereof) and (ii) the transferor provides a statement in writing to the Depositor and the Trustee that it has no actual knowledge that the affidavit is false. Moreover, the pooling and servicing agreement will provide that any attempted or purported transfer in violation of these transfer restrictions will be null and void and will vest no rights in any purported transferee. Each Residual Certificate with respect to a series will bear a legend referring to these restrictions on transfer, and each Residual
Holder will be deemed to have agreed, as a condition of ownership thereof, to any amendments to the related pooling and servicing agreement required under the
Code or applicable Treasury regulations to effectuate the foregoing restrictions. Information necessary to compute an applicable excise tax must be furnished to the Internal Revenue Service and to the requesting party within 60 days of the request, and the Depositor or the Trustee may charge a fee for computing and providing this information.

          Noneconomic Residual Interests. The REMIC Regulations would disregard certain transfers of Residual Certificates, in which case the transferor would continue to be treated as the owner of the Residual Certificates and thus would continue to be subject to tax on its allocable portion of the net income of the
REMIC Pool. Under the REMIC Regulations, a transfer of a noneconomic residual interest (as defined below) to a Residual Holder (other than a Residual Holder who is not a U.S. Person, as defined below under "--Foreign Investors") is disregarded for all federal income tax purposes if a significant purpose of the transferor is to impede the assessment or collection of tax. A residual interest in a REMIC (including a residual interest with a positive value at issuance) is a "noneconomic residual interest" unless, at the time of the transfer, (i) the present value of the expected future distributions on the residual interest at least equals the product of the present value of the anticipated excess inclusions and the highest federal corporate income tax rate in effect for the year in which the transfer occurs, and (ii) the transferor reasonably expects that the transferee will receive distributions from the REMIC at or after the time at which taxes accrue on the anticipated excess inclusions in an amount sufficient to satisfy the accrued taxes

                                       78

on each excess inclusion. The anticipated excess inclusions and the present value rate are determined in the same manner as set forth above under
"--Disqualified Organizations." The REMIC Regulations explain that a significant purpose to impede the assessment or collection of tax exists if the transferor, at the time of the transfer, either knew or should have known that the transferee would be unwilling or unable to pay taxes due on its share of the taxable income of the REMIC. A safe harbor is provided if (i) the transferor conducted, at the time of the transfer, a reasonable investigation of the financial condition of the transferee and found that the transferee historically had paid its debts as they came due and found no significant evidence to indicate that the transferee would not continue to pay its debts as they came due in the future, (ii) the transferee represents to the transferor that it understands that, as the holder of the non-economic residual interest, the transferee may incur tax liabilities in excess of any cash flows generated by the interest and that the transferee intends to pay taxes associated with holding the residual interest as they become due, (iii) the transferee represents to the transferor that it will not cause income from the residual certificate to be attributable to a foreign permanent establishment or fixed base (within the meaning of an applicable income tax treaty) of the transferee or of any other person, and (iv) one of the two following tests is satisfied:
either

          (a)  the present value of the anticipated tax liabilities associated with holding the noneconomic residual interest will not exceed the sum of:

               (1)  the present value of any consideration given to the
                    transferee to acquire the residual interest;

               (2)  the present value of the expected future distributions on the residual interest; and

               (3)  the present value of the anticipated tax savings associated with holding the residual interest as the REMIC generates
                    losses; or

          (b)  (1)  the transferee must be a domestic "C" corporation (other than a corporation exempt from taxation or a regulated
                    investment company or real estate investment trust)
                    (generally, $100 million of gross assets and $10 million of net assets for the current year and the two preceding fiscal years);

               (2)  the transferee must agree in writing that any subsequent transfer of the residual interest would be to an eligible
                    "C" corporation and would meet the requirement for a safe
                    harbor transfer; and

               (3)  the facts and circumstances known to the transferor on or before the date of the transfer must not reasonably indicate that the taxes associated with ownership of the residual
                    interest will not be paid by the transferee.

          For purposes of the computation in clause (a), the transferee is assumed to pay tax at the highest corporate rate of tax specified in the Code or, in certain circumstances, the alternative minimum tax rate. Further, present values generally are computed using a discount rate equal to the short-term
Federal rate set forth in Section 1274(d) of the Code for the month of the transfer and the compounding period used by the transferee.

          The Pooling and Servicing Agreement with respect to each Series of
Certificates will require the transferee of a Residual Certificate to certify to the matters in requirements (i) through (iii) above as part of the affidavit described above under "--Disqualified Organizations." Unless otherwise indicated
in the applicable Prospectus Supplement, the Pooling and Servicing Agreement
will not require that transfers of the Residual Certificates meet requirement
(iv) above. Consequently, such transfers may not meet the safe harbor. Persons considering the purchase of the Residual Certificates of a Series should consult their advisors regarding the advisability of meeting the safe harbor in any transfer of the Residual Certificates.

          Foreign Investors. The REMIC Regulations provide that the transfer of a Residual Certificate that has "tax avoidance potential" to a "foreign person"
will be disregarded for all federal tax purposes. This rule appears intended to apply to a transferee who is not a U.S. Person (as defined below), unless that transferee's income is effectively connected with the conduct of a trade or business within the United States. A Residual Certificate is deemed to have tax avoidance potential unless, at the time of the transfer, (i) the future value of expected distributions equals at least 30% of the anticipated excess inclusions after the transfer, and (ii) the transferor reasonably expects that the transferee will receive sufficient distributions from the REMIC Pool at or after the time

                                       79

at which the excess inclusions accrue and prior to the end of the next succeeding taxable year for the accumulated withholding tax liability to be paid. If the non-U.S. Person transfers the Residual Certificate back to a U.S.
Person, the transfer will be disregarded and the foreign transferor will continue to be treated as the owner unless arrangements are made so that the transfer does not have the effect of allowing the transferor to avoid tax on accrued excess inclusions.

          The prospectus supplement relating to the Certificates of a series may provide that a Residual Certificate may not be purchased by or transferred to any person that is not a U.S. Person or may describe the circumstances and restrictions pursuant to which such a transfer may be made. The term "U.S.
PERSON" means a citizen or resident of the United States, a corporation or partnership (except to the extent provided in applicable Treasury Regulations)
created or organized in or under the laws of the United States, any state or the
District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, or any political subdivision thereof, an estate that is subject to U.S. federal income tax regardless of the source of its income, or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more U.S. Persons have the authority to control all substantial decisions of the trust (or, to the extent provided in applicable Treasury regulations, certain trusts in existence on August 20, 1996 which are eligible to elect to be treated as U.S. Persons).

     SALE OR EXCHANGE OF A RESIDUAL CERTIFICATE

          Upon the sale or exchange of a Residual Certificate, the Residual
Holder will recognize gain or loss equal to the excess, if any, of the amount realized over the adjusted basis (as described above under "--Basis and Losses")
of the Residual Holder in its Residual Certificate at the time of the sale or exchange. In addition to reporting the taxable income of the REMIC Pool, a
Residual Holder will have taxable income if any cash distribution to it from the
REMIC Pool exceeds the adjusted basis on that Distribution Date. Such income will be treated as gain from the sale or exchange of the Residual Certificate.
It is possible that the termination of the REMIC Pool may be treated as a sale or exchange of a Residual Holder's Residual Certificate, in which case, if the
Residual Holder has an adjusted basis in its Residual Certificate remaining when its interest in the REMIC Pool terminates, and if it holds its Residual
Certificate as a capital asset under Code Section 1221, then it will recognize a capital loss at that time in the amount of its remaining adjusted basis.

          Any gain on the sale of a Residual Certificate will be treated as ordinary income (i) if a Residual Certificate is held as part of a "conversion transaction" as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Residual Certificateholder's net investment in the conversion transaction at 120% of the appropriate applicable Federal rate in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as a part of such transaction or (ii) in the case of a non-corporate taxpayer, if the taxpayer has made an election under Code Section
163(d)(4) to have net capital gains taxed as investment income at ordinary income rates. In addition, gain or loss recognized from the sale of a Residual
Certificate or termination of the REMIC Pool by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section
582(c).

          The Conference Committee Report to the 1986 Act provides that, except as provided in Treasury regulations yet to be issued, the wash sale rules of
Code Section 1091 will apply to dispositions of Residual Certificates where the seller of the Residual Certificate, during the period beginning six months before the sale or disposition of the Residual Certificate and ending six months after that sale or disposition, acquires (or enters into any other transaction that results in the application of Code Section 1091) any residual interest in any REMIC or any interest in a "taxable mortgage pool" (such as a non-REMIC owner trust) that is economically comparable to a Residual Certificate.

     MARK-TO-MARKET REGULATIONS

          The Internal Revenue Service has issued final regulations (the
"MARK-TO-MARKET REGULATIONS") under Code Section 475 relating to the requirement that a securities dealer mark to market securities held for sale to customers.
This mark-to-market requirement applies to all securities of a dealer, except to the extent that the dealer has specifically identified a security as held for investment. The Mark-to-Market Regulations provide that, for purposes of this mark-to-market requirement, a Residual Certificate is not treated as a security and thus may not be marked to market.

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TAXES THAT MAY BE IMPOSED ON THE REMIC POOL

     PROHIBITED TRANSACTIONS

          Income from certain transactions by the REMIC Pool, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of Residual Holders, but rather will be taxed directly to the REMIC Pool at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a)
substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective
(including a defaulted) obligation at any time) or for any qualified mortgage within three months of the Startup Day, (b) foreclosure, default, or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC Pool, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC Pool is permitted to hold, (iii) the receipt of compensation for services, or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv) of the preceding sentence, it is not a prohibited transaction to sell REMIC Pool property to prevent a default on Regular Certificates as a result of a default on qualified mortgages or to facilitate a clean-up call (generally, an optional prepayment of the remaining principal balance of a class of Regular Certificates to save administrative costs when no more than a small percentage of the Certificates is outstanding). The REMIC Regulations indicate that the modification of a qualified mortgage generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of the
Mortgage Loan, the waiver of a due-on-sale or due-on-encumbrance clause, or the conversion of an interest rate by a mortgagor pursuant to the terms of a convertible adjustable-rate Mortgage Loan.

     CONTRIBUTIONS TO THE REMIC POOL AFTER THE STARTUP DAY

          In general, the REMIC Pool will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC Pool after the Startup Day.
Exceptions are provided for cash contributions to the REMIC Pool (i) during the three months following the Startup Day, (ii) made to a qualified reserve fund by a Residual Holder, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or cleanup call, and (v) as otherwise permitted in
Treasury regulations yet to be issued. It is not anticipated that there will be any contributions to the REMIC Pool after the Startup Day.

     NET INCOME FROM FORECLOSURE PROPERTY

          The REMIC Pool will be subject to federal income tax at the highest corporate rate on "net income from foreclosure property," determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by deed in lieu of foreclosure would be treated as
"foreclosure property" for a period not exceeding the close of the third calendar year after the year in which the REMIC Pool acquired the property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust. It is not anticipated that the REMIC Pool will have any taxable net income from foreclosure property.

     LIQUIDATION OF THE REMIC POOL

          If a REMIC Pool adopts a plan of complete liquidation, within the meaning of Code Section 860F(a)(4)(A)(i), which may be accomplished by designating in the REMIC Pool's final tax return a date on which the adoption is deemed to occur, and sells all of its assets (other than cash) within a 90-day period beginning on that date, the REMIC Pool will not be subject to the prohibited transaction rules on the sale of its assets, provided that the REMIC
Pool credits or distributes in liquidation all of the sale proceeds plus its cash (other than amounts retained to meet claims) to holders of Regular
Certificates and Residual Holders within the 90-day period.

     ADMINISTRATIVE MATTERS

          The REMIC Pool will be required to maintain its books on a calendar year basis and to file federal income tax returns for federal income tax purposes in a manner similar to a partnership. The form for this income tax return is Form 1066, U.S. Real Estate Mortgage Investment Conduit Income Tax
Return. The Trustee will be required to sign the REMIC Pool's returns. Treasury regulations provide that, except where there is a single Residual Holder

                                       81

for an entire taxable year, the REMIC Pool will be subject to the procedural and administrative rules of the Code applicable to partnerships, including the determination by the Internal Revenue Service of any adjustments to, among other things, items of REMIC income, gain, loss, deduction, or credit in a unified administrative proceeding. The Master Servicer or the Trustee, as specified in the related pooling and servicing agreement, will be obligated to act as "tax matters person," as defined in applicable Treasury regulations, with respect to the REMIC Pool, in its capacity as either Residual Holder or agent of the
Residual Holders. If the Code or applicable Treasury regulations do not permit the Master Servicer or the Trustee to act as tax matters person in its capacity as agent of the Residual Holders, the Residual Holder chosen by the Residual
Holders or such other person specified pursuant to Treasury regulations will be required to act as tax matters person.

     LIMITATIONS ON DEDUCTION OF CERTAIN EXPENSES

          An investor who is an individual, estate or trust will be subject to limitation with respect to certain itemized deductions described in Code Section
67, if those itemized deductions, in the aggregate, do not exceed 2% of the investor's adjusted gross income. In addition, Code Section 68 provides that itemized deductions otherwise allowable for a taxable year of an individual taxpayer will be reduced by the lesser of (i) 3% of the excess, if any, of adjusted gross income over a statutory threshold amount or (ii) 80% of the amount of itemized deductions otherwise allowable for that year. These limitations will be phased out and eliminated by 2010. In the case of a REMIC
Pool, these deductions may include deductions under Code Section 212 for the servicing fee and all administrative and other expenses relating to the REMIC
Pool, or any similar expenses allocated to the REMIC Pool with respect to a regular interest it holds in another REMIC. Investors who hold REMIC
Certificates either directly or indirectly through certain pass-through entities may have their pro rata share of these expenses allocated to them as additional gross income, but may be subject to the limitation on deductions. In addition, these expenses are not deductible at all for purposes of computing the alternative minimum tax, and may cause these investors to be subject to significant additional tax liability. Temporary Treasury regulations provide that the additional gross income and corresponding amount of expenses generally are to be allocated entirely to the holders of Residual Certificates in the case of a REMIC Pool that would not qualify as a fixed investment trust in the absence of a REMIC election. However, the additional gross income and limitation on deductions will apply to the allocable portion of those expenses to holders of Regular Certificates, as well as holders of Residual Certificates, where the
Regular Certificates are issued in a manner that is similar to pass-through certificates in a fixed investment trust. Unless indicated otherwise in the applicable prospectus supplement, all expenses will be allocable to the Residual
Certificates. In general, the allocable portion will be determined based on the ratio that a REMIC Certificateholder's income, determined on a daily basis, bears to the income of all holders of Regular Certificates and Residual
Certificates with respect to a REMIC Pool. As a result, individuals, estates or trusts holding REMIC Certificates (either directly or indirectly through a grantor trust, partnership, S corporation, REMIC or certain other pass-through entities described in the foregoing temporary Treasury regulations) may have taxable income in excess of the interest income at the pass-through rate on
Regular Certificates that are issued in a single class or otherwise consistently with fixed investment trust status or in excess of cash distributions for the related period on Residual Certificates.

TAXATION OF CERTAIN FOREIGN INVESTORS

     REGULAR CERTIFICATES

          Interest, including original issue discount, distributable to Regular
Certificateholders who are nonresident aliens, foreign corporations, or other
Non-U.S. Persons (as defined below), will be considered "portfolio interest"
and, therefore, generally will not be subject to 30% United States withholding tax, provided that such Non-U.S. Person (i) is not a "10-percent shareholder"
within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) and (ii) provides the
Trustee, or the person who would otherwise be required to withhold tax from the distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Certificate is a
Non-U.S. Person, and the Non-U.S. Person provides the Trustee, or the person who would otherwise be required to withhold tax from the distributions under Code
Section 1441 or 1442, with the appropriate Internal Revenue Service form establishing the applicability of either of these two exemptions. If this statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Certificate is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Person.
In the latter case, the Non-U.S. Person will be subject to United States federal income tax at regular rates. Investors

                                       82

who are Non-U.S. Persons should consult their tax advisors regarding the specific tax consequences to them of owning a Regular Certificate. The term
"NON-U.S. PERSON" means any person who is not a U.S. Person.

          The Internal Revenue Service has issued final regulations (the
"WITHHOLDING REGULATIONS") which address methods of satisfying the beneficial ownership certification requirement described above. The Withholding Regulations require, in the case of Regular Certificates held by a foreign partnership, that
(i) the certification described above be provided by the partners rather than by the foreign partnership and (ii) the partnership provide certain information, including a United States taxpayer identification number in certain circumstances. A look-through rule applies in the case of tiered partnerships.
Non-U.S. Persons should consult their tax advisors concerning the application of the certification requirements in the Withholding Regulations.

     RESIDUAL CERTIFICATES

          The Conference Committee Report to the 1986 Act indicates that amounts paid to Residual Holders who are Non-U.S. Persons generally should be treated as interest for purposes of the 30% (or lower treaty rate) United States withholding tax. Treasury regulations provide that amounts distributed to
Residual Holders may qualify as "portfolio interest," subject to the conditions described in "--Regular Certificates" above, but only if (i) the Mortgage Loans were issued after July 18, 1984 and (ii) the Trust Fund or segregated pool of assets therein (as to which a separate REMIC election will be made), to which the Residual Certificate relates, consists of obligations issued in "registered form" within the meaning of Code Section 163(f)(1). Generally, Mortgage Loans will not be, but regular interests in another REMIC Pool will be, considered obligations issued in registered form. Furthermore, a Residual Holder will not be entitled to any exemption from the 30% withholding tax (or lower treaty rate)
to the extent of that portion of REMIC taxable income that constitutes an
"excess inclusion." See "--Taxation of Residual Certificates-- Limitations on
Offset or Exemption of REMIC Income" above. If the amounts paid to Residual
Holders who are Non-U.S. Persons are effectively connected with the conduct of a trade or business within the United States by those Non-U.S. Persons, 30% (or lower treaty rate) withholding will not apply. Instead, the amounts paid to such
Non-U.S. Persons will be subject to United States federal income tax at regular rates. If 30% (or lower treaty rate) withholding is applicable, those amounts generally will be taken into account for purposes of withholding only when paid or otherwise distributed (or when the Residual Certificate is disposed of) under rules similar to withholding upon disposition of debt instruments that have original issue discount. See "--Taxation of Residual Certificates--Tax-Related
Restrictions on Transfer of Residual Certificates--Foreign Investors" above concerning the disregard of certain transfers having "tax avoidance potential."
Investors who are Non-U.S. Persons should consult their tax advisors regarding the specific tax consequences to them of owning Residual Certificates.

     BACKUP WITHHOLDING

          Distributions made on the Regular Certificates, and proceeds from the sale of the Regular Certificates to or through certain brokers, may be subject to a "backup" withholding tax under Code Section 3406 of 28% (increasing to 31%
after 2010) on "reportable payments" (including interest distributions, original issue discount, and, under certain circumstances, principal distributions)
unless the Regular Certificateholder complies with certain reporting and/or certification procedures, including the provision of its taxpayer identification number to the Trustee, its agent or the broker who effected the sale of the
Regular Certificate, or the Regular Certificateholder is otherwise an exempt recipient under applicable provisions of the Code. Any amounts to be withheld from distribution on the Regular Certificates would be refunded by the Internal
Revenue Service or allowed as a credit against the Regular Certificateholder's federal income tax liability. The Withholding Regulations change certain of the rules relating to certain presumptions relating to information reporting and backup withholding. Non-U.S. Persons are urged to contact their tax advisors regarding the application to them of backup withholding and information reporting.

     REPORTING REQUIREMENTS

          Reports of accrued interest, original issue discount and information necessary to compute the accrual of market discount will be made annually to the
Internal Revenue Service and to individuals, estates, nonexempt and non-charitable trusts, and partnerships who are either holders of record of
Regular Certificates or beneficial owners who own Regular Certificates through a broker or middleman as nominee. All brokers, nominees and all other non-exempt holders of record of Regular Certificates (including corporations, non-calendar year taxpayers, securities or commodities dealers, real estate investment trusts, investment companies, common trust funds, thrift institutions and charitable trusts) may request this information for any calendar quarter by telephone or in writing by contacting the

                                       83

person designated in Internal Revenue Service Publication 938 with respect to a particular series of Regular Certificates. Holders through nominees must request this information from the nominee.

          The Internal Revenue Service's Form 1066 has an accompanying Schedule
Q, Quarterly Notice to Residual Interest Holders of REMIC Taxable Income or Net
Loss Allocation. Treasury regulations require that Schedule Q be furnished by the REMIC Pool to each Residual Holder by the end of the month following the close of each calendar quarter (41 days after the end of a quarter under proposed Treasury regulations) in which the REMIC Pool is in existence.

          Treasury regulations require that, in addition to the foregoing requirements, information must be furnished quarterly to Residual Holders, furnished annually, if applicable, to holders of Regular Certificates, and filed annually with the Internal Revenue Service concerning Code Section 67 expenses
(see "--Limitations on Deduction of Certain Expenses" above) allocable to these holders. Furthermore, under the Treasury regulations, information must be furnished quarterly to Residual Holders, furnished annually to holders of
Regular Certificates and filed annually with the Internal Revenue Service concerning the percentage of the REMIC Pool's assets meeting the qualified asset tests described above under "--Status of REMIC Certificates."

FEDERAL INCOME TAX CONSEQUENCES FOR CERTIFICATES AS TO WHICH NO REMIC ELECTION
IS MADE

     GENERAL

          If no election is made to treat a Trust Fund (or a segregated pool of assets in the Trust Fund) with respect to a series of Certificates as a REMIC, the Trust Fund will be classified as a grantor trust under subpart E, Part 1 of subchapter J of the Code and not as an association taxable as a corporation or a
"taxable mortgage pool" within the meaning of Code Section 7701(i). Where there is no fixed retained yield with respect to the Mortgage Loans underlying the
Certificates of a series, and where those Certificates are not designated as
Stripped Certificates, the holder of each Certificate in that series will be treated as the owner of a pro rata undivided interest in the ordinary income and corpus portions of the Trust Fund represented by its Certificate and will be considered the beneficial owner of a pro rata undivided interest in each of the
Mortgage Loans, subject to the discussion below under "--Recharacterization of
Servicing Fees." Accordingly, the holder of a Certificate of a particular series will be required to report on its federal income tax return its pro rata share of the entire income from the Mortgage Loans represented by its Certificate, including interest at the coupon rate on the Mortgage Loans, original issue discount (if any), prepayment fees, assumption fees, and late payment charges received by the Master Servicer, in accordance with that certificateholder's method of accounting. A certificateholder generally will be able to deduct its share of the servicing fee and all administrative and other expenses of the
Trust Fund in accordance with its method of accounting, provided that those amounts are reasonable compensation for services rendered to that Trust Fund.
However, investors who are individuals, estates or trusts who own Certificates, either directly or indirectly through certain pass-through entities, will be subject to limitation with respect to certain itemized deductions described in
Code Section 67, including deductions under Code Section 212 for the servicing fee and all such administrative and other expenses of the Trust Fund, to the extent that such deductions, in the aggregate, do not exceed two percent of an investor's adjusted gross income. In addition, Code Section 68 provides that itemized deductions otherwise allowable for a taxable year of an individual taxpayer will be reduced by the lesser of (i) 3% of the excess, if any, of adjusted gross income over a statutory threshold amount or (ii) 80% of the amount of itemized deductions otherwise allowable for that year. These limitations will be phased out and eliminated by 2010. As a result, investors holding Certificates, directly or indirectly through a pass-through entity, may have aggregate taxable income in excess of the aggregate amount of cash received on their Certificates with respect to interest at the pass-through rate or as discount income on their Certificates. In addition, these expenses are not deductible at all for purposes of computing the alternative minimum tax, and may cause such investors to be subject to significant additional tax liability.
Moreover, where there is fixed retained yield with respect to the Mortgage Loans underlying a series of Certificates or where the servicing fees are in excess of reasonable servicing compensation, the transaction will be subject to the application of the "stripped bond" and "stripped coupon" rules of the Code, as described below under "--Stripped Certificates" and "--Recharacterization of
Servicing Fees."

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     TAX STATUS

          Each of Cadwalader, Wickersham & Taft LLP and Hunton & Williams LLP
has advised the Depositor that, except as described below with respect to
Stripped Certificates:

               (i) A Certificate owned by a "domestic building and loan
          association" within the meaning of Code Section 7701(a)(19) will be considered to represent "loans . . . secured by an interest in real property which is . . . residential real property" within the meaning of Code Section 7701(a)(19)(C)(v), provided that the real property securing the Mortgage Loans represented by that Certificate is of the type described in that section of the Code.

               (ii) A Certificate owned by a real estate investment trust will be considered to represent "real estate assets" within the meaning of
          Code Section 856(c)(4)(A) to the extent the assets of the related
          Trust Fund consist of qualified assets, and interest income on such assets will be considered "interest on obligations secured by mortgages on real property" to such extent within the meaning of Code
          Section 856(c)(3)(B).

               (iii) A Certificate owned by a REMIC will be considered to represent an "obligation (including any participation or certificate of beneficial ownership therein) which is principally secured by an interest in real property" within the meaning of Code Section
          860G(a)(3)(A) to the extent the assets of the related Trust Fund consist of "qualified mortgages" within the meaning of Code Section
          860G(a)(3).

          An issue arises as to whether Buydown Loans may be characterized in their entirety under the Code provisions cited in clauses (i) and (ii) of the immediately preceding paragraph. There is indirect authority supporting treatment of an investment in a Buydown Loan as entirely secured by real property if the fair market value of the real property securing the loan exceeds the principal amount of the loan at the time of issuance or acquisition, as the case may be. There is no assurance that the treatment described above is proper.
Accordingly, Certificateholders are urged to consult their tax advisors concerning the effects of these arrangements on the characterization of their investment for federal income tax purposes.

     PREMIUM AND DISCOUNT

          Certificateholders are advised to consult with their tax advisors as to the federal income tax treatment of premium and discount arising either upon initial acquisition of Certificates or afterwards.

          Premium

          The treatment of premium incurred upon the purchase of a Certificate will be determined generally as described above under "--Federal Income Tax
Consequences for REMIC Certificates--Taxation of Residual
Certificates--Treatment of Certain Items of REMIC Income and Expense--Premium."

          Original Issue Discount

          The original issue discount rules of Code Sections 1271 through 1275 will be applicable to a Certificateholder's interest in those Mortgage Loans as to which the conditions for the application of those sections are met. Rules regarding periodic inclusion of original issue discount income are applicable to mortgages of corporations originated after May 27, 1969, mortgages of noncorporate mortgagors (other than individuals) originated after July 1, 1982, and mortgages of individuals originated after March 2, 1984. Under the OID
Regulations, original issue discount could arise by the charging of points by the originator of the mortgages in an amount greater than the statutory de minimis exception, including a payment of points that is currently deductible by the borrower under applicable Code provisions or, under certain circumstances, by the presence of "teaser" rates on the Mortgage Loans. See "--Stripped
Certificates" below regarding original issue discount on Stripped Certificates.

          Original issue discount generally must be reported as ordinary gross income as it accrues under a constant interest method that takes into account the compounding of interest, in advance of the cash attributable to that income.
Unless indicated otherwise in the applicable prospectus supplement, no
Prepayment Assumption will be assumed for purposes of such accrual. However,
Code Section 1272 provides for a reduction in the amount of original issue discount includible in the income of a holder of an obligation that acquires the obligation after its

                                       85

initial issuance at a price greater than the sum of the original issue price and the previously accrued original issue discount, less prior payments of principal. Accordingly, if Mortgage Loans acquired by a Certificateholder are purchased at a price equal to the then unpaid principal amount of those Mortgage
Loans, no original issue discount attributable to the difference between the issue price and the original principal amount of those Mortgage Loans (i.e., points) will be includible by the holder.

          Market Discount

          Certificateholders also will be subject to the market discount rules if the conditions for application of those sections are met. Market discount on the Mortgage Loans will be determined and will be reported as ordinary income generally in the manner described above under "--Federal Income Tax Consequences for REMIC Certificates--Taxation of Regular Certificates--Market Discount,"
except that the ratable accrual methods described in those sections will not apply. Rather, the holder will accrue market discount pro rata over the life of the Mortgage Loans, unless the constant yield method is elected. Unless indicated otherwise in the applicable prospectus supplement, no Prepayment
Assumption will be assumed for purposes of that accrual.

     RECHARACTERIZATION OF SERVICING FEES

            If the servicing fees paid to a Master Servicer were deemed to exceed reasonable servicing compensation, the amount of such excess would represent neither income nor a deduction to certificateholders. In this regard, there are no authoritative guidelines for federal income tax purposes as to either the maximum amount of servicing compensation that may be considered reasonable in the context of this or similar transactions or whether, in the case of the Certificate, the reasonableness of servicing compensation should be determined on a weighted average or loan-by-loan basis. If a loan-by-loan basis is appropriate, the likelihood that such amount would exceed reasonable servicing compensation as to some of the Mortgage Loans would be increased.
Internal Revenue Service guidance indicates that a servicing fee in excess of reasonable compensation ("excess servicing") will cause the Mortgage Loans to be treated under the "stripped bond" rules. Such guidance provides safe harbors for servicing deemed to be reasonable and requires taxpayers to demonstrate that the value of servicing fees in excess of such amounts is not greater than the value of the services provided.

          Accordingly, if the Internal Revenue Service's approach is upheld, a
Master Servicer who receives a servicing fee in excess of such amounts would be viewed as retaining an ownership interest in a portion of the interest payments on the Mortgage Loans. Under the rules of Code Section 1286, the separation of ownership of the right to receive some or all of the interest payments on an obligation from the right to receive some or all of the principal payments on the obligation would result in treatment of such Mortgage Loans as "stripped coupons" and "stripped bonds." Subject to the de minimis rule discussed below under "--Stripped Certificates," each stripped bond or stripped coupon could be considered for this purpose as a non-interest bearing obligation issued on the date of issue of the Certificates, and the original issue discount rules of the
Code would apply to its holder. While certificateholders would still be treated as owners of beneficial interests in a grantor trust for federal income tax purposes, the corpus of the trust could be viewed as excluding the portion of the Mortgage Loans the ownership of which is attributed to the Master Servicer, or as including such portion as a second class of equitable interest. Applicable
Treasury regulations treat such an arrangement as a fixed investment trust, since the multiple classes of trust interests should be treated as merely facilitating direct investments in the trust assets and the existence of multiple classes of ownership interests is incidental to that purpose. In general, such a recharacterization should not have any significant effect upon the timing or amount of income reported by a certificateholder, except that the income reported by a cash method holder may be slightly accelerated. See
"--Stripped Certificates" below for a further description of the federal income tax treatment of stripped bonds and stripped coupons.

     SALE OR EXCHANGE OF CERTIFICATES

          Upon sale or exchange of a Certificate, a certificateholder will recognize gain or loss equal to the difference between the amount realized on the sale and its aggregate adjusted basis in the Mortgage Loans and other assets represented by the Certificate. In general, the aggregate adjusted basis will equal the certificateholder's cost for the Certificate, increased by the amount of any income previously reported with respect to the Certificate and decreased by the amount of any losses previously reported with respect to the Certificate and the amount of any distributions received on the certificate. Except as provided above with respect to market discount on any Mortgage Loans, and except for certain financial institutions subject to the provisions of Code Section
582(c), any gain or loss generally would be capital gain or loss if the
Certificate was held as a capital asset. However, gain on the sale of a
Certificate

                                       86

will be treated as ordinary income (i) if a Certificate is held as part of a
"conversion transaction" as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the certificateholder's net investment in the conversion transaction at 120% of the appropriate applicable Federal rate in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as a part of such transaction or (ii) in the case of a non-corporate taxpayer, if the taxpayer has made an election under Code Section
163(d)(4) to have net capital gains taxed as investment income at ordinary income rates. Long-term capital gains of certain noncorporate taxpayers generally are subject to a lower maximum tax rate than ordinary income or short-term capital gains of those taxpayers for property held more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains.

     STRIPPED CERTIFICATES

          General

          Pursuant to Code Section 1286, the separation of ownership of the right to receive some or all of the principal payments on an obligation from ownership of the right to receive some or all of the interest payments results in the creation of "stripped bonds" with respect to principal payments and
"stripped coupons" with respect to interest payments. For purposes of this discussion, Certificates that are subject to those rules will be referred to as
"STRIPPED CERTIFICATES." The Certificates will be subject to those rules if (i)
the Depositor or any of its affiliates retains (for its own account or for purposes of resale), in the form of fixed retained yield or otherwise, an ownership interest in a portion of the payments on the Mortgage Loans, (ii) the
Depositor or any of its affiliates is treated as having an ownership interest in the Mortgage Loans if it is paid (or retains) servicing compensation in an amount greater than reasonable consideration for servicing the Mortgage Loans
(see "--Recharacterization of Servicing Fees" above), and (iii) a class of
Certificates issued in two or more classes or subclasses representing the right to non-pro-rata percentages of the interest and principal payments on the
Mortgage Loans.

          In general, a holder of a Stripped Certificate will be considered to own "stripped bonds" with respect to its pro rata share of all or a portion of the principal payments on each Mortgage Loan and/or "stripped coupons" with respect to its pro rata share of all or a portion of the interest payments on each Mortgage Loan, including the Stripped Certificate's allocable share of the servicing fees paid to a Master Servicer, if those fees represent reasonable compensation for services rendered. See the discussion above under
"--Recharacterization of Servicing Fees." Although not free from doubt, for purposes of reporting to Stripped Certificateholders, the servicing fees will be allocated to the Stripped Certificates in proportion to the respective entitlements to distributions of each class of Stripped Certificates for the related period or periods. The holder of a Stripped Certificate generally will be entitled to a deduction each year in respect of the servicing fees, as described above under "--General," subject to the limitation described therein.

          Code Section 1286 treats a stripped bond or a stripped coupon generally as an obligation issued at an original issue discount on the date that the stripped interest is purchased. Although the treatment of Stripped
Certificates for federal income tax purposes is not clear in certain respects at this time, particularly where those Stripped Certificates are issued with respect to a Mortgage Pool containing variable-rate Mortgage Loans, the
Depositor has been advised by counsel that (i) the Trust Fund will be treated as a grantor trust under subpart E, Part I of subchapter J of the Code and not as an association taxable as a corporation or a "taxable mortgage pool" within the meaning of Code Section 7701(i), and (ii) each Stripped Certificate should be treated as a single installment obligation for purposes of calculating original issue discount and gain or loss on disposition. This treatment is based on the interrelationship of Code Section 1286, Code Sections 1272 through 1275, and the
OID Regulations. Although it is possible that computations with respect to
Stripped Certificates could be made in one of the ways described below under
"--Taxation of Stripped Certificates--Possible Alternative Characterizations,"
the OID Regulations state, in general, that two or more debt instruments issued by a single issuer to a single investor in a single transaction should be treated as a single debt instrument. Accordingly, for OID purposes, all payments on any Stripped Certificates should be aggregated and treated as though they were made on a single debt instrument. The pooling and servicing agreement will require that the Trustee make and report all computations described below using this aggregate approach, unless substantial legal authority requires otherwise.

          Furthermore, Treasury regulations issued December 28, 1992 provide for treatment of a Stripped Certificate as a single debt instrument issued on the date it is purchased for purposes of calculating any original issue discount. In addition, under these regulations, a Stripped Certificate that represents a right to payments of both interest and principal may be viewed either as issued with original issue discount or market discount (as described

                                       87

below), at a de minimis original issue discount, or, presumably, at a premium.
This treatment indicates that the interest component of such a Stripped
Certificate would be treated as qualified stated interest under the OID
Regulations, assuming it is not an interest-only or super-premium Stripped
Certificate. Further, these final regulations provide that the purchaser of such a Stripped Certificate will be required to account for any discount as market discount rather than original issue discount if either (i) the initial discount with respect to the Stripped Certificate was treated as zero under the de minimis rule, or (ii) no more than 100 basis points in excess of reasonable servicing is stripped off the related Mortgage Loans. Any of this market discount would be reportable as described above under "Federal Income Tax
Consequences for REMIC Certificates--Taxation of Regular Certificates--Market
Discount," without regard to the de minimis rule discussed in that section, assuming that a prepayment assumption is employed in the computation.

     STATUS OF STRIPPED CERTIFICATES

          No specific legal authority exists as to whether the character of the
Stripped Certificates, for federal income tax purposes, will be the same as that of the Mortgage Loans. Although the issue is not free from doubt, counsel has advised the Depositor that Stripped Certificates owned by applicable holders should be considered to represent "real estate assets" within the meaning of
Code Section 856(c)(4)(A), "obligation[s] . . . principally secured by an interest in real property" within the meaning of Code Section 860G(a)(3)(A), and
"loans . . . secured by an interest in real property" within the meaning of Code
Section 7701(a)(19)(C)(v), and interest (including original issue discount)
income attributable to Stripped Certificates should be considered to represent
"interest on obligations secured by mortgages on real property" within the meaning of Code Section 856(c)(3)(B), provided that in each case the Mortgage
Loans and interest on the Mortgage Loans qualify for that treatment. The application of such Code provisions to Buy-Down Loans is uncertain. See "--Tax
Status" above.

     TAXATION OF STRIPPED CERTIFICATES

          Original Issue Discount. Except as described above under "--General,"
each Stripped Certificate will be considered to have been issued at an original issue discount for Federal income tax purposes. Original issue discount with respect to a Stripped Certificate must be included in ordinary income as it accrues, in accordance with a constant interest method that takes into account the compounding of interest, which may be prior to the receipt of the cash attributable to the related income. Based in part on the OID Regulations and the amendments to the original issue discount sections of the Code made by the 1986
Act, the amount of original issue discount required to be included in the income of a holder of a Stripped Certificate (referred to in this discussion as a
"STRIPPED CERTIFICATEHOLDER") in any taxable year likely will be computed generally as described above under "--Federal Income Tax Consequences for REMIC
Certificates--Taxation of Regular Certificates--Original Issue Discount" and
"--Variable Rate Regular Certificates." However, with the apparent exception of a Stripped Certificate qualifying as a market discount obligation as described above under "--General," the issue price of a Stripped Certificate will be the purchase price paid by each holder, and the stated redemption price at maturity will include the aggregate amount of the payments to be made on the Stripped
Certificate to the Stripped Certificateholder, presumably under the Prepayment
Assumption, other than qualified stated interest.

          If the Mortgage Loans prepay at a rate either faster or slower than that under the Prepayment Assumption, a Stripped Certificateholder's recognition of original issue discount will be either accelerated or decelerated and the amount of the original issue discount will be either increased or decreased depending on the relative interests in principal and interest on each Mortgage
Loan represented by the Stripped Certificateholder's Stripped Certificate. While
the matter is not free from doubt, the holder of a Stripped Certificate should be entitled in the year that it becomes certain (assuming no further prepayments) that the holder will not recover a portion of its adjusted basis in such Stripped Certificate to recognize a loss (which may be a capital loss)
equal to that portion of unrecoverable basis.

          As an alternative to the method described above, the fact that some or all of the interest payments with respect to the Stripped Certificates will not be made if the Mortgage Loans are prepaid could lead to the interpretation that the interest payments are "contingent" within the meaning of the OID
Regulations. The OID Regulations, as they relate to the treatment of contingent interest, are by their terms not applicable to prepayable securities such as the
Stripped Certificates. However, if final regulations dealing with contingent interest with respect to the Stripped Certificates apply the same principles as the OID Regulations, those regulations may lead to different timing of income inclusion than would be the case under the OID Regulations for non-contingent debt instruments. Furthermore, application of these principles could lead to the characterization of gain on the sale of

                                       88

contingent interest Stripped Certificates as ordinary income. Investors should consult their tax advisors regarding the appropriate tax treatment of Stripped
Certificates.

          Sale or Exchange of Stripped Certificates. Sale or exchange of a
Stripped Certificate prior to its maturity will result in gain or loss equal to the difference, if any, between the amount received and the Stripped
Certificateholder's adjusted basis in the Stripped Certificate, as described above under "--Federal Income Tax Consequences for REMIC Certificates--Taxation
of Regular Certificates--Sale or Exchange of Regular Certificates." If a
subsequent purchaser's purchase price is exceeded by the remaining payments on the Stripped Certificates, the subsequent purchaser will be required for federal income tax purposes to accrue and report that excess as if it were original issue discount in the manner described above. It is not clear for this purpose whether the assumed prepayment rate that is to be used in the case of a Stripped
Certificateholder other than an original Stripped Certificateholder should be the Prepayment Assumption or a new rate based on the circumstances at the date of subsequent purchase.

          Purchase of More Than One Class of Stripped Certificates. When an
investor purchases more than one class of Stripped Certificates, it is currently unclear whether for federal income tax purposes those classes of Stripped
Certificates should be treated separately or aggregated for purposes of the rules described above.

          Possible Alternative Characterizations. The characterizations of the
Stripped Certificates discussed above are not the only possible interpretations of the applicable Code provisions. For example, the Stripped Certificateholder may be treated as the owner of (i) one installment obligation consisting of the
Stripped Certificate's pro rata share of the payments attributable to principal on each Mortgage Loan and a second installment obligation consisting of the
Stripped Certificate's pro rata share of the payments attributable to interest on each Mortgage Loan, (ii) as many stripped bonds or stripped coupons as there are scheduled payments of principal and/or interest on each Mortgage Loan, or
(iii) a separate installment obligation for each Mortgage Loan, representing the
Stripped Certificate's pro rata share of payments of principal and/or interest to be made with respect thereto. Alternatively, the holder of one or more classes of Stripped Certificates may be treated as the owner of a pro rata fractional undivided interest in each Mortgage Loan to the extent that the
Stripped Certificate, or classes of Stripped Certificates in the aggregate, represent the same pro rata portion of principal and interest on each Mortgage
Loan, and a stripped bond or stripped coupon (as the case may be), treated as an installment obligation or contingent payment obligation, as to the remainder.
Final regulations issued on December 28, 1992 regarding original issue discount on stripped obligations make the foregoing interpretations less likely to be applicable. The preamble to those regulations states that they are premised on the assumption that an aggregation approach is appropriate for determining whether original issue discount on a stripped bond or stripped coupon is de minimis, and solicits comments on appropriate rules for aggregating stripped bonds and stripped coupons under Code Section 1286.

          Because of these possible varying characterizations of Stripped
Certificates and the resultant differing treatment of income recognition,
Stripped Certificateholders are urged to consult their tax advisors regarding the proper treatment of Stripped Certificates for federal income tax purposes.

     REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

          The Master Servicer or the Trustee, as specified in the related prospectus supplement, will furnish, within a reasonable time after the end of each calendar year, to each Certificateholder or Stripped Certificateholder at any time during such year, the information (prepared on the basis described above) as is necessary to enable those certificateholders to prepare their federal income tax returns. This information will include the amount of original issue discount accrued on Certificates held by persons other than certificateholders exempted from the reporting requirements. The amount required to be reported by the Master Servicer or the Trustee may not be equal to the proper amount of original issue discount required to be reported as taxable income by a certificateholder, other than an original certificateholder that purchased at the issue price. In particular, in the case of Stripped
Certificates, unless provided otherwise in the applicable prospectus supplement, this reporting will be based upon a representative initial offering price of each class of Stripped Certificates. The Master Servicer or the Trustee will also file the original issue discount information with the Internal Revenue
Service. If a certificateholder fails to supply an accurate taxpayer identification number or if the Secretary of the Treasury determines that a certificateholder has not reported all interest and dividend income required to be shown on its federal income tax return, backup withholding may be required in respect of any reportable payments, as described above under "--Federal Income
Tax Consequences for REMIC Certificates--Backup Withholding."

                                       89

     REPORTABLE TRANSACTIONS

          Any Certificateholder that reports any item or items of income, gain, expense, or loss in respect of a Certificate for tax purposes in an amount that differs from the amount reported for book purposes by more than $10 million, on a gross basis, in any taxable year may be subject to certain disclosure requirements for "reportable transactions." Prospective investors should consult their tax advisers concerning any possible tax return disclosure obligation with respect to the Certificates.

     TAXATION OF CERTAIN FOREIGN INVESTORS

          If a Certificate evidences ownership in Mortgage Loans that are issued on or before July 18, 1984, interest or original issue discount paid by the person required to withhold tax under Code Section 1441 or 1442 to nonresident aliens, foreign corporations, or other non-U.S. persons ("FOREIGN PERSONS")
generally will be subject to 30% United States withholding tax, or any lower rate as may be provided for interest by an applicable tax treaty. Accrued original issue discount recognized by the certificateholder on the sale or exchange of such a Certificate also will be subject to federal income tax at the same rate.

          Treasury regulations provide that interest or original issue discount paid by the Trustee or other withholding agent to a foreign person evidencing ownership interest in Mortgage Loans issued after July 18, 1984 will be
"portfolio interest" and will be treated in the manner, and such persons will be subject to the same certification requirements, described above under "--Federal
Income Tax Consequences for REMIC Certificates--Taxation of Certain Foreign
Investors--Regular Certificates."

                            STATE TAX CONSIDERATIONS

          In addition to the federal income tax consequences described in
"Federal Income Tax Consequences," potential investors should consider the state income tax consequences of the acquisition, ownership, and disposition of the
Certificates. State income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state. Potential investors should consult their tax advisors with respect to the various tax consequences of investments in the Certificates.

                              PLAN OF DISTRIBUTION

          The Certificates are being offered in series through one or more of the various methods described below. The applicable prospectus supplement for each series will describe the method of offering being used for that series. The prospectus supplement will state the public offering or purchase price of each class of Certificates of that series, or the method by which the price is to be determined, and the net proceeds to the Depositor from the sale.

          The Certificates will be offered through the following methods from time to time and offerings may be made concurrently through more than one of these methods or an offering of a series of Certificates may be made through a combination of two or more of the following methods:

          o    by negotiated firm commitment underwriting and public offering by an underwriter specified in the related prospectus supplement;

          o    by placements by the Depositor with institutional investors through dealers; and

          o    by direct placements by the Depositor with investors.

          If underwriters are used in a sale of any Certificates, these
Certificates will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale or at the time of commitment for purchase. Firm commitment underwriting and public reoffering by underwriters may be done through underwriting syndicates or through one or more firms acting alone. The managing underwriter or underwriters, if any, with respect to the offer and sale of a series of Certificates will be set forth on the cover of the prospectus supplement applicable to that series and members of the underwriting syndicate, if any, will be named in that prospectus supplement. The prospectus supplement will describe any discounts and commissions to be allowed or paid by the
Depositor to the underwriters, any other items constituting underwriting compensation and any

                                       90

discounts and commissions to be allowed or paid to the dealers. The obligations of the underwriters will be subject to certain conditions precedent. The underwriters with respect to a sale of any class of Certificates will be obligated to purchase all of those Certificates if any are purchased. The
Depositor and, if specified in the applicable prospectus supplement, an affiliate of the Depositor, will indemnify the applicable underwriters against certain civil liabilities, including liabilities under the Securities Act of
1933, as amended.

          Banc of America Securities LLC is an affiliate of the Depositor. This prospectus may be used by Banc of America Securities LLC, if required, in connection with market-making transactions in Certificates. Banc of America
Securities LLC may act as a principal or agent in market-making transactions.

          The prospectus supplement for any series of Certificates offered other than through underwriters will contain information regarding the nature of that offering and any agreements to be entered into between the Depositor and dealers and/or the Depositor and purchasers of Certificates.

          Purchasers of Certificates, including dealers, may, depending on the facts and circumstances of the purchases, be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with reoffers and sales by them of Certificates. Certificateholders should consult with their legal advisors in this regard prior to any reoffer or sale.

          If specified in the prospectus supplement relating to a series of
Certificates, the Depositor or any affiliate thereof may purchase some or all of one or more classes of Certificates of that series from the underwriter or underwriters at a price specified or described in the prospectus supplement. The purchaser may then from time to time offer and sell, pursuant to this prospectus, some or all of the Certificates purchased directly, through one or more underwriters to be designated at the time of the offering of the
Certificates or through dealers acting as agent and/or principal. Such an offering may be restricted in the manner specified in the prospectus supplement.
These transactions may be effected at market prices prevailing at the time of sale, at negotiated prices or at fixed prices. The underwriters and dealers participating in a purchaser's offering of Certificates may receive compensation in the form of underwriting discounts or commissions from the purchaser and the dealers may receive commissions from the investors purchasing Certificates for whom they may act as agent (which discounts or commissions will not exceed those customary in those types of transactions involved). Any dealer that participates in the distribution of Certificates may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended, and any commissions and discounts received by that dealer and any profit on the resale of Certificates by that dealer might be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended.

                                 USE OF PROCEEDS

          The Depositor will use the net proceeds from the sale of each Series of Certificates for the purchase of the Mortgage Loans serving as security for those Certificates.

                              FINANCIAL INFORMATION

          A new Trust Fund will be formed by the Depositor for each series of
Certificates. As a result, no Trust Fund will engage in any business activity or have any assets or obligations prior to the issuance of the related series of
Certificates. Accordingly, no financial statements for any Trust Fund will be included in this prospectus or in the related prospectus supplement.

                                  LEGAL MATTERS

          Certain legal matters, including the federal income tax consequences to certificateholders of an investment in the Certificates of a series, will be passed upon for the Depositor by Cadwalader, Wickersham & Taft LLP, New York,
New York or Hunton &Williams LLP, Charlotte, North Carolina, as specified in the related prospectus supplement.

                                       91

                                     RATING

          The Certificates of any series offered pursuant to this prospectus and a prospectus supplement will be rated in one of the four highest categories by one or more nationally-recognized statistical rating agencies listed in the related prospectus supplement.

          A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating agency. Each securities rating should be evaluated independently of any other rating.

                          REPORTS TO CERTIFICATEHOLDERS

          The Trustee or the Master Servicer will prepare and make available to the certificateholders of each series statements containing information with respect to principal and interest payments and the related Trust Estate, as described in this prospectus and in the applicable prospectus supplement. No information contained in these reports will be examined or reported upon by an independent public accountant. See "Description of Certificates--Reports to
Certificateholders."

          The Depositor will file, or will cause the Trustee or the Master
Servicer to file, the periodic reports with respect to a Trust Fund with the
Commission as required by the Commission under the Securities Exchange Act of
1934, as amended, and the rules and regulations of the Commission. The Depositor does not intend to file, or to require filing of, periodic reports following the expiration of the reporting period required by Rule 15d-1 under the Securities
Exchange Act of 1934, as amended.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

          The Securities and Exchange Commission (the "COMMISSION") allows the
Depositor to "incorporate by reference" information it files with the
Commission, which means that the Depositor can disclose important information to you by referring you to documents which contain that information. Information incorporated by reference is considered to be part of this prospectus. Certain information that the Depositor will file with the Commission in the future will automatically update the information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement. The Depositor incorporates by reference any future annual, monthly and special Commission reports filed by or on behalf of each Trust Fund until the Depositor terminates the offering of the related
Certificates (including market making transactions by Banc of America Securities
LLC, an affiliate of the Depositor, with respect to such Certificates unless such transactions are exempt from the registration provisions of the Securities
Act of 1933, as amended).

          At your request, the Depositor will send copies of these documents and reports to you at no charge. You may contact the Depositor by writing or calling it at the address and phone number listed under "Where You Can Find More
Information."

                       WHERE YOU CAN FIND MORE INFORMATION

          The Depositor has filed with the Commission, a registration statement relating to the Certificates. This prospectus is part of the registration statement, but the registration statement contains additional information.

          Copies of the registration statement and any other materials the
Depositor files with the Commission may be read and copied at the Commission's
Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549.
Information concerning the operation of the Commission's Public Reference Room may be obtained by calling the Commission at (800) SEC-0330. The Commission also maintains a site on the World Wide Web at "http://www.sec.gov" at which you can view and download copies of reports, proxy and information statements and other information filed electronically through the Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system. The Depositor has filed the registration statement, including all exhibits, through the EDGAR system and therefore such materials should be available by logging onto the Commission's Web site. Copies of any documents incorporated to this prospectus by reference will be provided to each person to whom a prospectus is delivered upon

                                       92

written or oral request directed to Banc of America Funding Corporation, 214
North Tryon Street, Charlotte, North Carolina 28255, Attention: Secretary,
telephone number (704) 386-2400.

                                       93

--------------------------------------------------------------------------------
INDEX TO DEFINED TERMS
--------------------------------------------------------------------------------

1

1986 Act...................................................................   68

A

B

Bankruptcy Code............................................................   52
Beneficial Owner...........................................................   24
Benefit Plans..............................................................   60
Book-entry Certificates....................................................   24
Buydown Fund...............................................................   17
Buydown Loans..............................................................   17

C

capital asset..............................................................   73
Cash Flow Agreement........................................................   35
CERCLA.....................................................................   57
Certificates...............................................................   15
Closing Date...............................................................   15
Code.......................................................................   66
Collection Account.........................................................   41
Commission.................................................................   92
Companion Certificates.....................................................   27
Component Certificates.....................................................   27
Cut-Off Date...............................................................   38

D

Definitive Certificates....................................................   24
Department.................................................................   61
Depositor..................................................................   15
Disqualified Organization..................................................   78
Distribution Account.......................................................   23
Distribution Date..........................................................   26
DTC........................................................................   24
DTC Participants...........................................................   25
Due-on-sale................................................................   55

E

EDGAR......................................................................   92
electing large partnership.................................................   78
ERISA......................................................................   59
ERISA Plans................................................................   60
Exempt Plans...............................................................   60

F

Fannie Mae Certificates....................................................   21
FHA........................................................................   19
FHA Loans..................................................................   19
FHLBB......................................................................   55
Fitch......................................................................   61
Fixed-Rate Certificates....................................................   30
Floating-Rate Certificates.................................................   30
foreign persons............................................................   90
Freddie Mac Act............................................................   20
Freddie Mac Certificates...................................................   20

G

Garn Act...................................................................   55
Ginnie Mae Certificates....................................................   19
Ginnie Mae I Certificates..................................................   19
Ginnie Mae II Certificates.................................................   19

H

HOPA.......................................................................   56
Housing Act................................................................   19
HUD........................................................................   19

I

M

Mark-to-Market Regulations.................................................   80
Master Servicer............................................................   23
MERS.......................................................................   38
Moody's....................................................................   61
Mortgage Assets............................................................   15
Mortgage Certificates......................................................   15
Mortgage Loans.............................................................   15

N

NCUA.......................................................................   65
Non-ERISA Plans............................................................   60
Non-Pro Rata Certificate...................................................   69
Non-U.S. Person............................................................   83
Notional Amount Certificates...............................................   28

                                       94

O

OCC........................................................................   65
OID Regulations............................................................   69
original issue discount....................................................   69
OTS........................................................................   55

P

PAC Certificates...........................................................   28
PAC I......................................................................   28
PAC II.....................................................................   28
Pass-Through Certificates..................................................   28
Pass-through Entity........................................................   78
PC Agreement...............................................................   22
PC Servicer................................................................   22
PC Sponsor.................................................................   22
PC Trustee.................................................................   22
Planned Amortization Certificates..........................................   28
PO Certificates............................................................   30
Prepayment Assumption......................................................   70
Principal-Only Certificates................................................   30
Private Certificates.......................................................   22
PTCE 83-1..................................................................   63

R

Ratio Strip Certificates...................................................   28
RCRA.......................................................................   58
Regular Certificateholder..................................................   68
Regular Certificates.......................................................   66
Regulations................................................................   61
Relief Act.................................................................   56
REMIC......................................................................   66
REMIC Certificates.........................................................   66
REMIC Pool.................................................................   66
REMIC Regulations..........................................................   66
Residual Certificates......................................................   66
Residual Holders...........................................................   74
Restricted Group...........................................................   63
Rules......................................................................   25

S

S&P........................................................................   61
Scheduled Amortization Certificates........................................   28
Seller.....................................................................   17
Senior Certificates........................................................   29
Sequential Pay Certificates................................................   29
Servicing Fee..............................................................   45
SMMEA......................................................................   64
Startup Day................................................................   67
Step Coupon Certificates...................................................   30
Stripped Certificateholder.................................................   88
Stripped Certificates......................................................   87
Subordinated Certificates..................................................   29
Super Senior Certificates..................................................   29
Super Senior Support Certificates..........................................   29
Support Certificates.......................................................   28

T

TAC Certificates...........................................................   29
Targeted Amortization Certificates.........................................   29
Texas Home Equity Laws.....................................................   54
TILA Amendment.............................................................   54
Title V....................................................................   56
Trust Fund.................................................................   15
Trustee....................................................................   15

U

U.S. Person................................................................   80
UCC........................................................................   51
Underlying Loans...........................................................   22
Underwriter's Exemption....................................................   61

V

VA.........................................................................   19
Variable Rate Certificates.................................................   30

W

                                       95

                           [BANC OF AMERICA (TM) LOGO]

                       BANC OF AMERICA FUNDING CORPORATION
                                    DEPOSITOR

                             WELLS FARGO BANK, N.A.
                                 MASTER SERVICER

                                  $417,577,610
                                  (APPROXIMATE)

                      BANC OF AMERICA FUNDING 2005-3 TRUST
                MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2005-3

                                   ----------

                              PROSPECTUS SUPPLEMENT

                                   ----------

     You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. No one has been authorized to provide you with different information.

     The Offered Certificates are not being offered in any state where the offer is not permitted.

     The Depositor does not claim the accuracy of the information in this
     Prospectus Supplement and the accompanying Prospectus as of any date other than the dates stated on their respective covers.

     Dealers will deliver a Prospectus Supplement and Prospectus when acting as underwriters of the Offered Certificates and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the Offered
     Certificates will deliver a Prospectus Supplement and Prospectus until ninety days following the date of this Prospectus Supplement.

                         BANC OF AMERICA SECURITIES LLC

                                  MAY 26, 2005